    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1998


                                                      REGISTRATION NO. 333-60355
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             AIMCO PROPERTIES, L.P.
           (Exact name of co-registrant as specified in its charter)


                     MARYLAND                                           84-1275621
                     DELAWARE                                           84-1259577
 (State or other jurisdiction of incorporation or         (I.R.S. Employer Identification Number)
                   organization)
      1873 SOUTH BELLAIRE STREET, 17TH FLOOR                          PETER KOMPANIEZ
              DENVER, COLORADO 80222                                     PRESIDENT
                  (303) 757-8101                          1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                                                                  DENVER, COLORADO 80222
                                                                      (303) 757-8101
                                                                    FAX: (303) 753-9538
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone
 including area code, of co-registrants' principal                        number,
                executive offices)                      including area code, of agent for service)


                             ---------------------
                                    Copy to:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                              FAX: (213) 687-5600
                             ---------------------
    Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and if there is compliance with General Instruction G, check the following box. [ ]
    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE          PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
         TO BE REGISTERED              REGISTERED      OFFERING PRICE PER UNIT(1) AGGREGATE OFFERING PRICE REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01
  per share(3)....................
------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.01 per share(3)...............
------------------------------------------------------------------------------------------------------------------------------
Partnership Preferred Units(4)....    $200,000,000                                      $200,000,000
------------------------------------------------------------------------------------------------------------------------------
Partnership Common Units(4).......    $200,000,000                                      $200,000,000
------------------------------------------------------------------------------------------------------------------------------
         Total....................   $1,000,000,000               (1)                  $1,000,000,000           $295,000
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


(1) To be determined, from time to time, by the Registrants in connection with the issuance of the securities registered hereunder.
(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(3) To be issued by Apartment Investment and Management Company ("AIMCO"). The amount of such securities registered hereby includes (i) shares of Preferred Stock and Class A Common Stock of AIMCO issuable in exchange for Partnership Preferred Units or Partnership Common Units of AIMCO Properties, L.P. tendered for redemption pursuant to the agreement of limited partnership of AIMCO Properties, L.P., plus such additional number of shares of Preferred Stock and Class A Common Stock as may be issuable pursuant to the antidilution adjustment provisions of such agreement and (ii) shares of Class A Common Stock of AIMCO issuable upon conversion of shares of Preferred Stock of AIMCO. In no event will the aggregate maximum offering price of all securities registered under this Registration Statement by AIMCO exceed $600,000,000.
(4) To be issued by AIMCO Properties, L.P.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This filing includes (i) a prospectus supplement relating to an exchange offer for units of limited partnership interest in Casa Del Mar Associates Limited Partnership, (ii) a base prospectus to be used for the offering and issuance of securities in connection with acquisitions of businesses, properties, securities or other assets, and (iii) 44 additional prospectus supplements relating to exchange offers for units of limited partnership interest in the following limited partnerships:

Baywood Partners, Ltd.
Brampton Associates Partnership
Buccaneer Trace Limited Partnership
Burgundy Court Associates, L.P.
Calmark/Fort Collins, Ltd.
Calmark Heritage Park II Ltd.
Catawba Club Associates, L.P.
Cedar Tree Investors Limited Partnership
Chapel Hill, Limited
Chestnut Hill Associates Limited Partnership
Coastal Commons Limited Partnership
DFW Apartment Investors Limited Partnership
DFW Residential Investors Limited Partnership
Four Quarters Habitat Apartment Associates, Ltd.
Georgetown of Columbus Associates, L.P.
La Colina Partners, Ltd.
Lake Eden Associates, L.P.
Landmark Associates, Ltd.
Minneapolis Associates II Limited Partnership
Northbrook Apartments, Ltd.
Olde Mill Investors Limited Partnership
Orchard Park Apartments Limited Partnership
Park Towne Place Associates Limited Partnership
Quail Run Associates, L.P.
Ravenworth Associates Limited Partnership
Rivercreek Apartments Limited Partnership
Rivercrest Apartments, Limited
Salem Arms of Augusta Limited Partnership
Shaker Square, L.P.
Shannon Manor Apartments, a Limited Partnership
Sharon Woods, L.P.
Snowden Village Associates, L.P.
Sturbrook Investors, Ltd.
Sycamore Creek Associates, L.P.
Texas Residential Investors Limited Partnership
Thurber Manor Associates, Limited Partnership
Villa Nova, Limited Partnership
Walker Springs, Limited
Wingfield Investors Limited Partnership
Winrock -- Houston Limited Partnership
Winthrop Apartment Investors Limited Partnership
Winthrop Texas Investors Limited Partnership
Woodmere Associates, L.P.
Yorktown Towers Associates

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998



PROSPECTUS SUPPLEMENT


(TO PROSPECTUS DATED          , 1998)


                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.


     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.



     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:



     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.


     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.


     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.


     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                October   , 1998

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Partnership................................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Casa Del Mar
    Associates Limited Partnership.............   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41



                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-58
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-77



                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?


A: We are offering to acquire your units of limited partnership interest in Casa Del Mar Associates Limited Partnership. For each unit that you tender,
     you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.



Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?



A:   No.


Q:   WHO IS AIMCO PROPERTIES, L.P.?


A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.


Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?


A: In June, 1997, we acquired the managing general partner of your partnership (the "general partner"). In 1997, we also acquired a 95% non-voting interest in the company that manages the property owned by your partnership.


Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?


A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").


Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:


     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.


     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.


     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?


A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.



                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250


Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:


     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.


     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.



     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.


     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?


A:   There are two principal advantages of tendering units for cash:



     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.



     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.


Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?


A:   Your partnership did not pay any distributions on your partnership's units
     in 1998. We will pay fixed quarterly distributions of $               per
     unit on the Tax-Deferral   % Preferred OP Units before any distributions
     are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).


Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?


A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.


Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?


A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.



     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL

     TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.


Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?


A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.


Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?


A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. In August, 1997, we offered to acquire all units of your partnership at a price of $2,648 in cash per unit. In June, 1998, we offered to acquire all units of your partnership at price of $21,668 in cash per unit.



Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?



A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.



Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?



A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.



Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?



A:   We divided the cash offer consideration by $     , which represents the
     closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?


A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.


Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?


A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.


Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?


A:   You should feel free to contact the Information Agent as set forth below:



                     RIVER OAKS PARTNERSHIP SERVICES, INC.



              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.


                                 By Telephone:


                            TOLL FREE (888) 349-2005



                                       or



                                 (201) 896-1900


                                On the Internet:


                               www.clc-online.com

                                    SUMMARY


     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.


THE AIMCO OPERATING PARTNERSHIP


     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:



     - owned or controlled 58,495 units in 209 apartment properties;



     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and



     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.


     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER


     In exchange for each of your units, we are offering you a choice of:


     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS


     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:



     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.



     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.



     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.


     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.


     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.



     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."



     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.



     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.



     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.



     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.


     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.


     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.


     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.



     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.



     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.



     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.


     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.


     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.


     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.


     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.



     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.



     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.



     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.


     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.


     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.


     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.


     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.


     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.


     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.


     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.


     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.


     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.


     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     In June, 1997, we acquired the general partner of your partnership. In 1997, we also acquired a 95% non-voting interest in the company that manages the property owned by your partnership. We conducted two prior tender offers for units of your partnership. In August, 1997 we acquired a 0.7576% limited partnership interest in your partnership through the first tender offer. In June 1998, we acquired an additional 0.3788% limited partnership interest in your partnership through the second tender offer. We currently own a 1.1364% limited partnership interest in your partnership.


     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.


  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:


        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.



          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer


     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.


     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:


     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.


     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.


     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax Deferral      % Preferred OP
       Units rank equal to six other outstanding classes of Partnership Preferred Units.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.


     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:


     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.


     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).


     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.



     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."


TERMS OF THE OFFER


     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.


     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.


     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.



     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.



     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.



     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.


     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.


     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.


     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:


     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;



     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and



     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.


     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.


     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .



     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.


CERTAIN FEDERAL INCOME TAX MATTERS


     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.


     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY

     BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.


VALUATION OF UNITS


     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:



Forecasted net operating income (January 1, 1998 to December
  31, 1998).................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents(1)..........................
Plus: Other partnership assets, net of security
  deposits(1)...............................................
Less: Mortgage debt, including accrued interest(1)..........
Less: Notes payable, including accrued interest(1)..........
Less: Accounts payable and accrued expenses(1)..............
Less: Other liabilities(1)..................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========


---------------


(1) As of June 30, 1998



     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.



     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER


     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.



     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.



     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.



     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:



     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and



     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.



     The results of these comparative analyses are summarized as follows:



                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   $2,648 through $21,668
  Estimated Liquidation Proceeds............................   $


STANGER ANALYSIS


     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.



COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP



     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner.


COMPARISON OF YOUR UNITS AND AIMCO OP UNITS


     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.


CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.


     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and a 95% non-voting interest in the manager of your partnership's property. The general partner of your partnership receives a fee of $2,083 per month from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $427,385 in 1996, $437,571 in 1997 and $215,708 for the first six months of 1998.


     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.


     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.



     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.


YOUR PARTNERSHIP


     Your Partnership and its Property. Casa Del Mar Associates Limited Partnership is a Florida limited partnership which was formed on August 26, 1998 for the purpose of owning and operating an assisted living apartment property located in Boca Raton, Florida, known as "Casa Del Mar." In October, 1988, it completed a private placement of units that raised net proceeds of approximately $7,400,000. Casa Del Mar consists of 214 apartment units. Your partnership has no employees.



     Property Management. Since July 12, 1996, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.



     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2038, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.


     Borrowing Policies. Your partnership agreement allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $13,800,862, payable to Mellon Bank MD, which bears interest at the rate of 8.12%. The mortgage debt is due in August 2005. In addition, your partnership had borrowed $1,714,490 (including accrued interest) from an unrelated party on an unsecured basis as of June 30, 1998. The majority of these borrowings bear interest at 9% and are due July 2006. Your partnership agreement also allows your general partner to lend funds to your partnership. As of June 30, 1998, your general partner had outstanding loans (including accrued and unpaid interest) of $5,906,796 to your partnership, which generally bear interest at a rate of 9% and mature in July 2006.


     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.


SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.


     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.



                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'s
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'s
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)


---------------


(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.


(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.


(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.



     The following is a reconciliation of net income to funds from operations:



                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.



     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.



                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831


---------------


(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.



(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.



(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.



(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:



                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

  SUMMARY FINANCIAL INFORMATION OF CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP



     The summary financial information of Casa Del Mar Associates Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Casa Del Mar Associates Limited Partnership for the years ended December 31, 1997 and 1996 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. Certain amounts in the December 31, 1996 summary financial information have been reclassified to conform to the other periods presented here. See "Index to Financial Statements."


                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP


                                                                 FOR THE SIX MONTHS          FOR THE YEAR ENDED
                                                                   ENDED JUNE 30,               DECEMBER 31,
                                                              -------------------------   -------------------------
                                                                 1998          1997          1997          1996
                                                              -----------   -----------   -----------   -----------
OPERATING DATA:
Total revenues..............................................  $ 3,637,897   $ 3,702,572   $ 7,335,827   $ 6,963,188
Net loss....................................................     (242,115)      (89,887)     (352,461)     (398,693)
BALANCE SHEET DATA:
Real estate, net of accumulated depreciation................  $16,635,564   $16,604,478   $16,793,217   $16,780,268
Total assets................................................   17,851,507    17,628,627    17,656,244    17,609,188
Mortgage notes payable......................................   13,800,862    14,019,912    13,910,041    14,120,604
Notes payable and accrued interest -- related parties.......    5,906,796     5,029,089     5,259,171     5,162,446
Notes payable and accrued interest -- other.................    1,714,490     1,594,875     1,652,243     1,541,382
Partners' Deficit...........................................   (4,777,639)   (4,272,950)   (4,535,524)   (4,387,087)


                           COMPARATIVE PER UNIT DATA


     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.


                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................    $1.125        $1.85       $0            $0

                        THE AIMCO OPERATING PARTNERSHIP


     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:



     - owned or controlled 58,495 units in 209 apartment properties;



     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and



     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.


     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS


RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER



     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.



     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.



     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.



     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.



     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.



     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.



RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER



     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.



     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.


     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.



     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.



RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER



     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.



     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25 and the estimated 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units and Common OP Units to be received in the Offer are expected to be greater, immediately following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."



     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.



     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.



     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.



     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.


                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General


     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.



     On June 3, 1997, the Company acquired NHP Partners, Inc., a Delaware corporation ("NHP Partners"), and NHP Partners Two Limited Partnership, a Delaware limited partnership ("Partners Two"), each formerly affiliated with NHP Incorporated, a Delaware corporation ("NHP"). As a result of this acquisition, the general partner of your partnership became a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership. Previously, on May 5, 1997, AIMCO acquired 51.3% of the outstanding common stock of NHP, which manages the property owned by your partnership. On December 8, 1997, AIMCO acquired the remaining 48.7% of the outstanding common stock of NHP and thus owns 100% of the outstanding common stock of NHP.



     We conducted two prior tender offers for units of your partnership. In August, 1997 we acquired a 0.7576% limited partnership interest in your partnership through the first tender offer. In June 1998, we acquired an additional 0.3788% limited partnership interest in your partnership through the second tender offer. We currently own a 1.1364% limited partnership interest in your partnership.


  Engagement of Fairness Opinion Provider


     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.


ALTERNATIVES CONSIDERED


     One of the reasons AIMCO acquired NHP Partners, Partners Two and NHP was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by NHP (the "NHP Partnerships"). Such offers would provide liquidity for the limited partners of the NHP Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain NHP Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.


  Liquidation


     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).



     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.



  Continuation of the Partnership Without the Offer



     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.



     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.



     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.


EXPECTED BENEFITS OF THE OFFER


     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.



     There are four principal advantages of tendering your units for Preferred OP Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.



     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax Deferral   % Preferred OP Units rank equal to five other
       outstanding classes of Partnership Preferred Units.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.



     There are five principal advantages of tendering your units for Common OP
Units:



     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.



     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.



     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership. Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.



     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.



     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.



     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.



     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE


     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.



     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.



     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.



     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.



     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.



     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).


ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS


     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.



     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.



     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998 IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.


PROCEDURE FOR TENDERING UNITS

  Valid Tender


     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.


  Signature Requirements


     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.



     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.


  Appointment as Proxy


     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.


  Assignment of Interest in Future Distributions and All Other Rights, Etc.


     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.


  Election of Consideration


     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.


  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.


  Backup Federal Income Tax Withholding


     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."


  FIRPTA Withholding


     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."


  Binding Agreement


     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.


WITHDRAWAL RIGHTS


     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.



     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.



     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.



     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT


     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.



     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.



     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.


PRORATION


     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:



        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and



        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.



     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.



     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.


FRACTIONAL OP UNITS


     We will issue fractional Common OP Units or Preferred OP Units, if necessary.


FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP


     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.



     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.



     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP


     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."


DISSENTERS' RIGHTS


     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.


CONDITIONS OF THE OFFER


     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:



        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or



        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from           , 1998, (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
               , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or



          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or



        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or



        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or



          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or



          (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.


     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER


  Future Control by AIMCO



     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also indirectly owns a 95% non-voting interest in the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.


  Distributions to the AIMCO Operating Partnership


     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.


  Partnership Business


     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.


CERTAIN LEGAL MATTERS


     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.



     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.



     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.



     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.


FEES AND EXPENSES


     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .


ACCOUNTING TREATMENT


     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.


                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING


     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.


     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS


     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.


     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION


     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.


LIQUIDATION PREFERENCE


     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION


     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.


VOTING RIGHTS


     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.


RESTRICTIONS ON TRANSFER


     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK


     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").



     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.



     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.



     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.



     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK


                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.



                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK


                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."



                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS


     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.



     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.



TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS



     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.



     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.



     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.



TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS



     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.



     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.



     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.



TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH



     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.


ADJUSTED TAX BASIS


     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.


CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER


     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."



     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.


PASSIVE ACTIVITY LOSSES


     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.



     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES


     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.



     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.


                               VALUATION OF UNITS


     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:



     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's forecasted annual net operating income of
       $          for the period from January 1, 1998 to December 31, 1998 to
       derive a gross property value of $          . We selected a
       capitalization rate of      %, based on our experience in valuing similar
       properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation
       capital expenditures of $          to derive a gross property value of
       $          .



     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, as of June 30, 1998, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to
       derive a net equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.



Forecasted net operating income (January 1, 1998 to December
  31, 1998).................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents(1)..........................
Plus: Other partnership assets, net of security
  deposits(1)...............................................
Less: Mortgage debt, including accrued interest(1)..........
Less: Notes payable, including accrued interest(1)..........
Less: Accounts payable and accrued expenses(1)..............
Less: Other liabilities(1)..................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------


---------------


(1) As of June 30, 1998



     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.



     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                , 1998.


                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS


     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:



        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.



        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.



        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."



        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.



        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."



        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"



        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.



        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.



        9. The fact that the offer provides holders of units with the opportunity to defer taxes.



        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.



        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".



        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25 and the estimated 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units and Common OP Units to be received in the Offer are expected to be greater, immediately following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."



     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.



FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS



     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.



     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.



FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS



     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.


COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General


     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."



     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.



     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.


                                COMPARISON TABLE


Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    $2,648 through $21,668
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market


     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. However, we have made two prior tender offers for units. In the first offer, made in August, 1997, we offered to acquire all units of your partnership at a price of $2,648 per unit in cash. In June, 1998, we offered to acquire all units of your partnership at a price of $21,668 per unit in cash.



  Estimated Liquidation Proceeds



     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.



     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.


ALLOCATION OF CONSIDERATION


     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."


                                STANGER ANALYSIS


     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.



     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.



     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.



     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion --

     Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.


EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED


     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.



     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.


SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.


     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property manage-
     ment personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.



     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.



     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.



     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.



     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.


CONCLUSIONS


     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.


ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS


     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.



     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.



     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.



     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.


COMPENSATION AND MATERIAL RELATIONSHIPS


     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP


     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.


                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP


                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Florida law for the purpose of owning and              Delaware limited partnership. The AIMCO Operating
managing Casa Del Mar Apartments.                            Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.



                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash Flow (as defined in your              of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2038.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.



                        Purpose and Permitted Activities


Your partnership has been formed to develop, market,         The purpose of the AIMCO Operating Partnership is to
lease, operate, finance, and sell the partnership's          conduct any business that may be lawfully conducted by
property. Subject to restrictions contained in your          a limited partnership organized pursuant to the
partnership agreement of limited partnership, your           Delaware Revised Uniform Limited Partnership Act (as
partnership may perform all acts necessary or                amended from time to time, or any successor to such
appropriate in connection therewith and reasonably           statute) (the "Delaware Limited Partnership Act"),
related thereto, including borrowing money, creating         provided that such business is to be conducted in a
liens and investing funds in financial instruments.          manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP


                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to admit two special limited partners specified in your      partnership interests in the AIMCO Operating
partnership's agreement of limited partnership, issue        Partnership for any partnership purpose from time to
additional limited partnership interests in your             time to the limited partners and to other persons, and
partnership and may admit additional limited partners        to admit such other persons as additional limited
by selling not less than 86 1/2 units nor more than 100      partners, on terms and conditions and for such capital
units for cash and notes to selected persons who             contributions as may be established by the general
fulfill the requirements set forth in your                   partner in its sole discretion. The net capital
partnership's agreement of limited partnership. The          contribution need not be equal for all OP Unitholders.
capital contribution need not be equal for all limited       No action or consent by the OP Unitholders is required
partners and no action or consent is required in             in connection with the admission of any additional OP
connection with the admission of any additional limited      Unitholder. See "Description of OP Units -- Management
partners.                                                    by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.



                  Restrictions Upon Related Party Transactions


The general partner of your partnership may contract         The AIMCO Operating Partnership may lend or contribute
with affiliated persons, provided that such contracts        funds or other assets to its subsidiaries or other
are on commercially reasonable terms in accordance with      persons in which it has an equity investment, and such
industry custom and as if between unrelated parties          persons may borrow funds from the AIMCO Operating
negotiating at arms' length. However, the general            Partnership, on terms and conditions established in the
partner may not grant to itself or any affiliate an          sole and absolute discretion of the general partner. To
exclusive listing for the sale of your partnership's         the extent consistent with the business purpose of the
assets nor act for compensation as a finance broker on       AIMCO Operating Partnership and the permitted
behalf of your partnership. The general partner and its      activities of the general partner, the AIMCO Operating
affiliates may lend money to your partnership which          Partnership may transfer assets to joint ventures,
will be repaid with interest at the then prevailing          limited liability companies, partnerships,
rate for loans of a similar nature.                          corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.



                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and, if security is required therefore,      restrictions on borrowings, and the general partner has
to mortgage or subject any partnership asset or              full power and authority to borrow money on behalf of
investment to any security device so long as such acts       the AIMCO Operating Partnership. The AIMCO Operating
are do not violate the terms of any outstanding debt.        Partnership has credit agreements that restrict, among
Your partnership may not incur any indebtedness wherein      other things, its ability to incur indebtedness. See
the lender will have or acquire at any time, as a            "Risk Factors -- Risks of Significant Indebtedness" in
result of making of the loan, any direct or indirect         the accompanying Prospectus.
interest in the profits, capital or property of your
partnership other than as a secured creditor.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP


                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their designated            with a statement of the purpose of such demand and at
representative to examine and copy, at such limited          such OP Unitholder's own expense, to obtain a current
partners' expense, the books of account, all                 list of the name and last known business, residence or
correspondence papers and other documents at the             mailing address of the general partner and each other
offices of your partnership at all reasonable times.         OP Unitholder.



                               Management Control


The general partner of your partnership has control          All management powers over the business and affairs of
over the day-to-day management of your partnership and       the AIMCO Operating Partnership are vested in AIMCO-GP,
has the duty and responsibility of providing continuing      Inc., which is the general partner. No OP Unitholder
administrative and executive support, advice,                has any right to participate in or exercise control or
consultation, analysis and supervision with respect to       management power over the business and affairs of the
the functions of your partnership as owner of the            AIMCO Operating Partnership. The OP Unitholders have
partnership's property. Subject to the limitations           the right to vote on certain matters described under
under applicable law and the terms and provisions of         "Comparison of Ownership of Your Units and AIMCO OP
your partnership's agreement of limited partnership,         Units -- Voting Rights" below. The general partner may
the general partner has the power to do all management       not be removed by the OP Unitholders with or without
acts by its own signature and has the right, authority,      cause.
power and duty to carry out the purposes and business
of your partnership. The limited partners have no right      In addition to the powers granted a general partner of
to take part in the control of your partnership              a limited partnership under applicable law or that are
business or to sign for or to bind your partnership.         granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.



                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner and its affiliates are      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or to any partner for         partner is not liable to the AIMCO Operating
any loss suffered by your partnership which arises out       Partnership for losses sustained, liabilities incurred
of any action or inaction of the general partner or its      or benefits not derived as a result of errors in
affiliates if the general partner or its affiliates, in      judgment or mistakes of fact or law of any act or
good faith, determined that such course of conduct was       omission if the general partner acted in good faith.
in the best interest of your partnership and such            The AIMCO Operating Partnership Agreement provides for
course of conduct did not constitute negligence or           indemnification of AIMCO, or any director or officer of
misconduct of the general partner or its affiliates.         AIMCO (in its capacity as the previous general partner
The general partner of your partnership and its              of the AIMCO Operating Partnership), the general
affiliates are entitled to indemnification from your         partner, any officer or director of general partner or
partnership against any expense, liability, judgement,       the AIMCO Operating Partnership and such other persons
loss and amounts paid in settlement of any claims            as the general partner may designate from and against
sustained by them in connection with your partner-           all losses, claims, damages, liabilities, joint or
ship, provided that the same were not the result of          several, expenses (including legal fees), fines,
negligence or misconduct on the part of the general          settlements and other amounts incurred in connection
partner or its affiliates.                                   with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.



                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon a vote of the limited partners owning at        affairs of the AIMCO Operating Partnership. The general
least 80% of the outstanding Units. A vote of a              partner may not be removed as general partner of the
majority of the outstanding units is required to elect       AIMCO Operating Partnership by the OP Unitholders with
a successor general partner. The general partner may         or without cause. Under the AIMCO Operating Partnership
not voluntarily transfer its general partner interest.       Agreement, the general partner may, in its sole
A limited partner may not transfer its interests             discretion, prevent a transferee of an OP Unit from
without first offering the general partner the option        becoming a substituted limited partner pursuant to the
to purchase such interests on the terms of the offer         AIMCO Operating Partnership Agreement. The general
received by the limited partner.                             partner may exercise this right of approval to deter,
                                                             delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.



                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner if such amendment is       in the AIMCO Operating Partnership Agreement, whereby
solely for the purpose of clarification and does not         the general partner may, without the consent of the OP
change the substance thereof, is for the purpose of          Unitholders, amend the AIMCO Operating Partnership
substituting limited partners or is required by law.         Agreement, amendments to the AIMCO Operating
All other amendments must be approved by the all             Partnership Agreement require the consent of the
limited partners.                                            holders of a majority of the outstanding Common OP
                                                             Units, excluding AIMCO and certain other limited
                                                             exclusions (a "Majority in Interest"). Amendments to
                                                             the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.



                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $2,083 per month, payable on the 10th of each       capacity as general partner of the AIMCO Operating
month, as compensation for the management of your            Partnership. In addition, the AIMCO Operating Part-
partnership. Moreover, upon the occurrence of certain        nership is responsible for all expenses incurred
events, the general partner or certain affiliates may        relating to the AIMCO Operating Partnership's ownership
be entitled to compensation for services rendered in         of its assets and the operation of the AIMCO Operating
connection with such transactions.                           Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP


                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the liability of the limited partners in        negligence, no OP Unitholder has personal liability for
all respects is limited to the capital contributions         the AIMCO Operating Partnership's debts and
paid or to be paid by such limited partners under the        obligations, and liability of the OP Unitholders for
provisions of your partnership's agreement of limited        the AIMCO Operating Partnership's debts and obligations
partnership, except as required by applicable law and        is generally limited to the amount of their invest-
certain additional capital contributions required by         ment in the AIMCO Operating Partnership. However, the
limited partners in certain circumstances as set forth       limitations on the liability of limited partners for
in your partnership's agreement of limited partnership.      the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.



                                Fiduciary Duties


The general partner has the fiduciary responsibility         Unless otherwise provided for in the relevant
for the safekeeping and use of all funds and assets of       partnership agreement, Delaware law generally requires
your partnership. Your partnership's agreement of            a general partner of a Delaware limited partnership to
limited partnership provides that the general partner        adhere to fiduciary duty standards under which it owes
and its affiliates are not required to devote their          its limited partners the highest duties of good faith,
full time to the conduct of the affairs of your              fairness and loyalty and which generally prohibit such
partnership, but are required to use their best efforts      general partner from taking any action or engaging in
in carrying out and implementing the purposes of your        any transaction as to which it has a conflict of
partnership and to devote to the conduct of the affairs      interest. The AIMCO Operating Partnership Agreement
of your partnership such time and activity as they, in       expressly authorizes the general partner to enter into,
their discretion, deem reasonably necessary therefor.        on behalf of the AIMCO Operating Partnership, a right
Once the partnership's property is at a 90% occupancy        of first opportunity arrangement and other conflict
rate, the general partner may construct and develop any      avoidance agreements with various affiliates of the
new adult congregate living facility in the market area      AIMCO Operating Partnership and the general partner, on
of the partnership's property.                               such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.



                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO

                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.


                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS               COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).



                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the limited      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners owning a majority of the        Operating Partnership Agreement,         have voting rights only with
outstanding units may alter the          the holders of the Preferred OP          respect to certain limited matters
primary purpose of your                  Units will have the same voting          such as certain amendments and
partnership, elect a successor           rights as holders of the Common OP       termination of the AIMCO Operating
general partner to replace a             Units. See "Description of OP            Partnership Agreement and certain
removed general partner and approve      Units" in the accompanying               transactions such as the
or disapprove the sale of the            Prospectus. So long as any               institution of bankruptcy
partnership's property made during       Preferred OP Units are outstand-         proceedings, an assignment for the
the time period specified in your        ing, in addition to any other vote       benefit of creditors and certain
partnership's agreement or pursuant      or consent of partners required by       transfers by the general partner of
to the general partner's right of        law or by the AIMCO Operating            its interest in the AIMCO Operating
first refusal in                         Partnership Agree-                       Part-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

certain circumstances. The approval      ment, the affirmative vote or            nership or the admission of a
of the limited partners owning at        consent of holders of at least 50%       successor general partner.
least 80% of the units is required       of the outstanding Preferred OP
to remove the general partner for        Units will be necessary for              Under the AIMCO Operating Partner-
misconduct and also to dissolve          effecting any amendment of any of        ship Agreement, the general partner
your partnership upon such mis-          the provisions of the Partnership        has the power to effect the
conduct. The consent of all limited      Unit Designation of the Preferred        acquisition, sale, transfer,
partners is required for your            OP Units that materially and             exchange or other disposition of
partnership to engage in business        adversely affects the rights or          any assets of the AIMCO Operating
other than that set forth in your        preferences of the holders of the        Partnership (including, but not
partnership's agreement of limited       Preferred OP Units. The creation or      limited to, the exercise or grant
partnership and to amend your            issuance of any class or series of       of any conversion, option,
partnership's agreement of limited       partnership units, including,            privilege or subscription right or
partnership, subject to certain          without limitation, any partner-         any other right available in
exceptions.                              ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
A general partner may cause the          OP Units, shall not be deemed to         Partnership) or the merger,
dissolution of your partnership if       materially adversely affect the          consolidation, reorganization or
it is unable to serve in such            rights or preferences of the             other combination of the AIMCO
capacity. However, your partnership      holders of Preferred OP Units. With      Operating Partnership with or into
may continue if the limited              respect to the exercise of the           another entity, all without the
partners holding a majority of the       above described voting rights, each      consent of the OP Unitholders.
units choose to do so and elect a        Preferred OP Units shall have one
new general partner within 120 days      (1) vote per Preferred OP Unit.          The general partner may cause the
of such dissolution.                                                              dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.



                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash Flow (as       $      per Preferred OP Unit;            tribute quarterly all, or such
defined in your partnership's            provided, however, that at any time      portion as the general partner may
agreement of limited partnership)        and from time to time on or after        in its sole and absolute discretion
are to be distributed periodically,      the fifth anniversary of the issue       determine, of Available Cash (as
but no less frequently than              date of the Preferred OP Units, the      defined in the AIMCO Operating
annually. The distributions payable      AIMCO Operating Partnership may          Partnership Agreement) generated by
to the partners are not fixed in         adjust the annual distribution rate      the AIMCO Operating Partnership
amount and depend upon the               on the Preferred OP Units to the         during such quarter to the general
operating results and net sales or       lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has not made any             dividend rate on the most recently       with respect to such quarter, in
distributions in the past and is         issued AIMCO non-convertible             accordance with their respective
not projecting to make any               preferred stock which ranks on a         interests in the AIMCO Operating
distributions in 1998. No limited        parity with its Class H Cumu-            Partnership on such record date.
partner has priority over any other                                               Holders of any other Pre-
limited partner in respect to
distributions.

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."


                Liquidity and Transferability/Redemption Rights



The general partner may, in its          There is no public market for the        There is no public market for the
discretion, transfer all of the          Preferred OP Units and the               OP Units. The AIMCO Operating Part-
units in lieu of a transfer of all       Preferred OP Units are not listed        nership Agreement restricts the
of the assets of your partnership        on any securities exchange. The          transferability of the OP Units.
in the event of a sale in                Preferred OP Units are subject to        Until the expiration of one year
accordance with the terms of your        restrictions on transfer as set          from the date on which an OP
partnership. Upon receiving an           forth in the AIMCO Operating             Unitholder acquired OP Units,
offer to purchase units held by a        Partnership Agreement.                   subject to certain exceptions, such
limited partner, such limited                                                     OP Unitholder may not transfer all
partner must first offer to sell         Pursuant to the AIMCO Operating          or any portion of its OP Units to
such units to the general partner        Partnership Agreement, until the         any transferee without the consent
for a period of fifteen day period       expiration of one year from the          of the general partner, which
on the same terms as the offer           date on which a holder of Preferred      consent may be withheld in its sole
received. If the general partner         OP Units acquired Preferred OP           and absolute discretion. After the
does not exercise the right to           Units, subject to certain                expiration of one year, such OP
purchase such units, the limited         exceptions, such holder of               Unitholder has the right to
partner may accept the offer and         Preferred OP Units may not transfer      transfer all or any portion of its
transfer such units to the               all or any portion of its Pre-           OP Units to any person, subject to
transferee. A transferee may become      ferred OP Units to any transferee        the satisfaction of certain
a substitute limited partner, if:        without the consent of the general       conditions specified in the AIMCO
(1) the transferee is not a minor,       partner, which consent may be            Operating Partnership Agreement,
an incompetent, a nonresident alien      withheld in its sole and absolute        including the general partner's
or foreign partnership, (2) such         discretion. After the expiration of      right of first refusal. See
transfer will not result in the          one year, such holders of Preferred      "Description of OP Units --
dissolution of your partnership for      OP Units has the right to transfer       Transfers and Withdrawals" in the
tax purposes, (3) such transfer          all or any portion of its Preferred      accompanying Prospectus.
does not violate applicable              OP Units to any person, subject to
securities laws, (4) the general         the satisfaction of
partner approves, which

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

approval may be withheld for any         certain conditions specified in the      After the first anniversary of
reason, (5) the transferee agrees        AIMCO Operating Partnership Agree-       becoming a holder of Common OP
to be bound by your partnership's        ment, including the general              Units, an OP Unitholder has the
agreement of limited partnership         partner's right of first refusal.        right, subject to the terms and
and (6) the transferee reimburses                                                 conditions of the AIMCO Operating
your partnership for any costs in-       After a one-year holding period, a       Partnership Agreement, to require
curred in connection with the            holder may redeem Preferred OP           the AIMCO Operating Partnership to
transaction.                             Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER


     The general partner of your partnership became a subsidiary of AIMCO in June, 1997, when AIMCO acquired NHP. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk
Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."


CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP


     We own the general partner of your partnership and a 95% non-voting interest in the manager of your partnership's property. The general partner of your partnership receives a fee of $2,083 per month for its services as general partner from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $427,385 in 1996, $437,571 in 1997 and $215,708 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.


COMPETITION AMONG PROPERTIES


     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.


FEATURES DISCOURAGING POTENTIAL TAKEOVERS


     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."


FUTURE EXCHANGE OFFERS


     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. We conducted two prior tender offers for units of your partnership. In August, 1997 we acquired a 0.7576% interest in your partnership through the first tender offer. In June 1998, we acquired an additional 0.3788% interest in your partnership through the second tender offer. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL


     Casa Del Mar Associates Limited Partnership is a Florida limited partnership which raised net proceeds of approximately $7,400,000 in 1988 through a private offering. The promoter for the private offering of your partnership was Stephen A. Goldberg. NHP acquired your partnership in July 1996. AIMCO acquired NHP in June, 1997. There are currently a total of 77 limited partners of your partnership and a total of 99 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.


YOUR PARTNERSHIP AND ITS PROPERTY


     Your partnership was formed on August 26, 1988 for the purpose of owning and operating an assisted living apartment property located in Boca Raton, Florida, known as "Casa Del Mar." Your partnership's property consists of 214 apartment units. There are 141 one-bedroom apartments and 73 two-bedroom apartments. Assisted living services are provided in 60 units and 154 units provide independent living. The total rentable square footage of your partnership's property is 168,832 square feet. Your partnership's property had an average occupancy rate of approximately 96% in 1997 and 92% during the first six months of 1998. The average annual rent per apartment unit is approximately $35,520.



     Your partnership's property provides residents with a number of amenities and services. Each apartment is equipped with a washer and dryer. There are emergency pull cords in every apartment and there is a courtesy security patrol from 5pm - 8am every day. Your partnership's property provides transportation to doctor's appointments within a 5-mile radius of the property. Group bus trips to banks, shopping, and entertainment activities take place on pre-announced schedules. Meal service is available three times per day in addition to a snack/sandwich shop. Five course dinners are offered nightly with fourteen entree choices. Activities include billiards, fitness programs with a certified trainer, movies, swimming pool, spa, movies, lectures and live entertainment in the property's auditorium. Preferred Home Health, an affiliate of AIMCO, is a home health care agency with an office on site.


PROPERTY MANAGEMENT


     Since 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $427,385, $437,571 and $215,708, respectively.


INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS


     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2038 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.



     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.


CAPITAL REPLACEMENT


     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."


BORROWING POLICIES


     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $13,800,862, payable to Mellon Bank MD, which bears interest at the rate of 8.12%. The mortgage debt is due in August 2005. In addition, your partnership had borrowed $1,714,490 (including accrued interest) from an unrelated party on an unsecured basis as of June 30, 1998. The majority of these borrowings bear interest at 9% and are due July 2006. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. As of June 30, 1998, the general partner of your partnership had outstanding loans (including accrued and unpaid interest) of $5,906,796 to your partnership, which generally bear interest at a rate of 9% and mature in July 2006.


COMPETITION


     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.


LEGAL PROCEEDINGS


     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.


SELECTED FINANCIAL INFORMATION


     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The 1996 financial statements have been audited by Arthur Andersen LLP and the 1997 financial statements have been audited by Ernst & Young LLP. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Casa Del Mar Associates Limited Partnership taken from the financial statements described above. Certain amounts in the 1996 financial statements have been reclassified to conform to the June 30, 1998, June 30, 1997 and December 31, 1997 presentations. See "Index to Financial Statements."



                                                             CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP
                                                        -----------------------------------------------------
                                                                JUNE 30,                  DECEMBER 31,
                                                        -------------------------   -------------------------
                                                           1998          1997          1997          1996
                                                        -----------   -----------   -----------   -----------
                                                        (UNAUDITED)   (UNAUDITED)    (AUDITED)     (AUDITED)
BALANCE SHEET DATA
Real estate, net of accumulated depreciation..........  $16,635,564   $16,604,478   $16,793,217   $16,780,268
Cash and cash equivalents.............................      184,927        41,820        32,413        43,412
Receivables...........................................       42,630        15,065        32,102        17,079
Tenant security deposits..............................      107,054        73,253       106,406        70,783
Escrow deposits.......................................      531,773       516,145       335,162       320,590
Deferred costs, net...................................      254,235       288,133       271,184       305,082
Other assets..........................................       95,324        89,733        85,760        71,974
                                                        -----------   -----------   -----------   -----------
          Total Assets................................  $17,851,507   $17,628,627   $17,656,244   $17,609,188
                                                        ===========   ===========   ===========   ===========
LIABILITIES AND PARTNERS' DEFICIT
Mortgage Note payable.................................  $13,800,862   $14,019,912   $13,910,041   $14,120,604
Notes payable and accrued interest to related
  parties.............................................    5,906,796     5,029,089     5,259,171     5,162,446
Notes and accrued interest -- other...................    1,714,490     1,594,875     1,652,243     1,541,382
Tenant security deposits..............................      537,902       536,123       557,395       584,373
Accounts payable and accrued expenses.................      280,418       413,535       486,989       262,056
Accounts payable -- affiliates........................      217,643        74,310       145,857        75,277
Accrued interest payable..............................       93,386        94,834        94,125        95,515
Unearned rent.........................................           --            --         8,210        15,678
Other liabilities.....................................       77,649       138,899        77,737       138,944
                                                        -----------   -----------   -----------   -----------
                                                         22,629,146    21,901,577    22,191,768    21,996,275
Partners' Deficit.....................................   (4,777,639)   (4,272,950)   (4,535,524)   (4,387,087)
                                                        -----------   -----------   -----------   -----------
          Total Liabilities and Partners' Deficit.....  $17,851,507   $17,628,627   $17,656,244   $17,609,188
                                                        ===========   ===========   ===========   ===========

                                                               CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP
                                                           ---------------------------------------------------
                                                           FOR THE SIX MONTHS ENDED      FOR THE YEARS ENDED
                                                                   JUNE 30,                 DECEMBER 31,
                                                           -------------------------   -----------------------
                                                              1998          1997          1997         1996
                                                           -----------   -----------   ----------   ----------
                                                           (UNAUDITED)   (UNAUDITED)   (AUDITED)    (AUDITED)
Revenues:
  Rental Income..........................................  $3,462,716    $3,497,182    $6,958,953   $6,685,843
  Other Income...........................................     170,907       202,747       370,584      275,686
                                                           ----------    ----------    ----------   ----------
          Subtotal.......................................   3,633,623     3,699,929     7,329,537    6,961,529
Interest Income..........................................       4,274         2,643         6,290        1,659
                                                           ----------    ----------    ----------   ----------
                                                            3,637,897     3,702,572     7,335,827    6,963,188
Expenses:
  Payroll and related expenses...........................   1,156,225     1,098,446     2,226,739    2,169,722
  Utilities..............................................     123,311       130,435       257,735      266,593
  Repairs and maintenance................................     249,526       206,028       439,006      460,680
  Advertising............................................      79,936        12,290       120,584       17,218
  Real estate and personal property taxes................     156,960       155,220       298,946      295,661
  Insurance..............................................      20,235        17,190        47,241       68,867
  Health center expenses.................................     370,393       414,924       873,779      833,260
                                                           ----------    ----------    ----------   ----------
          Subtotal.......................................   2,156,586     2,034,533     4,264,030    4,112,001
General and administrative...............................     138,306       177,149       293,600      270,143
Management fees..........................................     215,708       222,929       437,571      427,385
Interest.................................................     905,975       894,580     1,762,404    1,824,452
Depreciation and amortization............................     463,437       463,268       930,683    1,078,157
                                                           ----------    ----------    ----------   ----------
                                                            3,880,012     3,792,459     7,688,288    7,712,138
                                                           ----------    ----------    ----------   ----------
Loss before extraordinary item...........................    (242,115)      (89,887)     (352,461)    (748,950)
Extraordinary item -- gain on restructuring of debt......          --            --            --      350,257
                                                           ----------    ----------    ----------   ----------
          Net Loss.......................................  $ (242,115)   $  (89,887)   $ (352,461)  $ (398,693)
                                                           ==========    ==========    ==========   ==========



\

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


  Overview


     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited and unaudited financial statements included elsewhere herein.


  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Loss


     Your partnership recognized net loss of $242,115 for the six months ended June 30, 1998, compared to net loss of $89,887 for the six months ended June 30, 1997. The increased net loss of $152,228, or 169%, was primarily due to decreased rental and other property revenues and increased operating expenses and general administrative expenses discussed below.


     Revenues


     Rental and other property revenues of your partnership totaled $3,633,623 for the six months ended June 30, 1998, compared to $3,699,929 for the six months ended June 30, 1997, a decrease of $66,306, or 2%. This decline was related to higher vacancy rates during 1998 than 1997.


     Expenses


     Operating expenses of your partnership, consisting of utilities (net of reimbursements received from tenants), contract services, payroll, turnover costs, repairs and maintenance, advertising and marketing, property taxes, insurance and health center expenses, totaled $2,156,586 for the six months ended June 30, 1998, compared to $2,034,533 for the six months ended June 30, 1997, an increase of $122,053, or 6%. This increase was due to higher payroll and related expenses, repairs and maintenance costs and advertising costs, which were somewhat offset by reduced health center expenses, during 1998. 401(k) eligibility requirements changed when AIMCO purchased the general partner and the property manager from NHP in 1997. As a result, the number of eligible employees increased resulting in higher payroll expenses. During 1998, a new advertising agency was hired to develop a marketing strategy to improve occupancy. 1998 repairs and maintenance increased over the prior period due to repairs related to the kitchen located on the premises, as well as cost associated with the turnover of vacant units. In March 1998, AIMCO contracted with a new food service to provide a lower cost food service program. As a result, health center expenses decreased in 1998 by $44,531. Your partnership's management expenses totaled $215,708 for the six months ended June 30, 1998, compared to $222,929 for the six months ended June 30, 1997, a decrease of $7,221, or 3%. Management fees are based on 6% of collected revenues, which decreased in 1998.


     General and Administrative Expenses

     General and administrative expenses decreased to $138,306 for the six months ended June 30, 1998 from $177,149 for the six months ended June 30, 1997, a decrease of $38,843, or 22%. This was primarily due to recruiting expense of $27,117 incurred in 1997, but not in 1998.

     Interest Expense

     Interest expense totaled $905,975 for the six months ended June 30, 1998, compared to $894,580 for the six months ended June 30, 1997, an increase of $11,395 or 1%.

     Interest Income

     Interest income totaled $4,274 for the six months ended June 30, 1998, compared to $2,643 for the six months ended June 30, 1997, an increase of $1,631 or 62%. This increase was related to interest income earned on operating funds.

     Comparison of the year ended December 31, 1997 to the year ended December 31, 1996

     Net Loss

     Your partnership recognized loss before extraordinary item of $352,461 for the year ended December 31, 1997, compared to loss before extraordinary item of $748,950 for the year ended December 31, 1996. The decrease in loss before extraordinary item of $396,489, or 53%, was primarily due to increased rental and other property revenues in 1997. Your partnership recognized net loss of $352,461 for the year December 31, 1997, compared to net loss of $398,693 for the year ended December 31, 1996, a decrease in net loss of $46,232, or 12%. The reasons for these variances are discussed below.

     Revenues

     Rental and other property revenues of your partnership totaled $7,329,537 for the year ended December 31, 1997, compared to $6,961,529 for the year ended December 31, 1996, an increase of $368,008, or 5%. This increase was primarily a result of an increase in 1997 average rental rates.

     Expenses

     Operating expenses of your partnership, consisting of, utilities (net of reimbursement received from tenants), contract services, payroll, turnover costs, repairs and maintenance, advertising and marketing, property taxes, insurance and health center expenses, totaled $4,264,030 for the year ended December 31, 1997, compared to $4,112,001 for the year ended December 31, 1996, an increase of $152,029, or 4%. 401(k) eligibility requirements changed when NHP purchased the general partner of your partnership and assumed management of your partnership in July 1996. As a result, the number of eligible employees increased resulting in increased payroll expenses of $57,017. An accelerated marketing strategy was implemented to reduce vacancies in late 1997, resulting in an increase in advertising expenses of $103,366. Management expenses totaled $437,571 for the year December 31, 1997, compared to $427,385 for the year ended December 31, 1996, an increase of $10,186, or 2%. Depreciation and amortization totaled $930,683 in 1997 compared to $1,078,157 in 1996, a decrease of $147,474 or 14%. This decrease in depreciation and amortization was due to numerous assets becoming fully depreciated during 1997.

     General and Administrative Expenses

     General and administrative expenses increased to $293,600 for the year ended December 31, 1997 from $270,143 for the year ended December 31, 1996, an increase of $23,457, or 9%. This was due primarily to recruiting expense of $27,117 incurred in 1997, but not in 1996.

     Interest Expense

     Interest expense totaled $1,762,404 for the year ended December 31, 1997, compared to $1,824,452 for the year ended December 31, 1996, a decrease of $62,048 or 3%. This decrease in interest expense was due to the forgiveness of debt of $452,369 and the reduction of the interest rates charged on your partnership's notes payable to related parties and notes payable to others from 13% to 9% per annum.

     Interest Income

     Interest income totaled $6,290 for the year ended December 31, 1997, compared to $1,659 for the year ended December 31, 1996, an increase of $4,631, or 279%. This increase is related to interest earned on operating funds.

Liquidity and Capital Resources


     Your partnership has periodically required loans from the partners to cover cash flow deficiencies; however, the partners are not obligated to provide additional funds to cover further cash flow deficiencies. Accordingly, your partnership's ability to continue operating in its present form is dependent upon its ability to generate sufficient cash flow from operations to fund necessary capital improvements, debt service and other cash flow needs that may arise or to arrange for further loans from partners or other sources.


FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP


     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Your partnership's agreement of limited partnership provides that neither the general partner of your partnership nor any of its affiliates performing services on behalf of your partnership will be liable to your partnership or any of the offerees for any act or omission by any such person if such person, in good faith, determined that such course of conduct was in the best interests of your partnership, provided that such act or omission did not constitute misconduct or negligence on the part of such person. As a result, offerees might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".



     Your Partnership Agreement also provides that the general partner of your partnership and certain related parties are indemnified from losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with your partnership (except to the extent indemnification is prohibited by law) provided that the course of conduct did not constitute negligence or misconduct on the part of the general partner or its affiliates. Notwithstanding the foregoing, none of the above-mentioned persons is to be indemnified by your partnership from liability, loss, damage, cost or expense incurred by him in connection with any claim involving allegations that such person violated Federal or state securities laws unless (a) there has been a successful adjudication on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (c) a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification. In each of the foregoing situations, the court of law considering the request for indemnification must be advised as to the position of the SEC and any other applicable regulatory authority regarding indemnification for violations of securities laws. Indemnification may not be enforceable as to certain liabilities arising from claims under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder and state securities laws; and, in the opinion of the SEC, such indemnification is contrary to the public policy and is therefore unenforceable. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.



     Your partnership does not pay for any insurance, other than public liability insurance, covering liability of the general partner of your partnership or any other indemnified person for acts or omissions for which indemnification is not permitted by your partnership's Agreement.


DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions


     Your partnership has not made any distributions in the past five years. The original cost per unit was $74,000.


  Transfers


     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:


                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1996.........................        0.0                   0.00%                  0
1997.........................        1.0                   0.76%                  1
1998 (through June 30).......        0.5                   0.38%                  1


BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP



     In August, 1997 we acquired 0.7576% interest in your partnership through a prior tender offer. In June 1998, we acquired an additional 0.3788% interest in your partnership through another tender offer. Other than the units owned as a result of these prior tender offers, neither the AIMCO Operating Partnership, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.



COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES



     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:



YEAR                                                          COMPENSATION
----                                                          ------------
1996........................................................    $24,996
1997........................................................    $$24,996
1998 (through June 30)......................................    $12,498



     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:



YEAR                                              COMPENSATION
----                                              ------------
1996...........................................     $427,385
1997...........................................     $437,571
1998 (through June 30).........................     $215,708



     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES


     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.



     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:



Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $


                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.


     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.


                                    EXPERTS

     The audited financial statements of Casa Del Mar Associates Limited Partnership at December 31, 1997 and for the year then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The audited financial statements of Casa Del Mar Associates Limited Partnership at December 31, 1996 and for the year then ended, appearing in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP


                                                              PAGE
                                                              ----
Report of Independent Auditors..............................    F-2
Statements of Operations for six months ended June 30, 1998
  (Unaudited) and 1997 (Unaudited) and the year ended
  December 31, 1997.........................................    F-3
Balance Sheets as of June 30, 1998 (Unaudited) and December
  31, 1997..................................................    F-4
Statements of Partners' Capital Deficit for the year ended
  December 31, 1997 and the six months ended June 30, 1998
  (Unaudited)...............................................    F-5
Statements of Cash Flows for the six months ended June 30,
  1998 (Unaudited) and 1997 (Unaudited) and the year ended
  December 31, 1997.........................................    F-6
Notes to Financial Statements...............................    F-7
Report of Independent Public Accountants....................   F-10
Balance Sheet as of December 31, 1996.......................   F-11
Statement of Operations for the year ended December 31,
  1996......................................................   F-12
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1996.........................................   F-13
Statement of Cash Flows for the year ended December 31,
  1996......................................................   F-14
Notes to Financial Statements...............................   F-15

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Casa Del Mar Associates Limited Partnership

     We have audited the accompanying balance sheet of Casa Del Mar Associates Limited Partnership, a limited partnership, as of December 31, 1997, and the related statements of operations, partners' capital deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casa Del Mar Associates Limited Partnership at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the financial statements, the Partnership's recurring deficiencies in cash flow raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ ERNST & YOUNG LLP

                                            ------------------------------------
                                            ERNST & YOUNG LLP

Indianapolis, Indiana
March 20, 1998

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS

                                                              SIX MONTHS ENDED
                                                          -------------------------    YEAR ENDED
                                                           JUNE 30,      JUNE 30,     DECEMBER 31,
                                                             1998          1997           1997
                                                          -----------   -----------   ------------
                                                          (UNAUDITED)   (UNAUDITED)
REVENUES
Rental income..........................................   $3,462,716    $3,497,182     $6,958,953
Interest income........................................        4,274         2,643          6,290
Other income...........................................      170,907       202,747        370,584
                                                          ----------    ----------     ----------
                                                           3,637,897     3,702,572      7,335,827
EXPENSES
Payroll and related expenses...........................    1,156,225     1,098,446      2,226,739
Utilities..............................................      123,311       130,435        257,735
Repairs and maintenance................................      249,526       206,028        439,006
Advertising............................................       79,936        12,290        120,584
Real estate and personal property taxes................      156,960       155,220        298,946
Insurance..............................................       20,235        17,190         47,241
General and administrative.............................      138,306       177,149        293,600
Management fees........................................      215,708       222,929        437,571
Health center expenses.................................      370,393       414,924        873,779
Interest...............................................      905,975       894,580      1,762,404
Depreciation and amortization..........................      463,437       463,268        930,683
                                                          ----------    ----------     ----------
                                                           3,880,012     3,792,459      7,688,288
                                                          ----------    ----------     ----------
          Net loss.....................................   $ (242,115)   $  (89,887)    $ (352,461)
                                                          ==========    ==========     ==========

                            See accompanying notes.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                     ASSETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
Real Estate
  Land......................................................  $ 4,564,484   $ 4,564,484
  Buildings and improvements................................   16,448,785    16,159,949
  Furniture, fixture and equipment..........................    3,661,852     3,661,852
                                                              -----------   -----------
                                                               24,675,121    24,386,285
  Less accumulated depreciation.............................    8,039,557     7,593,068
                                                              -----------   -----------
                                                               16,635,564    16,793,217
Cash and cash equivalents...................................      184,927        32,413
Receivables from tenants, net of allowance..................       35,580        28,052
Receivables -- other........................................        4,050         4,050
Tenant security deposits....................................      107,054       106,406
Escrow deposits.............................................      531,773       335,162
Deferred costs, net.........................................      254,235       271,184
Other assets................................................       95,324        85,760
                                                              -----------   -----------
          Total assets......................................  $17,851,507   $17,656,244
                                                              ===========   ===========

                       LIABILITIES AND PARTNERS' CAPITAL DEFICIT

Mortgage note payable.......................................  $13,800,862   $13,910,041
Notes and accrued interest payable..........................    1,714,490     1,652,243
Notes payable and accrued interest to related parties.......    5,906,796     5,259,171
Tenant security deposits....................................      537,902       557,395
Accounts payable and accrued expenses.......................      123,458       486,989
Accounts payable -- affiliates..............................      217,643       145,857
Accrued mortgage interest payable...........................       93,386        94,125
Unearned rent...............................................           --         8,210
Accrued real estate taxes...................................      156,960            --
Other liabilities...........................................       77,649        77,737
                                                              -----------   -----------
                                                               22,629,146    22,191,768
Partners' capital deficit...................................   (4,777,639)   (4,535,524)
                                                              -----------   -----------
          Total liabilities and partners' capital deficit...  $17,851,507   $17,656,244
                                                              ===========   ===========

                             See accompanying notes

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                    STATEMENTS OF PARTNERS' CAPITAL DEFICIT
                          YEAR ENDED DECEMBER 31, 1997
                       AND SIX MONTHS ENDED JUNE 30, 1998

                                                                     SPECIAL      PREFERRED
                                                        GENERAL      LIMITED       LIMITED
                                                        PARTNER      PARTNER       PARTNER        TOTAL
                                                       ---------   -----------   -----------   -----------
Partners' capital deficit at January 1, 1997
  (Note 2)...........................................  $(473,533)  $(2,040,919)  $(1,668,611)  $(4,183,063)
Net loss.............................................    (19,385)      (68,730)     (264,346)     (352,461)
                                                       ---------   -----------   -----------   -----------
Partners' capital deficit at December 31, 1997.......  $(492,918)  $(2,109,649)  $(1,932,957)  $(4,535,524)
Net loss (unaudited).................................    (13,280)      (47,083)     (181,090)     (241,453)
                                                       ---------   -----------   -----------   -----------
Partners' capital deficit at June 30, 1998
  (unaudited)........................................  $(506,198)  $(2,156,732)  $(2,114,047)  $(4,776,977)
                                                       =========   ===========   ===========   ===========

                            See accompanying notes.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED
                                                              -------------------------    YEAR ENDED
                                                               JUNE 30,      JUNE 30,     DECEMBER 31,
                                                                 1998          1997           1997
                                                              -----------   -----------   ------------
                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
Revenue
  Rental income.............................................  $ 3,443,978   $ 3,483,518   $ 6,938,914
  Interest..................................................        4,274         2,643         6,290
  Other.....................................................      170,907       202,747       370,584
                                                              -----------   -----------   -----------
                                                                3,619,159     3,688,908     7,315,788
Expenses
  Payroll and related expenses..............................   (1,244,955)   (1,098,447)   (2,049,914)
  Utilities.................................................     (123,311)     (130,435)     (257,735)
  Repairs and maintenance...................................     (417,405)     (209,789)     (412,210)
  Advertising...............................................      (79,936)      (12,290)     (120,584)
  Real estate and personal property taxes...................           --            --      (298,946)
  Insurance.................................................      (29,798)      (34,949)      (69,628)
  General and administrative................................     (173,941)     (177,149)     (293,601)
  Management fee............................................     (168,241)     (223,897)     (332,082)
  Health center.............................................     (417,338)     (414,924)     (865,178)
  Interest..................................................     (587,292)     (883,647)   (1,499,000)
  Investor service fee......................................           --            --       (10,415)
                                                              -----------   -----------   -----------
                                                               (3,242,217)   (3,185,527)   (6,209,293)
                                                              -----------   -----------   -----------
         Net cash provided by operating activities..........      376,942       503,381     1,106,495
CASH FLOW FROM INVESTING ACTIVITIES
Tenant security deposits (asset)............................         (648)      (56,729)      (89,881)
Funding of escrow deposits..................................      (26,750)      (24,075)      (49,933)
Escrow deposits, other......................................     (169,861)     (117,221)       89,620
Real estate additions.......................................     (288,836)      (66,505)     (705,710)
Sundry......................................................         (112)          (23)      (44,443)
                                                              -----------   -----------   -----------
         Net cash used in investing activities..............     (486,207)     (264,553)     (800,347)
CASH FLOW FROM FINANCING ACTIVITIES
Tenant security deposits (liability)........................      (19,493)      (48,250)      (26,978)
Mortgage principal payments.................................     (109,179)     (100,692)     (210,563)
Advances on notes payable to related parties................      442,237            --        44,118
Repayments on note payable to related parties...............      (51,786)      (91,478)      (81,627)
Repayments on notes payable.................................           --            --       (19,700)
Sundry......................................................           --            --       (22,397)
                                                              -----------   -----------   -----------
         Net cash used in financing activities..............      261,779      (240,420)      317,147
                                                              -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents........      152,514        (1,592)      (10,999)
Cash and cash equivalents at beginning of year..............       32,413        43,412        43,412
                                                              -----------   -----------   -----------
Cash and cash equivalents at end of year....................  $   184,927   $    41,820   $    32,413
                                                              -----------   -----------   -----------
RECONCILIATION OF NET LOSS TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES
Net loss....................................................  $  (241,453)  $   (89,887)  $  (352,461)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................      463,437       463,268       930,683
  Changes in operating assets and liabilities
    Receivable from tenants.................................      (10,528)        2,014       (12,571)
    Other assets............................................       (9,563)      (17,759)      (13,786)
    Accounts payable and accrued expenses...................     (291,722)       (4,730)      298,694
    Accrued mortgage interest payable.......................         (739)      (54,231)      (54,941)
    Accrued interest on notes payable.......................       71,906       120,222       133,890
    Accrued interest on notes payable to related parties....      247,516       (55,058)      184,455
    Accrued real estate taxes...............................      156,960       155,220            --
    Unearned rent...........................................       (8,210)      (15,678)       (7,468)
                                                              -----------   -----------   -----------
         Net cash provided by operating activities..........  $   377,604   $   503,381   $ 1,106,495
                                                              ===========   ===========   ===========

                            See accompanying notes.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Casa Del Mar Associates Limited Partnership (the "Partnership") was formed as a limited partnership under the laws of the state of Florida on August 26, 1988, to own and operate a senior living community consisting of a 154 unit retirement center of individual apartments and a 60 unit personal care facility for individuals requiring some additional assistance with the activities of daily living. The community is known as Casa Del Mar located in Palm Beach County, Florida.

     Allocations of cash distributions and net income and losses are made in accordance with the Partnership Agreement.

     Real estate is recorded on the basis of cost and represents collateral for the mortgage note payable. Depreciation is computed generally by the straight-line method over the estimated useful lives of the related assets.

     Cash equivalents are defined as short-term, highly liquid investments with original maturities of three months or less. The affiliated management company maintains cash concentration accounts on behalf of affiliated entities which are included in cash and cash equivalents.

     Deferred costs consist primarily of financing fees which are amortized over the related term of the note.

     No provision has been made for income taxes or related credits, as the results of operations are includable in the tax returns of the partners.

     Preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     The accompanying unaudited financial statements of the Partnership as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

NOTE 2 -- PARTNERS' CAPITAL DEFICIT ADJUSTMENT

     Partners' capital deficit as of January 1, 1997 has been restated for the overstatement of depreciation expense in prior years. The following is a restatement of partners' capital deficit at January 1, 1997:

January 1, 1997 partners' capital deficit, as previously
  reported..................................................   $(4,387,087)
Restatement.................................................       204,024
                                                               -----------
January 1, 1997 partners' capital deficit, as restated......   $(4,183,063)
                                                               ===========

NOTE 3 -- GOING CONCERN

     The partnership has incurred deficiencies in cash flow which have been funded by notes from the partners; however, the partners are not obligated to provide additional funds to cover future deficiencies in

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP cash flow. Continuation of the partnership operations in the present form is dependent upon its ability to achieve cash flow, the partners providing additional notes or obtaining other funds. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 -- MORTGAGE NOTE PAYABLE

     The mortgage note payable is due in monthly installments of $112,016, including interest at 8.12% through August 1, 2005. The monthly payment is based on a 25 year amortization with a final payment due of $11,669,929. The mortgage may be prepaid with the payment of a fee as outlined in the note agreement. Maturities for the next five years are as follows:

1998.....................................................   $222,867
1999.....................................................    241,653
2000.....................................................    262,022
2001.....................................................    284,108
2002.....................................................    308,056

NOTE 5 -- NOTES PAYABLE AND ACCRUED INTEREST

     The notes payable are unsecured and summarized as follows:

Note payable to prior partner, due 2006, interest rate of
  9%, principal and interest due monthly to the extent of
  net cash flow, as defined.................................   $1,428,000
Note payable for equipment purchase, payable in monthly
  installments of $1,199 through October 1999, interest rate
  of 11.01%.................................................       20,766
Note payable for equipment purchase, payable in monthly
  installments of $901 through November 1999, interest rate
  of 13.51%.................................................       16,037
                                                               ----------
                                                                1,464,803
Accrued interest............................................      187,440
                                                               ----------
                                                               $1,652,243
                                                               ==========

     Aggregate maturities for 1998 and 1999 are $21,293 and $15,510, respectively.

NOTE 6 -- NOTES PAYABLE AND ACCRUED INTEREST TO RELATED PARTIES

     The notes payable are unsecured and summarized as follows:

Note payable to an affiliate of a general partner, due July
  12, 2006, interest rate of 9%, principal and interest due
  monthly to the extent of net cash flow, as defined........  $5,026,373
Note payable to partner, payable from operations, interest
  rate of Prime +2%.........................................      44,118
                                                              ----------
                                                              $5,070,491
                                                              ==========
Accrued interest............................................     188,680
                                                              ----------
                                                              $5,259,171
                                                              ==========

NOTE 7 -- RELATED PARTY TRANSACTIONS

     NHP Florida Management Co., Inc., the managing agent, is an indirectly owned subsidiary of Apartment Investment and Management Company ("AIMCO"). Personnel working at the project are employees of affiliates of AIMCO. The Partnership reimburses the affiliates for the actual salaries and related benefits, as

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP reflected in the accompanying financial statements. Following are the related party transactions for the described services provided to the project:

                                                                 AMOUNT
                                                                 ------
NHP Florida Management Co., Inc.:
  Management fee............................................    $437,571
Partners:
  Investor Service Fee......................................      24,996
AIMCO and/or its affiliates:
  Insurance policy and claims administration and loss
     control................................................       7,666
  Group purchasing organization fee for vendor discounts....       1,541
  Interest Expense..........................................     133,890

     One-third of the monthly management fee is subordinated and payable on January 10 of the following year. At December 31, 1997, the subordinated management fee was $145,857 and is included in accounts payable -- affiliates on the balance sheet.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Casa Del Mar Associates Limited Partnership:

     We have audited the accompanying balance sheet of Casa Del Mar Associates Limited Partnership (a Florida limited partnership, the "Partnership"), as of December 31, 1996, and the related statements of operations, changes in partners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As indicated in Note 8, the Partnership has experienced deficiencies in cash flow and has required funding from its partners in the year ended December 31, 1997 and the six months ended June 30, 1998. Continuation of the Partnership's operations in the present form is dependent on its ability to achieve cash flow, additional funding from partners, or funding from other sources.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casa Del Mar Associates Limited Partnership as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ARTHUR ANDERSEN LLP

Washington, D.C.
April 4, 1997 (except with respect
to the matter discussed in Note 8, as to which the date is September 14, 1998)

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                     ASSETS

CASH AND CASH EQUIVALENTS...................................   $    43,412
TENANT RECEIVABLES, net of allowance for doubtful accounts
  of $41,247................................................        17,079
TENANTS' SECURITY DEPOSITS..................................        70,783
PREPAID INSURANCE...........................................         8,338
FOOD AND LINEN INVENTORY....................................        26,789
OTHER DEPOSITS..............................................        33,130
MORTGAGE ESCROW DEPOSITS:
  Real estate taxes and insurance...........................       183,149
  Replacement reserve.......................................       137,441
                                                               -----------
                                                                   320,590
                                                               -----------
RENTAL PROPERTY, AT COST:
  Land and improvements, net of accumulated depreciation of
     $388,067...............................................     4,943,802
  Buildings and improvements, net of accumulated
     depreciation of $3,762,804.............................    11,463,811
  Furniture, fixtures and equipment, net of accumulated
     depreciation of $2,749,436.............................       372,655
                                                               -----------
                                                                16,780,268
                                                               -----------
DEFERRED RENTAL COSTS.......................................         3,717
DEFERRED FINANCE COSTS, net of accumulated amortization of
  $33,898...................................................       305,082
                                                               -----------
          Total assets......................................   $17,609,188
                                                               ===========

                    LIABILITIES AND PARTNERS' DEFICIT

ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
  Trade payables............................................   $   235,820
  Accrued wages and payroll taxes...........................        74,460
  Accrued interest on mortgage note and notes payable.......       152,394
  Accrued interest on advances from affiliate...............        54,446
  Accrued management fee....................................       165,997
                                                               -----------
                                                                   683,117
TENANTS' SECURITY DEPOSITS PAYABLE..........................       584,373
RENTS RECEIVED IN ADVANCE...................................        15,678
MORTGAGE NOTE PAYABLE.......................................    14,120,604
ADVANCES FROM AFFILIATE.....................................     5,108,000
NOTES PAYABLE...............................................     1,484,503
PARTNERS' DEFICIT...........................................    (4,387,087)
                                                               -----------
          Total liabilities and partners' deficit...........   $17,609,188
                                                               ===========

       The accompanying notes are an integral part of this balance sheet.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

REVENUE:
  Rental income.............................................   $6,728,184
  Other operating income....................................      230,617
  Operating interest income.................................        1,856
                                                               ----------
          Total revenue.....................................    6,960,657
                                                               ----------
OPERATING EXPENSES:
  Food services.............................................    1,521,908
  Administrative............................................    1,162,478
  Building services.........................................      765,604
  Housekeeping..............................................      359,673
  Health services...........................................      322,300
  Social activities.........................................      209,743
  Property taxes and insurance..............................      364,527
  Marketing.................................................       82,831
                                                               ----------
          Total operating expenses..........................    4,789,064
                                                               ----------
  Net operating income......................................    2,171,593
                                                               ----------
OTHER EXPENSE:
  Interest expense..........................................    1,858,350
  Depreciation..............................................    1,044,259
  Other expense.............................................       17,934
                                                               ----------
          Total other expense...............................    2,920,543
                                                               ----------
LOSS BEFORE EXTRAORDINARY ITEM..............................     (748,950)
EXTRAORDINARY ITEM -- GAIN ON RESTRUCTURING OF DEBT.........      350,257
                                                               ----------
          NET LOSS..........................................   $ (398,693)
                                                               ==========

    The accompanying notes are an integral part of this financial statement.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                          SPECIAL      PREFERRED
                                             GENERAL      LIMITED       LIMITED
                                             PARTNER      PARTNER      PARTNERS        TOTAL
                                            ---------   -----------   -----------   -----------
BALANCE, January 1, 1996..................  $(564,938)  $(2,002,959)  $(1,522,609)  $(4,090,506)
  Net loss................................    (21,928)      (77,745)     (299,020)     (398,693)
  Capital contribution resulting from
     forgiveness of general partner
     advance..............................    102,112            --            --       102,112
                                            ---------   -----------   -----------   -----------
BALANCE, December 31, 1996................  $(484,754)  $(2,080,704)  $(1,821,629)  $(4,387,087)
                                            =========   ===========   ===========   ===========
PERCENTAGE INTEREST, as of December 31,
  1996....................................       5.5%         19.5%         75.0%
                                            =========   ===========   ===========

    The accompanying notes are an integral part of this financial statement.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (398,693)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation...........................................   1,044,259
     Amortization of deferred finance costs.................      33,898
     Gain on restructuring of debt..........................    (350,257)
     Change in tenant receivables...........................      40,211
     Change in tenants' security deposits...................     (20,783)
     Change in prepaid insurance............................      31,147
     Change in food and linen inventory.....................          60
     Change in real estate tax and insurance escrow.........    (135,494)
     Change in deferred rental costs........................      (3,717)
     Change in other deposits...............................      (7,230)
     Change in accounts payable and accrued expenses........      (6,549)
     Change in accrued interest.............................     336,106
     Change in accrued management fee.......................     109,661
     Change in tenants' security deposits payable...........      37,432
     Change in rents received in advance....................      15,678
                                                              ----------
          Net cash provided by operating activities.........     725,729
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixtures and equipment.............    (115,465)
  Proceeds from disposition of asset........................      18,777
  Payments to replacement reserve...........................     (51,176)
  Withdrawals from replacement reserve......................      10,956
                                                              ----------
          Net cash used in investing activities.............    (136,908)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on mortgage note payable.........................    (184,542)
  Payments on advances from affiliates......................    (270,000)
  Payments on notes payable.................................    (205,434)
                                                              ----------
          Net cash used in financing activities.............    (659,976)
                                                              ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (71,155)
CASH AND CASH EQUIVALENTS, beginning of year................     114,567
                                                              ----------
CASH AND CASH EQUIVALENTS, end of year......................  $   43,412
                                                              ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $1,488,346
                                                              ==========
NONCASH FINANCING ACTIVITIES:
  Transfer of accrued interest into mortgage note payable
     resulting from refinancing.............................  $  250,746
                                                              ==========
  Capital contribution resulting from forgiveness of general partner advance........................................  $  102,112
                                                              ==========

    The accompanying notes are an integral part of this financial statement.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP


                         NOTES TO FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1996

1. THE PARTNERSHIP:

     Casa Del Mar Associates Limited Partnership (the "Partnership") was organized as of August 26, 1988 pursuant to the laws of the state of Florida, and according to the Agreement of Limited Partnership (the "Partnership Agreement"), shall continue until December 31, 2038, unless sooner dissolved in accordance with the Partnership Agreement.

     The Partnership operates a senior living community consisting of 214 apartment units in Palm Beach County, Florida (the "Facility"). The Facility consists of two self-contained buildings. The first building is a 154-unit retirement center consisting of a central amenity building and two wings of individual apartments. The second building is a 60-unit personal care facility, for those individuals requiring some additional assistance with the activities of daily living.

     On July 12, 1996, a controlling interest in the Partnership's general partner was acquired by NHP Real Estate Corporation, an affiliate of NHP Incorporated (see Note 7).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with initial maturities of 90 days or less to be cash equivalents.

     NHP Management Company ("NHPMC"), a wholly owned subsidiary of NHP Incorporated, assumed property management responsibility for the Facility as part of the purchase effective July 12, 1996. NHPMC maintains at banks concentrated cash and cash equivalent accounts of affiliated entities for which it provides property management services. As of December 31, 1996, NHPMC did not hold any cash on behalf of the Partnership.

RENTAL REVENUE

     Property owned by the Partnership is subject to numerous tenant leasing arrangement having initial terms of one year or less. Rental revenue from these arrangements is recognized on a straight line basis over the appropriate lease term.

DEPRECIATION

     Depreciation of the land improvements and building and improvements are computed using the straight line method, assuming a 15 year and 27.5 year life, respectively. Furniture, fixtures and equipment are depreciated using an accelerated method, assuming an estimated useful life of 5 to 7 years.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

AMORTIZATION

     Deferred finance costs are amortized over the appropriate mortgage loan period using the straight-line method, which approximates the effective interest method. The related amortization is recorded within interest expense in the accompanying statement of operations.

INCOME TAXES

     The Partnership is not a tax paying entity and, accordingly, no provision has been recorded for Federal or state income tax purposes. The partners are individually responsible for reporting their share of the Partnership's taxable income on their income tax returns. In the event of an examination of the Partnership's tax return by the Internal Revenue Service, the tax liability of the partners could be changed if an adjustment in the Partnership's income is ultimately sustained by the taxing authorities.

     Certain transactions of the Partnership may be subject to accounting methods for income tax purposes that differ from the accounting methods used in preparing these financial statements in accordance with generally accepted accounting principles. Accordingly, the net income or loss of the Partnership and the resulting balances in the partners' capital accounts reported for income tax purposes may differ from the balances reported for those same items in these financial statements.

IMPLEMENTATION OF NEW ACCOUNTING STANDARD

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of," which the Partnership implemented on January 1, 1996. The adoption of this statement did not have an effect on the Partnership's financial position or results of operations.

3. PARTNERSHIP PROFITS AND LOSSES AND DISTRIBUTIONS:

     Net income of the Partnership is allocated to the partners, pro rata, based on any negative capital account balances, until such negative capital balances are eliminated; any remaining income is allocated to the partners, pro rata, based on their respective percentage interests. Net losses are allocated to the partners, pro rata, based on any positive capital balances, until such positive capital balances are eliminated. Any remaining losses are allocated to the partners, pro rata, based on their respective percentage interests. Net cash flow is to be distributed, pro rata to the Preferred Limited Partners, until each Preferred Limited Partner has received distributions equal to a cumulative, simple 12% annual return on his net cash investment, as defined in the Partnership Agreement. Any remaining net cash flow will be distributed in accordance with the percentage interests.

4. MORTGAGE NOTES PAYABLE:

     The Partnership is indebted to Washington Capital DUS, Inc. for a first mortgage note payable (the "First Mortgage Note") in the original amount of $14,365,000 issued in September 1995. As of December 31, 1996, the First Mortgage Note had an outstanding balance of $14,120,604. The First Mortgage note is payable in monthly principal and interest payments of $112,016, with an interest rate of 8.12% per annum until

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

August 1, 2005, at which time the full unpaid balance is due and payable. Minimum annual principal payments are as follows:

1997............................................  $   205,563
1998............................................      222,867
1999............................................      241,652
2000............................................      262,022
2001............................................      284,078
Thereafter......................................   12,904,422
                                                  -----------
                                                  $14,120,604
                                                  ===========

     In connection with the issuance of the First Mortgage Note, the Partnership capitalized deferred finance costs of $338,980, which is shown net of accumulated amortization of $33,898 as of December 31, 1996.

     The First Mortgage Note is secured by the buildings and improvements, as well as other amounts deposited with the lender.

5. ADVANCES FROM AFFILIATE:

     Prior to July 12, 1996, the Partnership had been advanced funds from the general partner. These advances bore interest at 9 percent per annum and were to become due on December 31, 2002. In connection with the sale of the general partner interest described in Note 1, any previously accrued and unpaid interest was added to the principal balance, and the note was assigned to NHP Incorporated. In addition, $102,112 in principal and accrued interest was forgiven, resulting in a newly stated outstanding balance of $5,108,000. The gain on forgiveness of debt is reflected as a capital contribution in the accompanying statement of changes in partners' deficit. The new advance bears interest at 9.75 percent per annum, with amounts payable monthly from net cash flow, as defined in the note agreement. All unpaid principal and interest are due and payable on July 12, 2006.

                  CASA DEL MAR ASSOCIATES LIMITED PARTNERSHIP

6. NOTES PAYABLE:

     Prior to July 12, 1996, the Partnership was liable to Casa Del Mar Participation Corporation, an affiliate of the Partnership, for a note payable in the original amount of $2,000,000. This note bore interest at a rate of 13 percent, with variable monthly principal and interest payments, until September 1, 2002, when all unpaid amounts were to become due and payable. In connection with the sale of the general partner interest described in Note 1, this note payable was restructured such that any previously accrued and unpaid interest was added to the principal balance and was assigned to Stephen A. Goldberg. In addition, $350,257 in principal and accrued interest was forgiven, resulting in newly stated principal balance of $1,428,000. This gain on forgiveness of debt is reflected as an extraordinary item on the statement of operations. The new note payable bears interest at 9.00 percent per annum, with amounts payable monthly from net cash flow, as defined in the loan agreement. All unpaid principal and interest are due and payable in July 2006.

     In addition, as of December 31, 1996, the Partnership was liable for two notes payable, in the aggregate amount of $56,503, issued for the purpose of acquiring business equipment. The loans accrued interest at 13.87 percent and
11.54 percent annually, with combined monthly payments of $2,668 and maturities of October and November 1999, respectively.

7. RELATED-PARTY TRANSACTIONS:

     NHPMC is the project management agent under an agreement which extends, subject to certain conditions, to the year 2020. Certain stockholders owning approximately 60 percent of the voting stock of NHP Incorporated also control the entity which holds the general partnership interest in the Partnership.

     During 1996, personnel working at the Facility were employees of NHP Incorporated, and therefore the Facility reimbursed NHP Incorporated for the actual salaries and related benefits, as reflected in the accompanying financial statements. At December 31, 1996, trade payables include $196 due to NHP Incorporated.

     During 1996, NHPMC received a fee of $106,187 for its services as management agent for the period from July 12, 1996 through December 31, 1996. As part of the management agreement, management fees are calculated as 6 percent of the Facility's rental collections, with 4 percent paid currently, and the remaining 2 percent deferred until January of the following year. As of December 31, 1996, $142,462 of deferred management fees is included in accrued management fee on the accompanying balance sheet.

8. SUBSEQUENT EVENT:

     The Partnership has experienced deficiencies in cash flow and has required funding from its partners in the year ended December 31, 1997 and the six months ended June 30, 1998. Continuation of the Partnership's operations in the present form is dependent on its ability to achieve cash flow, additional funding from partners, or funding from other sources.

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                $600,000,000 OF
                              PREFERRED STOCK AND
                              CLASS A COMMON STOCK

                             AIMCO PROPERTIES, L.P.
                  $200,000,000 OF PARTNERSHIP PREFERRED UNITS
                    $200,000,000 OF PARTNERSHIP COMMON UNITS

     We may offer and issue these securities in connection with acquisitions of businesses, properties, securities or other assets. In addition, we may issue our Class A Common Stock upon conversion of shares our Preferred Stock, and we may also issue shares of our Preferred Stock and shares of our Class A Common Stock in exchange for our Partnership Preferred Units or our Partnership Common Units tendered for redemption.


     Apartment Investment and Management Company has elected to be taxed for Federal income tax purposes as a REIT. Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sales price of our Class A Common Stock on the NYSE was $34 7/8 per share. There is no public market for our Partnership Preferred Units or our Partnership Common Units. However, after a one-year holding period, each of our Partnership Common Units may be redeemed in exchange for a share of our Class A Common Stock or, at our option, a cash amount equal to the market value of one share of our Class A Common Stock at the time of the redemption (subject to antidilution adjustments).



     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF MATERIAL RISKS IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, INCLUDING WITHOUT LIMITATION, THE FOLLOWING RISKS:


     - Our acquisition and development activities expose us to several negative factors, including difficulty in managing our rapid growth, the incurrence of unforeseen costs, possible failure to realize projected occupancy and rental rates.

     - Our organizational documents do not limit the amount of debt that we may incur, and our Board of Directors may change our leverage policy at any time. Our cash flow from operations might be insufficient to make required debt payments, and we might be unable to refinance our debt at all or on terms as favorable as the terms of our existing debt. In addition, we are subject to debt covenants that may restrict our ability to make distributions to investors.

     - Our real estate investment and management activities expose us to several potentially negative factors that are beyond our control such as local economic conditions, intense competition, potential environmental liabilities and change of laws, any of which could negatively affect our financial condition or results of operations.

     - We and certain of our officers and/or directors and unconsolidated subsidiaries have entered into, and may in the future into certain transactions that may result in conflicts of interest between the us and such officers and/or directors and unconsolidated subsidiaries.

     - If Apartment Investment and Management Company fails to qualify as a REIT, it (i) would not be allowed a deduction for dividends it pays, (ii) would be subject to federal income tax at corporate rates, (iii) might need to borrow funds or liquidate investments on unfavorable terms in order to pay the applicable tax and (iv) would no longer be required to make distributions to stockholders.

     - Our charter limits the number of shares of our stock that may be held by any one investor. Consequently, our stockholders are limited in their ability to effect a change of our control.

     - Investors in our partnership units must hold their units for one year, subject to certain exceptions. Thereafter investors may transfer such partnership units, subject to the satisfaction of certain conditions, including the general partner's right of first refusal. Holders of our partnership units do not have the ability to vote for or remove the general partner, and therefor they can not effect a change of control of AIMCO Properties, L.P.

     To the extent not otherwise described herein, the form in which the securities are to be issued, and the terms of such securities, including without limitation, their specific designation, or aggregate initial offering price, rate and times of payment of dividends, if any, redemption, conversion and exchange terms, if any, voting or other rights, if any, and other specific terms will be set forth in a Prospectus Supplement, together with the terms of offering of such securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

               The date of this Prospectus is             , 1998.

                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
THE COMPANY.....................................    1
RISK FACTORS....................................    2
  Risks of Acquisition and Development
    Activities..................................    2
  Risks Associated With Debt Financing..........    3
  Increases in Interests Rates May Increase our
    Interest Expense............................    3
  Risks of Interest Rate Hedging Arrangements...    3
  Covenant Restrictions May Limit Our Ability to
    Make Payments to Our Investors..............    3
  We Depend on Distributions and Other Payments
    from Our Subsidiaries.......................    4
  Real Estate Investment Risks..................    4
  Possible Environmental Liabilities............    4
  Laws Benefitting Disabled Persons May Result
    in Unanticipated Expenses...................    4
  Risks Relating to Regulation of Affordable
    Housing.....................................    5
  The Loss of Property Management Contracts
    Would Reduce Our Revenues...................    5
  Dependence on Certain Executive Officers......    5
  Possible Conflicts of Interest; Transactions
    with Affiliates.............................    5
  Tax Risks.....................................    6
  Possible Adverse Consequences of Limits on
    Ownership of Shares.........................    7
  Our Charter and Maryland Law May Limit the
    Ability of a Third Party to Acquire Control
    of the Company..............................    7
  Risks Associated With an Investment in OP
    Units.......................................    8
SECURITIES COVERED BY THIS PROSPECTUS...........   14
RATIO OF EARNINGS TO FIXED CHARGES..............   16
SELECTED HISTORICAL FINANCIAL DATA..............   17
PER SHARE AND PER UNIT DATA.....................   20
  Per Share Data................................   20
  Per Unit Data.................................   20
  Stock Prices, Dividends and Distributions.....   21
BUSINESS OF THE COMPANY.........................   22
  Operating and Financial Strategies............   22
  Growth Strategies.............................   23
  Property Management Strategies................   26
  Accounting Policies and Definitions...........   28
  Policies of the Company with Respect to
    Certain Other Activities....................   29
  Year 2000 Compliance..........................   31
DESCRIPTION OF PREFERRED STOCK..................   31
  General.......................................   31
  Dividends.....................................   32
  Convertibility................................   33
  Redemption and Sinking Fund...................   33
  Liquidation Rights............................   33
  Voting Rights.................................   33
  Miscellaneous.................................   34
  Other Rights..................................   34
  Transfer Agent and Registrar..................   34
  Class B Preferred Stock.......................   34
  Class C Preferred Stock.......................   36
  Class D Preferred Stock.......................   37
  Class E Preferred Stock.......................   38
  Class G Preferred Stock.......................   39



                                                  PAGE
                                                  ----
  Class H Preferred Stock.......................   40
DESCRIPTION OF COMMON STOCK.....................   41
  General.......................................   41
  Class A Common Stock..........................   41
  Restrictions on Transfer......................   42
  Class B Common Stock..........................   43
  Business Combinations.........................   44
  Control Share Acquisitions....................   44
DESCRIPTION OF OP UNITS.........................   45
  General.......................................   45
  Purpose and Business..........................   45
  Management by the AIMCO GP....................   46
  Management Liability and Indemnification......   47
  Compensation and Fees.........................   47
  Fiduciary Responsibilities....................   47
  Class B Partnership Preferred Units...........   48
  Class C Partnership Preferred Units...........   48
  Class D Partnership Preferred Units...........   48
  Class E Partnership Preferred Units...........   49
  Class F Partnership Preferred Units...........   49
  Class G Partnership Preferred Units...........   49
  Class H Partnership Preferred Units...........   49
  High Performance Units........................   50
  Distributions.................................   50
  Allocations of Net Income and Net Loss........   52
  Withholding...................................   52
  Return of Capital.............................   52
  Redemption Rights.............................   53
  Partnership Right to Call Common OP Units.....   53
  Transfers and Withdrawals.....................   53
  Issuance of Capital Stock by AIMCO............   54
  Dilution......................................   55
  Amendment of the AIMCO Operating Partnership
    Agreement...................................   55
  Procedures for Actions and Consents of
    Partners....................................   55
  Records and Accounting; Fiscal Year...........   56
  Reports.......................................   56
  Tax Matters...................................   56
  Dissolution and Winding Up....................   56
COMPARISON OF THE AIMCO OPERATING PARTNERSHIP
  AND AIMCO.....................................   58
COMPARISON OF COMMON OP UNITS AND CLASS A COMMON
  STOCK.........................................   65
FEDERAL INCOME TAXATION OF AIMCO AND AIMCO
  STOCKHOLDERS..................................   67
  General.......................................   67
  Tax Aspects of AIMCO's Investments in
    Partnerships................................   72
  Taxation of Management Subsidiaries...........   73
  Taxation of Taxable Domestic Stockholders.....   73
  Taxation of Foreign Stockholders..............   74
  Information Reporting Requirements and Backup
    Withholding.................................   76
  Taxation of Tax-Exempt Stockholders...........   76
FEDERAL INCOME TAXATION OF THE AIMCO OPERATING
  PARTNERSHIP AND OP UNITHOLDERS................   77
  Partnership Status............................   77

                                                  PAGE
                                                  ----
  Taxation of OP Unitholders....................   79
  Allocations of AIMCO Operating Partnership
    Profits and Losses..........................   79
  Tax Basis of a Partnership Interest...........   79
  Cash Distributions............................   80
  Tax Consequences Upon Contribution of Property
    to the AIMCO Operating Partnership..........   80
  Limitations on Deductibility of Losses........   81
  Section 754 Election..........................   82
  Depreciation..................................   82
  Sale, Redemption, or Exchange of OP Units.....   83
  Termination of the AIMCO Operating
    Partnership.................................   83
  Alternative Minimum Tax.......................   84



                                                  PAGE
                                                  ----
  Information Returns and Audit Procedures......   84
  Taxation of Foreign OP Unitholders............   85
OTHER TAX CONSEQUENCES..........................   85
  Possible Legislative or Other Actions
    Affecting REITs.............................   85
  State, Local and Foreign Taxes................   85
WHERE YOU CAN FIND MORE INFORMATION.............   85
LEGAL MATTERS...................................   86
EXPERTS.........................................   87
GLOSSARY........................................  A-1
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
  PARTNERSHIP OF AIMCO PROPERTIES, L.P..........  B-1

                                  THE COMPANY


     Apartment Investment and Management Company ("AIMCO"), a Maryland corporation formed on January 10, 1994, is a self-administered and self-managed REIT engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. As of October 1, 1998, we owned or managed 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, we were the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:



     - owned or controlled 58,495 units in 209 apartment properties;



     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and



     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.



     We conduct substantially all of our operations through AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO Operating Partnership"). Our wholly owned subsidiary, AIMCO-GP, Inc. (the "AIMCO GP") is the sole general partner of the AIMCO Operating Partnership. Through the AIMCO GP and another of our wholly owned subsidiaries, AIMCO-LP, Inc. (the "Special Limited Partner"), as of October 1, 1998, we owned approximately an 89% interest in the AIMCO Operating Partnership. We manage apartment properties for third parties and affiliates through unconsolidated subsidiaries that we refer to as the "management companies." Generally, when we refer to "we," "us" or the "Company" in this prospectus, we are referring to AIMCO, the AIMCO Operating Partnership, the management companies and their respective subsidiaries.



     Our principal executive offices are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.

     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES


     Generally. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to identify or complete transactions in the future. Although we seek to acquire, develop and expand properties only when such activities are accretive on a per share basis, such transactions may fail to perform in accordance with our expectations. When we develop or expand properties, we are subject to the risks that:


     - costs may exceed original estimates;

     - projected occupancy and rental rates at the property may not be realized;

     - financing may not be available on favorable terms;


     - construction and lease-up may not be completed on schedule; and


     - we may experience difficulty or delays in obtaining necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.


     We May Have Difficulty Managing Our Rapid Growth. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned or managed properties from 132 apartment properties with 29,343 units to 2,303 apartment properties with 396,090 units as of October 1, 1998. These acquisitions have included purchases of properties and interests in entities that own or manage properties, as well as corporate mergers. Our recent merger with Insignia Financial Group, Inc. ("Insignia") is our largest acquisition so far. Our ability to successfully integrate acquired businesses and properties depends on our ability to:


     - attract and retain qualified personnel;


     - integrate the personnel and operations of the acquired businesses;


     - maintain uniform standards, controls, procedures and policies; and

     - maintain adequate accounting and information systems.


     We can provide no assurance that we will be able to accomplish these goals and successfully integrate any acquired businesses or properties. If we fail to successfully integrate such businesses, our results of operations could be adversely affected.


     Litigation Associated with Partnership Acquisitions. We have engaged in, and intend to continue to engage in, the selective acquisition of interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement. Although we intend to comply with our fiduciary obligations and relevant partnership agreements, we may incur additional costs in connection with the defense or settlement of such litigation. In some cases, such litigation may adversely affect our desire to proceed with, or our ability to complete, a particular transaction. Such litigation could also have a material adverse effect on our results of operations.


RISKS ASSOCIATED WITH DEBT FINANCING


     Our strategy is generally to incur debt to increase the return on our equity while maintaining acceptable interest coverage ratios. We seek to maintain a ratio of free cash flow to combined interest expense and preferred stock dividends of between 2:1 and 3:1. However, our Board of Directors could change this strategy at any time and increase our leverage. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us. As of June 30, 1998, 94% of the properties that we own or control and 43% of our assets were encumbered by debt. On a pro forma basis, giving effect to the recent Insignia merger, as of June 30, 1998, we had $1,626 million of indebtedness outstanding on a consolidated basis, of which $1,604 million was secured.


INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE


     As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions.


RISKS OF INTEREST RATE HEDGING ARRANGEMENTS

     From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline. These agreements involve the following risks:

     - interest rate movements during the term of the agreement may result in a gain or loss to us;

     - we may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and

     - if the counterparty to the agreement fails to pay, we may incur a loss.

COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS


     Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us. Our primary credit facility provides that we may make distributions to our investors during any 12-month period in an aggregate amount that does not exceed the greater of 80% of our funds from operations for such period or such amount as may be necessary to maintain our REIT status. This credit facility prohibits all distributions if certain financial ratios and tests are not satisfied. The preferred stock that we issued in the Insignia merger prohibits the payment of dividends on our common stock if we fail to make the payments required by the preferred stock.

WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES


     All of our properties are owned, and all of our operations are conducted, by the AIMCO Operating Partnership and our other subsidiaries. As a result, we depend on distributions and other payments from subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations. As an equity investor in our subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that we are recognized as a creditor of such subsidiaries, our claims would still be subordinated to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to us.


REAL ESTATE INVESTMENT RISKS

     Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control. Such events or conditions could include:

     - the general economic climate;

     - competition from other apartment communities and alternative housing;

     - local conditions, such as an increase in unemployment or an oversupply of apartments, that might adversely affect apartment occupancy or rental rates;

     - increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;

     - changes in governmental regulations and the related costs of compliance;

     - changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

     - changes in interest rate levels and the availability of financing; and

     - the relative illiquidity of real estate investments.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED EXPENSES

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the

"FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with the ADA and FHAA.

RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING


     As of October 1, 1998, we owned or controlled 2 properties, held an equity interest in 783 properties and managed for third parties and affiliates 322 properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the United States Department of Housing and Urban Development ("HUD") or state housing finance agencies, typically provide mortgage insurance, favorable financing terms or rental assistance payments to the property owners. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue. We usually need to obtain the approval of HUD in order to manage, or acquire a significant interest in, a HUD-assisted or HUD-insured property. We can make no assurance that we will always receive such approval.


THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES


     We manage some properties owned by third parties. For the year ended December 31, 1997, we derived approximately 2% of our gross revenue from management of properties owned by third parties. During the same period, Insignia, which merged with us on October 1, 1998, derived approximately 15% of its gross revenue from management of properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based declines. In general, management contracts may be terminated or otherwise lost as a result of:


     - a disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner;

     - the property owner's determination that our management of the property is unsatisfactory;

     - willful misconduct, gross negligence or other conduct that constitutes grounds for termination; or

     - with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS


     Although we have entered into employment agreements with our Chairman and Chief Executive Officer, Terry Considine, our President, Peter K. Kompaniez and our Executive Vice President, Steven D. Ira, the loss of any of their services could have an adverse effect on our operations.


POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES


     We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors and entities in which they own interests. For example, in order to satisfy certain REIT requirements, Messrs. Considine and Kompaniez directly or indirectly control the management companies which manage properties for third parties and affiliates. Although we own a 95% non-voting interest in these management companies, we have no control over them or their operations. As a result, the management companies could implement business decisions or policies that are not in our best interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority of our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

TAX RISKS


     Adverse Consequences of Failure to Qualify as a REIT. Although we believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes, we do not plan to request a ruling from the IRS that we qualify as a REIT. We have, however, received an opinion from the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, beginning with our initial taxable year ended December 31, 1994, we were organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code.



     You should be aware that opinions of counsel are not binding on the IRS or any court. Our opinion of counsel is based upon certain representations and covenants made by us regarding the past, present and future conduct of our business operations. Furthermore, our opinion of counsel is conditioned on, and our continued qualification as a REIT will depend on, our ability to meet, through actual annual operating results, the various REIT qualification tests. Such requirements are discussed in more detail under the heading "Federal Income Taxation of AIMCO and AIMCO Stockholders -- General."



     If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- General -- Failure to Qualify." Also, if we fail to qualify as a REIT, (i) we would be obligated to repurchase 750,000 shares of our preferred stock at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase, and (ii) we would be in default under our primary credit facilities and certain other loan documents. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Failure to Qualify."



     For example, we will qualify as a REIT only if, as of the close of any year in which we acquire a corporation that is a C Corporation (a corporation that does not qualify for taxation as a REIT, such as Insignia), we have no "earnings and profits" acquired from such C Corporation. In the Insignia merger, we succeeded to the earnings and profits of Insignia and, therefore, must distribute such earnings and profits effective on or before December 31, 1998. Insignia has retained independent certified public accountants to determine Insignia's earnings and profits through the effective time of the Insignia merger for purposes of this requirement. The determination of the independent certified public accountants will be based upon Insignia's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Any adjustments to Insignia's income for taxable years ending on or before the closing of the Insignia merger, including as a result of an examination of its returns by the IRS and the receipt of certain indemnity or other payments could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of such earnings and profits. Additionally, if the $50 million dividend required to be paid on the AIMCO preferred stock issued in the Insignia merger is not treated as a dividend under the Internal Revenue Code, we may, depending upon the amount of other distributions made by us subsequent to the Insignia merger, fail to distribute an amount equal to Insignia's earnings and profits. Our failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998, would result in our failure to qualify as a REIT.

     Effect of Distribution Requirements. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Annual Distribution Requirements."


     Possible Legislative or Other Actions Affecting REITs. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law could adversely affect our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our investors will be changed.


     Other Tax Liabilities. Even if we qualify as a REIT, we and our subsidiaries may be subject to certain Federal, state and local taxes on our income and property that could reduce operating cash flow.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     Our Charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). The Charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for
REITs:

     - the transfer will be considered null and void;

     - we will not reflect the transaction on our books;

     - we may institute legal action to enjoin the transaction;

     - we may demand repayment of any dividends received by the affected person on those shares;

     - we may redeem the shares at their then current market price;

     - the affected person will not have any voting rights for those shares; and

     - the shares (and all voting and dividend rights of the shares) will be held in trust for the benefit of one or more charitable organizations designated by us.

     We may purchase the shares held in trust at a price equal to the lesser of the price paid by the transferee of the shares or the then current market price. If the trust transfers any of the shares, the affected person will receive the lesser of the price he paid for the shares or the then current market price. An individual who acquires shares that violate the above rules bears the risk that:

     - he may lose control over the power to dispose of the shares;

     - he may not recognize profit from the sale of such shares if the market price of the shares increases; and

     - he may be required to recognize a loss from the sale of such shares if the market price decreases.

OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF THE COMPANY

     Ownership Limit. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors.


     Preferred Stock. Our Charter authorizes our Board of Directors to issue up to 510,750,000 shares of capital stock. As of October 1, 1998, 486,027,500 shares were classified as Class A Common Stock, 262,500 shares were classified as Class B Common Stock and 24,460,000 were classified as preferred stock. Under the Charter, our Board of Directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as the Board of

Directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests.

     Maryland Business Statutes. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and only with the approval of shareholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested shareholder. Maryland law also provides that a person who acquires shares of our stock that represent 20% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS


     We refer to interests in the AIMCO Operating Partnership as "OP Units." The Partnership Common Units are referred to as "Common OP Units" and the Partnership Preferred Units are referred to as "Preferred OP Units." The agreement of limited partnership of the AIMCO Operating Partnership is referred to as the "AIMCO Operating Partnership Agreement."



     Restrictions on Transferability of OP Units. There is no public market for our OP Units. In addition, our partnership agreement restricts the transferability of OP Units. Until the expiration of a one year holding period, subject to certain exceptions, investors may not transfer OP Units without the consent of the general partner of the AIMCO Operating Partnership. Thereafter investors may transfer such OP Units subject to the satisfaction of certain conditions, including the general partner's right of first refusal. See "Description of OP Units -- Transfers and Withdrawals." We have no plans to list our OP Units on a securities exchange. It is unlikely that any person will make a market in our OP Units, or that an active market for our OP Units will develop. If a market for our OP Units develops and our OP Units are considered "readily tradable" on a "secondary market (or the substantial equivalent thereof)," the AIMCO Operating Partnership would be classified as a publicly traded partnership for federal income tax purposes. See "-- Tax Treatment is Dependent on Partnership Status; Publicly Traded Partnership Risks."


     Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance. Although we make quarterly distributions on our OP Units, there can be no assurance regarding the amounts of available cash that the AIMCO Operating Partnership will generate or the portion that the general partner will choose to distribute. The actual amounts of available cash will depend upon numerous factors, including profitability of operations, required principal and interest payments on our debt, the cost of acquisitions (including related debt service payments), our issuance of debt and equity securities, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, some of which may be beyond the our control. Cash distributions are dependent primarily on cash flow, including from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when the we record losses and may not be made during periods when we record profits. We make quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends.

     Our partnership agreement gives our general partner discretion in establishing reserves for the proper conduct of the partnership's business that will affect the amount of available cash. We are required to make reserves for the future payment of principal and interest under our credit facilities and other indebtedness. In addition, our credit facilities limit our ability to distribute cash to holders of our OP Units. As a result of these and other factors, there can be no assurance regarding our actual levels of cash distributions on our OP Units, and our ability to distribute cash may be limited during the existence of any events of default under any of our debt instruments.


     The AIMCO GP Manages and Operates the AIMCO Operating Partnership; OP Unitholders Have Limited Voting Rights. The AIMCO GP manages and operates the AIMCO Operating Partnership. Unlike the holders of common stock in a corporation, OP Unitholders have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. OP Unitholders have no right to elect the AIMCO GP on an annual or other continuing basis, and the AIMCO GP may not be removed by OP Unitholders. As a result, OP Unitholders have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of the AIMCO Operating Partnership.



     We May Issue Additional Partnership Interests, Diluting OP Unitholders' Interests. We may issue an unlimited number of additional OP Units or other limited partner interests of the AIMCO Operating Partnership for such consideration and on such terms as may be established by the AIMCO GP in its sole discretion, in most cases, without the approval of OP Unitholders. The effect of any such issuance may be to dilute the interests of OP Unitholders in distributions by the AIMCO Operating Partnership.


     OP Unitholders May Not Have Limited Liability in Certain Circumstances. The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the AIMCO Operating Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the OP Unitholders as a group to make certain amendments to the AIMCO Operating Partnership Agreement or to take other action pursuant to the AIMCO Operating Partnership Agreement constituted participation in the "control" of the AIMCO Operating Partnership's business, then an OP Unitholder could be held liable under certain circumstances for the AIMCO Operating Partnership's obligations to the same extent as the AIMCO GP.

     Conflicts of Interest and Fiduciary Responsibility. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the AIMCO GP and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the AIMCO GP have fiduciary duties to manage the AIMCO GP in a manner beneficial to AIMCO, as the sole stockholder of the AIMCO GP. At the same time, the AIMCO GP, as general partner, has fiduciary duties to manage the AIMCO Operating Partnership in a manner beneficial to the AIMCO Operating Partnership and its partners. The duties of the AIMCO GP, as general partner, to the AIMCO Operating Partnership and its partners, therefore, may come into conflict with the duties of the directors and officers of the AIMCO GP to its sole stockholder, AIMCO. Such conflicts of interest might arise in the following situations, among others:

     - Decisions of the AIMCO GP with respect to the amount and timing of cash expenditures, borrowings, issuances of additional interests and reserves in any quarter will affect whether or the extent to which there is available cash to make distributions in a given quarter.

     - Under the terms of its partnership agreement, the AIMCO Operating Partnership will reimburse the AIMCO GP and its affiliates for costs incurred in managing and operating the AIMCO Operating Partnership, including compensation of officers and employees.

     - Whenever possible, the AIMCO GP seeks to limit the AIMCO Operating Partnership's liability under contractual arrangements to all or particular assets of the AIMCO Operating Partnership, with the other party thereto to have no recourse against the AIMCO GP or its assets.

     - Any agreements between the AIMCO Operating Partnership and the AIMCO GP and its affiliates will not grant to the OP Unitholders, separate and apart from the AIMCO Operating Partnership, the right to enforce the obligations of the AIMCO GP and such affiliates in favor of the AIMCO Operating Partnership. Therefore, the AIMCO GP, in its capacity as the general partner of the AIMCO Operating Partnership, will be primarily responsible for enforcing such obligations.

     - Under the terms of the AIMCO Operating Partnership Agreement, the AIMCO GP is not restricted from causing the AIMCO Operating Partnership to pay the AIMCO GP or its affiliates for any services rendered on terms that are fair and reasonable to the AIMCO Operating Partnership or entering into additional contractual arrangements with any of such entities on behalf of the AIMCO Operating Partnership. Neither the AIMCO Operating Partnership Agreement nor any of the other agreements, contracts and arrangements between the AIMCO Operating Partnership, on the one hand, and the AIMCO GP and its affiliates, on the other, are or will be the result of arms-length negotiations.

     Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The AIMCO Operating Partnership Agreement expressly authorizes the AIMCO GP to enter into, on behalf of the AIMCO Operating Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various affiliates of the AIMCO Operating Partnership and the AIMCO GP, on such terms as the AIMCO GP, in its sole and absolute discretion, believes are advisable. The latitude given in the AIMCO Operating Partnership Agreement to the AIMCO GP in resolving conflicts of interest may significantly limit the ability of an OP Unitholder to challenge what might otherwise be a breach of fiduciary duty. The AIMCO GP believes, however, that such latitude is necessary and appropriate to enable it to serve as the general partner of the AIMCO Operating Partnership without undue risk of liability.

     The AIMCO Operating Partnership Agreement expressly limits the liability of the AIMCO GP by providing that the AIMCO GP, and its officers and directors will not be liable or accountable in damages to the AIMCO Operating Partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if the AIMCO GP or such director or officer acted in good faith. In addition, the AIMCO Operating Partnership is required to indemnify the AIMCO GP, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by the AIMCO GP or such other persons, provided that the AIMCO Operating Partnership will not indemnify for
(i) willful misconduct or a knowing violation of the law or (ii) for any transaction for which such person received an improper personal benefit in violation or breach of any provision of the AIMCO Operating Partnership Agreement.

     The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the AIMCO GP has not obtained an opinion of counsel covering the provisions set forth in the AIMCO Operating Partnership Agreement that purport to waive or restrict the fiduciary duties of the AIMCO GP that would be in effect under common law were it not for the AIMCO Operating Partnership Agreement.

     Certain Tax Risks Associated with an Investment in the OP Units. For a general discussion of certain federal income tax consequences resulting from the acquisition, holding, exchanging, and otherwise disposing of OP Units, see "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders."

     Tax Treatment is Dependent on Partnership Status; Publicly Traded Partnership Risks. The availability to an OP Unitholder of the federal income tax benefits of an investment in the AIMCO Operating Partnership depends on the classification of the AIMCO Operating Partnership as a partnership for federal income tax purposes. In the opinion of our legal counsel, which opinion is based upon certain assumptions and representations by the AIMCO Operating Partnership and on opinions of local counsel, with respect to matters of local law, the AIMCO Operating Partnership will be classified as a partnership for federal income tax purposes. The opinion is expressed as of its date and our counsel has no obligation to advise OP Unitholders of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. No advance ruling has been or will be sought from the IRS as to the classification of the AIMCO Operating Partnership as a partnership. An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the AIMCO Operating Partnership as a partnership.

     If a market for the OP Units develops and the OP Units are considered "readily tradable" on a "secondary market (or the substantial equivalent thereof)," the AIMCO Operating Partnership would be classified as a publicly traded partnership. We believe and intend to take the position that the AIMCO Operating Partnership should not be classified as a publicly traded partnership because (i) our OP Units are not traded on an established securities market and
(ii) our OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the AIMCO Operating Partnership). Although the Treasury regulations promulgated by the U.S. Treasury Department under the Internal Revenue Code (the "Treasury Regulations") and an IRS pronouncement provide limited safe harbors, which, if satisfied, will prevent a partnership's interests from being treated as readily tradable on a secondary market or the substantial equivalent thereof, the AIMCO Operating Partnership may not have satisfied any of these safe harbors in its previous tax years. In addition, because the AIMCO Operating Partnership's ability to satisfy a safe harbor may involve facts that are not within its control, it is impossible to predict whether the AIMCO Operating Partnership will satisfy a safe harbor in future tax years. Such safe harbors are not intended to be substantive rules for the determination of whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof, and consequently, the failure to meet these safe harbors will not necessarily cause the AIMCO Operating Partnership to be treated as a publicly traded partnership. No assurance can be given, however, that the IRS will not assert that partnerships such as the AIMCO Operating Partnership constitute publicly traded partnerships, or that facts and circumstances will not develop which could result in the AIMCO Operating Partnership being treated as a publicly traded partnership.



     If the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would nevertheless not be taxable as a corporation as long as 90% or more of its gross income consists of "qualifying income." In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Internal Revenue Code) and gain from the sale or disposition of real property. We believe that more than 90% of the gross income of the AIMCO Operating Partnership consists of qualifying income and we expect that more than 90% of its gross income in future tax years will consist of qualifying income. In such event, even if the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would not be taxable as a corporation. If the AIMCO Operating Partnership were characterized as a publicly traded partnership, however, each OP Unitholder would be subject to special rules under section 469 of the Internal Revenue Code. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Limitations on Deductibility of Losses; "Passive Activity Loss" Limitation." No assurance can be given that the actual results of the AIMCO Operating Partnership's operations for any one taxable year will enable it to satisfy the qualifying income exception.



     If the AIMCO Operating Partnership were characterized as an association or publicly traded partnership taxable as a corporation (because it did not meet the qualifying income exception discussed above), it would be subject to tax at the entity level as a regular corporation and OP Unitholders would be subject to tax in the same manner as stockholders of a corporation. Thus, the AIMCO Operating Partnership would be subject to federal tax (and possibly state and local taxes) on its net income, determined without reduction for any distributions made to the OP Unitholders, at regular federal corporate income tax rates, thereby reducing the amount of any cash available for distribution to the OP Unitholders, which reduction could also materially and adversely impact the liquidity and value of the OP Units. In addition, the AIMCO Operating Partnership's items of income, gain, loss, deduction and credit would not be passed through to the OP Unitholders and the OP Unitholders would not be subject to tax on the income earned by the AIMCO Operating Partnership. Distributions received by an OP Unitholder from the AIMCO Operating Partnership, however, would be treated as dividend income for federal income tax purposes, subject to tax as ordinary income to the extent of current and accumulated earnings and profits of the AIMCO Operating Partnership, and the excess, if any, as a nontaxable return of capital to the extent of the OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest (without taking into account partnership liabilities), and thereafter as gain from the sale of a capital asset. Characterization of the AIMCO Operating Partnership as an association or publicly traded partnership taxable as a corporation would also result in the termination of AIMCO's status as a REIT for federal income tax purposes which would have a material adverse impact on AIMCO. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Partnership Status." No assurances can be given that the IRS would not challenge the status of the AIMCO Operating Partnership as a "partnership" which is not "publicly traded" for federal income tax purposes or that a court would not reach a result contrary to such positions. Accordingly, each prospective investor is urged to consult his tax advisor regarding the classification and treatment of the AIMCO Operating Partnership as a "partnership" for federal income tax purposes.


     Consequences of Exchanging Property for OP Units. In general, no gain or loss will be recognized for federal income tax purposes by a person contributing property to the AIMCO Operating Partnership (the "Contributing Partner") in exchange for OP Units, and the Contributing Partner will take a tax basis in the OP Unit received equal to his adjusted tax basis in the contributed property. Notwithstanding this general rule of nonrecognition, a Contributing Partner may recognize a gain where the property transferred is subject to liabilities, or the AIMCO Operating Partnership assumes liabilities in connection with the transfer of property, and the amount of such liabilities exceeds the amount of the AIMCO Operating Partnership liabilities allocated to such person as determined immediately after the transfer. Such excess is treated as a deemed distribution of cash to the Contributing Partner from the AIMCO Operating Partnership which, in turn, is treated as a nontaxable return of capital to the extent of the Contributing Partner's adjusted tax basis in his OP Unit and thereafter as gain from the sale of such partnership interest. If the Contributing Partner transfers property to the AIMCO Operating Partnership and the adjusted tax basis of the property differs from its fair market value, then AIMCO Operating Partnership tax items must be allocated, for federal income tax purposes, in a manner such that the Contributing Partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership."



     There are a variety of transactions that the AIMCO Operating Partnership may in its sole discretion undertake following such contribution with respect to the contributed property or the debt securing such property which could cause the Contributing Partner to recognize taxable gain, even though little or no cash is distributable to him as a result thereof. Such transactions include but are not limited to (i) the sale of a particular property, which could result in an allocation of gain only to those OP Unitholders who received OP Units for such property (even if cash attributable to sale proceeds were distributed proportionately to all OP Unitholders); and (ii) a reduction in the nonrecourse debt allocable to property (either because such debt becomes a recourse liability or is paid off with cash flow, new equity, or proceeds of debt secured by other property of the AIMCO Operating Partnership), which would result in a deemed distribution of money to the OP Unitholders who received OP Units for such property as well as to the other OP Unitholders. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" and "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Cash Distributions." The AIMCO Operating Partnership Agreement grants the AIMCO GP broad authority to undertake such transactions and does not grant the OP Unitholders affected by these actions any rights to prevent the AIMCO GP from taking such actions. Even if the AIMCO GP does not intend to sell or otherwise dispose of contributed property or to reduce the debt, if any, securing such property within any specified time period after the Contributing Partner transfers such property to the AIMCO Operating Partnership, it is possible that future economic, market, legal, tax or other considerations may cause the AIMCO Operating Partnership to dispose of the contributed property or to reduce its debt. In this regard, the AIMCO Operating Partnership Agreement provides that the AIMCO GP, while acting in its capacity as general partner of the AIMCO Operating Partnership, may, but is not required to, take into account the tax consequences to the OP Unitholders of its actions in such capacity. The AIMCO GP intends to make decisions in its capacity as general partner of the AIMCO Operating Partnership so as to maximize the profitability of the AIMCO Operating Partnership as a whole, independent of the tax effects on individual OP Unitholders.


     Tax Liability Exceeding Cash Distribution. An OP Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes, on his allocable share of the AIMCO Operating

Partnership's income, even if he receives no cash distributions from the AIMCO Operating Partnership. No assurance can be given that an OP Unitholder will receive cash distributions equal to his allocable share of taxable income from the AIMCO Operating Partnership or even the tax liability to him resulting from that income. Further, upon the sale of his OP Units, an OP Unitholder may incur a tax liability in excess of the amount of cash received. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Taxation of OP Unitholders of AIMCO Operating Partnership," and "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Sale, Redemption, or Exchange of OP Units."


     Deductibility of Losses. An OP Unitholder's ability to use his allocable share of losses, if any, from the AIMCO Operating Partnership at the end of the taxable year in which the loss is incurred may be limited by certain provisions of the Internal Revenue Code. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Limitations on Deductibility of Losses."


     Potential Audits. The AIMCO Operating Partnership's tax return may be audited, and any such audit could result in an audit of an OP Unitholder's tax return as well as increased liabilities for taxes because of adjustments resulting from the audit. No assurance can be given that the AIMCO Operating Partnership will not be audited by the IRS or various state authorities or that tax adjustments will not be made. Any adjustments in the AIMCO Operating Partnership's tax return will lead to adjustments in an OP Unitholder's tax return and may lead to audits of an OP Unitholder's tax return and adjustments of items unrelated to the AIMCO Operating Partnership. Each OP Unitholder would bear the cost of any expenses incurred in connection with an examination of such OP Unitholder's tax return. See "Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Information Returns and Audit Procedures."

     State, Local and Other Tax Considerations. In addition to federal income taxes, the AIMCO Operating Partnership and its OP Unitholders may be subject to state, local and foreign taxation in various jurisdictions in which the AIMCO Operating Partnership does business, owns property or resides. See "Other Tax Consequences -- State, Local and Foreign Taxes."

     Tax Gain or Loss on Disposition of OP Units. An OP Unitholder who sells OP Units will recognize gain or loss equal to the difference between the amount realized (including his share of AIMCO Operating Partnership nonrecourse liabilities) and his adjusted tax basis in such OP Units. Thus, prior AIMCO Operating Partnership distributions in excess of cumulative net taxable income in respect of an OP Unit which decreased an OP Unitholder's tax basis in such OP Unit will, in effect, become taxable income if the OP Unit is sold at a price greater than the OP Unitholder's tax basis in such OP Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

                     SECURITIES COVERED BY THIS PROSPECTUS

     The securities covered by this Prospectus (the "Securities") may be offered and issued from time to time by AIMCO or the AIMCO Operating Partnership in connection with acquisitions of businesses, properties, securities or other assets. In addition, AIMCO may issue (i) shares of its Class A Common Stock, par value $0.01 per share ("Class A Common Stock") covered hereby upon conversion of shares its Preferred Stock, par value $0.01 per share ("Preferred Stock"), (ii) shares of its Preferred Stock covered hereby and shares of its Class A Common Stock covered hereby, in each case in exchange for Partnership Preferred Units of the AIMCO Operating Partnership ("Preferred OP Units") tendered for redemption pursuant to the AIMCO Operating Partnership Agreement and (iii) shares of its Class A Common Stock covered hereby in exchange for Partnership Common Units of the AIMCO Operating Partnership ("Common OP Units" and together with the Preferred OP Units, the "OP Units") tendered for redemption pursuant to the AIMCO Operating Partnership Agreement.

     It is expected that the terms of acquisitions involving the issuance of the Securities will be determined by direct negotiations with owners or controlling persons of the business, properties, securities or other assets to be acquired or through exchange offers. It is expected that any shares of Class A Common Stock or Common OP Units issued will be valued at prices based on or related to market prices for the Class A Common Stock at or near the time the terms of such acquisition are established or at or near the time such Securities are delivered, or based on average market prices for periods ending at or near such times. No underwriting discounts or commissions will be paid, although brokers' or finders' fees may be paid from time to time with respect to specific acquisitions, and AIMCO or the AIMCO Operating Partnership may issue the Securities in full or partial payment of such fees. Any person receiving such fees may be deemed to be an "underwriter," within the meaning of the Securities Act.

     This Prospectus has also been prepared for use by the persons who may receive from AIMCO or the AIMCO Operating Partnership Securities covered by the Registration Statement in acquisitions and who may be entitled to offer such Securities under circumstances requiring the use of a Prospectus (such persons being referred to under this caption as "Securityholders"); provided, however, that no Securityholder will be authorized to use this Prospectus for any offer of such Security without first obtaining the consent of AIMCO and the AIMCO Operating Partnership. AIMCO and the AIMCO Operating Partnership may consent to the use of this Prospectus for a limited period of time by the Securityholders and subject to limitations and conditions which may be varied by agreement between AIMCO and the AIMCO Operating Partnership and the Securityholders. Resales of such Securities may be made on the NYSE or such other exchange on which the Securities may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

     Agreements with Securityholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by AIMCO and the AIMCO Operating Partnership; that Securityholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Securityholders may be deemed to be underwriters within the meaning of the Securities Act.

     When resales are to be made through a broker or dealer selected by AIMCO and the AIMCO Operating Partnership, it is anticipated that a member firm of the NYSE may be engaged to act as the Securityholders' agent in the sale of shares by such Securityholders. The member firm will be entitled to commissions (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the NYSE or other exchange from time to time at prices related to prices then prevailing. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under such act.

     Upon AIMCO and the AIMCO Operating Partnership being notified by a Securityholder that any block trade has taken place, a supplementary prospectus, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the member firm, the number of shares involved, the price at which such shares were sold by such Securityholder, and the commissions to be paid by such Securityholder to such member firm.

     This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who received Securities for whom AIMCO and the AIMCO Operating Partnership have consented to the use of this Prospectus in connection with resales of such Securities.

     In addition to the Securities offered hereby, AIMCO and the AIMCO Operating Partnership may from time to time issue additional Securities through public offerings or private placements. AIMCO and the AIMCO Operating Partnership may make such future issuances of Securities in connection with its acquisition of other businesses, properties, securities or other assets in business combination transactions or for other purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                              COMPANY               COMPANY
                                                       THE COMPANY                        PREDECESSORS(1)        PRO FORMA(6)
                                     ------------------------------------------------   -------------------   -------------------
                                      FOR THE SIX                            FOR THE    FOR THE               FOR THE
                                        MONTHS           FOR THE YEARS        PERIOD     PERIOD    FOR THE      SIX      FOR THE
                                         ENDED               ENDED           JAN. 10,   JAN. 1,      YEAR      MONTHS      YEAR
                                       JUNE 30,          DECEMBER 31,        1994 TO    1994 TO     ENDED      ENDED      ENDED
                                     -------------   ---------------------   DEC. 31,   JULY 28,   DEC. 31,   JUNE 30,   DEC. 31,
                                     1998    1997    1997    1996    1995      1994     1994(3)      1993       1998       1997
                                     -----   -----   -----   -----   -----   --------   --------   --------   --------   --------
Ratio of earning to fixed
  charges(2).......................  2.0:1   1.6:1   2.3:1   1.6:1   2.1:1    5.8:1       N/A       1.2:1      1.6:1      2.0:1
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends(4)(5)..................  1.6:1   1.6:1   2.2:1   1.6:1   1.5:1    2.0:1       N/A       1.2:1      1.3:1      1.5:1

---------------

(1) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of Class A Common Stock. On such date, AIMCO and Property Asset Management, L.L.C., and its affiliated companies and PDI Realty Enterprises, Inc. (collectively, the "Company Predecessors") engaged in a business combination and consummated a series of related transactions which enabled the Company to continue and to expand the property management and related businesses of the Company Predecessors.

(2) The ratio of earnings to fixed charges for the Company was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interests (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends and distributions received) plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized. The ratio of earnings to fixed charges for the Company Predecessors was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges and "fixed charges" consists of interest expense (including amortization of loan costs).

(3) The earnings of the Company Predecessors for the period from January 1, 1994 to July 28, 1994 were inadequate to cover fixed charges by $1,463,000.

(4) The ratio of earnings to combined fixed charges and preferred stock dividends for the Company was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interests (which includes equity in earnings of unconsolidated subsidiaries and partnerships only to the extent of dividends and distributions received) plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

(5) The Company Predecessors did not have any shares of preferred stock outstanding during the period from January 1, 1993 through July 28, 1994.


(6) Gives pro forma effect, as of the beginning of the period indicated, to AIMCO's May 8, 1998 merger with Ambassador Apartments, Inc., AIMCO's October 1, 1998 merger with Insignia Financial Group, Inc. and certain other transactions completed by AIMCO subsequent to December 31, 1997.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial and operating information for the Company. The Selected Historical Financial Data for the six months ended June 30, 1998 and 1997 is based on unaudited financial statements of AIMCO as included in AIMCO's Quarterly Report on Form 10-Q for the six months ended June 30, 1998, incorporated by reference herein. Results for the quarter ended June 30, 1998 are not necessarily indicative of the results to be expected for a full year. The selected historical financial information for the years ended December 31, 1997, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The selected historical financial information for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994 for AIMCO and for the period from January 1, 1994 through July 28, 1994 and for the year ended December 31, 1993 for the Company Predecessors is based on the audited financial statements of AIMCO and the Company Predecessors, respectively. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997 and in AIMCO's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Prospectus.

                                                                                                              THE COMPANY'S
                                                           THE COMPANY                                       PREDECESSORS(a)
                            --------------------------------------------------------------------------   ------------------------
                                                                                            FOR THE         FOR THE
                                                                                            PERIOD          PERIOD
                                    FOR THE                       FOR THE                  JAN. 10,         JAN. 1,      FOR THE
                               SIX MONTHS ENDED                  YEAR ENDED                  1994            1994          YEAR
                                   JUNE 30,                     DECEMBER 31,                THROUGH         THROUGH       ENDED
                            -----------------------   --------------------------------     DEC. 31,        JULY 28,      DEC. 31,
                               1998         1997         1997        1996       1995         1994           1994(b)        1993
                            ----------   ----------   ----------   --------   --------   -------------   -------------   --------
                                                                                         (RESTATED)(c)   (RESTATED)(c)
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
OPERATING DATA:
RENTAL PROPERTY
  OPERATIONS:
Rental and other property
  revenues................  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947     $ 24,894         $ 5,805      $  8,056
Property operating
  expenses................     (59,643)     (31,106)     (76,168)   (38,400)   (30,150)     (10,330)         (2,263)       (3,200)
Owned property management
  expenses................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)             --            --
Depreciation..............     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)         (1,151)       (1,702)
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income from Rental
  Property Operations.....      62,619       30,779       72,477     39,814     27,483        9,126           2,391         3,154
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
SERVICE COMPANY BUSINESS:
Management fees and other
  income..................       9,562        5,605       13,937      8,367      8,132        3,217           6,533         8,069
Management and other
  expenses................      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)         (5,823)       (6,414)
Corporate overhead
  allocation..............        (196)        (294)        (588)      (590)      (581)          --              --            --
Amortization of
  Goodwill................          --           --         (948)      (500)      (428)          --              --            --
Owner and seller
  bonuses.................          --           --           --         --         --           --            (204)         (468)
Depreciation and
  amortization............          (3)        (161)        (453)      (218)      (168)        (150)           (146)         (204)
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income from service
  business................       3,893        2,507        2,038      1,707      2,002        1,020             360           983
Minority interests in
  service company
  business................          (1)          (2)         (10)        10        (29)         (14)             --            --
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Company's shares of income
  from service company
  business................       3,892        2,505        2,028      1,717      1,973        1,006             360           983
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
General and administrative
  expenses................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)             --            --
Interest income...........      11,350        1,341        8,676        523        658          123              --            --
Interest expense..........     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)         (4,214)       (3,510)
Minority interest in other
  partnerships............        (516)        (565)       1,008       (111)        --           --              --            --
Equity in earnings of
  other partnerships(d)...      (4,681)        (379)      (1,798)        --         --           --              --            --
Equity in earnings of
  Unconsolidated
  Subsidiaries(e).........       5,609          (86)       4,636         --         --           --              --            --
Amortization of
  Goodwill................      (3,394)        (474)          --         --         --           --              --            --
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income (loss) before gain
  on disposition of
  property, extraordinary
  item, income taxes and
  minority interest in
  AIMCO Operating
  Partnership.............      35,998       11,733       30,246     15,629     14,988        7,702          (1,463)          627
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Gain on disposition of
  property................       2,526           --        2,720         44         --           --              --            --
Extraordinary (loss) --
  forgiveness of debt.....          --         (269)        (269)        --         --           --              --            --
Provisions for income
  taxes...................          --           --           --         --         --           --             (36)         (336)
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Income (loss) before
  minority interest in
  AIMCO Operating
  Partnership.............      38,524       11,464       32,697     15,673     14,988        7,702          (1,499)          291
Minority interest in AIMCO
  Operating Partnership...      (3,262)      (1,616)      (4,064)    (2,689)    (1,613)        (599)             --            --
                            ----------   ----------   ----------   --------   --------     --------         -------      --------
Net income (loss).........  $   35,262   $    9,848   $   28,633   $ 12,984   $ 13,375     $  7,143         $(1,499)     $    291
                            ==========   ==========   ==========   ========   ========     ========         =======      ========

                                                                                                              THE COMPANY'S
                                                           THE COMPANY                                       PREDECESSORS(a)
                            --------------------------------------------------------------------------   ------------------------
                                                                                            FOR THE         FOR THE
                                                                                            PERIOD          PERIOD
                                    FOR THE                       FOR THE                  JAN. 10,         JAN. 1,      FOR THE
                               SIX MONTHS ENDED                  YEAR ENDED                  1994            1994          YEAR
                                   JUNE 30,                     DECEMBER 31,                THROUGH         THROUGH       ENDED
                            -----------------------   --------------------------------     DEC. 31,        JULY 28,      DEC. 31,
                               1998         1997         1997        1996       1995         1994           1994(b)        1993
                            ----------   ----------   ----------   --------   --------   -------------   -------------   --------
                                                                                         (RESTATED)(c)   (RESTATED)(c)
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
BALANCE SHEET DATA (END OF
  PERIOD):
Real Estate, before
  accumulated
  depreciation............  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162     $406,067         $47,500      $ 46,819
Real Estate, net of
  accumulated
  depreciation............   2,287,309      945,969    1,503,922    745,145    448,425      392,368          32,270        33,701
Total assets..............   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361          39,042        38,914
Total mortgages and notes
  payable.................   1,314,475      644,457      808,503    522,146    268,692      141,315          40,873        41,893
Mandatory redeemable 1994
  Cumulative Convertible
  Senior Preferred
  Stock...................          --           --           --         --         --       96,600              --            --
Stockholder's equity......   1,394,394      388,477    1,045,300    215,749    169,032      140,319          (9,345)       (7,556)
OTHER DATA:
Total owned properties
  (end of period).........         210          107          147         94         56           48               4             4
Total owned apartment
  units (end of period)...      58,345       27,056       40,039     23,764     14,453       12,513           1,711         1,711
Equity Owned Properties...      74,318       88,690       83,431         --         --           --              --            --
Units under management
  (end of
  period).................      68,248       70,213       69,587     19,045     19,594       20,758          29,343        28,422
Basic earnings per common
  share...................  $     0.62   $     0.53   $     1.09   $   1.05   $   0.86     $   0.42             N/A           N/A
Diluted earnings per
  common share............  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86     $   0.42             N/A           N/A
Distributions paid per
  common share............  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66     $   0.29             N/A           N/A
Cash flows provided by
  operating activities....       5,838       25,035       73,032     38,806     25,911       16,825           2,678         2,203
Cash flows used in
  investing activities....    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)           (924)      (16,352)
Cash flows provided by
  (used in) financing
  activities..............     107,063       91,450      668,549     60,129     30,145      176,800          (1,032)       14,114
Funds from
  operations(f)...........  $   83,657   $   28,441   $   81,155   $ 35,185   $ 25,285     $  9,391             N/A           N/A
Weighted average number of
  common shares and OP
  Units outstanding(g)....      43,409       18,559       29,119     14,994     11,461       10,920             N/A           N/A

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of Class A Common Stock. On such date, the Company and the Company Predecessors engaged in a business combination and consummated a series of related transactions which enabled the Company to continue and expand the property management and related businesses of the Company Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of Class A Common Stock were repurchased by AIMCO in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO.


(c) In the second quarter of 1996, the Company reorganized its ownership of the service company business. Prior to the 1996 reorganization, the Company reported the service company business on the equity method. After the 1996 reorganization, the service company business was conducted by a limited partnership controlled by the Company and was, therefore, consolidated. The Company has restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. In the third quarter of 1998, the Company reorganized its ownership of the service company business so that it is now conducted by the management companies, which are not consolidated.


(d) Represents the Company's share of earnings from 83,431 units in which the Company purchased an equity interest from the NHP Real Estate Companies.


(e) Represents the Company's equity earnings in the unconsolidated subsidiaries.


(f) The Company's management believes that the presentation of funds from operations ("FFO"), when considered with the financial data determined in accordance with generally accepted accounting principles ("GAAP"), provides a useful measure of the Company's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to the Company, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization

     (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO consistent with the NAREIT definition, adjusted for AIMCO's minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. The Company's management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of the Company's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of income before minority interest in the AIMCO Operating Partnership to FFO:

                                          FOR THE                                        FOR THE
                                        SIX MONTHS                 FOR THE                PERIOD
                                           ENDED                 YEAR ENDED            JANUARY 10,
                                         JUNE 30,               DECEMBER 31,             1994 TO
                                     -----------------   ---------------------------   DECEMBER 31,
                                      1998      1997      1997      1996      1995         1994
                                     -------   -------   -------   -------   -------   ------------
                                                     (IN THOUSANDS)
Income before minority interest in
  AIMCO
Operating Partnership..............  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property....   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item.................       --       269       269        --        --          --
Real estate depreciation, net of
  minority interests...............   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill...........    4,727       474       948       500       428          76
Equity in earnings of
  Unconsolidated Subsidiaries:
  Real estate depreciation.........       --     1,263     3,584        --        --          --
  Amortization of management
     contracts.....................    3,088       150     1,587        --        --          --
  Deferred taxes...................    4,291       874     4,894        --        --          --
Equity in earnings of other
  partnerships:
  Real estate depreciation.........    9,131       697     6,280        --        --          --
Preferred stock dividends..........   (6,001)       --      (135)       --    (5,169)     (3,114)
                                     -------   -------   -------   -------   -------     -------
Funds from operations..............  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                     =======   =======   =======   =======   =======     =======

(g) Generally, after a one-year holding period, Common OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Common OP Unit (subject to adjustment).

                          PER SHARE AND PER UNIT DATA

PER SHARE DATA

     Set forth below are historical earnings per share of Class A Common Stock, cash dividends per share of Class A Common Stock and book value per share of Class A Common Stock data of AIMCO. The data set forth below should be read in conjunction with the AIMCO audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein.

                                                                        AIMCO
                                                              -------------------------
                                                              SIX MONTHS
                                                                ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,
                                                                 1998          1997
                                                              ----------   ------------
Basic earnings per weighted average share of Class A Common
  Stock outstanding.........................................    $ 0.62        $ 1.09
Diluted earnings per weighted average share of Class A
  Common Stock outstanding..................................    $ 0.61        $ 1.08
Cash dividends per weighted average share of Class A Common
  Stock outstanding.........................................    $1.125        $ 1.85
Book value per share of Class A Common Stock outstanding....    $24.01        $22.51

PER UNIT DATA

     Set forth below are historical earnings per Common OP Unit, cash distributions per Common OP Unit and book value per Common OP Unit. The data set forth below should be read in conjunction with the AIMCO Operating Partnership audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein.

                                                              AIMCO OPERATING PARTNERSHIP
                                                              ----------------------------
                                                               SIX MONTHS
                                                                  ENDED        YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
Basic earnings per weighted average Common OP Unit
  outstanding...............................................     $ 0.61          $ 1.09
Diluted earnings per weighted average Common OP Unit
  outstanding...............................................     $ 0.61          $ 1.08
Cash distributions per Common OP Unit outstanding...........     $1.125          $ 1.85
Book value per Common OP Unit outstanding...................     $23.47          $22.33

STOCK PRICES, DIVIDENDS AND DISTRIBUTIONS

     The Class A Common Stock is listed and traded on the NYSE under the symbol "AIV." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Class A Common Stock, as reported on the NYSE Composite Tape, dividends per share declared on Class A Common Stock for the same periods, and distributions per unit declared on Common OP Units for the same periods. Common OP Units are subject to restrictions on transfer, and there is no trading market for the Common OP Units.


                                                                               COMMON
                                                  CLASS A COMMON STOCK        OP UNITS
                                               --------------------------   ------------
              CALENDAR QUARTERS                HIGH     LOW      DIVIDEND   DISTRIBUTION
              -----------------                ----     ----     --------   ------------
1998
  Fourth Quarter (through October 5, 1998)...   $37 1/8  $34 3/4  $   --       $
  Third Quarter..............................    41       30 15/16      --         --
  Second Quarter.............................    38 7/8   36 1/2  0.5625       0.5625
  First Quarter..............................    38 5/8   34 1/4  0.5625       0.5625
1997
  Fourth Quarter.............................    38       32      0.5625       0.5625
  Third Quarter..............................    36 3/16   28 1/8  0.4625      0.4625
  Second Quarter.............................    29 3/4   26      0.4625       0.4625
  First Quarter..............................    30 1/2   25 1/2  0.4625       0.4625
1996
  Fourth Quarter.............................    28 3/8   21 1/8  0.4625       0.4625
  Third Quarter..............................    22       18 3/8  0.4250       0.4250
  Second Quarter.............................    21       18 3/8  0.4250       0.4250
  First Quarter..............................    21 1/8   19 3/8  0.4250       0.4250



     Because AIMCO has elected to be taxed for federal income tax purposes as a REIT, it is required to distribute annually to its stockholders at least 95% of its "REIT taxable income," which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and pays regular dividends to its stockholders based on its operating results during the relevant period. The future payment of dividends by AIMCO will be at the discretion of the AIMCO Board of Directors and will depend on numerous factors, including financial condition, capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors the AIMCO Board of Directors deems relevant. See "Business of the Company -- Operating and Financial Strategies; Dividend Policy."



     On January 22, 1998, the AIMCO Board of Directors voted to increase the annual dividend rate on the Class A Common Stock to $2.25 per share. Such dividend increase was effective commencing with the dividend with respect to the fourth quarter of 1997 paid on February 13, 1998 and is subject to the factors described above, including AIMCO's future results of operations. Historically, the AIMCO Operating Partnership has made quarterly distributions to holders of Common OP Units (on a per unit basis) that are equal to the dividends paid on the Class A Common Stock (on a per share basis). Although this is expected to be true in the future, there can be no assurance that distributions on the Common OP Units will always be equal to the dividends on the Class A Common Stock. See "Risk Factors -- Risks Associated With an Investment in OP Units."

                            BUSINESS OF THE COMPANY


     The Company is engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. As of October 1, 1998, the Company owned or managed 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, we were the largest owner and manager of multifamily apartment properties in the United States. The "AIMCO Properties" include:



     - "Owned Properties" -- properties that the Company owns or controls;



     - "Equity Properties" -- properties in which the Company owns a non-controlling (usually less than 30%) interest; and



     - "Managed Properties" -- properties that the Company manages for third parties and affiliates.



     As of October 1, 1998, the Company had 209 Owned Properties with 58,495 units, 1,335 Equity Properties with 239,789 units and 759 Managed Properties with 97,716 units. The Company manages all of the Owned Properties, a majority of the Equity Properties and all of the Managed Properties.


OPERATING AND FINANCIAL STRATEGIES


     The Company uses the following operating and financing strategies to attempt to meet its objective of providing long-term, predictable FFO per share (certain terms used herein are defined below in "-- Accounting Policies and Definitions"):


     - Acquisition of Properties at Less Than Replacement Cost. The Company attempts to acquire properties at a significant discount to their replacement cost, which the Company believes will provide it with a competitive cost advantage in comparison to newly constructed properties.


     - Geographic Diversification. The Company operates in 49 states, the District of Columbia and Puerto Rico. This geographic diversification insulates the Company, to some degree, from inevitable downturns in any one market. Among Owned Properties and Equity Properties, Houston, Texas, the Company's largest single regional market, and Dallas, Texas, the Company's second largest regional market, accounted for approximately 13.9% and 8.0%, respectively, of the properties in which the Company has an ownership interest, on a pro rata basis.


     - Market Growth. The Company seeks to operate in markets where population and employment growth are expected to exceed the national average and where it believes it can become a regionally significant owner or manager of properties. The average annual population and employment growth rates from 1990 to 1995 in The Company's five largest regional markets were 2.3% and 2.6%, respectively, compared to national averages of 1.1% and 1.7%, respectively. For the 1996 to 1999 period, average annual population and employment growth rates in The Company's five largest regional markets are forecasted to be 2.2% and 3.6%, respectively, compared with projected national averages of 0.9% and 2.0%, respectively.

     - Product Diversification. The Company's portfolio of apartment properties also span a range of apartment community types, both within and among markets. The Company's properties are located in both urban and suburban areas and range from garden apartments to high rises and from luxury townhomes to affordable properties.

     - Capital Replacement. The Company believes that the physical condition and amenities of its apartment communities are important factors in its ability to maintain and increase rental rates. The Company also believes that a program of regular maintenance of the quality of its apartments, rather than episodic renovation, contributes to the reliability of earnings per share. The Company presently allocates approximately $300 annually per owned apartment unit for Capital Replacements and reserves unexpended amounts for future Capital Replacements. From time to time, the Company reevaluates its Capital Replacement requirements and updates the amount of its budgeted Capital

       Replacements per owned apartment unit accordingly. For the six months ended June 30, 1998, the Company charged approximately $6.6 million for Capital Replacements to its reserve, and spent approximately $13.5 million, and had aggregate cumulative unexpended Capital Replacement reserves of approximately $2.4 million at June 30, 1998.

     - Debt Financing. The Company's strategy is generally to incur debt to increase its return on equity while maintaining acceptable interest coverage ratios. The Company seeks to match debt maturities to the character of the assets financed. Accordingly, the Company uses predominantly long-term, fixed-rate and self-amortizing debt in order to avoid the refunding or repricing risks of short-term borrowings. The Company also uses short-term debt financing to fund acquisitions and generally expects to refinance such borrowings with proceeds from equity offerings or long-term debt financings. As of June 30, 1998, approximately 6% of the Company's outstanding debt was short-term debt and 94% was long-term debt.

     - Dispositions. From time to time, the Company sells properties that do not meet its return on investment criteria or that are located in areas where the Company does not believe that the long-term real estate values justify the continued investment in the properties. Three properties in Houston and one property in each of Dallas and Phoenix were sold in October 1997. The Company recognized a net gain of approximately $2.8 million on the sales.

            In January 1998, the Company sold the Sun Valley Apartments, an apartment community containing 430 apartment units located in Salt Lake City, Utah, for $11.5 million, less selling costs of $0.3 million. The Company recognized a $3.3 million gain on the sale. Cash proceeds from the sale were used to repay a portion of the AIMCO Operating Partnership's outstanding short-term indebtedness.

            In September 1998, the Company sold the Rillito Village Apartments, an apartment community containing 272 apartments units located in Tucson, Arizona, for $6.8 million. The Company recognized a gain on the sale of approximately $75,000 and used the cash proceeds to pay down a portion of the outstanding balance on the Credit Facilities and to pay closing costs.

     - Dividend Policy. The Company pays dividends and distributions to share its profitability with its stockholders and limited partners. For the years ended December 31, 1997, 1996 and 1995, AIMCO distributed 66.5%, 72.3% and 75.1% of FFO to its stockholders. Amounts not distributed are available for reinvestment, stock repurchases, amortization of debt and provide a margin to insulate annual dividends from fluctuations in the Company's business. AIMCO's dividend for 1997 was $1.85 per share. It is the present policy of AIMCO to increase the dividend annually in an amount equal to one-half the rate of the projected increase in FFO, adjusted for capital replacements. In January 1998, AIMCO increased its dividend to $0.5625 per share per quarter, commencing with the February 13, 1998 dividend payment which is equivalent to an annualized dividend of $2.25 per share of Class A Common Stock. The minimum annual distribution requirement for REITs, which require the distribution of approximately 95% of "REIT taxable income" (see "Federal Income Taxation of AIMCO and AIMCO Stockholders -- General"), may result in dividends increasing at a greater rate in the future.

GROWTH STRATEGIES

     The Company seeks growth through two primary sources -- acquisition and internal expansion.


     Acquisition Strategies. The Company believes its acquisition strategies will increase profitability and predictability of earnings by increasing its geographic diversification, economies of scale and opportunities to provide traditional ancillary services to tenants at the AIMCO Properties. Since AIMCO's initial public offering in July 1994 (the "AIMCO IPO"), the Company has completed numerous acquisition transactions, expanding its portfolio of owned or managed properties from 132 apartment properties with 29,343 units to 2,303 apartment properties with 396,090 units as of October 1, 1998.

     The Company believes that its demonstrated ability to evaluate and complete acquisitions, its property management record and its economies of scale, to the extent that the Company can operate a property more efficiently than the existing owner or some competing purchasers, all provide credibility and advantage in negotiating acquisitions. In addition, the ability to issue OP Units to sellers of properties may provide tax deferral opportunities to sellers and could give the Company an advantage over competing buyers that cannot offer such tax deferral opportunities. The Company acquires additional properties primarily in three ways:

     - Direct Acquisitions. The Company may directly acquire individual properties or portfolios and controlling interests in entities that own or control such properties or portfolios. During the year ended December 31, 1997, the Company has directly acquired 44 apartment properties for a total consideration of $467.4 million, consisting of $191.0 million in cash, approximately 1.9 million Common OP Units valued at $56.0 million and the assumption or incurrence of $220.4 million of indebtedness. See "-- Recent Property Acquisitions and Dispositions."

     - Acquisition of Managed Properties. The Company believes that its property management operations support its acquisition activities. Its relationships with owners of the Managed Properties may provide it with a means of learning of acquisition opportunities at an early stage of the sale process. In addition, its familiarity with the property and its ability to quickly evaluate the property give it an advantage in pursuing and completing any such acquisition in a timely fashion. Since the AIMCO IPO, the Company has acquired 12 properties comprising 3,530 units from its managed portfolio for $129.0 million.

     - Increasing its Interest in Partnerships. For properties where the Company owns a general partnership interest in the property-owning partnership, the Company may seek to acquire, subject to its fiduciary duties, the outstanding limited partnership interests for cash or, in some cases, in exchange for Common OP Units. After consummation of the Insignia Merger, the AIMCO Operating Partnership intends to offer to purchase limited partnership interests in syndicated real estate limited partnerships in which AIMCO holds partnership interests. The AIMCO Operating Partnership, subject to applicable law, plans to offer to purchase certain of such limited partnership interests in exchange for (i) equity securities of the AIMCO Operating Partnership to be issued pursuant to the Registration Statement of which this Prospectus forms a part, (ii) cash or (iii) a combination of such equity securities and cash. Such offers are expected to include terms that allow limited partners to continue to hold their limited partnership interests.

     - In November 1996, the Company acquired the English Partnerships, which owned 22 apartment properties. The Company subsequently purchased pursuant to tender offers to acquire all of the outstanding limited partnership interests of 25 of the English Partnerships, approximately 46%, in the aggregate, of the outstanding limited partnership interests in such partnerships for $15.0 million in cash and approximately 71,500 OP Units valued at $1.7 million.

     - As of December 31, 1997, the Company has also commenced tender offers to acquire all of the outstanding limited partnership interests in 26 partnerships owning 25 properties for an aggregate amount of approximately $79.0 million. Through September 30, 1997, pursuant to such tender offers, the Company has purchased approximately 20.2%, in the aggregate, of the outstanding limited partnership interests for $16.0 million in cash.

     Internal Growth Strategies. The Company pursues internal growth through the following strategies:

     - Revenue Increases. The Company increases rents where feasible and seeks to improve occupancy rates. The Company believes that its policy of capital improvements, amenities and customer service allows it to maintain demand and to increase its rents above the rate of inflation in the local market. The Company's "same store" revenues from the Owned Properties (based on properties owned from period to period) have grown by 3.3% from the fiscal year ended December 31, 1995 to that ended December 31, 1996, and by 2.1% from the year ended December 31, 1996 to that ended December 31, 1997, compared to an urban consumer price inflation rate of 2.8% and 2.3% over the same periods.

     - Redevelopment of Properties. The Company believes redevelopment of selected properties in superior locations provides advantages over development of new properties, because, compared with new development, redevelopment generally can be accomplished with relatively lower financial risk, in less time and with reduced delays attributable to governmental regulation. Recently the Company acquired and redeveloped Sun Katcher, a 360-unit property in Jacksonville, Florida, at a cost of $8.9 million, including $4.9 million in redevelopment costs. The Company also recently commenced the renovation and upgrading of Bay West, a 376-unit property in Tampa, Florida, for a projected cost of $4.8 million, to reposition the property in the marketplace. In addition, the Company expects to undertake a major renovation of the Morton Towers apartments, a 1,277 unit property located in Miami Beach, Florida, at an estimated cost of $35 million. The Company generally finances redevelopment initially with borrowings from the Credit Facilities, and subsequently arranges permanent financing.

     - Expansion of Properties. The Company believes that expansion within or adjacent to existing AIMCO Properties also provides growth opportunities at lower risk than new development. Such expansion can offer cost advantages to the extent common area amenities and on-site management personnel can service the expanded property. Recently the Company constructed 92 additional units at Fairways, in Phoenix, Arizona, at a cost of $6.5 million. The Company is planning the construction of 42 additional units at Township, in Littleton, Colorado, for a projected cost of more than $3.0 million. In addition, the Company owns or controls approximately 136 acres of vacant land, adjacent to existing Owned Properties or Equity Properties, which the Company believes is suitable for the development of approximately 1,300 apartment units. The Company generally finances expansions initially with borrowings from the Credit Facilities, and subsequently arranges permanent financing.

     - Conversion of Affordable Properties; Improvement of Performance. The Company believes that it may be able to significantly increase its return from its portfolio of affordable properties by improving operations at some of its properties or by converting some of its properties to conventional properties. While management of the Company has commenced review of the affordable properties, it has not yet made any determination as to the conversion of any affordable property.

     - Ancillary Services. The Company's management believes that its ownership and management of the AIMCO Properties provides it with unique access to a customer base for the sale of additional services which generate incremental revenues. The Company currently provides cable television, telephone services and carport, garage and storage space rental at certain AIMCO Properties. For example, as of June 30, 1998, the Company has installed cable television service to 12,600 units and currently has more than 7,400 subscribers.

     - Controlling Expenses. Cost reductions are accomplished by exploiting economies of scale. As a result of the size of its portfolio and its creation of regional concentrations of properties, the Company has the ability to leverage fixed costs for general and administrative expenditures and certain operating functions, such as insurance, information technology and training, over a larger property base. For example, the Company's insurance subsidiary provides workers' compensation and employer liability insurance company-wide, without incurring material incremental costs as the Company's property assets grow.

     The Company also instills cost discipline in its property managers by benchmarking their operations against the local market and other AIMCO Properties.

PROPERTY MANAGEMENT STRATEGIES


     Divisions. The Company's property management strategy is to achieve improvements in operating results by combining centralized financial control and uniform operating procedures with localized property management decision making and market knowledge. The Company's management operations are organized into five divisions, each supervised by a Division Vice President, who has, on average, 17 years of experience in apartment management.



                                                      APARTMENT      APARTMENT
                                                        UNITS       COMMUNITIES
                     DIVISIONS                        MANAGED(1)    MANAGED(1)
                     ---------                        ----------    -----------
Great West..........................................    65,644           437
Southwest...........................................    62,718           309
Southeast...........................................    68,441           341
Mid Atlantic........................................    63,390           473
Midwest.............................................    69,134           356
                                                       -------         -----
                                                       329,297         1,916
                                                       =======         =====


---------------


(1) Includes only units and apartment communities managed by the Company as of October 1, 1998. Does not include 14,279 units in 100 apartment communities in which the Company has an ownership interest but does not manage and 2,332 senior living units, all of which are managed as a separate portfolio.


     Customer Service. The Company believes that resident satisfaction is directly related to the experience and training of on-site management personnel. The Company provides on-site management trained to respond promptly to residents' needs. To improve customer service, the Company conducts annual resident satisfaction surveys, guarantees that material defects will be corrected in 24 hours and refunds related rent if that commitment is not met.

     Personnel Policies. The Company has attempted to reduce turnover and retain experienced personnel by establishing an employee mentoring program and providing managers with incentive-based compensation. In addition, managing properties for third parties, the Company believes, improves performance at Managed Properties and Owned Properties alike by subjecting property managers to market-based pricing and service standards.

     START. Properties that are behind budget or face other significant operating difficulties receive direct supervision and intervention from START, a team of professionals, led by Executive Vice President Steven Ira, a founder of the Company. Members of START focus on not more than 10 to 15 properties at any one time, which allows them to focus sharply on the subject properties. START also oversees due diligence on acquisitions and major construction activities.

     Management Incentives. The Company believes that equity ownership by management and equity- and incentive-based compensation are important factors in attracting, retaining and motivating the most qualified and experienced personnel and directors. The Company's goal is to align management's interests with those of stockholders through the use of equity-based compensation plans to direct management's efforts towards enhancing shareholder value.

     The following table reflects the ownership of Class A Common Stock and OP Units by senior management of the Company, which, as of June 30, 1998 (assuming full conversion of OP Units), represented approximately 7.5% of the outstanding Class A Common Stock.

                                            TOTAL SHARES OF
                                            COMMON STOCK AND
                                             OP UNITS OWNED     PERCENTAGE
                                            BY MANAGEMENT(1)      OWNED        INVESTMENT
                                            ----------------    ----------    ------------
AIMCO IPO.................................       926,000           8.6%       $ 17 million
December 31, 1995.........................     1,067,000           7.7%       $ 21 million
December 31, 1996.........................     2,303,000          12.5%       $ 65 million
December 31, 1997.........................     3,843,000           8.4%       $141 million
June 30, 1998.............................     4,045,000           7.5%       $160 million

---------------

     (1) Encumbered by outstanding secured partially recourse notes in the amount of $45.5 million as of May 31, 1998.

     - On July 25, 1997, eleven senior managers of AIMCO purchased 1.1 million shares of Class A Common Stock at a price of $30 per share in exchange for promissory notes secured by such stock, which notes are recourse as to 25% of the principal owed.

     - AIMCO pays a majority of the compensation to its outside directors in Class A Common Stock.


     - AIMCO issues all stock options at the then-current market price, and requires that employees own Class A Common Stock before receiving their options. As of May 31, 1998, the number of outstanding options was 5,235,997.



     On January 21, 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 OP Units designated as Class I High Performance Units (the "High Performance Units") to a joint venture formed by fourteen of the Company's officers, and to three of AIMCO's non-employee directors for an aggregate purchase price of $2,070,000, of which $1,980,300 was paid by the joint venture and an aggregate of $89,700 was paid by three non-employee directors. The purchase price of the High Performance Units was determined by the AIMCO Board of Directors, based upon the advice of an independent valuation expert that this purchase price represented the fair market value of the High Performance Units. The sale of the High Performance Units was ratified by the stockholders on May 8, 1998.


     Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock from January 1, 1998 to the Valuation Date (the "Measurement Period") exceeds 115% of the cumulative Total Return (as defined below) of a peer group index over the same period, and is at least the equivalent of a 30% cumulative Total Return over three years (the "Minimum Return"), then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the Class A Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of the Company's equity capitalization (including Class A Common Stock and OP Units) by (ii) the market value of one share of Class A Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 OP Units. For purposes of determining the market value of Class A Common Stock or OP Units as of any date, the average closing price of the Class A Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts, will be used as the peer group index for purposes of the High Performance Units.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of
(a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

     Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of Class A Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of Class A Common Stock (subject to certain adjustments).

ACCOUNTING POLICIES AND DEFINITIONS

     The Company has the following accounting policies and definitions:


     Funds from Operations. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Company calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payment of dividends on perpetual preferred stock. The Company's management believes that presentation of FFO provides investors with industry accepted measurements which help facilitate understanding of the Company's ability to meet required dividend payments, capital expenditures, and principal payments on its debt. There can be no assurance that the Company's basis of computing FFO is comparable with that of other REITs.



     Capital Replacements. The Company capitalizes spending for items which generally cost more than $250 and have a useful life of more than one year, such as carpet replacement, new appliances, new roofs or parking lot repaving. Capitalized spending which maintains a property is termed a "Capital Replacement." In the experience of the Company's management, this spending is better considered a recurring cost of preserving an asset rather than an additional investment.



     Consolidation. For financial reporting purposes, the Company consolidates the results of those corporations in which it owns a majority of the outstanding voting stock, and those limited partnerships and limited liability companies in which it owns both a general partnership or managing member interest and controls investment decisions with respect to the underlying assets. The Company generally has a 30% to 51% economic interest in such entities. Entities in which the Company has less than a 30% economic interest or limited control are accounted for on the equity method. The Company policy is generally to hold Class C properties and affordable properties (substantially all of which are Class C properties) in unconsolidated partnerships. The Company accounts for these properties on the equity method in accordance with GAAP.

POLICIES OF THE COMPANY WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     The following is a discussion of certain other investment objectives and policies, financing policies and other policies of the Company. These policies are determined by the officers and directors of AIMCO and may be amended or revised from time to time at their discretion without a vote of AIMCO's stockholders. As the sole general partner of the AIMCO Operating Partnership, AIMCO also determines the investment policies of the AIMCO Operating Partnership.

     Investment in Others. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Any such equity investment may be subject to existing mortgage financing and other indebtedness which would have priority over the equity of the Company in that property.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities. The Company may also acquire securities of or interests in persons engaged in the acquisition, redevelopment and/or management of multifamily apartment properties.

     Investments in Real Estate Mortgages. While the Company generally emphasizes direct real estate investments, it may, in its discretion and subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, invest in mortgage and other indirect real estate interests, including securities of other real estate investment trusts. The Company has not previously invested in mortgages or securities of other real estate investment trusts and the Company does not presently intend to invest to a significant extent in mortgages or securities of other real estate investment trusts.

     Operating and Financing Policies. The Company seeks to maintain a ratio of EBITDA (less a provision of approximately $300 per owned apartment unit) to debt (the "Debt Coverage Ratio") of at least 2 to 1, and to match debt maturities to the character of the assets financed. See "-- Operating and Financial
Strategies -- Debt Financing." The Company, however, may from time to time re-evaluate borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. The Company may modify its borrowing policy and may increase or decrease its Debt Coverage Ratio policy.


     To the extent that the AIMCO Board of Directors determines to seek additional capital, the Company may raise such capital through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or through a combination of these sources. The Company presently anticipates that any additional borrowings will be made through the AIMCO Operating Partnership, although AIMCO might incur borrowings that would be reloaned to the AIMCO Operating Partnership. The AIMCO Operating Partnership cannot incur indebtedness that is recourse to AIMCO without AIMCO's approval. AIMCO may approve the AIMCO Operating Partnership's incurring additional debt that is recourse to the AIMCO Operating Partnership. Borrowings may be unsecured or may be secured by any or all assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property and may have full or limited recourse to all or any portion of the assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property.


     The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

     AIMCO may also determine to issue securities senior to the Class A Common Stock, including preferred stock and debt securities (either of which may be convertible into capital stock or be accompanied by warrants to purchase capital stock). The Company may also determine to finance acquisitions through the exchange of properties or issuance of additional OP Units, shares of Class A Common Stock or other securities.


     If the AIMCO Board of Directors determines to raise additional equity capital, the AIMCO Board of Directors has the authority, without stockholder approval, to issue additional shares of Class A Common Stock or other capital stock (including securities senior to the Class A Common Stock) in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Such issuances might cause a dilution of a stockholder's investment in AIMCO. If the AIMCO Board of Directors determines to raise additional equity capital to fund investments by the AIMCO Operating Partnership, AIMCO will contribute such funds to the AIMCO Operating Partnership as a contribution to capital and purchase of additional general partnership interests. AIMCO may issue additional shares of Class A Common Stock in connection with the acquisition of OP Units that are tendered to the AIMCO Operating Partnership for redemption.



     The AIMCO Board of Directors also has the authority to cause the AIMCO Operating Partnership to issue additional OP Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Any such new OP Units will be redeemable at the option of the holder, which redemption AIMCO intends to cause to be made in Class A Common Stock pursuant to the redemption rights.


     Conflict of Interest Policies. The Company has adopted certain policies designed to minimize or eliminate conflicts of interests between the Company and its executive officers and directors. Without the approval of a majority of the disinterested directors, the Company will not (i) acquire from or sell to any director, officer or employee of the Company or any entity in which a director, officer or employee of the Company owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) engage in any material transaction with the foregoing. In addition, the Company has entered in to employment agreements with Messrs. Considine, Kompaniez and Ira which include provisions intended to eliminate or minimize potential conflicts of interest, and which provide that those persons will be prohibited from engaging directly or indirectly in the acquisition, development, operation or management of other multifamily apartment properties outside of the Company, except with respect to certain investments currently held by such persons, as to which investments those persons have committed to an orderly liquidation. There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of AIMCO's stockholders as a whole.

     Policies with Respect to Other Activities. The Company has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities, has done so, and may engage in such activities in the future. From its inception, the Company has made loans aggregating $5.1 million to certain entities owning properties subsequently acquired by the Company. No balances remain outstanding on such loans. In the same period, the Company has made loans aggregating $76.5 million to its officers for the purchase of Class A Common Stock and $5.1 million to its officers and other entities to acquire interests in subsidiaries of the Company. The outstanding balances on such loans as of August 31, 1998 were $42.7 million and $3.1 million, respectively. Messrs. Considine and Kompaniez have repaid in part, using $2.0 million in proceeds distributed to them from the sale of NHP Common Stock by AIMCO/NHP Holdings, Inc. ("ANHI") to AIMCO, outstanding promissory notes payable by them to ANHI in an aggregate amount of $3.2 million, which loan was made to them by ANHI to acquire their interest in ANHI. In addition, the Company from time to time advances amounts for relocation and other expenses. The Company has not engaged in underwriting securities of other issuers. Each of AIMCO and the AIMCO Operating Partnership intend to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

     The Company may invest in the securities of other issuers engaged in the ownership, acquisition or management of multifamily apartment properties for the purpose of exercising control.


     At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for AIMCO to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the AIMCO Board of Directors determines that it is no longer in the best interest of AIMCO to qualify as a REIT.


     AIMCO, as a REIT, is required to distribute annually to holders of Class A Common Stock at least 95% of its "REIT taxable income," which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability, and intends to pay regular dividends to its stockholders, based on earnings during the relevant period. However, the future payment of dividends by AIMCO will be at the discretion of the AIMCO Board of Directors and will depend on numerous factors, including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the AIMCO Board deems relevant.



YEAR 2000 COMPLIANCE



     The Company's management has determined that it will be necessary to modify or replace certain accounting and operational software and hardware to enable its computer systems to operate properly subsequent to December 31, 1999. As a result, management has appointed a team of internal staff to research and manage the conversion or replacement of existing systems to comply with year 2000 requirements. The team's activities are designed to ensure that there is no adverse effect on the Company's core business operations, and that transactions with tenants, suppliers and financial institutions are fully supported.


     The Company utilizes numerous accounting and reporting software packages and computer hardware to conduct its business, some of which already comply with year 2000 requirements. Management estimates that the modification or replacement of non-compliant accounting and reporting software and hardware will total approximately $0.3 million.


     The Company's management also believes that certain of the Owned Properties possess operational systems (e.g. elevators, fire alarm and extinguishment systems and security systems) which also must be modified or replaced in order to function properly in the 21st century. Management is currently engaged in the identification of all non-compliant operational systems, and has not yet determined the estimated cost of replacing or modifying such systems.



                         DESCRIPTION OF PREFERRED STOCK


GENERAL

     AIMCO may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock that may be issued and sold pursuant hereto, and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Charter relating to a specific series of the Preferred Stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.


     The Charter authorizes the issuance of up to 510,750,000 shares of its capital Stock. As of August 31, 1998, 486,027,500 shares were classified as Class A Common Stock, 262,500 shares were classified as Class B Common Stock, 750,000 shares were classified as Class B Cumulative Convertible Preferred Stock, par value $.01 per share ("Class B Preferred Stock"), 2,760,000 shares were classified as Class C Cumulative Preferred Stock, par value $.01 per share ("Class C Preferred Stock"), 4,600,000 shares were classified as Class D Cumulative Preferred Stock, par value $.01 per share ("Class D Preferred Stock"), 10,000,000 shares were classified as Class E Cumulative Preferred Stock, par value $.01 per share ("Class E Preferred Stock"), 4,050,000 shares were classified as Class G Cumulative Preferred Stock, par value $.01 per share ("Class G Preferred Stock"), and 2,300,000 shares were classified as Class H Cumulative Preferred Stock, par value $.01 per share ("Class H Preferred Stock"). Under the Charter, the AIMCO Board of Directors has the authority to classify and reclassify any of its unissued capital Stock into shares of Preferred Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital Stock including, but not limited to, ownership restrictions consistent with the Ownership Limit with respect to each series or class of capital Stock, and the number of shares constituting each series or class, and to increase or decrease the number of shares of any such series or class, to the extent permitted by the Maryland General Corporation Law (the "MGCL").


     The AIMCO Board of Directors is authorized to determine for each series of Preferred Stock, and the Prospectus Supplement will set forth with respect to each class or series that may be issued and sold pursuant hereto: (i) the designation of such shares and the number of shares that constitute such series,
(ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of AIMCO, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares,
(v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of AIMCO and any other rights of the shares of such series upon any liquidation or winding-up of AIMCO, (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of AIMCO, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of AIMCO, (viii) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (ix) any special United States federal income tax considerations applicable to such series, and (x) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with the Charter and the MGCL.


DIVIDENDS


     Holders of shares of Preferred Stock, shall be entitled to receive, when and as declared by the AIMCO Board of Directors, out of funds of AIMCO legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.


     Each series of Preferred Stock that may be issued and sold pursuant hereto, will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time AIMCO has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, AIMCO may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by AIMCO.

     No dividends (other than in Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") or other capital Stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of AIMCO ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any Common Stock or any other capital stock of AIMCO ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by AIMCO (except by conversion into or exchange for other capital stock of AIMCO ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless
(i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or Common

Stock may be converted into or exchanged for stock of AIMCO ranking junior to the Preferred Stock as to dividends.

     The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

     The applicable Prospectus Supplement for each series of Preferred Stock that may be issued and sold pursuant hereto will set forth the terms and conditions of such series of Preferred Stock with respect to whether such series of Preferred Stock will be convertible into, or exchangeable for, other securities or property, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

REDEMPTION AND SINKING FUND

     The applicable Prospectus Supplement for each series of Preferred Stock that may be issued and sold pursuant hereto will set forth the terms and conditions of such series of Preferred Stock with respect to redemption rights and the benefit of any sinking fund, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of AIMCO, the holders of shares of each series of Preferred Stock that may be issued and sold pursuant hereto are entitled to receive out of assets of AIMCO available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of AIMCO's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of AIMCO, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by AIMCO. Neither a consolidation or merger of AIMCO with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of AIMCO.

VOTING RIGHTS

     Holders of Preferred Stock that may be issued and sold pursuant hereto will have the voting rights required by law and the voting rights described below. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of AIMCO at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Holders of shares of Preferred Stock that may be issued and sold pursuant hereto will have one vote for each share held.

     So long as any shares of any series of Preferred Stock remain outstanding, AIMCO shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of AIMCO upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Charter relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

     The holders of Preferred Stock will have no preemptive rights. The Preferred Stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by AIMCO shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. The applicable Prospectus Supplement will set forth the restrictions, if any, on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments. Payment of dividends on, and the redemption or repurchase of, any series of Preferred Stock may be restricted by loan agreements, indentures and other agreements entered into by AIMCO. The applicable Prospectus Supplement will describe any material contractual restrictions on such dividend payments.

OTHER RIGHTS

     The shares of a series of Preferred Stock that may be issued and sold pursuant hereto will have the preferences, voting powers or relative, participating, optional or other special rights set forth above or in the applicable Prospectus Supplement or the Charter or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for each series of Preferred Stock that may be issued and sold pursuant hereto will be designated in the applicable Prospectus Supplement.

CLASS B PREFERRED STOCK


     On August 4, 1997, AIMCO issued 750,000 shares of its Class B Preferred Stock to an institutional investor (the "Preferred Share Investor") in a private transaction. The Class B Preferred Stock (a) ranks prior to the Common Stock and the Class E Preferred Stock with respect to dividends, liquidation, dissolution and winding-up, and has an aggregate liquidation value of $75 million and (b) ranks on parity with the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock and the Class H Preferred Stock. Holders of the Class B Preferred Stock are entitled to receive, when, as and if declared by the AIMCO Board of Directors, quarterly cash dividends per share equal to the greater of (i) $1.78125 (the "Base Rate") and (ii) the cash dividends declared on the number of shares of Class A Common Stock into which one share of Class B Preferred Stock is convertible. On or after August 4, 1998, each share of Class B Preferred Stock may be converted at the option of the holder into 3.28407 shares of Class A Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.

     Holders of Class B Preferred Stock, voting as a class with the holders of all AIMCO capital stock that ranks on a parity with the Class B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding up or otherwise ("Class B Parity Stock"), will be entitled to elect (i) two directors of AIMCO if six quarterly dividends (regardless of whether consecutive) on the Class B Preferred Stock or any Class B Parity Stock are in arrears, and (ii) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the Class A Common Stock. The affirmative vote of the holders of two-thirds of the outstanding shares of Class B Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class B Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise. If the IRS were to make a final determination that AIMCO does not qualify as a REIT in accordance with Sections 856 through 860 of the Internal Revenue Code, the Base Rate for the quarterly cash dividends on the Class B Preferred Stock would increase to $3.03125 per share.



     The agreement pursuant to which AIMCO issued the Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that the Preferred Share Investor may require AIMCO to repurchase such investor's Class B Preferred Stock in whole or in part at a price of 105% of the liquidation preference thereof, plus accrued and unpaid dividends on the purchased shares, if (i) AIMCO shall fail to continue to be taxed as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code, or (ii) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the Preferred Share Investor owns Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the AIMCO Operating Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before interest, taxes, depreciation and amortization to aggregate consolidated fixed charges for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.



     Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class B Preferred Stock, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Internal Revenue Code and Rule 13d-3 under the Securities Exchange Act of 1934, shares of Class B Preferred Stock with a value in excess of the amount by which (i) 8.7% (or 15% in the case of certain pension trusts described in the Internal Revenue Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO exceeds (ii) the aggregate value of all shares of capital stock of AIMCO, other than Class B Preferred Stock, that are owned by such holder (the "Class B Preferred Ownership Limit"). The AIMCO Board of Directors may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class B Preferred Stock in excess of the Class B Preferred Ownership Limit, or shares of Class B Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Internal Revenue Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class B Preferred Stock transferred in excess of the Class B Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class B Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class B Preferred Stock bear a legend referring to the restrictions described above.

CLASS C PREFERRED STOCK


     On December 23, 1997, AIMCO issued 2,400,000 shares of its 9% Class C Preferred Stock in an underwritten public offering for net proceeds of approximately $57.9 million. The Class C Preferred Stock (a) ranks prior to the Common Stock, the Class E Preferred Stock and any other class or series of capital stock of AIMCO if the holders of the Class C Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class C Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock and the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class C Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class C Preferred Stock ("Class C Senior Stock").


     Holders of Class C Preferred Stock are entitled to receive cash dividends at the rate of 9% per annum of the $25 liquidation preference (equivalent to $2.25 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class C Junior Stock, the holders of Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class C Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class C Parity Stock, then such proceeds shall be distributed among the holders of Class C Preferred Stock and any such other Class C Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class C Preferred Stock and any such other Class C Parity Stock if all amounts payable thereon were paid in full.

     On and after December 23, 2002, AIMCO may redeem shares of Class C Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class C Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class C Preferred Stock has no stated maturity and will not be subject to any sinking find or mandatory redemption provisions.

     Holders of shares of Class C Preferred Stock have no voting rights, except that if distributions on Class C Preferred Stock or any series or class of Class C Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class C Preferred Stock (voting together as a single class with all other shares of Class C Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class C Preferred Stock called for such purpose. The affirmative vote of the holders of two thirds of the outstanding shares of Class C Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class C Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class C Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     There are ownership restrictions applicable to the Class C Preferred Stock that are similar to those for the Class B Preferred Stock.



CLASS D PREFERRED STOCK



     On February 19, 1998, AIMCO issued 4,200,000 shares of its 8 3/4% Class D Preferred Stock, in an underwritten public offering, for net proceeds of approximately $101.5 million. The Class D Preferred Stock (a) ranks prior to the Common Stock, the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class D Preferred Stock are to be entitled to the receipt of dividends of or amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class D Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class G Preferred Stock and the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class D Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class D Preferred Stock ("Class D Senior Stock").


     Holders of Class D Preferred Stock are entitled to receive cash dividends at the rate of 8 3/4% per annum of the $25 liquidation preference (equivalent to $2.1875 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class D Junior Stock, the holders of Class D Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class D Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class D Parity Stock, then such proceeds shall be distributed among the holders of Class D Preferred Stock and any such other Class D Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class D Preferred Stock and any such other Class D Parity Stock if all amounts payable thereon were paid in full.

     On and after February 19, 2003, AIMCO may redeem shares of Class D Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class D Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class D Preferred Stock have no voting rights, except that if distributions on Class D Preferred Stock or any series or class of Class D Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class D Preferred Stock (voting together as a single class with all other shares of Class D Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class D Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class D Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class D Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class D Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.


     There are ownership restrictions applicable to the Class D Preferred Stock that are similar to those for the Class B Preferred Stock.

CLASS E PREFERRED STOCK


     On October 1, 1998, Insignia Financial Group, Inc. was merged into AIMCO. As merger consideration, AIMCO will issue to former Insignia stockholders up to 8,945,921 shares of Class E Preferred Stock. The Class E Preferred Stock (a) ranks prior to Common Stock, and any other class or series of capital stock of AIMCO if holders of the Class E Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class E Junior Stock"), (b) ranks on a parity with any class or series of capital stock of AIMCO if the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class E Parity Stock") and (c) ranks junior to the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class E Preferred Stock ("Class E Senior Stock").


     On any date (each, a "Dividend Payment Date") on which cash dividends are paid on the Class A Common Stock prior to the Class E Conversion Date (as defined below), holders of Class E Preferred Stock are entitled to receive cash dividends payable in an amount per share of Class E Preferred Stock equal to the per share dividend payable on Class A Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class E Junior Stock, the holders of Class E Preferred Stock shall be entitled to receive a liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders (collectively, the "Class E Liquidation Preference"), and thereafter each share of Class E Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of Class A Common Stock.

     On or after the twentieth anniversary of the Effective Time, AIMCO may redeem shares of Class E Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) the greater of (A) the Current Market Price (as defined below) of the Class A Common Stock on the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock (the "Class E Call Date") or (B) the AIMCO Index Price, but determined without giving effect to the limitation of $38.00 per share, plus (ii) all accrued and unpaid dividends to the Call Date. The Class E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     "Current Market Price" per share of Class A Common Stock on any date means the average of the daily market prices of a share of Class A Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the AIMCO Board.

     Holders of shares of Class E Preferred Stock are entitled to one-half
( 1/2) of one vote with respect to all matters in which holders of Class A Common Stock are entitled to vote thereon. In addition, if any portion of the Special Dividend has yet to be declared and paid to the holders of Class E Preferred Stock on January 15, 1999, or if distributions on Class E Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class E Preferred Stock (voting together as a single class with all other shares of Class E Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of such additional directors. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of Preferred Stock, including any shares of Class E Preferred Stock, have been paid or declared and set apart for payment.



     On any date which the Special Dividend, or any portion thereof, is paid (which may be declared by the AIMCO Board in its sole discretion), the holders of Class E Preferred Stock shall be entitled to receive an amount per share of Class E Preferred Stock equal to the Special Dividend divided by the Series E Conversion Ratio (as defined in the Insignia Merger Agreement). After January 15, 1999, if any portion of the Special Dividend or any other dividend has yet to be declared and paid to the holders of Class E Preferred Stock, no dividends may be declared or paid or set apart for payment by AIMCO on its Common Stock.


     On the close of business on the day on which the Special Dividend (or any remaining unpaid portion thereof) is paid to the holders of the Class E Preferred Stock, each share of Class E Preferred Stock will be automatically converted into one share of Class A Common Stock without any action on the part of AIMCO or the holder of such share (the "Class E Conversion Date"). If AIMCO at any time following the Effective Time pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to its outstanding Class A Common Stock, then AIMCO will contemporaneously do the same with respect to the Class E Preferred Stock.

CLASS G PREFERRED STOCK


     On July 15, 1998, AIMCO issued 4,050,000 shares of its Class G Preferred Stock, in an underwritten public offering for net proceeds of approximately $98.0 million. The Class G Preferred Stock (a) ranks prior to the Common Stock, the Class E Preferred Stock and any other class or series of capital Stock of AIMCO, if the holders of the Class G Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class G Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock and the Class H Preferred Stock and with any other class or series of capital Stock of AIMCO, if the holders of such class of Stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class G Parity Stock") and (c) ranks junior to any class or series of capital Stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class G Preferred Stock ("Class G Senior Stock").


     Holders of Class G Preferred Stock are entitled to receive cash dividends at the rate of 9 3/8% per annum of the $25 liquidation preference (equivalent to $2.34375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class G Junior Stock, the holders of Class G Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class G Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class G Parity Stock, then such proceeds shall be distributed among the holders of Class G Preferred Stock and any such other Class G Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class G Preferred Stock and any such other Class G Parity Stock if all amounts payable thereon were paid in full.

     On and after July 15, 2008, AIMCO may redeem shares of Class G Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class G Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class G Preferred Stock have no voting rights, except that if distributions on Class G Preferred Stock or any series or class of Class G Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class G Preferred Stock (voting together as a single class with all other shares of Class G Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class G Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class G Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class G Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class G Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.


     There are ownership restrictions applicable to the Class G Preferred Stock that are similar to those for the Class B Preferred Stock.


CLASS H PREFERRED STOCK


     On August 11, 1998, AIMCO issued 2,000,000 shares of its Class H Preferred Stock, in an underwritten public offering for net proceeds of approximately $48.1 million. The Class H Preferred Stock (a) ranks prior to the Common Stock, the Class E Preferred Stock and any other class or series of capital Stock of AIMCO if the holders of the Class H Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class H Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock and the Class G Preferred Stock, and with any other class or series of capital Stock of AIMCO, if the holders of such class of Stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class H Parity Stock") and (c) ranks junior to any class or series of capital Stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class H Preferred Stock ("Class H Senior Stock").


     Holders of Class H Preferred Stock are entitled to receive cash dividends at the rate of 9 1/2% per annum of the $25 liquidation preference (equivalent to $2.375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class H Junior Stock, the holders of Class H Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class H Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class H Parity Stock, then such proceeds shall be distributed among the holders of Class H Preferred Stock and any such other Class H Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class H Preferred Stock and any such other Class H Parity Stock if all amounts payable thereon were paid in full.

     On and after August 14, 2003, AIMCO may redeem shares of Class H Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class H Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class H Preferred Stock have no voting rights, except that if distributions on Class H Preferred Stock or any series or class of Class H Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class H Preferred Stock (voting together as a single class with all other shares of Class H Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class H Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class H Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class H Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class H Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.


     There are ownership restrictions applicable to the Class H Preferred Stock that are similar to those for the Class B Preferred Stock.


                          DESCRIPTION OF COMMON STOCK

GENERAL


     The Charter authorizes the issuance of up to 510,750,000 shares of capital Stock with a par value of $.01 per share, of which 486,027,500 shares were classified as Class A Common Stock and 262,500 shares were classified as Class B Common Stock as of October 1, 1998. As of October 1, 1998, there were 47,982,057 shares of Class A Common Stock issued and outstanding. In addition, up to 150,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1994 Stock Option Plan, up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1996 Stock Award and Incentive Plan, and up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's Non-Qualified Stock Option Plan. Under AIMCO's 1997 Stock Award and Incentive Plan, AIMCO may issue up to 10% of the shares of Class A Common Stock outstanding as of the first day of the fiscal year during which any award is made, but in no event more than 20,000,000 shares of Class A Common Stock. The Class A Common Stock is traded on the NYSE under the symbol "AIV." BankBoston, N.A. serves as transfer agent and registrar of the Class A Common Stock. As of October 1, 1998, the Charter authorized 750,000 shares of Class B Preferred Stock, all of which were issued and outstanding; 2,760,000 shares of Class C Preferred Stock, of which 2,400,000 shares were issued and outstanding; 4,600,000 shares of Class D Preferred Stock, of which 4,200,000 shares were issued and outstanding; 10,000,000 shares of Class E Preferred Stock, of which up to 8,945,921 shares are expected to be issued as consideration for the Insignia merger; 4,050,000 shares of Class G Preferred Stock, all of which shares were issued and outstanding; and 2,300,000 shares of Class H Preferred Stock, of which 2,000,000 shares were issued and outstanding. In addition, the Charter authorizes 262,500 shares of Class B Common Stock, which number is subject to reduction by the number of shares of Class B Common Stock that have been converted into shares of Class A Common Stock. As of August 31, 1998, 162,500 shares of Class B Common Stock were issued and outstanding. See
"-- Class B Common Stock."


CLASS A COMMON STOCK

     Holders of the Class A Common Stock are entitled to receive dividends, when and as declared by the AIMCO Board, out of funds legally available therefor. The holders of shares of Class A Common Stock, upon any liquidation, dissolution or winding up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of Class A Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Class A Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Class A Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by AIMCO at a subsequent date.

RESTRICTIONS ON TRANSFER

     For AIMCO to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the AIMCO Board believes that it is essential for AIMCO to continue to qualify as a REIT and to provide additional protection for AIMCO's stockholders in the event of certain transactions, the AIMCO Board has adopted, and the stockholders have approved, provisions of the Charter restricting the acquisition of shares of Common Stock.


     Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Internal Revenue Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Internal Revenue Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Common Stock. For purposes of calculating the amount of stock owned by a given individual, the individual's Common Stock and Common OP Units are aggregated. The AIMCO Board of Directors may waive the Ownership Limit if evidence satisfactory to the AIMCO Board of Directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may such holder's direct or indirect ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the AIMCO Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. The foregoing restrictions on transferability and ownership will not apply if the AIMCO Board of Directors determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to quality as a REIT and a resolution terminating AIMCO's status as a REIT and amending the Charter to remove the foregoing restrictions is duly adopted by the AIMCO Board of Directors and a majority of AIMCO's stockholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock which would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Internal Revenue Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.


     All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code and Rule 13d-3 under the Securities Exchange Act of 1934, more than a specified percentage of the outstanding shares of Common Stock must file a written statement or an affidavit with AIMCO containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the AIMCO Board deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.



     The ownership limitations may have the effect of precluding acquisition of control of AIMCO by a third party unless the AIMCO Board of Directors determines that maintenance of REIT status is no longer in the best interests of AIMCO.


CLASS B COMMON STOCK

     In connection with the initial formation of AIMCO, Terry Considine, Peter Kompaniez, Steven Ira and Robert P. Lacy (a former officer of AIMCO) acquired an aggregate of 650,000 shares of Class B Common Stock. The Charter, which initially authorized 750,000 shares of Class B Common Stock, was amended in June 1998 to authorize 262,500 shares of Class B Common Stock, of which 162,500 shares are issued and outstanding. The Class B Common Stock does not have voting or dividend rights and, unless converted into Class A Common Stock, as described below, is subject to repurchase by AIMCO as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of Class A Common Stock (subject to adjustment upon the occurrence of certain events in respect of the Class A Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once Class B Common Stock has been converted into Class A Common Stock, holders of such shares of converted Class A Common Stock will have voting and dividend rights of Class A Common Stock generally. Once converted or forfeited, the Class B Common Stock may not be reissued by AIMCO.

     The Eligible Class B Shares convert to Class A Common Stock if (i) AIMCO's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of Class A Common Stock for a 90 calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                                      ANNUAL FFO                    AVERAGE
                                          ELIGIBLE    PER SHARE    CUMULATIVE FFO   MARKET
                                           CLASS B      GROWTH       PER SHARE       PRICE
         YEAR-END TESTING DATE            SHARES(1)     TARGET     GROWTH TARGET    TARGET
         ---------------------            ---------   ----------   --------------   -------
December 31, 1998.......................   162,500       8.5%          $2.760       $26.373

---------------

(1) Assumes that only the shares of Class B Common Stock outstanding as of December 31, 1997 remain outstanding until converted into shares of Class A Common Stock.

     If the annual growth target is not met for a particular Year-End Testing Date, the Eligible Class B Shares for that date may be converted as of a subsequent Year-End Testing Date if all of the targets are met for that subsequent Year-End Testing Date. Any Class B Common Stock that has not been converted into Class A Common Stock following December 31, 1998 will be subject to repurchase by AIMCO at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in the Charter). The AIMCO Board may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.

     All of the 65,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1995 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of December 31, 1996 and all of the 162,500 shares of Class B Common Stock eligible for conversion as of December 31, 1997, have been converted into shares of Class A Common Stock. As of December 31, 1997, the outstanding Class B Common Stock was held as follows: 93,428 shares by Mr. Considine, 41,438 shares by Mr. Kompaniez, 13,821 shares by Mr. Ira and 13,813 shares by Mr. Lacy.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a person is an Interested Stockholder, ownership of Common OP Units will be treated as beneficial ownership of the shares of Common Stock for which the Common OP Units may be redeemed. The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The AIMCO Board has not passed such a resolution.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or
(iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. No such exemption appears in the Charter or in AIMCO's bylaws (the "Bylaws"). The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

                            DESCRIPTION OF OP UNITS

     The following description sets forth certain general terms and provisions of the OP Units and the AIMCO Operating Partnership Agreement. The AIMCO Operating Partnership Agreement is included as Appendix B-1 hereto, and this description is qualified in its entirety by the terms thereof.

GENERAL

     The AIMCO Operating Partnership is a limited partnership organized pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, or any successor to such statute, the "Delaware LP Act") and upon the terms and subject to the conditions set forth in the AIMCO Operating Partnership Agreement. AIMCO GP, a Delaware corporation and a wholly owned subsidiary of AIMCO, is the sole general partner of the AIMCO Operating Partnership. Another wholly owned subsidiary of AIMCO, the Special Limited Partner, is a limited partner in the AIMCO Operating Partnership. The term of the AIMCO Operating Partnership commenced on May 16, 1994, and will continue until December 31, 2093, unless the AIMCO Operating Partnership is dissolved sooner pursuant to the provisions of the AIMCO Operating Partnership Agreement or as otherwise provided by law.

PURPOSE AND BUSINESS

     The purpose and nature of the AIMCO Operating Partnership is to conduct any business, enterprise or activity permitted by or under the Delaware LP Act, including, but not limited to, (i) to conduct the business of ownership, construction, development and operation of multifamily rental apartment communities, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Delaware LP Act, or to own interests in any entity engaged in any business permitted by or under the Delaware LP Act,
(iii) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies or other similar arrangements, and (iv) to do anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit AIMCO, in the sole and absolute discretion of the AIMCO GP, at all times to be classified as a REIT.

MANAGEMENT BY THE AIMCO GP


     Except as otherwise expressly provided in the AIMCO Operating Partnership Agreement, all management powers over the business and affairs of the AIMCO Operating Partnership are exclusively vested in the AIMCO GP. None of the limited partners of the AIMCO Operating Partnership or any other person to whom one or more OP Units have been transferred (each, an "Assignee") will take part in the operations, management or control (within the meaning of the Delaware LP
Act) of the AIMCO Operating Partnership's business, transact any business in the AIMCO Operating Partnership's name or have the power to sign documents for or otherwise bind the AIMCO Operating Partnership. The AIMCO GP may not be removed by the partners with or without cause, except with the consent of the AIMCO GP. In addition to the powers granted a general partner of a limited partnership under applicable law or that are granted to the AIMCO GP under any other provision of the AIMCO Operating Partnership Agreement, the AIMCO GP, subject to the other provisions of the AIMCO Operating Partnership Agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of the AIMCO Operating Partnership, to exercise all powers of the AIMCO Operating Partnership and to effectuate the purposes of the AIMCO Operating Partnership. The AIMCO Operating Partnership may incur debt or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of properties) upon such terms as the AIMCO GP determines to be appropriate. The AIMCO GP is authorized to execute, deliver and perform certain agreements and transactions on behalf of the AIMCO Operating Partnership without any further act, approval or vote of the partners.



     Restrictions on AIMCO GP's Authority. The AIMCO GP may not take any action in contravention of the AIMCO Operating Partnership Agreement. The AIMCO GP may not, without the prior consent of the limited partners, undertake, on behalf of the AIMCO Operating Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions: (i) except as provided in the AIMCO Operating Partnership Agreement, amend, modify or terminate the AIMCO Operating Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of partners; (ii) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the AIMCO Operating Partnership; (iii) institute any proceeding for bankruptcy on behalf of the AIMCO Operating Partnership; or (iv) subject to certain exceptions, approve or acquiesce to the transfer of the AIMCO Operating Partnership interest of the AIMCO GP, or admit into the AIMCO Operating Partnership any additional or successor general partners of the AIMCO Operating Partnership.



     Issuance of Additional OP Limited Partnership Interests. The AIMCO GP is authorized to admit additional limited partners to the AIMCO Operating Partnership from time to time, on terms and conditions and for such capital contributions as may be established by the AIMCO GP in its reasonable discretion. The net capital contribution need not be equal for all partners. No action or consent by the limited partners is required in connection with the admission of any additional limited partner. The AIMCO GP is expressly authorized to cause the AIMCO Operating Partnership to issue additional interests (i) upon the conversion, redemption or exchange of any debt, OP Units or other securities issued by the AIMCO Operating

Partnership, (ii) for less than fair market value, so long as the AIMCO GP concludes in good faith that such issuance is in the best interests of the AIMCO GP and the AIMCO Operating Partnership, and (iii) in connection with any merger of any other entity into the AIMCO Operating Partnership if the applicable merger agreement provides that persons are to receive interests in the AIMCO Operating Partnership in exchange for their interests in the entity merging into the AIMCO Operating Partnership. Subject to Delaware law, any additional partnership interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the AIMCO GP, in its sole and absolute discretion without the approval of any limited partners, and set forth in a written document thereafter attached to and made an exhibit to the AIMCO Operating Partnership Agreement. Without limiting the generality of the foregoing, the AIMCO GP shall have authority to specify (a) the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interests; (b) the right of each such class or series of partnership interests to share in distributions by the AIMCO Operating Partnership; (c) the rights of each such class or series of partnership interests upon dissolution and liquidation of the AIMCO Operating Partnership; (d) the voting rights, if any, of each such class or series of partnership interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of partnership interests. Interests in the AIMCO Operating Partnership that have distribution rights, or rights upon liquidation, winding up or dissolution, that are superior or prior to the Common OP Units are Preferred OP Units. No person will be admitted as an additional limited partner without the consent of the AIMCO GP, which consent may be given or withheld in the AIMCO GP's sole and absolute discretion.


MANAGEMENT LIABILITY AND INDEMNIFICATION


     Notwithstanding anything to the contrary set forth in the AIMCO Operating Partnership Agreement, the AIMCO GP is not liable to the AIMCO Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law of any act or omission if the AIMCO GP acted in good faith. The AIMCO Operating Partnership Agreement provides for indemnification of AIMCO, or any director or officer of AIMCO (in its capacity as the previous general partner of the AIMCO Operating Partnership), the AIMCO GP, any officer or director of AIMCO GP or the AIMCO Operating Partnership and such other persons as the AIMCO GP may designate from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the AIMCO Operating Partnership, as set forth in the AIMCO Operating Partnership Agreement. The Delaware LP Act provides that subject to the standards and restrictions, if any, set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act of 1933 is against public policy and is unenforceable pursuant to Section 14 of the Securities Act of 1933.


COMPENSATION AND FEES

     The AIMCO GP does not receive compensation for its services as general partner of the AIMCO Operating Partnership. However, the AIMCO GP is entitled to payments, allocations and distributions in its capacity as general partner of the AIMCO Operating Partnership. In addition, the AIMCO Operating Partnership is responsible for all expenses incurred relating to the AIMCO Operating Partnership's ownership of its assets and the operation of the AIMCO Operating Partnership and reimburses the AIMCO GP for such expenses paid by the AIMCO GP. The employees of the AIMCO Operating Partnership receive compensation for their services.

FIDUCIARY RESPONSIBILITIES

     The directors and officers of the AIMCO GP have fiduciary duties to manage the AIMCO GP in a manner beneficial to AIMCO, as the sole stockholder of the AIMCO GP. At the same time, the AIMCO GP, as general partner, has fiduciary duties to manage the AIMCO Operating Partnership in a manner beneficial to the AIMCO Operating Partnership and its partners. The duties of the AIMCO GP, as general partner, to the AIMCO Operating Partnership and its partners, therefore, may come into conflict with the duties of the directors and officers of the AIMCO GP to its sole stockholder, AIMCO.


     Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The AIMCO Operating Partnership Agreement expressly authorizes the AIMCO GP to enter into, on behalf of the AIMCO Operating Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various affiliates of the AIMCO Operating Partnership and the AIMCO GP, on such terms as the AIMCO GP, in its sole and absolute discretion, believes are advisable. The latitude given in the AIMCO Operating Partnership Agreement to the AIMCO GP in resolving conflicts of interest may significantly limit the ability of a limited partner to challenge what might otherwise be a breach of fiduciary duty. The AIMCO GP believes, however, that such latitude is necessary and appropriate to enable it to serve as the general partner of the AIMCO Operating Partnership without undue risk of liability.


     The AIMCO Operating Partnership Agreement expressly limits the liability of the AIMCO GP by providing that the AIMCO GP, and its officers and directors will not be liable or accountable in damages to the AIMCO Operating Partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if the AIMCO GP or such director or officer acted in good faith. In addition, the AIMCO Operating Partnership is required to indemnify the AIMCO GP, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by the AIMCO GP or such other persons, provided that the AIMCO Operating Partnership will not indemnify for
(i) willful misconduct or a knowing violation of the law or (ii) for any transaction for which such person received an improper personal benefit in violation or breach of any provision of the AIMCO Operating Partnership Agreement.

     The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the AIMCO GP has not obtained an opinion of counsel covering the provisions set forth in the AIMCO Operating Partnership Agreement that purport to waive or restrict the fiduciary duties of the AIMCO GP that would be in effect under common law were it not for the AIMCO Operating Partnership Agreement. See "Risk Factors -- Risks Associated With an Investment in OP Units -- Conflicts of Interest and Fiduciary Responsibility."

CLASS B PARTNERSHIP PREFERRED UNITS


     On August 4, 1997, in connection with AIMCO's issuance of 750,000 shares of Class B Preferred Stock, the AIMCO Operating Partnership issued 750,000 Class B Partnership Preferred Units to the Special Limited Partner. The terms of the Class B Partnership Preferred Units are substantially the same as the terms of the Class B Preferred Stock. The Class B Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $1.78125 per unit or, if greater, the distributions then payable on Common OP Units into which such Class B Partnership Preferred Units are convertible. On or after August 4, 1998, upon the conversion of Class B Preferred Stock into Class A Common Stock, a number of Class B Partnership Preferred Units equal to the number of shares of Class B Preferred Stock so converted will be converted into Common OP Units. The number of Common OP Units issued upon conversion of Class B Partnership Preferred Units is determined by dividing the Class B Partnership Preferred Unit's liquidation preference of $100 per unit by $30.45. In addition, each Class B Partnership Preferred Unit has a priority in liquidation equal to $100 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class B Preferred Stock.

CLASS C PARTNERSHIP PREFERRED UNITS


     On December 23, 1997, in connection with AIMCO's issuance of 2,400,000 shares of Class C Preferred Stock, the AIMCO Operating Partnership issued 2,400,000 Class C Partnership Preferred Units to the Special Limited Partner. The terms of the Class C Partnership Preferred Units are substantially the same as the terms of the Class C Preferred Stock. The Class C Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5625 per unit ($2.25 per annum). In addition, each Class C Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class C Preferred Stock.


CLASS D PARTNERSHIP PREFERRED UNITS


     On February 19, 1998, in connection with AIMCO's issuance of 4,200,000 shares of Class D Preferred Stock, the AIMCO Operating Partnership issued 4,200,000 Class D Partnership Preferred Units to the Special Limited Partner. The terms of the Class D Partnership Preferred Units are substantially the same as the terms of the Class D Preferred Stock. The Class D Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.546875 ($2.1875 per annum). In addition, each Class D Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class D Preferred Stock.


CLASS E PARTNERSHIP PREFERRED UNITS


     In connection with the Insignia Merger, AIMCO will issue up to 8,945,921 shares of Class E Preferred Stock. AIMCO will contribute assets formerly held by Insignia to the AIMCO Operating Partnership in exchange for Class E Partnership Preferred Units issued to the Special Limited Partner. The terms of the Class E Partnership Preferred Units are substantially the same as the terms of the Class E Preferred Stock. The Class E Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly distributions equal (on a per unit basis) to the dividends paid on the AIMCO Class A Common Stock (on a per share basis), and a special distribution of $50 million in the aggregate. Upon payment of the special distribution, the Class E Partnership Preferred Units automatically convert into an equal number of Common OP Units. Each Class E Partnership Preferred Unit has a priority in liquidation equal to $1.00 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class E Preferred Stock.



CLASS F PARTNERSHIP PREFERRED UNITS



     In connection with the Insignia Merger, AIMCO has assumed Insignia's obligations under its 6 1/2% Convertible Subordinated Debentures due 2016 (the "Convertible Debentures"), and the AIMCO Operating Partnership has issued Class F Partnership Preferred Units to the Special Limited Partner that are economically equivalent to the Convertible Debentures. The Convertible Debentures bear interest at the rate of 6 1/2% per annum and are convertible into shares of AIMCO Class E Preferred Stock at a price of $57.21. After the conversion of Class E Preferred Stock into Class A Common Stock, the Convertible Debentures will be convertible into shares of Class A Common Stock at a conversion price that is adjusted for the $50 million dividend paid on the Class E Preferred Stock. The Class F Partnership Preferred Units have a liquidation value of $50 per Class F Partnership Preferred Unit, plus an amount per Class F Partnership Unit equal to all accrued and unpaid interest on Convertible Debentures in a principal amount of $50 to the date of final distribution to holders of Class F Partnership Preferred Units (but such holders would not be entitled to any further payment). Holders of Class F Partnership Preferred Units are entitled to receive, on any date on which payments of interest or principal are made on Convertible Debentures, distributions payable in cash in an amount per Class F Partnership Preferred Unit equal to the interest and principal payment made in respect of Convertible Debentures in a principal amount of $50 on such distribution date. Class F Partnership Preferred Units are redeemable by the AIMCO Operating Partnership at any time that AIMCO redeems all or any of the Convertible Debentures, in number equal to the quotient obtained by dividing the aggregate principal amount of Convertible Debentures so redeemed by $50, at a price per Class F Partnership Preferred Unit equal to the price paid by AIMCO to redeem Convertible Debentures in a principal amount of $50. Upon any conversion of Convertible Debentures into shares of AIMCO Class E Preferred Stock or Class A Common

Stock, a number of Class F Partnership Preferred Units equal to the quotient obtained by dividing the aggregate principal amount of Convertible Debentures so converted by $50 will be converted into Class E Partnership Preferred Units or Partnership Common Units, respectively. The conversion ratio in effect from time to time for such conversion of Class F Partnership Preferred Units into Class E Partnership Preferred Units or Partnership Common Units will be equal to, and automatically adjusted to reflect, the conversion ratio in effect from time to time for the conversion of Convertible Debentures in a principal amount equal to $50 into shares of AIMCO's Class E Preferred Stock or Class A Common Stock, as the case may be. The Class F Partnership Preferred Units may be owned and held solely by AIMCO GP or the Special Limited Partner.


CLASS G PARTNERSHIP PREFERRED UNITS


     On July 15, 1998, in connection with AIMCO's issuance of 4,050,000 shares of Class G Preferred Stock, the AIMCO Operating Partnership issued 4,050,000 Class G Partnership Preferred Units to the Special Limited Partner. The terms of the Class G Partnership Preferred Units are substantially the same as the terms of the Class G Preferred Stock. The Class G Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5859375 ($2.34375 per annum). In addition, each Class G Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class G Preferred Stock.


CLASS H PARTNERSHIP PREFERRED UNITS


     On August 11, 1998, in connection with AIMCO's issuance of 2,000,000 shares of Class H Preferred Stock, the AIMCO Operating Partnership issued 2,000,000 Class H Partnership Preferred Units to the Special Limited Partner. The terms of the Class H Partnership Preferred Units are substantially the same as the terms of the Class H Preferred Stock. The Class H Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.59375 ($2.375 per annum). In addition, each Class H Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class H Preferred Stock.


HIGH PERFORMANCE UNITS

     In January 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 High Performance Units to a joint venture formed by fourteen of AIMCO's officers and to three of AIMCO's independent directors, Messrs. Martin, Rhodes and Smith. Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the Valuation Date that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control (as defined in the AIMCO Operating Partnership Agreement) occurs. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock during the Measurement Period exceeds the Minimum Return, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of Common OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the Class A Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of AIMCO's equity capitalization (including Class A Common Stock and Common OP Units) by (ii) the market value of one share of Class A Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 Common OP Units. For purposes of determining the market value of Class A Common Stock or Common OP Units as of any date, the average closing price of the Class A Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded REITs, will be used as the peer group index for purposes of the High Performance Units.

     Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of Class A Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of Class A Common Stock (subject to certain adjustments).

DISTRIBUTIONS


     Preferred OP Units. Holders of Preferred OP Units to be issued hereunder will have rights to distributions as set forth in the Prospectus Supplement. With respect to rights of holders of Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class E Partnership Preferred Units, Class F Partnership Preferred Units, Class G Partnership Preferred Units and Class H Partnership Preferred Units, see
"-- Class B Partnership Preferred Units; -- Class C Partnership Preferred Units; -- Class D Partnership Preferred Units; -- Class E Partnership Preferred Units; -- Class F Partnership Preferred Units; -- Class G Partnership Preferred Units; and -- Class H Partnership Preferred Units."


     High Performance Units. On and after the Valuation Date, holders of High Performance Units may be entitled to receive distributions in accordance with the terms of the High Performance Units. See "-- High Performance Units."

     Common OP Units. Subject to the rights of holders of any outstanding Preferred OP Units, the AIMCO Operating Partnership Agreement requires the AIMCO GP to cause the AIMCO Operating Partnership to distribute quarterly all, or such portion as the AIMCO GP may in its sole and absolute discretion determine, of Available Cash (as defined in the AIMCO Operating Partnership Agreement) generated by the AIMCO Operating Partnership during such quarter to the AIMCO GP, the Special Limited Partner and the holders of Common OP Units ("Common OP Unitholders") on the record date established by the AIMCO GP with respect to such quarter, in accordance with their respective interests in the AIMCO Operating Partnership on such record date. Holders of any other Preferred OP Units issued in the future may have priority over the AIMCO GP, the Special Limited Partner and holders of Common OP Units with respect to distributions of Available Cash, distributions upon liquidation or other distributions.


     Distributions payable with respect to any interest in the AIMCO Operating Partnership that was not outstanding during the entire quarterly period in respect of which any distribution is made will be prorated based on the portion of the period that such interest was outstanding. The AIMCO GP in its sole and absolute discretion may distribute to the OP Unitholders Available Cash on a more frequent basis and provide for an appropriate record date. The AIMCO Operating Partnership Agreement requires the AIMCO GP to take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with AIMCO's qualification as a REIT, to cause the AIMCO Operating Partnership to distribute sufficient amounts to enable the AIMCO GP to transfer funds to AIMCO and enable AIMCO to pay stockholder dividends that will (i) satisfy the requirements (the "REIT Requirements") for qualifying as a REIT under the Internal Revenue Code, and the Treasury Regulations and (ii) avoid any federal income or excise tax liability of AIMCO.



     No Common OP Unitholder has any right to demand or receive property other than cash as provided in the AIMCO Operating Partnership Agreement. The AIMCO GP may determine, in its sole and absolute discretion, to make a distribution in kind of assets of the AIMCO Operating Partnership to the OP Unitholders, and such assets will be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with the AIMCO Operating Partnership Agreement.

     Subject to the rights of holders of any outstanding Preferred OP Units, net proceeds from the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership (a "Terminating Capital Transaction"), and any other cash received or reductions in reserves made after commencement of the liquidation of the AIMCO Operating Partnership, will be distributed to the OP Unitholders in accordance with the AIMCO Operating Partnership Agreement.



     The AIMCO Operating Partnership Agreement prohibits the AIMCO Operating Partnership and the AIMCO GP, on behalf of the AIMCO Operating Partnership, from making a distribution to any OP Unitholder on account of its interest in OP Units if such distribution would violate Section 17-607 of the Delaware LP Act or other applicable law.


ALLOCATIONS OF NET INCOME AND NET LOSS


     Preferred OP Units. With respect to the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class E Partnership Preferred Units, the Class F Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units and any similar class of Preferred OP Unit that may be subsequently issued, gross income and, if necessary, gain will be allocated to the holders of the Preferred OP Units for any fiscal year (and, if necessary, subsequent fiscal years) to the extent that the holders of the Preferred OP Units receive a distribution on any Preferred OP Units (other than an amount included in any redemption of Preferred OP Units). If any Preferred OP Units are redeemed, for the fiscal year that includes such redemption (and, if necessary, for subsequent fiscal years) (i) gross income and gain (in such relative proportions as the AIMCO GP in its discretion will determine) will be allocated to the holders of such class of Preferred OP Units to the extent that the redemption amounts paid or payable with respect to the Preferred OP Units so redeemed exceeds the aggregate capital contributions (net of liabilities assumed or taken subject to by the AIMCO Operating Partnership) per Preferred OP Unit allocable to the Preferred OP Units so redeemed and (ii) deductions and losses (in such relative proportions as the AIMCO GP in its discretion will determine) will be allocated to the holders of such class of Preferred OP Units to the extent that the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the AIMCO Operating Partnership) per Preferred OP Unit allocable to the Preferred OP Units so redeemed exceeds the redemption amount paid or payable with respect to the Preferred OP Units so redeemed.


     High Performance Units. On and after the Valuation Date, holders of High Performance Units may be allocated income and loss in accordance with the terms of the High Performance Units. See "-- High Performance Units."


     Common OP Units. Net Income (as defined in the AIMCO Operating Partnership Agreement) and Net Loss (as defined in the AIMCO Operating Partnership Agreement) of the AIMCO Operating Partnership will be determined and allocated with respect to each fiscal year of the AIMCO Operating Partnership as of the end of each such year. Except as otherwise provided in the AIMCO Operating Partnership Agreement, an allocation to a Common OP Unitholder of a share of Net Income or Net Loss will be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. Except as otherwise provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Partnership Preferred Units, Net Income and Net Loss will be allocated to the holders of Common OP Units in accordance with their respective Common OP Units at the end of each fiscal year. The AIMCO Operating Partnership Agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Preferred OP Units, for income tax purposes under the Internal Revenue Code and the Treasury Regulations, each Partnership item of income, gain, loss and deduction will be allocated among the Common OP Unitholders in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to the AIMCO Operating Partnership Agreement.

WITHHOLDING


     The AIMCO Operating Partnership is authorized to withhold from or pay on behalf of or with respect to each limited partner any amount of federal, state, local or foreign taxes that the AIMCO GP determines that the AIMCO Operating Partnership is required to withhold or pay with respect to any amount distributable or allocable to such limited partner pursuant to the AIMCO Operating Partnership Agreement.


RETURN OF CAPITAL


     No limited partner is entitled to interest on its capital contribution or on such limited partner's capital account. Except (i) pursuant to the rights of redemption set forth in the AIMCO Operating Partnership Agreement, (ii) as provided by law, or (iii) pursuant to the terms of any outstanding Preferred OP Units, no limited partner has any right to demand or receive the withdrawal or return of its capital contribution from the AIMCO Operating Partnership, except to the extent of distributions made pursuant to the AIMCO Operating Partnership Agreement or upon termination of the AIMCO Operating Partnership. Except to the extent otherwise expressly provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Preferred OP Units, no limited partner or assignee will have priority over any other limited partner or assignee either as to the return of capital contributions or as to profits, losses or distributions.


REDEMPTION RIGHTS


     Preferred OP Units. Holders of Preferred OP Units to be issued hereunder will have rights to redemption as set forth in the applicable Prospectus Supplement. With respect to rights of holders of Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class E Partnership Preferred Units, Class F Partnership Preferred Units, Class G Partnership Preferred Units and Class H Partnership Preferred Units, see
"-- Class B Partnership Preferred Units; -- Class C Partnership Preferred Units; -- Class D Partnership Preferred Units; -- Class E Partnership Preferred Units; -- Class F Partnership Preferred Units; and -- Class H Partnership Preferred Units."


     High Performance Units. In the event of a change of control, holders of High Performance Units will have the same redemption rights as holders of Common OP Units. See "-- High Performance Units."


     Common OP Units. After the first anniversary of becoming a holder of Common OP Units, each Common OP Unitholder and certain assignees have the right, subject to the terms and conditions set forth in the AIMCO Operating Partnership Agreement, to require the AIMCO Operating Partnership to redeem all or a portion of the Common OP Units held by such party in exchange for a cash amount based on the value of shares of Class A Common Stock. The AIMCO Operating Partnership's obligation to effect a redemption, however, will not arise or be binding against the AIMCO Operating Partnership until and unless AIMCO declines or fails to exercise its right to acquire such Common OP Units pursuant to the AIMCO Operating Partnership Agreement.



     On or before the close of business on the fifth business day after a Common OP Unitholder gives the AIMCO GP a notice of redemption, the AIMCO GP may, in its sole and absolute discretion but subject to the restrictions on the ownership of Class A Common Stock imposed under the AIMCO Charter and the transfer restrictions and other limitations thereof, elect to cause AIMCO to acquire some or all of the tendered Common OP Units from the tendering party in exchange for Class A Common Stock, based on an exchange ratio of one share of Class A Common Stock for each Common OP Unit, subject to adjustment as provided in the AIMCO Operating Partnership Agreement.


PARTNERSHIP RIGHT TO CALL COMMON OP UNITS


     Notwithstanding any other provision of the AIMCO Operating Partnership Agreement, on and after the date on which the aggregate percentage interests of the limited partners, other than the Special Limited Partner, are less than one percent (1%), the AIMCO Operating Partnership will have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding limited partner interests (other than the Special Limited Partner's interest) in the AIMCO Operating Partnership by treating any limited partner as if such limited partner had tendered for redemption pursuant to the AIMCO Operating Partnership Agreement the amount of Common OP Units specified by the AIMCO GP, in its sole and absolute discretion, by notice to the limited partner.


TRANSFERS AND WITHDRAWALS


     Restrictions on Transfer. The AIMCO Operating Partnership Agreement restricts the transferability of OP Units. Any transfer or purported transfer of an OP Unit not made in accordance with the AIMCO Operating Partnership Agreement will be null and void ab initio. Until the expiration of one year from the date on which a limited partner acquired OP Units, subject to certain exceptions, such limited partner may not transfer all or any portion of its OP Units to any transferee without the consent of the AIMCO GP, which consent may be withheld in its sole and absolute discretion. After the expiration of one year from the date on which a limited partner acquired OP Units, such limited partner has the right to transfer all or any portion of its OP Units to any person, subject to the satisfaction of certain conditions specified in the AIMCO Operating Partnership Agreement, including the AIMCO GP's right of first refusal. It is a condition to any transfer (regardless of whether such transfer is effected before or after the one year holding period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor limited partner under the AIMCO Operating Partnership Agreement with respect to such OP Units, and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor partner are assumed by a successor corporation by operation of law) will relieve the transferor partner of its obligations under the AIMCO Operating Partnership Agreement without the approval of the AIMCO GP, in its sole and absolute discretion.



     In connection with any transfer of OP Units, the AIMCO GP will have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed transfer may be effected without registration under the Securities Act of 1933 and will not otherwise violate any federal or state securities laws or regulations applicable to the AIMCO Operating Partnership or the OP Units transferred.



     No transfer by a limited partner of its OP Units (including any redemption or any acquisition of OP Units by the AIMCO GP or by the AIMCO Operating Partnership) may be made to any person if (i) in the opinion of legal counsel for the AIMCO Operating Partnership, it would result in the AIMCO Operating Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of
Section 7704 of the Internal Revenue Code.



     Substituted Limited Partners. No limited partner will have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of the AIMCO GP, which consent may be given or withheld by the AIMCO GP in its sole and absolute discretion. If the AIMCO GP, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a substituted limited partner, such transferee will be considered an assignee for purposes of the AIMCO Operating Partnership Agreement. An assignee will be entitled to all the rights of an assignee of a limited partnership interest under the Delaware LP Act, including the right to receive distributions from the AIMCO Operating Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the AIMCO Operating Partnership attributable to the OP Units assigned to such transferee and the rights to transfer the OP Units provided in the AIMCO Operating Partnership Agreement, but will not be deemed to be a limited partner for any other purpose under the AIMCO Operating Partnership Agreement, and will not be entitled to effect a consent or vote with respect to such OP Units on any matter presented to the limited partners for approval (such right to consent or vote, to the extent provided in this Agreement or under the Delaware LP Act, fully remaining with the transferor limited partner).



     Withdrawals. No limited partner may withdraw from the AIMCO Operating Partnership other than as a result of a permitted transfer of all of such limited partner's OP Units in accordance with the AIMCO Operating Partnership Agreement, with respect to which the transferee becomes a substituted limited partner, or pursuant to a redemption (or acquisition by AIMCO) of all of such limited partner's OP Units.

     Restrictions on the General Partner. The AIMCO GP may not transfer any of its general partner interest or withdraw from the AIMCO Operating Partnership unless (i) the limited partners consent or (ii) immediately after a merger of the AIMCO GP into another entity, substantially all of the assets of the surviving entity, other than the general partnership interest in the AIMCO Operating Partnership held by the AIMCO GP, are contributed to the AIMCO Operating Partnership as a capital contribution in exchange for OP Units.


ISSUANCE OF CAPITAL STOCK BY AIMCO


     Pursuant to the AIMCO Operating Partnership Agreement, upon the issuance of its capital stock, AIMCO is generally obligated to contribute the cash proceeds or other consideration received from such issuance to the AIMCO Operating Partnership in exchange for, in the case of Class A Common Stock, Common OP Units, or in the case of an issuance of Preferred Stock, Preferred OP Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Stock.


DILUTION


     The AIMCO GP has the power, without the consent of the limited partners, to cause the AIMCO Operating Partnership to issue additional Common OP Units and Preferred OP Units. Any such issuance may dilute the interests of existing OP Unitholders. In addition, the terms of the Preferred OP Units entitle the holders thereof to receive preferential distributions of cash and a priority in liquidation, as well as certain class voting rights.


AMENDMENT OF THE AIMCO OPERATING PARTNERSHIP AGREEMENT


     By the AIMCO GP Without the Consent of the Limited Partners. The AIMCO GP has the power, without the consent of the limited partners, to amend the AIMCO Operating Partnership Agreement as may be required to facilitate or implement any of the following purposes: (1) to add to the obligations of the AIMCO GP or surrender any right or power granted to the AIMCO GP or any affiliate of the AIMCO GP for the benefit of the limited partners; (2) to reflect the admission, substitution or withdrawal of partners or the termination of the AIMCO Operating Partnership in accordance with the AIMCO Operating Partnership Agreement; (3) to reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the AIMCO Operating Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the AIMCO Operating Partnership Agreement that will not be inconsistent with law or with the provisions of the AIMCO Operating Partnership Agreement; (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; (5) to reflect such changes as are reasonably necessary for AIMCO to maintain its status as a REIT; and (6) to modify the manner in which capital accounts are computed (but only to the extent set forth in the definition of "Capital Account" in the AIMCO Operating Partnership Agreement or contemplated by the Internal Revenue Code or the Treasury Regulations).



     With the Consent of the Limited Partners. With the exception of the circumstances described above whereby the AIMCO GP may, without the consent of the limited partners, amendments to the AIMCO Operating Partnership Agreement require the limited partners' consent. Amendments to the AIMCO Operating Partnership Agreement may be proposed by the AIMCO GP or by limited partners holding a majority of the outstanding Common OP Units, excluding the Special Limited Partner (a "Majority in Interest"). Following such proposal, the AIMCO GP will submit any proposed amendment to the limited partners. The AIMCO GP will seek the written consent of the limited partners on the proposed amendment or will call a meeting to vote thereon and to transact any other business that the AIMCO GP may deem appropriate. For purposes of obtaining a written consent, the AIMCO GP may require a written response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the AIMCO GP's recommendation with respect to the proposal, provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS


     Meetings of the partners may be called by the AIMCO GP and will be called upon the receipt by the AIMCO GP of a written request by a Majority in Interest of the limited partners. Notice of any such meeting will be given to all partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Each meeting of partners will be conducted by the AIMCO GP or such other person as the AIMCO GP may appoint pursuant to such rules for the conduct of the meeting as the AIMCO GP or such other person deems appropriate in its sole and absolute discretion. Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent setting forth the action so taken is signed by partners holding a majority of outstanding Common OP Units (or such other percentage as is expressly required by the AIMCO Operating Partnership Agreement for the action in question). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the partners holding a majority of outstanding Common OP Units (or such other percentage as is expressly required by the AIMCO Operating Partnership Agreement for the action in question). Such consent shall be filed with the AIMCO GP. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.


RECORDS AND ACCOUNTING; FISCAL YEAR

     The AIMCO Operating Partnership Agreement requires the AIMCO GP to keep or cause to be kept at the principal office of the AIMCO Operating Partnership those records and documents required to be maintained by the Delaware LP Act and other books and records deemed by the AIMCO GP to be appropriate with respect to the AIMCO Operating Partnership's business. The books of the AIMCO Operating Partnership will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the AIMCO GP determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the AIMCO Operating Partnership, the AIMCO GP and AIMCO may operate with integrated or consolidated accounting records, operations and principles. The fiscal year of the AIMCO Operating Partnership is the calendar year.

REPORTS


     As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter and each fiscal year, the AIMCO GP will cause to be mailed to each limited partner, of record as of the last day of the calendar quarter or as of the close of the fiscal year, as the case may be, a report containing financial statements of the AIMCO Operating Partnership, or of AIMCO if such statements are prepared solely on a consolidated basis with AIMCO, for such calendar quarter or fiscal year, as the case may be, presented in accordance with generally accepted accounting principles, and such other information as may be required by applicable law or regulation or as the AIMCO GP determines to be appropriate. Statements included in quarterly reports are not audited. Statements included in annual reports are audited by a nationally recognized firm of independent public accountants selected by the AIMCO GP.


TAX MATTERS


     The AIMCO GP is the "tax matters partner" of the AIMCO Operating Partnership for federal income tax purposes. The tax matters partner is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership with respect to tax matters. In addition, the AIMCO GP will arrange for the preparation and timely filing of all returns with respect to the AIMCO Operating Partnership's income, gains, deductions, losses and other items required of the AIMCO Operating Partnership for federal and state income tax purposes and will use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by limited partners for federal and state income tax reporting purposes. The limited partners will promptly provide the AIMCO GP with such information as may be reasonably requested by the AIMCO GP from time to time.


DISSOLUTION AND WINDING UP


     Dissolution. The AIMCO Operating Partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following (each a "Liquidating Event") (i) December 31, 2093; (ii) an event of withdrawal, as defined in the Delaware LP Act (including, without limitation, bankruptcy), of the sole general partner unless, within ninety (90) days after the withdrawal, a "majority in interest" (as such phrase is used in Section 17-801(3) of the Delaware LP Act) of the remaining partners agree in writing, in their sole and absolute discretion, to continue the business of the AIMCO Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor general partner; (iii) an election to dissolve the AIMCO Operating Partnership made by the general partner in its sole and absolute discretion, with or without the consent of the limited partners; (iv) entry of a decree of judicial dissolution of the AIMCO Operating Partnership pursuant to the provisions of the Delaware LP Act; (v) the occurrence of a Terminating Capital Transaction; or
(vi) the redemption (or acquisition by AIMCO, the AIMCO GP and/or the Special Limited Partner) of all Common OP Units other than Common OP Units held by the AIMCO GP or the Special Limited Partner.



     Winding Up. Upon the occurrence of a Liquidating Event, the AIMCO Operating Partnership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and partners. The AIMCO GP (or, in the event that there is no remaining AIMCO GP or the AIMCO GP has dissolved, become bankrupt within the meaning of the Delaware LP Act or ceased to operate, any person elected by a Majority in Interest of the limited partners) will be responsible for overseeing the winding up and dissolution of the AIMCO Operating Partnership and will take full account of the AIMCO Operating Partnership's liabilities and property, and the AIMCO Operating Partnership's property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the AIMCO GP, include Class A Common Stock) will be applied and distributed in the following order: (i) first, to the satisfaction of all of the AIMCO Operating Partnership's debts and liabilities to creditors other than the partners and their assignees (whether by payment or the making of reasonable provision for payment thereof); (ii) second, to the satisfaction of all the AIMCO Operating Partnership's debts and liabilities to the general partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under the AIMCO Operating Partnership Agreement; (ii) third, to the satisfaction of all of the AIMCO Operating Partnership's debts and liabilities to the other partners and any assignees (whether by payment or the making of reasonable provision for payment thereof); (iv) fourth, to the satisfaction of all liquidation preferences of outstanding Preferred OP Units, if any, and (v) the balance, if any, to the AIMCO GP, the limited partners and any assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

            COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO


     Generally, the nature of an investment in the Common OP Units is substantially equivalent economically to an investment in the Class A Common Stock. The AIMCO Operating Partnership makes quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends. Common OP Unitholders generally share in the risks and rewards of ownership in the enterprise being conducted by AIMCO (through the AIMCO Operating Partnership). However, there are some differences between ownership of Common OP Units and ownership of Class A Common Stock, some of which may be material to investors.


     The information below highlights a number of the significant differences between the AIMCO Operating Partnership and AIMCO relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Common OP Units and Class A Common Stock, respectively. These comparisons are intended to assist OP Unitholders in understanding how their investment will be changed if their Common OP Units are exchanged for Class A Common Stock. COMMON OP UNITHOLDERS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT AND THE EXHIBITS THERETO OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

         AIMCO OPERATING PARTNERSHIP                      AIMCO


                     Form of Organization and Assets Owned


The AIMCO Operating Partnership is organized as a            AIMCO is a Maryland corporation. AIMCO has elected to
Delaware limited partnership. The AIMCO Operating            be taxed as a REIT under the Internal Revenue Code,
Partnership owns interests (either directly or through       commencing with its taxable year ended December 31,
subsidiaries) in the apartment properties.                   1994, and intends to maintain its election as a REIT.
                                                             With certain limited exceptions, AIMCO's only
                                                             significant assets are its equity interests in the
                                                             AIMCO GP and the Special Limited Partner, which in turn
                                                             collectively hold a controlling interest in the AIMCO
                                                             Operating Partnership.


                             Duration of Existence


The term of the AIMCO Operating Partnership continues        AIMCO has a perpetual existence, unless liquidated or
until December 31, 2093, unless the AIMCO Operating          dissolved.
Partnership is dissolved sooner pursuant to the terms
of the AIMCO Operating Partnership Agreement or as
provided by law. See "Description of OP
Units -- General" and "Description of OP
Units -- Dissolution and Winding Up."


                  Purpose and Permitted Activities/Investments


The purpose of the AIMCO Operating Partnership is to         Under its Charter, AIMCO may engage in any lawful
conduct any business that may be lawfully conducted by       activity permitted to be engaged in by a Maryland
a limited partnership organized pursuant to the              corporation pursuant to Maryland law. The Charter
Delaware LP Act, provided that such business is to be        prohibits the AIMCO Board of Directors from taking any
conducted in a manner that permits AIMCO to be               action to terminate AIMCO's status as a REIT, unless
qualified as a REIT, unless AIMCO ceases to qualify as       the AIMCO Board of Directors recommends such action and
a REIT. The AIMCO Operating Partnership is authorized        the holders of a majority of the shares entitled to
to perform any and all acts for the furtherance of the       vote on such matter approve such action. The Internal
purposes and business of the AIMCO Operating                 Revenue Code defines a REIT as a corporation, trust or
Partnership, provided that the AIMCO Operating               association (1) that is managed by one or more trustees
Partnership may not take, or refrain from taking, any        or directors; (2) the beneficial ownership of which is
action which, in the judgment of the AIMCO GP could (i)      evidenced by transferable shares, or by transferable
adversely affect the ability of AIMCO to continue to         certificates of beneficial interest; (3) which would be
qualify as a REIT, (ii) subject AIMCO to certain income      taxable as a domestic corporation, but for the special
and excise taxes, or (iii) violate any law or                Internal Revenue Code provisions applicable to REITs;
regulation of any governmental body or agency (unless        (4) that is neither a financial institution nor an
such action, or inaction, is specifically consented to       insurance company subject to certain provisions of the
by AIMCO). Subject to the foregoing,                         Internal Revenue Code; (5) the beneficial

     AIMCO OPERATING PARTNERSHIP                           AIMCO

the AIMCO Operating Partnership may invest in or enter       ownership of which is held by 100 or more persons; (6)
into partnerships, joint ventures, or similar                in which, during the last half of each taxable year,
arrangements                                                 not more than 50% in value of the outstanding stock is
                                                             owned, directly or indirectly, by five or fewer
                                                             individuals (as defined in the Internal Revenue Code to
                                                             include certain entities); and (7) which meets certain
                                                             other tests described in this Prospectus (including
                                                             with respect to the nature of its income and assets).
                                                             See "Federal Income Taxation of AIMCO and AIMCO
                                                             Stockholders -- General." The Internal Revenue Code
                                                             provides that conditions (1) through (4) must be met
                                                             during the entire taxable year, and that condition (5)
                                                             must be met during at least 335 days of a taxable year
                                                             of 12 months, or during a proportionate part of a
                                                             taxable year of less than 12 months. The Charter also
                                                             contains certain restrictions regarding transfers of
                                                             its shares, which provisions are intended to assist
                                                             AIMCO in satisfying the share ownership requirements
                                                             described in conditions (5) and (6) above. See "Federal
                                                             Income Taxation of AIMCO and AIMCO
                                                             Stockholders -- General."

                                                             Substantially all of the operations of AIMCO are
                                                             conducted through the AIMCO Operating Partnership and
                                                             its subsidiaries. Through its controlling interests in
                                                             the AIMCO Operating Partnership and other limited
                                                             partnerships and limited liability companies, AIMCO
                                                             owns and controls interests in numerous multi-family
                                                             rental apartment properties.



                               Additional Equity


The AIMCO GP is authorized to issue additional               Under the Charter, the AIMCO Board of Directors has the
partnership interests in the AIMCO Operating                 authority to classify and reclassify any of its
Partnership for any partnership purpose from time to         unissued capital stock into shares of Preferred Stock
time to the limited partners and to other persons, and       by setting or changing in any one or more respects the
to admit such other persons as additional limited            preferences, conversion or other rights, voting powers,
partners, on terms and conditions and for such capital       restrictions, limitations as to dividends,
contributions as may be established by the AIMCO GP in       qualifications or terms or conditions of redemption of
its sole discretion. The net capital contribution need       such shares of capital stock including, but not limited
not be equal for all partners. No action or consent by       to, ownership restrictions consistent with the
the limited partners is required in connection with the      Ownership Limit with respect to each series or class of
admission of any additional limited partner. See             capital stock, and the number of shares constituting
"Description of OP Units -- Management by the AIMCO          each series or class, and to increase or decrease the
GP." Subject to Delaware law, any additional partner-        number of shares of any such series or class, to the
ship interests may be issued in one or more classes, or      extent permitted by the MGCL. AIMCO is authorized to
one or more series of any of such classes, with such         issue, in its discretion, additional equity securities
designations, preferences and relative, participating,       including Class A Common Stock or Preferred Stock;
optional or other special rights, powers and duties as       provided, however, that the total number of equity
shall be determined by the AIMCO GP, in its sole and         securities outstanding may not exceed the total number
absolute discretion without the approval of any limited      of authorized shares set forth in the Charter (i.e.,
partner, and set forth in a written document thereafter      not more than 510,750,000 shares of capital stock).
attached to and made an exhibit to the AIMCO Operating       Additionally, AIMCO may issue additional Class A Common
Partnership Agreement.                                       Stock upon exchange of Common OP Units for Class A
                                                             Common Stock, and upon exercise of options granted
                                                             pursuant to AIMCO's stock incentive plan. Pursuant to
                                                             the AIMCO Operating Partnership Agreement, upon the
                                                             issuance of its capital stock, AIMCO is generally
                                                             obligated to contribute the cash proceeds or other
                                                             consideration received from such issuance to the AIMCO
                                                             Operating Partnership in exchange for, in the case of
                                                             Class A Common Stock, Common OP Units, or in the case
                                                             of an issuance of Preferred Stock, Preferred OP Units
                                                             with designations, preferences and other rights, terms
                                                             and provisions that are substantially the same as the
                                                             designations, preferences and other rights, terms and
                                                             provisions of such Preferred Stock. See "Description of
                                                             OP Units -- Issuance of Class A Common Stock by AIMCO."

                                                             Neither AIMCO's Charter nor its By-Laws impose any
                                                             restrictions upon dealings between AIMCO and its
                                                             directors, officers and affiliates. Under Maryland law,
                                                             however, material facts of the

     AIMCO OPERATING PARTNERSHIP                           AIMCO

                                                             relationship, the transaction and the conflict of
                                                             interest must (i) be disclosed to the Board of
                                                             Directors and approved by the affirmative vote of a
                                                             majority of the disinterested directors; or (ii) be
                                                             disclosed to the stockholders and approved by the
                                                             affirmative vote of a majority of the disinterested
                                                             stockholders or (iii) be in fact fair and reasonable.
                                                             In addition, AIMCO has adopted certain policies
                                                             designed to minimize or eliminate conflicts of
                                                             interests between AIMCO and its executive officers and
                                                             directors. Without the approval of a majority of the
                                                             disinterested directors, AIMCO will not (i) acquire
                                                             from or sell to any director, officer or employee of
                                                             AIMCO or any entity in which a director, officer or
                                                             employee of AIMCO owns more than a 1% interest, or
                                                             acquire from or sell to any affiliate of any of the
                                                             foregoing, any assets or other property of AIMCO, (ii)
                                                             make any loan to or borrow from any of the foregoing
                                                             persons, or (iii) engage in any material transaction
                                                             with the foregoing. In addition, AIMCO has entered into
                                                             employment agreements with certain officers and
                                                             directors which include provisions intended to
                                                             eliminate or minimize potential conflicts of interest.
                                                             See "Business of the Company -- Policies of the Company
                                                             with Respect to Certain Other Activities."



                               Borrowing Policies


The AIMCO Operating Partnership Agreement contains no        AIMCO is not restricted under its Charter or Bylaws
restrictions on borrowings, and the AIMCO GP has full        from incurring borrowings.
power and authority to borrow money on behalf of the
AIMCO Operating Partnership.



                            Review of Investor Lists


Each limited partner has the right, upon written demand      Under Maryland law, a stockholder holding at least 5%
with a statement of the purpose of such demand and at        of the outstanding stock of a corporation may, upon
such limited partner's own expense, to obtain a current      written request, inspect and copy during usual business
list of the name and last known business, residence or       hours the list of the stockholders of such corporation.
mailing address of the AIMCO GP and each other partner.



                               Management Control


All management powers over the business and affairs of       The AIMCO Board of Directors has exclusive control over
the AIMCO Operating Partnership are vested in the AIMCO      AIMCO's business and affairs subject only to the
GP. No limited partner has any right to participate in       restrictions in the Charter and the Bylaws. The
or exercise control or management power over the             policies adopted by the AIMCO Board of Directors may be
business and affairs of the AIMCO Operating                  altered or eliminated without a vote of AIMCO's
Partnership. The limited partners have the right to          stockholders. Accordingly, except for their vote in the
vote on certain matters described under "Voting Rights"      election of directors, holders of Class A Common Stock
below. The AIMCO GP may not be removed by the limited        have no control over the ordinary business policies of
partners with or without cause.                              AIMCO.



                    Management Liability and Indemnification


Notwithstanding anything to the contrary set forth in        The Charter limits the liability of AIMCO's directors
the AIMCO Operating Partnership Agreement, the AIMCO GP      and officers to AIMCO and its stockholders to the
is not liable to the AIMCO Operating Partnership for         fullest extent permitted from time to time by Maryland
losses sustained, liabilities incurred or benefits not       law. Maryland law presently permits the liability of
derived as a result of errors in judgment or mistakes        directors and officers to a corporation or its
of fact or law of any act or omission if the AIMCO GP        stockholders for money damages to be limited, except
acted in good faith. The AIMCO Operating Partnership         (i) to the extent that it is proved that the director
Agreement provides for indemnification of AIMCO, or any      or officer actually received an improper benefit or
director or officer of AIMCO (in its capacity as the         profit in money, property or services actually
previous general partner of the AIMCO Operating              received, or (ii) if a judgment or other final
Partnership), the AIMCO GP, any officer or director of       adjudication is entered in a proceeding based on a
AIMCO GP or the AIMCO Operating Partnership and such         finding that the director's or officer's action, or
other persons as the AIMCO GP may designate from and         failure to act, was the result of active and deliberate
against all losses, claims, damages, liabilities, joint      dishonesty and was material to the cause of action
or several, expenses (including legal                        adjudicated in the proceeding. This provision does not
                                                             limit the ability of AIMCO or its stockholders to
                                                             obtain other relief, such

     AIMCO OPERATING PARTNERSHIP                           AIMCO

fees), fines, settlements and other amounts incurred in      as an injunction or recission.
connection with any actions relating to the operations
of the AIMCO Operating Partnership, as set forth in the      The Charter and Bylaws require AIMCO to indemnify its
AIMCO Operating Partnership Agreement. The Delaware LP       directors, officers and certain other parties to the
Act provides that subject to the standards and               fullest extent permitted from time to time by Maryland
restrictions, if any, set forth in its partnership           law. The MGCL permits a corporation to indemnify its
agreement, a limited partnership may, and shall have         directors, officers and certain other parties against
the power to, indemnify and hold harmless any partner        judgments, penalties, fines, settlements and reason-
or other person from and against any and all claims and      able expenses actually incurred by them in connection
demands whatsoever. It is the position of the SEC that       with any proceeding to which they may be made a party
indemnification of directors and officers for                by reason of their service to or at the request of the
liabilities arising under the Securities Act is against      corporation, unless it is established that (i) the act
public policy and is unenforceable pursuant to Section       or omission of the indemnified party was material to
14 of the Securities Act of 1933.                            the matter giving rise to the proceeding and (x) was
                                                             committed in bad faith or (y) was the result of active
                                                             and deliberate dishonesty, (ii) the indemnified party
                                                             actually received an improper personal benefit in
                                                             money, property or services of (iii) in the case of any
                                                             criminal proceeding, the indemnified party had
                                                             reasonable cause to believe that the act or omission
                                                             was unlawful. Indemnification may be made against
                                                             judgments, penalties, fines, settlements and reasonable
                                                             expenses actually incurred by the director or officer
                                                             in connection with the proceeding; provided however,
                                                             that if the proceeding is one by or in the right of the
                                                             corporation, indemnification may not be made with
                                                             respect to any proceeding in which the director or
                                                             officer has been adjudged to be liable to the
                                                             corporation. In addition, a director or officer may not
                                                             be indemnified with respect to any proceeding charging
                                                             improper personal benefit to the director or officer
                                                             was adjudged to be liable on the basis that personal
                                                             benefit was improperly received. The termination of any
                                                             proceeding by conviction, or upon a plea of nolo
                                                             contendere or its equivalent, or an entry of any order
                                                             of probation prior to judgment, creates a rebuttable
                                                             presumption that the director or officer did not meet
                                                             the requisite standard or conduct required for
                                                             indemnification to be permitted. It is the position of
                                                             the SEC that indemnification of directors and officers
                                                             for liabilities arising under the Securities Act of
                                                             1933 is against public policy and is unenforceable
                                                             pursuant to Section 14 of the Securities Act of 1933.
                                                             AIMCO has entered into agreements with certain of its
                                                             officers, pursuant to which AIMCO has agreed to
                                                             indemnify such officers to the fullest extent permitted
                                                             by applicable law.



                            Anti-Takeover Provisions


Except in limited circumstances, the AIMCO GP has            The Charter and Bylaws of AIMCO contain a number of
exclusive management power over the business and             provisions that may have the effect of delaying or
affairs of the AIMCO Operating Partnership. The AIMCO        discouraging an unsolicited proposal for the
GP may not be removed as general partner of the AIMCO        acquisition of AIMCO or the removal of incumbent
Operating Partnership by the limited partners with or        management. These provisions include, among others: (1)
without cause. Under the AIMCO Operating Partnership         authorized shares of stock that may be issued, in the
Agreement, the AIMCO GP, as a general partner, may, in       discretion of the AIMCO Board of Directors, as
its sole discretion, prevent a transferee of an OP Unit      Preferred Stock with superior voting rights to the
from becoming a substituted limited partner pursuant to      Class A Common Stock; (2) a requirement that directors
the AIMCO Operating Partnership Agreement. The AIMCO GP      may be removed only for cause and by a vote of holders
may exercise this right of approval to deter, delay or       of at least two-thirds of the votes entitled to be cast
hamper attempts by persons to acquire a controlling          in the election of directors; (3) advance notice
interest in the AIMCO Operating Partnership.                 required in order to nominate persons for election to
Additionally, the AIMCO Operating Partnership Agreement      the AIMCO Board of Directors or to propose business to
contains restrictions on the ability of limited              be considered by stockholders at a stockholder's
partners to transfer their OP Units. See "Description        meeting; and (4) provisions designed to avoid
of OP Units -- Transfers and Withdrawals."                   concentration of stock ownership in a manner that would
                                                             jeopardize AIMCO's status as a REIT under the Internal
                                                             Revenue Code. See "Description of Common
                                                             Stock -- Restrictions on Transfer" and "Risk
                                                             Factors -- Ownership Limit."
                                                             The MGCL contains provisions concerning certain
                                                             "business combinations" and "control share
                                                             acquisitions" (each as defined

     AIMCO OPERATING PARTNERSHIP                           AIMCO

                                                             in the MGCL) that could have the effect of discouraging
                                                             offers to acquire AIMCO and of increasing the
                                                             difficulty of consummating any such offer. See
                                                             "Description of Common Stock -- Business Combinations"
                                                             and "Description of Common Stock -- Control Share
                                                             Acquisitions."



        Amendment of the Partnership Agreement or the Charter and Bylaws


With the exception of certain circumstances set forth        AIMCO may amend, alter or repeal any provision
in the AIMCO Operating Partnership Agreement, whereby        contained in its Charter upon (i) adoption by the AIMCO
the AIMCO GP may, without the consent of the limited         Board of Directors of a resolution recommending such
partners, amend the AIMCO Operating Partnership              amendment, alteration, or repeal, (ii) presentation by
Agreement, amendments to the AIMCO Operating                 the AIMCO Board of Directors to the stockholders of a
Partnership Agreement require the consent of the             resolution at an annual or special meeting of the
limited partners holding a majority of the outstanding       stockholders and (iii) approval of such resolution by
Common OP Units, excluding the Special Limited Partner       the affirmative vote of the holders of a majority (or,
and certain other limited exclusions (a "Majority in         in certain cases, two- thirds) of the aggregate number
Interest"). Amendments to the AIMCO Operating                of votes entitled to be cast generally in the election
Partnership Agreement may be proposed by the AIMCO GP        of directors.
or by holders of a Majority in Interest. Following such
proposal, the AIMCO GP will submit any proposed              Under the MGCL, unless otherwise provided in a
amendment to the limited partners. The AIMCO GP will         corporation's charter, a proposed charter amendment
seek the written consent of the limited partners on the      requires an affirmative vote of two-thirds of the
proposed amendment or will call a meeting to vote            outstanding stock entitled to be cast on the matter.
thereon. See "Description of OP Units -- Amendment of        However, the Charter provides that it may be amended
the AIMCO Operating Partnership Agreement."                  upon the affirmative vote of a majority (or, as
                                                             applicable, two-thirds) of the stock entitled to be
                                                             cast generally in the election of directors ("voting
                                                             stock"). Under the MGCL, the power to adopt, alter, and
                                                             repeal the bylaws is vested in the stockholders, except
                                                             to the extent that the charter or bylaws vest it in the
                                                             board of directors. The Bylaws provide that they may be
                                                             amended by vote of a majority of the AIMCO Board of
                                                             Directors. An amendment to any provision of the Bylaws
                                                             relating to their repeal or the removal of directors
                                                             may be effected only by the vote of two-thirds of the
                                                             voting stock.


                             Compensation and Fees


The AIMCO GP does not receive compensation for its           The employees, officers and directors of AIMCO receive
services as general partner of the AIMCO Operating           compensation for their services.
Partnership. However, the AIMCO GP is entitled to
payments, allocations and distributions in its capacity
as general partner of the AIMCO Operating Partnership.
In addition, the AIMCO Operating Partnership is
responsible for all expenses incurred relating to the
AIMCO Operating Partnership's ownership of its assets
and the operation of the AIMCO Operating Partnership
and reimburses the AIMCO GP for such expenses paid by
the AIMCO GP. The employees of the AIMCO Operating
Partnership receive compensation for their services.


                             Liability of Investors


Except for fraud, willful misconduct or gross                The MGCL provides that no stockholder of a corporation
negligence, no limited partner has personal liability        will be personally liable for any obligations of such
for the AIMCO Operating Partnership's debts and              corporation. Generally the liability of stockholders
obligations, and liability of the limited partners for       for AIMCO's debts and obligations is limited to the
the AIMCO Operating Partnership's debts and obli-            amount of their investment in AIMCO.
gations is generally limited to the amount of their
investment in the AIMCO Operating Partnership. However,
the limitations on the liability of limited partners
for the obligations of a limited partnership have not
been clearly established in some states. If it were
determined that the AIMCO Operating Partnership had
been conducting business in any state without
compliance with the applicable limited partnership
statute, or that the right or the exercise of the right
by the limited partners holding OP Units as a group to
make certain amendments to the AIMCO Operating

     AIMCO OPERATING PARTNERSHIP                           AIMCO

Partnership Agreement or to take other action pursuant to the AIMCO Operating Partnership Agreement constituted participation in the "control" of the AIMCO
Operating Partnership's business, then a limited partner could be held liable under certain circumstances for the AIMCO Operating Partnership's obligations to the same extent as the general partner.



                                Fiduciary Duties


Unless otherwise provided for in the relevant                Under Maryland law, the members of the AIMCO Board of
partnership agreement, Delaware law generally requires       Directors must perform their duties in good faith, in a
a general partner of a Delaware limited partnership to       manner that they reasonably believe to be in the best
adhere to fiduciary duty standards under which it owes       interests of AIMCO and with the care of an ordinarily
its limited partners the highest duties of good faith,       prudent person in a like position. Members of the AIMCO
fairness and loyalty and which generally prohibit such       Board of Directors who act in such a manner will
general partner from taking any action or engaging in        generally not be liable to AIMCO for monetary damages
any transaction as to which it has a conflict of             arising from their activities as members of the AIMCO
interest. The AIMCO Operating Partnership Agreement          Board of Directors.
expressly authorizes the AIMCO GP to enter into, on
behalf of the AIMCO Operating Partnership, a right of
first opportunity arrangement and other conflict
avoidance agreements with various affiliates of the
AIMCO Operating Partnership and the AIMCO GP, on such
terms as the AIMCO GP, in its sole and absolute
discretion, believes are advisable. The AIMCO Operating
Partnership Agreement expressly limits the liability of
the AIMCO GP by providing that the AIMCO GP, and its
officers and directors will not be liable or
accountable in damages to the AIMCO Operating
Partnership, the limited partners or assignees for
errors in judgment or mistakes of fact or law or of any
act or omission if the AIMCO GP or such director or
officer acted in good faith. See "Risk Factors -- Risks
Associated With an Investment in OP Units -- Conflicts
of Interest and Fiduciary Responsibility" and
"Description of OP Units -- Fiduciary
Responsibilities."



                            Federal Income Taxation


The AIMCO Operating Partnership is not subject to            AIMCO has elected to be taxed as a REIT beginning with
federal income taxes. Instead, each OP Unitholder            its fiscal year ended December 31, 1994. So long as it
includes in income its allocable share of the AIMCO          qualifies as a REIT, AIMCO will be permitted to deduct
Operating Partnership's taxable income or loss when it       distributions paid to its stockholders, which
determines its individual federal income tax liability.      effectively will reduce the "double taxation" that
                                                             typically results when a corporation earns income and
                                                             distributes that income to its stockholders in the form
                                                             of dividends. A qualified REIT, however, is subject to
                                                             federal income tax on income that is not distributed
                                                             and also may be subject to federal income and excise
                                                             taxes in certain circumstances. The maximum federal
                                                             income tax rate for corporations under current law is
                                                             35%, but in certain circumstances a REIT is subject to
                                                             a 100% tax on certain kinds of income.

Income and loss from the AIMCO Operating Partnership         Dividends paid by AIMCO will be treated as "portfolio"
may be subject to the passive activity limitations. If       income and cannot be offset with losses from "passive
an investment in an OP Unit is treated as a passive          activities."
activity, income and loss from the AIMCO Operating
Partnership generally can be offset against income and
loss from other investments that constitute "passive
activities" (unless the AIMCO Operating Partnership is
considered a "publicity traded partnership", in which
case income and loss from the AIMCO Operating
Partnership can only be offset against other income and
loss from the AIMCO Operating Partnership). Income of
the AIMCO Operating Partnership, however, attributable
to dividends from the management companies or interest
paid by the management companies does not qualify as
passive activity income and cannot be offset against
losses from "passive activities."

     AIMCO OPERATING PARTNERSHIP                           AIMCO

Cash distributions by the AIMCO Operating Partnership        Distributions by AIMCO to its taxable domestic
are not taxable to an OP Unitholder except to the            stockholders out of current or accumulated earnings and
extent they exceed such Partner's basis in its interest      profits will be taxed as ordinary income. Distributions
in the AIMCO Operating Partnership (which will include       that are designated as capital gain dividends generally
such OP Unitholder's allocable share of the AIMCO            will be taxed as long-term capital gain, subject to
Operating Partnership's nonrecourse debt).                   certain limitations. A distribution in excess of
                                                             current or accumulated earnings and profits will be
                                                             treated as a non-taxable return of basis to the extent
                                                             of a stockholder's adjusted basis in its shares of
                                                             stock of AIMCO with respect to which such distribution
                                                             is received, with the excess, if any, taxed as capital
                                                             gain.

Each year, OP Unitholders receive a Schedule K-1 tax         Each year, stockholders of AIMCO receive a Form 1099
form containing tax information for inclusion in             used by REITs to report dividends paid to their
preparing their federal income tax returns.                  stockholders.

OP Unitholders are required, in some cases, to file          Stockholders who are individuals generally will not be
state income tax returns and/or pay state income taxes       required to file state income tax returns and/or pay
in the states in which the AIMCO Operating Partnership       state income taxes outside of their states of residence
owns property or transacts business, even if they are        solely as a result of the fact that AIMCO owns property
not residents of those states. The AIMCO Operating           or transacts business in various jurisdictions. AIMCO
Partnership may be required to pay state income taxes        may be required to pay state income taxes in various
in certain states.                                           states.

             COMPARISON OF COMMON OP UNITS AND CLASS A COMMON STOCK

         COMMON OP UNITS                         CLASS A COMMON STOCK


                              Nature of Investment


The Common OP Units constitute equity interests              The Class A Common Stock constitute equity interests in
entitling each OP Unitholder to his or her pro rata          AIMCO. Dividends are paid, when and as declared by the
share of cash distributions made from Available Cash         AIMCO Board of Directors. In order to qualify as a
(as such term is defined in the AIMCO Operating              REIT, AIMCO is required to distribute dividends (other
Partnership Agreement) to the partners of the AIMCO          than capital gain dividends) to its stockholders in an
Operating Partnership.                                       amount at least equal to (A) the sum of (i) 95% of
                                                             AIMCO's "REIT taxable income" (computed without regard
                                                             to the dividends paid deduction and AIMCO's net capital
                                                             gain) and (ii) 95% of the net income (after tax), if
                                                             any, from foreclosure property, minus (B) the sum of
                                                             certain items of noncash income.



                                 Voting Rights


Under the AIMCO Operating Partnership Agreement, the         Each outstanding share of Class A Common Stock entitles
limited partners have voting rights only with respect        the holder thereof to one vote on all matters submitted
to certain limited matters such as certain amendments        to stockholders for vote, including the election of
and termination of the AIMCO Operating Partnership           directors. See "Description of Common Stock -- Class A
Agreement and certain transactions such as the               Common Stock." Holders of Class A Common Stock have the
institution of bankruptcy proceedings, an assignment         right to vote on, among other things, a merger of
for the benefit of creditors and certain transfers by        AIMCO, amendments to the Charter and the dissolution of
the AIMCO GP of its interest in the AIMCO Operating          AIMCO. Certain amendments to the Charter require the
Partnership or the admission of a successor general          affirmative vote of not less than two-thirds of votes
partner.                                                     entitled to be cast on the matter. The Charter permits
                                                             the AIMCO Board of Directors to classify and issue
                                                             capital stock in one or more series having voting power
                                                             which may differ from that of the Class A Common Stock.

                                                             Under Maryland law, a consolidation, merger, share
                                                             exchange or transfer of all or substantially all of the
                                                             assets of AIMCO requires the affirmative vote of not
                                                             less than two-thirds of all of the votes entitled to be
                                                             cast on the matter. With respect to each of these
                                                             transactions, only the holders of Class A Common Stock
                                                             are entitled to vote on the matters. No approval of the
                                                             stockholders is required for the sale of less than all
                                                             or substantially all of AIMCO's assets.

                                                             Maryland law provides that the AIMCO Board of Directors
                                                             must obtain the affirmative vote of at least two-thirds
                                                             of the votes entitled to be cast on the matter in order
                                                             to dissolve AIMCO. Only the holders of Class A Common
                                                             Stock are entitled to vote on AIMCO's dissolution.



                                 Distributions


Subject to the rights of holders of any outstanding          Holders of the Class A Common Stock are entitled to
Preferred OP Units, the AIMCO Operating Partnership          received dividends, when and as declared by the AIMCO
Agreement requires the AIMCO GP to cause the AIMCO           Board of Directors, out of funds legally available
Operating Partnership to distribute quarterly all, or        therefor. See "Per Share and Per Unit Data."
such portion as the AIMCO GP may in its sole and
absolute discretion determine, of Available Cash             Holders of Class B Common Stock do not have dividend
generated by the AIMCO Operating Partnership during          rights. A certain number of shares of Class B Common
such quarter to the AIMCO GP, the Special Limited            Stock are eligible for conversion into an equal number
Partner and the holders of Common OP Units on the            of shares of Class A Common Stock. Once Class B Common
record date established by the AIMCO GP with respect to      Stock has been converted into Class A Common Stock,
such quarter, in accordance with their respective            holders of such shares of converted Class A Common
interests in the AIMCO Operating Partnership on such         Stock will have dividend rights of Class A Common Stock
record date. Holders of any other Preferred OP Units         generally. See "Description of Common Stock -- Class B
issued in the future may have priority over the AIMCO        Common Stock."
GP, the Special Limited Partner and holders of Common
OP Units with respect to distributions of Available          AIMCO, in order to qualify as a REIT, is required to
Cash, distributions upon liquidation or other                distribute dividends (other than capital gain
distributions. See "Per Share and Per Unit Data."            dividends) to its stockholders in an amount at least
                                                             equal to (A) the sum of (i) 95% of AIMCO's

           COMMON OP UNITS                         CLASS A COMMON STOCK

The AIMCO GP in its sole and absolute discretion may         "REIT taxable income" (computed without regard to the
distribute to the OP Unitholders Available Cash on a         dividends paid deduction and AIMCO's net capital gain)
more frequent basis and provide for an appropriate           and (ii) 95% of the net income (after tax), if any,
record date. The AIMCO Operating Partnership Agreement       from foreclosure property, minus (B) the sum of certain
requires the AIMCO GP to take such reasonable efforts,       items of noncash income. See "Federal Income Taxation
as determined by it in its sole and absolute discretion      of AIMCO and AIMCO Stockholders -- General."
and consistent with AIMCO's qualification as a REIT, to
cause the AIMCO Operating Partnership to distribute
sufficient amounts to enable the AIMCO GP to transfer
funds to AIMCO and enable AIMCO to pay stockholder
dividends that will (i) satisfy the requirements for
qualifying as a REIT under the Code, and the Treasury
Regulations and (ii) avoid any federal income or excise
tax liability of AIMCO. See "Description of OP
Units -- Distributions."



                    Liquidity and Transferability/Redemption


There is no public market for the OP Units and the OP        The Class A Common Stock is transferable subject to the
Units are not listed on any securities exchange.             Ownership Limit set forth in the Charter. The Class A
                                                             Common Stock is listed on the NYSE.

Pursuant to the AIMCO Operating Partnership Agreement, until the expiration of one year from the date on which an OP Unitholder acquired OP Units, subject to certain exceptions, such OP Unitholder may not transfer all or any portion of its OP Units to any transferee without the consent of the AIMCO GP, which consent may be withheld in its sole and absolute discretion. After the expiration of one year, such OP Unitholder has the right to transfer all or any portion of its OP Units to any person, subject to the satisfaction of certain conditions specified in the AIMCO Operating Partnership
Agreement, including the AIMCO GP's right of first refusal. See "Description of OP Units -- Transfers and
Withdrawals."

After the first anniversary of becoming a holder of Common OP Units, an OP Unitholder has the right, subject to the terms and conditions of the AIMCO
Operating Partnership Agreement, to require the AIMCO
Operating Partnership to redeem all or a portion of the Common OP Units held by such party in exchange for a cash amount based on the value of shares of Class A
Common Stock. See "Description of OP
Units -- Redemption Rights." Upon receipt of a notice of redemption, the AIMCO GP may, in its sole and absolute discretion but subject to the restrictions on the ownership of Class A Common Stock imposed under the AIMCO Charter and the transfer restrictions and other limitations thereof, elect to cause AIMCO to acquire some or all of the tendered Common OP Units in exchange for Class A Common Stock, based on an exchange ratio of one share of Class A Common Stock for each Common OP
Unit, subject to adjustment as provided in the AIMCO
Operating Partnership Agreement.

            FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS


     The following is a summary of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of Class A Common Stock and the Preferred Stock (collectively, the Class A Common Stock and the Preferred Stock are referred to herein as the "AIMCO Stock"). This discussion is based upon the Code, the Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively. Such summary is also based on the assumptions that the operation of AIMCO, the AIMCO Operating Partnership and the limited liability companies and limited partnerships in which they own controlling interests (collectively, the "Subsidiary Partnerships") will be in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that investors will hold their AIMCO Stock as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Registration Statement.


     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF AIMCO STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.

GENERAL

     The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

     AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue such election. Although AIMCO believes, and it has received an opinion of Counsel to the effect that, commencing with the AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation, and its actual method of operation since its formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. No assurance can be given that AIMCO has been or will remain so qualified. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations and covenants made by AIMCO as to factual matters (including representations of AIMCO concerning its business and properties as set forth in this Registration Statement). The opinion is expressed as of its date and Counsel has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements. See " -- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

     Provided AIMCO qualifies for taxation as a REIT, it will generally not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to federal income tax as follows:
First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIMCO elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if AIMCO acquires assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation (such as the assets acquired from Insignia in the Insignia Merger), under Treasury Regulations not yet promulgated, the subchapter C corporation would be required to recognize any net Built-In Gain (as defined below) that would have been realized if the Subchapter C corporation had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on such gain to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent, such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired (and will acquire in the Insignia Merger) a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of any of these assets within ten years of their acquisitions would subject AIMCO to tax under the foregoing rule. Seventh, AIMCO could be subject to foreign taxes on its investments and activities in foreign jurisdictions. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.

  Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons;
(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through
(4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

  Ownership of Partnership Interests

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which it has ownership interests (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

  Income Tests

     In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     PAMS LP and the other subsidiaries of the Company that manage the Managed Properties (collectively, the "Management Subsidiaries") receive management fees and other income. A portion of such fees and other income accrue to AIMCO through distributions from the Management Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of the Management Subsidiaries. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.

     If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

  Asset Tests

     AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by AIMCO with new capital, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

     AIMCO indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT or the investment of more than 5% of the REIT's total assets in any one issuer's securities is prohibited by the asset tests. AIMCO believes that its indirect ownership interests in the Management Subsidiaries qualify under the asset tests set forth above. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO Operating Partnership's total assets and the value of the AIMCO Operating Partnership's interest in the Management Subsidiaries and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the AIMCO Operating Partnership's ownership interests in the Management Subsidiaries disqualifies AIMCO from treatment as a REIT.

     AIMCO's indirect interests in the AIMCO Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore is not subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

  Annual Distribution Requirements

     AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus
(B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. AIMCO may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In such a case, AIMCO's stockholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain net income for such year (excluding retained long-term capital gains), and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the AIMCO Operating Partnership) and (ii) the inclusion of certain items in income by AIMCO for federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  Distribution of Acquired Earnings and Profits

     The Code provides that when a REIT acquires a corporation that is currently a C corporation (i.e., a corporation without a REIT election, such as Insignia), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such C corporation. In the Insignia Merger, AIMCO will succeed to the earnings and profits of Insignia and, therefore, AIMCO must distribute such earnings and profits effective on or before December 31, 1998. Insignia has retained independent certified public accountants to determine Insignia's earnings and profits for purposes of this requirement. The determination of the independent certified public accountants will be based upon Insignia's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Any adjustments to Insignia's income for taxable years ending on or before the closing of the Insignia Merger, including as a result of an examination of its returns by the IRS or the receipt of certain indemnity or other payments, could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of such earnings and profits. Moreover, if the Special Dividend is not treated as a dividend under the Code, AIMCO may, depending upon the amount of other distributions made by AIMCO subsequent to the Insignia Merger, fail to distribute an amount equal to Insignia's earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.

  Failure to Qualify

     If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless AIMCO is entitled to relief under specific statutory provisions, AIMCO would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

  General

     Substantially all of AIMCO's investments are held indirectly through the AIMCO Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- General."

  Entity Classification

     AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Asset Tests" and "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

  Tax Allocations with Respect to the Properties

     Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book -- Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. See "-- Federal Income Taxation of the AIMCO Operating Partnership and OP Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership." The AIMCO Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO Operating Partnership of the cash proceeds received in any offerings of its stock.

     In general, certain OP Unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the AIMCO Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the AIMCO Operating Partnership or other Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Annual Distribution Requirements."

     With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

  Sale of the Properties

     AIMCO's share of any gain realized by the AIMCO Operating Partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of AIMCO and AIMCO
Stockholders -- General -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The AIMCO Operating Partnership and the other Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Owned Properties and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the Management Subsidiaries to the AIMCO Operating Partnership, and interest paid by the Management Subsidiaries on certain notes held by the AIMCO Operating Partnership. In general, the Management Subsidiaries pay federal, state and local income taxes on their taxable income at normal corporate rates. Any federal, state or local income taxes that the Management Subsidiaries are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

  Distributions

     Provided AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months is subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO. In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

  Dispositions of AIMCO Stock

     In general, under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1988, capital gains recognized by individuals and other non-corporate taxpayers upon the sale or disposition of AIMCO Stock will be subject to a maximum federal income tax rate of 20% if the AIMCO Stock is held for more than 12 months and will be taxed at ordinary income rates if the AIMCO Stock is held for 12 months or less. Capital losses recognized by a stockholder upon the disposition of AIMCO Stock held for more than one year at the time of disposition will be a long-term capital loss. In addition, any loss upon a sale or exchange of shares of AIMCO Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

     A redemption of the Preferred Stock will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of AIMCO's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the Preferred Stock. The redemption will satisfy such test if it (i) is "substantially disproportionate" with respect to the holder (which will not be the case if only the Preferred Stock is redeemed, since it generally does not have voting rights), (ii) results in a "complete termination" of the holder's stock interest in AIMCO, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Preferred Stock would be transferred to the holder's remaining stockholdings in AIMCO. If, however, the stockholder has no remaining stockholdings in AIMCO, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of AIMCO Stock applicable to Non-U.S. Holders of AIMCO Stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

  Ordinary Dividends

     The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

  Non-Dividend Distributions

     Unless AIMCO Stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Stock.

  Capital Gain Dividends

     Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of Non-U.S. Holder that is a corporation.

  Dispositions of AIMCO Stock

     Unless AIMCO Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of AIMCO Stock should not be subject to taxation under FIRPTA. Because the Class A Common Stock is publicly traded, however, no assurance can be given that AIMCO is or will continue to be a domestically controlled REIT.

     If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which AIMCO Class A Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of AIMCO Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the AIMCO Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

  Estate Tax

     AIMCO Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders who fail to certify their foreign status to AIMCO. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective investors in AIMCO Stock should consult their tax advisors regarding the application of these Treasury Regulations.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of the AIMCO Stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of

AIMCO's stock only if (i) the UBTI Percentage is at least 5%, (ii) AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more that 50% of the value of AIMCO's stock. The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.

           FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP
                               AND OP UNITHOLDERS

     The following is a summary of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of OP Units. This discussion is based upon the Code, the Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively. Such summary is also based on the assumptions that the operation of AIMCO, the AIMCO Operating Partnership and the Subsidiary Partnerships will be in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that investors will hold their OP Units as "capital assets' (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Registration Statement.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OP UNITS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OP UNITS AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.

PARTNERSHIP STATUS

     AIMCO has received an opinion of Counsel to the effect that the AIMCO Operating Partnership is classified as a partnership for federal income tax purposes, and not as an association taxable as a corporation. It must be emphasized that this opinion of Counsel is based on and conditioned upon ceratin assumptions and representations and on opinions of local counsel with respect to matters of local law. The opinion is expressed as of its date and Counsel has no obligation to advise AIMCO of any subsequent change in matters stated, represented or assumed or any subsequent change in the applicable law. An opinion of Counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the AIMCO Operating Partnership as a partnership.

     Some partnerships are, for federal income tax purposes, characterized not as a partnership but as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation. A partnership will be classified as a publicly traded partnership if interests therein are traded on an "established securities market" or are "readily tradable" on a "secondary market (or the substantial equivalent thereof)."

     The AIMCO Operating Partnership believes and intends to take the position that the AIMCO Operating Partnership should not be classified as a publicly traded partnership because (i) the OP Units are not traded on an established securities market and (ii) the OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the AIMCO Operating Partnership). Treasury Regulations generally effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") provide limited safe harbors, which, if satisfied, will prevent a partnership's interests from being treated as readily tradable on a secondary market or the substantial equivalent thereof. Under a grandfather rule, certain existing partnerships may rely on safe harbors contained in IRS Notice 88-75 rather than on the safe harbors contained in the PTP Regulations for all taxable years of the partnership beginning before January 1, 2006. The AIMCO Operating Partnership believes that it is subject to such grandfather rule and that it cannot rely on the safe harbors contained in the PTP Regulations. The AIMCO Operating Partnership may not have satisfied any of the safe harbors in Notice 88-75 in its previous tax years. In addition, because the AIMCO Operating Partnership's ability to satisfy a safe harbor in Notice 88-75 (or to the extent applicable, a safe harbor in the PTP Regulations) may involve facts that are not within its control, it is impossible to predict whether the AIMCO Operating Partnership will satisfy a safe harbor in future tax years. The safe harbors in Notice 88-75 are not intended to be substantive rules for the determination of whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof, and consequently, the failure to meet these safe harbors will not necessarily cause the AIMCO Operating Partnership to be treated as a publicly traded partnership. No assurance can be given, however, that the IRS will not assert that partnerships such as the AIMCO Operating Partnership constitute publicly traded partnerships, or that facts and circumstances will not develop which could result in the AIMCO Operating Partnership being treated as a publicly traded partnership.

     If the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would nevertheless not be taxable as a corporation as long as 90% or more of its gross income consists of "qualifying income." In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. The AIMCO Operating Partnership believes that more than 90% of its gross income consists of qualifying income and expects that more than 90% of its gross income in future tax years will consist of qualifying income. In such event, even if the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would not be taxable as a corporation. If the AIMCO Operating Partnership were characterized as a publicly traded partnership, however, each OP Unitholder would be subject to special rules under section 469 of the Code. See "Limitations on Deductibility of Losses -- Passive Activity Loss Limitation." No assurance can be given that the actual results of the AIMCO Operating Partnership's operations for any one taxable year will enable it to satisfy the qualifying income exception.

     If the AIMCO Operating Partnership were characterized as an association or publicly traded partnership taxable as a corporation (because it did not meet the qualifying income exception discussed above), it would be subject to tax at the entity level as a regular corporation and OP Unitholders would be subject to tax in the same manner as stockholders of a corporation. Thus, the AIMCO Operating Partnership would be subject to federal tax (and possibly state and local taxes) on its net income, determined without reduction for any distributions made to the OP Unitholders, at regular federal corporate income tax rates, thereby reducing the amount of any cash available for distribution to the OP Unitholders, which reduction could also materially and adversely impact the liquidity and value of the OP Units. In addition, the AIMCO Operating Partnership's items of income, gain, loss, deduction and credit would not be passed through to the OP Unitholders and the OP Unitholders would not be subject to tax on the income earned by the AIMCO Operating Partnership. Distributions received by an OP Unitholder from the AIMCO Operating Partnership, however, would be treated as dividend income for federal income tax purposes, subject to tax as ordinary income to the extent of current and accumulated earnings and profits of the AIMCO Operating Partnership, and the excess, if any, as a nontaxable return of capital to the extent of the OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest (without taking into account Partnership liabilities), and thereafter as gain from the sale of a capital asset. Characterization of the AIMCO Operating Partnership as an association or publicly traded partnership taxable as a corporation would also result in the termination of AIMCO's status as a REIT for federal income tax purposes which would have a material adverse impact on AIMCO. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Tax Aspects of AIMCO's Investments in Partnerships."

     No assurances can be given that the IRS would not challenge the status of the AIMCO Operating Partnership as a "partnership" which is not "publicly traded" for federal income tax purposes or that a court would not reach a result contrary to such positions. Accordingly, each prospective investor is urged to consult his tax advisor regarding the classification and treatment of the AIMCO Operating Partnership as a "partnership" for federal income tax purposes.

     The following discussion assumes that the AIMCO Operating Partnership is, and will continue to be, classified and taxed as a partnership for federal income tax purposes.

TAXATION OF OP UNITHOLDERS

     In general, a partnership is treated as a "pass-through" entity for federal income tax purposes and is not itself subject to federal income taxation. Each partner of a partnership, however, is subject to tax on his allocable share of partnership tax items, including partnership income, gains, losses, deductions, and credits ("Partnership Tax Items") for each taxable year of the partnership ending within or with such taxable year of the partner, regardless of whether he receives any actual distributions from the partnership during the taxable year. Generally, the characterization of any particular Partnership Tax Item is determined at the partnership, rather than at the partner level, and the amount of a partner's allocable share of such item is governed by the terms of the partnership agreement.

     No federal income tax will be payable by the AIMCO Operating Partnership. Instead, each OP Unitholder will be (i) required to include in income his allocable share of any AIMCO Operating Partnership income or gains and (ii) entitled to deduct his allocable share of any AIMCO Operating Partnership deductions or losses, but only to the extent of the OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest and subject to the "at risk" and "passive activity loss" rules discussed below under the heading "Limitations on the Deductibility of Losses." An OP Unitholder's allocable share of the AIMCO Operating Partnership's taxable income may exceed the cash distributions to the OP Unitholder for any year if the AIMCO Operating Partnership retains its profits rather than distributing them.

ALLOCATIONS OF AIMCO OPERATING PARTNERSHIP PROFITS AND LOSSES

     For federal income tax purposes, an OP Unitholder's allocable share of the AIMCO Operating Partnership's Partnership Tax Items will be determined by the AIMCO Operating Partnership Agreement if such allocations either have "substantial economic effect" or are determined to be in accordance with the OP Unitholder's interests in the AIMCO Operating Partnership. The manner in which Partnership Tax Items of the AIMCO Operating Partnership are allocated is described above under the heading "Description of OP Units--Allocations of Net Income and Net Loss." If the allocations provided by the AIMCO Operating Partnership Agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular OP Unitholder for federal income tax purposes may be less favorable than the allocation set forth in the AIMCO Operating Partnership Agreement.

TAX BASIS OF A PARTNERSHIP INTEREST

     A partner's adjusted tax basis in his partnership interest is relevant, among other things, for determining (i) gain or loss upon a taxable disposition of his partnership interest, (ii) gain upon the receipt of partnership distributions, and (iii) the limitations imposed on the use of partnership deductions and losses allocable to such partner. Generally, the adjusted tax basis of an OP Unitholder's interest in the AIMCO Operating Partnership is equal to (A) the sum of the adjusted tax basis of the property contributed by the OP Unitholder to the AIMCO Operating Partnership in exchange for an interest in the AIMCO Operating Partnership and the amount of cash, if any, contributed by the OP Unitholder to the AIMCO Operating Partnership, (B) reduced, but not below zero, by the OP Unitholder's allocable share of AIMCO Operating Partnership distributions, deductions, and losses, (C) increased by the OP Unitholder's allocable share of AIMCO Operating Partnership income and gains, and (D) increased by the OP Unitholder's allocable share of the AIMCO Operating Partnership liabilities and decreased by the OP Unitholder's liabilities assumed by the AIMCO Operating Partnership.

CASH DISTRIBUTIONS

     Cash distributions received from a partnership do not necessarily correlate with income earned by the partnership as determined for federal income tax purposes. Thus, an OP Unitholder's federal income tax liability in respect of his allocable share of the AIMCO Operating Partnership taxable income for a particular taxable year may exceed the amount of cash, if any, received by the OP Unitholder from the AIMCO Operating Partnership during such year.

     If cash distributions, including a "deemed" cash distribution as discussed below, received by an OP Unitholder in any taxable year exceed his allocable share of the AIMCO Operating Partnership taxable income for the year, the excess will constitute, for federal income tax purposes, a return of capital to the extent of such OP Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest. Such return of capital will not be includible in the taxable income of the OP Unitholder, for federal income tax purposes, but it will reduce, but not below zero, the adjusted tax basis of the AIMCO Operating Partnership interest held by the OP Unitholder. If an OP Unitholder's tax basis in his AIMCO Operating Partnership interest is reduced to zero, a subsequent cash distribution received by the OP Unitholder will be subject to tax as capital gain income, but only if, and to the extent that, such distribution exceeds the subsequent positive adjustments, if any, to the tax basis of the OP Unitholder's AIMCO Operating Partnership interest as determined at the end of the taxable year during which such distribution is received. A decrease in an OP Unitholder's share of the AIMCO Operating Partnership liabilities resulting from the payment or other settlement of such liabilities is generally treated, for federal income tax purposes, as a deemed cash distribution. A decrease in an OP Unitholder's percentage interest in the AIMCO Operating Partnership, because of the issuance by the AIMCO Operating Partnership of additional OP Units, or otherwise, will decrease an OP Unitholder's share of nonrecourse liabilities of the AIMCO Operating Partnership, if any, and thus, will result in a corresponding deemed distribution of cash.

     A non-pro rata distribution (or deemed distribution) of money or property may result in ordinary income to an OP Unitholder, regardless of such OP Unitholder's tax basis in his OP Units, if the distribution reduces such OP Unitholder's share of the AIMCO Operating Partnership's "Section 751 Assets." "Section 751 Assets" are defined by the Code to include "unrealized receivables" or "substantially appreciated inventory". For this purpose, inventory is substantially appreciated if its value exceeds 120% of its adjusted basis. Among other things, "unrealized receivables" include amounts attributable to previously claimed depreciation deductions on certain types of property. To the extent that such a reduction in an OP Unitholder's share of Section 751 Assets occurs, the AIMCO Operating Partnership will be deemed to have distributed a proportionate share of the Section 751 Assets to the OP Unitholder followed by a deemed exchange of such assets with the AIMCO Operating Partnership in return for the non-pro rata portion of the actual distribution made to such OP Unitholder. This deemed exchange will generally result in the realization of ordinary income under Section 751(b) by the OP Unitholder. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the OP Unitholder's tax basis in such OP Unitholder's share of such Section 751 Assets deemed relinquished in the exchange.

TAX CONSEQUENCES UPON CONTRIBUTION OF PROPERTY TO THE AIMCO OPERATING
PARTNERSHIP

     Generally, Section 721 of the Code provides that neither the Contributing Partner nor the AIMCO Operating Partnership will recognize a gain or loss, for federal income tax purposes, upon a contribution of property to the AIMCO Operating Partnership in exchange for OP Units. Notwithstanding this general rule of nonrecognition, the Contributing Partner may recognize a gain where the property transferred is subject to liabilities, or the AIMCO Operating Partnership assumes liabilities in connection with a transfer of property, and the amount of such liabilities exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the Contributing Partner as determined immediately after the transfer. Such excess is treated by the Contributing Partner, for federal income tax purposes, as the receipt of a deemed distribution of cash to the Contributing Partner from the AIMCO Operating Partnership. If a person transfers to the AIMCO Operating Partnership an interest in another partnership (the "Underlying Partnership") in exchange for an OP Unit, the person will be treated, for federal income tax purposes, as having transferred to the AIMCO Operating Partnership his allocable share of the liabilities of the Underlying Partnership, which could result in, or increase the amount of, a deemed cash distribution. As discussed above, such deemed cash distributions are generally treated as a nontaxable return of capital to the extent of the Contributing Partner's adjusted tax basis in his OP Units and thereafter as gain from the sale of such partnership interest.

     If a Contributing Partner receives or is deemed to receive for federal income tax purposes, cash in addition to OP Units upon the contribution of property to the AIMCO Operating Partnership, the transaction will likely be treated as part contribution of property and part sale of property. In such event, the Contributing Partner will recognize gain or loss with respect to the portion of the property that is deemed sold to the AIMCO Operating Partnership.

     If a Contributing Partner transfers property to the AIMCO Operating Partnership in exchange for an OP Unit and the adjusted tax basis of such property differs from its fair market value, AIMCO Operating Partnership Tax Items must be allocated in a manner such that the Contributing Partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules may apply to a contribution by AIMCO to the AIMCO Operating Partnership of cash proceeds received by AIMCO from the offering of its stock. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the OP Unitholders. The general purpose underlying this provision is to specially allocate certain Partnership Tax Items in order to place both the noncontributing and Contributing Partners in the same tax position that they would have been in had the Contributing Partner contributed property with an adjusted tax basis equal its fair market value. Treasury Regulations provide the AIMCO Operating Partnership with several alternative methods and allow the AIMCO Operating Partnership to adopt any other reasonable method to make allocations to reduce or eliminate Book-Tax Differences. The AIMCO GP, in its discretion and in a manner consistent with the Treasury Regulations, will select and adopt a method of allocating AIMCO Operating Partnership Tax Items, including the remedial allocation method, for purposes of eliminating such disparities.

     In general, certain OP Unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased amounts of taxable income and gain on the sale by the AIMCO Operating Partnership or other Subsidiary Partnerships of the contributed properties. Accordingly, in the event the AIMCO Operating Partnership disposes of contributed property, income attributable to the Book-Tax Difference of such contributed property generally will be allocated to the Contributing Partner, and the other OP Unitholders generally will be allocated only their share of gains attributable to appreciation, if any, occurring after the contribution of the contributed property. These incremental allocations of income will not result in additional cash distributions to the Contributing Partner, with the result that the Contributing Partner may not necessarily receive cash sufficient to pay the taxes attributable to such income. These allocations will tend to eliminate the Book-Tax Differences with respect to the contributed property over the life of the AIMCO Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed property in the hands of the AIMCO Operating Partnership may cause a noncontributing OP Unitholder to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to such OP Unitholder if the contributed property had a tax basis equal to its fair market value at the time of contribution, and possibly to be allocated taxable gain in the event of a sale of the contributed property in excess of the economic or book income allocated to it as a result of such sale. This may cause noncontributing OP Unitholders to recognize taxable income in excess of cash proceeds.

LIMITATIONS ON DEDUCTIBILITY OF LOSSES

     Basis Limitation. To the extent that an OP Unitholder's allocable share of AIMCO Operating Partnership deductions and losses exceeds his adjusted tax basis in his AIMCO Operating Partnership interest at the end of the of the taxable year in which the losses and deductions flow through, the excess losses and deductions cannot be utilized, for federal income tax purposes, by the OP Unitholder in such year. The excess losses and deductions may, however, be utilized in the first succeeding taxable year in which, and to the extent that, there is an increase in the tax basis of the AIMCO Operating Partnership interest held by such OP Unitholder, but only to the extent permitted under the "at risk" and "passive activity loss" rules discussed below.

     "At Risk" Limitation. Under the "at risk" rules of section 465 of the Code, a noncorporate taxpayer and a closely held corporate taxpayer are generally not permitted to claim a deduction, for federal income tax purposes, in respect of a loss from an activity, whether conducted directly by the taxpayer or through an investment in a partnership, to the extent that the loss exceeds the aggregate dollar amount which the taxpayer has "at risk" in such activity at the close of the taxable year. To the extent that losses are not permitted to be used in any taxable year, such losses may be carried over to subsequent taxable years and may be claimed as a deduction by the taxpayer if, and to the extent that, the amount which the taxpayer has "at risk" is increased. Provided certain requirements are met, the at risk rules generally do not apply to losses arising from any activity which constitutes "the holding of real property," which the holding of an OP Unit should constitute.

     "Passive Activity Loss" Limitation. The passive activity loss rules of section 469 of the Code limit the use of losses derived from passive activities, which generally includes an investment in limited partnership interests such as the OP Units. If an investment in an OP Unit is treated as a passive activity, an OP Unitholder who is an individual investor, as well as certain other types of investors, would not be able to use losses from the AIMCO Operating Partnership to offset nonpassive activity income, including salary, business income, and portfolio income (e.g., dividends, interest, royalties, and gain on the disposition of portfolio investments) received during the taxable year. Passive activity losses that are disallowed for a particular taxable year may, however, be carried forward to offset passive activity income earned by the OP Unitholder in future taxable years. In addition, such disallowed losses may be claimed as a deduction, subject to the basis and at risk limitations discussed above, upon a taxable disposition of an OP Unit by the OP Unitholder, regardless of whether such OP Unitholder has received any passive activity income during the year of disposition.

     If the AIMCO Operating Partnership were characterized as a publicly traded partnership, each OP Unitholder would be required to treat any loss derived from the AIMCO Operating Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the AIMCO Operating Partnership which are carried forward may only be offset against future income of the AIMCO Operating Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the AIMCO Operating Partnership would only be allowed upon the complete disposition of the OP Unitholder's "entire interest" in the AIMCO Operating Partnership (rather than upon the disposition of an interest in an "activity").

SECTION 754 ELECTION

     The AIMCO Operating Partnership has made the election permitted by Section 754 of the Code. Election is irrevocable without the consent of the IRS. The election will generally permit a purchaser of OP Units, such as AIMCO when it acquires AIMCO OP Units from OP Unitholders, to adjust its share of the basis in the AIMCO Operating Partnership's properties pursuant to Section 743(b) of the Code to fair market value (as reflected by the value of consideration paid for the OP Units), as if such purchaser had acquired a direct interest in the AIMCO Operating Partnership assets. The Section 743(b) adjustment is attributed solely to a purchaser of OP Units and is not added to the bases of the AIMCO Operating Partnership's assets associated with all of the OP Unitholders in the AIMCO Operating Partnership.

DEPRECIATION

     Section 168(i)(7) of the Code provides that in the case of property transferred to a partnership in a Section 721 transaction, the transferee shall be treated as the transferor for purposes of computing the depreciation deduction with respect to so much of the basis in the hands of the transferee as does not exceed the adjusted basis in the hands of the transferor. The effect of this rule would be to continue the historic basis, placed in service dates and methods with respect to the depreciation of the properties being contributed by a

Contributing Partner to the AIMCO Operating Partnership in exchange for OP Units. However, an acquiror of OP Units that obtains a Section 743(b) adjustment by reason of such acquisition (see "Section 754 Election," above) generally will be allowed depreciation with respect to such adjustment beginning as of the date of the exchange as if it were new property placed in service as of that date.

SALE, REDEMPTION, OR EXCHANGE OF OP UNITS

     An OP Unitholder will recognize a gain or loss upon a sale of an OP Unit, a redemption of an OP Unit for cash, an exchange of an OP Unit for shares of AIMCO Stock, or other taxable disposition of an OP Unit. Gain or loss recognized upon a sale or exchange of an OP Unit will be equal to the difference between (i) the sum of the amount realized in the transaction, which, in the case of the receipt of shares of AIMCO Stock will be an amount equal to their fair market value at the time that the transaction is consummated, plus the amount of AIMCO Operating Partnership liabilities allocable to the OP Unit at such time and (ii) the OP Unitholder's tax basis in the OP Unit disposed of, which tax basis will be adjusted for the OP Unitholder's allocable share of the AIMCO Operating Partnership's income or loss for the taxable year of the disposition. In the case of a gift of an OP Unit, an OP Unitholder will be deemed to have an amount realized equal to the amount of the AIMCO Operating Partnership's nonrecourse liabilities allocable to such OP Unit, and to the extent that the amount realized exceeds the OP Unitholder's basis for the OP Unit disposed of, such OP Unitholder will recognize gain for federal income tax purposes. The tax liability resulting from the gain recognized on a disposition of an OP Unit could exceed the amount of cash and the fair market value of property received.

     If the AIMCO Operating Partnership redeems an OP Unitholder's OP Units for cash (which is not contributed by AIMCO to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraphs, except that if the AIMCO Operating Partnership redeems less than all of an OP Unitholder's OP Units, the OP Unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of AIMCO Operating Partnership liabilities allocable to the redeemed OP Units, exceeded the OP Unitholder's adjusted tax basis in all of such OP Unitholder's OP Units immediately before the redemption.

     Under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1988, capital gains recognized by individuals and certain other noncorporate taxpayers upon the sale or disposition of an OP Unit will be subject to a maximum federal income tax rate of 20% if the OP Unit is held for more than 12 months and will be taxed at ordinary income tax rates if the OP Unit is held for 12 months or less. Generally, gain or loss recognized by an OP Unitholder on the sale or other taxable disposition of an OP Unit will be taxable as capital gain or loss. However, to the extent that the amount realized upon the sale or other taxable disposition of an OP Unit attributable to an OP Unitholder's share of "unrealized receivables" of the AIMCO Operating Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include amounts attributable to previously claimed depreciation deductions on certain types of property. In addition, the maximum federal income tax rate for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as the AIMCO Operating Partnership) held for more than 12 months is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

TERMINATION OF THE AIMCO OPERATING PARTNERSHIP

     In the event of the dissolution of the AIMCO Operating Partnership, a distribution of AIMCO Operating Partnership property (other than money and marketable securities) will not result in taxable gain to an OP Unitholder (except to the extent provided in Section 737 of the Code for liquidations occurring within seven years of the date of contribution by an OP Unitholder of property to the AIMCO Operating Partnership), and the OP Unitholder will hold such distributed property with a basis equal to the adjusted basis of such OP Units exchanged therefor, reduced by any money distributed in liquidation. Further, the liquidation of the AIMCO Operating Partnership will be taxable to a holder of Units to the extent that the value of any money and marketable securities distributed in liquidation (including any money deemed distributed as a result of relief from liabilities) exceeds such OP Unitholder's tax basis in his OP Units.

ALTERNATIVE MINIMUM TAX

     The Code contains different sets of minimum tax rules applicable to corporate and noncorporate investors. The discussion below relates only to the alternative minimum tax applicable to noncorporate taxpayers. Accordingly, corporate investors should consult with their tax advisors with respect to the effect of the corporate minimum tax provisions that may be applicable to them. Noncorporate taxpayers are subject to an alternative minimum tax to the extent the tentative minimum tax ("TMT") exceeds the regular income tax otherwise payable. The rate of tax imposed on the alternative minimum taxable income ("AMTI") in computing TMT is 26% on the first $175,000 of alternative minimum taxable income in excess of an exemption amount and 28% on any additional alternative minimum taxable income of noncorporate investors. In general, AMTI consists of the taxpayer's taxable income, determined with certain adjustments, plus his items of tax preference. For example, alternative minimum taxable income is calculated using an alternative cost recovery (depreciation) system that is not as favorable as the methods provided for under Section 168 of the Code which the AIMCO Operating Partnership will use in computing its income for regular federal income tax purposes. Accordingly, an OP Unitholder's AMTI derived from the AIMCO Operating Partnership may be higher than such OP Unitholder's share of the AIMCO Operating Partnership's net taxable income. Prospective investors should consult with their tax advisors as to the impact of an investment in OP Units on their liability for the alternative minimum tax.

INFORMATION RETURNS AND AUDIT PROCEDURES

     The AIMCO Operating Partnership will use all reasonable efforts to furnish to each OP Unitholder within 90 days after the close of each taxable year of the AIMCO Operating Partnership, certain tax information, including a Schedule K-1, which sets forth each OP Unitholder's allocable share of the AIMCO Operating Partnership's Taxable Items. In preparing this information the AIMCO GP will use various accounting and reporting conventions to determine the respective OP Unitholder's allocable share of Partnership Tax Items. There is no assurance that any such conventions will yield a result which conforms to the requirements of the Code, the Treasury Regulations or administrative interpretations of the IRS. The AIMCO GP cannot assure a current or prospective OP Unitholder that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.

     No assurance can be given that the AIMCO Operating Partnership will not be audited by the IRS or that tax adjustments will not be made. Further, any adjustments in the AIMCO Operating Partnership's tax returns will lead to adjustments in OP Unitholders' tax returns and may lead to audits of their returns and adjustments of items unrelated to the AIMCO Operating Partnership. Each OP Unitholder would bear the cost of any expenses incurred in connection with an examination of such OP Unitholder's personal tax return.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of Partnership Tax Items generally are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the Tax Matters Partner for these purposes.

     The Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership and OP Unitholders and can extend the statute of limitations for assessment of tax deficiencies against OP Unitholders with respect to the AIMCO Operating Partnership Tax Items. The Tax Matters Partner may bind an OP Unitholder with less than a 1% profits interest in the AIMCO Operating Partnership to a settlement with the IRS, unless such OP Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the OP Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any OP Unitholder having at least a 1% interest in the profits of the AIMCO Operating Partnership or by OP Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each OP Unitholder with an interest in the outcome may participate.

TAXATION OF FOREIGN OP UNITHOLDERS

     A Non-U.S. Holder will be considered to be engaged in a United States trade or business on account of its ownership of an OP Unit. As a result, a Non-U.S. Holder will be required to file federal tax returns with respect to its allocable share of the AIMCO Operating Partnerships income which is effectively connected to its trade or business. A Non-U.S. Holder that is a corporation may also be subject to United States branch profit tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of such income. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the Non-U.S. Holder is resident for tax purposes. Non-U.S. Holders are advised to consult their tax advisors regarding the effects an investment in the AIMCO Operating Partnership may have on information return requirements and other United States and non-United States tax matters, including the tax consequences of an investment in the AIMCO Operating Partnership for the country or other jurisdiction of which such Non-U.S. Holder is a citizen or in which such Non-U.S. Holder resides or is otherwise located.

                             OTHER TAX CONSEQUENCES

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal laws and interpretations thereof could adversely affect an investment in AIMCO or the AIMCO Operating Partnership. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIMCO to expand the present activities of its Management Subsidiaries. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIMCO or the AIMCO Operating Partnership, or an investment in AIMCO or the AIMCO Operating Partnership, will be changed.

STATE, LOCAL AND FOREIGN TAXES

     The AIMCO Operating Partnership, OP Unitholders, AIMCO and AIMCO stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that the AIMCO Operating Partnership owns properties located in a number of states and local jurisdictions, and the AIMCO Operating Partnership and OP Unitholders may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the AIMCO Operating Partnership and OP Unitholders and of AIMCO and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local foreign tax laws on an investment in the AIMCO Operating Partnership or AIMCO.


                      WHERE YOU CAN FIND MORE INFORMATION



     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.



     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by Apartment Investment and Management Company with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

        - Apartment Investment and Management Company's Annual Report on Form 10-K/A for the year ended December 31, 1997;



        - Apartment Investment and Management Company's Quarterly Reports on Form 10-Q/A and Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, respectively;



        - Apartment Investment and Management Company's Current Reports on Form 8-K, dated December 23, 1997 (and Amendment No. 1 thereto filed February 6, 1998 and Amendment No. 2 thereto filed May 22, 1998), January 31, 1998, March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998, Amendment No. 2 thereto filed June 22, 1998, Amendment No. 3 thereto filed July 2, 1998, Amendment No. 4 thereto filed August 6, 1998, Amendment No. 5 thereto filed September 4, 1998 and Amendment No. 6 thereto filed September 25, 1998) and September 2, 1998;



        - the description of Apartment Investment and Management Company's capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description; and



        - AIMCO Properties, L.P.'s Registration Statement on Form 10, filed September 4, 1998.



     You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:



        Corporate Secretary


        Apartment Investment and Management Company


        1873 South Bellaire Street, 17th Floor


        Denver, Colorado 80222


        (303) 757-8101



     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.


                                 LEGAL MATTERS

     Certain matters as to Maryland law and the validity of the Class A Common Stock and the Preferred Stock will be passed upon for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to the validity of the OP Units will be passed upon for the AIMCO Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The consolidated financial statements of AIMCO included in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of the AIMCO Operating Partnership as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in the AIMCO Operating Partnership's Registration Statement on Form 10 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Ambassador Apartments, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (as amended on April 3, 1998) and the consolidated financial statements of Ambassador Apartments, Inc. as of December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996 and the period from August 31, 1994 through December 31, 1994, and the combined financial statements of Prime Properties (Predecessor to Ambassador Apartments, Inc.) for the period from January 1, 1994 through August 30, 1994, included in Amendment No. 1 to AIMCO's Current Report on Form 8-K dated December 23, 1997, filed on February 6, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The consolidated financial statements of Insignia Financial Group, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                                                    APPENDIX A-1
                                    GLOSSARY

     Unless the context requires otherwise, the following terms used in this Prospectus have the respective meanings set forth below:

     "1997 Housing Act" means the Multifamily Assisted Housing Reform and Affordability Act of 1997.

     "ACMs" means asbestos-containing materials.

     "ADA" means the Americans with Disabilities Act of 1990.

     "affordable" means, with respect to apartment units or residential properties, that such units or properties benefit from an interest rate or rental subsidy or are otherwise subject to governmental programs intended to provide housing to persons with low or moderate incomes.

     "Aggregate Cash Amount" means the aggregate amount that AIMCO elects to pay in cash to the Insignia stockholders, pursuant to the Insignia Merger; provided, however, that the Aggregate Cash Amount may not exceed the lesser of (i) $15,000,000 and (ii) the product of (x) $36.50 less the AIMCO Index Price, multiplied by (y) the sum of the number of shares of Insignia common stock outstanding at the Effective Time plus the number of shares of Insignia common stock for which outstanding Insignia Convertible Securities are exercisable, whether or not vested, at the Effective Time.

     "AIMCO" means Apartment Investment and Management Company, a Maryland corporation.

     "AIMCO Board" means the board of directors of AIMCO.

     "AIMCO GP" means AIMCO-GP, Inc., a wholly owned subsidiary of AIMCO and the general partner of the AIMCO Operating Partnership.

     "AIMCO Index Price" means the average trading price of Class A Common Stock over the 20-day period ended five trading days prior to the Effective Time, but in no event greater than $38.00.

     "AIMCO IPO" means AIMCO's initial public offering of Class A Common Stock in July 1994.

     "AIMCO Operating Partnership" means AIMCO Properties, L.P., a Delaware limited partnership.

     "AIMCO Operating Partnership Agreement" means the agreement of limited partnership of the AIMCO Operating Partnership.

     "AIMCO Properties" means the Managed Properties, Owned Properties and Equity Properties.

     "AIMCO Stock" means the Class A Common Stock and the Preferred Stock.

     "Ambassador" means the Ambassador Apartments, Inc.

     "Ambassador Common Stock" means the common stock, par value $.01 per share, of Ambassador.

     "Ambassador Merger" means the merger of Ambassador with and into AIMCO on May 8, 1998.

     "AMIT" means Angeles Mortgage Investment Trust.

     "AMTI" means alternative minimum taxable income.

     "ANHI" means AIMCO/NHP Holdings, Inc.

     "Assignee" means any person to whom one or more OP Units have been transferred.

     "Bank of America" means Bank of America National Trust and Savings Association.

     "Base Rate" means quarterly cash dividends per share equal to $1.78125.

     "BOA Credit Facility" means the $50 million unsecured revolving credit facility entered into in January 1998 between the Company, Bank of America, and BankBoston, N.A.

     "Book-Tax Difference" means, generally, the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution.

     "Built-in Gain" means to be subject to tax at the highest regular corporate tax rate on the excess, if any, of the fair market value over the adjusted basis of any particular asset as of the beginning of a ten-year period.

     "Bylaws" means the bylaws of AIMCO.

     "California Actions" means the two complaints filed in Superior Court of the State of California against the Company and the J.W. English Companies.

     "Capital Replacement" means capitalized spending which maintains a property.

     "Charter" means AIMCO's charter.

     "City of Austin" means Austin, Texas.

     "CK" means CK Services, Inc.

     "CK Contribution Agreement" means the Contribution Agreement, dated January 31, 1998, among AIMCO, CK and the stockholders of CK.

     "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of AIMCO.

     "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of AIMCO.

     "Class B Parity Stock" means capital stock of AIMCO that ranks on parity with Class B Preferred Stock with respect to payments of dividends or upon liquidation, dissolution, winding up or otherwise.

     "Class B Partnership Preferred Units" means the Class B Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class B Preferred Ownership Limit" means a number of shares of Class B Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class B Preferred Stock that are owned by such holder.

     "Class B Preferred Stock" means the Class B Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO.

     "Class C Junior Stock" means Common Stock and Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class C Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class C Liquidation Preference" means the liquidation preference of $25 per share on the Class C Preferred Stock.

     "Class C Parity Stock" means the Class B Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class C Partnership Preferred Units" means the Class C Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class C Preferred Ownership Limit" means a number of shares of Class C Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class C Preferred Stock that are owned by such holder.

     "Class C Preferred Stock" means the Class C Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class C Senior Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class C Preferred Stock.

     "Class D Junior Stock" means Common Stock and Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class D Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class D Liquidation Preference" means the liquidation preference of $25 per share on the Class D Preferred Stock.

     "Class D Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class D Partnership Preferred Units" means the Class D Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class D Preferred Ownership Limit" means a number of shares of Class D Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class D Preferred Stock that are owned by such holder.

     "Class D Preferred Stock" means the Class D Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class D Senior Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class D Preferred Stock.

     "Class E Call Date" means the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock.

     "Class E Conversion Date" means the date on which the Special Dividend is paid to the holders of the Class E Preferred Stock, on which each share of Class E Preferred Stock will be automatically converted into one share of Class A Common Stock without any action of AIMCO or the holder of such share.

     "Class E Junior Stock" means Common Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class E Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class E Liquidation Preference" means the liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders.

     "Class E Parity Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class E Partnership Preferred Units" means the Class E Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class E Preferred Stock" means Class E Preferred Stock, par value $.01 per share, of AIMCO.

     "Class E Senior Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class E Preferred Stock.

     "Class G Junior Stock" means the Common Stock, Class E Preferred Stock if issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class G Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class G Liquidation Preference" means the liquidation preference of $25 per share on the Class G Preferred Stock.

     "Class G Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class H Preferred Stock and any other class or series of stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class G Partnership Preferred Units" means the Class G Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class G Preferred Ownership Limit" means a number of shares of Class G Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class G Preferred Stock that are owned by such holder.

     "Class G Preferred Stock" means the Class G Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class G Senior Stock" means any class or series of capital stock of AIMCO which if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class G Preferred Stock.

     "Class H Junior Stock" means the Common Stock, Class E Preferred Stock if issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class H Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class H Liquidation Preference" means the liquidation preference of $25 per share on the Class H Preferred Stock.

     "Class H Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock and any other class or series of stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class H Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class H Partnership Preferred Units" means the Class H Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class H Preferred Ownership Limit" means a number of shares of Class H Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class H Preferred Stock that are owned by such holder.

     "Class H Preferred Stock" means the Class H Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class H Senior Stock" means any class or series of capital stock of AIMCO which if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class H Preferred Stock.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Security and Exchange Commission.

     "Common OP Units" means Partnership Common Units of the AIMCO Operating Partnership.

     "Common Stock" means the Class A Common Stock and the Class B Common Stock.

     "Common OP Unitholders" means the holders of Common OP Units.

     "Company" means AIMCO, together with its consolidated subsidiaries, including the AIMCO Operating Partnership.

     "Company Predecessors" means AIMCO and Property Asset Management, L.L.C., and its affiliated companies and PDI Realty Enterprises, Inc.

     "Complaint" means the purported class and derivative complaint filed in California Superior Court in the County of San Mateo by persons claiming to own limited partner interests in the Insignia Partnerships against Insignia, the Insignia GPs, AIMCO, certain persons and entities who purportedly formerly controlled the Insignia GPs and additional entities affiliated with, and individuals who are officers, directors or principals of, several of the defendants.

     "Consolidated Amended Complaint" means the consolidated amended complaint filed by plaintiffs on February 25, 1998 relating to the California Actions.

     "Contributing Partner" means a person contributing property to the AIMCO Operating Partnership in exchange for OP Units.

     "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     "control shares" means voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     "Convertible Securities" means warrants, options, convertible debt securities, equity securities, contingent rights or other similar securities upon which the Securities may be exchanged, exercised or converted.

     "Counsel" means Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO.

     "Credit Facilities" means the WMF Credit Facility and the BOA Credit Facility.

     "Current Market Price" per share of Class A Common Stock on any date means the average of the daily market prices of a share of Class A Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the AIMCO Board.

     "Debt Coverage Ratio" means the ratio of EBITDA (less a provision of approximately $300 per owned apartment) to debt.

     "Delaware LP Act" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, or any successor to such statute.

     "Distribution" means the transfer of the remaining business of Insignia to Holdings and the distribution of all of the capital stock of Holdings to Insignia's stockholders prior to the Insignia Merger.

     "Dividend Payment Date" means any date on which cash dividends are paid on the Class A Common Stock.

     "DOJ" means the U.S. Department of Justice.

     "domestically controlled REIT" means a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders.

     "Effective Time" means the effective time of the Insignia Merger.

     "Eligible Class B Shares" means the number of shares of Class B Common Stock outstanding as of the Year-end Test Date which become eligible for automatic conversion into an equal number of shares of Class A Common Stock (subject to the Ownership Limit).

     "English Acquisition" means the Company's acquisition in November 1996 of certain partnership interests, real estate and related assets owned by the J.W. English Companies.

     "English Partnerships" means 31 limited partnerships, interests in which were purchased by the Company from the J.W. English Companies pursuant to the English Acquisition.

     "English Tender Offers" means the separate tender offers made by the AIMCO Operating Partnership to the limited partners of 25 of the English Partnerships.

     "EPA" means the U.S. Environmental Protection Agency.

     "Equity Properties" means the apartment properties in which AIMCO holds an equity interest.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Organizations" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

     "Federal Action" means the class action lawsuit filed in November 1996 by purported limited partners of certain of the Tender Offer English Partnerships against the Company and J.W. English in the U.S. District Court for the Northern District of California.

     "FFO" means funds from operations.

     "FFO Per Share" or "Funds from Operating Per Share" means, for any period,
(i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     "FHAA" means the Fair Housing Amendments Act of 1988.

     "FIRPTA" means Foreign Investment in Real Property Tax Act of 1980.

     "FNMA" means the Federal National Mortgage Association.

     "GAAP" means generally accepted accounting principles.

     "GMAC" means General Motors Acceptance Corporation.

     "GMAC Loans" means the 93 loans made by GMAC as of June 30, 1998 with an aggregate outstanding principal balance of $420.1 million to property owning partnerships of the Company, each of which is secured by the Owned Property of such partnership.

     "HAP Contracts" means Housing Assistance Payment Contracts.

     "High Performance Units" means the OP Units designated as Class I High Performance Units.

     "Holdings" means Insignia/ESG Holdings, Inc.

     "HUD" means the U.S. Department of Housing and Urban Development.

     "Indemnitee" means the AIMCO Operating Partnership's directors and officers.

     "Insignia" means the Insignia Financial Group, Inc.

     "Insignia Convertible Securities" means any and all securities issued by Insignia or any subsidiary of Insignia (excluding stock options issued under the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan) which are exercisable, convertible or exchangeable for or into shares of Insignia common stock, but specifically excluding the Convertible Preferred Securities.

     "Insignia GPs" means the general partners of the Insignia Partnerships.

     "Insignia Merger" means the merger of Insignia with and into AIMCO.

     "Insignia Merger Agreement" means the merger agreement between AIMCO, the AIMCO Operating Partnership, Insignia and Holdings pursuant to which Insignia will be merged with and into AIMCO.

     "Insignia Partnerships" means the limited partnerships whose general partners are affiliates of Insignia.

     "Insignia Reorganization" means the transfer of certain assets and liabilities of Insignia to the Unconsolidated Subsidiaries.

     "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

     "IPT" means Insignia Properties Trust, a Maryland REIT, which is a majority owned subsidiary of Insignia.

     "IPT Shares" means the shares of beneficial interest of IPT, par value $.01 per share.

     "IRS" means the Internal Revenue Service.

     "J.W. English Companies" means J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities.

     "LDP" means a limited denial of participation by any HUD office.

     "Liquidating Event" means any of the following: (i) December 31, 2093; (ii) an event of withdrawal, as defined in the Delaware LP Act (including, without limitation, bankruptcy), of the sole AIMCO GP unless, within ninety (90) days after the withdrawal, a majority in interest (as such phrase is used in Section 17-801(3) of the Delaware LP Act) of the remaining OP Unitholders agree in writing, in their sole and absolute discretion, to continue the business of the AIMCO Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor AIMCO GP; (iii) an election to dissolve the AIMCO Operating Partnership made by the AIMCO GP in its sole and absolute discretion, with or without the consent of the OP Unitholders; (iv) entry of a decree of judicial dissolution of the AIMCO Operating Partnership pursuant to the provisions of the Delaware LP Act; (v) the occurrence of a Terminating Capital Transaction; or (vi) the Redemption (or acquisition by AIMCO, the AIMCO GP and/or the Special Limited Partner) of all Common OP Units other than Common OP Units held by the AIMCO GP or the Special Limited Partner.

     "Majority in Interest" means OP Unitholders (other than (i) the Special Limited Partner and (ii) any OP Unitholder fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the AIMCO GP or (b) any REIT as to which the AIMCO GP is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))) holding more than fifty percent (50%) of the outstanding Common OP Units held by all OP Unitholders (other than (i) the Special Limited Partner and (ii) any OP Unitholder fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the AIMCO GP or (b) any REIT as to which the AIMCO GP is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))).

     "Managed Properties" means the apartment properties managed by AIMCO for third party owners and affiliates.

     "Management Subsidiaries" means PAMS LP and the other subsidiaries of the Company that manage the Managed Properties.

     "March Hedge" means the interest rate hedging agreement entered into in March 1997 between the Company and an investment banking company in anticipation of certain indebtedness.

     "Measurement Period" means the January 1, 1998 to the Valuation Date.

     "MGCL" means the Maryland General Corporation Law.

     "Minimum Return" means a 30% cumulative Total Return over three years.

     "NAREIT" means the National Association of Real Estate Investment Trusts.

     "NHP" means NHP Incorporated.

     "NHP Properties" means the 534 multifamily apartment properties containing 87,689 apartment units, a captive insurance subsidiary and certain related assets.

     "NHP Real Estate Companies" means a group of companies previously owned by NHP that hold interests in the NHP Properties.

     "NHP Real Estate Reorganization" means the reorganization of the Company's interests in the NHP Real Estate Companies.

     "Non-U.S. Holder" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

     "NYSE" means the New York Stock Exchange.

     "OP Merger" means the merger of the Ambassador Operating Partnership with and into the AIMCO Operating Partnership.

     "OP Unitholder" means a holder of OP Units.

     "OP Units" means Preferred OP Units and the Common OP Units.

     "Owned Properties" means the apartment properties owned or controlled by AIMCO.

     "Ownership Limit" means the limit by the AIMCO Charter of direct or constructive ownership of shares of Class A Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the combined total of outstanding shares of AIMCO's Class A Common Stock or Class B Common Stock by any person.

     "Partner" means the AIMCO GP or an OP Unitholder, and "Partners" means the AIMCO GP and the OP Unitholders.

     "Partnership Tax Items" means partnership tax items including partnership income, gains, losses, deductions, and credits.

     "Preferred OP Units" means Partnership Preferred Units of the AIMCO Operating Partnership.

     "Preferred Share Investor" means the institutional investor to whom AIMCO issued 750,000 shares of Class B Preferred Stock in a private transaction.

     "Preferred Share Purchase Agreement" means the agreement pursuant to which AIMCO issued the Class B Preferred Stock.

     "Preferred Stock" means the preferred stock of AIMCO, par value $.01 per share.

     "Prospectus" means this prospectus, as it may be further supplemented or amended from time to time.

     "Prospectus Supplement" means a prospectus supplement accompanying the Prospectus.

     "PTP Regulations" means the Treasury Regulations generally effective for taxable years beginning after December 31, 1995.

     "publicly traded partnership" means a partnership classified as a publicly traded partnership for federal income tax purposes.

     "qualifying income" means, in general, income which includes interest, dividends, real property rents (as defined by Section 856 of the Code) and gain from the sale or disposition of real property.

     "Redemption" means to redeem all or a portion of the Common OP Units held by a Common OP Unitholder and certain Assignees in exchange for a cash amount based on the value of shares of Class A Common Stock.

     "Registration Statement" means the registration statement on Form S-4 of which the Prospectus forms a part, together with all amendments and exhibits, filed by AIMCO and the AIMCO Operating Partnership with the Commission.

     "REIT" means a real estate investment trust.

     "REIT Requirements" means the requirements for qualifying a REIT under the Code.

     "Schedule K-1" means the report which the AIMCO Operating Partnership furnishes to each OP Unitholder that sets forth his allocable share of income, gains, losses and deductions.

     "Section 751 Assets" has the meaning given to such term in the Code.

     "Section 8" means Section 8 of the United States Housing Act of 1937.

     "Securities" means the Preferred Stock, the Class A Common Stock and the OP Units.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securityholders" means persons who may receive from AIMCO or the AIMCO Operating Partnership Securities covered by the Registration Statement in acquisitions and who may be entitled to offer such Securities under circumstances requiring the use of a Prospectus.

     "September Hedge" means the interest rate agreement entered into in September 1997 between the Company and an investment banking company.

     "Special Dividend" means the special dividend of $50 million in the aggregate of which holders of Class E Preferred Stock will be entitled to receive a pro rata share.

     "Special Limited Partner" means AIMCO-LP, Inc., a limited partner in the AIMCO Operating Partnership.

     "Subsidiary Partnerships" means other limited partnerships and limited liability companies in which AIMCO has a controlling interest.

     "Tax Matters Partner" means AIMCO GP, which is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership with respect to tax matters.

     "Tender Offer English Partnerships" means the 25 English Partnerships that received English Tender Offers.

     "Terminating Capital Transaction" means the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership.

     "TMT" means tentative minimum tax.

     "TNRCC" means the Texas Natural Resources Conservation Commission.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of
(a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

     "Treasury Regulations" means the Treasury regulations promulgated under the Code.

     "UBTI" means unrelated business taxable income.

     "UBTI Percentage" means the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid.

     "Unconsolidated Partnership" means a limited partnership in which the AIMCO Operating Partnership will hold a 99% limited partnership interest and certain directors and officers of AIMCO will, directly or indirectly, hold a 1% general partner interest.

     "Unconsolidated Subsidiaries" means the unconsolidated subsidiaries of AIMCO, which from time to time, the Company has organized in order to satisfy certain requirements for AIMCO's continued qualification as a REIT.

     "Underlying Partnership" means another partnership other than the AIMCO Operating Partnership.

     "USRPI" means a United States Real Property Interest.

     "USRPI Capital Gains" means a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO.

     "Valuation Date" means the date that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs.

     "voting stock" means the stock entitled to be cast generally in the election of directors.

     "Washington Mortgage" means Washington Mortgage Financial Group, Ltd.

     "WMF Credit Facility" means the $50 million secured revolving credit facility entered into in February 1998 between the Company and Washington Mortgage.

     "Year-End Test Date" means December 31 of each of the years 1994 through 1998.

                                                                    APPENDIX B-1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SECOND AMENDED AND RESTATED AGREEMENT
                OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

                                       OF

                             AIMCO PROPERTIES, L.P.

                         a Delaware limited partnership
                             ---------------------

                           dated as of July 29, 1994

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE 1  DEFINED TERMS....................................   B-1
ARTICLE 2  ORGANIZATIONAL MATTERS...........................  B-14
  Section 2.1     Organization..............................  B-14
  Section 2.2     Name......................................  B-14
  Section 2.3     Registered Office and Agent; Principal
     Office.................................................  B-14
  Section 2.4     Power of Attorney.........................  B-14
  Section 2.5     Term......................................  B-15
ARTICLE 3  PURPOSE..........................................  B-15
  Section 3.1     Purpose and Business......................  B-15
  Section 3.2     Powers....................................  B-16
  Section 3.3     Partnership Only for Purposes Specified...  B-16
  Section 3.4     Representations and Warranties by the
     Parties................................................  B-16
ARTICLE 4  CAPITAL CONTRIBUTIONS............................  B-18
  Section 4.1     Capital Contributions of the Partners.....  B-18
  Section 4.2     Issuances of Additional Partnership
     Interests..............................................  B-18
  Section 4.3     Additional Funds..........................  B-19
  Section 4.4     Stock Option Plans........................  B-20
  Section 4.5     No Interest; No Return....................  B-21
  Section 4.6     Conversion of Junior Shares...............  B-21
ARTICLE 5  DISTRIBUTIONS....................................  B-21
  Section 5.1     Requirement and Characterization of
     Distributions..........................................  B-21
  Section 5.2     Distributions in Kind.....................  B-22
  Section 5.3     Amounts Withheld..........................  B-22
  Section 5.4     Distributions Upon Liquidation............  B-22
  Section 5.5     Restricted Distributions..................  B-22
ARTICLE 6  ALLOCATIONS......................................  B-22
  Section 6.1     Timing and Amount of Allocations of Net
     Income and Net Loss....................................  B-22
  Section 6.2     General Allocations.......................  B-22
  Section 6.3     Additional Allocation Provisions..........  B-22
  Section 6.4     Tax Allocations...........................  B-24
ARTICLE 7  MANAGEMENT AND OPERATIONS OF BUSINESS............  B-25
  Section 7.1     Management................................  B-25
  Section 7.2     Certificate of Limited Partnership........  B-27
  Section 7.3     Restrictions on General Partner's
     Authority..............................................  B-27
  Section 7.4     Reimbursement of the General Partner......  B-29
  Section 7.5     Outside Activities of the Previous General
     Partner and the General Partner........................  B-29
  Section 7.6     Contracts with Affiliates.................  B-30
  Section 7.7     Indemnification...........................  B-30
  Section 7.8     Liability of the General Partner..........  B-32
  Section 7.9     Other Matters Concerning the General
     Partner................................................  B-33
  Section 7.10   Title to Partnership Assets................  B-33
  Section 7.11   Reliance by Third Parties..................  B-33
ARTICLE 8  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS.......  B-34
  Section 8.1     Limitation of Liability...................  B-34
  Section 8.2     Management of Business....................  B-34
  Section 8.3     Outside Activities of Limited Partners....  B-34
  Section 8.4     Return of Capital.........................  B-34
  Section 8.5     Rights of Limited Partners Relating to the
     Partnership............................................  B-35

                                                              PAGE
                                                              ----
  Section 8.6     Redemption Rights of Qualifying Parties...  B-35
  Section 8.7     Partnership Right to Call Limited Partner
     Interests..............................................  B-39
ARTICLE 9  BOOKS, RECORDS, ACCOUNTING AND REPORTS...........  B-39
  Section 9.1     Records and Accounting....................  B-39
  Section 9.2     Fiscal Year...............................  B-39
  Section 9.3     Reports...................................  B-39
ARTICLE 10  TAX MATTERS.....................................  B-40
  Section 10.1   Preparation of Tax Returns.................  B-40
  Section 10.2   Tax Elections..............................  B-40
  Section 10.3   Tax Matters Partner........................  B-40
  Section 10.4   Withholding................................  B-41
ARTICLE 11  TRANSFERS AND WITHDRAWALS.......................  B-42
  Section 11.1   Transfer...................................  B-42
  Section 11.2   Transfer of General Partner's Partnership
     Interest...............................................  B-42
  Section 11.3   Limited Partners' Rights to Transfer.......  B-43
  Section 11.4   Substituted Limited Partners...............  B-44
  Section 11.5   Assignees..................................  B-45
  Section 11.6   General Provisions.........................  B-45
ARTICLE 12  ADMISSION OF PARTNERS...........................  B-47
  Section 12.1   Admission of Successor General Partner.....  B-47
  Section 12.2   Admission of Additional Limited Partners...  B-47
  Section 12.3   Amendment of Agreement and Certificate of
     Limited Partnership....................................  B-47
  Section 12.4   Admission of Initial Limited Partners......  B-47
  Section 12.5   Limit on Number of Partners................  B-48
ARTICLE 13  DISSOLUTION, LIQUIDATION AND TERMINATION........  B-48
  Section 13.1   Dissolution................................  B-48
  Section 13.2   Winding Up.................................  B-48
  Section 13.3   Deemed Distribution and Recontribution.....  B-49
  Section 13.4   Rights of Limited Partners.................  B-50
  Section 13.5   Notice of Dissolution......................  B-50
  Section 13.6   Cancellation of Certificate of Limited
     Partnership............................................  B-50
  Section 13.7   Reasonable Time for Winding-Up.............  B-50
ARTICLE 14  PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS;
  AMENDMENTS; MEETINGS......................................  B-50
  Section 14.1   Procedures for Actions and Consents of
     Partners...............................................  B-50
  Section 14.2   Amendments.................................  B-50
  Section 14.3   Meetings of the Partners...................  B-50
ARTICLE 15  GENERAL PROVISIONS..............................  B-51
  Section 15.1   Addresses and Notice.......................  B-51
  Section 15.2   Titles and Captions........................  B-51
  Section 15.3   Pronouns and Plurals.......................  B-51
  Section 15.4   Further Action.............................  B-51
  Section 15.5   Binding Effect.............................  B-51
  Section 15.6   Waiver.....................................  B-51
  Section 15.7   Counterparts...............................  B-52
  Section 15.8   Applicable Law.............................  B-52
  Section 15.9   Entire Agreement...........................  B-52
  Section 15.10  Invalidity of Provisions...................  B-52
  Section 15.11  Limitation to Preserve REIT Status.........  B-52

                                                              PAGE
                                                              ----
  Section 15.12  No Partition...............................  B-53
  Section 15.13  No Third-Party Rights Created Hereby.......  B-53
EXHIBIT A  PARTNERS AND PARTNERSHIP UNITS
EXHIBIT B  EXAMPLES REGARDING ADJUSTMENT FACTOR
EXHIBIT C  LIST OF DESIGNATED PARTIES
EXHIBIT D  SUB-ALLOCATION OF GROSS FAIR MARKET VALUES
EXHIBIT E  NOTICE OF REDEMPTION
EXHIBIT F  FORM OF UNIT CERTIFICATE

          NONE OF THE ABOVE EXHIBITS ARE INCLUDED IN THIS PROSPECTUS.
                THEY ARE AVAILABLE UPON REQUEST OF THE COMPANY.

                    SECOND AMENDED AND RESTATED AGREEMENT OF
                 LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.

     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of July 29, 1994, is entered into by and among Apartment Investment and Management Company, a Maryland corporation (the "Previous General Partner"), AIMCO-GP, Inc., a Delaware corporation (the "General Partner"), AIMCO-LP, Inc., a Delaware corporation (the "Special Limited Partner"), and the other Limited Partners (as defined below).

     WHEREAS, the General Partner has submitted, and the Limited Partners have approved, an amendment and restatement of the Agreement of Limited Partnership of AIMCO Properties, L.P. on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1


                                 DEFINED TERMS

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

     "Actions" has the meaning set forth in Section 7.7 hereof.

     "Additional Funds" has the meaning set forth in Section 4.3.A hereof.

     "Additional Limited Partner" means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.2 and Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i) decrease such deficit by any amounts that such Partner is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Partner's Partnership Interest or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          (ii) increase such deficit by the items described in Regulations
     Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Adjustment Factor" means 1.0; provided, however, that in the event that:

          (i) the Previous General Partner (a) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

          (ii) the Previous General Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each a "Distributed Right"), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; and

          (iii) the Previous General Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate to assets not received by the Previous General Partner, the General Partner and/or the Special Limited Partner pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of shareholders entitled to receive such distribution by a fraction (i) the numerator shall be such Value of a REIT Share on the date fixed for such determination and (ii) the denominator shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event, provided, however, that any Limited Partner may waive, by written notice to the General Partner, the effect of any adjustment to the Adjustment Factor applicable to the Partnership Common Units held by such Limited Partner, and, thereafter, such adjustment will not be effective as to such Partnership Common Units. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit B attached hereto.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Second Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., as it may be amended, supplemented or restated from time to time.

     "Applicable Percentage" has the meaning set forth in Section 8.6.B hereof.

     "Appraisal" means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

     "Assignee" means a Person to whom one or more Partnership Common Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in
Section 11.5 hereof.

     "Available Cash" means, with respect to any period for which such calculation is being made,

          (i) the sum, without duplication, of:

             (1) the Partnership's Net Income or Net Loss (as the case may be) for such period,

             (2) Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,

             (3) the amount of any reduction in reserves of the Partnership referred to in clause (ii)(6) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary),

             (4) the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period (excluding Terminating Capital Transactions), and

             (5) all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

          (ii) less the sum, without duplication, of:

             (1) all principal debt payments made during such period by the Partnership,

             (2) capital expenditures made by the Partnership during such period,

             (3) investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause
        (ii)(1) or clause (ii)(2) above,

             (4) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),

             (5) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period,

             (6) the amount of any increase in reserves (including, without limitation, working capital reserves) established during such period that the General Partner determines are necessary or appropriate in its sole and absolute discretion, and

             (7) any amount distributed or paid in redemption of any Limited Partner Interest or Partnership Units including, without limitation, any Cash Amount paid.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership or (b) any Capital Contributions, whenever received.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado, Los Angeles, California or New York, New York are authorized or required by law to close.

     "Capital Account" means, with respect to any Partner, the Capital Account maintained by the General Partner for such Partner on the Partnership's books and records in accordance with the following provisions:

          (a) To each Partner's Capital Account, there shall be added such Partner's Capital Contributions, such Partner's distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

          (b) From each Partner's Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

          (c) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

          (d) In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code
     Section 752(c) and any other applicable provisions of the Code and Regulations.

          (e) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification provided that such modification will not have a material effect on the amounts distributable to any Partner without such Partner's Consent. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

     "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes to the Partnership pursuant to Section 4.1, 4.2 or 4.3 hereof or is deemed to contribute pursuant to Section 4.4 hereof.

     "Cash Amount" means the lesser of (a) an amount of cash equal to the product of (i) the Value of a REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date or (b) in the case of a Declination followed by a Public Offering Funding, the Public Offering Funding Amount.

     "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

     "Charter" means the Articles of Amendment and Restatement of the Previous General Partner filed with the Maryland State Department of Assessments and Taxation on July 19, 1994, as amended, supplemented or restated from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Company Employee" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

     "Consent" means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article 14 hereof.

     "Consent of the Limited Partners" means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by a Majority in Interest of the Limited Partners, in their reasonable discretion.

     "Contributed Property" means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Code Section 708).

     "Controlled Entity" means, as to any Limited Partner, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Limited Partner or such Limited Partner's Family Members, (b) any trust, whether or not revocable, of which such Limited Partner or such Limited Partner's Family Members are the sole beneficiaries, (c) any partnership of which such Limited Partner is the managing partner and in which such Limited Partner or such Limited Partner's Family Members hold partnership interests representing at least twenty-five percent (25%) of such partnership's capital and profits and (d) any limited liability company of which such Limited Partner is the manager and in which such Limited Partner or such Limited Partner's Family Members hold membership interests representing at least twenty-five percent (25%) of such limited liability company's capital and profits.

     "Controlling Person" means any Person, whatever his or her title, who performs executive or senior management functions for the General Partner or its Affiliates similar to those of directors, executive management and senior management, or any Person who either holds a two percent (2%) or more equity interest in the General Partner or its Affiliates, or has the power to direct or cause the direction of the General Partner or its Affiliates, whether through the ownership of voting securities, by contract or otherwise, or, in the absence of a specific role or title, any Person having the power to direct or cause the direction of the management-level employees and policies of the General Partner or its Affiliates. It is not intended that every Person who carries a title such as vice president, senior vice president, secretary or treasurer be included in the definition of "Controlling Person."

     "Cut-Off Date" means the fifth (5th) Business Day after the General Partner's receipt of a Notice of Redemption.

     "Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

     "Declination" has the meaning set forth in Section 8.6.D hereof.

     "Depreciation" means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

     "Designated Parties" means the Persons designated on Exhibit C attached hereto. The General Partner may, in its sole and absolute discretion, amend Exhibit C to add Persons to be designated as Designated Parties.

     "Distributed Right" has the meaning set forth in the definition of "Adjustment Factor."

     "Effective Date" means July 29, 1994.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Family Members" means, as to a Person that is an individual, such Person's spouse, ancestors, descendants (whether by blood or by adoption), brothers, sisters and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters are beneficiaries.

     "Fiscal Year" means the fiscal year of the Partnership, which shall be the calendar year.

     "Funding Debt" means any Debt incurred by or on behalf of the Previous General Partner, the General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.

     "General Partner" means AIMCO-GP, Inc., a Delaware corporation, and its successors and assigns, as the general partner of the Partnership in their capacities as general partner of the Partnership.

     "General Partner Interest" means the Partnership Interest held by the General Partner, which Partnership Interest is an interest as a general partner under the Act. A General Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or any other Partnership Units.

     "General Partner Loan" has the meaning set forth in Section 4.3.D hereof.

     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market values of such assets as determined by the General Partner and agreed to by the contributing Partner. In any case in which the General Partner and the contributing Partner are unable to agree as to the gross fair market value of any contributed asset or assets, such gross fair market value shall be determined by Appraisal. The sub-allocation of gross fair market value is indicated on Exhibit D attached hereto, as amended.

          (b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause
     (iii), clause (iv) or clause (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

             (i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the General Partner pursuant to Section 4.2 hereof) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

             (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

           (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

             (iv) upon the admission of a successor General Partner pursuant to
        Section 12.1 hereof; and

             (v) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

          (c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner provided that, if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by Appraisal.

          (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

          (e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

     "Holder" means either (a) a Partner or (b) an Assignee, owning a Partnership Unit, that is treated as a member of the Partnership for federal income tax purposes.

     "Incapacity" or "Incapacitated" means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety
(90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

     "Indemnitee" means (i) any Person made a party to a proceeding by reason of its status as (A) the Previous General Partner or the General Partner or (B) a director of the Previous General Partner or the General Partner or an officer or employee of the Partnership or the Previous General Partner or the General Partner and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

     "Independent Director" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

     "Interest" means interest, original issue discount and other similar payments or amounts paid by the Partnership for the use or forbearance of money.

     "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

     "Junior Share" means a share of the Previous General Partner's Class B Common Stock, par value $.01 per share.

     "Limited Partner" means the Special Limited Partner and any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

     "Limited Partner Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

     "Liquidating Event" has the meaning set forth in Section 13.1 hereof.

     "Liquidator" has the meaning set forth in Section 13.2.A hereof.

     "Majority in Interest of the Limited Partners" means Limited Partners (other than (i) the Special Limited Partner and (ii) any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the
(a) General Partner or (b) any REIT as to which the General Partner is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))) holding more than fifty percent (50%) of the outstanding Partnership Common Units held by all Limited Partners (other than (i) the Special Limited Partner and (ii) any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the General Partner or (b) any REIT as to which the General Partner is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))).

     "Net Income" or "Net Loss" means, for each Fiscal Year of the Partnership, an amount equal to the Partnership's taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net
     Loss) pursuant to this definition of "Net Income" or "Net Loss" shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

          (b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of "Net Income" or "Net Loss," shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

          (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

          (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

          (f) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

          (g) Notwithstanding any other provision of this definition of "Net Income" or "Net Loss," any item that is specially allocated pursuant to
     Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of "Net Income" or "Net Loss."

     "New Securities" means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or Preferred Shares, excluding Junior Shares, Preferred Shares and grants under the Previous General Partner's Stock Option Plans, or (ii) any Debt issued by the Previous General Partner that provides any of the rights described in clause (i).

     "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

     "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(2).

     "Notice of Redemption" means the Notice of Redemption substantially in the form of Exhibit E attached to this Agreement.

     "Optionee" means a Company Employee, Partnership Employee or Independent Director to whom a stock option is granted under the Previous General Partner's Stock Option Plans.

     "Original Limited Partners" means the Persons listed as the Limited Partners on Exhibit A originally attached to this Agreement, without regard to any amendment thereto, and does not include any Assignee or other transferee, including, without limitation, any Substituted Limited Partner succeeding to all or any part of the Partnership Interest of any such Person.

     "Ownership Limit" means the applicable restriction on ownership of shares of the Previous General Partner imposed under the Charter.

     "Partner" means the General Partner or a Limited Partner, and "Partners' means the General Partner and the Limited Partners.

     "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

     "Partner Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

     "Partnership" means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

     "Partnership Common Unit" means a fractional share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, but does not include any Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement. The ownership of Partnership Common Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by the form of certificate for Partnership Common Units attached hereto as Exhibit F.

     "Partnership Employee" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

     "Partnership Interest" means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

     "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

     "Partnership Preferred Unit" means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.2 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.

     "Partnership Record Date" means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall generally be the same as the record date established by the Previous General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

     "Partnership Subsidiary" has the meaning ascribed thereto in the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan.

     "Partnership Unit" shall mean a Partnership Common Unit, a Partnership Preferred Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.2 hereof.

     "Partnership Unit Designation" shall have the meaning set forth in Section
4.2 hereof.

     "Percentage Interest" means, as to each Partner, its interest in the Partnership Units as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding.

     "Permitted Transfer" has the meaning set forth in Section 11.3.A hereof.

     "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

     "Pledge" has the meaning set forth in Section 11.3.A hereof.

     "Preferred Share" means a share of capital stock of the Previous General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

     "Previous General Partner" means Apartment Investment and Management Company, a Maryland corporation.

     "Previous General Partner's 1994 Stock Option Plan" means the 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates.

     "Previous General Partner's Stock Option Plans" means the Previous General Partner's 1994 Stock Option Plan, the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan, the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan, the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan and any other stock option plan hereafter adopted by the Previous General Partner.

     "Primary Offering Notice" has the meaning set forth in Section 8.6.F(4) hereof.

     "Properties" means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time.

     "Public Offering Funding" has the meaning set forth in Section 8.6.D(2) hereof.

     "Public Offering Funding Amount" means the dollar amount equal to (i) the product of (x) the number of Registrable Shares sold in a Public Offering Funding and (y) the public offering price per share of such Registrable Shares in such Public Offering Funding, less (ii) the aggregate underwriting discounts and commissions in such Public Offering Funding.

     "Qualified Transferee" means an "accredited investor" as defined in Rule 501 promulgated under the Securities Act.

     "Qualifying Party" means (a) an Original Limited Partner, (b) an Additional Limited Partner, (c) a Designated Party that is either a Substituted Limited Partner or an Assignee, (d) a Family Member, or a lending institution as the pledgee of a Pledge, who is the transferee in a Permitted Transfer or (e) with respect to any Notice of Redemption delivered to the General Partner within the time period set forth in Section 11.3.A(4) hereof, a Substituted Limited Partner succeeding to all or part of the Limited Partner Interest of (i) an Original Limited Partner, (ii) an Additional Limited Partner, (iii) a Designated Party that is either a Substituted Limited Partner or an Assignee or (iv) a Family Member, or a lending institution who is the pledgee of a Pledge, who is the transferee in a Permitted Transfer.

     "Redeemable Units" means those Partnership Common Units issued to the Original Limited Partners as of the Effective Date together with such additional Partnership Common Units that, after the Effective Date, may be issued to Additional Limited Partners pursuant to Section 4.2 hereof.

     "Redemption" has the meaning set forth in Section 8.6.A hereof.

     "Registrable Shares" has the meaning set forth in Section 8.6.D(2) hereof.

     "Regulations" means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Regulatory Allocations" has the meaning set forth in Section 6.3.B(viii) hereof.

     "REIT" means a real estate investment trust qualifying under Code Section 856.

     "REIT Partner" means (a) a Partner that is, or has made an election to qualify as, a REIT, (b) any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) of any Partner that is, or has made an election to qualify as, a REIT and (c) any Partner, including, without limitation, the General Partner and the Special Limited Partner, that is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) of a REIT.

     "REIT Payment" has the meaning set forth in Section 15.11 hereof.

     "REIT Requirements" has the meaning set forth in Section 5.1.A hereof.

     "REIT Share" means a share of the Previous General Partner's Class A Common Stock, par value $.01 per share. Where relevant in this Agreement, "REIT Shares" includes shares of the Previous General Partner's Class A Common Stock, par value $.01 per share, issued upon conversion of Preferred Shares or Junior Shares.

     "REIT Shares Amount" means a number of REIT Shares equal to the product of
(a) the number of Tendered Units and (b) the Adjustment Factor; provided, however, that, in the event that the Previous General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Previous General Partner's shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the "Rights"), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the Previous General Partner in good faith.

     "Related Party" means, with respect to any Person, any other Person whose ownership of shares of the Previous General Partner's capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code
Section 856(h)(1)(B)).

     "Rights" has the meaning set forth in the definition of "REIT Shares
Amount."

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Single Funding Notice" has the meaning set forth in Section 8.6.D(3) hereof.

     "Special Limited Partner" means AIMCO-LP, Inc., a Delaware corporation.

     "Specified Redemption Date" means the later of (a) the tenth (10th) Business Day after the receipt by the General Partner of a Notice of Redemption or (b) in the case of a Declination followed by a Public Offering Funding, the Business Day next following the date of the closing of the Public Offering Funding; provided, however, that no Specified Redemption Date shall occur during the first Twelve-Month Period; provided, further, that the Specified Redemption Date, as well as the closing of a Redemption, or an acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, on any Specified Redemption Date, may be deferred, in the General Partner's sole and absolute discretion, for such time (but in any event not more than one hundred fifty (150) days in the aggregate) as may reasonably be required to effect, as applicable, (i) a Public Offering Funding or other necessary funding arrangements, (ii) compliance with the Securities Act or other law (including, but not limited to, (a) state "blue sky" or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and (iii) satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Partnership, "Subsidiary" means solely a partnership or limited liability company (taxed, for federal income tax purposes, as a partnership and not as an association or publicly traded partnership taxable as a corporation) of which the Partnership is a member unless the General Partner has received an unqualified opinion from independent counsel of recognized standing, or a ruling from the IRS, that the ownership of shares of stock of a corporation or other entity will not jeopardize the Previous General Partner's status as a REIT or the General Partner's or the Special Limited Partner's status as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)), in which event the term "Subsidiary" shall include the corporation or other entity which is the subject of such opinion or ruling.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

     "Tax Items" has the meaning set forth in Section 6.4.A hereof.

     "Tendered Units" has the meaning set forth in Section 8.6.A hereof.

     "Tendering Party" has the meaning set forth in Section 8.6.A hereof.

     "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

     "Transfer," when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, "Transfer" does not include (a) any Redemption of Partnership Common Units by the Partnership, or acquisition of Tendered Units by the Previous General Partner, pursuant to
Section 8.6 hereof or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms "Transferred" and "Transferring" have correlative meanings.

     "Twelve-Month Period" means (a) as to an Original Limited Partner or any successor-in-interest that is a Qualifying Party, a twelve-month period ending on the day before the first (1st) anniversary of the Effective Date or on the day before a subsequent anniversary thereof and (b) as to any other Qualifying Party, a twelve-month period ending on the day before the first (1st) anniversary of such Qualifying Party's becoming a Holder of Partnership Common Units or on the day before a subsequent anniversary thereof; provided, however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Party, shorten the first Twelve-Month Period to a period of less than twelve (12) months with respect to a Qualifying Party other than an Original Limited Partner or successor-in-interest.

     "Unitholder" means the General Partner or any Holder of Partnership Units.

     "Valuation Date" means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

     "Value" means, on any Valuation Date with respect to a REIT Share, the average of the daily market prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that, as provided in Section 4.4.C. hereof, the market price for the trading day immediately preceding the date of exercise of a stock option under the Previous General Partner's Stock Option Plans shall be substituted for such average of daily market prices for purposes of Section 4.4 hereof). The market price for any such trading day shall be:

          (i) if the REIT Shares are listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system,

          (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or

          (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported;

provided, however, that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event that the REIT Shares Amount includes Rights (as defined in the definition of "REIT Shares Amount") that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

                                   ARTICLE 2

                             ORGANIZATIONAL MATTERS

     Section 2.1 Organization. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

     Section 2.2 Name. The name of the Partnership is "AIMCO Properties, L.P." The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

     Section 2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at 32 Lockerman Square, Suite L-100, Dover, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is The Prentice-Hall Corporation System, Inc. The principal office of the Partnership is located at 1873 South Bellaire Street, Denver, Colorado 80222, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

     Section 2.4  Power of Attorney.

          A. Each Limited Partner and each Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

             (1) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, Article 12 or Article 13 hereof or the Capital Contribution of any Partner; and
        (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and

             (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner, to effectuate the terms or intent of this Agreement.

     Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

          B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner's or Assignee's Partnership Units or Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

     Section 2.5 Term. The term of the Partnership commenced on May 16, 1994, the date that the original Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue until December 31, 2093 unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

                                   ARTICLE 3

                                    PURPOSE

     Section 3.1 Purpose and Business. The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act, including, but not limited to, (i) to conduct the business of ownership, construction, development and operation of multifamily rental apartment communities, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iii) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies or other similar arrangements, and (iv) to do anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit the Previous General Partner, in the sole and absolute discretion of the General Partner, at all times to be classified as a REIT.

     Section 3.2  Powers.

          A. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

          B. Notwithstanding any other provision in this Agreement, the General Partner may cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the Previous General Partner to continue to qualify as a REIT, (ii) could subject the Previous General Partner to any additional taxes under Code Section 857 or Code Section 4981 or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Previous General Partner, the General Partner, their securities or the Partnership, unless such action (or inaction) under clause (i), clause (ii) or clause (iii) above shall have been specifically consented to by the Previous General Partner and the General Partner in writing.

     Section 3.3 Partnership Only for Purposes Specified. The Partnership shall be a limited partnership only for the purposes specified in Section 3.1 hereof, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

     Section 3.4  Representations and Warranties by the Parties.

          A. Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner's property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e), (iii) such Partner does not own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of

     Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

          B. Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Partner or any of such Partner's properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e), (iv) such Partner does not own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Previous General Partner, the General Partner the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company for which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member and (v) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

          C. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

          D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

          E. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

                                   ARTICLE 4

                             CAPITAL CONTRIBUTIONS

     Section 4.1 Capital Contributions of the Partners. The Partners have heretofore made Capital Contributions to the Partnership. Each Partner owns Partnership Units in the amount set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner's ownership of Partnership Units. Except as provided by law or in Section 4.2, 4.3 or 10.4 hereof, the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

     Section 4.2  Issuances of Additional Partnership Interests.

          A. General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner and the Special Limited Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, and
     (iii) in connection with any merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership. Subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, a "Partnership Unit Designation"). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests;
     (b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

          B. Issuances to the General Partner or Special Limited Partner. No additional Partnership Units shall be issued to the General Partner or the Special Limited Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests, (ii) (a) the additional Partnership Units are (x) Partnership Common Units issued in connection with an issuance of REIT Shares, or (y) Partnership Units (other than Partnership Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the Previous General Partner (other than REIT Shares), which Preferred Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner or the Special Limited Partner, and (b) the General Partner or the Special Limited Partner, as the case may be, contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such REIT Shares, Preferred Shares, New Securities or other interests in the Previous General Partner,
     (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, or (iv) the additional Partnership Units are issued pursuant to Section 4.6.

          C. No Preemptive Rights. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

     Section 4.3  Additional Funds.

          A. General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds ("Additional Funds") for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Limited Partners.

          B. Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons and issuing additional Partnership Units in consideration therefor.

          C. Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than the Previous General Partner, the General Partner or the Special Limited Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if (i) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Interest, or (ii) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

          D. General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the Previous General Partner, the General Partner or the Special Limited Partner (each, a "General Partner Loan") if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Previous General Partner, the General Partner or the Special Limited Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Interest, or (b) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

          E. Issuance of Securities by the Previous General Partner. The Previous General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless (i) the Previous General Partner contributes the cash proceeds or other consideration received from the issuance of such additional REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to either or both of the General Partner and the Special Limited Partner, and
     (ii) it or they, as the case may be, contribute such cash proceeds or other consideration to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Common Units, or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the Previous General Partner may issue REIT Shares,

     Preferred Shares, Junior Shares or New Securities (a) pursuant to Section
     4.4 or Section 8.6.B hereof, (b) pursuant to a dividend or distribution (including any stock split) of REIT Shares, Preferred Shares, Junior Shares or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion of Junior Shares into REIT Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities, or (f) in connection with an acquisition of a property or other asset to be owned, directly or indirectly, by the Previous General Partner if the General Partner determines that such acquisition is in the best interests of the Partnership. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or New Securities by the Previous General Partner, and the contribution to the Partnership, by the General Partner or the Special Limited Partner, of the cash proceeds or other consideration received from such issuance, the Partnership shall pay the Previous General Partner's expenses associated with such issuance, including any underwriting discounts or commissions.

     Section 4.4  Stock Option Plans.

          A. Options Granted to Company Employees and Independent Directors. If at any time or from time to time, in connection with the Previous General Partner's Stock Option Plans, a stock option granted to a Company Employee or Independent Director is duly exercised:

             (1) The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the Previous General Partner by such exercising party in connection with the exercise of such stock option.

             (2) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.A(1) hereof, the Special Limited Partner shall be deemed to have contributed to the Partnership as a Capital Contribution, in consideration of an additional Limited Partner Interest (expressed in and as additional Partnership Common Units), an amount equal to the Value of a REIT Share as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option.

             (3) An equitable Percentage Interest adjustment shall be made in which the Special Limited Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.A(2) hereof.

          B. Options Granted to Partnership Employees. If at any time or from time to time, in connection with the Previous General Partner's Stock Option Plans, a stock option granted to a Partnership Employee is duly exercised:

             (1) The General Partner shall cause the Previous General Partner to sell to the Partnership, and the Partnership shall purchase from the Previous General Partner, the number of REIT Shares as to which such stock option is being exercised. The purchase price per REIT Share for such sale of REIT Shares to the Partnership shall be the Value of a REIT Share as of the date of exercise of such stock option.

             (2) The Partnership shall sell to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall sell to such Partnership Subsidiary, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a REIT Share at the time of the exercise, the number of REIT Shares equal to (a) the exercise price paid to the Previous General Partner by the exercising party in connection with the exercise of such stock option divided by
        (b) the Value of a REIT Share at the time of such exercise.

             (3) The Partnership shall transfer to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall transfer to such Partnership Subsidiary, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of REIT Shares equal to the number of REIT Shares described in Section 4.4.B(1) hereof less the number of REIT Shares described in Section 4.4.B(2) hereof.

             (4) The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Previous General Partner, the General Partner or the Special Limited Partner in connection with the exercise of such stock option. An equitable Percentage Interest adjustment shall be made in which the Special Limited Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.B(1) hereof.

          C. Special Valuation Rule. For purposes of this Section 4.4, in determining the Value of a REIT Share, only the trading date immediately preceding the exercise of the relevant stock option under the Previous General Partner's Stock Option Plans shall be considered.

          D. Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Previous General Partner, the General Partner or the Special Limited Partner from adopting, modifying or terminating stock incentive plans, in addition to the Previous General Partner's Stock Option Plans, for the benefit of employees, directors or other business associates of the Previous General Partner, the General Partner, the Special Limited Partner, the Partnership or any of their Affiliates. The Limited Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Previous General Partner, the General Partner or the Special Limited Partner amendments to this Section 4.4 may become necessary or advisable and that any approval or consent to any such amendments requested by the Previous General Partner, the General Partner or the Special Limited Partner shall not be unreasonably withheld or delayed.

     Section 4.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

     Section 4.6 Conversion of Junior Shares. If, at any time, any of the Junior Shares are converted into REIT Shares, in whole or in part, then a number of Partnership Common Units equal to (i) the number of REIT Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect shall be issued to the General Partner and the Special Limited Partner (and between the General Partner and the Special Limited Partner in proportion to their ownership of Partnership Common Units immediately preceding such conversion), and the Percentage Interests of the General Partner and the Limited Partners (including the Special Limited Partner) shall be adjusted to reflect such conversion.

                                   ARTICLE 5

                                 DISTRIBUTIONS

     Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of any Partnership Unit Designation, the General Partner shall cause the Partnership to distribute quarterly all, or such portion as the General Partner may in its sole and absolute discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders of Partnership Common Units in accordance with their respective Partnership Common Units held on such Partnership Record Date. Distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made shall be prorated based on the portion of the period that such units were outstanding. The General Partner in its sole and absolute discretion may distribute to the Unitholders Available Cash on a more frequent basis and provide for an appropriate record date. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the Previous General Partner's qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable (i) the General Partner and the Special Limited Partner to transfer funds to the Previous General Partner and (ii) the Previous General Partner to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (the "REIT Requirements") and (b) avoid any federal income or excise tax liability of the Previous General Partner.

     Section 5.2 Distributions in Kind. No right is given to any Unitholder to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the Unitholders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10 hereof.

     Section 5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Unitholder shall be treated as amounts paid or distributed to such Unitholder pursuant to Section
5.1 hereof for all purposes under this Agreement.

     Section 5.4 Distributions Upon Liquidation. Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Unitholders in accordance with Section 13.2 hereof.

     Section 5.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Unitholder on account of its Partnership Interest or interest in Partnership Units if such distribution would violate Section 17-607 of the Act or other applicable law.

                                   ARTICLE 6

                                  ALLOCATIONS

     Section 6.1  Timing and Amount of Allocations of Net Income and Net
Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Fiscal Year of the Partnership as of the end of each such year. Except as otherwise provided in this Article 6, and subject to
Section 11.6.C hereof, an allocation to a Unitholder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

     Section 6.2 General Allocations. Subject to the terms of any Partnership Unit Designation, except as otherwise provided in this Article 6 and subject to
Section 11.6.C hereof, Net Income and Net Loss shall be allocated to each of the Holders of Partnership Common Units in accordance with their respective Partnership Common Units at the end of each Fiscal Year.

     Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

          A. Intentionally Omitted.

          B. Regulatory Allocations.

             (i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of
        Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder of Partnership Common Units shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder's share of the net decrease in Partnership Minimum Gain, as determined under Regulations
        Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.B(i) is intended to qualify as a "minimum gain chargeback" within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

             (ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.B(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder of Partnership Common Units who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.7042(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner, Limited Partner and other Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.B(ii) is intended to qualify as a "chargeback of partner nonrecourse debt minimum gain" within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

             (iii) Nonrecourse Deductions and Partner Nonrecourse
        Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders of Partnership Common Units in accordance with their Partnership Common Units. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

             (iv) Qualified Income Offset. If any Holder of Partnership Common Units unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this
        Section 6.3.B(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(iv) were not in the Agreement. It is intended that this Section 6.3.B(iv) qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

             (v) Gross Income Allocation. In the event that any Holder of Partnership Common Units has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder's Partnership Interest (including, the Holder's interest in outstanding Partnership Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.3.B(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(v) and Section 6.3.B(iv) hereof were not in the Agreement.

             (vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder of Partnership Common Units, such allocation of Net Loss shall be reallocated among the other Holders of Partnership Common Units in accordance with their respective Partnership Common Units, subject to the limitations of this Section 6.3.B(vi).

             (vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
        Section 1.704-1(b)(2) (iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Partnership Common Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Partnership Common Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

             (viii) Curative Allocations. The allocations set forth in Sections 6.3.B(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the "Regulatory Allocations") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

          C. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article VI to the contrary, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article XIII hereof, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated among the Partners as required so as to cause liquidating distributions pursuant to Section 13.2.A(4) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Section
     5.1 hereof.

          D. Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder's proportional share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder's interest in Partnership profits shall be such Holder's share of Partnership Common Units.

     Section 6.4  Tax Allocations.

          A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, "Tax Items") shall be allocated among the Holders of Partnership Common Units in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

          B. Allocations Respecting Section 704(c) Revaluations. Notwithstanding
     Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders of Partnership Common Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of "Gross Asset Value" (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations.

                                   ARTICLE 7

                     MANAGEMENT AND OPERATIONS OF BUSINESS

     Section 7.1  Management.

          A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Partners with or without cause, except with the Consent of the General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

             (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Previous General Partner (so long as the Previous General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its shareholders sufficient to permit the Previous General Partner to maintain REIT status or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Partnership;

             (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

             (3) the acquisition, sale, transfer, exchange or other disposition of any assets of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

             (4) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership's Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to and equity investments in the Partnership's Subsidiaries;

             (5) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including, without limitation, any Contributed Property, or other asset of the Partnership or any Subsidiary;

             (6) the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

             (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership, and the collection and receipt of revenues, rents and income of the Partnership;

             (8) the selection and dismissal of employees of the Partnership or the General Partner (including, without limitation, employees having titles or offices such as "president," "vice president," "secretary" and "treasurer"), and agents, outside attorneys, accountants, consultants and contractors of the Partnership or the General Partner and the determination of their compensation and other terms of employment or hiring;

             (9) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

             (10) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time); provided, however, that, as long as the Previous General Partner has determined to continue to qualify as a REIT, the General Partner may not engage in any such formation, acquisition or contribution that would cause the Previous General Partner to fail to qualify as a REIT or the General Partner to fail to qualify as a "qualified REIT subsidiary" within the meaning of Code Section 856(i)(2);

             (11) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

             (12) the undertaking of any action in connection with the Partnership's direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

             (13) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;

             (14) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner's contribution of property or assets to the Partnership;

             (15) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

             (16) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

             (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

             (18) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

             (19) the issuance of additional Partnership Units, as appropriate and in the General Partner's sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof; and

             (20) an election to dissolve the Partnership pursuant to Section 13.1.C hereof.

          B. Each of the Limited Partners agrees that, except as provided in
     Section 7.3 hereof, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3 hereof), the Act or any applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

          C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

          D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

          E. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement so long as the action or inaction is taken in good faith.

     Section 7.2 Certificate of Limited Partnership. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

     Section 7.3  Restrictions on General Partner's Authority.

          A. The General Partner may not take any action in contravention of this Agreement, including, without limitation:

             (1) take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

             (2) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose except as otherwise provided in this Agreement;

             (3) admit a Person as a Partner, except as otherwise provided in this Agreement;

             (4) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act; or

             (5) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of (a) the General Partner, the Previous General Partner or the Partnership from satisfying its obligations under Section 8.6 hereof in full or (b) a Limited Partner from exercising its rights under
        Section 8.6 hereof to effect a Redemption in full, except, in either case, with the written consent of such Limited Partner affected by the prohibition or restriction.

          B. The General Partner shall not, without the prior Consent of the Limited Partners, undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

             (1) except as provided in Section 7.3.C hereof, amend, modify or terminate this Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners pursuant to Article 11 or Article 12 hereof;

             (2) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

             (3) institute any proceeding for bankruptcy on behalf of the Partnership; or

             (4) subject to the rights of Transfer provided in Sections 11.1.C and 11.2 hereof, approve or acquiesce to the Transfer of the Partnership Interest of the General Partner, or admit into the Partnership any additional or successor General Partners.

          C. Notwithstanding Section 7.3.B hereof, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

             (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

             (2) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend Exhibits A and C in connection with such admission, substitution or withdrawal;

             (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

             (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

             (5) (a) to reflect such changes as are reasonably necessary (i) for either the General Partner or the Special Limited Partner, as the case may be, to maintain its status as a "qualified REIT subsidiary" within the meaning of Code Section 856(i)(2) or (ii) for the Previous General Partner to maintain its status as a REIT or to satisfy the REIT Requirement; (b) to reflect the Transfer of all or any part of a Partnership Interest among the Previous General Partner, the General Partner, the Special Limited Partner or any other "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner;

             (6) to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of "Capital Account" or contemplated by the Code or the Regulations); and

             (7) the issuance of additional Partnership Interests in accordance with Section 4.2.

     The General Partner will provide notice to the Limited Partners when any action under this Section 7.3.C is taken.

          D. Notwithstanding Sections 7.3.B and 7.3.C hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article 5 or
     Section 13.2.A(4) hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2 and 7.3.C hereof), (iv) alter or modify the Redemption rights, Cash Amount or REIT Shares Amount as set forth in Sections 8.6 and 11.2 hereof, or amend or modify any related definitions, or (v) amend this Section 7.3.D; provided, however, that the Consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Further, no amendment may alter the restrictions on the General Partner's authority set forth elsewhere in this Section 7.3 without the Consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

     Section 7.4  Reimbursement of the General Partner.

          A. The General Partner shall not be compensated for its services as general partner of the Partnership except as provided in elsewhere in this Agreement (including the provisions of Articles 5 and 6 hereof regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

          B. Subject to Sections 7.4.C and 15.11 hereof, the Partnership shall be liable for, and shall reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership's business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans of the General Partner that may provide for stock units, or other phantom stock, pursuant to which employees of the General Partner will receive payments based upon dividends on or the value of REIT Shares,
     (iii) director fees and expenses and (iv) all costs and expenses of the General Partner being a public company, including costs of filings with the SEC, reports and other distributions to its shareholders; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 7.5 hereof. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

          C. To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, subject to Section 15.11 hereof, reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 shall be treated as "guaranteed payments" within the meaning of Code Section 707(c).

     Section 7.5 Outside Activities of the Previous General Partner and the General Partner. Neither the General Partner nor the Previous General Partner shall directly or indirectly enter into or conduct any business, other than in connection with (a) the ownership, acquisition and disposition of Partnership Interests as General Partner, (b) the management of the business of the Partnership, (c) the operation of the Previous General Partner as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) the Previous General Partner's operations as a REIT, (e) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Partnership or its assets or activities, (g) the General Partner's qualification as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) and (h) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner or the Previous General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner. Subject to
Section 7.3.B hereof, the General Partner, the Previous General Partner, the Special Limited Partner and all "qualified REIT subsidiaries" (within the meaning of Code Section 856(i)(2)), taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Partnership) other than Partnership Interests as the General Partner or Special Limited Partner and other than such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account
Section 7.1.D hereof and the requirements necessary for the Previous General Partner to qualify as a REIT and for the Previous General Partner, the General Partner and the Special Limited Partner to carry out their respective responsibilities contemplated under this Agreement and the Charter. Notwithstanding the foregoing, if the Previous General Partner or the General Partner acquires assets in its own name and owns Property other than through the Partnership, the Partners agree to negotiate in good faith to amend this Agreement, including, without limitation, the definition of "Adjustment Factor," to reflect such activities and the direct ownership of assets by the Previous General Partner or the General Partner. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

     Section 7.6  Contracts with Affiliates.

          A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

          B. Except as provided in Section 7.5 hereof and subject to Section 3.1 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

          C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

          D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership's Subsidiaries.

          E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

     Section 7.7  Indemnification.

          A. To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership ("Actions") as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) for willful misconduct or a knowing violation of the law or (ii) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of this Agreement. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.7.A that the Partnership indemnify each Indemnitee to the fullest extent permitted by law. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

          B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

          C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

          D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          E. Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (i) such Indemnitee's intentional misconduct or knowing violation of the law, or (ii) any transaction in which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement or applicable law.

          F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

          G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership's liability to any Indemnitee under this
     Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

          I. It is the intent of the Partners that any amounts paid by the Partnership to the General Partner pursuant to this Section 7.7 shall be treated as "guaranteed payments" within the meaning of Code Section 707(c).

     Section 7.8  Liability of the General Partner.

          A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such director or officer acted in good faith.

          B. The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner's shareholders collectively and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner's shareholders (including, without limitation, the tax consequences to Limited Partners, Assignees or the General Partner's shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions.

          C. Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

          D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's, and its officers' and directors', liability to the Partnership and the Limited Partners under this Section
     7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

          E. Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership's obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, director or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other

     Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the General Partner solely as officers of the same and not in their own individual capacities.

          F. To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such General Partner.

     Section 7.9  Other Matters Concerning the General Partner.

          A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

          B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

          C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

          D. Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Previous General Partner to continue to qualify as a REIT, (ii) for the Previous General Partner otherwise to satisfy the REIT Requirements, (iii) to avoid the Previous General Partner incurring any taxes under Code
     Section 857 or Code Section 4981 or (iv) for the General Partner or the Special Limited Partner to continue to qualify as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)), is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

     Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

     Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                   ARTICLE 8

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

     Section 8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.

     Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

     Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6.D hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6.D hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

     Section 8.4 Return of Capital. Except pursuant to the rights of Redemption set forth in Section 8.6 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided in Article 6 hereof or otherwise expressly provided in this

Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

     Section 8.5  Rights of Limited Partners Relating to the Partnership.

          A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

             (1) to obtain a copy of (i) the most recent annual and quarterly reports filed with the SEC by the Previous General Partner or the General Partner pursuant to the Exchange Act and (ii) each report or other written communication sent to the shareholders of the Previous General Partner;

             (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Fiscal Year;

             (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

             (4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

             (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner.

          B. The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

          C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the General Partner or (ii) the Partnership or the General Partner is required by law or by agreements with unaffiliated third parties to keep confidential.

     Section 8.6  Redemption Rights of Qualifying Parties.

          A. After the first Twelve-Month Period, a Qualifying Party, but no other Limited Partner or Assignee, shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem all or a portion of the Redeemable Units held by such Tendering Party (such Redeemable Units being hereafter "Tendered Units") in exchange (a "Redemption") for the Cash Amount payable on the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Qualifying Party when exercising the Redemption right (the "Tendering Party"). The Partnership's obligation to effect a Redemption, however, shall not arise or be binding against the Partnership (i) until and unless there has been a Declination and (ii) before the Business Day following the Cut-Off Date. Regardless of the binding or non-binding nature of a pending Redemption, a Tendering Party shall have no right to receive distributions with respect to any Tendered Units (other than the Cash Amount) paid after delivery of the Notice of Redemption, whether or not the Partnership Record Date for such distribution precedes or coincides with such delivery of the Notice of Redemption. In the event of a Redemption, the Cash Amount shall be delivered as a certified check payable to the Tendering Party or, in the General Partner's sole and absolute discretion, in immediately available funds.

          B. Notwithstanding the provisions of Section 8.6.A hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit and the transfer restrictions and other limitations of the Charter, elect to cause the Previous General Partner to acquire some or all (such percentage being referred to as the "Applicable Percentage") of the Tendered Units from the Tendering Party in exchange for REIT Shares. In making such election to cause the Previous General Partner to acquire Tendered Units, the General Partner shall act in a fair, equitable and reasonable manner that neither prefers one group or class of Qualifying Parties over another nor discriminates against a group or class of Qualifying Parties. If the General Partner so elects, on the Specified Redemption Date the Tendering Party shall sell such number of the Tendered Units to the Previous General Partner in exchange for a number of REIT Shares equal to the product of the REIT Shares Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as the Previous General Partner may reasonably require in connection with the application of the Ownership Limit and other restrictions and limitations of the Charter to any such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in the Previous General Partner's view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Units by the Previous General Partner pursuant to this Section 8.6.B, the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units, and, upon notice to the Tendering Party by the General Partner or the Previous General Partner, given on or before the close of business on the Cut-Off Date, that the Previous General Partner has elected to acquire some or all of the Tendered Units pursuant to this Section 8.6.B, the obligation of the Partnership to effect a Redemption of the Tendered Units as to which the General Partner's notice relates shall not accrue or arise. The product of the Applicable Percentage and the REIT Shares Amount, if applicable, shall be delivered by the Previous General Partner as duly authorized, validly issued, fully paid and accessible REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Charter, the Bylaws of the Previous General Partner, the Securities Act and relevant state securities or "blue sky" laws. Neither any Tendering Party whose Tendered Units are acquired by the Previous General Partner pursuant to this Section 8.6.B, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the Previous General Partner or the General Partner to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 8.6.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the Previous General Partner and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. REIT Shares issued upon an acquisition of the Tendered Units by the Previous General Partner pursuant to this Section 8.6.B may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Previous General Partner in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

          C. Notwithstanding the provisions of Section 8.6.A and 8.6.B hereof, the Tendering Parties (i) where the Redemption would consist of less than all the Partnership Common Units held by Partners other than the General Partner and the Special Limited Partner, shall not be entitled to elect or effect a Redemption to the extent that the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner) would be reduced, as a result of the Redemption (or the acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof), to less than one percent (1%) and (ii) shall have no rights under this Agreement that would otherwise be prohibited under the Charter. To the extent that any attempted Redemption or acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof would be in violation of this Section 8.6.C, it shall be null and void ab initio, and the Tendering Party shall not acquire any rights or economic interests in REIT Shares otherwise issuable by the Previous General Partner under
     Section 8.6.B hereof.

          D. In the event that the Previous General Partner declines or fails to exercise its purchase rights pursuant to Section 8.6.B hereof following receipt of a Notice of Redemption (a "Declination"):

             (1) The Previous General Partner or the General Partner shall give notice of such Declination to the Tendering Party on or before the close of business on the Cut-Off Date. The failure of both the Previous General Partner and the General Partner to give notice of such Declination by the close of business on the Cut-Off Date shall itself constitute a Declination.

             (2) The Partnership may elect to raise funds for the payment of the Cash Amount either (a) by requiring that the General Partner contribute such funds from the proceeds of a registered public offering (a "Public Offering Funding") by the Previous General Partner of a number of REIT Shares ("Registrable Shares") equal to the REIT Shares Amount with respect to the Tendered Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership.

             (3) Promptly upon the General Partner's receipt of the Notice of Redemption and the Previous General Partner or the General Partner giving notice of the Previous General Partner's Declination, the General Partner shall give notice (a "Single Funding Notice") to all Qualifying Parties then holding a Partnership Interest (or an interest therein) and having Redemption rights pursuant to this Section 8.6 and require that all such Qualifying Parties elect whether or not to effect a Redemption of their Partnership Common Units to be funded through such Public Offering Funding. In the event that any such Qualifying Party elects to effect such a Redemption, it shall give notice thereof and of the number of Partnership Common Units to be made subject thereon in writing to the General Partner within ten (10) Business Days after receipt of the Single Funding Notice, and such Qualifying Party shall be treated as a Tendering Party for all purposes of this Section 8.6. In the event that a Qualifying Party does not so elect, it shall be deemed to have waived its right to effect a Redemption for the current Twelve-Month Period; provided, however, that the Previous General Partner shall not be required to acquire Partnership Common Units pursuant to this Section 8.6.D more than twice within a Twelve-Month Period.

     Any proceeds from a Public Offering Funding that are in excess of the Cash Amount shall be for the sole benefit of the Previous General Partner and/or the General Partner. The General Partner and/or the Special Limited Partner shall make a Capital Contribution of such amounts to the Partnership for an additional General Partner Interest and/or Limited Partner Interest. Any such contribution shall entitle the General Partner and the Special Limited Partner, as the case may be, to an equitable Percentage Interest adjustment.

          E. Notwithstanding the provisions of Section 8.6.B hereof, the Previous General Partner shall not, under any circumstances, elect to acquire Tendered Units in exchange for the REIT Shares Amount if such exchange would be prohibited under the Charter.

          F. Notwithstanding anything herein to the contrary (but subject to Section 8.6.C hereof), with respect to any Redemption (or any tender of Redeemable Units for Redemption if the Tendered Units are acquired by the Previous General Partner pursuant to Section 8.6.B hereof) pursuant to this
     Section 8.6:

             (1) All Partnership Common Units acquired by the Previous General Partner pursuant to Section 8.6.B hereof shall be contributed by the Previous General Partner to either or both of the General Partner and the Special Limited Partner in such proportions as the Previous General Partner, the General Partner and the Special Limited Partner shall determine. Any Partnership Common Units so contributed to the General Partner shall automatically, and without further action required, be converted into and deemed to be a General Partner Interest comprised of the same number of Partnership Common Units. Any Partnership Common Units so contributed to the Special Limited Partner shall remain outstanding.

             (2) Subject to the Ownership Limit, no Tendering Party may effect a Redemption for less than five hundred (500) Redeemable Units or, if such Tendering Party holds (as a Limited Partner or, economically, as an Assignee) less than five hundred (500) Redeemable Units, all of the Redeemable Units held by such Tendering Party.

             (3) Each Tendering Party (a) may effect a Redemption only once in each fiscal quarter of a Twelve-Month Period and (b) may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the Previous General Partner for a distribution to its shareholders of some or all of its portion of such Partnership distribution.

             (4) Notwithstanding anything herein to the contrary, with respect to any Redemption or acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, in the event that the Previous General Partner or the General Partner gives notice to all Limited Partners (but excluding any Assignees) then owning Partnership Interests (a "Primary Offering Notice") that the Previous General Partner desires to effect a primary offering of its equity securities then, unless the Previous General Partner and the General Partner otherwise consent, commencement of the actions denoted in Section 8.6.E hereof as to a Public Offering Funding with respect to any Notice of Redemption thereafter received, whether or not the Tendering Party is a Limited Partner, may be delayed until the earlier of (a) the completion of the primary offering or (b) ninety (90) days following the giving of the Primary Offering Notice.

             (5) Without the Consent of the Previous General Partner, no Tendering Party may effect a Redemption within ninety (90) days following the closing of any prior Public Offering Funding.

             (6) The consummation of such Redemption (or an acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             (7) The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provision of Section 11.5 hereof) all Redeemable Units subject to any Redemption, and be treated as a Limited Partner or an Assignee, as applicable, with respect to such Redeemable Units for all purposes of this Agreement, until such Redeemable Units are either paid for by the Partnership pursuant to Section 8.6.A hereof or transferred to the Previous General Partner (or directly to the General Partner or Special Limited Partner) and paid for, by the issuance of the REIT Shares, pursuant to Section 8.6.B hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, the Tendering Party shall have no rights as a shareholder of the Previous General Partner with respect to the REIT Shares issuable in connection with such acquisition.

     For purposes of determining compliance with the restrictions set forth in this Section 8.6.F, all Partnership Common Units beneficially owned by a Related Party of a Tendering Party shall be considered to be owned or held by such Tendering Party.

          G. In connection with an exercise of Redemption rights pursuant to this Section 8.6, the Tendering Party shall submit the following to the General Partner, in addition to the Notice of Redemption:

             (1) A written affidavit, dated the same date as the Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Tendering Party and (ii) any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, neither the Tendering Party nor any Related Party will own REIT Shares in excess of the Ownership Limit;

             (2) A written representation that neither the Tendering Party nor any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof on the Specified Redemption Date; and

             (3) An undertaking to certify, at and as a condition to the closing of (i) the Redemption or (ii) the acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Tendering Party and any Related Party remain unchanged from that disclosed in the affidavit required by
        Section 8.6.G(1) or (b) after giving effect to the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, neither the Tendering Party nor any Related Party shall own REIT Shares in violation of the Ownership Limit.

     Section 8.7  Partnership Right to Call Limited Partner
Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner) are less than one percent (1%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner Interests (other than the Special Limited Partner's Limited Partner Interest) by treating any Limited Partner as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 8.6 hereof for the amount of Partnership Common Units to be specified by the General Partner, in its sole and absolute discretion, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.7. Such notice given by the General Partner to a Limited Partner pursuant to this Section 8.7 shall be treated as if it were a Notice of Redemption delivered to the General Partner by such Limited Partner. For purposes of this Section 8.7, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may, in the General Partner's sole and absolute discretion, be treated as a Qualifying Party that is a Tendering Party and (b) the provisions of Sections 8.6.C(1), 8.6.F(2), 8.6.F(3) and 8.6.F(5) hereof shall not apply, but the remainder of Section 8.6 hereof shall apply, mutatis mutandis.

                                   ARTICLE 9

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

     Section 9.1  Records and Accounting.

          A. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.5.A or Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form for, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

          B. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership, the General Partner and the Previous General Partner may operate with integrated or consolidated accounting records, operations and principles.

     Section 9.2 Fiscal Year. The Fiscal Year of the Partnership shall be the calendar year.

     Section 9.3  Reports.

          A. As soon as practicable, but in no event later than one hundred five
     (105) days after the close of each Fiscal Year, the General Partner shall cause to be mailed to each Limited Partner, of record as of the close of the Fiscal Year, an annual report containing financial statements of the Partnership, or of the Previous General Partner if such statements are prepared solely on a consolidated basis with the Previous General Partner, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

          B. As soon as practicable, but in no event later than one hundred five
     (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner, of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Previous General Partner if such statements are prepared solely on a consolidated basis with the Previous General Partner, and such other information as may be required by applicable law or regulation or as the General Partner determines to be appropriate. At the request of any Limited Partner, the General Partner shall provide access to the books, records and workpapers upon which the reports required by this
     Section 9.3 are based, to the extent required by the Act.

                                   ARTICLE 10

                                  TAX MATTERS

     Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

     Section 10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the "recurring item" method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Partnership's Properties; provided, however, that, if the "recurring item" method of accounting is elected with respect to such property taxes, the Partnership shall pay the applicable property taxes prior to the date provided in Code Section 461(h) for purposes of determining economic performance. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

     Section 10.3  Tax Matters Partner.

          A. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.4 hereof. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable. At the request of any Limited Partner, the General Partner agrees to consult with such Limited Partner with respect to the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the filing of such returns shall be in the sole and absolute discretion of the General Partner.

          B. The tax matters partner is authorized, but not required:

             (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a "notice partner" (as defined in Code Section 6231) or a member of a "notice group" (as defined in Code Section 6223(b)(2));

             (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership's principal place of business is located;

             (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

             (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

             (5) to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

             (6) to take any other action on behalf of the Partners in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

     The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.

     Section 10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code
Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Funds of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited

Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

                                   ARTICLE 11

                           TRANSFERS AND WITHDRAWALS

     Section 11.1  Transfer.

          A. No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

          B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
     Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio.

          C. Notwithstanding the other provisions of this Article 11 (other than Section 11.6.D hereof), the Partnership Interests of the General Partner and the Special Limited Partner may be Transferred, in whole or in part, at any time or from time to time, to or among the Previous General Partner, the General Partner, the Special Limited Partner, and any other Person that is, at the time of such Transfer, a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner. Any transferee of the entire General Partner Interest pursuant to this Section 11.1.C shall automatically become, without further action or Consent of any Limited Partners, the sole general partner of the Partnership, subject to all the rights, privileges, duties and obligations under this Agreement and the Act relating to a general partner. Any transferee of a Limited Partner Interest pursuant to this Section 11.1.C shall automatically become, without further action or Consent of any Limited Partners, a Substituted Limited Partner. Upon any Transfer permitted by this Section 11.1.C, the transferor Partner shall be relieved of all its obligations under this Agreement. The provisions of Section 11.2.B (other than the last sentence thereof), 11.3, 11.4.A and 11.5 hereof shall not apply to any Transfer permitted by this Section 11.1.C.

     Section 11.2  Transfer of General Partner's Partnership Interest.

          A. The General Partner may not Transfer any of its General Partner Interest or withdraw from the Partnership except as provided in Sections 11.2.B and 11.2.C hereof.

          B. The General Partner shall not withdraw from the Partnership and shall not Transfer all or any portion of its interest in the Partnership (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) without the Consent of the Limited Partners, which Consent may be given or withheld in the sole and absolute discretion of the Limited Partners. Upon any Transfer of such a Partnership Interest pursuant to the Consent of the Limited Partners and otherwise in accordance with the provisions of this Section 11.2.B, the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest, and such Transfer shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners. In the event that the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon the bankruptcy of the General Partner, a Majority in Interest of the Limited Partners may elect to continue the Partnership business by selecting a successor General Partner in accordance with the Act.

          C. The General Partner may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than the General Partner Interest held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units.

     Section 11.3  Limited Partners' Rights to Transfer.

          A. General. Prior to the end of the first Twelve-Month Period, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the Consent of the General Partner, which Consent may be withheld in its sole and absolute discretion; provided, however, that any Limited Partner may, at any time, without the consent of the General Partner, (i) Transfer all or part of its Partnership Interest to any Designated Party, any Family Member, any Controlled Entity or any Affiliate, provided that the transferee is, in any such case, a Qualified Transferee, or (ii) pledge (a "Pledge") all or any portion of its Partnership Interest to a lending institution, that is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit, and Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a "Permitted Transfer"). After such first Twelve-Month Period, each Limited Partner, and each transferee of Partnership Units or Assignee pursuant to a Permitted Transfer, shall have the right to Transfer all or any portion of its Partnership Interest to any Person, subject to the provisions of Section 11.6 hereof and to satisfaction of each of the following conditions:

             (1) General Partner Right of First Refusal. The transferring Partner shall give written notice of the proposed Transfer to the General Partner, which notice shall state (i) the identity of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the Transferred Partnership Units. The General Partner shall have ten (10) Business Days upon which to give the Transferring Partner notice of its election to acquire the Partnership Units on the proposed terms. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that in the event that the proposed terms involve a purchase for cash, the General Partner may at its election deliver in lieu of all or any portion of such cash a note payable to the Transferring Partner at a date as soon as reasonably practicable, but in no event later than one hundred eighty (180) days after such purchase, and bearing interest at an annual rate equal to the total dividends declared with respect to one (1) REIT Share for the four
        (4) preceding fiscal quarters of the General Partner, divided by the Value as of the closing of such purchase; provided, further, that such closing may be deferred to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and any other applicable requirements of law. If it does not so elect, the Transferring Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

             (2) Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of Section 11.3.A(3) hereof may be to a separate Qualified Transferee.

             (3) Minimum Transfer Restriction. Any Transferring Partner must Transfer not less than the lesser of (i) the greater of five hundred
        (500) Partnership Units or one-third ( 1/3) of the number of Partnership Units owned by such Partner as of the Effective Date or (ii) all of the remaining Partnership Units owned by such Transferring Partner; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.

             (4) Transferee Agreement to Effect a Redemption. Any proposed transferee shall deliver to the General Partner a written agreement reasonably satisfactory to the General Partner to the effect that the transferee will, within six (6) months after consummation of a Partnership Common Units Transfer, tender its Partnership Common Units for Redemption in accordance with the terms of the Redemption rights provided in Section 8.6 hereof.

             (5) No Further Transfers. The transferee (other than a Designated Party) shall not be permitted to effect any further Transfer of the Partnership Units, other than to the General Partner.

             (6) Exception for Permitted Transfers. The conditions of Sections 11.3.A(1) through 11.3.A(5) hereof shall not apply in the case of a Permitted Transfer.

     It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the first Twelve-Month Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all ownership limitations (including, without limitation, the Ownership Limit) contained in the Charter that may limit or restrict such transferee's ability to exercise its Redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

          B. Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

          C. Opinion of Counsel. In connection with any Transfer of a Limited Partner Interest, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 11.3 by a Limited Partner of Partnership Interests.

          D. Adverse Tax Consequences. No Transfer by a Limited Partner of its Partnership Interests (including any Redemption, any other acquisition of Partnership Units by the General Partner or any acquisition of Partnership Units by the Partnership) may be made to any person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation, or (ii) such Transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704.

     Section 11.4  Substituted Limited Partners.

          A. No Limited Partner shall have the right to substitute a transferee (including any Designated Party or other transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Limited Partner in its place. A transferee (including, but not limited to, any Designated Party) of the interest of a Limited

     Partner may be admitted as a Substituted Limited Partner only with the Consent of the General Partner, which Consent may be given or withheld by the General Partner in its sole and absolute discretion. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement,
     (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee's admission as a Substituted Limited Partner.

          B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

          C. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

     Section 11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under
Section 11.3 hereof as a Substituted Limited Partner, as described in Section
11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article 11, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 8.6 hereof with respect to a Qualifying Party that becomes a Tendering Party), and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

     Section 11.6  General Provisions.

          A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner's Partnership Units in accordance with this Article 11, with respect to which the transferee becomes a Substituted Limited Partner, or pursuant to a redemption (or acquisition by the Previous General Partner) of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof and/or pursuant to any Partnership Unit Designation.

          B. Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof and/or pursuant to any Partnership Unit Designation or (iii) to the Previous General Partner or the General Partner, whether or not pursuant to Section 8.6.B hereof, shall cease to be a Limited Partner.

          C. If any Partnership Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Partnership, or acquired by the Previous General Partner pursuant to Section 8.6 hereof, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner (including, without limitation, the General Partner and the Special Limited Partner as transferees of the Previous General Partner in the case of an acquisition of Partnership Common Units pursuant to
     Section 8.6 hereof), by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or a Redemption occurs shall be allocated to the transferor Partner or the Tendering Party, as the case may be, if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

          D. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the Previous General Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer would cause either (a) the Previous General Partner to cease to comply with the REIT Requirements or (b) the General Partner or the Special Limited Partner to cease to qualify as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2); (v) if such Transfer would, in the opinion of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the Redemption (or acquisition by the Previous General Partner) of all Partnership Common Units held by all Limited Partners other than the Special Limited Partner); (vi) if such Transfer would, in the opinion of legal counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by the Previous General Partner) of all Partnership Common Units held by all Limited Partners other than the Special Limited Partner); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in ERISA Section 3(14)) or a "disqualified person" (as defined in Code Section 4975(c)); (viii) if such Transfer would, in the opinion of legal counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (ix) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (x) if such Transfer causes the Partnership to become a "publicly traded partnership," as such term is defined in Code Section 469(k)(2) or Code 7704(b); (xi) if such Transfer would cause the Partnership to have more than five hundred (500) partners (including as partners those persons indirectly owning an interest in the Partnership through a partnership, limited liability company, subchapter S corporation or grantor trust); (xii) if such Transfer causes the Partnership (as opposed to the Previous General Partner or the General Partner) to become a reporting company under the Exchange Act; or (xiii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

                                   ARTICLE 12

                             ADMISSION OF PARTNERS

     Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner's General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

     Section 12.2  Admission of Additional Limited Partners.

          A. After the admission to the Partnership of an Original Limited Partner on the date hereof, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person and
     (iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

          B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

          C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

     Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to
Section 2.4 hereof.

     Section 12.4 Admission of Initial Limited Partners. The Persons listed on Exhibit A as limited partners of the Partnership shall be admitted to the Partnership as Limited Partners upon their execution and delivery of this Agreement.

     Section 12.5 Limit on Number of Partners. No Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.

                                   ARTICLE 13

                    DISSOLUTION, LIQUIDATION AND TERMINATION

     Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a "Liquidating Event"):

          A. the expiration of its term as provided in Section 2.5 hereof;

          B. an event of withdrawal, as defined in the Act (including, without limitation, bankruptcy), of the sole General Partner unless, within ninety
     (90) days after the withdrawal, a "majority in interest" (as such phrase is used in Section 17-801(3) of the Act) of the remaining Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

          C. an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the Consent of the Limited Partners;

          D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

          E. the occurrence of a Terminating Capital Transaction;

          F. the Redemption (or acquisition by the Previous General Partner, the General Partner and/or the Special Limited Partner) of all Partnership Common Units other than Partnership Common Units held by the General Partner or the Special Limited Partner; or

          G. the Redemption (or acquisition by the General Partner) of all Partnership Common Units other than Partnership Common Units held by the General Partner.

     Section 13.2  Winding Up.

          A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Limited Partners (the General Partner or such other Person being referred to herein as the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the Previous General Partner) shall be applied and distributed in the following order:

             (1) First, to the satisfaction of all of the Partnership's debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

             (2) Second, to the satisfaction of all of the Partnership's debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;

             (3) Third, to the satisfaction of all of the Partnership's debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

             (4) Subject to the terms of any Partnership Unit Designation, the balance, if any, to the General Partner, the Limited Partners and any Assignees in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

     The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

          B. Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of
     Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

          C. In the event that the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the Partners and Assignees that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.

     Section 13.3 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 13, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership's Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. Instead, for federal income tax purposes the Partnership shall be deemed to have distributed the Property in kind to the Partners and the Assignees, who shall be deemed to have assumed and taken such Property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners and the Assignees shall be deemed to have recontributed the Partnership

Property in kind to the Partnership, which shall be deemed to have assumed and taken such Property subject to all such liabilities; provided, however, that nothing in this Section 13.3 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section
11.4 hereof.

     Section 13.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Limited Partner shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

     Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and, in the General Partner's sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

     Section 13.6 Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

     Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

                                   ARTICLE 14

     PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS; AMENDMENTS; MEETINGS

     Section 14.1 Procedures for Actions and Consents of Partners. The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.

     Section 14.2 Amendments. Amendments to this Agreement may be proposed by the General Partner or by a Majority in Interest of the Limited Partners. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner's recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

     Section 14.3  Meetings of the Partners.

          A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by a Majority in Interest of the Limited Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.3.B hereof.

          B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement for the action in question). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

          C. Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

          D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner's shareholders and may be held at the same time as, and as part of, the meetings of the General Partner's shareholders.

                                   ARTICLE 15

                               GENERAL PROVISIONS

     Section 15.1 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

     Section 15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" or "Sections" are to Articles and Sections of this Agreement.

     Section 15.3 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     Section 15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     Section 15.6  Waiver.

          A. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

          B. The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Limited Partner, (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners, (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state "blue sky" or other securities laws; provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

     Section 15.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

     Section 15.8 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

     Section 15.9 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership.

     Section 15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     Section 15.11 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a "REIT Payment"), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Fiscal Year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of:

          (i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner's total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (H) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or

          (ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner's total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments);

provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the REIT Partner's ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Fiscal Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Fiscal Year. The purpose of the limitations contained in this Section 15.11 is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner's share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.11 shall be interpreted and applied to effectuate such purpose.

     Section 15.12 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

     Section 15.13 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                            PREVIOUS GENERAL PARTNER:

                                            APARTMENT INVESTMENT AND MANAGEMENT
                                            COMPANY

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice Chairman

                                            GENERAL PARTNER:

                                            AIMCO-GP, INC.

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice President

                                            SPECIAL LIMITED PARTNER:

                                            AIMCO-LP, INC.

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice President

                                            LIMITED PARTNERS:

                                            By: AIMCO-GP, INC.,
                                            as attorney-in-fact

                                            By:     /s/ PETER KOMPANIEZ
                                              ----------------------------------
                                              Name: Peter Kompaniez
                                              Title: Vice President

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                             BAYWOOD PARTNERS, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-13
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-15
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-17
  Conflicts of Interest........................   S-17
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Baywood
    Partners, Ltd..............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72

                                                  PAGE
                                                  ----
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-77

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Baywood Partners, Ltd. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System". There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                     CLASS A             PARTNERSHIP
                                                  COMMON STOCK              COMMON
                                           ---------------------------      UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)...............................  $                        --          --
  Third Quarter..........................  $41      $30 15/16 $     --     $    --
  Second Quarter.........................   38 7/8   36 1/2     0.5625      0.5625
  First Quarter..........................   38 5/8   34 1/4     0.5625      0.5625
1997
  Fourth Quarter.........................   38       32         0.5625      0.5625
  Third Quarter..........................   36 3/16  28 1/8     0.4625      0.4625
  Second Quarter.........................   29 3/4   26         0.4625      0.4625
  First Quarter..........................   30 1/2   25 1/2     0.4625      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8     0.4625      0.4625
  Third Quarter..........................   22       18 3/8     0.4250      0.4250
  Second Quarter.........................   21       18 3/8     0.4250      0.4250
  First Quarter..........................   21 1/8   19 3/8     0.4250      0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $4,640.63 per unit for the six months ended June 30, 1998 (equivalent to $9,281.26 on an annual basis). We
     will pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $       per
     year on the number of Tax-Deferral   % Preferred OP Units or distributions
     of $     per year on the number of Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary dies not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Another option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying

     Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To
be eligible to receive Tax-Deferral      % Preferred OP Units, Tax-Deferral
Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered pursuant to the offer will be deemed to
take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership has no such limitation.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual management fee equal to 5% of the Net Cash Flow (as defined in your partnership's agreement of limited partnership) of your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $64,690 in 1996, $65,846 in 1997 and $32,547 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Baywood Partners, Ltd. is an Alabama limited partnership which was formed on January 1, 1979 for the purpose of owning and operating an apartment property located in Gretna, Louisiana, known as "Baywood Apartments." In 1979, it completed a private placement of units that raised net proceeds of approximately $1,984,000. Baywood Apartments consists of 226 apartment units. Your partnership has no employees.

     Property Management. Since November, 1992, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2015, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $4,358,066, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October, 2003. Your partnership also has a second mortgage note outstanding of $142,290, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                  JUNE 30, 1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,150,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

            SUMMARY FINANCIAL INFORMATION OF BAYWOOD PARTNERS, LTD.

     The summary financial information of Baywood Partners, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Baywood Partners, Ltd. for the years ended December 31, 1997 and 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                             BAYWOOD PARTNERS, LTD.

                                   FOR THE SIX MONTHS
                                     ENDED JUNE 30,                            FOR THE YEAR ENDED DECEMBER 31,
                               ---------------------------   -------------------------------------------------------------------
                                   1998           1997          1997          1996          1995          1994          1993
                               ------------   ------------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
Total Revenues...............      654,689        668,107      1,324,481     1,325,546     1,297,874     1,237,530     1,200,446
Net Income/(Loss)............      103,558        132,679        162,269       168,889       135,571        20,748        55,605
BALANCE SHEET DATA:
Real Estate, Net of
  Accumulated Depreciation...    1,669,602      1,603,008      1,644,680     1,580,737     1,479,267     1,411,587     1,370,493
Total Assets.................    2,512,440      2,574,936      2,589,028     2,590,558     2,537,235     2,761,627     2,686,639
Mortgage Notes Payable,
  including Accrued
  Interest...................    4,454,816      4,505,759      4,469,935     4,518,594     4,563,624     4,605,295     4,644,184
Partners'
  Capital/(Deficit)..........   (2,023,346)    (2,004,343)    (1,974,753)   (2,040,052)   (2,158,589)   (2,041,647)   (2,062,395)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                     AIMCO OPERATING
                                                                       PARTNERSHIP              YOUR PARTNERSHIP
                                                                -------------------------   -------------------------
                                                                SIX MONTHS                  SIX MONTHS
                                                                  ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                                 JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                   1998          1997          1998          1997
                                                                ----------   ------------   ----------   ------------
Cash distributions per unit outstanding...................        $1.125        $1.85       $4,640.63     $3,030.31

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multihousing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $4,640.63 per unit (equivalent to $9,281.26 on an annualized basis). This is equivalent to distributions of
$       per year on the number of tax-deferral        % Preferred OP Units, or
distributions of $       per year on the number of tax deferral Common OP Units,
that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP
Units that we are offering are expected to be        , immediately following our
offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Another option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
and the Tax-Deferral   % Preferred Units rank equal to six other outstanding
classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                  , 1998 (iii) any extraordinary
     or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $       .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK


           PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $4,640.63 (equivalent to $9,281.26
     on an annualized basis). This is equivalent to distributions of $       per
     year on the number of tax-deferral        % Preferred OP Units, or
     distributions of $       per year on the number of tax deferral Common OP
     Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.


       YOUR PARTNERSHIP                         AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Alabama law for the purpose of owning and              Delaware limited partnership. The AIMCO Operating
managing Baywood Apartments.                                 Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash Flow (as defined in your              of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2015.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed for the sole purpose        The purpose of the AIMCO Operating Partnership is to
of being the sole limited partner of Baywood                 conduct any business that may be lawfully conducted by
Apartments, Ltd., an Alabama limited partnership, which      a limited partnership organized pursuant to the
holds your partnership's property. Subject to                Delaware Revised Uniform Limited Partnership Act (as
restrictions contained in your partnership's agreement       amended from time to time, or any successor to such
of limited partnership, your partnership may perform         statute) (the "Delaware Limited Partnership Act"),
any acts to accomplish the foregoing including, without      provided that such business is to be conducted in a
limitation, borrowing funds and creating liens.              manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit up to 32 additional           Partnership for any partnership purpose from time to
limited partners by selling not more than 1,984 units        time to the limited partners and to other persons, and
for cash and notes to selected persons who fulfill the       to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership and its              The AIMCO Operating Partnership may lend or contribute
affiliates may make loans to your partnership but is         funds or other assets to its subsidiaries or other
precluded from receiving interest in excess of what          persons in which it has an equity investment, and such
would be charged by unrelated banks for comparable           persons may borrow funds from the AIMCO Operating
loans. Your partnership is prohibited from making loans      Partnership, on terms and conditions established in the
to the general partner, the limited partners or any          sole and absolute discretion of the general partner. To
their affiliates and cannot sell or lease its interest       the extent consistent with the business purpose of the
in your partnership's property to the general partner,       AIMCO Operating Partnership and the permitted
the limited partners or any of their affiliates.             activities of the general partner, the AIMCO Operating
                                                             Partnership may transfer assets to joint ventures,
                                                             limited liability companies, partnerships,
                                                             corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and execute promissory notes secured by      restrictions on borrowings, and the general partner has
a mortgage on your partnership's property, provided          full power and authority to borrow money on behalf of
that your partnership may borrow only such amounts for       the AIMCO Operating Partnership. The AIMCO Operating
which it can reasonably expect to meets debt service         Partnership has credit agreements that restrict, among
requirements from anticipated Net Cash Flow and may not      other things, its ability to incur indebtedness. See
issue senior securities except as set forth in your          "Risk Factors -- Risks of Significant Indebtedness" in
partnership's agreement of limited partnership.              the accompanying Prospectus.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles limited partners to review the records of your      with a statement of the purpose of such demand and at
partnership at reasonable times upon reasonable notice       such OP Unitholder's own expense, to obtain a current
at the location where such records are kept by your          list of the name and last known business, residence or
partnership.                                                 mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership has complete         All management powers over the business and affairs of
discretion in the management and control of the              the AIMCO Operating Partnership are vested in AIMCO-GP,
business of your partnership, except to the extent           Inc., which is the general partner. No OP Unitholder
specifically limited by your partnership's agreement of      has any right to participate in or exercise control or
limited partnership or by law. No limited partner may        management power over the business and affairs of the
take part in the management of the business of your          AIMCO Operating Partnership. The OP Unitholders have
partnership, transact any business for your partnership      the right to vote on certain matters described under
or have the power to sign for or bind your partnership       "Comparison of Ownership of Your Units and AIMCO OP
to any agreement or document.                                Units -- Voting Rights" below. The general partner may
                                                             not be removed by the OP Unitholders with or without
                                                             cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Your partnership's agreement of limited partnership          Notwithstanding anything to the contrary set forth in
does not limit the liability of the general partner to       the AIMCO Operating Partnership Agreement, the general
your partnership or the limited partners for any act         partner is not liable to the AIMCO Operating
performed in its capacity as general partner. However,       Partnership for losses sustained, liabilities incurred
your partnership will indemnify and save harmless the        or benefits not derived as a result of errors in
general partner of your partnership, its officers,           judgment or mistakes of fact or law of any act or
directors, employees, affiliates, designees and              omission if the general partner acted in good faith.
nominees from any loss or damage, including legal fees       The AIMCO Operating Partnership Agreement provides for
and expenses and amounts paid in settlement, incurred        indemnification of AIMCO, or any director or officer of
by any of them on behalf of your partnership or in           AIMCO (in its capacity as the previous general partner
furtherance of your partnership's interest, provided         of the AIMCO Operating Partnership), the general
that the general partner or other person sued will not       partner, any officer or director of general partner or
be entitled to indemnification for losses sustained by       the AIMCO Operating Partnership and such other persons
reason of its negligence, gross negligence, willful          as the general partner may designate from and against
misconduct or breach of fiduciary obligations.               all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the general partner of your partnership         has exclusive management power over the business and
may be removed and an additional or substitute general       affairs of the AIMCO Operating Partnership. The general
partner may be elected upon the written consent or           partner may not be removed as general partner of the
affirmative vote of the limited partners owning a            AIMCO Operating Partnership by the OP Unitholders with
majority of the limited partnership units outstanding.       or without cause. Under the AIMCO Operating Partnership
Such actions may be taken without the consent of the         Agreement, the general partner may, in its sole
existing general partner or any general partner who has      discretion, prevent a transferee of an OP Unit from
been removed. With the consent of a majority in              becoming a substituted limited partner pursuant to the
interest of the limited partners, the general partner        AIMCO Operating Partnership Agreement. The general
may add or substitute any other person as general            partner may exercise this right of approval to deter,
partner. Upon ninety days notice, a general partner may      delay or hamper attempts by persons to acquire a
resign provided that your partnership has a remaining        controlling interest in the AIMCO Operating Partner-
corporation general partner who is qualified to act as       ship. Additionally, the AIMCO Operating Partnership
such or the remaining individual general partners have       Agreement contains restrictions on the ability of OP
an aggregate net worth that is substantial. A limited        Unitholders to transfer their OP Units. See
partner may not transfer his interests in your               "Description of OP Units -- Transfers and Withdrawals"
partnership without the consent of the general partner,      in the accompanying Prospectus.
provided that a limited partner may make a gratuitous
transfer to certain specified individuals.

                    Amendment of Your Partnership Agreement


Amendments to your partnership's agreement of limited        With the exception of certain circumstances set forth
partnership may be proposed by the general partner of        in the AIMCO Operating Partnership Agreement, whereby
your partnership or by limited partners owning at least      the general partner may, without the consent of the OP
10% of the then outstanding limited partnership              Unitholders, amend the AIMCO Operating Partnership
interests. Approval by a majority of the then                Agreement, amendments to the AIMCO Operating
outstanding limited partnership interests is necessary       Partnership Agreement require the consent of the
to effect an amendment to your partnership's agreement       holders of a majority of the outstanding Common OP
of limited partnership. In addition, the general             Units, excluding AIMCO and certain other limited
partner may amend your partnership's agreement of            exclusions (a "Majority in Interest"). Amendments to
limited partnership from time to time to add                 the AIMCO Operating Partnership Agreement may be
representations, duties or obligation of the general         proposed by the general partner or by holders of a
partner or to surrender rights granted to the general        Majority in Interest. Following such proposal, the
partner, cure any ambiguity or make modifications            general partner will submit any proposed amendment to
required by state or Federal securities law.                 the OP Unitholders. The general partner will seek the
Notwithstanding the foregoing, certain provisions of         written consent of the OP Unitholders on the proposed
your partnership's agreement of limited partnership are      amendment or will call a meeting to vote thereon. See
not subject to amendment in any case.                        "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives an annual management fee equal to 5% of the         capacity as general partner of the AIMCO Operating
Net Cash Flow (as defined in your partnership's              Partnership. In addition, the AIMCO Operating Part-
agreement of limited partnership. Moreover, the general      nership is responsible for all expenses incurred
partner or certain affiliates may be entitled to             relating to the AIMCO Operating Partnership's ownership
compensation for additional services rendered.               of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is personally liable         negligence, no OP Unitholder has personal liability for
for any of the debts of your partnership or any of the       the AIMCO Operating Partnership's debts and
losses thereof beyond the amount contributed by the          obligations, and liability of the OP Unitholders for
limited partner to the capital of your partnership, its      the AIMCO Operating Partnership's debts and obligations
notes for capital contributions to your partnership and      is generally limited to the amount of their invest-
the limited partner's share of undistributed profits of      ment in the AIMCO Operating Partnership. However, the
your partnership.                                            limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Your partnership's agreement of limited partnership          Unless otherwise provided for in the relevant
provides that the general partner must manage and            partnership agreement, Delaware law generally requires
control the affairs of your partnership to the best of       a general partner of a Delaware limited partnership to
its ability and use its best efforts to carry out the        adhere to fiduciary duty standards under which it owes
purposes of your partnership. The general partner must       its limited partners the highest duties of good faith,
diligently and faithfully devote such of its time to         fairness and loyalty and which generally prohibit such
the business of your partnership at it deems necessary       general partner from taking any action or engaging in
to conduct it for the greatest advantage of your             any transaction as to which it has a conflict of
partnership. The general partner has a fiduciary             interest. The AIMCO Operating Partnership Agreement
responsibility for the safekeeping and use of all funds      expressly authorizes the general partner to enter into,
and assets of your partnership, whether or not in its        on behalf of the AIMCO Operating Partnership, a right
immediate possession or control and may not employ, or       of first opportunity arrangement and other conflict
permit another to employ, such funds or assets in any        avoidance agreements with various affiliates of the
manner except for the exclusive benefit of your              AIMCO Operating Partnership and the general partner, on
partnership.                                                 such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS


       YOUR UNITS               PREFERRED OP UNITS             COMMON OP UNITS

                               Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, limited          applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners have voting rights in           Operating Partnership Agreement,         have voting rights only with
certain circumstances and are not        the holders of the Preferred OP          respect to certain limited matters
deemed to take part in the control       Units will have the same voting          such as certain amendments and
of your partnership by virtue of         rights as holders of the Common OP       termination of the AIMCO Operating
their voting rights. An affirmative      Units. See "Description of OP            Partnership Agreement and certain
vote by holders of a majority of         Units" in the accompanying               transactions such as the
the outstanding units is necessary       Prospectus. So long as any               institution of bankruptcy
for: the removal of the general          Preferred OP Units are outstand-         proceedings, an assignment for the
partner, the election of an              ing, in addition to any other vote       benefit of creditors and certain
additional or substitute general         or consent of partners required by       transfers by the general partner of
partner, an amendment to your            law or by the AIMCO Operating            its interest in the AIMCO Operating
partnership's agreement of limited       Partnership Agree-                       Part-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

partnership and the dissolution of       ment, the affirmative vote or            nership or the admission of a
your partnership before the date of      consent of holders of at least 50%       successor general partner.
termination set forth in your            of the outstanding Preferred OP
partnership's agreement of limited       Units will be necessary for              Under the AIMCO Operating Partner-
partnership.                             effecting any amendment of any of        ship Agreement, the general partner
                                         the provisions of the Partnership        has the power to effect the
A general partner may cause the          Unit Designation of the Preferred        acquisition, sale, transfer,
dissolution of your partnership by       OP Units that materially and             exchange or other disposition of
retiring unless, the remaining           adversely affects the rights or          any assets of the AIMCO Operating
general partner elects to continue       preferences of the holders of the        Partnership (including, but not
your partnership or if the re-           Preferred OP Units. The creation or      limited to, the exercise or grant
maining general partner fails to do      issuance of any class or series of       of any conversion, option,
so, the limited partners owning          partnership units, including,            privilege or subscription right or
more the 50% of the then                 without limitation, any partner-         any other right available in
outstanding units elect to con-          ship units that may have rights          connection with any assets at any
tinue your partnership and, if           senior or superior to the Preferred      time held by the AIMCO Operating
necessary, elect a new general           OP Units, shall not be deemed to         Partnership) or the merger,
partner.                                 materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


The general partner of your              Holders of Preferred OP Units will       Subject to the rights of holders of
partnership annually distributes         be entitled to receive, when and as      any outstanding Preferred OP Units,
substantially all of your                declared by the board of directors       the AIMCO Operating Partnership
partnership's Net Cash Flow (as          of the general partner of the AIMCO      Agreement requires the general
defined in your partnership's            Operating Partnership, quarterly         partner to cause the AIMCO
agreement of limited partnership)        cash distributions at the rate of        Operating Partnership to dis-
with each partner receiving their        $      per Preferred OP Unit;            tribute quarterly all, or such
pro rata share in accordance with        provided, however, that at any time      portion as the general partner may
their ownership of units. Any pro-       and from time to time on or after        in its sole and absolute discretion
ceeds received from the sale or          the fifth anniversary of the issue       determine, of Available Cash (as
refinancing of your partnership's        date of the Preferred OP Units, the      defined in the AIMCO Operating
property will be distributed in          AIMCO Operating Partnership may          Partnership Agreement) generated by
accordance with your part-               adjust the annual distribution rate      the AIMCO Operating Partnership
nership's agreement of limited           on the Preferred OP Units to the         during such quarter to the general
partnership. The distributions           lower of (i)     % plus the annual       partner, the special limited
payable to the partners are not          interest rate then applicable to         partner and the holders of Common
fixed in amount and depend upon the      U.S. Treasury notes with a maturity      OP Units on the record date
operating results and net sales or       of five years, and (ii) the annual       established by the general partner
refinancing proceeds available from      dividend rate on the most recently       with respect to such quarter, in
the disposition of your                  issued AIMCO non-convertible             accordance with their respective
partnership's assets. The general        preferred stock which ranks on a         interests in the AIMCO Operating
partner designates a record date to      parity with its Class H Cumu-            Partnership on such record date.
determine partners entitled to cash                                               Holders of any other Pre-
distributions which is not be less

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

than fifteen days nor more the           lative Preferred Stock. Such             ferred OP Units issued in the
thirty days before the                   distributions will be cumulative         future may have priority over the
distribution. No limited partner         from the date of original issue.         general partner, the special
has priority over any other limited      Holders of Preferred OP Units will       limited partner and holders of
partner as to distributions. Your        not be entitled to receive any           Common OP Units with respect to
partnership has made distributions       distributions in excess of               distributions of Available Cash,
in the past and is projected to          cumulative distributions on the          distributions upon liquidation or
make distributions in 1998.              Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may not transfer       There is no public market for the        There is no public market for the
or assign any or any portion of his      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
interest in his limited partnership      Preferred OP Units are not listed        nership Agreement restricts the
interest unless the general partner      on any securities exchange. The          transferability of the OP Units.
consents (which consent may be           Preferred OP Units are subject to        Until the expiration of one year
withheld at the sole discretion of       restrictions on transfer as set          from the date on which an OP
the general partner) and the             forth in the AIMCO Operating             Unitholder acquired OP Units,
limited partner complies with            Partnership Agreement.                   subject to certain exceptions, such
applicable state and Federal                                                      OP Unitholder may not transfer all
securities laws. In addition, no         Pursuant to the AIMCO Operating          or any portion of its OP Units to
transfer may be made of less than        Partnership Agreement, until the         any transferee without the consent
30 units. Notwithstanding the            expiration of one year from the          of the general partner, which
foregoing, a limited partner may         date on which a holder of Preferred      consent may be withheld in its sole
gratuitously transfer all or any         OP Units acquired Preferred OP           and absolute discretion. After the
portion of his interest in his           Units, subject to certain                expiration of one year, such OP
limited partnership interest to his      exceptions, such holder of               Unitholder has the right to
spouse, any member of his family, a      Preferred OP Units may not transfer      transfer all or any portion of its
trust for the benefit of those           all or any portion of its Pre-           OP Units to any person, subject to
individuals or a corporation in          ferred OP Units to any transferee        the satisfaction of certain
which such partner has a majority        without the consent of the general       conditions specified in the AIMCO
interest. No assignment or               partner, which consent may be            Operating Partnership Agreement,
transfers will be permitted if such      withheld in its sole and absolute        including the general partner's
assignment or transfer would result      discretion. After the expiration of      right of first refusal. See
in 50% or more of the limited            one year, such holders of Preferred      "Description of OP Units --
partnership interest being assigned      OP Units has the right to transfer       Transfers and Withdrawals" in the
or transferred within any                all or any portion of its Preferred      accompanying Prospectus.
twelve-month period.                     OP Units to any person, subject to
                                         the satisfaction of

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

There are no redemption rights           certain conditions specified in the      After the first anniversary of
associated with your units.              AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual management fee equal to 5% of the Net Cash Flow (as defined in your partnership's agreement of limited partnership) from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $64,690 in 1996, $65,846 in 1997 and $32,547 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL

     Baywood Partners, Ltd. is an Alabama limited partnership which raised net proceeds of approximately $1,984,000 in 1979 through a private offering. The promoter for the private offering of your partnership was Angeles Properties, Inc. Insignia acquired your partnership in November, 1992. AIMCO acquired Insignia in October, 1998. There are currently a total of 35 limited partners of your partnership and a total of 32 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the multi-family property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on January 1, 1979 for the purpose of owning and operating an apartment property located in Gretna, Louisiana, known as "Baywood Apartments." Your partnership's property consists of 226 apartment units. There are 104 one-bedroom apartments, 76 two-bedroom apartments and 46 three-bedroom apartments. Your partnership's property had an average occupancy rate of approximately 96.02% in 1996 and 96.02% in 1997.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November, 1992, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $64,690, $65,846 and $32,547, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2015 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $4,358,066, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October, 2003. Your partnership also has a second mortgage note outstanding of $142,290, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The financial statements have been prepared on an income tax basis. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Baywood Partners, Ltd. taken from the financial statements described above. The amounts for 1993 have been derived from audited financial statements which are not included in this Prospectus Supplement. See "Index to Financial Statements."

                                                                  BAYWOOD PARTNERS, LTD.
                              -----------------------------------------------------------------------------------------------
                                      JUNE 30,                                       DECEMBER 31,
                              -------------------------   -------------------------------------------------------------------
                                 1998          1997          1997          1996          1995          1994          1993
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents...  $   320,795   $   433,338   $   419,804   $   509,885   $   484,322   $   635,814   $   442,664
Land & Building.............    4,984,040     4,820,948     4,910,869     4,750,428     4,565,005     4,336,146     4,192,102
Accumulated Depreciation....   (3,314,438)   (3,217,940)   (3,266,189)   (3,169,691)   (3,085,738)   (2,924,559)   (2,821,609)
Other Assets................      522,043       538,590       524,544       499,936       573,646       714,226       873,482
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets.......  $ 2,512,440   $ 2,574,936   $ 2,589,028   $ 2,590,558   $ 2,537,235   $ 2,761,627   $ 2,686,639
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest..................    4,454,816     4,505,759     4,469,935     4,518,594     4,563,624     4,605,295     4,644,184
Other Liabilities...........       80,970        73,520        93,846       112,016       132,200       197,979       104,850
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total
           Liabilities......  $ 4,535,786   $ 4,579,279   $ 4,563,781   $ 4,630,610   $ 4,695,824   $ 4,803,274   $ 4,749,034
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital
  (Deficit).................  $(2,023,346)  $(2,004,343)  $(1,974,753)  $(2,040,052)  $(2,158,589)  $(2,041,647)  $(2,062,395)
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                        BAYWOOD PARTNERS, LTD.
                                         ------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                                ENDED                               FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                         -------------------   --------------------------------------------------------------
                                           1998       1997        1997         1996         1995         1994         1993
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.........................  $622,964   $633,444   $1,251,888   $1,253,668   $1,227,468   $1,121,158   $1,130,064
Other Income...........................    31,725     34,663       72,593       71,878       70,406      116,372       70,382
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Revenue.................  $654,689   $668,107   $1,324,481   $1,325,546   $1,297,874   $1,237,530   $1,200,446
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................   275,778    271,198      593,179      590,698      519,148      627,459      464,102
General & Administrative...............    25,099     11,865       36,996       50,012       42,841       47,220      136,090
Depreciation...........................    48,249     48,249       96,498       83,953      161,178      113,527      107,962
Interest Expense.......................   176,887    179,171      386,668      389,778      394,004      383,204      387,540
Property Taxes.........................    25,118     24,945       48,871       42,216       45,132       45,372       49,147
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Expenses................  $551,131   $535,428   $1,162,212   $1,156,657   $1,162,303   $1,216,782   $1,144,841
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Net Income.............................  $103,558   $132,679   $  162,269   $  168,889   $  135,571   $   20,748   $   55,605
                                         ========   ========   ==========   ==========   ==========   ==========   ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $103,558 for the six months ended June 30, 1998, compared to $132,679 for the six months ended June 30, 1997. The decrease in net income of $29,121, or 21.95% is due to a decrease in rental revenues and an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $654,689 for the six months ended June 30, 1998, compared to $668,107 for the six months ended June 30, 1997, a decrease of $13,418, or 2.01%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $275,778 for the six months ended June 30, 1998, compared to $271,198 for the six months ended June 30, 1997, an increase of $4,580 or 1.69%. Management expenses totaled $32,547 for the six months ended June 30, 1998, compared to $33,521 for the six months ended June 30, 1997, a decrease of $974, or 2.91%.

     General and Administrative Expenses

     General and administrative expenses totaled $25,099 for the six months ended June 30, 1998 compared to $11,865 for the six months ended June 30, 1997, an increase of $13,234 or 111.54% The increase is primarily due to an increase in the partnership asset management fee.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $176,887 for the six months ended June 30, 1998, compared to $179,171 for the six months ended June 30, 1997, a decrease of $2,284, or 1.27%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $162,269 for the year ended December 31, 1997, compared to $168,889 for the year ended December 31, 1996, a decrease in net income of $6,620, or 3.92%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,324,481 for the year ended December 31, 1997, compared to $1,325,546 for the year ended December 31, 1996, a decrease of $1,065, or 0.08%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $593,179 for the year ended December 31, 1997, compared to $590,698 for the year ended December 31, 1996, an increase of $2,481 or 0.42%. Management expenses totaled $65,846 for the year ended December 31, 1997, compared to $64,690 for the year ended December 31, 1996, an increase of $1,156, or 1.79%.

     General and Administrative Expenses

     General and administrative expenses totaled $36,996 for the year ended December 31, 1997 compared to $50,012 for the year ended December 31, 1996, a decrease of $13,016 or 26.03%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $386,668 for the year ended December 31, 1997, compared to $389,778 for the year ended December 31, 1996, a decrease of $3,110, or 0.80%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $168,889 for the year ended December 31, 1996, compared to $135,571 for the year ended December 31, 1995. The increase in net income of $33,318, or 24.58% was primarily the result of an increase in rental revenues and a decrease in depreciation offset by an increase in operating expenses. The decrease in depreciation is due to some assets becoming fully depreciated in 1995. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,325,546 for the year ended December 31, 1996, compared to $1,297,874 for the year ended December 31, 1995, an increase of $27,672, or 2.13%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $590,698 for the year ended December 31, 1996, compared to $519,148 for the year ended December 31, 1995. The increase of $71,550 or 13.78%, is primarily due to expenses incurred for paving repairs and new floor coverings and appliances at the property. Management expenses totaled $64,690 for the year ended December 31, 1996, compared to $64,085 for the year ended December 31, 1995, an increase of $605, or 0.94%.

     General and Administrative Expenses

     General and administrative expenses totaled $50,012 for the year ended December 31, 1996 compared to $42,841 for the year ended December 31, 1995, an increase of $7,171 or 16.74%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $389,778 for the year ended December 31, 1996, compared to $394,004 for the year ended December 31, 1995, a decrease of $4,226, or 1.07%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $320,795 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your Partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Your partnership's agreement of limited partnership does not limit the liability of the general partner to your partnership or the limited partners for any act performed in its capacity as general partner. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Under your partnership's agreement of limited partnership, your partnership will indemnify and save harmless the general partner of your partnership, its officers, directors, employees, affiliates, designees and nominees from any loss or damage, including legal fees and expenses and amounts paid in settlement, incurred by any of them on behalf of your partnership or in furtherance of your partnership's interest, provided that the general partner or other person sued will not be entitled to indemnification for losses sustained by reason of its negligence, gross negligence, willful misconduct or breach of fiduciary obligations. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partner of your partnership or any other indemnified person.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $62,000.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $    0.00
1995........................................................     7,734.00
1996........................................................     1,515.91
1997........................................................     3,000.00
1998 (through June 30)......................................     4,640.63

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in respect of its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $25,620
1995........................................................    $41,259
1996........................................................    $51,614
1997........................................................    $33,198
1998 (through June 30)......................................

YEAR                                                           COMPENSATION
----                                                           ------------
1995........................................................      64,085
1996........................................................      64,690
1997........................................................      65,846
1998 (through June 30)......................................      32,547

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the compensation paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The consolidated financial statements -- income tax basis of Baywood Partners, Ltd. as of December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of June 30, 1998
  (unaudited)...............................................   F-2
Condensed Statements of Revenue and Expenses -- Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (unaudited)...............................................   F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Consolidated Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997.......   F-8
Consolidated Statement of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the year
  ended December 31, 1997...................................   F-9
Consolidated Statement of Cash Flows -- Income Tax Basis for
  the year ended
  December 31, 1997.........................................  F-10
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-11
Independent Auditors' Report................................  F-15
Consolidated Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996.......  F-16
Consolidated Statement of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the year
  ended December 31, 1996...................................  F-17
Consolidated Statement of Cash Flows -- Income Tax Basis for
  the year ended
  December 31, 1996.........................................  F-18
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-19
Independent Auditors' Report................................  F-23
Consolidated Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1995 and
  1994......................................................  F-24
Consolidated Statements of Revenue and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the years
  ended December 31, 1995 and 1994..........................  F-25
Consolidated Statements of Cash Flows -- Income Tax Basis
  for the years ended December 31, 1995 and 1994............  F-26
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-27

                           BAYWOOD PARTNERS, LIMITED

                   CONDENSED STATEMENT OF ASSETS, LIABILITIES
                             AND PARTNERS' DEFICIT
                                INCOME TAX BASIS
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                         ASSETS
Cash and cash equivalents...................................                 $   320,795
Receivables and Deposits....................................                      93,134
Investments.................................................                          --
Restricted Escrows..........................................                     100,031
Other Assets................................................                     328,878
Investment Property:
  Land......................................................  $   260,000
  Building and related personal property....................    4,724,040
                                                              -----------
                                                                4,984,040
Less: Accumulated depreciation..............................   (3,314,438)     1,669,602
                                                              -----------    -----------
          Total Assets:.....................................                 $ 2,512,440
                                                                             ===========
                           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................................                 $    15,857
Other Accrued Liabilities...................................                      32,147
Property Taxes Payable......................................                      25,118
Tenant Security Deposits....................................                      23,150
Notes Payable...............................................                   4,439,514
Partners' Capital...........................................                  (2,023,346)
                                                                             -----------
          Total Liabilities and Partners' Capital...........                 $ 2,512,440
                                                                             ===========

                   See notes to interim financial statements.

                           BAYWOOD PARTNERS, LIMITED

                        CONDENSED STATEMENTS OF REVENUE
                                  AND EXPENSES
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $622,964   $633,444
  Other Income..............................................    31,725     34,663
                                                              --------   --------
          Total Revenues:...................................   654,689    668,107
Expenses:
  Operating Expenses........................................   275,778    271,198
  General and Administrative Expenses.......................    25,099     11,865
  Depreciation Expense......................................    48,249     48,249
  Interest Expense..........................................   176,887    179,171
  Property Tax Expense......................................    25,118     24,945
                                                              --------   --------
          Total Expenses:...................................   551,131    535,428
Net (Income) Loss...........................................  $103,558   $132,679
                                                              ========   ========

                   See notes to interim financial statements.

                           BAYWOOD PARTNERS, LIMITED

                       CONDENSED STATEMENTS OF CASH FLOWS
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                              -------------------------
                                                               JUNE 30,      JUNE 30,
                                                                 1998          1997
                                                              -----------   -----------
Operating Activities:
Net Income (loss)...........................................   $ 103,558     $ 132,679
Adjustments to reconcile net income (loss) to net cash
  provided by operating Activities:
Depreciation and Amortization...............................      48,249        48,249
Changes in accounts:
  Receivables and deposits and other assets.................       3,921       (89,429)
  Accounts Payable and accrued expenses.....................       2,426       (23,194)
                                                               ---------     ---------
Net cash provided by (used in) operating activities.........     158,154        68,305
                                                               ---------     ---------
Investing Activities
Property improvements and replacements......................     (73,171)      (70,520)
                                                                  (1,420)       50,775
                                                               ---------     ---------
Net cash provided by (used in) investing activities.........     (74,591)      (19,745)
                                                               ---------     ---------
Financing Activities
Payments on mortgage........................................     (30,421)      (28,137)
Partners' Distributions.....................................    (152,151)      (96,970)
                                                               ---------     ---------
Net cash provided by (used in) financing activities.........    (182,572)     (125,107)
                                                               ---------     ---------
Net increase (decrease) in cash and cash equivalents........     (99,009)      (76,547)
Cash and cash equivalents at beginning of year..............     419,804       509,885
                                                               ---------     ---------
Cash and cash equivalents at end of period..................   $ 320,795     $ 433,338
                                                               =========     =========

                   See notes to interim financial statements.

                           BAYWOOD PARTNERS, LIMITED

          NOTES TO CONDENSED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Baywood Partners, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

                           BAYWOOD PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1997
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

General Partners
Baywood Partners, Limited:

     We have audited the consolidated statement of assets, liabilities and partners' deficit -- income tax basis of Baywood Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1997, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting Baywood Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Baywood Partners, Limited and its limited partnership interest as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, on the basis of accounting described in Note A.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 18,1998

                           BAYWOOD PARTNERS, LIMITED

     CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Cash and cash equivalents...................................  $   419,804
Receivables and deposits....................................       93,448
Restricted escrows (Note B).................................       98,611
Other assets................................................      332,485
Investment properties (Note C):
  Land......................................................      260,000
  Buildings and related personal property...................    4,650,869
                                                              -----------
                                                                4,910,869
  Less accumulated depreciation.............................   (3,266,189)
                                                              -----------
                                                                1,644,680
                                                              -----------
                                                              $ 2,589,028
                                                              ===========

                    LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    19,844
  Tenant security deposits..................................       27,490
  Other liabilities.........................................       46,512
  Mortgage notes payable (Note C)...........................    4,469,935
Partners' deficit...........................................   (1,974,753)
                                                              -----------
                                                              $ 2,589,028
                                                              ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

         CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Revenues:
  Rental income.............................................  $ 1,251,888
  Other income..............................................       72,593
                                                              -----------
          Total revenues....................................    1,324,481
                                                              -----------
Expenses:
  Operating (Note D)........................................      593,179
  General and administrative (Note D).......................       36,996
  Depreciation..............................................       96,498
  Interest..................................................      386,668
  Property taxes............................................       48,871
                                                              -----------
          Total expenses....................................    1,162,212
                                                              -----------
Net income..................................................      162,269
Distributions to partners...................................      (96,970)
Partners' deficit at beginning of year......................   (2,040,052)
                                                              -----------
Partners' deficit at end of year............................  $(1,974,753)
                                                              ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

            CONSOLIDATED STATEMENT OF CASH FLOWS -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Cash flows from operating activities:
  Net income................................................   $ 162,269
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      96,498
     Amortization of discounts and loan costs...............      29,445
     Change in accounts:
       Receivables and deposits.............................        (695)
       Other assets.........................................      (7,079)
       Accounts payable.....................................     (13,175)
       Tenant security deposit liabilities..................      (6,000)
       Other liabilities....................................       1,005
                                                               ---------
          Net cash provided by operating activities.........     262,268
                                                               ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (160,441)
  Net deposits to restricted escrows........................      (4,053)
                                                               ---------
          Net cash used in investing activities.............    (164,494)
                                                               ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................     (57,395)
  Distributions to partners.................................     (96,970)
                                                               ---------
          Net cash used in financing activities.............    (154,365)
                                                               ---------
Net decrease in cash and cash equivalents...................     (56,591)
Cash and cash equivalents at beginning of year..............     476,395
                                                               ---------
Cash and cash equivalents at end of year....................   $ 419,804
                                                               =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 357,223
                                                               =========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of Baywood Partners, Limited (the "Partnership"), and its Limited Partnership interest in Baywood Apartments (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 226 unit apartment complex located in Jefferson Parish, Louisiana.

     The Partnership was organized as an Alabama limited partnership on February 15, 1979. The General Partner of the Partnership is Angeles Properties, Inc. ("API"), which acts as a general partner in other limited partnerships and is an affiliate of Angeles Investment Properties, Inc. ("AIPI"), the general partner of the Project Partnership. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), API has contributed $100,000 to the Partnership for which it is entitled to a 1% operating interest in the profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $1,936,200. Pursuant to the terms of the Agreement, the limited partners will receive a 99% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership had made capital contributions of $1,442,000 to the Project Partnership and is entitled to a 99% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. AIPI is entitled to the remaining 1% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership's tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("ACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based on the percentage of ownership interest.

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or losses and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

                           BAYWOOD PARTNERS, LIMITED

  Depreciation

     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1997 include deferred loan costs of $111,612 which are amortized over the term of the related borrowing. Deferred costs are shown net of accumulated amortization. Also included in other assets at December 31, 1997 are syndication costs of $194,045 which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers cash and highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 were $98,611 and consist of a reserve escrow established with a portion of the proceeds of the loan. The funds are used for certain repair work, debt service, expenses and property taxes or insurance. The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of the loan.

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 consist of the following:

                                                                 1997
                                                              ----------
First mortgage note payable in monthly installments of
  $33,623, including interest at 7.83%, due October 2003;
  collateralized by land and buildings......................  $4,388,487
Second mortgage note payable in interest only monthly
  installments of $928, at a rate of 7.83%, with principal
  due October 2003; collateralized by land and buildings....     142,290
                                                              ----------
Principal balance at year end...............................   4,530,777
Less unamortized discount...................................     (60,842)
                                                              ----------
                                                              $4,469,935
                                                              ==========

     Scheduled net principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998........................................................  $   62,053
1999........................................................      67,090
2000........................................................      72,536
2001........................................................      78,424
2002........................................................      84,789
Thereafter..................................................   4,165,885
                                                              ----------
                                                              $4,530,777
                                                              ==========

                           BAYWOOD PARTNERS, LIMITED

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of payment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to general partners of a partnership administration fee and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the General Partner and its affiliates are as follows:

                                                               1997
                    TYPE OF TRANSACTION                       AMOUNT
                    -------------------                       -------
Property management fee.....................................  $65,846
Reimbursement for services to affiliates....................  $29,742
Construction oversight reimbursements.......................  $ 3,456

     For the period from January 19, 1996, to August 31, 1997 the Partnership insured its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the General Partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations was not significant.

                           BAYWOOD PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

General Partners
Baywood Partners, Limited:

     We have audited the consolidated statement of assets, liabilities and partners' deficit -- income tax basis of Baywood Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1996, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting Baywood Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Baywood Partners, Limited and its limited partnership interest as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, on the basis of accounting described in Note A.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 17, 1997

                           BAYWOOD PARTNERS, LIMITED

     CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Cash and cash equivalents:
  Unrestricted..............................................  $   476,395
  Restricted -- tenant security deposits....................       33,490
Accounts receivable.........................................        7,199
Escrow for taxes and insurance..............................       52,064
Restricted escrows (Note B).................................       94,558
Other assets................................................      346,115
Investment properties (Note C):
Land........................................................      260,000
Buildings and related personal property.....................    4,490,428
                                                              -----------
                                                                4,750,428
Less accumulated depreciation...............................   (3,169,691)
                                                              -----------
                                                                1,580,737
                                                              -----------
                                                              $ 2,590,558
                                                              ===========

                    LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    33,019
  Tenant security deposits..................................       33,490
  Accrued taxes.............................................           --
  Other liabilities.........................................       45,507
  Mortgage notes payable (Note C)...........................    4,518,594
Partners' deficit...........................................   (2,040,052)
                                                              -----------
                                                              $ 2,590,558
                                                              ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

         CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Revenues:
  Rental income.............................................  $ 1,253,668
  Other income..............................................       71,878
                                                              -----------
          Total revenues....................................    1,325,546
                                                              -----------
Expenses:
  Operating (Note D)........................................      419,654
  General and administrative (Note D).......................       50,012
  Maintenance...............................................      171,044
  Depreciation..............................................       83,953
  Interest..................................................      389,778
  Property taxes............................................       42,216
                                                              -----------
          Total expenses....................................    1,156,657
                                                              -----------
Net income..................................................      168,889
Distributions to partners...................................      (50,352)
Partners' deficit at beginning of year......................   (2,158,589)
                                                              -----------
Partners' deficit at end of year............................  $(2,040,052)
                                                              ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

            CONSOLIDATED STATEMENT OF CASH FLOWS -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Cash flows from operating activities:
  Net income................................................   $ 168,889
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      83,953
     Amortization of discounts and loan costs...............      29,113
     Change in accounts:
       Restricted cash......................................      (1,800)
       Accounts receivable..................................      (5,036)
       Escrow for taxes and insurance.......................      (4,296)
       Accounts payable.....................................      16,195
       Tenant security deposit liabilities..................       1,800
       Accrued taxes........................................     (44,963)
       Other liabilities....................................       6,784
                                                               ---------
          Net cash provided by operating activities.........     250,639
                                                               ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (185,423)
  Changes in restricted escrows.............................      61,984
                                                               ---------
          Net cash used in investing activities.............    (123,439)
                                                               ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................     (53,085)
  Distributions to partners.................................     (50,352)
                                                               ---------
          Net cash used in financing activities.............    (103,437)
                                                               ---------
Net increase (decrease) in cash.............................      23,763
Cash and cash equivalents at beginning of year..............     452,632
                                                               ---------
Cash and cash equivalents at end of year....................   $ 476,395
                                                               =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 361,532
                                                               =========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of Baywood Partners, Limited (the "Partnership"), and its Limited Partnership interest in Baywood Apartments (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 226 unit apartment complex located in Jefferson Parish, Louisiana.

     The Partnership was organized as an Alabama limited partnership on February 15, 1979. The General Partner of the Partnership is Angeles Properties, Inc. ("API"), which acts as a general partner in other limited partnerships and is an affiliate of Angeles Investment Properties, Inc. ("AIPI"), the general partner of the Project Partnership. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), API has contributed $100,000 to the Partnership for which it is entitled to a 1% operating interest in the profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $1,936,200. Pursuant to the terms of the Agreement, the limited partners will receive a 99% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership had made capital contributions of $1,442,000 to the Project Partnership and is entitled to a 99% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. AIPI is entitled to the remaining 1% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership's tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based on the percentage of ownership interest.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

                           BAYWOOD PARTNERS, LIMITED

  Depreciation

     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1996 include deferred loan costs of $131,024 which are amortized over the term of the related borrowing. Deferred costs are shown net of accumulated amortization. Also included in other assets at December 31, 1996 are syndication costs of $194,045 which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 were $94,558 and consist of a reserve escrow established with a portion of the proceeds of the loan. The funds are used for certain repair work, debt service, expenses and property taxes or insurance. The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of the loan.

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 consist of the following:

                                                                 1996
                                                              ----------
First mortgage note payable in monthly installments of
  $33,623, including interest at 7.83%, due October 2003;
  collateralized by land and buildings......................  $4,445,882
Second mortgage note payable in interest only monthly
  installments of $928, at a rate of 7.83%, with principal
  due October 2003; collateralized by land and buildings....     142,290
                                                              ----------
Principal balance at year end...............................   4,588,172
Less unamortized discount...................................     (69,578)
                                                              ----------
                                                              $4,518,594
                                                              ==========

     Scheduled net principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997........................................................  $   57,394
1998........................................................      62,053
1999........................................................      67,090
2000........................................................      72,536
2001........................................................      78,424
Thereafter..................................................   4,250,675
                                                              ----------
                                                              $4,588,172
                                                              ==========

                           BAYWOOD PARTNERS, LIMITED

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to October 15, 1996. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of payment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to general partners of a partnership administration fee and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the General Partner and its affiliates are as follows:

                                                               1996
                    TYPE OF TRANSACTION                       AMOUNT
                    -------------------                       -------
Property management fee.....................................  $64,690
Reimbursement for services to affiliates....................  $28,914
Construction fee............................................  $ 4,916
Reimbursement for oversight costs...........................  $17,784

     The Partnership insures its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.

                           BAYWOOD PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

General Partners
Baywood Partners, Limited:

     We have audited the consolidated statements of assets, liabilities and partners' deficit -- income tax basis of Baywood Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1995 and 1994, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the years then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting Baywood Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Baywood Partners, Limited and its limited partnership interest as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, on the basis of accounting described in Note A.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 22, 1996

                           BAYWOOD PARTNERS, LIMITED

    CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1995          1994
                                                              -----------   -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   452,632   $   604,724
  Restricted-tenant security deposits.......................       31,690        31,090
Accounts receivable.........................................        2,163         2,718
Escrow for taxes............................................       47,768        44,035
Restricted escrows (Note B).................................      156,542       279,242
Other assets................................................      367,173       388,231
Investment properties (Note C):
  Land......................................................      260,000       260,000
  Buildings and related personal property...................    4,305,005     4,076,146
                                                              -----------   -----------
                                                                4,565,005     4,336,146
  Less accumulated depreciation.............................   (3,085,738)   (2,924,559)
                                                              -----------   -----------
                                                                1,479,267     1,411,587
                                                              -----------   -----------
                                                              $ 2,537,235   $ 2,761,627
                                                              ===========   ===========

                    LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    16,824   $   129,201
  Tenant security deposits..................................       31,690        33,207
  Accrued taxes.............................................       44,963            --
  Other liabilities.........................................       38,723        35,571
  Mortgage notes payable (Note C)...........................    4,563,624     4,605,295
Partners' deficit...........................................   (2,158,589)   (2,041,647)
                                                              -----------   -----------
                                                              $ 2,537,235   $ 2,761,627
                                                              ===========   ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

        CONSOLIDATED STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1995          1994
                                                              -----------   -----------
Revenues:
  Rental income.............................................  $ 1,227,468   $ 1,121,158
  Other income..............................................       70,406       116,372
                                                              -----------   -----------
          Total revenues....................................    1,297,874     1,237,530
                                                              -----------   -----------
Expenses:
  Operating.................................................      221,178       311,482
  General and administrative (Note D).......................       42,841        47,220
  Property management fees (Note D).........................       64,085        60,562
  Maintenance...............................................      233,885       246,043
  Depreciation..............................................      161,178       113,527
  Interest..................................................      394,004       383,204
  Property taxes............................................       45,132        45,372
                                                              -----------   -----------
          Total expenses....................................    1,162,303     1,207,410
                                                              -----------   -----------
Loss on disposition of property.............................           --        (9,372)
                                                              -----------   -----------
Net income..................................................      135,571        20,748
Distributions to partners...................................     (252,513)           --
Partners' deficit at beginning of year......................   (2,041,647)   (2,062,395)
                                                              -----------   -----------
Partners' deficit at end of year............................  $(2,158,589)  $(2,041,647)
                                                              ===========   ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

           CONSOLIDATED STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1995          1994
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................   $ 135,571     $  20,748
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     161,178       113,527
     Amortization of discounts and loan costs...............      28,486        34,108
     Loss on disposition of property........................          --         9,372
     Change in accounts:
       Restricted cash......................................        (600)       (7,425)
       Accounts receivable..................................         555        (1,210)
       Escrow for taxes.....................................      (3,733)        2,049
       Other assets.........................................          --       (11,290)
       Accounts payable.....................................    (112,377)      123,406
       Tenant security deposit liabilities..................      (1,517)        9,542
       Accrued taxes........................................      44,963       (48,771)
       Other liabilities....................................       3,152         8,952
                                                               ---------     ---------
          Net cash provided by operating activities.........     255,678       253,008
                                                               ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (228,858)     (163,993)
  Changes in restricted escrows.............................     122,700       142,124
                                                               ---------     ---------
          Net cash used in investing activities.............    (106,158)      (21,869)
                                                               ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................     (49,099)      (45,414)
  Distributions to partners.................................    (252,513)           --
                                                               ---------     ---------
          Net cash used in financing activities.............    (301,612)      (45,414)
                                                               ---------     ---------
Net (decrease) increase in cash.............................    (152,092)      185,725
Cash and cash equivalents at beginning of year..............     604,724       418,999
                                                               ---------     ---------
Cash and cash equivalents at end of year....................   $ 452,632     $ 604,724
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 365,518     $ 340,319
                                                               =========     =========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

                           BAYWOOD PARTNERS, LIMITED

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of Baywood Partners, Limited (the "Partnership"), and its Limited Partnership interest in Baywood Apartments (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 226 unit apartment complex located in Jefferson Parish, Louisiana.

     The Partnership was organized as an Alabama limited partnership on February 15, 1979. The General Partner of the Partnership is Angeles Properties, Inc. ("API"), which acts as a general partner in other limited partnerships and is an affiliate of Angeles Investment Properties, Inc. ("AIPI"), the general partner of the Project Partnership. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), API has contributed $100,000 to the Partnership for which it is entitled to a 1% operating interest in the profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $1,936,200. Pursuant to the terms of the Agreement, the limited partners will receive a 99% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership had made capital contributions of $1,442,000 to the Project Partnership and is entitled to a 99% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. AIPI is entitled to the remaining 1% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership's tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) subsidiary income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based on the percentage of ownership interest.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

                           BAYWOOD PARTNERS, LIMITED

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1995 and 1994 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets at December 31, 1995 and 1994 are $194,045 of syndication costs which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers cash and all highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Reclassifications

     Certain 1994 amounts have been reclassified to conform to the 1995 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1995 and 1994 consist of the following:

                                                                1995       1994
                                                              --------   --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements are anticipated to be completed in
  calendar year 1996 and any excess funds will be returned
  for property operations...................................  $ 65,883   $187,808
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................    90,659     91,434
                                                              --------   --------
                                                              $156,542   $279,242
                                                              ========   ========

                           BAYWOOD PARTNERS, LIMITED

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1995 and 1994 consist of the following:

                                                                 1995         1994
                                                              ----------   ----------
First mortgage note payable in monthly installments of
  $33,623, including interest at 7.83%, due October 2003;
  collateralized by land and buildings......................  $4,498,967   $4,548,066
Second mortgage note payable in interest only monthly
  installments of $928, at a rate of 7.83%, with principal
  due October 2003; collateralized by land and buildings....     142,290      142,290
                                                              ----------   ----------
Principal balance at year end...............................   4,641,257    4,690,356
Less unamortized discount...................................     (77,633)     (85,061)
                                                              ----------   ----------
                                                              $4,563,624   $4,605,295
                                                              ==========   ==========

     Scheduled net principal payments of the mortgage notes during the years subsequent to December 31, 1995 are as follows:

1996........................................................  $   53,085
1997........................................................      57,394
1998........................................................      62,053
1999........................................................      67,090
2000........................................................      72,536
Thereafter..................................................   4,329,099
                                                              ----------
                                                              $4,641,257
                                                              ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to October 15, 1996. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of payment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

                           BAYWOOD PARTNERS, LIMITED

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to general partners of a partnership administration fee and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the General Partner and its affiliates are as follows:

                                                               1995      1994
                    TYPE OF TRANSACTION                       AMOUNT    AMOUNT
                    -------------------                       -------   -------
Property management fee.....................................  $64,085   $60,562
Reimbursement for services to affiliates....................  $23,475   $25,620
Construction fee............................................  $17,784   $    --

     The Partnership insures its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                        BRAMPTON ASSOCIATES PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Brampton
    Associates Partnership.....................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72

                                                  PAGE
                                                  ----
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-77

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Brampton Associates Partnership. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $2,760.04 per unit for the six months ended June 30, 1998 (equivalent to $5,520.08 on an annualized
     basis.) We will pay fixed quarterly distributions of $               per
     unit on the Tax-Deferral   % Preferred OP Units before any distributions
     are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is equivalent to
     distributions of $       per year on the number of Tax-Deferral   %
     Preferred OP Units or distributions of $            per year on the number
     of Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 66 2/3% of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY

     BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This represents the closing price of AIMCO's Class A
Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives such compensation as is set forth in your partnership's agreement of limited partnership or in other agreements executed between the general partner and your partnership that are permitted by your partnership's agreement of limited partnership and may also receive reimbursement for expenses generated in its capacity as general partner of your partnership. The property manager received management fees of $81,698 in 1996, $92,384 in 1997 and $46,023 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Brampton Associates Partnership is a Connecticut limited partnership which was formed on December 31, 1985 for the purpose of owning and operating a single apartment property located in Cary, North Carolina, known as "Brampton Moors Apartments." In 1985, it completed a private placement of units. Brampton Moors Apartments consists of 224 apartment units. Your partnership has no employees.

     Property Management. Since December 1996, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2040, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $7,438,225, payable to First Union and Lehman, which bears interest at a rate of 8.47%. The mortgage debt is due in June 2004. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA) 23,764     14,453       12,513
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

        SUMMARY FINANCIAL INFORMATION OF BRAMPTON ASSOCIATES PARTNERSHIP

     The summary financial information of Brampton Associates Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Brampton Associates Partnership for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                        BRAMPTON ASSOCIATES PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............      887,276       889,937     1,839,610     1,768,692     1,780,701             0             0
  Net Income/(Loss)............      (33,415)       29,158       (27,197)     (282,970)     (161,509)            0             0
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...    4,084,686     4,384,457     4,231,250     4,541,896     4,831,198             0             0
  Total Assets.................    5,416,740     6,327,699     5,646,487     5,839,743     6,123,150             0             0
  Mortgage Notes Payable,
    including Accrued
    Interest...................    7,473,467     7,530,090     7,472,082     7,020,157     7,071,360             0             0
  Partners'
    Capital/(Deficit)..........   (2,174,471)   (1,279,962)   (1,991,055)   (1,313,858)   (1,030,889)            0             0

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                  AIMCO OPERATING
                                                                    PARTNERSHIP               YOUR PARTNERSHIP
                                                             -------------------------   --------------------------
                                                             SIX MONTHS                  SIX MONTHS
                                                               ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                              JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                1998          1997          1998          1997
                                                             ----------   ------------   ----------   -------------
Cash distributions per unit outstanding....................    $1.125        $1.85       $2,760.04    Not available

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. However, your general partner believes that the terms of our offer, including the offer consideration, are fair to you. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our cash offer consideration, from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $2,760.04 per unit (equivalent to $5,520.08 on an annualized basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 66 2/3% of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution
       rights and the Tax-Deferral   % Preferred OP Units rank equal to six
       other outstanding classes of Partnership Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from             , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

\                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash Consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $2,760.04 (equivalent to $5,520.08 on an annualized basis). This is equivalent to distributions of $
     per year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................               Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

      YOUR PARTNERSHIP                        AIMCO OPERATING PARTNERSHIP


                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Connecticut law for the purpose of owning and          Delaware limited partnership. The AIMCO Operating
managing Brampton Moors Apartments.                          Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash Receipts (as defined in your          of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2040.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed for the purpose of          The purpose of the AIMCO Operating Partnership is to
acquiring, owning, developing and operating your             conduct any business that may be lawfully conducted by
partnership's property. Subject to restrictions              a limited partnership organized pursuant to the
contained in your partnership's agreement of limited         Delaware Revised Uniform Limited Partnership Act (as
partnership, your partnership may perform any acts to        amended from time to time, or any successor to such
accomplish the foregoing including, without limitation,      statute) (the "Delaware Limited Partnership Act"),
borrowing funds and creating liens.                          provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 53,875 units for cash      time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set for your partnership's agreement of         partners, on terms and conditions and for such capital
limited partnership. The capital contribution need not       contributions as may be established by the general
be equal for all limited partners and no action or           partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership may employ from time to time                The AIMCO Operating Partnership may lend or contribute
affiliates or limited partners for the operation,            funds or other assets to its subsidiaries or other
management, supervision, maintenance, sale or financing      persons in which it has an equity investment, and such
of your partnership's property on such terms and for         persons may borrow funds from the AIMCO Operating
such compensation as the general partner may determine.      Partnership, on terms and conditions established in the
The general partner of your partnership, its affiliates      sole and absolute discretion of the general partner. To
and any limited partner may make loans to your               the extent consistent with the business purpose of the
partnership. Such loans must be evidenced by unsecured       AIMCO Operating Partnership and the permitted
promissory notes of your partnership, bearing interest       activities of the general partner, the AIMCO Operating
at a rate which is the lesser of 1% per annum in excess      Partnership may transfer assets to joint ventures,
of the prime commercial lending rate of Chemical Bank,       limited liability companies, partnerships,
New York, New York or such other major New York bank         corporations, business trusts or other business
designated by the general partner or the maximum rate        entities in which it is or thereby becomes a
permitted by law. Repayment of such loans are                participant upon such terms and subject to such
subordinated to the prior payment of all other               conditions consistent with the AIMCO Operating Part-
partnership obligations and expenses, except                 nership Agreement and applicable law as the general
distributions to the partners, and will be repaid out        partner, in its sole and absolute discretion, believes
of, and be considered a first charge on, Net Cash            to be advisable. Except as expressly permitted by the
Receipts or capital contributions of the limited             AIMCO Operating Partnership Agreement, neither the
partners.                                                    general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to finance all or any of the activities of your              restrictions on borrowings, and the general partner has
partnership authorized under the provisions of your          full power and authority to borrow money on behalf of
partnership's agreement of limited partnership by            the AIMCO Operating Partnership. The AIMCO Operating
secured or unsecured indebtedness, with or without           Partnership has credit agreements that restrict, among
recourse, and, in connection therewith, issue evidences      other things, its ability to incur indebtedness. See
of indebtedness and execute and deliver notes,               "Risk Factors -- Risks of Significant Indebtedness" in
mortgages, mortgage deeds and other security                 the accompanying Prospectus.
instruments of every nature and kind as security there-
fore. However, if the opinion of counsel is obtained
that the following action does not constitute control
of your partnership by the limited partners or will
result in the treatment of your partnership as an
association for tax purposes, the consent of the
limited partners holding 66 2/3% of the outstanding
units is required to refinance or mortgage all or
substantially all of your partnership's property. Such
consent will be presumed unless the general

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

partner receives a written notice from a limited partner withholding its consent within 30 days of the notice to the limited partners regarding the transaction. If an opinion of counsel cannot be obtained, the consent of the limited partners will not be required.

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
provides that the books and records of your partnership      with a statement of the purpose of such demand and at
are available for reasonable inspection and examination      such OP Unitholder's own expense, to obtain a current
by the partners or their duly authorized agents at the       list of the name and last known business, residence or
principal place of business of your partnership.             mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


Subject to the provisions of your partnership's              All management powers over the business and affairs of
agreement of limited partnership, the general partner        the AIMCO Operating Partnership are vested in AIMCO-GP,
of your partnership has the sole and full authority and      Inc., which is the general partner. No OP Unitholder
power to carry on the business of your partnership,          has any right to participate in or exercise control or
including the execution of all contracts and documents       management power over the business and affairs of the
on behalf of and in the name of your partnership. No         AIMCO Operating Partnership. The OP Unitholders have
limited partner may take part in or interfere in any         the right to vote on certain matters described under
manner with, the conduct or control or your partnership      "Comparison of Ownership of Your Units and AIMCO OP
business nor does any limited partner have any right or      Units -- Voting Rights" below. The general partner may
authority to act on behalf of or bind your partnership.      not be removed by the OP Unitholders with or without
                                                             cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner has no liability to         the AIMCO Operating Partnership Agreement, the general
your partnership or to any partner for any loss              partner is not liable to the AIMCO Operating
suffered by your partnership or any partner which            Partnership for losses sustained, liabilities incurred
arises out of any action or inaction of the general          or benefits not derived as a result of errors in
partner if the general partner determines, in good           judgment or mistakes of fact or law of any act or
faith, such course of conduct was in the best interests      omission if the general partner acted in good faith.
of your partnership and such course of conduct did not       The AIMCO Operating Partnership Agreement provides for
constitute negligence or misconduct of the general           indemnification of AIMCO, or any director or officer of
partner. In addition, your partnership will indemnify        AIMCO (in its capacity as the previous general partner
the general partner and its affiliates against any           of the AIMCO Operating Partnership), the general
losses, judgments, liabilities, expenses and amounts         partner, any officer or director of general partner or
paid in settlement, sustained by it in connection with       the AIMCO Operating Partnership and such other persons
your partnership, provided that the general partner          as the general partner may designate from and against
determines that such course of conduct was in the best       all losses, claims, damages, liabilities, joint or
interests of your partnership and that such course of        several, expenses (including legal fees), fines,
conduct did not constitute negligence or misconduct on       settlements and other amounts incurred in connection
the part of the general

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

partner or its affiliates. Notwithstanding the               with any actions relating to the operations of the
foregoing, the general partner and its affiliates,           AIMCO Operating Partnership, as set forth in the AIMCO
acting as broker-dealers will not be indemnified for         Operating Partnership Agreement. The Delaware Limited
any losses, liabilities or expenses arising under the        Partnership Act provides that subject to the standards
Federal or states securities laws unless: (1) there has      and restrictions, if any, set forth in its partnership
been a successful adjudication on the merits of each         agreement, a limited partnership may, and shall have
count involving alleged securities law violations, (2)       the power to, indemnify and hold harmless any partner
such claims have been dismissed with prejudice on the        or other person from and against any and all claims and
merits by a court of jurisdiction or (3) a court of          demands whatsoever. It is the position of the
competent jurisdiction approves a settlement of such         Securities and Exchange Commission that indemnification
claims. In such claim for indemnification for Federal        of directors and officers for liabilities arising under
or state securities law violations, the party seeking        the Securities Act is against public policy and is
indemnification must place before the court the              unenforceable pursuant to Section 14 of the Securities
position of the SEC and any other applicable regulatory      Act of 1933.
agency with respect of the issue of indemnification for
securities law violations.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, if the opinion of counsel is obtained that      has exclusive management power over the business and
the following actions do not constitute control of your      affairs of the AIMCO Operating Partnership. The general
partnership by the limited partners or result in the         partner may not be removed as general partner of the
treatment of your partnership as an association for tax      AIMCO Operating Partnership by the OP Unitholders with
purposes, the general partner of your partnership may        or without cause. Under the AIMCO Operating Partnership
be removed upon the written consent or affirmative vote      Agreement, the general partner may, in its sole
of the limited partners owning a majority of                 discretion, prevent a transferee of an OP Unit from
outstanding units and the general partner may withdraw       becoming a substituted limited partner pursuant to the
from your partnership with the consent of a majority in      AIMCO Operating Partnership Agreement. The general
interest of the limited partners. If an opinion of           partner may exercise this right of approval to deter,
counsel cannot be obtained, the consent of the limited       delay or hamper attempts by persons to acquire a
partners for the withdrawal of the general partner from      controlling interest in the AIMCO Operating Partner-
your partnership will not be required. A limited             ship. Additionally, the AIMCO Operating Partnership
partner may not transfer his interests in your               Agreement contains restrictions on the ability of OP
partnership without the consent of the general partner,      Unitholders to transfer their OP Units. See
which may be granted or withheld in its sole                 "Description of OP Units -- Transfers and Withdrawals"
discretion.                                                  in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


If the opinion of counsel is obtained that the               With the exception of certain circumstances set forth
following action does not constitute control of your         in the AIMCO Operating Partnership Agreement, whereby
partnership by the limited partners or result in the         the general partner may, without the consent of the OP
treatment of your partnership as an association for tax      Unitholders, amend the AIMCO Operating Partnership
purposes, the limited partners holding 66 2/3% of the        Agreement, amendments to the AIMCO Operating
then outstanding units may amend your partnership's          Partnership Agreement require the consent of the
agreement of limited partnership. However, any               holders of a majority of the outstanding Common OP
amendment which adversely affects the rights of a            Units, excluding AIMCO and certain other limited
partner may not be made without the consent of the           exclusions (a "Majority in Interest"). Amendments to
affected partner. Additionally, no amendment may be          the AIMCO Operating Partnership Agreement may be
made which alters or modifies the distributions              proposed by the general partner or by holders of a
allocable to each partner, adversely affects the             Majority in Interest. Following such proposal, the
classification of your partnership as a partnership for      general partner will submit any proposed amendment to
Federal tax purposes or increases the potential Federal      the OP Unitholders. The general partner will seek the
tax liabilities of any partner. Any amendment which          written consent of the OP Unitholders on the proposed
modifies the voting requirement of any section of your       amendment or will call a meeting to vote thereon. See
partnership's agreement of limited partnership must be       "Description of OP Units -- Amendment of the AIMCO
approved by all limited partners. The general partner        Operating Partnership Agreement" in the accompanying
may amend your partnership's agreement of limited            Prospectus.
partnership necessary to reflect any changes which the
general partner feels is necessary or advisable to
preserve the tax status of your partnership as a
partnership and any other change of a technical or
ministerial nature which does not materially adversely
affect the rights of or increase the obligations of the
limited partners.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives such compensation as is set forth in your           capacity as general partner of the AIMCO
partner-

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

ship's agreement of limited partnership or in other          Operating Partnership. In addition, the AIMCO Operating
agreements executed between the general partner and          Partnership is responsible for all expenses incurred
your partnership that are permitted by your                  relating to the AIMCO Operating Partnership's ownership
partnership's agreement of limited partnership.              of its assets and the operation of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership and reimburses the general partner for such
be entitled to compensation for additional services          expenses paid by the general partner. The employees of
rendered.                                                    the AIMCO Operating Partnership receive compensation
                                                             for their services.

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the liability of any limited partner to         negligence, no OP Unitholder has personal liability for
provide funds or any other property to your partnership      the AIMCO Operating Partnership's debts and
is limited to the amount of capital contributions, plus      obligations, and liability of the OP Unitholders for
any accrued interest thereon, which such limited             the AIMCO Operating Partnership's debts and obligations
partner is required to make pursuant to your                 is generally limited to the amount of their invest-
partnership's agreement of limited partnership. Subject      ment in the AIMCO Operating Partnership. However, the
to applicable law, the limited partners have no further      limitations on the liability of limited partners for
liability to contribute money to your partnership for,       the obligations of a limited partnership have not been
or in respect of, the liabilities or obligations of          clearly established in some states. If it were
your partnership, and will not be personally liable for      determined that the AIMCO Operating Partnership had
any obligations of your partnership. However, if a           been conducting business in any state without compli-
limited partner receives the return in whole or in part      ance with the applicable limited partnership statute,
of its capital contribution it may be liable to your         or that the right or the exercise of the right by the
partnership for any sum, not in excess of such return,       holders of OP Units as a group to make certain
with interest, to the extent required by applicable          amendments to the AIMCO Operating Partnership Agreement
law, necessary to discharge certain of your                  or to take other action pursuant to the AIMCO Operating
partnership's liabilities to creditors.                      Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Your partnership's agreement of limited partnership          Unless otherwise provided for in the relevant
provides that the general partner must use its best          partnership agreement, Delaware law generally requires
efforts to cause your partnership to observe and             a general partner of a Delaware limited partnership to
perform each and every obligation to be observed and         adhere to fiduciary duty standards under which it owes
performed by your partnership under all agreements and       its limited partners the highest duties of good faith,
undertakings made by your partnership or by which your       fairness and loyalty and which generally prohibit such
partnership is bound and to do all things which may be       general partner from taking any action or engaging in
necessary in order to conduct the affairs and business       any transaction as to which it has a conflict of
of your partnership. The general partner must devote so      interest. The AIMCO Operating Partnership Agreement
much of its time as the general partner, in its sole         expressly authorizes the general partner to enter into,
discretion, deems necessary to manage the affairs of         on behalf of the AIMCO Operating Partnership, a right
your partnership and use its best efforts to conduct         of first opportunity arrangement and other conflict
the affairs of your partnership in accordance with your      avoidance agreements with various affiliates of the
partnership's agreement of limited partnership and           AIMCO Operating Partnership and the general partner, on
applicable laws. However, the general partner is not         such terms as the general partner, in its sole and
obligated to use its own funds to pay for partnership        absolute discretion, believes are advisable. The AIMCO
expenses and may retain, at the expense of your              Operating Partnership Agreement expressly limits the
partnership, one or more of its affiliates or others to      liability of the general partner by providing that the
supervise partnership activities. Each of the partners       general partner, and its officers and directors will
and their affiliates may engage in or possess an             not be liable or accountable in damages to the AIMCO
interest in other business ventures of any nature and        Operating Partnership, the limited partners or
description, including, but not limited to, those            assignees for errors in judgment or mistakes of fact or
competitive with the operations and business of your         law or of any act or omission if the general partner or
partnership and the real estate business in all its          such director or officer acted in good faith. See
phases, including, without limitation, ownership,            "Description of OP Units -- Fiduciary Responsibilities"
operation, management, syndication and development of        in the accompanying Prospectus.
real property and neither your partnership nor the
partners will have any rights in or to such independent
ventures or the income or profits derived therefrom.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and loss from the AIMCO Operating
                                                             Partnership can only be offset against other income and
                                                             loss from the AIMCO Operating Partnership). Income of
                                                             the AIMCO Operating Partnership, however, attributable
                                                             to dividends from the Management Subsidiaries (as
                                                             defined below) or interest paid by the Management
                                                             Subsidiaries does not qualify as passive activity
                                                             income and cannot be offset against losses from
                                                             "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS


     YOUR UNITS                PREFERRED OP UNITS           COMMON OP UNITS


                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                 Voting Rights


If the opinion of counsel is             Except as otherwise required by          Under the AIMCO Operating Partner-
obtained that the following actions      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
does not constitute control of your      Operating Partnership Agreement,         have voting rights only with
partnership by the limited partners      the holders of the Preferred OP          respect to certain limited matters
or will not adversely affect your        Units will have the same voting          such as certain amendments and
partnership's classification as a        rights as holders of the Common OP       termination of the AIMCO Operating
partnership for tax purposes, the        Units. See "Description of OP            Partnership Agreement and certain
consent of the limited partners          Units" in the accompanying               transactions such as the
holding 66 2/3% of the out-              Prospectus. So long as any               institution of bankruptcy
standing units is required to            Preferred OP Units are outstand-         proceedings, an assignment for the
refinance, sell, exchange grant an       ing, in addition to any other vote       benefit of creditors and certain
option for sale, exchange, convey,       or consent of partners required by       transfers by the general partner of
mortgage, convey title to all or         law or by the AIMCO Operating            its interest in the AIMCO Operating
substantially all of your partner-       Partnership Agreement, the               Partnership or the admission of a
ship's property, which consent will      affirmative vote or consent of           successor general partner.
be presumed to be given unless           holders of at least 50% of the
notice is received by the general        outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
partner from the limited partner to      be necessary for effecting any           ship Agreement, the general partner
the contrary within thirty days of       amendment of any of the provisions       has the power to effect the
the notice of such transactions and      of the Partnership Unit Desig-           acquisition, sale, transfer,
amend your partnership's agree-          nation of the Preferred OP Units         exchange or other disposition of
ment of limited partnership. Such        that materially and adversely            any assets of the AIMCO Operating
consent is also required to amend        affects the rights or preferences        Partnership (including, but not
your partnership's agreement of          of the holders of the Preferred OP       limited to, the exercise or grant
limited partnership, subject to          Units. The creation or issuance of       of any conversion, option,
certain exceptions. Upon the             any class or series of partnership       privilege or subscription right or
satisfaction of the preceding            units, including, without                any other right available in
conditions, the limited partners         limitation, any partnership units        connection with any assets at any
holding a majority of the units may      that may have rights senior or           time held by the AIMCO Operating
remove the general partner and           superior to the Preferred OP Units,      Partnership) or the merger,
consent to the withdrawal of a           shall not be deemed to materially        consolidation, reorganization or
general partner. If opinion cannot       adversely affect the rights or           other combination of the AIMCO
be obtained, the general partner         preferences of the holders of            Operating Partnership with or into
may refinance your partnership's         Preferred OP Units. With respect to      another entity, all without the
property, withdraw from your             the exercise of the above de-            consent of the OP Unitholders.
partnership and amend your               scribed voting rights, each
partnership's agreement of limited       Preferred OP Units shall have one        The general partner may cause the
partnership without the consent of       (1) vote per Preferred OP Unit.          dissolution of the AIMCO Operating
the limited partners. An                                                          Partnership by an "event of
affirmative vote by holders of a                                                  withdrawal," as defined in the
majority of the outstanding units                                                 Delaware Limited Partnership Act
is necessary for your partnership                                                 (including, without limitation,
to engage in any business other                                                   bankruptcy), unless, within 90 days
than as set forth in your partner-                                                after the withdrawal, holders of a
ship's agreement of limited                                                       "majority in interest," as defined
partnership.                                                                      in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
A general partner may cause the                                                   sole and absolute discretion, to
dissolution of your partnership by                                                continue the business of the AIMCO
retiring when there is no remaining                                               Operating Partnership and to the
general partner. In such event, all                                               appointment of a successor general
of the limited partners may vote to                                               partner. The general partner may
continue your partnership within 90                                               elect to dissolve the AIMCO
days of such retirement and may                                                   Operating Partnership in its sole
unanimously elect a substitute                                                    and absolute discretion, with or
general partner.                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                 Distributions


The general partner of your              Holders of Preferred OP Units will       Subject to the rights of holders of
partnership annually distributes         be entitled to receive, when and as      any outstanding Preferred OP Units,
substantially all of your                declared by the board of directors       the AIMCO Operating Partnership
partnership's Net Cash Receipts          of the general partner of the AIMCO      Agreement requires the general
with each partner receiving their        Operating Partnership, quarterly         partner to cause the AIMCO
pro rata share in accordance with        cash distributions at the rate of        Operating Partnership to dis-
their ownership of units. Any            $      per Preferred OP Unit;            tribute quarterly all, or such
proceeds received from the sale or       provided, however, that at any time      portion as the general partner may
refinancing of your partnership's        and from time to time on or after        in its sole and absolute discretion
property will be distributed in          the fifth anniversary of the issue       determine, of Available Cash (as
accordance with your partnership's       date of the Preferred OP Units, the      defined in the AIMCO Operating
agreement of limited partnership.        AIMCO Operating Partnership may          Partnership Agreement) generated by
The distributions payable to the         adjust the annual distribution rate      the AIMCO Operating Partnership
partners are not fixed in amount         on the Preferred OP Units to the         during such quarter to the general
and depend upon the operating            lower of (i)     % plus the annual       partner, the special limited
results and net sales or                 interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Distributions      dividend rate on the most recently       with respect to such quarter, in
of Net Cash Receipts are determined      issued AIMCO non-convertible             accordance with their respective
by the general partner in its sole       preferred stock which ranks on a         interests in the AIMCO Operating
discretion after the end of each of      parity with its Class H Cumu-            Partnership on such record date.
your partnership's fiscal years. No      lative Preferred Stock. Such             Holders of any other Preferred OP
limited partner has priority over        distributions will be cumulative         Units issued in the future may have
any other limited partner as to          from the date of original issue.         priority over the general partner,
distributions or has the right to        Holders of Preferred OP Units will       the special limited partner and
demand or receive property other         not be entitled to receive any           holders of Common OP Units with
than cash as distributions.              distributions in excess of               respect to distributions of
                                         cumulative distributions on the          Available Cash, distributions upon
                                         Preferred OP Units. No interest, or      liquidation or other distributions.
                                         sum of money in lieu of interest,        See "Per Share and Per Unit Data"
                                         shall be payable in respect of any       in the accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                Liquidity and Transferability/Redemption Rights


A limited partner may not transfer       There is no public market for the        There is no public market for the
or assign any or any portion of his      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
interest in his limited partnership      Preferred OP Units are not listed        nership Agreement restricts the
interest unless: (1) the transferor      on any securities exchange. The          transferability of the OP Units.
has designated such intention in a       Preferred OP Units are subject to        Until the expiration of one year
written instrument delivered to the      restrictions on transfer as set          from the date on which an OP
general partner, (2) the general         forth in the AIMCO Operating             Unitholder acquired OP Units,
partner consents in writing, which       Partnership Agreement.                   subject to certain exceptions, such
consent may be withheld at the sole                                               OP Unitholder may not transfer all
discretion of the general partner,       Pursuant to the AIMCO Operating          or any portion of its OP Units to
(3) the transferee has agreed to be      Partnership Agreement, until the         any transferee without the consent
bound by the terms of your               expiration of one year from the          of the general partner, which
partnership's agreement of limited       date on which a holder of Preferred      consent may be withheld in its sole
partnership and (4) the transferor       OP Units acquired Preferred OP           and absolute discretion. After the
and transferee have complied with        Units, subject to certain                expiration of one year, such OP
such other requirements as set           exceptions, such holder of               Unitholder has the right to
forth in your partnership's              Preferred OP Units may not transfer      transfer all or any portion of its
agreement of limited partnership.        all or any portion of its Pre-           OP Units to any person, subject to
No assignment or transfers will be       ferred OP Units to any transferee        the satisfaction of certain
permitted if such assignment or          without the consent of the general       conditions specified in the AIMCO
transfer, when added to the total        partner, which consent may be            Operating Partnership Agreement,
of all units transferred within the      withheld in its sole and absolute        including the general partner's
period of twelve consecutive months      discretion. After the expiration of      right of first refusal. See
prior thereto would result in the        one year, such holders of Preferred      "Description of OP Units --
termination of your partnership for      OP Units has the right to transfer       Transfers and Withdrawals" in the
tax purposes or such transfer would      all or any portion of its Preferred      accompanying Prospectus.
violate Federal or state securities      OP Units to any person, subject to
law or the rules or regulations of       the satisfaction of certain              After the first anniversary of
any governmental agency or               conditions specified in the AIMCO        becoming a holder of Common OP
authority with jurisdiction over         Operating Partnership Agreement,         Units, an OP Unitholder has the
your partnership's property.             including the general partner's          right, subject to the terms and
                                         right of first refusal.                  conditions of the AIMCO Operating
There are no redemption rights                                                    Partnership Agreement, to require
associated with your units.              After a one-year holding period, a       the AIMCO Operating Partnership to
                                         holder may redeem Preferred OP           redeem all or a portion of the
                                         Units and receive in exchange            Common OP Units held by such party
                                         therefor, at the AIMCO Operating         in exchange for a cash amount based
                                         Partnership's option, (i) subject        on the value of shares of Class A
                                         to the terms of any Senior Units,        Common Stock. See "Description of
                                         cash in an amount equal to the           OP Units -- Redemption Rights" in
                                         Liquidation Preference of the            the accompanying Prospectus. Upon
                                         Preferred OP Units tendered for          receipt of a notice of redemption,
                                         redemption, (ii) a number of shares      the general partner may, in its
                                         of Class I Cumulative Preferred          sole and absolute discretion but
                                         Stock of AIMCO that pay an               subject to the restrictions on the
                                         aggregate amount of dividends yield      ownership of Class A Common Stock
                                         equivalent to the distributions on       imposed under the AIMCO's charter
                                         the Preferred OP Units tendered for      and the transfer restrictions and
                                         redemption and are part of a class       other limitations thereof, elect to
                                         or series of preferred stock that        cause AIMCO to acquire some or all
                                         is then listed on the New York           of the tendered Common OP Units in
                                         Stock Exchange or another national       exchange for Class A Common Stock,
                                         securities exchange, or (iii) a          based on an exchange ratio of one
                                         number of shares of Class A Common       share of Class A Common Stock for
                                         Stock of AIMCO that is equal in          each Common OP Unit, subject to
                                         Value to the Liquidation Preference      adjustment as provided in the AIMCO
                                         of the Preferred OP Units tendered       Operating Partnership Agreement.
                                         for redemption. The Preferred OP
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives such compensation as is set forth in your partnership's agreement of limited partnership or in other agreements executed between the general partner and your partnership that are permitted by your partnership's agreement of limited partnership from your partnership and may receive reimbursement for expenses generated in that capacity. The property manager which received management fees
of $     in 1996, $     in 1997 and 46,023 for the first six months of 1998. The
AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL

     Brampton Associates Partnership is a Connecticut limited partnership which raised proceeds in 1985 through a private offering. Insignia acquired your partnership in December 1996. AIMCO acquired Insignia in October, 1998. There are currently a total of 53.875 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on December 31, 1985 for the purpose of owning and operating a single apartment property located in Cary, North Carolina, known as "Brampton Moors Apartments." Your partnership's property consists of 224 apartment units. There are 112 one-bedroom apartments and 112 two-bedroom apartments. The total rentable square footage of your partnership's property is 187,600 square feet. Your partnership's property had an average occupancy rate of approximately 89.29% in 1996 and 89.29% in 1997. The average annual rent per apartment unit is approximately $7,878.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1996, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $81,698, $92,384 and $46,023, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2040 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $7,438,225, payable to First Union and Lehman, which bears interest at a rate of 8.47%. The mortgage debt is due in June 2004. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of your partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Brampton Associates Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                               BRAMPTON ASSOCIATES PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
     BALANCE SHEET DATA           1998          1997          1997          1996          1995          1994          1993
     ------------------        -----------   -----------   -----------   -----------   -----------   -----------   -----------
Cash and Cash Equivalents....  $   373,656   $   984,043   $   445,004   $   571,442   $   591,693   $             $
Land & Building..............   10,310,940    10,221,325    10,262,811    10,184,071    10,084,696
Accumulated Depreciation.....   (6,226,254)   (5,836,868)   (6,031,561)   (5,642,175)   (5,253,498)
Other Assets.................      958,398       959,199       970,233       726,405       700,259             0             0
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 5,416,740   $ 6,327,699   $ 5,646,487   $ 5,839,743   $ 6,123,150   $             $
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................    7,473,467     7,530,090     7,472,082     7,020,157     7,071,360
Other Liabilities............      117,744        77,571       165,460       133,444        82,679
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $ 7,591,211   $ 7,607,661   $ 7,637,542   $ 7,153,601   $ 7,154,039   $         0   $         0
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(2,174,471)  $(1,279,962)  $(1,991,055)  $(1,313,858)  $(1,030,889)  $             $
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                  BRAMPTON ASSOCIATES PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
      STATEMENT OF OPERATIONS           1998          1997          1997         1996         1995         1994         1993
      -----------------------        -----------   -----------   ----------   ----------   ----------   ----------   ----------
Rental Revenue.....................  $  843,524    $  848,042    $1,740,292   $1,676,674   $1,664,647   $            $
Other Income.......................      43,752        41,895        99,318       92,018      116,054
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............  $  887,276    $  889,937    $1,839,610   $1,768,692   $1,780,701   $        0   $        0
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     361,343       338,932       795,880      798,209      724,121
General & Administrative...........           0             0
Depreciation.......................     194,693       194,693       389,386      388,677      380,692
Interest Expense...................     315,727       294,482       587,953      767,081      744,746
Property Taxes.....................      48,928        32,672        93,588       97,695       92,651
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............  $  920,691    $  860,779    $1,866,807   $2,051,662   $1,942,210   $        0   $        0
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................  $  (33,415)   $   29,158    $  (27,197)  $ (282,970)  $ (161,509)  $        0   $        0
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $33,415 for the six months ended June 30, 1998, compared to net income of $29,158 for the six months ended June 30, 1997. The decrease in net income of $62,573, or 214.60% was primarily the result of an increase in interest expense as well as increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $887,276 for the six months ended June 30, 1998, compared to $889,937 for the six months ended June 30, 1997, a decrease of $2,661, or 0.30%.

     Expenses

     Operating expenses consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $361,343 for the six months ended June 30, 1998, compared to $338,932 for the six months ended June 30, 1997. The increase of $22,411 or 6.61% is primarily due to higher maintenance expenses and rental concessions during the six months ended June 1997. Management expenses totaled $46,023 for the six months ended June 30, 1998, compared to $45,144 for the six months ended June 30, 1997, an increase of $879, or 1.95%.

     General and Administrative Expenses

     Not Applicable.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $315,727 for the six months ended June 30, 1998, compared to $294,482 for the six months ended June 30, 1997, an increase of $21,245, or 7.21%. The increase resulted from the refinancing of the loan in May 1997.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $27,197 for the year ended December 31, 1997, compared to a net loss of $282,970 for the year ended December 31, 1996. The increase in net income of $255,773, or 90.39% was primarily the result of lower interest expense and increased revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,839,610 for the year ended December 31, 1997, compared to $1,768,692 for the year ended December 31, 1996, an increase of $70,918, or 4.01%.

     Expenses

     Operating expenses consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $795,880 for the year ended December 31, 1997, compared to $798,209 for the year ended December 31, 1996, a decrease of $2,329 or 0.29%. Management expenses totaled $92,384 for the year ended December 31, 1997, compared to $89,291 for the year ended December 31, 1996, an increase of $3,093, or 3.46%.

     General and Administrative Expenses

     Not Applicable.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $587,953 for the year ended December 31, 1997, compared to $767,081 for the year ended December 31, 1996, a decrease of $179,128, or 23.35%. The decrease resulted from refinancing the mortgage at a lower interest rate in May 1997.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $282,970 for the year ended December 31, 1996, compared to a net loss of $161,509 for the year ended December 31, 1995. The decrease in net income of $121,461, or 75.20% was primarily the result of decreased revenues coupled with increased operating and interest expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,768,692 for the year ended December 31, 1996, compared to $1,780,701 for the year ended December 31, 1995, a decrease of $12,009, or 0.67%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $798,209 for the year ended December 31, 1996, compared to $724,121 for the year ended December 31, 1995, an increase of $74,088 or 10.23%. The increase is primarily due to increased advertising and maintenance expenses. Management expenses totaled $89,291 for the year ended December 31, 1996, compared to $89,077 for the year ended December 31, 1995, an increase of $214, or 0.24%.

     General and Administrative Expenses

     Not Applicable.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $767,081 for the year ended December 31, 1996, compared to $744,746 for the year ended December 31, 1995, an increase of $22,335, or 3.00%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $373,656 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner has no liability to your partnership or to any partner for any loss suffered by your partnership or any partner which arises out of any action or inaction of the general partner if the general partner determines, in good faith, such course of conduct was in the best interests of your partnership and such course of conduct did not constitute negligence or misconduct of the general partner. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     Your partnership will indemnify the general partner and its affiliates against any losses, judgments, liabilities, expenses and amounts paid in settlement, sustained by it in connection with your partnership, provided that the general partner determines that such course of conduct was in the best interests of your partnership and that such course of conduct did not constitute negligence or misconduct on the part of the general partner or its affiliates. Notwithstanding the foregoing, the general partner and its affiliates, acting as broker-dealers will not be indemnified for any losses, liabilities or expenses arising under the Federal or states securities laws unless: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (2) such claims have been dismissed with prejudice on the merits by a court of jurisdiction or (3) a court of competent jurisdiction approves a settlement of claims. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect of the issue of indemnification for securities law violations. The general partner or its affiliates will have advanced to them by your partnership, at their request, funds for payment of all expenses and costs reasonably incurred in connection with the defense of any action, suit or proceeding only if (1) the legal action related to the performance of duties or services by the general partner or its affiliates on behalf of your partnership,
(2) the legal action is initiated by a third party who is not a limited partner of your partnership and (3) the general partner or its affiliates undertake to repay the advanced funds to your partnership, without interest, if it is determined that a general partner or its affiliates are not entitled to indemnification. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership will not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability the indemnification of which is not permitted under your partnership's agreement of limited partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................  Not Available
1995........................................................  Not Available
1996........................................................  Not Available
1997........................................................     $11,851.15
1998 (through June 30)......................................       2,760.04

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0                   0.00%                  0
1995.........................          0                   0.00%                  0
1996.........................          0                   0.00%                  0
1997.........................          1                   1.86%                  2
1998 (through June 30).......          0                   0.00%                  0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................  Not Available
1995........................................................  Not Available
1996........................................................  Not Available
1997........................................................  Not Available

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                                           COMPENSATION
----                                                           ------------
1995........................................................      89,077
1996........................................................      81,698
1997........................................................      92,384
1998 (through June 30)......................................      46,023

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet -- Income Tax Basis as of June 30,
  1998 (unaudited)..........................................  F-2
Condensed Statements of Income & Expenses -- Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (unaudited)...............................................  F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Accountant's Review Report......................  F-7
Balance Sheet as of December 31, 1997 (unaudited)...........  F-8
Statement of Income & Expenses for the year ended December
  31, 1997 -- (unaudited)...................................  F-9
Statement of Changes in Partners' Capital
  (Deficit) -- Income Tax Basis for the year ended December
  31, 1997 (unaudited)......................................  F-11
Statement of Cash Flows for the year ended December 31, 1997
  (unaudited)...............................................  F-12
Notes to Financial Statements...............................  F-13
Independent Accountant's Review Report......................  F-18
Balance Sheet as of December 31, 1996 (unaudited)...........  F-19
Statement of Income & Expenses for the year ended December
  31, 1996 (unaudited)......................................  F-20
Statement of Changes in Partners' Capital (Deficit) --Income
  Tax Basis for the year ended December 31, 1996
  (unaudited)...............................................  F-22
Statement of Cash Flows for the year ended December 31, 1996
  (unaudited)...............................................  F-23
Notes to Financial Statements...............................  F-24
Independent Accountant's Review Report......................  F-29
Balance Sheet as of December 31, 1995 (unaudited)...........  F-30
Statement of Revenue and Expenses for the year ended
  December 31, 1995 (unaudited).............................  F-31
Statement of Changes in Partners' Capital (Deficit) --Income
  Tax Basis for the year ended December 31, 1995
  (unaudited)...............................................  F-33
Statement of Cash Flows for the year ended December 31, 1995
  (unaudited)...............................................  F-34
Notes to Financial Statements...............................  F-35

                              BRAMPTON ASSOCIATES

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                INCOME TAX BASIS
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $   373,656
Receivables and Deposits....................................                      1,053
Restricted Escrows..........................................                    102,194
Syndication Fees............................................                    544,553
Other Assets................................................                    310,598
Investment Property:
  Land......................................................    1,456,918
  Building and related personal property....................    8,854,022
                                                              -----------
                                                               10,310,940
  Less: Accumulated depreciation............................   (6,226,254)    4,084,686
                                                              -----------   -----------
          Total Assets......................................                $ 5,416,740
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $        --
Other Accrued Liabilities...................................                   (117,744)
Property taxes payable......................................                         --
Tenant security deposits....................................                         --
Notes Payable...............................................                 (7,473,467)
Partners' Capital...........................................                  2,174,471
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $(5,416,740)
                                                                            ===========

                              BRAMPTON ASSOCIATES

                   CONDENSED STATEMENTS OF INCOME & EXPENSES
                                  (UNAUDITED)
                                INCOME TAX BASIS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Income:
  Rental Income.............................................  $(843,524)  $(848,042)
  Other Income..............................................    (43,752)    (41,895)
  (Gain) Loss on Disposition of Property....................         --          --
  Casualty Gain/Loss........................................         --          --
                                                              ---------   ---------
          Total Revenues....................................   (887,276)   (889,937)
Expenses:
  Operating Expenses........................................    361,343     338,932
  General and Administrative Expenses.......................         --          --
  Depreciation Expense......................................    194,693     194,693
  Interest Expense..........................................    315,727     294,482
  Property Tax Expense......................................     48,928      32,672
                                                              ---------   ---------
          Total Expenses....................................    920,691     860,779
(Income) Loss from Operations...............................     33,415     (29,158)
Extraordinary Gain on Early Extinguishment of Debt..........         --          --
Loss on Sale of Investment Property.........................         --          --
Casualty Gain...............................................         --          --
                                                              ---------   ---------
          Net (Income) Loss.................................  $  33,415   $ (29,158)
                                                              =========   =========

                              BRAMPTON ASSOCIATES

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                INCOME TAX BASIS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                1998         1997
                                                              ---------   -----------
Operating Activities:
  Net Income (loss).........................................  $ (33,415)  $    29,158
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    194,693       194,693
     Loss on Casualty event.................................         --            --
     Extraordinary loss on refinancing......................         --            --
     Changes in accounts:
       Receivables and deposits and other assets............     78,050       (23,812)
       Accounts Payable and accrued expenses................    (47,716)      (55,874)
                                                              ---------   -----------
          Net cash provided by (used in) operating
            activities......................................    191,612       144,165
Investing Activities
  Property improvements and replacements....................    (48,129)      (37,254)
  Property improvements -- NON-CASH.........................         --            --
  Proceeds from sale of investments.........................         --            --
  Collections on notes receivable...........................         --            --
          Net (increase)/decrease in restricted escrows.....    (35,504)           --
          Net insurance proceeds received from casualty
            events..........................................         --            --
  Dividends received........................................         --            --
                                                              ---------   -----------
          Net cash provided by (used in) investing
            activities......................................    (83,633)      (37,254)
Financing Activities
  Payments on mortgage......................................    (29,327)   (6,990,067)
  Repayment of mortgage.....................................         --            --
  Prepayment penalties......................................         --            --
  Proceeds from refinancing of mortgage.....................         --     7,500,000
  Payment of Loan Costs.....................................         --      (204,243)
  Partners' Distributions...................................   (150,000)           --
                                                              ---------   -----------
          Net cash provided by (used in) financing
            activities......................................   (179,327)      305,690
                                                              ---------   -----------
          Net increase (decrease) in cash and cash
            equivalents.....................................    (71,348)      412,601
Cash and cash equivalents at beginning of year..............    445,004       571,442
                                                              ---------   -----------
Cash and cash equivalents at end of period..................  $ 373,656   $   984,043
                                                              =========   ===========

                           BRAMPTON ASSOCIATES, L.P.

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Brampton Associates, L.P. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

                           BRAMPTON ASSOCIATES, L.P.

                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

                                 March 6, 1998
Brampton Associates, L.P.
5665 Northside Drive N.W.
Suite 370
Atlanta, Georgia 30328-5805

     We have reviewed the accompanying balance sheets of Brampton Associates, L.P., income tax basis, as of December 31, 1997, and the related statements of income and partners' capital (deficit), income tax basis, for the year then ended, and statement of cash flow, income tax basis, for the year ending December 31, 1997, in accordance with statements on standards for accounting and review services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Brampton Associates, L.P.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     As described in Note 2, these financial statements were prepared on the accounting basis used for income tax purposes and are not intended to be in conformity with generally accepted accounting principles. As described in Note 6 and 8, we were unable to confirm the accrued interest receivable and the Gaincred III note balance at December 31, 1997.

     Based on our review, we are not aware of any material modification that should be made to the accompanying financial statements in order for them to be in conformity with the basis of accounting described in Note 2.

                                            Respectfully submitted,

                                            /s/ PORTOCK, BYE & CO.
                                            Portock, Bye & Co.
                                            Certified Public Accountants

                           BRAMPTON ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets
  Cash in bank..............................................  $   445,004.41
  Rent receivable...........................................           56.41
  Escrow -- R.E. tax........................................       93,709.39
  Escrow -- replace. reserves...............................       66,689.91
  Prepaid insurance.........................................        5,460.21
                                                              --------------
          Total current assets..............................      610,920.33
Property & equipment (Note 4)
  Land......................................................    1,456,918.00
  Land improvements.........................................       58,881.69
  Building..................................................    7,855,226.00
  Building improvements.....................................       74,256.10
  Equipment.................................................       45,632.13
  Furniture & fixtures......................................      771,896.94
                                                              --------------
  Total property & equipment................................   10,262,810.86
  Less: accum. depreciation.................................   (6,031,561.00)
                                                              --------------
          Net property & equipment..........................    4,231,249.86
Other assets
  Notes rec. -- Ptrs. (Note 6)..............................       60,062.76
  Syndication costs (Note 5)................................      544,553.00
  Financing costs (Note 5)..................................      210,247.53
  Legal fees (Note 5).......................................       10,475.00
                                                              --------------
  Total other assets........................................      825,338.29
  Less: accum. amortization.................................      (21,021.19)
                                                              --------------
          Total other assets................................      804,317.10
                                                              --------------
          Total assets......................................  $ 5,646,487.29
                                                              ==============

                          LIABILITIES AND CAPITAL
Current liabilities
  Accounts payable -- trade.................................  $    17,194.17
  Accrued expense...........................................       92,765.89
  Note pay -- GNCRD III (Note 8)............................       30,712.50
  Mortgage payable (Note 7).................................       59,498.85
  Security deposits payable.................................       15,445.00
  Prepaid rent..............................................        9,343.47
                                                              --------------
          Total current liabilities.........................      224,959.88
Non-current liabilities
  Mortgage payable (Note 7).................................    7,412,582.77
                                                              --------------
          Total non-current liab. ..........................    7,412,582.77
                                                              --------------
          Total liabilities.................................    7,637,542.65
Capital
  Investment -- partner.....................................   (1,963,858.80)
  Net loss year to date.....................................      (27,196.56)
                                                              --------------
          Total capital.....................................   (1,991,055.36)
                                                              --------------
          Total liabilities & capital.......................  $ 5,646,487.29
                                                              ==============

 See accompanying accountants review letter and accompanying notes to financial statements which are an
                   integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                         STATEMENT OF INCOME & EXPENSES

                                                                01/01/97
                                                                   TO
                                                                12/31/97         %
                                                              -------------    ------
Income
  Rental income.............................................  $1,740,292.39     96.08
  Misc. income..............................................      70,956.00     03.92
                                                              -------------    ------
          Total income......................................   1,811,248.39    100.00
Operating expenses (Sch I)..................................   1,866,806.90    103.07
                                                              -------------    ------
Net operating loss..........................................     (55,558.51)   (03.07)
Other income
  Interest earned...........................................      28,361.95     01.57
                                                              -------------    ------
Net loss....................................................  $  (27,196.56)   (01.50)
                                                              =============    ======

 See accompanying accountants review letter and accompanying notes to financial statements which are an integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                         STATEMENT OF INCOME & EXPENSES

                                                                01/01/97
                                                                   TO
                                                                12/31/97         %
                                                              -------------    ------
Operating expenses (Sch I)
  Advertising & rental......................................  $   68,580.81     03.79
  Amortization..............................................      21,279.19     01.17
  Credit & collection.......................................         966.13     00.05
  Depreciation..............................................     389,386.00     21.50
  Dues & subscription.......................................      18,353.85     01.01
  Electric..................................................      28,811.28     01.59
  Equipment rental..........................................         450.50     00.02
  Gas.......................................................       2,760.73     00.15
  Insurance.................................................      39,284.25     02.17
  Interest -- 1st...........................................     561,767.35     31.02
  Interest -- other.........................................      26,186.22     01.45
  Legal & professional......................................       5,207.50     00.29
  Licenses..................................................         680.25     00.04
  Maintenance...............................................     296,542.89     16.37
  Management fees...........................................      96,368.05     05.32
  Office expense............................................       9,652.67     00.53
  Payroll reimbursement.....................................     126,009.01     06.96
  Payroll tax reimb. .......................................      10,394.65     00.57
  Property admin. exp. .....................................      12,466.26     00.69
  Taxes -- real estate......................................      93,587.64     05.17
  Telephone.................................................       7,625.31     00.42
  Water & sewer.............................................      50,446.36     02.79
                                                              -------------    ------
          Total operating expenses..........................  $1,866,806.90    103.07
                                                              =============    ======

 See accompanying accountants review letter and accompanying notes to financial statements which are an integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

     STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT) (INCOME TAX BASIS)
                               DECEMBER 31, 1997

Capital (deficit) -- beginning of year......................  $(1,313,858.41)
Less:
  Net (loss)................................................      (27,196.56)
  Distributions.............................................     (650,000.39)
                                                              --------------
Capital (deficit) -- end of year............................  $(1,991,055.36)
                                                              ==============

 See accompanying accountants review letter and accompanying notes to financial statements which are an integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flow from operating activities
  Net loss..................................................  $ (27,196.56)
  Noncash items included in net income
     Depreciation...........................................    389,386.00
     Amortization...........................................     21,279.19
  Changes in:
     Rent receivable........................................      4,234.52
     Escrow -- R. E. tax....................................    (11,542.87)
     Escrow -- replace. reserves............................    (66,689.91)
     Loan receivable........................................      2,424.00
     Prepaid insurance......................................     (5,460.21)
     Accounts payable -- trade..............................    (29,340.36)
     Accrued expense........................................     74,561.28
     Security deposits payable..............................    (22,145.16)
     Prepaid rent...........................................      8,940.93
     Notes rec. -- Ptrs. (Note 6)...........................      6,000.00
     Financing costs -- net (Note 5)........................   (264,072.26)
     Legal fees (note 5)....................................     45,000.00
     Reinvestment fees (Note 5).............................     25,000.00
                                                              ------------
          Total adjustments.................................    177,575.15
                                                              ------------
          Net cash provided by (used by) operating
          activities........................................    150,378.59
Cash flow from investing activities
  Land improvements.........................................    (11,200.00)
  Building improvements.....................................    (37,382.75)
  Equipment.................................................    (13,949.26)
  Furniture & fixtures......................................    (16,208.27)
                                                              ------------
          Net cash provided by (used by) investing
          activities........................................    (78,740.28)
Cash flow from financing activities
  Note pay-RFC (Note 9).....................................   (787,529.00)
  Int. pay-RFC (Note 9).....................................   (104,741.36)
  Mortgage payable (Note 7).................................  1,344,194.64
  Partners withdraws........................................   (650,000.39)
                                                              ------------
          Net cash provided by (used by) financing
          activities........................................   (198,076.11)
                                                              ------------
          Net increase (decrease) in cash...................   (126,437.80)
Cash at beginning of year...................................    571,442.21
                                                              ------------
Cash at end of year.........................................  $ 445,004.41
                                                              ============

 See accompanying accountants review letter and accompanying notes to financial statements which are an integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 --

  A. Organization

     Brampton Associates, L.P. (the "Partnership"), a Connecticut Limited Partnership, was organized on December 17, 1985 to acquire, own, maintain and operate a 224 unit apartment complex known as Brampton Moors (the "Project") located in Cary, North Carolina.

  B. Purchase by RFC

     Pursuant to an acquisition agreement dated October 9, 1985, Resources Funding Corp. ("RFC"), an affiliate of the former general partner, agreed to acquire from Westminster Company (the "Seller") the land and the completed improvements for an aggregate purchase price of $10,000,000 with $1,400,000 allocable to the land and $8,600,000 (which was subsequently reduced by $600,000 to $8,000,000 pursuant to a predetermined pricing formula) allocable to the improvements. The portion allocable to the improvements is inclusive of interest at the rate of 16% per annum on certain deferred payments.

     On December 31, 1985, the Partnership purchased the land for $1,400,000 and simultaneously entered into a one year lease agreement with the Seller which required the Seller to complete the construction of the improvements and to pay $168,000 per annum in rent to the Partnership. Upon completion of the improvements in December 1986, RFC paid $7,300,000 (the "Interim Payment") to the Seller with the balance of $1,300,000 (the "Deferred Payment") payable upon the occurrence of certain events. $700,000 of the Deferred Payment was paid to the Seller on the first anniversary of the Interim Payment. The remaining $600,000 balance of purchase price was not earned by the Seller as the project did not attain certain predetermined performance levels, thus reducing the purchase price. The benefit of such reduction in the purchase price was passed on to the partnership by RFC.

  C. Purchase from RFC

     Pursuant to the terms of an assignment and assumption agreement dated December 27, 1985, and a purchase agreement, the Partnership acquired the rights of RFC under the acquisition agreement. The original purchase price (the "Purchase Price") payable to RFC by the Partnership for such rights was $4,080,763, which was reduced to $3,480,763 because of the adjustment to the Purchase Price paid by RFC to the Seller (see Note 1B).

     The Partnership's obligation to pay the Purchase Price is non-recourse to the general partner and limited partners of the Partnership. A portion of the Purchase Price was paid with the proceeds of the Partnership borrowing from Gaincred III Corp. (see Note 8). The limited partners' notes, together with the collateral securing such notes (including the Project), are pledged to RFC to secure payment of the Purchase Price or to Gaincred III Corp. to secure payment of borrowing by the Partnership (see Note 6). On May 7, 1997, the Partnership refinanced the property (see Note 7) and satisfied the note to RFC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Partnership are prepared on the accrual basis of accounting, consistent with reporting for federal income tax purposes, and include only those assets, liabilities, and results of operations of the partnership, rather than those of the individual partners.

     The building and equipment are stated at cost and are being depreciated using the accelerated cost recovery system ("ACRS") for assets placed in service prior to January 1, 1987 and the modified accelerated cost recovery system ("MACRS") for assets placed in service after December 31, 1986.

                           BRAMPTON ASSOCIATES, L.P.

     Costs incurred in connection with the sale of the limited partnership units were capitalized and are not being amortized.

     The income or loss of the Partnership is allocated 1% to the general partner and 99% to the limited partners. There is no provision for income taxes in the financial statements since the income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flow, the Partnership considers all highly liquid investment instruments with a maturity of three months or less to be cash equivalents.

NOTE 4 -- PROPERTY, EQUIPMENT AND DEPRECIATION

     Depreciation is recorded at rates calculated to amortize the cost of the assets as follows:

Building and equipment......................................  19 years ACRS
Land improvements...........................................  15 years MACRS
Appliances -- placed in service prior to 1/1/87.............  5 years ACRS
Appliances -- placed in service post 12/31/86...............  7 years 200%
                                                              declining
                                                              balance

     Land, building, and equipment, with a cost of $10,262,811 are pledged as collateral for the mortgage note payable.

     The costs of maintenance and repairs of the property and equipment are charged to expense as incurred.

NOTE 5 -- DEFERRED EXPENSES

     Deferred expenses and the related amortization are set forth as follows:

                                                          AMORT.    ACCUM.    UNAMORT.
                    ITEM                         COST     PERIOD    AMORT.    BALANCE
                    ----                       --------   -------   -------   --------
Syndication costs............................  $544,553       N/A       N/A   $544,553
Financing costs..............................  $210,248   84 mos.   $20,024   $190,224
Legal fees...................................  $ 10,475   84 mos.   $   997   $  9,478
                                               --------             -------   --------
                                               $765,276             $21,021   $744,255
                                               ========             =======   ========

     The Partnership refinanced the mortgage on May 7, 1997, consequently, the unamortized cost of acquiring the previous mortgage has been fully amortized in 1997. Syndication costs are a nondeductible expense and therefore are not being amortized.

NOTE 6 -- NOTES RECEIVABLE (PARTNERS' CAPITAL CONTRIBUTIONS)

     The notes receivable represent capital contributions from the limited partners. They are payable in quarterly installments of principal and interest over either a four year or a seven year payment schedule, as elected by each partner. The notes are unconditional and negotiable and bear interest at the rate of 11.5% per annum. Interest has not been accrued on these notes for the current year due to the transition of the general partners and the lack of sufficient data available from the former general partner. Integrated Resources, Inc. experienced serious financial difficulties and on February 13, 1990 filed a voluntary petition for reorganization pursuant to the provisions of Chapter 11. Notes receivable have been pledged as collateral to secure the Partnership obligation of the Purchase Price payable to RFC and the note payable to Gaincred III Corp. (See Notes 1C, 8, 9, and 10).

                           BRAMPTON ASSOCIATES, L.P.

NOTE 7 -- MORTGAGE NOTES PAYABLE

     The Project was subject to a mortgage held by Legg Mason Real Estate Service Inc. ("Mortgagee") in the original principal amount of $6,400,000. The mortgage required monthly installments of $62,507 (based on a 35 year amortization schedule), including interest at the rate of 11.5% per annum. The mortgage matured on December 1, 1996.

     On May 7, 1997, the Partnership refinanced the property with Lehman Brothers Holdings Inc., which subsequently sold the mortgage to First Union National Bank of North Carolina. The proceeds of the mortgage were used to satisfy the first and second mortgage as well as the note with Resources Funding Corp ("RFC"). The Partnership borrowed $7,500,000.00 at 8.47% per annum. On June 1, 1997 the Partnership was required to pay a payment of interest only with a constant payment of $57,509.13 commencing on July 1, 1997 and on the first day of each calendar month thereafter to and including the first day of May, 2004. The balance of the principal sum then outstanding and all the interest thereon shall be due and payable on the first day of June, 2004. The Partnership shall not have the privilege or right to prepay all or any portion of the unpaid principal balance of the note until May 31, 2001.

     Land, building and equipment are pledged as collateral for the above mortgage.

NOTE 8 -- NOTE PAYABLE -- GAINCRED III CORP.

     On December 22, 1988, the Partnership borrowed $1,069,925 from Gaincred III Corp. evidenced by a single limited recourse promissory note. The note bears interest at 12% per annum and is payable from the collections of certain limited partners' notes as specified in the agreement. The proceeds of the borrowing were used to paydown the Purchase Price (see note 1C). The sole security for this obligation is certain limited partners notes and their limited partnership interests. The balance of the note as of December 31, 1997 was unable to be confirmed. However, since the partners notes are the only security for this note, it has an immaterial effect on the financial statements taken as a whole.

NOTE 9 -- PURCHASE PRICE AND INTEREST ON PURCHASE PRICE PAYABLE

     This amount represented the unpaid balance of the purchase price payable to RFC. On May 7, 1997 the balance of the note, along with the accrued interest was satisfied with the proceeds of the refinancing with Lehman Brothers Holdings, Inc. The obligation carried interest from December 31, 1985 at the rate of 14% per annum prior to the Reorganization Plan and 9.5% per annum pursuant to the Reorganization Plan, compounded quarterly (see note 1C).

NOTE 10 -- MANAGEMENT FEE

The Partnership entered into a management contract with Resources Property Management Corp. ("RPMC"), an affiliate of the general partner. The contract called for a fee of 4% of the gross receipts, as defined in the contract. The management contract with RPMC was terminated effective June 1, 1991. A new management contract was entered into by the Partnership with Drucker & Falk effective June 1, 1991 on similar terms as with RPMC. This contract was terminated effective November 1, 1993. Upon termination of their contract the Partnership owed RPMC $45,169 for their services. However, pursuant to the Reorganization Plan, the amount due to RPMC was reduced to $10,000 which was paid in 1993. On November 1, 1993, a management contract was entered into with NPI Property Management Corp. and in February 1996, Insignia Financial became the new management company. Management fees paid to Insignia Financial for 1997 were $92,384.

                           BRAMPTON ASSOCIATES, L.P.

NOTE 11 -- PETITION FOR RELIEF UNDER CHAPTER 11

     On December 18, 1991, the Partnership filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Federal Bankruptcy Court for the Southern District of New York. The Reorganization Plan developed by the Partnership was confirmed by the Federal Bankruptcy Court for the Southern District of New York on September 15, 1992, effective September 30, 1992. Under the Reorganization Plan, certain debts of the Partnership were reduced and the terms of repayment modified as described in Notes 9, 10, and 11. In accordance with the Internal Revenue Code, the reduction of the Purchase Price payable, as described in Note 9 was applied to reduce the basis of the fixed assets, and the reduction of the amounts due to Integrated and its affiliates (Note 11) and RPMC (Note 10) which was recorded as cancellation of debt income in the 1992 financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                 March 19, 1997

Brampton Associates, L.P.
5665 Northside Drive N.W.
Suite 370
Atlanta, Georgia 30328-5805

     We have reviewed the accompanying balance sheets of Brampton Associates, L.P., income tax basis, as of December 31, 1996, and the related statements of income and partners' capital (deficit), income tax basis, for the year then ended, and statement of cash flow, income tax basis, for the year ending December 31, 1996, in accordance with statements on standards for accounting and review services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Brampton Associates, L.P.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     As described in Note 2, these financial statements were prepared on the accounting basis used for income tax purposes and are not intended to be in conformity with generally accepted accounting principles. As described in Note 6 and 8, we were unable to confirm the accrued interest receivable and the Gaincred III Note Balance at December 31, 1996.

     Based on our review, we are not aware of any material modification that should be made to the accompanying financial statements in order for them to be in conformity with the basis of accounting described in Note 2.

                                            Respectfully submitted,

                                            /s/ PORTOCK, BYE & CO.

                                            Portock, Bye & Co.
                                            Certified Public Accountants

                           BRAMPTON ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Current assets
  Cash in bank..............................................  $   571,442.21
  Rent receivable...........................................        4,290.93
  Escrow -- R.E. tax........................................       82,166.52
  Loan receivable...........................................        2,424.00
                                                              --------------
          Total current assets..............................      660,323.66
Property & equipment (Note 4)
  Land......................................................    1,456,918.00
  Land improvements.........................................       47,681.69
  Building..................................................    7,855,226.00
  Building improvements.....................................       36,873.35
  Equipment.................................................       31,682.87
  Furniture & fixtures......................................      755,688.67
                                                              --------------
  Total property & equipment................................   10,184,070.58
  Less: accum. depreciation.................................   (5,642,175.00)
                                                              --------------
          Net property & equipment..........................    4,541,895.58
Other assets
  Notes rec. -- ptrs. (Note 6)..............................       66,062.76
  Syndication costs (Note 5)................................      544,553.00
  Financing costs (Note 5)..................................      226,060.27
  Legal fees (Note 5).......................................       55,475.00
  Reinvestment fees (Note 5)................................       25,000.00
                                                              --------------
  Total other assets........................................      917,151.03
  Less: accum. amortization.................................     (279,627.00)
                                                              --------------
          Total other assets................................      637,524.03
                                                              --------------
          Total assets......................................  $ 5,839,743.27
                                                              ==============

                          LIABILITIES AND CAPITAL
Current liabilities
  Accounts payable -- trade.................................  $    46,534.53
  Accrued expense...........................................       18,204.61
  Note pay-GNCRD III (Note 8)...............................       30,712.50
  Mortgage payable..........................................    6,127,886.98
  Security deposits payable.................................       37,590.16
  Prepaid rent..............................................          402.54
  Int. pay-RFC (Note 9).....................................      104,741.36
                                                              --------------
          Total current liabilities.........................    6,366,072.68
Non-current liabilities
  Note pay-RFC (Note 9).....................................      787,529.00
                                                              --------------
          Total non-current liab. ..........................      787,529.00
                                                              --------------
          Total liabilities.................................    7,153,601.68
Capital
  Investment -- partner.....................................   (1,030,888.59)
  Net loss year to date.....................................     (282,969.82)
                                                              --------------
          Total capital.....................................   (1,313,858.41)
                                                              --------------
          Total liabilities & capital.......................  $ 5,839,743.27
                                                              ==============

 See accompanying accountants review letter and accompanying notes to financial statements which are an integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                         STATEMENT OF INCOME & EXPENSES

                                                                01/01/96
                                                                   TO
                                                                12/31/96         %
                                                              -------------    ------
Income
  Rental income.............................................  $1,676,674.28     96.24
  Misc. income..............................................     (92,017.88)     3.76
                                                              -------------    ------
          Total income......................................   1,742,163.35    100.00
Operating expenses (Sch I)..................................   2,051,661.98    117.77
                                                              -------------    ------
Net operating loss..........................................    (309,498.63)   (17.77)
Other income
  Interest earned...........................................     (92,017.88)     1.52
                                                              -------------    ------
          Net loss..........................................  $ (282,969.82)   (16.24)
                                                              =============    ======

 See accompanying accountants review letter and accompanying notes to financial statements which are an integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                         STATEMENT OF INCOME & EXPENSES

                                                                01/01/96
                                                                   TO
                                                                12/31/96         %
                                                              -------------    ------
Operating expenses (Sch I)
  Advertising & rental......................................  $   61,186.53      3.51
  Amortization..............................................      22,821.00      1.31
  Credit & collection.......................................         813.45      0.05
  Depreciation..............................................     388,677.00     22.31
  Dues & subscription.......................................      22,153.79      1.27
  Electric..................................................      11,563.22      0.66
  Equipment rental..........................................       1,988.64      0.11
  Gas.......................................................       1,624.56      0.09
  Insurance.................................................      41,056.03      2.36
  Interest -- 1st...........................................     718,487.44     41.24
  Interest -- 2nd...........................................      48,593.65      2.79
  Interest -- other.........................................      75,609.32      4.34
  Legal & professional......................................      17,830.00      1.02
  Licenses..................................................         323.75      0.02
  Maintenance...............................................     228,614.65     13.12
  Management fees...........................................      92,601.90      5.32
  Office expense............................................      15,716.39      0.90
  Payroll reimbursement.....................................     125,444.84      7.20
  Payroll tax reimb. .......................................      10,870.25      0.62
  Property admin. exp. .....................................       5,046.25      0.29
  Promotion.................................................       1,019.09      0.06
  Taxes -- real estate......................................      97,694.91      5.61
  Taxes -- other............................................         500.00      0.03
  Telephone.................................................       6,054.08      0.35
  Water & sewer.............................................      55,371.24      3.18
                                                              -------------    ------
          Total operating expenses..........................  $2,051,661.98    117.77
                                                              =============    ======

 See accompanying accountants review letter and accompanying notes to financial statements which are an integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

     STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT) (INCOME TAX BASIS)
                               DECEMBER 31, 1996

Capital (deficit) -- beginning of year......................  $(1,030,888.59)
Net (loss)..................................................  $  (282,969.82)
                                                              --------------
Capital (deficit) -- end of year............................  $(1,313,858.41)
                                                              ==============

 See accompanying accountants review letter and accompanying notes to financial statements which are an
                   integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flow from operating activities
  Net loss..................................................  $  (282,969.82)
  Noncash items included in net income
     Depreciation...........................................      388,677.00
     Amortization...........................................       22,821.00
  Changes in:
     Rent receivable........................................       (3,285.18)
     Escrow -- R.E. tax.....................................      (67,784.39)
     Loan receivable........................................          280.15
     Accounts payable -- trade..............................       20,404.83
     Accrued expense........................................       18,204.61
     Security deposits payable..............................       (1,037.50)
     Accrued interest pay. .................................      (55,077.71)
     Prepaid rent...........................................      (17,519.51)
     Notes rec. -- ptrs. (note 6)...........................        5,000.00
     Financing costs (note 5)...............................       16,175.27
     Legal fees (note 5)....................................       10,475.00
     Int. pay-rfc (note 9)..................................       74,815.26
                                                              --------------
          Total adjustments.................................      358,848.29
                                                              --------------
          Net cash provided by (used by) operating
           activities.......................................       75,878.47
Cash flow from investing activities
  Building improvements.....................................      (20,847.65)
  Equipment.................................................       (2,279.00)
  Furniture & fixtures......................................      (76,247.53)
                                                              --------------
          Net cash provided by (used by) investing
           activities.......................................      (99,374.18)
Cash flow from financing activities
  Mtg. pay-L.M. (note 7)....................................   (5,747,239.53)
  Mtg. pay-society (note 7).................................     (420,874.60)
  Mortgage payable..........................................    6,127,886.98
                                                              --------------
          Net cash provided by (used by) financing
           activities.......................................      (40,227.15)
                                                              --------------
Net increase (decrease) in cash.............................      (63,722.86)
Cash at beginning of year...................................      591,693.08
                                                              --------------
Cash at end of year.........................................  $   527,970.22
                                                              ==============

 See accompanying accountants review letter and accompanying notes to financial statements which are an
                   integral part of the financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1 --
  A. Organization

     Brampton Associates, L.P. (the "Partnership"), a Connecticut limited partnership, was organized on December 17, 1985 to acquire, own, maintain and operate a 224 unit apartment complex known as Brampton Moors (the "Project") located in Cary, North Carolina.

  B. Purchase by RFC

     Pursuant to an acquisition agreement dated October 9, 1985, Resources Funding Corp. ("RFC"), an affiliate of the former general partner, agreed to acquire from Westminster Company (the "Seller") the land and the completed improvements for an aggregate purchase price of $10,000,000 with $1,400,000 allocable to the land and $8,600,000 (which was subsequently reduced by $600,000 to $8,000,000 pursuant to a predetermined pricing formula) allocable to the improvements. The portion allocable to the improvements is inclusive of interest at the rate of 16% per annum on certain deferred payments.

     On December 31, 1985, the partnership purchased the land for $1,400,000 and simultaneously entered into a one year lease agreement with the seller which required the seller to complete the construction of the improvements and to pay $168,000 per annum in rent to the partnership. Upon completion of the improvements in December 1986, RFC paid $7,300,000 (the "Interim Payment") to the seller with the balance of $1,300,000 (the "Deferred Payment") payable upon the occurrence of certain events. $700,000 of the deferred payment was paid to the seller on the first anniversary of the interim payment. The remaining $600,000 balance of purchase price was not earned by the seller as the project did not attain certain predetermined performance levels, thus reducing the purchase price. The benefit of such reduction in the purchase price was passed on to the partnership by RFC.

  C. Purchase from RFC

     Pursuant to the terms of an assignment and assumption agreement dated December 27, 1985, and a purchase agreement, the partnership acquired the rights of RFC under the acquisition agreement. The original purchase price (the "Purchase Price") payable to RFC by the partnership for such rights was $4,080,763, which was reduced to $3,480,763 because of the adjustment to the purchase price paid by RFC to the seller (see Note 1B).

     The partnership's obligation to pay the purchase price is non-recourse to the general partner and limited partners of the partnership. A portion of the purchase price was paid with the proceeds of the partnership borrowing from Gaincred III Corp (see Note 8). The limited partners' notes, together with the collateral securing such notes (including the project), are pledged to RFC to secure payment of the purchase price or to Gaincred III Corp to secure payment of borrowing by the partnership (see Note 6).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the partnership are prepared on the accrual basis of accounting, consistent with reporting for federal income tax purposes, and include only those assets, liabilities, and results of operations of the partnership, rather than those of the individual partners.

     The building and equipment are stated at cost and are being depreciated using the Accelerated Cost Recovery System ("ACRS") for assets placed in service prior to January 1, 1987 and the modified Accelerated Cost Recovery System ("MACRS") for assets placed in service after December 31, 1986.

     Costs incurred in connection with the sale of the limited partnership units were capitalized and are not being amortized.

                           BRAMPTON ASSOCIATES, L.P.

     The income or loss of the partnership is allocated 1% to the general partner and 99% to the limited partners. There is no provision for income taxes in the financial statements since the income or loss of the partnership is required to be reported by the partners on their respective income tax returns.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flow, the partnership considers all highly liquid investment instruments with a maturity of three months or less to be cash equivalents.

NOTE 4 -- PROPERTY, EQUIPMENT AND DEPRECIATION

     Depreciation is recorded at rates calculated to amortize the cost of the assets as follows:

Building and equipment....................................  19 years ACRS
Land improvements.........................................  15 years MACRS
Appliances -- placed in service prior to 1/1/87...........  5 years ACRS
Appliances -- placed in service post 12/31/86.............  7 years 200%
                                                            declining
                                                            balance

     Land, building, and equipment, with a cost of $10,184,071. are pledged as collateral for the mortgage note payable.

     The costs of maintenance and repairs of the property and equipment are charged to expense as incurred.

NOTE 5 -- DEFERRED EXPENSES

     Deferred expenses and the related amortization are set forth as follows:

                                                                AMORT.     ACCUM.    UNAMORT.
ITEM                                                  COST      PERIOD     AMORT.    BALANCE
----                                                --------   --------   --------   --------
Syndication costs.................................  $544,553     N/A        N/A      $544,553
Financing costs...................................  $209,885   120 Mos.   $209,885   $      0
Legal fees........................................  $ 45,000    60 Mos.   $ 45,000   $      0
Reinvest. fees....................................  $ 25,000    82 Mos.   $ 24,742   $    258
                                                    --------              --------   --------
                                                    $824,438              $279,627   $544,811
                                                    ========              ========   ========

     In addition, during 1996, legal fees of $10,475 and financing fees of $16,175 were paid as part of the refinancing as discussed in Note 7. These fees have not been subject to amortization until the refinancing is finalized. Syndication costs are a nondeductable expense and therefore are not being amortized.

NOTE 6 -- NOTES RECEIVABLE (PARTNERS' CAPITAL CONTRIBUTIONS)

     The notes receivable represent capital contributions from the limited partners. They are payable in quarterly installments of principal and interest over either a four year or a seven year payment schedule, as elected by each partner. The notes are unconditional and negotiable and bear interest at the rate of 11.5% per annum. Interest has not been accrued on these notes for the current year due to the transition of the general partners and the lack of sufficient data available from the former general partner. Integrated Resources, Inc. experienced serious financial difficulties and on February 13, 1990 filed a voluntary petition for reorganization pursuant to the provisions of Chapter 11. Notes receivable have been pledged as collateral to secure the partnership obligation of the purchase price payable to RFC and the note payable to Gaincred III Corp. (See Notes 1C, 8, 9, and 10).

                           BRAMPTON ASSOCIATES, L.P.

NOTE 7 -- MORTGAGE NOTES PAYABLE

     The project was subject to a mortgage held by Legg Mason Real Estate Service Inc. ("Mortgagee") in the original principal amount of $6,400,000. The mortgage required monthly installments of $62,507 (based on a 35 year amortization schedule), including interest at the rate of 11.5% per annum. The mortgage matured on December 1, 1996. The partnership is presently negotiating refinancing with Lehman Brothers. Lehman Brothers is purchasing the mortgage payable to both Legg Mason and Key Bank Society National Bank.

     As a condition to financing, the partnership was required to supply a letter of credit or to place up to $2 million in escrow, the amount of such funds to decline based on the amount of the shortfall from predetermined property performance levels. If two years from the date of disbursement of the mortgage loan, the project had not yet achieved the predetermined property performance levels, the mortgage loan would be reduced by 95% of the amount then held in escrow drawn under the letter of credit (the remaining 5% to be paid to the lender as a reinvestment fee). RFC had agreed to advance to the partnership the required letter of credit or escrow amount and in the event of a reduction in the mortgage loan and payment of a reinvestment fee to the lender, RFC has agreed to lend the total of such amounts to the partnership on the same conditions as such amounts would have been due under the mortgage loan. However, the partnership, and not RFC, posted the letter of credit. The partnership also posted its demand note as security for nay drawings under the letter of credit and Integrated Resources, Inc. guaranteed the obligation of the partnership in connection with the letter of credit. In 1988, as a result of meeting certain predetermined property performance levels, the amount of the letter of credit was reduced to $500,000.

     As a result of the project not meeting certain predetermined performance levels, on February 15, 1990, the escrow agent for the holder of the permanent mortgage drew the entire amount of $500,000. Available under the letter of credit. 95% of the drawn amount was applied towards the reduction of principal of the mortgage loan and the remaining 5% of the drawn down amount was paid to Crown Life Insurance Company, the former mortgagee, as a reinvestment fee. Due to a reduction of the remaining principal balance, the mortgagee agreed to reduce the monthly installment payments from $62,507 to $57,835 effective April 1, 1990. The mortgage note can be prepaid in full at a premium as described in the mortgage note.

     As a result of a drawdown under the letter of credit as described above, the demand note in the amount of $500,000 became payable to Society National Bank ("Society"), (formerly Ameritrust Company National Associates) on February 15, 1990. Pursuant to a plan of reorganization approved by the bankruptcy court under Chapter 11 of the United States Bankruptcy Code ("Reorganization Plan"), the demand note due to Society was converted into a term loan in the amount of $500,000 (the "Second Mortgage"). The second mortgage required monthly payments of $4,491 (based on a 35 year amortization schedule), including interest at the rate of 10.5% per annum and matured on December 1, 1996. The Society Mortgage was part of the refinancing plan as discussed above.

     Land, building and equipment, carried at a net book value of $4,541,896 are pledged as collateral for the above mortgages as well as the refinancing mortgage.

NOTE 8 -- NOTE PAYABLE -- GAINCRED III CORP.

     On December 22, 1988, the partnership borrowed $1,069,925 form Gaincred III Corp. evidenced by a single limited recourse promissory note. The note bears interest at 12% per annum and is payable from the collections of certain limited partners' notes as specified in the agreement. The proceeds of the borrowing were used to paydown the purchase price (see Note 1C). The sole security for this obligation is certain limited partners notes and their limited partnership interests. The balance of the note as of December 31, 1996 was unable to be confirmed during this period of transition. However, since the partners notes are the only security for this note, it has an immaterial effect on the financial statements taken as a whole.

                           BRAMPTON ASSOCIATES, L.P.

NOTE 9 -- PURCHASE PRICE AND INTEREST ON PURCHASE PRICE PAYABLE

     This amount represents the unpaid balance of the purchase price payable to RFC. The obligation carried interest from December 31, 1985 at the rate of 14% per annum, compounded quarterly (see Note 1C). Pursuant to the reorganization plan, the unpaid balance of the purchase price was reduced by $194,000. The new RFC note with a current principal amount of $787,529 bears interest at 9.5% per annum and is secured by certain notes from limited partners (see Note 1C). Subject to certain restrictions, the new RFC note is to be paid from the proceeds of collection of the notes receivable from limited partners, cash flows from operations of the project and from sales proceeds of the project. The partnership has incurred default interest in the amount of $30,500 which shall bear interest at the rate of 9.5% per annum and shall be payable on December 1, 1997. This default amount will be waived if no future events of default occur. This interest is not included in the financial statements due to its contingency on future events.

NOTE 10 -- MANAGEMENT FEE

     The partnership entered into a management contract with Resources Property Management Corp. ("RPMC"), an affiliate of the general partner. The contract called for a fee of 4% of the gross receipts, as defined in the contract. The management contract with RPMC was terminated effective June 1, 1991. A new management contract was entered into by the partnership with Drucker & Falk effective June 1, 1991 on similar terms as with RPMC. This contract was terminated effective November 1, 1993. Upon termination of their contract the partnership owed RPMC $45,169 for their services. However, pursuant to the reorganization plan, the amount due to RPMC was reduced to $10,000 which was paid in 1993. On November 1, 1993, a new management contract was entered into with NPI Property Management Corp. which was an affiliate of the new general partner. Management fees paid to NPI Property Management Corp. for the year ended December 31, 1996 are $7,593.00. In February 1996, Insignia Financial became the new management company. Management fees paid to Insignia Financial for 1996 were $81,698.00.

NOTE 11 -- PETITION FOR RELIEF UNDER CHAPTER 11

     On December 18, 1991, the partnership filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Federal Bankruptcy Court for the Southern District of New York. The Reorganization Plan developed by the partnership was confirmed by the Federal Bankruptcy Court for the Southern District of New York on September 15, 1992, effective September 30, 1992. Under the Reorganization Plan, certain debts of the partnership were reduced and the terms of repayment modified as described in Notes 9, 10, and 11. In accordance with the Internal Revenue Code, the reduction of the purchase price payable, as described in Note 9 was applied to reduce the basis of the fixed assets, and the reduction of the amounts due to Integrated and its affiliates (Note 11) and RPMC (Note 10) which was recorded as cancellation of debt income in the 1992 financial statements.

                           BRAMPTON ASSOCIATES, L.P.

                              FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

                               February 17, 1996

Brampton Associates, L.P.
5665 Northside Drive N.W.
Suite 370
Atlanta, Georgia 30328-5805

     We have reviewed the accompanying balance sheets of Brampton Associates, L.P., income tax basis, as of December 31, 1995, and the related statements of income and partners' capital (deficit), income tax basis, for the year then ended, and statement of cash flow, income tax basis, for the year ending December 31, 1995, in accordance with statements on standards for accounting and review services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Brampton Associates, L.P.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     As described in Note 2, these financial statements were prepared on the accounting basis used for income tax purposes and are not intended to be in conformity with generally accepted accounting principles. As described in Note 6 and 8, we were unable to confirm the accrued interest receivable and the Gaincred III note balance at December 31, 1995.

     Based on our review, we are not aware of any material modification that should be made to the accompanying financial statements in order for them to be in conformity with the basis of accounting described in Note 2.

                                            Respectfully Submitted,

                                            /s/ PORTOCK, BYE & CO.
                                            Portock, Bye & Co.
                                            Certified Public Accountants

                           BRAMPTON ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                     ASSETS

Current assets
  Cash in bank..............................................  $   591,693.08
  Cash in bank -- restricted................................       43,471.99
  Rent receivable...........................................        1,005.75
  Escrow -- R.E. tax........................................       14,382.13
  Loan receivable...........................................        2,704.15
                                                              --------------
         Total current assets...............................      653,257.10
Property & equipment (Note 4)
  Land......................................................    1,456,918.00
  Land improvements.........................................       47,681.69
  Building..................................................    7,855,226.00
  Building improvements.....................................       16,025.70
  Equipment.................................................       29,403.87
  Furniture & fixtures......................................      679,441.14
                                                              --------------
  Total property & equipment................................   10,084,696.40
  Less: accum. depreciation.................................   (5,253,498.00)
                                                              --------------
         Net property & equipment...........................    4,831,198.40
Other assets
  Notes rec. -- ptrs. (Note 6)..............................       71,062.76
  Syndication costs (Note 5)................................      544,553.00
  Financing costs (Note 5)..................................      209,885.00
  Legal fees (Note 5).......................................       45,000.00
  Reinvestment fees (Note 5)................................       25,000.00
                                                              --------------
  Total other assets........................................      895,500.76
  Less: accum. amortization.................................     (256,806.00)
                                                              --------------
         Total other assets.................................      638,694.76
                                                              --------------
         Total assets.......................................  $ 6,123,150.26
                                                              ==============

                            LIABILITIES AND CAPITAL

Current liabilities
  Accounts payable -- trade.................................  $    26,129.70
  Mtg. pay -- L.M. (Note 7).................................    5,747,239.53
  Mtg. pay -- society (Note 7)..............................      420,874.60
  Note pay -- GNCRD III (Note 8)............................       30,712.50
  Security deposits payable.................................       38,627.66
  Accrued interest pay. ....................................       55,077.71
  Prepaid rent..............................................       17,922.05
  Int. Pay -- RFC (Note 9)..................................       29,926.10
                                                              --------------
         Total current liabilities..........................    6,366,509.85
Non-current liabilities
  Note pay -- RFC (Note 9)..................................      787,529.00
                                                              --------------
         Total non-current liab. ...........................      787,529.00
                                                              --------------
         Total liabilities..................................    7,154,038.85
Capital
  Investment -- Partner.....................................     (845,730.11)
  Net loss year to date.....................................     (161,508.48)
  Withdraws.................................................      (23,650.00)
                                                              --------------
         Total capital......................................   (1,030,888.59)
                                                              --------------
         Total liabilities & capital........................  $ 6,123,150.26
                                                              ==============

                   See accompanying accountants review letter
                  which is an integral part of this statement.

                           BRAMPTON ASSOCIATES, L.P.

                       STATEMENT OF REVENUES AND EXPENSES

                                                                01/01/95
                                                                   TO
                                                                12/31/95
                                                              -------------
Income
  Rental income.............................................  $1,664,647.36
  Misc. income..............................................      60,996.70
  Late charges..............................................       2,206.63
  Laundry income............................................      13,982.68
                                                              -------------
          Total income......................................   1,741,833.37
Operating expenses (Sch. I).................................   1,942,209.73
                                                              -------------
Net operating loss..........................................    (200,376.36)
Other income
  Interest earned...........................................      38,867.88
                                                              -------------
          Total other income................................      38,867.88
                                                              -------------
          Net loss..........................................  $ (161,508.48)
                                                              =============

                   See accompanying accountants review letter
                  which is an integral part of this statement.

                           BRAMPTON ASSOCIATES, L.P.

                       STATEMENT OF REVENUES AND EXPENSES

                                                                01/01/95
                                                                   TO
                                                                12/31/95
                                                              ------------
Operating expenses (Sch I)
  Advertising...............................................     14,844.37
  Amortization..............................................     24,560.00
  Bad debts.................................................      6,917.00
  Computer fees.............................................        858.68
  Credit & collection.......................................        845.98
  Depreciation..............................................    380,692.00
  Dues & subscription.......................................     19,751.59
  Electric..................................................     28,343.54
  Exterminator..............................................      2,514.09
  Equipment rental..........................................      2,259.76
  Gas.......................................................      2,448.69
  Insurance.................................................     57,985.85
  Interest -- 1st...........................................    662,606.46
  Interest -- 2nd...........................................     49,275.04
  Interest -- other.........................................     32,864.57
  Legal & professional......................................     14,937.50
  Licenses..................................................        623.75
  Locator fees..............................................      5,065.83
  Maintenance...............................................    176,929.87
  Pool......................................................      2,096.27
  Management fees...........................................     89,077.00
  Office expense............................................     57,519.23
  Payroll reimbursement.....................................    112,821.88
  Payroll tax reimb. .......................................     14,317.53
  Property admin. exp. .....................................      4,815.17
  Promotion.................................................      7,495.33
  Taxes -- real estate......................................     92,651.02
  Telephone.................................................      5,764.24
  Travel....................................................        482.47
  Trash.....................................................     10,503.11
  Water & sewer.............................................     60,341.04
                                                              ------------
          Total operating expenses..........................  1,942,209.73
                                                              ============

                   See accompanying accountants review letter
                  which is an integral part of this statement.

                           BRAMPTON ASSOCIATES, L.P.

     STATEMENT OF CHANGES IN PARTNERS' CAPITAL (DEFICIT) (INCOME TAX BASIS)
                               DECEMBER 31, 1995

Capital (deficit) -- beginning of year......................  $  (845,730.11)
Withdraws -- defaulted partners notes.......................  $   (23,650.00)
Net (loss)..................................................  $  (161,508.48)
                                                              --------------
Capital (deficit) -- end of year............................  $(1,030,888.59)
                                                              ==============

                   See accompanying accountants review letter
                  which is an integral part of this statement.

                           BRAMPTON ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flow from operating activities
  Net income................................................                    $(161,508.48)
  Noncash items included in net income
     Depreciation...........................................  $   380,692.00
     Amortization...........................................       24,560.00
  Changes in:
     Cash in bank -- restricted.............................      114,853.06
     Rent receivable........................................        2,340.82
     Escrow -- R.E. tax.....................................       (5,948.98)
     Loan receivable........................................       (2,704.15)
     Prepaid insurance......................................        7,394.59
     Accounts payable -- trade..............................       15,788.06
     Security deposits payable..............................       (1,199.93)
     Accrued interest pay. .................................         (298.19)
     Prepaid rent...........................................         (450.06)
     Notes rec. -- ptrs. (note 6)...........................       52,709.18
     Int. pay -- RFC (note 9)...............................      (98,349.01)
                                                              --------------
          Total adjustments.................................                      489,387.39
                                                                                ------------
          Net cash provided by (used by) operating
            activities......................................                      327,878.91
Cash flow from investing activities
  Land improvements.........................................      (23,881.69)
  Equipment.................................................       (6,505.06)
  Furniture & fixtures......................................      (60,488.67)
                                                              --------------
          Net cash provided by (used by) investing
            activities......................................                      (90,875.42)
Cash flow from financing activities
  Mtg. pay -- L.M. (note 7).................................   (5,747,239.53)
  Mtg. pay -- society (note 7)..............................     (495,007.38)
  Note pay -- RFC (note 9)..................................     (108,252.69)
  Partners withdraws........................................      (23,650.00)
  Mtg. pay -- L.M. (note 7).................................    5,716,124.18
  Mtg. pay -- society (note 7)..............................  $   419,078.99
                                                              --------------
          Net cash provided by (used by) financing
            activities......................................                     (238,946.43)
                                                                                ------------
          Net increase (decrease) in cash...................                       (1,942.94)
Cash at beginning of year...................................                      593,636.02
                                                                                ------------
Cash at end of year.........................................                    $ 591,693.08
                                                                                ============

                   See accompanying accountants review letter
                  which is an integral part of this statement.

                           BRAMPTON ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1 --
  A. Organization

     Brampton Associates, L.P. (the "Partnership"), a Connecticut Limited Partnership, was organized on December 17, 1985 to acquire, own, maintain and operate a 224 unit apartment complex known as Brampton Moors (the "Project") located in Cary, North Carolina.

  B. Purchase by RFC

     Pursuant to an acquisition agreement dated October 9, 1985, Resources Funding Corp. ("RFC"), an affiliate of the former general partner, agreed to acquire from Westminster Company (the "Seller") the land and the completed improvements for an aggregate purchase price of $10,000,000 with $1,400,000 allocable to the land and $8,600,000 (which was subsequently reduced by $600,000 to $8,000,000 pursuant to a predetermined pricing formula) allocable to the improvements. The portion allocable to the improvements is inclusive of interest at the rate of 16% per annum on certain deferred payments.

     On December 31, 1985, the Partnership purchased the land for $1,400,000 and simultaneously entered into a one year lease agreement with the Seller which required the Seller to complete the construction of the improvements and to pay $168,000 per annum in rent to the Partnership. Upon completion of the improvements in December 1986, RFC paid $7,300,000 (the "Interim Payment") to the Seller with the balance of $1,300,000 (the "Deferred Payment") payable upon the occurrence of certain events. $700,000 of the Deferred Payment was paid to the Seller on the first anniversary of the Interim Payment. The remaining $600,000 balance of purchase price was not earned by the Seller as the project did not attain certain predetermined performance levels, thus reducing the purchase price. The benefit of such reduction in the purchase price was passed on to the Partnership by RFC.

  C. Purchase from RFC

     Pursuant to the terms of an assignment and assumption agreement dated December 27, 1985, and a purchase agreement, the Partnership acquired the rights of RFC under the acquisition agreement. The original purchase price (the "Purchase Price") payable to RFC by the Partnership for such rights was $4,080,763, which was reduced to $3,480,763 because of the adjustment to the purchase price paid by RFC to the Seller (see Note 1B).

     The Partnership's obligation to pay the Purchase Price is non-recourse to the general partner and limited partners of the Partnership. A portion of the purchase price was paid with the proceeds of the Partnership borrowing from Gaincred III Corp (see Note 8). The limited partners' notes, together with the collateral securing such notes (including the Project), are pledged to RFC to secure payment of the Purchase Price or to Gaincred III Corp to secure payment of borrowing by the Partnership (see Note 6).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Partnership are prepared on the accrual basis of accounting, consistent with reporting for federal income tax purposes, and include only those assets, liabilities, and results of operations of the Partnership, rather than those of the individual partners.

     The building and equipment are stated at cost and are being depreciated using the Accelerated Cost Recovery System ("ACRS") for assets placed in service prior to January 1, 1987 and the Modified Accelerated Cost Recovery System ("MACRS") for assets placed in service after December 31, 1986.

     Costs incurred in connection with the sale of the limited partnership units were capitalized and are not being amortized.

                           BRAMPTON ASSOCIATES, L.P.

     The income or loss of the Partnership is allocated 1% to the general partner and 99% to the limited partners. There is no provision for income taxes in the financial statements since the income or loss of the Partnership is required to be reported by the partners on their respective income tax returns.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flow, the Partnership considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

NOTE 4 -- PROPERTY, EQUIPMENT AND DEPRECIATION

     Depreciation is recorded at rates calculated to amortize the cost of the assets as follows:

Building and Equipment......................................   19 Years ACRS
Land Improvements...........................................  15 Years MACRS
Appliances -- placed in service prior to 1/1/87.............    5 Years ACRS
Appliances -- placed in service post 12/31/86...............    7 Years 200%
                                                                   declining
                                                                     balance

     Land, building, and equipment, with a cost of $10,084,696 are pledged as collateral for the mortgage note payable.

     The costs of maintenance and repairs of the property and equipment are charged to expense as incurred.

NOTE 5 -- DEFERRED EXPENSES

     Deferred expenses and the related amortization are set forth as follows:

                                                               AMORT.      ACCUM.    UNAMORT.
                      ITEM                          COST       PERIOD      AMORT.    BALANCE
                      ----                        --------   ----------   --------   --------
Syndication costs...............................  $544,553          N/A        N/A   $544,553
Financing costs.................................  $209,885   120 months   $190,635   $ 19,250
Legal fees......................................  $ 45,000    60 months   $ 45,000   $      0
Reinvest. fees..................................  $ 25,000    82 months   $ 21,171   $  3,829
                                                  --------                --------   --------
                                                  $824,438                $256,806   $567,632
                                                  ========                ========   ========

     Syndication costs are a nondeductable expense and therefore are not being amortized.

NOTE 6 -- NOTES RECEIVABLE (PARTNERS' CAPITAL CONTRIBUTIONS)

     The notes receivable represent capital contributions from the limited partners. They are payable in quarterly installments of principal and interest over either a four year or a seven year payment schedule, as elected by each partner. The notes are unconditional and negotiable and bear interest at the rate of 11.5% per annum. Interest has not been accrued on these notes for the current year due to the transition of the general partners and the lack of sufficient data available from the former general partner. Integrated Resources, Inc. experienced serious financial difficulties and on February 13, 1990 filed a voluntary petition for reorganization pursuant to the provisions of Chapter 11. Notes receivable have been pledged as collateral to secure the Partnership obligation of the Purchase Price payable to RFC and the note payable to Gaincred III Corp. (See Notes 1C, 8, 9, and 10).

                           BRAMPTON ASSOCIATES, L.P.

NOTE 7 -- MORTGAGE NOTES PAYABLE

     The project is subject to a mortgage held by Legg Mason Real Estate Service Inc. ("Mortgagee") in the original principal amount of $6,400,000. The mortgage required monthly installments of $62,507 (based on a 35 year amortization schedule), including interest at the rate of 11.5% per annum. The mortgage matures on December 1, 1996, therefore the remaining principal balance is classified as current liability in the financial statements.

     As a condition to financing, the Partnership was required to supply a letter of credit or to place up to $2 million in escrow, the amount of such funds to decline based on the amount of the shortfall from predetermined property performance levels. If two years from the date of disbursement of the mortgage loan, the project had not yet achieved the predetermined property performance levels, the mortgage loan would be reduced by 95% of the amount then held in escrow drawn under the letter of credit (the remaining 5% to be paid to the lender as a reinvestment fee). RFC had agreed to advance to the Partnership the required letter of credit or escrow amount and in the event of a reduction in the mortgage loan and payment of a reinvestment fee to the lender, RFC has agreed to lend the total of such amounts to the Partnership on the same conditions as such amounts would have been due under the mortgage loan. However, the Partnership, and not RFC, posted the letter of credit. The Partnership also posed its demand note as security for any drawings under the letter of credit and Integrated Resources, Inc. guaranteed the obligation of the Partnership in connection with the letter of credit. In 1988, as a result of meeting certain predetermined property performance levels, the amount of the letter of credit was reduced to $500,000.

     As a result of the project not meeting certain predetermined performance levels, on February 15, 1990, the escrow agent for the holder of the permanent mortgage drew the entire amount of $500,000, available under the letter of credit. 95% of the drawn amount was applied towards the reduction of principal of the mortgage loan and the remaining 5% of the drawn down amount was paid to Crown Life Insurance Company, the former Mortgagee, as a reinvestment fee. Due to a reduction of the remaining principal balance, the Mortgagee agreed to reduce the monthly installment payments from $62,507 to $57,835 effective April 1, 1990. Interest aggregating $662,606 was paid during the year under this mortgage note. The mortgage note can be prepaid in full at a premium as described in the mortgage note.

     As a result of a drawdown under the letter of credit as described above, the demand note in the amount of $500,000 became payable to Society National Bank ("Society"), (formerly Ameritrust Company National Associates) on February 15, 1990. Pursuant to a plan of reorganization approved by the Bankruptcy Court under Chapter 11 of the United States Bankruptcy Code ("Reorganization Plan"), the demand note due to Society was converted into a term loan in the amount of $500,000 (the "Second Mortgage"). The Second Mortgage requires monthly payments of $4,491 (based on a 35 year amortization schedule), including interest at the rate of 10.5% per annum and will mature on December 1, 1996. Interest in the amount of $49,275 was paid on the demand note payable to Society.

     Land, building and equipment, carried at a net book value of $4,831,198 are pledged as collateral for the above mortgages.

NOTE 8 -- NOTE PAYABLE -- GAINCRED III CORP.

     On December 22, 1998, the Partnership borrowed $1,069,925 from Gaincred III Corp. evidenced by a single limited recourse promissory note. The note bears interest at 12% per annum and is payable from the collections of certain limited partners' notes as specified in the agreement. The proceeds of the borrowing were used to paydown the Purchase Price (see Note 1C). The sole security for this obligation is certain limited partners notes and their limited partnership interests. The balance of the note as of December 31, 1995 was unable to be confirmed during this period of transition. However, since the partners notes are the only security for this note, it has an immaterial effect on the financial statements taken as a whole.

                           BRAMPTON ASSOCIATES, L.P.

NOTE 9 -- PURCHASE PRICE AND INTEREST ON PURCHASE PRICE PAYABLE

     This amount represents the unpaid balance of the Purchase Price payable to RFC. The obligation carried interest from December 31, 1985 at the rate of 14% per annum, compounded quarterly (see Note 1C). Pursuant to the Reorganization Plan, the unpaid balance of the Purchase Price was reduced by $194,000. The new RFC note with a principal amount of $989,932 bears interest at 9.5% per annum and is secured by certain notes from limited partners (see Note 1C). Subject to certain restrictions, the new RFC note is to be paid from the proceeds of collection of the notes receivable from limited partners, cash flows from operations of the Project and from sales proceeds of the Project. The Partnership has incurred default interest in the amount of $30,500 which shall bear interest at the rate of 9.5% per annum and shall be payable on December 1, 1997. This default amount will be waived if no future events of default occur. This interest is not included in the financial statements due to its contingency on future events.

NOTE 10 -- RESTRICTED CASH

     The restricted cash represented collections of notes receivable held in a separate bank account subject to certain restrictions. This cash was used to reduce the new RFC note (see Note 9) by $108,253 in principal and to pay the interest accrued through August 7, 1995 of $131,213. In addition, $71,314 was paid to reduce the Society National Bank Demand Note (see Note 7).

NOTE 11 -- MANAGEMENT FEE

     The Partnership entered into a management contract with Resources Property Management Corp. ("RPMC"), an affiliate of the general partner. The contract called for a fee of 4% of the gross receipts, as defined in the contract. The management contract with RPMC was terminated effective June 1, 1991. A new management contract was entered into by the Partnership with Drucker & Falk effective June 1, 1991 on similar terms as with RPMC. This contract was terminated effective November 1, 1993. Upon termination of their contract the Partnership owed RPMC $45,169 for their services. However, pursuant to the Reorganization Plan, the amount due to RPMC was reduced to $10,000 which was paid in 1993. On November 1, a new management contract was entered into with NPI Property Management Corp. which is an affiliate of the new general partner. Management fees paid to NPI Property Management Corp. for the year ended December 31, 1995 are $89,077.00.

NOTE 12 -- PETITION FOR RELIEF UNDER CHAPTER 11

     On December 18, 1991, the Partnership filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Federal Bankruptcy Court for the Southern District of New York. The Reorganization Plan developed by the Partnership was confirmed by the Federal Bankruptcy Court for the Southern District of New York, on September 15, 1992, effective September 30, 1992. Under the Reorganization Plan, certain debts of the Partnership were reduced and the terms of repayment modified as described in Notes 9, 10 and 11. In accordance with the Internal Revenue Code, the reduction of the Purchase Price payable, as described in Note 9 was applied to reduce the basis of the fixed assets, and the reduction of the amounts due to Integrated and its affiliates (Note 11) and RPMC (Note 10) which was recorded as cancellation of debt income in the 1992 financial statements.

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED        , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                      BUCCANEER TRACE LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                     October   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-15
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Buccaneer
    Trace Limited Partnership..................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40

                                                  PAGE
                                                  ----
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-43
  Voting Rights................................   S-43
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Buccaneer Trace Limited Partnership. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in
     2,303 properties located in 49   states, the District of Columbia and
     Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900
                                On the Internet:

                               www.clc-online.com

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights and
       the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

COMPARISON OF TAX-DEFERRAL   % PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

     There are a number of significant differences between Tax-Deferral      %
Preferred OP Units and Class I Preferred Stock relating to, among other things, the nature of the investment, voting rights, distributions, liquidity and transfer and redemption rights. See "Comparison of Preferred OP Units and Class I Preferred Stock" for a chart highlighting such differences.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In addition, we considered the recent decline in the market for equity securities, including, those of REITS, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 1/2 of 1% of the gross operating revenue of your partnership's property as a partnership administration fee from your partnership and may receive reimbursement for expenses generated in that capacity. The property manager which received management fees of $74,140 in 1996, $79,405 in 1997 and $34,705 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Buccaneer Trace Limited Partnership is a South Carolina limited partnership which was formed on October 31, 1985 for the purpose of owning and operating a single apartment property located in Savannah, Georgia, known as "Buccaneer Trace Apartments". In 1985, it completed a private placement of units that raised net proceeds of approximately $2,928,000. Buccaneer Trace Apartments consists of 208 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2013, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $6,987,056, payable to 1st Union and Lehman, which bears interest at a rate of 8.94%. The mortgage debt is due in May 2004. Your partnership also has a second mortgage note outstanding of $142,290, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

      SUMMARY FINANCIAL INFORMATION OF BUCCANEER TRACE LIMITED PARTNERSHIP

     The summary financial information of Buccaneer Trace Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Buccaneer Trace Limited Partnership for the years ended December 31, 1997 and 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                      BUCCANEER TRACE LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                     (1)           (1)           (1)           (1)           (1)           (1)           (1)
OPERATING DATA:
  Total Revenues...............  $   676,278   $   695,809   $ 1,457,767   $ 1,508,799   $ 1,406,836   $ 1,390,362     statement
  Net Income/(Loss)............     (121,053)      (59,459)     (200,301)     (155,641)     (314,499)     (228,066)            0
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...    2,394,272     2,663,600     2,545,748     2,803,924     3,071,115     3,287,674     3,566,788
  Total Assets.................    3,090,467     3,337,832     3,265,830     3,679,927     3,899,775     4,389,927     4,544,923
  Mortgage Notes Payable,
    including Accrued
    Interest...................    6,987,056     7,036,106     7,012,127     7,330,467     7,397,654     7,460,121     7,515,449
  Partners'
    Capital/(Deficit)..........   (4,028,869)   (3,766,974)   (3,907,816)   (3,707,515)   (3,551,874)   (3,237,375)   (3,009,309)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $0

---------------

(1) Prepared on a Federal Income Tax Basis.

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units
and Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

       However, one class of outstanding Partnership Preferred Units has prior
       distribution rights and the Tax-Deferral   % Preferred OP Units rank
       equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from        , 1998 (iii) any extraordinary or material
     adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from        , 1998 (iv) any material adverse change in the commercial
     mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In addition, we considered the recent decline in the market for equity securities including those of REIT, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the cash offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June, 1998 were $2,640 (equivalent to $5,280 on an
     annualized basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral   % Preferred OP Units, or distributions
     of $          per year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common
     OP Units that we are offering are expected to be        , immediately
     following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................               Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under South Carolina law for the purpose of owning and       Delaware limited partnership. The AIMCO Operating
managing Buccaneer Trace Apartments.                         Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash From Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2013.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, operate,        The purpose of the AIMCO Operating Partnership is to
lease, manage, deal with, finance and refinance your         conduct any business that may be lawfully conducted by
partnership's property for investment, capital               a limited partnership organized pursuant to the
appreciation and the production of income. Subject to        Delaware Revised Uniform Limited Partnership Act (as
restrictions contained in your partnership's agreement       amended from time to time, or any successor to such
of limited partnership, your partnership may do all          statute) (the "Delaware Limited Partnership Act"),
things necessary for or incidental to the protection         provided that such business is to be conducted in a
and benefit of your partnership, including, without          manner that permits AIMCO to be qualified as a REIT,
limitation, borrowing funds and creating liens.              unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 61 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may not enter        The AIMCO Operating Partnership may lend or contribute
into agreements with itself or any of its affiliates         funds or other assets to its subsidiaries or other
for services, except for agreements for the management       persons in which it has an equity investment, and such
and operations of your partnership's property and other      persons may borrow funds from the AIMCO Operating
such agreements set forth in your partnership's              Partnership, on terms and conditions established in the
agreement of limited partnership. The general partner        sole and absolute discretion of the general partner. To
may also lend money to your partnership as the general       the extent consistent with the business purpose of the
partner deems necessary for the payment of any               AIMCO Operating Partnership and the permitted
partnership obligations and expenses, which loans, will      activities of the general partner, the AIMCO Operating
be repaid with interest at the rate of 1% per annum          Partnership may transfer assets to joint ventures,
over such general partners' own cost of funds (but in        limited liability companies, partnerships,
no event to exceed the maximum legal rate); provided,        corporations, business trusts or other business
however, that the general partner must first make            entities in which it is or thereby becomes a
reasonable efforts to secure loans from an unaffiliated      participant upon such terms and subject to such
third party.                                                 conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized,       The AIMCO Operating Partnership Agreement contains no
on behalf of your partnership, to borrow funds, execute      restrictions on borrowings, and the general partner has
and issue mortgage notes and other evidences of              full power and authority to borrow money on behalf of
indebtedness and secure such indebtedness by mortgage,       the AIMCO Operating Partnership. The AIMCO Operating
deed of trust, pledge or other lien; provided, however,      Partnership has credit agreements that restrict, among
that a refinancing of your partnership's property will       other things, its ability to incur indebtedness. See
be in the sole discretion of the managing general            "Risk Factors -- Risks of Significant Indebtedness" in
partner.                                                     the accompanying Prospectus.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized       with a statement of the purpose of such demand and at
representative to review the books and records of your       such OP Unitholder's own expense, to obtain a current
partnership upon reasonable notice during business           list of the name and last known business, residence or
hours at the registered office of your partnership at        mailing address of the general partner and each other
such limited partners' expense.                              OP Unitholder.

                               Management Control


The general partner of your partnership is responsible       All management powers over the business and affairs of
for management of your partnership's business and            the AIMCO Operating Partnership are vested in AIMCO-GP,
assets and have all rights and powers generally              Inc., which is the general partner. No OP Unitholder
conferred by law or which are necessary, advisable or        has any right to participate in or exercise control or
consistent in connection therewith, subject to the           management power over the business and affairs of the
limitations contained in your partnership's agreement        AIMCO Operating Partnership. The OP Unitholders have
of limited partnership. No limited partner has the           the right to vote on certain matters described under
right to take part in or interfere in any manner with        "Comparison of Ownership of Your Units and AIMCO OP
the conduct or control of the business of your               Units -- Voting Rights" below. The general partner may
partnership or the right or authority to act for or          not be removed by the OP Unitholders with or without
bind your partnership.                                       cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or the limited partners       partner is not liable to the AIMCO Operating
and is indemnified for any loss or damage resulting          Partnership for losses sustained, liabilities incurred
from any act or omission performed or omitted in good        or benefits not derived as a result of errors in
faith, which does not constitute fraud, gross                judgment or mistakes of fact or law of any act or
negligence or willful misconduct, pursuant of the            omission if the general partner acted in good faith.
authority granted to promote the interests of your           The AIMCO Operating Partnership Agreement provides for
partnership. Moreover, the general partner will not be       indemnification of AIMCO, or any director or officer of
liable to your partnership or the limited partner            AIMCO (in its capacity as the previous general partner
because any taxing authorities disallow or adjust any        of the AIMCO Operating Partnership), the general
deduction or credits in your partnership income tax          partner, any officer or director of general partner or
returns.                                                     the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner upon a vote of the limited partners          affairs of the AIMCO Operating Partnership. The general
owning more than 50% of the units. A general partner         partner may not be removed as general partner of the
may resign at any time; provided, however that such          AIMCO Operating Partnership by the OP Unitholders with
resignation does not cause the default under or result       or without cause. Under the AIMCO Operating Partnership
in the acceleration of the payment of any loan secured       Agreement, the general partner may, in its sole
by your partnership's property. The affirmative vote or      discretion, prevent a transferee of an OP Unit from
written consent of all of the limited partners and the       becoming a substituted limited partner pursuant to the
general partner is required for the election and             AIMCO Operating Partnership Agreement. The general
admission of a substitute general partner. A limited         partner may exercise this right of approval to deter,
partner may not transfer its units without the written       delay or hamper attempts by persons to acquire a
consent of the general partner which may be withheld in      controlling interest in the AIMCO Operating Partner-
sole and absolute discretion of the general partner.         ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the unanimous action of the general            in the AIMCO Operating Partnership Agreement, whereby
partner to effect a ministerial change which does not        the general partner may, without the consent of the OP
materially affect the rights of the limited partners         Unitholders, amend the AIMCO Operating Partnership
and as required by law. All other amendments must be         Agreement, amendments to the AIMCO Operating
approved by the limited partners owning more than 50%        Partnership Agreement require the consent of the
of the units and the general partner. Limited partners       holders of a majority of the outstanding Common OP
owning at least 10% of the units have the power to           Units, excluding AIMCO and certain other limited
propose amendments to your partnership's agreement of        exclusions (a "Majority in Interest"). Amendments to
limited partnership.                                         the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives  1/2 of 1% of the gross operating revenue of        capacity as general partner of the AIMCO Operating
your partnership's property as a partnership                 Partnership. In addition, the AIMCO Operating Part-
administration fee. Moreover, the general partner or         nership is responsible for all expenses incurred
certain affiliates may be entitled to compensation for       relating to the AIMCO Operating Partnership's ownership
additional services rendered.                                of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


No limited partner, unless it is deemed to be taking         Except for fraud, willful misconduct or gross
part in the control of the business, is bound by, or is      negligence, no OP Unitholder has personal liability for
personally liable for the expenses, liabilities or           the AIMCO Operating Partnership's debts and
obligation of your partnership and his liability is          obligations, and liability of the OP Unitholders for
limited solely to the amount of his capital                  the AIMCO Operating Partnership's debts and obligations
contribution to your partnership, together with the          is generally limited to the amount of their invest-
undistributed share of the profits of your partnership       ment in the AIMCO Operating Partnership. However, the
form time to time credited to its capital account and        limitations on the liability of limited partners for
any money or other property wrongfully paid or conveyed      the obligations of a limited partnership have not been
to him on account of his contribution.                       clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership possesses an         Unless otherwise provided for in the relevant
overriding fiduciary obligation to your partnership.         partnership agreement, Delaware law generally requires
However, the general partner is not required to devote       a general partner of a Delaware limited partnership to
all of its time or business efforts to the affairs of        adhere to fiduciary duty standards under which it owes
your partnership, but it must devote so much of its          its limited partners the highest duties of good faith,
time and attention to your partnership as is necessary       fairness and loyalty and which generally prohibit such
and advisable to successfully manage the affairs of          general partner from taking any action or engaging in
your partnership. In addition, any partner may engage        any transaction as to which it has a conflict of
in or possess an interest in other business ventures of      interest. The AIMCO Operating Partnership Agreement
every nature and description even if such ventures are       expressly authorizes the general partner to enter into,
competitive with your partnership and are located in         on behalf of the AIMCO Operating Partnership, a right
the market area or vicinity of your partnership's            of first opportunity arrangement and other conflict
property.                                                    avoidance agreements with various affiliates of the
                                                             AIMCO Operating Partnership and the general partner, on
                                                             such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS


        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                               Nature of Investment

The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the limited      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners have voting rights only         Operating Partnership Agreement,         have voting rights only with
with respect to the following            the holders of the Preferred OP          respect to certain limited matters
issues: sale or conversion to con-       Units will have the same voting          such as certain amendments and
dominiums or other disposition of        rights as holders of the Common OP       termination of the AIMCO Operating
all or substantially all of the          Units. See "Description of OP            Partnership Agreement and certain
assets of your partnership,              Units" in the accompanying               transactions such as the
amendments to your partnership's         Prospectus. So long as any               institution of bankruptcy
agreement of limited partnership,        Preferred OP Units are outstand-         proceedings, an assignment for the
termination of your partnership,         ing, in addition to any other vote       benefit of creditors and certain
removal of a general partner,            or consent of partners required by       transfers by the general partner of
election and admission of a              law or by the AIMCO Operating            its interest in the AIMCO Operating
substitute general partner and           Partnership Agree-                       Part-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

election of a trustee to liquidate       ment, the affirmative vote or            nership or the admission of a
and distribute your partnership's        consent of holders of at least 50%       successor general partner.
assets upon retirement of the last       of the outstanding Preferred OP
remaining general partner. Each          Units will be necessary for              Under the AIMCO Operating Partner-
matter requires the majority vote        effecting any amendment of any of        ship Agreement, the general partner
of the holders of units for              the provisions of the Partnership        has the power to effect the
approval, except that the election       Unit Designation of the Preferred        acquisition, sale, transfer,
of a substitute general partner          OP Units that materially and             exchange or other disposition of
requires the unanimous vote of all       adversely affects the rights or          any assets of the AIMCO Operating
limited partners and the consent of      preferences of the holders of the        Partnership (including, but not
the general partner.                     Preferred OP Units. The creation or      limited to, the exercise or grant
                                         issuance of any class or series of       of any conversion, option,
A general partner may cause the          partnership units, including,            privilege or subscription right or
dissolution of your partnership by       without limitation, any partner-         any other right available in
retiring unless, the remaining           ship units that may have rights          connection with any assets at any
general partner, or if none, all of      senior or superior to the Preferred      time held by the AIMCO Operating
the limited partners, agree to con-      OP Units, shall not be deemed to         Partnership) or the merger,
tinue your partnership and elect a       materially adversely affect the          consolidation, reorganization or
successor general partner by the         rights or preferences of the             other combination of the AIMCO
affirmative vote of all of the           holders of Preferred OP Units. With      Operating Partnership with or into
limited partners.                        respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash from           $      per Preferred OP Unit;            tribute quarterly all, or such
Operations are to be distributed no      provided, however, that at any time      portion as the general partner may
less often than quarterly. The           and from time to time on or after        in its sole and absolute discretion
distributions payable to the             the fifth anniversary of the issue       determine, of Available Cash (as
partners are not fixed in amount         date of the Preferred OP Units, the      defined in the AIMCO Operating
and depend upon the operating            AIMCO Operating Partnership may          Partnership Agreement) generated by
results and net sales or refi-           adjust the annual distribution rate      the AIMCO Operating Partnership
nancing proceeds available from the      on the Preferred OP Units to the         during such quarter to the general
disposition of your partnership's        lower of (i)     % plus the annual       partner, the special limited
assets. No limited partner has the       interest rate then applicable to         partner and the holders of Common
right to demand or receive property      U.S. Treasury notes with a maturity      OP Units on the record date
other than cash, although the            of five years, and (ii) the annual       established by the general partner
general partner may distribute           dividend rate on the most recently       with respect to such quarter, in
property other than cash. Your           issued AIMCO non-convertible             accordance with their respective
partnership has not made                 preferred stock which ranks on a         interests in the AIMCO Operating
distributions in the past and is         parity with its Class H Cumu-            Partnership on such record date.
not projected to make distributions                                               Holders of any other Pre-
in 1998.

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) such transfer        on any securities exchange. The          transferability of the OP Units.
is not in contravention with any of      Preferred OP Units are subject to        Until the expiration of one year
the provision of your partnership's      restrictions on transfer as set          from the date on which an OP
agreement of limited partnership,        forth in the AIMCO Operating             Unitholder acquired OP Units,
including the investment                 Partnership Agreement.                   subject to certain exceptions, such
representations required to be made                                               OP Unitholder may not transfer all
by each limited partner, (2) such        Pursuant to the AIMCO Operating          or any portion of its OP Units to
transfer will not cause a                Partnership Agreement, until the         any transferee without the consent
termination of your partnership for      expiration of one year from the          of the general partner, which
Federal income tax purposes, (3) a       date on which a holder of Preferred      consent may be withheld in its sole
written assignment has been duly         OP Units acquired Preferred OP           and absolute discretion. After the
executed and acknowledged by the         Units, subject to certain                expiration of one year, such OP
assignor and assignee, with the          exceptions, such holder of               Unitholder has the right to
written approval of the managing         Preferred OP Units may not transfer      transfer all or any portion of its
general partner which may be             all or any portion of its Pre-           OP Units to any person, subject to
withheld in the sole and absolute        ferred OP Units to any transferee        the satisfaction of certain
discretion of the managing gen-          without the consent of the general       conditions specified in the AIMCO
eral partner, (4) the assignee           partner, which consent may be            Operating Partnership Agreement,
represents it satisfies the              withheld in its sole and absolute        including the general partner's
suitability requirement appli-           discretion. After the expiration of      right of first refusal. See
cable to limited partners, (5) the       one year, such holders of Preferred      "Description of OP Units --
interest assigned is not less than       OP Units has the right to transfer       Transfers and Withdrawals" in the
 1/2 unit, except in specified           all or any portion of its Preferred      accompanying Prospectus.
circumstances and (6) the as-            OP Units to any person, subject to
signee and assignor satisfy other        the satisfaction of
condi-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

tions set for in your partnership's      certain conditions specified in the      After the first anniversary of
agreement of limited partnership.        AIMCO Operating Partnership Agree-       becoming a holder of Common OP
There are no redemption rights           ment, including the general              Units, an OP Unitholder has the
associated with your units.              partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 1/2 of 1% of the gross operating revenue of your partnership's property as a partnership administration fee from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $74,140 in 1996, $79,405 in 1997 and 34,705 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL

     Buccaneer Trace Limited Partnership is a South Carolina limited partnership which raised net proceeds of approximately $2,928,000 in 1985 through a private offering. The promoter for the private offering of your partnership was US Shelter Corp. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 56 limited partners of your partnership and a total of 61 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on October 31, 1985 for the purpose of owning and operating a single apartment property located in Savannah, Georgia, known as "Buccaneer Trace Apartments." Your partnership property consists of 208 apartment units. There are 48 one-bedroom apartments and 160 two-bedroom apartments. The total rentable square footage of your partnership's property is 203,184 square feet. Your partnership's property had an average occupancy rate of approximately 97.12% in 1996 and 97.12% in 1997. The average annual rent per apartment unit is approximately $6,682.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during the first six months of 1998 was $34,705.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2013 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $6,987,056, payable to 1st Union and Lehman, which bears interest at a rate of 8.94%. The mortgage debt is due in May 2004. Your partnership also has a second mortgage note outstanding of $142,290, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Buccaneer Trace Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                             BUCCANEER TRACE LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                   (1)           (1)           (1)           (1)           (1)           (1)           (1)
BALANCE SHEET DATA
Cash and Cash Equivalents....  $    44,609   $   135,379   $    75,825   $   275,421   $   237,031   $   492,839   $   449,175
Land & Building..............    7,940,910     7,860,143     7,917,338     7,825,419     7,749,591     7,639,287     7,607,149
Accumulated Depreciation.....   (5,546,638)   (5,196,543)   (5,371,590)   (5,021,495)   (4,678,476)   (4,351,613)   (4,040,361)
Other Assets.................      651,586       538,853       644,257       600,582       591,629       609,414       528,960
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 3,090,467   $ 3,337,832   $ 3,265,830   $ 3,679,927   $ 3,899,775   $ 4,389,927   $ 4,544,923
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................    6,987,056     7,036,106     7,012,127     7,330,467     7,397,654     7,460,121     7,515,449
Other Liabilities............      132,280        68,700       161,519        56,975        53,995       167,181        38,783
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $ 7,119,336   $ 7,104,806   $ 7,173,646   $ 7,387,442   $ 7,451,649   $ 7,627,302   $ 7,554,232
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(4,028,869)  $(3,766,974)  $(3,907,816)  $(3,707,515)  $(3,551,874)  $(3,237,375)  $(3,009,309)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                 BUCCANEER TRACE LIMITED PARTNERSHIP
                                        -------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                               ENDED                                FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                        --------------------   --------------------------------------------------------------
                                          1998        1997        1997         1996         1995         1994         1993
                                        ---------   --------   ----------   ----------   ----------   ----------   ----------
                                           (1)        (1)         (1)          (1)          (1)          (1)          (1)
STATEMENT OF OPERATIONS DATA
Rental Revenue........................  $ 630,114   $674,372   $1,392,578   $1,434,059   $1,324,845   $1,309,654         1993
Other Income..........................     46,164     21,436       65,189       74,740       81,991       80,708       Income
                                        ---------   --------   ----------   ----------   ----------   ----------   ----------
         Total Revenue................  $ 676,278   $695,809   $1,457,767   $1,508,799   $1,406,836   $1,390,362    statement
Operating Expenses....................    246,728    235,838      596,474      490,811      559,750      463,538   information
General & Administrative..............                                                                                    not
Depreciation..........................    175,048    175,048      350,095      343,019      326,863      311,252    available
Interest Expense......................    318,088    287,968      602,039      712,508      717,229      724,368
Property Taxes........................     57,467     56,413      109,460      118,102      117,493      119,270
                                        ---------   --------   ----------   ----------   ----------   ----------   ----------
         Total Expenses...............  $ 797,331   $755,267   $1,658,068   $1,664,440   $1,721,335   $1,618,428   $        0
                                        ---------   --------   ----------   ----------   ----------   ----------   ----------
Net Income............................  $(121,053)  $(59,459)  $ (200,301)  $ (155,641)  $ (314,499)  $ (228,066)  $        0
                                        =========   ========   ==========   ==========   ==========   ==========   ==========

---------------

(1) Prepared on a Federal Income Tax Basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $121,053 for the six months ended June 30, 1998, compared to a net loss of $59,459 for the six months ended June 30, 1997. The decrease in net income of $61,594, or 103.59% was primarily the result of increases in operating and interest expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $676,278 for the six months ended June 30, 1998, compared to $695,809 for the six months ended June 30, 1997, a decrease of $19,531, or 2.81%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $246,728 for the six months ended June 30, 1998, compared to $235,838 for the six months ended June 30, 1997, an increase of $10,890 or 4.62%. Management expenses totaled $34,705 for the six months ended June 30, 1998, compared to $36,300 for the six months ended June 30, 1997, a decrease of $1,595, or 4.39%.

     General and Administrative Expenses

     Not Applicable

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $318,088 for the six months ended June 30, 1998, compared to $287,968 for the six months ended June 30, 1997, an increase of $30,120, or 10.46%. The increase is due to circumstances surrounding the refinancing of the mortgage in May of 1997.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $200,301 for the year ended December 31, 1997, compared to a net loss of $155,641 for the year ended December 31, 1996. The decrease in net income of $44,660, or 28.69% was primarily the result of a decrease in rental revenues in 1997 and an increase in operating expenses, offset by a decrease in interest expense.

     Rental and other property revenues from the partnership's property totaled $1,457,767 for the year ended December 31, 1997, compared to $1,508,799 for the year ended December 31, 1996, a decrease of $51,032, or 3.38%.

     Expenses

     Operating expenses, consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $596,474 for the year ended December 31, 1997, compared to $490,811 for the year ended December 31, 1996, an increase of $105,663 or 21.53%. The increase is primarily due to an increase in rental concessions and promotions to offset decreased occupancy levels and is also due to gutter repair and painting projects at the property. Management expenses totaled $72,925 for the year ended December 31, 1997, compared to $74,140 for the year ended December 31, 1996, a decrease of $1,215, or 1.64%.

     General and Administrative Expenses

     Not Applicable

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $602,039 for the year ended December 31, 1997, compared to $712,508 for the year ended December 31, 1996, a decrease of $110,469, or 15.50%. The decrease is primarily due to lower interest rates and a reduced principal balance as a result of the refinancing of the mortgage.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $155,641 for the year ended December 31, 1996, compared to a net loss of $314,499 for the year ended December 31, 1995. The increase in net income of $158,858 was primarily the result of an increase in rental revenues and a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,508,799 for the year ended December 31, 1996, compared to $1,406,836 for the year ended December 31, 1995, an increase of $101,963, or 7.25%. The increase was primarily due to increased average occupancy levels during 1996 as compared to 1995.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $490,811 for the year ended December 31, 1996, compared to $559,750 for the year ended December 31, 1995, a decrease of $68,939 or 12.32%. The decrease is due to a decrease in maintenance and marketing expenses at the property. Management expenses totaled $74,140 for the year ended December 31, 1996, compared to $71,384 for the year ended December 31, 1995, an increase of $2,756, or 3.86%.

     General and Administrative Expenses

     Not Applicable

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $712,508 for the year ended December 31, 1996, compared to $717,229 for the year ended December 31, 1995, a decrease of $4,721, or .66%

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $44,609 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership is not liable to your partnership or the limited partners for any loss or damage resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, gross negligence or willful misconduct, pursuant of the authority granted to promote the interests of your partnership. Moreover, the general partner will not be liable to your partnership or the limited partner because any taxing authorities disallow or adjust any deduction or credits in your partnership income tax returns. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Under your partnership's agreement of limited partnership, the general partner of your partnership are indemnified for any loss or damage resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, gross negligence or willful misconduct, pursuant of the authority granted to promote the interests of your partnership. Such indemnification includes reasonable fees and expenses of attorneys engaged by the general partner in defense of such act or omission and other reasonable costs and expenses of litigation and appeal. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not paid any distributions during the last five years. The original cost per unit was $54,348.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          -------------
1994........................................................  Not Available
1995........................................................  $      11,480
1996........................................................         12,480
1997........................................................          9,000
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                                           COMPENSATION
----                                                           ------------
1995........................................................     $71,380
1996........................................................      74,140
1997........................................................      79,405
1998 (through June 30)......................................      34,705

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-4
Balance Sheets as of December 31, 1997 and 1996
  (unaudited)...............................................   F-5
Statements of Operations for the years ended December 31,
  1997, 1996 and 1995 (unaudited)...........................   F-6

                      BUCCANEER TRACE LIMITED PARTNERSHIP

                      CONDENSED BALANCE SHEET (UNAUDITED)
                            FEDERAL INCOME TAX BASIS
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $    44,609
Receivables and Deposits and Other assets...................                    280,487
Syndication Fees............................................                    371,099
Investment Property:
  Land......................................................  $   727,216
  Buildings and related personal property...................    7,213,694
                                                              -----------
                                                                7,940,910
  Accumulated depreciation..................................   (5,546,638)    2,394,272
                                                              -----------   -----------
          Total Assets......................................                $ 3,090,467
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and Other liabilities......................                $   132,280
Notes Payable...............................................                  6,987,056
Partners' Capital...........................................                 (4,028,869)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 3,090,467
                                                                            ===========

                      BUCCANEER TRACE LIMITED PARTNERSHIP

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                            FEDERAL INCOME TAX BASIS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
Revenues:
  Rental Income.............................................  $ 630,114   $674,372
  Other Income..............................................     46,164     21,436
  (Gain) Loss on Disp of Property...........................         --         --
  Casualty Gain/Loss........................................         --         --
                                                              ---------   --------
          Total Revenues....................................    676,278    695,808
Expenses:
  Operating Expenses........................................    246,620    235,777
  General and Administrative Expenses.......................        108         61
  Depreciation Expense......................................    175,048    175,048
  Interest Expense..........................................    318,088    287,968
  Property Tax Expense......................................     57,467     56,413
                                                              ---------   --------
          Total Expenses....................................    797,331    755,267
                                                              ---------   --------
          Net (Income) Loss.................................  $(121,053)  $(59,459)
                                                              =========   ========

                      BUCCANEER TRACE LIMITED PARTNERSHIP

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            FEDERAL INCOME TAX BASIS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Operating Activities:
  Net Income (loss).........................................  $(121,053)  $ (59,459)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    175,048     175,048
     Loss on Casualty event.................................         --          --
     Extraordinary loss on refinancing......................         --          --
     Changes in accounts:
       Receivables and Deposits.............................    (23,218)   (124,449)
       Accounts payable.....................................    (29,239)     11,725
          Net cash provided by (used in) operating
            activities......................................      1,538       2,865
                                                              ---------   ---------
Investing Activities
  Property improvements and replacements....................    (23,572)    (34,724)
  Net (increase)/decrease in restricted escrows.............     15,889          --
                                                              ---------   ---------
          Net cash provided by (used in) investing
            activities......................................     (7,683)    (34,724)
                                                              ---------   ---------
Financing Activities
  Payments on mortgage......................................    (25,071)    (27,780)
  Repayment of mortgage.....................................         --   (7,048,875)
  Proceeds from refinancing of mortgage.....................         --   7,040,000
  Payment of Loan Costs.....................................         --     (71,528)
                                                              ---------   ---------
          Net cash provided by (used in) financing
            activities......................................    (25,071)   (108,183)
                                                              ---------   ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................    (31,216)   (140,042)
  Cash and cash equivalents at beginning of year............     75,825     275,421
                                                              ---------   ---------
  Cash and cash equivalents at end of period................  $  44,609   $ 135,379
                                                              =========   =========

                      BUCCANEER TRACE LIMITED PARTNERSHIP

                           BALANCE SHEETS (UNAUDITED)
                            FEDERAL INCOME TAX BASIS

                                                                       YEARS ENDED
                                                               ---------------------------
                                                                 12/31/97       12/31/96
                                                               ------------   ------------
Assets:
  Cash and cash equivalents.................................   $     75,825   $    275,421
  Receivables and deposits and other assets.................        273,158        229,483
  Syndication fees..........................................        371,099        371,099
  Investment Property:
     Land...................................................        727,216        727,216
     Buildings and related personal property................      7,190,122      7,098,203
                                                               ------------   ------------
                                                                  7,917,338      7,825,419
     Less: Accumulated depreciation.........................     (5,371,590)    (5,021,495)
                                                               ------------   ------------
                                                                  2,545,748      2,803,924
          Total Assets......................................   $  3,265,830   $  3,679,927
                                                               ============   ============
Liabilities and Partners' Deficit:
  Accounts payable and other liabilities....................   $    161,519   $     56,975
  Notes Payable.............................................      7,012,127      7,330,467
Partners' Capital (Deficit).................................     (3,907,816)    (3,707,515)
                                                               ------------   ------------
          Total Liabilities and Partners' Deficit...........   $  3,265,830   $  3,679,927
                                                               ============   ============

                      BUCCANEER TRACE LIMITED PARTNERSHIP

                      STATEMENTS OF OPERATIONS (UNAUDITED)
                            FEDERAL INCOME TAX BASIS

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1996         1995
                                                           ----------   ----------   ----------
Revenues:
  Rental Income..........................................  $1,392,578   $1,434,059   $1,324,845
  Other Income...........................................      65,189       74,740       81,991
                                                           ----------   ----------   ----------
          Total Revenues.................................   1,457,767    1,508,799    1,406,836
Expenses:
  Operating Expenses.....................................     596,142      490,322      558,982
  General and Administrative Expenses....................         332          489          768
  Depreciation Expense...................................     350,095      343,019      326,863
  Interest Expense.......................................     602,039      712,508      717,229
  Property Tax Expense...................................     109,460      118,102      117,493
                                                           ----------   ----------   ----------
          Total Expenses.................................   1,658,068    1,664,440    1,721,335
                                                           ----------   ----------   ----------
          Net Loss.......................................  $ (200,301)  $ (155,641)  $ (314,499)
                                                           ==========   ==========   ==========

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                        BURGUNDY COURT ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-15
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and Our
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Burgundy
    Court Associates, L.P......................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40

                                                  PAGE
                                                  ----
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-41
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-76
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Burgundy Court Associates, L.P. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                     CLASS A             PARTNERSHIP
                                                  COMMON STOCK              COMMON
                                           ---------------------------      UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)...............................  $        $         $     --     $    --
  Third Quarter..........................   41       30 15/16       --          --
  Second Quarter.........................   38 7/8   36 1/2     0.5625      0.5625
  First Quarter..........................   38 5/8   34 1/4     0.5625      0.5625
1997
  Fourth Quarter.........................   38       32         0.5625      0.5625
  Third Quarter..........................   36 3/16  28 1/8     0.4625      0.4625
  Second Quarter.........................   29 3/4   26         0.4625      0.4625
  First Quarter..........................   30 1/2   25 1/2     0.4625      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8     0.4625      0.4625
  Third Quarter..........................   22       18 3/8     0.4250      0.4250
  Second Quarter.........................   21       18 3/8     0.4250      0.4250
  First Quarter..........................   21 1/8   19 3/8     0.4250      0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $3,960 per unit for the six months ended June 30, 1998 (equivalent to $7,920 on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the quarter ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on
     an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $       per year on the number of Tax-Deferral Common OP
     Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the Unites States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. "Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources." Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

COMPARISON OF TAX-DEFERRAL   % PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

     There are a number of significant differences between Tax-Deferral      %
Preferred OP Units and Class I Preferred Stock relating to, among other things, the nature of the investment, voting rights, distributions, liquidity and transfer and redemption rights. See "Comparison of Preferred OP Units and Class I Preferred Stock" for a chart highlighting such differences.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives a monthly fee equal to 1% of the gross collected income from your partnership's property as an administrative service fee from your partnership and may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $76,344 in 1996, $79,518 in 1997 and $40,874 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Burgundy Court Associates, L.P. is a Delaware limited partnership which was formed on January 31, 1985 for the purpose of owning and operating a single apartment property located in Cincinnati, Ohio, known as "Burgundy Court Apartments". In 1985, it completed a private placement of units that raised net proceeds of approximately $1,850,000. Burgundy Court Apartments consists of 234 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2008, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,175,948, payable to FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $112,855, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

        SUMMARY FINANCIAL INFORMATION OF BURGUNDY COURT ASSOCIATES, L.P.

     The summary financial information of Burgundy Court Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Burgundy Court Associates, L.P. for the years ended December 31, 1997, 1996 and 1995, based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                        BURGUNDY COURT ASSOCIATES, L.P.

                                          FOR THE SIX MONTHS
                                            ENDED JUNE 30,                       FOR THE YEAR ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1998         1997         1997         1996         1995         1994         1993
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
  Total Revenues......................  $  816,200   $  781,267   $1,616,282   $1,546,366   $1,475,376   $1,419,600   $1,388,636
  Net Income/(Loss)...................     199,383      177,806      282,771      237,063      227,738      100,939      125,490
BALANCE SHEET DATA:
  Real Estate, Net of Accumulated
    Depreciation......................   1,864,865    1,910,837    1,901,127    1,952,521    2,025,938    1,933,755    1,938,853
  Total Assets........................   2,754,811    2,719,326    2,887,947    2,879,222    3,009,037    3,052,997    3,246,090
  Mortgage Notes Payable, including
    Accrued Interest..................   3,157,510    3,231,974    3,197,062    3,267,806    3,332,637    3,392,050    3,446,497
  Partners' Capital/(Deficit).........    (515,748)    (620,096)    (515,131)    (597,902)    (509,965)    (597,703)    (395,612)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                           AIMCO OPERATING
                                                             PARTNERSHIP                  YOUR PARTNERSHIP
                                                      --------------------------    ----------------------------
                                                      SIX MONTHS                    SIX MONTHS
                                                        ENDED        YEAR ENDED        ENDED        YEAR ENDED
                                                       JUNE 30,     DECEMBER 31,     JUNE 30,      DECEMBER 31,
                                                         1998           1997           1998            1997
                                                      ----------    ------------    -----------    -------------
Cash distributions per unit outstanding.............   $  1.125        $1.85          $3,960          $3,960

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $3,960 per unit (equivalent to $7,920 on an annualized basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties may improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your Partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources." Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from           , 1998 (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
               , 1998 (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the

     AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK


           PREFERRED OP UNITS                        CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash Consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the cash offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $3,960 (equivalent to $7,920 on an annualized basis). Therefore, distributions with respect to the Preferred OP
Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion --

     Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.


            YOUR PARTNERSHIP                     AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Burgundy Court Apartments.                          Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Distributable Cash (as defined in your         of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2008.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, develop,        The purpose of the AIMCO Operating Partnership is to
operate, lease, manage and hold for investment and the       conduct any business that may be lawfully conducted by
production of income your partnership's property.            a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all acts necessary or appropriate in connection      statute) (the "Delaware Limited Partnership Act"),
therewith and reasonably related thereto, including          provided that such business is to be conducted in a
acquiring or borrowing money and creating liens.             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 50 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner, in connection with the management       The AIMCO Operating Partnership may lend or contribute
of your partnership, are authorized to acquire goods         funds or other assets to its subsidiaries or other
from or utilize the services of affiliates; provided         persons in which it has an equity investment, and such
that the terms and conditions of such dealing are as         persons may borrow funds from the AIMCO Operating
favorable as could reasonably be obtained from third         Partnership, on terms and conditions established in the
parties offering similar goods and services of similar       sole and absolute discretion of the general partner. To
quality and reliability. Your partnership may borrow         the extent consistent with the business purpose of the
money on commercially reasonable terms from one or more      AIMCO Operating Partnership and the permitted
of the partners without notification to any of the           activities of the general partner, the AIMCO Operating
other partners and all or a portion of your                  Partnership may transfer assets to joint ventures,
partnership's property may be conveyed as security for       limited liability companies, partnerships,
any such indebtedness; provided, however, that loans         corporations, business trusts or other business
from limited partners may be made only to the extent         entities in which it is or thereby becomes a
allowed by applicable law. The time and amount of the        participant upon such terms and subject to such
repayment on any loan from a partner will be in the          conditions consistent with the AIMCO Operating Part-
sole discretion of the general partner but the               nership Agreement and applicable law as the general
principal and interest will be paid in full prior to         partner, in its sole and absolute discretion, believes
any distribution of funds to the partners unless such        to be advisable. Except as expressly permitted by the
loans contain a specific provision to the contrary and       AIMCO Operating Partnership Agreement, neither the
such lending partner will be considered an unrelated         general partner nor any of its affiliates may sell,
creditor with respect to such loan to the extent             transfer or convey any property to the AIMCO Operating
allowed by applicable law. Loans from the general            Partnership, directly or indirectly, except pursuant to
partner and their affiliates will accrue interest at         transactions that are determined by the general partner
the greater of 2 1/2% over the prime interest rate           in good faith to be fair and reasonable.
charged by the Third National Bank in Nashville, or the
actual interest cost in borrowing such amounts.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and as security therefor to mortgage         restrictions on borrowings, and the general partner has
all or any part of the real property your partnership.       full power and authority to borrow money on behalf of
However, any amendment to your partnership wraparound        the AIMCO Operating Partnership. The AIMCO Operating
note (as defined in your partnership's agreement of          Partnership has credit agreements that restrict, among
limited partnership) requires the consent of holders of      other things, its ability to incur indebtedness. See
51% of the outstanding units.                                "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the          with a statement of the purpose of such demand and at
current list of the names and addresses of all limited       such OP Unitholder's own expense, to obtain a current
partners at the principal office of your partnership at      list of the name and last known business, residence or
all reasonable times.                                        mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


Subject to the limitations set forth in your                 All management powers over the business and affairs of
partnership's agreement of limited partnership and           the AIMCO Operating Partnership are vested in AIMCO-GP,
under applicable law, the general partner of your            Inc., which is the general partner. No OP Unitholder
partnership has the power on behalf of your partnership      has any right to participate in or exercise control or
to do all things set forth in your partnership's agree-      management power over the business and affairs of the
ment of limited partnership. The general partner             AIMCO Operating Partnership. The OP Unitholders have
represent your partnership in all transactions with          the right to vote on certain matters described under
third parties. No limited partner has any right or           "Comparison of Ownership of Your Units and AIMCO OP
power to take part in any way in the management of your      Units -- Voting Rights" below. The general partner may
partnership business except as may be expressly              not be removed by the OP Unitholders with or without
provided in your partnership's agreement of limited          cause.
partnership or by applicable statutes.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any other partner for      partner is not liable to the AIMCO Operating
any mistakes or errors in judgment of for any act or         Partnership for losses sustained, liabilities incurred
omission believed by the general partner in good faith       or benefits not derived as a result of errors in
to be within the scope of authority conferred upon it        judgment or mistakes of fact or law of any act or
by your partnership's agreement of limited partnership.      omission if the general partner acted in good faith.
In addition, your partnership will, to the extent            The AIMCO Operating Partnership Agreement provides for
permitted by law, indemnify and save harmless the            indemnification of AIMCO, or any director or officer of
general partner, against and from any personal loss,         AIMCO (in its capacity as the previous general partner
liability (including attorneys' fee) or damage incurred      of the AIMCO Operating Partnership), the general
by them as a result of any act or omission in its            partner, any officer or director of general partner or
capacity as general partner unless such loss, liability      the AIMCO Operating Partnership and such other persons
or damage results from gross negligence or willful           as the general partner may designate from and against
misconduct of the general partners.                          all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other person from and against any and all claims and
                                                             demands whatso-

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             ever. It is the position of the Securities and Exchange
                                                             Commission that indemnification of directors and
                                                             officers for liabilities arising under the Securities
                                                             Act is against public policy and is unenforceable
                                                             pursuant to Section 14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner for cause upon a vote of the limited partners        affairs of the AIMCO Operating Partnership. The general
owning 51% of the outstanding units. A general partner       partner may not be removed as general partner of the
may not transfer, assign, sell, withdraw or otherwise        AIMCO Operating Partnership by the OP Unitholders with
dispose of its interest unless it obtains the prior          or without cause. Under the AIMCO Operating Partnership
written consent of those persons owning 51% of the           Agreement, the general partner may, in its sole
units. Such consent is also necessary for the approval       discretion, prevent a transferee of an OP Unit from
of a new general partner. A limited partner may not          becoming a substituted limited partner pursuant to the
transfer his interests without the written consent of        AIMCO Operating Partnership Agreement. The general
the general partner which may be withheld at the sole        partner may exercise this right of approval to deter,
discretion of the general partner.                           delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the limited partner holding 51% of the         in the AIMCO Operating Partnership Agreement, whereby
then outstanding units; provided that any amendment          the general partner may, without the consent of the OP
which affects a partner's interest in the capital            Unitholders, amend the AIMCO Operating Partnership
profits or Distributable Cash of your partnership may        Agreement, amendments to the AIMCO Operating
be altered only with such partner's consent. On its own      Partnership Agreement require the consent of the
motion or upon receipt of a written request for the          holders of a majority of the outstanding Common OP
adoption of an amendment executed by limited partners        Units, excluding AIMCO and certain other limited
owning at least 10% of the units then outstanding, the       exclusions (a "Majority in Interest"). Amendments to
general partner will submit the proposed amendment to        the AIMCO Operating Partnership Agreement may be
the limited partner for their approval. For the              proposed by the general partner or by holders of a
purposes of obtaining the consent of the limited             Majority in Interest. Following such proposal, the
partners, the general partner may require responses          general partner will submit any proposed amendment to
within a specified time, which may not be less than          the OP Unitholders. The general partner will seek the
thirty days, and failure to respond within such time         written consent of the OP Unitholders on the proposed
will constitute a vote which is consistent with the          amendment or will call a meeting to vote thereon. See
general partner's recommendation with respect to such        "Description of OP Units -- Amendment of the AIMCO
proposal.                                                    Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives a monthly fee equal to 1% of the gross              capacity as general partner of the AIMCO Operating
collected income from your partnership's property as an      Partnership. In addition, the AIMCO Operating Part-
administrative service fee. Moreover, the general            nership is responsible for all expenses incurred
partner or certain affiliates may be entitled to             relating to the AIMCO Operating Partnership's ownership
compensation for additional services rendered.               of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the liability of each of the limited            negligence, no OP Unitholder has personal liability for
partners for its share of the losses or debts of your        the AIMCO Operating Partnership's debts and
partnership is limited to the total capital contribu-        obligations, and liability of the OP Unitholders for
tions of such limited partners (subject to the terms         the AIMCO Operating Partnership's debts and obligations
and conditions pursuant to which such capital                is generally limited to the amount of their invest-
contribution is to be paid) plus, to the extent that         ment in the AIMCO Operating Partnership. However, the
such limited partner rightfully received the return of       limitations on the liability of limited partners for
such capital contribution, any sum, not in excess of         the obligations of a limited partnership have not been
such return, necessary to discharge liabilities of your      clearly established in some states. If it were
partnership to all creditors who extended credit before      determined that the AIMCO Operating Partnership had
such return; provided that the liability with respect        been conducting business in any state without compli-
to rightfully returned capital contributions is limited      ance with the applicable limited partnership statute,
to one year from the date of such return.                    or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner must act as fiduciaries with             Unless otherwise provided for in the relevant
respect to the assets and business of your partnership.      partnership agreement, Delaware law generally requires
Under your partnership's agreement of limited                a general partner of a Delaware limited partnership to
partnership, the general partner must devote such of         adhere to fiduciary duty standards under which it owes
its time and that of its employees to your partnership       its limited partners the highest duties of good faith,
business as may be reasonably necessary to carry on and      fairness and loyalty and which generally prohibit such
conduct your partnership's business. The general             general partner from taking any action or engaging in
partner must use its best effort to do all other things      any transaction as to which it has a conflict of
and perform such other duties as may be reasonably           interest. The AIMCO Operating Partnership Agreement
necessary to the successful operation of your                expressly authorizes the general partner to enter into,
partnership.                                                 on behalf of the AIMCO Operating Partnership, a right
                                                             of first opportunity arrangement and other conflict
                                                             avoidance agreements with various affiliates of the
                                                             AIMCO Operating Partnership and the general partner, on
                                                             such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS


      YOUR UNITS               PREFERRED OP UNITS           COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
51% of the outstanding units, the        the holders of the Preferred OP          respect to certain limited matters
limited partners may amend your          Units will have the same voting          such as certain amendments and
partnership's agreement of limited       rights as holders of the Common OP       termination of the AIMCO Operating
partnership, subject to certain          Units. See "Description of OP            Partnership Agreement and certain
limitations; dissolve and terminate      Units" in the accompanying               transactions such as the
your partnership; amend your             Prospectus. So long as any               institution of bankruptcy
partnership Wraparound Note (as          Preferred OP Units are outstand-         proceedings, an assignment for the
defined in your partnership's            ing, in addition to any other vote       benefit of creditors and certain
agreement of limited part-               or consent of partners required by       transfers by the general partner of
nership); remove a general partner       law or by the AIMCO Operating            its interest in the AIMCO Operating
for                                      Partnership Agree-                       Part-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

cause; approve the retirement of a       ment, the affirmative vote or            nership or the admission of a
general partner and the election of      consent of holders of at least 50%       successor general partner.
a successor general partner; and         of the outstanding Preferred OP
approve or disapprove the sale of        Units will be necessary for              Under the AIMCO Operating Partner-
your partnership's property.             effecting any amendment of any of        ship Agreement, the general partner
                                         the provisions of the Partnership        has the power to effect the
A general partner may cause the          Unit Designation of the Preferred        acquisition, sale, transfer,
dissolution of your partnership by       OP Units that materially and             exchange or other disposition of
retiring unless, within ninety days      adversely affects the rights or          any assets of the AIMCO Operating
of such occurrence, the limited          preferences of the holders of the        Partnership (including, but not
partners owning 51% of the then          Preferred OP Units. The creation or      limited to, the exercise or grant
outstanding units vote to continue       issuance of any class or series of       of any conversion, option,
the business. If there are no            partnership units, including,            privilege or subscription right or
remaining general partners, all of       without limitation, any partner-         any other right available in
the limited partners must vote to        ship units that may have rights          connection with any assets at any
reform your partnership and by a         senior or superior to the Preferred      time held by the AIMCO Operating
vote of the holders of 51% of the        OP Units, shall not be deemed to         Partnership) or the merger,
outstanding units, elect one or          materially adversely affect the          consolidation, reorganization or
more successor general partners to       rights or preferences of the             other combination of the AIMCO
continue the business of your            holders of Preferred OP Units. With      Operating Partnership with or into
partnership. In the event of such        respect to the exercise of the           another entity, all without the
reformation, your partnership will       above described voting rights, each      consent of the OP Unitholders.
dissolve and all of the assets and       Preferred OP Units shall have one
liabilities of your partnership          (1) vote per Preferred OP Unit.          The general partner may cause the
will be contributed to a new                                                      dissolution of the AIMCO Operating
partnership which will be formed                                                  Partnership by an "event of
and all parties to your                                                           withdrawal," as defined in the
partnership's agreement of limited                                                Delaware Limited Partnership Act
partnership will become parties to                                                (including, without limitation,
such new partnership.                                                             bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Distributable Cash      $      per Preferred OP Unit;            tribute quarterly all, or such
will be distributed quarterly by         provided, however, that at any time      portion as the general partner may
the general partners, on or about        and from time to time on or after        in its sole and absolute discretion
January 15, April 15, July 15 and        the fifth anniversary of the issue       determine, of Available Cash (as
October 15. The distributions            date of the Preferred OP Units, the      defined in the AIMCO Operating
payable to the partners are not          AIMCO Operating Partnership may          Partnership Agreement) generated by
fixed in amount and depend upon the      adjust the annual distribution rate      the AIMCO Operating Partnership
operating results and net sales or       on the Preferred OP Units to the         during such quarter to the general
refinancing proceeds available from      lower of (i)     % plus the annual       partner, the special limited
the disposition of your                  interest rate then applicable to         partner and the holders of Common
partnership's assets. No limited         U.S. Treasury notes with a maturity      OP Units on the record date
partner has any priority over any        of five years, and (ii) the annual       established by the general partner
other limited partner as to distri-      dividend rate on the most recently       with respect to such quarter, in
butions nor does any limited             issued AIMCO non-convertible             accordance with their respective
partner have the right to demand         preferred stock which ranks on a         interests in the AIMCO Operating
that distributions to it be in any       parity with its Class H Cumu-            Partnership on such record date.
form other than cash. Your                                                        Holders of any other Pre-
partnership has made distributions
in the

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

past and is projected to make            lative Preferred Stock. Such             ferred OP Units issued in the
distributions in 1998.                   distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) the assignee         on any securities exchange. The          transferability of the OP Units.
agrees to be bound by the terms of       Preferred OP Units are subject to        Until the expiration of one year
your partnership's agreement of          restrictions on transfer as set          from the date on which an OP
limited partnership and represents       forth in the AIMCO Operating             Unitholder acquired OP Units,
that he is over 18 years of age, is      Partnership Agreement.                   subject to certain exceptions, such
a citizen and resident of the                                                     OP Unitholder may not transfer all
United States, has sufficient            Pursuant to the AIMCO Operating          or any portion of its OP Units to
financial resources to maintain the      Partnership Agreement, until the         any transferee without the consent
interest and is acquiring the            expiration of one year from the          of the general partner, which
interest for investment and not for      date on which a holder of Preferred      consent may be withheld in its sole
distribution, (2) a written assign-      OP Units acquired Preferred OP           and absolute discretion. After the
ment has been duly executed and ac-      Units, subject to certain                expiration of one year, such OP
knowledged by the assignor and           exceptions, such holder of               Unitholder has the right to
assignee and has been delivered to       Preferred OP Units may not transfer      transfer all or any portion of its
the general partner, (3) the             all or any portion of its Pre-           OP Units to any person, subject to
written approval of the general          ferred OP Units to any transferee        the satisfaction of certain
partner which may be withheld in         without the consent of the general       conditions specified in the AIMCO
the sole and absolute discretion of      partner, which consent may be            Operating Partnership Agreement,
the general partner has been             withheld in its sole and absolute        including the general partner's
granted and (4) the assignor and         discretion. After the expiration of      right of first refusal. See
assignee have complied with such         one year, such holders of Preferred      "Description of OP Units --
other conditions as set forth in         OP Units has the right to transfer       Transfers and Withdrawals" in the
your partnership's agreement of          all or any portion of its Preferred      accompanying Prospectus.
limited partnership. The general         OP Units to any person, subject to
partner                                  the satisfaction of

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

will withhold its consent if the         certain conditions specified in the      After the first anniversary of
transferee is not authorized to          AIMCO Operating Partnership Agree-       becoming a holder of Common OP
acquire the units or does not have       ment, including the general              Units, an OP Unitholder has the
sufficient financial resources, the      partner's right of first refusal.        right, subject to the terms and
transfer would result in your                                                     conditions of the AIMCO Operating
partnership being taxed as a             After a one-year holding period, a       Partnership Agreement, to require
corporation, the transfer would          holder may redeem Preferred OP           the AIMCO Operating Partnership to
violate Federal or state securities      Units and receive in exchange            redeem all or a portion of the
laws or the transfer would cause a       therefor, at the AIMCO Operating         Common OP Units held by such party
termination of your partnership for      Partnership's option, (i) subject        in exchange for a cash amount based
tax purposes.                            to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
There are no redemption rights           Liquidation Preference of the            OP Units -- Redemption Rights" in
associated with your units.              Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives a monthly fee equal to 1% of the gross collected income from your partnership's property as an administrative service fee from your partnership and may be reimbursed for expenses generated in that capacity. The property manager received management fees of $76,344 in 1996, $79,518 in 1997 and $40,874 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL

     Burgundy Court Associates, L.P. is a Delaware limited partnership which raised net proceeds of approximately $1,850,000 in 1985 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 53 limited partners of your partnership and a total of 50 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on January 31, 1985 for the purpose of owning and operating a single apartment property located in Cincinnati, Ohio, known as "Burgundy Court Apartments". Your partnership's property consists of 234 apartment units. There are 32 one-bedroom apartments, 140 two-bedroom apartments and 62 three-bedroom apartments. The total rentable square footage of your partnership's property is 210,574 square feet. Your partnership's property had an average occupancy rate of approximately 94.44% in 1996 and 94.44% in 1997. The average annual rent per apartment unit is approximately $6,569.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $76,344, $79,518 and $40,874, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2008 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,175,948, payable to FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $112,855, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The 1994 and 1993 amounts have been derived from audited financial statements which are not included in this Prospectus Supplement. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Burgundy Court Associates, L.P. derived from the financial statements described above. See "Index to Financial Statements."

                                                               BURGUNDY COURT ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   471,433   $   366,665   $   500,457   $   481,291   $   566,706   $   689,475   $   784,730
Land & Building..............    5,584,074     5,439,513     5,525,069     5,385,930     5,278,642     4,972,436     4,680,566
Accumulated Depreciation.....   (3,719,209)   (3,528,675)   (3,623,942)   (3,433,409)   (3,252,704)   (3,038,681)   (2,741,713)
Other Assets.................      418,512       441,824       486,363       445,410       416,393       429,767       522,507
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 2,754,810   $ 2,719,326   $ 2,887,947   $ 2,879,222   $ 3,009,037   $ 3,052,997   $ 3,246,090
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES AND PARTNERS'
  DEFICIT
Mortgage & Accrued
  Interest...................  $ 3,146,083   $ 3,231,974   $ 3,197,062   $ 3,267,806   $ 3,332,637   $ 3,392,050   $ 3,446,497
Other Liabilities............      124,475       107,448       206,016       209,318       186,365       258,650       195,205
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $ 3,270,558   $ 3,339,422   $ 3,403,078   $ 3,477,124   $ 3,519,002   $ 3,650,700   $ 3,641,702
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $  (515,748)  $  (620,096)  $  (515,131)  $  (597,902)  $  (509,965)  $  (597,703)  $  (395,612)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                  BURGUNDY COURT ASSOCIATES, L.P.
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $  784,580    $  752,734    $1,541,890   $1,468,687   $1,401,205   $1,346,203   $1,321,019
Other Income.......................      31,620        28,533        74,392       77,679       74,171       73,397       67,617
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............  $  816,200    $  781,267    $1,616,282   $1,546,366   $1,475,376   $1,419,600   $1,388,636
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     302,184       298,530       669,873      663,184      572,345      568,309      564,829
General & Administrative...........      28,940        21,368        52,232       50,169       53,039       37,443       56,930
Depreciation.......................      95,267        95,267       190,533      180,705      214,023      296,968      274,797
Interest Expense...................     126,110       129,830       296,624      302,991      308,410      313,127      304,875
Property Taxes.....................      64,316        58,466       124,249      112,254       99,821      102,816       99,872
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............  $  616,817    $  603,461    $1,333,511   $1,309,303   $1,247,638   $1,318,661   $1,263,146
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Net Income................  $  199,383    $  177,806    $  282,771   $  237,063   $  227,738   $  100,939   $  125,490
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $199,383 for the six months ended June 30, 1998, compared to $177,806 for the six months ended June 30, 1997. The increase in net income of $21,577, or 12.14% was primarily the result of an increase in rental revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $816,200 for the six months ended June 30, 1998, compared to $781,267 for the six months ended June 30, 1997, an increase of $34,933, or 4.47%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $302,184 for the six months ended June 30, 1998, compared to $298,530 for the six months ended June 30, 1997, an increase of $3,654 or 1.22%. Management expenses totaled $40,874 for the six months ended June 30, 1998, compared to $39,028 for the six months ended June 30, 1997, an increase of $1,846, or 4.73%.

     General and Administrative Expenses

     General and administrative expenses totaled $28,940 for the six months ended June 30, 1998 compared to $21,368 for the six months ended June 30, 1997, an increase of $7,572 or 35.44%. The increase was primarily the result of increased license fees and increased general partner reimbursements.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $126,110 for the six months ended June 30, 1998, compared to $129,830 for the six months ended June 30, 1997, a decrease of $3,720, or 2.87%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $282,771 for the year ended December 31, 1997, compared to $237,063 for the year ended December 31, 1996. The increase in net income of $45,708, or 19.28% was primarily the result of increased revenues due to rental rate increases during 1997. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,616,282 for the year ended December 31, 1997, compared to $1,546,366 for the year ended December 31, 1996, an increase of $69,916, or 4.52%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $669,873 for the year ended December 31, 1997, compared to $663,184 for the year ended December 31, 1996, an increase of $6,689 or 1.01%. Management expenses totaled $79,518 for the year ended December 31, 1997, compared to $76,344 for the year ended December 31, 1996, an increase of $3,174, or 4.16%.

     General and Administrative Expenses

     General and administrative expenses totaled $52,232 for the year ended December 31, 1997 compared to $50,169 for the year ended December 31, 1996, an increase of $2,063 or 4.11%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $296,624 for the year ended December 31, 1997, compared to $302,991 for the year ended December 31, 1996, a decrease of $6,367, or 2.10%.

  Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $237,063 for the year ended December 31, 1996, compared to $227,738 for the year ended December 31, 1995, an increase in net income of $9,325, or 4.09%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,546,366 for the year ended December 31, 1996, compared to $1,475,376 for the year ended December 31, 1995, an increase of $70,990, or 4.81%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $663,184 for the year ended December 31, 1996, compared to $572,345 for the year ended December 31, 1995, an increase of $90,839 or 15.87%. The increase is due primarily to an exterior property improvement project during 1996. Management expenses totaled $76,344 for the year ended December 31, 1996, compared to $72,215 for the year ended December 31, 1995, an increase of $4,129, or 5.72%. The increase is due primarily to the increased revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $50,169 for the year ended December 31, 1996 compared to $53,039 for the year ended December 31, 1995, a decrease of $2,870 or 5.41%. The decrease is primarily due to the timing of audit fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $302,991 for the year ended December 31, 1996, compared to $308,410 for the year ended December 31, 1995, a decrease of $5,419, or 1.76%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $471,433 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership are not liable to your partnership or any other partner for any mistakes or errors in judgment of for any act or omission believed by the general partner in good faith to be within the scope of authority conferred upon it by your partnership's agreement of limited partnership. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will, to the extent permitted by law, indemnify and save harmless the general partner, against and from any personal loss, liability (including attorneys' fee) or damage incurred by them as a result of any act or omission in its capacity as general partner unless such loss, liability or damage results from gross negligence or willful misconduct of the general partner. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $30,328.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $6,000
1995........................................................      2,772
1996........................................................      6,435
1997........................................................      3,960
1998 (through June 30)......................................      3,960

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which included all monies paid to the general partner by our partnership, including reimbursement of expenses) in respect of its capacity general partner interest of partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................     44,298
1996............................................     42,194
1997............................................     42,463
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $72,215
1996............................................     76,344
1997............................................     79,518
1998 (through June 30)..........................     40,874

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Burgundy Court Associates, L.P. at December 31, 1997, 1996 and 1995, and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-6
Balance Sheets as of December 31, 1997 and 1996.............  F-7
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1997 and 1996............  F-8
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-9
Notes to Financial Statements...............................  F-10
Independent Auditors' Report................................  F-14
Balance Sheets as of December 31, 1996 and 1995.............  F-15
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1996 and 1995............  F-16
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-17
Notes to Financial Statements...............................  F-18

                            BURGUNDY COURT, LIMITED

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $   471,433
Receivables and Deposits....................................                     92,010
Investments.................................................                          0
Restricted Escrows..........................................                    254,750
Other Assets................................................                     71,752
Investment Property:
  Land......................................................  $   330,171
  Building and related personal property....................    5,253,903
                                                              -----------
                                                                5,584,074
  Less: Accumulated depreciation............................   (3,719,209)    1,864,865
                                                              -----------   -----------
          Total Assets......................................                $ 2,754,810
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Other Accrued Liabilities...................................                     21,639
Property Taxes Payable......................................                     64,316
Tenant Security Deposits....................................                     38,520
Notes Payable...............................................                  3,146,083
Partners' Deficit...........................................                   (515,748)
                                                                            -----------
          Total Liabilities and Partners' Deficit...........                $ 2,754,810
                                                                            ===========

                   See notes to interim financial statements.

                            BURGUNDY COURT, LIMITED

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $784,580   $752,734
  Other Income..............................................    31,620     28,533
  Gain (Loss) on Disposition of Property....................        --         --
  Casualty Gain/Loss........................................        --         --
                                                              --------   --------
          Total Revenues....................................   816,200    781,267
Expenses:
  Operating Expenses........................................   302,184    298,530
  General and Administrative Expenses.......................    28,940     21,368
  Depreciation Expense......................................    95,267     95,267
  Interest Expense..........................................   126,110    129,830
  Property Tax Expense......................................    64,316     58,466
                                                              --------   --------
          Total Expenses....................................   616,817    603,461
          Net Income (Loss).................................  $199,383   $177,806
                                                              ========   ========

                   See notes to interim financial statements.

                            BURGUNDY COURT, LIMITED

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Operating Activities:
  Net Income (loss).........................................  $ 199,383   $ 177,806
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................     95,267     100,953
     Changes in accounts:
       Receivables and deposits and other assets............     73,473      (9,276)
       Accounts Payable and accrued expenses................    (81,541)    (90,444)
                                                              ---------   ---------
          Net cash provided by (used in) operating
            activities......................................    286,582     179,039
Investing Activities:
  Property improvements and replacements....................    (59,005)    (53,583)
  Net (increase)/decrease in restricted escrows.............     (5,622)      7,177
                                                              ---------   ---------
          Net cash provided by (used in) investing
            activities......................................    (64,627)    (46,406)
Financing Activities:
  Payments on mortgage......................................    (50,979)    (47,259)
  Partners' Distributions...................................   (200,000)   (200,000)
                                                              ---------   ---------
          Net cash provided by (used in) financing
            activities......................................   (250,979)   (247,259)
                                                              ---------   ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................    (29,024)   (114,626)
Cash and cash equivalents at beginning of year..............    500,457     481,291
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $ 471,433   $ 366,665
                                                              =========   =========

                   See notes to interim financial statements.

                            BURGUNDY COURT, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Burgundy Court Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

                          INDEPENDENT AUDITORS' REPORT

General Partners
Burgundy Court, Limited:

     We have audited the accompanying balance sheets of Burgundy Court, Limited as of December 31, 1997 and 1996 and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, a well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burgundy Court, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 20, 1998

                            BURGUNDY COURT, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   500,457    $   481,291
Receivables and deposits....................................      161,263        113,559
Restricted escrows (Note B).................................      249,128        251,130
Other assets................................................       75,972         80,721
Investment properties (Note C):
  Land......................................................      330,171        330,171
  Buildings and related personal property...................    5,194,898      5,055,759
                                                              -----------    -----------
                                                                5,525,069      5,385,930
  Less accumulated depreciation.............................   (3,623,942)    (3,433,409)
                                                              -----------    -----------
                                                                1,901,127      1,952,521
                                                              -----------    -----------
                                                              $ 2,887,947    $ 2,879,222
                                                              ===========    ===========
                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    18,347    $    19,315
  Tenant security deposit liabilities.......................       39,480         41,177
  Accrued taxes.............................................      122,506        111,431
  Other liabilities.........................................       25,683         37,395
  Mortgage notes payable (Note C)...........................    3,197,062      3,267,806
Partners' deficit...........................................     (515,131)      (597,902)
                                                              -----------    -----------
                                                              $ 2,887,947    $ 2,879,222
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

                            BURGUNDY COURT, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Revenues:
  Rental income.............................................  $1,541,890    $1,468,687
  Other income..............................................      74,392        77,679
                                                              ----------    ----------
     Total revenues.........................................   1,616,282     1,546,366
                                                              ----------    ----------
Expenses:
  Operating (Note D)........................................     669,873       663,184
  General and administrative (Note D).......................      52,232        50,169
  Depreciation..............................................     190,533       180,705
  Interest..................................................     296,624       302,991
  Property taxes............................................     124,249       112,254
                                                              ----------    ----------
     Total expenses.........................................   1,333,511     1,309,303
                                                              ----------    ----------
  Net income................................................     282,771       237,063
Distributions to partners...................................    (200,000)     (325,000)
Partners' deficit at beginning of year......................    (597,902)     (509,965)
                                                              ----------    ----------
Partners' deficit at end of year............................  $ (515,131)   $ (597,902)
                                                              ==========    ==========

                 See Accompanying Notes to Financial Statements

                            BURGUNDY COURT, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net income................................................  $ 282,771     $ 237,063
     Adjustments to reconcile net income to net cash
      provided by operating activities:
       Depreciation.........................................    190,533       180,705
       Amortization of discounts and loan costs.............     38,788        38,126
       Change in accounts:
       Receivables and deposits.............................    (47,704)        4,941
       Other assets.........................................     (8,441)           --
       Accounts payable.....................................       (968)       13,516
       Tenant security deposit liabilities..................     (1,697)       (5,175)
       Accrued taxes........................................     11,075        12,495
       Other liabilities....................................    (11,712)       _2,117
                                                              ---------     ---------
          Net cash provided by operating activities.........    452,645       483,788
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (139,139)     (107,288)
  Deposits to restricted escrows............................    (10,240)      (10,396)
  Receipts from restricted escrows..........................     12,242         9,145
                                                              ---------     ---------
          Net cash used in investing activities.............   (137,137)     (108,539)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (96,342)      (89,312)
  Distributions to partners.................................   (200,000)     (325,000)
                                                              ---------     ---------
          Net cash used in financing activities.............   (296,342)     (414,312)
                                                              ---------     ---------
Net increase (decrease) in cash and cash equivalents........     19,166       (39,063)
Cash and cash equivalents at beginning of year..............    481,291       520,354
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 500,457     $ 481,291
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 257,836     $ 264,865
                                                              =========     =========

                 See Accompanying Notes to Financial Statements

                            BURGUNDY COURT, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Burgundy Court, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated January 31, 1985. The Partnership owns and operates a 234 unit apartment complex, Burgundy Court Apartments, in Cincinnati, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the straight-line method based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $67,530 and $80,721, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

                            BURGUNDY COURT, LIMITED

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997        1996
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements were completed in calendar year 1997
  and excess funds were returned for property operations in
  1997. ....................................................  $     --    $ 12,242
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan. ................................................   249,128     238,888
                                                              --------    --------
                                                              $249,128    $251,130
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $28,800, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,227,283    $3,323,625
Second mortgage note payable in interest only monthly
  installments of $715, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     112,855       112,855
                                                              ----------    ----------
Principal balance at year end...............................   3,340,138     3,436,480
Less unamortized discount...................................    (143,076)     (168,674)
                                                              ----------    ----------
                                                              $3,197,062    $3,267,806
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998...................................................    $  103,924
1999...................................................       112,103
2000...................................................       120,927
2001...................................................       130,444
2002...................................................     2,872,740
                                                           ----------
                                                           $3,340,138
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the

                            BURGUNDY COURT, LIMITED
excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                            1997       1996
TYPE OF TRANSACTION                                        AMOUNT     AMOUNT
-------------------                                        -------    -------
Management fee...........................................  $79,518    $76,344
Partnership administration fee...........................  $14,501    $15,268
Reimbursement for services of affiliates.................  $27,124    $26,926
Construction services reimbursement......................  $   838    $    --

                            BURGUNDY COURT, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

General Partners
Burgundy Court, Limited:

     We have audited the accompanying balance sheets of Burgundy Court, Limited as of December 31, 1996 and 1995 and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burgundy Court, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 25, 1997

                            BURGUNDY COURT, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   481,291    $   520,354
  Restricted -- tenant security deposits....................       41,177         46,352
Accounts receivable.........................................        2,333            227
Escrow for taxes............................................       70,049         71,921
Restricted escrows (Note B).................................      251,130        249,879
Other assets................................................       80,721         94,366
Investment properties (Note C):
  Land......................................................      330,171        330,171
  Buildings and related personal property...................    5,055,759      4,948,471
                                                              -----------    -----------
                                                                5,385,930      5,278,642
  Less accumulated depreciation.............................   (3,433,409)    (3,252,704)
                                                              -----------    -----------
                                                                1,952,521      2,025,938
                                                              -----------    -----------
                                                              $ 2,879,222    $ 3,009,037
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    19,315    $     5,799
  Tenant security deposits..................................       41,177         46,352
  Accrued taxes.............................................      111,431         98,936
  Other liabilities.........................................       37,395         35,278
  Mortgage notes payable (Note C)...........................    3,267,806      3,332,637
Partners' deficit...........................................     (597,902)      (509,965)
                                                              -----------    -----------
                                                              $ 2,879,222    $ 3,009,037
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

                            BURGUNDY COURT, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Revenues:
  Rental income.............................................  $1,468,687    $1,401,205
  Other income..............................................      77,679        74,171
                                                              ----------    ----------
     Total revenues.........................................   1,546,366     1,475,376
                                                              ----------    ----------
Expenses:
  Operating (Note D)........................................     453,897       421,913
  General and administrative (Note D).......................      50,169        53,039
  Maintenance...............................................     209,287       150,432
  Depreciation..............................................     180,705       214,023
  Interest..................................................     302,991       308,410
  Property taxes............................................     112,254        99,821
                                                              ----------    ----------
     Total expenses.........................................   1,309,303     1,247,638
                                                              ----------    ----------
Net income..................................................     237,063       227,738
Distributions to partners...................................    (325,000)     (140,000)
Partners' deficit at beginning of year......................    (509,965)     (597,703)
                                                              ----------    ----------
Partners' deficit at end of year............................  $ (597,902)   $ (509,965)
                                                              ==========    ==========

                 See Accompanying Notes to Financial Statements

                            BURGUNDY COURT, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Cash flows from operating activities:
  Net income................................................  $ 237,063     $ 227,738
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    180,705       214,023
     Amortization of discounts and loan costs...............     38,126        37,030
     Change in accounts:
       Restricted cash......................................      5,175         2,236
       Accounts receivable..................................     (2,106)         (227)
       Escrow for taxes.....................................      1,872       (12,190)
       Accounts payable.....................................     13,516        (8,755)
       Tenant security deposit liabilities..................     (5,175)         (538)
       Accrued taxes........................................     12,495        (3,095)
       Other liabilities....................................      2,117       (59,897)
                                                              ---------     ---------
          Net cash provided by operating activities.........    483,788       396,325
                                                              ---------     ---------
Cash flows from investing activities:
  Property investments and replacements.....................   (107,288)     (306,206)
  Deposits to restricted escrows............................    (10,396)       (9,021)
  Receipts from restricted escrows..........................      9,145        21,166
                                                              ---------     ---------
          Net cash used in investing activities.............   (108,539)     (294,061)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (89,312)      (82,797)
  Distributions to partners.................................   (325,000)     (140,000)
                                                              ---------     ---------
          Net cash used in financing activities.............   (414,312)     (222,797)
                                                              ---------     ---------
Net decrease in cash........................................    (39,063)     (120,533)
Cash and cash equivalents at beginning of year..............    520,354       640,887
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 481,291     $ 520,354
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 264,865     $ 271,380
                                                              =========     =========

                 See Accompanying Notes to Financial Statements

                            BURGUNDY COURT, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Burgundy Court, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated January 31, 1985. The Partnership owns and operates a 234 unit apartment complex, Burgundy Court Apartments, in Cincinnati, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the straight-line method based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1996 and 1995 consist of deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

                            BURGUNDY COURT, LIMITED

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996        1995
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements will be completed in calendar year
  1997 and any excess funds will be returned for property
  operations in 1997. ......................................  $ 12,242    $ 11,857
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan. ................................................   238,888     238,022
                                                              --------    --------
                                                              $251,130    $249,879
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996          1995
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $28,800, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,323,625    $3,412,937
Second mortgage note payable in interest only monthly
  installments of $715, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     112,855       112,855
                                                              ----------    ----------
Principal balance at year end...............................   3,436,480     3,525,792
Less unamortized discount...................................    (168,674)     (193,155)
                                                              ----------    ----------
                                                              $3,267,806    $3,332,637
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $   96,342
1998.....................................................     103,924
1999.....................................................     112,103
2000.....................................................     120,927
2001.....................................................     130,444
Thereafter...............................................   2,872,740
                                                           ----------
                                                           $3,436,480
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

                            BURGUNDY COURT, LIMITED

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                            1996       1995
                   TYPE OF TRANSACTION                     AMOUNT     AMOUNT
                   -------------------                     -------    -------
Management fee...........................................  $76,344    $72,215
Partnership administration fee...........................  $15,268    $14,442
Reimbursement for services of affiliates.................  $26,926    $23,766
Construction fee.........................................  $    --    $ 6,090

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  Burgandy Court Associates, L.P.

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of Burgandy Court Associates, L.P. (the "Partnership") (the Purchaser, AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the Purchaser in exchange for
an offer price per Unit of $       in cash, or        Common OP Units of the
Purchaser, or        Preferred OP Units of the Purchaser, or a combination of
any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                           CALMARK/FORT COLLINS, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              OUR OFFER CONSIDERATION WILL BE REDUCED
OFFER AND TO RENDER AN OPINION AS TO THE        FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY YOUR
FAIRNESS TO YOU OF THE OFFER CONSIDERATION      PARTNERSHIP PRIOR TO THE EXPIRATION OF OUR
FROM A FINANCIAL POINT OF VIEW.                 OFFER.

     YOU WILL NOT PAY ANY FEES OR                    OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
COMMISSIONS IF YOU TENDER YOUR UNITS.           COLORADO TIME, ON             , 1998, UNLESS
                                                WE EXTEND THE DEADLINE.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-16
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-20
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-21
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-23
  Summary Financial Information of Calmark/Fort
    Collins, Ltd...............................   S-26
  Comparative Per Unit Data....................   S-26
THE AIMCO OPERATING PARTNERSHIP................   S-27
RISK FACTORS...................................   S-27
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-27
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-28
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-29
BACKGROUND AND REASONS FOR THE OFFER...........   S-30
  Background of the Offer......................   S-30
  Alternatives Considered......................   S-31
  Expected Benefits of the Offer...............   S-32
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-37
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42

                                                  PAGE
                                                  ----
  Accounting Treatment.........................   S-42
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-43
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-54
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-56
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-56
  Fairness to Unitholders who Tender their
    Units......................................   S-57
  Fairness to Unitholders who do not Tender
    their Units................................   S-58
  Comparison of Consideration to Alternative
    Consideration..............................   S-58
  Allocation of Consideration..................   S-59
STANGER ANALYSIS...............................   S-59
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-60
  Summary of Reviews...........................   S-61
  Conclusions..................................   S-61
  Assumptions, Limitations and
    Qualifications.............................   S-61
  Compensation and Material Relationships......   S-62
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-63
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-68
CONFLICTS OF INTEREST..........................   S-72
  Conflicts of Interest with Respect to the
    Offer......................................   S-72
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-72
  Competition Among Properties.................   S-72
  Features Discouraging Potential Takeovers....   S-72

                                                  PAGE
                                                  ----
  Future Exchange Offers.......................   S-72
YOUR PARTNERSHIP...............................   S-73
  General......................................   S-73
  Your Partnership and its Property............   S-73
  Property Management..........................   S-73
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-73
  Capital Replacement..........................   S-74
  Borrowing Policies...........................   S-74
  Competition..................................   S-74
  Legal Proceedings............................   S-74
  Selected Financial Information...............   S-74
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-76

                                                  PAGE
                                                  ----
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-78
  Distributions and Transfers of Units.........   S-78
  Beneficial Ownership of Interests in Your
    Partnership................................   S-79
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-79
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-80
LEGAL MATTERS..................................   S-80
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Calmark/Fort Collins, Ltd. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $14,705.88 per unit for the six months ended June 30, 1998 (equivalent to $29,411.76 on an annual basis).
     We will pay fixed quarterly distributions of $               per unit on
     the Tax-Deferral   % Preferred OP Units before any distributions are paid
     to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $     per year
     on the number of Tax-Deferral   % Preferred OP Units or distributions of
     $     per year on the number of Tax-Deferral Common OP Units that you would receive in exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

     In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S.

Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

          Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units
payable to you and your partners) will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

COMPARISON OF TAX-DEFERRAL   % PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

     There are a number of significant differences between Tax-Deferral      %
Preferred OP Units and Class I Preferred Stock relating to, among other things, the nature of the investment, voting rights, distributions, liquidity and transfer and redemption rights. See "Comparison of Preferred OP Units and Class I Preferred Stock" for a chart highlighting such differences.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" OF THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-market mortgage interest rate. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $


Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you, from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, there is no limitation on the liability of your partnership's general partners to your partnership or any of the limited partners for acts performed in their capacity as general partner. The general partner of the AIMCO Operating Partnership has no liability to the AIMCO Operating Partnership or any of the holders of OP Units for acts performed by the general partner in good faith.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $30,621 in 1996, $32,886 in 1997 and $17,036 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Calmark/Fort Collins, Ltd. is a California limited partnership which was formed on January 29, 1982 for the purpose of owning and operating a single apartment property located in Fort Collins, Colorado, known as "Scotch Pines East." In 1982, it completed a private placement of units that raised net proceeds of approximately $1,411,000. Scotch Pines East consists of 102 apartment units. Your partnership has no employees.

     Property Management. Since 1992, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2031, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,786,929, payable to Lehman, which bears interest at a rate of 7.34%. The mortgage debt is due in December 2004. Your partnership also has a second mortgage note outstanding of $2,786,929, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                            PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

          SUMMARY FINANCIAL INFORMATION OF CALMARK/FORT COLLINS, LTD.

     The summary financial information of Calmark/Fort Collins, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Calmark/Fort Collins, Ltd. for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                           CALMARK/FORT COLLINS, LTD.

                                     FOR THE SIX MONTHS
                                       ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1998          1997          1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues................  $   336,537   $   322,962   $   661,502   $   606,931   $   577,843   $   527,740   $   477,630
  Net Income/(Loss).............       (4,103)        8,501      (158,348)      (15,197)      (75,425)     (101,898)     (124,367)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation....      287,309       344,612       307,466       389,212       473,793       582,346       681,202
  Total Assets..................      583,884       512,894     1,128,407       567,931       640,874       752,099       856,415
  Mortgage Notes Payable,
    including Accrued
    Interest....................    2,804,056     1,892,499     2,800,000     1,890,607     1,908,194     1,926,141     1,940,681
  Partners' Capital/(Deficit)...  $(2,246,072)  $(1,575,120)  $(1,741,969)  $(1,583,621)  $(1,568,424)  $(1,492,999)  $(1,391,101)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $14,705.88    $0

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer price from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $3,460 per unit (equivalent to $7,920 on an annualized basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX
PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral      % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from        , 1998, (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
                    , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $3,460 (equivalent to $7,920 on
     an annualized basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................     Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under California law for the purpose of owning and           Delaware limited partnership. The AIMCO Operating
managing Scotch Pines East.                                  Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash from Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2031.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, directly        The purpose of the AIMCO Operating Partnership is to
or indirectly, develop, own, hold, maintain, operate         conduct any business that may be lawfully conducted by
for the production of income and dispose of property         a limited partnership organized pursuant to the
situated in the United States. Subject to restrictions       Delaware Revised Uniform Limited Partnership Act (as
contained in your partnership's agreement of limited         amended from time to time, or any successor to such
partnership, your partnership may perform all acts           statute) (the "Delaware Limited Partnership Act"),
necessary or appropriate in connection therewith and         provided that such business is to be conducted in a
reasonably related thereto, including borrowing money,       manner that permits AIMCO to be qualified as a REIT,
creating liens and investing funds in financial              unless AIMCO ceases to qualify as a REIT. The AIMCO
instruments.                                                 Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not less than 20 nor more than 34        time to the limited partners and to other persons, and
units for cash and notes to selected persons who             to admit such other persons as additional limited
fulfill the requirements set forth in your                   partners, on terms and conditions and for such capital
partnership's agreement of limited partnership. The          contributions as may be established by the general
capital contribution need not be equal for all limited       partner in its sole discretion. The net capital
partners and no action or consent is required in             contribution need not be equal for all OP Unitholders.
connection with the admission of any additional limited      No action or consent by the OP Unitholders is required
partners.                                                    in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
The general partner is also authorized to issue              by the AIMCO GP" in the accompanying Prospectus.
additional units for sale from time to time, the             Subject to Delaware law, any additional partnership
number, price and terms of which shall be determined at      interests may be issued in one or more classes, or one
the sole discretion of the general partner. In certain       or more series of any of such classes, with such
circumstances set forth in your partnership's agreement      designations, preferences and relative, partici-
of limited partnership, limited partners who purchased       pating, optional or other special rights, powers and
the units described in the previous paragraph may            duties as shall be determined by the general partner,
possess preemptive rights in connection with the sale        in its sole and absolute discretion without the
of additional units.                                         approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may contract         The AIMCO Operating Partnership may lend or contribute
with affiliated persons for the management or                funds or other assets to its subsidiaries or other
supervision of any or all of the assets of your              persons in which it has an equity investment, and such
partnership or for the performance of any other              persons may borrow funds from the AIMCO Operating
services which the general partner deem necessary or         Partnership, on terms and conditions established in the
advisable for the operation of your partnership. Any         sole and absolute discretion of the general partner. To
and all compensation paid to such affiliated persons in      the extent consistent with the business purpose of the
connection with services performed for your partnership      AIMCO Operating Partnership and the permitted
must be reasonable and fair to your partnership and the      activities of the general partner, the AIMCO Operating
partners. Such contracts between your partnership and        Partnership may transfer assets to joint ventures,
the general partner or any affiliates must provide that      limited liability companies, partnerships,
they may be cancelled at any time by your partnership        corporations, business trusts or other business
without penalty upon 60 days prior written notice. In        entities in which it is or thereby becomes a
addition, the general partner and its affiliates may         participant upon such terms and subject to such
lend money to your partnership which will be repaid in       conditions consistent with the AIMCO Operating Part-
accordance with the terms of the advances out of the         nership Agreement and applicable law as the general
gross receipts of your partnership with interest at the      partner, in its sole and absolute discretion, believes
then prevailing commercial rate or at the highest rate       to be advisable. Except as expressly permitted by the
permitted by the applicable usury law, whichever is          AIMCO Operating Partnership Agreement, neither the
less. Your partnership may lend working capital              general partner nor any of its affiliates may sell,
reserves which are not needed to meet partnership            transfer or convey any property to the AIMCO Operating
expenses or make distributions as determined in the          Partnership, directly or indirectly, except pursuant to
sole discretion of the general partner to affiliates of      transactions that are determined by the general partner
the general partner. Such loans are payable on demand        in good faith to be fair and reasonable.
and bear interest at the then prevailing commercial
rate of interest, are otherwise commercially reasonable
and in the aggregate, do not exceed the amount of
excess working capital reserves of your partnership.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money on the credit of and enter into              restrictions on borrowings, and the general partner has
obligations, recourse and nonrecourse, on behalf of          full power and authority to borrow money on behalf of
your partnership and to give as security therefore any       the AIMCO Operating Partnership. The AIMCO Operating
partnership's property.                                      Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their designated            with a statement of the purpose of such demand and at
representative to inspect and, at their sole cost and        such OP Unitholder's own expense, to obtain a current
expense, copy the contents of the books and records of       list of the name and last known business, residence or
your partnership at the principal place of business of       mailing address of the general partner and each other
your partnership during normal business hours.               OP Unitholder.

                               Management Control


The general partner of your partnership manages and          All management powers over the business and affairs of
controls your partnership and all aspects of its             the AIMCO Operating Partnership are vested in AIMCO-GP,
business. The general partner has all the rights and         Inc., which is the general partner. No OP Unitholder
powers which may be possessed by a general partner           has any right to participate in or exercise control or
under California law. Subject to the limitations             management power over the business and affairs of the
contained in your partnership's agreement of limited         AIMCO Operating Partnership. The OP Unitholders have
partnership, the general partner has the power to            the right to vote on certain matters described under
perform acts, upon such terms and conditions as the          "Comparison of Ownership of Your Units and AIMCO OP
general partner deem appropriate and in furtherance of       Units -- Voting Rights" below. The general partner may
your partnership's business. The limited partners have       not be removed by the OP Unitholders with or without
no right to participate in the management or control of      cause.
your partnership, to act on behalf of your partnership,
to bind your partnership, or, except as specifically         In addition to the powers granted a general partner of
authorized in your partnership's agreement of limited        a limited partnership under applicable law or that are
partnership, to vote upon any matter involving your          granted to the general partner under any other
partnership.                                                 provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Your partnership's agreement of limited partnership          Notwithstanding anything to the contrary set forth in
does not limit the liability of the general partner to       the AIMCO Operating Partnership Agreement, the general
your partnership or the limited partners for any act         partner is not liable to the AIMCO Operating
performed in its capacity as general partner. However,       Partnership for losses sustained, liabilities incurred
your partnership's agreement of limited partnership          or benefits not derived as a result of errors in
does provide that the general partner of your                judgment or mistakes of fact or law of any act or
partnership and its affiliates are entitled to               omission if the general partner acted in good faith.
indemnification from any expense, liability or loss,         The AIMCO Operating Partnership Agreement provides for
including attorneys' fees incurred in connection with        indemnification of AIMCO, or any director or officer of
the defense of any action, based on any act or omission      AIMCO (in its capacity as the previous general partner
by the general partner within the scope of the               of the AIMCO Operating Partnership), the general
authority conferred by your partnership's agreement of       partner, any officer or director of general partner or
limited partnership, including all such liabilities          the AIMCO Operating Partnership and such other persons
under Federal and state securities laws as permitted by      as the general partner may designate from and against
law, except for acts or omissions constituting fraud,        all losses, claims, damages, liabilities, joint or
bad faith, willful misconduct or gross negligence.           several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner upon a vote of the limited partners          affairs of the AIMCO Operating Partnership. The general
owning a majority of the outstanding units and elect a       partner may not be removed as general partner of the
substitute general partner if no general partner             AIMCO Operating Partnership by the OP Unitholders with
remains. Subject to limitations set forth in your            or without cause. Under the AIMCO Operating Partnership
partnership's agreement of limited partnership, the          Agreement, the general partner may, in its sole
general partner may withdraw from your partnership at        discretion, prevent a transferee of an OP Unit from
any time. A limited partner may not transfer its             becoming a substituted limited partner pursuant to the
interests without the written consent of the general         AIMCO Operating Partnership Agreement. The general
partner which may be withheld at the sole discretion of      partner may exercise this right of approval to deter,
the general partner.                                         delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to add                     in the AIMCO Operating Partnership Agreement, whereby
representations, duties or obligations of the general        the general partner may, without the consent of the OP
partner or surrender a right or power granted to the         Unitholders, amend the AIMCO Operating Partnership
general partner, effect a ministerial change which does      Agreement, amendments to the AIMCO Operating
not materially affect the rights of the limited              Partnership Agreement require the consent of the
partners and as required by law. All other amendments        holders of a majority of the outstanding Common OP
must be approved by the limited partners owning more         Units, excluding AIMCO and certain other limited
than 50% of the units and the general partner.               exclusions (a "Majority in Interest"). Amendments to
Amendments of provisions that require the consent of a       the AIMCO Operating Partnership Agreement may be
greater percentage than a majority may be amended only       proposed by the general partner or by holders of a
the percentage required in such provisions. In               Majority in Interest. Following such proposal, the
addition, any amendment that adversely affects a             general partner will submit any proposed amendment to
partner or partners must be approved by the affected         the OP Unitholders. The general partner will seek the
parties.                                                     written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fees for its services as general partner.        capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is personally liable         negligence, no OP Unitholder has personal liability for
for claims by creditors of your partnership, except as       the AIMCO Operating Partnership's debts and
provided under California law.                               obligations, and liability of the OP Unitholders for
                                                             the AIMCO Operating Partnership's debts and obligations
                                                             is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner has the responsibility for the           Unless otherwise provided for in the relevant
safekeeping and use of all funds and assets of your          partnership agreement, Delaware law generally requires
partnership and must not employ or permit others to          a general partner of a Delaware limited partnership to
employ such funds or assets in any manner except for         adhere to fiduciary duty standards under which it owes
the exclusive benefit of your partnership. Your              its limited partners the highest duties of good faith,
partnership's agreement of limited partnership provides      fairness and loyalty and which generally prohibit such
that the general partner and its affiliates with whom        general partner from taking any action or engaging in
they contract on behalf of your partnership must devote      any transaction as to which it has a conflict of
such of their time to the business of your partnership       interest. The AIMCO Operating Partnership Agreement
as they may, in their sole discretion, deem necessary        expressly authorizes the general partner to enter into,
to conduct said business. The general partner and its        on behalf of the AIMCO Operating Partnership, a right
affiliates may engage for their own account and for the      of first opportunity arrangement and other conflict
account of others in any business ventures, including        avoidance agreements with various affiliates of the
the purchase of real estate properties, the                  AIMCO Operating Partnership and the general partner, on
development, operation, management or syndication of         such terms as the general partner, in its sole and
real estate properties, and your partnership shall have      absolute discretion, believes are advisable. The AIMCO
no right to participate therein. However, the general        Operating Partnership Agreement expressly limits the
partner must at all times act in the best interests of       liability of the general partner by providing that the
your partnership and in no event contrary to the             general partner, and its officers and directors will
fiduciary relationship that it bears at all times in         not be liable or accountable in damages to the AIMCO
relation to your partnership and to each of the              Operating Partnership, the limited partners or
partners with regard to your partnership's business          assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                      PREFERRED OP UNITS              COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the limited      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners owning a majority of the        Operating Partnership Agreement,         have voting rights only with
outstanding units may without the        the holders of the Preferred OP          respect to certain limited matters
concurrence of the general               Units will have the same voting          such as certain amendments and
partners, vote to amend your             rights as holders of the Common OP       termination of the AIMCO Operating
partnership's agreement of limited       Units. See "Description of OP            Partnership Agreement and certain
partnership, subject to certain          Units" in the accompanying               transactions such as the
limitations; dissolve and terminate      Prospectus. So long as any               institution of bankruptcy
your partnership; remove the             Preferred OP Units are outstand-         proceedings, an assignment for the
general partner; elect the general       ing, in addition to any other vote       benefit of creditors and certain
partner; and approve or disapprove       or consent of partners required by       transfers by the general partner of
the sale of all or substantially         law or by the AIMCO Operating            its interest in the AIMCO Operating
all of the assets of your                Partnership Agree-                       Part-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

partnership.                             ment, the affirmative vote or            nership or the admission of a
                                         consent of holders of at least 50%       successor general partner.
The general partner may cause the        of the outstanding Preferred OP
dissolution of the your partnership      Units will be necessary for              Under the AIMCO Operating Partner-
by retiring unless, the remaining        effecting any amendment of any of        ship Agreement, the general partner
general partner elects to continue       the provisions of the Partnership        has the power to effect the
your partnership within 120 days or      Unit Designation of the Preferred        acquisition, sale, transfer,
if there is no remaining general         OP Units that materially and             exchange or other disposition of
partner, the limited partners            adversely affects the rights or          any assets of the AIMCO Operating
owning more than 50% of the then         preferences of the holders of the        Partnership (including, but not
outstanding units may elect new          Preferred OP Units. The creation or      limited to, the exercise or grant
general partner to continue your         issuance of any class or series of       of any conversion, option,
partnership.                             partnership units, including,            privilege or subscription right or
                                         without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash from           $      per Preferred OP Unit;            tribute quarterly all, or such
Operations (as defined in your           provided, however, that at any time      portion as the general partner may
partnership's agreement of limited       and from time to time on or after        in its sole and absolute discretion
partnership) are to be distributed       the fifth anniversary of the issue       determine, of Available Cash (as
from time to time but no less often      date of the Preferred OP Units, the      defined in the AIMCO Operating
than quarterly and not later than        AIMCO Operating Partnership may          Partnership Agreement) generated by
ninety days after the end of the         adjust the annual distribution rate      the AIMCO Operating Partnership
fiscal quarter. The distributions        on the Preferred OP Units to the         during such quarter to the general
payable to the partners are not          lower of (i)     % plus the annual       partner, the special limited
fixed in amount and depend upon the      interest rate then applicable to         partner and the holders of Common
operating results and net sales or       U.S. Treasury notes with a maturity      OP Units on the record date
refinancing proceeds available from      of five years, and (ii) the annual       established by the general partner
the disposition of your                  dividend rate on the most recently       with respect to such quarter, in
partnership's assets. Your partner-      issued AIMCO non-convertible             accordance with their respective
ship has made distributions in the       preferred stock which ranks on a         interests in the AIMCO Operating
past and is projected to make            parity with its Class H Cumu-            Partnership on such record date.
distributions in 1998.                                                            Holders of any other Pre-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) such transfer        on any securities exchange. The          transferability of the OP Units.
is in compliance with applicable         Preferred OP Units are subject to        Until the expiration of one year
Federal and state securities law,        restrictions on transfer as set          from the date on which an OP
(2) a written assignment has been        forth in the AIMCO Operating             Unitholder acquired OP Units,
duly executed by the assignor and        Partnership Agreement.                   subject to certain exceptions, such
assignee, (3) the written approval                                                OP Unitholder may not transfer all
of the managing general partner          Pursuant to the AIMCO Operating          or any portion of its OP Units to
which may be withheld in the sole        Partnership Agreement, until the         any transferee without the consent
and absolute discretion of the           expiration of one year from the          of the general partner, which
general partner has been granted         date on which a holder of Preferred      consent may be withheld in its sole
and (4) the assignor or the              OP Units acquired Preferred OP           and absolute discretion. After the
assignee pays a transfer fee.            Units, subject to certain                expiration of one year, such OP
                                         exceptions, such holder of               Unitholder has the right to
There are no redemption rights           Preferred OP Units may not transfer      transfer all or any portion of its
associated with your units.              all or any portion of its Pre-           OP Units to any person, subject to
                                         ferred OP Units to any transferee        the satisfaction of certain
                                         without the consent of the general       conditions specified in the AIMCO
                                         partner, which consent may be            Operating Partnership Agreement,
                                         withheld in its sole and absolute        including the general partner's
                                         discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
                                         OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner from your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $30,621 in 1996, $32,886 in 1997 and $17,036 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL

     La Colina Partners, Ltd. is a California limited partnership which raised net proceeds of approximately $1,411,000 in 1982 through a private offering. The promoter for the private offering of your partnership was Calmark Properties, Inc. & Subs. Insignia acquired your partnership in 1992. AIMCO acquired Insignia in October, 1998. There are currently a total of 37 limited partners of your partnership and a total of 34 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on January 29, 1982 for the purpose of owning and operating a single apartment property located in Fort Collins, Colorado, known as "Scotch Pines East." Your partnership's property consists of 102 apartment units. There are 53 one-bedroom apartments and 1 two-bedroom apartment. The total rentable square footage of your partnership's property is 53,516 square feet. Your partnership's property had an average occupancy rate of approximately 99.02% in 1996 and 99.02% in 1997. The average annual rent per apartment unit is approximately $6,154.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since 1992, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $30,621, $32,886 and $17,036, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is not limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2031 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is not is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,786,929, payable to Lehman, which bears interest at a rate of 7.34%. The mortgage debt is due in December 2004. Your partnership also has a second mortgage note outstanding of $2,786,929, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Calmark/Fort Collins, Ltd. taken from the financial statements described above. See "Index to Financial Statements."

                                                                 CALMARK/ FORT COLLINS, LTD.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   192,124   $    61,311   $   689,070   $    58,002   $    41,905   $    32,707   $    14,800
Land & Building..............    2,977,068     2,892,992     2,926,536     2,866,903     2,816,178     2,793,061     2,764,348
Accumulated Depreciation.....   (2,689,760)   (2,548,381)   (2,619,070)   (2,477,691)   (2,342,385)   (2,210,715)   (2,083,146)
Other Assets.................      104,452       106,972       131,871       120,717       125,176       137,046       160,413
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $   583,884   $   512,894   $ 1,128,407   $   567,931   $   640,874   $   752,099   $   856,415
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 2,804,056   $ 1,892,499   $ 2,800,000   $ 1,890,607   $ 1,908,194   $ 1,926,141   $ 1,940,681
Other Liabilities............       25,900       195,515        70,376       260,945       301,104       318,957       306,835
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    2,829,956     2,088,014     2,870,376     2,151,552     2,209,298     2,245,098     2,247,516
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(2,246,072)  $(1,575,120)  $(1,741,969)  $(1,583,621)  $(1,568,424)  $(1,492,999)  $(1,391,101)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                       CALMARK/ FORT COLLINS, LTD.
                                              -----------------------------------------------------------------------------
                                              FOR THE SIX MONTHS
                                                     ENDED                            FOR THE YEARS ENDED
                                                   JUNE 30,                              DECEMBER 31,
                                              -------------------   -------------------------------------------------------
                                                1998       1997       1997        1996       1995       1994        1993
                                              --------   --------   ---------   --------   --------   ---------   ---------
STATEMENTS OF OPERATIONS DATA
Rental Revenue..............................  $320,474   $312,886   $ 634,729   $590,562   $558,588   $ 506,904   $ 467,273
Other Income................................    16,063     10,076      26,773     16,369     19,255      20,836      10,357
                                              --------   --------   ---------   --------   --------   ---------   ---------
         Total Revenue......................   336,537    322,962     661,502    606,931    577,843     527,740     477,630
                                              --------   --------   ---------   --------   --------   ---------   ---------
Operating Expenses..........................   130,061     98,134     224,165    228,669    256,017     186,995     151,101
General & Administrative....................    17,036     16,145      26,903     18,381     20,808      54,976      52,422
Depreciation................................    70,690     70,690     141,379    135,306    131,670     127,569     123,009
Interest Expense............................   107,305    109,181     216,682    212,921    221,270     226,397     229,230
Property Taxes..............................    15,548     20,311      28,284     26,851     23,503      33,701      46,235
                                              --------   --------   ---------   --------   --------   ---------   ---------
         Total Expenses.....................   340,640    314,461     637,413    622,128    653,268     629,638     601,997
                                              --------   --------   ---------   --------   --------   ---------   ---------
Net Income..................................  $ (4,103)  $  8,501   $  24,089   $(15,197)  $(75,425)  $(101,898)  $(124,367)
                                              ========   ========   =========   ========   ========   =========   =========
Loss on extinguishment of debt..............                         (182,437)
Net Income..................................                        $(158,348)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $4,103 for the six months ended June 30, 1998, compared to net income of $8,501 for the six months ended June 30, 1997. The decrease in net income of $12,604, or 51.74% was primarily the result of an increase in operating and interest expense offset by an increase in rental revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $336,537 for the six months ended June 30, 1998, compared to $322,962 for the six months ended June 30, 1997, an increase of $13,575, or 4.20%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $130,061 for the six months ended June 30, 1998, compared to $98,134 for the six months ended June 30, 1997, an increase of $31,927 or 32.53%. The increase is primarily due to increased personnel and interior building repair expenses. Management expenses totaled $17,036 for the six months ended June 30, 1998, compared to $16,145 for the six months ended June 30, 1997, an increase of $891.

     General and Administrative Expenses

     General and administrative expenses totaled $17,036 for the six months ended June 30, 1998 compared to $16,145 for the six months ended June 30, 1997, an increase of $891.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $107,305 for the six months ended June 30, 1998, compared to $109,181 for the six months ended June 30, 1997, a decrease of $1,876, or 1.72%. The decrease is due to the refinancing of the mortgage which resulted in a lower interest rate.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $158,348 for the year ended December 31, 1997, compared to $15,197 for the year ended December 31, 1996. The decrease in net income of $143,151, or 941.97% was primarily the result of a loss recognized on the refinancing of the mortgage in 1997. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $661,502 for the year ended December 31, 1997, compared to $606,931 for the year ended December 31, 1996, an increase of $54,571, or 8.99%. The increase is due primarily to an increase in rental rates during the year.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $224,165 for the year ended December 31, 1997, compared to $228,669 for the year ended December 31, 1996, a decrease of $4,504 or 1.97%. Management expenses totaled $32,886 for the year ended December 31, 1997, compared to $30,621 for the year ended December 31, 1996, an increase of $2,265, or 7.40%. The increase resulted from an increase in rental revenues, as management fees are calculated based on a percentage of revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $26,903 for the year ended December 31, 1997 compared to $18,381 for the year ended December 31, 1996, an increase of $8,522 or 46.36%. The increase is primarily due to professional expenses and asset management fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $216,682 for the year ended December 31, 1997, compared to $212,921 for the year ended December 31, 1996, an increase of $3,761, or 1.77%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $(15,197) for the year ended December 31, 1996, compared to $(75,425) for the year ended December 31, 1995. The increase in net income of $60,228, or 79.85% was primarily the result of an increase in rental revenues and a decrease in operating expenses during 1996. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $606,931 for the year ended December 31, 1996, compared to $577,843 for the year ended December 31, 1995, an increase of $29,088, or 5.03%. The increase is due primarily to increases in the rental rates during 1996.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $228,669 for the year ended December 31, 1996, compared to $256,017 for the year ended December 31, 1995, a decrease of $27,348 or 10.68%. The decrease is primarily due to maintenance work at the property during 1995, which did not occur in 1996. Management expenses totaled $30,621 for the year ended December 31, 1996, compared to $28,854 for the year ended December 31, 1995, an increase of $1,767, or 6.12%. The increase resulted from an increase in rental revenues, as management fees are calculated based on a percentage of revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $18,381 for the year ended December 31, 1996 compared to $20,808 for the year ended December 31, 1995, a decrease of $2,427 or 11.66%. This is primarily due to reimbursable general partner fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $212,921 for the year ended December 31, 1996, compared to $221,270 for the year ended December 31, 1995, a decrease of $8,349, or 3.77%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $192,124 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Your partnership's agreement of limited partnership does not limit the liability of the general partners to your Partners or the limited partners for any act performed in their capacity as general partner. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership's agreement of limited partnership provides that the general partners of your partnership and their affiliates are entitled to indemnification from any expense, liability or loss, including attorneys' fees incurred in connection with the defense of any action, based on any act or omission by the general partners within the scope of the authority conferred by your partnership's agreement of limited partnership, including all such liabilities under Federal and state securities laws as permitted by law, except for acts or omissions constituting fraud, bad faith, willful misconduct or gross negligence. Such attorneys' fees may be paid as incurred. If such a claim for indemnification (other than for expenses incurred in a successful defense) is asserted against your partnership, your partnership will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy and will be governed by the final adjudication of such issue. Your partnership is provide indemnification to the extent of its assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................   $        0
1995........................................................            0
1996........................................................            0
1997........................................................            0
1998 (through June 30)......................................    14,705.88

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses and distributions in its company as general partner your partnership as described in the following table:

YEAR                                           MANAGEMENT FEES
----                                           ---------------
1994.........................................      $4,630
1995.........................................       4,671
1996.........................................       9,475
1997.........................................       8,091
1998 (through June 30).......................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $28,854
1996...........................................      30,621
1997...........................................      32,886
1998 (through June 30).........................      17,036

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997

                                    CONTENTS

                                                               PAGE
     Financial Statements of Calmark/Fort Collins, Ltd.        ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....    F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................    F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................    F-4
Note A -- Basis of Presentation.............................    F-5
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1997 (Unaudited)..........................................    F-6
Statement of Revenues and Expenses -- Federal Income Tax
  Basis for the year ended December 31, 1997 (Unaudited)....    F-7
Statement of Changes in Partners' Deficit -- Federal Income
  Tax Basis for the year ended December 31, 1997
  (Unaudited)...............................................    F-8
Statement of Cash Flows -- Federal Income Tax Basis for the
  year ended December 31, 1997 (Unaudited)..................    F-9
Notes to Financial Statements -- Federal Income Tax Basis
  (Unaudited)...............................................   F-10
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1996 (Unaudited)..........................................   F-14
Statement of Revenues and Expenses -- Federal Income Tax
  Basis for the year ended December 31, 1996 (Unaudited)....   F-15
Statement of Changes in Partners' Deficit -- Federal Income
  Tax Basis for the year ended December 31, 1996
  (Unaudited)...............................................   F-16
Statement of Cash Flows -- Federal Income Tax Basis for the
  year ended December 31, 1996 (Unaudited)..................   F-17
Notes to Financial Statements -- Federal Income Tax Basis
  (Unaudited)...............................................   F-18
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1995 (Unaudited)..........................................   F-22
Statement of Revenues and Expenses -- Federal Income Tax
  Basis for the year ended December 31, 1995 (Unaudited)....   F-23
Statement of Changes in Partners' Deficit -- Federal Income
  Tax Basis for the year ended December 31, 1995
  (Unaudited)...............................................   F-24
Statement of Cash Flows -- Federal Income Tax Basis for the
  year ended December 31, 1995 (Unaudited)..................   F-25
Notes to Financial Statements -- Federal Income Tax Basis
  (Unaudited)...............................................   F-26

                              CALMARK/FT. COLLINS

                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $   192,124
Receivables and Deposits....................................                     18,799
Other Assets................................................                     85,653
Investment Property:
  Land......................................................  $   190,405
  Building and related personal property....................    2,786,663
                                                              -----------
                                                                2,977,068
Less: Accumulated depreciation..............................   (2,689,760)      287,308
                                                              -----------   -----------
          Total Assets:.....................................                $   583,884
                                                                            -----------

                           LIABILITIES AND PARTNERS' CAPITAL

Other Accrued Liabilities...................................                $    13,892
Property Taxes Payable......................................                     14,725
Tenant Security Deposits....................................                     14,410
Notes Payable...............................................                  2,786,929
Partners' Capital...........................................                 (2,246,072)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $   583,884
                                                                            ===========

                              CALMARK/FT. COLLINS

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $320,474   $312,886
  Other Income..............................................    16,063     10,076
                                                              --------   --------
          Total Revenues:...................................   336,537    322,962
Expenses:
  Operating Expenses........................................   130,061     98,134
  General and Administrative Expenses.......................    17,036     16,145
  Depreciation Expense......................................    70,690     70,690
  Interest Expense..........................................   107,305    109,181
  Property Tax Expense......................................    15,548     20,311
                                                              --------   --------
          Total Expenses:...................................   340,640    314,461
Net Income (Loss)...........................................  $ (4,103)  $  8,501
                                                              ========   ========

                              CALMARK/FT. COLLINS

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                               JUNE 30,    JUNE 30,
                                                                 1998        1997
                                                               ---------   ---------
Operating Activities:
  Net Income (loss).........................................   $  (4,103)  $   8,501
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
  Depreciation and Amortization.............................      75,433      88,920
  Changes in accounts:
     Receivables and deposits and other assets..............      22,676       8,074
     Accounts Payable and accrued expenses..................     (27,349)    (51,410)
                                                               ---------   ---------
          Net cash provided by (used in) operating
            activities......................................      66,657      54,085
                                                               ---------   ---------
Investing Activities
  Property improvements and replacements....................     (50,532)    (26,089)
                                                               ---------   ---------
          Net cash provided by (used in) investing
            activities......................................     (50,532)    (26,089)
                                                               ---------   ---------
Financing Activities
  Payments on mortgage......................................     (13,071)    (24,687)
  Partners' Distributions...................................    (500,000)         --
                                                               ---------   ---------
          Net cash provided by (used in) financing
            activities......................................    (513,071)    (24,687)
                                                               ---------   ---------
  Net increase (decrease) in cash and cash equivalents......    (496,946)      3,309
  Cash and cash equivalents at beginning of year............     689,070      58,002
                                                               ---------   ---------
          Cash and cash equivalents at end of period........   $ 192,124   $  61,311
                                                               =========   =========

                            CALMARK/FT. COLLINS LTD.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Calmark/Ft. Collins as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                 STATEMENT OF ASSETS, LIABILITIES AND PARTNERS'
                DEFICIT -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1997

                                     ASSETS

Cash and cash equivalents...................................                 $   689,070
Receivables and deposits....................................                      38,364
Loan costs, net of accumulated amortization of $791.........                      65,613
Other assets (Note 3).......................................                      27,894
Apartment property, at cost (Note 4):
  Land and improvements.....................................  $   190,405
  Buildings and related personal property...................    2,736,131
                                                                2,926,536
  Less accumulated depreciation.............................   (2,619,070)       307,466
                                                              -----------    -----------
                                                                             $ 1,128,407
                                                                             ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................                 $     6,145
  Accrued liabilities.......................................                      45,556
  Long-term debt (Note 4)...................................                   2,800,000
  Tenant security deposit liabilities.......................                      18,675
                                                                             -----------
                                                                               2,870,376
Partners' deficit:
  Limited Partners..........................................  $(1,711,754)
  General Partners..........................................      (30,215)    (1,741,969)
                                                              -----------    -----------
                                                                             $ 1,128,407
                                                                             ===========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     STATEMENT OF REVENUES AND EXPENSES --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Rental income.............................................              $ 634,729
  Other income..............................................                 26,773
                                                                          ---------
                                                                            661,502
Expenses:
  Operating.................................................  $224,165
  General and administrative................................    26,903
  Interest..................................................   216,682
  Depreciation..............................................   141,379
  Property taxes............................................    28,284
  Loss on extinguishment of debt............................   182,437      819,850
                                                              --------    ---------
Excess of expenses over revenues............................              $(158,348)
                                                                          =========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                      FEDERAL INCOME TAX BASIS (UNAUDITED)

                                                          GENERAL      LIMITED
                                                          PARTNERS    PARTNERS        TOTAL
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1996..................  $(28,632)  $(1,554,989)  $(1,583,621)
  Excess of expenses over revenues......................    (1,583)     (156,765)     (158,348)
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1997..................  $(30,215)  $(1,711,754)  $(1,741,969)
                                                          ========   ===========   ===========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                           STATEMENT OF CASH FLOWS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1997

Operating activities
  Excess of expenses over revenues..........................  $  (158,348)
  Adjustments to reconcile excess of expenses over revenues
     to net cash provided by operating activities:
     Loss on extinguishment of debt.........................      182,437
     Depreciation...........................................      141,379
     Amortization of loan costs and discount................       33,967
     Changes in accounts:
       Receivables and deposits.............................       12,015
       Other assets.........................................         (979)
       Accounts payable.....................................      (21,796)
       Accrued liabilities..................................        1,527
       Tenant security deposit liabilities..................       (1,700)
                                                              -----------
          Net cash provided by operating activities.........      188,502
Investing activities
  Property improvements and replacements....................      (59,633)
Financing activities
  Payments on long-term debt................................     (178,193)
  Payoff of long-term debt..................................   (2,029,632)
  Additional borrowings on long-term debt...................    2,800,000
  Loan costs................................................      (66,404)
  Debt extinguishment costs.................................       (3,197)
                                                              -----------
          Net cash provided by financing activities.........      522,574
                                                              -----------
          Net increase in cash and cash equivalents.........      651,443
  Cash and cash equivalents at December 31, 1996............       37,627
                                                              -----------
  Cash and cash equivalents at December 31, 1997............  $   689,070
                                                              ===========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $   179,608
                                                              ===========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1997
1. ORGANIZATION

  Description of Partnership

     Calmark/Fort Collins, Ltd., a California limited partnership (the "Partnership"), was formed in January 1982 to acquire and operate a 102-unit apartment complex in Fort Collins, Colorado. This property was acquired from Calmark Asset Management, Inc. (CAMI), an affiliate of the Corporate General Partner, Calmark/Fort Collins, Inc., a California corporation.

     The Partnership will terminate on December 31, 2031 unless terminated sooner by the retirement or dissolution of the General Partners or unless the Partners elect to continue the Partnership.

     The General Partners of the Partnership are Calmark/Fort Collins, Inc., a California corporation (the Corporate General Partner) and Fort Collins Company, Ltd., a California limited partnership (Associate General Partner). In January 1993, MAE California, Inc., an affiliate of Insignia Financial Group, Inc., purchased all of the outstanding stock of the Corporate General Partner and assumed the role and obligations of the Managing General Partner of the Partnership.

  Allocations to Partners

     In general, income and losses from operations and losses upon sale of the property and/or dissolution of the Partnership are allocated 1% to the General Partners and 99% to the Limited Partners.

     Income from disposition or partial disposition of the Partnership's property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. Ordinary income under Section 751(c) of the Internal Revenue Code will be allocated between the Partners as a class in the same proportion as such deductions were allocated to them.

          b. To Partners with negative adjusted capital account balances (as defined), after accounting for distributions described below, in proportion to their negative adjusted capital account balances.

          c. Any remaining income will be allocated so as to produce a 25:75 ratio between the aggregate positive adjusted capital account balances of the General Partners and the aggregate positive adjusted capital account balances of the Limited Partners after accounting for the distributions described below.

  Cash Distributions

     Net cash from operations (as defined) is to be distributed not less than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. To the General Partners an amount equal to the excess gross rental income (as defined), not to exceed $66,500.

          b. 1% to the General Partners and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to an 8% per annum cumulative (but not compounded) return on their adjusted investment interest (as defined).

          c. The remainder is allocated 25% to the General Partners and 75% to the Limited Partners as a class. In general, any proceeds remaining after the sale of the properties and dissolution of the Partnership shall be distributed to the Partners in accordance with their capital accounts after payment of certain items specified in the Partnership Agreement.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Method of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Apartment Property

     The apartment property is stated at cost. Depreciation of the apartment property has been provided using the accelerated cost recovery method (1) for real property over 15 years and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified accelerated cost recovery method is used for depreciation of (1) real property additions over 27 1/2 years and (2) personal property additions over 7 years.

  Replacement Reserve

     A replacement reserve account was established with the mortgagee, and these funds are to be used to make necessary repairs and replacements of existing equipment and improvements. The Partnership may be required to deposit additional amounts on a monthly basis if the mortgagee determines in its sole discretion that conditions warrant the deposits. At December 31, 1997, the balance in the reserve account was $6,063.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits". Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Loan Costs

     Loan costs are being amortized by the straight-line method over the term of the related debt.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. OTHER ASSETS

     Other assets consist of the following at December 31, 1997:

Syndication costs...........................................   $20,000
Replacement reserve.........................................     6,063
Other.......................................................     1,831
                                                               -------
                                                               $27,894
                                                               =======

4. LONG-TERM DEBT

     Long-term debt payable at December 31, 1997 consists of the following:

Mortgage note payable to Lehman Brothers Holdings, Inc.
  secured by a first deed of trust on the property. This
  note bears interest at 7.34% per annum. Principal and
  interest payments of $19,272 are payable monthly, with a
  balloon payment of $2,584,606 due on December 1, 2004.....   $2,800,000
                                                               ==========

     During 1997, the Partnership refinanced its long-term debt. The Partnership recognized a loss on extinguishment of the old debt of $182,437 primarily due to writing off unamortized debt discount and loan costs. In addition, the Partnership incurred $66,404 in costs associated with the new debt. The new debt contains prepayment penalties if repaid prior to maturity.

     Scheduled principal payments of long-term debt subsequent to December 31, are as follows:

  1998..................................................   $   26,630
  1999..................................................       28,652
  2000..................................................       30,827
  2001..................................................       33,167
  2002..................................................       35,685
Thereafter..............................................    2,645,039
                                                           ----------
                                                           $2,800,000
                                                           ==========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

5. TRANSACTIONS WITH AFFILIATED PARTIES

     Property management fees of $32,886 (included in operating expenses) and reimbursements for general partner expenses of $8,091 (included in general and administrative expenses) are included in the statement of revenues and expenses -- Federal income tax basis and relate to services provided by affiliates of the Partnership's Managing General Partner.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                 STATEMENT OF ASSETS, LIABILITIES AND PARTNERS'
                DEFICIT -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1996

                                     ASSETS

Cash:
  Unrestricted..............................................  $    37,627
  Restricted -- tenant security deposits....................       20,375    $    58,002
                                                              -----------
Accounts receivable.........................................                         475
Escrow deposits for taxes and insurance.....................                      29,529
Loan costs, net of accumulated amortization of $43,513......                      63,798
Other assets (Note 3).......................................                      26,915
Apartment property, at cost (Note 4):
  Land and improvements.....................................      190,405
  Buildings and related personal property...................    2,676,498
                                                              -----------
                                                                2,866,903
  Less accumulated depreciation.............................   (2,477,691)       389,212
                                                              -----------    -----------
                                                                             $   567,931
                                                                             ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................                 $    27,941
  Accrued liabilities.......................................                      44,029
  Long-term debt (Note 4)...................................                   2,059,207
  Tenant security deposits..................................                      20,375
                                                                             -----------
                                                                               2,151,552
Partners' deficit:
  Limited Partners..........................................  $(1,554,989)
  General Partners..........................................      (28,632)    (1,583,621)
                                                              -----------    -----------
                                                                             $   567,931
                                                                             ===========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     STATEMENT OF REVENUES AND EXPENSES --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

Revenues:
  Rental income.............................................              $590,562
  Other income..............................................                16,369
                                                                          --------
                                                                           606,931
Expenses:
  Interest..................................................  $212,921
  Depreciation..............................................   135,306
  Amortization of loan costs................................    10,752
  Payroll...................................................    47,528
  Utilities.................................................    24,419
  Repairs and maintenance...................................    58,528
  Property taxes............................................    26,851
  Management fees (Note 5)..................................    30,621
  Insurance.................................................     9,052
  Other.....................................................    66,150     622,128
                                                              --------    --------
Excess of expenses over revenues............................              $(15,197)
                                                                          ========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                      FEDERAL INCOME TAX BASIS (UNAUDITED)

                                                          GENERAL      LIMITED
                                                          PARTNERS    PARTNERS        TOTAL
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1995..................  $(28,480)  $(1,539,944)  $(1,568,424)
  Excess of expenses over revenues......................      (152)      (15,045)      (15,197)
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1996..................  $(28,632)  $(1,554,989)  $(1,583,621)
                                                          ========   ===========   ===========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                           STATEMENT OF CASH FLOWS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

Operating activities
  Excess of expenses over revenues..........................    $ (15,197)
  Adjustments to reconcile excess of expenses over revenues
     to net cash provided by operating activities:
     Depreciation...........................................      135,306
     Amortization of loan costs and discount................       35,871
     Changes in accounts:
       Restricted cash......................................         (350)
       Accounts receivable..................................          (90)
       Escrow deposits for taxes and insurance..............       (3,793)
       Other assets.........................................       (2,410)
       Accounts payable.....................................       17,501
       Accrued liabilities..................................       15,693
       Tenant security deposits.............................          888
                                                                ---------
          Net cash provided by operating activities.........      183,419
Investing activities
  Property improvements and replacements....................      (50,725)
Financing activities
  Payments on long-term debt................................     (116,947)
                                                                ---------
          Net increase in cash..............................       15,747
Cash at December 31, 1995...................................       21,880
                                                                ---------
Cash at December 31, 1996...................................    $  37,627
                                                                =========
Supplemental disclosure of cash flow information
  Cash paid for interest expense............................    $ 174,570
                                                                =========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                    NOTES TO FINANCIAL STATEMENTS --FEDERAL
                          INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1996
1. ORGANIZATION

  Description of Partnership

     Calmark/Fort Collins, Ltd., a California limited partnership (the "Partnership"), was formed in January 1982 to acquire and operate a 102-unit apartment complex in Fort Collins, Colorado. This property was acquired from Calmark Asset Management, Inc. (CAMI), an affiliate of the Corporate General Partner, Calmark/Fort Collins, Inc., a California corporation.

     The Partnership will terminate on December 31, 2031 unless terminated sooner by the retirement or dissolution of the General Partners or unless the Partners elect to continue the Partnership.

     The General Partners of the Partnership are Calmark/Fort Collins, Inc., a California corporation (the Corporate General Partner) and Fort Collins Company, Ltd., a California limited partnership (Associate General Partner). In January 1993, MAE California, Inc., an affiliate of Insignia Financial Group, Inc., purchased all of the outstanding stock of the Corporate General Partner and assumed the role and obligations of the Managing General Partner of the Partnership.

  Allocations to Partners

     In general, income and losses from operations and losses upon sale of the property and/or dissolution of the Partnership are allocated 1% to the General Partners and 99% to the Limited Partners.

     Income from disposition or partial disposition of the Partnership's property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. Ordinary income under Section 751(c) of the Internal Revenue Code will be allocated between the Partners as a class in the same proportion as such deductions were allocated to them.

          b. To Partners with negative adjusted capital account balances (as defined), after accounting for distributions described below, in proportion to their negative adjusted capital account balances.

          c. Any remaining income will be allocated so as to produce a 25:75 ratio between the aggregate positive adjusted capital account balances of the General Partners and the aggregate positive adjusted capital account balances of the Limited Partners after accounting for the distributions described below.

  Cash Distributions

     Net cash from operations (as defined) is to be distributed not less than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. To the General Partners an amount equal to the excess gross rental income (as defined), not to exceed $66,500.

          b. 1% to the General Partners and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to an 8% per annum cumulative (but not compounded) return on their adjusted investment interest (as defined).

          c. The remainder is allocated 25% to the General Partners and 75% to the Limited Partners as a class. In general, any proceeds remaining after the sale of the properties and dissolution of the Partnership shall be distributed to the Partners in accordance with their capital accounts after payment of certain items specified in the Partnership Agreement.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                    NOTES TO FINANCIAL STATEMENTS -- FEDERAL
                  INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Method of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Apartment Property

     The apartment property is stated at cost. Depreciation of the apartment property has been provided using the accelerated cost recovery method (1) for real property over 15 years and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified accelerated cost recovery method is used for depreciation of (1) real property additions over 27 1/2 years and (2) personal property additions over 7 years.

  Replacement Reserve

     A replacement reserve account was established with the mortgagee, and these funds are to be used to make necessary repairs and replacements of existing equipment and improvements. The Partnership may be required to deposit additional amounts on a monthly basis if the mortgagee determines in its sole discretion that conditions warrant the deposits. At December 31, 1996, the balance in the reserve account was $5,739.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash

     The Partnership considers only unrestricted cash to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                    NOTES TO FINANCIAL STATEMENTS -- FEDERAL
                  INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Loan Costs

     Loan costs are being amortized by the straight-line method over the term of the related debt.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. OTHER ASSETS

     Other assets consist of the following at December 31, 1996:

Syndication costs...........................................   $20,000
Replacement reserve.........................................     5,739
Other.......................................................     1,176
                                                               -------
                                                               $26,915
                                                               =======

4. LONG-TERM DEBT

     Long-term debt payable at December 31, 1996 consists of the following:

Mortgage note payable to Metmor Financial, Inc. secured by a first deed of trust on the property. This note bears
  interest at 8.25% per annum. Principal and interest
  payments of $18,064 are payable monthly, with a balloon
  payment of $1,663,990 due on January 1, 2003..............   $2,039,225
Promissory note payable to E.E. Mitchell and Co. This note
  bears interest at 8.8% per annum. Interest and principal
  payments based on cash flow (as defined in the note) are
  made monthly. The unpaid principal and interest is due on
  December 1, 1997..........................................      168,600
                                                               ----------
                                                                2,207,825
Less unamortized loan discount fee..........................     (148,618)
                                                               ----------
                                                               $2,059,207
                                                               ==========

     The Partnership exercised an interest rate buy-down option for the refinanced mortgage note payable. This loan discount fee, amortized on a straight-line basis over the life of the loan, is reflected as a reduction of the mortgage note payable and increases the effective rate of the debt to 10.25%. The mortgage note payable is secured by pledge of the apartment property and by pledge of revenues from the apartment property.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                    NOTES TO FINANCIAL STATEMENTS -- FEDERAL
                  INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

     Scheduled principal payments of long-term debt subsequent to December 31, are as follows:

  1997..................................................   $  223,401
  1998..................................................       55,115
  1999..................................................       59,837
  2000..................................................       64,996
  2001..................................................       70,534
  Thereafter............................................    1,733,942
                                                           ----------
                                                           $2,207,825
                                                           ==========

5. TRANSACTIONS WITH AFFILIATED PARTIES

     Property management fees of $30,621 and reimbursements for general partner expenses of $6,707 (included in other expenses) are included in the statement of revenues and expenses -- Federal income tax basis and relate to services provided by affiliates of the Partnership's Managing General Partner. At December 31, 1996, the Partnership owed the General Partner $2,768 for general partner expenses.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                 STATEMENT OF ASSETS, LIABILITIES AND PARTNERS'
                DEFICIT -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1995

                                     ASSETS

Cash:
  Unrestricted..............................................  $    21,880
  Restricted -- tenant security deposits....................       20,025    $    41,905
                                                              -----------
Accounts receivable.........................................                         385
Escrow deposits for taxes and insurance.....................                      25,736
Loan costs, net of accumulated amortization of $32,761......                      74,550
Other assets (Note 3).......................................                      24,505
Apartment property, at cost (Note 4):
  Land and improvements.....................................      190,405
  Buildings and related personal property...................    2,625,773
                                                              -----------
                                                                2,816,178
  Less accumulated depreciation.............................   (2,342,385)       473,793
                                                              -----------    -----------
                                                                             $   640,874
                                                                             ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................                 $    10,440
  Accrued liabilities.......................................                      28,336
  Long-term debt (Note 4)...................................                   2,151,035
  Tenant security deposits..................................                      19,487
                                                                             -----------
                                                                               2,209,298
Partners' deficit:
  Limited Partners..........................................  $(1,539,944)
  General Partners..........................................      (28,480)    (1,568,424)
                                                              -----------    -----------
                                                                             $   640,874
                                                                             ===========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     STATEMENT OF REVENUES AND EXPENSES --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Rental income.............................................              $558,588
  Other income..............................................                19,255
                                                                          --------
                                                                           577,843
Expenses:
  Interest..................................................  $221,270
  Depreciation..............................................   131,670
  Amortization of loan costs................................    10,752
  Payroll...................................................    49,462
  Utilities.................................................    24,446
  Repairs and maintenance...................................    90,192
  Property taxes............................................    23,503
  Management fees (Note 5)..................................    28,854
  Insurance.................................................     9,827
  Other.....................................................    63,292     653,268
                                                              --------    --------
Excess of expenses over revenues............................              $(75,425)
                                                                          ========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                  STATEMENT OF CHANGES IN PARTNERS' DEFICIT --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)

                                                          GENERAL      LIMITED
                                                          PARTNERS    PARTNERS        TOTAL
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1994..................  $(27,726)  $(1,465,273)  $(1,492,999)
  Excess of expenses over revenues......................      (754)      (74,671)      (75,425)
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1995..................  $(28,480)  $(1,539,944)  $(1,568,424)
                                                          ========   ===========   ===========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                           STATEMENT OF CASH FLOWS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

Operating activities
  Excess of expenses over revenues..........................    $(75,425)
  Adjustments to reconcile excess of expenses over revenues
     to net cash provided by operating activities:
     Depreciation...........................................     131,670
     Amortization of loan costs and discount................      35,871
     Changes in accounts:
       Restricted cash......................................      (2,650)
       Accounts receivable..................................        (141)
       Escrow deposits for taxes and insurance..............       1,258
       Accounts payable.....................................       4,901
       Accrued liabilities..................................      10,899
       Tenant security deposits.............................          61
                                                                --------
          Net cash provided by operating activities.........     106,444
Investing activities
  Property improvements and replacements....................     (23,117)
Financing activities
  Payments on long-term debt................................     (76,779)
                                                                --------
          Net increase in cash..............................       6,548
Cash at December 31, 1994...................................      15,332
                                                                --------
Cash at December 31, 1995...................................    $ 21,880
                                                                ========
Supplemental disclosure of cash flow information
  Cash paid for interest expense............................    $196,300
                                                                ========

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1995
1. ORGANIZATION

  Description of Partnership

     Calmark/Fort Collins, Ltd., a California limited partnership (the "Partnership"), was formed in January 1982 to acquire and operate a 102-unit apartment complex in Fort Collins, Colorado. This property was acquired from Calmark Asset Management, Inc. (CAMI), an affiliate of the Corporate General Partner, Calmark/Fort Collins, Inc., a California corporation.

     The Partnership will terminate on December 31, 2031 unless terminated sooner by the retirement or dissolution of the General Partners or unless the Partners elect to continue the Partnership.

     The General Partners of the Partnership are Calmark/Fort Collins, Inc., a California corporation (the Corporate General Partner) and Fort Collins Company, Ltd., a California limited partnership (Associate General Partner). In January 1993, MAE California, Inc., an affiliate of Insignia Financial Group, Inc., purchased all of the outstanding stock of the Corporate General Partner and assumed the role and obligations of the Managing General Partner of the Partnership.

  Allocations to Partners

     In general, income and losses from operations and losses upon sale of the property and/or dissolution of the Partnership are allocated 1% to the General Partners and 99% to the Limited Partners.

     Income from disposition or partial disposition of the Partnership's property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. Ordinary income under Section 751(c) of the Internal Revenue Code will be allocated between the Partners as a class in the same proportion as such deductions were allocated to them.

          b. To Partners with negative adjusted capital account balances (as defined), after accounting for distributions described below, in proportion to their negative adjusted capital account balances.

          c. Any remaining income will be allocated so as to produce a 25:75 ratio between the aggregate positive adjusted capital account balances of the General Partners and the aggregate positive adjusted capital account balances of the Limited Partners after accounting for the distributions described below.

  Cash Distributions

     Net cash from operations (as defined) is to be distributed not less than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. To the General Partners an amount equal to the excess gross rental income (as defined), not to exceed $66,500.

          b. 1% to the General Partners and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to an 8% per annum cumulative (but not compounded) return on their adjusted investment interest (as defined).

          c. The remainder is allocated 25% to the General Partners and 75% to the Limited Partners as a class. In general, any proceeds remaining after the sale of the properties and dissolution of the Partnership shall be distributed to the Partners in accordance with their capital accounts after payment of certain items specified in the Partnership Agreement.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                    NOTES TO FINANCIAL STATEMENTS -- FEDERAL
                  INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Method of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Apartment Property

     The apartment property is stated at cost. Depreciation of the apartment property has been provided using the accelerated cost recovery method (1) for real property over 15 years and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified accelerated cost recovery method is used for depreciation of (1) real property additions over 27 1/2 years and (2) personal property additions over 7 years.

  Replacement Reserve

     A replacement reserve account was established with the mortgagee, and these funds are to be used to make necessary repairs and replacements of existing equipment and improvements. The Partnership may be required to deposit additional amounts on a monthly basis if the mortgagee determines in its sole discretion that conditions warrant the deposits. At December 31, 1995, the balance in the reserve account was $4,505.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash

     The Partnership considers only unrestricted cash to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                    NOTES TO FINANCIAL STATEMENTS -- FEDERAL
                  INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Loan Costs

     Loan costs are being amortized by the straight-line method over the term of the related debt.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. OTHER ASSETS

     Other assets consist of the following at December 31, 1995:

Syndication costs...........................................   $20,000
Replacement reserve.........................................     4,505
                                                               -------
                                                               $24,505
                                                               =======

  See Accountant's Compilation Report

4. LONG-TERM DEBT

     Long-term debt payable at December 31, 1995 consists of the following:

Mortgage note payable to Metmor Financial, Inc. secured by a first deed of trust on the property. This note bears
  interest at 8.25% per annum. Principal and interest
  payments of $18,064 are payable monthly, with a balloon
  payment of $1,663,990 due on January 1, 2003..............   $2,081,931
Promissory note payable to E.E. Mitchell and Co. This note
  bears interest at 8.8% per annum. Interest and principal
  payments based on cash flow (as defined in the note) are
  made monthly. The unpaid principal and interest is due on
  December 1, 1997..........................................      242,841
                                                               ----------
                                                                2,324,772
Less unamortized loan discount fee..........................     (173,737)
                                                               ----------
                                                               $2,151,035
                                                               ==========

     The Partnership exercised an interest rate buy-down option for the refinanced mortgage note payable. This loan discount fee, amortized on a straight-line basis over the life of the loan, is reflected as a reduction of the mortgage note payable and increases the effective rate of the debt to 10.25%. The mortgage note payable is secured by pledge of the apartment property and by pledge of revenues from the apartment property.

                           CALMARK/FORT COLLINS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                    NOTES TO FINANCIAL STATEMENTS -- FEDERAL
                  INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

     Scheduled principal payments of long-term debt subsequent to December 31, are as follows:

1996....................................................   $   46,758
1997....................................................      293,605
1998....................................................       55,115
1999....................................................       59,837
2000....................................................       64,966
Thereafter..............................................    1,804,491
                                                           ----------
                                                           $2,324,772
                                                           ==========

  See Accountants' Compilation Report.

5. TRANSACTIONS WITH AFFILIATED PARTIES

     Property management fees of $28,854 and reimbursements for general partner expenses of $4,671 (included in other expenses) are included in the statement of revenues and expenses -- Federal income tax basis and relate to services provided by affiliates of the Partnership's Managing General Partner.

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                         CALMARK HERITAGE PARK II LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Calmark
    Heritage Park II Ltd.......................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-37
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42
  Accounting Treatment.........................   S-42

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-54
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-56
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-56
  Fairness to Unitholders who Tender their
    Units......................................   S-57
  Fairness to Unitholders who do not Tender
    their Units................................   S-58
  Comparison of Consideration to Alternative
    Consideration..............................   S-58
  Allocation of Consideration..................   S-59
STANGER ANALYSIS...............................   S-59
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-60
  Summary of Reviews...........................   S-60
  Conclusions..................................   S-61
  Assumptions, Limitations and
    Qualifications.............................   S-61
  Compensation and Material Relationships......   S-62
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-63
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-68
CONFLICTS OF INTEREST..........................   S-72
  Conflicts of Interest with Respect to the
    Offer......................................   S-72
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-72
  Competition Among Properties.................   S-72
  Features Discouraging Potential Takeovers....   S-72
  Future Exchange Offers.......................   S-72

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-73
  General......................................   S-73
  Your Partnership and its Property............   S-73
  Property Management..........................   S-73
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-73
  Capital Replacement..........................   S-74
  Borrowing Policies...........................   S-74
  Competition..................................   S-74
  Legal Proceedings............................   S-74
  Selected Financial Information...............   S-74
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-76
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-78

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-78
  Beneficial Ownership of Interests in Your
    Partnership................................   S-79
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-79
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-80
LEGAL MATTERS..................................   S-80
EXPERTS........................................   S-80
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Calmark Heritage Park II Ltd. For each unit that you tender, you may choose
     to receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership has never made a distribution. We will pay fixed quarterly
     distributions of $               per unit on the Tax-Deferral   % Preferred
     OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership. In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent the limited partners holding of at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights and
       the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary: Required capital expenditures and
  deferred maintenance......................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................  $
Alternatives:
  Prices on Secondary Market................................  Not Available
  Estimated Liquidation Proceeds............................  $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $333,000 in 1996, $269,000 in 1997 and $135,829 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Calmark Heritage Park II Ltd. is a California limited partnership which was formed on November 10, 1986 for the purpose of owning and operating a small number of apartment properties located in Escondido, California, Livermore, California, Anaheim, California and Chino, California, known as "Heritage Park Escondido Apartments," "Heritage Park Livermore Apartments," "Heritage Village Anaheim Apartments" and "Villa Serena Apartments". In 1986, it completed a private placement of units that raised net proceeds of approximately $18,650,000. Heritage Park Escondido Apartments consists of 196 apartment units, Heritage Park Livermore Apartments consists of 167 apartment units, Heritage Village Anaheim Apartments consists of 196 apartment units and Villa Serena Apartments consists of 186 apartment units. Your partnership has no employees.

     Property Management. Since 1992, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on March 9, 2011, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage notes outstanding on Heritage Park Escondido Apartments of $6,150,000, Heritage Park Livermore Apartments of $6,870,000 and Heritage Village Anaheim Apartments of $7,685,000 payable to Wells Fargo and First Trust of NY, which bear interest at variable rates and are due from 2007 to 2022. There is also a mortgage note on Villa Serena Apartments, the balance of which is $4,980,103, as of June 30, 1998. The note is payable to GMAC, bears interest at 6.25% and is due November 2007. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                          FOR THE SIX
                                            MONTHS         FOR THE YEAR ENDED
                                        ENDED JUNE 30,       DECEMBER 31,
                                       -----------------   -----------------
                                        1998      1997      1997      1996
                                       -------   -------   -------   -------
                                                  (IN THOUSANDS)
Net income...........................  $38,524   $11,464   $32,697   $15,673
Gain on disposition of property......   (2,526)       --    (2,720)      (44)
Extraordinary item...................       --       269       269        --
Real estate depreciation, net of
  minority interests.................   32,423    13,250    33,751    19,056
Amortization of goodwill.............    4,727       474       948       500
Equity in earnings of unconsolidated
  subsidiaries:
  Real estate depreciation...........       --     1,263     3,584        --
  Amortization of management
    contracts........................    3,088       150     1,587        --
  Deferred taxes.....................    4,291       874     4,894        --
Equity in earnings of other
  partnerships:
  Real estate depreciation...........    9,131       697     6,280        --
  Preferred stock dividends..........   (6,001)       --      (135)       --
                                       -------   -------   -------   -------
Funds from operations................  $83,657   $28,441   $81,155   $35,185
                                       =======   =======   =======   =======

                                                   FOR THE
                                     FOR THE YEAR ENDED
                                       DECEMBER 31, UARY 10,
                                       -------   -----------
                                        1995        1994
                                       -------   -----------
Net income...........................  $14,988     $ 7,702
Gain on disposition of property......       --          --
Extraordinary item...................       --          --
Real estate depreciation, net of
  minority interests.................   15,038       4,727
Amortization of goodwill.............      428          76
Equity in earnings of unconsolidated
  subsidiaries:
  Real estate depreciation...........       --          --
  Amortization of management
    contracts........................       --          --
  Deferred taxes.....................       --          --
Equity in earnings of other
  partnerships:
  Real estate depreciation...........       --          --
  Preferred stock dividends..........   (5,169)     (3,114)
                                       -------     -------
Funds from operations................  $25,285     $ 9,391
                                       =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         SUMMARY FINANCIAL INFORMATION OF CALMARK HERITAGE PARK II LTD.

     The summary financial information of Calmark Heritage Park II Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Calmark Heritage Park II Ltd. for the years ended December 31, 1997, 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                         CALMARK HERITAGE PARK II LTD.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............  $ 2,560,636   $ 2,561,658   $ 5,160,000   $ 6,142,000   $ 6,272,954   $ 6,078,744   $ 6,067,789
  Net Income/(Loss)............     (145,729)       92,623       498,000      (761,000)     (928,632)   (2,246,219)     (691,506)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...   20,230,757    21,027,568    20,595,000    25,834,000    28,379,003    29,324,297    32,114,434
  Total Assets.................  $23,288,334   $25,994,789   $25,266,000   $29,618,000   $31,797,841   $32,646,694   $35,468,984
  Mortgage Notes Payable,
    including Accrued
    Interest...................   29,798,625    31,673,640    31,540,000    36,865,000    39,312,783    39,142,350    39,766,148
  Partners'
    Capital/(Deficit)..........  $(6,711,900)  $(5,974,377)  $(6,565,000)  $(7,599,000)  $(7,842,344)  $(6,913,712)  $(4,667,493)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $0

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions, with respect
to the Preferred OP Units are $       , current annualized distributions with
respect to the Common OP Units are $2.25. The partnership has never made a distribution to its limited partners. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to
be           , immediately following our offer, than the distribution with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX
PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own limited partnership interests in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your Partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred
       Units has prior distribution rights and the Tax-Deferral   % Preferred OP
       Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of considerations being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from                , 1998, (iii) any extraordinary or material
     adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998, (iv) any or material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The

     AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

          PREFERRED OP UNITS                     CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions, with respect to the Preferred
     OP Units are $       , current annualized distributions with respect to the
     Common OP Units are $2.25. The partnership has never made a distribution to its limited partners. This is equivalent to distributions of $ per year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are
     offering are expected to be           , immediately following our offer,
     than the distribution with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................  $
Alternatives:
  Prices on Secondary Market................................  Not available
  Estimated Liquidation Proceeds............................  $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                         AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under California law for the purpose of owning and           Delaware limited partnership. The AIMCO Operating
managing "Heritage Park Escondido Apartments,"               Partnership owns interests (either directly or through
"Heritage Park Livermore Apartments," "Heritage Village      subsidiaries) in numerous multifamily apartment
Anaheim Apartments" and "Villa Serena Apartments"            properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash from Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is March 9,         Agreement") or as provided by law. See "Description of
2011.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, directly        The purpose of the AIMCO Operating Partnership is to
or indirectly, construct, rent-up, develop, own, hold,       conduct any business that may be lawfully conducted by
maintain, improve, finance, refinance, operate for the       a limited partnership organized pursuant to the
production of income, hold for investment and dispose        Delaware Revised Uniform Limited Partnership Act (as
of property situated in the United States. Subject to        amended from time to time, or any successor to such
restrictions contained in your partnership's agreement       statute) (the "Delaware Limited Partnership Act"),
of limited partnership, your partnership may perform         provided that such business is to be conducted in a
all act necessary or appropriate in connection               manner that permits AIMCO to be qualified as a REIT,
therewith and reasonably related thereto, including          unless AIMCO ceases to qualify as a REIT. The AIMCO
borrowing money, creating liens and investing funds in       Operating Partnership is authorized to perform any and
financial instruments.                                       all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not less than 400 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may contract         The AIMCO Operating Partnership may lend or contribute
with affiliated persons for the management or                funds or other assets to its subsidiaries or other
supervision of any or all of the assets of your              persons in which it has an equity investment, and such
partnership or for the performance of any other              persons may borrow funds from the AIMCO Operating
services which the general partners deem necessary or        Partnership, on terms and conditions established in the
advisable for the operation of your partnership. Any         sole and absolute discretion of the general partner. To
and all compensation paid to such affiliated persons in      the extent consistent with the business purpose of the
connection with services performed for your partnership      AIMCO Operating Partnership and the permitted
must be reasonable and fair to your partnership and the      activities of the general partner, the AIMCO Operating
partners. Such contracts between your partnership and        Partnership may transfer assets to joint ventures,
the general partner or any affiliates must provide that      limited liability companies, partnerships,
it may be cancelled at any time by your partnership          corporations, business trusts or other business
without penalty upon 60 days prior written notice. In        entities in which it is or thereby becomes a
addition, the general partner and its affiliates may         participant upon such terms and subject to such
lend money to your partnership which will be repaid in       conditions consistent with the AIMCO Operating Part-
accordance with the terms of the advances out of the         nership Agreement and applicable law as the general
gross receipts of your partnership with interest at the      partner, in its sole and absolute discretion, believes
then prevailing commercial rate or at the highest rate       to be advisable. Except as expressly permitted by the
permitted by the applicable usury law, whichever is          AIMCO Operating Partnership Agreement, neither the
less. Your partnership may lend money to the general         general partner nor any of its affiliates may sell,
partner and its affiliates with the approval of the          transfer or convey any property to the AIMCO Operating
limited partners holding a majority of outstanding           Partnership, directly or indirectly, except pursuant to
units.                                                       transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership are authorized       The AIMCO Operating Partnership Agreement contains no
to borrow money on the credit of and enter into              restrictions on borrowings, and the general partner has
obligations, recourse and nonrecourse, on behalf of          full power and authority to borrow money on behalf of
your partnership and to give as security therefor any        the AIMCO Operating Partnership. The AIMCO Operating
of your partnership's property.                              Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their designated            with a statement of the purpose of such demand and at
representative to inspect and, at their sole cost and        such OP Unitholder's own expense, to obtain a current
expense, copy the list of the full name and last known       list of the name and last known business, residence or
business or residence address of each partner set forth      mailing address of the general partner and each other
in alphabetical order at the principal place of              OP Unitholder.
business of your partnership during normal business
hours.

                               Management Control


The general partner of your partnership manages and          All management powers over the business and affairs of
controls your partnership and all aspects of its             the AIMCO Operating Partnership are vested in AIMCO-GP,
business. The general partner has all the rights and         Inc., which is the general partner. No OP Unitholder
powers which may be possessed by a general partner           has any right to participate in or exercise control or
under California law. Except as provided in your             management power over the business and affairs of the
partnership's agreement of limited partnership, the          AIMCO Operating Partnership. The OP Unitholders have
general partner has the exclusive right and power to         the right to vote on certain matters described under
exercise the powers possess by the general partners.         "Comparison of Ownership of Your Units and AIMCO OP
Subject to the limitations contained in your                 Units -- Voting Rights" below. The general partner may
partnership's agreement of limited partnership, the          not be removed by the OP Unitholders with or without
general partner has the power to perform acts, upon          cause.
such terms and conditions as the general partner deems
appropriate and in furtherance of your partnership's         In addition to the powers granted a general partner of
business. The limited partners have no right to              a limited partnership under applicable law or that are
participate in the management or control of your             granted to the general partner under any other
partnership, to act on behalf of your partnership, to        provision of the AIMCO Operating Partnership Agreement,
bind your partnership, or, except as specifically            the general partner, subject to the other provisions of
authorized in your partnership's agreement of limited        the AIMCO Operating Partnership Agreement, has full
partnership, to vote upon any matter involving your          power and authority to do all things deemed necessary
partnership.                                                 or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Your partnership's agreement of limited partnership          Notwithstanding anything to the contrary set forth in
does not limit the liability of the general partner to       the AIMCO Operating Partnership Agreement, the general
your partnership or the limited partners for any act         partner is not liable to the AIMCO Operating
performed in its capacity as general partner. However,       Partnership for losses sustained, liabilities incurred
your partnership's agreement of limited partnership          or benefits not derived as a result of errors in
does provide that your partnership will indemnify the        judgment or mistakes of fact or law of any act or
general partner of your partnership and its affiliates       omission if the general partner acted in good faith.
from any expense, liability or loss, including               The AIMCO Operating Partnership Agreement provides for
attorney's fees incurred in connection with the defense      indemnification of AIMCO, or any director or officer of
of any action or omission by the general partner             AIMCO (in its capacity as the previous general partner
performed within the scope of the authority conferred        of the AIMCO Operating Partnership), the general
by your partnership's agreement of limited partnership,      partner, any officer or director of general partner or
except for acts or omissions constituting fraud, bad         the AIMCO Operating Partnership and such other persons
faith, willful misconduct or gross negligence.               as the general partner may designate from and against
Notwithstanding the foregoing, your partnership will         all losses, claims, damages, liabilities, joint or
not indemnify any person for any liabilities under           several, expenses (including legal fees), fines,
Federal and state securities law unless (i) there has        settlements and other amounts incurred in connection
been a successful adjudication on the merits of each         with any actions relating to the operations of the
count involving alleged securities law violations, (ii)      AIMCO Operating Partnership, as set forth in the AIMCO
such claims have been dismissed with prejudice on the        Operating Partnership Agreement. The Delaware Limited
merits by a court of competent jurisdiction or (iii) a       Partnership Act provides that subject to the standards
court of competent jurisdiction approves a settlement        and restrictions, if any, set forth in its partnership
of the claims. If a claim of indemnification (other          agreement, a limited partnership may, and shall have

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

than for expenses incurred in a successful defense) is       the power to, indemnify and hold harmless any partner
asserted against your partnership, your partnership          or other person from and against any and all claims and
will notify the court of the position of the SEC with        demands whatsoever. It is the position of the
respect to the issue of indemnification for securities       Securities and Exchange Commission that indemnification
law violations. Such indemnification paid by your            of directors and officers for liabilities arising under
partnership will be to the extent of your partnership        the Securities Act is against public policy and is
assets                                                       unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon a vote of the limited partners owning a         affairs of the AIMCO Operating Partnership. The general
majority of the outstanding units and elect a                partner may not be removed as general partner of the
substitute general partner if no general partner             AIMCO Operating Partnership by the OP Unitholders with
remains. Subject to limitations set forth in your            or without cause. Under the AIMCO Operating Partnership
partnership's agreement of limited partnership and the       Agreement, the general partner may, in its sole
existence of a remaining general partner, a general          discretion, prevent a transferee of an OP Unit from
partner may withdraw from your partnership at any time.      becoming a substituted limited partner pursuant to the
An additional general partner may be admitted with the       AIMCO Operating Partnership Agreement. The general
consent of the managing general partner and the limited      partner may exercise this right of approval to deter,
partners owning a majority of the outstanding units. A       delay or hamper attempts by persons to acquire a
limited partner may not transfer its interests without       controlling interest in the AIMCO Operating Partner-
the written consent of the managing general partner          ship. Additionally, the AIMCO Operating Partnership
which may be withheld at the sole discretion of the          Agreement contains restrictions on the ability of OP
managing general partner.                                    Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to add                     in the AIMCO Operating Partnership Agreement, whereby
representations, duties or obligations of the general        the general partner may, without the consent of the OP
partner or surrender a right or power granted to the         Unitholders, amend the AIMCO Operating Partnership
general partner, correct any error or ambiguity and as       Agreement, amendments to the AIMCO Operating
required by law; provided however that such amendments       Partnership Agreement require the consent of the
must be for the benefit of and not adverse to the            holders of a majority of the outstanding Common OP
interests of the limited partners, do not effect the         Units, excluding AIMCO and certain other limited
distributions to limited partners except for those           exclusions (a "Majority in Interest"). Amendments to
amendments required by law and do not affect the             the AIMCO Operating Partnership Agreement may be
limited liability of the limited partners. All other         proposed by the general partner or by holders of a
amendments must be approved by the limited partners          Majority in Interest. Following such proposal, the
owning more than 50% of the units and the general            general partner will submit any proposed amendment to
partners. Amendments of provisions that require the          the OP Unitholders. The general partner will seek the
consent of a greater percentage than a majority may be       written consent of the OP Unitholders on the proposed
amended only the percentage required in such                 amendment or will call a meeting to vote thereon. See
provisions. In addition, any amendment that adversely        "Description of OP Units -- Amendment of the AIMCO
affects a partner or partners must be approved by the        Operating Partnership Agreement" in the accompanying
affected parties.                                            Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fees for its services as general partner         capacity as general partner of the AIMCO Operating
but may receive other fees in connection with                Partnership. In addition, the AIMCO Operating Part-
additional services. Moreover, the general partner or        nership is responsible for all expenses incurred
certain affiliates may be entitled to compensation for       relating to the AIMCO Operating Partnership's ownership
additional services rendered.                                of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is personally liable         negligence, no OP Unitholder has personal liability for
for claims by creditors of your partnership, except as       the AIMCO Operating Partnership's debts and
provided under California law.                               obligations, and liability of the OP Unitholders for
                                                             the AIMCO Operating Partnership's debts and obligations
                                                             is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner has the responsibility for the           Unless otherwise provided for in the relevant
safekeeping and use of all funds and assets of your          partnership agreement, Delaware law generally requires
partnership and must not employ or permit others to          a general partner of a Delaware limited partnership to
employ such funds or assets in any manner except for         adhere to fiduciary duty standards under which it owes
the exclusive benefit of your partnership. Your              its limited partners the highest duties of good faith,
partnership's agreement of limited partnership provides      fairness and loyalty and which generally prohibit such
that the general partner and its affiliates with whom        general partner from taking any action or engaging in
it contracts on behalf of your partnership must devote       any transaction as to which it has a conflict of
such of their time to the business of your partnership       interest. The AIMCO Operating Partnership Agreement
as they may, in their sole discretion, deem necessary        expressly authorizes the general partner to enter into,
to conduct the partnership's business. The general           on behalf of the AIMCO Operating Partnership, a right
partner and its affiliates may engage for its own            of first opportunity arrangement and other conflict
account and for the account of others in any business        avoidance agreements with various affiliates of the
ventures, including the purchase of real estate              AIMCO Operating Partnership and the general partner, on
properties, the development, operation, management or        such terms as the general partner, in its sole and
syndication of real estate properties, and your              absolute discretion, believes are advisable. The AIMCO
partnership shall have no right to participate therein.      Operating Partnership Agreement expressly limits the
None of the partners is limited in any manner to the         liability of the general partner by providing that the
performance of services for the properties owned by          general partner, and its officers and directors will
your partnership alone. However, the general partner         not be liable or accountable in damages to the AIMCO
must at all times act in the best interests of your          Operating Partnership, the limited partners or
partnership and in no event contrary to the fiduciary        assignees for errors in judgment or mistakes of fact or
relationship that it bears at all times in relation to       law or of any act or omission if the general partner or
your partnership and to each of the partners with            such director or officer acted in good faith. See
regard to your partnership's business.                       "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

          YOUR UNITS           PREFERRED OP UNITS         COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the limited      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners owning a majority of the        Operating Partnership Agreement,         have voting rights only with
outstanding units may without the        the holders of the Preferred OP          respect to certain limited matters
concurrence of the general               Units will have the same voting          such as certain amendments and
partners, vote to amend your             rights as holders of the Common OP       termination of the AIMCO Operating
partnership's agreement of limited       Units. See "Description of OP            Partnership Agreement and certain
partnership, subject to certain          Units" in the accompanying               transactions such as the
limitations; dissolve and terminate      Prospectus. So long as any               institution of bankruptcy
your partnership; remove a gen-          Preferred OP Units are outstand-         proceedings, an assignment for the
eral partner; elect one or more          ing, in addition to any other vote       benefit of creditors and certain
general partners; and approve or         or consent of partners required by       transfers by the general partner of
disapprove the sale of all or            law or by the AIMCO Operating            its interest in the AIMCO Operating
substantially all of the assets          Partnership Agree-                       Part-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

of your partnership. The consent of      ment, the affirmative vote or            nership or the admission of a
the limited partners owing a             consent of holders of at least 50%       successor general partner.
majority of the outstanding units        of the outstanding Preferred OP
is also necessary to confess a           Units will be necessary for              Under the AIMCO Operating Partner-
judgment exceeding $100,000, exe-        effecting any amendment of any of        ship Agreement, the general partner
cute any agreement or assignment         the provisions of the Partnership        has the power to effect the
for the benefit of creditors of          Unit Designation of the Preferred        acquisition, sale, transfer,
your partners, permit an affiliate       OP Units that materially and             exchange or other disposition of
of the general partners to use your      adversely affects the rights or          any assets of the AIMCO Operating
partnership's property other than        preferences of the holders of the        Partnership (including, but not
in furtherance of your                   Preferred OP Units. The creation or      limited to, the exercise or grant
partnership's business and lend any      issuance of any class or series of       of any conversion, option,
partnership funds to the general         partnership units, including,            privilege or subscription right or
partners or their affiliates.            without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
A general partner may cause the          senior or superior to the Preferred      time held by the AIMCO Operating
dissolution of the your partnership      OP Units, shall not be deemed to         Partnership) or the merger,
by retiring, unless the remaining        materially adversely affect the          consolidation, reorganization or
general partner elects to continue       rights or preferences of the             other combination of the AIMCO
your partnership within 120 days or      holders of Preferred OP Units. With      Operating Partnership with or into
if the there is no remaining             respect to the exercise of the           another entity, all without the
general partner, the limited             above described voting rights, each      consent of the OP Unitholders.
partners owning more the 50% of the      Preferred OP Units shall have one
then outstanding units may elect a       (1) vote per Preferred OP Unit.          The general partner may cause the
new general partner to continue                                                   dissolution of the AIMCO Operating
your partnership.                                                                 Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash from           $      per Preferred OP Unit;            tribute quarterly all, or such
Operations are to be distributed         provided, however, that at any time      portion as the general partner may
from time to time but no less often      and from time to time on or after        in its sole and absolute discretion
than quarterly and not later than        the fifth anniversary of the issue       determine, of Available Cash (as
ninety days after the end of the         date of the Preferred OP Units, the      defined in the AIMCO Operating
fiscal quarter. The distributions        AIMCO Operating Partnership may          Partnership Agreement) generated by
payable to the partners are not          adjust the annual distribution rate      the AIMCO Operating Partnership
fixed in amount and depend upon the      on the Preferred OP Units to the         during such quarter to the general
operating results and net sales or       lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has not made                 dividend rate on the most recently       with respect to such quarter, in
distributions in the past and is         issued AIMCO non-convertible             accordance with their respective
not projected to make distributions      preferred stock which ranks on a         interests in the AIMCO Operating
in 1998.                                 parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) such transfer        on any securities exchange. The          transferability of the OP Units.
is in compliance with applicable         Preferred OP Units are subject to        Until the expiration of one year
Federal and state securities law,        restrictions on transfer as set          from the date on which an OP
(2) a written assignment has been        forth in the AIMCO Operating             Unitholder acquired OP Units,
duly executed by the assignor and        Partnership Agreement.                   subject to certain exceptions, such
assignee, (3) the written approval                                                OP Unitholder may not transfer all
of the managing general partner          Pursuant to the AIMCO Operating          or any portion of its OP Units to
which may be withheld in the sole        Partnership Agreement, until the         any transferee without the consent
and absolute discretion of the           expiration of one year from the          of the general partner, which
managing general partner has been        date on which a holder of Preferred      consent may be withheld in its sole
granted and (4) the assignor or the      OP Units acquired Preferred OP           and absolute discretion. After the
assignee pays a transfer fee.            Units, subject to certain                expiration of one year, such OP
                                         exceptions, such holder of               Unitholder has the right to
There are no redemption rights           Preferred OP Units may not transfer      transfer all or any portion of its
associated with your units.              all or any portion of its Pre-           OP Units to any person, subject to
                                         ferred OP Units to any transferee        the satisfaction of certain
                                         without the consent of the general       conditions specified in the AIMCO
                                         partner, which consent may be            Operating Partnership Agreement,
                                         withheld in its sole and absolute        including the general partner's
                                         discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
                                         OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $333,000 in 1996, $269,000 in 1997 and $135,829 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

                                YOUR PARTNERSHIP

GENERAL

     Shearson/Calmark Heritage Park II Ltd. is a California limited partnership which raised net proceeds of approximately $18,650,000 in 1986 through a private offering. The promoter for the private offering of your partnership was Shearson Lehman Brothers/Calmark. Insignia acquired your partnership in 1992. AIMCO acquired Insignia in October, 1998. There are currently a total of 286 limited partners of your partnership and a total of 373 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on November 10, 1986 for the purpose of owning and operating a small number of apartment properties located in Escondido, California; Livermore, California; Anaheim, California and Chino, California, known as "Heritage Park Escondido Apartments," "Heritage Park Livermore Apartments," "Heritage Village Anaheim Apartments" and "Villa Serena Apartments." There are 196 apartment units in Heritage Park Escondido Apartments. The average annual rent per apartment unit is $5,893. In both 1996 and 1997, Heritage Park Escondido Apartments had an average occupancy rate of 96.4%. Heritage Park Livermore Apartments has 167 apartment units. The total rentable square footage is 88,608 square feet. In both 1996 and 1997, Heritage Park Livermore Apartments had an average occupancy rate of approximately of 95.81%. The average annual rent per apartment unit is $7,640. In Heritage Village Anaheim Apartments, there are 196 apartment units. The total rentable square footage is 118,956 square feet and the average annual rent per apartment unit is $6,971. In both 1996 and 1997, Heritage Park Anaheim Apartments had an average occupancy rate of 96.43%. There are 186 apartment units in Villa Serena Apartments. The total rentable square footage is 90,960 square feet and the average annual rent per apartment unit is $5,509. In both 1996 and 1997, Villa Serena Apartments had an average occupancy rate of 96.83%.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since 1992, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $333,000, $269,000 and $135,829, respectively.

     The manager of your partnership's property is an affiliate of the general partner of your partnership and of AIMCO.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is not limited in its ability to expand its investment portfolio. Your partnership will terminate on March 9, 2011 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is not limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage notes outstanding on Heritage Park Escondido Apartments of $6,150,000, a Heritage Park Livermore Apartments of $6,870,000 and Heritage Village Anaheim Apartments of $7,685,000 payable to Wells Fargo and First Trust of NY, which bear interest at variable rates and are due from 2007 to 2022. There is also a mortgage note on Villa Serena Apartments, the balance of which is $4,980,103, as of June 30, 1998. The note is payable to GMAC, bears interest at 6.25% and is due November 2007. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Calmark Heritage Park II Ltd. taken from the financial statements described above. See "Index to Financial Statements."

                                                            CALMARK HERITAGE PARK II LTD.
                        ------------------------------------------------------------------------------------------------------
                                 JUNE 30,                                           DECEMBER 31,
                        ---------------------------   ------------------------------------------------------------------------
                            1998           1997           1997           1996           1995           1994           1993
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA
Cash and Cash
  Equivalents.........  $    776,466   $  1,196,512   $    820,000   $    222,000   $    298,129   $    301,741   $    714,562
Land & Building.......    33,135,451     35,127,866     33,039,000     39,473,000     42,066,279     41,887,957     43,508,956
Accumulated
  Depreciation........   (12,904,694)   (14,100,298)   (12,444,000)   (13,639,000)   (13,687,276)   (12,563,660)   (11,394,522)
Other Assets..........     2,281,111      3,770,709      3,851,000      3,562,000      3,120,709      3,020,656      2,639,988
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
         Total
           Assets.....  $ 23,288,334   $ 25,994,789   $ 25,266,000   $ 29,618,000   $ 31,797,841   $ 32,646,694   $ 35,468,984
                        ============   ============   ============   ============   ============   ============   ============
Mortgage & Accrued
  Interest............  $ 29,798,625   $ 31,673,640   $ 31,540,000   $ 36,865,000   $ 39,312,783   $ 39,142,350   $ 39,766,148
Other Liabilities.....       201,609        295,526        291,000        352,000        327,402        418,056        370,329
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
         Total
         Liabilities..    30,000,234     36,965,819     31,831,000     37,217,000     39,640,185     39,560,406     40,136,477
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
Partners Deficit......  $ (6,711,900)  $ (5,974,377)  $ (6,565,000)  $ (7,599,000)  $ (7,842,344)  $ (6,913,712)  $ (4,667,493)
                        ============   ============   ============   ============   ============   ============   ============

                                                                   CALMARK HERITAGE PARK II LTD.
                                    -------------------------------------------------------------------------------------------
                                    FOR THE SIX MONTHS ENDED                          FOR THE YEARS ENDED
                                            JUNE 30,                                     DECEMBER 31,
                                    -------------------------   ---------------------------------------------------------------
                                       1998          1997          1997         1996         1995         1994          1993
                                    -----------   -----------   ----------   ----------   ----------   -----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue....................  $2,457,311    $2,451,428    $4,884,000   $5,965,000   $6,079,925   $ 5,916,309   $5,803,585
Other Income......................     103,325       110,230       276,000      177,000      193,029       162,435      264,204
                                    ----------    ----------    ----------   ----------   ----------   -----------   ----------
         Total Revenue............   2,560,636     2,561,658     5,160,000    6,142,000    6,272,954     6,078,744    6,067,789
                                    ----------    ----------    ----------   ----------   ----------   -----------   ----------
Operating Expenses................   1,262,593     1,083,762     2,441,000    2,384,000    2,509,899     2,452,985    1,968,263
General & Administrative..........     144,023        68,561       115,000      476,000      313,397       289,100      661,883
Depreciation......................     461,000       461,000       922,000    1,196,000    1,254,087     1,299,612    1,284,038
Interest Expense..................     652,784       654,505     1,819,000    2,404,000    2,635,984     2,342,567    2,353,119
Property Taxes....................     185,965       201,207       361,000      443,000      488,219       474,088      491,992
                                    ----------    ----------    ----------   ----------   ----------   -----------   ----------
         Total Expenses...........   2,706,365     2,469,035     5,658,000    6,903,000    7,201,586     6,858,352    6,759,295
                                    ----------    ----------    ----------   ----------   ----------   -----------   ----------
         Net Income (Loss) Before
           Extraordinary Item.....  $ (145,729)       92,623      (498,000)    (761,000)  $ (928,632)     (779,608)  $ (691,506)
                                    ==========    ==========    ==========   ==========   ==========   ===========   ==========
Extraordinary Item................          --     1,532,000     1,532,000    1,004,000           --    (1,466,611)          --
                                    ==========    ==========    ==========   ==========   ==========   ===========   ==========
         Net Income (Loss)........  $ (145,729)   $1,624,623    $1,034,000   $  243,000   $  928,632   $(2,246,219)  $  691,506
                                    ==========    ==========    ==========   ==========   ==========   ===========   ==========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $145,729 for the six months ended June 30, 1998, compared to $1,624,623 for the six months ended June 30, 1997. The decrease in net income of $1,770,352, or 108.97% was primarily the result of an extraordinary gain on the foreclosure of two of the partnerships properties in 1997. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,560,636 for the six months ended June 30, 1998, compared to $2,561,658 for the six months ended June 30, 1997, a decrease of $1,022, or .04%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,262,593 for the six months ended June 30, 1998, compared to $1,083,762 for the six months ended June 30, 1997, an increase of $178,831 or 16.50%. This is due primarily to non-capitalized exterior and parking lot repairs and major landscaping. Management expenses totaled $135,829 for the six months ended June 30, 1998, compared to $130,766 for the six months ended June 30, 1997, an increase of $5,063, or 3.87%.

     General and Administrative Expenses

     General and administrative expenses totaled $144,023 for the six months ended June 30, 1998 compared to $68,561 for the six months ended June 30, 1997, an increase of $75,462 or 110.07%. The increase is primarily due to an increase in legal and other professional fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $652,784 for the six months ended June 30, 1998, compared to $654,505 for the six months ended June 30, 1997, a decrease of $1,721, or .26%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $1,034,000 for the year ended December 31, 1997, compared to $243,000 for the year ended December 31, 1996. The increase in net income of $791,000, or 325.51% was primarily the result of the reduced expenses related to the sale and foreclosure of two of the properties in 1996 and early 1997. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,160,000 for the year ended December 31, 1997, compared to $6,142,000 for the year ended December 31, 1996, a decrease of $982,000, or 15.99%. The decrease resulted from the sale and foreclosure of two of the partnership's properties during 1996 and early 1997.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,441,000 for the year ended December 31, 1997, compared to $2,384,000 for the year ended December 31, 1996, an increase of $57,000 or 39%. Management expenses totaled $269,000 for the year ended December 31, 1997, compared to $333,000 for the year ended December 31, 1996, a decrease of $64,000, or 19.22%. The decrease resulted from the sale and foreclosure of two of the Partnership's properties during 1996 and early 1997.

     General and Administrative Expenses

     General and administrative expenses totaled $115,000 for the year ended December 31, 1997 compared to $476,000 for the year ended December 31, 1996, a decrease of $361,000 or 75.84%. The decrease is primarily due to the sale and foreclosure of two of the partnership's properties during 1996 and early 1997.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,819,000 for the year ended December 31, 1997, compared to $2,404,000 for the year ended December 31, 1996, a decrease of $585,000, or 24.33%. The decrease results from the extinguishment of two mortgages during 1996 and early 1997 related to the sale and foreclosure of two properties.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $243,000 for the year ended December 31, 1996, compared to a net loss of $(928,632) for the year ended December 31, 1995. The increase in net income of $1,171,632, or 126.17% was primarily the result of a gain on the foreclosure of one of the partnership's properties during 1996 and the reduced expenses subsequent to the foreclosure. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $6,142,000 for the year ended December 31, 1996, compared to $6,272,954 for the year ended December 31, 1995, a decrease of $130,954, or 2.09%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,384,000 for the year ended December 31, 1996, compared to $2,509,899 for the year ended December 31, 1995, a decrease of $125,899 or 5.02%. The decrease is primarily due to reduced property expenses after the foreclosure of one of the partnership's properties during 1996. Management expenses totaled $333,000 for the year ended December 31, 1996, compared to $334,527 for the year ended December 31, 1995, a decrease of $1,527, or 0.46%.

     General and Administrative Expenses

     General and administrative expenses totaled $476,000 for the year ended December 31, 1996 compared to $313,397 for the year ended December 31, 1995, an increase of $162,603 or 51.88%. The increase is primarily due to an increase in professional and other administration fees associated with the bankruptcy proceedings.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $2,404,000 for the year ended December 31, 1996, compared to $2,635,984 for the year ended December 31, 1995, a decrease of $231,984, or 8.80%. The decrease results from the extinguishment of one mortgage related to the foreclosure of one of the properties in mid-1996.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $776,466 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Your partnership's agreement of limited partnership does not limit the liability of the general partners to your partnership or the limited partners for any act performed in their capacity as general partner. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     Your partnership's agreement of limited partnership does provide that your partnership will indemnify the general partners of your partnership and their affiliates are entitled to indemnification from any expense, liability or loss, including attorney's fees incurred in connection with the defense of any action or omission by the general partners performed within the scope of the authority conferred by your partnership's agreement of limited partnership, except for acts or omissions constituting fraud, bad faith, willful misconduct or gross negligence. Notwithstanding the foregoing, your partnership will not indemnify any person for any liabilities under federal and state securities law unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or (iii) a court of competent jurisdiction approves a settlement of the claims. If a claim of indemnification (other than for expenses incurred in a successful defense) is asserted against your partnership, your partnership will notify the court of the position of the SEC with respect to the issue of indemnification for securities law violations. Such indemnification paid by your partnership will be to the extent of your partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     The general partners may, on behalf of your partnership, obtain a general partner liability insurance policy at your partnership's expense that would insure the general partners and their affiliates for liabilities they may incur with respect to claims made against them for certain wrongful or allegedly wrongful acts, including certain errors, misstatements, misleading statement, omissions, neglect or breached of duty, provided that your partnership will not be required to pay the premiums for this policy to the extent of coverage for those acts and omission as to which the foregoing parties could not receive indemnification under your partnership's agreement of limited partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not made distribution in the last five years. The original cost per unit was $582,813.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................         0                       0                   0
1995.........................         0                       0                   0
1996.........................         0                       0                   0
1997.........................         0                       0                   0
1998 (through June 30).......         1                    0.27%                  1

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement of fees) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                           COMPENSATION
----                                                          ---------------
1994........................................................      $37,392
1995........................................................      $46,404
1996........................................................      $31,000
1997........................................................      $25,000

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                                           COMPENSATION
----                                                           ------------
1995........................................................     $334,527
1996........................................................     $333,000
1997........................................................     $269,000
1998 (through June 30)......................................     $135,829

If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Calmark Heritage Park II Ltd. at December 31, 1997, 1996 and 1995 and for each of the three years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           INDEX FINANCIAL STATEMENT

   FINANCIAL STATEMENTS OF CALMARK HERITAGE PARK II LTD.      PAGE
   -----------------------------------------------------      ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-4
Note A -- Basis of Presentation.............................  F-4
Independent Auditors' Report................................  F-5
Balance Sheet as of December 31, 1997.......................  F-6
Statement of Operations for the year ended December 31,
  1997......................................................  F-7
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1997.........................................  F-8
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-9
Notes to Financial Statements...............................  F-10
Independent Auditors' Report................................  F-16
Balance Sheet as of December 31, 1996.......................  F-17
Statement of Operations for the year ended December 31,
  1996......................................................  F-18
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1996.........................................  F-19
Statement of Cash Flows for the year ended December 31,
  1996......................................................  F-20
Notes to Financial Statements...............................  F-22
Independent Auditors' Report................................  F-27
Balance Sheet as of December 31, 1995.......................  F-28
Statement of Operations for the year ended December 31,
  1995......................................................  F-29
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1995.........................................  F-30
Statement of Cash Flows for the year ended December 31,
  1995......................................................  F-31
Notes to Financial Statements...............................  F-32

                         CALMARK HERITAGE PARK II LTD.

                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                 $    776,466
Receivables and Deposits....................................                      372,484
Investments.................................................                           --
Restricted Escrows..........................................                      745,026
Other Assets................................................                    1,163,601
Investment Property:
  Land......................................................  $  4,154,014
  Building and related personal property....................    28,981,437
                                                              ------------
                                                                33,135,451
  Less: Accumulated depreciation............................   (12,904,694)    20,230,757
                                                              ------------   ------------
          Total Assets:.....................................                 $ 23,288,334
                                                                             ============

                            LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                 $     37,505
Other Accrued Liabilities...................................                       57,773
Accrued Interest............................................                    2,563,522
Property Taxes Payable......................................                           --
Tenant Security Deposits....................................                      106,331
Notes Payable...............................................                   27,235,103
Partners' Capital...........................................                   (6,711,900)
                                                                             ------------
          Total Liabilities and Partners' Capital...........                 $ 23,288,334
                                                                             ============

                             See accompanying note

                         CALMARK HERITAGE PARK II LTD.

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Revenues:
  Rental Income.............................................  $2,457,311   $2,451,428
  Other Income..............................................     103,325      110,230
  (Gain) Loss on Disposition of Property....................          --    1,532,000
  Casualty Gain/Loss........................................          --           --
                                                              ----------   ----------
          Total Revenues....................................   2,560,636    4,093,658
Expenses:
  Operating Expenses........................................   1,262,593    1,083,762
  General and Administrative Expenses.......................     144,023       68,561
  Depreciation Expense......................................     461,000      461,000
  Interest Expense..........................................     652,784      654,505
  Property Tax Expense......................................     185,965      201,207
                                                              ----------   ----------
          Total Expenses....................................   2,706,365    2,469,035
                                                              ----------   ----------
          Net Income (Loss).................................  $ (145,729)  $1,624,623
                                                              ==========   ==========

                             See accompanying note

                         CALMARK HERITAGE PARK II LTD.

                       CONDENSED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDING JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                               JUNE 30,     JUNE 30,
                                                                 1998         1997
                                                              ----------   ----------
Operating Activities:
  Net Income (loss).........................................  $ (145,729)  $1,624,623
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................     502,929      489,694
     Gain on sale of investment property....................          --   (1,532,000)
     Changes in accounts:
       Receivables and deposits and other assets............    (220,014)    (406,751)
       Accounts Payable and accrued expenses................    (373,040)     (78,284)
                                                              ----------   ----------
          Net cash provided by (used in) operating
            activities......................................    (235,854)      97,282
                                                              ----------   ----------
Investing Activities:
  Property improvements and replacements....................     (96,757)     (56,568)
  Proceeds from sale of investment property.................          --      907,000
  Net (increase)/decrease in restricted escrows.............   1,747,974      169,348
                                                              ----------   ----------
          Net cash provided by (used in) investing
            activities......................................   1,651,217    1,019,780
                                                              ----------   ----------
Financing Activities:
  Payments on mortgage......................................     (58,897)     (37,550)
  Payments on notes.........................................  (1,600,000)    (105,000)
  Additional borrowings.....................................     200,000           --
  Partners' Distributions...................................          --           --
                                                              ----------   ----------
          Net cash provided by (used in) financing
            activities......................................  (1,458,897)    (142,550)
                                                              ----------   ----------
          Net increase (decrease) in cash and cash
            equivalents.....................................     (43,534)     974,512
Cash and cash equivalents at beginning of year..............     820,000      222,000
                                                              ----------   ----------
Cash and cash equivalents at end of period..................  $  776,466   $1,196,512
                                                              ==========   ==========

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Calmark Heritage Park II Ltd. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Calmark Heritage Park II Limited Partnership

     We have audited the accompanying balance sheet of Calmark Heritage Park II Limited Partnership as of December 31, 1997, and the related statements of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Calmark Heritage Park II Limited Partnership at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Calmark Heritage Park II Limited Partnership will continue as a going concern. As more fully described in Note A, the Partnership has incurred recurring operating losses and is currently in default on a portion of its long-term debt. In addition, the letters of credit which provide additional security on $22,305,000 in indebtedness expire in June 1998. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                            /s/ ERNST & YOUNG LLP

March 17, 1998
Greenville, South Carolina

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:..................................            $    820
Receivables and deposits....................................                 278
Restricted escrows..........................................               2,493
Other assets................................................               1,080
Investment properties (Notes C and D)
  Land......................................................  $ 4,154
  Buildings and related personal property...................   28,885
                                                              -------
                                                               33,039
  Less accumulated depreciation.............................  (12,444)    20,595
                                                              -------   --------
                                                                        $ 25,266
                                                                        ========

                       LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................            $    122
  Tenant security deposits..................................                 104
  Accrued interest..........................................               2,846
  Other liabilities.........................................                  65
  Long-term debt, including $23,255 in default (Note C).....              28,694
                                                                        --------
                                                                          31,831
Partners' deficit:
  General Partners..........................................  $   (66)
  Limited Partners..........................................   (6,499)    (6,565)
                                                              -------   --------
                                                                        $ 25,266
                                                                        ========

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................           $4,884
  Other income..............................................              276
  Gain on sale of investment property.......................            1,532
                                                                       ------
                                                                        6,692
Expenses:
  Operating.................................................  $2,441
  General and administrative................................     115
  Interest..................................................   1,819
  Depreciation..............................................     922
  Property taxes............................................     361    5,658
                                                              ------   ------
Net income..................................................           $1,034
                                                                       ======

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                GENERAL     LIMITED
                                                                PARTNERS    PARTNERS     TOTAL
                                                                --------    --------    -------
Partners' deficit at December 31, 1996......................      $(76)     $(7,523)    $(7,599)
  Net income................................................        10        1,024       1,034
                                                                  ----      -------     -------
Partners' deficit at December 31, 1997......................      $(66)     $(6,499)    $(6,565)
                                                                  ====      =======     =======

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Operating activities
  Net income................................................    $ 1,034
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................        922
     Amortization...........................................         69
     Gain on sale of investment property....................     (1,532)
     Changes in operating assets and liabilities:
       Receivables and deposits.............................         28
       Other assets.........................................       (148)
       Accounts payable.....................................        (49)
       Tenant security deposit liabilities..................        (29)
       Accrued interest.....................................        380
       Other liabilities....................................         17
                                                                -------
          Net cash provided by operating activities.........        692
Investing activities
  Property improvements and replacements....................        (85)
  Net deposits to restricted escrows........................       (238)
                                                                -------
          Net cash used in investing activities.............       (323)
Financing activities
  Proceeds from sale of investment property.................        907
  Payments on long-term debt................................       (678)
                                                                -------
          Net cash provided by financing activities.........        229
                                                                -------
          Net increase in cash and cash equivalents.........        598
  Cash and cash equivalents at December 31, 1996............        222
                                                                -------
  Cash and cash equivalents at December 31, 1997............    $   820
                                                                =======
Supplemental disclosure of cash flow information
Cash paid for interest expense..............................    $ 1,369
                                                                =======
Supplemental disclosure of noncash activity
Adjustment to long-term debt in connection with the
  assumption of mortgage debt related to the sale of Las
  Vegas Apartments in 1997..................................    $ 5,027
                                                                =======

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

NOTE A -- GOING CONCERN

     The accompanying financial statements have been prepared assuming Calmark Heritage Park II Limited Partnership (the "Partnership") will continue as a going concern. The Partnership has incurred recurring operating losses and is in default on a portion of its long term debt.

     The Partnership incurred an operating loss of approximately $498,000 for the year ended December 31, 1997, before the gain recognized on the sale of an investment property. As of December 31, 1997, there is a partners' deficit of approximately $6,565,000. The Partnership realized positive cash flow of approximately $598,000 for 1997, due primarily to net proceeds received from the sale of an investment property.

     The Partnership has indebtedness under three 1992 Series A Bond Issues, with a balance at December 31, 1997 of $22,305,000. These bonds are secured by first deeds of trust on the Anaheim, Escondido, and Livermore properties. The Letters of Credit on these bonds expired in November 1997, and the Partnership has received extensions through June 1998. The bonds are in default due to a violation of the loan agreements that require letters of credit for a minimum of one year. Management is presently in negotiations with the Trustees to re-write the bonds in order to obtain more favorable terms.

     The subordinated debt for Anaheim and Escondido matured in January 1997. The Escondido note in the amount of $950,000, plus related accrued interest was extended until March 1998; however, the extension has expired and such amounts are in default due to nonpayment. The Partnership has received an extension through May 15, 1998 for the Anaheim note. Management is also in negotiations to modify these subordinated notes.

     There can be no assurance that these negotiations with the lenders will be successful. Currently, there are no plans to sell any of the remaining properties. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from this uncertainty.

NOTE B -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership was formed in November 1986 to acquire and operate senior citizens apartment communities located in California and Nevada.

     The Partnership will terminate on March 9, 2011 unless terminated sooner by vote of the Limited Partners or other dissolution. Other dissolution may occur upon the bankruptcy or dissolution of a General Partner unless the Partners elect to continue the Partnership.

     The General Partners of the Partnership are Heritage Park Investors, Inc., a California corporation (the Managing General Partner), Calmark Investors, Ltd., a California Limited Partnership (the Associate General Partner), and Heritage Park II, Inc., a Delaware corporation (the Lehman General Partner).

  Allocations to Partners

     Income and Losses

     Income from operations is allocated pro rata to the General Partners and to the Limited Partners (collectively the "Partners") as a class in the same ratio as cash distributions are made to such partners (see below). In the event that no cash distributions are made to the Partners during any year, income from operations shall be allocated 1% to the General Partners and 99% to the Limited Partners.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

     Losses from operations are generally allocated 1% to the General Partners and 99% to the Limited Partners. Income from disposition or partial disposition of Partnership property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. To Partners with negative adjusted capital account balances (as defined), after accounting for distributions described below, in proportion to their negative adjusted capital account balances.

          b. Any remaining income will be allocated 5% to the Lehman General Partner, 25% collectively to the Managing General Partner and Associate General Partner and 70% to the Limited Partners.

     Losses from disposition or partial disposition of the Partnership property and all losses upon the termination and liquidation of the Partnership shall be allocated as follows:

          a. To all Partners with positive adjusted capital balances in proportion to their adjusted capital balances.

          b. Any remaining losses will be allocated 1% to the General Partners and 99% to the Limited Partners.

     Cash Distributions

     Cash from operations is to be distributed, when available, not less often than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. 1% collectively to the Managing General Partner and the Associate General Partner and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to a 10% per annum cumulative (but not compounded) return on their adjusted interest investment (as defined).

          b. The remainder is allocated 25% collectively to the Managing General Partner and the Associate General Partner, 5% to the Lehman General Partner and 70% to the Limited Partners as a class.

     In general, any proceeds remaining after the sale of the properties and dissolution of the Partner ship shall be distributed to the Partners in accordance with their capital accounts.

  Investment Properties

     Investment properties are recorded at cost. Depreciation is provided by the straight-line method over the estimated lives of the investment properties and related personal property.

  Loan Costs

     Loan costs are amortized on a straight-line basis over the lives of the respective debt.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and includes such deposits in "Receivables and deposits." Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE C -- LONG-TERM DEBT

     Long-term debt at December 31, 1997 consists of the following (in thousands):

Indebtedness under three 1992 Series A Bond Issues to
  various housing authorities bearing interest at variable
  rates, secured by first deeds of trust on the Anaheim,
  Escondido, and Livermore properties. Interest payments to
  the trustee are required semi-annually; the rate is reset
  every seven days and is to be that which would produce a
  par bid if the bonds were sold on the first day of the
  next seven-day reset period. The average annual interest
  rates for 1997 was 3.5%. Two of the bond issues mature in
  2007 and one in 2022; they can be redeemed prior to
  maturity without penalty, subject to certain provisions.
  This indebtedness is in default due to a violation of a
  loan covenant related to required letters of credit terms
  (see Note A)..............................................    $22,305
Mortgage note payable bearing interest at 9.78% per annum,
  secured by first deeds of trust on the Villa Serena. This
  note requires monthly payments of principal and interest
  of approximately $47 with a balloon payment of $3,824 due
  in November 2007..........................................      5,039
Subordinated mortgage notes payable on the Anaheim,
  Livermore and Escondido properties. The Anaheim note in
  the amount of $300 bears interest at 12% and requires
  monthly interest payments of approximately $3. All unpaid
  interest plus the principal amount is due in May 1998. The
  Livermore note in the amount of $100 bears interest at 5%
  per annum and the interest and principal amounts are due
  in 2084. The Escondido note in the amount of $950 bears
  interest at 12% per annum, with monthly payments of 25% of net cash flow as defined, applied first to unpaid interest and then to principal This note is in default due to
  maturity in March 1998....................................      1,350
                                                                -------
                                                                $28,694
                                                                =======

     The Partnership has irrevocable letters of credit with First Interstate Bank in the amounts of $8,557,000 (Anaheim), $7,142,000 (Escondido) and $7,263,000 (Livermore), respectively. These letters of credit are

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP additional security for the 1992 Series A Bond Issues, and are secured by second deeds of trust on the Anaheim, Escondido and Livermore properties. The Partnership is required to pay monthly servicing fees of approximately 1% per annum, based on the out standing amounts. These letters of credit expire in June 1998. The Partnership also has a standby letter of credit in the amount of $8,980,000 which is additional security for the Anaheim letter of credit. This standby letter of credit expires in May 1998.

     The Partnership is required to fund a Cash Collateral Account and Debt Service Reserve Account, based on monthly net cash flow as defined, from these three properties, up to a combined maximum of $1,600,000. These accounts serve as additional collateral for the bonds. At December 31, 1997, the balance in the Cash Collateral Account and Debt Service Reserve was $1,629,000.

     Principal maturities of long-term debt subsequent to December 31, 1997 are as follows (in thousands):

1998 (including $23,255 in default)......................    $23,632
1999.....................................................         84
2000.....................................................         93
2001.....................................................        103
2002.....................................................        113
Thereafter...............................................      4,669
                                                             -------
                                                             $28,694
                                                             =======

NOTE D -- GROUND LEASE

     The Livermore property is subject to a ground lease that expires in November 2084. The lease provides for rental payments of $5,000 per month. In addition, the Partnership is required to pay annually the difference between the minimum monthly rent described above and 4 1/2% of gross rental income from the Livermore property for the preceding 12 months. The expense for 1997 was $60,000.

     Future minimum lease payments subsequent to December 31, 1997 are summarized as follows (in thousands):

1998......................................................    $   60
1999......................................................        60
2000......................................................        60
2001......................................................        60
2002......................................................        60
Thereafter................................................     4,910
                                                              ------
                                                              $5,210
                                                              ======

NOTE E -- TRANSACTIONS WITH AFFILIATED PARTIES

     An affiliate of Insignia Financial Group, Inc. ("Insignia"), owns the capital stock of the Managing General Partner with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................    $269
Reimbursement for services of affiliates....................      25

     For the period from January 1, 1997 to August 31, 1997, the Partnership insured its properties under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Managing General Partner, who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations was not significant.

NOTE F -- SALE OF PROPERTY

     On January 21, 1997, the Partnership sold Heritage Park Las Vegas to an unaffiliated party. The buyer assumed the mortgage note payable which had an outstanding balance of approximately $5,027,000. The Partnership received net proceeds of approximately $907,000 after payment of closing costs. This disposition resulted in a gain of approximately $1,532,000.

NOTE G -- YEAR 2000 (UNAUDITED)

     The Partnership is dependent upon Insignia for management and administrative services. Insignia has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter (the "Year 2000 Issue"). The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. Insignia believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Partnership.

NOTE H -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (IN THOUSANDS)

                                                                         BUILDINGS
                                                                        AND RELATED   COST CAPITALIZED
                                                                         PERSONAL      SUBSEQUENT TO
DESCRIPTION                                     ENCUMBRANCES    LAND     PROPERTY       ACQUISITION
-----------                                     ------------   ------   -----------   ----------------
Anaheim.......................................    $ 8,085      $2,408     $ 6,946         $   127
Escondido.....................................      8,000         749       8,064          (1,019)
Livermore.....................................      7,270           0       8,353             138
Villa Serena..................................      5,339       1,149       6,510            (234)
                                                  -------      ------     -------         -------
          Totals..............................    $28,694      $4,306     $29,873         $  (988)
                                                  =======      ======     =======         =======

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                         GROSS AMOUNT AT WHICH CARRIED
                                 (IN THOUSANDS)

                                         BUILDINGS
                                        AND RELATED
                                         PERSONAL               ACCUMULATED      DATE      DEPRECIABLE
DESCRIPTION                     LAND     PROPERTY      TOTAL    DEPRECIATION   ACQUIRED   LIFE -- YEARS
-----------                    ------   -----------   -------   ------------   --------   -------------
Anaheim......................  $2,408     $ 7,073     $ 9,481     $ 3,058        1986         5-25
Escondido....................     650       7,045       7,695       3,317        1986         5-25
Livermore....................       0       8,491       8,491       3,250        1986         5-25
Villa Serena.................   1,096       6,276       7,372       2,819        1986         5-25
                               ------     -------     -------     -------        ----         ----
Woodmere.....................  $4,154     $28,885     $33,039     $12,444
                               ======     =======     =======     =======

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

INVESTMENT PROPERTY
Balance at beginning of year................................   $39,475
Property disposals..........................................    (6,520)
Property improvements.......................................        84
                                                               -------
Balance at end of year......................................   $33,039
                                                               =======
ACCUMULATED DEPRECIATION
Balance at beginning of year................................   $13,639
Property disposals..........................................    (2,117)
Additions charged to expense................................       922
                                                               -------
Balance at end of year......................................   $12,444
                                                               =======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $33,849,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $23,684,000.

NOTE I EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Calmark Heritage Park II Limited Partnership

     We have audited the accompanying balance sheet of Calmark Heritage Park II Limited Partnership as of December 31, 1996, and the related statements of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Calmark Heritage Park II Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Calmark Heritage Park II Limited Partnership will continue as a going concern. As more fully described in Note A, the Partnership has incurred recurring operating losses and is currently in default on substantially all of its long-term debt. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                            /s/ ERNST & YOUNG LLP
March 19, 1997
Greenville, South Carolina

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                                 BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS


Cash and cash equivalents:
  Unrestricted..............................................  $    222
  Restricted -- tenant security deposits....................       135
                                                              --------
                                                                         $   357
Accounts receivable.........................................                   2
Cash collateral accounts (Note C)...........................               1,517
Bond fund (Note Q...........................................                  75
Other restricted escrows....................................                 663
Escrow deposits for taxes and insurance.....................                 169
Other assets................................................                  61
Loan costs, net of accumulated amortization of $479 (Note
  B)........................................................                 940
Investment properties (Notes B, C and D):
  Land......................................................     5,309
  Buildings and related personal property...................    34,164
                                                              --------
                                                                39,473
  Less accumulated depreciation.............................   (13,639)   25,834
                                                              --------   -------
                                                                         $29,618
                                                                         =======

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................             $   171
  Accrued and sundry liabilities:
     Tenant security deposits...............................  $    134
     Interest...............................................     2,466
     Other..................................................        47     2,647
                                                              --------
  Long-term debt, including $29,286,000 in default at
     December 31, 1996 (Note C).............................              34,399
                                                                         -------
                                                                          37,217
Partners' deficit:
  General Partners..........................................       (76)
  Limited Partners..........................................    (7,523)   (7,599)
                                                              --------   -------
                                                                         $29,618
                                                                         =======

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................           $5,965
  Other income..............................................              177
                                                                       ------
                                                                        6,142
Expenses:
  Operating.................................................  $  667
  Administrative............................................     476
  Interest..................................................   2,404
  Letter of credit fees.....................................     245
  Depreciation and amortization.............................   1,196
  Advertising and rental incentives.........................      80
  Property taxes............................................     443
  Utilities.................................................     408
  Management fees (Note E)..................................     333
  Maintenance...............................................     463
  Ground lease (Note D).....................................      60
  Insurance (Note E)........................................     128
                                                                        6,903
                                                                       ------
Loss before disposal of property............................             (761)
Gain on foreclosure of investment property (Note C).........            1,004
                                                                       ------
Net income..................................................           $  243
                                                                       ======

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                GENERAL     LIMITED
                                                                PARTNERS    PARTNERS     TOTAL
                                                                --------    --------    -------
Partners' deficit at December 31, 1995......................      $(78)     $(7,764)    $(7,842)
  Net income................................................         2          241         243
                                                                  ----      -------     -------
Partners' deficit at December 31, 1996......................      $(76)     $(7,523)    $(7,599)
                                                                  ====      =======     =======

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Operating activities
  Net income................................................    $   243
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      1,116
     Amortization...........................................         80
     Gain on foreclosure of investment property.............     (1,004)
     Changes in operating assets and liabilities:
       Restricted cash......................................          8
       Accounts receivable..................................          7
       Other assets.........................................         25
       Escrow deposits for taxes and insurance..............        (27)
       Accounts payable.....................................        101
       Accrued interest.....................................        455
       Tenant security deposit liabilities..................         (1)
       Other accrued and sundry liabilities.................         (7)
                                                                -------
          Net cash provided by operating activities.........        996
Investing activities
  Property improvements and replacements....................       (136)
  Deposits to cash collateral accounts......................       (254)
  Deposits to bond fund.....................................       (162)
  Receipts from bond fund...................................        300
  Receipts from other restricted escrows....................        209
  Deposits to other restricted escrows......................       (485)
                                                                -------
          Net cash used in investing activities.............       (528)
Financing activities
  Payments on long-term debt................................       (401)
                                                                -------
          Net increase in cash and cash equivalents.........         67
  Cash and cash equivalents at December 31, 1995............        155
                                                                -------
  Cash and cash equivalents at December 31, 1996............    $   222
                                                                =======
Supplemental disclosure of cash flow information
Cash paid for interest expense..............................    $ 1,905
                                                                =======

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES

  Foreclosure

     During 1996, Heritage Park Norco was foreclosed upon by Praedium Chesapeake, LLC. In connection with this foreclosure, the following balance sheet accounts were adjusted by the gain on the foreclosure of the property:

Other assets.............................................    $    (1)
Investment properties....................................     (1,565)
Tenant security deposits.................................          7
Interest.................................................        344
Other liabilities........................................         61
Long-term debt...........................................      2,158
                                                             -------
Gain on foreclosure of investment property...............    $ 1,004
                                                             =======

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE A -- GOING CONCERN

     The accompanying financial statements have-been prepared assuming Calmark Heritage Park II Limited Partnership ("the Partnership") will continue as a going concern.

     The Partnership is currently in default on substantially all of its long-term debt. The Partnership has also incurred recurring operating losses and has a partners' deficit at December 31, 1996. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern.

     Management is involved in discussions with its lenders in attempt to restructure the debt which is in default. The outcome of these discussions is not presently determinable and the financial statements do not include any adjustments to reflect the possible future effects on the recover ability and classification of assets or amounts and classification of liabilities that may result from this uncertainty.

NOTE B -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership (formerly known as Shearson/Calmark Heritage Park II, Ltd., a California Limited Partnership) was formed in November 1986 to acquire and operate senior citizens apartment communities located in California and Nevada.

     The Partnership will terminate on March 9, 2011 unless terminated sooner by vote of the Limited Partners or other dissolution. Other dissolution may occur upon the bankruptcy or dissolution of a General Partner unless the Partners elect to continue the Partnership.

     The General Partners of the Partnership are Heritage Park Investors, Inc., a California corporation (the Managing General Partner), Calmark Investors, Ltd., a California Limited Partnership (the Associate General Partner), and Heritage Park II, Inc., a Delaware corporation (the Lehman General Partner).

  Allocations to Partners

     Income and Losses

     Income from operations is allocated pro rata to the General Partners and to the Limited Partners (collectively the "Partners") as a class in the same ratio as cash distributions are made to such partners (see below). In the event that no cash distributions are made to the Partners during any year, income from operations shall be allocated 1% to the General Partners and 99% to the Limited Partners.

     Losses from operations are generally allocated 1% to the General Partners and 99% to the Limited Partners. Income from disposition or partial disposition of Partnership property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. To Partners with negative adjusted capital account balances (as defined), after accounting for distributions described below, in proportion to their negative adjusted capital account balances.

          b. Any remaining income will be allocated 5% to the Lehman General Partner, 25% to the Managing General Partner and Associate General Partner and 70% to the Limited Partners.

     Losses from disposition or partial disposition of the Partnership property and all losses upon the termination and liquidation of the Partnership shall be allocated as follows:

          a. To all Partners with positive adjusted capital balances in proportion to their adjusted capital balances.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

          b. Any remaining losses will be allocated 1% to the General Partners and 99% to the Limited Partners.

     Cash Distributions

     Cash from operations is to be distributed, when available, not less often than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. 1% collectively to the Managing General Partner and the Associate General Partner and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to a 10% per annum cumulative (but not compounded) return on their adjusted interest investment (as defined).

          b. The remainder is allocated 25% collectively to the Managing General Partner and the Associate General Partner, 5% to the Lehman General Partner and 70% to the Limited Partners as a class.

     In general, any proceeds remaining after the sale of the properties and dissolution of the Partner ship shall be distributed to the Partners in accordance with their capital accounts.

  Investment Properties

     The Partnership accounts for its investment properties under FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

  Depreciation

     Depreciation is provided by the straight-line method over the estimated lives of the investment properties and related personal property.

  Loan Costs

     Loan costs are amortized on a straight-line basis over the lives of the respective debt.

  Cash and Cash Equivalents -- Unrestricted Cash

     The Partnership considers only unrestricted cash to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE C -- LONG-TERM DEBT

     Long-term debt at December 31, 1996 consists of the following (in thousands):

Indebtedness under three 1992 Series A Bond Issues to
  various housing authorities bearing interest at variable
  rates, secured by first deeds of trust on the Anaheim,
  Escondido, and Livermore properties. Interest payments to
  the trustee are required semi-annually; the rate is reset
  every seven days and is to be that which would produce a
  par bid if the bonds were sold on the first day of the
  next seven-day reset period. The average annual interest
  rates for 1996 was 3.3%. Two of the bond issues mature in
  2007 and one in 2022; they can be redeemed prior to
  maturity without penalty, subject to certain provisions...    $22,605
Mortgage notes payable to various mortgage companies bearing interest at rates ranging from 9.78% to 11.125% per annum, secured by first deeds of trust on the Villa Serena and
  Las Vegas properties. These notes require monthly payments of principal and interest ranging from approximately
  $47,000 to $50,000, with balloon payments of $5,009,000
  (Las Vegas) due in July 1997 and $3,823,999 (Villa Serena)
  due in November 2007......................................     10,144
Subordinated mortgage notes payable on the Anaheim,
  Livermore and Escondido properties. The Anaheim note in
  the amount of $600,000 bears interest at 10.525% and
  requires monthly interest payments of approximately $4,100
  All unpaid interest plus the principal amount is due in
  January 1997. The Livermore note in the amount of $100,000 bears interest at 5% per annum and the interest and
  principal amounts are due in 2084. The Escondido note in
  the amount of $950,000 bears interest at 12% per annum,
  with monthly payments of 25% of net cash flow as defined,
  applied first to unpaid interest and then to principal;
  any remaining unpaid principal and interest amounts are
  due in January 1997.......................................      1,650
                                                                -------
                                                                $34,399
                                                                =======

     As disclosed in Note A, the Partnership is currently in default on the Series A Bond Issues.

     The Partnership has irrevocable letters of credit with First Interstate Bank in the amounts of $8,554,000 (Anaheim), $7,347,000 (Escondido) and $7,668,000 (Livermore), respectively. These letters of credit are additional security for the 1992 Series A Bond Issues, and are secured by second deeds of trust on the Anaheim, Escondido and Livermore properties. The Partnership is required to pay monthly servicing fees of

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP approximately 1% per annum, based on the out standing amounts. The Partnership also has a standby letter of credit in the amount of $8,980,000 which is additional security for the Anaheim letter of credit.

     The Partnership is required to fund a Cash Collateral Account and Debt Service Reserve Account, based on monthly net cash flow as defined, from these three properties, up to a maxi mum of $1,200,000 and $400,000, respectively. The Debt Service Reserve Account is to be funded from monthly net cash flow after the Cash Collateral Account has been fully funded. These Accounts serve as additional collateral for the bonds. At December 31, 1996, the balances in the Cash Collateral Account and Debt Service Reserve were $1,404,000 and $-0-, respectively.

     The Partnership has a money market account which is restricted as additional collateral for the Las Vegas mortgage note payable. The balance in this cash collateral account at December 31, 1996 was $113,000.

     The debt encumbering Las Vegas Apartments matured in April 1996. The Partnership negotiated with the lender an extension on the debt through July 1997. The property was subsequently sold in January 1997 to Heritage Park Associates, LLC. See Note F concerning this sale.

     The mortgage note payable on the Las Vegas property and the subordinated mortgage notes payable on the Anaheim, Escondido, and Livermore properties are in default at December 31, 1996, due to cross default provisions on the Bonds. In addition, the subordinated mortgage notes payable on the Anaheim and Escondido properties were extended from their original maturity date of January 1, 1997 to February 1, 1997 (Anaheim) and March 1, 1997 (Escondido). The Partnership was unable to pay off the debt at the extended maturity dates which caused an additional event of default on this debt.

     In July 1996, Praedium Chesapeake, LLC executed a non-contested foreclosure on the Norco property. The $2,158,000 mortgage note payable had been in default since January 1995. As a result of the foreclosure, the mortgage note payable was satisfied resulting in a gain to the Partnership of $1,004,000.

     Principal maturities of long-term debt at December 31, 1996 are as follows (in thousands):

1997 (including $29,286 in default)......................    $29,355
1998.....................................................         77
1999.....................................................         84
2000.....................................................         93
2001.....................................................        103
Thereafter...............................................      4,687
                                                             -------
                                                             $34,399
                                                             =======

NOTE D -- GROUND LEASE

     The Livermore property is subject to a ground lease that expires in November 2084. The lease provides for rental payments of $5,000 per month. In addition, the Partnership is required to pay annually the difference between the minimum monthly rent described above and 4 1/2% of gross rental income from the Livermore property for the preceding 12 months.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

     Future minimum lease payments at December 31, 1996 are summarized as follows (in thousands):

1997......................................................    $   60
1998......................................................        60
1999......................................................        60
2000......................................................        60
2001......................................................        60
Thereafter................................................     4,970
                                                              ------
                                                              $5,270
                                                              ======

NOTE E -- TRANSACTIONS WITH AFFILIATED PARTIES

     An affiliate of Insignia Financial Group, Inc. ("Insignia"), owns the capital stock of the Managing General Partner with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1996 (in thousands):

Property management fees....................................    $333
Reimbursement for services of affiliates....................      31

     The Partnership insures its properties under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Managing General Partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations is not significant.

NOTE F -- SUBSEQUENT EVENT -- SALE OF PROPERTY

     On January 21, 1997, the Partnership sold Heritage Park Las Vegas to an unaffiliated party. The buyer assumed the mortgage note payable which had an outstanding balance of approximately $5,027,000. The Partnership received net proceeds of approximately $900,000 after payment of closing costs. This disposition resulted in a gain of approximately $1,500,000.

NOTE G -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Calmark Heritage Park II Limited Partnership

     We have audited the accompanying balance sheet of Calmark Heritage Park II Limited Partnership as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Calmark Heritage Park II Limited Partnership at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

February 29, 1996
Greenville, South Carolina

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                        ASSETS

Cash:
  Unrestricted..............................................  $   154,655
  Restricted -- tenant security deposits....................      143,474   $   298,129
                                                              -----------
Accounts receivable.........................................                      9,009
Cash collateral accounts (Note 2)...........................                  1,263,195
Bond fund (Note 2)..........................................                    212,704
Other restricted escrows....................................                    387,235
Escrow deposits for taxes and insurance.....................                    141,780
Other assets................................................                     87,252
Loan costs, net of accumulated amortization of $510,321
  (Note 1)..................................................                  1,019,534
Investment properties (Notes 1, 2 and 3):
  Land......................................................    5,308,951
  Buildings and related personal property...................   36,757,328
                                                              -----------
                                                               42,066,279
  Less accumulated depreciation.............................  (13,687,276)   28,379,003
                                                              -----------   -----------
                                                                            $31,797,841
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................                $    70,028
  Accrued and sundry liabilities:
     Tenant security deposits...............................  $   142,808
     Interest...............................................    2,355,072
     Unearned rental collections............................       39,036
     Other..................................................       75,530     2,612,446
                                                              -----------
  Long-term debt (Note 2)...................................                 36,957,711
                                                                            -----------
                                                                             39,640,185
Partners' deficit:
  General Partners..........................................      (78,423)
  Limited Partners..........................................   (7,763,921)   (7,842,344)
                                                              -----------   -----------
                                                                            $31,797,841
                                                                            ===========

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

  Revenues:
    Rental income.............................................                $6,079,925
    Other income..............................................                   193,029
                                                                              ----------
                                                                               6,272,954
  Expenses:
    Operating.................................................   $  692,714
    Administrative............................................      313,397
    Interest..................................................    2,635,984
    Letter of credit fees.....................................      299,941
    Depreciation and amortization.............................    1,254,087
    Advertising and rental incentives.........................       71,119
    Property taxes............................................      488,219
    Utilities.................................................      411,387
    Management fees (Note 4)..................................      334,527
    Maintenance...............................................      486,330
    Ground lease (Note 3).....................................       95,000
    Insurance (Note 4)........................................      118,881    7,201,586
                                                                 ----------   ----------
            Net loss..........................................                $ (928,632)
                                                                              ==========

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1995

                                                        GENERAL       LIMITED
                                                        PARTNERS     PARTNERS         TOTAL
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1994..............    $(69,137)   $(6,844,575)   $(6,913,712)
  Net loss..........................................      (9,286)      (919,346)      (928,632)
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1995..............    $(78,423)   $(7,763,921)   $(7,842,344)
                                                        ========    ===========    ===========

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Operating activities
  Net loss..................................................    $ (928,632)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................     1,123,616
     Amortization...........................................       130,471
     Changes in operating assets and liabilities:
       Restricted cash......................................        (2,257)
       Accounts receivable..................................        29,997
       Other assets.........................................        (9,619)
       Escrow deposits for taxes and insurance..............        33,275
       Accounts payable.....................................       (71,074)
       Accrued interest.....................................       561,874
       Tenant security deposits.............................        (1,998)
       Unearned rental collections..........................       (55,563)
       Other accrued and sundry liabilities.................        37,981
                                                                ----------
          Net cash provided by operating activities.........       848,071
Investing activities
  Property improvements and replacements....................      (178,322)
  Deposits to cash collateral accounts......................      (251,942)
  Deposits to bond fund.....................................      (295,686)
  Receipts from bond fund...................................       300,000
  Receipts from other restricted escrows....................       541,927
  Deposits to other restricted escrows......................      (578,476)
                                                                ----------
          Net cash used in investing activities.............      (462,499)
Financing activities
Payments on long-term debt..................................      (391,441)
                                                                ----------
          Net cash used in financing activities.............      (391,441)
                                                                ----------
          Net decrease in cash..............................        (5,869)
Cash at December 31, 1994...................................       160,524
                                                                ----------
Cash at December 31, 1995...................................    $  154,655
                                                                ==========
Supplemental disclosure of cash flow information
Cash paid for interest expense..............................    $2,074,110
                                                                ==========

                            See accompanying notes.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Calmark Heritage Park II Limited Partnership (formerly known as Shearson/Calmark Heritage Park II, Ltd., a California Limited Partnership) ("the Partnership"), was formed in November 1986 to acquire and operate senior citizens apartment communities located in California and Nevada.

     The Partnership will terminate on March 9, 2011 unless terminated sooner by vote of the Limited Partners or other dissolution. Other dissolution may occur upon the bankruptcy or dissolution of a General Partner unless the Partners elect to continue the Partnership.

     The General Partners of the Partnership are Heritage Park Investors, Inc., a California corporation (the Managing General Partner), Calmark Investors, Ltd., a California Limited Partnership (the Associate General Partner), and Heritage Park II, Inc., a Delaware corporation (the Lehman General Partner).

  Allocations to Partners

     Income and Losses

     Income from operations is allocated pro rata to the General Partners and to the Limited Partners as a class in the same ratio as cash distributions are made to such partners (see below). In the event that no cash distributions are made to the Partners during any year, income from operations shall be allocated 1% to the General Partners and 99% to the Limited Partners.

     Losses from operations are generally allocated 1% to the General Partners and 99% to the Limited Partners. Income from disposition or partial disposition of Partnership property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. To Partners with negative adjusted capital account balances (as defined), after accounting for distributions described below, in proportion to their negative adjusted capital account balances.

          b. Any remaining income will be allocated 5% to the Lehman General Partner, 25% to the Managing General Partner and Associate General Partner and 70% to the Limited Partners.

     Losses from disposition or partial disposition of the Partnership property and all losses upon the termination and liquidation of the Partnership shall be allocated as follows:

          a. To all Partners with positive adjusted capital balances in proportion to their adjusted capital balances.

          b. Any remaining losses will be allocated 1% to the General Partners and 99% to the Limited Partners.

     Cash Distributions

     Cash from operations is to be distributed, when available, not less often than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. 1% collectively to the Managing General Partner and the Associate General Partner and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to a 10% per annum cumulative (but not compounded) return on their adjusted interest investment (as defined).

          b. The remainder is allocated 25% collectively to the Managing General Partner and the Associate General Partner, 5% to the Lehman General Partner and 70% to the Limited Partners as a class.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

     In general, any proceeds remaining after the sale of the properties and dissolution of the Partnership shall be distributed to the Partners in accordance with their capital accounts.

  Investment Properties

     During 1995, the Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

  Depreciation

     Depreciation is provided by the straight-line method over the estimated lives of the investment properties and related personal property.

  Loan Costs

     Loan costs are amortized on a straight-line basis over the lives of the respective debt.

  Cash

     The Partnership considers only unrestricted cash to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage.

  Fair Value

     In 1995, the Partnership implemented Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnership's cash approximates fair value. The Partnership estimates the fair value of its fixed rate mortgages by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership. The carrying amounts of bonds payable approximate fair value due to frequent re-pricing (Note
2).

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 consists of the following:

Indebtedness under three 1992 Series A Bond Issues to
  various housing authorities bearing interest at variable
  rates, secured by first deeds of trust on the Anaheim,
  Escondido, and Livermore properties. Interest payments to
  the trustee are required semi-annually; the rate is reset
  every seven days and is to be that which would produce a
  par bid if the bonds were sold on the first day of the
  next seven-day reset period. The average annual interest
  rates for 1995 ranged from 2.55% to 5.75%. Two of the bond issues mature in 2007 and one in 2022; they can be
  redeemed prior to maturity without penalty, subject to
  certain provisions........................................    $22,905,000
Mortgage notes payable to various mortgage companies bearing interest at rates ranging from 9.78% to 11.125% per annum, secured by first deeds of trust on the Villa Serena, Las
  Vegas and Norco properties. These notes require monthly
  payments of principal and interest ranging from
  approximately $21,000 to $50,000, with balloon payments of
  $5,059,160 (Las Vegas) and $2,140,414 (Norco) due in April
  1996 and $3,823,999 (Villa Serena) due in November 2007...     12,402,711
Subordinated mortgage notes payable on the Anaheim,
  Livermore and Escondido properties. The Anaheim note in
  the amount of $600,000 bears interest at 10.525% and
  requires monthly interest payments of approximately
  $4,100. All unpaid interest plus the principal amount is
  due in 1997. The Livermore note in the amount of $100,000
  bears interest at 5% per annum and the interest and
  principal amounts are due in 2084. The Escondido note in
  the amount of $950,000 bears interest at 12% per annum,
  with monthly payments of 25% of net cash flow as defined,
  applied first to unpaid interest and then to, principal;
  any remaining unpaid principal and interest amounts are
  due in 1997...............................................      1,650,000
                                                                -----------
                                                                $36,957,711
                                                                ===========

     The estimated fair values of the Partnership's aggregate debt is $37,840,000, which represents a general approximation of possible value and is not necessarily indicative of the amounts the Partnership may pay in actual market transactions.

     The Partnership is required to make semi-annual payments to a Bond Fund which can be used to redeem the 1992 Series A Bond Issues. Under the requirements of the reimbursement agreement, the Partnership is required to make payments of $300,000 (1996), $315,000 (1997), $335,000 (1998), $365,000 (1999)
and $390,000 (2000) to the Bond Fund which is held by the Trustee, First Interstate Bank. During 1995, the Partnership redeemed bonds in the amount of $300,000 with funds held in the Bond Fund.

     The Partnership has irrevocable letters of credit with First Interstate Bank in the amounts of $8,979,959 (Anaheim), $7,546,850 (Escondido) and $7,668,410 (Livermore), respectively. These letters of credit are additional security for the 1992 Series A Bond Issues, and are secured by second deeds of trust on the Anaheim, Escondido and Livermore properties. The Partnership is required to pay monthly servicing fees of

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP approximately 1% per annum, based on the outstanding amounts. The Partnership also has a standby letter of credit in the amount of $8,979,959 which is additional security for the Anaheim letter of credit.

     The Partnership is required to fund a Cash Collateral Account and Debt Service Reserve Account, based on monthly net cash flow as defined, from these three properties, up to a maxi mum of $1,200,000 and $400,000, respectively. The Debt Service Reserve Account is to be funded from monthly net cash flow after the Cash Collateral Account has been fully funded. These Accounts serve as additional collateral for the bonds. At December 31, 1995, the balances in the Cash Collateral Account and Debt Service Reserve were $1,153,788 and $-0-, respectively.

     The Partnership has a money market account which is restricted as additional collateral for the Las Vegas mortgage note payable. The balance in this cash collateral account at December 31, 1995 was $109,407.

     The debt encumbering Las Vegas Apartments matures in April 1996. The Partnership is currently negotiating a sale of the property with a potential buyer, however, there is no assurance that the negotiations will ultimately be successful.

     In January 1995, the Partnership went into default on the mortgage note payable for Norco due to the Partnership only paying one-half of the required monthly mortgage payment. The Partner ship made one-half of the required monthly mortgage payment through April 1995, after which the Partnership made no payments. As a result of the default, the Partnership is incurring default interest on the mortgage note balance at the time of the event of default at 13.125%, or 2% above the stated rate. In December 1995, the rights of the mortgage note payable were assigned to Praedium Chesapeake, LLC ("Praedium"). In January 1996, Praedium served a notice of default and entered into an agreement with the Partnership to execute a non-contested foreclosure on the Norco property. The agreement provides for monthly excess cash flow payments until the fore closure is complete. The balance outstanding on this mortgage note payable was $2,158,334 at December 31, 1995.

     Principal maturities of long-term debt at December 31, 1995 are as follows:

1996 (including debt in default of $2,158,344)........    $ 7,290,464
1997..................................................      1,619,513
1998..................................................         76,624
1999..................................................         84,463
2000..................................................         93,104
Thereafter............................................     27,793,543
                                                          -----------
                                                          $36,957,711
                                                          ===========

3.  GROUND LEASES

     The Livermore property is subject to a ground lease that expires in November 2084. The lease provides for rental payments of $5,000 per month. In addition, the Partnership is required to pay annually the difference between the minimum monthly rent described above and 4 1/2% of gross rental income from the Livermore property for the preceding 12 months.

     The Norco property is subject to a ground lease which expires in June 2051. The lease provides for annual rent of $35,000 through June 1996 at which time the rent is subject to an increase or decrease based on changes in the consumer price index within certain limitations. The rent is again subject to adjustment on every fifth anniversary date thereafter, through the year 2051.

                  CALMARK HERITAGE PARK II LIMITED PARTNERSHIP

     During 1995, the Partnership ceased making payments on the Norco ground lease, which constitutes an event of default. Ground lease payments totaling $20,417 are accrued and included in other liabilities at December 31, 1995.

     Future minimum lease payments at December 31, 1995 are summarized as follows:

1996...................................................    $   95,000
1997...................................................        95,000
1998...................................................        95,000
1999...................................................        95,000
2000...................................................        95,000
Thereafter.............................................     6,825,000
                                                           ----------
                                                           $7,300,000
                                                           ==========

4.  TRANSACTIONS WITH AFFILIATED PARTIES

     An affiliate of Insignia Financial Group, Inc. ("Insignia"), owns the capital stock of the Managing General Partner with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1995:

Property management fees................................    $334,527
Reimbursement for services of affiliates................      46,404

     The Partnership insures its properties under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Managing General Partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations is not significant.

NOTE 5 -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                         CATAWBA CLUB ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP Units..   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P. ..........................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P. .....   S-22
  Summary Financial Information of Catawba Club
    Associates, L.P. ..........................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72

                                                  PAGE
                                                  ----
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
    Balance Sheet Data.........................   S-74
    Statement of Operations Data...............   S-74
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Catawba Club Associates, L.P. For each unit that you tender, you may choose
     to receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership paid distributions of $       per unit for the six months
     ended June 30, 1998 (equivalent to $       on an annual basis). We will pay
     fixed quarterly distributions of $       per unit on the Tax-Deferral
          % Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on
     an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not any own limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................


Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $56,001 in 1996, $60,499 in 1997 and $28,649 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Catawba Club Associates, L.P. is a Delaware limited partnership which was formed on May 28, 1985 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Catawba Club Apartments". In 1985, it completed a private placement of units that raised net proceeds of approximately $1,996,400. Catawba Club Apartments consists of 186 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2008, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,661,438, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $130,106, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         SUMMARY FINANCIAL INFORMATION OF CATAWBA CLUB ASSOCIATES, L.P.

     The summary financial information of Catawba Club Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Catawba Club Associates, L.P. for the years ended December 31, 1997 and 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                         CATAWBA CLUB ASSOCIATES, L.P.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
Total revenues.................  $   576,570   $   601,406   $ 1,195,681   $ 1,137,701   $ 1,081,245   $ 1,088,583   $ 1,064,380
Net Income/(Loss)..............       14,550       105,944        38,586           206      (122,166)     (209,062)     (267,601)
BALANCE SHEET DATA:
Real estate, net of accumulated
  depreciation.................    1,746,833     1,697,460     1,765,989     1,715,436     1,736,084     1,798,934     2,044,623
Total assets...................    2,119,851     2,115,787     2,160,764     2,110,327     2,150,860     2,268,327     2,468,921
Mortgage notes payable,
  including accrued interest...    4,355,958     4,125,045     4,096,685     4,179,525     3,841,655     3,910,145     3,972,911
Partners' capital/(deficit)....  $(2,413,708)  $(2,360,900)  $(2,428,258)  $(2,466,844)  $(2,467,050)  $(2,344,884)  $(2,135,822)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       0             0

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to
your units for the six months ended June 30, 1998 were $     per unit
(equivalent to $      on an annualized basis). This is equivalent to
distributions of $       per year on the number of Tax-Deferral   % Preferred
OP Units, or distributions of $ per year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnerships units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value, the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on               , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for
     the six months ended June 30, 1998 were $     per unit (equivalent to
     $     on an annualized basis). This is equivalent to distributions of
     $       per year on the number of Tax-Deferral   % Preferred OP Units, or
     distributions of $     per year on the number of Tax-Deferral Common OP
     Units, that you would receive in exchange for each of your partnerships units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Catawba Club Apartments.                            Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Available Cash Flow (as defined in your        of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2008.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to purchase, hold,          The purpose of the AIMCO Operating Partnership is to
lease, manage and operate your partnership's property.       conduct any business that may be lawfully conducted by
Subject to restrictions contained in your partnership's      a limited partnership organized pursuant to the
agreement of limited partnership, your partnership may       Delaware Revised Uniform Limited Partnership Act (as
perform all acts necessary or appropriate in connection      amended from time to time, or any successor to such
therewith and reasonably related thereto, including          statute) (the "Delaware Limited Partnership Act"),
borrowing money and creating liens.                          provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 30 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership          The AIMCO Operating Partnership may lend or contribute
specifies certain contracts to be entered into with the      funds or other assets to its subsidiaries or other
general partner and its affiliates and the compensation      persons in which it has an equity investment, and such
to be paid under such contracts. In addition, the            persons may borrow funds from the AIMCO Operating
general partner may loan your partnership such               Partnership, on terms and conditions established in the
additional sums as the general partners deems                sole and absolute discretion of the general partner. To
appropriate and necessary for the conduct of your            the extent consistent with the business purpose of the
partnership's business. Such loans by the general            AIMCO Operating Partnership and the permitted
partner or its affiliates will be upon such terms and        activities of the general partner, the AIMCO Operating
for such maturities as the general partner deems             Partnership may transfer assets to joint ventures,
reasonable and will bear interest at a rate the greater      limited liability companies, partnerships,
of 2 1/2% over the base rate then being charged by           corporations, business trusts or other business
Third National Bank in Nashville, Tennessee or the           entities in which it is or thereby becomes a
actual cost to such lender to borrow such funds and the      participant upon such terms and subject to such
terms thereof as to security and other charges or fees       conditions consistent with the AIMCO Operating Part-
will be at least as favorable to your partnership as         nership Agreement and applicable law as the general
those negotiated by unaffiliated lenders on com-             partner, in its sole and absolute discretion, believes
parable loans for the same purpose in the same locale.       to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money in the ordinary course of business and       restrictions on borrowings, and the general partner has
in connection with certain loans specified in your           full power and authority to borrow money on behalf of
partnership's agreement of limited partnership, which        the AIMCO Operating Partnership. The AIMCO Operating
includes loans secured by your partnership's property.       Partnership has credit agreements that restrict, among
However, except for such loans specified in your part-       other things, its ability to incur indebtedness. See
nership's agreement of limited partnership, the limited      "Risk Factors -- Risks of Significant Indebtedness" in
partners owning 51% of the outstanding units must            the accompanying Prospectus.
approve the mortgaging of all or substantially all of
the assets of your partnership and, in any case, the
general partners may not incur any indebtedness
pursuant to a non-recourse loan if the creditor will
have or acquire, at any time, as a result of the making
of the loan, any direct or indirect interest in the
profits, capital or property of your partnership other
than as a secured creditor.

         1000
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the          with a statement of the purpose of such demand and at
current list of the names and addresses of all limited       such OP Unitholder's own expense, to obtain a current
partner at the principal office of the general partner       list of the name and last known business, residence or
in Tennessee at all reasonable times.                        mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The management and control of your partnership and its       All management powers over the business and affairs of
business and affairs rests exclusively with the general      the AIMCO Operating Partnership are vested in AIMCO-GP,
partners, which have all the rights and power which may      Inc., which is the general partner. No OP Unitholder
be possessed by general partners pursuant to applicable      has any right to participate in or exercise control or
law or are necessary, advisable or convenient to the         management power over the business and affairs of the
discharge of its duties under your partnership's             AIMCO Operating Partnership. The OP Unitholders have
agreement of limited partnership. Limited partners may       the right to vote on certain matters described under
not take part in or interfere with conduct or control        "Comparison of Ownership of Your Units and AIMCO OP
of the business of your partnership and have no right        Units -- Voting Rights" below. The general partner may
or authority to act for or bind your partnership in any      not be removed by the OP Unitholders with or without
manner, except that limited partners may exercise the        cause.
voting and other rights provided in your partnership's
agreement of limited partnership and under applicable        In addition to the powers granted a general partner of
law.                                                         a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any limited partner        partner is not liable to the AIMCO Operating
for any acts or failures to do any act performed by it       Partnership for losses sustained, liabilities incurred
in the absence of its willful malfeasance or gross           or benefits not derived as a result of errors in
negligence. Your partnership's agreement of limited          judgment or mistakes of fact or law of any act or
partnership does not provide for indemnification of the      omission if the general partner acted in good faith.
general partner by your partnership for any acts or          The AIMCO Operating Partnership Agreement provides for
omissions performed by it.                                   indemnification of AIMCO, or any director or officer of
                                                             AIMCO (in its capacity as the previous general partner
                                                             of the AIMCO Operating Partnership), the general
                                                             partner, any officer or director of general partner or
                                                             the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         1001
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner for cause after giving notice to such general        affairs of the AIMCO Operating Partnership. The general
partner upon a vote of the limited partners owning at        partner may not be removed as general partner of the
least 67% of the outstanding units. A general partner        AIMCO Operating Partnership by the OP Unitholders with
may resign with the approval of the limited partners         or without cause. Under the AIMCO Operating Partnership
owning at least 51% of the outstanding units upon the        Agreement, the general partner may, in its sole
giving of notice to any remaining general partner and        discretion, prevent a transferee of an OP Unit from
the limited partners. All the limited partners must          becoming a substituted limited partner pursuant to the
approve the election of a substitute general partner. A      AIMCO Operating Partnership Agreement. The general
limited partner may not transfer his interests without       partner may exercise this right of approval to deter,
the written consent of the general partners which may        delay or hamper attempts by persons to acquire a
be withheld at the sole discretion of the general            controlling interest in the AIMCO Operating Partner-
partner.                                                     ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to add                     in the AIMCO Operating Partnership Agreement, whereby
representations, duties or obligations of the general        the general partner may, without the consent of the OP
partner or its affiliates or surrender any right or          Unitholders, amend the AIMCO Operating Partnership
power granted to the general partners or their               Agreement, amendments to the AIMCO Operating
affiliates in your partnership's agreement of limited        Partnership Agreement require the consent of the
partnership for the benefit of the limited partners; to      holders of a majority of the outstanding Common OP
cure any ambiguity; to correct or supplement any             Units, excluding AIMCO and certain other limited
provision which may be inconsistent with any other           exclusions (a "Majority in Interest"). Amendments to
provision provided that the general partner receive an       the AIMCO Operating Partnership Agreement may be
opinion of counsel that such amendment does not              proposed by the general partner or by holders of a
adversely affect the rights of the limited partners;         Majority in Interest. Following such proposal, the
and to admit additional or substitute limited partners.      general partner will submit any proposed amendment to
Any other amendments to your partnership's agreement of      the OP Unitholders. The general partner will seek the
limited partnership must be approved by the limited          written consent of the OP Unitholders on the proposed
partners owning 67% of the units. The general partner        amendment or will call a meeting to vote thereon. See
must submit a written statement of the proposed              "Description of OP Units -- Amendment of the AIMCO
amendment together with their recommendation as to such      Operating Partnership Agreement" in the accompanying
proposed amendment. For the purposes of obtaining the        Prospectus.
consent of the limited partners, the general partner
may require responses within a specified time, which
may not be less than 30 days, and failure to respond in
such time will constitute a vote which is consistent
with the general partner's recommendation with respect
to such proposal.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses is set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fees for its services as general partner.        capacity as general partner of the AIMCO Operating
However, the general partner or certain of its               Partnership. In addition, the AIMCO Operating Part-
affiliates may be entitled to compensation for services      nership is responsible for all expenses incurred
rendered outside of its capacity as general partner.         relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1002
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, except as provided under applicable law, a      negligence, no OP Unitholder has personal liability for
limited partner is not bound by or personally liable         the AIMCO Operating Partnership's debts and
for the expenses, liabilities or obligations of your         obligations, and liability of the OP Unitholders for
partnership in excess of such limited partners' capital      the AIMCO Operating Partnership's debts and obligations
contribution, including any deferred payment to be made      is generally limited to the amount of their invest-
by such limited partner for its units, and any               ment in the AIMCO Operating Partnership. However, the
mandatory assessments provided for in your                   limitations on the liability of limited partners for
partnership's agreement of limited partnership which         the obligations of a limited partnership have not been
may be levied against those limited partners who do not      clearly established in some states. If it were
pay for issued units entirely in cash at the time of         determined that the AIMCO Operating Partnership had
issuance.                                                    been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must manage and             partnership agreement, Delaware law generally requires
control your partnership, and its business and affairs       a general partner of a Delaware limited partnership to
to the best of its abilities and must use its best           adhere to fiduciary duty standards under which it owes
efforts to carry out the business of your partnership.       its limited partners the highest duties of good faith,
The general partner must devote itself to the business       fairness and loyalty and which generally prohibit such
of your partnership to the extent that it, in its            general partner from taking any action or engaging in
discretion, deems necessary for the efficient carrying       any transaction as to which it has a conflict of
on thereof. The general partner must act as a                interest. The AIMCO Operating Partnership Agreement
fiduciaries with respect to the safekeeping and use of       expressly authorizes the general partner to enter into,
the funds and assets of your partnership. However, the       on behalf of the AIMCO Operating Partnership, a right
general partner may engage in whatever activities it         of first opportunity arrangement and other conflict
chooses, whether or not it is competitive with your          avoidance agreements with various affiliates of the
partnership, without having or incurring any obligation      AIMCO Operating Partnership and the general partner, on
to offer any interest in such activities to your             such terms as the general partner, in its sole and
partnership or any limited partner.                          absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1003
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the vote of      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
the limited partners owning 51% of       Operating Partnership Agreement,         have voting rights only with
the outstanding units is necessary       the holders of the Preferred OP          respect to certain limited matters
to change the nature of your             Units will have the same voting          such as certain amendments and
partnership's business and approve       rights as holders of the Common OP       termination of the AIMCO Operating
or disapprove the sale of all or         Units. See "Description of OP            Partnership Agreement and certain
substantially all of the assets of       Units" in the accompanying               transactions such as the
your partnership. The consent of         Prospectus. So long as any               institution of bankruptcy
the holders of at least 67% of the       Preferred OP Units are outstand-         proceedings, an assignment for the
outstanding units is required to         ing, in addition to any other vote       benefit of creditors and certain
remove a general partner, amend          or consent of partners required by       transfers by the general partner of
your partnership's agreement of          law or by the AIMCO Operating            its interest in the AIMCO Operating
limited partnership                      Partnership Agree-                       Part-

         1004
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

and to dissolve your partnership         ment, the affirmative vote or            nership or the admission of a
before its term expires. All             consent of holders of at least 50%       successor general partner.
limited partners must approve the        of the outstanding Preferred OP
election of a substitute general         Units will be necessary for              Under the AIMCO Operating Partner-
partner.                                 effecting any amendment of any of        ship Agreement, the general partner
                                         the provisions of the Partnership        has the power to effect the
A general partner may cause the          Unit Designation of the Preferred        acquisition, sale, transfer,
dissolution of the your partnership      OP Units that materially and             exchange or other disposition of
by retiring when there are no            adversely affects the rights or          any assets of the AIMCO Operating
remaining general partners unless,       preferences of the holders of the        Partnership (including, but not
within ninety days, all of the           Preferred OP Units. The creation or      limited to, the exercise or grant
limited partners elect a new             issuance of any class or series of       of any conversion, option,
general partner to continue the          partnership units, including,            privilege or subscription right or
business of your partnership, in         without limitation, any partner-         any other right available in
reconstituted form if necessary.         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of the Available Cash      $      per Preferred OP Unit;            tribute quarterly all, or such
Flow will be made in quarterly           provided, however, that at any time      portion as the general partner may
installments within 45 days after        and from time to time on or after        in its sole and absolute discretion
the end of such quarter or at such       the fifth anniversary of the issue       determine, of Available Cash (as
time or times as the general             date of the Preferred OP Units, the      defined in the AIMCO Operating
partner deems practical. The             AIMCO Operating Partnership may          Partnership Agreement) generated by
distributions payable to the             adjust the annual distribution rate      the AIMCO Operating Partnership
partners are not fixed in amount         on the Preferred OP Units to the         during such quarter to the general
and depend upon the operating            lower of (i)     % plus the annual       partner, the special limited
results and net sales or                 interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets.                    dividend rate on the most recently       with respect to such quarter, in
                                         issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         1005
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such             Preferred OP Units and the               OP Units. The AIMCO Operating Part-
transferee will become a                 Preferred OP Units are not listed        nership Agreement restricts the
substituted limited partner if: (1)      on any securities exchange. The          transferability of the OP Units.
the transfer is not in respect of        Preferred OP Units are subject to        Until the expiration of one year
fractional units, except in limited      restrictions on transfer as set          from the date on which an OP
circumstances, (2) the assignor and      forth in the AIMCO Operating             Unitholder acquired OP Units,
assignee execute, acknowledge and        Partnership Agreement.                   subject to certain exceptions, such
deliver instruments of transfer                                                   OP Unitholder may not transfer all
satisfactory to the general              Pursuant to the AIMCO Operating          or any portion of its OP Units to
partner, (3) the transferor pays a       Partnership Agreement, until the         any transferee without the consent
transfer fee, (4) the general            expiration of one year from the          of the general partner, which
partner consents, which consent          date on which a holder of Preferred      consent may be withheld in its sole
will be withheld if, among other         OP Units acquired Preferred OP           and absolute discretion. After the
reasons, the transfer violates           Units, subject to certain                expiration of one year, such OP
Federal or state securities laws or      exceptions, such holder of               Unitholder has the right to
results in the termination of your       Preferred OP Units may not transfer      transfer all or any portion of its
partnership for tax purposes and         all or any portion of its Pre-           OP Units to any person, subject to
(5) the assignor and assignee have       ferred OP Units to any transferee        the satisfaction of certain
complied with such other conditions      without the consent of the general       conditions specified in the AIMCO
as set forth in your partner-            partner, which consent may be            Operating Partnership Agreement,
ship's agreement of limited              withheld in its sole and absolute        including the general partner's
partnership.                             discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
There are no redemption rights           OP Units has the right to transfer       Transfers and Withdrawals" in the
associated with your units.              all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         1006
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1007

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on [October 1, 1998], when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner from your partnership but may receive reimbursement for expenses generated in such capacity. The property manager received management fees of $56,001 in 1996, $60,499 in 1997 and $28,649 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1008

                                YOUR PARTNERSHIP

GENERAL

     Catawba Club Associates, L.P. is a Delaware limited partnership which raised net proceeds of approximately $1,996,400 in 1985 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 45 limited partners of your partnership and a total of 30.5 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 28, 1985 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Catawba Club Apartments." Your partnership's property consists of 186 apartment units. There are 51 one-bedroom apartments, 119 two-bedroom apartments and 16 three-bedroom apartments. The total rentable square footage of your partnership's property is 178,246 square feet. Your partnership's property had an average occupancy rate of approximately 87.63% in 1996 and 87.63% in 1997. The average annual rent per apartment unit is approximately $6,029.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $56,001, $60,499 and $28,649, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2008 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         1009

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,661,438, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $130,106, on the same terms as the first mortgage note. A third unsecured promissory note payable to Jacques-Miller Income Fund II matured in November 1997, which bears interest at a rate of 12.5%. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1010

     Below is selected financial information for Catawba Club Associates, L.P. taken from the financial statements described above. The 1994 and 1993 amounts have been derived from the audited financial statements which are not included in the Prospectus Supplement. See "Index to Financial Statements."

                                                                CATAWBA CLUB ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $    50,846   $    66,396   $    15,545   $    37,698   $    71,242   $    85,724   $    85,828
Land & Building..............    5,250,976     5,083,926     5,211,293     5,043,062     4,955,008     4,820,400     4,789,176
Accumulated Depreciation.....   (3,504,143)   (3,386,465)   (3,445,304)   (3,327,626)   (3,218,924)   (3,021,466)   (2,744,553)
Other Assets.................      322,172       351,931       379,230       357,193       343,534       383,669       338,470
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 2,119,851   $ 2,115,787   $ 2,160,764   $ 2,110,327   $ 2,150,860   $ 2,268,327   $ 2,468,921
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES AND PARTNERS'
  DEFICIT
Mortgage & Accrued
  Interest...................  $ 4,355,958   $ 4,125,045   $ 4,096,685   $ 4,179,525   $ 4,254,261   $ 3,910,145   $ 3,972,911
Other Liabilities............      177,601       351,642       492,337       397,646       363,649       703,066       631,832
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    4,533,559     4,476,687     4,589,022     4,577,171     4,617,910     4,613,211     4,604,743
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(2,413,708)  $(2,360,900)  $(2,428,258)  $(2,466,844)  $(2,467,050)  $(2,344,884)  $(2,135,822)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                               CATAWBA CLUB ASSOCIATES, L.P.
                              -----------------------------------------------------------------------------------------------
                              FOR THE SIX MONTHS ENDED                            FOR THE YEARS ENDED
                                      JUNE 30,                                       DECEMBER 31,
                              -------------------------   -------------------------------------------------------------------
                                 1998          1997          1997          1996          1995          1994          1993
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA
Revenues:
  Rental Revenue............  $   544,883   $   562,195   $ 1,129,839   $ 1,061,661   $   997,400   $ 1,020,689   $   992,938
  Other Income..............       31,687        39,211        65,842        76,040        83,845        67,894        71,442
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Revenue......  $   576,570   $   601,406   $ 1,195,681   $ 1,137,701   $ 1,081,245   $ 1,088,583   $ 1,064,380
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
Expenses:
  Operating Expenses........  $   284,781   $   217,629   $   511,450   $   490,711   $   472,940   $   475,033   $   480,434
  General &
    Administrative..........       22,508        18,773        41,726        42,772        41,487        35,814        56,642
  Depreciation..............       58,839        58,839       117,678       108,702       197,458       289,499       283,346
  Interest Expense..........      145,388       149,676       389,906       398,035       403,893       410,332       423,970
  Property Taxes............       50,504        50,545        96,335        97,275        87,633        86,967        87,589
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Expenses.....      562,020       495,462     1,157,095     1,137,495     1,203,411     1,297,645     1,331,981
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Net Income.........  $    14,550   $   105,944   $    38,586   $       206   $  (122,166)  $  (209,062)  $  (267,601)
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========

         1011

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $14,550 for the six months ended June 30, 1998, compared to $105,944 for the six months ended June 30, 1997. The decrease in net income of $91,394, or 86.27% was primarily the result of a decrease in rental revenues and an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $576,570 for the six months ended June 30, 1998, compared to $601,406 for the six months ended June 30, 1997, a decrease of $24,836, or 4.13%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $284,781 for the six months ended June 30, 1998, compared to $217,629 for the six months ended June 30, 1997, an increase of $67,152 or 30.86%. The increase is due primarily to an increase in maintenance expenses and advertising costs to improve the curb appeal of the property. Management expenses totaled $28,649 for the six months ended June 30, 1998, compared to $31,186 for the six months ended June 30, 1997, a decrease of $2,537, or 8.14%. The decrease resulted from a decrease in rental revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $22,508 for the six months ended June 30, 1998 compared to $18,773 for the six months ended June 30, 1997, an increase of $3,735 or 19.90%. The increase is primarily due to the timing of asset management expense.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $145,388 for the six months ended June 30, 1998, compared to $149,676 for the six months ended June 30, 1997, a decrease of $4,288, or 2.86%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $38,586 for the year ended December 31, 1997, compared to $206 for the year ended December 31, 1996. The increase in net income of $38,380, was primarily the result of an increase in rental revenues offset by an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

         1012

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,195,681 for the year ended December 31, 1997, compared to $1,137,701 for the year ended December 31, 1996, an increase of $57,980, or 5.10%. The increase in revenues is primarily due to an increase in average occupancy levels in 1997.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $511,450 for the year ended December 31, 1997, compared to $490,711 for the year ended December 31, 1996, an increase of $20,739 or 4.23%. Management expenses totaled $60,499 for the year ended December 31, 1997, compared to $56,001 for the year ended December 31, 1996, an increase of $4,498, or 8.03%. The increase resulted from an increase in rental revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $41,726 for the year ended December 31, 1997 compared to $42,772 for the year ended December 31, 1996, a decrease of $1,046 or 2.45%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $389,906 for the year ended December 31, 1997, compared to $398,035 for the year ended December 31, 1996, a decrease of $8,129, or 2.04%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $206 for the year ended December 31, 1996, compared to a net loss of $122,166 for the year ended December 31, 1995. The increase in net income of $122,372 was primarily the result of increased revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,137,701 for the year ended December 31, 1996, compared to $1,081,245 for the year ended December 31, 1995, an increase of $56,456, or 5.22%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $490,711 for the year ended December 31, 1996, compared to $472,940 for the year ended December 31, 1995, an increase of $17,771 or 3.76%. Management expenses totaled $56,001 for the year ended December 31, 1996, compared to $54,303 for the year ended December 31, 1995, an increase of $1,698, or 3.13%.

     General and Administrative Expenses

     General and administrative expenses totaled $42,772 for the year ended December 31, 1996 compared to $41,487 for the year ended December 31, 1995, an increase of $1,285 or 3.10%.

         1013

          Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $398,035 for the year ended December 31, 1996, compared to $403,893 for the year ended December 31, 1995, a decrease of $5,858, or 1.45%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $50,846 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

     The Partnership had debt that has matured in 1997 and due to Jacques Miller Income Fund II totaling $413,606. This amount remains unpaid and the Company may either refinance or negotiate the purchase of this note. However, there can be no assurance that such a refinancing or negotiation will occur.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership is not liable to your partnership or any limited partner for any acts or failures to do any act performed by it of them in the absence of its willful malfeasance or gross negligence. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership's agreement of limited partnership does not provide for indemnification of the general partner by your partnership for any acts or omissions performed by them.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partner of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $39,928.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1995........................................................     $38,456
1996........................................................     $33,620
1997........................................................     $33,815

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         1014

     (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                                          PERCENTAGE OF
                                        NUMBER OF UNITS    TOTAL UNITS     NUMBER OF
YEAR                                      TRANSFERRED      OUTSTANDING    TRANSACTIONS
----                                    ---------------   -------------   ------------
1994..................................        0.0            0.00%             0
1995..................................        0.0            0.00%             0
1996..................................        0.0            0.00%             0
1997..................................        0.0            0.00%             0
1998 (through June 30)................       0.75            2.34%             2

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          MANAGEMENT FEES
----                                                          ---------------
1994........................................................      $28,044
1995........................................................      $38,456
1996........................................................      $33,620
1997........................................................      $33,815
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $54,303
1996...........................................     $56,001
1997...........................................     $60,499
1998 (through June 30).........................     $28,649

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         1015

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Catawba Club Associates, L.P. at December 31, 1997 and 1996, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The auditors' report dated February 23, 1998 refers to the fact that the partnership is not generating sufficient cash flows to meet its maturing debt service requirements, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the related footnotes. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         1016

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-7
Balance Sheets as of December 31, 1997 and 1996.............  F-8
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1997 and 1996............  F-9
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors' Report................................  F-15
Balance Sheets as of December 31, 1996 and 1995.............  F-16
Statements of Operation and Changes in Partners' Deficit for
  the years ended December 31, 1996 and 1995................  F-17
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-18
Notes to Financial Statements...............................  F-19
Independent Auditors' Report................................  F-23
Balance Sheets as of December 31, 1995 and 1994.............  F-24
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1995 and 1994............  F-25
Statements of Cash Flows for the years ended December 31,
  1995 and 1994.............................................  F-26
Notes to Financial Statements...............................  F-27

         1017

                        CATAWBA CLUB ASSOCIATES, LIMITED

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $    50,846
Receivables and Deposits....................................                     56,799
Restricted Escrows..........................................                    202,492
Other Assets................................................                     62,881
Investment Property
  Land......................................................  $   329,875
  Building and related personal property....................    4,921,101
                                                              -----------
                                                                5,250,976
  Less: Accumulated Depreciation............................   (3,504,143)    1,746,833
                                                                            -----------
          Total Assets:.....................................                $ 2,119,851
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                $    80,912
Other Accrued Liabilities...................................                     26,393
Property Taxes Payable......................................                     50,504
Accrued Interest Payable....................................                    304,886
Tenant Security Deposits....................................                     19,792
Notes Payable...............................................                  4,051,072
Partners' Deficit...........................................                 (2,413,708)
                                                                            -----------
          Total Liabilities and Partners' Deficit...........                $ 2,119,851
                                                                            ===========

                   See notes to interim financial statements

         1018

                        CATAWBA CLUB ASSOCIATES, LIMITED

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 30,
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $544,883   $562,195
  Other Income..............................................    31,687     39,211
                                                              --------   --------
          Total Revenues:...................................   576,570    601,406
Expenses:
  Operating Expenses........................................   284,781    217,629
  General and Administrative Expenses.......................    22,508     18,773
  Depreciation Expense......................................    58,839     58,839
  Interest Expense..........................................   145,388    149,676
  Property Tax Expense......................................    50,504     50,545
                                                              --------   --------
          Total Expenses:...................................   562,020    495,462
                                                              --------   --------
          Net Income........................................  $ 14,550   $105,944
                                                              ========   ========

                   See notes to interim financial statements

         1019

                        CATAWBA CLUB ASSOCIATES, LIMITED

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             JUNE 30, 1998 AND 1997

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 30,
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $ 14,550   $105,944
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    77,547     58,839
     Changes in accounts:
       Receivables and deposits and other assets............    55,973     (5,047)
       Accounts Payable and accrued expenses................    25,788        351
       Other Liabilities....................................   (35,638)   (46,355)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................   138,220    113,732
                                                              --------   --------
Investing Activities:
  Property improvements and replacements....................   (39,683)   (40,864)
  Net (increase)/decrease in restricted escrows.............    (4,468)    10,310
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................   (44,151)   (30,554)
                                                              --------   --------
Financing Activities:
  Payments on mortgage......................................   (58,768)   (54,480)
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (58,768)   (54,480)
                                                              --------   --------
          Net increase (decrease) in cash and cash
           equivalents......................................    35,301     28,698
Cash and cash equivalents at beginning of year..............    15,545     37,698
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 50,846   $ 66,396
                                                              ========   ========

                   See notes to interim financial statements

         1020

                        CATAWBA CLUB ASSOCIATES, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Catawba Club Associates, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         1021

                        CATAWBA CLUB ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         1022

                          INDEPENDENT AUDITORS' REPORT

General Partners
Catawba Club Associates, Limited:

     We have audited the accompanying balance sheets of Catawba Club Associates, Limited as of December 31, 1997 and 1996 and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catawba Club Associates, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note E to the financial statements, the Partnership is not generating sufficient cash flows to meet its maturing debt service requirements, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note E. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 23, 1998

         1023

                        CATAWBA CLUB ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Cash and cash equivalents...................................  $    15,545   $    37,698
Receivables and deposits....................................      109,356        74,817
Restricted escrows (Note B).................................      198,024       204,220
Other assets................................................       71,850        78,156
Investment properties (Note C):
  Land......................................................      300,000       300,000
  Buildings and related personal property...................    4,911,293     4,743,062
                                                              -----------   -----------
                                                                5,211,293     5,043,062
  Less accumulated depreciation.............................   (3,445,304)   (3,327,626)
                                                              -----------   -----------
                                                                1,765,989     1,715,436
                                                              -----------   -----------
                                                              $ 2,160,764   $ 2,110,327
                                                              ===========   ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    67,812   $    14,070
  Tenant security deposit liabilities.......................       22,759        27,395
  Accrued taxes.............................................       96,198        96,276
  Other liabilities (Note C)................................      305,568       259,905
  Notes payable (Note C)....................................    4,096,685     4,179,525
Partners' deficit...........................................   (2,428,258)   (2,466,844)
                                                              -----------   -----------
                                                              $ 2,160,764   $ 2,110,327
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1024

                        CATAWBA CLUB ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Revenues:
  Rental income.............................................  $ 1,129,839   $ 1,061,661
  Other income..............................................       65,842        76,040
                                                              -----------   -----------
          Total revenues....................................    1,195,681     1,137,701
                                                              -----------   -----------
Expenses:
  Operating (Note D)........................................      511,450       490,711
  General and administrative (Note D).......................       41,726        42,772
  Depreciation..............................................      117,678       108,702
  Interest..................................................      389,906       398,035
  Property taxes............................................       96,335        97,275
                                                              -----------   -----------
          Total expenses....................................    1,157,095     1,137,495
                                                              -----------   -----------
          Net income........................................       38,586           206
Partners' deficit at beginning of year......................   (2,466,844)   (2,467,050)
                                                              -----------   -----------
Partners' deficit at end of year............................  $(2,428,258)  $(2,466,844)
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1025

                        CATAWBA CLUB ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................   $  38,586     $     206
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     117,678       108,702
     Amortization of discounts and loan costs...............      41,433        41,433
     Change in accounts:
       Receivables and deposits.............................     (34,539)       (3,596)
       Other assets.........................................      (6,904)           --
       Accounts payable.....................................      53,742       (32,408)
       Tenant security deposit liabilities..................      (4,636)        3,884
       Accrued taxes........................................         (78)        9,660
       Other liabilities....................................      45,663        52,861
                                                               ---------     ---------
          Net cash provided by operating activities.........     250,945       180,742
                                                               ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (168,231)      (88,054)
  Deposits to restricted escrows............................      (8,139)       (8,129)
  Receipts from restricted escrows..........................      14,335         8,367
                                                               ---------     ---------
          Net cash used in investing activities.............    (162,035)      (87,816)
                                                               ---------     ---------
Cash flows from financing activities:
  Payments on notes payable.................................    (111,063)     (102,959)
                                                               ---------     ---------
          Net cash used in financing activities.............    (111,063)     (102,959)
                                                               ---------     ---------
          Net decrease in cash and cash equivalents.........     (22,153)      (10,033)
Cash and cash equivalents at beginning of year..............      37,698        47,731
                                                               ---------     ---------
Cash and cash equivalents at end of year....................   $  15,545     $  37,698
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 297,249     $ 305,353
                                                               =========     =========

                 See Accompanying Notes to Financial Statements

         1026

                        CATAWBA CLUB ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Catawba Club Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated May 28, 1985. The Partnership owns and operates a 186 unit apartment complex, Catawba Club Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets as depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $64,946 and $78,156, respectively, which are amortized over the term of the related borrowing. Deferred loan costs are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

         1027
                        CATAWBA CLUB ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997       1996
                                                              --------   --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements were completed in calendar year 1997
  and any excess funds were returned for property
  operations................................................  $     --   $ 14,335
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................   198,024    189,885
                                                              --------   --------
                                                              $198,024   $204,220
                                                              ========   ========

NOTE C -- NOTES PAYABLE

     Notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997         1996
                                                              ----------   ----------
First mortgage note payable in monthly installments of
  $33,202, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,720,207   $3,831,270
Second mortgage note payable in interest only monthly
  installments of $824, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     130,106      130,106
Unsecured 12.5% promissory note payable to the
  Jacques-Miller Income Fund II, an affiliate, matured
  November 1997; monthly payments of interest only and
  payments of excess cash flows in February of each year as
  defined in the note agreement.............................     412,606      412,606
                                                              ----------   ----------
Principal balance at year end...............................   4,262,919    4,373,982
Less unamortized discount...................................    (166,234)    (194,457)
                                                              ----------   ----------
                                                              $4,096,685   $4,179,525
                                                              ==========   ==========

     Accrued interest on the note payable to the Jacques-Miller Income Fund II ("JMIF II"), which is included in other liabilities, was $266,905 and $215,329 at December 31, 1997 and 1996, respectively. Management is currently attempting to refinance the Partnership's unsecured note in order to obtain the funds necessary to satisfy the note payable to Jacques-Miller Income Fund II. The refinancing is expected to occur during the second quarter of 1998; however, there is not assurance that such a refinancing will occur.

         1028
                        CATAWBA CLUB ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled principal payments of the notes during the years subsequent to December 31, 1997, including $412,606 in 1998 for the JMIF II debt, which matured in 1997, are as follows:

1998.....................................................  $  532,410
1999.....................................................     129,234
2000.....................................................     139,405
2001.....................................................     150,376
2002.....................................................   3,311,494
                                                           ----------
                                                           $4,262,919
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates, in addition to those disclosed in Note C, are as follows:

                                                             1997      1996
                   TYPE OF TRANSACTION                      AMOUNT    AMOUNT
                   -------------------                      -------   -------
Management fee............................................  $60,499   $56,001
Partnership administration fee............................  $10,791   $10,791
Reimbursement for services of affiliates..................  $23,024   $22,829
Reimbursement for construction oversight costs............  $    --   $   196

NOTE E -- GOING CONCERN

     The General Partner is attempting to refinance the existing debt. The General Partner believes that it will be successful, however there can be no assurance that refinancing will be obtained.

     The Partnership is not generating sufficient cash flows to meet its maturing debt service requirements, which raises substantial doubt about its ability to continue as a going concern. The financial statements have been prepared assuming that the Partnership will continue as a going concern and do not include any adjustments that might result from these uncertainties.

         1029

                        CATAWBA CLUB ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         1030

                          INDEPENDENT AUDITORS' REPORT

General Partners
Catawba Club Associates, Limited:

     We have audited the accompanying balance sheets of Catawba Club Associates, Limited as of December 31, 1996 and 1995 and the related statements of operations and changes in partners' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted or audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catawba Club Associates, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 1, 1997

         1031

                        CATAWBA CLUB ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Cash and cash equivalents:
  Unrestricted..............................................  $    37,698   $    47,731
  Restricted -- tenant security deposits....................       27,395        23,511
Accounts receivable.........................................        3,049         3,961
Escrow for taxes............................................       44,373        43,749
Restricted escrows (Note B).................................      204,220       204,458
Other assets................................................       78,156        91,366
Investment properties (Note C):
  Land......................................................      300,000       300,000
  Buildings and related personal property...................    4,743,062     4,655,008
                                                              -----------   -----------
                                                                5,043,062     4,955,008
  Less accumulated depreciation.............................   (3,327,626)   (3,218,924)
                                                              -----------   -----------
                                                                1,715,436     1,736,084
                                                              -----------   -----------
                                                              $ 2,110,327   $ 2,150,860
                                                              ===========   ===========

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    14,070   $    46,478
  Tenant security deposits..................................       27,395        23,511
  Accrued taxes.............................................       96,276        86,616
  Other liabilities (Note C)................................      259,905       207,044
  Notes payable (Note C)....................................    4,179,525     4,254,261
Partners' deficit...........................................   (2,466,844)   (2,467,050)
                                                              -----------   -----------
                                                              $ 2,110,327   $ 2,150,860
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1032

                        CATAWBA CLUB ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Revenues:
  Rental income.............................................  $ 1,061,661   $   997,400
  Other income..............................................       76,040        83,845
                                                              -----------   -----------
          Total revenues....................................    1,137,701     1,081,245
                                                              -----------   -----------
Expenses:
  Operating (Note D)........................................      365,106       343,870
  General and administrative (Note D).......................       42,772        41,487
  Maintenance...............................................      125,605       129,070
  Depreciation..............................................      108,702       197,458
  Interest..................................................      398,035       403,893
  Property taxes............................................       97,275        87,633
                                                              -----------   -----------
          Total expenses....................................    1,137,495     1,203,411
                                                              -----------   -----------
          Net income (loss).................................          206      (122,166)
Partners' deficit at beginning of year......................   (2,467,050)   (2,344,884)
                                                              -----------   -----------
Partners' deficit at end of year............................  $(2,466,844)  $(2,467,050)
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1033

                        CATAWBA CLUB ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Cash flows from operating activities:
  Net income (loss).........................................   $     206     $(122,166)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................     108,702       197,458
     Amortization of discounts and loan costs...............      41,433        40,168
     Change in accounts:
       Restricted cash......................................      (3,884)        2,820
       Accounts receivable..................................         912          (438)
       Escrow for taxes.....................................        (624)        7,143
       Accounts payable.....................................     (32,408)       20,002
       Tenant security deposit liabilities..................       3,884        (2,426)
       Accrued taxes........................................       9,660         1,113
       Other liabilities....................................      52,861        54,500
                                                               ---------     ---------
          Net cash provided by operating activities.........     180,742       198,174
                                                               ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................     (88,054)     (134,608)
  Deposits to restricted escrows............................      (8,129)       (7,853)
  Receipts from restricted escrows..........................       8,367        28,073
                                                               ---------     ---------
          Net cash used in investing activities.............     (87,816)     (114,388)
                                                               ---------     ---------
Cash flows from financing activities:
  Payments on notes payable.................................    (102,959)      (95,488)
                                                               ---------     ---------
          Net cash used in financing activities.............    (102,959)      (95,448)
                                                               ---------     ---------
          Net decrease in cash and cash equivalents.........     (10,033)      (11,662)
Cash and cash equivalents at beginning of year..............      47,731        59,393
                                                               ---------     ---------
Cash and cash equivalents at end of year....................   $  37,698     $  47,731
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 305,353     $ 312,864
                                                               =========     =========

                 See Accompanying Notes to Financial Statements

         1034

                        CATAWBA CLUB ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Catawba Club Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated May 28, 1985. The Partnership owns and operates a 186 unit apartment complex, Catawba Club Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1996 and 1995 consist of deferred loan costs which are amortized over the term of the related borrowing. Deferred loan costs are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

         1035
                        CATAWBA CLUB ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996       1995
                                                              --------   --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements are anticipated to be completed in
  calendar year 1997 and any excess funds will be returned
  for property operations...................................  $ 14,335   $ 14,159
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................   189,885    190,299
                                                              --------   --------
                                                              $204,220   $204,458
                                                              ========   ========

NOTE C -- NOTES PAYABLE

     Notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996         1995
                                                              ----------   ----------
First mortgage note payable in monthly installments of
  $33,202, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,831,270   $3,934,229
Second mortgage note payable in interest only monthly
  installments of $824, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     130,106      130,106
Unsecured 12.5% promissory note payable to the
  Jacques-Miller Income Fund II, an affiliate, due November
  1997; monthly payments of interest only and payments of
  excess cash flows in February of each year as defined in
  the note agreement........................................     412,606      412,606
                                                              ----------   ----------
Principal balance at year end...............................   4,373,982    4,476,941
Less unamortized discount...................................    (194,457)    (222,680)
                                                              ----------   ----------
                                                              $4,179,525   $4,254,261
                                                              ==========   ==========

     Accrued interest on the note payable to the Jacques-Miller Income Fund II, which is included in other liabilities, was $215,329 and $163,753 at December 31, 1996 and 1995, respectively.

     Scheduled principal payments of the notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $  523,670
1998.....................................................     119,804
1999.....................................................     129,234
2000.....................................................     139,405
2001.....................................................     150,376
Thereafter...............................................   3,311,493
                                                           ----------
                                                           $4,373,982
                                                           ==========

         1036
                        CATAWBA CLUB ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations. The unsecured note may be prepaid at any time without penalty.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates, in addition to those disclosed in Note C, are as follows:

                                                             1996      1995
                   TYPE OF TRANSACTION                      AMOUNT    AMOUNT
                   -------------------                      -------   -------
Management fee............................................  $56,001   $54,335
Partnership administration fee............................  $10,791   $10,817
Reimbursement for services of affiliates..................  $22,829   $21,751
Reimbursement for construction oversight costs............  $   196   $ 5,888

         1037

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         1038

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1039

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1040

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M.,
                                                DENVER, COLORADO TIME, ON             , 1998,
     OUR OFFER CONSIDERATION WILL BE REDUCED    UNLESS WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1041

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-8
  The AIMCO Operating Partnership..............    S-8
  The Offer....................................    S-8
  Risk Factors.................................    S-8
  Background and Reasons for the Offer.........   S-13
  Terms of the Offer...........................   S-15
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-17
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and Our
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-20
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-21
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-23
  Summary Financial Information of Cedar Tree
    Investors Limited Partnership..............   S-26
  Comparative Per Unit Data....................   S-26
THE AIMCO OPERATING PARTNERSHIP................   S-27
RISK FACTORS...................................   S-27
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-27
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-28
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-29
BACKGROUND AND REASONS FOR THE OFFER...........   S-30
  Background of the Offer......................   S-30
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-37
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42
  Accounting Treatment.........................   S-42

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
VALUATION OF UNITS.............................   S-54
FAIRNESS OF THE OFFER..........................   S-55
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-55
  Fairness to Unitholders who Tender their
    Units......................................   S-56
  Fairness to Unitholders who do not Tender
    their Units................................   S-57
  Comparison of Consideration to Alternative
    Consideration..............................   S-57
  Allocation of Consideration..................   S-58
STANGER ANALYSIS...............................   S-58
  Experience of Stanger........................   S-59
  Summary of Materials Considered..............   S-59
  Summary of Reviews...........................   S-60
  Conclusions..................................   S-60
  Assumptions, Limitations and
    Qualifications.............................   S-60
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72

         1042

                                                  PAGE
                                                  ----
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
    Balance Sheet Data.........................   S-74
    Statement of Operations....................   S-74
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1043

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Cedar Tree Investors Limited Partnership. For each unit that you tender,
     you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1044

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1045

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $2,640 per unit for the six months ended June 30, 1998 (equivalent to $5,280 on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $     per year
     on the number of Tax-Deferral   % Preferred OP Units or distributions of
     $     per year on the number of Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         1046

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A:   The general partner of your partnership has received an opinion of an
     independent firm that our offer considerations of $     consideration is
     fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         1047

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         1048

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1049

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         1050

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units

         1051

until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         1052

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         1053

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         1054

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         1055

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently don't own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your

         1056

     partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax Deferral      % Preferred OP
       Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         1057

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         1058

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         1059

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to

         1060

     Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

         1061

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership, but may receive reimbursement for expenses generated in that capacity from the partnership. The property manager received management fees of $94,152 in 1996, $96,106 in 1997 and $52,073 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Cedar Tree Investors Limited Partnership is a Kansas limited partnership which was formed on June 14, 1991 for the purpose of owning and operating a single apartment property located in Shawnee, Kansas, known as Cedar Tree Apartments. In 1991, it completed a private placement of units that raised net proceeds of approximately $2,550,000. Cedar Tree Apartments consists of 344 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

         1062

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2021, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $4,622,405, payable to FNMA, which bears interest at a rate of 6.43%. The mortgage debt is due in September, 2008. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1063

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1064

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1065

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1066

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1067

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         1068

   SUMMARY FINANCIAL INFORMATION OF CEDAR TREE INVESTORS LIMITED PARTNERSHIP

     The summary financial information of Cedar Tree Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Cedar Tree Investors Limited Partnership for the years ended December 31, 1997 and 1996, 1995, 1994 and 1993 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP

                                      FOR THE SIX MONTHS
                                        ENDED JUNE 30,                       FOR THE YEAR ENDED DECEMBER 31,
                                    -----------------------   --------------------------------------------------------------
                                       1998         1997         1997         1996         1995         1994         1993
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating Data:
        Total Revenues............   1,033,496      905,675    1,956,671    1,900,467    1,869,651    1,771,627    1,700,427
  Net Income/(Loss)...............     240,157      138,099      270,488      252,642      174,244      300,722      303,674
Balance Sheet Data:
  Real Estate, Net of Accumulated
    Depreciation..................   5,354,018    5,480,690    5,393,560    5,568,526    5,764,894    5,807,474    5,938,571
        Total Assets..............   6,386,775    6,377,911    6,301,510    6,463,360    6,744,275    6,967,984    7,210,155
  Mortgage Notes Payable,
    including Accrued Interest....   4,660,170    4,711,190    4,647,993    4,734,411    4,777,285    4,816,798    4,852,655
  Partners' Capital/(Deficit).....   1,479,763    1,509,226    1,439,604    1,573,136    1,722,504    1,948,260    2,202,841

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $2,640        $5,333.06

         1069

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1070

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

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Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June, 1998 were $2,640 per unit (equivalent to $5,280 on an annualized basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral   % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units, that you would received in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

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     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high level of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

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investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your Partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

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     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

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                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         1077

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

 Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole

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discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other

         1079

person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, by increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         1080

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         1081

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from                  , 1998 (iii) any extraordinary or material
     adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                  , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         1082

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         1083

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the

         1084

     AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts

         1085

     distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for

         1086

     such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

         1087

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1088

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1089

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1090

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1091
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1092
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1093

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1094

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1095

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1096

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1097

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1098

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June, 1998 were $2,640 (equivalent to $5,280 on an
     annualized basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral   % Preferred OP Units, or distributions
     of $          per year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common
     OP Units that we are offering are expected to be        , immediately
     following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         1099

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         1100

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders.

         1101

     We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         1102

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         1103

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         1104

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Kansas law for the purpose of owning and managing      Delaware limited partnership. The AIMCO Operating
Cedar Tree Apartments.                                       Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash From Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2021.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire and operate      The purpose of the AIMCO Operating Partnership is to
your partnership's property for investment. Subject to       conduct any business that may be lawfully conducted by
restrictions contained in your partnership's agreement       a limited partnership organized pursuant to the
of limited partnership, your partnership may do all          Delaware Revised Uniform Limited Partnership Act (as
things necessary for or incidental to the protection         amended from time to time, or any successor to such
and benefit of your partnership, including, borrowing        statute) (the "Delaware Limited Partnership Act"),
funds and creating liens.                                    provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1105
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 75 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may not enter        The AIMCO Operating Partnership may lend or contribute
into agreements with itself or any of its affiliates         funds or other assets to its subsidiaries or other
for services, except as otherwise specifically provided      persons in which it has an equity investment, and such
in your partnership's agreement of limited partnership       persons may borrow funds from the AIMCO Operating
or on a basis no less favorable to your partnership          Partnership, on terms and conditions established in the
than that which could have been arranged with                sole and absolute discretion of the general partner. To
unaffiliated third parties for comparable goods or           the extent consistent with the business purpose of the
services. Your partnership may not lend money to the         AIMCO Operating Partnership and the permitted
general partner or its affiliates, but the general           activities of the general partner, the AIMCO Operating
partner may lend such money to your partnership as the       Partnership may transfer assets to joint ventures,
general partner, in its sole discretion, deems               limited liability companies, partnerships,
necessary for the payment of any partnership                 corporations, business trusts or other business
obligations and expenses. Such loans will be repaid          entities in which it is or thereby becomes a
with interest at rate of 1% per annum over the then          participant upon such terms and subject to such
prevailing prime rate of United Missouri Bank of Kansas      conditions consistent with the AIMCO Operating Part-
City, N.A., but in no event to exceed the maximum rate,      nership Agreement and applicable law as the general
from the first available funds of your partnership and       partner, in its sole and absolute discretion, believes
prior to distributions to the limited partners, only         to be advisable. Except as expressly permitted by the
from available funds; provided, however, that the            AIMCO Operating Partnership Agreement, neither the
general partner must first make reasonable efforts to        general partner nor any of its affiliates may sell,
obtain loans at the most favorable rates from                transfer or convey any property to the AIMCO Operating
unaffiliated persons.                                        Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to enter into and execute, on behalf of your                 restrictions on borrowings, and the general partner has
partnership, all agreements, contracts, instruments and      full power and authority to borrow money on behalf of
related documents in connection with the acquisition,        the AIMCO Operating Partnership. The AIMCO Operating
ownership, financing, management, maintenance, op-           Partnership has credit agreements that restrict, among
eration and sale of your partnership's property by your      other things, its ability to incur indebtedness. See
partnership, on such terms as the general partner, in        "Risk Factors -- Risks of Significant Indebtedness" in
its reasonable discretion, deems to be in the bests          the accompanying Prospectus.
interests of your partnership.

         1106
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized       with a statement of the purpose of such demand and at
representative to inspect and copy the books and             such OP Unitholder's own expense, to obtain a current
records of your partnership, including a current list        list of the name and last known business, residence or
of the full name and last known business address of          mailing address of the general partner and each other
each partner set forth in alphabetical order, upon           OP Unitholder.
reasonable notice during business hours at the
principal place of business of your partnership or such
other place or places as may be determined by the
general partner from time to time. In addition, a
limited partner or its duly authorized representative
has the right to receive by mail, upon written required
to your partnership at such limited partner's sole cost
and expense, a copy of a list of names and addresses of
the limited partners and the number of units owned by
each of them. However, no limited partner has the right
to sell or disclose such list to any other person or to
use such list for commercial purposes of any purpose
unrelated to the business of your partnership.

                               Management Control


The general partner of your partnership has full,            All management powers over the business and affairs of
exclusive and complete discretion in the management of       the AIMCO Operating Partnership are vested in AIMCO-GP,
your partnership's business and has all rights and           Inc., which is the general partner. No OP Unitholder
powers generally conferred by law or necessary,              has any right to participate in or exercise control or
advisable or consistent in connection therewith. The         management power over the business and affairs of the
general partner must perform such reasonable acts as         AIMCO Operating Partnership. The OP Unitholders have
may be consistent with good business practices in its        the right to vote on certain matters described under
performance as general partner. No limited partner may       "Comparison of Ownership of Your Units and AIMCO OP
take part in or interfere in any manner with the             Units -- Voting Rights" below. The general partner may
conduct or control of the business of your partnership       not be removed by the OP Unitholders with or without
and no limited partner has the right or authority to         cause.
act for or bind your partnership.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the doing of any act or the failure to do       the AIMCO Operating Partnership Agreement, the general
any act by the general partner, which does not               partner is not liable to the AIMCO Operating
constitute fraud, gross negligence or willful mal-           Partnership for losses sustained, liabilities incurred
feasance as determined by a court of competent               or benefits not derived as a result of errors in
jurisdiction, in pursuance of the authority granted to       judgment or mistakes of fact or law of any act or
promote the interests of your partnership, the effect        omission if the general partner acted in good faith.
of which causes or results in loss or damage to your         The AIMCO Operating Partnership Agreement provides for
partnership, if done in good faith, will not subject         indemnification of AIMCO, or any director or officer of
the general partner or its affiliates to any liability.      AIMCO (in its capacity as the previous general partner
In addition, your partnership will also indemnify and        of the AIMCO Operating Partnership),
hold harmless the gen-

         1107
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

eral partners and their affiliates from any claim,           the general partner, any officer or director of general
loss, expense, liability, action or damage resulting         partner or the AIMCO Operating Partnership and such
from any act or omission done in good faith which does       other persons as the general partner may designate from
not constitute fraud, gross negligence or willful            and against all losses, claims, damages, liabilities,
malfeasance as determined by a court of competent            joint or several, expenses (including legal fees),
jurisdiction, in pursuance of the authority granted to       fines, settlements and other amounts incurred in
promote the interests of your partnership, including,        connection with any actions relating to the operations
without limitation, reasonable fees and expenses of          of the AIMCO Operating Partnership, as set forth in the
attorneys engaged by the general partner in defense of       AIMCO Operating Partnership Agreement. The Delaware
such act or omission and other reasonable costs and          Limited Partnership Act provides that subject to the
expenses of litigation and appeal.                           standards and restrictions, if any, set forth in its
                                                             partnership agreement, a limited partnership may, and
                                                             shall have the power to, indemnify and hold harmless
                                                             any partner or other person from and against any and
                                                             all claims and demands whatsoever. It is the position
                                                             of the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, after notice to the general partner, the        has exclusive management power over the business and
limited partners may remove such general partner upon a      affairs of the AIMCO Operating Partnership. The general
vote of the limited partners holding a majority of the       partner may not be removed as general partner of the
outstanding units. A general partner may resign at any       AIMCO Operating Partnership by the OP Unitholders with
time provided that such resignation is accepted by the       or without cause. Under the AIMCO Operating Partnership
limited partners owning more than 50% of the                 Agreement, the general partner may, in its sole
outstanding units and sixty days prior to the effective      discretion, prevent a transferee of an OP Unit from
date of such resignation such general partner nominates      becoming a substituted limited partner pursuant to the
as a substitute general partner a willing person or          AIMCO Operating Partnership Agreement. The general
entity who meets the requirements of the tax laws. A         partner may exercise this right of approval to deter,
general partner may be admitted only with the consent        delay or hamper attempts by persons to acquire a
of the general partners, if any, and a                       controlling interest in the AIMCO Operating Partner-
majority-in-interest of the limited partners. A limited      ship. Additionally, the AIMCO Operating Partnership
partner may not transfer its units without the consent       Agreement contains restrictions on the ability of OP
of the general partner.                                      Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Approval by a majority of the then outstanding limited       With the exception of certain circumstances set forth
partnership interests is necessary to effect an              in the AIMCO Operating Partnership Agreement, whereby
amendment to your partnership's agreement of limited         the general partner may, without the consent of the OP
partnership. Amendments may be proposed by the general       Unitholders, amend the AIMCO Operating Partnership
partner or by limited partners holding 10% or more of        Agreement, amendments to the AIMCO Operating
the then outstanding units. However, the general             Partnership Agreement require the consent of the
partner may amend your partnership's agreement of            holders of a majority of the outstanding Common OP
limited partnership from time to time to effect changes      Units, excluding AIMCO and certain other limited
of a ministerial nature which do not materially and          exclusions (a "Majority in Interest"). Amendments to
adversely affect the rights of the limited partners, as      the AIMCO Operating Partnership Agreement may be
required by law, to add to the representations, duties       proposed by the general partner or by holders of a
or obligations of the general partner or surrender any       Majority in Interest. Following such proposal, the
right or power granted to the general partner under          general partner will submit any proposed amendment to
your partnership's agreement of limited partnership for      the OP Unitholders. The general partner will seek the
the benefit of the limited partners, to cure any             written consent of the OP Unitholders on the proposed
ambiguity and to correct or supplement any provision in      amendment or will call a meeting to vote thereon. See
your partnership's agreement of limited partnership          "Description of OP Units -- Amendment of the AIMCO
which may be inconsistent with any other provision.          Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to

         1108
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

compensation for additional services rendered.               nership is responsible for all expenses incurred
                                                             relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

                             Liability of Investors


No limited partner, unless it is deemed to be taking         Except for fraud, willful misconduct or gross
part in the control of the business of your                  negligence, no OP Unitholder has personal liability for
partnership, is bound by or personally liable for the        the AIMCO Operating Partnership's debts and
expenses, liabilities or obligation of your                  obligations, and liability of the OP Unitholders for
partnership. The liability of a limited partner is           the AIMCO Operating Partnership's debts and obligations
limited solely to the amount of its contribution to the      is generally limited to the amount of their invest-
capital of your partnership, whether or not returned to      ment in the AIMCO Operating Partnership. However, the
it, together with the undistributed share of the             limitations on the liability of limited partners for
profits of your partnership from time to time credited       the obligations of a limited partnership have not been
to such limited partner's capital account and any money      clearly established in some states. If it were
or other property wrongfully paid or conveyed to such        determined that the AIMCO Operating Partnership had
limited partner on account of its contribution,              been conducting business in any state without compli-
including but not limited to money or property to which      ance with the applicable limited partnership statute,
creditors were legally entitled, paid or conveyed to         or that the right or the exercise of the right by the
such limited partner, and under certain circumstances,       holders of OP Units as a group to make certain
interest on returned capital.                                amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership is not required      Unless otherwise provided for in the relevant
to devote all of its time or business efforts to the         partnership agreement, Delaware law generally requires
affairs of your partnership, but must devote so much of      a general partner of a Delaware limited partnership to
its time and attention to your partnership as is             adhere to fiduciary duty standards under which it owes
necessary and advisable to successfully manage the           its limited partners the highest duties of good faith,
affairs of your partnership. The general partner is not      fairness and loyalty and which generally prohibit such
required to manage your partnership as its sole and          general partner from taking any action or engaging in
exclusive function and it may have other business            any transaction as to which it has a conflict of
interests and may engage in other activities in              interest. The AIMCO Operating Partnership Agreement
addition to those relating to your partnership, includ-      expressly authorizes the general partner to enter into,
ing the rendering of advice or services of any kind to       on behalf of the AIMCO Operating Partnership, a right
other investors and the making or management of other        of first opportunity arrangement and other conflict
investors. Neither your partnership nor any partner has      avoidance agreements with various affiliates of the
rights in or to such ventures or activities or to the        AIMCO Operating Partnership and the general partner, on
income or proceeds derived therefrom, and the pursuit        such terms as the general partner, in its sole and
of such ventures, even if competitive with the business      absolute discretion, believes are advisable. The AIMCO
of your partnership, shall not be deemed wrongful or         Operating Partnership Agreement expressly limits the
improper. In addition, any partner or its affiliates         liability of the general partner by providing that the
may engage in or possess an interest in other business       general partner, and its officers and directors will
ventures of every nature and description, whether such       not be liable or accountable in damages to the AIMCO
ventures are competitive with your partnership or            Operating Partnership, the limited partners or
otherwise, including but not limited to, the acquisi-        assignees for errors in judgment or mistakes of fact or
tion, ownership, financing, leasing, operation,              law or of any act or omission if the general partner or
management, syndication, brokerage, sale, construction       such director or officer acted in good faith. See
and development of real property, which may be located       "Description of OP Units -- Fiduciary Responsibilities"
in the market area or vicinity of your partnership's         in the accompanying Prospectus.
property, and neither your partnership nor any partners
shall have any right in or to such independent ventures
or to the income or profits derived therefrom.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's

         1109
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             taxable income or loss when it determines its
                                                             individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and loss from the AIMCO Operating
                                                             Partnership can only be offset against other income and
                                                             loss from the AIMCO Operating Partnership). Income of
                                                             the AIMCO Operating Partnership, however, attributable
                                                             to dividends from the Management Subsidiaries (as
                                                             defined below) or interest paid by the Management
                                                             Subsidiaries does not qualify as passive activity
                                                             income and cannot be offset against losses from
                                                             "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the              applicable law or in the AIMCO           ship Agreement, the OP Unitholders
approval of hold-                        Operating Part-                          have

         1110
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ers of a majority of the                 nership Agreement, the holders of        voting rights only with respect to
outstanding units is required to         the Preferred OP Units will have         certain limited matters such as
amend your partnership's agreement       the same voting rights as holders        certain amendments and termination
of limited partnership subject to        of the Common OP Units. See              of the AIMCO Operating Partnership
certain limitations, to terminate        "Description of OP Units" in the         Agreement and certain transactions
your partnership, to remove a            accompanying Prospectus. So long as      such as the institution of
general partner and elect a              any Preferred OP Units are               bankruptcy proceedings, an
replacement therefore and to             outstanding, in addition to any          assignment for the benefit of
approve or disapprove the sale at        other vote or consent of partners        creditors and certain transfers by
one time (or in a series of sales        required by law or by the AIMCO          the general partner of its interest
pursuant to a single plan) of all        Operating Partnership Agreement,         in the AIMCO Operating Part-
or substantially all of your             the affirmative vote or consent of       nership or the admission of a
partnership's assets except sales        holders of at least 50% of the           successor general partner.
made in the ordinary course of your      outstanding Preferred OP Units will
partnership's continuing business.       be necessary for effecting any           Under the AIMCO Operating Partner-
All such actions, except the             amendment of any of the provisions       ship Agreement, the general partner
removal of a general partner             of the Partnership Unit Desig-           has the power to effect the
requires the concurrence of the          nation of the Preferred OP Units         acquisition, sale, transfer,
general partner.                         that materially and adversely            exchange or other disposition of
                                         affects the rights or preferences        any assets of the AIMCO Operating
A general partner may cause the          of the holders of the Preferred OP       Partnership (including, but not
dissolution of your partnership by       Units. The creation or issuance of       limited to, the exercise or grant
retiring unless, within ninety           any class or series of partnership       of any conversion, option,
days, the remaining general partner      units, including, without                privilege or subscription right or
agrees to continue the business of       limitation, any partnership units        any other right available in
your partnership. If there are no        that may have rights senior or           connection with any assets at any
remaining general partners, all of       superior to the Preferred OP Units,      time held by the AIMCO Operating
the limited partners may agree to        shall not be deemed to materially        Partnership) or the merger,
continue the business and elect a        adversely affect the rights or           consolidation, reorganization or
successor general partner by a           preferences of the holders of            other combination of the AIMCO
majority-in-interest vote within 90      Preferred OP Units. With respect to      Operating Partnership with or into
days of the resignation.                 the exercise of the above de-            another entity, all without the
                                         scribed voting rights, each              consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
The distributions payable to the         $      per Preferred OP Unit;            tribute quarterly all, or such
partners are not fixed in amount         provided, however, that at any time      portion as the general partner may
and depend upon the operating            and from time to time on or after        in its sole and absolute discretion
results and net sales or                 the fifth anniversary of the issue       determine, of Available Cash (as
refinancing proceeds available from      date of the Preferred OP Units, the      defined in the AIMCO Operating
the disposition of your                  AIMCO Operating                          Partnership Agreement) generated by
partnership's assets. Your partner-

         1111
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ship has made distributions in the       Partnership may adjust the annual        the AIMCO Operating Partnership
past and is projected to make            distribution rate on the Preferred       during such quarter to the general
distributions in 1998.                   OP Units to the lower of (i)     %       partner, the special limited
                                         plus the annual interest rate then       partner and the holders of Common
                                         applicable to U.S. Treasury notes        OP Units on the record date
                                         with a maturity of five years, and       established by the general partner
                                         (ii) the annual dividend rate on         with respect to such quarter, in
                                         the most recently issued AIMCO           accordance with their respective
                                         non-convertible preferred stock          interests in the AIMCO Operating
                                         which ranks on a parity with its         Partnership on such record date.
                                         Class H Cumulative Preferred Stock.      Holders of any other Preferred OP
                                         Such distributions will be               Units issued in the future may have
                                         cumulative from the date of origi-       priority over the general partner,
                                         nal issue. Holders of Preferred OP       the special limited partner and
                                         Units will not be entitled to            holders of Common OP Units with
                                         receive any distributions in excess      respect to distributions of
                                         of cumulative distributions on the       Available Cash, distributions upon
                                         Preferred OP Units. No interest, or      liquidation or other distributions.
                                         sum of money in lieu of interest,        See "Per Share and Per Unit Data"
                                         shall be payable in respect of any       in the accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


Subject to the restrictions on           There is no public market for the        There is no public market for the
transferability required by Federal      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
or state law, limited partner may        Preferred OP Units are not listed        nership Agreement restricts the
transfer his limited partnership         on any securities exchange. The          transferability of the OP Units.
interest to any person provided          Preferred OP Units are subject to        Until the expiration of one year
that: (i) such transfer is not in        restrictions on transfer as set          from the date on which an OP
contravention of your partnership's      forth in the AIMCO Operating             Unitholder acquired OP Units,
agreement of limited partnership,        Partnership Agreement.                   subject to certain exceptions, such
(ii) a duly executed and                                                          OP Unitholder may not transfer all
acknowledged assignment has been         Pursuant to the AIMCO Operating          or any portion of its OP Units to
approved by the general partner,         Partnership Agreement, until the         any transferee without the consent
which approval shall be in its sole      expiration of one year from the          of the general partner, which
discretion and absolute power, and       date on which a holder of Preferred      consent may be withheld in its sole
(iii) the transferee represents in       OP Units acquired Preferred OP           and absolute discretion. After the
writing that it satisfies the            Units, subject to certain                expiration of one year, such
suitability requirements for lim-        exceptions, such holder of
                                         Preferred OP Units may

         1112
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ited partners. However, no transfer      not transfer all or any portion of       OP Unitholder has the right to
may occur if in light of the total       its Preferred OP Units to any            transfer all or any portion of its
of all transfers sold or exchanged       transferee without the consent of        OP Units to any person, subject to
within the period of twelve              the general partner, which consent       the satisfaction of certain
consecutive months prior there,          may be withheld in its sole and          conditions specified in the AIMCO
there might result a termination of      absolute discretion. After the           Operating Partnership Agreement,
your partnership for tax purposes        expiration of one year, such             including the general partner's
in the opinion of counsel. In order      holders of Preferred OP Units has        right of first refusal. See
for a transferee to be substituted       the right to transfer all or any         "Description of OP Units --
as a limited partner, in addition        portion of its Preferred OP Units        Transfers and Withdrawals" in the
to the above requirements: (1) the       to any person, subject to the            accompanying Prospectus.
assignee must execute an                 satisfaction of certain conditions
irrevocable power of attorney            specified in the AIMCO Operating         After the first anniversary of
appointing the general partner as        Partnership Agreement, including         becoming a holder of Common OP
the assignee's attorney-in-fact,         the general partner's right of           Units, an OP Unitholder has the
(2) an opinion of counsel must be        first refusal.                           right, subject to the terms and
received by the general partner                                                   conditions of the AIMCO Operating
that such transfer does not violate      After a one-year holding period, a       Partnership Agreement, to require
applicable securities laws, (3) a        holder may redeem Preferred OP           the AIMCO Operating Partnership to
transfer fee must be paid, (4) the       Units and receive in exchange            redeem all or a portion of the
interest transferred must not be         therefor, at the AIMCO Operating         Common OP Units held by such party
less than one Unit or such lesser        Partnership's option, (i) subject        in exchange for a cash amount based
amount as the assignor owned and         to the terms of any Senior Units,        on the value of shares of Class A
(5) such other conditions as are         cash in an amount equal to the           Common Stock. See "Description of
set forth in your partnership's          Liquidation Preference of the            OP Units -- Redemption Rights" in
agreement of limited partnership         Preferred OP Units tendered for          the accompanying Prospectus. Upon
must be fulfilled.                       redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
There are no redemption rights           Stock of AIMCO that pay an               sole and absolute discretion but
associated with your units.              aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1113

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner from your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $94,152 in 1996, $96,106 in 1997 and $52,073 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1114

                                YOUR PARTNERSHIP

GENERAL

     Cedar Tree Investors Limited Partnership is a Kansas limited partnership which raised net proceeds of approximately $2,550,000 in 1991 through a private offering. The promoter for the private offering of your partnership was United Investors Equity Services, Inc. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 67 limited partners of your partnership and a total of 75 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on June 14, 1991 for the purpose of owning and operating a single apartment property located in Shawnee, Kansas, known as "Cedar Tree Apartments." Your partnership's property consists of 344 apartment units. There are 199 one-bedroom apartments and 144 two-bedroom apartments. The total rentable square footage of your partnership's property is 231,040 square feet. Your partnership's property had an average occupancy rate of approximately 92.44% in 1996 and 92.44% in 1997. The average annual rent per apartment unit is approximately $5,235.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $94,152, $96,106 and $52,073, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2021 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         1115

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $4,622,405, payable to FNMA, which bears interest at a rate of 6.43%. The mortgage debt is due in September, 2008. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The audited financial statements have been audited by Deloitte & Touche. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1116

     Below is selected financial information for Cedar Tree Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                            CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                                  --------------------------------------------------------------------------------------------
                                          JUNE 30,                                      DECEMBER 31,
                                  -------------------------   ----------------------------------------------------------------
                                     1998          1997          1997          1996          1995         1994         1993
                                  -----------   -----------   -----------   -----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents.......  $   533,978   $   431,720   $   499,946   $   529,097   $  622,570   $  819,774   $  839,896
Land & Building.................    6,997,097     6,846,756     6,898,133     6,796,085    6,726,542    6,523,009    6,429,734
Accumulated Depreciation........   (1,643,080)   (1,366,066)   (1,504,573)   (1,227,559)    (961,648)    (715,535)    (491,163)
Other Assets....................      498,779       465,501       408,004       365,737      356,811      340,736      431,688
                                  -----------   -----------   -----------   -----------   ----------   ----------   ----------
         Total Assets...........  $ 6,386,775   $ 6,377,911   $ 6,301,510   $ 6,463,360   $6,744,275   $6,967,984   $7,210,155
                                  ===========   ===========   ===========   ===========   ==========   ==========   ==========
Mortgage & Accrued Interest.....    4,660,170     4,711,190     4,647,993     4,734,411    4,777,285    4,816,798    4,852,655
Other Liabilities...............      246,842       157,495       213,913       155,813      244,486      202,926      154,659
                                  -----------   -----------   -----------   -----------   ----------   ----------   ----------
         Total Liabilities......  $ 4,907,012   $ 4,868,685   $ 4,861,906   $ 4,890,224   $5,021,771   $5,019,724   $5,007,314
                                  -----------   -----------   -----------   -----------   ----------   ----------   ----------
Partners Capital (Deficit)......  $ 1,479,763   $ 1,509,226   $ 1,439,604   $ 1,573,136   $1,722,504   $1,948,260   $2,202,841
                                  ===========   ===========   ===========   ===========   ==========   ==========   ==========

                                                              CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $  971,036    $  845,671    $1,815,531   $1,770,230   $1,723,740   $1,610,896   $1,614,882
Other Income.......................      62,460        60,004       141,140      130,237      145,911      160,731       85,545
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............  $1,033,496    $  905,675    $1,956,671   $1,900,467   $1,869,651   $1,771,627   $1,700,427
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     342,065       315,635       777,678      748,824      796,744      614,028      558,951
General & Administrative...........      15,276        15,973        25,434       25,820       66,681       51,030       52,184
Depreciation.......................     138,507       138,507       277,013      265,911      246,113      224,372      208,515
Interest Expense...................     226,075       228,443       470,025      475,804      463,814      467,470      470,788
Property Taxes.....................      71,417        69,019       136,033      131,466      122,055      114,005      106,315
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............  $  793,340    $  767,577    $1,686,183   $1,647,825   $1,695,407   $1,470,905   $1,396,753
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................  $  240,157    $  138,099    $  270,488   $  252,642   $  174,244   $  300,722   $  303,674
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         1117

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $240,157 for the six months ended June 30, 1998, compared to $138,099 for the six months ended June 30, 1997. The increase in net income of $102,058, or 73.90% was primarily the result of an increase in rental revenues offset by an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,033,496 for the six months ended June 30, 1998, compared to $905,675 for the six months ended June 30, 1997, an increase of $127,821, or 14.11%. This was primarily a result of increased average occupancy levels as well as increases in rental rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $342,065 for the six months ended June 30, 1998, compared to $315,635 for the six months ended June 30, 1997, an increase of $26,430 or 8.37%. The increase is primarily due to an increase in marketing and property management expenses. Management expenses totaled $52,073 for the six months ended June 30, 1998, compared to $45,694 for the six months ended June 30, 1997, an increase of $6,379, or 13.96%. The increase resulted from an increase in rental revenues, as management fees are as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $15,276 for the six months ended June 30, 1998 compared to $15,973 for the six months ended June 30, 1997, a decrease of $697.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $226,075 for the six months ended June 30, 1998, compared to $228,443 for the six months ended June 30, 1997, a decrease of $2,368, or 1.04%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $270,488 for the year ended December 31, 1997, compared to $252,642 for the year ended December 31, 1996. The increase in net income of $17,846, or 7.06% was primarily the result of an increase in rental revenues offset by an increase in operating expenses.

         1118

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,956,671 for the year ended December 31, 1997, compared to $1,900,467 for the year ended December 31, 1996, an increase of $56,204, or 2.96%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $777,678 for the year ended December 31, 1997, compared to $748,824 for the year ended December 31, 1996, an increase of $28,854 or 3.85%. Management expenses totaled $96,106 for the year ended December 31, 1997, compared to $94,152 for the year ended December 31, 1996, an increase of $1,954, or 2.08%.

     General and Administrative Expenses

     General and administrative expenses totaled $25,434 for the year ended December 31, 1997 compared to $25,820 for the year ended December 31, 1996, a decrease of $386 or 1.49%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $470,025 for the year ended December 31, 1997, compared to $475,804 for the year ended December 31, 1996, a decrease of $5,779, or 1.21%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $252,642 for the year ended December 31, 1996, compared to $174,244 for the year ended December 31, 1995. The increase in net income of $78,398, or 44.99% was primarily the result of a decrease in operating expenses and an increase in revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,900,467 for the year ended December 31, 1996, compared to $1,869,651 for the year ended December 31, 1995, an increase of $30,816, or 1.65%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $748,824 for the year ended December 31, 1996, compared to $796,744 for the year ended December 31, 1995, a decrease of $47,920 or 6.01%. The decrease is primarily due to a decrease in maintenance expenses due to an extensive exterior painting project at the property in the fourth quarter of 1995. Management expenses totaled $94,152 for the year ended December 31, 1996, compared to $91,253 for the year ended December 31, 1995, an increase of $2,899, or 3.18%.

     General and Administrative Expenses

     General and administrative expenses totaled $25,820 for the year ended December 31, 1996 compared to $66,681 for the year ended December 31, 1995, a decrease of $40,861 or 61.28%. The decrease is primarily due to reclassing on the financial statements of certain accounts from General and Administrative to Operating. Grouped the same way as in 1995, 1996 General and Administrative expense would be $65,555.

         1119

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $475,804 for the year ended December 31, 1996, compared to $463,814 for the year ended December 31, 1995, an increase of $11,990 or 2.59%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $533,978 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the doing of any act or the failure to do any act by the general partner, which does not constitute fraud, gross negligence or willful malfeasance as determined a court of competent jurisdiction, in pursuance of the authority granted to promote the interests of your partnership, the effect of which causes or results in loss or damage to your partnership, if done in good faith, will not subject the general partner or its affiliates to any liability. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will indemnify and hold harmless the general partners and their affiliates from any claim, loss, expense, liability, action or damage resulting from any act or omission done in good faith which does not constitute fraud, gross negligence or willful malfeasance as determined by a court of competent jurisdiction, in pursuance of the authority granted to promote the interests of your partnership, including, without limitation, reasonable fees and expenses of attorneys engaged by the general partner in defense of such act or omission and other reasonable costs and expenses of litigation and appeal. All costs and expenses incurred in defending any proceeding or action or otherwise will be advanced by your partnership. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $83,607.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $7,330.00
1995........................................................    $5,280.00
1996........................................................    $5,319.86
1997........................................................    $5,333.06
1998 (through June 30)......................................    $2,640.00

         1120

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $10,000
1995........................................................     15,000
1996........................................................     15,756
1997........................................................     15,816

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $91,253
1996...........................................      94,152
1997...........................................      96,106
1998 (through June 30).........................      52,073

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         1121

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Cedar Tree Investors Limited Partnership at December 31, 1997, 1996 and 1995 and for the four years in the period ended December 31, 1997, appearing in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         1122

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-8
Balance Sheet as of December 31, 1997.......................   F-9
Statements of Operations for the years ended December 31,
  1997 and 1996.............................................  F-10
Statements of Changes in Partners' Capital (Deficit) for the
  years ended December 31, 1997 and 1996....................  F-11
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-12
Notes to Financial Statements...............................  F-13
Balance Sheet as of December 31, 1996.......................  F-18
Statements of Operations for the years ended December 31,
  1996 and 1995.............................................  F-19
Statements of Changes in Partners' Capital (Deficit) for the
  years ended December 31, 1996 and 1995....................  F-20
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-21
Notes to Financial Statements...............................  F-22
Independent Auditors' Report................................  F-25
Balance Sheet as of December 31, 1995.......................  F-26
Statements of Operations for the years ended December 31,
  1995 and 1994.............................................  F-27
Statements of Changes in Partners' Capital (Deficit) for the
  years ended December 31, 1995 and 1994....................  F-28
Statements of Cash Flows for the years ended December 31,
  1995 and 1994.............................................  F-29
Notes to Financial Statements...............................  F-30

         1123

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $  533,978
Receivables and Deposits....................................                    84,860
Investments.................................................                         0
Restricted Escrows..........................................                   218,275
Other Assets................................................                   195,644
Investment Property:
  Land......................................................  $ 1,032,000
  Building and related personal property....................    5,965,098
                                                              -----------
                                                                6,997,098
  Less: Accumulated depreciation............................   (1,643,080)   5,354,018
                                                              -----------   ----------
          Total Assets:.....................................                $6,386,775
                                                                            ==========

                          LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $    2,832
Other Accrued Liabilities...................................                    61,133
Property Taxes Payable......................................                   139,434
Tenant Security Deposits....................................                    81,208
Notes Payable...............................................                 4,622,405
Partners' Capital...........................................                 1,479,763
                                                                            ----------
          Total Liabilities and Partners' Capital...........                $6,386,775
                                                                            ==========

         1124

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                 1998        1997
                                                              ----------   --------
Revenues:
  Rental Income.............................................  $  971,036   $845,671
  Other Income..............................................      62,460     60,004
  (Gain) Loss on Disp of Property...........................          --
  Casualty Gain/Loss........................................          --         --
                                                              ----------   --------
          Total Revenues:...................................   1,033,496    905,675
Expenses:
  Operating Expenses........................................     342,065    315,635
  General and Administrative Expenses.......................      15,276     15,973
  Depreciation Expense......................................     138,507    138,507
  Interest Expense..........................................     226,075    228,443
  Property Tax Expense......................................      71,417     69,019
                                                              ----------   --------
          Total Expenses:...................................     793,340    767,577
          Net (Income) Loss.................................  $  240,156   $138,098
                                                              ==========   ========

         1125

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                          A KANSAS LIMITED PARTNERSHIP

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Operating Activities:
  Net Income (loss).........................................   $ 240,157     $ 138,099
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:......................          --            --
  Depreciation and Amortization.............................     138,507       138,507
  Changes in accounts:......................................          --            --
     Receivables and deposits and other assets..............    (109,829)       (1,721)
     Accounts Payable and accrued expenses..................      70,694         1,682
                                                               ---------     ---------
          Net cash provided by (used in) operating
            activities......................................     339,529       276,567
                                                               ---------     ---------
Investing Activities
  Property improvements and replacements....................     (98,965)      (50,671)
  Net (increase)/decrease in restricted escrows.............      19,054       (34,865)
                                                               ---------     ---------
  Net cash provided by (used in) investing activities.......     (79,911)      (85,536)
                                                               ---------     ---------
Financing Activities
  Payments on mortgage......................................     (25,588)      (23,221)
  Partners' Distributions...................................    (199,998)     (202,009)
                                                               ---------     ---------
  Net cash provided by (used in) financing activities.......    (225,586)     (225,230)
                                                               ---------     ---------
  Net increase (decrease) in cash and cash equivalents......      34,032       (34,199)
          Cash and cash equivalents at beginning of year....     499,946       465,919
                                                               ---------     ---------
          Cash and cash equivalents at end of period........   $ 533,978     $ 431,720
                                                               =========     =========

         1126

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Cedar Tree Investors Limited Partnership (a Kansas Limited Partnership) as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         1127

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND INDEPENDENT AUDITORS' REPORT

         1128

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                               TABLE OF CONTENTS

                                                               PAGE(S)
                                                              ---------
Independent Auditors' Report................................  F-8
Financial Statements as of December 31, 1997 and for the
  Years Ended December 31, 1997 and 1996:
  Balance Sheet.............................................  F-9
  Statements of Operations..................................  F-10
  Statements of Changes in Partners' Capital (Deficit)......  F-11
  Statements of Cash Flows..................................  F-12
  Notes to Financial Statements.............................  F-13 - 15

         1129

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Cedar Tree Investors Limited Partnership
(A Kansas Limited Partnership):

     We have audited the accompanying balance sheet of Cedar Tree Investors Limited Partnership (a Kansas Limited Partnership) (the "Partnership") as of December 31, 1997, and the related statements of operations, changes in partners' capital (deficit), and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                            /s/ DELOITTE & TOUCHE LLP

February 17, 1998
(except for Note 6, as to which the date is March 17, 1998)

         1130

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Cash and cash equivalents...................................                 $  499,946
Receivables and deposits....................................                    102,427
Restricted escrows..........................................                    237,329
Other assets (Note 1).......................................                     68,248
Investment properties -- at cost (Notes 1 and 2):
  Land......................................................  $ 1,032,000
  Building and related personal property....................    5,866,133
                                                              -----------
                                                                6,898,133
Less accumulated depreciation...............................   (1,504,573)    5,393,560
                                                              -----------    ----------
          Total Assets......................................                 $6,301,510
                                                                             ==========
                           LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
  Accounts payable..........................................                 $   14,977
  Tenant security deposits payable..........................                     74,723
  Accrued property taxes....................................                     68,017
  Other liabilities.........................................                     56,196
  Mortgage note payable (Note 2)............................                  4,647,993
Partners' Capital (Deficit) (Note 3):
  General partner...........................................  $    (6,713)
  Limited partners (75 units issued and outstanding)........    1,446,317     1,439,604
                                                              -----------    ----------
          Total Liabilities and Partners' Capital...........                 $6,301,510
                                                                             ==========

                       See notes to financial statements.

         1131

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              ----------    ----------
Revenues:
  Rental income.............................................  $1,815,531    $1,770,230
  Other income..............................................     141,140       130,237
                                                              ----------    ----------
     Total revenues.........................................   1,956,671     1,900,467
                                                              ----------    ----------
Expenses:
  Operating.................................................     777,678       748,824
  General and administrative................................      25,434        25,820
  Depreciation..............................................     277,013       265,911
  Interest..................................................     470,025       475,804
  Property taxes............................................     136,033       131,466
                                                              ----------    ----------
     Total expenses.........................................   1,686,183     1,647,825
                                                              ----------    ----------
Net Income (Note 5).........................................  $  270,488    $  252,642
                                                              ==========    ==========
Net Income Allocated to General Partner (1%)................  $    2,705    $    2,526
Net Income Allocated to Limited Partners (99%)..............     267,783       250,116
                                                              ----------    ----------
          Total.............................................  $  270,488    $  252,642
                                                              ==========    ==========
Net Income Per Limited Partnership Unit -- Based on 75
  weighted average limited partnership units during the
  years ended December 31, 1997 and 1996....................  $    3,570    $    3,335
                                                              ==========    ==========

                       See notes to financial statements.

         1132

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                 LIMITED
                                               PARTNERSHIP    GENERAL     LIMITED
                                                  UNITS       PARTNER     PARTNERS       TOTAL
                                               -----------    -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1995.......................................         75      $(3,894)   $1,726,398    $1,722,504
  Partners' distributions....................         --       (4,010)     (398,000)     (402,010)
  Net income for the year ended
     December 31, 1996.......................         --        2,526       250,116       252,642
                                                 -------      -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1996.......................................         75       (5,378)    1,578,514     1,573,136
  Partners' distributions....................         --       (4,040)     (399,980)     (404,020)
  Net income for the year ended
     December 31, 1997.......................         --        2,705       267,783       270,488
                                                 -------      -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1997.......................................         75      $(6,713)   $1,446,317    $1,439,604
                                                 =======      =======    ==========    ==========

                       See notes to financial statements.

         1133

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                1997         1996
                                                              ---------    ---------
Cash Flows From Operating Activities:
  Net income................................................  $ 270,488    $ 252,642
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    277,013      265,911
     Amortization of loan costs.............................     15,351       15,351
     Change in operating assets and liabilities:
       Receivables and deposits.............................    (11,905)      13,599
       Other assets.........................................        135       (1,491)
       Accounts payable.....................................      4,401      (50,798)
       Accrued property taxes...............................      2,284        4,706
       Tenant security deposits payable.....................     11,545         (731)
       Other liabilities....................................      1,049      (41,532)
                                                              ---------    ---------
          Net cash provided by operating activities.........    570,361      457,657
                                                              ---------    ---------
Cash Flows From Investing Activities:
  Property improvements and replacements....................   (102,048)     (69,543)
  Net receipts from (deposits to) restricted escrows........     17,331      (35,654)
                                                              ---------    ---------
          Net cash used in investing activities.............    (84,717)    (105,197)
                                                              ---------    ---------
Cash Flows From Financing Activities:
  Principal payments on mortgage note payable...............    (47,597)     (43,192)
  Partners' distributions...................................   (404,020)    (402,010)
                                                              ---------    ---------
          Net cash used in financing activities.............   (451,617)    (445,202)
                                                              ---------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents........     34,027      (92,742)
Cash and Cash Equivalents, Beginning of Year................    465,919      558,661
                                                              ---------    ---------
Cash and Cash Equivalents, End of Year......................  $ 499,946    $ 465,919
                                                              =========    =========
Supplemental Disclosure of Cash Flow Information -- Cash
  paid during the year for interest.........................  $ 455,730    $ 459,816
                                                              =========    =========

                       See notes to financial statements.

         1134

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Cedar Tree Investors Limited Partnership (a Kansas Limited Partnership) (the "Partnership") was formed to acquire, own and operate Cedar Tree Apartments, a 344-unit multifamily residential complex located in Shawnee, Kansas. The general partner of the Partnership is United Investors Real Estate, Inc., a Delaware corporation.

  Basis of Accounting

     The accompanying financial statements of the Partnership are prepared on the accrual basis and, therefore, revenue is recorded as earned and costs and expenses are recorded as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash

     Cash and cash equivalents includes cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than three months.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the leases and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Income Taxes

     For income tax purposes, the Partnership reports revenue and costs and expenses on the accrual method. No income tax provisions have been shown in the accompanying statements of operations since the partners are taxed individually.

  Investment Properties

     Investment properties are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of 15 to 40 years for buildings and improvements and 5 to 12 years for furniture and fixtures.

     The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Other Assets

     Included in other assets are deferred charges which consist of loan costs totaling $153,506 which are amortized over the term of the related note. Accumulated amortization as of December 31, 1997 was $98,532.

         1135
                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Advertising

     The Partnership expenses the cost of advertising as incurred. Advertising expense, included in operating expenses, was $48,608 and $25,589 for the years ended December 31, 1997 and 1996, respectively.

  Reclassifications

     Certain reclassifications of prior year balances have been made to conform to the current year's presentation.

2.  MORTGAGE NOTE PAYABLE

     The mortgage note payable consists of a 10-year nonrecourse note collateralized by Cedar Tree Apartments, payable in monthly installments of $41,944, including interest. The interest rate is fixed at 9.75% per year. The mortgage note payable matures on September 1, 2001. Scheduled maturities of principal are as follows:

                       YEAR ENDING
                      DECEMBER 31,                           AMOUNT
                      ------------                         ----------
1998.....................................................  $   52,450
1999.....................................................      57,799
2000.....................................................      63,693
2001.....................................................   4,474,051
                                                           ----------
Total....................................................  $4,647,993
                                                           ==========

3.  PARTNERS' EQUITY

  Allocations of Profits and Losses

     In accordance with the partnership agreement, all profits and losses are to be allocated 1% to the general partner and 99% to the limited partners.

  Distributions

     The Partnership allocates distributions 1% to the general partner and 99% to the limited partners. On February 15, 1998, the Partnership paid a distribution to the partners of $100,000.

4.  RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1997 and 1996, the Partnership paid the following amounts to affiliates of the general partner:

                                                            1997       1996
                                                           -------    -------
Property management fees.................................  $96,106    $94,152
Reimbursement of expenses................................   15,816     15,756

     In addition, affiliates of the general partner were paid $6,844 and $6,537 during 1997 and 1996, respectively, for construction oversight costs incurred in conjunction with the Partnership's capital improvement and major repair projects.

     For the period from January 1, 1996 to August 31, 1997, the Partnership insured Cedar Tree Apartments under a master policy through an agency and insurer unaffiliated with the general partner. An affiliate of the general partner acquired, in the acquisition of a business, certain financial obligations from an insurance

         1136
                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the general partner, who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the general partner by virtue of the agent's obligations as not significant.

5.  PARTNER TAX INFORMATION

     The following is a reconciliation between net income as reported in the financial statements and Federal taxable income allocated to the partners in the Partnership's information returns for the years ended December 31, 1997 and 1996:

                                                           1997        1996
                                                         --------    --------
Net income as reported.................................  $270,488    $252,642
Add (deduct):
  Deferred revenue.....................................     1,905     (39,988)
  Depreciation differences.............................    11,077       5,102
  Other................................................       200         300
                                                         --------    --------
Federal taxable income.................................  $283,670    $218,056
                                                         ========    ========
Federal taxable income per limited partnership unit....  $  3,744    $  2,878
                                                         ========    ========

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets at December 31, 1997 and 1996:

                                                         1997          1996
                                                      ----------    ----------
Net assets as reported..............................  $1,439,604    $1,573,136
Differences in basis of assets and liabilities:
  Deferred revenue..................................       4,911         3,006
  Accumulated depreciation..........................      (9,377)      (20,454)
  Syndication costs.................................     213,094       213,094
  Other.............................................         500           300
                                                      ----------    ----------
Net assets -- tax basis.............................  $1,648,732    $1,769,082
                                                      ==========    ==========

6.  SUBSEQUENT EVENTS

     On March 17, 1998, Insignia Financial Group, Inc. ("Insignia") entered into an agreement to merge its national residential property management operations, and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The closing, which is anticipated to happen in the third quarter of 1998, is subject to customary conditions, including government approvals and the approval of Insignia's shareholders. If the closing occurs, AIMCO will then control the general partner of the Partnership.

         1137

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND INDEPENDENT AUDITORS' REPORT

         1138

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                               TABLE OF CONTENTS

                                                                 PAGE
                                                              -----------
Financial Statements as of December 31, 1996 and for the
  Years Ended December 31, 1996 and 1995:
  Balance Sheet.............................................  F-18
  Statements of Operations..................................  F-19
  Statements of Changes in Partners' Capital (Deficit)......  F-20
  Statements of Cash Flows..................................  F-21
  Notes to Financial Statements.............................  F-22 - F-24

         1139

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Cash and cash equivalents...................................                 $  465,919
Restricted cash -- tenant security deposits.................                     63,178
Accounts receivable.........................................                      3,347
Prepaid expenses............................................                     13,408
Escrows for taxes and insurance.............................                     23,997
Restricted escrows..........................................                    254,660
Deferred charges -- net of accumulated amortization of
  $83,181...................................................                     70,325
Apartment properties -- at cost (Notes 1 and 2):
  Land......................................................  $ 1,032,000
  Buildings, improvements and related personal property.....    5,764,085
                                                              -----------
                                                                6,796,085
Less accumulated depreciation...............................   (1,227,559)    5,568,526
                                                              -----------    ----------
          Total Assets......................................                 $6,463,360
                                                                             ==========

                           LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
Accounts payable............................................                 $   10,576
Accrued and other liabilities:
  Property taxes............................................  $    65,733
  Tenant security deposits..................................       63,178
  Interest..................................................       38,821
  Unearned rental collections...............................        3,006
  Other.....................................................       13,320       184,058
                                                              -----------
Mortgage note payable (Note 2)..............................                  4,695,590
Partners' Capital (Deficit) (Note 3):
General partner.............................................       (5,378)
Limited partners (75 units issued and outstanding)..........    1,578,514     1,573,136
                                                              -----------    ----------
          Total Liabilities and Partners' Capital...........                 $6,463,360
                                                                             ==========

                       See notes to financial statements.

         1140

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              ----------    ----------
Revenues:
  Rentals...................................................  $1,770,230    $1,723,740
  Other income..............................................     111,766       100,696
                                                              ----------    ----------
     Total revenues.........................................   1,881,996     1,824,436
                                                              ----------    ----------
Expenses:
  Operating.................................................     317,257       294,010
  Administrative............................................      65,555        66,681
  Property management fees (Note 4).........................      94,152        91,253
  Advertising and rental incentives.........................      58,773        80,013
  Maintenance...............................................     198,565       277,823
  Depreciation..............................................     265,911       246,113
  Amortization of deferred charges..........................      15,351        15,350
  Interest..................................................     460,453       463,814
  Property taxes............................................     131,466       122,055
  Insurance.................................................      40,342        38,295
                                                              ----------    ----------
     Total expenses.........................................   1,647,825     1,695,407
                                                              ----------    ----------
Income From Property Operations.............................     234,171       129,029
Interest Income.............................................      18,471        45,215
                                                              ----------    ----------
Net Income (Note 5).........................................  $  252,642    $  174,244
                                                              ==========    ==========
Net Income Allocated to General Partner (1%)................  $    2,526    $    1,742
Net Income Allocated to Limited Partners (99%)..............     250,116       172,502
                                                              ----------    ----------
          Total.............................................  $  252,642    $  174,244
                                                              ==========    ==========
Net Income Per Limited Partnership Unit -- Based on 75
  weighted average limited partnership units during the
  years ended December 31, 1996 and 1995....................  $    3,335    $    2,300
                                                              ==========    ==========

                       See notes to financial statements.

         1141

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                 LIMITED
                                               PARTNERSHIP    GENERAL     LIMITED
                                                  UNITS       PARTNER     PARTNERS       TOTAL
                                               -----------    -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1994.......................................       75        $(1,636)   $1,949,896    $1,948,260
  Partners' distributions....................       --         (4,000)     (396,000)     (400,000)
  Net income for the year ended December 31,
     1995....................................       --          1,742       172,502       174,244
                                                  ----        -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1995.......................................       75         (3,894)    1,726,398     1,722,504
  Partners' distributions....................       --         (4,010)     (398,000)     (402,010)
  Net income for the year ended December 31,
     1996....................................       --          2,526       250,116       252,642
                                                  ----        -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1996.......................................       75        $(5,378)   $1,578,514    $1,573,136
                                                  ====        =======    ==========    ==========

                       See notes to financial statements.

         1142

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                1996        1995
                                                              --------    --------
Cash Flows From Operating Activities:
  Net income................................................  $252,642    $174,244
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................   265,911     246,113
     Amortization of deferred charges.......................    15,351      15,350
     Change in operating assets and liabilities:
       Restricted cash......................................       731     (13,329)
       Accounts receivable..................................    (1,357)      1,712
       Prepaid expenses.....................................    (1,491)       (327)
       Escrow deposits for taxes and insurance..............    14,225      (2,134)
       Accounts payable.....................................   (50,798)     31,775
       Accrued property taxes...............................     4,706       4,717
       Tenant security deposits liability...................      (731)      8,724
       Accrued interest.....................................       318        (318)
       Unearned rental collections..........................   (39,989)     (9,967)
       Other liabilities....................................    (1,861)      6,311
                                                              --------    --------
          Net cash provided by operating activities.........   457,657     462,871
                                                              --------    --------
Cash Flows From Investing Activities:
  Property improvements and replacements....................   (69,543)   (203,533)
  Deposits to restricted escrows............................   (68,800)    (78,850)
  Receipts from restricted escrows..........................    33,146      48,174
                                                              --------    --------
          Net cash used in investing activities.............  (105,197)   (234,209)
                                                              --------    --------
Cash Flows From Financing Activities:
  Principal payments on mortgage note payable...............   (43,192)    (39,195)
  Partners' distributions...................................  (402,010)   (400,000)
                                                              --------    --------
          Net cash used in financing activities.............  (445,202)   (439,195)
                                                              --------    --------
Net Decrease in Cash and Cash Equivalents...................   (92,742)   (210,533)
Cash and Cash Equivalents, Beginning of Year................   558,661     769,194
                                                              --------    --------
Cash and Cash Equivalents, End of Year......................  $465,919    $558,661
                                                              ========    ========
Supplemental Disclosure of Cash Flow Information -- Cash
  paid during the year for interest.........................  $459,816    $464,132
                                                              ========    ========

                       See notes to financial statements.

         1143

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Cedar Tree Investors Limited Partnership (A Kansas Limited Partnership) (the "Partnership") was formed to acquire, own and operate Cedar Tree Apartments, a 344-unit multifamily residential complex located in Shawnee, Kansas. The general partner of the Partnership is United Investors Real Estate, Inc., a Delaware corporation.

  Basis of Accounting

     The accompanying financial statements of the Partnership are prepared on the accrual basis and, therefore, revenue is recorded as earned and costs and expenses are recorded as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash

     Cash and cash equivalents includes cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than three months.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are considered restricted cash. Deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Income Taxes

     For income tax purposes, the Partnership reports revenue and costs and expenses on the accrual method. No income tax provisions have been shown in the accompanying statements of operations since the partners are taxed individually.

  Apartment Properties

     Apartment properties are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of 15 to 40 years for buildings and improvements and 5 to 12 years for furniture and fixtures.

     During 1995, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of SFAS No. 121 had no effect on the Partnership's financial statements.

         1144
                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Charges

     Deferred charges consist of loan costs which are amortized over the term of the related note.

  Advertising

     The Partnership expenses the cost of advertising as incurred. Advertising expense, included in operating expenses, was $25,589 and $18,647 for the years ended December 31, 1996 and 1995, respectively.

  Reclassifications

     Certain reclassifications of prior year balances have been made to conform to the current year's presentation.

2.  MORTGAGE NOTE PAYABLE

     The mortgage note payable consists of a 30-year nonrecourse note collateralized by Cedar Tree Apartments, payable in monthly installments of $41,944, including interest. The interest rate is fixed at 9.75% per year. Scheduled maturities of principal are as follows:

                       YEAR ENDING
                      DECEMBER 31,                           AMOUNT
                      ------------                         ----------
1997.....................................................  $   47,597
1998.....................................................      52,450
1999.....................................................      57,799
2000.....................................................      63,693
2001.....................................................      70,189
Thereafter...............................................   4,403,862
                                                           ----------
          Total..........................................  $4,695,590
                                                           ==========

3.  PARTNERS' EQUITY

  Allocations of Profits and Losses

     In accordance with the partnership agreement, all profits and losses are to be allocated 1% to the general partner and 99% to the limited partners.

  Distributions

     The Partnership allocates distributions 1% to the general partner and 99% to the limited partners. Subsequent to December 31, 1996, the Partnership paid a distribution to the partners of $101,000 on February 18, 1997.

4.  RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1996 and 1995, the Partnership paid the following amounts to affiliates of the general partner:

                                                            1996       1995
                                                           -------    -------
Property management fees.................................  $94,152    $91,253
Reimbursement of expenses................................   15,756     15,000

         1145
                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In addition, affiliates of the general partner were paid $6,537 and $20,256 during 1996 and 1995, respectively, for construction oversight costs incurred in conjunction with the Partnership's capital improvement and major repair projects.

     The Partnership insures Cedar Tree Apartments under a master policy through an agency and insurer unaffiliated with the general partner. An affiliate of the general partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the general partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the general partner by virtue of the agent's obligations is not significant.

5.  PARTNER TAX INFORMATION

     The following is a reconciliation between net income as reported in the financial statements and Federal taxable income allocated to the partners in the Partnership's information returns for the years ended December 31, 1996 and 1995:

                                                         1996          1995
                                                      ----------    ----------
Net income as reported..............................  $  252,642    $  174,244
Add (deduct):
  Deferred revenue..................................     (39,988)       (9,968)
  Depreciation differences..........................       5,102        (4,330)
  Other.............................................         300            --
                                                      ----------    ----------
Federal taxable income..............................  $  218,056    $  159,946
                                                      ==========    ==========
Federal taxable income per limited partnership
  unit..............................................  $    2,878    $    2,111
                                                      ==========    ==========

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets at December 31, 1996 and 1995:

                                                         1996          1995
                                                      ----------    ----------
Net assets as reported..............................  $1,573,136    $1,722,504
Differences in basis of assets and liabilities:
  Deferred revenue..................................       3,006        42,994
  Accumulated depreciation..........................     (20,454)      (25,556)
  Syndication costs.................................     213,094       213,094
  Other.............................................         300            --
                                                      ----------    ----------
Net assets -- tax basis.............................  $1,769,082    $1,953,036
                                                      ==========    ==========

         1146

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Cedar Tree Investors Limited Partnership
(A Kansas Limited Partnership)

     We have audited the accompanying balance sheet of Cedar Tree Investors Limited Partnership (A Kansas Limited Partnership) (the "Partnership") as of December 31, 1995, and the related statements of operations, changes in partners' capital (deficit), and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            /s/ DELOITTE & TOUCHE LLP

February 21, 1996
(February 26, 1996 as to the second paragraph of Note 3)

         1147

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                     ASSETS

Cash and Cash Equivalents...................................                $  558,661
Restricted Cash -- Tenant Security Deposits.................                    63,909
Accounts Receivable.........................................                     1,990
Prepaid Expenses............................................                    11,917
Escrows for Taxes and Insurance.............................                    38,222
Restricted Escrows..........................................                   219,006
Deferred Charges -- Net of accumulated amortization of
  $67,830...................................................                    85,676
Apartment Properties -- At cost (Notes 1 and 2):
  Land......................................................   1,032,000
  Buildings, improvements and related personal property.....   5,694,542
                                                              ----------
                                                               6,726,542
  Less accumulated depreciation.............................    (961,648)    5,764,894
                                                              ----------    ----------
          Total Assets......................................                $6,774,275
                                                                            ==========
                          LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Accounts payable..........................................                $   61,374
  Accrued and other liabilities:
  Property taxes............................................  $   61,027
  Tenant security deposits..................................      63,909
  Interest..................................................      38,503
  Unearned rental collections...............................      42,995
  Other.....................................................      15,181       221,615
                                                              ----------
  Mortgage note payable (Note 2)............................                 4,738,782
Partners' Capital (Deficit) (Note 3):
  General partner...........................................      (3,894)
  Limited partners (75 units issued and outstanding)........   1,726,398     1,722,504
                                                              ----------    ----------
          Total Liabilities and Partners' Capital...........                $6,744,275
                                                                            ==========

                       See notes to financial statements

         1148

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1995          1994
                                                              ----------    ----------
Revenues:
  Rentals...................................................  $1,723,740    $1,610,896
  Other income..............................................     100,696       134,554
                                                              ----------    ----------
     Total revenues.........................................   1,824,436     1,745,450
Expenses:
  Operating.................................................     294,010       271,952
  Administrative............................................      66,681        51,030
  Property management fees (Note 4).........................      91,253        87,451
  Advertising and rental incentives.........................      80,013        55,620
  Maintenance...............................................     277,823       148,239
  Depreciation..............................................     246,113       224,372
  Amortization of deferred charges..........................      15,350        15,360
  Interest..................................................     463,814       467,470
  Property taxes............................................     122,055       114,005
  Insurance.................................................      38,295        35,406
                                                              ----------    ----------
     Total expenses.........................................   1,695,407     1,470,905
                                                              ----------    ----------
Income From Property Operations.............................     129,029       274,545
Interest Income.............................................      45,215        26,177
                                                              ----------    ----------
Net Income (Note 5).........................................  $  174,244    $  300,722
                                                              ==========    ==========
Net Income Allocated to General Partner (1%)................  $    1,742    $    3,007
Net Income Allocated to Limited Partners (99%)..............     172,502       297,715
                                                              ----------    ----------
                                                              $  174,244    $  300,722
                                                              ==========    ==========
Net Income Per Limited Partnership Unit --
  Based on 75 weighted average limited partnership units
     during the years ended December 31, 1995 and 1994......  $    2,300    $    3,970
                                                              ==========    ==========

                       See notes to financial statements.

         1149

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                 LIMITED
                                               PARTNERSHIP    GENERAL     LIMITED
                                                  UNITS       PARTNER     PARTNERS       TOTAL
                                               -----------    -------    ----------    ----------
Partners' Capital, December 31, 1993.........        75       $   910    $2,201,931    $2,202,841
  Partners' distributions....................        --        (5,553)     (549,750)     (555,303)
  Net income for the year ended December 31,
     1994....................................        --         3,007       297,715       300,722
                                                 ------       -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1994.......................................        75        (1,636)    1,949,896     1,948,260
  Partners' distributions....................        --        (4,000)     (396,000)     (400,000)
  Net income for the year ended December 31,
     1995....................................        --         1,742       172,502       174,244
                                                 ------       -------    ----------    ----------
Partners' Capital (Deficit), December 31,
  1995.......................................        75       $(3,894)   $1,726,398    $1,722,504
                                                 ======       =======    ==========    ==========

                       See notes to financial statements.

         1150

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                1995         1994
                                                              ---------    ---------
Cash Flows From Operating Activities:
  Net income................................................  $ 174,244    $ 300,722
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    246,113      224,372
     Amortization of deferred charges.......................     15,350       15,360
     Change in operating assets and liabilities:
       Due from affiliate of general partner................         --      157,907
       Restricted cash......................................    (13,329)       2,798
       Accounts receivable..................................      1,712         (590)
       Prepaid expenses.....................................       (327)      (2,422)
       Escrow deposits for taxes and insurance..............     (2,134)     (11,573)
       Other assets.........................................         --        1,070
       Restricted escrows...................................    (30,676)     (68,800)
       Accounts payable.....................................     31,775       11,120
       Accrued property taxes...............................      4,717        3,153
       Tenant security deposits liability...................      8,724        1,807
       Accrued interest.....................................       (318)        (289)
       Unearned rental collections..........................     (9,967)      34,081
       Other liabilities....................................      6,311       (1,894)
                                                              ---------    ---------
          Net cash provided by operating activities.........    432,195      666,822
                                                              ---------    ---------
Cash Flows From Investing Activities --
  Property improvements and replacements....................   (203,533)     (93,275)
                                                              ---------    ---------
Cash Flows From Financing Activities:
  Principal payments on mortgage notes payable..............    (39,195)     (35,568)
  Partners' distributions...................................   (400,000)    (555,303)
                                                              ---------    ---------
          Net cash used in financing activities.............   (439,195)    (590,871)
                                                              ---------    ---------
Net Decrease in Cash........................................   (210,533)     (17,324)
Cash, Beginning of Year.....................................    769,194      786,518
                                                              ---------    ---------
Cash, End of Year...........................................  $ 558,661    $ 769,194
                                                              =========    =========
Supplemental Disclosure of Cash Flow Information -- Cash
  paid during the year for interest.........................  $ 464,132    $ 467,759
                                                              =========    =========

                       See notes to financial statements.

         1151

                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Cedar Tree Investors Limited Partnership (A Kansas Limited Partnership) was formed to acquire, own and operate Cedar Tree Apartments, a 344-unit multifamily residential complex located in Shawnee, Kansas. The general partner of the Partnership is United Investors Real Estate, Inc., a Delaware corporation.

  Basis of Accounting

     The accompanying financial statements of the Partnership are prepared on the accrual basis and, therefore, revenue is recorded as earned and costs and expenses are recorded as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash

     Cash and cash equivalents includes cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than three months.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are considered restricted cash. Deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Income Taxes

     For income tax purposes, the Partnership reports revenue and costs and expenses on the accrual method. No income tax provisions have been shown in the accompanying statements of operations since the partners are taxed in their individual capacities.

  Apartment Properties

     Apartment properties are stated at cost less accumulated depreciation. Depreciation is computed using straight-line methods over estimated useful lives of 15 to 40 years for buildings and improvements and 5 to 12 years for furniture and fixtures.

     During 1995, the Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of FASB No. 121 had no effect on the Partnership's financial statements.

  Deferred Charges

     Deferred charges consist of loan costs which are amortized over the terms of the related notes.

         1152
                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Advertising

     The Partnership expenses the cost of advertising as incurred. Advertising expense, included in operating expenses, was $18,647 and $17,759 for the years ended December 31, 1995 and 1994, respectively.

  Fair Value

     In 1995, the Partnership implemented Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to short-term maturities. The Partnership estimates the fair value of its fixed rate mortgages by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership.

  Reclassifications

     Certain reclassifications of prior year balances have been made to conform to the current year presentation.

2.  MORTGAGE NOTE PAYABLE

     The mortgage note payable consists of a 10-year nonrecourse note collateralized by Cedar Tree Apartments, payable in monthly installments of $41,944, including interest. The interest rate is fixed at 9.75% per year. Scheduled maturities of principal are as follows:

                       YEAR ENDING
                      DECEMBER 31,                           AMOUNT
                      ------------                         ----------
1996.....................................................  $   43,192
1997.....................................................      47,597
1998.....................................................      52,450
1999.....................................................      57,799
2000.....................................................      63,693
Thereafter...............................................   4,474,051
                                                           ----------
          Total..........................................  $4,738,782
                                                           ==========

     The estimated fair value of the Partnership's aggregate debt is approximately $5.1 million. This value represents a general approximation of possible value and is not necessarily indicative of the amounts the Partnership may pay in actual market transactions.

3.  PARTNERS' EQUITY

  Allocations of Profits and Losses

     In accordance with the partnership agreement, all profits and losses are to be allocated 1% to the general partner and 99% to the limited partners.

  Distributions

     The Partnership allocates distributions 1% to the general partner and 99% to the limited partners. Subsequent to December 31, 1995, the Partnership paid a distribution to the partners of $100,000 on February 26, 1996.

         1153
                    CEDAR TREE INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1995 and 1994, the Partnership paid the following amounts to affiliates of the general partner:

                                                            1995       1994
                                                           -------    -------
Property management fees.................................  $91,253    $87,451
Reimbursement of expenses................................   15,000     10,000

     The Partnership insures Cedar Tree Apartments under a master policy through an agency and insurer unaffiliated with the general partner. An affiliate of the general partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the general partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the general partner by virtue of the agent's obligations is not significant.

5.  PARTNER TAX INFORMATION

     The following is a reconciliation between net income as reported in the financial statements and Federal taxable income allocated to the partners in the Partnership's information returns for the years ended December 31, 1995 and 1994:

                                                           1995        1994
                                                         --------    --------
Net income as reported.................................  $174,244    $300,722
Add (deduct):
  Deferred revenue.....................................    (9,968)     34,081
  Depreciation differences.............................    (4,330)     (9,118)
                                                         --------    --------
Federal taxable income.................................  $159,946    $325,685
                                                         ========    ========
Federal taxable income per limited partnership unit....  $  2,111    $  4,299
                                                         ========    ========

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets at December 31, 1995 and 1994:

                                                         1995          1994
                                                      ----------    ----------
Net assets as reported..............................  $1,722,504    $1,948,260
Differences in basis of assets and liabilities:
  Deferred revenue..................................      42,994        52,962
  Accumulated depreciation..........................     (25,556)      (21,226)
  Syndication costs.................................     213,094       213,094
                                                      ----------    ----------
Net assets -- tax basis.............................  $1,953,036    $2,193,090
                                                      ==========    ==========

         1154

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         1155

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1156

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1157

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                              CHAPEL HILL, LIMITED
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.

     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1158

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Chapel Hill,
    Limited....................................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-57
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-58
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         1159

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1160

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Chapel Hill, Limited. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1161

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1162

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of year tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         1163

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         1164

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         1165

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1166

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1167

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         1168

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         1169

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         1170

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         1171

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 3.85% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         1172

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax-Deferral   % Preferred OP Units
       rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

         1173

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

         1174

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF

         1175

     FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

---------------

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness

         1176

     to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

         1177

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $48,000 annually of your partnership and may also receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $116,896 in 1996, $119,469 in 1997 and $61,949 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Chapel Hill, Limited is a Tennessee limited partnership which was formed on April 20, 1984 for the purpose of owning and operating a small number of apartment properties located in Indianapolis, Indiana, known as "Chapel Hill Apartments" and "Chapelwood Apartments." In 1984, it completed a private placement of units that raised net proceeds of approximately $4,888,000. Chapel Hill Apartments consists of 148 apartment units and Chapelwood Apartments consists of 140 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase

         1178

of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on July 1, 2015, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding on Chapel Hill Apartments of $3,511,739, payable to Marine Midland Bank, Bank of America and FNMA, which bears interest at a rate of 7.60%. Such mortgage debt is due November 2002. Your partnership also has a second mortgage note outstanding on the property of $124,785, on the same terms as the current Chapel Hill Apartments mortgage note. There is also a mortgage note on Chapelwood Apartments, the balance of which is $3,638,777, as of June 30, 1998. The note is payable to Marine Midland Bank, Bank of America and FNMA, bears interest at 7.60% and is due November 2002. Chapelwood Apartments also secures a second mortgage note with a balance of $129,300 which has the same terms as the first mortgage. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1179

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1180

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1181

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1182

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1183

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         1184

             SUMMARY FINANCIAL INFORMATION OF CHAPEL HILL, LIMITED

     The summary financial information of Chapel Hill, Limited for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Chapel Hill, Limited for the years ended December 31, 1997 and 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                              CHAPEL HILL, LIMITED

                                   FOR THE SIX MONTHS
                                     ENDED JUNE 30,                            FOR THE YEAR ENDED DECEMBER 31,
                               ---------------------------   -------------------------------------------------------------------
                                   1998           1997          1997          1996          1995          1994          1993
                               ------------   ------------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues.............  $ 1,231,112    $ 1,181,549    $ 2,414,060   $ 2,295,793   $ 2,326,215   $ 2,237,699   $ 2,139,393
  Net Income/(Loss)..........      (50,349)       112,352        (65,397)     (141,794)     (308,629)     (172,070)     (267,186)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated
    Depreciation.............    1,759,935      2,067,724      1,932,461     2,248,160     2,581,477     2,808,349     3,197,960
    Total Assets.............    3,008,111      3,304,434      3,119,724     3,348,394     3,662,018     4,086,115     4,416,791
  Mortgage Notes Payable,
    including Accrued
    Interest.................    7,094,216      7,250,104      7,208,979     7,356,494     7,502,438     7,636,184     7,758,752
  Partners'
    Capital/(Deficit)........   (4,254,360)    (4,023,091)    (4,204,011)   (4,135,443)   (3,991,181)   (3,680,506)   (3,508,436)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $0

         1185

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1186

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         1187

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units
and Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         1188

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 3.85% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         1189

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral

         1190

       % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         1191

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         1192

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         1193

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

         1194

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         1195

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         1196

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         1197

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from             , 1998 (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
                 , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         1198

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         1199

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         1200

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         1201

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

         1202

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations

         1203

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1204

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1205

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1206

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1207
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1208
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1209

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1210

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1211

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1212

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1213

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other Partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1214

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         1215

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         1216

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

         1217

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not
         1218

     limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the
         1219

     value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         1220

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Tennessee law for the purpose of owning and            Delaware limited partnership. The AIMCO Operating
managing Chapel Hill Apartments and Chapelwood               Partnership owns interests (either directly or through
Apartments.                                                  subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is July 1, 2015.        Agreement") or as provided by law. See "Description of
                                                             OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire and operate      The purpose of the AIMCO Operating Partnership is to
your partnership's property. Subject to restrictions         conduct any business that may be lawfully conducted by
contained in your partnership's agreement of limited         a limited partnership organized pursuant to the
partnership, your partnership may perform all act            Delaware Revised Uniform Limited Partnership Act (as
necessary or appropriate in connection therewith and         amended from time to time, or any successor to such
reasonably related thereto, including acquiring              statute) (the "Delaware Limited Partnership Act"),
additional real or personal property, borrowing money        provided that such business is to be conducted in a
and creating liens.                                          manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1221
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 65 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may acquire property or        funds or other assets to its subsidiaries or other
services from, and have other transactions with persons      persons in which it has an equity investment, and such
who are partners or who are affiliates of partners. Any      persons may borrow funds from the AIMCO Operating
and all compensation paid to such persons in connection      Partnership, on terms and conditions established in the
with services performed for your partnership must be         sole and absolute discretion of the general partner. To
commensurate with that which would be paid to an             the extent consistent with the business purpose of the
independent person for similar services and all              AIMCO Operating Partnership and the permitted
agreements must be in writing. The partnership may not       activities of the general partner, the AIMCO Operating
make loans to any partners but the general partners may      Partnership may transfer assets to joint ventures,
make loans to your partnership; provided that the            limited liability companies, partnerships,
interest and fees received by the general partners in        corporations, business trusts or other business
connection with such loans are not in excess of the          entities in which it is or thereby becomes a
amounts which would be charged by an unrelated bank and      participant upon such terms and subject to such
the general partners do not receive a finder's or            conditions consistent with the AIMCO Operating Part-
placement fee or commission.                                 nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and issue evidences of indebtedness in       restrictions on borrowings, and the general partner has
furtherance of your partnership business, whether            full power and authority to borrow money on behalf of
secured or unsecured.                                        the AIMCO Operating Partnership. The AIMCO Operating
                                                             Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         1222
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to receive, for any            with a statement of the purpose of such demand and at
proper purpose, the name and address of each limited         such OP Unitholder's own expense, to obtain a current
partner and the number of units owned by each limited        list of the name and last known business, residence or
partners. Your partnership furnishes such information        mailing address of the general partner and each other
to any limited partner requesting the same in writing,       OP Unitholder.
upon payment of all costs and expenses of your
partnership in connection with the preparation and
forwarding of such information.

                               Management Control


The general partner of your partnership manages and          All management powers over the business and affairs of
controls your partnership and all aspects of its             the AIMCO Operating Partnership are vested in AIMCO-GP,
business. The general partner has full, exclusive and        Inc., which is the general partner. No OP Unitholder
complete authority and discretion in the management and      has any right to participate in or exercise control or
control of the business and the activities and               management power over the business and affairs of the
operations of your partnership. In the exercise of its       AIMCO Operating Partnership. The OP Unitholders have
authority, it makes all decisions affecting the conduct      the right to vote on certain matters described under
of the business of your partnership. Limited partners        "Comparison of Ownership of Your Units and AIMCO OP
may not take part in the management of the business,         Units -- Voting Rights" below. The general partner may
affairs and operations of your partnership, transact         not be removed by the OP Unitholders with or without
any business for your partnership, have any power,           cause.
right or authority to enter into any agreement, execute
or sign documents for, make representation on behalf of      In addition to the powers granted a general partner of
nor to otherwise act so as to bind your partnership in       a limited partnership under applicable law or that are
any manner.                                                  granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable, in damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed by any of them which are reasonably believed       judgment or mistakes of fact or law of any act or
by them to be within the scope of the authority              omission if the general partner acted in good faith.
conferred on them by your partnership's agreement of         The AIMCO Operating Partnership Agreement provides for
limited partnership, excepting only acts of malfea-          indemnification of AIMCO, or any director or officer of
sance, gross negligence or actual misrepresentation. In      AIMCO (in its capacity as the previous general partner
addition, the general partner and its affiliates are         of the AIMCO Operating Partnership), the general
entitled to indemnification by your partnership for any      partner, any officer or director of general partner or
and all acts performed by them in the good faith belief      the AIMCO Operating Partnership and such other persons
that the act or omission was in the best interests of        as the general partner may designate from and against
your partnership and which are reasonably within the         all losses, claims, damages, liabilities, joint or
scope of the authority conferred upon them by your           several, expenses (including legal fees), fines,
partnership's agreement of limited partnership or by         settlements and other amounts incurred in connection
your partnership, excepting only acts of malfeasance,        with any actions relating to the operations of the
gross negligence or actual misrepresentation; provided,      AIMCO Operating Partnership, as set forth in the AIMCO
however, that such indemnity will be paid out of, and        Operating Partnership Agreement. The Delaware Limited
only to the extent of, partnership assets.                   Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its

         1223
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             partnership agreement, a limited partnership may, and
                                                             shall have the power to, indemnify and hold harmless
                                                             any partner or other person from and against any and
                                                             all claims and demands whatsoever. It is the position
                                                             of the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner for cause and elect a successor general partner      affairs of the AIMCO Operating Partnership. The general
upon a vote of the limited partners owning a majority        partner may not be removed as general partner of the
of the outstanding units. A general partner may not          AIMCO Operating Partnership by the OP Unitholders with
transfer, assign, sell, withdraw or otherwise dispose        or without cause. Under the AIMCO Operating Partnership
of its interest unless it obtains the prior written          Agreement, the general partner may, in its sole
consent of those persons owning more than 50% of the         discretion, prevent a transferee of an OP Unit from
units and satisfies other conditions set forth in your       becoming a substituted limited partner pursuant to the
partnership's agreement of limited partnership. Such         AIMCO Operating Partnership Agreement. The general
consent is also necessary for the approval of a new          partner may exercise this right of approval to deter,
general partner. A limited partner may not transfer his      delay or hamper attempts by persons to acquire a
interests without the written consent of the general         controlling interest in the AIMCO Operating Partner-
partner which may be withheld at the sole discretion of      ship. Additionally, the AIMCO Operating Partnership
the general partner.                                         Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to change the name         in the AIMCO Operating Partnership Agreement, whereby
and location of the principal place of business of your      the general partner may, without the consent of the OP
partnership, change the name or the residence of a           Unitholders, amend the AIMCO Operating Partnership
partner, substitute a limited partner, correct an error      Agreement, amendments to the AIMCO Operating
in your partnership's agreement of limited part-             Partnership Agreement require the consent of the
nership and as required by law. Amendments of specified      holders of a majority of the outstanding Common OP
provisions of your partnership's agreement of limited        Units, excluding AIMCO and certain other limited
partnership may be made only with the prior written          exclusions (a "Majority in Interest"). Amendments to
consent of all partners. Other amendments must be            the AIMCO Operating Partnership Agreement may be
approved by the limited partners owning more than 50%        proposed by the general partner or by holders of a
of the units.                                                Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $48,000 annually. Moreover, the general             capacity as general partner of the AIMCO Operating
partner or certain affiliates may be entitled to             Partnership. In addition, the AIMCO Operating Part-
compensation for additional services rendered.               nership is responsible for all expenses incurred
                                                             relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1224
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not subject to             negligence, no OP Unitholder has personal liability for
assessment nor personally liable for any of the debts        the AIMCO Operating Partnership's debts and
or obligations of your partnership or any of losses of       obligations, and liability of the OP Unitholders for
your partnership beyond its obligations to contribute        the AIMCO Operating Partnership's debts and obligations
to the capital of your partnership as specified in your      is generally limited to the amount of their invest-
partnership's agreement of limited partnership and as        ment in the AIMCO Operating Partnership. However, the
otherwise provided by law.                                   limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner has fiduciary               partnership agreement, Delaware law generally requires
responsibilities to your partnership in respect of the       a general partner of a Delaware limited partnership to
funds and assets of your partnership and will take all       adhere to fiduciary duty standards under which it owes
actions which may be necessary or appropriate for the        its limited partners the highest duties of good faith,
proper maintenance and operation of your partnership's       fairness and loyalty and which generally prohibit such
property in accordance with the provisions of your           general partner from taking any action or engaging in
partnership's agreement of limited partnership and in        any transaction as to which it has a conflict of
accordance with applicable laws and regulations. The         interest. The AIMCO Operating Partnership Agreement
general partner will manage and control the affairs of       expressly authorizes the general partner to enter into,
your partnership to the best of its abilities and use        on behalf of the AIMCO Operating Partnership, a right
its best efforts to carry out the business of your           of first opportunity arrangement and other conflict
partnership as set forth in your partnership's               avoidance agreements with various affiliates of the
agreement of limited partnership. However, the general       AIMCO Operating Partnership and the general partner, on
partner may engage in or hold interests in other             such terms as the general partner, in its sole and
business ventures of every kind and description for its      absolute discretion, believes are advisable. The AIMCO
own account including, without limitation, ventures          Operating Partnership Agreement expressly limits the
such as those undertaken by your partnership and the         liability of the general partner by providing that the
partners shall have no rights in and to such                 general partner, and its officers and directors will
independent business venture or the income and profits       not be liable or accountable in damages to the AIMCO
derived therefrom.                                           Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1225
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS               COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain limitations; dissolve and        Units" in the accompanying               transactions such as the
terminate your partnership; remove       Prospectus. So long as any               institution of bankruptcy
a general partner for cause; and         Preferred OP Units are outstand-         proceedings, an assignment for the
approve or disapprove the sale of        ing, in addition to any other vote       benefit of creditors and certain
all or substantially all of the          or consent of partners required by       transfers by the general partner of
assets of your partnership.              law or by the AIMCO Operating            its interest in the AIMCO Operating
                                         Partnership Agree-                       Part-

         1226
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

A general partner may cause the          ment, the affirmative vote or            nership or the admission of a
dissolution of the your partnership      consent of holders of at least 50%       successor general partner.
by retiring when there are no            of the outstanding Preferred OP
remaining general partners unless,       Units will be necessary for              Under the AIMCO Operating Partner-
the limited partners owning more         effecting any amendment of any of        ship Agreement, the general partner
the 50% of the then outstanding          the provisions of the Partnership        has the power to effect the
units elect a new general partner        Unit Designation of the Preferred        acquisition, sale, transfer,
who decides to continue your             OP Units that materially and             exchange or other disposition of
partnership with the approval of         adversely affects the rights or          any assets of the AIMCO Operating
the limited partners owning more         preferences of the holders of the        Partnership (including, but not
than 50% of the then outstanding         Preferred OP Units. The creation or      limited to, the exercise or grant
units.                                   issuance of any class or series of       of any conversion, option,
                                         partnership units, including,            privilege or subscription right or
                                         without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Your partnership may, but is not         $      per Preferred OP Unit;            tribute quarterly all, or such
obligated to, make current               provided, however, that at any time      portion as the general partner may
distributions out of its cash funds      and from time to time on or after        in its sole and absolute discretion
as the general partner may, in its       the fifth anniversary of the issue       determine, of Available Cash (as
discretion, determine. The               date of the Preferred OP Units, the      defined in the AIMCO Operating
distributions payable to the             AIMCO Operating Partnership may          Partnership Agreement) generated by
partners are not fixed in amount         adjust the annual distribution rate      the AIMCO Operating Partnership
and depend upon the operating            on the Preferred OP Units to the         during such quarter to the general
results and net sales or                 lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has not made                 dividend rate on the most recently       with respect to such quarter, in
distributions in the past five           issued AIMCO non-convertible             accordance with their respective
years and is not projected to make       preferred stock which ranks on a         interests in the AIMCO Operating
distributions in 1998.                   parity with its Class H Cumu-            Partnership on such record date.
                                         lative Preferred Stock. Such             Holders of any other Preferred OP
                                         distributions                            Units issued in the future may

         1227
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         will be cumulative from the date of      have priority over the general
                                         original issue. Holders of               partner, the special limited
                                         Preferred OP Units will not be           partner and holders of Common OP
                                         entitled to receive any distribu-        Units with respect to distri-
                                         tions in excess of cumulative            butions of Available Cash,
                                         distributions on the Preferred OP        distributions upon liquidation or
                                         Units. No interest, or sum of money      other distributions. See "Per Share
                                         in lieu of interest, shall be            and Per Unit Data" in the
                                         payable in respect of any                accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) the interest         on any securities exchange. The          transferability of the OP Units.
being acquired by the assignee           Preferred OP Units are subject to        Until the expiration of one year
consists of an integral multiple of      restrictions on transfer as set          from the date on which an OP
half units, (2) a written                forth in the AIMCO Operating             Unitholder acquired OP Units,
assignment has been duly executed        Partnership Agreement.                   subject to certain exceptions, such
and acknowledged by the assignor                                                  OP Unitholder may not transfer all
and assignee, (3) the written            Pursuant to the AIMCO Operating          or any portion of its OP Units to
approval of the general partner          Partnership Agreement, until the         any transferee without the consent
which may be withheld in the sole        expiration of one year from the          of the general partner, which
and absolute discretion of the           date on which a holder of Preferred      consent may be withheld in its sole
general partner has been granted,        OP Units acquired Preferred OP           and absolute discretion. After the
(4) the assignor or the assignee         Units, subject to certain                expiration of one year, such OP
pays a transfer fee, (5) the             exceptions, such holder of               Unitholder has the right to
transfer will not result in a            Preferred OP Units may not transfer      transfer all or any portion of its
termination of your partnership for      all or any portion of its Pre-           OP Units to any person, subject to
tax purposes and (6) the assignor        ferred OP Units to any transferee        the satisfaction of certain
and assignee have complied with          without the consent of the general       conditions specified in the AIMCO
such other conditions as set forth       partner, which consent may be            Operating Partnership Agreement,
in your partnership's agreement of       withheld in its sole and absolute        including the general partner's
limited partnership.                     discretion. After the expiration of      right of first refusal. See
There are no redemption rights           one year, such holders of Preferred      "Description of OP Units --
associated with your units.              OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of certain              After the first anniversary of
                                         conditions specified in the              becoming a

         1228
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         AIMCO Operating Partnership Agree-       holder of Common OP Units, an OP
                                         ment, including the general              Unitholder has the right, subject
                                         partner's right of first refusal.        to the terms and conditions of the
                                                                                  AIMCO Operating Partnership
                                         After a one-year holding period, a       Agreement, to require the AIMCO
                                         holder may redeem Preferred OP           Operating Partnership to redeem all
                                         Units and receive in exchange            or a portion of the Common OP Units
                                         therefor, at the AIMCO Operating         held by such party in exchange for
                                         Partnership's option, (i) subject        a cash amount based on the value of
                                         to the terms of any Senior Units,        shares of Class A Common Stock. See
                                         cash in an amount equal to the           "Description of OP
                                         Liquidation Preference of the            Units -- Redemption Rights" in the
                                         Preferred OP Units tendered for          accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1229

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer consideration for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $48,000 annually from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The Property Manager received management fees of $116,896 in 1996, $119,469 in 1997 and $61,949 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1230

                                YOUR PARTNERSHIP

GENERAL

     Your partnership is a Tennessee limited partnership which raised net proceeds of approximately $4,888,000 in 1984 through a private offering. The promoter for the private offering of your partnership was Freeman Properties, Inc. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 74 limited partners of your partnership and a total of 65 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on April 20, 1984 for the purpose of owning and operating a small number of apartment properties located in Indianapolis, Indiana, known as "Chapel Hill Apartments" and "Chapelwood Apartments". There are 148 apartment units in Chapel Hill Apartments consisting of 28 one-bedroom apartments, 80 two-bedroom apartments and 40 three-bedroom apartments. The total rentable square footage is 183,600 square feet and the average annual rent per apartment unit is $7,174. Chapel Hill Apartments had an average occupancy rate of 95.27% in 1996 and 1997. Chapelwood Apartments has 140 apartment units. There are 24 one-bedroom apartments, 32 two-bedroom apartments and 68 three-bedroom apartments. The total rentable square footage is 220,300 square feet. In 1996, Chapelwood Apartments had an average occupancy rate of approximately of 90.71% and 90.71% in 1997. The average annual rent per apartment unit is $8,566.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $116,896, $119,469 and $61,949, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on July 1, 2015 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

         1231

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,511,739, payable to Marine Midland Bank, Bank of America and FHMA, which bears interest at a rate of 7.60%. The mortgage debt is due November 2002. Your partnership also has a second mortgage note outstanding on the property of $124,785, on the same terms as the current Chapel Hill Apartments mortgage note. There is also a mortgage note on Chapelwood Apartments, the balance of which is $3,638,777, as of June 30, 1998. The note is payable to Marine Midland Bank, Bank of America and FNMA, bears interest at 7.60% and is due November 2002. Chapelwood Apartments also secures a second mortgage note with a balance of $129,300 which has the same terms as the first mortgage. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         1232

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Chapel Hill, Limited taken from the financial statements described above. See "Index to Financial Statements."

                                                                   CHAPEL HILL, LIMITED
                              -----------------------------------------------------------------------------------------------
                              FOR THE SIX MONTHS ENDED                            FOR THE YEARS ENDED
                                      JUNE 30,                                       DECEMBER 31,
                              -------------------------   -------------------------------------------------------------------
                                 1998          1997          1997          1996          1995          1994          1993
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents...  $   347,599   $   324,710   $   292,551   $   224,194   $   209,734   $   348,683   $   239,621
Land & Building.............    9,969,706     9,769,927     9,888,448     9,696,579     9,533,433     9,277,337     9,292,270
Accumulated Depreciation....   (8,209,771)   (7,702,203)   (7,955,987)   (7,448,419)   (6,951,956)   (6,468,988)   (6,094,310)
Other Assets................      900,577       912,000       894,712       876,040       870,807       929,083       979,210
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets.......  $ 3,008,111   $ 3,304,434   $ 3,119,724   $ 3,348,394   $ 3,662,018   $ 4,086,115   $ 4,416,791
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES AND PARTNERS'
  DEFICIT
Mortgage & Accrued
  Interest..................  $47,094,216   $ 7,250,104   $ 7,208,979   $ 7,356,494   $ 7,502,438   $ 7,636,184   $ 7,758,752
Other Liabilities...........      168,256        77,420       114,756       127,343       150,761       130,437       166,475
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total
           Liabilities......    7,262,472     7,327,524     7,323,735     7,483,837     7,653,199     7,766,621     7,925,227
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital
  (Deficit).................  $(4,254,360)  $(4,023,091)  $(4,204,011)  $(4,135,443)  $(3,991,181)  $(3,680,506)  $(3,508,436)
                              ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                        CHAPEL HILL, LIMITED
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $1,156,975    $1,104,642    $2,259,379   $2,147,082   $2,170,553   $2,086,094   $2,074,155
Other Income.......................      74,137        76,907       154,681      148,711      155,662      151,605       65,238
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............   1,231,112     1,181,549     2,414,060    2,295,793    2,326,215    2,237,699    2,139,393
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     576,703       423,632     1,052,313      960,238    1,139,355      902,662      893,595
General & Administrative...........      53,903        40,293        86,403       91,477       89,073      116,713       71,129
Depreciation.......................     253,784       253,784       507,568      496,463      482,968      472,534      528,745
Interest Expense...................     283,932       292,305       674,526      675,042      688,381      674,266      685,068
Property Taxes.....................     113,139        59,183       158,647      214,367      235,067      243,594      228,042
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............   1,281,461     1,069,197     2,479,457    2,437,587    2,634,844    2,409,769    2,406,579
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................  $  (50,349)   $  112,352    $  (65,397)  $ (141,794)  $ (308,629)  $ (172,070)  $ (267,186)
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         1233

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $50,349 for the six months ended June 30, 1998, compared to net income of $112,352 for the six months ended June 30, 1997. The decrease in net income of $162,701, or 144.81% was primarily the result of an increase in operating expenses during 1998. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,231,112 for the six months ended June 30, 1998, compared to $1,181,549 for the six months ended June 30, 1997, an increase of $49,563, or 4.19%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $576,703 for the six months ended June 30, 1998, compared to $423,632 for the six months ended June 30, 1997, an increase of $153,071 or 36.13%. The increase is primarily due to an increase in accrued expenses for the interim period and an increase in repairs and maintenance at both properties. Management expenses totaled $61,949 for the six months ended June 30, 1998, compared to $59,112 for the six months ended June 30, 1997, an increase of $2,837, or 4.80%.

     General and Administrative Expenses

     General and administrative expenses totaled $53,903 for the six months ended June 30, 1998 compared to $40,293 for the six months ended June 30, 1997, an increase of $13,610 or 33.78%. The increase is primarily due to the timing of audit fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $283,932 for the six months ended June 30, 1998, compared to $292,305 for the six months ended June 30, 1997, $8,534 for the six months ended June 30, 1997, for a decrease of $920.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $65,397 for the year ended December 31, 1997, compared to a net loss of $141,794 for the year ended December 31, 1996. The increase in net income of $76,397, or 53.88% was primarily the result of an increase in rental revenues and a decrease in property taxes offset by an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

         1234

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,414,060 for the year ended December 31, 1997, compared to $2,295,793 for the year ended December 31, 1996, an increase of $118,267, or 5.15%. The increase is primarily due to increases in the average occupancy levels and the rental rates at both properties.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $1,052,313 for the year ended December 31, 1997, compared to $960,238 for the year ended December 31, 1996, an increase of $92,075 or 9.59%. The increase is due to increases in advertising and personnel expenses. Management expenses totaled $119,469 for the year ended December 31, 1997, compared to $116,896 for the year ended December 31, 1996, an increase of $2,573, or 2.20%.

     General and Administrative Expenses

     General and administrative expenses totaled $86,403 for the year ended December 31, 1997 compared to $91,477 for the year ended December 31, 1996, a decrease of $5,074 or 5.55%. The decrease is primarily due to the timing of audit fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $674,526 for the year ended December 31, 1997, compared to $675,042 for the year ended December 31, 1996, a decrease of $516, or 0.08%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $141,794 for the year ended December 31, 1996, compared to a net loss of $308,629 for the year ended December 31, 1995. The increase in net income of $166,835, or 54.06% was primarily the result of a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,295,793 for the year ended December 31, 1996, compared to $2,326,215 for the year ended December 31, 1995, a decrease of $30,422, or 1.31%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $960,238 for the year ended December 31, 1996,compared to $1,139,355 for the year ended December 31, 1995, a decrease of $179,117 or 15.72%. The decrease is primarily due to a decrease in maintenance expense due to an exterior painting project at one of the properties in 1995. Management expenses totaled $116,896 for the year ended December 31, 1996, compared to $115,300 for the year ended December 31, 1995, an increase of $1,596, or 1.38%.

     General and Administrative Expenses

     General and administrative expenses totaled $91,477 for the year ended December 31, 1996 compared to $89,073 for the year ended December 31, 1995, an increase of $2,404 or 2.70%.

         1235

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $675,042 for the year ended December 31, 1996, compared to $688,381 for the year ended December 31, 1995, a decrease of $13,339, or 1.94%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $347,599 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable, responsible or accountable, in damages or otherwise to your partnership or any limited partner for any acts performed by any of them which are reasonably believed by them to be within the scope of the authority conferred on them by your partnership's agreement of limited partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     The general partner and its affiliates are entitled to indemnification by your partnership for any and all acts performed by them in the good faith belief that the act or omission was in the best interests of your partnership and which are reasonably within the scope of the authority conferred upon them by your partnership's agreement of limited partnership or by your partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation; provided, however, that such indemnity will be paid out of and only to the extent of partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not made a distribution within the last five years. The original cost per unit was $65,173.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         1236

     (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................         0                        0                  0
1995.........................         0                        0                  0
1996.........................         0                        0                  0
1997.........................         1                    1.86%                  1
1998 (through June 30).......         1                    1.86%                  1

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns a 3.85% limited partnership interest in your partnership. Except as described above, Neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994............................................     78,527
1995............................................    107,445
1996............................................     81,048
1997............................................     84,896
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................          0
1996............................................    116,896
1997............................................    119,469
1998 (through June 30)..........................     61,949

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         1237

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

         1238

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet -- Income Tax Basis as of June 30,
  1998 -- (unaudited).......................................   F-2
Condensed Statements of Operations -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...   F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...   F-4
Notes to Condensed Financial Statements -- Income Tax
  Basis.....................................................   F-5
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997 and
  1996 (unaudited)..........................................   F-7
Statements of Revenues and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1997 and 1996 (unaudited).............................   F-8
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1997 and 1996 (unaudited)..............   F-9
Notes to Financial Statements -- Income Tax Basis...........  F-10
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996 and
  1995 (unaudited)..........................................  F-14
Statements of Revenues and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1996 and 1995 (unaudited).............................  F-15
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1996 and 1995 (unaudited)..............  F-16
Notes to Financial Statements -- Income Tax Basis
  (unaudited)...............................................  F-17

         1239

                                  CHAPEL HILL

                            CONDENSED BALANCE SHEET
                                INCOME TAX BASIS
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $   347,599
Receivables and Deposits....................................                     49,713
Restricted Escrows..........................................                    313,559
Syndication Fees............................................                         --
Other Assets................................................                    537,305
Investment Property:
  Land......................................................  $   375,000
  Building and related personal property....................    9,594,707
                                                              -----------
                                                                9,969,707
  Less: Accumulated depreciation............................   (8,209,771)    1,759,936
                                                              -----------   -----------
          Total Assets......................................                $ 3,008,112
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $        --
Other Accrued Liabilities...................................                   (168,256)
Property taxes payable......................................                         --
Tenant security deposits....................................                         --
Notes Payable...............................................                 (7,094,216)
Partners' Capital...........................................                  4,254,360
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $(3,008,112)
                                                                            ===========

         1240

                                  CHAPEL HILL

                       CONDENSED STATEMENTS OF OPERATIONS
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Revenues:
  Rental Income.............................................  $(1,156,975)  $(1,104,642)
  Other Income..............................................      (74,137)      (76,907)
  (Gain) Loss on Disposal of Property.......................           --            --
  Casualty Gain/Loss........................................           --            --
                                                              -----------   -----------
          Total Revenues....................................   (1,231,112)   (1,181,549)
Expenses:
  Operating Expenses........................................      576,703       423,632
  General and Administrative Expenses.......................       53,903        40,293
  Depreciation Expense......................................      253,784       253,784
  Interest Expense..........................................      283,932       292,305
  Property Tax Expense......................................      113,139        59,183
                                                              -----------   -----------
          Total Expenses....................................    1,281,461     1,069,197
(Income) Loss from Operations...............................       50,349      (112,352)
Extraordinary Gain on Early Extinguishment of Debt..........           --            --
Loss on Sale of Investment Property.........................           --            --
Casualty Gain...............................................           --            --
                                                              -----------   -----------
          Net (Income) Loss.................................  $    50,349   $  (112,352)
                                                              ===========   ===========

         1241

                                  CHAPEL HILL

                       CONDENSED STATEMENTS OF CASH FLOWS
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------   ----------
Operating Activities:
  Net Income (loss).........................................  $ (50,349)  $  112,352
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    253,784      253,784
     Loss on Casualty event.................................         --           --
     Extraordinary loss on refinancing......................         --           --
     Changes in accounts:
       Receivables and deposits and other assets............      1,055      (29,726)
       Accounts Payable and accrued expenses................     53,500      (49,923)
                                                              ---------   ----------
          Net cash provided by (used in) operating
            activities......................................    257,990      286,487
Investing Activities:
  Property improvements and replacements....................    (81,259)     (73,348)
  Property improvements -- NON-CASH.........................         --           --
  Proceeds from sale of investments.........................         --           --
  Collections on notes receivable...........................         --           --
  Net (increase)/decrease in restricted escrows.............     (6,920)      (6,234)
  Net insurance proceeds received from casualty events......         --           --
  Dividends received........................................         --           --
                                                              ---------   ----------
          Net cash provided by (used in) investing
            activities......................................    (88,179)     (79,582)
Financing Activities:
  Payments on mortgage......................................   (114,763)    (106,389)
  Repayment of mortgage.....................................         --           --
  Prepayment penalties......................................         --           --
  Proceeds from refinancing of mortgage.....................         --           --
  Payment of Loan Costs.....................................         --           --
  Partners' Distributions...................................         --           --
                                                              ---------   ----------
          Net cash provided by (used in) financing
            activities......................................   (114,763)    (106,389)
                                                              ---------   ----------
          Net increase (decrease) in cash and cash
            equivalents.....................................     55,048      100,516
Cash and cash equivalents at beginning of year..............    292,551      224,194
                                                              ---------   ----------
Cash and cash equivalents at end of period..................  $ 347,599   $  324,710
                                                              =========   ==========

         1242

                              CHAPEL HILL LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Chapel Hill Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         1243

                              CHAPEL HILL, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996
           (WITH INDEPENDENT ACCOUNTANTS' COMPILATION REPORT THEREON)

         1244

                              CHAPEL HILL, LIMITED

                STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS'
                          DEFICIT -- INCOME TAX BASIS
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   292,551    $   224,194
Receivables and deposits....................................      109,714         91,126
Restricted escrows (Note B).................................      306,639        294,035
Other assets................................................      478,359        490,879
Investment properties (Note C):
  Land......................................................      375,000        375,000
  Buildings and related personal property...................    9,513,448      9,321,579
                                                              -----------    -----------
                                                                9,888,448      9,696,579
  Less accumulated depreciation.............................   (7,955,987)    (7,448,419)
                                                              -----------    -----------
                                                                1,932,461      2,248,160
                                                              -----------    -----------
                                                              $ 3,119,724    $ 3,348,394
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    22,897    $    33,228
  Tenant security deposit liabilities.......................       44,439         47,698
  Other liabilities.........................................       47,420         46,417
  Mortgage notes payable (Note C)...........................    7,208,979      7,356,494
                                                               (4,204,011)    (4,135,443)
                                                              -----------    -----------
Partners' deficit...........................................  $ 3,119,724    $ 3,348,394
                                                              ===========    ===========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         1245

                              CHAPEL HILL, LIMITED

          STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN PARTNERS'
                          DEFICIT -- INCOME TAX BASIS
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $ 2,259,379    $ 2,147,082
  Other income..............................................      154,681        148,711
                                                              -----------    -----------
          Total revenues....................................    2,414,060      2,295,793
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................    1,052,313        960,238
  General and administrative (Note D).......................       86,403         91,477
  Depreciation..............................................      507,568        496,463
  Interest..................................................      674,526        675,042
  Property taxes............................................      158,647        214,367
                                                              -----------    -----------
          Total expenses....................................    2,479,457      2,437,587
                                                              -----------    -----------
Net loss....................................................      (65,397)      (141,794)
Distributions to partners...................................       (3,171)        (2,468)
Partners' deficit at beginning of year......................   (4,135,443)    (3,991,181)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(4,204,011)   $(4,135,443)
                                                              ===========    ===========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         1246

                              CHAPEL HILL, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................  $ (65,397)    $(141,794)
     Adjustments, to reconcile net loss to net cash provided
      by operating activities:
     Depreciation...........................................    507,568       496,463
     Amortization of discounts and loan costs...............     94,022        79,854
     Change in accounts:
       Receivables and deposits.............................    (18,588)       (5,147)
       Other assets.........................................    (12,130)       (1,354)
       Accounts payable.....................................    (10,331)      (35,585)
       Tenant security deposit liabilities..................     (3,259)        2,997
       Other liabilities....................................      1,003         9,170
                                                              ---------     ---------
          Net cash provided by operating activities.........    492,888       404,604
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (191,869)     (163,146)
  Deposits to restricted escrows............................    (12,604)      (12,379)
  Receipts from restricted escrows..........................         --        33,405
                                                              ---------     ---------
          Net cash used in investing activities.............   (204,473)     (142,120)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................   (216,887)     (201,062)
  Distributions to partners.................................     (3,171)       (2,468)
                                                              ---------     ---------
          Net cash used in financing activities.............   (220,058)     (203,530)
                                                              ---------     ---------
Net increase in cash and cash equivalents...................     68,357        58,954
Cash and cash equivalents at beginning of year..............    224,194       165,240
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 292,551     $ 224,194
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 580,503     $ 596,327
                                                              =========     =========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         1247

                              CHAPEL HILL, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Chapel Hill, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated January 24, 1975. The Partnership owns and operates Chapel Woods Townhouses a 140 townhouse complex, and Chapel Hill Apartments, a 148 unit apartment complex, both located in Indianapolis, Indiana.

     The Partnership's Managing General Partner is Davidson Properties, Inc., an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded, as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $121,706 and $146,355, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are syndication costs of $336,142 which are not amortized.

         1248
                              CHAPEL HILL, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)
                           DECEMBER 31, 1997 AND 1996
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997        1996
                                                              --------    --------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................  $306,639    $294,035
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $64,840, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $7,265,278    $7,482,165
Second mortgage note payable in interest only monthly
  installments of $1,609, at a rate of 7.60% with principal
  due November 2002; collateralized by land and buildings...     254,085       254,085
                                                              ----------    ----------
Principal balance at year end...............................   7,519,363     7,736,250
Less unamortized discount...................................    (310,384)     (379,756)
                                                              ----------    ----------
                                                              $7,208,979    $7,356,494
                                                              ==========    ==========

         1249
                              CHAPEL HILL, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)
                           DECEMBER 31, 1997 AND 1996
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998...................................................    $  233,957
1999...................................................       252,370
2000...................................................       272,232
2001...................................................       293,659
2002...................................................     6,467,145
                                                           ----------
                                                           $7,519,363
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                           1997        1996
TYPE OF TRANSACTION                                       AMOUNT      AMOUNT
-------------------                                      --------    --------
Management fee.........................................  $119,469    $116,896
Partnership administration fee.........................  $ 48,000    $ 48,000
Reimbursement for services to affiliates...............  $ 36,247    $ 33,048
Construction oversight fee.............................  $    649    $     --

         1250

                              CHAPEL HILL, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995
           (WITH INDEPENDENT ACCOUNTANTS' COMPILATION REPORT THEREON)

         1251

                              CHAPEL HILL, LIMITED

                STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS'
                          DEFICIT -- INCOME TAX BASIS
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   224,194    $   165,240
  Restricted -- tenant security deposits....................       46,123         44,494
Accounts receivable.........................................        7,640         12,290
Escrow for taxes............................................       37,363         29,195
Restricted escrows (Note B).................................      294,035        315,061
Other assets................................................      490,879        514,261
Investment properties (Note C):
  Land......................................................      375,000        375,000
  Buildings and related personal property...................    9,321,579      9,158,433
                                                              -----------    -----------
                                                                9,696,579      9,533,433
  Less accumulated depreciation.............................   (7,448,419)    (6,951,956)
                                                              -----------    -----------
                                                                2,248,160      2,581,477
                                                              -----------    -----------
                                                              $ 3,348,394    $ 3,662,018
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    33,228    $    67,186
  Tenant security deposits..................................       47,698         44,701
  Other liabilities.........................................       46,417         38,874
  Mortgage notes payable (Note C)...........................    7,356,494      7,502,438
Partners' deficit...........................................   (4,135,443)    (3,991,181)
                                                              -----------    -----------
                                                              $ 3,348,394    $ 3,662,018
                                                              ===========    ===========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         1252

                              CHAPEL HILL, LIMITED

          STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN PARTNERS'
                          DEFICIT -- INCOME TAX BASIS
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $ 2,147,082    $ 2,170,553
  Other income..............................................      148,711        155,662
                                                              -----------    -----------
          Total revenues....................................    2,295,793      2,326,215
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      646,150        632,400
  General and administrative (Note D).......................       91,477         89,073
  Maintenance...............................................      314,088        506,955
  Depreciation..............................................      496,463        482,968
  Interest..................................................      675,042        688,381
  Property taxes............................................      214,367        235,067
                                                              -----------    -----------
          Total expenses....................................    2,437,587      2,634,844
                                                              -----------    -----------
Net loss....................................................     (141,794)      (308,629)
Distributions to partners...................................       (2,468)        (2,046)
Partners' deficit at beginning of year......................   (3,991,181)    (3,680,506)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(4,135,443)   $(3,991,181)
                                                              ===========    ===========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         1253

                              CHAPEL HILL, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................  $(141,794)    $(308,629)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    496,463       482,968
     Amortization of discounts and loan costs...............     79,854        77,384
     Change in accounts:
       Restricted cash......................................     (1,629)        6,203
       Accounts receivable..................................      4,650        (1,916)
       Escrow for taxes.....................................     (8,168)       27,475
       Other assets.........................................     (1,354)           --
       Accounts payable.....................................    (35,585)       37,808
       Tenant security deposit liabilities..................      2,997        (6,916)
       Other liabilities....................................      9,170       (10,568)
                                                              ---------     ---------
          Net cash provided by operating activities.........    404,604       303,809
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (163,146)     (256,096)
  Deposits to restricted escrows............................    (12,379)      (12,490)
  Receipts from restricted escrows..........................     33,405        20,470
                                                              ---------     ---------
          Net cash used in investing activities.............   (142,120)     (248,116)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................   (201,062)     (186,393)
  Distributions to partners.................................     (2,468)       (2,046)
                                                              ---------     ---------
          Net cash used in financing activities.............   (203,530)     (188,439)
                                                              ---------     ---------
Net increase (decrease) in cash.............................     58,954      (132,746)
Cash and cash equivalents at beginning of year..............    165,240       297,986
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 224,194     $ 165,240
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 596,327     $ 610,998
                                                              =========     =========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         1254

                              CHAPEL HILL, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995
        (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Chapel Hill, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated January 24, 1975. The Partnerships owns and operates Chapel Woods Townhouses a 140 townhouse complex, and Chapel Hill Apartments, a 148 unit apartment complex, both located in Indianapolis, Indiana.

     The Partnership's Managing General Partner is Davidson Properties, Inc., an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1996 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are utility deposits and syndication costs which are not amortized.

         1255
                              CHAPEL HILL, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED) (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996        1995
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements were completed in calendar year
  1996......................................................  $     --    $ 23,728
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................   294,035     291,333
                                                              --------    --------
                                                              $294,035    $315,061
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996          1995
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $64,840, including interest at 7.60% due November 2002;
  collateralized by land and buildings......................  $7,482,165    $7,683,228
Second mortgage note payable in interest only monthly
  installments of $1,609, at a rate of 7.60% with principal
  due November 2002; collateralized by land and buildings...     254,085       254,085
                                                              ----------    ----------
Principal balance at year end...............................   7,736,250     7,937,313
Less unamortized discount...................................    (379,756)     (434,875)
                                                              ----------    ----------
                                                              $7,356,494    $7,502,438
                                                              ==========    ==========

         1256
                              CHAPEL HILL, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED) (UNAUDITED -- SEE ACCOMPANYING ACCOUNTANTS' COMPILATION REPORT)

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997...................................................    $  216,887
1998...................................................       233,957
1999...................................................       252,370
2000...................................................       272,232
2001...................................................       293,659
Thereafter.............................................     6,467,145
                                                           ----------
                                                           $7,736,250
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter, the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                           1996        1995
                  TYPE OF TRANSACTION                     AMOUNT      AMOUNT
                  -------------------                    --------    --------
Management fee.........................................  $116,896    $115,300
Partnership administration fee.........................  $ 48,000    $ 48,000
Reimbursement for services to affiliates...............  $ 33,048    $ 36,142
Construction fee.......................................  $     --    $ 23,303

         1257

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;
         1258

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1259

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1260

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1261

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Chestnut
    Hill Associates Limited Partnership........   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         1262

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-71
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1263

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Chestnut Hill Associates Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

         1264

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions

         1265

      paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $4,000 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is equivalent to distributions of $
     per year on the number of Tax-Deferral   % Preferred OP Units or
     distributions of $     per year on the number of Tax-Deferral Common OP
     Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL

         1266

     INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

         1267

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

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                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1270

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         1271

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         1272

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         1273

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

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authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 22.25% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         1275

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Preferred OP Units has prior
       distribution rights and the Tax-Deferral   % Preferred OP Units rank
       equal to six other outstanding classes of Preferred OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

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TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         1277

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX

         1278

MATTERS" STARTING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we

         1279

provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, the general partner is entitled to compensation for its services as general partner while the general partner of the AIMCO Operating Partnership is not entitled to any fees.

         1280

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. Your partnership's agreement of limited partnership provides that the general partner of your partnership receives a cumulative annual fee of $75,000 increased by 6% per annum, compounded annually, from your partnership and may also receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $248,814 in 1996, $301,301 in 1997 and $231,420 for the first six months of
1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Chestnut Hill Associates Limited Partnership is a Delaware limited partnership which was formed on July 21, 1986 for the purpose of owning and operating a single apartment property located in Philadelphia, Pennsylvania, known as "Chestnut Hill Village." Chestnut Hill Village consists of 830 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         1281

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2036, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $26,203,796, payable to Chase Manhattan Bank, which bears interest at a rate of 8.38%. The mortgage debt is due in January 2007. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1282

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                                AIMCO PROPERTIES, L.P.
                                       -------------------------------------------------------------------------
                                                                                                      FOR THE
                                                                                                       PERIOD
                                                                                                      JULY 29,
                                         FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                           ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                       -----------------------   --------------------------------   DECEMBER 31,
                                          1998         1997         1997        1996       1995         1994
                                       ----------   ----------   ----------   --------   --------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income............  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses........     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.........................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.......................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                       ----------   ----------   ----------   --------   --------    ---------
                                           62,619       30,779       72,477     39,814     27,483        9,126
                                       ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income...       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses......      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation......        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization.....................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses...........          --           --           --         --         --           --
  Amortization of management company
    goodwill.........................          --           --         (948)      (500)      (428)          --
                                       ----------   ----------   ----------   --------   --------    ---------
                                            3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business.................          (1)          (2)         (10)        10        (29)         (14)
                                       ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.........       3,892        2,505        2,028      1,717      1,973        1,006
                                       ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.........................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income....................      11,350        1,341        8,676        523        658          123
  Interest expense...................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships.....................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of unconsolidated
    partnerships(c)..................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated subsidiaries(d)...       5,609          (86)       4,636         --         --           --
  Amortization of goodwill...........      (3,394)        (474)          --         --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Income from operations.............      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.......................       2,526           --        2,720         44         --           --
  Provision for income taxes.........          --           --           --         --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before extraordinary
    item.............................      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt...........          --         (269)        (269)        --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)..................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                       ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)..........................         210          107          147         94         56           48
  Total owned apartment units (end of
    period)..........................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)..........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit.............................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit.............................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit.............................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.......................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.........................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                        AIMCO PROPERTIES, L.P.'S
                                            PREDECESSORS(a)
                                       --------------------------
                                         FOR THE
                                         PERIOD
                                       JANUARY 10,
                                          1994       FOR THE YEAR
                                         THROUGH        ENDED
                                        JULY 28,     DECEMBER 31,
                                         1994(b)         1993
                                       -----------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income............    $ 5,805       $  8,056
  Property operating expenses........     (2,263)        (3,200)
  Owned property management
    expenses.........................         --             --
  Depreciation.......................     (1,151)        (1,702)
                                         -------       --------
                                           2,391          3,154
                                         -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other income...      6,533          8,069
  Management and other expenses......     (5,823)        (6,414)
  Corporate overhead allocation......         --             --
  Other assets, depreciation and
    amortization.....................       (146)          (204)
  Owner and seller bonuses...........       (204)          (468)
  Amortization of management company
    goodwill.........................         --             --
                                         -------       --------
                                             360            983
  Minority interests in service
    company business.................         --             --
                                         -------       --------
  Company's shares of income from
    service company business.........        360            983
                                         -------       --------
  General and administrative
    expenses.........................         --             --
  Interest income....................         --             --
  Interest expense...................     (4,214)        (3,510)
  Minority interest in other
    partnerships.....................         --             --
  Equity in losses of unconsolidated
    partnerships(c)..................         --             --
  Equity in earnings of
    unconsolidated subsidiaries(d)...         --             --
  Amortization of goodwill...........         --             --
                                         -------       --------
  Income from operations.............     (1,463)           627
  Gain on disposition of
    properties.......................         --             --
  Provision for income taxes.........        (36)          (336)
                                         -------       --------
  Income (loss) before extraordinary
    item.............................     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt...........         --             --
                                         -------       --------
  Net income (loss)..................    $(1,499)      $    291
                                         =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)..........................          4              4
  Total owned apartment units (end of
    period)..........................      1,711          1,711
  Units under management (end of
    period)..........................     29,343         28,422
  Basic earnings per Common OP
    Unit.............................        N/A            N/A
  Diluted earnings per Common OP
    Unit.............................        N/A            N/A
  Distributions paid per Common OP
    Unit.............................        N/A            N/A
  Cash flows provided by operating
    activities.......................      2,678          2,203
Cash flows used in investing
  activities.........................       (924)       (16,352)

         1283

                                                                AIMCO PROPERTIES, L.P.
                                       -------------------------------------------------------------------------
                                                                                                      FOR THE
                                                                                                       PERIOD
                                                                                                      JULY 29,
                                         FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                           ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                       -----------------------   --------------------------------   DECEMBER 31,
                                          1998         1997         1997        1996       1995         1994
                                       ----------   ----------   ----------   --------   --------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities...............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e).............      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common OP
  Units outstanding..................      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.......................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.......................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.........................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes payable....   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.........     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units..............................          --           --           --         --         --      107,228
Partners' Capital....................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                        AIMCO PROPERTIES, L.P.'S
                                            PREDECESSORS(a)
                                       --------------------------
                                         FOR THE
                                         PERIOD
                                       JANUARY 10,
                                          1994       FOR THE YEAR
                                         THROUGH        ENDED
                                        JULY 28,     DECEMBER 31,
                                         1994(b)         1993
                                       -----------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities...............    $(1,032)      $ 14,114
Funds from operations(e).............        N/A            N/A
Weighted average number of Common OP
  Units outstanding..................        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.......................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.......................     33,270         33,701
Total assets.........................     39,042         38,914
Total mortgages and notes payable....     40,873         41,893
Redeemable Partnership Units.........         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units..............................         --             --
Partners' Capital....................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1284

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1285

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1286

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         1287

 SUMMARY FINANCIAL INFORMATION OF CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

     The summary financial information of Chestnut Hill Associates Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Chestnut Hill Associates Limited Partnership for the years ended December 31, 1997 and 1996 and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                          FOR THE YEAR ENDED DECEMBER 31,
                                 ------------------------   -------------------------------------------------------------------
                                    1998          1997         1997          1996          1995          1994          1993
                                 -----------   ----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........    4,037,397            0     7,890,090     7,282,832     7,089,955     6,866,983     6,594,086
  Net Income/(Loss)............      (22,921)           0      (243,453)     (843,418)     (416,981)     (883,533)     (948,512)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...   23,243,392            0    23,691,534    24,042,391    24,320,820    25,073,935    25,793,445
        Total Assets...........   29,446,923            0    29,634,642    30,755,370    26,840,129    27,473,841    28,375,810
  Mortgage Notes Payable,
    including Accrued
    Interest...................   26,387,681            0    26,496,245    26,500,000    21,842,333    21,958,925    22,064,622
  Partners'
    Capital/(Deficit)..........    2,264,311            0     2,287,232     3,530,685     4,374,103     4,791,084     5,674,617

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $4,000

         1288

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1289

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         1290

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the year ended December 31, 1997 were $4,000 per unit. This is
equivalent to distributions of $     per year on the number of Tax-Deferral   %
Preferred OP Units, or distributions of $     per year on the number of
Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred
OP Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         1291

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 22.25% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         1292

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         1293

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to five other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         1294

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         1295

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         1296

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         1297

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         1298

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of considerations being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         1299

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         1300

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond in each
     case from             , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         1301

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         1302

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory

         1303

permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

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                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class E Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units.

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No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain

         1306

allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1307

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership

         1308

will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1309

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1310
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1311
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1312

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1313

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1314

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1315

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1316

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1317

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the year ended December 31, 1997 were $4,000. This is equivalent to
     distributions of $     per year on the number of Tax-Deferral   % Preferred
     OP Units, or distributions of $     per year on the number of Tax-Deferral
     Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to be
            , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         1318

partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

         1319

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         1320

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         1321

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and

         1322

AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         1323

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Chestnut Hill Village.                              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2036.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, improve,        The purpose of the AIMCO Operating Partnership is to
maintain, operate, lease, sell, dispose of and               conduct any business that may be lawfully conducted by
otherwise deal with your partnership's property.             a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all act necessary, advisable or convenient to        statute) (the "Delaware Limited Partnership Act"),
the business of your partnership including acquiring         provided that such business is to be conducted in a
additional real or personal property, borrowing money        manner that permits AIMCO to be qualified as a REIT,
and creating liens.                                          unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1324
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 250 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
In addition, the general partner, without the consent        Unitholder. See "Description of OP Units -- Management
of the limited partners, may sell additional limited         by the AIMCO GP" in the accompanying Prospectus.
partnership interests on such terms and conditions and       Subject to Delaware law, any additional partnership
the additional limited partners will have such rights        interests may be issued in one or more classes, or one
and obligations as the general partner determines;           or more series of any of such classes, with such
provided that such additional limited partnership            designations, preferences and relative, partici-
interests may not decrease pro rata the interests of         pating, optional or other special rights, powers and
the original limited partners by more than 25% and such      duties as shall be determined by the general partner,
limited partners may purchase the additional limited         in its sole and absolute discretion without the
partnership interests pro rata in accordance with the        approval of any OP Unitholder, and set forth in a
percentage of interests they own for a period of 45          written document thereafter attached to and made an
days after notice of such sale is given to the original      exhibit to the AIMCO Operating Partnership Agreement.
limited partners.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may contract with the          funds or other assets to its subsidiaries or other
general partner or its affiliates for services,              persons in which it has an equity investment, and such
including insurance brokerage, insurance coverage            persons may borrow funds from the AIMCO Operating
(including property, liability and title insurance),         Partnership, on terms and conditions established in the
additional management services, services relating to         sole and absolute discretion of the general partner. To
leasing, refinancing or additional renovation and            the extent consistent with the business purpose of the
brokerage services in the event of a sale of your            AIMCO Operating Partnership and the permitted
partnership's property. The general partner may provide      activities of the general partner, the AIMCO Operating
goods and services to your partnership at rates no           Partnership may transfer assets to joint ventures,
greater than prevailing market rates. Your partnership       limited liability companies, partnerships,
may also borrow money from partners or their affiliates      corporations, business trusts or other business
if such loan is evidenced by a promissory note, bears        entities in which it is or thereby becomes a
interest at a commercially reasonable rate not in            participant upon such terms and subject to such
excess of 3% above the "prime rate" of the Bank of           conditions consistent with the AIMCO Operating Part-
Boston and the obligation is subordinate to the              nership Agreement and applicable law as the general
obligations of your partnership to pay unrelated             partner, in its sole and absolute discretion, believes
creditors.                                                   to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and issue indebtedness in furtherance        restrictions on borrowings, and the general partner has
of any of the purposes of your partnership, and to           full power and authority to borrow money on behalf of
secure any such debt by mortgage, pledge, or other lien      the AIMCO Operating Partnership. The AIMCO Operating
on any of the assets of your partnership.                    Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         1325
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to inspect the register        with a statement of the purpose of such demand and at
listing the names of all limited partners and the            such OP Unitholder's own expense, to obtain a current
number of Units owned by each limited partner at any         list of the name and last known business, residence or
reasonable time during normal business hours at the          mailing address of the general partner and each other
principal office of your partnership.                        OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control the business of        the AIMCO Operating Partnership are vested in AIMCO-GP,
your partnership, to bind your partnership by its sole       Inc., which is the general partner. No OP Unitholder
signature and to take any action it deems necessary or       has any right to participate in or exercise control or
advisable in connection with the business of your            management power over the business and affairs of the
partnership. Limited partners have no authority or           AIMCO Operating Partnership. The OP Unitholders have
right to act for or bind your partnership or                 the right to vote on certain matters described under
participate in or have any control over your                 "Comparison of Ownership of Your Units and AIMCO OP
partnership business, except as required by law.             Units -- Voting Rights" below. The general partner may
                                                             not be removed by the OP Unitholders with or without
                                                             cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable, in damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed or any failure to act by any of them if they       judgment or mistakes of fact or law of any act or
determined, in good faith, that such act or failure to       omission if the general partner acted in good faith.
act was in the best interests of your partnership and        The AIMCO Operating Partnership Agreement provides for
such course of conduct did not constitute negligence or      indemnification of AIMCO, or any director or officer of
misconduct on the part of the general partner. In            AIMCO (in its capacity as the previous general partner
addition, the general partner and its affiliates are         of the AIMCO Operating Partnership), the general
entitled to indemnification by your partnership against      partner, any officer or director of general partner or
any loss, damage, liability, cost or expense incurred        the AIMCO Operating Partnership and such other persons
by them in connection with your partnership, provided        as the general partner may designate from and against
that such loss, damage, liability, cost or expense was       all losses, claims, damages, liabilities, joint or
not the result of negligence or misconduct of any such       several, expenses (including legal fees), fines,
entity provided, however, that such indemnity will be        settlements and other amounts incurred in connection
paid out of and only to the extent of partnership            with any actions relating to the operations of the
assets. Neither the general partner, any of its              AIMCO Operating Partnership, as set forth in the AIMCO
affiliates nor any placing brokers will be indemnified       Operating Partnership Agreement. The Delaware Limited
for any loss, damage or cost resulting from the              Partnership Act provides that subject to the standards
violation of any Federal or state securities law unless      and restrictions, if any, set forth in its partnership
either (a) either (1) there has been a successful            agreement, a limited partnership may, and shall have
adjudication on the merits of each count involving such      the power to, indemnify and hold harmless any partner
securities law violations,                                   or other

         1326
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

(2) such claims have been dismissed with prejudice on        person from and against any and all claims and demands
the merits by a court of competent jurisdiction or (3)       whatsoever. It is the position of the Securities and
a court of competent jurisdiction approves such a            Exchange Commission that indemnification of directors
settlement and (b) a court either (1) approves the           and officers for liabilities arising under the
settlement and finds that indemnification of the             Securities Act is against public policy and is
settlement and related costs should be made or (2)           unenforceable pursuant to Section 14 of the Securities
approves indemnification of litigation costs if a            Act of 1933.
successful defense is made. In such claim for
indemnification for Federal or state securities law
violation, the party seeking indemnification must place
before the court the position of the SEC and any other
applicable regulatory agency with respect of the issue
of indemnification for securities law violations.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner and elect a successor general partner upon a         affairs of the AIMCO Operating Partnership. The general
vote of the limited partners owning a majority of the        partner may not be removed as general partner of the
outstanding units. A general partner may withdraw            AIMCO Operating Partnership by the OP Unitholders with
voluntarily from your partnership only if there is           or without cause. Under the AIMCO Operating Partnership
another general partner or a successor is elected. A         Agreement, the general partner may, in its sole
limited partner may not transfer his interests without       discretion, prevent a transferee of an OP Unit from
the consent of the general partner which may be              becoming a substituted limited partner pursuant to the
withheld at the sole discretion of the general partner.      AIMCO Operating Partnership Agreement. The general
                                                             partner may exercise this right of approval to deter,
                                                             delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to comply with tax         in the AIMCO Operating Partnership Agreement, whereby
laws and correct any ambiguity or error. Amendments of       the general partner may, without the consent of the OP
specified provisions of your partnership's agreement of      Unitholders, amend the AIMCO Operating Partnership
limited partnership may be made only with the prior          Agreement, amendments to the AIMCO Operating
written consent of all partners. Other amendments must       Partnership Agreement require the consent of the
be approved by the limited partners owning more than         holders of a majority of the outstanding Common OP
50% of the units and the general partner.                    Units, excluding AIMCO and certain other limited
                                                             exclusions (a "Majority in Interest"). Amendments to
                                                             the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives a cumulative annual fee of $75,000 in 1986,         capacity as general partner of the AIMCO Operating
increasing by 6% per annum. Moreover, the general            Partnership. In addition, the AIMCO Operating Part-
partner or certain affiliates may be entitled to             nership is responsible for all expenses incurred
compensation for additional services rendered.               relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1327
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not liable for any         negligence, no OP Unitholder has personal liability for
debts, liabilities, contracts or obligations of your         the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of his capital contributions when due under         the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
After its capital contribution has been fully paid, no       ment in the AIMCO Operating Partnership. However, the
limited partner is, except as otherwise required by          limitations on the liability of limited partners for
law, required to make any further capital contribution       the obligations of a limited partnership have not been
or lend any funds to your partnership.                       clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time, but is not            a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership as necessary to conduct the business        its limited partners the highest duties of good faith,
of your partnership and must at all times act in a           fairness and loyalty and which generally prohibit such
fiduciary manner toward your partnership and the             general partner from taking any action or engaging in
limited partners. The general partner at all times has       any transaction as to which it has a conflict of
a fiduciary responsibility for the safekeeping and use       interest. The AIMCO Operating Partnership Agreement
of all partnership funds and assets. However, the            expressly authorizes the general partner to enter into,
general partner of its affiliates may engage in or           on behalf of the AIMCO Operating Partnership, a right
possess an interest in other business ventures of every      of first opportunity arrangement and other conflict
nature and description including, without limitation,        avoidance agreements with various affiliates of the
real estate business ventures whether or not such other      AIMCO Operating Partnership and the general partner, on
enterprises may be in competition with any activities        such terms as the general partner, in its sole and
of your partnership.                                         absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1328
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

          YOUR UNITS           PREFERRED OP UNITS             COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain limitations; dissolve and        Units" in the accompanying               transactions such as the
terminate your partnership; remove       Prospectus. So long as any               institution of bankruptcy
a general partner and elect a new        Preferred OP Units are outstand-         proceedings, an assignment for the
general partner; approve or              ing, in addition to any other vote       benefit of creditors and certain
disapprove the sale of all or            or consent of partners required by       transfers by the general partner of
substantially all of the assets of       law or by the AIMCO Operating            its interest in the AIMCO Operating
your partnership; cause                  Partnership Agree-                       Part-

         1329
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership to engage in any        ment, the affirmative vote or            nership or the admission of a
business other than as set forth in      consent of holders of at least 50%       successor general partner.
your partnership's agreement of          of the outstanding Preferred OP
limited partnership; cause your          Units will be necessary for              Under the AIMCO Operating Partner-
partnership to consolidate or merge      effecting any amendment of any of        ship Agreement, the general partner
with another entity or cause your        the provisions of the Partnership        has the power to effect the
partnership to institute bankruptcy      Unit Designation of the Preferred        acquisition, sale, transfer,
proceedings. Such vote is also           OP Units that materially and             exchange or other disposition of
necessary to approve transactions        adversely affects the rights or          any assets of the AIMCO Operating
other than the decrease, increase        preferences of the holders of the        Partnership (including, but not
or refinancing of any mortgage           Preferred OP Units. The creation or      limited to, the exercise or grant
which may result in proceeds which       issuance of any class or series of       of any conversion, option,
do not constitute Cash Flow (as          partnership units, including,            privilege or subscription right or
defined in your partnership's            without limitation, any partner-         any other right available in
agreement of limited partnership).       ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
A general partner may cause the          OP Units, shall not be deemed to         Partnership) or the merger,
dissolution of the your partnership      materially adversely affect the          consolidation, reorganization or
by retiring. Your partnership may        rights or preferences of the             other combination of the AIMCO
be continued by the remaining            holders of Preferred OP Units. With      Operating Partnership with or into
general partner if, in its sole          respect to the exercise of the           another entity, all without the
discretion, it elects to do so. If       above described voting rights, each      consent of the OP Unitholders.
there is no general partner to           Preferred OP Units shall have one
continue your partnership, the           (1) vote per Preferred OP Unit.          The general partner may cause the
limited partners, within ninety                                                   dissolution of the AIMCO Operating
days of the retirement, may elect                                                 Partnership by an "event of
to continue your partnership by                                                   withdrawal," as defined in the
electing a substitute general                                                     Delaware Limited Partnership Act
partner by unanimous consent.                                                     (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow (as           $      per Preferred OP Unit;            tribute quarterly all, or such
defined in your partnership's            provided, however, that at any time      portion as the general partner may
agreement of limited partnership)        and from time to time on or after        in its sole and absolute discretion
are made at reasonable intervals         the fifth anniversary of the issue       determine, of Available Cash (as
during the fiscal year as                date of the Preferred OP Units, the      defined in the AIMCO Operating
determined by the general partner,       AIMCO Operating Partnership may          Partnership Agreement) generated by
and in any event are made within 60      adjust the annual distribution rate      the AIMCO Operating Partnership
days after the close of each fiscal      on the Preferred OP Units to the         during such quarter to the general
year. The distributions payable to       lower of (i)     % plus the annual       partner, the special limited
the partners are not fixed in            interest rate then applicable to         partner and the holders of Common
amount and depend upon the               U.S. Treasury notes with a maturity      OP Units on the record date
operating results and net sales or       of five years, and (ii) the annual       established by the general partner
refinancing proceeds available from      dividend rate on the most recently       with respect to such quarter, in
the disposition of your                  issued AIMCO non-convertible             accordance with their respective
partnership's assets. Your               preferred stock which ranks on a         interests in the AIMCO Operating
partnership has made distri-             parity with its Class H Cumu-            Partnership on such record date.
butions in the past and is                                                        Holders of any other Pre-
projected to make distributions in
1998.

         1330
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person other than a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor, except in limited                 Preferred OP Units are not listed        nership Agreement restricts the
circumstances, and may be substi-        on any securities exchange. The          transferability of the OP Units.
tuted as a limited partner by such       Preferred OP Units are subject to        Until the expiration of one year
person if: (1) the transfer              restrictions on transfer as set          from the date on which an OP
complies with the then-applicable        forth in the AIMCO Operating             Unitholder acquired OP Units,
rules and regulations of any             Partnership Agreement.                   subject to certain exceptions, such
governmental authority with                                                       OP Unitholder may not transfer all
jurisdiction over the disposition,       Pursuant to the AIMCO Operating          or any portion of its OP Units to
(2) except in specified                  Partnership Agreement, until the         any transferee without the consent
circumstances, the interest              expiration of one year from the          of the general partner, which
transferred is not less than  1/2        date on which a holder of Preferred      consent may be withheld in its sole
Unit, (3) the transfer, when added       OP Units acquired Preferred OP           and absolute discretion. After the
to all other assignment taking           Units, subject to certain                expiration of one year, such OP
place in the preceding 12 month          exceptions, such holder of               Unitholder has the right to
does not result in termination of        Preferred OP Units may not transfer      transfer all or any portion of its
the partnership for tax purposes,        all or any portion of its Pre-           OP Units to any person, subject to
(4) a written assignment has been        ferred OP Units to any transferee        the satisfaction of certain
duly executed and acknowledged by        without the consent of the general       conditions specified in the AIMCO
the assignor and assignee, (5) the       partner, which consent may be            Operating Partnership Agreement,
approval of the general partner          withheld in its sole and absolute        including the general partner's
which may be withheld in the sole        discretion. After the expiration of      right of first refusal. See
and absolute discretion of the           one year, such holders of Preferred      "Description of OP Units --
general partner has been granted         OP Units has the right to transfer       Transfers and Withdrawals" in the
and (6) the assignor and assignee        all or any portion of its Preferred      ac-
have complied                            OP Units to

         1331
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

with such other conditions as set        any person, subject to the               companying Prospectus.
forth in your partnership's              satisfaction of certain conditions
agreement of limited partnership.        specified in the AIMCO Operating         After the first anniversary of
                                         Partnership Agreement, including         becoming a holder of Common OP
There are no redemption rights           the general partner's right of           Units, an OP Unitholder has the
associated with your units.              first refusal.                           right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1332

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives a cumulative annual fee of $75,000 in 1986, increasing by 6% per annum from your partnership. The property manager received management fees of $248,814 in 1996, $301,301 in 1997 and $231,420 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1333

                                YOUR PARTNERSHIP

GENERAL

     Chestnut Hill Associates Limited Partnership is a Delaware limited partnership. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 194 limited partners of your partnership and a total of 250 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on July 21, 1986 for the purpose of owning and operating a single apartment property located in Philadelphia, Pennsylvania, known as "Chestnut Hill Village." Your partnership's property consists of 830 apartment units. There are 478 one-bedroom apartments, 307 two-bedroom apartments and 36 three-bedroom apartments. The total rentable square footage of your partnership's property is 821,141 square feet. The average annual rent per apartment unit is approximately $8,644.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $248,814, $301,301 and $231,420, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2036 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All

         1334

capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $26,203,796, payable to Chase Manhattan Bank, which bears interest at a rate of 8.38%. The mortgage debt is due in January 2007. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1335

     Below is selected financial information for Chestnut Hill Associates Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                     CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP
                         -----------------------------------------------------------------------------------------------------
                                  JUNE 30,                                          DECEMBER 31,
                         ---------------------------   -----------------------------------------------------------------------
                             1998           1997           1997           1996           1995           1994          1993
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
BALANCE SHEET DATA
Cash and Cash
  Equivalents..........     3,839,553            Not      3,738,778      4,621,527        961,871        606,566       555,030
Land & Building........    39,518,803      Available     39,189,654     37,985,931     36,856,639     36,307,030    35,753,703
Accumulated
  Depreciation.........   (16,275,411)                  (15,498,120)   (13,943,540)   (12,535,819)   (11,233,095)   (9,960,258)
Other Assets...........     2,363,978                     2,204,330      2,091,452      1,557,438      1,793,340     2,027,335
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
         Total
           Assets......    29,446,923                    29,634,642     30,755,370     26,840,129     27,473,841    28,375,810
                         ============   ============   ============   ============   ============   ============   ===========
Mortgage & Accrued
  Interest.............    26,387,681                    26,496,245     26,500,000     21,842,333     21,958,925    22,064,622
Other Liabilities......       794,931                       851,165        724,685        623,693        723,832       636,571
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
         Total
          Liabilities..    27,182,612                    27,347,410     27,224,685     22,466,026     22,682,757    22,701,193
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
Partners Capital
  (Deficit)............     2,264,311                     2,287,232      3,530,685      4,374,103      4,791,084     5,674,617
                         ============   ============   ============   ============   ============   ============   ===========

                                                            CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................   3,562,418           Not     7,152,626    6,716,768    6,487,969    6,364,686    6,169,468
Other Income.......................     474,979     Available       737,464      566,064      601,986      502,297      424,618
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............   4,037,397                   7,890,090    7,282,832    7,089,955    6,866,983    6,594,086
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................   1,619,701                   3,288,580    3,405,517    3,063,528    3,328,472    3,116,427
General & Administrative...........     181,702                     216,285      154,954      196,106      190,698      217,652
Depreciation.......................     777,291                   1,554,580    1,407,721    1,302,724    1,272,838    1,244,363
Interest Expense...................   1,120,021                   2,286,201    2,361,533    2,140,089    2,150,984    2,160,425
Property Taxes.....................     361,603                     787,897      796,525      804,489      807,524      803,731
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............   4,060,318                   8,133,543    8,126,250    7,506,936    7,750,516    7,542,598
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................     (22,921)                   (243,453)    (843,418)    (416,981)    (883,533)    (948,512)
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         1336

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

  Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition no data is available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized a net loss of $22,921 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $4,037,397 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,619,701 for the six months ended June 30, 1998. Management expenses totaled $231,420 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $181,702 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,120,021 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $243,453 for the year ended December 31, 1997, compared to a loss of $843,418 for the year ended December 31, 1996. The increase in net income of $599,965, or 71.13% was primarily the result of increased revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $7,890,090 for the year ended December 31, 1997, compared to $7,282,832 for the year ended December 31, 1996, an increase of $607,258, or 8.34%. This is primarily due to an increase in occupancy and rental rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $3,288,580 for the year ended December 31, 1997, compared to $3,405,517 for the year ended December 31,

         1337

1996, a decrease of $116,937 or 3.43%. Management expenses totaled $301,301 for the year ended December 31, 1997, compared to $248,814 for the year ended December 31, 1996, an increase of $52,487, or 21.09%. The increase resulted from increased revenues, as management fees are calculated based on a percentage of revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $216,285 for the year ended December 31, 1997 compared to $154,954 for the year ended December 31, 1996, an increase of $61,331 or 39.58%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $2,286,201 for the year ended December 31, 1997, compared to $2,361,533 for the year ended December 31, 1996, a decrease of $75,332, or 3.19%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $843,418 for the year ended December 31, 1996, compared to a net loss of $416,981 for the year ended December 31, 1995. The decrease of $426,437, or 102.27% was primarily the result of an increase in operating expenses in excess of an increase in revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $7,282,832 for the year ended December 31, 1996, compared to $7,089,955 for the year ended December 31, 1995, an increase of $192,877, or 2.72%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $3,405,517 for the year ended December 31, 1996, compared to $3,063,528 for the year ended December 31, 1995, an increase of $341,989 or 11.16%. Management expenses totaled $248,814 for the year ended December 31, 1996, compared to $243,532 for the year ended December 31, 1995, an increase of $5,282, or 2.17%.

     General and Administrative Expenses

     General and administrative expenses totaled $154,954 for the year ended December 31, 1996 compared to $196,106 for the year ended December 31, 1995, a decrease of $41,152 or 20.98%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $2,361,533 for the year ended December 31, 1996, compared to $2,140,089 for the year ended December 31, 1995, a decrease of $221,444, or 10.35%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $3,839,553 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

         1338

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable, responsible or accountable, in damages or otherwise to your partnership or any limited partner for any acts performed or any failure to act by any of them if they determined, in good faith, that such act or failure to act was in the best interests of your partnership and such course of conduct did not constitute negligence or misconduct on the part of the general partner. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner and its affiliates are entitled to indemnification by your partnership against any loss, damage, liability, cost or expense incurred by them in connection with your partnership, provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct of any such entity provided, however, that such indemnity will be paid out of and only to the extent of Partnership assets. Neither the general partner, any of its affiliates nor any placing brokers will be indemnified for any loss, damage or cost resulting from the violation of any Federal or state securities law unless either (a) either (1) there has been a successful adjudication on the merits of each count involving such securities law violations, (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or
(3) a court of competent jurisdiction approves such a settlement and (b) a court either (1) approves the settlement and finds that indemnification of the settlement and related costs should be made or (2) approves indemnification of litigation costs if a successful defense is made. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect of the issue of indemnification for securities law violations. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership will not incur the cost of the portion of any insurance which insures any party against any liabilities as to which such part is prohibited from being indemnified under your partnership's agreement of limited partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $    0
1995........................................................          0
1996........................................................          0
1997........................................................      4,000
1998 (through June 30)......................................          0

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or

         1339

maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns a 22.25% limited partnership interest in your partnership. Except as described above, neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) management fees in its capacity as general partner of your partnership as described in the following table:

YEAR                                                           COMPENSATION
----                                                          ---------------
1994........................................................     $111,169
1995........................................................      121,032
1996........................................................      119,543
1997........................................................       99,071
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $243,532
1996...........................................      248,814
1997...........................................      301,301
1998 (through June 30).........................      231,420

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         1340

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Chestnut Hill Associates Limited Partnership at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         1341

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-8
Balance Sheets as of December 31, 1997 and 1996.............   F-9
Statements of Operations for the years ended December 31,
  1997 and 1996.............................................  F-10
Statements of Partners' Equity for the years ended December
  31, 1997 and 1996.........................................  F-11
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-12
Notes to Financial Statements...............................  F-13
Independent Auditors' Report................................  F-19
Balance Sheets as of December 31, 1996 and 1995.............  F-20
Statements of Operations for the years ended December 31,
  1996 and 1995.............................................  F-21
Statements of Partners' Equity for the years ended December
  31, 1996 and 1995.........................................  F-22
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-23
Notes to Financial Statements...............................  F-24

         1342

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                  $ 3,839,553
Other Assets................................................                    2,363,978
Investment Property:
  Land......................................................     4,740,951
  Building and related personal property....................    34,777,852
                                                              ------------
                                                                39,518,803
  Less: Accumulated depreciation............................   (16,275,411)    23,243,392
                                                              ------------    -----------
          Total Assets......................................                  $29,446,923
                                                                              ===========

                            LIABILITIES AND PARTNERS' CAPITAL

Other Accrued Liabilities...................................                  $   794,931
Notes Payable...............................................                   26,387,681
Partners' Capital...........................................                    2,264,311
                                                                              -----------
          Total Liabilities and Partners' Capital...........                  $29,446,923
                                                                              ===========

         1343

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................  $3,562,418
  Other Income..............................................     474,979
                                                              ----------
          Total Revenues....................................   4,037,397
Expenses:
  Operating Expenses........................................   1,619,701
  General and Administrative Expenses.......................     181,702
  Depreciation Expense......................................     777,291
  Interest Expense..........................................   1,120,021
  Property Tax Expense......................................     361,603
                                                              ----------
          Total Expenses....................................   4,060,318
          Net Income (Loss).................................  $  (22,921)
                                                              ==========

         1344

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................  $  (22,921)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................     777,291
     Changes in accounts:
       Receivables and deposits and other assets............    (159,648)
       Accounts Payable and accrued expenses................     (56,234)
                                                              ----------
          Net cash provided by (used in) operating
          activities........................................     538,488
                                                              ----------
Investing Activities:
  Property improvements and replacements....................    (329,149)
                                                              ----------
          Net cash provided by (used in) investing
          activities........................................    (329,149)
                                                              ----------
Financing Activities:
  Payments on mortgage......................................    (108,564)
                                                              ----------
          Net cash provided by (used in) financing
          activities........................................    (108,564)
                                                              ----------
          Net increase (decrease) in cash and cash
          equivalents.......................................     100,775
Cash and cash equivalents at beginning of year..............   3,738,778
                                                              ----------
Cash and cash equivalents at end of period..................  $3,839,553
                                                              ==========

         1345

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Chestnut Hill Associates Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         1346

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         1347

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Independent Auditors' Report................................    F-8
Financial Statements
  Balance Sheets............................................    F-9
  Statements of Operations..................................    F-10
  Statements of Partners' Equity............................    F-11
  Statements of Cash Flows..................................    F-12
  Notes to Financial Statements.............................    F-13

         1348

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Chestnut Hill Associates Limited Partnership

     We have audited the accompanying balance sheets of Chestnut Hill Associates Limited Partnership, a Delaware limited partnership, as of December 31, 1997 and 1996, and the related statements of operations, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chestnut Hill Associates Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
February 2, 1998

         1349

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Investment in real estate
  Land......................................................  $ 4,740,951    $ 4,740,951
  Building and improvements.................................   30,560,768     30,255,690
  Personal property.........................................    3,887,935      2,989,290
                                                              -----------    -----------
                                                               39,189,654     37,985,931
     Less accumulated depreciation..........................   15,498,120     13,943,540
                                                              -----------    -----------
                                                               23,691,534     24,042,391
                                                              -----------    -----------
  Cash and cash equivalents.................................    3,228,632      4,164,609
  Tenant security deposits -- funded........................      510,146        456,918
  Mortgage reserves held in escrow..........................    1,579,705      1,343,384
  Mortgage costs, not of accumulated amortization of $67,720
     and $1,080, respectively...............................      598,680        400,320
  Other assets..............................................       25,945        347,748
                                                              -----------    -----------
                                                                5,943,108      6,712,979
                                                              -----------    -----------
                                                              $29,634,642    $30,755,370
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' EQUITY

Liabilities applicable to investment in real property
  Mortgage payable..........................................  $26,312,360    $26,500,000
Other liabilities
  Tenants' security deposits................................      475,379        455,681
  Accounts payable..........................................       88,667         64,238
  Accrued interest payable..................................      183,885             --
  Accrued expenses..........................................      287,119        204,766
                                                              -----------    -----------
     Total liabilities......................................   27,347,410     27,224,685
Commitments.................................................           --             --
Partners' equity............................................    2,287,232      3,530,685
                                                              -----------    -----------
                                                              $29,634,642    $30,755,370
                                                              ===========    ===========

                       See notes to financial statements

         1350

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                             YEAR ENDED DECEMBER 31

                                                                 1997          1996
                                                              ----------    ----------
Revenue
  Rental income.............................................  $7,152,626    $6,716,768
  Interest income...........................................     139,438        41,762
  Other income..............................................     598,026       524,302
                                                              ----------    ----------
                                                               7,890,090     7,282,832
                                                              ----------    ----------
Operating expenses
  Leasing...................................................     335,574       241,088
  General and administrative................................     216,285       154,954
  Management fees...........................................     301,301       248,814
  Utilities.................................................   1,013,814     1,208,381
  Repairs and maintenance...................................     829,254       894,114
  Insurance.................................................     228,999       244,869
  Taxes.....................................................     787,897       796,525
                                                              ----------    ----------
                                                               3,713,124     3,788,745
                                                              ----------    ----------
Other expenses
  Depreciation..............................................   1,554,580     1,407,721
  Amortization..............................................      66,640        64,045
  Interest expense..........................................   2,286,201     2,361,533
  Other expenses............................................     512,998       504,206
                                                              ----------    ----------
                                                               4,420,419     4,337,505
                                                              ----------    ----------
     Total expenses.........................................   8,133,543     8,126,250
                                                              ----------    ----------
     Net loss...............................................  $ (243,453)   $ (843,418)
                                                              ==========    ==========
Net loss allocated to CHA Properties, Inc...................  $   (2,435)   $     (370)
                                                              ==========    ==========
Net loss allocated to WFA...................................  $  (14,607)   $  (58,669)
                                                              ==========    ==========
Net loss allocated to Investor Limited Partners.............  $ (226,411)   $ (784,379)
                                                              ==========    ==========
Net loss per unit outstanding -- Investor Limited
  Partners..................................................  $     (906)   $   (3,138)
                                                              ==========    ==========
Weighted average number of outstanding......................  $      250    $      250
                                                              ==========    ==========

                       See notes to financial statements

         1351

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                         STATEMENTS OF PARTNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                        WINTHROP       INVESTOR
                                        FINANCIAL       LIMITED            CHA
                                       ASSOCIATES      PARTNERS      PROPERTIES, INC.       TOTAL
                                       -----------    -----------    ----------------    -----------
Balance, December 31, 1995...........  $(1,649,954)   $ 6,024,057       $      --        $ 4,374,103
Transfer of interest.................      227,552             --        (227,552)                --
Net loss.............................      (58,669)      (784,379)           (370)          (843,418)
                                       -----------    -----------       ---------        -----------
Balance, December 31, 1996...........   (1,481,071)     5,239,678        (227,922)         3,530,685
Distributions to partners............           --     (1,000,000)             --         (1,000,000)
Net loss.............................      (14,607)      (226,411)         (2,435)          (243,453)
                                       -----------    -----------       ---------        -----------
Balance, December 31, 1997...........  $(1,495,678)   $ 4,013,267       $(230,357)       $ 2,287,232
                                       ===========    ===========       =========        ===========

                       See notes to financial statements

         1352

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                             YEAR ENDED DECEMBER 31

                                                                 1997            1996
                                                              -----------    ------------
Cash flows from operating activities
  Net loss..................................................  $  (243,453)   $   (843,418)
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation ad amortization...........................    1,621,220       1,471,766
     (Increase) decrease in mortgage reserves held in
       escrow...............................................       36,006        (167,588)
     (Increase) decrease in other assets....................      321,803        (208,170)
     Increase (decrease) in accounts payable................       24,429         (57,768)
     Increase in accrued expenses...........................       82,353         114,454
     Net security deposits (paid) received..................      (33,530)          7,764
     Increase (decrease) in accrued interest payable........      183,885        (179,639)
                                                              -----------    ------------
       Net cash provided by operating activities............    1,992,713         137,401
                                                              -----------    ------------
Cash flows from investing activities
  Investment in real estate.................................   (1,203,723)     (1,129,292)
  Net deposits to/receipts from reserve for replacements....     (272,327)        126,930
                                                              -----------    ------------
       Net cash used in investing activities................   (1,476,050)     (1,002,362)
                                                              -----------    ------------
Cash flows from financing activities
  Distributions to partners.................................   (1,000,000)             --
  Payments on mortgage......................................     (187,640)    (21,662,694)
  Proceeds from mortgage loan...............................           --      26,500,000
  Increase in mortgage costs................................     (265,000)       (349,231)
                                                              -----------    ------------
       Net cash (used in) provided by financing
          activities........................................   (1,452,640)      4,488,075
                                                              -----------    ------------
       Net (decrease) increase in cash and cash
          equivalents.......................................     (935,977)      3,623,114
Cash and cash equivalents, beginning........................    4,164,609         541,495
                                                              -----------    ------------
Cash and cash equivalents, end..............................  $ 3,228,632    $  4,164,609
                                                              ===========    ============
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $ 2,102,316    $  2,541,172
                                                              ===========    ============

                       See notes to financial statements

         1353

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Chestnut Hill Associates Limited Partnership, a Delaware limited partnership, was formed in July 1986 to acquire, renovate and operate an apartment complex known as Chestnut Hill (the "Property"). The Property consists of an 830-unit garden apartment and townhouse development located on 31.2 acres of land in Philadelphia, Pennsylvania. The Partnership will terminate on December 31, 2036, or earlier upon the occurrence of certain events specified in the Partnership Agreement. The general partner of the Partnership was Winthrop Financial Associates. A Limited Partnership, a Maryland Limited Partnership ("WFA"). The initial limited partners of the Partnership were The Winthrop Properties, Inc. and WFA.

     Prior to December 16, 1996 profits and losses from normal operations were allocated 7% to WFA and 93% to the Investor Limited Partners. Cash flow from operations were allocated 3% to WFA and 97% to the Investor Limited Partners.

     Effective December 16, 1996, WFA withdrew from the partnership as the general partner and assigned 1% of 7% interest to the new general partner, CHA Properties, Inc. ("CHA"). WFA retained its remaining 6% interest which was converted to a limited partnership interest but is not considered an investor limited partner. Profits, losses and distributions of the partnership are allocated 1% to the general partner, 6% to WFA and 93% to the investor limited partners.

  Basis of Presentation

     The partnership prepares its financial statements on the accrual basis of accounting.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Real Estate

     Investment in real estate is carried at cost. The Partnership depreciates the property on the straight-line method over their estimated useful lives for financial statement purposes. For income tax purposes, accelerated methods and lives are used.

  Amortization

     Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

  Income Taxes

     No provision has been made for federal, state or local income taxes in the financial statements of the Partnership. The Partners are required to report on their individual income tax returns their allocable share of income, gains, losses, deductions and credits of the Partnership. The Partnership files its own tax return on the accrual basis.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.
         1354
                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For the purpose of the statement of cash flows, the partnership considers all highly liquid investments to be cash equivalents. The carrying amount in 1997 of $2,059,961 and in 1996 of $3,873,025 approximates fair value because of the short maturity of this instrument.

NOTE B -- MORTGAGE COSTS

     The following is a summary of mortgage costs at December 31, 1997 and 1996:

                                                        AMORTIZATION
                                                           PERIOD          1997        1996
                                                        -------------    --------    --------
Mortgage Loan Costs...................................  12/96 - 01/07    $666,400    $401,400
Less: Accumulated Amortization........................                     67,720       1,080
                                                                         --------    --------
      Unamortized Costs...............................                   $598,680    $400,320
                                                                         ========    ========

NOTE C -- MORTGAGE PAYABLE

     The Partnership obtained a mortgage note in the original amount of $22,171,000, payable in equal monthly installments of principal and interest of approximately $188,000 through July 1997. The loan bore a fixed interest rate of 9.85% per year.

     On December 20, 1996, the Partnership refinanced the mortgage note with Chase Manhattan Bank ("Mortgage Lender") in the aggregate amount of $26,500,000. The new loan bears interest at a rate of 8.375%. Principal and interest are payable by the Partnership in monthly installments of $201,419 commencing on February 1, 1997 through January 1, 2007 with a balloon payment due of approximately $23,460,471. Included in interest expense for the year ended December 31, 1996 is $215,341 of a prepayment penalty paid to the previous lender as a result of the refinancing mortgage note.

     Principal payments due on the mortgage for the five years following December 31, 1997 are:

DECEMBER 31,
------------
1998..........................................................  $221,754
1999..........................................................   241,055
2000..........................................................   262,037
2001..........................................................   284,845
2002..........................................................   309,638

     The liability of the Partnership under the mortgage is limited to the underlying value of the real estate plus other amounts deposited with the lender.

     The mortgage note is collateralized by the Property, the leases thereon, management agreement and rental income.

         1355
                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- TAXABLE LOSS

     The Partnership's taxable loss for 1997 and 1996 differs from the net loss for financial reporting purposes primarily due to differences in depreciation. The taxable loan for 1997 and 1996 are as follows:

                                                                1997         1996
                                                              ---------    ---------
Net loss for financial reporting purposes...................  $(243,453)   $(843,418)
Plus: Accelerated depreciation on real and personal
  property..................................................     (8,574)
                                                                              (7,876)
Other.......................................................     26,403        6,185
                                                              ---------    ---------
Taxable loss................................................  $(225,624)   $(845,109)
                                                              =========    =========

NOTE E -- MORTGAGE RESERVES HELD IN ESCROW

     The Partnership has set up various reserve escrows with the Mortgage Lender in connection with the Mortgage Note.

     The replacement reserve in the amount of $610,941 and $169,999 at December 31, 1997 and 1996, respectively, secures the Partnership's agreement to undertake certain improvements to the Property over the life of the mortgage loan. The amount of this reserve will be reduced as improvements are completed.

     An escrow for taxes and insurance has been set up under the Mortgage Note Agreement. All taxes and insurance will be paid by the Mortgage Lender out of these escrow accounts. The amounts held in escrow for insurance and taxes at December 31, 1997 and 1996, is $778,806 and $814,812, respectively.

     In addition, the Partnership was required to enter into a Completion/Repair and Security agreement as part of the mortgage note agreement. The Partnership was required to make an initial deposit of $358,573. The deposit represents 125 percent of the estimated costs to complete the "Repairs" as defined in the agreement. The partnership completed all repairs by June 20, 1997. The balance at December 31, 1997 is $189,958.

     The Mortgage Lender has the right to draw upon these escrows in the event that the Partnership defaults in the performance of its obligations under the mortgage note, including its obligations to pay principal and interest. The replacement reserve shall be invested in interest bearing instruments.

NOTE F -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges by and commitments to companies affiliated by common ownership and management with CHA and WFA. Related party transactions with WFA and its affiliates include the following:

     General and administrative expenses include $89,657 end $119,543 in 1997 and 1996, respectively, representing investor service fees as well as $157,141 and $177,724 in 1997 and 1996, respectively, representing consulting management fees equal to 2.5% of gross collections. Both fees were paid to affiliates of CHA and WFA.

     An affiliate of CHA and WFA was the on-site management agent of the property. Management fees include $223,917 and $248,814 in 1997 and 1996, respectively, representing a property management fee equal to 3.5% of gross collections paid to the affiliate.

     On October 28, 1997, the Partnership terminated Winthrop Management as the managing agent and appointed an affiliate of Insignia Financial Group ("Insignia") to assume the management of the property. (See note I to the financial statements). Management fees of $77,384, representing a property management fee equal to 5% of gross collections was charged to operations in 1997. Unpaid fees totaled $69,226 at December 31, 1997 and is included in accrued expenses.

         1356
                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     General and administrative expenses include $21,120 of asset management fees and $9,414 of general partner fees reimbursements charged to operations in 1997. These fees are payable to an affiliate of the general partner.

     In connection with the refinancing of the mortgage note on December 20, 1996, the Partnership paid an affiliate of general partner a refinancing fee of $198,750.

NOTE G -- CONCENTRATION OF CREDIT RISK

     At December 31, 1997, the Partnership has cash in the amount of $1,579,705 held by the Mortgage Lender. The tax and insurance account is insured by the Federal Deposit Insurance Corporation. The uninsured portion of this balance at December 31, 1997 is $700,899. At December 31, 1997, the Partnership had bank deposits in excess of federally-insured limits by $398,372.

NOTE H -- TENDER OFFER OF LIMITED PARTNERSHIP INTEREST

     On November 4, 1996, Lon-Chestnut Hill Associates L.L.C., a Delaware limited partnership, an affiliate of Winthrop Financial Associates, A Limited Partnership ("WFA"), the original general partner of the Partnership, offered to purchase up to 119 units of limited partnership interest in the Partnership for cash consideration of $20,000 per unit (the "Offer"). The Offer was originally scheduled to expire on December 6, 1996. The expiration date of the Offer was extended to December 13, 1996 at which time approximately 119 units of limited partnership interest in the Partnership had been tendered pursuant to the Offer.

NOTE I -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group ("Insignia") acquired 100% of the Class B stock of First Winthrop Corporate ("FWC") an affiliate of WFA and CHA. In connection with this acquisition, a nominee of Insignia was elected as a director of FWC and has been appointed to the residential committee of the board of directors of FWC.

NOTE J -- COMMITMENTS

  Lead Based Paint Agreement

     In connection with the refinancing of the mortgage note in 1996, the Partnership was required to perform an environmental assessment of the Property. It was determined through sampling and analysis that part of the Property may contain "Lead Based Paint". As a condition to the making of the mortgage note, the Partnership is required to develop, implement and carry out an operations and maintenance plan for "Lead Based Paint" on the Property ("O & M Plan"). The "O & M Plan" requires that in event the Partnership desires to make renovations to or demolish the Property or any portion, thereof, the Partnership is required to have all painted surfaces (including all underlying paint layers) at the Property that are being renovated or demolished tested for the presence of Lead Based Paint by a qualified environmental consultant. If such tests indicate the presence of Lead Based Paint at the Property, the Partnership is required at their expense, to remove all Lead Based Paint in accordance with all applicable local, state and federal laws.

  Asbestos Operations and Maintenance Agreement

     As a condition of making the loan, the Partnership has agreed to develop an operations and maintenance program for the Property with respect to the presence of asbestos (the "O & M Program"). The Operations and Maintenance Program has been established to minimize potential exposures to asbestos fibers from asbestos containing materials ("ACM") present in the property. The program has been designed to reduce the possibility of disturbing ACM during maintenance, repair and renovation activities.

         1357

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT FOR THE YEAR ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

         1358

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Independent Auditors' Report................................    F-19
Financial Statements
  Balance Sheets............................................    F-20
  Statements of Operations..................................    F-21
  Statements of Partners' Equity............................    F-22
  Statements of Cash Flows..................................    F-23
  Notes to Financial Statements.............................    F-24

         1359

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Chestnut Hill Associates Limited Partnership

     We have audited the accompanying balance sheets of Chestnut Hill Associates Limited Partnership, a Delaware limited partnership, as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chestnut Hill Associates Limited Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
February 7, 1997

         1360

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
Investment in real estate
  Land......................................................  $ 4,740,951    $ 4,740,951
  Building and improvements.................................   30,255,690     29,669,636
  Personal property.........................................    2,989,290      2,446,052
                                                              -----------    -----------
                                                               37,985,931     36,856,639
     Less accumulated depreciation..........................   13,943,540     12,535,819
                                                              -----------    -----------
                                                               24,042,391     24,320,820
                                                              -----------    -----------
  Cash and cash equivalents.................................    4,164,609        541,495
  Tenant security deposits -- funded........................      456,918        420,376
  Mortgage reserves held in escrow..........................    1,343,384      1,302,726
  Deferred financing costs, net of accumulated amortization
     of $1,080 and $358,119.................................      400,320        115,134
  Other assets..............................................      347,748        139,578
                                                              -----------    -----------
                                                                6,712,979      2,519,309
                                                              -----------    -----------
                                                              $30,755,370    $26,840,129
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' EQUITY

Liabilities applicable to investment in real property
  Mortgage payable..........................................  $26,500,000    $21,662,694
Other liabilities
  Tenants' security deposits................................      455,681        411,375
  Accounts payable..........................................       64,238        122,006
  Accrued interest payable..................................           --        179,639
  Accrued expenses..........................................      204,766         90,312
                                                              -----------    -----------
     Total Liabilities......................................   27,224,685     22,466,026
Commitments.................................................           --             --
Partners' equity............................................    3,530,685      4,374,103
                                                              -----------    -----------
          Total liabilities and partner's equity............  $30,755,370    $26,840,129
                                                              ===========    ===========

                       See notes to financial statements

         1361

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                   1996          1995
                                                                ----------    ----------
Revenue
  Rental income.............................................    $6,716,768    $6,487,969
  Interest income...........................................        41,762        37,839
  Other income..............................................       524,302       564,147
                                                                ----------    ----------
                                                                 7,282,832     7,089,955
                                                                ----------    ----------
Operating expenses
  Leasing...................................................       241,088       194,855
  General and Administrative................................       154,954       196,106
  Management Fees...........................................       248,814       243,532
  Utilities.................................................     1,208,381     1,071,729
  Repairs and Maintenance...................................       894,114       889,750
  Insurance.................................................       244,869       241,026
  Taxes.....................................................       796,525       804,489
                                                                ----------    ----------
                                                                 3,788,745     3,641,487
                                                                ----------    ----------
Other expenses
  Depreciation..............................................     1,407,721     1,302,724
  Amortization..............................................        64,045        62,965
  Interest expense..........................................     2,361,533     2,140,089
  Other expenses............................................       504,206       359,671
                                                                ----------    ----------
                                                                 4,337,505     3,865,449
                                                                ----------    ----------
Total expenses..............................................     8,126,250     7,506,936
                                                                ----------    ----------
Net loss....................................................    $ (843,418)   $ (416,981)
                                                                ==========    ==========
Net loss allocated to CHA Properties, Inc ..................    $     (370)   $       --
                                                                ==========    ==========
Net loss allocated to Investor Limited Partners.............    $ (784,379)   $ (387,792)
                                                                ==========    ==========
Net loss allocated to WFA...................................    $  (58,669)   $  (29,189)
                                                                ==========    ==========
Net loss per unit outstanding -- Investor Limited
  Partners..................................................    $   (3,138)   $   (1,551)
                                                                ==========    ==========
Weighted average number of outstanding......................    $      250    $      250
                                                                ==========    ==========

                       See notes to financial statements

         1362

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                         STATEMENTS OF PARTNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                          WINTHROP       INVESTOR
                                          FINANCIAL      LIMITED            CHA
                                         ASSOCIATES      PARTNERS     PROPERTIES, INC.      TOTAL
                                         ----------      --------     ----------------      -----
Balance, December 31, 1994.............  $(1,620,765)   $6,411,849    $             --    $4,791,084
Net loss...............................      (29,189)     (387,792)                 --      (416,981)
                                         -----------    ----------    ----------------    ----------
Balance, December 31, 1995.............   (1,649,954)    6,024,057                  --     4,374,103
Transfer of interest...................      227,552            --            (227,552)           --
Net loss...............................      (58,669)     (784,379)               (370)     (843,418)
                                         -----------    ----------    ----------------    ----------
Balance, December 31, 1996.............  $(1,481,071)   $5,239,678    $       (227,922)   $3,530,685
                                         ===========    ==========    ================    ==========

                       See notes to financial statements

         1363

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                  1996           1995
                                                              ------------    ----------
Cash flows from operating activities
  Net loss..................................................  $   (843,418)   $ (416,981)
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation and amortization..........................     1,471,766     1,365,689
     (Increase) decrease in mortgage reserves held in
      escrow................................................      (167,588)       23,953
     Increase in other assets...............................      (208,170)      (18,343)
     Decrease in accounts payable...........................       (57,768)      (69,043)
     (Decrease) Increase in accrued expenses................       114,454       (89,813)
     Net security deposits received (paid)..................         7,764        (3,766)
     Decrease in accrued interest payable...................      (179,639)           --
                                                              ------------    ----------
       Net cash provided by operating activities............       137,401       791,696
                                                              ------------    ----------
Cash flows from investing activities
  Payments for improvements to property.....................    (1,129,292)     (549,609)
  Deposits to reserve for replacements......................     1,063,400      (186,024)
  Withdrawals from reserve for replacements.................      (936,470)      353,351
                                                              ------------    ----------
       Net cash used in investing activities................    (1,002,362)     (382,282)
                                                              ------------    ----------
Cash flows from financing activities
  Payments on mortgage......................................   (21,662,694)           --
  Proceeds from mortgage loan...............................    26,500,000      (116,592)
  Increase in deferred financing costs......................      (349,231)           --
                                                              ------------    ----------
       Net cash provided by (used in) financing
        activities..........................................     4,488,075      (116,592)
                                                              ------------    ----------
Net increase in cash and cash equivalents...................     3,623,114       292,822
Cash and cash equivalents, beginning........................       541,495       248,673
                                                              ------------    ----------
Cash and cash equivalents, end..............................  $  4,164,609    $  541,495
                                                              ============    ==========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $  2,541,172    $2,140,089
                                                              ============    ==========

                       See notes to financial statements

         1364

                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Chestnut Hill Associates Limited Partnership, a Delaware limited partnership, was formed in July 1986 to acquire, renovate and operate an apartment complex known as Chestnut Hill (the "Property"). The Property consists of an 830-unit garden apartment and townhouse development located on 31.2 acres of land in Philadelphia, Pennsylvania. The Partnership will terminate on December 31, 2036, or earlier upon the occurrence of certain events specified in the Partnership Agreement. The general partner of the Partnership was Winthrop Financial Associates, a Limited Partnership, a Maryland Limited Partnership ("WFA"). The initial limited partners of the Partnership were Three Winthrop Properties, Inc. and WFA.

     Profits and losses from normal operations were allocated 7% to WFA and 93% to the Investor Limited Partners. Cash flow from operations were allocated 3% to WFA and 97% to the Investor Limited Partners.

     Effective December 16, 1996, WFA withdrew from the partnership as the general partner and assigned 1% of 7% interest to the new general partner, CHA Properties Inc. ("CHA"). WFA retained its remaining 6% interest which was converted to a limited partnership interest but is not considered an investor limited partner. Profits, losses and distributions of the partnership are allocated 1% to the general partner, 6% to WFA and 93% to the investor limited partners.

  Basis of Presentation

     The Partnership prepares its financial statements on the accrual basis of accounting.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Real Estate

     Investment in real estate is carried at cost. The Partnership depreciates the property on the straight-line method over their estimated useful lives for financial statement purposes. For income tax purposes, accelerated methods and lives are used.

  Deferred Costs

     Deferred costs are capitalized and amortized on the straight-line method over the term of the related agreements as discussed in note B.

  Income Taxes

     No provision has been made for federal, state or local income taxes in the financial statements of the Partnership. The Partners are required to report on their individual income tax returns their allocable share of income, gains, losses, deductions and credits of the Partnership. The Partnership files its own tax return on the accrual basis.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.
         1365
                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For the purpose of the statement of cash flows, the partnership considers all highly liquid investments to be cash equivalents. The carrying amount in 1996 of $3,873,025 and in 1995 of $431,651 approximates fair value because of the short maturity of this instrument.

     The following is a summary of deferred costs at December 31, 1996 and 1995:

                                                AMORTIZATION
                                                   PERIOD          1996        1995
                                                -------------    --------    --------
Acquisition Costs.............................  10/86 - 10/05    $     --    $ 50,000
Mortgage Refinancing Costs....................  07/90 - 07/97          --     423,253
Mortgage Loan Costs...........................  12/96 - 01/07     401,400          --
                                                                 --------    --------
                                                                  401,400     473,253
Less: Accumulated Amortization................                      1,080     358,119
                                                                 --------    --------
      Unamortized Costs.......................                   $400,320    $115,134
                                                                 ========    ========

NOTE C -- MORTGAGE NOTE PAYABLE

     The Partnership obtained a mortgage note in the original amount of $22,171,000, payable in equal monthly installments of principal and interest of approximately $188,000 through July 1997. The loan bore a fixed interest rate of 9.85% per year.

     On December 20, 1996, the Partnership refinanced the mortgage note with Chase Manhattan Bank ("Mortgage Lender") in the aggregate amount of $26,500,000. The new loan bears interest at a rate of 8.375%. Principal and interest are payable by the Partnership in monthly installments of $201,419 commencing on February 1, 1997 through January 1, 2007 with a balloon payment due of $23,460,471. Included in interest expense for the year ended December 31, 1996 is $215,341 of a prepayment penalty paid to the previous lender as a result of the refinancing mortgage note.

     Principal payments due on the mortgage for the five years following December 31, 1996 are:

DECEMBER 31,
------------
1997......................................................  $187,640
1998......................................................   221,754
1999......................................................   241,055
2000......................................................   262,037
2001......................................................   282,845

     The liability of the Partnership under the mortgage limited to the underlying value of the real estate plus other amounts deposited with the lender.

     The mortgage note is collateralized by the Property, the leases thereon, management agreement and rental income.

         1366
                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- TAXABLE LOSS

     The Partnership's taxable loss for 1996 and 1995 differs from the net loss for financial reporting purposes primarily due to differences in depreciation. The taxable losses for 1996 and 1995 are as follows:

                                                                1996         1995
                                                              ---------    ---------
Net loss for financial reporting purposes...................  $(843,418)   $(416,981)
Plus: Accelerated depreciation on real and personal
      property..............................................     (7,876)     (27,658)
Other.......................................................      6,185        4,013
                                                              ---------    ---------
Taxable loss................................................  $(845,109)   $(440,626)
                                                              =========    =========

NOTE E -- MORTGAGE RESERVES HELD IN ESCROW

     The Partnership has set up various reserve escrows with the Mortgage Lender in connection with the Mortgage Note.

     The replacement reserve in the amount of $169,999 and $655,502 at December 31, 1996 and 1995, respectively, secures the Partnership's agreement to undertake certain improvements to the Property over the life of the mortgage loan. The amount of this reserve will be reduced as improvements are completed.

     An escrow for taxes and insurance has been set up under the Mortgage Note Agreement. All taxes and insurance will be paid by the Mortgage Lender out of these escrow accounts. The amounts held in escrow for insurance and taxes at December 31, 1996 and 1995, is $814,812 and $647,224, respectively.

     In addition, the Partnership was required to enter into a Completion/Repair and Security agreement as part of the mortgage note agreement. The Partnership was required to make an initial deposit of $358,573. The deposit represents 125 percent of the estimated costs to complete the "Repairs" as defined in the agreement. The partnership is required to complete all repairs by June 20, 1997. The balance at December 31, 1996 is $358,573.

     The Mortgage Lender has the right to draw upon these escrows in the event that the Partnership defaults in the performance of its obligations under the mortgage note, including its obligations to pay principal and interest. The replacement reserve shall be invested in interest bearing instruments. Interest earned during 1996 and 1995 amounted to $19,515 and $20,024, respectively.

NOTE F -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges by and commitments to companies affiliated by common ownership and management with CHA and WFA. Related party transactions with WFA and its affiliates include the following:

     Administrative and rental expenses includes $119,543 and $121,032 in 1996 and 1995, respectively, representing investor service fees as well as $177,724 and $176,430 in 1996 and 1995, respectively, representing consulting management fees equal to 2.5% of gross collections. Both fees are paid to affiliates of CHA and WFA.

     An affiliate of CHA and WFA is the on-site management agent of the property. Administrative and rental expenses includes $248,814 and $243,532 in 1996 and 1995, respectively, representing a property management fee, equal to 3.5% of gross collections, paid to the affiliate.

     In connection with the refinancing of the mortgage note on December 20, 1996, the Partnership paid an affiliate of the general partner a refinancing fee of $198,750.

         1367
                  CHESTNUT HILL ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE G -- CONCENTRATION OF CREDIT RISK

     At December 31, 1996, the Partnership has cash in the amount of $1,343,384 held by the Mortgage Lender. The tax and insurance account is insured by the Federal Deposit Insurance Corporation up to $100,000 an account. The uninsured portion of this balance at December 31, 1996 is $258,573. At December 31, 1996, the Partnership had bank deposits in excess of federally-insured limits by $15,806.

NOTE H -- TENDER OFFER OF LIMITED PARTNERSHIP INTEREST

     On November 4, 1996, Lon-Chestnut Hill Associates L.L.C., a Delaware limited partnership, an affiliate of Winthrop Financial Associates, A Limited Partnership ("WFA"), the original general partner of the Partnership, offered to purchase up to 119 units of limited partnership interest in the Partnership for cash consideration of $20,000 per unit (the "Offer"). The Offer was originally scheduled to expire on December 6, 1996. The expiration date of the Offer was extended to December 13, 1996 at which time approximately 119 units of limited partnership interest in the Partnership had been tendered pursuant to the Offer.

NOTE I -- COMMITMENTS

  Lead Based Paint Agreement

     In connection with the refinancing of the mortgage note, the Partnership was required to perform an environmental assessment of the Property. It was determined through sampling and analysis that part of the Property may contain "Lead Based Paint". As a condition to the making of the mortgage note, the Partnership is required to develop, implement and carry out an operations and maintenance plan for "Lead Based Paint" on the Property ("O & M Plan"). The "O & M Plan" requires that in event the Partnership desires to make renovations to or demolish the Property or any portion, thereof, the Partnership is required to have all painted surfaces (including all underlying paint layers) at the Property that are being renovated or demolished tested for the presence of Lead Based Paint by a qualified environmental consultant. If such tests indicate the presence of Lead Based Paint at the Property, the Partnership is required at their expense, to remove all Lead Based Paint in accordance with all applicable local, state and federal laws.

  Asbestos Operations and Maintenance Agreement

     As a condition of making the loan, the Partnership has agreed to develop an operations and maintenance program for the Property with respect to the presence of asbestos (the "O & M Program"). The Operations and Maintenance Program has been established to minimize potential exposures to asbestos fibers from asbestos containing material ("ACM") present in the property. The program has been designed to reduce the possibility of disturbing ACM during maintenance, repair and renovation activities.

         1368

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         1369

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1370

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1371

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED       , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                      COASTAL COMMONS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY          WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR             YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                     OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1372

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-16
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Coastal
    Commons Limited Partnership................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-30
  Background of the Offer......................   S-30
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-38
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42

                                                  PAGE
                                                  ----
  Accounting Treatment.........................   S-42
DESCRIPTION OF PREFERRED OP UNITS..............   S-43
  General......................................   S-43
  Ranking......................................   S-43
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-54
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-56
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-56
  Fairness to Unitholders who Tender their
    Units......................................   S-57
  Fairness to Unitholders who do not Tender
    their Units................................   S-58
  Comparison of Consideration to Alternative
    Consideration..............................   S-58
  Allocation of Consideration..................   S-59
STANGER ANALYSIS...............................   S-59
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-60
  Summary of Reviews...........................   S-61
  Conclusions..................................   S-61
  Assumptions, Limitations and
    Qualifications.............................   S-61
  Compensation and Material Relationships......   S-62
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-64
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-69
CONFLICTS OF INTEREST..........................   S-73
  Conflicts of Interest with Respect to the
    Offer......................................   S-73
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-73
  Competition Among Properties.................   S-73
  Features Discouraging Potential Takeovers....   S-73

         1373

                                                  PAGE
                                                  ----
  Future Exchange Offers.......................   S-73
YOUR PARTNERSHIP...............................   S-74
  General......................................   S-74
  Your Partnership and its Property............   S-74
  Property Management..........................   S-74
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-74
  Capital Replacement..........................   S-75
  Borrowing Policies...........................   S-75
  Competition..................................   S-75
  Legal Proceedings............................   S-75
  Selected Financial Information...............   S-75
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-77
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-79

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-79
  Beneficial Ownership of Interests in Your
    Partnership................................   S-80
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-80
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-81
LEGAL MATTERS..................................   S-81
EXPERTS........................................   S-81
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1374

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Coastal Commons Limited Partnership. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1375

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                     CLASS A             PARTNERSHIP
                                                  COMMON STOCK              COMMON
                                           ---------------------------      UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)...............................  $        $         $     --     $    --
  Third Quarter..........................   41       30 15/16       --          --
  Second Quarter.........................   38 7/8   36 1/2     0.5625      0.5625
  First Quarter..........................   38 5/8   34 1/4     0.5625      0.5625
1997
  Fourth Quarter.........................   38       32         0.5625      0.5625
  Third Quarter..........................   36 3/16  28 1/8     0.4625      0.4625
  Second Quarter.........................   29 3/4   26         0.4625      0.4625
  First Quarter..........................   30 1/2   25 1/2     0.4625      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8     0.4625      0.4625
  Third Quarter..........................   22       18 3/8     0.4250      0.4250
  Second Quarter.........................   21       18 3/8     0.4250      0.4250
  First Quarter..........................   21 1/8   19 3/8     0.4250      0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1376

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     -  Immediate liquidity. If you tender your units for cash, you will receive
        $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $1,113.75 per unit for the six months ended June 30, 1998 (equivalent to $2,227.50 on an annual basis). We
     will pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         1377

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership. In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your

         1378

     partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

         1379

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1380

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1381

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code.

     The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         1382

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         1383

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

         1384

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain

         1385

pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the

         1386

     continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future
         1387

      increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

         1388

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         1389

COMPARISON OF TAX-DEFERRAL   % PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

     There are a number of significant differences between Tax-Deferral      %
Preferred OP Units and Class I Preferred Stock relating to, among other things, the nature of the investment, voting rights, distributions, liquidity and transfer and redemption rights. See "Comparison of Preferred OP Units and Class I Preferred Stock" for a chart highlighting such differences.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........

         1390

Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents 100% of the closing price of
AIMCO's Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

         1391

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 1/4 of 1% of gross operating revenues of your partnership's property, payable monthly, and may receive reimbursement for expenses generated in its capacity as general partner of your partnership. The property manager received management fees of $82,000 in 1996, $87,000 in 1997 and $44,102 for the first six months of 1998.
We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine

         1392

precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Coastal Commons Limited Partnership is a South Carolina limited partnership which was formed on June 29, 1984 for the purpose of owning and operating a single apartment property located in Mt. Pleasant, South Carolina, known as "Hibben Ferry Apartments". In 1984, it completed a private placement of units that raised net proceeds of approximately $15,300,000. Hibben Court Apartments consists of 240 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2014, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $6,209,522, payable to First Union National Bank, which bears interest at a rate of 8.08%. The mortgage debt is due in July, 2002. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1393

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 dated which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1394

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1395

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to the AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1396

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1397

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and pro forma cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                       AIMCO OPERATING             AIMCO OPERATING
                                         PARTNERSHIP                 PARTNERSHIP               YOUR PARTNERSHIP
                                         HISTORICAL                   PRO FORMA                   HISTORICAL
                                  -------------------------   -------------------------   ---------------------------
                                  SIX MONTHS                  SIX MONTHS                  SIX MONTHS
                                    ENDED       YEAR ENDED      ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                   JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                     1998          1997          1998          1997          1998           1997
                                  ----------   ------------   ----------   ------------   -----------   -------------
Cash distributions per unit
  outstanding...................    $1.125        $1.85         $1.125        $1.85       $0.00         $0.00

         1398

      SUMMARY FINANCIAL INFORMATION OF COASTAL COMMONS LIMITED PARTNERSHIP

     The summary financial information of Coastal Commons Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Coastal Commons Limited Partnership for the years ended December 31, 1997, 1996 and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                      COASTAL COMMONS LIMITED PARTNERSHIP

                                   FOR THE SIX MONTHS
                                     ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1998          1997          1997          1996          1995          1994          1993
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues..............  $   851,122   $   856,862   $ 1,780,000*  $ 1,668,000   $ 1,539,954   $ 1,526,123   $ 1,638,858
  Net Income/(Loss)...........       28,813        26,714       113,000*     (219,000)     (289,081)     (331,825)     (275,723)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated
    Depreciation..............  $ 2,045,497   $ 2,343,633   $ 2,197,000*  $ 2,479,000   $ 2,769,008   $ 3,082,967   $ 3,436,637
  Total Assets................    4,487,013     4,690,717     4,666,000*    4,763,000     5,009,168     4,985,436     5,337,744
  Mortgage Notes Payable,
    including Accrued
    Interest..................    6,252,303     6,313,692     6,240,000*    6,342,000     6,396,453     6,068,240     6,142,868
  Partners' Deficit...........  $(1,896,164)  $(1,775,312)  $(1,689,000)* $(1,702,000)  $(1,482,520)  $(1,193,439)  $  (861,614)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                              AIMCO OPERATING
                                                                PARTNERSHIP               YOUR PARTNERSHIP
                                                         -------------------------   ---------------------------
                                                         SIX MONTHS                  SIX MONTHS
                                                           ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                          JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                            1998          1997          1998           1997
                                                         ----------   ------------   -----------   -------------
Cash distributions per unit outstanding................   $  1.125       $1.85       $1,113.75     $495

---------------
* Information prepared on an Income Tax Basis.

         1399

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1400

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units solely for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single

         1401

apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 1998 were $1,113.75 per unit (equivalent to $2,227.50 on an annualized basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations

         1402

may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO to negative from stable to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

         1403

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction.

         1404

Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral      % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

         1405

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         1406

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         1407

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         1408

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         1409

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         1410

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         1411

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         1412

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond in each
     case from                , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks

         1413

     or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains or prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         1414

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         1415

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         1416

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         1417

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         1418

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1419

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1420

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1421

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1422
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1423
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1424

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1425

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1426

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1427

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         1428

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1429

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1430

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 1998 were 1,113.75 (equivalent to 2,227.50 on an
     annualized basis. This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units, that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         1431

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         1432

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         1433

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also

         1434

     performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information

         1435

     contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities

         1436

     laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         1437

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under South Carolina law for the purpose of owning and       Delaware limited partnership. The AIMCO Operating
managing Hibben Ferry Apartments.                            Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash From Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2014.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, operate,        The purpose of the AIMCO Operating Partnership is to
lease and manage your partnership's property. Subject        conduct any business that may be lawfully conducted by
to restrictions contained in your partnership's              a limited partnership organized pursuant to the
agreement of limited partnership, your partnership may       Delaware Revised Uniform Limited Partnership Act (as
perform all act necessary, advisable or convenient to        amended from time to time, or any successor to such
the business of your partnership including borrowing         statute) (the "Delaware Limited Partnership Act"),
money and creating liens.                                    provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1438
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership authorized to        The general partner is authorized to issue additional
issue additional limited partnership interests in your       partnership interests in the AIMCO Operating
partnership and may admit additional limited partners        Partnership for any partnership purpose from time to
by selling not more than 200 units for cash and notes        time to the limited partners and to other persons, and
to selected persons who fulfill the requirements set         to admit such other persons as additional limited
forth in your partnership's agreement of limited             partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, the general partners may not enter into         funds or other assets to its subsidiaries or other
contracts with themselves or their affiliates, except        persons in which it has an equity investment, and such
for the agreement specified in your partnership's            persons may borrow funds from the AIMCO Operating
agreement of limited partnership in connection with the      Partnership, on terms and conditions established in the
acquisition, operation, management and ownership of          sole and absolute discretion of the general partner. To
your partnership's property. Your partnership may not        the extent consistent with the business purpose of the
make loans to any of the general partners but the            AIMCO Operating Partnership and the permitted
general partners may make loans to your partnership in       activities of the general partner, the AIMCO Operating
such amounts as the general partners deem necessary for      Partnership may transfer assets to joint ventures,
the payment of any partnership obligations and               limited liability companies, partnerships,
expenses; provided that the interest is 1% over the          corporations, business trusts or other business
then prevailing prime rate of The Citizens and Southern      entities in which it is or thereby becomes a
National Bank of South Carolina for short-term,              participant upon such terms and subject to such
unsecured loans (but not in any case higher than the         conditions consistent with the AIMCO Operating Part-
legal rate) and the general partners first make a            nership Agreement and applicable law as the general
reasonable effort to obtain loans at the most favorable      partner, in its sole and absolute discretion, believes
rate from unaffiliated parties.                              to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money in such amounts as the general partner       restrictions on borrowings, and the general partner has
deems, in its reasonable discretion, to be in the best       full power and authority to borrow money on behalf of
interests of your partnership, on the credit of and          the AIMCO Operating Partnership. The AIMCO Operating
enter into obligations, recourse and nonrecourse, on         Partnership has credit agreements that restrict, among
behalf of your partnership and to give as security           other things, its ability to incur indebtedness. See
therefor any of your partnership's property. However, a      "Risk Factors -- Risks of Significant Indebtedness" in
refinancing of your partnership's property must be           the accompanying Prospectus.
approved by the general partner.

         1439
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner or its duly authorized            with a statement of the purpose of such demand and at
representative to receive by mail, upon written request      such OP Unitholder's own expense, to obtain a current
to your partnership and at such limited partner's sole       list of the name and last known business, residence or
cost and expense, a list of names and addresses of the       mailing address of the general partner and each other
limited partners.                                            OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
responsibility to direct the management of your              the AIMCO Operating Partnership are vested in AIMCO-GP,
partnership's business and assets and has all rights         Inc., which is the general partner. No OP Unitholder
and powers generally conferred by law or which are           has any right to participate in or exercise control or
necessary, advisable or consistent in connection             management power over the business and affairs of the
therewith. The general partner of your partnership has       AIMCO Operating Partnership. The OP Unitholders have
the power and authority to execute documents and             the right to vote on certain matters described under
instruments in its sole name on behalf of your               "Comparison of Ownership of Your Units and AIMCO OP
partnership. No limited partner may take part in or          Units -- Voting Rights" below. The general partner may
interfere in any manner with the conduct or control of       not be removed by the OP Unitholders with or without
the business of your partnership. Limited partners have      cause.
no right or authority to act for or bind the
corporation.                                                 In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable to your partnership        partner is not liable to the AIMCO Operating
or any limited partner for any acts performed or any         Partnership for losses sustained, liabilities incurred
failure to act by any of them performed or omitted in        or benefits not derived as a result of errors in
good faith, provided that such course of conduct did         judgment or mistakes of fact or law of any act or
not constitute fraud, gross negligence or willful            omission if the general partner acted in good faith.
misconduct. In addition, the general partner and its         The AIMCO Operating Partnership Agreement provides for
affiliates are entitled to indemnification by your           indemnification of AIMCO, or any director or officer of
partnership against any loss or damage resulting from        AIMCO (in its capacity as the previous general partner
any act or omission performed or omitted in good faith,      of the AIMCO Operating Partnership), the general
which does not constitute fraud, gross negligence or         partner, any officer or director of general partner or
willful misconduct. Moreover, the general partner is         the AIMCO Operating Partnership and such other persons
not liable to your partnership or the limited partners       as the general partner may designate from and against
because any taxing authorities disallowed or adjusted        all losses, claims, damages, liabilities, joint or
any deductions or credits in your partnership income         several, expenses (including legal fees), fines,
tax returns.                                                 settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         1440
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner and elect a successor general partner        affairs of the AIMCO Operating Partnership. The general
upon a vote of the limited partners owning a majority        partner may not be removed as general partner of the
of the outstanding units. The general partner may            AIMCO Operating Partnership by the OP Unitholders with
resign at any time; provided, however that such              or without cause. Under the AIMCO Operating Partnership
resignation does not cause the default under or result       Agreement, the general partner may, in its sole
in the acceleration of the payment of any loan secured       discretion, prevent a transferee of an OP Unit from
by your partnership's property. A limited partner may        becoming a substituted limited partner pursuant to the
not transfer his interests without the consent of the        AIMCO Operating Partnership Agreement. The general
general partner which may be withheld at the sole            partner may exercise this right of approval to deter,
discretion of the general partner.                           delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to comply with             in the AIMCO Operating Partnership Agreement, whereby
applicable laws, make changes of a ministerial nature        the general partner may, without the consent of the OP
which do not materially and adversely affect the rights      Unitholders, amend the AIMCO Operating Partnership
of the limited partners and admit substitute or              Agreement, amendments to the AIMCO Operating
additional limited partners. Any other amendments must       Partnership Agreement require the consent of the
be approved by the limited partners owning more than         holders of a majority of the outstanding Common OP
50% of the units and the general partner. Limited            Units, excluding AIMCO and certain other limited
partners owning at least 20% of the units have the           exclusions (a "Majority in Interest"). Amendments to
power to propose amendments to your partnership's            the AIMCO Operating Partnership Agreement may be
agreement of limited partnership.                            proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives  1/4 of 1% of gross operating revenues of your      capacity as general partner of the AIMCO Operating
partnership's property, payable monthly. Moreover, the       Partnership. In addition, the AIMCO Operating Part-
general partner or certain affiliates may be entitled        nership is responsible for all expenses incurred
to compensation for additional services rendered.            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1441
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, a limited partner, unless it is deemed to       negligence, no OP Unitholder has personal liability for
be taking part in the control of the business, is not        the AIMCO Operating Partnership's debts and
bound by or personally liable for the expenses,              obligations, and liability of the OP Unitholders for
liabilities or obligations of your partnership. A            the AIMCO Operating Partnership's debts and obligations
limited partner's liability is limited solely to the         is generally limited to the amount of their invest-
amount of its capital contribution to your partnership,      ment in the AIMCO Operating Partnership. However, the
together with the undistributed share of the profits of      limitations on the liability of limited partners for
your partnership from time to time credited to its           the obligations of a limited partnership have not been
capital account and any money or other property              clearly established in some states. If it were
wrongfully paid or conveyed to him on account of his         determined that the AIMCO Operating Partnership had
contribution.                                                been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner has an overriding           partnership agreement, Delaware law generally requires
fiduciary obligation to your partnership. The general        a general partner of a Delaware limited partnership to
partner is not required to devote all of its time or         adhere to fiduciary duty standards under which it owes
business efforts to the affairs of your partnership,         its limited partners the highest duties of good faith,
but shall devote so much of its time and attention to        fairness and loyalty and which generally prohibit such
your partnership as is necessary and advisable to            general partner from taking any action or engaging in
successfully manage the affairs of your partnership. In      any transaction as to which it has a conflict of
addition, any partner or affiliate may engage in or          interest. The AIMCO Operating Partnership Agreement
possess an interest in other business ventures of every      expressly authorizes the general partner to enter into,
nature and description, whether such ventures are            on behalf of the AIMCO Operating Partnership, a right
competitive with your partnership or otherwise, which        of first opportunity arrangement and other conflict
may be located in the market area or vicinity of your        avoidance agreements with various affiliates of the
partnership's property and neither your partnership nor      AIMCO Operating Partnership and the general partner, on
the partners shall have any right in or to such              such terms as the general partner, in its sole and
independent ventures or to the income or profits             absolute discretion, believes are advisable. The AIMCO
derived therefrom.                                           Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1442
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS               COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding units      the holders of the Preferred OP          respect to certain limited matters
and the approval of the general          Units will have the same voting          such as certain amendments and
partner, the limited partners may        rights as holders of the Common OP       termination of the AIMCO Operating
amend your partnership's agreement       Units. See "Description of OP            Partnership Agreement and certain
of limited partnership, terminate        Units" in the accompanying               transactions such as the
your partnership and approve or          Prospectus. So long as any               institution of bankruptcy
disapprove the sale of all or            Preferred OP Units are outstand-         proceedings, an assignment for the
substantially all of the assets of       ing, in addition to any other vote       benefit of creditors and certain
your partnership. The removal of         or consent of partners required by       transfers by the general partner of
the general partner and the              law or by the AIMCO Operating            its interest in the AIMCO Operating
election a trustee to                    Partnership Agree-                       Part-

         1443
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

liquidate and distribute your            ment, the affirmative vote or            nership or the admission of a
partnership's assets upon a              consent of holders of at least 50%       successor general partner.
dissolution caused by the                of the outstanding Preferred OP
retirement of the general partner        Units will be necessary for              Under the AIMCO Operating Partner-
both require the vote of a majority      effecting any amendment of any of        ship Agreement, the general partner
of the outstanding units. The            the provisions of the Partnership        has the power to effect the
affirmative vote of all limited          Unit Designation of the Preferred        acquisition, sale, transfer,
partners and the approval of the         OP Units that materially and             exchange or other disposition of
general partner is required to           adversely affects the rights or          any assets of the AIMCO Operating
elect a substitute general partner.      preferences of the holders of the        Partnership (including, but not
                                         Preferred OP Units. The creation or      limited to, the exercise or grant
The general partner may cause the        issuance of any class or series of       of any conversion, option,
dissolution of the your partnership      partnership units, including,            privilege or subscription right or
by retiring. Your partnership may        without limitation, any partner-         any other right available in
be continued by the remaining            ship units that may have rights          connection with any assets at any
general partner or, if none, all of      senior or superior to the Preferred      time held by the AIMCO Operating
the limited partners may agree to        OP Units, shall not be deemed to         Partnership) or the merger,
continue your partnership and elect      materially adversely affect the          consolidation, reorganization or
a successor to the general partner.      rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash from           $      per Preferred OP Unit;            tribute quarterly all, or such
Operation as defined in your             provided, however, that at any time      portion as the general partner may
partnership's agreement of limited       and from time to time on or after        in its sole and absolute discretion
partnership are made not less often      the fifth anniversary of the issue       determine, of Available Cash (as
than semi-annually. The                  date of the Preferred OP Units, the      defined in the AIMCO Operating
distributions payable to the             AIMCO Operating Partnership may          Partnership Agreement) generated by
partners are not fixed in amount         adjust the annual distribution rate      the AIMCO Operating Partnership
and depend upon the operating            on the Preferred OP Units to the         during such quarter to the general
results and net sales or                 lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has made distri-             dividend rate on the most recently       with respect to such quarter, in
butions in the past and is               issued AIMCO non-convertible             accordance with their respective
projected to make distributions in       preferred stock which ranks on a         interests in the AIMCO Operating
1998.                                    parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         1444
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) the transfer         on any securities exchange. The          transferability of the OP Units.
complies with the then-applicable        Preferred OP Units are subject to        Until the expiration of one year
rules and regulations of any             restrictions on transfer as set          from the date on which an OP
governmental authority with              forth in the AIMCO Operating             Unitholder acquired OP Units,
jurisdiction over the disposi-           Partnership Agreement.                   subject to certain exceptions, such
tion, (2) except in specified                                                     OP Unitholder may not transfer all
circumstances, the interest              Pursuant to the AIMCO Operating          or any portion of its OP Units to
transferred is not less than 1           Partnership Agreement, until the         any transferee without the consent
unit, (3) a written assignment has       expiration of one year from the          of the general partner, which
been duly executed and ac-               date on which a holder of Preferred      consent may be withheld in its sole
knowledged by the assignor and           OP Units acquired Preferred OP           and absolute discretion. After the
assignee, (4) the approval of the        Units, subject to certain                expiration of one year, such OP
general partner which may be             exceptions, such holder of               Unitholder has the right to
withheld in the sole and absolute        Preferred OP Units may not transfer      transfer all or any portion of its
discretion of the general partner        all or any portion of its Pre-           OP Units to any person, subject to
has been granted and (5) the             ferred OP Units to any transferee        the satisfaction of certain
assignor and assignee have complied      without the consent of the general       conditions specified in the AIMCO
with such other conditions as set        partner, which consent may be            Operating Partnership Agreement,
forth in your partnership's              withheld in its sole and absolute        including the general partner's
agreement of limited partnership.        discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
There are no redemption rights           OP Units has the right to transfer       Transfers and Withdrawals" in the
associated with your units.              all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         1445
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1446

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 1/4 of 1% of gross operating revenues of your partnership's property, payable monthly, and may receive reimbursement for expenses generated in its capacity as general partner from your partnership. The property manager received management fees of $82,000 in 1996, $87,000 in 1997 and $44,102 for the first six months of 1998.
The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1447

                                YOUR PARTNERSHIP

GENERAL

     Coastal Commons Limited Partnership is a South Carolina limited partnership which raised net proceeds of approximately $15,300,000 in 1984 through a private offering. The promoter for the private offering of your partnership was US Shelter Corporation. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 229 limited partners of your partnership and a total of 200 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on June 29, 1984 for the purpose of owning and operating a single apartment property located in Mt. Pleasant, South Carolina, known as "Hibben Ferry Apartments." Your partnership's property consists of 240 apartment units. There are 48 one-bedroom apartments and 192 two-bedroom apartments. The total rentable square footage of your partnership's property is 234,480 square feet. Your partnership's property had an average occupancy rate of approximately 92.92% in 1996 and 92.92% in 1997. The average annual rent per apartment unit is approximately $6,844.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $82,000, $87,000 and $44,102, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2014 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         1448

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $6,209,522, payable to First Union National Bank, which bears interest at a rate of 8.08%. The mortgage debt is due in July, 2002. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1449

     Below is selected financial information for Coastal Commons Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                              COASTAL COMMONS LIMITED PARTNERSHIP
                                ------------------------------------------------------------------------------------------------
                                        JUNE 30,                                        DECEMBER 31,
                                -------------------------   --------------------------------------------------------------------
                                   1998          1997          1997           1996          1995          1994          1993
                                -----------   -----------   -----------    -----------   -----------   -----------   -----------
                                    (1)           (1)           (1)            (1)           (1)           (1)           (1)
BALANCE SHEET DATA
Cash and Cash Equivalents.....  $   404,974   $   363,729   $   452,000*   $   346,000   $   220,858   $   188,456   $   278,430
Land & Building...............    9,262,464     9,215,206     9,241,000*     9,178,000     9,115,731     9,024,868     8,983,185
Accumulated Depreciation......   (7,216,967)   (6,871,573)   (7,084,000)*   (6,699,000)   (6,346,723)   (5,941,901)   (5,546,548)
Other Assets..................    2,036,542     1,983,355         9,000*     1,938,000     2,019,302     1,714,013     1,622,677
                                -----------   -----------   -----------    -----------   -----------   -----------   -----------
         Total Assets.........  $ 4,487,014   $ 4,690,717   $ 4,666,000*   $ 4,763,000   $ 5,009,168   $ 4,985,436   $ 5,337,744
                                ===========   ===========   ===========    ===========   ===========   ===========   ===========
Mortgage & Accrued Interest...    6,252,303     6,313,692     6,240,000*     6,342,000     6,396,453     6,068,240     6,142,868
Other Liabilities.............      130,874       152,337        52,000*       123,000        95,235       110,635       152,490
                                -----------   -----------   -----------    -----------   -----------   -----------   -----------
         Total Liabilities....  $ 6,383,177   $ 6,466,029   $ 6,355,000*   $ 6,465,000   $ 6,491,688   $ 6,178,875   $ 6,295,358
                                -----------   -----------   -----------    -----------   -----------   -----------   -----------
Partners Deficit..............  $(1,896,164)  $(1,775,312)  $(1,689,000)*  $(1,702,000)  $(1,482,520)  $(1,193,439)  $  (861,614)
                                ===========   ===========   ===========    ===========   ===========   ===========   ===========

                                                                COASTAL COMMONS LIMITED PARTNERSHIP
                                       -------------------------------------------------------------------------------------
                                       FOR THE SIX MONTHS
                                              ENDED                                FOR THE YEARS ENDED
                                            JUNE 30,                                  DECEMBER 31,
                                       -------------------   ---------------------------------------------------------------
                                         1998       1997        1997          1996         1995         1994         1993
                                       --------   --------   ----------    ----------   ----------   ----------   ----------
                                         (1)   (1)  (1)         (1)           (1)          (1)          (1)          (1)
STATEMENT OF OPERATIONS DATA
Rental Revenue.......................  $799,638   $794,057   $1,665,000*   $1,520,000   $1,438,405   $1,461,849   $1,492,961
Other Income.........................    51,484     62,805      115,000*      148,000      101,549       64,274      145,897
                                       --------   --------   ----------    ----------   ----------   ----------   ----------
         Total Revenue...............  $851,122   $856,862    1,780,000*   $1,668,000   $1,539,954   $1,526,123   $1,638,858
                                       --------   --------   ----------    ----------   ----------   ----------   ----------
Operating Expenses...................   321,064    322,235      624,000*      853,000      656,850      616,339      623,893
General & Administrative.............    11,193      6,877       48,000*       28,000       74,334       87,647      101,787
Depreciation.........................   172,500    172,500      345,000*      352,000      404,822      395,353      390,747
Interest Expense.....................   265,126    267,766      534,000*      539,000      577,734      633,840      641,165
Property Taxes.......................    57,426     60,770      116,000*      115,000      115,295      124,769       89,106
                                       --------   --------   ----------    ----------   ----------   ----------   ----------
         Total Expenses..............  $827,309   $830,148    1,667,000*   $1,887,000   $1,829,035   $1,857,948   $1,846,698
                                       --------   --------   ----------    ----------   ----------   ----------   ----------
Net Income (loss)....................  $ 23,813   $ 26,714   $  113,000*   $ (219,000)  $ (289,081)  $ (331,825)  $ (207,840)
                                       ========   ========   ==========    ==========   ==========   ==========   ==========
Extraordinary (loss).................  $          $                        $            $            $            $  (67,883)
                                       --------   --------   ----------    ----------   ----------   ----------   ----------
Net Income (loss)....................  $          $                        $            $            $            $ (275,723)
                                       ========   ========   ==========    ==========   ==========   ==========   ==========

---------------
(1) Information prepared on an Income Tax Basis.

         1450

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $23,813 for the six months ended June 30, 1998, compared to $26,714 for the six months ended June 30, 1997, a decrease in net income of $2,901, or 10.86%. This decrease was primarily the result of a greater increase in operating expenses than in rental revenues.

     Revenues

     Rental and other property revenues from the partnership's property totaled $851,122 for the six months ended June 30, 1998, compared to $856,862 for the six months ended June 30, 1997, a decrease of $5,740, or 0.67%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $321,064 for the six months ended June 30, 1998, compared to $322,235 for the six months ended June 30, 1997, a decrease of $1,171 or 0.36%. Management expenses totaled $44,101 for the six months ended June 30, 1998, compared to $42,639 for the six months ended June 30, 1997, an increase of $1,462, or 3.43%.

     General and Administrative Expenses

     General and administrative expenses totaled $11,193 for the six months ended June 30, 1998 compared to $6,877 for the six months ended June 30, 1997, an increase of $4,316 or 62.76%. The increase is primarily due to an increase in training expenses and office supply expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $265,126 for the six months ended June 30, 1998, compared to $267,766 for the six months ended June 30, 1997, a decrease of $2,640, or 0.99%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $113,000 for the year ended December 31, 1997, compared to a net loss of $219,000 for the year ended December 31, 1996. The increase in net income of $332,000 was primarily the result of an increase in market rent and decrease in maintenance expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,780,000 for the year ended December 31, 1997, compared to $1,668,000 for the year ended December 31, 1996, an increase of $112,000, or 6.71%. This increase was primarily the result of an increase in market rent and an increase in occupancy levels.

         1451

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $624,000 for the year ended December 31, 1997, compared to $853,000 for the year ended December 31, 1996, a decrease of $229,000 or 26.85%. This decrease was primarily the result of a decrease in maintenance expenses. Management expenses totaled $87,000 for the year ended December 31, 1997, compared to $82,000 for the year ended December 31, 1996, a increase of $5,000, or 6.10%. This increase was primarily the result of an increase in rental revenue, as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $48,000 for the year ended December 31, 1997 compared to $28,000 for the year ended December 31, 1996, an increase of $20,000 or 71.43%. The increase is primarily due to a increase in general partner reimbursements and audit fees, as well as in office supplies.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $534,000 for the year ended December 31, 1997, compared to $539,000 for the year ended December 31, 1996, a decrease of $5,000, or 0.93%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $219,000 for the year ended December 31, 1996, compared to a net loss of $289,081 for the year ended December 31, 1995. The increase in net income of $70,081 was primarily the result of an increase in revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,668,000 for the year ended December 31, 1996, compared to $1,539,954 for the year ended December 31, 1995, an increase of $128,046, or 8.31%. This increase was primarily a result of an increase in demand for corporate units from the Coast Guard and a steel company.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $853,000 for the year ended December 31, 1996, compared to $656,850 for the year ended December 31, 1995, an increase of $196,150 or 29.86%. This increase was primarily the result of an increase in maintenance expense resulting from gutter repairs. Management expenses totaled $82,000 for the year ended December 31, 1996, compared to $77,155 for the year ended December 31, 1995, an increase of $4,845, or 6.28%. The increase resulted from an increase in rental income.

     General and Administrative Expenses

     General and administrative expenses totaled $28,000 for the year ended December 31, 1996 compared to $74,334 for the year ended December 31, 1995, a decrease of $46,334 or 62.33%. The decrease is primarily due to a decrease in legal and professional expenses as well as reclassing various general and administrative expenses for 1995 to operating expenses for 1996.

         1452

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $539,000 for the year ended December 31, 1996, compared to $577,734 for the year ended December 31, 1995, a decrease of $38,734, or 6.70%. The decrease is due primarily to refinancing mortgage note payable which was due April 1995.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $404,974 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable to your partnership or any limited partner for any acts performed or any failure to act by any of them performed or omitted in good faith, provided that such course of conduct did not constitute fraud, gross negligence or willful misconduct. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner and its affiliates are entitled to indemnification by your partnership against any loss or damage resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, gross negligence or willful misconduct. Moreover, the general partner is not liable to your partnership or the limited partners because any taxing authorities disallowed or adjusted any deductions or credits in your partnership income tax returns. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $       0
1995........................................................            0
1996........................................................            0
1997........................................................       495.00
1998 (through June 30)......................................     1,113.75

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the

         1453

admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0                   0.0%                   0
1995.........................          0                   0.0%                   0
1996.........................          0                   0.0%                   0
1997.........................          1                    .5%                   1
1998 (through June 30).......          0                   0.0%                   0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in respect of its capacity as general partner of your partnership as described in the following table:

YEAR                                                      COMPENSATION
----                                                      ------------
1994....................................................    $13,020
1995....................................................     18,245
1996....................................................     16,000
1997....................................................     16,000

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                                      COMPENSATION
----                                                      ------------
1995...................................................     $77,155
1996...................................................      82,000
1997...................................................      87,000
1998 (through June 30).................................      44,102

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         1454

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Coastal Commons Limited Partnership at December 31, 1997, 1996 and 1995 and for each of the years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young, LLP independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         1455

                      COASTAL COMMONS LIMITED PARTNERSHIP
                           INDEX FINANCIAL STATEMENT

                                                              PAGE
                                                              ----
Condensed Balance Sheet -- Federal Income Tax Basis as of
  June 30, 1998 (Unaudited).................................  F-2
Condensed Statements of Operations -- Federal Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows -- Federal Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (Unaudited)...............................................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-6
Consolidated Balance Sheet as of December 31, 1997..........  F-7
Consolidated Statement of Operations for the year ended
  December 31, 1997.........................................  F-8
Consolidated Statement of Changes in Partners' Deficit for
  the year ended December 31, 1997..........................  F-9
Consolidated Statement of Cash Flows for the year ended
  December 31, 1997.........................................  F-10
Notes to Consolidated Financial Statements..................  F-11
Independent Auditors' Report................................  F-16
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1997......................................................  F-17
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis for the year ended
  December 31, 1997.........................................  F-18
Notes to Financial Statements -- Federal Income Tax Basis...  F-19
Independent Auditors' Report................................  F-22
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1996......................................................  F-23
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis for the year ended
  December 31, 1996.........................................  F-24
Notes to Financial Statements -- Federal Income Tax Basis...  F-25
Independent Auditors' Report................................  F-28
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1995......................................................  F-29
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis for the year ended
  December 31, 1995.........................................  F-30
Notes to Financial Statements -- Federal Income Tax Basis...  F-31

         1456

                      COASTAL COMMONS LIMITED PARTNERSHIP

              CONDENSED BALANCE SHEET -- FEDERAL INCOME TAX BASIS
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................               $   404,974
Receivables and Deposits....................................                    64,958
Restricted Escrows..........................................                   152,426
Syndication Fees............................................                 1,605,000
Other Assets................................................                   214,159
Investment Property:
  Land......................................................     684,299
  Building and related personal property....................   8,578,165
                                                              ----------
                                                               9,262,464
  Less: Accumulated depreciation............................   7,216,967     2,045,497
                                                              ----------   -----------
          Total Assets......................................               $ 4,487,014
                                                                           ===========

                          LIABILITIES AND PARTNERS' CAPITAL
Other Accrued Liabilities...................................               $    69,883
Property taxes payable......................................                    57,419
Tenant security deposits....................................                    46,354
Notes Payable...............................................                 6,209,522
Partners' Deficit...........................................                (1,896,164)
                                                                           -----------
          Total Liabilities and Partners' Capital...........               $ 4,487,014
                                                                           ===========

         1457

                      COASTAL COMMONS LIMITED PARTNERSHIP

         CONDENSED STATEMENTS OF OPERATIONS -- FEDERAL INCOME TAX BASIS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $799,638   $794,057
  Other Income..............................................    51,484     62,805
  (Gain) Loss on Disp of Property...........................        --         --
  Casualty Gain/Loss........................................        --         --
                                                              --------   --------
          Total Revenues....................................   851,122    856,862
Expenses:
  Operating Expenses........................................   321,064    322,235
  General and Administrative Expenses.......................    11,193      6,877
  Depreciation Expense......................................   172,500    172,500
  Interest Expense..........................................   265,126    267,766
  Property Tax Expense......................................    57,426     60,770
                                                              --------   --------
          Total Expenses....................................   827,309    830,148
          Net Income........................................  $ 23,813   $ 26,714
                                                              ========   ========

         1458

                      COASTAL COMMONS LIMITED PARTNERSHIP

         CONDENSED STATEMENTS OF CASH FLOWS -- FEDERAL INCOME TAX BASIS
                                   UNAUDITED

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Operating Activities:
  Net Income (loss).........................................  $  23,813   $  26,714
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    186,022     186,022
     Changes in accounts:
       Receivables and deposits and other assets............     (5,639)    (31,973)
       Accounts Payable and accrued expenses................     58,656      29,118
                                                              ---------   ---------
          Net cash provided by (used in) operating
            activities......................................    262,852     209,881
                                                              ---------   ---------
Investing Activities
  Property improvements and replacements....................    (20,997)    (37,133)
  Net (increase)/decrease in restricted escrows.............    (27,426)    (26,904)
          Net cash provided by (used in) investing
            activities......................................    (48,423)    (64,037)
                                                              ---------   ---------
Financing Activities
  Payments on mortgage......................................    (30,478)    (28,089)
  Partners' Distributions...................................   (230,977)   (100,026)
                                                              ---------   ---------
          Net cash provided by (used in) financing
            activities......................................   (261,455)   (128,115)
                                                              ---------   ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................    (47,026)     17,729
Cash and cash equivalents at beginning of year..............    452,000     346,000
                                                              ---------   ---------
Cash and cash equivalents at end of period..................  $ 404,974   $ 363,729
                                                              =========   =========

         1459

                      COASTAL COMMONS LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Coastal Commons Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         1460

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Coastal Commons Limited Partnership

     We have audited the accompanying consolidated balance sheet of Coastal Commons Limited Partnership as of December 31, 1997 and the related consolidated statements of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Commons Limited Partnership at December 31, 1997 and the consolidated results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/  ERNST & YOUNG LLP

August 31, 1998
Greenville, South Carolina

         1461

                      COASTAL COMMONS LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................             $  459
Receivables and deposits....................................                 57
Restricted escrows..........................................                160
Loan costs, net of $65 amortization.........................                125
Other assets................................................                  9
Investment property, at cost (Notes B and D):
  Land......................................................  $   684
  Buildings and related personal property...................    8,648
                                                              -------
                                                                9,332
  Less accumulated depreciation.............................   (4,338)    4,994
                                                              -------    ------
                                                                         $5,804
                                                                         ======

                       LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................             $   23
  Security deposits and other tenant liabilities............                 41
  Other liabilities.........................................                110
  Mortgage note payable (Note B)............................              6,240
                                                                         ------
                                                                          6,414
Minority interest (Note A)..................................                 18
Partners' deficit:
  General partners..........................................  $    (7)
  Limited partners (200 units issued and outstanding).......     (621)     (628)
                                                              -------    ------
                                                                         $5,804
                                                                         ======

                            See accompanying notes.

         1462

                      COASTAL COMMONS LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT UNIT DATA)

Revenues:
  Rental income.............................................           $ 1,663
  Other income..............................................               124
                                                                       -------
                                                                         1,787
Expenses:
  Operating.................................................  $648
  General and administrative................................    48
  Depreciation..............................................   296
  Interest..................................................   534
  Property taxes............................................   118       1,644
                                                              ----     -------
Net income..................................................           $   143
                                                                       =======
Net income allocated to general partners (1%)...............           $     1
Net income allocated to limited partners (99%)..............               142
                                                                       -------
                                                                       $   143
                                                                       =======
Net income per limited partnership unit.....................           $707.85
                                                                       =======

                            See accompanying notes.

         1463

                      COASTAL COMMONS LIMITED PARTNERSHIP

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              GENERAL    LIMITED
                                                              PARTNERS   PARTNERS   TOTAL
                                                              --------   --------   -----
Deficit at December 31, 1996................................    $(7)      $(664)    $(671)
Net income..................................................      1         142       143
Distributions to partners...................................     (1)        (99)     (100)
                                                                ---       -----     -----
Deficit at December 31, 1997................................    $(7)      $(621)    $(628)
                                                                ===       =====     =====

                            See accompanying notes.

         1464

                      COASTAL COMMONS LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net income................................................   $ 143
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     296
     Amortization of loan costs and mortgage discount.......      29
     Change in accounts:
       Receivables and deposits.............................      (7)
       Other assets.........................................      (9)
       Accounts payable.....................................     (55)
       Tenant security deposit liabilities..................       5
       Other liabilities....................................      21
                                                               -----
  Net cash provided by operating activities.................     423
Cash flows from investing activities
  Property improvements and replacements....................     (64)
  Deposits to restricted escrows............................     (60)
                                                               -----
  Net cash used in investing activities.....................    (124)
Cash flows from financing activities
  Principal payments on mortgage notes payable..............     (59)
  Distributions to partners.................................    (100)
                                                               -----
  Net cash used in financing activities.....................    (159)
                                                               -----
  Net increase in cash and cash equivalents.................     140
  Cash and cash equivalents at December 31, 1996............     319
                                                               -----
  Cash and cash equivalents at December 31, 1997............   $ 459
                                                               =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................   $ 507
                                                               =====

                            See accompanying notes.

         1465

                      COASTAL COMMONS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Coastal Commons Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated June 29, 1984 and extending to December 31, 2014, unless terminated sooner. Two hundred units of limited partnership interests, an individual general partner interest and two corporate general partner interests were issued. The Partnership owns and operates a 240-unit apartment complex, Hibben Ferry Apartments, in Mt. Pleasant, South Carolina.

  Principles of Consolidation

     The consolidated financial statements include all of the accounts of the Partnership's 79%-owned subsidiary Hibben Ferry Recreation Center, which owns recreational property used jointly by Hibben Ferry Apartments and a condominium complex owned and operated by an unaffiliated party. All significant intercompany accounts have been eliminated in consolidation. Minority interest represents the 21% non-affiliated ownership interest in Hibben Ferry Recreation Center.

  Investment Property

     Investment property is stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicated that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No adjustments for impairment of value were necessary for the year ended December 31, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Risks and Uncertainties

     The real estate business is highly competitive. The Partnership's real property investments are subject to competition from similar types of properties in the vicinities in which they are located and the Partnership is not a significant factor in its industry. In addition, various limited partnerships have been formed by related parties to engage in business which may be competitive with the Partnership.

  Cash and Cash Equivalents

     Cash on hand and in banks, and money market funds and certificates of deposit with original maturities of three months or less are considered to be unrestricted cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Fair Value of Financial Instruments

     The Partnership believes that the carrying amount of its financial instruments (except for long term debt) approximates their fair value due to the short term maturity of these instruments. The fair value of the Partnership's long-term debt, after discounting the scheduled loan payments at an estimated borrowing rate currently available to the Partnership, approximates its carrying value.

         1466
                      COASTAL COMMONS LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Loan Costs

     Loan costs are being amortized on a straight-line basis over the life of the loan.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits." Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

  Restricted Escrows

     A Replacement Reserve was established at the time of the refinancing of the mortgage note payable encumbering the apartment property to cover necessary costs and expenses incurred for capital improvements. The Partnership is required to make a monthly deposit of $4,000 to the reserve. At December 31, 1997, the account balance was approximately $125,000. There is also approximately $35,000 in replacement reserves for the Hibben Ferry Recreation Center.

  Partnership Allocations

     Net earnings or loss, distributions to partners, and taxable income or loss are allocated to the partners in accordance with the partnership agreement.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less. Rental revenue is recognized as earned.

  Advertising Costs

     The Partnership expenses the costs of advertising as incurred.

  Depreciation

     Building and improvements are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 30 years.

NOTE B -- MORTGAGE NOTE PAYABLE

     The mortgage note of approximately $6,240,000 bears interest at 8.08% and is payable in monthly principal and interest installments of approximately $47,000 with a balloon payment of approximately $5,909,000 at maturity on July 1, 2002.

     The mortgage note payable is non-recourse and requires prepayment penalties if repaid prior to maturity and prohibits resale of the property subject to the existing indebtedness. The mortgage note payable is secured by pledge of the apartment property and by pledge of revenues from the apartment property.

         1467
                      COASTAL COMMONS LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled principal payments of the mortgage note payable subsequent to December 31, are as follows (in thousands):

1998.......................................................   $   64
1999.......................................................       69
2000.......................................................       75
2001.......................................................       81
2002.......................................................    5,951
                                                              ------
                                                              $6,240
                                                              ======

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................   $87
General partner expenses....................................    12
Asset management fees.......................................     4

     Insignia entered into an Agreement and Plan of Merger, dated as of May 26, 1998, (as subsequently amended and restated, the "Merger Agreement") with Apartment Investment and Management Company ("AIMCO"), pursuant to which Insignia will merge its national residential property management operations and its controlling interest in Insignia Properties Trust with and into AIMCO, with AIMCO as the survivor. Consummation of the Merger, which is anticipated to occur in the third quarter of 1998, is subject to certain conditions, including the approval of the stockholders of Insignia (but not the approval of the stockholders of AIMCO). If the closing occurs, AIMCO will then control the General Partner of the Partnership.

     For the period of January 1, 1997, to August 31, 1997, the Partnership insured its property under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the Managing General Partner who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations was not significant.

NOTE D -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (IN THOUSANDS)

                                                                          BUILDINGS        COST
                                                                         AND RELATED    CAPITALIZED
                                                                          PERSONAL     SUBSEQUENT TO
                   DESCRIPTION                     ENCUMBRANCES   LAND    PROPERTY      ACQUISITION
                   -----------                     ------------   ----   -----------   -------------
Hibben Ferry Apartments
  Mount Pleasant, South Carolina.................     $6,240      $684     $8,027          $490
Hibben Ferry Recreation..........................         --        --        121            10
                                                      ------      ----     ------          ----
Totals...........................................     $6,240      $684     $8,148          $500
                                                      ======      ====     ======          ====

         1468
                      COASTAL COMMONS LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                         GROSS AMOUNT AT WHICH CARRIED
                                 (IN THOUSANDS)

                                                     BUILDINGS
                                                        AND
                                                      RELATED                                        DEPRECIABLE
                                                     PERSONAL              ACCUMULATED      DATE       LIFE --
                DESCRIPTION                  LAND    PROPERTY     TOTAL    DEPRECIATION   ACQUIRED      YEARS
                -----------                  ----   -----------   ------   ------------   --------   ------------
Hibben Ferry Apartments....................  $684     $8,517      $9,201      $4,277        1984         5-30
Hibben Ferry Recreation....................    --        131         131          61        1984         5-30
                                             ----     ------      ------      ------
Totals.....................................  $684     $8,648      $9,332      $4,338
                                             ====     ======      ======      ======

     The depreciable lives included above are for the buildings and components. The depreciable live for related personal property are for 5 to 7 years.

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

Investment Property
  Balance at beginning of year..............................   $9,268
  Property improvements.....................................       64
                                                               ------
  Balance at end of year....................................   $9,332
                                                               ======
Accumulated Depreciation
  Balance at beginning of year..............................   $4,042
  Additions charged to expense..............................      296
                                                               ------
  Balance at end of year....................................   $4,338
                                                               ======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $9,241,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $7,044,000.

NOTE E -- INCOME TAXES

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

     The following is a reconciliation of reported net income and Federal taxable loss (in thousands, except per unit data):

Net income as reported......................................   $   143
Add (deduct):
  Depreciation differences..................................       (54)
  Rental Income.............................................        21
  Other.....................................................         3
                                                               -------
Net income -- Federal income tax basis......................   $   113
                                                               -------
Federal taxable income per limited partnership unit.........   $559.35
                                                               =======

         1469
                      COASTAL COMMONS LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets and liabilities (in thousands):

Net liabilities as reported.................................   $  (628)
Investment property.........................................    (2,713)
Syndication fees............................................     1,605
Other.......................................................        47
                                                               -------
Net liabilities -- tax basis................................   $(1,689)
                                                               =======

NOTE F -- YEAR 2000 (UNAUDITED)

     The Partnership is dependent upon the General Partner and Insignia for management and administrative services. Insignia has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter (the "Year 2000 Issue"). The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The General partner believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Partnership.

NOTE G -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         1470

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Coastal Commons Limited Partnership

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Coastal Commons Limited Partnership (the "Partnership") as of December 31, 1997, and the related statement of revenues, expenses and changes in partners' deficit -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Coastal Commons Limited Partnership at December 31, 1997, and its revenues, expenses and changes in partners' deficit for the year then ended, on the basis of accounting described in Note A.

                                            /s/  ERNST & YOUNG LLP

February 17, 1998
Greenville, South Carolina

         1471

                      COASTAL COMMONS LIMITED PARTNERSHIP

                      STATEMENT OF ASSETS, LIABILITIES AND
                 PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................           $   452
Receivables and deposits....................................                57
Restricted escrows..........................................               125
Deferred charges............................................             1,605
Loan costs, net of $65 amortization.........................               125
Other assets................................................                 9
Apartment property, at cost (Note B):
  Land......................................................  $  684
  Buildings and related personal property...................   8,557
                                                              ------
                                                               9,241
  Less accumulated depreciation.............................   7,044     2,197
                                                              ------
Investment in Hibben Ferry Recreation, Inc. (Note A)........                96
                                                                       -------
                                                                       $ 4,666
                                                                       =======

                      LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................           $    22
  Security deposits and other tenant liabilities............                41
  Other liabilities.........................................                52
  Mortgage note payable (Note B)............................             6,240
                                                                       -------
                                                                         6,355
Partners' (deficit).........................................            (1,689)
                                                                       -------
                                                                       $ 4,666
                                                                       =======

                            See accompanying notes.

         1472

                      COASTAL COMMONS LIMITED PARTNERSHIP

                  STATEMENT OF REVENUES, EXPENSES AND CHANGES
                IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................         $ 1,665
  Other income..............................................             115
                                                                     -------
                                                                       1,780
Expenses:
  Operating.................................................  $624
  General and administrative................................    48
  Depreciation..............................................   345
  Interest..................................................   534
  Property taxes............................................   116     1,667
                                                              ----   -------
Excess of revenues over expenses............................             113
Partners' (deficit) at December 31, 1996....................          (1,702)
Distributions paid in 1997..................................            (100)
                                                                     -------
Partners' (deficit) at December 31, 1997....................         $(1,689)
                                                                     =======

                            See accompanying notes.

         1473

                      COASTAL COMMONS LIMITED PARTNERSHIP

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Coastal Commons Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated June 29, 1984 and extending to December 31, 2014, unless terminated sooner. The Partnership owns and operates a 240-unit apartment complex, Hibben Ferry Apartments, in Mt. Pleasant, South Carolina.

     In addition, the Partnership owns 240 of the 304 outstanding shares of Hibben Ferry Recreation, Inc., a non-profit corporation which owns recreational property used jointly by Hibben Ferry Apartments and a condominium complex owned and operated by an unaffiliated party.

  Basis of Accounting

     The financial statements are prepared on the accrual basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) the investment in Hibben Ferry Recreation, Inc. is carried on the cost method instead of consolidating the accounts of this majority-owned subsidiary, and (4) recognition and amortization of syndication costs.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Depreciation

     Under ACRS, depreciation is based on accelerated methods (1) for real property over 18 years for additions before May 9, 1985 and 19 years for additions after May 8, 1985 and before January 1, 1987 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, MACRS is used (1) for real property over 27 1/2 years for additions after December 31, 1986 and (2) for personal property over 7 years for additions after December 31, 1986.

  Restricted Escrows

     Replacement Reserve -- At the time of the refinancing of Hibben Ferry Apartments in 1995, a replacement reserve was established to cover necessary costs and expenses incurred for capital improvements. The Partnership is required to make a monthly deposit of $4,000 to the reserve. At December 31, 1997, the account balance was approximately $125,000.

  Offering Costs

     Costs incurred in connection with the solicitation of equity capital of approximately $1,605,000 have been capitalized and represent a deferred charge deductible upon termination of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

         1474
                      COASTAL COMMONS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Cash and Cash Equivalents

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and includes the deposits in "Receivables and deposits". Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Loan Costs

     Loan costs are being amortized on a straight-line basis over the life of the loan.

  Income Taxes

     No provision has been made for income taxes in the accompanying financial statements since such taxes, if any, are the liability of the individual partners.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

NOTE B -- MORTGAGE NOTE PAYABLE

     The mortgage note of approximately $6,240,000 bears interest at 8.08% and is payable in monthly principal and interest installments of approximately $47,000 with a balloon payment of approximately $5,909,000 at maturity on July 1, 2002.

     The mortgage note payable is non-recourse and requires prepayment penalties if repaid prior to maturity and prohibits resale of the property subject to the existing indebtedness. The mortgage note payable is secured by pledge of the apartment property and by pledge of revenues from the apartment property.

     Scheduled principal payments of the mortgage note payable subsequent to December 31, are as follows (in thousands):

1998.......................................................   $   64
1999.......................................................       69
2000.......................................................       75
2001.......................................................       81
2002.......................................................    5,951
                                                              ------
                                                              $6,240
                                                              ======

         1475
                      COASTAL COMMONS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................   $87
General partner expenses....................................    12
Asset management fees.......................................     4

NOTE D -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         1476

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Coastal Commons Limited Partnership

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Coastal Commons Limited Partnership (the "Partnership") as of December 31, 1996, and the related statement of revenues, expenses and changes in partners' deficit -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Coastal Commons Limited Partnership as of December 31, 1996, and its revenues, expenses and changes in partners' deficit for the year then ended, on the basis of accounting described in Note A.

                                            /s/  ERNST & YOUNG LLP

February 26, 1997
Greenville, South Carolina

         1477

                      COASTAL COMMONS LIMITED PARTNERSHIP

                      STATEMENT OF ASSETS, LIABILITIES AND
                 PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:
  Unrestricted..............................................           $   308
  Restricted -- tenant security deposits....................                38
Tenant accounts receivable..................................                12
Restricted escrows..........................................                71
Deferred charges............................................             1,605
Loan costs, net of $38 amortization.........................               154
Apartment property, at cost (Note B):
  Land......................................................  $  684
  Buildings and related personal property...................   8,494
                                                              ------
                                                               9,178
  Less accumulated depreciation.............................   6,699     2,479
                                                              ------
Investment in Hibben Ferry Recreation, Inc. (Note A)........                96
                                                                       -------
                                                                       $ 4,763
                                                                       =======

                      LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................           $    78
  Security deposits and other tenant liabilities............                36
  Accrued interest payable..................................                43
  Other liabilities.........................................                 9
  Mortgage note payable (Note B)............................             6,299
                                                                       -------
                                                                         6,465
Partners' (deficit).........................................            (1,702)
                                                                       -------
                                                                       $ 4,763
                                                                       =======

                            See accompanying notes.

         1478

                      COASTAL COMMONS LIMITED PARTNERSHIP

                  STATEMENT OF REVENUES, EXPENSES AND CHANGES
                IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................         $ 1,520
  Other income..............................................             148
                                                                     -------
                                                                       1,668
Expenses:
  Operating.................................................  $547
  General and administrative................................    28
  Maintenance...............................................   306
  Depreciation..............................................   352
  Interest..................................................   539
  Property taxes............................................   115     1,887
                                                              ----   -------
Excess of expenses over revenues............................            (219)
Partners' (deficit) at December 31, 1995....................          (1,483)
                                                                     -------
Partners' (deficit) at December 31, 1996....................         $(1,702)
                                                                     =======

                            See accompanying notes.

         1479

                      COASTAL COMMONS LIMITED PARTNERSHIP

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Coastal Commons Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated June 29, 1984 and extending to December 31, 2014, unless terminated sooner. The Partnership owns and operates a 240-unit apartment complex, Hibben Ferry Apartments, in Mt. Pleasant, South Carolina.

     In addition, the Partnership owns 240 of the 304 outstanding shares of Hibben Ferry Recreation, Inc., a non-profit corporation which owns recreational property used jointly by Hibben Ferry Apartments and a condominium complex owned and operated by an unaffiliated party.

  Basis of Accounting

     The financial statements are prepared on the accrual basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) the investment in Hibben Ferry Recreation, Inc. is carried on the cost method instead of consolidating the accounts of this majority-owned subsidiary, and (4) recognition and amortization of syndication costs.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Depreciation

     Under ACRS, depreciation is based on accelerated methods (1) for real property over 18 years for additions before May 9, 1985 and 19 years for additions after May 8, 1985 and before January 1, 1987 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, MACRS is used (1) for real property over 27 1/2 years for additions after December 31, 1986 and (2) for personal property over 7 years for additions after December 31, 1986.

  Restricted Escrows

     Replacement Reserve -- At the time of the refinancing of Hibben Ferry Apartments in 1995, a replacement reserve was established to cover necessary costs and expenses incurred for capital improvements. The Partnership is required to make a monthly deposit of $4,000 to the reserve. At December 31, 1996, the account balance was approximately $71,000.

  Offering Costs

     Costs incurred in connection with the solicitation of equity capital of approximately $1,605,000 have been capitalized and represent a deferred charge deductible upon termination of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

         1480
                      COASTAL COMMONS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Cash and Cash Equivalents -- Unrestricted Cash

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and considers the deposits to be restricted cash. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Loan Costs

     Loan costs are being amortized on a straight-line basis over the life of the loan.

  Income Taxes

     No provision has been made for income taxes in the accompanying financial statements since such taxes, if any, are the liability of the individual partners.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

NOTE B -- MORTGAGE NOTE PAYABLE

     The mortgage note of approximately $6,299,000 bears interest at 8.08% and is payable in monthly principal and interest installments of approximately $47,000 with a balloon payment of approximately $5,909,000 at maturity on July 1, 2002.

     The mortgage note payable is non-recourse and requires prepayment penalties if repaid prior to maturity and prohibits resale of the property subject to the existing indebtedness. The mortgage note payable is secured by pledge of the apartment property and by pledge of revenues from the apartment property.

     Scheduled principal payments of the mortgage note payable subsequent to December 31, are as follows (in thousands):

1997.......................................................   $   59
1998.......................................................       64
1999.......................................................       69
2000.......................................................       75
2001.......................................................       81
Thereafter.................................................    5,951
                                                              ------
                                                              $6,299
                                                              ======

         1481
                      COASTAL COMMONS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1996 (in thousands):

Property management fees....................................   $82
General partner expenses....................................    16

NOTE D -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         1482

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Coastal Commons Limited Partnership

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Coastal Commons Limited Partnership (the "Partnership") as of December 31, 1995, and the related statement of revenues, expenses and changes in partners' deficit -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Coastal Commons Limited Partnership as of December 31, 1995, and its revenues, expenses and changes in partners' deficit for the year then ended, on the basis of accounting described in Note 1.

                                            /s/  ERNST & YOUNG LLP

March 5, 1996
Greenville, South Carolina

         1483

                      COASTAL COMMONS LIMITED PARTNERSHIP

                      STATEMENT OF ASSETS, LIABILITIES AND
                 PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

                                     ASSETS

Cash, including tenant security deposits of $31,140.........               $   220,858
Tenant accounts receivable..................................                     5,557
Escrows for taxes and insurance.............................                     9,097
Restricted escrows..........................................                   125,575
Deferred charges (Note 1)...................................                 1,605,036
Loan costs, net of $11,268 amortization.....................                   178,037
Apartment property, at cost (Note 2):
  Land......................................................  $  684,299
  Buildings and related personal property...................   8,431,432
                                                              ----------
                                                               9,115,731
  Less accumulated depreciation.............................   6,346,723     2,769,008
                                                              ----------
Investment in Hibben Ferry Recreation, Inc. (Note 1)........                    96,000
                                                                           -----------
                                                                           $ 5,009,168
                                                                           ===========
                          LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................               $    56,425
  Security deposits and other tenant liabilities............                    30,027
  Accrued interest payable..................................                    42,781
  Other liabilities.........................................                     8,783
  Mortgage note payable (Note 2)............................                 6,353,672
                                                                           -----------
                                                                             6,491,688
Partners' (deficit).........................................                (1,482,520)
                                                                           -----------
                                                                           $ 5,009,168
                                                                           ===========

                            See accompanying notes.

         1484

                      COASTAL COMMONS LIMITED PARTNERSHIP

                  STATEMENT OF REVENUES, EXPENSES AND CHANGES
                IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Apartment rentals.........................................             $ 1,438,405
  Other income..............................................                 101,549
                                                                         -----------
                                                                           1,539,954
Expenses:
  Operating.................................................  $419,918
  General and administrative................................    74,334
  Maintenance...............................................   141,532
  Property management fee (Note 3)..........................    77,155
  General partner expenses (Note 3).........................    18,245
  Depreciation..............................................   404,822
  Interest..................................................   577,734
  Property taxes............................................   115,295     1,829,035
                                                              --------   -----------
Excess of expenses over revenues............................                (289,081)
Partners' (deficit) at December 31, 1994....................              (1,193,439)
                                                                         -----------
Partners' (deficit) at December 31, 1995....................             $(1,482,520)
                                                                         ===========

                            See accompanying notes.

         1485

                      COASTAL COMMONS LIMITED PARTNERSHIP

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Coastal Commons Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated June 29, 1984 and extending to December 31, 2014, unless terminated sooner. The Partnership owns and operates a 240-unit apartment complex, Hibben Ferry Apartments, in Mt. Pleasant, South Carolina.

     In addition, the Partnership owns 240 of the 304 outstanding shares of Hibben Ferry Recreation, Inc., a non-profit corporation which owns recreational property used jointly by Hibben Ferry Apartments and a condominium complex owned and operated by an unaffiliated party.

  Basis of Accounting

     The financial statements are prepared on the accrual basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) the investment in Hibben Ferry Recreation, Inc. is carried on the cost method instead of consolidating the accounts of this majority-owned subsidiary, and (4) recognition and amortization of syndication costs.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Depreciation

     Under ACRS, depreciation is based on accelerated methods (1) for real property over 18 years for additions before May 9, 1985 and 19 years for additions after May 8, 1985 and before January 1, 1987 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, MACRS is used (1) for real property over 27 1/2 years for additions after December 31, 1986 and (2) for personal property over 7 years for additions after December 31, 1986.

  Restricted Escrows

     Repair and Remediation Reserve -- At the time of the refinancing of Hibben Ferry Apartments in 1995, $104,875 was designated for a repair and remediation reserve for general maintenance, repairs, or corrective work at the property to be completed in 1995. At December 31, 1995, the entire balance remained in the escrow. All work has been completed and the funds will be released upon inspection of the work by the Mortgagee in 1996.

     Replacement Reserve -- In addition to the Repair and Remediation Reserve established in 1995, a replacement reserve was established to cover necessary costs and expenses incurred for capital improvements. The Partnership is required to make a monthly deposit of $4,140 to the reserve. At December 31, 1995, the account balance was $20,700.

         1486
                      COASTAL COMMONS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Offering Costs

     Costs incurred in connection with the solicitation of equity capital of $1,605,036 have been capitalized and represent a deferred charge deductible upon termination of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash

     The Partnership considers only unrestricted cash to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Loan Costs

     Loan costs are being amortized on a straight-line basis over the life of the loan.

  Income Taxes

     No provision has been made for income taxes in the accompanying financial statements since such taxes, if any, are the liability of the individual partners.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

2. MORTGAGE NOTE PAYABLE

     The mortgage note of $6,353,672 bears interest at 8.08% and is payable in monthly principal and interest installments of $47,134 with a balloon payment of $5,901,749 at maturity on July 1, 2002.

     The mortgage note payable is non-recourse and requires prepayment penalties if repaid prior to maturity and prohibits resale of the property subject to the existing indebtedness. The mortgage note payable is secured by pledge of the apartment property and by pledge of revenues from the apartment property.

         1487
                      COASTAL COMMONS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

     Scheduled principal payments of the mortgage note payable subsequent to December 31, are as follows:

1996.....................................................  $   54,204
1997.....................................................      58,749
1998.....................................................      63,676
1999.....................................................      69,016
2000.....................................................      74,803
Thereafter...............................................   6,033,224
                                                           ----------
                                                           $6,353,672
                                                           ==========

3. TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1995:

Property management fees....................................   $77,155
General partner expenses....................................    18,245

NOTE 4 -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         1488

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         1489

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.
         1490

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1491

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

          GENERALLY, YOU WILL NOT RECOGNIZE         WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
ANY IMMEDIATE TAXABLE GAIN OR LOSS IF YOU       THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF THE             YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                     OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1492

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-17
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of DFW
    Apartment Investors Limited Partnership....   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         1493

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-77

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1494

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in DFW Apartment Investors Limited Partnership. For each unit that you tender,
     you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,394 million and stockholders' equity of $1,314 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972, total debt of $1,626 and stockholders' equity of $1,844.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner (the "general partner") of your partnership and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1495

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1496

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $2,600 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is
     equivalent to distributions of $     per year on the number of Tax-Deferral
       % Preferred OP Units, or distributions of $     year on the number of
     Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income

         1497

     tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         1498

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         1499

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1500

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1501

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         1502

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         1503

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         1504

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         1505

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 13.35% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         1506

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         1507

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

         1508

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

         1509

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a

         1510

     number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, the general partner of your partnership is entitled to fees for its services as general partner while the general partner of the AIMCO Operating Partnership is not entitled to such fees.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment,

         1511

voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of $40,000 beginning in 1990 and increasing annually at a rate of 5% beginning in 1991 and may receive reimbursement for expenses generated in its capacity as general partner from your partnership. The property manager received management fees of $195,660 in 1996, $209,666 in 1997 and $107,798 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager. The general partner of your partnership receives an annual fee of $40,000 beginning in 1990 and increasing annually at a rate of 5% beginning in 1991 from your partnership.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. DFW Apartment Investors Limited Partnership is a Delaware limited partnership which was formed on May 2, 1990 for the purpose of owning and operating a small number of apartment properties located in Irving, Texas, Arlington, Texas and Euless, Texas, known as "Heather Ridge Apartments," "Oak Forest Apartments" and "Hillcrest Apartments," respectively. In 1990, it completed a private placement of units that raised net proceeds of approximately $20,600,000. Heather Ridge Apartments and Oak Forest Apartments each consists of 204 apartment units and Hillcrest Apartments consists of 298 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase

         1512

of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2040, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had current mortgage notes outstanding on "Heather Ridge Apartments" of $3,744,013, on "Hillcrest Apartments" of $3,775,476 and on "Oak Forest Apartments" of $2,898,497. All three mortgage notes are payable to AMI Capital, bear interest at a rate of 7.53% and are due May 2003. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has a loan outstanding to
your partnership of $     , bearing interest at a rate of      %, due      .

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1513

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1514

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1515

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1516

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1517

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         1518

  SUMMARY FINANCIAL INFORMATION OF DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

     The summary financial information of DFW Apartment Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for DFW Apartment Investors Limited Partnership for the years ended December 31, 1997 and 1996, and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                                   FOR THE SIX MONTHS
                                     ENDED JUNE 30,                            FOR THE YEAR ENDED DECEMBER 31,
                               ---------------------------   -------------------------------------------------------------------
                                   1998           1997          1997          1996          1995          1994          1993
                               ------------   ------------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.......    2,163,821          0          4,261,022     4,010,607     3,785,716     3,633,991     3,461,667
        Net Income/(Loss)....       60,864          0            123,692       271,754       846,434       849,576       857,699
Balance Sheet Data:
  Real Estate, Net of
    Accumulated
    Depreciation.............   22,362,808          0         13,648,817    14,125,696    14,436,696    14,583,938    14,882,518
        Total Assets.........   25,489,302          0         16,713,688    17,199,211    17,399,845    17,458,947    17,948,841
  Mortgage Notes Payable,
    including Accrued
    Interest.................   10,494,293          0         10,579,050    10,671,464             0             0             0
  Partners'
    Capital/(Deficit)........    5,573,534          0          5,512,670     5,939,092    16,827,388    16,932,047    17,373,449

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................    $1.125        $1.85       $0            $0

         1519

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1520

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         1521

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and the distributions with respect to your units for the year ended December 31, 1997 were $2,600 per unit. This is
equivalent to distributions of $     per year on the number of Tax-Deferral   %
Preferred OP Units, or distributions of $     year on the number of Tax-Deferral
Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP
Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         1522

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 13.35% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         1523

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         1524

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Preferred Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of Common OP Units. Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         1525

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         1526

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         1527

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         1528

 Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         1529

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought. Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         1530

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         1531

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from             , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         1532

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         1533

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         1534

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         1535

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         1536

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         1537

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1538

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1539

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1540

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1541
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1542
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1543

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1544

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1545

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1546

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1547

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1548

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and the distributions with respect to your units for the year ended December 31, 1997 were $2,600. This is equivalent
     to distributions of $          per year on the number of Tax-Deferral
          % Preferred OP Units, or distributions of $          per year on the
     number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are
     expected to be        , immediately following our offer, than the
     distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         1549

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         1550

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         1551

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         1552

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         1553

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         1554

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Heather Ridge Apartments, Oak Forest                Partnership owns interests (either directly or through
Apartments and Hillcrest Apartments.                         subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2040.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, improve,        The purpose of the AIMCO Operating Partnership is to
maintain, operate, lease, sell, dispose of, finance and      conduct any business that may be lawfully conducted by
otherwise deal with your partnership's property.             a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all act necessary, advisable or convenient to        statute) (the "Delaware Limited Partnership Act"),
the business of your partnership including borrowing         provided that such business is to be conducted in a
money and creating liens.                                    manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1555
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 206 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
The general partner may, without the consent of the          Unitholder. See "Description of OP Units -- Management
limited partners, sell additional limited partnership        by the AIMCO GP" in the accompanying Prospectus.
interests and, with the consent of the limited               Subject to Delaware law, any additional partnership
partners, issue other equity interests. Such interests       interests may be issued in one or more classes, or one
may be sold on such terms and conditions and the             or more series of any of such classes, with such
additional limited partners shall have such rights and       designations, preferences and relative, partici-
obligations as the general partner shall determine. In       pating, optional or other special rights, powers and
the event the general partner sells additional limited       duties as shall be determined by the general partner,
partner interests, prior to the sale of such interests,      in its sole and absolute discretion without the
the general partner will offer such interests to the         approval of any OP Unitholder, and set forth in a
original limited partners.                                   written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may contract with the          funds or other assets to its subsidiaries or other
general partner or its affiliates for various goods and      persons in which it has an equity investment, and such
services, including without limitation, insurance,           persons may borrow funds from the AIMCO Operating
insurance brokerage, mortgage brokerage in connection        Partnership, on terms and conditions established in the
with financings and refinancings of your partnership's       sole and absolute discretion of the general partner. To
property, management, rehabilitation, construction           the extent consistent with the business purpose of the
supervision, leasing and property brokerage. The             AIMCO Operating Partnership and the permitted
compensation paid under such contracts must be at the        activities of the general partner, the AIMCO Operating
then prevailing market rates in the vicinity of your         Partnership may transfer assets to joint ventures,
partnership's property. Your partnership may not make        limited liability companies, partnerships,
loans to the general partner or its affiliates but the       corporations, business trusts or other business
general partner and its affiliates may lend money to         entities in which it is or thereby becomes a
your partnership if such loans are evidenced by              participant upon such terms and subject to such
promissory notes, bear interest at commercially              conditions consistent with the AIMCO Operating Part-
reasonable rates not in excess of 3% above the "base         nership Agreement and applicable law as the general
rate" of the First National Bank of Boston and are           partner, in its sole and absolute discretion, believes
subordinate to the obligations of your partnership to        to be advisable. Except as expressly permitted by the
pay unrelated creditors.                                     AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money, establish a line of credit and issue        restrictions on borrowings, and the general partner has
evidences of indebtedness in furtherance of any of the       full power and authority to borrow money on behalf of
purposes of your partnership and to secure such debt by      the AIMCO Operating Partnership. The AIMCO Operating
mortgage, pledge or other lien on any of the assets of       Partnership has credit agreements that restrict, among
your partnership.                                            other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         1556
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner to inspect the register kept      with a statement of the purpose of such demand and at
by your partnership which lists the names of all             such OP Unitholder's own expense, to obtain a current
limited partners and the number of units owned by each       list of the name and last known business, residence or
limited partner at any reasonable time during normal         mailing address of the general partner and each other
business hours.                                              OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control your                   the AIMCO Operating Partnership are vested in AIMCO-GP,
partnership's business, to bind your partnership by its      Inc., which is the general partner. No OP Unitholder
sole signature and take any action it deems necessary        has any right to participate in or exercise control or
or advisable in connection with the business of your         management power over the business and affairs of the
partnership. Subject to the limitations contained in         AIMCO Operating Partnership. The OP Unitholders have
your partnership's agreement of limited partnership,         the right to vote on certain matters described under
the general partner, on behalf of your partnership, may      "Comparison of Ownership of Your Units and AIMCO OP
take any action it deems necessary or advisable in           Units -- Voting Rights" below. The general partner may
connection with the business of your partnership             not be removed by the OP Unitholders with or without
without the consent of the limited partners. No limited      cause.
partner has any authority or right to act for or bind
your partnership or participate in or have any control       In addition to the powers granted a general partner of
over your partnership's business except as required by       a limited partnership under applicable law or that are
law.                                                         granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable for damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed or any failure to act by any of them if they       judgment or mistakes of fact or law of any act or
determined, in good faith, that such acts or failure to      omission if the general partner acted in good faith.
act was in the best interests of your partnership, and       The AIMCO Operating Partnership Agreement provides for
such course of conduct did not constitute negligence or      indemnification of AIMCO, or any director or officer of
misconduct on the part of such party. In addition, the       AIMCO (in its capacity as the previous general partner
general partner and its affiliates are entitled to           of the AIMCO Operating Partnership), the general
indemnification by your partnership against any loss,        partner, any officer or director of general partner or
damage, liability, cost or expense sustained by it or        the AIMCO Operating Partnership and such other persons
them in connection with your partnership, provided that      as the general partner may designate from and against
such loss, damage, liability, cost or expense was not        all losses, claims, damages, liabilities, joint or
the result of negligence or misconduct by such party.        several, expenses (including legal fees), fines,
However, neither the general partner nor any affiliate       settlements and other amounts incurred in connection
will be indemnified for any loss, damage or cost             with any actions relating to the operations of the
resulting from the violation of any Federal or state         AIMCO Operating Partnership, as set forth in the AIMCO
securities laws in connection with the sale of units         Operating Partnership Agreement. The Delaware Limited
and will be liable for such violations unless (i) there      Partnership Act provides that subject to the standards
has been a successful adjudication on the merits of          and restrictions, if any, set forth in its partnership
each count involving the securities law violations,          agreement, a limited partnership may, and shall have
(ii) such claims have been dismissed with prejudice on       the power to, indemnify and hold harmless any partner
the merits by a court of competent jurisdiction              or other

         1557
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

or (iii) a court of competent jurisdiction approves a        person from and against any and all claims and demands
settlement of such claims. In such claim for                 whatsoever. It is the position of the Securities and
indemnification for Federal or state securities law          Exchange Commission that indemnification of directors
violation, the party seeking indemnification must place      and officers for liabilities arising under the
before the court the position of the SEC and any other       Securities Act is against public policy and is
applicable regulatory agency with respect of the issue       unenforceable pursuant to Section 14 of the Securities
of indemnification for securities law violations. Any        Act of 1933.
such indemnity provided shall be paid, from and only to
the extent of, partnership assets.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner and elect a successor general partner upon a         affairs of the AIMCO Operating Partnership. The general
vote of the limited partners owning a majority of the        partner may not be removed as general partner of the
outstanding units. A general partner may withdraw            AIMCO Operating Partnership by the OP Unitholders with
voluntarily from your partnership only if there is           or without cause. Under the AIMCO Operating Partnership
another general partner or a successor is elected. The       Agreement, the general partner may, in its sole
general partner may admit an additional or substitute        discretion, prevent a transferee of an OP Unit from
general partner with the consent of limited partners         becoming a substituted limited partner pursuant to the
owning more than 50% of the units. A limited partner         AIMCO Operating Partnership Agreement. The general
may not transfer his interests without the consent of        partner may exercise this right of approval to deter,
the general partner which may be withheld at the sole        delay or hamper attempts by persons to acquire a
discretion of the general partner.                           controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to cure any ambiguity      in the AIMCO Operating Partnership Agreement, whereby
or correct or supplement any provision of your               the general partner may, without the consent of the OP
partnership's agreement of limited partnership which is      Unitholders, amend the AIMCO Operating Partnership
inconsistent with any other provision and to comply          Agreement, amendments to the AIMCO Operating
with applicable tax and securities laws. No amend-           Partnership Agreement require the consent of the
ments may be made which affect the obligation of the         holders of a majority of the outstanding Common OP
limited partners to make their required capital              Units, excluding AIMCO and certain other limited
contribution or affect the timing or amount of the fees      exclusions (a "Majority in Interest"). Amendments to
paid by your partnership and no amendments may be made       the AIMCO Operating Partnership Agreement may be
which adversely the rights of or the share of profits,       proposed by the general partner or by holders of a
losses and distributions allocable or distributable to       Majority in Interest. Following such proposal, the
a partner without the consent of the affected partner.       general partner will submit any proposed amendment to
Other amendments to your partnership's agreement of          the OP Unitholders. The general partner will seek the
limited partnership must be approved by the limited          written consent of the OP Unitholders on the proposed
partners owning more than 50% of the units and the           amendment or will call a meeting to vote thereon. See
general partner. Certain specified provisions of your        "Description of OP Units -- Amendment of the AIMCO
partnership's agreement of limited partnership require       Operating Partnership Agreement" in the accompanying
the consent of all limited partners.                         Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives an annual fee of $40,000 beginning in 1990          capacity as general partner of the AIMCO Operating
which increases annually at a rate of 5% beginning in        Partnership. In addition, the AIMCO Operating Part-
1991. Moreover, the general partner or certain               nership is responsible for all expenses incurred
affiliates may be entitled to compensation for               relating to the AIMCO Operating Partnership's ownership
additional services rendered.                                of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1558
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, a limited partner is not liable for any         negligence, no OP Unitholder has personal liability for
debts, liabilities, contracts or obligations of your         the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of his capital contribution when due under          the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time, but is not            a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership and must at all times act in a              its limited partners the highest duties of good faith,
fiduciary manner toward your partnership and the             fairness and loyalty and which generally prohibit such
limited partners. The general partner at all times has       general partner from taking any action or engaging in
a fiduciary responsibility for the safekeeping and use       any transaction as to which it has a conflict of
of all partnership funds and assets. The general             interest. The AIMCO Operating Partnership Agreement
partner and its affiliates may engage in or possess an       expressly authorizes the general partner to enter into,
interest in other business ventures of every nature and      on behalf of the AIMCO Operating Partnership, a right
description, including, without limitation, real estate      of first opportunity arrangement and other conflict
business ventures, whether or not such other                 avoidance agreements with various affiliates of the
enterprises are in competition with any activities of        AIMCO Operating Partnership and the general partner, on
your partnership.                                            such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1559
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

          YOUR UNITS           PREFERRED OP UNITS         COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain exceptions; terminate your       Units" in the accompanying               transactions such as the
partnership; remove or elect a           Prospectus. So long as any               institution of bankruptcy
general partner; approve or              Preferred OP Units are outstand-         proceedings, an assignment for the
disapprove the sale of all or            ing, in addition to any other vote       benefit of creditors and certain
substantially all of the assets of       or consent of partners required by       transfers by the general partner of
your partnership or the merger or        law or by the AIMCO Operating            its interest in the AIMCO Operating
other reorganization of                  Partnership Agree-                       Part-

         1560
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership; and authorize the      ment, the affirmative vote or            nership or the admission of a
issuance of other equity interests       consent of holders of at least 50%       successor general partner.
in your partnership. The consent of      of the outstanding Preferred OP
a limited partner will be deemed to      Units will be necessary for              Under the AIMCO Operating Partner-
be granted if such limited partner       effecting any amendment of any of        ship Agreement, the general partner
does not, in writing, refuse to          the provisions of the Partnership        has the power to effect the
consent within thirty days after he      Unit Designation of the Preferred        acquisition, sale, transfer,
receives notice requesting the           OP Units that materially and             exchange or other disposition of
consent.                                 adversely affects the rights or          any assets of the AIMCO Operating
                                         preferences of the holders of the        Partnership (including, but not
A general partner may cause the          Preferred OP Units. The creation or      limited to, the exercise or grant
dissolution of the your partnership      issuance of any class or series of       of any conversion, option,
by retiring. Your partnership may        partnership units, including,            privilege or subscription right or
be continued by a remaining general      without limitation, any partner-         any other right available in
partner or, if none, the limited         ship units that may have rights          connection with any assets at any
partners may agree to continue your      senior or superior to the Preferred      time held by the AIMCO Operating
partnership by electing a successor      OP Units, shall not be deemed to         Partnership) or the merger,
general partner by unanimous             materially adversely affect the          consolidation, reorganization or
written consent within 120 days          rights or preferences of the             other combination of the AIMCO
after the retirement of the general      holders of Preferred OP Units. With      Operating Partnership with or into
partner.                                 respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

         1561
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow are to        $      per Preferred OP Unit;            tribute quarterly all, or such
be made at reasonable intervals          provided, however, that at any time      portion as the general partner may
during the fiscal year as de-            and from time to time on or after        in its sole and absolute discretion
termined by the general partner,         the fifth anniversary of the issue       determine, of Available Cash (as
and in any event will be made            date of the Preferred OP Units, the      defined in the AIMCO Operating
within 60 days after the close of        AIMCO Operating Partnership may          Partnership Agreement) generated by
each fiscal year. The distributions      adjust the annual distribution rate      the AIMCO Operating Partnership
payable to the partners are not          on the Preferred OP Units to the         during such quarter to the general
fixed in amount and depend upon the      lower of (i)     % plus the annual       partner, the special limited
operating results and net sales or       interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Your               dividend rate on the most recently       with respect to such quarter, in
partnership has made distributions       issued AIMCO non-convertible             accordance with their respective
in the past and is projected to          preferred stock which ranks on a         interests in the AIMCO Operating
make distributions in 1998.              parity with its Class H Cumu-            Partnership on such record date.
                                         lative Preferred Stock. Such             Holders of any other Preferred OP
                                         distributions will be cumulative         Units issued in the future may have
                                         from the date of original issue.         priority over the general partner,
                                         Holders of Preferred OP Units will       the special limited partner and
                                         not be entitled to receive any           holders of Common OP Units with
                                         distributions in excess of               respect to distributions of
                                         cumulative distributions on the          Available Cash, distributions upon
                                         Preferred OP Units. No interest, or      liquidation or other distributions.
                                         sum of money in lieu of interest,        See "Per Share and Per Unit Data"
                                         shall be payable in respect of any       in the accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor or incom-                          Preferred OP

         1562
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

petent, except in limited                Units are not listed on any              nership Agreement restricts the
situations, and such person may be       securities exchange. The Preferred       transferability of the OP Units.
substituted as a limited partner         OP Units are subject to                  Until the expiration of one year
provided that: (1) the transfer          restrictions on transfer as set          from the date on which an OP
complies with the then-applicable        forth in the AIMCO Operating             Unitholder acquired OP Units,
rules and regulations of any             Partnership Agreement.                   subject to certain exceptions, such
governmental authority with                                                       OP Unitholder may not transfer all
jurisdiction over the dispo-             Pursuant to the AIMCO Operating          or any portion of its OP Units to
sition, (2) except in specified          Partnership Agreement, until the         any transferee without the consent
circumstances, the interest              expiration of one year from the          of the general partner, which
transferred is not less than  1/2        date on which a holder of Preferred      consent may be withheld in its sole
unit, (3) the transfer, when added       OP Units acquired Preferred OP           and absolute discretion. After the
to all other assignments taking          Units, subject to certain                expiration of one year, such OP
place in the preceding 12 month          exceptions, such holder of               Unitholder has the right to
does not result in termination of        Preferred OP Units may not transfer      transfer all or any portion of its
the partnership for tax purposes,        all or any portion of its Pre-           OP Units to any person, subject to
(4) the approval of the general          ferred OP Units to any transferee        the satisfaction of certain
partner which may be withheld in         without the consent of the general       conditions specified in the AIMCO
the sole and absolute discretion of      partner, which consent may be            Operating Partnership Agreement,
the general partner has been             withheld in its sole and absolute        including the general partner's
granted and (5) the assignor and         discretion. After the expiration of      right of first refusal. See
assignee have complied with such         one year, such holders of Preferred      "Description of OP Units --
other conditions as are set forth        OP Units has the right to transfer       Transfers and Withdrawals" in the
in your partnership's agreement of       all or any portion of its Preferred      accompanying Prospectus.
limited partnership.                     OP Units to any person, subject to
There are no redemption rights           the satisfaction of certain              After the first anniversary of
associated with your units.              conditions specified in the AIMCO        becoming a holder of Common OP
                                         Operating Partnership Agreement,         Units, an OP Unitholder has the
                                         including the general partner's          right, subject to the terms and
                                         right of first refusal.                  conditions of the AIMCO Operating
                                                                                  Partnership Agreement, to require
                                         After a one-year holding period, a       the AIMCO Operating Partnership to
                                         holder may redeem Preferred OP           redeem all or a portion of the
                                         Units and receive in exchange            Common OP Units held by such party
                                         therefor, at the AIMCO Operating         in exchange for a cash amount based
                                         Partnership's option, (i) subject        on the value of shares of Class A
                                         to the terms of any Senior Units,        Common Stock. See "Description of
                                         cash in an amount equal to the           OP Units -- Redemption Rights" in
                                         Liquidation Preference of the            the accompanying Prospectus. Upon
                                         Preferred OP Units tendered for          receipt of a notice of redemption,
                                         redemption, (ii) a number of shares      the general partner may, in its
                                         of Class I Cumulative Preferred          sole and absolute discretion but
                                         Stock of AIMCO that pay an               subject to the restrictions on the
                                         aggregate amount of dividends yield      ownership of Class A Common Stock
                                         equivalent to the distributions on       imposed under the AIMCO's charter
                                         the Preferred OP Units tendered for      and the transfer restrictions and
                                         redemption and are part of a class       other limitations thereof, elect to
                                         or series of preferred stock that        cause AIMCO to acquire some or all
                                         is then listed on the New York           of the tendered Common OP Units in
                                         Stock Exchange or another national       exchange for Class A Common Stock,
                                         securities exchange, or (iii) a          based on an exchange ratio of one
                                         number of shares of Class A Common       share of Class A Common Stock for
                                         Stock of AIMCO that is equal in          each Common OP Unit, subject to
                                         Value to the Liquidation Preference      adjustment as provided in the AIMCO
                                         of the Preferred OP Units tendered       Operating Partnership Agreement.
                                         for redemption. The Preferred OP
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1563

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of $40,000 beginning in 1990 and increasing annually at a rate of 5% beginning in 1991 and you may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $195,660 in 1996, $209,666 in 1997 and $107,798 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1564

                                YOUR PARTNERSHIP

GENERAL

     La Colina Partners, Ltd. is a Delaware limited partnership which raised net proceeds of approximately $20,600,000 in 1990 through a private offering. The promoter for the private offering of your partnership was Winthrop Securities Co., Inc. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 185 limited partners of your partnership and a total of 206 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 2, 1990 for the purpose of owning and operating a small number of apartment properties located in Irving, Texas, Arlington, Texas and Euless, Texas, known as "Heather Ridge Apartments," "Oak Forest Apartments" and "Hillcrest Apartments," respectively. There are 204 apartment units in "Heather Ridge Apartments" consisting of 70 one-bedroom apartments and 134 two-bedroom apartments. The total rentable square footage is 169,718 square feet and the average annual rent per apartment unit is $6,616. "Hillcrest Apartments" has 298 apartment units. There are 48 studios, 160 one-bedroom apartments and 90 two-bedroom apartments. The total rentable square footage is 204,644 square feet. The average annual rent per apartment unit is $5,160. In "Oak Forest Apartments," there are 204 apartment units. The total rentable square footage is 155,104 square feet and the average annual rent per apartment unit is $5,746.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $195,660, $209,666 and $107,798, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2040 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

         1565

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had current mortgage notes outstanding on "Heather Ridge Apartments" of $3,744,013, on "Hillcrest Apartments" of $3,775,476 and on "Oak Forest Apartments" of $2,898,497. All three mortgage notes are payable to AMI Capital, bear interest at a rate of 7.53% and are due May 2003. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has a loan
outstanding to your partnership of $       , bearing interest at a rate of   %,
due                .

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1566

     Below is selected financial information for DFW Apartment Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                           DFW APARTMENT INVESTORS LIMITED PARTNERSHIP
                                  ---------------------------------------------------------------------------------------------
                                         JUNE 30,                                      DECEMBER 31,
                                  -----------------------   -------------------------------------------------------------------
                                     1998         1997         1997          1996          1995          1994          1993
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents.......  $ 1,062,097   $     Not   $   722,786   $   660,161   $ 1,748,923   $ 1,632,642   $ 1,765,862
Land & Building.................   17,853,009   Available    17,789,741    17,528,829    17,168,394    16,711,223    16,444,133
Accumulated Depreciation........   (4,509,799)          0    (4,140,924)   (3,403,133)   (2,731,698)   (2,127,285)   (1,561,615)
Other Assets....................    2,064,397           0     2,342,085     2,413,354     1,214,226     1,242,367     1,300,461
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
         Total Assets...........  $25,489,302   $       0   $16,713,688   $17,199,211   $17,399,845   $17,458,947   $17,948,841
                                  ===========   =========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued Interest.....   10,494,293                10,579,050    10,671,464             0             0             0
Other Liabilities...............      401,876                   621,968       588,655       572,457       526,900       575,392
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities......  $10,896,169   $       0   $11,201,018   $11,260,119   $   572,457   $   526,900   $   575,392
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)......  $ 5,573,534   $       0   $ 5,512,670   $ 5,939,092   $16,827,388   $16,932,047   $17,373,449
                                  ===========   =========   ===========   ===========   ===========   ===========   ===========

                                                               DFW APARTMENT INVESTORS LIMITED PARTNERSHIP
                                            ----------------------------------------------------------------------------------
                                               FOR THE SIX
                                              MONTHS ENDED                           FOR THE YEARS ENDED
                                                JUNE 30,                                 DECEMBER 31,
                                            -----------------   --------------------------------------------------------------
                                               1998      1997      1997         1996         1995         1994         1993
                                            ----------   ----   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue............................  $2,088,959    $     $4,153,239   $3,840,047   $3,580,689   $3,473,045   $3,266,463
Other Income..............................      74,862             107,783      170,560      205,027      160,946      195,204
                                            ----------    --    ----------   ----------   ----------   ----------   ----------
         Total Revenue....................  $2,163,821    $0    $4,261,022   $4,010,607   $3,785,716   $3,633,991   $3,461,667
                                            ----------    --    ----------   ----------   ----------   ----------   ----------
Operating Expenses........................     884,161     0     1,884,244    1,801,266    1,659,844    1,648,384    1,506,569
General & Administrative..................     129,773             207,442      239,123      232,732      214,488      245,289
Depreciation..............................     368,896             737,791      671,435      604,413      565,670      503,494
Interest Expense..........................     428,175             797,112      569,437            0            0            0
Property Taxes............................     291,952             510,741      457,592      442,293      355,873      348,616
                                            ----------    --    ----------   ----------   ----------   ----------   ----------
         Total Expenses...................  $2,102,957    $0    $4,137,330   $3,738,853   $2,939,282   $2,784,415   $2,603,968
                                            ----------    --    ----------   ----------   ----------   ----------   ----------
Net Income................................  $   60,864    $0    $  123,692   $  271,754   $  846,434   $  849,576   $  857,699
                                            ==========    ==    ==========   ==========   ==========   ==========   ==========

         1567

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition no data is available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized net income of $60,864 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,163,821 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $884,161 for the six months ended June 30, 1998. Management expenses totaled $107,798 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $129,773 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $428,175 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $123,692 for the year ended December 31, 1997, compared to $271,754 for the year ended December 31, 1996. The decrease in net income of $148,062, or 54.48% was primarily the result of increased expenses over increased revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $4,261,022 for the year ended December 31, 1997, compared to $4,010,607 for the year ended December 31, 1996, an increase of $250,415, or 6.24%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,884,244 for the year ended December 31, 1997, compared to $1,801,266 for the year ended December 31,

         1568

     1996, an increase of $82,978 or 4.61%. Management expenses totaled $209,666 for the year ended December 31, 1997, compared to $195,660 for the year ended December 31, 1996, an increase of $14,006, or 7.16%. The increase resulted from increased revenues, as management fees are calculated based on a percentage of revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $207,442 for the year ended December 31, 1997 compared to $239,123 for the year ended December 31, 1996, a decrease of $31,681 or 13.25%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $797,112 for the year ended December 31, 1997, compared to $569,437 for the year ended December 31, 1996, an increase of $227,675, or 39.98%. The increase is the result of only a partial year of mortgage payments being made in 1996 as the mortgage was not obtained until April of that year.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $271,754 for the year ended December 31, 1996, compared to $846,434 for the year ended December 31, 1995. The decrease in net income of $574,680, or 67.89% was primarily the result of increased expenses over the increase in revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $4,010,607 for the year ended December 31, 1996, compared to $3,785,716 for the year ended December 31, 1995, an increase of $224,891, or 5.94%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,801,266 for the year ended December 31, 1996, compared to $1,659,844 for the year ended December 31, 1995, an increase of $141,422 or 8.52%. Management expenses totaled $195,660 for the year ended December 31, 1996, compared to $186,505 for the year ended December 31, 1995, an increase of $9,155, or 4.91%.

     General and Administrative Expenses

     General and administrative expenses totaled $239,123 for the year ended December 31, 1996 compared to $232,732 for the year ended December 31, 1995, an increase of $6,391 or 2.75%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $569,437 for the year ended December 31, 1996, compared to $0 for the year ended December 31, 1995, an increase of $569,437, or 100%. The increase is due to the partnership obtaining three mortgage loans for a total of approximately $10.7 million in April of 1996.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $1,062,097 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on

         1569

     outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable, responsible or accountable for damages or otherwise to your partnership or any limited partner for any acts performed or any failure to act by any of them if they determined, in good faith, that such acts or failure to act was in the best interests of your partnership, and such course of conduct did not constitute negligence or misconduct on the part of such party. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner and its affiliates are entitled to indemnification by your partnership against any loss, damage, liability, cost or expense sustained by it or them in connection with your partnership, provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct by such party. However, neither the general partner nor any affiliate will be indemnified for any loss, damage or cost resulting from the violation of any Federal or state securities laws in connection with the sale of units and will be liable for such violations unless (i) there has been a successful adjudication on the merits of each count involving the securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or (iii) or court of competent jurisdiction approves a settlement of such claims. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect of the issue of indemnification for securities law violations. Any such indemnity provided shall be paid, from and only to the extent of, partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     No partnership funds will be used to purchase any insurance that insures any party against any liability for which indemnification is not available pursuant to your partnership's agreement of limited partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $103,000.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $ 6,200
1995........................................................       4,575
1996........................................................      53,675
1997........................................................       2,600
1998 (through June 30)......................................           0

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in

         1570

     order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns a 13.35% limited partnership interest in your partnership. Except as described above, Neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $48,620
1995........................................................     51,051
1996........................................................     54,114
1997........................................................     28,985
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................      186,505
1996...........................................      195,660
1997...........................................      209,666
1998 (through June 30).........................      107,798

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         1571

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of DFW Apartment Investors Limited Partnership at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         1572

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statement of Income for the six months ended June
  30, 1998 (unaudited)......................................  F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-8
Balance Sheets as of December 31, 1997 and 1996.............  F-9
Statements of Income for the years ended December 31, 1997
  and 1996..................................................  F-10
Statements of Partners' Capital for the years ended December
  31, 1997 and 1996.........................................  F-11
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-12
Notes to Financial Statements...............................  F-13
Independent Auditors' Report................................  F-18
Balance Sheets as of December 31, 1996 and 1995.............  F-19
Statements of Income for the years ended December 31, 1996
  and 1995..................................................  F-20
Statements of Partners' Capital for the years ended December
  31, 1996 and 1995.........................................  F-21
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-22
Notes to Financial Statements...............................  F-23

         1573

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                INCOME TAX BASIS
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $ 1,062,097
Receivables and Deposits....................................                     29,858
Restricted Escrows..........................................                    494,578
Other Assets................................................                  1,539,961
Investment Property:
  Land......................................................    2,797,475
  Building and related personal property....................   15,055,534
                                                              -----------
                                                               17,853,009
  Less: Accumulated depreciation............................   (4,509,800)   13,343,209
                                                              -----------   -----------
          Total Assets......................................                $16,469,703
                                                                            ===========

                    LIABILITIES AND PARTNERS' CAPITAL

Other Accrued Liabilities...................................                $   401,876
Notes Payable...............................................                 10,494,293
Partners' Capital...........................................                  5,573,534
                                                                            -----------
Total Liabilities and Partners' Capital.....................                $16,469,703
                                                                            ===========

         1574

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                   CONDENSED STATEMENT OF INCOME (UNAUDITED)
                                INCOME TAX BASIS
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................   $2,088,959
  Other Income..............................................       74,862
                                                               ----------
          Total Revenues....................................    2,163,821
Expenses:
  Operating Expenses........................................      884,161
  General and Administrative Expenses.......................      129,773
  Depreciation Expense......................................      368,896
  Interest Expense..........................................      428,175
  Property Tax Expense......................................      291,952
                                                               ----------
          Total Expenses....................................    2,102,957
Net Income (Loss)...........................................   $   60,864
                                                               ==========

         1575

                                 DFW APARTMENT
                         INVESTORS LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                                INCOME TAX BASIS
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................   $   60,864
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
  Depreciation and Amortization.............................      368,896
     Receivables and deposits and other assets..............      383,285
     Accounts Payable and accrued expenses..................     (220,092)
                                                               ----------
          Net cash provided by (used in) operating
          activities........................................      592,953
                                                               ----------
Investing Activities
  Property improvements and replacements....................      (63,288)
  Net (increase)/decrease in restricted escrows.............     (105,597)
                                                               ----------
          Net cash provided by (used in) investing
          activities........................................     (168,885)
                                                               ----------
Financing Activities
  Payments on mortgage......................................      (84,757)
                                                               ----------
          Net cash provided by (used in) financing
          activities........................................      (84,757)
                                                               ----------
  Net increase (decrease) in cash and cash equivalents......      339,311
  Cash and cash equivalents at beginning of year............      722,786
                                                               ----------
  Cash and cash equivalents at end of period................   $1,062,097
                                                               ==========

         1576

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of DFW Apartment Investors Limited Partnership as of June 30, 1998 and for the six months then ended have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         1577

                            DFW APARTMENT INVESTORS
                              LIMITED PARTNERSHIP

                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         1578

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-8
Financial Statements
  Balance Sheets............................................  F-9
  Statements of Income......................................  F-10
  Statements of Partners' Capital...........................  F-11
  Statements of Cash Flows..................................  F-12
  Notes to Financial Statements.............................  F-13

         1579

                          INDEPENDENT AUDITORS' REPORT

To the Partners
DFW Apartment Investors Limited Partnership

     We have audited the accompanying balance sheets of DFW Apartment Investors Limited Partnership as of December 31, 1997, and 1996, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DFW Apartment Investors Limited Partnership as of December 31, 1997, and 1996, and the results of its operations, changes in partners' capital and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
February 12, 1998

         1580

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Investment in real estate
  Land......................................................  $ 2,797,475    $ 2,797,475
  Buildings and improvements, net of accumulated
     depreciation of $4,140,924 and $3,403,133..............   10,851,342     11,328,221
                                                              -----------    -----------
                                                               13,648,817     14,125,696
Other assets
  Cash and cash equivalents.................................      647,420        591,568
  Accounts receivable.......................................      112,360         89,927
  Tenant security deposits -- funded........................       75,366         68,953
  Mortgage escrow deposits..................................      532,530        399,027
  Replacement reserves......................................      388,981        368,782
  Prepaid expenses..........................................           --        132,579
  Deferred costs, net of accumulated amortization of
     $749,134 and $634,669..................................    1,277,244      1,391,709
  Deposits..................................................       30,970         30,970
                                                              -----------    -----------
          Total assets......................................  $16,713,688    $17,199,211
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Liabilities applicable to investment in real estate
  Mortgages payable.........................................  $10,513,080    $10,671,464
Other liabilities
  Accounts payable and accrued expenses.....................      148,272        105,589
  Accrued real estate taxes.................................      418,498        418,258
  Accrued interest -- mortgages.............................       65,970             --
  Tenant security deposits liability........................       55,198         64,808
                                                              -----------    -----------
          Total liabilities.................................   11,201,018     11,260,119
                                                              -----------    -----------
Partners' capital
  Investor limited partners.................................    6,033,566      6,446,711
  General partner...........................................     (520,896)      (507,619)
                                                              -----------    -----------
                                                                5,512,670      5,939,092
                                                              -----------    -----------
          Total liabilities and partners' capital...........  $16,713,688    $17,199,211
                                                              ===========    ===========

                       See notes to financial statements

         1581

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
                            YEAR ENDED DECEMBER 31,

                                                                 1997          1996
                                                              ----------    ----------
Revenue
  Rental, net of vacancies..................................  $4,153,239    $3,840,047
  Interest..................................................      32,743        59,166
  Other.....................................................      75,040       111,394
                                                              ----------    ----------
                                                               4,261,022     4,010,607
                                                              ----------    ----------
Operating expenses
  Leasing...................................................     298,727       148,797
  General and administrative................................     207,442       239,123
  Management fees...........................................     209,666       195,660
  Utilities.................................................     342,531       363,115
  Repairs and maintenance...................................     475,238       511,763
  Janitorial................................................      48,079        38,864
  Painting and decorating...................................     133,533       108,434
  Insurance.................................................     125,181       145,341
  Taxes.....................................................     510,741       457,592
                                                              ----------    ----------
          Total operating expenses..........................   2,351,138     2,208,689
                                                              ----------    ----------
Other expenses
  Mortgage interest expense.................................     797,112       569,437
  Partnership expenses......................................     136,824       203,469
  Depreciation..............................................     737,791       671,435
  Amortization..............................................     114,465        85,823
                                                              ----------    ----------
          Total expenses....................................   4,137,330     3,738,853
                                                              ----------    ----------
          Net Income........................................  $  123,692    $  271,754
                                                              ==========    ==========
Net income allocated to general partner.....................  $    1,237    $    2,718
                                                              ==========    ==========
Net income allocated to investor limited partners...........  $  122,455    $  269,036
                                                              ==========    ==========
Net income per unit outstanding -- L.P......................  $      594    $    1,306
                                                              ==========    ==========

                       See notes to financial statements

         1582

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                    INVESTOR         TOTAL
                                                      GENERAL       LIMITED        PARTNERS'
                                                      PARTNER       PARTNERS        CAPITAL
                                                     ---------    ------------    ------------
Balance, December 31, 1995.........................  $(407,337)   $ 17,234,725    $ 16,827,388
Distributions to partners..........................   (103,000)    (11,057,050)    (11,160,050)
Net income.........................................      2,718         269,036         271,754
                                                     ---------    ------------    ------------
Balance, December 31, 1996.........................   (507,619)      6,446,711       5,939,092
Distributions to partners..........................    (14,514)       (535,600)       (550,114)
Net income.........................................      1,237         122,455         123,692
                                                     ---------    ------------    ------------
Balance, December 31, 1997.........................  $(520,896)   $  6,033,566    $  5,512,670
                                                     =========    ============    ============

                       See notes to financial statements

         1583

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                 1997           1996
                                                              ----------    ------------
Cash flows from operating activities
  Net income................................................  $  123,692    $    271,754
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation...........................................     737,791         671,435
     Amortization...........................................     114,465          85,823
     Changes in assets and liabilities
       Increase in accounts receivable......................     (22,433)        (87,800)
       Decrease (increase) in prepaid expenses..............     132,579         (12,274)
       Increase (decrease) in accounts payable and accrued
        expenses............................................      33,287         (11,925)
       Increase in accrued real estate taxes................         240          31,026
       Increase in accrued interest -- mortgages............      75,366              --
       Decrease in security deposits -- net.................     (16,023)         (2,903)
       Increase in mortgage escrow deposits.................    (133,503)       (399,027)
                                                              ----------    ------------
          Net cash provided by operating activities.........   1,045,461         546,109
                                                              ----------    ------------
Cash flows from investing activities
  Investment in real estate.................................    (260,912)       (360,435)
  Increase in replacement reserves..........................     (20,199)       (368,782)
                                                              ----------    ------------
          Net cash used in investing activities.............    (281,111)       (729,217)
                                                              ----------    ------------
Cash flows from financing activities
  Distributions to partners.................................    (550,114)    (11,160,050)
  Proceeds from mortgages...................................          --      10,757,500
  Principal payments on mortgages...........................    (158,384)        (86,036)
  Increase in deferred costs................................          --        (485,661)
                                                              ----------    ------------
          Net cash used in financing activities.............    (708,498)       (974,247)
                                                              ----------    ------------
          Net increase (decrease) in cash and cash
             equivalents....................................      55,852      (1,157,355)
Cash and cash equivalents, beginning........................     591,568       1,748,923
                                                              ----------    ------------
Cash and cash equivalents, end..............................  $  647,420    $    591,568
                                                              ==========    ============
Supplemental disclosure of cash flow information
  Cash paid during year for interest........................  $  721,746    $    569,437
                                                              ==========    ============

                       See notes to financial statements

         1584

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DFW Apartment Investors Limited Partnership (the "Partnership") was formed April 25, 1990 under the laws of the State of Delaware for the purposes of acquiring, renovating, operating and otherwise dealing with certain residential apartments located in the Dallas/Fort Worth, Texas metropolitan area. The Partnership will terminate on December 31, 2040, or earlier upon the occurrence of certain events specified in the Partnership Agreement.

     The general partner of the Partnership is Winthrop Financial Associates, a Maryland Limited Partnership ("WFA"). WFC Realty Co., Inc., a Massachusetts Corporation ("WFC Realty"), a wholly-owned subsidiary of WFA, was the initial limited partner of the Partnership and withdrew as limited partner upon the first admission of investors. The Partnership sold 206 limited partnership units at $100,000 per unit.

     In accordance with the Partnership Agreement, losses and cash flow shall be allocated 99% to investor limited partners and 1% to WFA; income shall be allocated to the partners in proportion to the cash available for distribution distributable to the partners. If there is no such cash available for distribution, income will be allocated 95% to limited partners and 5% to WFA.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

  Rental Property

     Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

  Deferred Costs

     Deferred costs are amortized using the straight-line method over the term of the related agreement.

  Income Taxes

     No provision will be made for federal, state or local income taxes in the financial statements of the Partnership. Partners will be required to report on their tax returns their allocable shares of income, gains, losses, deductions and credits of the Partnership.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the Properties are operating leases.

         1585
                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the statement of cash flows, the Partnership considers all highly liquid investments consisting of a money market fund to be cash equivalents.

NOTE B -- ACQUISITION OF THE PROPERTIES

     The Partnership acquired three separate residential apartment complexes (the "Properties") in 1990 for an aggregate purchase price of $14,013,732. The purchase represents an aggregate of 707 market-rate rental apartments in the Dallas, Texas area.

     On June 8, 1990, the Partnership acquired Heather Ridge Apartments for $5,104,350. On August 16, 1990 and September 19, 1990, the Partnership acquired Oak Forest Apartments and Summit on Post Oak Apartments for $4,409,382 and $4,500,000, respectively. The purchases were financed by a loan from Citibank, N.A. and an advance from WFA.

NOTE C -- MORTGAGES PAYABLE

     On April 15, 1996, the Partnership obtained three mortgage loans by the same lender in the aggregate amount of $10,757,500 which are collateralized by deeds of trust on the three rental properties. The notes bear interest at a rate of 7.53%. Principal and interest are payable by the Partnership in monthly installments of $79,707. A balloon payment of approximately $9,492,902 and the accrued interest is payable in full on May 1, 2003.

     Under agreements with the mortgage lender, the Partnership is required to make monthly escrow deposits for taxes and insurance.

     The liability of the Partnership under the mortgage notes are limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgages payable over each of the next five years are as follows:

               DECEMBER 31,
               ------------
   1998...................................  $170,739
   1999...................................   184,049
   2000...................................   198,396
   2001...................................   213,862
   2002...................................   230,533

NOTE D -- MORTGAGE RESERVES HELD IN ESCROW

     The Partnership has set up various reserve escrows with the mortgage lender in connection with the mortgage loan.

     The replacement reserve in the amount of $388,981 and $368,782 at December 31, 1997 and 1996, respectively, secures the Partnership's agreement to undertake certain improvements to the property over the life of the mortgage loan. The amount of this Reserve will be reduced as improvements are completed.

     An escrow for taxes and insurance has been set up under the mortgage agreement. All taxes and insurance will be paid by the mortgage lender out of these escrow accounts. The amounts held in escrow for insurance and taxes at December 31, 1997 and 1996 is $532,530 and $399,027, respectively.

     The mortgage lender has the right to draw upon these escrows in the event that the Partnership defaults in the performance of its obligations under the mortgage loan, including its obligations to pay principal and

         1586
                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

interest. The reserve shall be invested in interest bearing instruments. Interest earned during 1997 and 1996 amounted to $4,870 and $4,912, respectively.

NOTE E -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges and commitments to affiliates of its general partner. Related party transactions include the following:

          (a) The Partnership paid to an affiliate of the general partner, Winthrop Management, an annual property management fee equal to 5% of gross operating revenues for the properties through October 27, 1997. Fees of $172,882 and $195,660 were charged to operations for the years ended December 31, 1997 and 1996, respectively.

          (b) On October 28, 1997, the Partnership terminated Winthrop Management as the managing agent, and appointed Insignia Residential Group of Texas, Inc. ("Insignia") as the new management agent (see Note G to the financial statements). The management agreement provides for a management fee equal to 5% of gross operating revenues for the properties. Fees of $36,784 were charged to operations for the year ended December 31, 1997.

          (c) Effective October 28, 1997, the Partnership charged operations for asset management fees and costs reimbursements payable to an affiliate of Insignia. Fees and reimbursements of $10,038 and $8,776, respectively, are included in partnership expenses for the year ended December 31, 1997. At December 31, 1997, $18,114 remains payable.

     The Partnership paid to WFA an annual administration and investor service fee of $40,000. This fee was to increase 5% annually from 1991 to 1995, and commencing in 1996 the fee was to increase 6% annually. Fees of $28,925 and $54,114 are included in partnership expenses during the years ended December 31, 1997 and 1996, respectively.

NOTE F -- CONCENTRATION OF CREDIT RISK

     At December 31, 1997, the Partnership has cash in the amount of $921,511 held by the mortgage lender. The account is insured by the Federal Deposit Insurance Corporation up to $100,000 an account. The uninsured portion of this balance at December 31, 1997 is $336,734.

NOTE G -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group acquired 100% of the Class B stock of First Winthrop Corporation, an affiliate of the general partner (WPLP).

         1587

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                [WINTHROP LOGO]
         1588

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-18
Financial Statements
  Balance Sheets............................................  F-19
  Statements of Income......................................  F-20
  Statements of Partners' Capital...........................  F-21
  Statements of Cash Flows..................................  F-22
  Notes to Financial Statements.............................  F-23

         1589

                          INDEPENDENT AUDITORS' REPORT

To the Partners
DFW Apartment Investors Limited Partnership

     We have audited the accompanying balance sheets of DFW Apartment Investors Limited Partnership as of December 31, 1996, and 1995, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DFW Apartment Investors Limited Partnership as of December 31, 1996, and 1995, and the results of its operations, changes in partners' capital and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
February 7, 1997

         1590

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
Investment in real estate
  Land......................................................  $ 2,797,475    $ 2,797,475
  Building and improvements, net of accumulated depreciation
     of $3,403,133 and $2,731,698...........................   11,328,221     11,639,221
                                                              -----------    -----------
                                                               14,125,696     14,436,696
Other assets
  Cash and cash equivalents.................................      591,568      1,748,923
  Accounts receivable and security deposits.................      158,880         71,080
  Mortgage escrow deposits..................................      399,027             --
  Replacement reserves......................................      368,782             --
  Prepaid and other assets..................................      163,549        151,275
  Deferred costs, net of accumulated amortization of
     $634,669 and $548,846..................................    1,391,709        991,871
                                                              -----------    -----------
          Total assets......................................  $17,199,211    $17,399,845
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Liabilities applicable to investment in real estate
  Mortgages payable.........................................  $10,671,464    $        --
Other liabilities
  Accounts payable and accrued expenses.....................       41,495         59,222
  Accrued real estate taxes.................................      418,258        387,232
  Accrued expenses and other liabilities....................       64,094         58,292
  Tenant security deposits..................................       64,808         67,711
                                                              -----------    -----------
          Total liabilities.................................   11,260,119        572,457
                                                              -----------    -----------
Partners' capital
  Investor limited partners.................................    6,446,711     17,234,725
  General partner...........................................     (507,619)      (407,337)
                                                              -----------    -----------
                                                                5,939,092     16,827,388
                                                              -----------    -----------
          Total liabilities and partners' capital...........  $17,199,211    $17,399,845
                                                              ===========    ===========

                       See notes to financial statements

         1591

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
                            YEAR ENDED DECEMBER 31,

                                                                 1996          1995
                                                              ----------    ----------
Revenue
  Rental....................................................  $3,840,047     3,580,689
  Interest..................................................      59,166        86,143
  Other.....................................................     111,394       118,884
                                                              ----------    ----------
                                                               4,010,607     3,785,716
                                                              ----------    ----------
Operating expenses
  Leasing...................................................     148,797       132,193
  General and administrative................................     239,123       232,732
  Management fees...........................................     249,774       237,556
  Utilities.................................................     363,115       361,510
  Repairs and maintenance...................................     511,763       488,019
  Janitorial................................................      38,864        51,985
  Painting and decorating...................................     108,434       106,450
  Insurance.................................................     145,341       173,868
  Taxes.....................................................     457,592       442,293
                                                              ----------    ----------
          Total operating expenses..........................   2,262,803     2,226,606
                                                              ----------    ----------
Other expenses
  Mortgage interest expense.................................     569,437            --
  Partnership expenses......................................     149,355        61,915
  Depreciation..............................................     671,435       604,413
  Amortization..............................................      85,823        46,348
                                                              ----------    ----------
          Total expenses....................................   3,738,853     2,939,282
                                                              ----------    ----------
          Net Income........................................  $  271,754    $  846,434
                                                              ==========    ==========
Net income allocated to general partner.....................  $    2,718    $    8,464
                                                              ==========    ==========
Net income allocated to investor limited partners...........  $  269,036    $  837,970
                                                              ==========    ==========

                       See notes to financial statements

         1592

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                     INVESTOR
                                                        GENERAL      LIMITED         TOTAL
                                                       PARTNER'S    PARTNERS'      PARTNERS'
                                                        DEFICIT      CAPITAL        CAPITAL
                                                       ---------   ------------   ------------
Balance, December 31, 1994...........................  $(407,158)  $ 17,339,205   $ 16,932,047
Distributions........................................     (8,643)      (942,450)      (951,093)
Net income...........................................      8,464        837,970        846,434
                                                       ---------   ------------   ------------
Balance, December 31, 1995...........................   (407,337)    17,234,725     16,827,388
Distributions........................................   (103,000)   (11,057,050)   (11,160,050)
Net income...........................................      2,718        269,036        271,754
                                                       ---------   ------------   ------------
Balance, December 31, 1996...........................  $(507,619)  $  6,446,711   $  5,939,092
                                                       =========   ============   ============

         1593

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                  1996          1995
                                                              ------------   ----------
Cash flows from operating activities
  Net income................................................  $    271,754   $  846,434
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation...........................................       671,435      604,413
     Amortization...........................................        85,823       46,348
     Changes in assets and liabilities
       (Increase) decrease in accounts receivable...........       (87,800)     106,826
       Increase in prepaid and other assets.................       (12,274)    (125,033)
       (Decrease) increase in accounts payable..............       (17,727)       1,078
       Increase in accrued real estate taxes................        31,026       64,343
       Decrease in security deposits........................        (2,903)     (16,540)
       Increase (decrease) in accrued expenses and other
        liabilities.........................................         5,802       (3,324)
       Increase in mortgage escrow deposits.................      (399,027)          --
                                                              ------------   ----------
          Net cash provided by operating activities.........       546,109    1,524,545
                                                              ------------   ----------
Cash flows from investing activities
  Purchase of building improvements and personal property...      (360,435)    (457,171)
  Increase in replacement reserves..........................      (368,782)          --
                                                              ------------   ----------
          Net cash used in investing activities.............      (729,217)    (457,171)
                                                              ------------   ----------
Cash flows from financing activities
  Distributions.............................................   (11,160,050)    (951,093)
  Proceeds from mortgages...................................    10,757,500           --
  Principal payments on mortgages...........................       (86,036)          --
  Increase in deferred costs................................      (485,661)          --
                                                              ------------   ----------
          Net cash used in financing activities.............      (974,247)    (951,093)
                                                              ------------   ----------
          Net increase (decrease) in cash and cash
            equivalents.....................................    (1,157,355)     116,281
Cash and cash equivalents, beginning........................     1,748,923    1,632,642
                                                              ------------   ----------
Cash and cash equivalents, end..............................  $    591,568   $1,748,923
                                                              ============   ==========
Supplemental disclosure of cash flow information
  Cash paid during year for interest........................  $    569,437   $       --
                                                              ============   ==========

                       See notes to financial statements

         1594

                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DFW Apartment Investors Limited Partnership (the "Partnership") was formed April 25, 1990 under the laws of the State of Delaware for the purposes of acquiring, renovating, operating and otherwise dealing with certain residential apartments located in the Dallas/Fort Worth, Texas metropolitan area. The Partnership will terminate on December 31, 2040, or earlier upon the occurrence of certain events specified in the Partnership Agreement.

     The general partner of the Partnership is Winthrop Financial Associates, a Maryland limited partnership ("WFA"). WFC Realty Co., Inc., a Massachusetts corporation ("WFC Realty"), a wholly-owned subsidiary of WFA, was the initial limited partner of the partnership and withdrew as limited partner upon the first admission of investors. The partnership sold 206 limited partnership units at $100,000 per unit.

     In accordance with the Partnership Agreement, losses and cash flow shall be allocated 99% to investor limited partners and 1% to WFA; income shall be allocated to the partners in proportion to the cash available for distribution distributable to the partners. If there is no such cash available for distribution, income will be allocated 95% to limited partners and 5% to WFA.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

  Rental Property

     Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

  Deferred Costs

     Deferred costs are amortized using the straight-line method over the term of the related agreement.

  Income Taxes

     No provision will be made for federal, state or local income taxes in the financial statements of the Partnership. Partners will be required to report on their tax returns their allocable shares of income, gains, losses, deductions and credits of the Partnership.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the properties are operating leases.

         1595
                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the statement of cash flows, the partnership considers all highly liquid investments consisting of a money market fund to be cash equivalents. The carrying amount of $528,585 approximates fair value because of the short maturity of this investment.

NOTE B -- ACQUISITION OF THE PROPERTIES

     The Partnership acquired three separate residential apartment complexes (the "Properties") in 1990 for an aggregate purchase price of $14,013,732. The purchase represents an aggregate of 707 market-rate rental apartments in the Dallas, Texas area.

     On June 8, 1990, the Partnership acquired Heather Ridge Apartments for $5,104,350. On August 16, 1990 and September 19, 1990, the Partnership acquired Oak Forest Apartments and Summit on Post Oak Apartments for $4,409,382 and $4,500,000, respectively. The purchases were financed by a loan from Citibank., N.A. and an advance from WFA.

NOTE C -- MORTGAGES PAYABLE

     On April 15, 1996, the Partnership obtained three mortgage loans by the same lender in the aggregate amount of $10,757,500 and are collateralized by deeds of trust on the rental properties. The notes bear interest at a rate of 7.53%. Principal and interest are payable by the partnership in monthly installments of $79,707. A balloon payment of approximately $9,492,902 and the accrued interest is payable in full on May 1, 2003.

     Under agreements with the mortgage lender, the Partnership is required to make monthly escrow deposits for taxes and insurance.

     The liability of the Partnership under the mortgage notes are limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgage payable over each of the next five years are as follows:

               DECEMBER 31,
               ------------
   1997...................................  $155,592
   1998...................................   170,739
   1999...................................   184,049
   2000...................................   198,396
   2001...................................   213,862

NOTE D -- MORTGAGE RESERVES HELD IN ESCROW

     The Partnership has set up various reserve escrows with the Mortgage Lender in connection with the Mortgage Loan.

     The Replacement Reserve in the amount of $368,782 and $0 at December 31, 1996 and 1995 secures the Partnership's agreement to undertake certain improvements to the Property over the life of the mortgage loan. The amount of this Reserve will be reduced as improvements are completed.

     An escrow for taxes and insurance has been set up under the Mortgage Agreement. All taxes and insurance will be paid by the Mortgage Lender out of these escrow accounts. The amounts held in escrow for insurance and taxes at December 31, 1996 and 1995 is $399,027 and $0.

     The Mortgage Lender has the right to draw upon these escrows in the event that the Partnership defaults in the performance of its obligations under the Mortgage Loan, including its obligations to pay principal and

         1596
                  DFW APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

interest. The Reserve shall be invested in interest bearing instruments. Interest earned during 1996 and 1995 amounted to $4,912 and $0.

NOTE E -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges and commitments to companies affiliated with the general partner. Related party transactions with WFA and its affiliates include the following:

     The Partnership pays to an affiliate of WFA an annual property management fee equal to 5% of gross operating revenues for the properties. Fees of $195,660 and $186,505 were charged to operations during the years ended December 31, 1996 and December 31, 1995, respectively.

     The Partnership pays to WFA an annual administration and investor service fee of $40,000. This fee increased 5% annually from 1991 to 1995, and commencing in 1996 the fee is increased 6% annually. Fees of $54,114 and $51,051, respectively, were charged to operations during the years ended December 31, 1996 and 1995, respectively.

NOTE F -- CONCENTRATION OF CREDIT RISK

     At December 31, 1996, the Partnership has cash in the amount of $820,370 held by the Mortgage Lender. The account is insured by the Federal Deposit Insurance Corporation up to $100,000 an account. The uninsured portion of this balance at December 31, 1996 is $252,427.

         1597

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         1598

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1599

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1600

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1601

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-15
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of DFW
    Residential Investors Limited
    Partnership................................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40

                                                  PAGE
                                                  ----
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-58
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70

         1602

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-76
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1603

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in DFW Residential Investors Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1604

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1605

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tending units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $1,400 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is
     equivalent to distributions of $          per year on the number of
     Tax-Deferral   % Preferred OP Units, or distributions of $       per year
     on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income

         1606

     tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A:   The general partner of your partnership has received an opinion of an
     independent firm that our offer consideration of $          consideration
     is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         1607

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         1608

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1609

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1610

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code.

     The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         1611

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         1612

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         1613

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         1614

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 11.40% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         1615

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         1616

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         1617

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

COMPARISON OF TAX-DEFERRAL   % PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

     There are a number of significant differences between Tax-Deferral      %
Preferred OP Units and Class I Preferred Stock relating to, among other things, the nature of the investment, voting rights, distributions, liquidity and transfer and redemption rights. See "Comparison of Preferred OP Units and Class I Preferred Stock" for a chart highlighting such differences.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The

         1618

     exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

         1619

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

         1620

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, the general partner of your partnership is entitled to fees for its services as general partner while the general partner of the AIMCO Operating Partnership is not entitled to such fees.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of $25,000 beginning in 1990 and increasing annually at a rate of 5% beginning in 1991 from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager which received management fees of $125,608 in 1996, $129,884 in 1997 and $68,056 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

         1621

YOUR PARTNERSHIP

     Your Partnership and its Property. DFW Residential Investors Limited Partnership is a Delaware limited partnership which was formed on January 11, 1990 for the purpose of owning and operating a small number of apartment properties located in Euless, Texas and North Arlington, Texas, known as "Hunt Club Apartments" and "Riverbend Village Apartments," respectively. In 1990, it completed a private placement of units that raised net proceeds of approximately $13,600,000. Hunt Club and consists of 204 apartment units and Riverbend Village Apartments consists of 201 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of ours. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2040, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage notes outstanding on "Hunt Club Apartments" of $3,342,334 and on "River Bend Apartments" of $3,716,129, payable to AMI Capital, which bear interest at a rate of 7.61%. The mortgage debt is due December 2002. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1622

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1623

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1624

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1625

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1626

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         1627

 SUMMARY FINANCIAL INFORMATION OF DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

     The summary financial information of DFW Residential Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for DFW Residential Investors Limited Partnership for the years ended December 31, 1997 and 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                                          FOR THE SIX
                                             MONTHS
                                         ENDED JUNE 30,                       FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------   -------------------------------------------------------------------
                                          1998       1997      1997          1996          1995          1994          1993
                                       -----------   ----   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues.....................  $ 1,371,008    $0    $ 2,688,748   $ 2,733,466   $ 2,473,889   $ 2,322,347   $ 2,199,880
  Net Income/(Loss)..................      107,439     0         71,243       195,948       685,778       640,330       557,377
BALANCE SHEET DATA:
  Real Estate, Net of Accumulated
    Depreciation.....................    9,120,257     0      9,308,301     9,564,068     9,619,624     9,706,408     9,811,414
  Total Assets.......................  $10,898,443    $0    $11,058,358   $11,326,084   $18,502,947   $11,327,535   $11,529,653
  Mortgage Notes Payable, including
    Accrued Interest.................    7,103,791     0      7,158,375     7,225,442     7,318,515             0             0
  Partners' Capital/(Deficit)........  $ 3,570,120    $0    $ 3,462,681   $ 3,583,763   $10,955,001   $10,882,235   $11,123,411

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................    $1.125        $1.85       $0.00         $1,400.00

         1628

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1629

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

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Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the year ended December 31, 1997 were $1,400 per unit. This is
equivalent to distributions of $          per year on the number of Tax-Deferral
  % Preferred OP Units, or distributions of $       per year on the number of
Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred
OP Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

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     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own an 11.40% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

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investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.
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     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         1634

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

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     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         1637

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         1638

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         1639

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

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     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from        , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         1641

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         1642

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         1643

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         1644

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         1645

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         1646

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1647

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1648

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1649

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1650
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1651
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1652

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1653

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1654

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1655

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1656

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1657

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units the $2.25, and distributions with respect to your units for the year ended December 31, 1997 were $1,400. This is equivalent to
     distributions of $          per year on the number of Tax-Deferral   %
     Preferred OP Units, or distributions of $       per year on the number of
     Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are
     expected to be        , immediately following our offer, than the
     distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         1658

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         1659

apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         1660

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         1661

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,
         1662

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.
         1663

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Hunt Club Apartments and Riverbend Village          Partnership owns interests (either directly or through
Apartments.                                                  subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2040.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, improve,        The purpose of the AIMCO Operating Partnership is to
maintain, operate, lease, sell, dispose of, finance and      conduct any business that may be lawfully conducted by
otherwise deal with your partnership's property.             a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all act necessary, advisable or convenient to        statute) (the "Delaware Limited Partnership Act"),
the business of your partnership including borrowing         provided that such business is to be conducted in a
money and creating liens.                                    manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1664
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 136 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
The general partner may, without the consent of the          Unitholder. See "Description of OP Units -- Management
limited partners, sell additional limited partnership        by the AIMCO GP" in the accompanying Prospectus.
interest and, with the consent of the limited partners,      Subject to Delaware law, any additional partnership
issue other equity interests. Such interests may be          interests may be issued in one or more classes, or one
sold on such terms and conditions and the additional         or more series of any of such classes, with such
limited partners shall have such rights and obligations      designations, preferences and relative, partici-
as the general partner shall determine. In the event         pating, optional or other special rights, powers and
the general partner sells additional limited partner         duties as shall be determined by the general partner,
interest, prior to the sale of such interests, the           in its sole and absolute discretion without the
general partner will offer such interests to the             approval of any OP Unitholder, and set forth in a
original limited partners.                                   written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may contract with the          funds or other assets to its subsidiaries or other
general partner or its affiliates for various goods and      persons in which it has an equity investment, and such
services, including without limitation, insurance,           persons may borrow funds from the AIMCO Operating
insurance brokerage, mortgage brokerage in connection        Partnership, on terms and conditions established in the
with financings and refinancings of your partnership's       sole and absolute discretion of the general partner. To
property, management, rehabilitation, construction           the extent consistent with the business purpose of the
supervision, leasing and property brokerage. The             AIMCO Operating Partnership and the permitted
compensation paid under such contracts must be at the        activities of the general partner, the AIMCO Operating
then prevailing market rates in the vicinity of your         Partnership may transfer assets to joint ventures,
partnership's property. The partnership may not make         limited liability companies, partnerships,
loans to the general partner or its affiliates but the       corporations, business trusts or other business
general partner and its affiliates may lend money to         entities in which it is or thereby becomes a
your partnership if such loan is evidenced by a              participant upon such terms and subject to such
promissory note, bears interest at a commercially            conditions consistent with the AIMCO Operating Part-
reasonable rate not in excess of 3% above the "base          nership Agreement and applicable law as the general
rate" of the First National Bank of Boston and the           partner, in its sole and absolute discretion, believes
obligation is subordinate to the obligations of your         to be advisable. Except as expressly permitted by the
partnership to pay unrelated creditors.                      AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money, establish a line of credit and issue        restrictions on borrowings, and the general partner has
evidences of indebtedness in furtherance of any of the       full power and authority to borrow money on behalf of
purposes of your partnership and to secure such debt by      the AIMCO Operating Partnership. The AIMCO Operating
mortgage, pledge or other lien on any of the assets of       Partnership has credit agreements that restrict, among
your partnership.                                            other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         1665
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner to inspect the register kept      with a statement of the purpose of such demand and at
by your partnership which lists the names of all             such OP Unitholder's own expense, to obtain a current
limited partners and the number of units owned by each       list of the name and last known business, residence or
limited partner at any reasonable time during normal         mailing address of the general partner and each other
business hours.                                              OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control your                   the AIMCO Operating Partnership are vested in AIMCO-GP,
partnership's business, to bind your partnership by its      Inc., which is the general partner. No OP Unitholder
sole signature and take any action it deems necessary        has any right to participate in or exercise control or
or advisable in connection with the business of your         management power over the business and affairs of the
partnership. Subject to the limitations contained in         AIMCO Operating Partnership. The OP Unitholders have
your partnership's agreement of limited partnership,         the right to vote on certain matters described under
the general partner, on behalf of your partnership, may      "Comparison of Ownership of Your Units and AIMCO OP
take any action it deems necessary or advisable in           Units -- Voting Rights" below. The general partner may
connection with the business of your partnership             not be removed by the OP Unitholders with or without
without the consent of the limited partners. No limited      cause.
partner has any authority or right to act for or bind
your partnership or participate in or have any control       In addition to the powers granted a general partner of
over your partnership business except as required by         a limited partnership under applicable law or that are
law.                                                         granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable for damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed or any failure to act by any of them if they       judgment or mistakes of fact or law of any act or
determined, in good faith, that such acts or failures        omission if the general partner acted in good faith.
to act was in the best interests of your partnership,        The AIMCO Operating Partnership Agreement provides for
and such course of conduct did not constitute negli-         indemnification of AIMCO, or any director or officer of
gence or misconduct on the part of such person. In           AIMCO (in its capacity as the previous general partner
addition, the general partner and its affiliates are         of the AIMCO Operating Partnership), the general
entitled to indemnification by your partnership against      partner, any officer or director of general partner or
any loss, damage, liability, cost or expense sustained       the AIMCO Operating Partnership and such other persons
by it or them in connection with your partnership,           as the general partner may designate from and against
provided that such loss, damage, liability, cost or          all losses, claims, damages, liabilities, joint or
expense was not the result of negligence or misconduct       several, expenses (including legal fees), fines,
by such person. However, neither the general partner         settlements and other amounts incurred in connection
nor any affiliate will be indemnified for any loss,          with any actions relating to the operations of the
damage or cost resulting from the violation of any           AIMCO Operating Partnership, as set forth in the AIMCO
Federal or state securities laws in connection with the      Operating Partnership Agreement. The Delaware Limited
sale of units unless (i) there has been a successful         Partnership Act provides that subject to the standards
adjudication on the merits of each count involving the       and restrictions, if any, set forth in its partnership
securities law violations, (ii) such claims have been        agreement, a limited partnership may, and shall have
dismissed with prejudice on the merits by a court of         the power to, indemnify and hold harmless any partner
competent jurisdiction or (ii) or court of competent         or other

         1666
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

jurisdiction approves a settlement of such claims. In        person from and against any and all claims and demands
such claim for indemnification for Federal or state          whatsoever. It is the position of the Securities and
securities law violation, the party seeking                  Exchange Commission that indemnification of directors
indemnification must place before the court the              and officers for liabilities arising under the
position of the SEC and any other applicable regulatory      Securities Act is against public policy and is
agency with respect of the issue of indemnification for      unenforceable pursuant to Section 14 of the Securities
securities law violations. Any such indemnity provided       Act of 1933.
shall be paid, from and only to the extent of, your
partnership's assets.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner and elect a successor general partner upon a         affairs of the AIMCO Operating Partnership. The general
vote of the limited partners owning a majority of the        partner may not be removed as general partner of the
outstanding units. A general partner may withdraw            AIMCO Operating Partnership by the OP Unitholders with
voluntarily from your partnership only if there is           or without cause. Under the AIMCO Operating Partnership
another general partner or a successor is elected. The       Agreement, the general partner may, in its sole
general partner may admit an additional or substitute        discretion, prevent a transferee of an OP Unit from
general partner with the consent of limited partners         becoming a substituted limited partner pursuant to the
owning more than 50% of the units. A limited partner         AIMCO Operating Partnership Agreement. The general
may not transfer his interests without the consent of        partner may exercise this right of approval to deter,
the general partners which may be withheld at the sole       delay or hamper attempts by persons to acquire a
discretion of the general partner.                           controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to cure any ambiguity      in the AIMCO Operating Partnership Agreement, whereby
or correct or supplement any provision of your               the general partner may, without the consent of the OP
partnership's agreement of limited partnership which is      Unitholders, amend the AIMCO Operating Partnership
inconsistent with any other provision and to comply          Agreement, amendments to the AIMCO Operating
with applicable tax and securities laws. No amend-           Partnership Agreement require the consent of the
ments may be made which affect the obligation of the         holders of a majority of the outstanding Common OP
limited partners to make their required capital              Units, excluding AIMCO and certain other limited
contribution or affect the timing or amount of the fees      exclusions (a "Majority in Interest"). Amendments to
paid by your partnership and no amendments may be made       the AIMCO Operating Partnership Agreement may be
which adversely the rights of or the share of profits,       proposed by the general partner or by holders of a
losses and distributions allocable or distributable to       Majority in Interest. Following such proposal, the
a partner without the consent of the affected partner.       general partner will submit any proposed amendment to
Other amendments to your partnership's agreement of          the OP Unitholders. The general partner will seek the
limited partnership must be approved by the limited          written consent of the OP Unitholders on the proposed
partners owning more than 50% of the units and the           amendment or will call a meeting to vote thereon. See
general partner. Certain specified provisions of your        "Description of OP Units -- Amendment of the AIMCO
partnership's agreement of limited partnership require       Operating Partnership Agreement" in the accompanying
the consent of all limited partners.                         Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives an annual fee of $25,000 beginning in 1990 and      capacity as general partner of the AIMCO Operating
increasing annually at a rate of 5% beginning in 1991.       Partnership. In addition, the AIMCO Operating Part-
Moreover, the general partner or certain affiliates may      nership is responsible for all expenses incurred
be entitled to compensation for additional services          relating to the AIMCO Operating Partnership's ownership
rendered.                                                    of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1667
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, a limited partner is not liable for any         negligence, no OP Unitholder has personal liability for
debts, liabilities, contracts or obligations of your         the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of his capital contribution when due under          the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
After its capital contribution has been fully paid, no       ment in the AIMCO Operating Partnership. However, the
limited partners will be required to make any further        limitations on the liability of limited partners for
capital contributions or lend any funds to your              the obligations of a limited partnership have not been
partnership, except as otherwise required by applica-        clearly established in some states. If it were
ble law.                                                     determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time, but is not            a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership and must at all times act in a              its limited partners the highest duties of good faith,
fiduciary manner toward your partnership and the             fairness and loyalty and which generally prohibit such
limited partners. The general partner at all times has       general partner from taking any action or engaging in
a fiduciary responsibility for the safekeeping and use       any transaction as to which it has a conflict of
of all partnership funds and assets. The general             interest. The AIMCO Operating Partnership Agreement
partner and its affiliates may engage in or possess an       expressly authorizes the general partner to enter into,
interest in other business ventures of every nature and      on behalf of the AIMCO Operating Partnership, a right
description, including, without limitation, real estate      of first opportunity arrangement and other conflict
business ventures, whether or not such other                 avoidance agreements with various affiliates of the
enterprises shall be in competition with any activities      AIMCO Operating Partnership and the general partner, on
of your partnership.                                         such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1668
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

                                   YOUR UNITS
                               PREFERRED OP UNITS
                                COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain exceptions; terminate your       Units" in the accompanying               transactions such as the
partnership; remove or elect a           Prospectus. So long as any               institution of bankruptcy
general partner, approve or              Preferred OP Units are outstand-         proceedings, an assignment for the
disapprove the sale of all or            ing, in addition to any other vote       benefit of creditors and certain
substantially all of the assets of       or consent of partners required by       transfers by the general partner of
your partnership or the merger or        law or by the AIMCO Operating            its interest in the AIMCO Operating
other reorganization of                  Partnership Agree-                       Part-

         1669
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership and authorize the       ment, the affirmative vote or            nership or the admission of a
issuance of other equity interests       consent of holders of at least 50%       successor general partner.
in your partnership. The consent of      of the outstanding Preferred OP
a limited partner will be deemed to      Units will be necessary for              Under the AIMCO Operating Partner-
be granted if he does not refuse,        effecting any amendment of any of        ship Agreement, the general partner
in writing, to consent within            the provisions of the Partnership        has the power to effect the
thirty days after he receives            Unit Designation of the Preferred        acquisition, sale, transfer,
notice requesting his consent.           OP Units that materially and             exchange or other disposition of
                                         adversely affects the rights or          any assets of the AIMCO Operating
A general partner may cause the          preferences of the holders of the        Partnership (including, but not
dissolution of the your partnership      Preferred OP Units. The creation or      limited to, the exercise or grant
by retiring. Your partnership may        issuance of any class or series of       of any conversion, option,
be continued by the remaining            partnership units, including,            privilege or subscription right or
general partner or, if none, the         without limitation, any partner-         any other right available in
limited partners may agree to            ship units that may have rights          connection with any assets at any
continue your partnership by             senior or superior to the Preferred      time held by the AIMCO Operating
electing a successor general             OP Units, shall not be deemed to         Partnership) or the merger,
partner by unanimous written             materially adversely affect the          consolidation, reorganization or
consent within 120 days after the        rights or preferences of the             other combination of the AIMCO
retirement of the general partner.       holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow are to        $      per Preferred OP Unit;            tribute quarterly all, or such
be made at reasonable intervals          provided, however, that at any time      portion as the general partner may
during the fiscal year as de-            and from time to time on or after        in its sole and absolute discretion
termined by the general partner,         the fifth anniversary of the issue       determine, of Available Cash (as
and in any event shall be made           date of the Preferred OP Units, the      defined in the AIMCO Operating
within 60 days after the close of        AIMCO Operating Partnership may          Partnership Agreement) generated by
each fiscal year. The distributions      adjust the annual distribution rate      the AIMCO Operating Partnership
payable to the partners are not          on the Preferred OP Units to the         during such quarter to the general
fixed in amount and depend upon the      lower of (i)     % plus the annual       partner, the special limited
operating results and net sales or       interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Your               dividend rate on the most recently       with respect to such quarter, in
partnership has made distributions       issued AIMCO non-convertible             accordance with their respective
in the past and is projected to          preferred stock which ranks on a         interests in the AIMCO Operating
make distributions in 1998.              parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         1670
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor or incompetent, except in          Preferred OP Units are not listed        nership Agreement restricts the
limited situations, and such person      on any securities exchange. The          transferability of the OP Units.
may be substituted as a limited          Preferred OP Units are subject to        Until the expiration of one year
partner provided that: (1) the           restrictions on transfer as set          from the date on which an OP
transfer complies with the               forth in the AIMCO Operating             Unitholder acquired OP Units,
then-applicable rules and                Partnership Agreement.                   subject to certain exceptions, such
regulations of any governmental                                                   OP Unitholder may not transfer all
authority with jurisdiction over         Pursuant to the AIMCO Operating          or any portion of its OP Units to
the disposition, (2) except in           Partnership Agreement, until the         any transferee without the consent
specified circumstances, the             expiration of one year from the          of the general partner, which
interest transferred is not less         date on which a holder of Preferred      consent may be withheld in its sole
than  1/2 unit, (3) the transfer,        OP Units acquired Preferred OP           and absolute discretion. After the
when added to all other assignments      Units, subject to certain                expiration of one year, such OP
taking place in the preceding 12         exceptions, such holder of               Unitholder has the right to
month does not result in                 Preferred OP Units may not transfer      transfer all or any portion of its
termination of the partnership for       all or any portion of its Pre-           OP Units to any person, subject to
tax purposes, (4) the approval of        ferred OP Units to any transferee        the satisfaction of certain
the general partner which may be         without the consent of the general       conditions specified in the AIMCO
withheld in the sole and absolute        partner, which consent may be            Operating Partnership Agreement,
discretion of the general partner        withheld in its sole and absolute        including the general partner's
has been granted and (5) the             discretion. After the expiration of      right of first refusal. See
assignor and assignee have complied      one year, such holders of Preferred      "Description of OP Units --
with such other conditions as set        OP Units has the right to transfer       Transfers and Withdrawals" in the
forth in your partnership's              all or any portion of its Preferred      accompanying Prospectus.
agreement of limited partnership.        OP Units to any person, subject to
                                         the satisfaction of

         1671
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

There are no redemption rights           certain conditions specified in the      After the first anniversary of
associated with your units.              AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1672

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of $25,000 beginning in 1990 and increasing annually at a rate of 5% beginning in 1991 from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $125,608 in 1996, $129,884 in 1997 and $68,056 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1673

                                YOUR PARTNERSHIP

GENERAL

     DFW Residential Investors Limited Partnership is a Delaware limited partnership which raised net proceeds of approximately $13,600,000 in 1990 through a private offering. The promoter for the private offering of your partnership was Winthrop Securities Co., Inc. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 130 limited partners of your partnership and a total of 136 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on January 11, 1990 for the purpose of owning and operating a small number of apartment properties located in Euless, Texas and North Arlington, Texas, known as "Hunt Club Apartments" and "Riverbend Village Apartments," respectively. There are 204 apartment units in "Hunt Club Apartments" consisting of 120 one-bedroom apartments, 75 two-bedroom apartments and 9 three-bedroom apartments. The total rentable square footage is 175,780 square feet and the average annual rent per apartment unit is $6,904. "River Bend Apartments" has 201 apartment units. There are 120 one-bedroom apartments and 81 two-bedroom apartments. The total rentable square footage is 151,799 square feet. The average annual rent per apartment unit is $5,861.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $125,608, $129,884 and $68,056, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2040 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         1674

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had current mortgage notes outstanding on "Hunt Club Apartments" of $3,342,334 and on "River Bend Apartments" of $3,716,129. Both mortgage notes are payable to AMI Capital, bear interest at a rate of 7.61% and are due December 2002. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1675

     Below is selected financial information for DFW Residential Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                        DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   736,850           Not   $   541,315   $   357,901   $ 7,803,221   $   896,321   $   899,943
Land & Building..............   11,967,492     Available    11,930,294    11,735,578    11,390,037    11,129,325    10,911,203
Accumulated Depreciation.....   (2,847,235)            0    (2,621,993)   (2,171,510)   (1,770,413)   (1,422,917)   (1,099,789)
Other Assets.................    1,041,336             0     1,208,742     1,404,115     1,080,102       724,806       818,296
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $10,898,443   $         0   $11,058,358   $11,326,084   $18,502,947   $11,327,535   $11,529,653
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................    7,103,791                   7,158,375     7,225,442     7,318,515                           0
Other Liabilities............      224,532                     437,302       516,879       229,431       445,300       406,242
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $ 7,328,323   $         0   $ 7,595,677   $ 7,742,321   $ 7,547,946   $   445,300   $   406,242
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $ 3,570,120   $         0   $ 3,462,681   $ 3,583,763   $10,955,001   $10,882,235   $11,123,411
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                            DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP
                                      -----------------------------------------------------------------------------------------
                                      FOR THE SIX MONTHS ENDED                        FOR THE YEARS ENDED
                                              JUNE 30,                                    DECEMBER 31,
                                      ------------------------   --------------------------------------------------------------
                                         1998         1997          1997         1996         1995         1994         1993
                                      ----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue......................  $1,319,380                 $2,618,642   $2,544,733   $2,367,720   $2,242,813   $2,115,994
Other Income........................      51,628                     70,106      188,733      106,169       79,534       83,886
                                      ----------    ---------    ----------   ----------   ----------   ----------   ----------
         Total Revenue..............  $1,371,008    $  0         $2,688,748   $2,733,466   $2,473,889   $2,322,347   $2,199,880
                                      ----------    ---------    ----------   ----------   ----------   ----------   ----------
Operating Expenses..................     512,830       0            974,990      995,515    1,015,220      964,364      922,216
General & Administrative............      68,056                    287,873      232,301      144,085      128,563      173,398
Depreciation........................     225,242                    450,483      401,097      347,496      323,128      314,343
Interest Expense....................     302,058                    545,408      558,076            0            0        2,221
Property Taxes......................     155,383                    358,751      350,529      281,310      265,962      230,325
                                      ----------    ---------    ----------   ----------   ----------   ----------   ----------
         Total Expenses.............  $1,263,569    $  0         $2,617,505   $2,537,518   $1,788,111   $1,682,017   $1,642,503
                                      ----------    ---------    ----------   ----------   ----------   ----------   ----------
Net Income..........................  $  107,439    $  0         $   71,243   $  195,948   $  685,778   $  640,330   $  557,377
                                      ==========    =========    ==========   ==========   ==========   ==========   ==========

         1676

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition, no data is available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized net income of $107,439 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,371,008 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $512,830 for the six months ended June 30, 1998. Management expenses totaled $68,056 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $68,056 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $302,058 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $71,243 for the year ended December 31, 1997, compared to $195,948 for the year ended December 31, 1996. The decrease in net income of $124,705, or 63.64% was primarily the result of increased general and administrative expenses and decreased revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,688,748 for the year ended December 31, 1997, compared to $2,733,466 for the year ended December 31, 1996, a decrease of $44,718, or 1.64%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $974,990 for the year ended December 31, 1997, compared to $995,515 for the year ended December 31, 1996, a

         1677

     decrease of $20,525 or 2.06%. Management expenses totaled $129,884 for the year ended December 31, 1997, compared to $125,608 for the year ended December 31, 1996, an increase of $4,276, or 3.40%.

     General and Administrative Expenses

     General and administrative expenses totaled $287,873 for the year ended December 31, 1997 compared to $232,301 for the year ended December 31, 1996, an increase of $55,572 or 23.92%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $545,408 for the year ended December 31, 1997, compared to $558,076 for the year ended December 31, 1996, a decrease of $12,668, or 2.27%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $195,948 for the year ended December 31, 1996, compared to $685,778 for the year ended December 31, 1995. The decrease in net income of $489,830, or 71.43% was primarily the result of increased interest expenses offset by an increase in revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,733,466 for the year ended December 31, 1996, compared to $2,473,889 for the year ended December 31, 1995, an increase of $259,577, or 10.49%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $995,515 for the year ended December 31, 1996, compared to $1,015,220 for the year ended December 31, 1995, a decrease of $19,705 or 1.94%. Management expenses totaled $125,608 for the year ended December 31, 1996, compared to $119,484 for the year ended December 31, 1995, an increase of $6,124, or 5.13%. The increase resulted from increased revenues, as management fees are calculated based on a percentage of revenues .

     General and Administrative Expenses

     General and administrative expenses totaled $232,301 for the year ended December 31, 1996 compared to $144,085 for the year ended December 31, 1995, an increase of $88,216 or 61.22%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $558,076 for the year ended December 31, 1996, compared to $0 for the year ended December 31, 1995, an increase of $558,076, or 100%. The increase is due to obtaining a mortgage loan against the property.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $736,850 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

         1678

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable, responsible or accountable for damages or otherwise to your partnership or any limited partner for any acts performed or any failure to act by any of them if they determined, in good faith, that such acts or failure to act was in the best interests of your partnership, and such course of conduct did not constitute negligence or misconduct on the part of such person. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     The general partner and its affiliates are entitled to indemnification by your partnership against any loss, damage, liability, cost or expense sustained by it or them in connection with your partnership, provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct by such person. However, neither the general partner nor any affiliate will be indemnified for any loss, damage or cost resulting from the violation of any Federal or state securities laws in connection with the sale of units unless (i) there has been a successful adjudication on the merits of each count involving the securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or
(ii) or court of competent jurisdiction approves a settlement of such claims. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect of the issue of indemnification for securities law violations. Any such indemnity provided shall be paid, from and only to the extent of, partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     No partnership funds will be used to purchase any insurance that insures any party against any liability for which indemnification is not available pursuant to your partnership's agreement of limited partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................   $ 6,400.00
1995........................................................     4,475.00
1996........................................................    55,037.50
1997........................................................     1,400.00
1998 (through June 30)......................................         0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale

         1679

     transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns an 11.40% limited partnership interest in your partnership. Except as described above, neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $30,388
1995........................................................     31,908
1996........................................................     30,712
1997........................................................     32,901
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $119,485
1996............................................     125,608
1997............................................     129,884
1998 (through June 30)..........................      68,056

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         1680

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of DFW Residential Investors Limited Partnership at December 31, 1997, 1996, 1995 and 1994, and for the years then ended, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         1681

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Balance Sheets as of December 31, 1997 and 1996.............   F-8
Statements of Income for the years ended December 31, 1997
  and 1996..................................................   F-9
Statements of Partners' Capital for the years ended December
  31, 1997 and 1996.........................................  F-10
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-11
Notes to Financial Statements...............................  F-12
Independent Auditors' Report................................  F-16
Balance Sheets as of December 31, 1995 and 1994.............  F-17
Statements of Income for the years ended December 31, 1995
  and 1994..................................................  F-18
Statements of Partners' Capital for the years ended December
  31, 1995 and 1994.........................................  F-19
Statements of Cash Flows for the years ended December 31,
  1995 and 1994.............................................  F-20
Notes to Financial Statements...............................  F-21

         1682

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                   $   736,850
Receivables and Deposits....................................                       293,887
Other Assets................................................                       747,449
Investment Property
  Land......................................................    1,718,142
  Building and related property.............................   10,249,350
                                                              -----------
                                                               11,967,492
  Less: Accumulated depreciation............................   (2,847,235)       9,120,257
                                                              -----------      -----------
          Total Assets:.....................................                    10,898,443
                                                                               ===========

                            LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                   $    21,265
Other Accrued Liabilities...................................                        53,871
Property Taxes Payable......................................                       149,731
Tenant Security Deposits....................................                        44,793
Notes Payable...............................................                     7,058,663
Partners' Capital...........................................                     3,570,120
                                                                               -----------
          Total Liabilities and Partners' Capital...........                    10,898,443
                                                                               ===========

         1683

                      DFW RESIDENTIAL LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
Rental Income...............................................   $1,319,380
Other Income................................................       51,628
                                                               ----------
          Total Revenues:...................................    1,371,008
Expenses:
Operating Expenses..........................................      512,830
General and Administrative Expenses.........................       68,056
Depreciation Expense........................................      225,242
Interest Expense............................................      302,058
Property Tax Expense........................................      155,383
                                                               ----------
          Total Expenses:...................................    1,263,569
                                                               ----------
          Net Income........................................   $  107,439
                                                               ==========

         1684

                      DFW RESIDENTIAL LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................   $ 107,439
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
  Depreciation and Amortization.............................     257,436
  Changes in accounts:
     Receivables and deposits and other assets..............     135,212
     Accounts Payable and accrued expenses..................    (212,770)
                                                               ---------
          Net cash provided by (used in) operating
          activities........................................     287,317
                                                               ---------
Investing Activities
  Property improvements and replacements....................     (37,198)
                                                               ---------
  Net cash provided by (used in) investing activities.......     (37,198)
                                                               ---------
Financing Activities
  Payments on mortgage......................................     (54,584)
                                                               ---------
  Net cash provided by (used in) financing activities.......     (54,584)
                                                               ---------
          Net increase (decrease) in cash and cash
          equivalents.......................................     195,535
          Cash and cash equivalents at beginning of year....     541,315
                                                               ---------
          Cash and cash equivalents at end of period........   $ 736,850
                                                               =========

         1685

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of DFW Residential Investors Limited Partnership as of June 30, 1998 and for the six months then ended have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         1686

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         1687

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
DFW Residential Investors Limited Partnership

     We have audited the accompanying balance sheets of DFW Residential Investors Limited Partnership as of December 31, 1997 and 1996, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DFW Residential Investors Limited Partnership as of December 31, 1997 and 1996, and the results of its operations, changes in partners' capital and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                  /s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
February 10, 1998

         1688

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Investment in real estate
  Land......................................................  $ 1,718,142    $ 1,718,142
  Buildings, improvement and personal property, net of
     accumulated depreciation of $2,621,993 and
     $2,171,510.............................................    7,590,159      7,845,926
                                                              -----------    -----------
                                                                9,308,301      9,564,068
                                                              -----------    -----------
Other assets
  Cash and cash equivalents.................................      472,502        291,282
  Tenant security deposits -- funded........................       68,813         66,619
  Other deposit accounts, prepaid and other receivables.....       15,056         79,705
  Mortgage escrow deposits..................................      420,927        487,263
  Deferred costs, net of accumulated amortization of
     $301,003 and $236,615..................................      772,759        837,147
                                                              -----------    -----------
          Total assets......................................  $11,058,358    $11,326,084
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Liabilities applicable to investment in rental property
  Mortgages payable.........................................  $ 7,113,247    $ 7,225,442
Other liabilities
  Accounts payable..........................................       48,346        157,059
  Accrued real estate taxes.................................      285,201        274,804
  Accrued interest payable -- mortgage......................       45,128             --
  Rent deferred credits.....................................        1,402             --
  Accrued expenses and other liabilities....................       51,971         23,330
  Security deposits.........................................       50,382         61,686
                                                              -----------    -----------
          Total liabilities.................................    7,595,677      7,742,321
Partners' capital...........................................    3,462,681      3,583,763
                                                              -----------    -----------
          Total liabilities and partners' capital...........  $11,058,358    $11,326,084
                                                              ===========    ===========

                       See notes to financial statements

         1689

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
                            YEAR ENDED DECEMBER 31,

                                                                 1997         1996
                                                              ----------   ----------
Revenue
  Rental....................................................  $2,618,642   $2,544,733
  Interest..................................................      19,478       22,819
  Other.....................................................      50,628      165,914
                                                              ----------   ----------
          Total revenue.....................................   2,688,748    2,733,466
                                                              ----------   ----------
Expenses
  Leasing...................................................      60,096       59,010
  General and administrative................................     287,873      232,301
  Management fees...........................................     129,884      125,608
  Utilities.................................................     192,614      209,727
  Repairs and maintenance...................................     306,379      312,036
  Painting and decorating...................................      80,549       70,667
  Insurance.................................................      46,271       49,762
  Taxes.....................................................     358,751      350,529
                                                              ----------   ----------
          Total operating expenses..........................   1,462,417    1,409,640
                                                              ----------   ----------
Other expenses
  Interest expense -- mortgage..............................     545,408      558,076
  Partnership expenses......................................      94,809      104,317
  Depreciation..............................................     450,483      401,097
  Amortization..............................................      64,388       64,388
                                                              ----------   ----------
          Total other expenses..............................   1,155,088    1,127,878
                                                              ----------   ----------
          Total expenses....................................   2,617,505    2,537,518
                                                              ----------   ----------
Net income..................................................  $   71,243   $  195,948
                                                              ==========   ==========
Net income allocated to general partner.....................  $      712   $    1,959
                                                              ==========   ==========
Net income allocated to limited partner.....................  $   70,531   $  193,989
                                                              ==========   ==========

                       See notes to financial statements

         1690

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                       LIMITED         TOTAL
                                                          GENERAL    PARTNER UNIT    PARTNERS'
                                                          PARTNER      HOLDERS        CAPITAL
                                                         ---------   ------------   -----------
Balance, December 31, 1995.............................  $(417,427)  $11,372,428    $10,955,001
Distributions to partners..............................    (82,086)   (7,485,100)    (7,567,186)
Net income.............................................      1,959       193,989        195,948
                                                         ---------   -----------    -----------
Balance, December 31, 1996.............................   (497,554)    4,081,317      3,583,763
Distributions to partners..............................     (1,924)     (190,401)      (192,325)
Net income.............................................        712        70,531         71,243
                                                         ---------   -----------    -----------
Balance, December 31, 1997.............................  $(498,766)  $ 3,961,447    $ 3,462,681
                                                         =========   ===========    ===========

                       See notes to financial statements

         1691

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                1997          1996
                                                              ---------    -----------
Cash flows from operating activities
  Net income................................................  $  71,243    $   195,948
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation...........................................    450,483        401,097
     Amortization...........................................     64,388         64,388
     Changes in assets and liabilities
       Decrease (increase) in other deposits accounts,
        prepaid and other receivables.......................     64,649        (15,164)
       (Decrease) increase in accounts payable..............   (108,713)        17,365
       Increase in accrued real estate taxes................     10,397        274,804
       Decrease in security deposits........................    (13,498)        (4,119)
       (Decrease) increase in accrued expenses and other
        liabilities.........................................     28,641         (5,748)
       Decrease (increase) in mortgage escrow deposits......     66,336       (293,291)
       Increase in accrued interest payable -- mortgage.....     45,128             --
       Increase in rent deferred credits....................      1,402             --
                                                              ---------    -----------
          Net cash provided by operating activities.........    680,456        635,280
                                                              ---------    -----------
Cash flows from investing activities
  Investment in real estate.................................   (194,716)      (345,541)
                                                              ---------    -----------
          Net cash used in investing activities.............   (194,716)      (345,541)
                                                              ---------    -----------
Cash flows from financing activities
  Distributions to partners.................................   (192,325)    (7,567,186)
  Mortgage principal payments...............................   (112,195)       (93,073)
  Increase in deferred costs................................         --        (79,946)
                                                              ---------    -----------
          Net cash used in financing activities.............   (304,520)    (7,740,205)
                                                              ---------    -----------
          Net increase (decrease) in cash and cash
            equivalents.....................................    181,220     (7,450,466)
Cash and cash equivalents, beginning........................    291,282      7,741,748
                                                              ---------    -----------
Cash and cash equivalents, ending...........................  $ 472,502    $   291,282
                                                              =========    ===========
Cash paid during the year for interest......................  $ 512,699    $   558,076
                                                              =========    ===========

                       See notes to financial statements

         1692

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DFW Residential Investors Limited Partnership (the "Partnership"), a limited partnership, was formed on January 11, 1990 under the laws of the State of Delaware for the purposes of acquiring, renovating, operating and otherwise dealing with certain residential apartments located in the Dallas, Texas, metropolitan area. The Partnership will terminate on December 31, 2040 or earlier upon the occurrence of certain events specified in the partnership agreement.

     The general partner of the Partnership is Winthrop Financial Associates, A Limited Partnership, a Maryland limited partnership ("WFA"). WFC Realty Co., Inc., a Massachusetts Corporation ("WFC Realty"), a wholly-owned subsidiary of WFA, was the initial limited partner of the Partnership and withdrew as a limited partner upon the first admission of investors. The Partnership sold 136 limited partnership units at $100,000 per unit.

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Real Estate

     Real estate is carried at cost. The Partnership provides for depreciation of buildings, improvements and personal property on the straight-line method over their estimated useful lives for financial reporting purposes. For income tax purposes, accelerated methods and lives are used.

  Deferred Costs

     Deferred costs are capitalized and amortized using the straight-line method over the term of the related agreement.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

  Income Taxes

     No provision will be made for federal, state or local income taxes in the financial statements of the Partnership. Partners will be required to report on their tax returns their allocable shares of taxable income, gains, losses, deductions and credits of the Partnership.

  Cash Equivalents

     For purposes of the statement of cash flows, the Partnership considers all highly liquid investments with maturities of less than three months to be cash equivalents.
         1693
                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain reclassifications have been made in the accompanying financial statements for 1996 in order to conform to the current year presentation.

NOTE B -- ACQUISITION OF THE PROPERTIES

     The Partnership acquired two separate residential apartment complexes (the "Properties") in 1990 for an aggregate purchase price of $9,624,448. The purchase represents an aggregate of 405 market-rate rental apartments in the Dallas, Texas, metropolitan area.

     On January 12, 1990, the Partnership acquired The Hunt Club Apartments for $5,351,851 and, on April 5, 1990, the Partnership acquired Riverbend Apartments for $4,272,597. Both purchases were financed by a loan from W.F.A., which was repaid during 1993.

NOTE C -- MORTGAGES PAYABLE

     On December 28, 1995, the Partnership obtained two mortgage loans from the same lender in the aggregate amount of $7,318,515, and they are collateralized by deeds of trust on the rental properties. The notes bear interest at a rate of 7.61%. Principal and interest are payable by the Partnership in monthly installments of $54,608. A balloon payment of approximately $6,434,516 and the accrued interest is payable in full on December 29, 2002.

     Under agreements with the mortgage lender, the Partnership is required to make monthly escrow deposits for taxes and insurance.

     The liability of the Partnership under the mortgage notes is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgages payable over each of the next five years are as follows:

                       DECEMBER 31,
                       ------------
  1998....................................................  $117,385
  1999....................................................   126,636
  2000....................................................   136,617
  2001....................................................   147,906
  2002....................................................   159,561

NOTE D -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges and commitments to companies affiliated with the general partner. Related party transactions with WFA and its affiliates include the following:

     The Properties were managed by Winthrop Management through October 27, 1997, an affiliate of the general partner. Pursuant to the management agreement the operating partnerships paid Winthrop a 5% management fee based on gross rental collections of the Properties. The management fees for the years ended December 31, 1997 and 1996 amounted to $107,891 and $125,608, respectively.

     On October 28, 1997, the Partnership terminated Winthrop Management as the managing agent and appointed Insignia Residential Group of Texas, Inc. ("Insignia") as the management agent (see note F to the financial statements). The current management agreement provides for a property management fee equal to 5% of the gross operating revenue generated by the Properties. Fees of $21,993 were charged to operations for the year ended December 31, 1997.

         1694
                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Included in partnership expenses is $5,822 of costs reimbursements and $6,588 of investor service fees charged to operations for the two months ended December 31, 1997. The amounts are payable to an affiliate of the general partner.

     The Partnership paid an affiliate of WFA administration and investor service fees. Included in partnership expenses are fees of $20,491 and $30,712 that were charged to operations for the years ended December 31, 1997 and 1996, respectively.

     During 1996, the Partnership paid an affiliate of the general partner a financing fee in the amount of $79,946.

NOTE E -- ALLOCATION OF INCOME, LOSSES, AND CASH FLOW

     In accordance with the Partnership Agreement, losses and cash flow shall be allocated 99% to the limited partners and 1% to the general partner; income shall be allocated to the partners in proportion to the cash available for distribution to the partners. If there is no such cash available for distribution, income will be allocated 95% to the limited partners and 5% to the general partner.

NOTE F -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group acquired 100% of the class B stock of First Winthrop Corporation, an affiliate of the general partner.

         1695

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                [WINGHROP LOGO]
         1696

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
DFW Residential Investors Limited Partnership

     We have audited the accompanying balance sheets of DFW Residential Investors Limited Partnership as of December 31, 1995 and 1994, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DFW Residential Investors Limited Partnership as of December 31, 1995 and 1994, and the results of its operations, changes in partners' capital and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                  /s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
January 26, 1996

         1697

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                               AS OF DECEMBER 31,

                                     ASSETS

                                                                 1995           1994
                                                              -----------    -----------
Investment in Real Estate
  Land......................................................  $ 1,718,142    $ 1,718,142
  Buildings and improvements, net of accumulated
     depreciation of $1,770,413 and $1,422,917..............    7,901,482      7,988,266
                                                              -----------    -----------
                                                                9,619,624      9,706,408
Other Assets
  Cash and cash equivalents.................................    7,741,748        837,488
  Tenant security deposits -- funded........................       61,473         58,838
  Other deposit accounts, prepaids and other receivables....       64,541         27,397
  Mortgage escrow deposits..................................      193,972             --
  Deferred costs, net of accumulated amortization of
     $397,654 and $363,823..................................      821,589        697,404
                                                              -----------    -----------
          Total assets......................................  $18,502,947    $11,327,535
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Liabilities Applicable to Investment in Real Estate
  Mortgages payable.........................................  $ 7,318,515    $        --
Other Liabilities
  Accounts payable..........................................      139,694        128,904
  Accrued real estate taxes.................................           --        239,773
  Security deposits.........................................       60,659         55,679
  Accrued expenses and other liabilities....................       29,078         20,944
                                                              -----------    -----------
          Total liabilities.................................    7,547,946        445,300
                                                              -----------    -----------
Partners' Capital
  Limited partners'.........................................   11,372,428     11,302,108
  General partner...........................................     (417,427)      (419,873)
                                                              -----------    -----------
                                                               10,955,001     10,882,235
                                                              -----------    -----------
          Total Liabilities and Partners' Capital...........  $18,502,947    $11,327,535
                                                              ===========    ===========

                       See notes to Financial Statements.

         1698

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
                            YEAR ENDED DECEMBER 31,

                                                                 1995         1994
                                                              ----------   ----------
Revenue
  Rental....................................................  $2,367,720   $2,242,813
  Interest..................................................      45,928       31,732
  Other.....................................................      60,241       47,802
                                                              ----------   ----------
                                                               2,473,889    2,322,347
                                                              ----------   ----------
Expenses
  Leasing...................................................      61,411       58,299
  General and Administrative................................     144,085      128,563
  Management fees...........................................     151,402      143,878
  Utilities.................................................     213,615      214,413
  Repairs and Maintenance...................................     296,886      245,862
  Janitorial................................................      33,693       58,461
  Painting and Decorating...................................      81,097       74,210
  Insurance.................................................     108,783       95,190
  Taxes.....................................................     281,310      265,962
                                                              ----------   ----------
          Total operating expenses..........................   1,372,282    1,284,838
Other Expenses
  Partnership expenses......................................      34,502       33,349
  Depreciation..............................................     347,496      323,128
  Amortization..............................................      33,831       40,702
                                                              ----------   ----------
          Total expenses....................................   1,788,111    1,682,017
                                                              ----------   ----------
Net income..................................................  $  685,778   $  640,330
                                                              ==========   ==========
Net income allocated, to General Partner....................  $    6,858   $    6,403
                                                              ==========   ==========
Net income allocated, to Limited Partners...................  $  678,920   $  633,927
                                                              ==========   ==========

                       See notes to Financial Statements.

         1699

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                          GENERAL      LIMITED
                                                          PARTNER     PARTNERS        TOTAL
                                                         ---------   -----------   -----------
Balance, December 31, 1993.............................  $(415,170)  $11,538,581   $11,123,411
Distributions..........................................    (11,106)     (870,400)     (881,506)
Net Income.............................................      6,403       633,927       640,330
                                                         ---------   -----------   -----------
Balance, December 31, 1994.............................   (419,873)   11,302,108    10,882,235
Distributions..........................................     (4,412)     (608,600)     (613,012)
Net Income.............................................      6,858       678,920       685,778
                                                         ---------   -----------   -----------
Balance, December 31, 1995.............................  $(417,427)  $11,372,428   $10,955,001
                                                         =========   ===========   ===========

                       See notes to Financial Statements.

         1700

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                 1995         1994
                                                              ----------   ----------
Cash flows from operating activities
  Net income................................................  $  685,778   $  640,330
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation...........................................     347,496      323,128
     Amortization...........................................      33,831       40,702
     Changes in assets and liabilities
       Increase in deposit accounts, prepaids and other
        receivables.........................................     (39,779)      (6,045)
       Increase in accounts payable.........................      10,790      119,969
       (Decrease) increase in accrued real estate taxes.....    (239,773)      36,569
       Increase (decrease) in security deposits.............       4,980         (239)
       Increase (decrease) in accrued expenses and other
        liabilities.........................................       8,134     (115,926)
       Increase in deferred costs...........................    (158,016)          --
       Increase in mortgage escrow deposits.................    (193,972)          --
                                                              ----------   ----------
          Net cash provided by operating activities.........     459,469    1,038,488
                                                              ----------   ----------
Cash flows from investing activities
  Improvements to properties................................    (260,712)    (218,122)
                                                              ----------   ----------
          Net cash used in investing activities.............    (260,712)    (218,122)
                                                              ----------   ----------
Cash flows from financing activities
  Proceeds from mortgage loans..............................   7,318,515           --
  Distributions.............................................    (613,012)    (881,506)
  Decrease in due to affiliate..............................          --       (1,315)
                                                              ----------   ----------
          Net cash provided by (used in) financing
            activities......................................   6,705,503     (882,821)
                                                              ----------   ----------
          Net increase (decrease) in cash and cash
            equivalents.....................................   6,904,260      (62,455)
  Cash and cash equivalents, beginning......................     837,488      899,943
                                                              ----------   ----------
  Cash and cash equivalents, ending.........................  $7,741,748   $  837,488
                                                              ==========   ==========
  Cash paid during the year for interest....................

                       See notes to Financial Statements.

         1701

                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DFW Residential Investors Limited Partnership (the "Partnership"), a limited partnership, was formed on January 11, 1990 under the laws of the State of Delaware for the purposes of acquiring, renovating, operating and otherwise dealing with certain residential apartments located in the Dallas, Texas metropolitan area. The Partnership will terminate on December 31, 2040 or earlier upon the occurrence of certain events specified in the Partnership Agreement.

     The general partner of the Partnership is Winthrop Financial Associates, A Limited Partnership, a Maryland limited partnership ("WFA"). WFC Realty Co., Inc., a Massachusetts Corporation ("WFC Realty"), a wholly-owned subsidiary of WFA, was the initial limited partner of the Partnership and withdrew as a limited partner upon the first admission of investors. The partnership sold 136 limited partnership units at $100,000 per unit.

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Rental Property

     Real estate is carried at cost. The Partnership provides for depreciation of buildings and improvements on the straight-line method over their estimated useful lives for financial reporters purposes. For income tax purposes, accelerated methods and lives are used.

  Deferred Costs

     Deferred costs are capitalized and amortized using the straight-line method over the term of the related agreement as discussed in Note F.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

  Income Taxes

     No provision will be made for federal, state or local income taxes in the financial statements of the Partnership. Partners will be required to report on their tax returns their allocable shares of taxable income, gains, losses, deductions and credits of the Partnership.

         1702
                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the statement of cash flows, the partnership considers all highly liquid investments consisting of a money market fund to be cash equivalents. The carrying amount of $842,997 approximates fair value because of the short maturity of this instrument.

NOTE B -- ACQUISITION OF THE PROPERTIES

     The Partnership acquired two separate residential apartment complexes (the "Properties") in 1990 for an aggregate purchase price of $9,624,448. The purchase represents an aggregate of 405 market-rate rental apartments in the Dallas, Texas metropolitan area.

     On January 12, 1990, the Partnership acquired The Hunt Club Apartments for $5,351,851 and on April 5, 1990 the Partnership acquired Riverbend Apartments for $4,272,597. Both purchases were financed by a loan from WFA, which was repaid during 1993.

NOTE C -- MORTGAGES PAYABLE

     On December 28, 1995, the partnership obtained two mortgage loans from the same lender in the aggregate amount of $7,318,515 and are collateralized by deeds of trust on the rental properties. The notes bear interest at a rate of 7.61%. Principal and interest are payable by the partnership in monthly installments of $54,608. A balloon payment of approximately $6,434,516 and the accrued interest is payable in full on December 29, 2002.

     Under agreements with the mortgage lender, the partnership is required to make monthly escrow deposits for taxes and insurance.

     The liability of the partnership under the mortgage notes are limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     The carrying amount of the partnerships long term debt approximates fair value.

     Aggregate annual maturities of the mortgages payable over each of the next five years are as follows:

                      DECEMBER 31,
                      ------------
  1996...................................................   $ 88,167
  1997...................................................    108,810
  1998...................................................    117,385
  1999...................................................    126,636
  2000...................................................    136,617

NOTE D -- DUE TO AFFILIATE

     Certain costs in connection with the acquisition of the Properties were paid by WFA in advance of the syndication. WFA was reimbursed for such costs upon the completion of the syndication. The remaining balance was paid during 1994.

NOTE E -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges and commitments to companies affiliated with the general partner. Related party transactions with WFA and its affiliates include the following:

          The Partnership pays to an affiliate of WFA an annual property management fee equal to 5% of gross operating revenues for the properties. Fees of $119,494 and $113,490 were charged to operations for the years ended December 31, 1995 and 1994, respectively.

         1703
                 DFW RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

          The Partnership pays WFA an annual administration and investor service fee of $25,000. This fee is increased 5% annually commencing in 1991. Fees of $31,908 and $30,388 were charged to operations for the years ended December 31, 1995 and 1994, respectively.

NOTE F -- DEFERRED COSTS

     The following is a summary of the deferred costs at December 31, 1995 and 1994:

                                                     PERIOD        1995         1994
                                                   ----------   ----------   ----------
Organization costs...............................     5 Years   $   51,547   $   51,547
Surety fee.......................................  2.33 Years      173,880      173,880
Acquisition fee..................................  27.5 Years      835,800      835,800
Mortgage loan costs..............................     7 Years      158,016           --
                                                                ----------   ----------
                                                                 1,219,243    1,061,227
Less: Accumulated Amortization...................                  397,654      363,823
                                                                ----------   ----------
                                                                $  821,589   $  697,404
                                                                ==========   ==========

NOTE G -- ALLOCATION OF INCOME, LOSSES, AND CASH FLOW

     In accordance with the Partnership Agreement, losses and cash flow shall be allocated 99% to the limited partners and 1% to the general partner; income shall be allocated to the partners in proportion to the cash available for distribution to the partners. If there is no such cash available for distribution, income will be allocated 95% to the limited partners and 5% to the general partner.

NOTE H -- CONCENTRATION OF CREDIT RISK

     The partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1995 and 1994, the uninsured portion of the cash balances held in one of the banks was $6,875,011 and $822,795, respectively.

NOTE I -- SUBSEQUENT EVENT

     On January 3, 1996, the partnership distributed $7,398,400 to the investor limited partners as a return of capital on their investment.

         1704

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         1705

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1706

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1707

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

               FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1708

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Four
    Quarters Habitat Apartments Associates,
    Ltd........................................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-58
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         1709

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-76
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

         1710

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Four Quarters Habitat Apartments Associates, Ltd.. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1711

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1712

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership paid $0 per unit for the six months ended June 30, 1998.
     We will pay fixed quarterly distributions of $               per unit on
     the Tax-Deferral   % Preferred OP Units before any distributions are paid
     to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         1713

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         1714

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1715

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         1716

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1717

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         1718

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         1719

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         1720

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         1721

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your

         1722

     partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax-Deferral   % Preferred OP Units
       rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

         1723

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

         1724

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The

         1725

     exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

         1726

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

         1727

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 28.58% of the remaining Cash Flow after distributions of 12% per annum of each limited partner's capital contribution has been made to each limited partner and may receive reimbursement for expenses generated in its capacity as general partner from your partnership. The property manager received management fees of $57,825 in 1996, $57,535 in 1997 and $27,845 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Four Quarters Habitat Apartments Associates, Ltd. is a Florida limited partnership which was formed on May 11, 1983 for the purpose of owning and operating a single

         1728

apartment property located in Miami, Florida, known as "Four Quarters Habitat". In 1983, it completed a private placement of units that raised net proceeds of approximately $8,550,000. Four Quarters Habitat consists of 336 apartment units. Your partnership has no employees.

     Property Management. Since December 1993, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2030, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $10,636,937, payable to LP Commercial Conduit Mfg. Trust, which bears interest at a rate of 9.84%. The mortgage debt is due in October 2001. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1729

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1730

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA) 23,764     14,453       12,513
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1731

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1732

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1733

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                  FOR THE SIX
                                                                 MONTHS ENDED    FOR THE YEAR ENDED
        ACCOUNT                                                  JUNE 30, 1998   DECEMBER 31, 1997
        -------                                                  -------------   ------------------
                                                                           (IN THOUSANDS)
        Net income (loss).....................................     $ 10,579           $(38,135)
        HUD release fee and legal reserve.....................           --             10,202
        Real estate depreciation, net of minority interests...       43,391             81,936
        Amortization of management contracts..................        5,773             11,546
        Amortization of management company goodwill...........        3,877              7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation............................           --              1,715
          Amortization of management company goodwill.........          959              1,918
          Amortization of management contracts................       15,345             29,951
          Deferred taxes......................................        1,572               (397)
        Equity in earnings of other partnerships:
          Real estate depreciation............................       60,297            104,471
        Interest on convertible debentures....................       (5,012)           (10,003)
        Preferred unit distributions..........................      (15,107)           (30,214)
                                                                   --------           --------
        Funds from operations.................................     $121,674           $170,742
                                                                   ========           ========

         1734

 SUMMARY FINANCIAL INFORMATION OF FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES,
                                      LTD.

     The summary financial information of Four Quarters Habitat Apartments Associates, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Four Quarters Habitat Apartments Associates, Ltd. for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

               FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES, LTD.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............  $ 1,421,584   $ 1,400,602   $ 2,919,682   $ 2,903,134   $ 2,868,355   $ 3,044,719   $         0
  Net Income/(Loss)............     (227,385)     (357,532)     (619,890)     (613,241)     (473,614)     (239,627)            0
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...    3,169,653     3,809,551     3,508,749     4,068,757     4,590,045     4,737,381     5,502,447
  Total Assets.................  $ 5,057,511   $ 5,740,883   $ 5,212,553   $ 5,863,613   $ 6,577,097   $ 7,248,823   $ 8,075,511
  Mortgage Notes Payable,
    including Accrued
    Interest...................   10,680,719    10,762,939    10,722,392    10,806,569    10,876,801    10,944,649     9,831,725
  Partners'
    Capital/(Deficit)..........   (6,437,176)   (5,947,433)   (6,209,791)   (5,589,901)   (4,976,660)   (4,503,046)   (4,263,419)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................    $1.125        $1.85       $0            $0

         1735

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1736

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         1737

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$       with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units
and Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO to negative from stable to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         1738

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the proposed Series I Preferred Stock and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high levels of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high levels of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

         1739

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent the limited partners holding of at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership

         1740

interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your Partnership has not paid any distributions on your units since the inception of your partnership. Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         1741

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         1742

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         1743

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         1744

 Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         1745

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         1746

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         1747

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         1748

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         1749

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated;

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         1750

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $       .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         1751

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         1752

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         1753

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1754

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1755

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1756

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1757
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1758
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1759

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1760

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1761

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1762

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity Securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value, the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1763

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1764

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $       with
     respect to the Preferred OP Units, current annualized distributions of $2.25 with respect to the Common OP Units and the 1998 distributions of $0.00 with respect to your units, distributions with respect to the Preferred OP Units and Common OP Units being offered are expected to be
            , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         1765

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         1766

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         1767

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local

         1768

     market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect

         1769

     the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         1770

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Florida law for the purpose of owning and              Delaware limited partnership. The AIMCO Operating
managing Four Quarters Habitat.                              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2030.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, own,            The purpose of the AIMCO Operating Partnership is to
manage, operate, rent lease and repair your                  conduct any business that may be lawfully conducted by
partnership's property. Subject to restrictions              a limited partnership organized pursuant to the
contained in your partnership's agreement of limited         Delaware Revised Uniform Limited Partnership Act (as
partnership, your partnership may perform any acts to        amended from time to time, or any successor to such
accomplish the foregoing including, without limitation,      statute) (the "Delaware Limited Partnership Act"),
borrowing funds and creating liens.                          provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1771
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership by selling not more than 100 units for      Partnership for any partnership purpose from time to
cash and notes to selected persons who fulfill the           time to the limited partners and to other persons, and
requirements set for your partnership's agreement of         to admit such other persons as additional limited
limited partnership. The capital contribution need not       partners, on terms and conditions and for such capital
be equal for all limited partners and no action or           contributions as may be established by the general
consent is required in connection with the admission of      partner in its sole discretion. The net capital
any additional limited partners.                             contribution need not be equal for all OP Unitholders.
                                                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership and any of its       The AIMCO Operating Partnership may lend or contribute
affiliates may make loans to your partnership in such        funds or other assets to its subsidiaries or other
amounts as the general partner deems appropriate and         persons in which it has an equity investment, and such
necessary for the conduct of your partnership's              persons may borrow funds from the AIMCO Operating
business. Such loans will be upon such terms and for         Partnership, on terms and conditions established in the
such maturities as the managing general partner deems        sole and absolute discretion of the general partner. To
reasonable and the interest charged will be three            the extent consistent with the business purpose of the
percentage points above the interest rate being charged      AIMCO Operating Partnership and the permitted
to the prime customers of Harris Trust & Savings Bank        activities of the general partner, the AIMCO Operating
of Chicago. The partnership may contract with the            Partnership may transfer assets to joint ventures,
general partners and their affiliates provided that the      limited liability companies, partnerships,
required payments to be made by your partnership are at      corporations, business trusts or other business
competitive rates.                                           entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money for partnership purposes and if              restrictions on borrowings, and the general partner has
security is required therefor, to pledge, mortgage or        full power and authority to borrow money on behalf of
subject to any other security device any portion of          the AIMCO Operating Partnership. The AIMCO Operating
your partnership assets and to enter into any surety         Partnership has credit agreements that restrict, among
arrangements with respect thereto.                           other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         1772
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles limited partners and their representatives to       with a statement of the purpose of such demand and at
inspect and copy from the books of account and your          such OP Unitholder's own expense, to obtain a current
agreement and any amendments thereto at the principal        list of the name and last known business, residence or
place of business of your partnership during normal          mailing address of the general partner and each other
business hours upon reasonable notice.                       OP Unitholder.

                               Management Control


The managing general partner of your partnership is          All management powers over the business and affairs of
solely responsible for the management of your                the AIMCO Operating Partnership are vested in AIMCO-GP,
partnership's business with all rights and powers            Inc., which is the general partner. No OP Unitholder
generally conferred by law or necessary, advisable or        has any right to participate in or exercise control or
consistent in connection therewith. The exercise of any      management power over the business and affairs of the
power conferred by this agreement on the managing            AIMCO Operating Partnership. The OP Unitholders have
general partner serves to bind your partnership. No          the right to vote on certain matters described under
limited partner may take part in the management,             "Comparison of Ownership of Your Units and AIMCO OP
conduct or control of the business of your partnership       Units -- Voting Rights" below. The general partner may
or have the power to sign for or bind your partnership       not be removed by the OP Unitholders with or without
to any agreement or document.                                cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any limited partner        partner is not liable to the AIMCO Operating
for loss or damage that may be caused by any act             Partnership for losses sustained, liabilities incurred
performed by it or any failure to act if such acts were      or benefits not derived as a result of errors in
done in good faith and in accordance with sound              judgment or mistakes of fact or law of any act or
business practices and in accordance with the terms of       omission if the general partner acted in good faith.
your partnership's agreement of limited partnership. In      The AIMCO Operating Partnership Agreement provides for
addition, the general partner and its affiliates are         indemnification of AIMCO, or any director or officer of
entitled to indemnification by your partnership against      AIMCO (in its capacity as the previous general partner
any claim, loss, damage, liability, action or expense        of the AIMCO Operating Partnership), the general
sustained by it or them as a result of any act or            partner, any officer or director of general partner or
omission done in good faith and in accordance with           the AIMCO Operating Partnership and such other persons
sound business practices and in accordance with the          as the general partner may designate from and against
terms of your partnership's agreement of limited             all losses, claims, damages, liabilities, joint or
partnership, provided that such acts do not constitute       several, expenses (including legal fees), fines,
fraud, bad faith, breach of fiduciary duty, gross            settlements and other amounts incurred in connection
negligence or intentional misconduct.                        with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         1773
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, a general partner of your partnership may       has exclusive management power over the business and
be removed for cause, exercisable upon written notice        affairs of the AIMCO Operating Partnership. The general
upon the written consent or affirmative vote of all of       partner may not be removed as general partner of the
the limited partners or, under certain circumstances,        AIMCO Operating Partnership by the OP Unitholders with
the limited partners owning 75% or more of the limited       or without cause. Under the AIMCO Operating Partnership
partnership units outstanding. If there are no               Agreement, the general partner may, in its sole
remaining general partners, all of the limited partners      discretion, prevent a transferee of an OP Unit from
or holders of 75% of more the limited partnership            becoming a substituted limited partner pursuant to the
units, under certain circumstances, may elect a              AIMCO Operating Partnership Agreement. The general
substitute general partner. A general partner may sell       partner may exercise this right of approval to deter,
up to 50% of its interest owned at the time of               delay or hamper attempts by persons to acquire a
formation with the consent of at least 51% of the            controlling interest in the AIMCO Operating Partner-
limited partners. A limited partner may not transfer         ship. Additionally, the AIMCO Operating Partnership
his interests in your partnership without the consent        Agreement contains restrictions on the ability of OP
of the general partner.                                      Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Amendments to your partnership's agreement of limited        With the exception of certain circumstances set forth
partnership may be proposed by the general partner of        in the AIMCO Operating Partnership Agreement, whereby
your partnership or by limited partners owning at least      the general partner may, without the consent of the OP
10% of the then outstanding limited partnership              Unitholders, amend the AIMCO Operating Partnership
interests. Such amendments will be passed if within          Agreement, amendments to the AIMCO Operating
ninety days of submission to the limited partners, the       Partnership Agreement require the consent of the
limited partners owning 51% of the outstanding units         holders of a majority of the outstanding Common OP
consent. However, no amendment may reduce the rights or      Units, excluding AIMCO and certain other limited
interests or enlarge the obligations of the limited          exclusions (a "Majority in Interest"). Amendments to
partners. The general partner may amend your                 the AIMCO Operating Partnership Agreement may be
partnership's agreement of limited partnership as            proposed by the general partner or by holders of a
required by law, admit limited partners or is necessary      Majority in Interest. Following such proposal, the
to effect changes which do not adversely affect the          general partner will submit any proposed amendment to
rights or increase the obligations of limited partners.      the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives 28.58% of the remaining Cash Flow after             capacity as general partner of the AIMCO Operating
distributions of 12% per annum of each limited               Partnership. In addition, the AIMCO Operating Part-
partner's capital contribution has been made to each         nership is responsible for all expenses incurred
limited partner. Moreover, the general partner or            relating to the AIMCO Operating Partnership's ownership
certain affiliates may be entitled to compensation for       of its assets and the operation of the AIMCO Operating
additional services rendered.                                Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1774
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is bound by or               negligence, no OP Unitholder has personal liability for
personally liable for any of the expenses, liabilities       the AIMCO Operating Partnership's debts and
or obligation of your partnership beyond the amount          obligations, and liability of the OP Unitholders for
contributed by the limited partner to the capital of         the AIMCO Operating Partnership's debts and obligations
your partnership, its notes for capital contributions        is generally limited to the amount of their invest-
to your partnership and the limited partner's share of       ment in the AIMCO Operating Partnership. However, the
undistributed profits of your partnership.                   limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Your partnership's agreement of limited partnership          Unless otherwise provided for in the relevant
provides that any partner or affiliate may engage in or      partnership agreement, Delaware law generally requires
possess an interest in other business ventures of any        a general partner of a Delaware limited partnership to
nature and description, including the acquisition,           adhere to fiduciary duty standards under which it owes
ownership, financing, leasing, operation, management,        its limited partners the highest duties of good faith,
syndication, brokerage, sale, construction and               fairness and loyalty and which generally prohibit such
development of real property, and neither your               general partner from taking any action or engaging in
partnership nor any other partners shall have any            any transaction as to which it has a conflict of
rights in or to such independent venture or the income       interest. The AIMCO Operating Partnership Agreement
or profits derived therefrom. Moreover, the general          expressly authorizes the general partner to enter into,
partner is not required to devote all of their time or       on behalf of the AIMCO Operating Partnership, a right
business efforts to the affairs of your partnership,         of first opportunity arrangement and other conflict
but they are required to devote so much time and             avoidance agreements with various affiliates of the
attention to your partnership as is reasonably               AIMCO Operating Partnership and the general partner, on
necessary and advisable to manage the affairs of your        such terms as the general partner, in its sole and
partnership to be the best advantage of your                 absolute discretion, believes are advisable. The AIMCO
partnership.                                                 Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1775
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

                                   YOUR UNITS
                               PREFERRED OP UNITS
                                COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, limited          applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners have voting rights in           Operating Partnership Agreement,         have voting rights only with
certain circumstances and are not        the holders of the Preferred OP          respect to certain limited matters
deemed to take part in the control       Units will have the same voting          such as certain amendments and
of your partnership by virtue of         rights as holders of the Common OP       termination of the AIMCO Operating
their voting rights. If a court of       Units. See "Description of OP            Partnership Agreement and certain
competent jurisdiction determines        Units" in the accompanying               transactions such as the
or the opinion of counsel which is       Prospectus. So long as any               institution of bankruptcy
reasonably satisfactory to the           Preferred OP Units are outstand-         proceedings, an assignment for the
holders of 51% of the outstanding        ing, in addition to any other vote       benefit of creditors and certain
units is obtained that the approval      or consent of partners required by       transfers by the general partner of
of the following transactions by         law or by the AIMCO Operating            its interest in the AIMCO Operating
less than all of                         Partnership Agree-                       Part-

         1776
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

the limited partners will not be         ment, the affirmative vote or            nership or the admission of a
deemed to be control of your             consent of holders of at least 50%       successor general partner.
partnership by the limited               of the outstanding Preferred OP
partners, the holders of a majority      Units will be necessary for              Under the AIMCO Operating Partner-
of the then outstanding units may        effecting any amendment of any of        ship Agreement, the general partner
amend your partnership's agreement       the provisions of the Partnership        has the power to effect the
of limited partnership and dissolve      Unit Designation of the Preferred        acquisition, sale, transfer,
of your partnership. If the              OP Units that materially and             exchange or other disposition of
foregoing conditions are satis-          adversely affects the rights or          any assets of the AIMCO Operating
fied, the limited partners owning        preferences of the holders of the        Partnership (including, but not
at least 75% of the outstanding          Preferred OP Units. The creation or      limited to, the exercise or grant
units may also remove a general          issuance of any class or series of       of any conversion, option,
partner and elect a substitute           partnership units, including,            privilege or subscription right or
general partner in the event there       without limitation, any partner-         any other right available in
is no remaining general partner.         ship units that may have rights          connection with any assets at any
However, if such showing is not          senior or superior to the Preferred      time held by the AIMCO Operating
made, all of the above issues will       OP Units, shall not be deemed to         Partnership) or the merger,
require the approval of all of the       materially adversely affect the          consolidation, reorganization or
limited partners. The holders of a       rights or preferences of the             other combination of the AIMCO
majority of the then outstanding         holders of Preferred OP Units. With      Operating Partnership with or into
must approve the sale of your            respect to the exercise of the           another entity, all without the
partnership's property and the sale      above described voting rights, each      consent of the OP Unitholders.
by the general partner of its            Preferred OP Units shall have one
general partner interests.               (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
The last remaining general partner                                                Partnership by an "event of
may cause the dissolution of the                                                  withdrawal," as defined in the
your partnership by retiring,                                                     Delaware Limited Partnership Act
unless the limited partners owning                                                (including, without limitation,
more the 75% of the then                                                          bankruptcy), unless, within 90 days
outstanding units elect to continue                                               after the withdrawal, holders of a
your partnership and elect a new                                                  "majority in interest," as defined
general partner within sixty days                                                 in the Delaware Limited Partnership
of the retirement.                                                                Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
The general partner of your              $      per Preferred OP Unit;            tribute quarterly all, or such
partnership annually distributes         provided, however, that at any time      portion as the general partner may
substantially all of your partner-       and from time to time on or after        in its sole and absolute discretion
ship's Cash Flow (as defined in          the fifth anniversary of the issue       determine, of Available Cash (as
your partnership's agreement of          date of the Preferred OP Units, the      defined in the AIMCO Operating
limited partnership) with each           AIMCO Operating Partnership may          Partnership Agreement) generated by
partner receiving their pro rata         adjust the annual distribution rate      the AIMCO Operating Partnership
share in accordance with their           on the Preferred OP Units to the         during such quarter to the general
ownership of units. Such                 lower of (i)     % plus the annual       partner, the special limited
distributions are made at                interest rate then applicable to         partner and the holders of Common
convenient period intervals, not         U.S. Treasury notes with a maturity      OP Units on the record date
less than quarterly, within sixty        of five years, and (ii) the annual       established by the general partner
days after the close of the              dividend rate on the most recently       with respect to such quarter, in
quarter. Any proceeds received from      issued AIMCO non-convertible             accordance with their respective
the sale or refinancing of your          preferred stock which ranks on a         interests in the AIMCO Operating
partnership's property is                parity with its Class H Cumu-            Partnership on such record date.
distributed in accordance with your                                               Holders of any other Pre-
partnership's agreement of limited
partnership. The dis-

         1777
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

tributions payable to the partners       lative Preferred Stock. Such             ferred OP Units issued in the
are not fixed in amount and depend       distributions will be cumulative         future may have priority over the
upon the operating results and net       from the date of original issue.         general partner, the special
sales or refinancing proceeds            Holders of Preferred OP Units will       limited partner and holders of
available from the disposition of        not be entitled to receive any           Common OP Units with respect to
your partnership's assets. Your          distributions in excess of               distributions of Available Cash,
partnership has not made                 cumulative distributions on the          distributions upon liquidation or
distributions in the past and is         Preferred OP Units. No interest, or      other distributions. See "Per Share
not projected to make distributions      sum of money in lieu of interest,        and Per Unit Data" in the
in 1998.                                 shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
interests if the transferee is a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
citizen and resident of the U.S.,        Preferred OP Units are not listed        nership Agreement restricts the
the transferor provides an opinion       on any securities exchange. The          transferability of the OP Units.
that such transfer is made in            Preferred OP Units are subject to        Until the expiration of one year
compliance with the securities law,      restrictions on transfer as set          from the date on which an OP
the transferee makes the                 forth in the AIMCO Operating             Unitholder acquired OP Units,
representations required by your         Partnership Agreement.                   subject to certain exceptions, such
partnership's agreement of limited                                                OP Unitholder may not transfer all
partnership and the managing             Pursuant to the AIMCO Operating          or any portion of its OP Units to
general partner consents, which          Partnership Agreement, until the         any transferee without the consent
consent may be withheld in its sole      expiration of one year from the          of the general partner, which
discretion and will be withheld if       date on which a holder of Preferred      consent may be withheld in its sole
in the opinion of counsel, such          OP Units acquired Preferred OP           and absolute discretion. After the
transfer would result in the ter-        Units, subject to certain                expiration of one year, such OP
mination of your partnership for         exceptions, such holder of               Unitholder has the right to
tax purposes. However, in order for      Preferred OP Units may not transfer      transfer all or any portion of its
such transferee to be substituted        all or any portion of its Pre-           OP Units to any person, subject to
for the transferor, in addition to       ferred OP Units to any transferee        the satisfaction of certain
the foregoing requirements, a            without the consent of the general       conditions specified in the AIMCO
written instrument evidencing the        partner, which consent may be            Operating Partnership Agreement,
transfer must be duly executed and       withheld in its sole and absolute        including the general partner's
acknowledged, the transfer fee must      discretion. After the expiration of      right of first refusal. See
be paid, the general partner must        one year, such holders of Preferred      "Description of OP Units --
consent, which may be withheld in        OP Units has the right to transfer       Transfers and Withdrawals" in the
its sole discretion and such other       all or any portion of its Preferred      accompanying Prospectus.
requirements as are                      OP Units to any person, subject to
                                         the satisfaction of

         1778
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

set forth in your partnership's          certain conditions specified in the      After the first anniversary of
agreement of limited partnership         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
must be satisfied.                       ment, including the general              Units, an OP Unitholder has the
There are no redemption rights           partner's right of first refusal.        right, subject to the terms and
associated with your units.                                                       conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1779

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 28.58% of the remaining Cash Flow after distributions of 12% per annum of each limited partner's capital contribution has been made to each limited partner and may receive reimbursement for expenses generated in its capacity as general partner from your partnership. The property manager received management fees of $57,825 in 1996, $57,535 in 1997 and $27,895 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1780

                                YOUR PARTNERSHIP

GENERAL

     Four Quarters Habitat Apartments Associates, Ltd. is a Florida limited partnership which raised net proceeds of approximately $8,550,000 in 1983 through a private offering. The promoter for the private offering of your partnership was Van Kampen Merrit, Inc. Insignia acquired your partnership in December 1993. AIMCO acquired Insignia in October, 1998. There are currently a total of 100 limited partners of your partnership and a total of 98 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 11, 1983 for the purpose of owning and operating a single apartment property located in Miami, Florida, known as "Four Quarters Habitat." Your partnership's property consists of 336 apartment units. There are 80 one-bedroom apartments and 256 two-bedroom apartments. The total rentable square footage of your partnership's property is 364,480 square feet. Your partnership's property had an average occupancy rate of approximately 95.54% in 1996 and 95.54% in 1997. The average annual rent per apartment unit is approximately $8,357.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1993, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $57,825, $57,535 and $27,845, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2030 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         1781

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $10,636,937, payable to LP Commercial Conduit Mfg. Trust, which bears interest at a rate of 9.84%. The mortgage debt is due in October 2001. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         1782

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Four Quarters Habitat Apartments Associates, Ltd. taken from the financial statements described above. See "Index to Financial Statements."

                                   FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES, LTD.
                               ---------------------------------------------------------
                                        JUNE 30,                    DECEMBER 31,
                               ---------------------------   ---------------------------
                                   1998           1997           1997           1996
                               ------------   ------------   ------------   ------------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $    267,159   $    190,812   $    145,164   $    185,078
Land & Building..............    19,523,510     19,328,724     19,445,263     19,170,587
Accumulated Depreciation.....   (16,353,857)   (15,519,173)   (15,936,514)   (15,101,830)
Other Assets.................     1,620,699      1,740,520      1,558,640      1,609,778
                               ------------   ------------   ------------   ------------
        Total Assets.........  $  5,057,511   $  5,740,883   $  5,212,553   $  5,863,613
                               ============   ============   ============   ============
Mortgage & Accrued
  Interest...................    10,680,719     10,762,939     10,722,392     10,806,569
Other Liabilities............       813,968        925,377        699,952        646,945
                               ------------   ------------   ------------   ------------
        Total Liabilities....  $ 11,494,687   $ 11,688,316   $ 11,422,344   $ 11,453,514
                               ------------   ------------   ------------   ------------
Partners Capital (Deficit)...  $ (6,437,176)  $ (5,947,433)  $ (6,209,791)  $ (5,589,901)
                               ============   ============   ============   ============

                               FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES, LTD.
                               ------------------------------------------
                                              DECEMBER 31,
                               ------------------------------------------
                                   1995           1994           1993
                               ------------   ------------   ------------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $    285,039   $    405,330   $    148,006
Land & Building..............    18,879,297     18,248,520     18,248,520
Accumulated Depreciation.....   (14,289,252)   (13,511,139)   (12,746,073)
Other Assets.................     1,702,013      2,106,112      2,425,058
                               ------------   ------------   ------------
        Total Assets.........  $  6,577,097   $  7,248,823   $  8,075,511
                               ============   ============   ============
Mortgage & Accrued
  Interest...................    10,876,801     10,944,649      9,831,725
Other Liabilities............       676,956        807,220      2,507,205
                               ------------   ------------   ------------
        Total Liabilities....  $ 11,553,757   $ 11,751,869   $ 12,338,930
                               ------------   ------------   ------------
Partners Capital (Deficit)...  $ (4,976,660)  $ (4,503,046)  $ (4,263,419)
                               ============   ============   ============

                                                            FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES, LTD.
                                         ----------------------------------------------------------------------------------------
                                           FOR THE SIX MONTHS
                                                  ENDED                                 FOR THE YEARS ENDED
                                                JUNE 30,                                    DECEMBER 31,
                                         -----------------------   --------------------------------------------------------------
                                            1998         1997         1997         1996         1995         1994         1993
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.........................  $1,380,464   $1,362,744   $2,839,946   $2,828,092   $2,778,104   $2,719,523   $
Other Income...........................      41,120       37,858       79,736       75,042       90,251      325,196
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total Revenue..................  $1,421,584   $1,400,602   $2,919,682   $2,903,134   $2,868,355   $3,044,719   $        0
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................     419,971      523,748    1,115,970    1,084,787      996,378      969,368
General & Administrative...............      51,601       53,683      106,207      104,564       99,335       94,368
Depreciation...........................     417,343      417,343      834,685      812,578      778,113      765,066
Interest Expense.......................     582,061      586,894    1,142,575    1,177,112    1,190,753    1,129,207
Property Taxes.........................     177,993      176,466      340,135      337,334      277,390      326,337
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total Expenses.................  $1,648,969   $1,758,134   $3,539,572   $3,516,375   $3,341,969   $3,284,346   $        0
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income.............................  $ (227,385)  $ (357,532)  $ (619,890)  $ (613,241)  $ (473,614)  $ (239,627)  $        0
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

         1783

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $227,385 for the six months ended June 30, 1998, compared to a net loss of $357,532 for the six months ended June 30, 1997. The increase in net income of $130,147 was primarily the result of an increase in rental revenues and a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,421,584 for the six months ended June 30, 1998, compared to $1,400,602 for the six months ended June 30, 1997, an increase of $20,982, or 1.50%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $419,971 for the six months ended June 30, 1998, compared to $523,748 for the six months ended June 30, 1997, an decrease of $103,777 or 19.81%. This decrease was primarily the result of a decrease in exterior maintenance costs. Management expenses totaled $58,243 for the six months ended June 30, 1998, compared to $57,223 for the six months ended June 30, 1997, an increase of $1,020, or 1.78%.

     General and Administrative Expenses

     General and administrative expenses totaled $51,601 for the six months ended June 30, 1998 compared to $53,683 for the six months ended June 30, 1997, a decrease of $2,082 or 3.88%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $582,061 for the six months ended June 30, 1998, compared to $586,894 for the six months ended June 30, 1997, a decrease of $4,833, or .82%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $619,890 for the year ended December 31, 1997, compared to a net loss of $613,241 for the year ended December 31, 1996, a decrease in net income of $6,649, or 1.08%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,919,682 for the year ended December 31, 1997, compared to $2,903,134 for the year ended December 31, 1996, an increase of $16,548, or .57%.

         1784

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,115,970 for the year ended December 31, 1997, compared to $1,084,787 for the year ended December 31, 1996, an increase of $31,183 or 2.87%. Management expenses totaled $115,435 for the year ended December 31, 1997, compared to $116,020 for the year ended December 31, 1996, a decrease of $585, or 0.05%.

     General and Administrative Expenses

     General and administrative expenses totaled $106,207 for the year ended December 31, 1997 compared to $104,564 for the year ended December 31, 1996, an increase of $1,643 or 1.57%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,142,575 for the year ended December 31, 1997, compared to $1,177,112 for the year ended December 31, 1996, a decrease of $34,537, or 2.93%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $613,241 for the year ended December 31, 1996, compared to a net loss of $473,614 for the year ended December 31, 1995. The decrease in net income of $139,627 was primarily the result of an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,903,134 for the year ended December 31, 1996, compared to $2,868,355 for the year ended December 31, 1995, an increase of $34,779, or 1.21%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,084,787 for the year ended December 31, 1996, compared to $996,378 for the year ended December 31, 1995, an increase of $88,409 or 8.87%. This increase was primarily the result of an increase in property improvement costs. Management expenses totaled $116,020 for the year ended December 31, 1996, compared to $114,657 for the year ended December 31, 1995, a decrease of $1,363, or 1.19%.

     General and Administrative Expenses

     General and administrative expenses totaled $104,564 for the year ended December 31, 1996 compared to $99,335 for the year ended December 31, 1995, an increase of $5,229 or 5.26%. This increase is primarily due to an increase in professional fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,177,112 for the year ended December 31, 1996, compared to $1,190,753 for the year ended December 31, 1995, a decrease of $13,641, or 1.15%.

         1785

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $267,159 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership is not liable to your partnership or any limited partner for loss or damage that may be caused by any act performed by it or any failure to act if such acts were done in good faith and in accordance with sound business practices and in accordance with the terms of your partnership's agreement of limited partnership. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner and its affiliates are entitled to indemnification by your partnership against any claim, loss, damage, liability, action or expense sustained by it or them as a result of any act or omission done in good faith and in accordance with sound business practices and in accordance with the terms of your partnership's agreement of limited partnership, provided that such acts do not constitute fraud, bad faith, breach of fiduciary duty, gross negligence or intentional misconduct. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partner of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has paid no distributions in the last five years. The original cost per unit was $251,471.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         1786

(excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0                   0.00%                  0
1995.........................          0                   0.00%                  0
1996.........................          0                   0.00%                  0
1997.........................        0.5                   1.41%                  1
1998 (through June 30).......          0                   0.00%                  0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          -------------
1994........................................................  Not available
1995........................................................  Not available
1996........................................................  $      40,143
1997........................................................         40,872
1998 (through June 30)......................................         21,294

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                                           COMPENSATION
----                                                           -------------
1995........................................................   Not available
1996........................................................   $      57,825
1997........................................................   $      57,535
1998 (through June 30)......................................   $      27,845

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         1787

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

         1788

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997
  (unaudited)...............................................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Balance Sheets as of December 31, 1997 and 1996
  (unaudited)...............................................  F-6
Statements of Operations for the twelve months ended
  December 31, 1997, 1996 and 1995 (unaudited)..............  F-7
Statements of Cash Flows for the twelve months ended
  December 31, 1997, 1996 and 1995 (unaudited)..............  F-8

         1789

                  FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                 $   267,159
Receivables and Deposits....................................                     394,101
Investments.................................................                           0
Restricted Escrows..........................................                     183,332
Other Assets................................................                   1,043,266
Investment Property:
  Land......................................................  $  1,775,965
  Building and related personal property....................    17,747,545
                                                              ------------
                                                                19,523,510
  Less: Accumulated depreciation............................   (16,353,857)    3,169,653
                                                              ------------   -----------
          Total Assets......................................                 $ 5,057,511
                                                                             ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                 $    67,576
Other Accrued Liabilities...................................                     461,771
Property Taxes Payable......................................                     177,993
Tenant Security Deposits....................................                     150,410
Notes Payable...............................................                  10,636,937
Partners' (Deficit).........................................                  (6,437,176)
                                                                             -----------
          Total Liabilities and Partners' Deficit...........                 $ 5,057,511
                                                                             ===========

         1790

                  FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Revenues:
  Rental Income.............................................  $1,380,464   $1,362,744
  Other Income..............................................      41,120       37,858
                                                              ----------   ----------
          Total Revenues....................................   1,421,584    1,400,602
Expenses:
  Operating Expenses........................................     419,971      523,748
  General and Administrative Expenses.......................      51,601       53,683
  Depreciation Expense......................................     417,343      417,343
  Interest Expense..........................................     582,061      586,894
  Property Tax Expense......................................     177,993      176,466
                                                              ----------   ----------
          Total Expenses....................................   1,648,969    1,758,134
          Net Loss..........................................  $ (227,385)  $ (357,532)
                                                              ==========   ==========

         1791

                  FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             JUNE 30, 1998 AND 1997

                                                              JUNE 30,    JUNE 30,
                                                                1998        1997
                                                              ---------   ---------
Operating Activities:
  Net Income (loss).........................................  $(227,385)  $(357,532)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    456,863     457,805
  Changes in accounts.......................................         --          --
     Receivables and deposits and other assets..............    (96,364)   (168,135)
     Accounts Payable and accrued expenses..................    114,016     272,585
                                                              ---------   ---------
          Net cash provided by (used in) operating
            activities......................................    247,130     204,723
                                                              ---------   ---------
Investing Activities:
  Property improvements and replacements....................    (78,246)   (158,136)
  Net (increase)/decrease in restricted escrows.............     (5,216)     (3,070)
                                                              ---------   ---------
  Net cash provided by (used in) investing activities.......    (83,462)   (161,206)
                                                              ---------   ---------
Financing Activities:                                                --          --
  Payments on mortgage......................................    (41,673)    (37,783)
                                                                     --          --
                                                              ---------   ---------
  Net cash provided by (used in) financing activities.......    (41,673)    (37,783)
                                                              ---------   ---------
  Net increase (decrease) in cash and cash equivalents......    121,995       5,734
  Cash and cash equivalents at beginning of year............    145,164     185,078
                                                              ---------   ---------
  Cash and cash equivalents at end of period................  $ 267,159   $ 190,812
                                                              =========   =========

         1792

                  FOUR QUARTERS HABITAT APARTMENTS ASSOCIATES

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Four Quarters Habitat Apartments Associates, LTD. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         1793

                   FOUR QUARTERS HABITAT APARTMENT ASSOCIATES

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                                      YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Assets:
  Cash and cash equivalents.................................  $    145,164   $    185,078
  Receivables and Deposits..................................       306,025        268,729
  Restricted Escrows........................................       178,116        171,908
  Syndication Costs.........................................       757,386        757,386
  Other Assets..............................................       317,112        411,754
  Investment Property:
     Land...................................................     1,775,965      1,775,965
     Building and related personal property.................    17,669,299     17,394,623
                                                              ------------   ------------
                                                                19,445,264     19,170,588
  Less: Accumulated depreciation............................   (15,936,514)   (15,101,830)
                                                              ------------   ------------
                                                                 3,508,750      4,068,758
          Total Assets:.....................................  $  5,212,553   $  5,863,613
                                                              ============   ============
Liabilities and Partners' Capital:
  Accounts payable..........................................  $    125,301   $     12,102
  Other Accrued Liabilities.................................       453,736        483,210
  Tenant Security Deposits..................................       164,697        202,129
  Notes Payable.............................................    10,678,610     10,756,073
Partners' Capital...........................................    (6,209,791)    (5,589,901)
                                                              ------------   ------------
          Total Liabilities and Partners' Capital...........  $  5,212,553   $  5,863,613
                                                              ============   ============

         1794

                   FOUR QUARTERS HABITAT APARTMENT ASSOCIATES

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1996         1995
                                                           ----------   ----------   ----------
Revenues:
  Rental Income..........................................  $2,839,946   $2,828,092   $2,778,104
  Other Income...........................................      79,736       75,042       90,251
                                                           ----------   ----------   ----------
          Total Revenues.................................   2,919,682    2,903,134    2,868,355
Expenses:
  Operating Expenses.....................................   1,115,970    1,084,787      996,378
  General and Administrative Expenses....................     106,207      104,564       99,335
  Depreciation Expense...................................     834,685      812,578      778,113
  Interest Expense.......................................   1,142,575    1,177,112    1,190,753
  Property Tax Expense...................................     340,135      337,334      277,390
                                                           ----------   ----------   ----------
          Total Expenses.................................   3,539,572    3,516,375    3,341,969
                                                           ----------   ----------   ----------
          Net Loss.......................................  $ (619,890)  $ (613,241)  $ (473,614)
                                                           ==========   ==========   ==========

         1795

                   FOUR QUARTERS HABITAT APARTMENT ASSOCIATES

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1997        1996        1995
                                                            ---------   ---------   ---------
Operating Activities:
  Net Income (loss).......................................  $(619,890)  $(613,241)  $(473,614)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization........................    834,685     812,578     778,113
       Receivables and deposits and other assets..........     57,346      31,556     592,695
       Accounts Payable and accrued expenses..............     46,293      20,485    (130,264)
                                                            ---------   ---------   ---------
          Net cash provided by (used in) operating
            activities....................................    318,434     251,378     766,930
                                                            ---------   ---------   ---------
Investing Activities:
  Property improvements and replacements..................   (274,677)   (291,291)   (630,777)
  Net (increase)/decrease in restricted escrows...........     (6,208)     60,680    (188,596)
                                                            ---------   ---------   ---------
          Net cash provided by (used in) investing
            activities....................................   (280,885)   (230,611)   (819,373)
                                                            ---------   ---------   ---------
Financing Activities:
  Payments on mortgage....................................    (77,463)   (120,728)    (67,848)
                                                            ---------   ---------   ---------
          Net cash provided by (used in) financing
            activities....................................    (77,463)   (120,728)    (67,848)
                                                            ---------   ---------   ---------
          Net increase (decrease) in cash and cash
            equivalents...................................    (39,914)    (99,961)   (120,291)
Cash and cash equivalents at beginning of year............    185,078     285,039     405,330
                                                            ---------   ---------   ---------
Cash and cash equivalents at end of period................  $ 145,164   $ 185,078   $ 285,039
                                                            =========   =========   =========

         1796

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

                            AIMCO Properties, L.P.

1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         1797

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1798

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1799

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                    GEORGETOWN OF COLUMBUS ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY        WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR           YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                   OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                      October , 1998
         1800

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Georgetown
    of Columbus Associates, L.P................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         1801

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-76
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-76
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-76
LEGAL MATTERS..................................   S-76
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1802

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Georgetown of Columbus Associates, L.P. For each unit that you tender, you
     may choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner (the "general partner") of your partnership and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1803

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                     CLASS A             PARTNERSHIP
                                                  COMMON STOCK              COMMON
                                           ---------------------------      UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)...............................  $        $         $     --     $    --
  Third Quarter..........................   41       30 15/16       --          --
  Second Quarter.........................   38 7/8   36 1/2     0.5625      0.5625
  First Quarter..........................   38 5/8   34 1/4     0.5625      0.5625
1997
  Fourth Quarter.........................   38       32         0.5625      0.5625
  Third Quarter..........................   36 3/16  28 1/8     0.4625      0.4625
  Second Quarter.........................   29 3/4   26         0.4625      0.4625
  First Quarter..........................   30 1/2   25 1/2     0.4625      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8     0.4625      0.4625
  Third Quarter..........................   22       18 3/8     0.4250      0.4250
  Second Quarter.........................   21       18 3/8     0.4250      0.4250
  First Quarter..........................   21 1/8   19 3/8     0.4250      0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1804

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         1805

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         1806

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

         1807

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1808

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1809

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         1810

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         1811

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         1812

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         1813

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         1814

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights and
       the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

         1815

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

         1816

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your
partners) will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         1817

PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral    % Preferred OP Units we
are offering for each of your units, we divided the cash offer consideration by
the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much

         1818

     of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you, from a financial point of view. Stanger did not analyze the fairness of the number of Tax-Deferral % Preferred OP Units or Tax-Deferral Common OP Units that we are offering for your units.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

         1819

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of 1% of the gross collected income of your partnership's property for its services as general partner of your partnership and may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $51,864 in 1996, $55,922 in 1997 and $28,257 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Georgetown of Columbus Associates, L.P. is a Delaware limited partnership which was formed on October 5, 1983 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Georgetown of Columbus Apartments." In 1983, it completed a private placement of units that raised net proceeds of approximately $2,500,000. Georgetown of Columbus Apartments consists of 150 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase

         1820

of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2026, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,706,761, payable to FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $131,718, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1821

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1822

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1823

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1824

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1825

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         1826

    SUMMARY FINANCIAL INFORMATION OF GEORGETOWN OF COLUMBUS ASSOCIATES, L.P.

     The summary financial information of Georgetown of Columbus Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Georgetown of Columbus Associates, L.P. for the years ended December 31, 1997, 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                    GEORGETOWN OF COLUMBUS ASSOCIATES, L.P.

                                   FOR THE SIX MONTHS
                                     ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1998          1997          1997          1996          1995          1994          1993
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
Total Revenues................  $   560,900   $   550,891   $ 1,120,563   $ 1,045,905   $ 1,009,083   $   987,619   $   962,969
Net Income/(Loss).............       73,309        80,920        55,874       (29,605)       19,691        27,974      (205,304)
BALANCE SHEET DATA:
Real Estate, Net of
  Accumulated Depreciation....    1,483,164     1,507,223     1,512,016     1,538,955     1,553,835     1,592,329     1,618,676
Total Assets..................    1,805,977     1,792,292     1,855,057     1,854,243     1,900,721     1,979,173     1,987,093
Mortgage Notes Payable,
  including Accrued
  Interest....................    3,688,228     3,771,102     3,723,480     3,813,563     3,889,235     3,958,582     4,022,133
Partners' Capital/(Deficit)...   (2,048,883)   (2,097,147)   (2,122,192)   (2,178,066)   (2,148,461)   (2,168,152)   (2,196,126)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                   AIMCO OPERATING
                                                                     PARTNERSHIP              YOUR PARTNERSHIP
                                                              -------------------------   -------------------------
                                                              SIX MONTHS                  SIX MONTHS
                                                                ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                 1998          1997          1998          1997
                                                              ----------   ------------   ----------   ------------
Cash distributions per unit outstanding.....................    $1.125        $1.80       $0.000       $0.000

         1827

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

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     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     The summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

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Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $0.00. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that
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AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

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     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution
       rights and the Tax-Deferral   % Preferred OP Units rank equal to six
       other outstanding classes of Partnership Preferred Units.

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     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your Partnership has not paid any distributions on your units since the inception of your partnership. Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

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                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

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     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         1836

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         1837

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         1838

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         1839

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share from           , 1998, (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
               , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         1840

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         1841

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         1842

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         1843

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any
         1844

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have
         1845

     been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1846

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1847

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1848

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1849
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1850
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1851

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1852

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1853

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1854

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1855

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

---------------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1856

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June, 1998 were $0.00. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering
     are expected to be        , immediately following our offer, than the
     distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         1857

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         1858

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         1859

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         1860

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,
         1861

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.
         1862

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Georgetown of Columbus Apartments.                  Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Distributable Cash (as defined in your         of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2026.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, develop,        The purpose of the AIMCO Operating Partnership is to
operate, lease, manage and hold for investment and           conduct any business that may be lawfully conducted by
production of income with your partnership's property.       a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all act necessary, advisable or convenient to        statute) (the "Delaware Limited Partnership Act"),
the business of your partnership including borrowing         provided that such business is to be conducted in a
money and creating liens.                                    manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1863
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 25 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners, except that the admission       No action or consent by the OP Unitholders is required
of the limited partners other than those who purchase        in connection with the admission of any additional OP
the 25 units and substituted limited partners must be        Unitholder. See "Description of OP Units -- Management
effected by an amendment to your partnership's               by the AIMCO GP" in the accompanying Prospectus.
agreement of limited partnership executed and                Subject to Delaware law, any additional partnership
acknowledge by the general partner and all the limited       interests may be issued in one or more classes, or one
partners.                                                    or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may contract with the          funds or other assets to its subsidiaries or other
general partner or its affiliates for various goods and      persons in which it has an equity investment, and such
services as specified in your partnership's agreement        persons may borrow funds from the AIMCO Operating
of limited partnership. In addition, the general             Partnership, on terms and conditions established in the
partner is authorized to lend money to your partnership      sole and absolute discretion of the general partner. To
upon the right of the general partner to be reimbursed       the extent consistent with the business purpose of the
for sums expended by the general partner in the conduct      AIMCO Operating Partnership and the permitted
of the business of your partnership if such expenditure      activities of the general partner, the AIMCO Operating
are authorized and not otherwise restricted under the        Partnership may transfer assets to joint ventures,
terms of your partnership's agreement of limited part-       limited liability companies, partnerships,
nership; provided that interest on such loans will           corporations, business trusts or other business
accrue at the greater of 2% over the prime interest          entities in which it is or thereby becomes a
rate charged by the Third National Bank in Nashville,        participant upon such terms and subject to such
adjusted monthly or the general partner's actual             conditions consistent with the AIMCO Operating Part-
interest cost in borrowing such amounts. The principal       nership Agreement and applicable law as the general
and interest with respect to such loans will be fully        partner, in its sole and absolute discretion, believes
paid prior to the distributions of funds to the              to be advisable. Except as expressly permitted by the
partners unless such loans contain a specific provision      AIMCO Operating Partnership Agreement, neither the
to the contrary.                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to obtain a loan of up to $1,650,000 from an                 restrictions on borrowings, and the general partner has
institutional lender and to execute, acknowledge and         full power and authority to borrow money on behalf of
deliver such documents and instruments, including            the AIMCO Operating Partnership. The AIMCO Operating
promissory notes, collection agreements, deeds to            Partnership has credit agreements that restrict, among
secure debts, deeds of trust, mortgages, assignments         other things, its ability to incur indebtedness. See
and other documents and security instruments as may be       "Risk Factors -- Risks of Significant Indebtedness" in
necessary or desirable in connection with obtaining          the accompanying Prospectus.
such loan and also borrow money in the ordinary course
of business and as security therefor to mortgage all or
any part of the real property of your partnership. The
partnership may also offer and sell up to $500,000 of
mortgage-backed bonds.

         1864
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner to inspect the register           with a statement of the purpose of such demand and at
containing the names and addresses of all limited            such OP Unitholder's own expense, to obtain a current
partners at all reasonable times at the principal            list of the name and last known business, residence or
office of your partnership.                                  mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control the partnership's      the AIMCO Operating Partnership are vested in AIMCO-GP,
business, to bind your partnership by its sole               Inc., which is the general partner. No OP Unitholder
signature and take any action it deems necessary or          has any right to participate in or exercise control or
advisable in connection with the business of your            management power over the business and affairs of the
partnership. No limited partner has any right or power       AIMCO Operating Partnership. The OP Unitholders have
to take part in any way in the control of your               the right to vote on certain matters described under
partnership business except as may be expressly              "Comparison of Ownership of Your Units and AIMCO OP
provided in your partnership's agreement of limited          Units -- Voting Rights" below. The general partner may
partnership or by applicable statutes.                       not be removed by the OP Unitholders with or without
                                                             cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
will not incur any liability to your partnership or any      partner is not liable to the AIMCO Operating
limited partner for any mistakes or errors in judgment       Partnership for losses sustained, liabilities incurred
or for any acts or omission believed by the general          or benefits not derived as a result of errors in
partner in good faith to be within the scope of              judgment or mistakes of fact or law of any act or
authority conferred upon it by your partnership              omission if the general partner acted in good faith.
agreement. In addition, your partnership will, to the        The AIMCO Operating Partnership Agreement provides for
extent permitted by law, indemnify and save harmless         indemnification of AIMCO, or any director or officer of
the general partner against and from any personal loss,      AIMCO (in its capacity as the previous general partner
liability (including attorneys' fees) or damage              of the AIMCO Operating Partnership), the general
incurred by it as the result of any act or omission in       partner, any officer or director of general partner or
its capacity as general partner unless such loss,            the AIMCO Operating Partnership and such other persons
liability or damage results from gross negligence or         as the general partner may designate from and against
willful misconduct by the general partner.                   all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other person from and against any and all claims and
                                                             demands whatso-

         1865
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             ever. It is the position of the Securities and Exchange
                                                             Commission that indemnification of directors and
                                                             officers for liabilities arising under the Securities
                                                             Act is against public policy and is unenforceable
                                                             pursuant to Section 14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner following notice and a failure to cure the           affairs of the AIMCO Operating Partnership. The general
injury to your partnership within a reasonable time for      partner may not be removed as general partner of the
cause upon the vote of the limited partners holding 51%      AIMCO Operating Partnership by the OP Unitholders with
of the then outstanding units. The general partner may       or without cause. Under the AIMCO Operating Partnership
withdraw voluntarily from your partnership with the          Agreement, the general partner may, in its sole
consent of holders of 51% of the then outstanding            discretion, prevent a transferee of an OP Unit from
units. A substitute general partner may be elected upon      becoming a substituted limited partner pursuant to the
the affirmative vote of limited partners owning more         AIMCO Operating Partnership Agreement. The general
than 50% of the units. A limited partner may not             partner may exercise this right of approval to deter,
transfer his interests without the consent of the            delay or hamper attempts by persons to acquire a
general partner which may be withheld at the sole            controlling interest in the AIMCO Operating Partner-
discretion of the general partner.                           ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the limited partners owning more than 50%      in the AIMCO Operating Partnership Agreement, whereby
of the units and the general partner. Any amendment          the general partner may, without the consent of the OP
which alters a limited partner's interest in the             Unitholders, amend the AIMCO Operating Partnership
capital profits, Distributable Cash of your partnership      Agreement, amendments to the AIMCO Operating
must be approved by the affected partner. Such proposed      Partnership Agreement require the consent of the
amendments may be presented to the limited partners          holders of a majority of the outstanding Common OP
upon the motion of the general partner or receipt of a       Units, excluding AIMCO and certain other limited
written request executed by limited partners owning at       exclusions (a "Majority in Interest"). Amendments to
least 25% of the units then outstanding.                     the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives an annual fee of 1% of the gross collected          capacity as general partner of the AIMCO Operating
income from your partnership's property. Moreover, the       Partnership. In addition, the AIMCO Operating Part-
general partner or certain affiliates may be entitled        nership is responsible for all expenses incurred
to compensation for additional services rendered.            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1866
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the liability of each of the limited            negligence, no OP Unitholder has personal liability for
partners for his share of the losses and debts of your       the AIMCO Operating Partnership's debts and
partnership is limited to the total capital                  obligations, and liability of the OP Unitholders for
contribution of such limited partners (subject to the        the AIMCO Operating Partnership's debts and obligations
terms and conditions pursuant to which such capital          is generally limited to the amount of their invest-
contribution is to be paid) plus, to the extent that         ment in the AIMCO Operating Partnership. However, the
such limited partner rightfully has received the return      limitations on the liability of limited partners for
of such capital contribution, any sum, not in excess of      the obligations of a limited partnership have not been
such return, necessary to discharge liabilities of your      clearly established in some states. If it were
partnership to all creditors who extended credit before      determined that the AIMCO Operating Partnership had
such return; provided that the liability with respect        been conducting business in any state without compli-
to rightfully returned capital contribution is limited       ance with the applicable limited partnership statute,
to one year from the date of such return.                    or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must devote such of         partnership agreement, Delaware law generally requires
its time and that of its employees to your partnership       a general partner of a Delaware limited partnership to
business as may be reasonably necessary to carry on and      adhere to fiduciary duty standards under which it owes
conduct your partnership's business. The general             its limited partners the highest duties of good faith,
partner must use its best effort to do all other things      fairness and loyalty and which generally prohibit such
and perform such other duties as may be reasonably           general partner from taking any action or engaging in
necessary to the successful operation of your                any transaction as to which it has a conflict of
partnership and the general partner must act as a            interest. The AIMCO Operating Partnership Agreement
fiduciary with respect to the assets and business of         expressly authorizes the general partner to enter into,
your partnership. The general partner and its                on behalf of the AIMCO Operating Partnership, a right
affiliates may engage in or possess an interest in           of first opportunity arrangement and other conflict
other business ventures of every nature and                  avoidance agreements with various affiliates of the
description, including, without limitation, real estate      AIMCO Operating Partnership and the general partner, on
business ventures, whether or not such other enterprise      such terms as the general partner, in its sole and
is in competition with any of the activities of your         absolute discretion, believes are advisable. The AIMCO
partnership.                                                 Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1867
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS




       YOUR UNITS                                PREFERRED OP UNITS                       COMMON OP UNITS

                                               Nature of Investment

The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership with the          Units. See "Description of OP            Partnership Agreement and certain
approval of the general partner,         Units" in the accompanying               transactions such as the
subject to certain exceptions;           Prospectus. So long as any               institution of bankruptcy
terminate your partnership with the      Preferred OP Units are outstand-         proceedings, an assignment for the
approval of the general partner;         ing, in addition to any other vote       benefit of creditors and certain
remove or elect a general partner        or consent of partners required by       transfers by the general partner of
and approve or disapprove the sale       law or by the AIMCO Operating            its interest in the AIMCO Operating
of all or a                              Partnership Agree-                       Part-

         1868
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

material portion of your                 ment, the affirmative vote or            nership or the admission of a
partnership's property.                  consent of holders of at least 50%       successor general partner.
                                         of the outstanding Preferred OP
The general partner may cause the        Units will be necessary for              Under the AIMCO Operating Partner-
dissolution of your partnership by       effecting any amendment of any of        ship Agreement, the general partner
retiring. Your partnership may then      the provisions of the Partnership        has the power to effect the
be reformed by the limited partners      Unit Designation of the Preferred        acquisition, sale, transfer,
holding 51% of the units then            OP Units that materially and             exchange or other disposition of
outstanding within ninety days           adversely affects the rights or          any assets of the AIMCO Operating
following such retirement. In such       preferences of the holders of the        Partnership (including, but not
an event, your partnership will          Preferred OP Units. The creation or      limited to, the exercise or grant
dissolve and all of its assets and       issuance of any class or series of       of any conversion, option,
liability will be contributed to a       partnership units, including,            privilege or subscription right or
new partnership and all parties of       without limitation, any partner-         any other right available in
your partnership will become             ship units that may have rights          connection with any assets at any
parties to the new partnership.          senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Distributable Cash      $      per Preferred OP Unit;            tribute quarterly all, or such
are to be made quarterly on or           provided, however, that at any time      portion as the general partner may
about January 15, April 15, July 15      and from time to time on or after        in its sole and absolute discretion
and October 15. The distributions        the fifth anniversary of the issue       determine, of Available Cash (as
payable to the partners are not          date of the Preferred OP Units, the      defined in the AIMCO Operating
fixed in amount and depend upon the      AIMCO Operating Partnership may          Partnership Agreement) generated by
operating results and net sales or       adjust the annual distribution rate      the AIMCO Operating Partnership
refinancing proceeds available from      on the Preferred OP Units to the         during such quarter to the general
the disposition of your                  lower of (i)     % plus the annual       partner, the special limited
partnership's assets. Your               interest rate then applicable to         partner and the holders of Common
partnership has not made                 U.S. Treasury notes with a maturity      OP Units on the record date
distributions in the past and is         of five years, and (ii) the annual       established by the general partner
not projected to make distributions      dividend rate on the most recently       with respect to such quarter, in
in 1998.                                 issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         1869
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such person      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
will become a substitute limited         Preferred OP Units are not listed        nership Agreement restricts the
partner if: (1) a written                on any securities exchange. The          transferability of the OP Units.
assignment has been duly executed        Preferred OP Units are subject to        Until the expiration of one year
and acknowledged by the assignor         restrictions on transfer as set          from the date on which an OP
and assignee and delivered to the        forth in the AIMCO Operating             Unitholder acquired OP Units,
general partners, (2) the approval       Partnership Agreement.                   subject to certain exceptions, such
of the general partner which may be                                               OP Unitholder may not transfer all
withheld in the sole discretion and      Pursuant to the AIMCO Operating          or any portion of its OP Units to
which will be withheld if the            Partnership Agreement, until the         any transferee without the consent
general partner reasonably believes      expiration of one year from the          of the general partner, which
that the transfer violates               date on which a holder of Preferred      consent may be withheld in its sole
applicable securities law or result      OP Units acquired Preferred OP           and absolute discretion. After the
in adverse tax consequences,             Units, subject to certain                expiration of one year, such OP
including the termination of your        exceptions, such holder of               Unitholder has the right to
partnership for tax purposes, (3)        Preferred OP Units may not transfer      transfer all or any portion of its
the assignee has agreement to bound      all or any portion of its Pre-           OP Units to any person, subject to
by all of the terms of your              ferred OP Units to any transferee        the satisfaction of certain
partnership's agreement of limited       without the consent of the general       conditions specified in the AIMCO
partnership and absolute discre-         partner, which consent may be            Operating Partnership Agreement,
tion of the general partner has          withheld in its sole and absolute        including the general partner's
been granted, (4) the assignee           discretion. After the expiration of      right of first refusal. See
represents he is at least 18 years       one year, such holders of Preferred      "Description of OP Units --
of age, is a citizen and resident        OP Units has the right to transfer       Transfers and Withdrawals" in the
of the U.S., has sufficient finan-       all or any portion of its Preferred      accompanying Prospectus.
cial resources to maintain the           OP Units to any person, subject to
interest ac-                             the satisfaction of

         1870
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

quired and that he is not acquiring      certain conditions specified in the      After the first anniversary of
the interest with a view to resell       AIMCO Operating Partnership Agree-       becoming a holder of Common OP
the interest and (5) the assignor        ment, including the general              Units, an OP Unitholder has the
and assignee have complied with          partner's right of first refusal.        right, subject to the terms and
such other conditions as set forth                                                conditions of the AIMCO Operating
in your partnership's agreement of       After a one-year holding period, a       Partnership Agreement, to require
limited partnership.                     holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
There are no redemption rights           therefor, at the AIMCO Operating         Common OP Units held by such party
associated with your units.              Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1871

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of 1% of the gross collected income from your partnership's property and may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $51,864 in 1996, $55,922 in 1997 and $28,257 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1872

                                YOUR PARTNERSHIP

GENERAL

     Georgetown of Columbus Associates, L.P. is a Delaware limited partnership which raised net proceeds of approximately $2,500,000 in 1983 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 53 limited partners of your partnership and a total of 25 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on October 5, 1983 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Georgetown of Columbus Apartments." Your partnership's property consists of 150 apartment units. There are 9 one-bedroom apartments, 130 two-bedroom apartments, 10 three-bedroom apartments and 1 four-bedroom apartment. The total rentable square footage of your partnership's property is 128,892 square feet. Your partnership's property had an average occupancy rate of approximately 95.33% in 1996 and 95.33% in 1997. The average annual rent per apartment unit is approximately $7,121.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $51,864, $55,922 and $28,257, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2026 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         1873

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,706,761, payable to FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $131,718, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1874

     Below is selected financial information for Georgetown of Columbus Associates, L.P. taken from the financial statements described above. The 1994 and 1993 amounts have been derived from audited financial statements which are not included as part of this Prospectus Supplement. See "Index to Financial Statements."

                                                           GEORGETOWN OF COLUMBUS ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $    24,777   $     6,288   $    15,001   $    17,946   $    60,760   $    97,254   $    51,437
Land & Building..............    4,905,952     4,832,314     4,885,955     4,815,197     4,738,008     4,689,991     4,637,305
Accumulated Depreciation.....   (3,422,788)   (3,325,091)   (3,373,939)   (3,276,242)   (3,184,173)   (3,097,662)   (3,018,629)
Other Assets.................      298,037       278,781       328,040       297,342       286,126       289,590       316,980
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 1,805,978   $ 1,792,292   $ 1,855,057   $ 1,854,243   $ 1,900,721   $ 1,979,173   $ 1,987,093
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES AND PARTNERS'
  DEFICIT
Mortgage & Accrued
  Interest...................  $ 3,688,228   $ 3,771,102   $ 3,723,480   $ 3,813,563   $ 3,889,235   $ 3,958,582   $ 4,022,133
Other Liabilities............      166,633       118,337       253,769       218,746       159,947       188,743       161,086
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $ 3,854,861   $ 3,889,439   $ 3,977,249   $ 4,032,309   $ 4,049,182   $ 4,147,325   $ 4,183,219
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(2,048,883)  $(2,097,147)  $(2,122,192)  $(2,178,066)  $(2,148,461)  $(2,168,152)  $(2,196,126)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                               GEORGETOWN OF COLUMBUS ASSOCIATES, L.P.
                                         ------------------------------------------------------------------------------------
                                          FOR THE SIX MONTHS
                                                 ENDED                               FOR THE YEARS ENDED
                                               JUNE 30,                                  DECEMBER 31,
                                         ---------------------   ------------------------------------------------------------
                                           1998        1997         1997         1996         1995        1994        1993
                                         --------   ----------   ----------   ----------   ----------   --------   ----------
STATEMENT OF OPERATIONS
Rental Revenue.........................  $529,428   $  530,425   $1,077,470   $1,007,702   $  964,312   $954,213   $  929,778
Other Income...........................    31,472       20,466       43,093       38,203       44,771     33,406       33,191
                                         --------   ----------   ----------   ----------   ----------   --------   ----------
         Total Revenue.................  $560,900   $  550,891   $1,120,563   $1,045,905   $1,009,083   $987,619   $  962,969
                                         --------   ----------   ----------   ----------   ----------   --------   ----------
Operating Expenses.....................  $208,409   $  206,265   $  506,823   $  506,255   $  420,214   $390,395   $  453,825
General & Administrative...............    19,990       17,414       36,549       38,664       37,672     45,340       46,289
Depreciation...........................    48,849       48,849       97,697       92,069       96,487     83,469      222,595
Interest Expense.......................   164,465      151,529      335,895      350,280      356,345    362,732      367,717
Property Taxes.........................    45,878       45,915       87,725       88,242       78,674     77,709       77,847
                                         --------   ----------   ----------   ----------   ----------   --------   ----------
         Total Expenses................  $487,591   $  469,972   $1,064,689   $1,075,510   $  989,392   $959,645   $1,168,273
                                         --------   ----------   ----------   ----------   ----------   --------   ----------
         Net Income (Loss).............  $ 73,309   $   80,920   $   55,874   $  (29,605)  $   19,691   $ 27,974   $ (205,304)
                                         ========   ==========   ==========   ==========   ==========   ========   ==========

         1875

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $73,310 for the six months ended June 30, 1998, compared to $80,920 for the six months ended June 30, 1997. The decrease in net income of $7,610, or 9.40% was primarily the result of an increase in operating expenses offset by an increase in total revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $560,900 for the six months ended June 30, 1998, compared to $550,891 for the six months ended June 30, 1997, a increase of $10,009, or 1.82%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $208,409 for the six months ended June 30, 1998, compared to $206,265 for the six months ended June 30, 1997, an increase of $2,144 or 1.04%. Management expenses totaled $28,257 for the six months ended June 30, 1998, compared to $27,941 for the six months ended June 30, 1997, an increase of $316, or 1.13%.

     General and Administrative Expenses

     General and administrative expenses totaled $19,990 for the six months ended June 30, 1998 compared to $17,414 for the six months ended June 30, 1997, an increase of $2,576 or 14.79%. This increase was primarily due to an increase in general partner reimbursements.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $164,465 for the six months ended June 30, 1998, compared to $151,529 for the six months ended June 30, 1997, an increase of $12,936, or 8.54%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $55,874 for the year ended December 31, 1997, compared to a net loss of $29,605 for the year ended December 31, 1996. The increase in net income of $ 85,479, or 288.73% was primarily the result of increasing rental revenue while maintaining stable operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,120,563 for the year ended December 31, 1997, compared to $1,045,905 for the year ended December 31, 1996, an increase of $74,658, or 7.14%. This increase was primarily the result of an increase in occupancy and rental rates.

         1876

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $506,823 for the year ended December 31, 1997, compared to $506,255 for the year ended December 31, 1996, an increase of $568 or 0.11%. Management expenses totaled $55,922 for the year ended December 31, 1997, compared to $51,864 for the year ended December 31, 1996, an increase of $4,058, or 7.82%. The increase resulted from an increase in rental revenues as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $36,549 for the year ended December 31, 1997 compared to $38,664 for the year ended December 31, 1996, a decrease of $2,115 or 5.47%. The decrease was primarily due to decreased training and travel expenses and decreased legal fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $335,895 for the year ended December 31, 1997, compared to $350,280 for the year ended December 31, 1996, a decrease of $14,385, or 4.11%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $29,605 for the year ended December 31, 1996, compared to a net income of $19,691 for the year ended December 31, 1995. The decrease in net income of $49,296, or 250.35% was primarily the result of an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,045,905 for the year ended December 31, 1996, compared to $1,009,083 for the year ended December 31, 1995, an increase of $36,822, or 3.65%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $506,255 for the year ended December 31, 1996, compared to $420,214 for the year ended December 31, 1995, an increase of $86,041 or 20.48%. This increase was primarily the result of an increase in property improvement costs. Management expenses totaled $51,864 for the year ended December 31, 1996, compared to $50,789 for the year ended December 31, 1995, an increase of $1,075, or 2.12%.

     General and Administrative Expenses

     General and administrative expenses totaled $38,664 for the year ended December 31, 1996 compared to $37,672 for the year ended December 31, 1995, an increase of $992 or 2.63%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $350,280 for the year ended December 31, 1996, compared to $356,345 for the year ended December 31, 1995, a decrease of $6,065, or 1.70%.

         1877

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $24,777 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership will not incur any liability to your partnership or any limited partner for any mistakes or errors in judgment or for any acts or omission believed by the general partner in good faith to be within the scope of authority conferred upon it by your partnership agreement. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will, to the extent permitted by law, indemnify and save harmless the general partner against and from any personal loss, liability (including attorneys' fees) or damage incurred by it as the result of any act or omission in its capacity as general partner unless such loss, liability or damage results from gross negligence or willful misconduct by the general partner. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not made a distribution within the last five years. The original cost per unit was $25,510.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or

         1878

voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $24,062
1995........................................................     25,936
1996........................................................     27,513
1997........................................................     29,242

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $50,789
1996............................................     51,864
1997............................................     55,922
1998 (through June 30)..........................     28,257

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the compensation paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

         1879

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Georgetown of Columbus Associates, L.P. at December 31, 1997, 1996 and, 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         1880

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-7
Balance Sheets as of December 31, 1997 and 1996.............  F-8
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1997 and 1996............  F-9
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors' Report................................  F-15
Balance Sheets as of December 31, 1996 and 1995.............  F-16
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1996 and 1995............  F-17
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-18
Notes to Financial Statements...............................  F-19

         1881

                             GEORGETOWN OF COLUMBUS

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $    24,777
Receivables and Deposits....................................                     27,795
Investments.................................................                         --
Restricted Escrows..........................................                    208,965
Other Assets................................................                     61,277
Investment Property:
  Land......................................................  $   340,190
  Building and related personal property....................    4,565,762
                                                              -----------
                                                                4,905,952
  Less: Accumulated depreciation............................   (3,422,788)    1,483,164
                                                              -----------   -----------
          Total Assets:.....................................                $ 1,805,978
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $    26,772
Other Accrued Liabilities...................................                     79,209
Property Taxes Payable......................................                     45,878
Tenant Security Deposits....................................                     27,118
Notes Payable...............................................                  3,675,884
Partners' Capital...........................................                 (2,048,883)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 1,805,978
                                                                            ===========

               See the notes to the interim financial statements.

         1882

                             GEORGETOWN OF COLUMBUS

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $529,428   $530,425
  Other Income..............................................    31,472     20,466
                                                              --------   --------
          Total Revenues:...................................   560,900    550,891
Expenses:
  Operating Expenses........................................   208,409    206,265
  General and Administrative Expenses.......................    19,990     17,414
  Depreciation Expense......................................    48,849     48,848
  Interest Expense..........................................   164,465    151,529
  Property Tax Expense......................................    45,878     45,915
                                                              --------   --------
          Total Expenses:...................................   487,591    469,971
          Net Income........................................  $ 73,309   $ 80,920
                                                              ========   ========

         1883

                             GEORGETOWN OF COLUMBUS

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $ 73,309   $ 80,920
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    66,126     48,848
     Changes in accounts:
       Receivables and deposits and other assets............    73,865     28,010
       Accounts Payable and accrued expenses................   (74,792)   (87,710)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................   138,508     70,068
                                                              --------   --------
Investing Activities:
  Property improvements and replacements....................   (19,997)   (17,118)
  Net (increase)/decrease in restricted escrows.............   (49,234)    (9,448)
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................   (69,231)   (26,566)
                                                              --------   --------
Financing Activities:
  Payments on mortgage......................................   (59,501)   (55,160)
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (59,501)   (55,160)
                                                              --------   --------
          Net increase (decrease) in cash and cash
           equivalents......................................     9,776    (11,658)
  Cash and cash equivalents at beginning of year............    15,001     17,946
                                                              --------   --------
  Cash and cash equivalents at end of period................  $ 24,777   $  6,288
                                                              ========   ========

         1884

                             GEORGETOWN OF COLUMBUS

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Burgundy Court Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         1885

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         1886

                          INDEPENDENT AUDITORS' REPORT

General Partners
Georgetown of Columbus Associates, Limited:

     We have audited the accompanying balance sheets of Georgetown of Columbus Associates, Limited as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Georgetown of Columbus Associates, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 26, 1998

         1887

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Cash and cash equivalents...................................  $    15,001   $    17,946
Receivables and deposits....................................       96,733        67,832
Restricted escrows (Note B).................................      159,731       153,166
Other assets................................................       71,576        76,344
Investment properties (Note C):
  Land......................................................      340,190       340,190
  Buildings and related personal property...................    4,545,765     4,475,007
                                                              -----------   -----------
                                                                4,885,955     4,815,197
  Less accumulated depreciation.............................   (3,373,939)   (3,276,242)
                                                              -----------   -----------
                                                                1,512,016     1,538,955
                                                              -----------   -----------
                                                              $ 1,855,057   $ 1,854,243
                                                              ===========   ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable (Note D).................................  $   111,398   $    75,737
  Tenant security deposit liabilities.......................       29,758        28,778
  Accrued taxes.............................................       87,386        87,458
  Other liabilities.........................................       25,227        26,773
  Mortgage notes payable (Note C)...........................    3,723,480     3,813,563
Partners' deficit...........................................   (2,122,192)   (2,178,066)
                                                              -----------   -----------
                                                              $ 1,855,057   $ 1,854,243
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1888

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Revenues:
  Rental income.............................................  $ 1,077,470   $ 1,007,702
  Other income..............................................       43,093        38,203
                                                              -----------   -----------
          Total revenues....................................    1,120,563     1,045,905
                                                              -----------   -----------
Expenses:
  Operating (Note D)........................................      506,823       506,255
  General and administrative (Note D).......................       36,549        38,664
  Depreciation..............................................       97,697        92,069
  Interest..................................................      335,895       350,280
  Property taxes............................................       87,725        88,242
                                                              -----------   -----------
          Total expenses....................................    1,064,689     1,075,510
                                                              -----------   -----------
Net income (loss)...........................................       55,874       (29,605)
Partners' deficit at beginning of year......................   (2,178,066)   (2,148,461)
                                                              -----------   -----------
Partners' deficit at end of year............................  $(2,122,192)  $(2,178,066)
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1889

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Cash flows from operating activities:
  Net income (loss).........................................   $  55,874     $ (29,605)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................      97,697        92,069
     Amortization of discounts, loan costs and other
      deferred costs........................................      35,322        41,477
     Change in accounts:
       Receivables and deposits.............................     (28,901)        5,306
       Other assets.........................................      (8,187)           --
       Accounts payable.....................................      35,661        48,229
       Tenant security deposit liabilities..................         980        (2,172)
       Accrued taxes........................................         (72)        9,681
       Other liabilities....................................      (1,546)        3,061
                                                               ---------     ---------
          Net cash provided by operating activities.........     186,828       168,046
                                                               ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................     (70,758)      (77,189)
  Deposits to restricted escrows............................      (6,565)       (6,505)
  Receipts from restricted escrows..........................          --         7,617
                                                               ---------     ---------
          Net cash used in investing activities.............     (77,323)      (76,077)
                                                               ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (112,450)     (104,245)
                                                               ---------     ---------
          Net cash used in financing activities.............    (112,450)     (104,245)
                                                               ---------     ---------
Net decrease in cash and cash equivalents...................      (2,945)      (12,276)
Cash and cash equivalents at beginning of year..............      17,946        30,222
                                                               ---------     ---------
Cash and cash equivalents at end of year....................   $  15,001     $  17,946
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 300,929     $ 309,134
                                                               =========     =========

                 See Accompanying Notes to Financial Statements

         1890

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Georgetown of Columbus Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated October 13, 1983. The Partnership owns and operates a 150 unit apartment complex, Georgetown of Columbus Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 10 to 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $63,389 and $76,344, respectively, which are amortized over the term of the related borrowing. Deferred loan costs are presented net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

         1891
                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997       1996
                                                              --------   --------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................  $159,731   $153,166
                                                              ========   ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997         1996
                                                              ----------   ----------
First mortgage note payable in monthly installments of
  $33,614, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,766,261   $3,878,711
Second mortgage note payable in interest only monthly
  installments of $834, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     131,718      131,718
                                                              ----------   ----------
Principal balances at year end..............................   3,897,979    4,010,429
Less unamortized discount...................................    (174,499)    (196,866)
                                                              ----------   ----------
                                                              $3,723,480   $3,813,563
                                                              ==========   ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $  121,300
1999.....................................................     130,846
2000.....................................................     141,141
2001.....................................................     152,253
2002.....................................................   3,352,439
                                                           ----------
                                                           $3,897,979
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In

         1892
                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions and balances with the Managing General Partner and its affiliates for the years ended December 31, 1997 and 1996 are as follows:

                                                               1997      1996
                    TYPE OF TRANSACTION                       AMOUNT    AMOUNT
                    -------------------                       -------   -------
Management fee..............................................  $55,922   $51,864
Partnership administration fee..............................  $12,510   $10,020
Reimbursement for services of affiliates....................  $16,582   $16,703
Reimbursement for construction oversight costs..............  $   150   $   790
Payable to Insignia Residential Group.......................  $36,602   $ 7,510

         1893

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         1894

                          INDEPENDENT AUDITORS' REPORT

General Partners
Georgetown of Columbus Associates, Limited:

     We have audited the accompanying balance sheets of Georgetown of Columbus Associates, Limited as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Georgetown of Columbus Associates, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 6, 1997

         1895

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Cash and cash equivalents:
  Unrestricted..............................................  $    17,946   $    30,222
  Restricted -- tenant security deposits....................       28,778        30,538
Accounts receivable.........................................        1,172           192
Escrow for taxes............................................       37,882        42,408
Restricted escrows (Note B).................................      153,166       154,278
Other assets................................................       76,344        89,248
Investment properties (Note C):
  Land......................................................      340,190       340,190
  Buildings and related personal property...................    4,475,007     4,397,818
                                                              -----------   -----------
                                                                4,815,197     4,738,008
  Less accumulated depreciation.............................   (3,276,242)   (3,184,173)
                                                              -----------   -----------
                                                                1,538,955     1,553,835
                                                              -----------   -----------
                                                              $ 1,854,243   $ 1,900,721
                                                              ===========   ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    75,737   $    27,508
  Tenant security deposits..................................       28,778        30,950
  Accrued taxes.............................................       87,458        77,777
  Other liabilities.........................................       26,773        23,712
  Mortgage notes payable (Note C)...........................    3,813,563     3,889,235
Partners' deficit...........................................   (2,178,066)   (2,148,461)
                                                              -----------   -----------
                                                              $ 1,854,243   $ 1,900,721
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1896

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Revenues:
  Rental income.............................................  $ 1,007,702   $   964,312
  Other income..............................................       38,203        44,771
                                                              -----------   -----------
          Total revenues....................................    1,045,905     1,009,083
                                                              -----------   -----------
Expenses:
  Operating (Note D)........................................      357,814       325,836
  General and administrative (Note D).......................       38,664        37,672
  Maintenance...............................................      148,441        94,378
  Depreciation..............................................       92,069        96,487
  Interest..................................................      350,280       356,345
  Property taxes............................................       88,242        78,674
                                                              -----------   -----------
          Total expenses....................................    1,075,510       989,392
                                                              -----------   -----------
Net (loss) income...........................................      (29,605)       19,691
Partners' deficit at beginning of year......................   (2,148,461)   (2,168,152)
                                                              -----------   -----------
Partners' deficit at end of year............................  $(2,178,066)  $(2,148,461)
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         1897

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              -----------   ----------
Cash flows from operating activities:
  Net (loss) income.........................................   $ (29,605)    $ 19,691
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation...........................................      92,069       96,487
     Amortization of discounts, loan costs and other
      deferred costs........................................      41,477       50,172
     Change in accounts:
       Restricted cash......................................       1,760          690
       Accounts receivable..................................        (980)        (192)
       Escrow for taxes.....................................       4,526        1,657
       Accounts payable.....................................      48,229       20,903
       Tenant security deposit liabilities..................      (2,172)      (2,985)
       Accrued taxes........................................       9,681        1,000
       Other liabilities....................................       3,061      (47,714)
                                                               ---------     --------
          Net cash provided by operating activities.........     168,046      139,709
                                                               ---------     --------
Cash flows from investing activities:
  Property improvements and replacements....................     (77,189)     (57,993)
  Deposits to restricted escrows............................      (6,505)     (31,974)
  Receipts from restricted escrows..........................       7,617       11,093
                                                               ---------     --------
          Net cash used in investing activities.............     (76,077)     (78,874)
                                                               ---------     --------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (104,245)     (96,639)
                                                               ---------     --------
          Net cash used in financing activities.............    (104,245)     (96,639)
                                                               ---------     --------
Net decrease in cash and cash equivalents...................     (12,276)     (35,804)
Cash and cash equivalents at beginning of year..............      30,222       66,026
                                                               ---------     --------
Cash and cash equivalents at end of year....................   $  17,946     $ 30,222
                                                               =========     ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 309,134     $316,740
                                                               =========     ========

                 See Accompanying Notes to Financial Statements

         1898

                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Georgetown of Columbus Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated October 13, 1983. The Partnership owns and operates a 150 unit apartment complex, Georgetown of Columbus Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 10 to 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1996 and 1995 consist of deferred loan costs which are amortized over the term of the related borrowing. Deferred loan costs are presented net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

         1899
                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996       1995
                                                              --------   --------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................  $153,166   $154,278
                                                              ========   ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996         1995
                                                              ----------   ----------
First mortgage note payable in monthly installments of
  $33,614, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,878,711   $3,982,956
Second mortgage note payable in interest only monthly
  installments of $834, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     131,718      131,718
                                                              ----------   ----------
Principal balances at year end..............................   4,010,429    4,114,674
Less unamortized discount...................................    (196,866)    (225,439)
                                                              ----------   ----------
                                                              $3,813,563.. $3,889,235
                                                              ==========   ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $  112,449
1998.....................................................     121,300
1999.....................................................     130,846
2000.....................................................     141,141
2001.....................................................     152,253
Thereafter...............................................   3,352,440
                                                           ----------
                                                           $4,010,429
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

         1900
                   GEORGETOWN OF COLUMBUS ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Transactions with the Managing General Partner and its affiliates for the years ended December 31, 1996 and 1995 are as follows:

                                                               1996      1995
                    TYPE OF TRANSACTION                       AMOUNT    AMOUNT
                    -------------------                       -------   -------
Management fee..............................................  $51,864   $50,789
Partnership administration fee..............................  $10,020   $10,096
Reimbursement for services of affiliates....................  $16,703   $15,840
Reimbursement for construction oversight costs..............  $   790   $    --

         1901

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;
         1902

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         1903

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         1904

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                            LA COLINA PARTNERS, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STRANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         1905

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-13
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-17
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of La Colina
    Partners, Ltd..............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         1906

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         1907

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in La Colina Partners, Ltd. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in
     2,303 properties located in 49   states, the District of Columbia and
     Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner (the "general partner") of your partnership and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         1908

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         1909

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $385 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is
     equivalent to a distribution of $     per year on the number of
     Tax-Deferral   % Preferred OP Units, or distributions of $     per year on
     the number of Tax-Deferral Common OP Units, that would receive in an exchange of your partnership units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         1910

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         1911

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         1912

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         1913

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit date compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         1914

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         1915

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         1916

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

         1917

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland

         1918

corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private

         1919

     transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any

         1920

     combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to
receive Tax-Deferral      % Preferred OP Units, Tax-Deferral Common OP Units or
cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered pursuant to the offer will be deemed to take effect as of
            , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

         1921

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

         1922

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

---------------

(1) As of June 30, 1998

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a

         1923

number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, unlike the AIMCO Operating Partnership's agreement of limited partnership, your partnership's agreement of limited partnership does not limit the liability of the general partners to your partnership or the limited partner.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment,

         1924

voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual management fee equal to the greater of an amount equal to 7.5% of the Net Cash Flow or $10,000, payable monthly in addition to reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $80,878 in 1996, $83,502 in 1997 and $44,072 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. La Colina Partners, Ltd. is a California limited partnership which was formed on January 1, 1993 for the purpose of owning and operating a single apartment property located in Denton, Texas, known as "La Colina Ranch Apartments." In 1983, it completed a private placement of units that raised net proceeds of approximately $2,548,000. La Colina Ranch Apartments consists of 264 apartment units. Your partnership has no employees.

     Property Management. Since November 1992, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new

         1925

properties. Your partnership will terminate on December 31, 2023, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $5,014,155, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $163,710, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         1926

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         1927

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         1928

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         1929

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         1930

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         1931

           SUMMARY FINANCIAL INFORMATION OF LA COLINA PARTNERS, LTD.

     The summary financial information of La Colina Partners, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for La Colina Partners, Ltd. for the years ended December 31, 1997, 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                            LA COLINA PARTNERS, LTD.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............      878,535       857,460     1,733,765     1,681,643     2,152,848     1,561,608     1,425,575
  Net Income/(Loss)............      195,627       188,035       285,242       120,051       806,726        87,132      (620,205)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...      906,786       856,285       878,987       750,950       710,040       644,806       667,557
  Total Assets.................    2,260,764     2,776,909     2,197,691     2,717,450     2,555,792     1,926,152     1,799,221
  Mortgage Notes Payable,
    including Accrued
    Interest...................    5,117,342     5,175,045     5,152,338     5,747,001     5,796,983     5,841,983     5,901,227
  Partners'
    Capital/(Deficit)..........   (3,056,121)   (3,328,955)   (3,251,748)   (3,516,990)   (3,636,041)   (4,238,073)   (4,325,205)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                   AIMCO OPERATING
                                                                     PARTNERSHIP              YOUR PARTNERSHIP
                                                              -------------------------   -------------------------
                                                              SIX MONTHS                  SIX MONTHS
                                                                ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                 1998          1997          1998          1997
                                                              ----------   ------------   ----------   ------------
Cash distributions per unit outstanding.....................   $  1.125       $1.85       $0.00        $385

         1932

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         1933

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         1934

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0.00 with respect to your units, distributions with respect to the Preferred OP
Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         1935

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         1936

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.
         1937

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         1938

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         1939

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         1940

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         1941

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         1942

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         1943

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         1944

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from             , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         1945

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened instituted, or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         1946

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         1947

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         1948

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         1949

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         1950

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         1951

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         1952

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         1953

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         1954
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         1955
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         1956

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         1957

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         1958

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         1959

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         1960

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         1961

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions of $ with respect to the Common OP Units and the 1998 distributions of $385 with respect to your units, distributions with respect to the Preferred OP Units
     and Common OP Units being offered are expected to be      , immediately
     following the offer, than the distributions with respect to your units.
     This is equivalent to a distribution of $     per year on the number of
     Tax-Deferral   % Preferred OP Units, or distributions of $     per year on
     the number of Tax-Deferral Common OP Units, that would receive in an exchange of your partnership units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         1962

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................               Not available
  Estimated Liquidation Proceeds............................    $

         1963

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         1964

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         1965

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         1966

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         1967

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under California law for the purpose of owning and           Delaware limited partnership. The AIMCO Operating
managing La Colina Ranch Apartments.                         Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash Flow (as defined in your              of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2023.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to be the sole limited      The purpose of the AIMCO Operating Partnership is to
partner of La Colina Ranch Apartments, Ltd., a limited       conduct any business that may be lawfully conducted by
partnership, which will acquire, complete construction       a limited partnership organized pursuant to the
of and hold your partnership's property. Subject to          Delaware Revised Uniform Limited Partnership Act (as
restrictions contained in your partnership's agreement       amended from time to time, or any successor to such
of limited partnership, your partnership may do all          statute) (the "Delaware Limited Partnership Act"),
things necessary for or incidental to the protection         provided that such business is to be conducted in a
and benefit of your partnership, including, without          manner that permits AIMCO to be qualified as a REIT,
limitation, borrowing funds and creating liens.              unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         1968
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 200 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. In addition, the managing            contributions as may be established by the general
general has the authority to increase the number of          partner in its sole discretion. The net capital
units. The partnership may not issue senior securities       contribution need not be equal for all OP Unitholders.
nor issue units for property other than cash or cash         No action or consent by the OP Unitholders is required
and notes. The capital contribution need not be equal        in connection with the admission of any additional OP
for all limited partners and no action or consent is         Unitholder. See "Description of OP Units -- Management
required in connection with the admission of any             by the AIMCO GP" in the accompanying Prospectus.
additional limited partners.                                 Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may enter into       The AIMCO Operating Partnership may lend or contribute
agreements with any of its affiliates; provided that         funds or other assets to its subsidiaries or other
such agreements must contain terms reasonably                persons in which it has an equity investment, and such
competitive with those which may be obtained from            persons may borrow funds from the AIMCO Operating
independent third parties. The general partner may also      Partnership, on terms and conditions established in the
lend money to your partnership as needed with interest       sole and absolute discretion of the general partner. To
charged at the rate of the lesser of the maximum rate        the extent consistent with the business purpose of the
permitted under the laws of California or the prime          AIMCO Operating Partnership and the permitted
rate then being charged for short-term commercial loans      activities of the general partner, the AIMCO Operating
by Bank of America N.T. & S.A. plus 3%.                      Partnership may transfer assets to joint ventures,
                                                             limited liability companies, partnerships,
                                                             corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized,       The AIMCO Operating Partnership Agreement contains no
on behalf of your partnership, to borrow funds, execute      restrictions on borrowings, and the general partner has
and issue mortgage notes and other evidences of              full power and authority to borrow money on behalf of
indebtedness and secure such indebtedness by mortgage,       the AIMCO Operating Partnership. The AIMCO Operating
deed of trust, pledge or other lien.                         Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         1969
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized       with a statement of the purpose of such demand and at
representative to review the books and records of your       such OP Unitholder's own expense, to obtain a current
partnership upon reasonable notice at reasonable times       list of the name and last known business, residence or
at the location where such records are kept by your          mailing address of the general partner and each other
partnership.                                                 OP Unitholder.

                               Management Control


The general partner of your partnership has complete         All management powers over the business and affairs of
discretion in the management and control of the              the AIMCO Operating Partnership are vested in AIMCO-GP,
business of your partnership for the purposes stated in      Inc., which is the general partner. No OP Unitholder
your partnership's agreement of limited partnership,         has any right to participate in or exercise control or
makes all decisions affecting the business of your           management power over the business and affairs of the
partnership and manages and controls the affairs of          AIMCO Operating Partnership. The OP Unitholders have
your partnership. No limited partner may take part in        the right to vote on certain matters described under
the management of the business of your partnership,          "Comparison of Ownership of Your Units and AIMCO OP
transact any business of your partnership or have the        Units -- Voting Rights" below. The general partner may
power to sign for or to bind your partnership to any         not be removed by the OP Unitholders with or without
agreement or document.                                       cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Your partnership's agreement of limited partnership          Notwithstanding anything to the contrary set forth in
does not limit the liability of the general partner to       the AIMCO Operating Partnership Agreement, the general
your partnership or any limited partners for acts done       partner is not liable to the AIMCO Operating
in their capacity as general partner. However, under         Partnership for losses sustained, liabilities incurred
your partnership's agreement of limited partnership,         or benefits not derived as a result of errors in
the general partners of your partnership are                 judgment or mistakes of fact or law of any act or
indemnified for any loss or damage, including legal          omission if the general partner acted in good faith.
fees and expenses and amounts paid in settlement,            The AIMCO Operating Partnership Agreement provides for
incurred by such parties by reason of any act performed      indemnification of AIMCO, or any director or officer of
or omitted by such parties on behalf of your                 AIMCO (in its capacity as the previous general partner
partnership or in furtherance of your partnership's          of the AIMCO Operating Partnership), the general
interest, provided that the party sued will not be           partner, any officer or director of general partner or
entitled to indemnification for losses sustained by          the AIMCO Operating Partnership and such other persons
reason of their gross negligence, willful misconduct or      as the general partner may designate from and against
breach of fiduciary obligations.                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         1970
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner upon a vote of all of the limited            affairs of the AIMCO Operating Partnership. The general
partners. The general partner may resign upon 90 days        partner may not be removed as general partner of the
notice with the consent of the remaining general             AIMCO Operating Partnership by the OP Unitholders with
partner; provided, the remaining general partner is          or without cause. Under the AIMCO Operating Partnership
qualified to act as such and has sufficient net worth        Agreement, the general partner may, in its sole
to meet the requirements of the tax code. The general        discretion, prevent a transferee of an OP Unit from
partner may add another person as general partner            becoming a substituted limited partner pursuant to the
pursuant to the consent granted by the limited partners      AIMCO Operating Partnership Agreement. The general
in your partnership's agreement of limited partnership.      partner may exercise this right of approval to deter,
The affirmative vote or written consent of holders of        delay or hamper attempts by persons to acquire a
more than 50% of the units is required for the general       controlling interest in the AIMCO Operating Partner-
partner to substitute another in its place. The limited      ship. Additionally, the AIMCO Operating Partnership
partners owning 100% of the limited partnership              Agreement contains restrictions on the ability of OP
interests then outstanding may elect another person as       Unitholders to transfer their OP Units. See
additional or substitute general partner without the         "Description of OP Units -- Transfers and Withdrawals"
consent of the existing general partner. A limited           in the accompanying Prospectus.
partner may not transfer its units without the consent
of the general partner which may be withheld in sole
and absolute discretion of the managing general
partner.

                    Amendment of Your Partnership Agreement


Amendments to your partnership's agreement of limited        With the exception of certain circumstances set forth
partnership may be proposed by the general partner of        in the AIMCO Operating Partnership Agreement, whereby
your partnership or by limited partners owning at least      the general partner may, without the consent of the OP
10% of the then outstanding limited partnership              Unitholders, amend the AIMCO Operating Partnership
interests. Approval by a majority of the then                Agreement, amendments to the AIMCO Operating
outstanding limited partnership interests is necessary       Partnership Agreement require the consent of the
to effect an amendment to your partnership's agreement       holders of a majority of the outstanding Common OP
of limited partnership, except that any proposal             Units, excluding AIMCO and certain other limited
requiring a greater affirmative vote for the matter          exclusions (a "Majority in Interest"). Amendments to
addressed also requires such greater affirmative vote        the AIMCO Operating Partnership Agreement may be
for enactment. In addition, the general partner may          proposed by the general partner or by holders of a
amend your partnership's agreement of limited                Majority in Interest. Following such proposal, the
partnership from time to time to add representations,        general partner will submit any proposed amendment to
duties or obligation of the general partner or to            the OP Unitholders. The general partner will seek the
surrender rights granted to the general partner, cure        written consent of the OP Unitholders on the proposed
any ambiguity or make modifications required by state        amendment or will call a meeting to vote thereon. See
or Federal securities law. Notwithstanding the               "Description of OP Units -- Amendment of the AIMCO
foregoing, certain provisions of your partnership's          Operating Partnership Agreement" in the accompanying
agreement of limited partnership are not subject to          Prospectus.
amendment in any case.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives an annual management fee equal to the greater       capacity as general partner of the AIMCO Operating
of an amount equal to 7.5% of the Net Cash Flow or           Partnership. In addition, the AIMCO Operating Part-
$10,000, payable monthly in addition to other fees for       nership is responsible for all expenses incurred
additional services. Moreover, the general partner or        relating to the AIMCO Operating Partnership's ownership
certain affiliates may be entitled to compensation for       of its assets and the operation of the AIMCO Operating
additional services rendered.                                Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         1971
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


No limited partner is subject to assessment, nor is any      Except for fraud, willful misconduct or gross
limited partner personally liable for any of the debts       negligence, no OP Unitholder has personal liability for
of your partnership or any of losses except to the           the AIMCO Operating Partnership's debts and
extent of its capital contributions which have become        obligations, and liability of the OP Unitholders for
payable pursuant to your partnership's agreement of          the AIMCO Operating Partnership's debts and obligations
limited partnership.                                         is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership must manage and      Unless otherwise provided for in the relevant
control the affairs of your partnership to the best of       partnership agreement, Delaware law generally requires
its ability and use its best efforts to carry out the        a general partner of a Delaware limited partnership to
purposes of your partnership. The general partner must       adhere to fiduciary duty standards under which it owes
diligently and faithfully devote such of its time to         its limited partners the highest duties of good faith,
the business of your partnership and has fiduciary           fairness and loyalty and which generally prohibit such
responsibility for the safekeeping and use of all funds      general partner from taking any action or engaging in
and assets of your partnership and cannot employ or          any transaction as to which it has a conflict of
permit another to employ such funds or assets in a           interest. The AIMCO Operating Partnership Agreement
manner except for the exclusive benefit of your              expressly authorizes the general partner to enter into,
partnership. However, the general partner may engage or      on behalf of the AIMCO Operating Partnership, a right
hold interest in other business ventures of every kind       of first opportunity arrangement and other conflict
and description, including ventures in competition with      avoidance agreements with various affiliates of the
your partnership, in which neither your partnership nor      AIMCO Operating Partnership and the general partner, on
any limited partners will have any interest.                 such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         1972
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS              COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the limited      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners have voting rights only         Operating Partnership Agreement,         have voting rights only with
with respect to the following            the holders of the Preferred OP          respect to certain limited matters
issues: the sale of or other dispo-      Units will have the same voting          such as certain amendments and
sition of all or substantially all       rights as holders of the Common OP       termination of the AIMCO Operating
of the assets of your partnership,       Units. See "Description of OP            Partnership Agreement and certain
the sale of your partnership's           Units" in the accompanying               transactions such as the
interest in La Colina Ranch              Prospectus. So long as any               institution of bankruptcy
Apartments Ltd. to any general           Preferred OP Units are outstand-         proceedings, an assignment for the
partner, a limited partner or any        ing, in addition to any other vote       benefit of creditors and certain
of their affiliates, any amendments      or consent of partners required by       transfers by the general partner of
to your partnership's agreement of       law or by the AIMCO Operating            its interest in the AIMCO Operating
limited partnership, except              Partnership Agree-                       Part-

         1973
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

in certain circumstances, the            ment, the affirmative vote or            nership or the admission of a
termination of your partnership,         consent of holders of at least 50%       successor general partner.
the removal of a general partner,        of the outstanding Preferred OP
the substitution of a general            Units will be necessary for              Under the AIMCO Operating Partner-
partner and the substitution or          effecting any amendment of any of        ship Agreement, the general partner
addition of a general partner            the provisions of the Partnership        has the power to effect the
absent approval by the remaining         Unit Designation of the Preferred        acquisition, sale, transfer,
general partner. Each matter             OP Units that materially and             exchange or other disposition of
requires the approval of holders of      adversely affects the rights or          any assets of the AIMCO Operating
a majority of the outstanding            preferences of the holders of the        Partnership (including, but not
units, except that the removal of a      Preferred OP Units. The creation or      limited to, the exercise or grant
general partner and the election of      issuance of any class or series of       of any conversion, option,
a substitute or additional gen-          partnership units, including,            privilege or subscription right or
eral partner without the consent of      without limitation, any partner-         any other right available in
the existing general partner             ship units that may have rights          connection with any assets at any
requires the unanimous consent of        senior or superior to the Preferred      time held by the AIMCO Operating
all limited partners.                    OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
The general partner may cause the        rights or preferences of the             other combination of the AIMCO
dissolution of your partnership by       holders of Preferred OP Units. With      Operating Partnership with or into
retiring unless, the remaining           respect to the exercise of the           another entity, all without the
general partner, or if none, more        above described voting rights, each      consent of the OP Unitholders.
than 50% of the holders of the then      Preferred OP Units shall have one
outstanding units consent within         (1) vote per Preferred OP Unit.          The general partner may cause the
sixty days after the retirement to                                                dissolution of the AIMCO Operating
continue your partnership and elect                                               Partnership by an "event of
a successor general partner.                                                      withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
The distributions payable to the         $      per Preferred OP Unit;            tribute quarterly all, or such
partners are not fixed in amount         provided, however, that at any time      portion as the general partner may
and depend upon the operating            and from time to time on or after        in its sole and absolute discretion
results and net sales or                 the fifth anniversary of the issue       determine, of Available Cash (as
refinancing proceeds available from      date of the Preferred OP Units, the      defined in the AIMCO Operating
the disposition of your                  AIMCO Operating Partnership may          Partnership Agreement) generated by
partnership's assets. The general        adjust the annual distribution rate      the AIMCO Operating Partnership
partner will designate a record          on the Preferred OP Units to the         during such quarter to the general
date to determine the partners           lower of (i)     % plus the annual       partner, the special limited
entitled to cash distributions,          interest rate then applicable to         partner and the holders of Common
which is not less than five days         U.S. Treasury notes with a maturity      OP Units on the record date
nor more than thirty days before         of five years, and (ii) the annual       established by the general partner
each cash distribution. Your             dividend rate on the most recently       with respect to such quarter, in
partnership has made distributions       issued AIMCO non-convertible             accordance with their respective
in the past and is projected to          preferred stock which ranks on a         interests in the AIMCO Operating
make distributions in 1998.              parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         1974
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may not transfer       There is no public market for the        There is no public market for the
or assign any or any portion of his      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
interest in his limited partnership      Preferred OP Units are not listed        nership Agreement restricts the
interest unless the general partner      on any securities exchange. The          transferability of the OP Units.
consents (which consent may be           Preferred OP Units are subject to        Until the expiration of one year
withheld at the sole discretion of       restrictions on transfer as set          from the date on which an OP
the general partner) and the             forth in the AIMCO Operating             Unitholder acquired OP Units,
limited partner complies with            Partnership Agreement.                   subject to certain exceptions, such
applicable state and Federal                                                      OP Unitholder may not transfer all
securities laws. Notwithstanding         Pursuant to the AIMCO Operating          or any portion of its OP Units to
the foregoing, a limited partner         Partnership Agreement, until the         any transferee without the consent
may gratuitously transfer all or         expiration of one year from the          of the general partner, which
any portion of his interest in his       date on which a holder of Preferred      consent may be withheld in its sole
limited partnership interest to his      OP Units acquired Preferred OP           and absolute discretion. After the
spouse, any member of his family, a      Units, subject to certain                expiration of one year, such OP
trust for the benefit of those           exceptions, such holder of               Unitholder has the right to
individuals or a corporation in          Preferred OP Units may not transfer      transfer all or any portion of its
which such partner has a majority        all or any portion of its Pre-           OP Units to any person, subject to
interest. No assignment or trans-        ferred OP Units to any transferee        the satisfaction of certain
fers will be permitted if such           without the consent of the general       conditions specified in the AIMCO
assignment of transfer would result      partner, which consent may be            Operating Partnership Agreement,
in 50% or more of the limited            withheld in its sole and absolute        including the general partner's
partnership interest being as-           discretion. After the expiration of      right of first refusal. See
signed or transferred within any         one year, such holders of Preferred      "Description of OP Units --
twelve-month period. In order for a      OP Units has the right to transfer       Transfers and Withdrawals" in the
transferee to be substituted as a        all or any portion of its Preferred      accompanying Prospectus.
limited partner, in addition to the      OP Units to any person, subject to
above requirements: (1) a                the satisfaction of

         1975
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

fully executed and acknowledged          certain conditions specified in the      After the first anniversary of
written instrument of assignment         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
must be filed with your                  ment, including the general              Units, an OP Unitholder has the
partnership, (2) the interest            partner's right of first refusal.        right, subject to the terms and
transferred must be at least one                                                  conditions of the AIMCO Operating
unit, except in certain                  After a one-year holding period, a       Partnership Agreement, to require
circumstances, (3) the transfer          holder may redeem Preferred OP           the AIMCO Operating Partnership to
fees must be paid and (4) such           Units and receive in exchange            redeem all or a portion of the
other conditions as are set forth        therefor, at the AIMCO Operating         Common OP Units held by such party
in your partnership's agreement of       Partnership's option, (i) subject        in exchange for a cash amount based
limited partnership must be              to the terms of any Senior Units,        on the value of shares of Class A
fulfilled.                               cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
There are no redemption rights           Preferred OP Units tendered for          the accompanying Prospectus. Upon
associated with your units.              redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         1976

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual management fee equal to the greater of an amount equal to 7.5% of the Net Cash Flow or $10,000, payable monthly in addition to reimbursement for expenses generated in its capacity as general partner, which received management fees of 80,878 in 1996, 83,502 in 1997 and 44,072 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         1977

                                YOUR PARTNERSHIP

GENERAL

     La Colina Partners, Ltd. is a California limited partnership which raised net proceeds of approximately $2,548,000 in 1983 through a private offering. The promoter for the private offering of your partnership was Angeles Properties, Inc. Insignia acquired your partnership in November 1992. AIMCO acquired Insignia in October, 1998. There are currently a total of 51 limited partners of your partnership and a total of 52 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on January 1, 1993 for the purpose of owning and operating a single apartment property located in Denton, Texas, known as "La Colina Ranch Apartments." Your partnership's property consists of 264 apartment units. There are 112 one-bedroom apartments and 152 two-bedroom apartments. The total rentable square footage of your partnership's property is 194,304 square feet. Your partnership's property had an average occupancy rate of approximately 98.11% in 1996 and 98.11% in 1997. The average annual rent per apartment unit is approximately $6,054.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1992, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $80,878, $83,502 and $44,072, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2023 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         1978

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $5,014,155, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $163,710, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The Financial Statements have been prepared on an income tax basis. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         1979

     Below is selected financial information for La Colina Partners, Ltd. derived from the financial statements described above. The 1993 amounts have been derived from audited financial which are not included in this Prospectus Supplement. See "Index to Financial Statements."

                                                                  LA COLINA PARTNERS, LTD.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....      646,622     1,189,039       522,599     1,197,289     1,054,351       453,595       314,284
Land & Building..............    5,747,515     5,674,833     5,708,625     5,558,406     5,500,644     5,597,351     5,554,435
Accumulated Depreciation.....   (4,840,729)   (4,818,548)   (4,829,638)   (4,807,456)   (4,790,604)   (4,952,545)   (4,886,878)
Other Assets.................      707,356       731,585       796,105       769,211       791,401       827,751       817,380
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........    2,260,764     2,776,909     2,197,691     2,717,450     2,555,792     1,926,152     1,799,221
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................    5,117,342     5,175,045     5,152,338     5,747,001     5,796,983     5,841,983     5,901,227
Other Liabilities............      199,543       930,819       297,101       487,439       394,850       322,242       223,199
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    5,316,885     6,105,864     5,449,439     6,234,440     6,191,833     6,164,225     6,124,426
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...   (3,056,121)   (3,328,955)   (3,251,748)   (3,516,990)   (3,636,041)   (4,238,073)   (4,325,205)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                       LA COLINA PARTNERS, LTD.
                                         ------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                                ENDED                               FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                         -------------------   --------------------------------------------------------------
                                           1998       1997        1997         1996         1995         1994         1993
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS
Rental Revenue.........................   828,243    801,091    1,619,361    1,584,879    1,511,792    1,411,000    1,330,511
Other Income...........................    50,292     56,369      114,404       96,764      641,056      150,608       95,064
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Revenue.................   878,535    857,460    1,733,765    1,681,643    2,152,848    1,561,608    1,425,575
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................   349,534    310,583      687,976      799,570      606,324      645,316    1,162,320
General & Administrative...............    17,115     14,888       39,066       53,865       48,702       60,789      162,802
Depreciation...........................    11,091     11,091       22,182       16,852       12,569       65,667       63,315
Interest Expense.......................   203,517    237,122      505,679      508,941      520,959      550,242      502,113
Property Taxes.........................   101,651     95,741      193,620      182,364      157,568      152,462      155,230
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Expenses................   682,908    669,425    1,448,523    1,561,592    1,346,122    1,474,476    2,045,780
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Net Income.............................   195,627    188,035      285,242      120,051      806,726       87,132     (620,205)
                                         ========   ========   ==========   ==========   ==========   ==========   ==========

         1980

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $195,627 for the six months ended June 30, 1998, compared to $188,035 for the six months ended June 30, 1997, an increase in net income of $7,592, or 4.04%. This increase was primarily the result of a greater increase in revenue than in expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $878,535 for the six months ended June 30, 1998, compared to $857,460 for the six months ended June 30, 1997, an increase of $21,075, or 2.46%.

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $349,534 for the six months ended June 30, 1998, compared to $310,583 for the six months ended June 30, 1997, an increase of $38,951 or 12.54%. This increase is due primarily to an increase in non-capitalizable exterior maintenance and landscaping. Management expenses totaled $44,072 for the six months ended June 30, 1998, compared to $42,375 for the six months ended June 30, 1997, an increase of $1,697, or 4.00%.

     General and Administrative Expenses

     General and administrative expenses totaled $17,115 for the six months ended June 30, 1998 compared to $14,888 for the six months ended June 30, 1997, an increase of $2,227 or 14.96%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $203,517 for the six months ended June 30, 1998, compared to $237,122 for the six months ended June 30, 1997, a decrease of $33,605, or 14.17%. The decrease was due to the partnership's note payable to Angeles Acceptance pool being retired in the third quarter of 1997.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $285,242 for the year ended December 31, 1997, compared to $120,051 for the year ended December 31, 1996. The increase in net income of $165,191, or 137.60% was primarily the result of an increase in revenues and a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,733,765 for the year ended December 31, 1997, compared to $1,681,643 for the year ended December 31, 1996, an increase of $52,122, or 3.10%.

         1981

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $687,976 for the year ended December 31, 1997, compared to $799,570 for the year ended December 31, 1996, a decrease of $111,594 or 13.96%. This is due to a reduction in non-capitalized exterior maintenance and landscaping. Management expenses totaled $83,502 for the year ended December 31, 1997, compared to $80,878 for the year ended December 31, 1996, an increase of $2,624, or 3.24%.

     General and Administrative Expenses

     General and administrative expenses totaled $39,066 for the year ended December 31, 1997 compared to $53,865 for the year ended December 31, 1996, a decrease of $14,799 or 27.47%. The decrease is primarily due to a decrease in General Partner reimbursement fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $505,679 for the year ended December 31, 1997, compared to $508,941 for the year ended December 31, 1996, a decrease of $3,262, or 0.64%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $120,051 for the year ended December 31, 1996, compared to $806,726 for the year ended December 31, 1995. The decrease in net income of $686,675, or 85.12% was primarily the result of decrease in revenues and an increase in expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,681,643 for the year ended December 31, 1996, compared to $2,152,848 for the year ended December 31, 1995, a decrease of $471,205, or 21.89%. The decrease is due to a large settlement of $544,116 related to an AMIT obligation recorded in income in 1995.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $799,570 for the year ended December 31, 1996, compared to $606,324 for the year ended December 31, 1995, an increase of $193,246 or 31.87%. This is primarily due to non-capitalized exterior repairs and major landscaping. Management expenses totaled $80,878 for the year ended December 31, 1996, compared to $78,348 for the year ended December 31, 1995, an increase of $2,530, or 3.23%.

     General and Administrative Expenses

     General and administrative expenses totaled $53,865 for the year ended December 31, 1996 compared to $48,702 for the year ended December 31, 1995, an increase of $5,163 or 10.60%. The increase is primarily due to a general increase to various administrative expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $508,941 for the year ended December 31, 1996, compared to $520,959 for the year ended December 31, 1995, a decrease of $12,018, or 2.31%.

         1982

  Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $646,622 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Your partnership's agreement of limited partnership does not limit the liability of the general partners to your partnership or any limited partners for acts done in their capacity as general partner. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     Under your partnership's agreement of limited partnership, the general partners of your partnership are indemnified for any loss or damage, including legal fees and expenses and amounts paid in settlement, incurred by such parties by reason of any act performed or omitted by such parties on behalf of your partnership or in furtherance of your partnership's interest, provided that the party sued will not be entitled to indemnification for losses sustained by reason of their gross negligence, willful misconduct or breach of fiduciary obligations. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $49,000.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $    0.00
1995........................................................     3,769.23
1996........................................................        19.23
1997........................................................       385.00
1998 (through June 30)......................................         0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

         1983

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in respect of its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................     29,166
1995........................................................     42,281
1996........................................................     45,370
1997........................................................     39,929
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................      78,348
1996...........................................      80,878
1997...........................................      83,502
1998 (through June 30).........................      44,072

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the compensation paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         1984

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The consolidated financial statements -- income tax basis of La Colina Partners, Ltd. at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         1985

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of June 30, 1998
  (unaudited)...............................................  F-2
Condensed Statements of Revenues and Expenses -- Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (unaudited)...............................................  F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and
  1997 -- (unaudited).......................................  F-4
Notes to Condensed Financial Statements -- Income Tax
  Basis.....................................................  F-5
Independent Auditors' Report................................  F-7
Consolidated Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997.......  F-8
Consolidated Statement of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the year
  ended December 31, 1997...................................  F-9
Consolidated Statement of Cash Flows -- Income Tax Basis for
  the year ended December 31, 1997..........................  F-10
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-11
Independent Auditors' Report................................  F-15
Consolidated Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996.......  F-16
Consolidated Statement of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the year
  ended December 31, 1996...................................  F-17
Consolidated Statement of Cash Flows -- Income Tax Basis for
  the year ended December 31, 1996..........................  F-18
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-19
Independent Auditors' Report................................  F-23
Consolidated Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1995 and
  1994......................................................  F-24
Consolidated Statements of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the years
  ended December 31, 1995 and 1994..........................  F-25
Consolidated Statements of Cash Flows -- Income Tax Basis
  for the years ended December 31, 1995 and 1994............  F-26
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-27

         1986

                          LA COLINA PARTNERS, LIMITED

                   CONDENSED STATEMENT OF ASSETS, LIABILITIES
                            AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $   646,622
Receivables and Deposits....................................                    133,198
Restricted Escrows..........................................                    117,792
Syndication Costs...........................................                    333,392
Other Assets................................................                    122,974
Investment Property:
  Land......................................................  $   546,579
  Building and related personal property....................    5,200,936
                                                              -----------
                                                                5,747,515
  Less: Accumulated depreciation............................   (4,840,729)      906,786
                                                              -----------   -----------
          Total Assets:.....................................                $ 2,260,764
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                $    14,293
Other Accrued Liabilities...................................                     40,754
Property Taxes Payable......................................                    101,651
Tenant Security Deposits....................................                     42,845
Notes Payable...............................................                  5,117,342
Partners' Deficit...........................................                 (3,056,121)
                                                                            -----------
          Total Liabilities and Partners' Deficit...........                $ 2,260,764
                                                                            ===========

                   See notes to interim financial statements.

         1987

                          LA COLINA PARTNERS, LIMITED

 CONDENSED STATEMENTS OF REVENUES AND EXPENSES -- INCOME TAX BASIS (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $828,243   $801,091
  Other Income..............................................    50,292     56,369
                                                              --------   --------
          Total Revenues....................................   878,535    857,460
Expenses:
  Operating Expenses........................................   349,534    310,583
  General and Administrative Expenses.......................    17,115     14,888
  Depreciation Expense......................................    11,091     11,091
  Interest Expense..........................................   203,517    237,122
  Property Tax Expense......................................   101,651     95,741
                                                              --------   --------
          Total Expenses....................................   682,908    669,425
          Net Income........................................  $195,627   $188,035
                                                              ========   ========

                   See notes to interim financial statements.

         1988

                          LA COLINA PARTNERS, LIMITED

       CONDENSED STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              --------   ----------
Operating Activities:
  Net Income (loss).........................................  $195,627   $  188,035
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    11,091       11,091
     Changes in accounts:
       Receivables and deposits and other assets............    91,349       89,128
       Accounts Payable and accrued expenses................   (97,558)     443,380
                                                              --------   ----------
          Net cash provided by (used in) operating
            activities......................................   200,509      731,634
                                                              --------   ----------
Investing Activities:
  Property improvements and replacements....................   (38,890)    (116,426)
  Net (increase)/decrease in restricted escrows.............    (2,600)      (2,342)
                                                              --------   ----------
          Net cash provided by (used in) investing
            activities......................................   (41,490)    (118,768)
                                                              --------   ----------
Financing Activities:
  Distributions to partners.................................        --           --
  Payments on mortgage......................................   (34,996)    (571,956)
                                                              --------   ----------
          Net cash provided by (used in) financing
            activities......................................   (34,996)    (571,956)
                                                              --------   ----------
          Net increase (decrease) in cash and cash
            equivalents.....................................   124,023       40,910
Cash and cash equivalents at beginning of year..............   522,599    1,148,129
                                                              --------   ----------
Cash and cash equivalents at end of period..................  $646,622   $1,189,039
                                                              ========   ==========

                   See notes to interim financial statements.

         1989

                          LA COLINA PARTNERS, LIMITED

          NOTES TO CONDENSED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of La Colina Partners, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for Federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for Federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         1990

                          LA COLINA PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1997
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         1991

                          INDEPENDENT AUDITORS' REPORT

General Partners
La Colina Partners, Limited:

     We have audited the consolidated statement of assets, liabilities and partners' deficit -- income tax basis of La Colina Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1997, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting La Colina Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of La Colina Partners, Limited and its limited partnership interest as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, on the basis of accounting described in Note A.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 13, 1998

         1992

                          LA COLINA PARTNERS, LIMITED

 CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT -- INCOME
                                   TAX BASIS

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Cash and cash equivalents...................................  $   522,599
Receivables and deposits....................................      217,907
Restricted escrows (Note B).................................      115,192
Other assets................................................      463,006
Investment properties (Note C):
  Land......................................................      546,579
  Buildings and related personal property...................    5,162,046
                                                              -----------
                                                                5,708,625
  Less accumulated depreciation.............................   (4,829,638)
                                                              -----------
                                                                  878,987
                                                              -----------
                                                              $ 2,197,691
                                                              ===========

                    LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    20,214
  Tenant security deposits..................................       38,715
  Accrued taxes.............................................      193,620
  Other liabilities.........................................       44,552
  Notes payable (Note C)....................................    5,152,338
Partners' deficit...........................................   (3,251,748)
                                                              -----------
                                                              $ 2,197,691
                                                              ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         1993

                          LA COLINA PARTNERS, LIMITED

                CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES
              AND CHANGES IN PARTNERS' DEFICIT -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Revenues:
  Rental income.............................................  $ 1,619,361
  Other income..............................................      114,404
                                                              -----------
     Total revenues.........................................    1,733,765
                                                              -----------
Expenses:
  Operating (Note D)........................................      687,976
  General and administrative (Note D).......................       39,066
  Depreciation..............................................       22,182
  Interest..................................................      505,679
  Property taxes............................................      193,620
                                                              -----------
     Total expenses.........................................    1,448,523
                                                              -----------
Net income..................................................      285,242
Distributions to partners...................................      (20,000)
Partners' deficit at beginning of year......................   (3,516,990)
                                                              -----------
Partners' deficit at end of year............................  $(3,251,748)
                                                              ===========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         1994

                          LA COLINA PARTNERS, LIMITED

            CONSOLIDATED STATEMENT OF CASH FLOWS -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Cash flows from operating activities:
  Net income................................................   $  285,242
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       22,182
     Amortization of discounts and loan costs...............       37,846
     Change in accounts:
       Receivables and deposits.............................        6,745
       Other assets.........................................       (6,640)
       Accounts payable.....................................       (3,239)
       Tenant security deposit liabilities..................      (10,860)
       Accrued taxes........................................       11,256
       Other liabilities....................................     (187,495)
                                                               ----------
          Net cash provided by operating activities.........      155,037
                                                               ----------
Cash flows from investing activities:
  Property improvements and replacements....................     (150,219)
  Net deposits to restricted escrows........................       (4,735)
                                                               ----------
          Net cash used in investing activities.............     (154,954)
                                                               ----------
Cash flows from financing activities:
  Payments on notes payable.................................     (605,613)
  Distributions to partners.................................      (20,000)
                                                               ----------
          Net cash used in financing activities.............     (625,613)
                                                               ----------
Net decrease in cash and cash equivalents...................     (625,530)
Cash and cash equivalents at beginning of year..............    1,148,129
                                                               ----------
Cash and cash equivalents at end of year....................   $  522,599
                                                               ==========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $  658,831
                                                               ==========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         1995

                          LA COLINA PARTNERS, LIMITED

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of La Colina Partners, Limited (the "Partnership"), and its Limited Partnership interest in La Colina Ranch Apartments, Limited (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 264 unit apartment complex, located in Denton, Texas.

     The Partnership was organized as a California limited partnership on July 15, 1983. The Managing General Partner of the Partnership is Angeles Properties, Inc. ("API"). The non-managing general partners, who also serve as non-managing general partners of the Project Partnership, are the Elliott Family Partnership, Ltd. (a California limited partnership) and the Elliott Accommodation Trust (a California limited partnership). The general partners act as general partners in other limited partnerships and are affiliates of Angeles Investment Properties, Inc. ("AIPI"), the Project Partnership's managing general partner. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), the general partners have contributed $26,000 to the Partnership for which they are entitled to a 2% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $2,548,000. Pursuant to the terms of the Agreement, the limited partners will receive a 98% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership has made capital contributions to the Project Partnership and is entitled to a 98% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. The Project Partnership's general partners are entitled to the remaining 2% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based solely on the percentage of ownership interest.

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

         1996
                          LA COLINA PARTNERS, LIMITED

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Depreciation

     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property.

  Other Assets

     Other assets at December 31, 1997 include deferred loan costs of $122,974, which are amortized over the term of the related borrowing. Deferred loan costs are shown net of accumulated amortization. Also included in other assets at December 31, 1997 are $333,392 of syndication fees which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 were $115,192 and consist of a reserve escrow established with a portion of the proceeds of the loan. The funds are used for certain repair work, debt service, expenses and property taxes or insurance. The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of the loan.

NOTE C -- NOTES PAYABLE

     Notes payable at December 31, 1997 consist of the following:

                                                                 1997
                                                              ----------
First mortgage note payable in monthly installments of
  $38,684, including interest at 7.83%, due October 15,
  2003; collateralized by land and buildings................  $5,049,151
Second mortgage note payable in interest only monthly
  installments of $1,068, at a rate of 7.83%, with principal due October 15, 2003; collateralized by land and
  buildings.................................................     163,710
                                                              ----------
Principal balance at year end...............................   5,212,861
Less unamortized discount...................................     (60,523)
                                                              ----------
                                                              $5,152,338
                                                              ==========

     Scheduled net principal payments of the notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $   71,386
1999.....................................................      77,179
2000.....................................................      83,444
2001.....................................................      90,218
2002.....................................................      97,541
Thereafter...............................................   4,793,093
                                                           ----------
                                                           $5,212,861
                                                           ==========

         1997
                          LA COLINA PARTNERS, LIMITED

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments of a partnership administration fee to general partners and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                               1997
                    TYPE OF TRANSACTION                       AMOUNT
                    -------------------                       -------
Property management fee.....................................  $83,502
Reimbursements for services of affiliates...................  $32,910
Construction oversight reimbursements.......................  $ 7,019

         1998

                          LA COLINA PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         1999

                          INDEPENDENT AUDITORS' REPORT

General Partners
La Colina Partners, Limited:

     We have audited the consolidated statement of assets, liabilities and partners' deficit -- income tax basis of La Colina Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1996, and the related consolidated statement of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting La Colina Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of La Colina Partners, Limited and its limited partnership interest as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, on the basis of accounting described in Note A.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 17, 1997

         2000

                          LA COLINA PARTNERS, LIMITED

               CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND
                     PARTNERS' DEFICIT -- INCOME TAX BASIS

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Cash and cash equivalents:
  Unrestricted..............................................  $ 1,148,129
  Restricted -- tenant security deposits....................       49,160
Accounts receivable.........................................        2,761
Escrow for taxes and insurance..............................      172,731
Restricted escrows (Note B).................................      110,457
Other assets................................................      483,262
Investment properties (Note C):
  Land......................................................      546,579
  Buildings and related personal property...................    5,011,827
                                                              -----------
                                                                5,558,406
  Less accumulated depreciation.............................   (4,807,456)
                                                              -----------
                                                                  750,950
                                                              -----------
                                                              $ 2,717,450
                                                              ===========

                    LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    23,453
  Tenant security deposits..................................       49,575
  Accrued taxes.............................................      182,364
  Other liabilities (Note C)................................      232,047
  Notes payable (Note C)....................................    5,747,001
Partners' deficit...........................................   (3,516,990)
                                                              -----------
                                                              $ 2,717,450
                                                              ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2001

                          LA COLINA PARTNERS, LIMITED

              CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES AND
                CHANGES IN PARTNERS' DEFICIT -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Revenues:
  Rental income.............................................  $ 1,584,879
  Other income..............................................       96,764
                                                              -----------
     Total revenues.........................................    1,681,643
                                                              -----------

Expenses:
  Operating (Note D)........................................      507,183
  General and administrative (Note D).......................       53,865
  Maintenance...............................................      292,387
  Depreciation..............................................       16,852
  Interest..................................................      508,941
  Property taxes............................................      182,364
                                                              -----------
     Total expenses.........................................    1,561,592
                                                              -----------
Net income..................................................      120,051
Distributions to partners...................................       (1,000)
Partners' deficit at beginning of year......................   (3,636,041)
                                                              -----------
Partners' deficit at end of year............................  $(3,516,990)
                                                              ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2002

                          LA COLINA PARTNERS, LIMITED

            CONSOLIDATED STATEMENT OF CASH FLOWS -- INCOME TAX BASIS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
Cash flows from operating activities:
  Net income................................................   $  120,051
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       16,852
     Amortization of discounts and loan costs...............       36,167
     Change in accounts:
       Restricted cash......................................        2,989
       Accounts receivable..................................       (1,029)
       Escrow for taxes and insurance.......................      (10,549)
       Other assets.........................................           --
       Accounts payable.....................................        9,328
       Tenant security deposit liabilities..................       (3,254)
       Accrued taxes........................................       25,126
       Other liabilities....................................       61,388
                                                               ----------
          Net cash provided by operating activities.........      257,069
                                                               ----------
Cash flows from investing activities:
  Property improvements and replacements....................      (57,762)
  Changes in restricted escrows.............................        8,688
                                                               ----------
          Net cash used in investing activities.............      (49,074)
                                                               ----------
Cash flows from financing activities:
  Payments on notes payable.................................      (61,068)
  Distributions to partners.................................       (1,000)
                                                               ----------
          Net cash used in financing activities.............      (62,068)
                                                               ----------
Net increase in cash........................................      145,927
Cash and cash equivalents at beginning of year..............    1,002,202
                                                               ----------
Cash and cash equivalents at end of year....................   $1,148,129
                                                               ==========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $  415,958
                                                               ==========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2003

                          LA COLINA PARTNERS, LIMITED

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1996

NOTE A  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of La Colina Partners, Limited (the "Partnership"), and its Limited Partnership interest in La Colina Ranch Apartments, Limited (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 264 unit apartment complex, located in Denton, Texas.

     The Partnership was organized as a California limited partnership on July 15, 1983. The Managing General Partner of the Partnership is Angeles Properties, Inc. ("API"). The non-managing general partners, who also serve as non-managing general partners of the Project Partnership, are the Elliott Family Partnership, Ltd. (a California limited partnership) and the Elliott Accommodation Trust (a California limited partnership). The general partners act as general partners in other limited partnerships and are affiliates of Angeles Investment Properties, Inc. ("AIPI"), the Project Partnership's managing general partner. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), the general partners have contributed $26,000 to the Partnership for which they are entitled to a 2% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $2,548,000. Pursuant to the terms of the Agreement, the limited partners will receive a 98% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership has made capital contributions to the Project Partnership and is entitled to a 98% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. The Project Partnership's general partners are entitled to the remaining 2% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based solely on the percentage of ownership interest.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

         2004
                          LA COLINA PARTNERS, LIMITED

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Depreciation

     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property.

  Other Assets

     Other assets at December 31, 1996 include deferred loan costs of $143,870, which are amortized over the term of the related borrowing. Deferred loan costs are shown net of accumulated amortization. Also included in other assets at December 31, 1996 are $333,392 of syndication fees which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 were $110,457 and consist of a reserve escrow established with a portion of the proceeds of the loan. The funds are used for certain repair work, debt service, expenses and property taxes or insurance. The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of the loan.

NOTE C -- NOTES PAYABLE

     Notes payable at December 31, 1996 consist of the following:

                                                                 1996
                                                              ----------
First mortgage note payable in monthly installments of
  $38,684, including interest at 7.83%, due October 15,
  2003; collateralized by land and buildings................  $5,115,177
Second mortgage note payable in interest only monthly
  installments of $1,068, at a rate of 7.83%, with principal due October 15, 2003; collateralized by land and
  buildings.................................................     163,710
Note payable to Angeles Acceptance Pool, L.P., ("AAP"), an
  affiliate of API, represents an unsecured working capital
  loan with interest at prime plus 3% payable monthly with
  principal and any accrued interest to be repaid at the
  earlier of 1) the sale or refinancing of the investment
  property, or 2) November 25, 1997.........................     539,587
                                                              ----------
Principal balance at year end...............................   5,818,474
Less unamortized discount...................................     (71,473)
                                                              ----------
                                                              $5,747,001
                                                              ==========

     Accrued interest on the note payable to AAP, which is included in other liabilities, amount to $190,997 at December 31, 1996.

         2005
                          LA COLINA PARTNERS, LIMITED

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     Scheduled net principal payments of the notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $  605,613
1998.....................................................      71,385
1999.....................................................      77,180
2000.....................................................      83,445
2001.....................................................      90,218
Thereafter...............................................   4,890,633
                                                           ----------
                                                           $5,818,474
                                                           ==========

     Subsequent to October 15, 1996, the principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations. The unsecured note may be prepaid at any time in whole or in part without premium or penalty.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments of a partnership administration fee to general partners and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the Managing General Partner and its affiliates, in addition to those disclosed in Note C, are as follows:

                                                              1996
                    TYPE OF TRANSACTION                      AMOUNT
                    -------------------                      -------
Property management fee....................................  $80,878
Reimbursements for services of affiliates..................  $32,430
Construction fees..........................................  $12,940

         2006

                          LA COLINA PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2007

                          INDEPENDENT AUDITORS' REPORT

General Partners
La Colina Partners, Limited:

     We have audited the consolidated statements of assets, liabilities and partners' deficit -- income tax basis of La Colina Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1995 and 1994, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the years then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting La Colina Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of La Colina Partners, Limited and its limited partnership interest as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, on the basis of accounting described in Note A.

                                            /s/ KPMG PEAT MARWICK LLP

March 4, 1996

         2008

                          LA COLINA PARTNERS, LIMITED

                 CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES
                   AND PARTNERS' DEFICIT -- INCOME TAX BASIS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1995           1994
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $ 1,002,202    $   407,445
  Restricted -- tenant security deposits....................       52,149         46,150
Accounts receivable.........................................        1,732            670
Escrow for taxes and insurance..............................      162,182        157,566
Restricted escrows (Note B).................................      119,145        123,216
Other assets................................................      508,342        546,299
Investment properties (Note C):
  Land......................................................      546,579        546,579
  Buildings and related personal property...................    4,954,065      5,050,772
                                                              -----------    -----------
                                                                5,500,644      5,597,351
  Less accumulated depreciation.............................   (4,790,604)    (4,952,545)
                                                              -----------    -----------
                                                                  710,040        644,806
                                                              -----------    -----------
                                                              $ 2,555,792    $ 1,926,152
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    14,125    $    20,374
  Tenant security deposits..................................       52,829         48,555
  Accrued taxes.............................................      157,238        152,462
  Other liabilities (Note C)................................      170,658        100,851
  Notes payable (Note C)....................................    5,796,983      5,841,983
Partners' deficit                                              (3,636,041)    (4,238,073)
                                                              -----------    -----------
                                                              $ 2,555,792    $ 1,926,152
                                                              ===========    ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2009

                          LA COLINA PARTNERS, LIMITED

              CONSOLIDATED STATEMENTS OF REVENUES AND EXPENSES AND
                CHANGES IN PARTNERS' DEFICIT -- INCOME TAX BASIS

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                 1995             1994
                                                              -----------      -----------
Revenues:
  Rental income.............................................  $ 1,511,792      $ 1,411,000
  Other income (Note E).....................................      641,056          150,608
                                                              -----------      -----------
     Total revenues.........................................    2,152,848        1,561,608
                                                              -----------      -----------
Expenses:
  Operating.................................................      418,323          429,411
  General and administrative (Note D).......................       48,702           60,789
  Property management fees (Note D).........................       78,348           74,170
  Maintenance...............................................      109,653          141,735
  Depreciation..............................................       12,569           65,667
  Interest..................................................      520,959          550,242
  Property taxes............................................      157,568          152,462
                                                              -----------      -----------
     Total expenses.........................................    1,346,122        1,474,476
                                                              -----------      -----------
Net income..................................................      806,726           87,132
Distributions to partners...................................     (204,694)              --
Partners' deficit at beginning of year......................   (4,238,073)      (4,325,205)
                                                              -----------      -----------
Partners' deficit at end of year............................  $(3,636,041)     $(4,238,073)
                                                              ===========      ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2010

                          LA COLINA PARTNERS, LIMITED

           CONSOLIDATED STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1994
                                                              -----------    ---------
Cash flows from operating activities:
  Net income................................................  $  806,726     $ 87,132
  Adjustments to reconcile net income to net cash provided
     by
     operating activities:
     Depreciation...........................................      12,569       65,667
     Amortization of discounts and loan costs...............      36,565       36,412
     Change in accounts:
       Restricted cash......................................      (5,999)        (955)
       Accounts receivable..................................      (1,062)       2,135
       Escrow for taxes and insurance.......................      (4,616)     (20,003)
       Other assets.........................................      12,876      (33,553)
       Accounts payable.....................................      (6,249)      15,268
       Tenant security deposit liabilities..................       4,274        3,360
       Accrued taxes........................................       4,776       15,056
       Other liabilities....................................      69,807       63,508
                                                              ----------     --------
          Net cash provided by operating activities.........     929,667      234,027
                                                              ----------     --------
Cash flows from investing activities:
  Property improvements and replacements....................     (77,803)     (42,916)
  Changes in restricted escrows.............................       4,071       15,968
                                                              ----------     --------
          Net cash used in investing activities.............     (73,732)     (26,948)
                                                              ----------     --------
Cash flows from financing activities:
  Payments on notes payable.................................     (56,484)     (68,723)
  Distributions to partners.................................    (204,694)          --
                                                              ----------     --------
          Net cash used in financing activities.............    (261,178)     (68,723)
                                                              ----------     --------
Net increase in cash........................................     594,757      138,356
Cash and cash equivalents at beginning of year..............     407,445      269,089
Cash and cash equivalents at end of year....................  $1,002,202     $407,445
                                                              ==========     ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $  420,543     $431,744
                                                              ==========     ========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2011

                          LA COLINA PARTNERS, LIMITED

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                                INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of La Colina Partners, Limited (the "Partnership"), and its Limited Partnership interest in La Colina Ranch Apartments, Limited (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 264 unit apartment complex, located in Denton, Texas.

     The Partnership was organized as a California limited partnership on July 15, 1983. The Managing General Partner of the Partnership is Angeles Properties, Inc. ("API"). The non-managing general partners, who also serve as non-managing general partners of the Project Partnership, are the Elliott Family Partnership, Ltd. (a California limited partnership) and the Elliott Accommodation Trust (a California limited partnership). The general partners act as general partners in other limited partnerships and are affiliates of Angeles Investment Properties, Inc. ("AIPI"), the Project Partnership's managing general partner. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), the general partners have contributed $26,000 to the Partnership for which they are entitled to a 2% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $2,548,000. Pursuant to the terms of the Agreement, the limited partners will receive a 98% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership has made capital contributions to the Project Partnership and is entitled to a 98% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. The Project Partnership's general partners are entitled to the remaining 2% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) subsidiary income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based solely on the percentage of ownership interest.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

         2012
                          LA COLINA PARTNERS, LIMITED

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                        INCOME TAX BASIS -- (CONTINUED)

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property.

  Other Assets

     Other assets at December 31, 1995 and 1994 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets at December 31, 1995 and 1994 are $69,622 of syndication fees which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers cash and all highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Reclassifications

     Certain 1994 amounts have been reclassified to conform to the 1995 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrows at December 31, 1995 and 1994 consist of the following:

                                                                 1995          1994
                                                              ----------    ----------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital reserve account to be
  used for certain capital improvements. The capital
  improvements are anticipated to be completed in calendar
  year 1996 and any excess funds will be returned for
  property operations.......................................  $   12,944    $   16,110
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................     106,201       107,106
                                                              ----------    ----------
                                                              $  119,145    $  123,216
                                                              ==========    ==========

         2013
                          LA COLINA PARTNERS, LIMITED

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                        INCOME TAX BASIS -- (CONTINUED)

NOTE C -- NOTES PAYABLE

     Notes payable at December 31, 1995 and 1994 consist of the following:

                                                                 1995          1994
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $38,684, including interest at 7.83%, due October 15,
  2003; collateralized by land and buildings................  $5,176,245    $5,232,729
Second mortgage note payable in interest only monthly
  installments of $1,068, at a rate of 7.83%, with principal due October 15, 2003; collateralized by land and
  buildings.................................................     163,710       163,710
Note payable to Angeles Acceptance Pool, L.P., ("AAP"), an
  affiliate of API, represents a working capital loan with
  interest at prime plus 3% payable monthly with principal
  and any accrued interest to be repaid at the earlier of 1)
  the sale or refinancing of the investment property, or 2)
  November 25, 1997.........................................     539,587       539,587
                                                              ----------    ----------
Principal balance at year end...............................   5,879,542     5,936,026
Less unamortized discount...................................     (82,559)      (94,043)
                                                              ----------    ----------
                                                              $5,796,983    $5,841,983
                                                              ==========    ==========

     Accrued interest on the note payable to AAP, which is included in other liabilities, amounted to $130,181 and $66,330 at December 31, 1995 and 1994, respectively.

     Scheduled net principal payments of the notes during the years subsequent to December 31, 1995 are as follows:

1996.....................................................  $   61,069
1997.....................................................     605,613
1998.....................................................      71,385
1999.....................................................      77,180
2000.....................................................      83,445
Thereafter...............................................   4,980,850
                                                           ----------
                                                           $5,879,542
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to October 15, 1996. Thereafter, the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations. The unsecured note may be prepaid at any time in whole or in part without premium or penalty.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments of a partnership

         2014
                          LA COLINA PARTNERS, LIMITED

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                        INCOME TAX BASIS -- (CONTINUED)

administration fee to general partners and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the Managing General Partner and its affiliates, except as disclosed in Note C, are as follows:

                                                            1995       1994
TYPE OF TRANSACTION                                        AMOUNT     AMOUNT
-------------------                                        -------    -------
Property management fee..................................  $78,348    $74,170
Reimbursements for services of affiliates................  $26,389    $29,166
Construction fees........................................  $15,892    $    --

NOTE E -- BAD DEBT RECOVERY

     In July 1993, Angeles Mortgage Investment Trust ("AMIT"), a real estate investment trust, initiated litigation against the Partnership and other partnerships which loaned money to AMIT seeking to avoid repayment of such obligations. The Partnership subsequently filed a counterclaim against AMIT seeking to enforce the obligation, the principal amount of which is $650,000 plus accrued interest from March 1993 ("AMIT Obligation"). In 1993, the Partnership wrote off this receivable as a bad debt.

     MAE GP Corporation ("MAE GP"), an affiliate of the Managing General Partner, owns 1,675,113 Class B Shares of AMIT. MAE GP has the option to convert these Class B Shares, in whole or in part, into Class A Shares on the basis of 1 Class A Share for every 49 Class B Shares. These Class B Shares entitle MAE GP to receive 1.2% of the distributions of net cash distributed by AMIT. These Class B Shares also entitle MAE GP to vote on the same basis as Class A Shares which allows MAE GP to vote approximately 37% of the total shares (unless and until converted to Class A Shares at which time the percentage of the vote controlled represented by the shares held by MAE GP would approximate 1.2% of the vote). Between the date of acquisition of these shares (November 24, 1992) and March 31, 1995, MAE GP has declined to vote these shares. Since that date, MAE GP voted its shares at the 1995 annual meeting in connection with the election of trustees and other matters. MAE GP has not exerted and continues to decline to exert any management control over or participate in the management of AMIT. MAE GP may choose to vote these shares as it deems appropriate in the future. In addition, Liquidity Assistance, LLC, ("LAC"), an affiliate of the Managing General Partner and an affiliate of Insignia Financial Group, Inc., which provides property management and partnership administration services to the Partnership, owns 63,200 Class A Shares of AMIT. These Class A Shares entitle LAC to vote approximately 1.5% of the total shares.

     On November 9, 1994, the Partnership executed a definitive Settlement Agreement to settle the dispute with respect to the AMIT Obligation. The actual closing of the Settlement occurred April 14, 1995. The Partnership's claim was satisfied by a cash payment to the Partnership totaling $544,116 (the "Settlement Amount") at closing. Income was recorded in 1995 equal to the cash payment and is included in other income.

     As part of the above described settlement, MAE GP granted to AMIT an option to acquire the Class B shares owned by it. This option can be exercised at the end of 10 years or when all loans made by AMIT to partnerships affiliated with MAE GP as of November 9, 1994, which is the date of execution of the Settlement Agreement, have been paid in full, but in no event prior to November 9, 1997. AMIT delivered to MAE GP cash in the sum of $250,000 at closing, which occurred April 14, 1995, as payment for the option. Upon exercise of the option, AMIT would remit to MAE GP an additional $94,000.

         2015
                          LA COLINA PARTNERS, LIMITED

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                        INCOME TAX BASIS -- (CONTINUED)

     Simultaneously with the execution of the option agreement, MAE GP executed an irrevocable proxy in favor of AMIT the result of which is MAE GP will be able to vote the Class B shares on all matters except those involving transactions between AMIT and MAE GP affiliated borrowers or the election of any MAE GP affiliate as an officer or trustee of AMIT. On those matters, MAE GP granted to the AMIT trustees, in their capacity as trustees of AMIT, proxies with regard to the Class B shares instructing such trustees to vote said Class B shares in accordance with the vote of the majority of the Class A Shares voting to be determined without consideration of the votes of "Excess Class A Shares" as defined in section 6.13 of the Declaration of Trust of AMIT.

         2016

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2017

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2018

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2019

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                           LAKE EDEN ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO TENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2020

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-17
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Lake Eden
    Associates, L.P............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38

                                                  PAGE
                                                  ----
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67

         2021

                                                  PAGE
                                                  ----
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-75

                                                  PAGE
                                                  ----
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2022

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Lake Eden Associates, L.P. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner (the "general partner") of your partnership and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2023

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2024

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $1,319.86 per unit for the six months ended June 30, 1998 (equivalent to $2,639.72 on an annual basis). We
     will pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $     per year
     on the number of Tax-Deferral   % Preferred OP Units, or distributions of
     $     per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         2025

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         2026
Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2027

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         2028

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2029

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         2030

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         2031

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         2032

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         2033

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         2034

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         2035

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

         2036

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

         2037

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-average market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2038

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

         2039

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $104,498 in 1996, $111,851 in 1997 and $54,902 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Lake Eden Associates, L.P. is a Delaware limited partnership which was formed on January 11, 1985 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Lake Eden/Lebanon Station Apartments". In 1985, it completed a private placement of units that raised net proceeds of approximately $2,045,000. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2008, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

         2040

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $7,041,590, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $250,216, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loans outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2041

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2042

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2043

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to the AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         2044

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2045

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         2046

          SUMMARY FINANCIAL INFORMATION OF LAKE EDEN ASSOCIATES, L.P.

     The summary financial information of Lake Eden Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Lake Eden Associates, L.P. for the years ended December 31, 1997 and 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                           LAKE EDEN ASSOCIATES, L.P.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........    1,090,117     1,105,569     2,249,681     2,115,254     2,075,758     2,018,815     1,955,707
        Net Income/(Loss)......      117,218        76,594       252,740        48,490       144,148      (204,553)     (243,914)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...    2,821,493     2,703,392     2,856,193     2,708,827     2,758,941     2,802,668     3,143,200
        Total Assets...........    3,648,988     3,621,263     3,925,746     3,825,929     3,977,920     3,971,190     4,310,476
  Mortgage Notes Payable,
    including Accrued
    Interest...................    6,999,503     7,173,872     7,088,397     7,245,235     7,388,963     7,520,678     7,641,385
  Partners'
    Capital/(Deficit)..........   (3,575,771)   (3,816,488)   (3,640,342)   (3,829,695)   (3,785,885)   (3,892,146)   (3,619,432)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your Partnership.

                                                              AIMCO OPERATING
                                                                PARTNERSHIP               YOUR PARTNERSHIP
                                                         --------------------------   -------------------------
                                                         SIX MONTHS                   SIX MONTHS
                                                            ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                          JUNE 30,     DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                            1998           1997          1998          1997
                                                         -----------   ------------   ----------   ------------
Cash distributions per unit outstanding................    $1.125         $1.85         $

         2047

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         2048

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code.

     The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I

         2049

Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $1,319.86 (equivalent to $2,639.72 on an annualized basis). This is equivalent to distributions of $
per year on the number of Tax-Deferral   % Preferred OP Units, or distributions
of $     per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns

         2050

surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation

         2051

methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         2052

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2053

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2054

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2055

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         2056
Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         2057

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of considerations being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         2058

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         2059

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         2060

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         2061

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         2062

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2063

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         2064

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         2065

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2066

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2067

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2068

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK


                              Nature of Investment

          PREFERRED OP UNITS                        CLASS I PREFERRED STOCK

The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2069
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2070
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2071

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2072

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2073

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2074

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-average market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2075

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2076

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $1,319.86 (equivalent to $2,639.72
     on an annualized basis). This is equivalent to distributions of $     per
     year on the number of Tax-Deferral   % Preferred OP Units, or distributions
     of $     per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore distributions with respect to the Preferred OP Units and Common
     OP Units that we are offering are expected to be        , immediately
     following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions." See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method

         2077

     described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         2078

apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         2079

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also
         2080

     performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information
         2081

     contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities
         2082

     laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2083

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Lake Eden/ Lebanon Station Apartments.              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Available Cash Flow (as defined in your        of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2008.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to purchase, hold,          The purpose of the AIMCO Operating Partnership is to
lease, manage and operate your partnership's property.       conduct any business that may be lawfully conducted by
Subject to restrictions contained in your partnership's      a limited partnership organized pursuant to the
agreement of limited partnership, your partnership may       Delaware Revised Uniform Limited Partnership Act (as
perform all acts necessary or appropriate in connection      amended from time to time, or any successor to such
therewith and reasonably related thereto, including          statute) (the "Delaware Limited Partnership Act"),
acquiring additional real or personal property,              provided that such business is to be conducted in a
borrowing money and creating liens.                          manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2084
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling 35.5 units for cash and notes to         time to the limited partners and to other persons, and
selected persons who fulfill the requirements set forth      to admit such other persons as additional limited
in your partnership's agreement of limited partnership.      partners, on terms and conditions and for such capital
The capital contribution need not be equal for all           contributions as may be established by the general
limited partners and no action or consent is required        partner in its sole discretion. The net capital
in connection with the admission of any additional           contribution need not be equal for all OP Unitholders.
limited partners.                                            No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership          The AIMCO Operating Partnership may lend or contribute
sets forth contracts that are to be made with the            funds or other assets to its subsidiaries or other
general partner and affiliates of the general partner.       persons in which it has an equity investment, and such
In addition, the general partner may make loans to your      persons may borrow funds from the AIMCO Operating
partnership in such sums as the general partner deems        Partnership, on terms and conditions established in the
appropriate and necessary for the conduct of your            sole and absolute discretion of the general partner. To
partnership's business. The terms and maturities of          the extent consistent with the business purpose of the
such loans must be reasonable as determined by the           AIMCO Operating Partnership and the permitted
general partner, interest charged cannot exceed the          activities of the general partner, the AIMCO Operating
greater of 2 1/2% over the base rate then being charged      Partnership may transfer assets to joint ventures,
by Third National Bank in Nashville or the interest          limited liability companies, partnerships,
rate paid by the general partner to a third party            corporations, business trusts or other business
lender for the funds and other charges and fees must be      entities in which it is or thereby becomes a
at least as favorable to your partnership as those           participant upon such terms and subject to such
negotiated by unaffiliated lenders on comparable loans       conditions consistent with the AIMCO Operating Part-
for the same purpose in the same locale.                     nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money on the credit of and enter into              restrictions on borrowings, and the general partner has
obligations on behalf of your partnership and to give        full power and authority to borrow money on behalf of
as security therefor any partnership's property.             the AIMCO Operating Partnership. The AIMCO Operating
However, the general partner may not incur any indebt-       Partnership has credit agreements that restrict, among
edness pursuant to a non-recourse loan if the creditor       other things, its ability to incur indebtedness. See
acquires, at any time as a result of making the loan,        "Risk Factors -- Risks of Significant Indebtedness" in
any direct or indirect interest in the profits, capital      the accompanying Prospectus.
or property of your partnership other than as a secured
creditor.

         2085
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the          with a statement of the purpose of such demand and at
current list of the names and addresses of all of the        such OP Unitholder's own expense, to obtain a current
limited partners at all reasonable times at the              list of the name and last known business, residence or
principal office of the general partners in Tennessee.       mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive power to manage and control your partnership       the AIMCO Operating Partnership are vested in AIMCO-GP,
and its business and affairs. The general partner has        Inc., which is the general partner. No OP Unitholder
all rights and power which may be possessed by general       has any right to participate in or exercise control or
partners under applicable laws and such additional           management power over the business and affairs of the
rights and power as necessary, advisable or convenient       AIMCO Operating Partnership. The OP Unitholders have
to the discharge of their duties under your                  the right to vote on certain matters described under
partnership's agreement of limited partnership. A            "Comparison of Ownership of Your Units and AIMCO OP
limited partner may not take part in or interfere in         Units -- Voting Rights" below. The general partner may
any manner with the conduct or control of the business       not be removed by the OP Unitholders with or without
of your partnership and will have no right or authority      cause.
to act for or bind your partnership, except that
limited partners may exercise the voting and other           In addition to the powers granted a general partner of
rights provided in this your partnership's agreement of      a limited partnership under applicable law or that are
limited partnership and under applicable laws.               granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any limited partner        partner is not liable to the AIMCO Operating
for any acts performed by it or any failure to act in        Partnership for losses sustained, liabilities incurred
the absence of gross negligence or willful malfea-           or benefits not derived as a result of errors in
sance. However, your partnership's agreement of limited      judgment or mistakes of fact or law of any act or
partnership does not provide for the indemnification of      omission if the general partner acted in good faith.
the general partner or its affiliates for any acts or        The AIMCO Operating Partnership Agreement provides for
omissions performed by them on behalf of your                indemnification of AIMCO, or any director or officer of
partnership.                                                 AIMCO (in its capacity as the previous general partner
                                                             of the AIMCO Operating Partnership), the general
                                                             partner, any officer or director of general partner or
                                                             the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have

         2086
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             the power to, indemnify and hold harmless any partner
                                                             or other person from and against any and all claims and
                                                             demands whatsoever. It is the position of the
                                                             Securities and Exchange Commission that indemnification
                                                             of directors and officers for liabilities arising under
                                                             the Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner for cause upon a vote of the limited         affairs of the AIMCO Operating Partnership. The general
partners owning a majority of the outstanding units.         partner may not be removed as general partner of the
The general partner may not transfer, assign, sell,          AIMCO Operating Partnership by the OP Unitholders with
withdraw or otherwise dispose of its interest unless it      or without cause. Under the AIMCO Operating Partnership
obtains the prior written consent of those persons           Agreement, the general partner may, in its sole
owning more than 50% of the units and satisfies other        discretion, prevent a transferee of an OP Unit from
conditions set forth in your partnership's agreement of      becoming a substituted limited partner pursuant to the
limited partnership. The consent of all limited              AIMCO Operating Partnership Agreement. The general
partners is necessary for the approval of a new general      partner may exercise this right of approval to deter,
partner. A limited partner may not transfer his              delay or hamper attempts by persons to acquire a
interests without the written consent of the general         controlling interest in the AIMCO Operating Partner-
partner.                                                     ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to add                     in the AIMCO Operating Partnership Agreement, whereby
representations, duties or obligations of the general        the general partner may, without the consent of the OP
partner or its affiliates or to surrender any right or       Unitholders, amend the AIMCO Operating Partnership
power granted to them for the benefit of the limited         Agreement, amendments to the AIMCO Operating
partners, to cure any ambiguity or error and to admit        Partnership Agreement require the consent of the
additional or substitute limited partners. Other             holders of a majority of the outstanding Common OP
amendments of your partnership's agreement of limited        Units, excluding AIMCO and certain other limited
partnership may be proposed by the general partner.          exclusions (a "Majority in Interest"). Amendments to
Such proposals will be sent to the limited partners          the AIMCO Operating Partnership Agreement may be
together with a recommendation of the general partner        proposed by the general partner or by holders of a
as to the proposal. The general partner may require a        Majority in Interest. Following such proposal, the
response within a specified time not less than 30 days       general partner will submit any proposed amendment to
from the notice and failure to respond will constitute       the OP Unitholders. The general partner will seek the
a vote which is consistent with the general partners'        written consent of the OP Unitholders on the proposed
recommendation. Approval of such proposals must be           amendment or will call a meeting to vote thereon. See
given by the limited partners owning at least 51% of         "Description of OP Units -- Amendment of the AIMCO
the units.                                                   Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fees for its services as general partner.        capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         2087
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not bound by, or           negligence, no OP Unitholder has personal liability for
personally liable for, the expenses, liabilities or          the AIMCO Operating Partnership's debts and
obligation of your partnership in excess of the limited      obligations, and liability of the OP Unitholders for
partners' capital contribution, except as provided by        the AIMCO Operating Partnership's debts and obligations
applicable law.                                              is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must manage and             partnership agreement, Delaware law generally requires
control your partnership, its business and affairs to        a general partner of a Delaware limited partnership to
the best of their abilities and use their best efforts       adhere to fiduciary duty standards under which it owes
to carry out the business of your partnership. The           its limited partners the highest duties of good faith,
general partner must devote itself to the business of        fairness and loyalty and which generally prohibit such
your partnership to the extent that it, in its               general partner from taking any action or engaging in
discretion, deem necessary for the efficient carrying        any transaction as to which it has a conflict of
on thereof. The general partner must act as a fiduciary      interest. The AIMCO Operating Partnership Agreement
with respect to the safekeeping and use of the funds         expressly authorizes the general partner to enter into,
and assets of your partnership. However, the partners        on behalf of the AIMCO Operating Partnership, a right
may engage in whatever activities they choose, whether       of first opportunity arrangement and other conflict
or not it is in competition with your partnership,           avoidance agreements with various affiliates of the
without having or incurring any obligation to offer any      AIMCO Operating Partnership and the general partner, on
interest in such activities to your partnership and the      such terms as the general partner, in its sole and
partners and your partnership and the partners will          absolute discretion, believes are advisable. The AIMCO
have no rights in or to such independent business            Operating Partnership Agreement expressly limits the
ventures or the income and profits derived therefrom.        liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         2088
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS              COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding units      the holders of the Preferred OP          respect to certain limited matters
and the consent of the general           Units will have the same voting          such as certain amendments and
partners, the limited partners may       rights as holders of the Common OP       termination of the AIMCO Operating
amend your partnership's agreement       Units. See "Description of OP            Partnership Agreement and certain
of limited partnership, dissolve         Units" in the accompanying               transactions such as the
and terminate your partnership;          Prospectus. So long as any               institution of bankruptcy
remove a general partner for cause       Preferred OP Units are outstand-         proceedings, an assignment for the
without the consent of the general       ing, in addition to any other vote       benefit of creditors and certain
partner; change the nature of your       or consent of partners required by       transfers by the general partner of
partnership's business and approve       law or by the AIMCO Operating            its interest in the AIMCO Operating
or                                       Partnership Agree-                       Part-

         2089
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

disapprove the sale of all or            ment, the affirmative vote or            nership or the admission of a
substantially all of the assets of       consent of holders of at least 50%       successor general partner.
your partnership. The election of a      of the outstanding Preferred OP
substitute general partner requires      Units will be necessary for              Under the AIMCO Operating Partner-
the approval of all of the limited       effecting any amendment of any of        ship Agreement, the general partner
partners.                                the provisions of the Partnership        has the power to effect the
                                         Unit Designation of the Preferred        acquisition, sale, transfer,
The general partner may cause the        OP Units that materially and             exchange or other disposition of
dissolution of your partnership by       adversely affects the rights or          any assets of the AIMCO Operating
retiring when there is no remaining      preferences of the holders of the        Partnership (including, but not
general partner unless all of the        Preferred OP Units. The creation or      limited to, the exercise or grant
limited partners elect a substitute      issuance of any class or series of       of any conversion, option,
general partner within 90 days           partnership units, including,            privilege or subscription right or
after the retirement of the general      without limitation, any partner-         any other right available in
partner.                                 ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
The general partner makes                $      per Preferred OP Unit;            tribute quarterly all, or such
distributions from Available Cash        provided, however, that at any time      portion as the general partner may
Flow quarterly within 45 days after      and from time to time on or after        in its sole and absolute discretion
the end of such quarter or at such       the fifth anniversary of the issue       determine, of Available Cash (as
time or times as the general             date of the Preferred OP Units, the      defined in the AIMCO Operating
partner deems practicable. The           AIMCO Operating Partnership may          Partnership Agreement) generated by
distributions payable to the             adjust the annual distribution rate      the AIMCO Operating Partnership
partners are not fixed in amount         on the Preferred OP Units to the         during such quarter to the general
and depend upon the operating            lower of (i)     % plus the annual       partner, the special limited
results and net sales or                 interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Your partner-      dividend rate on the most recently       with respect to such quarter, in
ship has made distributions in the       issued AIMCO non-convertible             accordance with their respective
past and is projected to made            preferred stock which ranks on a         interests in the AIMCO Operating
distributions in 1998.                   parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         2090
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such             Preferred OP Units and the               OP Units. The AIMCO Operating Part-
transferee will be substituted in        Preferred OP Units are not listed        nership Agreement restricts the
place of the transferor if (1) such      on any securities exchange. The          transferability of the OP Units.
sale is not of a fraction of a           Preferred OP Units are subject to        Until the expiration of one year
unit, except in limited                  restrictions on transfer as set          from the date on which an OP
circumstances, (2) the transfer and      forth in the AIMCO Operating             Unitholder acquired OP Units,
transferee execute, acknowledge and      Partnership Agreement.                   subject to certain exceptions, such
deliver to the general partner an                                                 OP Unitholder may not transfer all
instrument evidencing the transfer,      Pursuant to the AIMCO Operating          or any portion of its OP Units to
(3) the transferor pays a transfer       Partnership Agreement, until the         any transferee without the consent
fee, (4) the general partner             expiration of one year from the          of the general partner, which
consents to such transfer in             date on which a holder of Preferred      consent may be withheld in its sole
writing, which consent will not be       OP Units acquired Preferred OP           and absolute discretion. After the
granted if such transfer would: (a)      Units, subject to certain                expiration of one year, such OP
result in the termination of your        exceptions, such holder of               Unitholder has the right to
partnership for tax purposes,            Preferred OP Units may not transfer      transfer all or any portion of its
result in your partnership being         all or any portion of its Pre-           OP Units to any person, subject to
taxed as an association, (b)             ferred OP Units to any transferee        the satisfaction of certain
violate any applicable securities        without the consent of the general       conditions specified in the AIMCO
laws, (c) reduce the depreciation        partner, which consent may be            Operating Partnership Agreement,
available to other partner or (d)        withheld in its sole and absolute        including the general partner's
the units would not be a suitable        discretion. After the expiration of      right of first refusal. See
investment for the transferee and        one year, such holders of Preferred      "Description of OP Units --
(5) the assignor and assignee have       OP Units has the right to transfer       Transfers and Withdrawals" in the
complied with such other conditions      all or any portion of its Preferred      accompanying Prospectus.
as set forth in your partnership's       OP Units to any person, subject to
agreement of limited                     the satisfaction of

         2091
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

partnership.                             certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
There are no redemption rights           ment, including the general              Units, an OP Unitholder has the
associated with your units.              partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Part
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2092

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $104,498 in 1996, $111,851 in 1997 and $54,902 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2093

                                YOUR PARTNERSHIP

GENERAL

     Lake Eden Associates, L.P. is a Delaware limited partnership which raised net proceeds of approximately $2,045,000 in 1985 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 64 limited partners of your partnership and a total of 35.3 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on January 11, 1985 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Lake Eden/Lebanon Station Apartments." Your partnership's property consists of 387 apartment units. There are 184 one-bedroom apartments, 173 two-bedroom apartments and 30 three-bedroom apartments. The total rentable square footage of your partnership's property is 293,708 square feet. Your partnership's property had an average occupancy rate of approximately 96.90% in 1996 and 96.90% in 1997. The average annual rent per apartment unit is approximately $5,432.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $104,498, $111,851 and $54,902, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2008 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         2094

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $7,041,590, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $250,216, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         2095

     Below is selected financial information for Lake Eden Associates, L.P. taken from the financial statements described above. See "Index to Financial Statements."

                                                                     LAKE EDEN ASSOCIATES, L.P.
                                      ----------------------------------------------------------------------------------------
                                             JUNE 30,                                    DECEMBER 31,
                                      -----------------------   --------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents...........     116,610      279,320      527,854      490,515      498,480      205,832      288,458
Land & Building.....................   8,910,087    8,598,264    8,847,926    8,506,837    8,377,553    8,243,198    8,106,287
Accumulated Depreciation............  (6,088,595)  (5,894,872)  (5,991,733)  (5,798,010)  (5,618,612)  (5,440,530)  (4,963,087)
Other Assets........................     710,885      638,551      541,699      626,587      720,499      962,690      878,818
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Assets...............   3,648,988    3,621,263    3,925,746    3,825,929    3,977,920    3,971,190    4,310,476
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
Mortgage & Accrued Interest.........   6,999,503    7,173,872    7,088,397    7,245,235    7,388,963    7,520,678    7,641,385
Other Liabilities...................     225,255      263,879      477,691      410,389      374,842      342,658      288,523
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Liabilities..........   7,224,758    7,437,751    7,566,088    7,655,624    7,763,805    7,863,336    7,929,908
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Partners Capital (Deficit)..........  (3,575,771)  (3,816,488)  (3,640,342)  (3,829,695)  (3,785,885)  (3,892,146)  (3,619,432)
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                                                        LAKE EDEN ASSOCIATES, L.P.
                                             ---------------------------------------------------------------------------------
                                              FOR THE SIX MONTHS                        FOR THE YEARS ENDED
                                                ENDED JUNE 30,                             DECEMBER 31,
                                             ---------------------   ---------------------------------------------------------
                                               1998        1997        1997        1996        1995        1994        1993
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS
Rental Revenue.............................  1,023,476   1,035,153   2,112,517   2,003,086   1,952,779   1,891,415   1,851,266
Other Income...............................     66,641      70,416     137,164     112,168     122,979     127,400     104,441
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total Revenue.....................  1,090,117   1,105,569   2,249,681   2,115,254   2,075,758   2,018,815   1,955,707
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating Expenses.........................    467,873     525,909     927,690     999,362     840,566     846,381     845,721
General & Administrative...................     43,187      32,754      59,886      59,403      56,641      71,578      73,921
Depreciation...............................     96,862      96,862     193,723     179,399     193,531     477,444     464,998
Interest Expense...........................    279,607     287,853     652,111     664,592     676,651     664,007     675,753
Property Taxes.............................     85,371      85,597     163,531     164,008     164,221     163,958     139,228
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total Expenses....................    972,900   1,028,975   1,996,941   2,066,764   1,931,610   2,223,368   2,199,621
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net Income.................................    117,218      76,594     252,740      48,490     144,148    (204,553)   (243,914)
                                             =========   =========   =========   =========   =========   =========   =========

         2096

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $117,218 for the six months ended June 30, 1998, compared to $76,594 for the six months ended June 30, 1997. The increase in net income of $40,624, or 53.04% was primarily the result of a decrease in operating expenses partially offset by a slight decrease in total revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,090,117 for the six months ended June 30, 1998, compared to $1,105,569 for the six months ended June 30, 1997, a decrease of $15,452, or 1.40%.

     Expenses

     Operating expenses, consisting of, utilities net of reimbursements received from tenants, contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $467,873 for the six months ended June 30, 1998, compared to $525,909 for the six months ended June 30, 1997, a decrease of $58,036 or 11.04%. This decrease was primarily due to a decrease in exterior painting and other non-capitalizable property improvement expenses. Management expenses totaled $54,902 for the six months ended June 30, 1998, compared to $55,956 for the six months ended June 30, 1997, a decrease of $1,054, or 1.88%.

     General and Administrative Expenses

     General and administrative expenses totaled $43,187 for the six months ended June 30, 1998 compared to $32,754 for the six months ended June 30, 1997, an increase of $10,433 or 31.85%. The increase is primarily due to increases in asset management fees and general partner reimbursements.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $279,607 for the six months ended June 30, 1998, compared to $287,853 for the six months ended June 30, 1997, a decrease of $8,246, or 2.86%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $252,740 for the year ended December 31, 1997, compared to $48,490 for the year ended December 31, 1996. The increase in net income of $204,250, or 421.22% was primarily the result of an increase in rental revenue and other income and a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,249,681 for the year ended December 31, 1997, compared to $2,115,254 for the year ended December 31, 1996, an increase of $134,427, or 6.36%. This increase was primarily the result of an increase in occupancy.
         2097

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $927,690 for the year ended December 31, 1997, compared to $999,362 for the year ended December 31, 1996, a decrease of $71,672 or 7.17%. This decrease was primarily due to a decrease in costs associated with non-capitalizable exterior improvements. Management expenses totaled $111,851 for the year ended December 31, 1997 compared to $104,498 for the year ended December 31, 1996. The increase of $7,353 or 7.04% is due to an increase in revenue as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $59,886 for the year ended December 31, 1997 compared to $59,403 for the year ended December 31, 1996, an increase of $483 or 0.81%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $652,111 for the year ended December 31, 1997, compared to $664,592 for the year ended December 31, 1996, a decrease of $12,481, or 1.88%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $48,490 for the year ended December 31, 1996 compared to $144,148 for the year ended December 31, 1995. The decrease of $95,658 or 66.36% was primarily due to an increase in operating expenses offset by an increase in total revenue. These factors will be discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,115,254 for the year ended December 31, 1996, compared to $2,075,758 for the year ended December 31, 1995, an increase of $39,496, or 1.90%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $999,362 for the year ended December 31, 1996,compared to $840,566 for the year ended December 31, 1995, an increase of $158,796 or 18.89%. This increase was primarily the result of an increase in exterior renovation expenditures. Management expenses totaled $104,498 for the year ended December 31, 1996, compared to $103,202 for the year ended December 31, 1995, an increase of $1,296, or 1.26%.

     General and Administrative Expenses

     General and administrative expenses totaled $59,403 for the year ended December 31, 1996 compared to $56,641 for the year ended December 31, 1995, an increase of $2,762 or 4.88%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $664,592 for the year ended December 31, 1996, compared to $676,651 for the year ended December 31, 1995, a decrease of $12,059, or 1.78%.

         2098

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $116,610 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership are not liable to your partnership or any limited partner for any acts performed by any of them or any failure to act in the absence of gross negligence or willful malfeasance. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     Your partnership's agreement of limited partnership does not provide for the indemnification of the general partners or their affiliates for any acts or omissions performed by them on behalf of your partnership.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $1,800.00
1995........................................................      1000.00
1996........................................................     2,436.20
1997........................................................     1,673.23
1998 (through June 30)......................................     1,319.86

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         2099

     (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0
1995.........................          0
1996.........................          0
1997.........................        0.5%                   1.41%                  1
1998 (through June 30).......          0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $46,540
1995........................................................     51,604
1996........................................................     67,256
1997........................................................     67,076
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $103,202
1996............................................     104,498
1997............................................     111,851
1998 (through June 30)..........................      54,902

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         2100

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stranger's Fees.............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Lake Eden Associates, L.P. at December 31, 1997, and December 31, 1996, and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         2101

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-7
Balance Sheets as of December 31, 1997 and 1996.............  F-8
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1997 and 1996............  F-9
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors' Report................................  F-15
Balance Sheets as of December 31, 1996 and 1995.............  F-16
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1996 and 1995............  F-17
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-18
Notes to Financial Statements...............................  F-19

         2102

                               LAKE EDEN, LIMITED

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................  $   116,610
Receivables and Deposits....................................       59,389
Investments.................................................            0
Restricted Escrows..........................................      419,863
Other Assets................................................      231,634
Investment Property:
     Land...................................................  $   517,000
     Building and related personal property.................    5,253,903
                                                              -----------
                                                                8,393,087
     Less: Accumulated depreciation.........................   (6,088,595)    2,821,492
                                                              -----------   -----------
          Total Assets:.....................................                $ 3,648,988
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $    60,288
Other Accrued Liabilities...................................                     46,180
Property Taxes Payable......................................                     85,371
Tenant Security Deposits....................................                     57,542
Notes Payable...............................................                  6,975,378
Partners' Capital...........................................                 (3,575,771)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 3,648,988
                                                                            ===========

         2103

                               LAKE EDEN, LIMITED

                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Revenues:
  Rental Income.............................................  $1,023,476   $1,035,153
  Other Income..............................................      66,641       70,416
                                                              ----------   ----------
          Total Revenues:...................................   1,090,117    1,105,569
Expenses:
  Operating Expenses........................................     467,873      525,909
  General and Administrative Expenses.......................      43,187       32,754
  Depreciation Expense......................................      96,862       96,862
  Interest Expense..........................................     279,607      287,853
  Property Tax Expense......................................      85,371       85,597
                                                              ----------   ----------
          Total Expenses:...................................     972,900    1,028,975
                                                              ----------   ----------
          Net (Income) Loss.................................  $  117,217   $   76,594
                                                              ==========   ==========

         2104

                               LAKE EDEN, LIMITED

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                    SIX MONTHS ENDING JUNE 30, 1998 AND 1997

                                                              JUNE 30,   JUNE 30,
                                                                1998       1997
                                                              --------   ---------
Operating Activities:
  Net Income (loss).........................................  $117,217   $  76,594
  Adjustments to reconcile net income (loss)to net cash
     provided by operating Activities:......................        --          --
  Depreciation and Amortization.............................    96,862     100,811
  Changes in accounts:......................................        --          --
     Receivables and deposits and other assets..............    39,548      51,247
     Accounts Payable and accrued expenses..................  (228,411)   (122,384)
                                                              --------   ---------
          Net cash provided by (used in) operating
            activities......................................    25,216     106,268
                                                              --------   ---------
Investing Activities
  Property improvements and replacements....................   (62,161)    (91,427)
  Net (increase)/decrease in restricted escrows.............    (7,771)     (8,378)
                                                              --------   ---------
          Net cash provided by (used in) investing
            activities......................................   (69,932)    (99,805)
                                                              --------   ---------
Financing Activities
  Payments on mortgage......................................  (113,019)    (95,488)
  Partners' Distributions...................................   (52,545)    (63,388)
                                                              --------   ---------
          Net cash provided by (used in) financing
            activities......................................  (165,564)   (158,876)
                                                              --------   ---------
  Net increase (decrease) in cash and cash equivalents......  (210,280)   (152,413)
  Cash and cash equivalents at beginning of year............   326,890     431,733
                                                              --------   ---------
          Cash and cash equivalents at end of period........  $116,610   $ 279,320
                                                              ========   =========

         2105

                               LAKE EDEN, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Lake Eden, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         2106

                               LAKE EDEN, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2107

                          INDEPENDENT AUDITORS' REPORT

General Partners
Lake Eden, Limited:

     We have audited the accompanying balance sheets of Lake Eden, Limited as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake Eden, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

February 17, 1998

         2108

                               LAKE EDEN, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   326,890    $   431,733
Receivable and deposits.....................................      200,964        149,984
Restricted escrows (Note B).................................      412,092        395,154
Other assets................................................      129,607        140,231
Investment properties (Note C):
  Land......................................................      517,000        517,000
  Buildings and related personal property...................    8,330,926      7,989,837
                                                              -----------    -----------
                                                                8,847,926      8,506,837
Less accumulated depreciation...............................   (5,991,733)    (5,798,010)
                                                              -----------    -----------
                                                                2,856,193      2,708,827
                                                              -----------    -----------
                                                              $ 3,925,746    $ 3,825,929
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $   204,144    $   138,257
  Tenant security deposit liabilities.......................       62,794         58,782
  Accrued taxes.............................................      162,611        163,042
  Other liabilities.........................................       48,142         50,308
  Mortgage notes payable (Note C)...........................    7,088,397      7,245,235
Partners' deficit...........................................   (3,640,342)    (3,829,695)
                                                              -----------    -----------
                                                              $ 3,925,746    $ 3,825,929
                                                              ===========    ===========

                See Accompanying Notes to Financial Statements.

         2109

                               LAKE EDEN, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $ 2,112,517    $ 2,003,086
  Other income..............................................      137,164        112,168
                                                              -----------    -----------
     Total revenues.........................................    2,249,681      2,115,254
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      927,690        999,362
  General and administrative (Note D).......................       59,886         59,403
  Depreciation..............................................      193,723        179,399
  Interest..................................................      652,111        664,592
  Property taxes............................................      163,531        164,008
                                                              -----------    -----------
     Total expenses.........................................    1,996,941      2,066,764
                                                              -----------    -----------
Net income..................................................      252,740         48,490
Distributions to partners...................................      (63,387)       (92,300)
Partners' deficit at beginning of year......................   (3,829,695)    (3,785,885)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(3,640,342)   $(3,829,695)
                                                              ===========    ===========

                See Accompanying Notes to Financial Statements.

         2110

                               LAKE EDEN, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997           1996
                                                              ---------      ---------
Cash flows from operating activities:
  Net income................................................  $ 252,740      $  48,490
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    193,723        179,399
     Amortization of discounts and loan costs...............     80,450         77,975
     Change in accounts:
       Receivable and deposits..............................    (50,980)        70,925
       Other assets.........................................    (13,072)            --
       Accounts payable.....................................     65,887         87,068
       Tenant security deposit liabilities..................      4,012         (1,408)
       Accrued taxes........................................       (431)          (160)
       Other liabilities....................................     (2,166)       (49,953)
                                                              ---------      ---------
          Net cash provided by operating activities.........    530,163        412,336
                                                              ---------      ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (341,089)      (129,285)
  Net (deposits to) receipts from restricted escrows........    (16,938)         2,903
                                                              ---------      ---------
          Net cash used in investing activities.............   (358,027)      (126,382)
                                                              ---------      ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................   (213,592)      (198,007)
  Distributions to partners.................................    (63,387)       (92,300)
                                                              ---------      ---------
          Net cash used in financing activities.............   (276,979)      (290,307)
                                                              ---------      ---------
Net decrease in cash and cash equivalents...................   (104,843)        (4,353)
Cash and cash equivalents at beginning of year..............    431,733        436,086
                                                              ---------      ---------
Cash and cash equivalents at end of year....................  $ 326,890      $ 431,733
                                                              =========      =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 571,661      $ 587,825
                                                              =========      =========

                See Accompanying Notes to Financial Statements.

         2111

                               LAKE EDEN, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Lake Eden, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated January 11, 1985. The Partnership owns and operates a 387 unit apartment residential complex, Lake Eden/Lebanon Station Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996 include unamortized deferred loan costs of $116,535 and $140,231, respectively, which are amortized over the term of the related borrowing. They are presented net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

         2112
                               LAKE EDEN, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997        1996
                                                              --------    --------
Reserve Escrow -- A portion of the proceeds of the 1992 loan refinancing was placed into a reserve escrow. The funds
  are used for certain repair work, debt service, expenses
  and property taxes or insurance. The funds in the reserve
  escrow exceed the minimum balance required to be
  maintained by the lender during the term of the loan......  $412,092    $395,154
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $63,853, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $7,155,401    $7,368,993
Second mortgage note payable in interest only monthly
  installments of $1,585, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     250,216       250,216
                                                              ----------    ----------
Principal balance at year end...............................   7,405,617     7,619,209
Less unamortized discount...................................    (317,220)     (373,974)
                                                              ----------    ----------
                                                              $7,088,397    $7,245,235
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $  230,402
1999.....................................................     248,535
2000.....................................................     268,096
2001.....................................................     289,196
2002.....................................................   6,369,388
                                                           ----------
                                                           $7,405,617
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         2113
                               LAKE EDEN, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                           1997        1996
TYPE OF TRANSACTION                                       AMOUNT      AMOUNT
-------------------                                      --------    --------
Management fee.........................................  $111,851    $104,498
Partnership administration fee.........................  $ 20,469    $ 20,840
Reimbursement for services of affiliates...............  $ 31,607    $ 30,763
Construction oversight costs...........................  $ 15,000    $ 15,653

         2114

                               LAKE EDEN, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2115

                          INDEPENDENT AUDITORS' REPORT

General Partners
Lake Eden, Limited:

     We have audited the accompanying balance sheets of Lake Eden, Limited as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lake Eden, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

February 25, 1997

         2116

                               LAKE EDEN, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   431,733    $   436,086
  Restricted -- tenant security deposits....................       58,782         62,394
Accounts receivable.........................................        4,732          5,835
Escrow for taxes............................................       86,470        152,680
Restricted escrows (Note B).................................      395,154        398,057
Other assets................................................      140,231        163,927
Investment properties (Note C):
  Land......................................................      517,000        517,000
  Buildings and related personal property...................    7,989,837      7,860,553
                                                              -----------    -----------
                                                                8,506,837      8,377,553
  Less accumulated depreciation.............................   (5,798,010)    (5,618,612)
                                                              -----------    -----------
                                                                2,708,827      2,758,941
                                                              -----------    -----------
                                                              $ 3,825,929    $ 3,977,920
                                                              ===========    ===========

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $   138,257    $    51,189
  Tenant security deposits..................................       58,782         60,190
  Accrued taxes.............................................      163,042        163,202
  Other liabilities.........................................       50,308        100,261
  Mortgage notes payable (Note C)...........................    7,245,235      7,388,963
Partners' deficit...........................................   (3,829,695)    (3,785,885)
                                                              -----------    -----------
                                                              $ 3,825,929    $ 3,977,920
                                                              ===========    ===========

                See Accompanying Notes to Financial Statements.

         2117

                               LAKE EDEN, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $ 2,003,086    $ 1,952,779
  Other income..............................................      112,168        122,979
                                                              -----------    -----------
     Total revenues.........................................    2,115,254      2,075,758
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      675,927        666,596
  General and administrative (Note D).......................       59,403         56,641
  Maintenance...............................................      323,435        173,970
  Depreciation..............................................      179,399        193,531
  Interest..................................................      664,592        676,651
  Property taxes............................................      164,008        164,221
                                                              -----------    -----------
     Total expenses.........................................    2,066,764      1,931,610
                                                              -----------    -----------
Net income..................................................       48,490        144,148
Distributions to partners...................................      (92,300)       (37,887)
Partners' deficit at beginning of year......................   (3,785,885)    (3,892,146)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(3,829,695)   $(3,785,885)
                                                              ===========    ===========

                See Accompanying Notes to Financial Statements.

         2118

                               LAKE EDEN, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Cash flows from operating activities:
  Net income................................................  $  48,490     $ 144,148
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    179,399       193,531
     Amortization of discounts and loan costs...............     77,975        75,540
     Change in accounts:
       Restricted cash......................................      3,612           539
       Accounts receivable..................................      1,103        (3,401)
       Escrow for taxes.....................................     66,210       214,247
       Accounts payable.....................................     87,068        14,556
       Tenant security deposit liabilities..................     (1,408)       (5,166)
       Accrued taxes........................................       (160)          226
       Other liabilities....................................    (49,953)       22,568
                                                              ---------     ---------
          Net cash provided by operating activities.........    412,336       656,788
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (129,285)     (149,804)
  Deposits to restricted escrows............................    (16,798)      (16,503)
  Receipts from restricted escrows..........................     19,701        24,153
                                                              ---------     ---------
          Net cash used in investing activities.............   (126,382)     (142,154)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................   (198,007)     (183,560)
  Distributions to partners.................................    (92,300)      (37,887)
                                                              ---------     ---------
          Net cash used in financing activities.............   (290,307)      221,447
                                                              ---------     ---------
Net (decrease) increase in cash and cash equivalents........     (4,353)      293,187
Cash and cash equivalents at beginning of year..............    436,086       142,899
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 431,733     $ 436,086
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 587,825     $ 601,692
                                                              =========     =========

                See Accompanying Notes to Financial Statements.

         2119

                               LAKE EDEN, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Lake Eden, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated January 11, 1985. The Partnership owns and operates a 387 unit apartment residential complex, Lake Eden/ Lebanon Station Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1996 and 1995 consist of deferred loan costs which are amortized over the term of the related borrowing. They are presented net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

         2120
                               LAKE EDEN, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996        1995
                                                              --------    --------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................  $395,154    $398,057
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996          1995
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $63,853, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $7,368,993    $7,567,000
Second mortgage note payable in interest only monthly
  installments of $1,585, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     250,216       250,216
                                                              ----------    ----------
Principal balance at year end...............................   7,619,209     7,817,216
Less unamortized discount...................................    (373,974)     (428,253)
                                                              ----------    ----------
                                                              $7,245,235    $7,388,963
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $  213,591
1998.....................................................     230,402
1999.....................................................     248,535
2000.....................................................     268,096
2001.....................................................     289,196
Thereafter...............................................   6,369,389
                                                           ----------
                                                           $7,619,209
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         2121
                               LAKE EDEN, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                           1996        1995
TYPE OF TRANSACTION                                       AMOUNT      AMOUNT
-------------------                                      --------    --------
Management fee.........................................  $104,498    $103,202
Partnership administration fee.........................  $ 20,840    $ 20,583
Reimbursement for services of affiliates...............  $ 30,763    $ 28,725
Construction oversight fee.............................  $ 15,653    $  2,296

         2122

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;
         2123

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2124

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2125

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                           LANDMARK ASSOCIATES, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2126

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Landmark
    Associates, Ltd............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-53
VALUATION OF UNITS.............................   S-54
FAIRNESS OF THE OFFER..........................   S-55
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-55
  Fairness to Unitholders who Tender their
    Units......................................   S-56
  Fairness to Unitholders who do not Tender
    their Units................................   S-57
  Comparison of Consideration to Alternative
    Consideration..............................   S-57
  Allocation of Consideration..................   S-58
STANGER ANALYSIS...............................   S-58
  Experience of Stanger........................   S-59
  Summary of Materials Considered..............   S-59
  Summary of Reviews...........................   S-60
  Conclusions..................................   S-60
  Assumptions, Limitations and
    Qualifications.............................   S-60
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-72

         2127

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2128

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Landmark Associates, Ltd. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million , total debt of $1,626 million and stockholders' equity of $1,844 million .

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2129

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2130

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $246.13 per unit for the six months ended June 30, 1998 (equivalent to $492.26 on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the quarter ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on
     an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral   % Preferred OP Units or distributions
     of $          per year on the number of Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         2131

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

     In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A:   The general partner of your partnership has received an opinion of an
     independent firm that our offer consideration of $          in cash per
     unit is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

         2132

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

         2133

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2134

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit date compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon
         2135

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         2136

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         2137

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

         2138

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain

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pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the

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     continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future

         2141

      increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

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     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common

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     OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" OF THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

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     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

         2145

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $35,967 in 1996, $35,122 in 1997 and $16,115 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Landmark Associates, Ltd. is a Tennessee limited partnership which was formed on July 30, 1982 for the purpose of owning and operating a single apartment property located in
         2146

Florence, South Carolina, known as "Landmark Woods Apartments." In 1982, it completed a private placement of units that raised net proceeds of approximately $1,132,000. Landmark Woods Apartments consists of 104 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2025, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,448,213, payable to State Street and Lehman, which bears interest at a rate of 7.29%. The mortgage debt is due in January 2028. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2147

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2148

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2149

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         2150

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2151

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         2152

           SUMMARY FINANCIAL INFORMATION OF LANDMARK ASSOCIATES, LTD.

     The summary financial information of Landmark Associates, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Landmark Associates, Ltd. for the years ended December 31, 1997 and 1996 and 1995 is derived from audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                           LANDMARK ASSOCIATES, LTD.

                                            FOR THE SIX MONTHS
                                              ENDED JUNE 30,                      FOR THE YEAR ENDED DECEMBER 31,
                                          ----------------------   -------------------------------------------------------------
                                             1998        1997        1997         1996         1995         1994         1993
                                          ----------   ---------   ---------   ----------   ----------   ----------   ----------
Operating Data:
Total Revenues..........................     314,774     374,345     704,178      734,931      708,849      648,266      627,563
  Net Income/(Loss).....................      30,495      85,329      77,602       91,366       70,024       91,415       67,481
Balance Sheet Data:
  Real Estate, Net of Accumulated
    Depreciation........................     781,258     790,940     776,688      803,479      812,154      834,210      868,854
        Total Assets....................   1,266,632   1,173,624   1,559,097    1,125,783    1,161,956    1,104,435    1,176,166
Mortgage Notes Payable, including
  Accrued Interest......................   2,488,273   2,107,679   2,500,000    2,124,870    2,157,776    2,203,091    2,243,348
Partners' Capital/(Deficit).............  (1,266,633)   (989,401)   (997,128)  (1,074,730)  (1,066,103)  (1,136,127)  (1,137,462)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $246.13       $0.00

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                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         2154

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring,

         2155

marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $       , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June, 1998 were $246.13 per unit (equivalent to $492.26 on an annualized basis). This is equivalent to distributions of $
per year on the number of Tax-Deferral   % Preferred OP Units, or distributions
of $     per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership

         2156

were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

         2157

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to

         2158

continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax Deferral      % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2159

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2160

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2161

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         2162

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         2163

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of considerations being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         2164

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         2165

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from             , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         2166

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         2167

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         2168

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2169

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         2170

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         2171

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2172

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2173

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2174

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

     PREFERRED OP UNITS
                                                         CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2175
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2176
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2177

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2178

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2179

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2180

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         2181

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-average market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2182

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2183

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions of $2.25 with respect
     to the Common OP Units and distributions with respect to your units for the six months ended June, 1998 were $246.13 (equivalent to $492.26 on an
     annualized basis). This is equivalent to distributions of $     per year on
     the number of Tax-Deferral      % Preferred OP Units, or distributions of
     $     per year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units
     being offered are expected to be      , immediately following the offer,
     than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         2184

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

         2185

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         2186

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         2187

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         2188

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2189

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned

Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Tennessee law for the purpose of owning and            Delaware limited partnership. The AIMCO Operating
managing Landmark Woods Apartments.                          Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Available Cash Flow (as defined in your        of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2025.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to purchase, hold,          The purpose of the AIMCO Operating Partnership is to
lease, manage and operate your partnership's property.       conduct any business that may be lawfully conducted by
Subject to restrictions contained in your partnership's      a limited partnership organized pursuant to the
agreement of limited partnership, your partnership may       Delaware Revised Uniform Limited Partnership Act (as
perform all acts necessary, advisable or convenient to       amended from time to time, or any successor to such
the business of your partnership including acquiring         statute) (the "Delaware Limited Partnership Act"),
additional real or personal property, borrowing money        provided that such business is to be conducted in a
and creating liens.                                          manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2190
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interest in          partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 1,132 units for cash       time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership          The AIMCO Operating Partnership may lend or contribute
sets forth agreements between your partnership and the       funds or other assets to its subsidiaries or other
general partner and certain of its affiliates for            persons in which it has an equity investment, and such
certain services provided by these parties to your           persons may borrow funds from the AIMCO Operating
partnership including property management services.          Partnership, on terms and conditions established in the
                                                             sole and absolute discretion of the general partner. To
                                                             the extent consistent with the business purpose of the
                                                             AIMCO Operating Partnership and the permitted
                                                             activities of the general partner, the AIMCO Operating
                                                             Partnership may transfer assets to joint ventures,
                                                             limited liability companies, partnerships,
                                                             corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money on the credit of and enter into              restrictions on borrowings, and the general partner has
obligations on behalf of your partnership in the             full power and authority to borrow money on behalf of
ordinary course of business. Indebtedness incurred           the AIMCO Operating Partnership. The AIMCO Operating
other than in the ordinary course of business and that       Partnership has credit agreements that restrict, among
associated with the purchase of your partnership's           other things, its ability to incur indebtedness. See
property requires the approval of the holders of             "Risk Factors -- Risks of Significant Indebtedness" in
greater than 50% of the outstanding units. Such              the accompanying Prospectus.
approval is also required for the incurrence on
indebtedness pursuant to a non-recourse loan if the
creditor will acquire, at any time as a result of
making the loan, any direct or indirect interest in the
profits, capital or property of your partnership other
than as a secured creditor.

         2191
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the          with a statement of the purpose of such demand and at
current list of the names and addresses of all of the        such OP Unitholder's own expense, to obtain a current
limited partners at all reasonable times at the              list of the name and last known business, residence or
principal office of the general partner in Tennessee.        mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control your partnership       the AIMCO Operating Partnership are vested in AIMCO-GP,
and its business and affairs. The general partner will       Inc., which is the general partner. No OP Unitholder
have all the rights and powers which may be possessed        has any right to participate in or exercise control or
by a general partner under applicable law and such           management power over the business and affairs of the
additional rights and powers which are necessary,            AIMCO Operating Partnership. The OP Unitholders have
advisable or convenient to the discharge of its duties       the right to vote on certain matters described under
under your partnership's agreement of limited                "Comparison of Ownership of Your Units and AIMCO OP
partnership. Except as otherwise provided in your            Units -- Voting Rights" below. The general partner may
partnership's agreement of limited partnership, limited      not be removed by the OP Unitholders with or without
partners may not take part in nor interfere in any with      cause.
the conduct or control of the business of your
partnership and have no right or authority to act for        In addition to the powers granted a general partner of
or bind your partnership.                                    a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any limited partner        partner is not liable to the AIMCO Operating
for any acts performed by any of it or any failure to        Partnership for losses sustained, liabilities incurred
act in the absence of gross negligence or willful            or benefits not derived as a result of errors in
malfeasance. However, your partnership's agreement of        judgment or mistakes of fact or law of any act or
limited partnership does not provide for the                 omission if the general partner acted in good faith.
indemnification of the general partner or its                The AIMCO Operating Partnership Agreement provides for
affiliates for any acts or omissions performed by them       indemnification of AIMCO, or any director or officer of
on behalf of your partnership.                               AIMCO (in its capacity as the previous general partner
                                                             of the AIMCO Operating Partnership), the general
                                                             partner, any officer or director of general partner or
                                                             the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         2192
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner for cause upon a vote of the limited         affairs of the AIMCO Operating Partnership. The general
partners owning a majority of the outstanding units.         partner may not be removed as general partner of the
The general partner may not transfer, assign, sell,          AIMCO Operating Partnership by the OP Unitholders with
withdraw or otherwise dispose of its interest unless it      or without cause. Under the AIMCO Operating Partnership
obtains the prior written consent of those persons           Agreement, the general partner may, in its sole
owning more than 50% of the units and satisfies other        discretion, prevent a transferee of an OP Unit from
conditions set forth in your partnership's agreement of      becoming a substituted limited partner pursuant to the
limited partnership. The consent of all limited              AIMCO Operating Partnership Agreement. The general
partners is necessary for the approval of a new general      partner may exercise this right of approval to deter,
partner. A limited partner may not transfer his              delay or hamper attempts by persons to acquire a
interests without the consent of the general partner.        controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Amendments of your partnership's agreement of limited        With the exception of certain circumstances set forth
partnership may be proposed by the general partners.         in the AIMCO Operating Partnership Agreement, whereby
Such proposals will be sent to the limited partners          the general partner may, without the consent of the OP
together with a recommendation of the general partners       Unitholders, amend the AIMCO Operating Partnership
as to the proposal. The general partner may require a        Agreement, amendments to the AIMCO Operating
response within a specified time not less than 30 days       Partnership Agreement require the consent of the
from the notice and failure to respond will constitute       holders of a majority of the outstanding Common OP
a vote which is consistent with the general partners'        Units, excluding AIMCO and certain other limited
recommendation. Approval of such proposals must be           exclusions (a "Majority in Interest"). Amendments to
given by the limited partners owning at least 51% of         the AIMCO Operating Partnership Agreement may be
the units.                                                   proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fees for its services as general partner         capacity as general partner of the AIMCO Operating
but may receive reimbursement for expenses generated in      Partnership. In addition, the AIMCO Operating Part-
its capacity as general partner. Moreover, the general       nership is responsible for all expenses incurred
partner or certain affiliates may be entitled to             relating to the AIMCO Operating Partnership's ownership
compensation for additional services rendered.               of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         2193
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not bound by or            negligence, no OP Unitholder has personal liability for
personally liable for the expenses, liabilities or           the AIMCO Operating Partnership's debts and
obligations of your partnership in excess of the             obligations, and liability of the OP Unitholders for
limited partners' capital contribution, except as            the AIMCO Operating Partnership's debts and obligations
provided under applicable law.                               is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must manage and             partnership agreement, Delaware law generally requires
control your partnership, its business and affairs to        a general partner of a Delaware limited partnership to
the best of its ability and must use its best efforts        adhere to fiduciary duty standards under which it owes
to carry out the business of your partnership. The           its limited partners the highest duties of good faith,
general partner must devote itself to the business of        fairness and loyalty and which generally prohibit such
your partnership to the extent that it, in its               general partner from taking any action or engaging in
discretion, deems necessary for the efficient carrying       any transaction as to which it has a conflict of
on thereof. The general partner, at all times, has a         interest. The AIMCO Operating Partnership Agreement
fiduciary responsibility for the safekeeping and use of      expressly authorizes the general partner to enter into,
all partnership funds and assets. However, the partners      on behalf of the AIMCO Operating Partnership, a right
may engage in whatever activities they choose, whether       of first opportunity arrangement and other conflict
or not it is in competition with your partnership,           avoidance agreements with various affiliates of the
without having or incurring any obligation to offer any      AIMCO Operating Partnership and the general partner, on
interest in such activities to your partnership and the      such terms as the general partner, in its sole and
partners and your partnership and the partners will          absolute discretion, believes are advisable. The AIMCO
have no rights in and to such independent business           Operating Partnership Agreement expressly limits the
ventures or the income and profits derived therefrom.        liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         2194
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     YOUR UNITS
                                                              PREFERRED OP UNITS
                                COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
dissolve and terminate your              rights as holders of the Common OP       termination of the AIMCO Operating
partnership, remove a general            Units. See "Description of OP            Partnership Agreement and certain
partner, approve or disapprove the       Units" in the accompanying               transactions such as the
sale of all or substantially all of      Prospectus. So long as any               institution of bankruptcy
the assets of your partnership and       Preferred OP Units are outstand-         proceedings, an assignment for the
approve the incurrence of certain        ing, in addition to any other vote       benefit of creditors and certain
indebtedness. The consent of all of      or consent of partners required by       transfers by the general partner of
the limited partners is necessary        law or by the AIMCO Operating            its interest in the AIMCO Operating
to elect a new gen-                      Partnership Agree-                       Part-

         2195
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

eral partner. In order for the           ment, the affirmative vote or            nership or the admission of a
limited partners to amend your           consent of holders of at least 50%       successor general partner.
partnership's agreement of limited       of the outstanding Preferred OP
partnership, the limited partners        Units will be necessary for              Under the AIMCO Operating Partner-
holding the amount of units              effecting any amendment of any of        ship Agreement, the general partner
specified under Tennessee law is         the provisions of the Partnership        has the power to effect the
required.                                Unit Designation of the Preferred        acquisition, sale, transfer,
                                         OP Units that materially and             exchange or other disposition of
The general partner may cause the        adversely affects the rights or          any assets of the AIMCO Operating
dissolution of your partnership by       preferences of the holders of the        Partnership (including, but not
retiring when there is no remaining      Preferred OP Units. The creation or      limited to, the exercise or grant
general partner unless all of the        issuance of any class or series of       of any conversion, option,
limited partners elect a substitute      partnership units, including,            privilege or subscription right or
general partner within 90 days           without limitation, any partner-         any other right available in
after the retirement of the general      ship units that may have rights          connection with any assets at any
partner.                                 senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Available Cash          $      per Preferred OP Unit;            tribute quarterly all, or such
Flow (as defined in your                 provided, however, that at any time      portion as the general partner may
partnership's agreement of limited       and from time to time on or after        in its sole and absolute discretion
partnership) are made in quarterly       the fifth anniversary of the issue       determine, of Available Cash (as
installments within 45 days after        date of the Preferred OP Units, the      defined in the AIMCO Operating
the end of such calendar quarter or      AIMCO Operating Partnership may          Partnership Agreement) generated by
at such time or times as the             adjust the annual distribution rate      the AIMCO Operating Partnership
general partner may deem practi-         on the Preferred OP Units to the         during such quarter to the general
cal. The distributions payable to        lower of (i)     % plus the annual       partner, the special limited
the partners are not fixed in            interest rate then applicable to         partner and the holders of Common
amount and depend upon the               U.S. Treasury notes with a maturity      OP Units on the record date
operating results and net sales or       of five years, and (ii) the annual       established by the general partner
refinancing proceeds available from      dividend rate on the most recently       with respect to such quarter, in
the disposition of your                  issued AIMCO non-convertible             accordance with their respective
partnership's assets. Your               preferred stock which ranks on a         interests in the AIMCO Operating
partnership has made distributions       parity with its Class H Cumu-            Partnership on such record date.
in the past and is projected to                                                   Holders of any other Pre-
made distributions in 1998.

         2196
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such             Preferred OP Units and the               OP Units. The AIMCO Operating Part-
transferee will be substituted in        Preferred OP Units are not listed        nership Agreement restricts the
place of the transferor if (1) such      on any securities exchange. The          transferability of the OP Units.
sale is not of a fraction of a           Preferred OP Units are subject to        Until the expiration of one year
unit, except in limited                  restrictions on transfer as set          from the date on which an OP
circumstances, (2) the transfer and      forth in the AIMCO Operating             Unitholder acquired OP Units,
transferee execute, acknowledge and      Partnership Agreement.                   subject to certain exceptions, such
deliver to the general partner                                                    OP Unitholder may not transfer all
instruments evidencing the               Pursuant to the AIMCO Operating          or any portion of its OP Units to
transfer, (3) the transferor pays a      Partnership Agreement, until the         any transferee without the consent
transfer fee, (4) the general            expiration of one year from the          of the general partner, which
partner consents to such transfer        date on which a holder of Preferred      consent may be withheld in its sole
in writing, which consent will not       OP Units acquired Preferred OP           and absolute discretion. After the
be granted if such transfer will         Units, subject to certain                expiration of one year, such OP
result in your partnership being         exceptions, such holder of               Unitholder has the right to
taxed as corporation or would            Preferred OP Units may not transfer      transfer all or any portion of its
constitute a violation of any            all or any portion of its Pre-           OP Units to any person, subject to
applicable securities laws and (5)       ferred OP Units to any transferee        the satisfaction of certain
the assignor and assignee have           without the consent of the general       conditions specified in the AIMCO
complied with such other conditions      partner, which consent may be            Operating Partnership Agreement,
as set forth in your partnership's       withheld in its sole and absolute        including the general partner's
agreement of limited partnership.        discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
There are no redemption rights           OP Units has the right to transfer       Transfers and Withdrawals" in the
associated with your units.              all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         2197
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2198

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of 35,967 in 1996, $35,112 in 1997 and 16,115 for the first six months of 1998. The
AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2199

                                YOUR PARTNERSHIP

GENERAL

     Landmark Associates, Ltd. is a Tennessee limited partnership which raised net proceeds of approximately $1,132,000 in 1982 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 35 limited partners of your partnership and a total of 1,132 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on July 30, 1982 for the purpose of owning and operating a single apartment property located in Florence, South Carolina, known as "Landmark Woods Apartments." Your partnership's property consists of 104 apartment units. There are 24 one-bedroom apartments, 56 two-bedroom apartments and 29 three-bedroom apartments. The total rentable square footage of your partnership's property is 100,472 square feet. The average annual rent per apartment unit is approximately $5,878.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $35,967, $35,112 and $16,115, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2025 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         2200

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,448,273, payable to State Street and Lehman, which bears interest at a rate of 7.29%. The mortgage debt is due in January 2028. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         2201

     Below is selected financial information for Landmark Associates, Ltd. taken from the financial statements described above. See "Index to Financial Statements."

                                                                      LANDMARK ASSOCIATES, LTD.
                                      ------------------------------------------------------------------------------------------
                                              JUNE 30,                                     DECEMBER 31,
                                      -------------------------   --------------------------------------------------------------
                                         1998          1997          1997         1996         1995         1994         1993
                                      -----------   -----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents...........     179,926       271,297       504,366      200,292      278,154      229,339      218,637
Land & Building.....................   2,896,279     2,850,759     2,864,107    2,835,697    2,789,354    2,761,024    2,747,351
Accumulated Depreciation............  (2,115,020)   (2,059,819)   (2,087,419)  (2,032,218)  (1,977,200)  (1,926,814)  (1,878,497)
Other Assets........................     305,448       111,387       278,043      122,012       71,648       40,886       88,675
                                      ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Assets...............   1,266,633     1,173,624     1,559,097    1,125,783    1,161,956    1,104,435    1,176,166
                                      ==========    ==========    ==========   ==========   ==========   ==========   ==========
Mortgage & Accrued Interest.........   2,488,273     2,107,679     2,500,000    2,124,870    2,157,776    2,203,091    2,243,348
Other Liabilities...................      44,993        55,347        56,225       75,643       70,283       37,471       70,280
                                      ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Liabilities..........   2,533,266     2,163,026     2,556,225    2,200,513    2,228,059    2,240,562    2,313,628
                                      ----------    ----------    ----------   ----------   ----------   ----------   ----------
Partners Capital (Deficit)..........  (1,266,633)     (989,402)     (997,128)  (1,074,730)  (1,066,103)  (1,136,127)  (1,137,462)
                                      ==========    ==========    ==========   ==========   ==========   ==========   ==========

                                                                         LANDMARK ASSOCIATES, LTD.
                                             ---------------------------------------------------------------------------------
                                              FOR THE SIX MONTHS
                                                     ENDED                              FOR THE YEARS ENDED
                                                   JUNE 30,                                DECEMBER 31,
                                             ---------------------   ---------------------------------------------------------
                                               1998        1997        1997        1996        1995        1994        1993
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS
Rental Revenue.............................    282,279     324,467     611,308     623,834     633,965     623,840     608,803
Other Income...............................     32,495      49,878      92,870     111,097      74,884      24,426      18,760
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total Revenue.....................    314,774     374,345     704,178     734,931     708,849     648,266     627,563
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating Expenses.........................    141,101     142,210     324,653     347,015     338,974     303,674     281,912
General & Administrative...................     13,404      18,153      28,080      27,925      40,473      36,068      53,825
Depreciation...............................     27,601      27,601      55,201      55,018      50,386      48,317      46,643
Interest Expense...........................     91,007      89,904     188,029     192,115     184,269     139,010     144,231
Property Taxes.............................     11,166      11,148      21,659      21,492      24,723      29,782      33,471
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
         Total Expenses....................    284,279     289,016     617,622     643,565     638,825     556,851     560,082
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net Income before Extraordinary Item.......     30,495      85,329      86,556      91,366      70,024      91,415      67,481
                                             =========   =========   =========   =========   =========   =========   =========
Extraordinary loss.........................                             (8,954)
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net Income after Extraordinary Loss........     30,495      85,329      77,602      91,366      70,024      91,415      67,481
                                             =========   =========   =========   =========   =========   =========   =========

         2202

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $30,495 for the six months ended June 30, 1998, compared to $85,329 for the six months ended June 30, 1997. The decrease in net income of $54,834, or 64.26% was primarily the result of a decrease in rental revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $314,774 for the six months ended June 30, 1998, compared to $374,345 for the six months ended June 30, 1997, a decrease of $59,571, or 15.91%. This was primarily a result of an increase in vacancy and concession losses in 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $141,101 for the six months ended June 30, 1998, compared to $142,210 for the six months ended June 30, 1997, a decrease of $1,109 or 0.78%. Management expenses totaled $16,115 for the six months ended June 30, 1998, compared to $18,387 for the six months ended June 30, 1997, a decrease of $2,272, or 12.36%. The decrease resulted from a decrease in rental revenues for 1998, as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $13,404 for the six months ended June 30, 1998 compared to $18,153 for the six months ended June 30, 1997, a decrease of $4,749 or 26.16%. The decrease is primarily due to decreased computer maintenance and supplies.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $91,007 for the six months ended June 30, 1998, compared to $89,904 for the six months ended June 30, 1997, an increase of $1,103, or 1.23%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $77,602 for the year ended December 31, 1997, compared to $91,366 for the year ended December 31, 1996. The decrease in net income of $13,764, or 15.06% was primarily the result of a decrease in rental revenue. These factors are discussed in more detail in the following paragraphs.

         2203

     Revenues

     Rental and other property revenues from the partnership's property totaled $704,178 for the year ended December 31, 1997, compared to $734,931 for the year ended December 31, 1996, a decrease of $30,753, or 4.18%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $324,653 for the year ended December 31, 1997, compared to $347,015 for the year ended December 31, 1996, a decrease of $22,362 or 6.44%. This decrease was primarily due to a reduction in major landscaping. Management expenses totaled $35,112 for the year ended December 31, 1997, compared to $35,967 for the year ended December 31, 1996, a decrease of $855, or 2.38%.

     General and Administrative Expenses

     General and administrative expenses totaled $28,080 for the year ended December 31, 1997 compared to $27,925 for the year ended December 31, 1996, an increase of $155 or .56%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $188,029 for the year ended December 31, 1997, compared to $192,115 for the year ended December 31, 1996, a decrease of $4,086, or 2.13%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $91,366 for the year ended December 31, 1996, compared to $70,024 for the year ended December 31, 1995. The increase in net income of $21,342, or 30.48% was primarily the result of an increase in rental revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $734,931 for the year ended December 31, 1996, compared to $708,849 for the year ended December 31, 1995, an increase of $26,082, or 3.68%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $347,015 for the year ended December 31, 1996, compared to $338,974 for the year ended December 31, 1995, an increase of $8,041 or 2.37%. Management expenses totaled $35,967 for the year ended December 31, 1996, compared to $34,897 for the year ended December 31, 1995, an increase of $1,070, or 3.07%.

     General and Administrative Expenses

     General and administrative expenses totaled $27,925 for the year ended December 31, 1996 compared to $40,473 for the year ended December 31, 1995, a decrease of $12,548 or 31.00%. The decrease is primarily due to a reduction in general partner reimbursements and professional fees.

         2204

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $192,115 for the year ended December 31, 1996, compared to $184,269 for the year ended December 31, 1995, an increase of $7,846, or 4.26%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $179,926 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership are not liable to your partnership or any limited partner for any acts performed by any of them or any failure to act in the absence of gross negligence or willful malfeasance. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     Your partnership's agreement of limited partnership does not provide for the indemnification of the general partners or their affiliates for any acts or omissions performed by them on behalf of your partnership. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $ 78.00
1995........................................................        0.00
1996........................................................       87.45
1997........................................................        0.00
1998 (through June 30)......................................      246.13

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale

         2205

transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0                      0                   0
1995.........................          0                      0                   0
1996.........................          0                      0                   0
1997.........................          0                      0                   0
1998 (through June 30).......          0                      0                   0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in respect of its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................     18,388
1995........................................................     25,337
1996........................................................     21,026
1997........................................................     21,565
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................      34,897
1996...........................................      35,967
1997...........................................      35,112
1998 (through June 30).........................      16,115

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the compensation paid to the property manager or AIMCO and its affiliates.

         2206

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Landmark Associates, Ltd. at December 31, 1997, 1996, and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         2207

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-3
Condensed Statement of Cash flow............................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Balance Sheets as of December 31, 1997 and 1996.............   F-8
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1997 and 1996............   F-9
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-10
Notes to the Financial Statements...........................  F-11
Independent Auditors' Report................................  F-15
Balance Sheets as of December 31, 1996 and 1995.............  F-16
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1996 and 1995............  F-17
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-18
Notes to the Financial Statements...........................  F-19

         2208

                          LANDMARK ASSOCIATES, LIMITED

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30 ,1998

                                     ASSETS

Cash and cash equivalents...................................                 $   179,926
Receivables and Deposits....................................                     116,627
Restricted Escrows..........................................                     109,495
Other Assets................................................                      79,326
Investment Property:
  Land......................................................       148,692
  Building and related personal property....................     2,747,587
                                                              ------------
                                                                 2,896,279
  Less: Accumulated depreciation............................    (2,115,020)      781,259
                                                              ------------   -----------
          Total Assets......................................                 $ 1,266,633
                                                                             ===========

                           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................................                 $        --
Other Accrued Liabilities...................................                      22,752
Property taxes payable......................................                      11,166
Tenant security deposits....................................                      11,075
Notes Payable...............................................                   2,488,273
Partners' Capital...........................................                  (1,266,633)
                                                                             -----------
          Total Liabilities and Partners' Capital...........                 $ 1,266,633
                                                                             ===========

         2209

                          LANDMARK ASSOCIATES, LIMITED

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Revenues:
  Rental Income.............................................  $282,279    $324,467
  Other Income..............................................    32,495      49,878
  (Gain) Loss on Disposition of Property....................        --          --
  Casualty Gain/Loss........................................        --          --
                                                              --------    --------
          Total Revenues....................................   314,774     374,345
Expenses:
  Operating Expenses........................................   141,101     142,210
  General and Administrative Expenses.......................    13,404      18,153
  Depreciation Expense......................................    27,601      27,601
  Interest Expense..........................................    91,007      89,904
  Property Tax Expense......................................    11,166      11,148
                                                              --------    --------
          Total Expenses....................................   284,279     289,016
                                                              --------    --------
          Net Income........................................  $ 30,495    $ 85,329
                                                              ========    ========

         2210

                          LANDMARK ASSOCIATES, LIMITED

                       CONDENSED STATEMENT OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              -----------    ---------
Cash flows from operating activities:
  Net income................................................  $    77,602    $  91,366
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       55,201       55,018
     Amortization of loan costs and deferred charges........        9,900       10,807
     Extraordinary loss on early extinguishment of debt.....        8,954           --
     Change in accounts:
       Receivables and deposits.............................         (666)     (46,173)
       Other assets.........................................       (2,830)      (1,020)
       Accounts payable.....................................        3,765      (10,052)
       Tenant security deposit liabilities..................       (2,891)       3,800
       Other liabilities....................................      (20,292)      11,612
                                                              -----------    ---------
          Net cash provided by operating activities.........      128,743      115,358
                                                              -----------    ---------
Cash flows from investing activities:
  Property improvements and replacements....................      (28,410)     (46,343)
  Deposits to restricted escrow.............................     (100,000)          --
                                                              -----------    ---------
          Net cash used in investing activities.............     (128,410)     (46,343)
                                                              -----------    ---------
Cash flows from financing activities:
  Proceeds from mortgage note payable.......................    2,500,000           --
  Payment of loan costs.....................................      (71,389)          --
  Payment on mortgage note payable..........................      (32,421)     (32,906)
  Payoff of debt............................................   (2,092,449)          --
  Distributions to partners.................................           --      (99,993)
                                                              -----------    ---------
          Net cash provided by (used in) financing
            activities......................................      303,741     (132,899)
                                                              -----------    ---------
Net increase (decrease) in cash.............................      304,074      (63,884)
Cash and cash equivalents at beginning of year..............      200,292      264,176
                                                              -----------    ---------
Cash and cash equivalents at end of year....................  $   504,366    $ 200,292
                                                              ===========    =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $   178,116    $ 179,166
                                                              ===========    =========

                 See Accompanying Notes to Financial Statements

         2211

                          LANDMARK ASSOCIATES, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Landmark Associates, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         2212

                          LANDMARK ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2213

                          INDEPENDENT AUDITORS' REPORT

General Partners
Landmark Associates, Limited:

     We have audited the accompanying balance sheets of Landmark Associates, Limited as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landmark Associates, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

March 5, 1998

         2214

                          LANDMARK ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   504,366    $   200,292
Receivables and deposits....................................      102,714        102,048
Restricted escrow (Note B)..................................      100,000             --
Other assets................................................       75,329         19,964
Investment properties (Note C):
  Land......................................................      145,000        145,000
  Buildings and related personal property...................    2,719,107      2,690,697
                                                              -----------    -----------
                                                                2,864,107      2,835,697
  Less accumulated depreciation.............................   (2,087,419)    (2,032,218)
                                                              -----------    -----------
                                                                  776,688        803,479
                                                              -----------    -----------
                                                              $ 1,559,097    $ 1,125,783
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    12,455    $     8,690
  Tenant security deposit liabilities.......................       15,475         18,366
  Other liabilities.........................................       28,295         48,587
  Mortgage note payable (Note C)............................    2,500,000      2,124,870
Partners' deficit...........................................     (997,128)    (1,074,730)
                                                              -----------    -----------
                                                              $ 1,559,097    $ 1,125,783
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

         2215

                          LANDMARK ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   611,308    $   623,834
  Other income..............................................       92,870        111,097
                                                              -----------    -----------
     Total revenues.........................................      704,178        734,931
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      324,653        347,015
  General and administrative (Note D).......................       28,080         27,925
  Depreciation..............................................       55,201         55,018
  Interest..................................................      188,029        192,115
  Property taxes............................................       21,659         21,492
                                                              -----------    -----------
     Total expenses.........................................      617,622        643,565
                                                              -----------    -----------
Net income before extraordinary loss........................       86,556         91,366
Extraordinary loss on early extinguishment of debt..........       (8,954)            --
                                                              -----------    -----------
     Net income.............................................       77,602         91,366
Distributions to partners...................................           --        (99,993)
Partners' deficit at beginning of year......................   (1,074,730)    (1,066,103)
                                                              -----------    -----------
Partners' deficit at end of year............................  $  (997,128)   $(1,074,730)
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

         2216

                          LANDMARK ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              -----------    ---------
Cash flows from operating activities:
  Net income................................................  $    77,602    $  91,366
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       55,201       55,018
     Amortization of loan costs and deferred charges........        9,900       10,807
     Extraordinary loss on early extinguishment of debt.....        8,954           --
     Change in accounts:
       Receivables and deposits.............................         (666)     (46,173)
       Other assets.........................................       (2,830)      (1,020)
       Accounts payable.....................................        3,765      (10,052)
       Tenant security deposit liabilities..................       (2,891)       3,800
       Other liabilities....................................      (20,292)      11,612
                                                              -----------    ---------
          Net cash provided by operating activities.........      128,743      115,358
                                                              -----------    ---------
Cash flows from investing activities:
  Property improvements and replacements....................      (28,410)     (46,343)
  Deposits to restricted escrow.............................     (100,000)          --
                                                              -----------    ---------
          Net cash used in investing activities.............     (128,410)     (46,343)
                                                              -----------    ---------
Cash flows from financing activities:
  Proceeds from mortgage note payable.......................    2,500,000           --
  Payment of loan costs.....................................      (71,389)          --
  Payment on mortgage note payable..........................      (32,421)     (32,906)
  Payoff of debt............................................   (2,092,449)          --
  Distributions to partners.................................           --      (99,993)
                                                              -----------    ---------
          Net cash provided by (used in) financing
            activities......................................      303,741     (132,899)
                                                              -----------    ---------
Net increase (decrease) in cash.............................      304,074      (63,884)
Cash and cash equivalents at beginning of year..............      200,292      264,176
                                                              -----------    ---------
Cash and cash equivalents at end of year....................  $   504,366    $ 200,292
                                                              ===========    =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $   178,116    $ 179,166
                                                              ===========    =========

                 See Accompanying Notes to Financial Statements

         2217

                          LANDMARK ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Landmark Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated July 30, 1982. The Partnership owns and operates a 104 unit apartment complex, Landmark Woods Apartments, in Florence, South Carolina.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $71,389 and $18,855, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

         2218
                          LANDMARK ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997        1996
                                                              --------    --------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are to be used for certain repair
  work......................................................  $100,000    $     --
                                                              ========    ========

NOTE C -- MORTGAGE NOTE PAYABLE

     In November 1997, the Partnership refinanced its first mortgage note with an outstanding balance of $2,104,201. The new mortgage note in the amount of $2,500,000 is payable in monthly installments of $17,122, at 7.29% with the remaining balance due December 2004; collateralized by land and buildings. A loss on refinancing of $8,954 was realized 1997, as a result of the write-off of unamortized loan costs associated with the original note. Loan costs of $71,389 related to the refinanced note were capitalized.

     Between the date of November 1, 2000 and June 1, 2004, upon giving 30 days prior written notice, the principal balance may be prepaid in whole but not in part by paying a prepayment premium in an amount equal to the greater of (1) 1% of the principal amount being prepaid or (2) the present value of a series of payments each equal to the payment differential (the interest rate (7.29%) less the reinvestment yield (the lesser of the yield on the U.S. Treasury issue with a maturity date closest to the maturity date or the yield on the U.S. Treasury issue with a term equal to the remaining average life of the debt with each yield being based on the bid price for such issue as published in the Wall Street Journal on the date that is 14 days prior to the prepayment date divided by 12 and multiplied by the principal sum outstanding on the prepayment date)) and payable on each monthly payment date over the remaining original term of this note and the maturity date discounted at the reinvestment yield for the number of months remaining from the prepayment date to each such monthly payment date and the maturity date.

     Scheduled principal payments of the mortgage note during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $   24,009
1999.....................................................      25,819
2000.....................................................      27,765
2001.....................................................      29,859
2002.....................................................      32,109
Thereafter...............................................   2,360,439
                                                           ----------
                                                           $2,500,000
                                                           ==========

         2219
                          LANDMARK ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                            1997       1996
TYPE OF TRANSACTION                                        AMOUNT     AMOUNT
-------------------                                        -------    -------
Management fee...........................................  $35,112    $35,967
Partnership administration fee...........................  $ 6,884    $ 7,193
Reimbursement for services of affiliates.................  $14,006    $13,833
Construction oversight costs.............................  $   675    $    --

         2220

                          LANDMARK ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2221

                          INDEPENDENT AUDITORS' REPORT

General Partners
Landmark Associates, Limited:

     We have audited the accompanying balance sheets of Landmark Associates, Limited as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landmark Associates, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

March 5, 1997

         2222

                          LANDMARK ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   200,292    $   264,176
  Restricted -- tenant security deposits....................       17,978         13,978
Accounts receivable.........................................        2,270          1,793
Escrow for taxes and insurance..............................       81,800         40,104
Other assets................................................       19,964         29,751
Investment properties (Note B):
  Land......................................................      145,000        145,000
  Buildings and related personal property...................    2,690,697      2,644,354
                                                              -----------    -----------
                                                                2,835,697      2,789,354
  Less accumulated depreciation.............................   (2,032,218)    (1,977,200)
                                                              -----------    -----------
                                                                  803,479        812,154
                                                              -----------    -----------
                                                              $ 1,125,783    $ 1,161,956
                                                              ===========    ===========

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $     8,690    $    18,742
  Tenant security deposits..................................       18,366         14,566
  Other liabilities.........................................       48,587         36,975
  Mortgage note payable (Note B)............................    2,124,870      2,157,776
Partners' deficit...........................................   (1,074,730)    (1,066,103)
                                                              -----------    -----------
                                                              $ 1,125,783    $ 1,161,956
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

         2223

                          LANDMARK ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   623,834    $   633,965
  Other income..............................................      111,097         74,884
                                                              -----------    -----------
     Total revenues.........................................      734,931        708,849
                                                              -----------    -----------
Expenses:
  Operating (Note C)........................................      276,556        272,174
  General and administrative (Note C).......................       27,925         40,473
  Maintenance...............................................       70,459         66,800
  Depreciation..............................................       55,018         50,386
  Interest..................................................      192,115        184,269
  Property taxes............................................       21,492         24,723
                                                              -----------    -----------
     Total expenses.........................................      643,565        638,825
                                                              -----------    -----------
Net income..................................................       91,366         70,024
Distributions to partners...................................      (99,993)            --
Partners' deficit at beginning of year......................   (1,066,103)    (1,136,127)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(1,074,730)   $(1,066,103)
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

         2224

                          LANDMARK ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------    ---------
Cash flows from operating activities
  Net income................................................  $  91,366     $ 70,024
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     55,018       50,386
     Amortization of loan costs and deferred charges........     10,807       10,808
     Change in accounts:
       Restricted cash......................................     (4,000)         507
       Accounts receivable..................................       (477)      (1,566)
       Escrow for taxes and insurance.......................    (41,696)     (40,004)
       Other assets.........................................     (1,020)          --
       Accounts payable.....................................    (10,052)      11,162
       Tenant security deposit liabilities..................      3,800          (97)
       Other liabilities....................................     11,612        8,498
                                                              ---------     --------
          Net cash provided by operating activities.........    115,358      109,718
                                                              ---------     --------
Cash flows from investing activities:
  Property improvements and replacements....................    (46,343)     (28,330)
                                                              ---------     --------
          Net cash used in investing activities.............    (46,343)     (28,330)
                                                              ---------     --------
Cash flows from financing activities:
  Payments on mortgage note payable.........................    (32,906)     (32,066)
  Distributions to partners.................................    (99,993)          --
                                                              ---------     --------
          Net cash used in financing activities.............   (132,899)     (32,066)
                                                              ---------     --------
Net increase (decrease) in cash.............................    (63,884)      49,322
Cash and cash equivalents at beginning of year..............    264,176      214,854
                                                              ---------     --------
Cash and cash equivalents, at end of year...................  $ 200,292     $264,176
                                                              =========     ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 179,166     $171,192
                                                              =========     ========

                 See Accompanying Notes to Financial Statements

         2225

                          LANDMARK ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Landmark Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated July 30, 1982. The Partnership owns and operates a 104 unit apartment complex, Landmark Woods Apartments, in Florence, South Carolina.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1996 and 1995 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

         2226
                          LANDMARK ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- MORTGAGE NOTE PAYABLE

     The mortgage note payable consists of a first mortgage note, due in October 1998, payable in varying monthly installments based on the interest rate; the current monthly payment is $17,958. The interest rate is adjusted every six months based on the average six month Treasury bill rate for the six months preceding the adjustment date plus three percent; the rate was 8.57% at December 31, 1996. The rate cannot change more than 1% from the prior period and has a lifetime floor and ceiling of 3.125% and 13.125%, respectively. The note is collateralized by the land and buildings and may be prepaid at any time without a prepayment penalty.

     Scheduled principal payments of the mortgage note during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $   35,918
1998.....................................................   2,088,952
                                                           ----------
                                                           $2,124,870
                                                           ==========

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                            1996       1995
TYPE OF TRANSACTION                                        AMOUNT     AMOUNT
-------------------                                        -------    -------
Management fee...........................................  $35,967    $34,897
Partnership administration fee...........................  $ 7,193    $ 6,979
Reimbursement for services of affiliates.................  $13,833    $19,358

         2227

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2228

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2229

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2230

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                 MINNEAPOLIS ASSOCIATES II LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2231

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Minneapolis
    Associates II Limited Partnership..........   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-38
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42
  Accounting Treatment.........................   S-42

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-43
  General......................................   S-43
  Ranking......................................   S-43
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-54
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-56
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-56
  Fairness to Unitholders who Tender their
    Units......................................   S-57
  Fairness to Unitholders who do not Tender
    their Units................................   S-58
  Comparison of Consideration to Alternative
    Consideration..............................   S-58
  Allocation of Consideration..................   S-59
STANGER ANALYSIS...............................   S-59
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-60
  Summary of Reviews...........................   S-61
  Conclusions..................................   S-61
  Assumptions, Limitations and
    Qualifications.............................   S-61
  Compensation and Material Relationships......   S-62
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-63
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-68
CONFLICTS OF INTEREST..........................   S-72
  Conflicts of Interest with Respect to the
    Offer......................................   S-72
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-72
  Competition Among Properties.................   S-72
  Features Discouraging Potential Takeovers....   S-72
  Future Exchange Offers.......................   S-72

         2232

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-73
  General......................................   S-73
  Your Partnership and its Property............   S-73
  Property Management..........................   S-73
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-73
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-74
  Competition..................................   S-74
  Legal Proceedings............................   S-74
  Selected Financial Information...............   S-75
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-76
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-78

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-78
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-79
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2233

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Minneapolis Associates II Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partnership") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2234

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2235

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         2236

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership. In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to

         2237

     your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the

         2238

     expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2239

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2240

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         2241

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         2242

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

         2243

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain

         2244

pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of

         2245

     distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax-Deferral   % Preferred OP Units
       rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have

         2246

      the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

         2247

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2248

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

         2249

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the

         2250

fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the aggregate capital contributions that can be made by limited partners which is not the case with the AIMCO Operating Partnership.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees in its capacity as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $155,150 in 1996, $160,843 in 1997 and $90,029 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

         2251

YOUR PARTNERSHIP

     Your Partnership and its Property. Minneapolis Associates II Limited Partnership is a Massachusetts limited partnership which was formed on May 12, 1983 for the purpose of owning and operating, through a 45% interest in Burnsville Apartment Limited Partnership, a single apartment property located in Burnsville, Minnesota, known as "The Woods of Burnsville." In 1989, it completed a private placement of units. The Woods at Burnsville consists of 400 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2033, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of December 31, 1997, your partnership had a first mortgage in the amount of $16,580,000, a second mortgage in the amount of $550,000, and a third mortgage in the amount of $750,000, all due August 1999, payable to Dreyfus. The first mortgage bears interest at 7.00%, and the second and third mortgages do not bear interest. Your partnership's agreement of limited partnership also allows your general partner to lend to your partnership. The property also secures $275,892 owed to the general partner due in August 1999.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $          will be required to purchase all of
the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2252

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2253

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2254

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $206,931      $ 402,202
  Property operating expenses...............................     (78,825)      (169,166)
  Owned property management expenses........................      (4,880)       (10,412)
  Depreciation..............................................     (45,728)       (87,246)
                                                                --------      ---------
                                                                  77,498        135,378
                                                                --------      ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................      19,525         41,676
  Management and other expenses.............................      (9,660)       (23,683)
  Corporate overhead allocation.............................        (196)          (588)
  Depreciation and amortization.............................      (6,634)       (20,663)
                                                                --------      ---------
                                                                   3,035         (3,258)
  Minority interests in service company business............          (1)           (10)
                                                                --------      ---------
  Partnership's shares of income from service company
     business...............................................       3,034         (3,268)
                                                                --------      ---------
  General and administrative expenses.......................      (4,678)       (21,228)
  Interest income...........................................      15,781         21,543
  Interest expense..........................................     (61,812)      (115,824)
  Minority interest.........................................      (6,103)       (10,044)
  Equity in losses of unconsolidated partnerships...........     (11,743)       (47,036)
  Equity in earnings of unconsolidated subsidiaries.........       1,996          2,344
  Amortization of Goodwill..................................      (3,394)            --
                                                                --------      ---------
          Net income........................................    $ 10,579      $ (38,135)
                                                                ========      =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................    $  (0.11)     $   (1.19)
Diluted earnings (loss) per Common OP Unit..................    $  (0.11)     $   (1.19)
Distributions paid per Common OP Unit.......................    $  1.125      $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................    $ 84,894      $ 130,011
Cash used by investing activities(b)........................      (8,942)       (17,884)
Cash used by financing activities(c)........................     (93,515)      (160,354)
OTHER DATA:
Funds from operations(d)....................................    $121,674      $ 170,742
Weighted average number of Common OP Units outstanding......      66,029         65,487

         2255

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2256

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                        FOR THE SIX
                                                        MONTHS ENDED     FOR THE YEAR ENDED
  ACCOUNT                                              JUNE 30, 1998     DECEMBER 31, 1997
  -------                                             ----------------   ------------------
                                                                 (IN THOUSANDS)
  Net income (loss).................................      $ 10,579            $(38,135)
  HUD release fee and legal reserve.................            --              10,202
  Real estate depreciation, net of minority
    interests.......................................        43,391              81,936
  Amortization of management contracts..............         5,773              11,546
  Amortization of management company goodwill.......         3,877               7,752
  Equity in earnings of unconsolidated subsidiaries:
    Real estate depreciation........................            --               1,715
    Amortization of management company goodwill.....           959               1,918
    Amortization of management contracts............        15,345              29,951
    Deferred taxes..................................         1,572                (397)
  Equity in earnings of other partnerships:
    Real estate depreciation........................        60,297             104,471
  Interest on convertible debentures................        (5,012)            (10,003)
  Preferred unit distributions......................       (15,107)            (30,214)
                                                          --------            --------
  Funds from operations.............................      $121,674            $170,742
                                                          ========            ========

         2257

 SUMMARY FINANCIAL INFORMATION OF MINNEAPOLIS ASSOCIATES II LIMITED PARTNERSHIP

     The summary financial information of Minneapolis Associates II Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Minneapolis Associates II Limited Partnership for the years ended December 31, 1997, 1996 and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                 MINNEAPOLIS ASSOCIATES II LIMITED PARTNERSHIP

                                  FOR THE SIX MONTHS
                                    ENDED JUNE 30,                         FOR THE YEAR ENDED DECEMBER 31,
                                 ---------------------   -------------------------------------------------------------------
                                    1998        1997        1997          1996          1995          1994          1993
                                 -----------   -------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............  $ 1,823,591   $     0   $ 3,479,972   $ 3,201,929   $ 3,049,589   $ 3,159,809   $ 3,103,528
  Net Income/(Loss)............      (19,440)        0      (205,363)     (347,840)     (279,767)     (545,202)     (657,806)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...  $11,227,012   #VALUE!   $11,420,449   $11,702,590   $12,065,709   $12,448,938   $12,924,205
  Total Assets.................   12,759,668         0    13,108,944    13,328,997    13,582,960    13,925,231    14,458,033
  Mortgage Notes Payable,
    including Accrued
    Interest...................   18,266,878         0    18,266,876    18,266,872     8,266,868    18,266,867    18,266,867
  Partners'
    Capital/(Deficit)..........   (6,539,080)        0    (6,216,145)   (6,010,782)   (5,662,942)   (5,383,175)   (4,837,973)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................    $1.125        $1.85           $0             $0

         2258

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

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     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring,

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marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units
and Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your

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partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

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  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to

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continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

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     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

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                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

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     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         2268

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         2269

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         2270

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         2271

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after             , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from          , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from          , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         2272

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         2273

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         2274

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $          .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2275

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         2276

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         2277

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2278

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2279

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2280

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK


                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2281
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2282
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2283

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2284

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2285

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2286

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         2287

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2288

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on             , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2289

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions of $2.25 with
     respect to the Common OP Units and the 1998 distributions of $     with
     respect to your units, distributions with respect to the Preferred OP Units
     and Common OP Units being offered are expected to be      , immediately
     following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         2290

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................  $
Alternatives:
  Prices on Secondary Market................................  Not available
  Estimated Liquidation Proceeds............................  $

         2291

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         2292

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         2293

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         2294

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2295

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.


          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Massachusetts law for the purpose of owning and        Delaware limited partnership. The AIMCO Operating
managing The Woods of Burnsville.                            Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2033.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


The purpose of your partnership is to hold a                 The purpose of the AIMCO Operating Partnership is to
partnership interest in Burnsville Apartments Limited        conduct any business that may be lawfully conducted by
Partnership, a Minnesota limited partnership and to          a limited partnership organized pursuant to the
maintain, operate, lease, sell, dispose of and               Delaware Revised Uniform Limited Partnership Act (as
otherwise deal with your partnership's property as a         amended from time to time, or any successor to such
general partner of Burnsville Apartments Limited             statute) (the "Delaware Limited Partnership Act"),
Partnership, in a manner consistent with your                provided that such business is to be conducted in a
partnership's property's status as multi-family housing      manner that permits AIMCO to be qualified as a REIT,
project. Subject to restrictions contained in your           unless AIMCO ceases to qualify as a REIT. The AIMCO
partnership's agreement of limited partnership, your         Operating Partnership is authorized to perform any and
partnership may perform all acts necessary to the            all acts for the furtherance of the purposes and
business of your partnership including borrowing money       business of the AIMCO Operating Partnership, provided
and creating liens.                                          that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2296
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling units to the limited partners of         time to the limited partners and to other persons, and
Minneapolis Associates Limited Partners, a Maryland          to admit such other persons as additional limited
partnership, who fulfill the requirements set forth in       partners, on terms and conditions and for such capital
your partnership's agreement of limited partnership.         contributions as may be established by the general
The capital contribution need not be equal for all           partner in its sole discretion. The net capital
limited partners and no action or consent is required        contribution need not be equal for all OP Unitholders.
in connection with the admission of any additional           No action or consent by the OP Unitholders is required
limited partners.                                            in connection with the admission of any additional OP
In addition, the general partner may in its sole             Unitholder. See "Description of OP Units -- Management
discretion make call for additional capital from the         by the AIMCO GP" in the accompanying Prospectus.
limited partners until the contributions for the             Subject to Delaware law, any additional partnership
limited partners equal the amount specified in your          interests may be issued in one or more classes, or one
partnership's agreement of limited partnership. Such         or more series of any of such classes, with such
contributions are voluntary.                                 designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may enter into contracts       funds or other assets to its subsidiaries or other
of any kind with the general partner or its affiliates       persons in which it has an equity investment, and such
which are necessary to, in connection with or                persons may borrow funds from the AIMCO Operating
incidental to, the accomplishment of the purposes of         Partnership, on terms and conditions established in the
your partnership. Affiliates of the general partner          sole and absolute discretion of the general partner. To
will receive compensation for services as set forth in       the extent consistent with the business purpose of the
your partnership's agreement of limited partnership and      AIMCO Operating Partnership and the permitted
may receive compensation for other services it provides      activities of the general partner, the AIMCO Operating
as long as such fees are reasonable and competitive.         Partnership may transfer assets to joint ventures,
Your partnership may also borrow money from general          limited liability companies, partnerships,
partner at a rate of two percentage points over the          corporations, business trusts or other business
prime rate as in effect and as published in the Wall         entities in which it is or thereby becomes a
Street Journal from time to time, to the same extent         participant upon such terms and subject to such
and in the same manner as a loan made by a lender who        conditions consistent with the AIMCO Operating Part-
is not a partner.                                            nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and issue indebtedness in furtherance        restrictions on borrowings, and the general partner has
of any or all of the purposes of your partnership, and       full power and authority to borrow money on behalf of
to secure any such debt by mortgage, pledge, or other        the AIMCO Operating Partnership. The AIMCO Operating
lien on any of the assets of your partnership. The           Partnership has credit agreements that restrict, among
general partner may also borrow money on the general         other things, its ability to incur indebtedness. See
credit of your partner for use in the partnership's          "Risk Factors -- Risks of Significant Indebtedness" in
business.                                                    the accompanying Prospectus.

         2297
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to inspect the books and       with a statement of the purpose of such demand and at
records of your partnership at the principal office of       such OP Unitholder's own expense, to obtain a current
your partnership at any and all reasonable times during      list of the name and last known business, residence or
normal business hours.                                       mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership has the full,        All management powers over the business and affairs of
complete and exclusive authority, responsibility and         the AIMCO Operating Partnership are vested in AIMCO-GP,
discretion to manage, control and conduct your               Inc., which is the general partner. No OP Unitholder
partnership's business and your partnership's property,      has any right to participate in or exercise control or
on behalf of your partnership in its capacity as             management power over the business and affairs of the
general partner of Burnsville Apartments Limited             AIMCO Operating Partnership. The OP Unitholders have
Partnership. In extension and not in limitation of the       the right to vote on certain matters described under
rights and powers given by law and by your                   "Comparison of Ownership of Your Units and AIMCO OP
partnership's agreement of limited partnership, the          Units -- Voting Rights" below. The general partner may
general partner has the right, power and authority to        not be removed by the OP Unitholders with or without
do any and all acts and things necessary, proper,            cause.
convenient or advisable to effectuate the purpose of
your partnership and to conduct its business in              In addition to the powers granted a general partner of
accordance with your partnership's agreement of limited      a limited partnership under applicable law or that are
partnership. No limited partners have any authority or       granted to the general partner under any other
right to act for or bind your partnership or                 provision of the AIMCO Operating Partnership Agreement,
participate in or have any control over your                 the general partner, subject to the other provisions of
partnership's business, except as required by law.           the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable to your partnership        partner is not liable to the AIMCO Operating
or any limited partner for any loss suffered by your         Partnership for losses sustained, liabilities incurred
partnership which arises out of any action or inaction       or benefits not derived as a result of errors in
of the general partner or its affiliates if the general      judgment or mistakes of fact or law of any act or
partner or its affiliates, in good faith, determined         omission if the general partner acted in good faith.
that such course of conduct was in the best interests        The AIMCO Operating Partnership Agreement provides for
of your partnership and such course of conduct did not       indemnification of AIMCO, or any director or officer of
constitute negligence or misconduct on the part of the       AIMCO (in its capacity as the previous general partner
general partner or its affiliates. In addition, the          of the AIMCO Operating Partnership), the general
general partner and its affiliates are entitled to           partner, any officer or director of general partner or
indemnification by your partnership against any loss,        the AIMCO Operating Partnership and such other persons
judgments, liabilities, expenses and amounts paid in         as the general partner may designate from and against
settlement of any claims sustained by them in                all losses, claims, damages, liabilities, joint or
connection with your partnership, provided that the          several, expenses (including legal fees), fines,
same were not the result of negligence or misconduct on      settlements and other amounts incurred in connection
the part of the general partner or its affiliates. Any       with any actions relating to the operations of the
indemnity paid will be paid from, and only to the            AIMCO Operating Partnership, as set forth in the AIMCO
extent of, your partnership's assets and no partner          Operating Partnership Agreement. The Delaware Limited
will have any personal liability on account thereof.         Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         2298
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Your partnership's agreement of limited partnership          Except in limited circumstances, the general partner
does not provide for the removal of the general partner      has exclusive management power over the business and
of your partnership. A general partner may withdraw          affairs of the AIMCO Operating Partnership. The general
voluntarily from your partnership with the consent of        partner may not be removed as general partner of the
the limited partners owning a majority of the                AIMCO Operating Partnership by the OP Unitholders with
outstanding units or may transfer its interest without       or without cause. Under the AIMCO Operating Partnership
the consent of the limited partners if the transferee        Agreement, the general partner may, in its sole
is an affiliate of the general partner. The general          discretion, prevent a transferee of an OP Unit from
partner and the holders of a majority of the units must      becoming a substituted limited partner pursuant to the
consent to the admission of a successor or additional        AIMCO Operating Partnership Agreement. The general
general partner. A limited partner may not transfer his      partner may exercise this right of approval to deter,
interests without the consent of the general partner         delay or hamper attempts by persons to acquire a
which may be withheld at the sole discretion of the          controlling interest in the AIMCO Operating Partner-
general partner.                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to comply with any         in the AIMCO Operating Partnership Agreement, whereby
applicable laws. Amendments which increase the               the general partner may, without the consent of the OP
liability of any partner may not be made without the         Unitholders, amend the AIMCO Operating Partnership
consent of such partner. No amendment may be made which      Agreement, amendments to the AIMCO Operating
reduces the allocations and distributions to the             Partnership Agreement require the consent of the
limited partner without the approval of a majority in        holders of a majority of the outstanding Common OP
interest of limited partners other than any limited          Units, excluding AIMCO and certain other limited
partners whose allocations or distributions would be         exclusions (a "Majority in Interest"). Amendments to
increased as a result of such amendment. Other               the AIMCO Operating Partnership Agreement may be
amendments must be approved by the limited partners          proposed by the general partner or by holders of a
owning more than 50% of the units and the general            Majority in Interest. Following such proposal, the
partner.                                                     general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fees in its capacity as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         2299
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not liable for any         negligence, no OP Unitholder has personal liability for
debts, liabilities, contract or obligations of your          the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of his capital contributions when due under         the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
After its capital contribution has been fully paid, no       ment in the AIMCO Operating Partnership. However, the
limited partner will be required to make any further         limitations on the liability of limited partners for
capital contributions or lend any funds to your              the obligations of a limited partnership have not been
partnership.                                                 clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must take all steps         partnership agreement, Delaware law generally requires
necessary on a reasonable, best efforts basis to             a general partner of a Delaware limited partnership to
conduct the business of your partnership and your            adhere to fiduciary duty standards under which it owes
partnership's property to maximize the financial             its limited partners the highest duties of good faith,
condition of your partnership in the circumstances. The      fairness and loyalty and which generally prohibit such
general partner is required to devote only such of its       general partner from taking any action or engaging in
time and attention to the affairs of your partnership        any transaction as to which it has a conflict of
as it determines, in its discretion, is necessary for        interest. The AIMCO Operating Partnership Agreement
conduct of your partnership's business in the                expressly authorizes the general partner to enter into,
circumstances and to fulfill the purposes of your            on behalf of the AIMCO Operating Partnership, a right
partnership. The general partner and its affiliates          of first opportunity arrangement and other conflict
may, in their discretion, develop, own, buy, sell,           avoidance agreements with various affiliates of the
finance, refinance, construct or manage any apartment        AIMCO Operating Partnership and the general partner, on
project or other business opportunity of any kind or         such terms as the general partner, in its sole and
nature, whether or not it is within the vicinity of          absolute discretion, believes are advisable. The AIMCO
your partnership's property and whether or not such          Operating Partnership Agreement expressly limits the
other apartment complex is in competition with your          liability of the general partner by providing that the
partnership's property. Any opportunity of the general       general partner, and its officers and directors will
partner in respect of any other apartment project or         not be liable or accountable in damages to the AIMCO
business opportunity of any kind or nature is personal       Operating Partnership, the limited partners or
to the general partner and does not need to be offered       assignees for errors in judgment or mistakes of fact or
to your partnership or any other partner.                    law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         2300
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
consent of the limited partners          Operating Partnership Agreement,         have voting rights only with
owning a majority of the                 the holders of the Preferred OP          respect to certain limited matters
outstanding units is necessary to        Units will have the same voting          such as certain amendments and
cause the termination of your            rights as holders of the Common OP       termination of the AIMCO Operating
partnership; to allow the general        Units. See "Description of OP            Partnership Agreement and certain
partner to become personally liable      Units" in the accompanying               transactions such as the
or allow your partnership to become      Prospectus. So long as any               institution of bankruptcy
personally liable on, or to guaran-      Preferred OP Units are outstand-         proceedings, an assignment for the
tee the Refinancing Documents (as        ing, in addition to any other vote       benefit of creditors and certain
defined in your partnership's            or consent of partners required by       transfers by the general partner of
agreement of limited partnership);       law or by the AIMCO Operating            its interest in the AIMCO Operating
to sell, assign, trans-                  Partnership Agree-                       Part-

         2301
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

fer, encumber or otherwise dispose       ment, the affirmative vote or            nership or the admission of a
of all or any portion of your            consent of holders of at least 50%       successor general partner.
partnership's general partner            of the outstanding Preferred OP
interest in Burnsville Apartments        Units will be necessary for              Under the AIMCO Operating Partner-
Limited Partnership or the               effecting any amendment of any of        ship Agreement, the general partner
partnership's property other than        the provisions of the Partnership        has the power to effect the
as contemplated in the Refinancing       Unit Designation of the Preferred        acquisition, sale, transfer,
Documents; to amend your                 OP Units that materially and             exchange or other disposition of
partnership's agreement of limited       adversely affects the rights or          any assets of the AIMCO Operating
partnership in any manner which          preferences of the holders of the        Partnership (including, but not
would alter the substance of your        Preferred OP Units. The creation or      limited to, the exercise or grant
agreement, except in limited             issuance of any class or series of       of any conversion, option,
circumstances and to approve the         partnership units, including,            privilege or subscription right or
withdrawal of a general partner.         without limitation, any partner-         any other right available in
For purposes of obtaining such           ship units that may have rights          connection with any assets at any
consent, a written request will be       senior or superior to the Preferred      time held by the AIMCO Operating
made by the general partner to the       OP Units, shall not be deemed to         Partnership) or the merger,
limited partners and unless written      materially adversely affect the          consolidation, reorganization or
notice objecting thereto is given        rights or preferences of the             other combination of the AIMCO
by a limited partner within thirty       holders of Preferred OP Units. With      Operating Partnership with or into
days, the consent of such limited        respect to the exercise of the           another entity, all without the
partner will be assumed to be            above described voting rights, each      consent of the OP Unitholders.
given.                                   Preferred OP Units shall have one
A general partner may cause the          (1) vote per Preferred OP Unit.          The general partner may cause the
dissolution of the your partnership                                               dissolution of the AIMCO Operating
by retiring. Your partnership may                                                 Partnership by an "event of
be continued by the remaining                                                     withdrawal," as defined in the
general partner if, in its sole                                                   Delaware Limited Partnership Act
discretion, it elects to do so. If                                                (including, without limitation,
there is no general partner to                                                    bankruptcy), unless, within 90 days
continue your partnership, the                                                    after the withdrawal, holders of a
limited partners, within ninety                                                   "majority in interest," as defined
days of the retirement, may elect                                                 in the Delaware Limited Partnership
to continue your partnership by                                                   Act, agree in writing, in their
electing a substitute general                                                     sole and absolute discretion, to
partner by a vote of the holders of                                               continue the business of the AIMCO
a majority of the outstanding                                                     Operating Partnership and to the
units.                                                                            appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow are made      $      per Preferred OP Unit;            tribute quarterly all, or such
within 90 days after the close of        provided, however, that at any time      portion as the general partner may
each fiscal year. The distributions      and from time to time on or after        in its sole and absolute discretion
payable to the partners are not          the fifth anniversary of the issue       determine, of Available Cash (as
fixed in amount and depend upon the      date of the Preferred OP Units, the      defined in the AIMCO Operating
operating results and net sales or       AIMCO Operating Partnership may          Partnership Agreement) generated by
refinancing proceeds available from      adjust the annual distribution rate      the AIMCO Operating Partnership
the disposition of your                  on the Preferred OP Units to the         during such quarter to the general
partnership's assets. Your               lower of (i)     % plus the annual       partner, the special limited
partnership has not made                 interest rate then applicable to         partner and the holders of Common
distributions in the past and is         U.S. Treasury notes with a maturity      OP Units on the record date
not projected to make distributions      of five years, and (ii) the annual       established by the general partner
in 1998.                                 dividend rate on the most recently       with respect to such quarter, in
                                         issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         2302
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person other than a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor, except in limited                 Preferred OP Units are not listed        nership Agreement restricts the
circumstances, or to an incompe-         on any securities exchange. The          transferability of the OP Units.
tent and such person will be             Preferred OP Units are subject to        Until the expiration of one year
substituted as a limited partner by      restrictions on transfer as set          from the date on which an OP
such person if: (1) the assignee         forth in the AIMCO Operating             Unitholder acquired OP Units,
agrees to be bound by the                Partnership Agreement.                   subject to certain exceptions, such
provisions of your partnership's                                                  OP Unitholder may not transfer all
agreement of limited partnership,        Pursuant to the AIMCO Operating          or any portion of its OP Units to
(2) the approval of the general          Partnership Agreement, until the         any transferee without the consent
partner which may be withheld in         expiration of one year from the          of the general partner, which
the sole and absolute discretion of      date on which a holder of Preferred      consent may be withheld in its sole
the general partner has been             OP Units acquired Preferred OP           and absolute discretion. After the
granted and (3) the assignor and         Units, subject to certain                expiration of one year, such OP
assignee have complied with such         exceptions, such holder of               Unitholder has the right to
other conditions as set forth in         Preferred OP Units may not transfer      transfer all or any portion of its
your partnership's agreement of          all or any portion of its Pre-           OP Units to any person, subject to
limited partnership.                     ferred OP Units to any transferee        the satisfaction of certain
There are no redemption rights           without the consent of the general       conditions specified in the AIMCO
associated with your units.              partner, which consent may be            Operating Partnership Agreement,
                                         withheld in its sole and absolute        including the general partner's
                                         discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
                                         OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         2303
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2304

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees in its capacity as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $155,150 in 1996, $160,843 in 1997 and $90,029 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2305

                                YOUR PARTNERSHIP

GENERAL

     Minneapolis Associates II Limited Partnership is a Massachusetts limited partnership which owns a 45% interest in Burnsville Apartment Limited Partnership. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 35 limited partners of your partnership and a total of 79 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 12, 1983 for the purpose of owning and operating, through Burnsville Apartment Limited Partnership, a single apartment property located in Burnsville, Minnesota, known as "The Woods of Burnsville." Your partnership's property consists of 400 apartment units. The total rentable square footage of your partnership's property is 359,861 square feet. The average annual rent per apartment unit is approximately $8,049.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $155,150, $160,843 and $90,029, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2033 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement
         2306

     of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of December 31, 1997, your partnership had a first mortgage in the amount of $16,580,000, a second mortgage in the amount of $550,000, and a third mortgage in the amount of $750,000, all due August 1999, payable to Dreyfus. The first mortgage bears interest at 7.00%, and the second and third mortgages do not bear interest. Your partnership's agreement of limited partnership also allows your general partner to lend to your partnership. The property also secures $275,892 owed to the general partner due in August 1999.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         2307

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Minneapolis Associates II Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                         MINNEAPOLIS ASSOCIATES II LIMITED PARTNERSHIP
                                 ----------------------------------------------------------------------------------------------
                                         JUNE 30,                                      DECEMBER 31,
                                 ------------------------   -------------------------------------------------------------------
                                    1998          1997         1997          1996          1995          1994          1993
                                 -----------   ----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents......  $    70,022          Not   $   186,739   $   143,331   $   208,313   $   244,836   $   293,376
Land & Building................   19,824,182    Available    19,714,125    19,389,278    19,167,207    18,972,952    18,811,013
Accumulated Depreciation.......   (8,597,170)                (8,293,676)   (7,686,688)   (7,101,498)   (6,524,014)   (5,886,808)
Other Assets...................    1,462,634            0     1,501,756     1,483,076     1,308,938     1,231,457     1,240,452
                                 -----------   ----------   -----------   -----------   -----------   -----------   -----------
         Total Assets..........  $12,759,668   $        0   $13,108,944   $13,328,997   $13,582,960   $13,925,231   $14,458,033
                                 ===========   ==========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued Interest....   18,266,878                 18,266,876    18,266,872    18,266,868    18,266,867    18,266,867
Other Liabilities..............      728,178                  1,058,213     1,072,907       979,034     1,041,539     1,029,139
                                 -----------   ----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities.....  $18,995,056   $        0   $19,325,089   $19,339,779   $19,245,902   $19,308,406   $19,296,006
                                 -----------   ----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit).....  $(6,539,080)  $        0   $(6,216,145)  $(6,010,782)  $(5,662,942)  $(5,383,175)  $(4,837,973)
                                 ===========   ==========   ===========   ===========   ===========   ===========   ===========

                                                             MINNEAPOLIS ASSOCIATES II LIMITED PARTNERSHIP
                                        ---------------------------------------------------------------------------------------
                                          FOR THE SIX MONTHS                          FOR THE YEARS ENDED
                                            ENDED JUNE 30,                                DECEMBER 31,
                                        ----------------------   --------------------------------------------------------------
                                           1998        1997         1997         1996         1995         1994         1993
                                        ----------   ---------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS
Rental Revenue........................  $1,701,022   $           $3,238,820   $2,976,393   $2,837,199   $2,981,522   $2,926,845
Other Income..........................     122,569                  241,152      225,536      212,390      178,287      176,683
                                        ----------   ---------   ----------   ----------   ----------   ----------   ----------
         Total Revenue................  $1,823,591   $       0   $3,479,972   $3,201,929   $3,049,589   $3,159,809   $3,103,528
                                        ----------   ---------   ----------   ----------   ----------   ----------   ----------
Operating Expenses....................     585,258                1,159,557    1,199,723    1,010,145    1,331,471    1,291,561
General & Administrative..............     108,987                  224,406       85,300      103,575       86,512      107,880
Depreciation..........................     303,494                  606,988      585,190      577,484      637,206      666,591
Interest Expense......................     607,100                1,160,604    1,160,600    1,160,600    1,160,600    1,170,302
Property Taxes........................     238,192                  533,780      518,956      477,552      489,222      525,000
                                        ----------   ---------   ----------   ----------   ----------   ----------   ----------
         Total Expenses...............  $1,843,031   $       0   $3,685,335   $3,549,769   $3,329,356   $3,705,011   $3,761,334
                                        ----------   ---------   ----------   ----------   ----------   ----------   ----------
Net Income............................  $  (19,440)  $       0   $ (205,363)  $ (347,840)  $ (279,767)  $ (545,202)  $ (657,806)
                                        ==========   =========   ==========   ==========   ==========   ==========   ==========

         2308

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition, no data is available for the six months ended June 30, 1997.

     Net Income

     Your Partnership recognized a net loss of $19,440 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,823,591 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $585,258 for the six months ended June 30, 1998. Management expenses totaled $90,029 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $108,987 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $607,100 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss $205,363 for the year ended December 31, 1997, compared to a net loss of $347,840 for the year ended December 31, 1996. The increase of $142,477, was primarily the result of an increase in rental revenues offset by an increase in administrative expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $3,479,972 for the year ended December 31, 1997, compared to $3,201,929 for the year ended December 31, 1996, an increase of $278,043, or 8.68%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,159,557 for the year ended December 31, 1997, compared to $1,199,723 for the year ended December 31,

         2309

     1996, a decrease of $40,166 or 3.35%. Management expenses totaled $160,843 for the year ended December 31, 1997, compared to $155,150 for the year ended December 31, 1996, an increase of $5,693, or 3.67%.

     General and Administrative Expenses

     General and administrative expenses totaled $224,406 for the year ended December 31, 1997 compared to $85,300 for the year ended December 31, 1996, an increase of $139,106 or 163.08%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,160,604 for the year ended December 31, 1997, compared to $1,160,600 for the year ended December 31, 1996, an increase of $4.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $347,840 for the year ended December 31, 1996, compared to a net loss of $279,767 for the year ended December 31, 1995. The decrease in net income of $68,073, or 24.33% was primarily the result of an increase operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $3,201,929 for the year ended December 31, 1996, compared to $3,049,589 for the year ended December 31, 1995, an increase of $152,340, or 5.00%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,199,723 for the year ended December 31, 1996, compared to $1,010,145 for the year ended December 31, 1995, an increase of $189,578 or 18.77%. Management expenses totaled $155,150 for the year ended December 31, 1996, compared to $148,243 for the year ended December 31, 1995, an increase of $6,907, or 4.66%.

     General and Administrative Expenses

     General and administrative expenses totaled $85,300 for the year ended December 31, 1996 compared to $103,575 for the year ended December 31, 1995, a decrease of $18,275 or 17.64%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,160,600 for the year ended December 31, 1996, compared to $1,160,600 for the year ended December 31, 1995.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $70,022 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

         2310

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable to your partnership or any limited partner for any loss suffered by your partnership which arises out of any action or inaction of the general partner or its affiliates if the general partner or its affiliates, in good faith, determined that such course of conduct was in the best interests of your partnership and such course of conduct did not constitute negligence or misconduct on the part of the general partner or its affiliates. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner and its affiliates are entitled to indemnification by your partnership against any loss, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with your partnership, provided that the same were not the result of negligence or misconduct on the part of the general partner or its affiliates. Any indemnity paid will be paid from, and only to the extent of, your partnership's assets and no partner will have any personal liability on account thereof. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership will not incur the cost of the portion of any insurance which insures any party against any liabilities as to which such party is prohibited from being indemnified under your partnership's agreement of limited partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has made no distributions in the past five years.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

         2311

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership has not received any compensation from your partnership.

     An affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $148,243
1996...........................................      155,150
1997...........................................      160,843
1998 (through June 30).........................       90,029

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Burnsville Apartments Limited Partnership at December 31, 1997, 1996 and 1995, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         2312

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................  F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-8
Balance Sheets as of December 31, 1997 and 1996.............  F-9
Statements of Operations for the years ended December 31,
  1997 and 1996.............................................  F-10
Statements of Partners' Deficit for the years ended December
  31, 1997 and 1996.........................................  F-11
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-12
Notes to Financial Statements...............................  F-13
Independent Auditors' Report................................  F-17
Balance Sheets as of December 31, 1996 and 1995.............  F-18
Statements of Operations for the years ended December 31,
  1996 and 1995.............................................  F-19
Statements of Partners' Deficit for the years ended December
  31, 1996 and 1995.........................................  F-20
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-21
Notes to Financial Statements...............................  F-22

         2313

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $    70,022
Receivables and Deposits....................................                     90,893
Restricted Escrows..........................................                  1,444,809
Other Assets................................................                    (73,266)
Investment Property:
  Land......................................................  $ 1,439,962
  Building and related personal property....................   18,384,219
                                                              -----------
                                                               19,824,181
  Less: Accumulated depreciation............................   (8,597,170)   11,227,011
                                                              -----------   -----------
          Total Assets......................................                $12,759,469
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $    34,465
Other Accrued Liabilities...................................                    425,224
Property Taxes Payable......................................                    559,290
Tenant Security Deposits....................................                     96,076
Notes Payable...............................................                 17,880,000
Partners' Deficit...........................................                 (6,235,586)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $12,759,469
                                                                            ===========

         2314

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                                SIX MONTHS ENDED
                                 JUNE 30, 1998

Revenues:
  Rental Income.............................................  $1,701,022
  Other Income..............................................     122,569
                                                              ----------
          Total Revenues....................................   1,823,591
Expenses:
  Operating Expenses........................................     585,258
  General and Administrative Expenses.......................     108,987
  Depreciation Expense......................................     303,494
  Interest Expense..........................................     607,100
  Property Tax Expense......................................     238,192
                                                              ----------
          Total Expenses....................................   1,843,031
          Net (loss)........................................  $  (19,440)
                                                              ==========

         2315

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................  $  (19,440)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................     303,494
     Changes in accounts:
       Receivables and deposits and other assets............     175,868
       Accounts Payable and accrued expenses................    (318,078)
                                                              ----------
          Net cash provided by (used in) operating
          activities........................................     141,844
                                                              ----------
Investing Activities:
  Property improvements and replacements....................    (110,057)
  Net (increase)/decrease in restricted escrows.............    (148,504)
                                                              ----------
          Net cash provided by (used in) investing
          activities........................................    (258,561)
                                                              ----------
Financing Activities:
  Distributions to partners.................................          --
  Payments on mortgage......................................
                                                              ----------
          Net cash provided by (used in) financing
          activities........................................          --
                                                              ----------
          Net increase (decrease) in cash and cash
          equivalents.......................................    (116,717)
Cash and cash equivalents at beginning of year..............     186,739
                                                              ----------
Cash and cash equivalents at end of period..................  $   70,022
                                                              ==========

         2316

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Burnsville Apartments Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         2317

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         2318

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-8
Financial Statements
  Balance Sheets............................................  F-9
  Statements of Operations..................................  F-10
  Statements of Partners' Deficit...........................  F-11
  Statements of Cash Flows..................................  F-12
  Notes to Financial Statements.............................  F-13

         2319

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Burnsville Apartments Limited Partnership

     We have audited the accompanying balance sheets of Burnsville Apartments Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burnsville Apartments Limited Partnership as of December 31, 1997 and 1996, and the results of its operations, the changes in partners' deficit and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
February 4, 1998

         2320

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Investment in Real Estate
  Land......................................................  $ 1,404,749    $ 1,404,749
  Building, improvements and personal property, less
     accumulated depreciation of $8,293,676 and $7,686,688,
     respectively...........................................   10,015,700     10,297,841
                                                              -----------    -----------
                                                               11,420,449     11,702,590
                                                              -----------    -----------
Other Assets
  Cash and cash equivalents.................................      186,739        143,331
  Tenant security deposits -- funded........................       87,961        113,783
  Accounts receivable.......................................       26,652          3,474
  Prepaid expenses..........................................        1,178          8,123
  Bond reserve fund.........................................      580,300        580,300
  Interest reserve..........................................      716,005        634,141
  Financing fees, net of accumulated amortization of
     $446,291 and $392,696, respectively....................       89,660        143,255
                                                              -----------    -----------
                                                              $13,108,944    $13,328,997
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities Applicable to Investment in Real Estate
  Mortgage payable..........................................  $17,880,000    $17,880,000
Other Liabilities
  Accounts payable and accrued expenses.....................      674,289        708,504
  Accrued interest -- mortgage..............................      386,876        386,872
  Security deposits payable.................................      108,032         88,511
  Note payable -- general partner...........................      275,892        275,892
                                                              -----------    -----------
                                                               19,325,089     19,339,779
                                                              -----------    -----------
Commitments.................................................           --             --
Partners' Deficit...........................................   (6,216,145)    (6,010,782)
                                                              -----------    -----------
                                                              $13,108,944    $13,328,997
                                                              ===========    ===========

                       See notes to financial statements

         2321

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                 1997         1996
                                                              ----------   ----------
Revenue
  Rental income.............................................  $3,381,715   $3,224,453
  Other income..............................................     169,111      156,170
  Less: Vacancies...........................................    (106,642)    (152,672)
        Concessions.........................................     (36,253)     (95,388)
                                                              ----------   ----------
          Total revenue.....................................   3,407,931    3,132,563
                                                              ----------   ----------
Operating expenses
  Leasing...................................................     127,083      197,225
  General and administrative................................     224,406       85,300
  Management fees...........................................     160,843      155,150
  Utilities.................................................     253,875      260,103
  Repairs and maintenance...................................     257,478      228,453
  Janitorial................................................      67,830       64,982
  Painting and decorating...................................      71,051       80,068
  Insurance.................................................      64,458       62,661
  Taxes.....................................................     533,780      518,956
                                                              ----------   ----------
          Total operating expenses..........................   1,760,804    1,652,898
                                                              ----------   ----------
Other (income) expenses
  Depreciation..............................................     606,988      585,190
  Amortization..............................................      53,595       53,595
  Interest income...........................................     (72,041)     (69,366)
  Interest expense -- mortgage..............................   1,160,604    1,160,600
  Bond fees.................................................      36,516       49,970
  Other expenses............................................      66,828       47,516
                                                              ----------   ----------
          Total other (income) expenses.....................   1,852,490    1,827,505
                                                              ----------   ----------
          Net Loss..........................................  $ (205,363)  $ (347,840)
                                                              ==========   ==========

                       See notes to financial statements

         2322

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

Partners' deficit, December 31, 1995........................   $(5,662,942)
Net loss....................................................      (347,840)
                                                               -----------
Partners' deficit, December 31, 1996........................    (6,010,782)
Net loss....................................................      (205,363)
                                                               -----------
Partners' deficit, December 31, 1997........................   $(6,216,145)
                                                               ===========

                       See notes to financial statements

         2323

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                 1997         1996
                                                              ----------   ----------
Cash flows from operating activities
  Net loss..................................................  $ (205,363)  $ (347,840)
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation...........................................     606,988      585,190
     Amortization...........................................      53,595       53,595
     (Increase) decrease in accounts receivable.............     (23,178)       4,047
     Increase in interest reserve...........................     (81,864)    (119,671)
     (Decrease) increase in accounts payable and accrued
      expenses..............................................     (34,215)      94,639
     Increase in accrued interest...........................           4           --
     Net security deposits received (paid)..................      45,343      (12,458)
     Decrease in prepaid expenses...........................       6,945        1,674
                                                              ----------   ----------
          Net cash provided by operating activities.........     368,255      259,176
                                                              ----------   ----------
Cash flows from investing activities
     Investment in real estate..............................    (324,847)    (222,071)
                                                              ----------   ----------
          Net cash used in investing activities.............    (324,847)    (222,071)
                                                              ----------   ----------
          Net Increase in Cash and Cash Equivalents.........      43,408       37,105
Cash and cash equivalents, beginning........................     143,331      106,226
                                                              ----------   ----------
Cash and cash equivalents, end..............................  $  186,739   $  143,331
                                                              ==========   ==========
Supplemental disclosure of cash flow information Cash paid
  during the year for interest..............................  $1,160,600   $1,160,604
                                                              ==========   ==========

                       See notes to financial statements

         2324

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Burnsville Apartments Limited Partnership ("the Partnership") was formed as a limited partnership under the laws of the State of Minnesota on May 12, 1983, for the purpose of developing, constructing and operating a multi-family housing project. The project consists of 400 units and is operating under the name of The Woods of Burnsville. The Partnership has entered into an agreement with the City of Burnsville which provides for the rental of at least 20% of the units to tenants whose income does not exceed 80% of the median area income. This restriction is necessary in order for the Partnership to comply with the provisions of the Internal Revenue Code governing preservation of the tax-exempt status of the bonds issued by the City of Burnsville.

  Investment in Real Estate

     Investment in real estate is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on the straight-line method. For income tax purposes, accelerated methods and lives are used.

  Amortization

     Financing fees are being amortized over the term of the mortgage loan using the straight-line method.

  Income Taxes

     No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

  Cash Equivalents

     For purposes of the statements of cash flows, the Partnership considers all highly liquid investments to be cash equivalents.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- FINANCING

     A first mortgage in the amount of $16,580,000 is due August 1, 1999, with semi-annual payments of interest only at 7% per annum until maturity ($580,300 is being held in a bond reserve fund by the trustee to fund interest payments on the bonds, if necessary). The City of Burnsville, Minnesota, has issued a 1989 series of tax-exempt bonds, which are secured by an irrevocable letter-of-credit for $17,218,330 ($16,580,000 to pay principal on the bonds and $638,330 to pay interest on the bonds or the portion of the bonds representing accrued interest). The Partnership is obligated to reimburse the lender for any amount drawn on the letter-of-

         2325
                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

credit. There was no outstanding balance at December 31, 1997. The mortgage is secured by the rental property and an assignment of all project rents and leases.

     The Partnership has established an interest reserve account to pay the semi-annual interest payments due February and August of each year. At December 31, 1997 and 1996, the interest reserve balance is $716,005 and $634,141, respectively.

     A second mortgage in the amount of $550,000 is noninterest bearing and is due August 1, 1999. This note is secured by the rental property and an assignment of all project rents and leases and is subordinate to the first mortgage.

     The remaining debt is evidenced by a third mortgage in the amount of $750,000, which is noninterest bearing and is due August 1, 1999. This note requires the payment of bonus interest up to $250,000 based on the net proceeds received in the event of a sale or refinancing of the property. Such interest will be expensed, if applicable, upon a sale or refinancing. This note is also secured by the rental property and an assignment of all project rents and leases and is subordinate to the first and second mortgages.

     Bond fees of $36,516 and $49,970 related to the administration of the bonds were charged to operations during 1997 and 1996, respectively.

NOTE C -- RELATED PARTY TRANSACTION

     The project was managed through October 27, 1997 by Winthrop Management, an affiliate of the general partner, which receives an annual fee of 5% of the gross receipts of the property. Property management fees of $132,487 and $155,150 were charged to operations during 1997 and 1996, respectively.

     On October 28, 1997, the Partnership terminated Winthrop Management as the managing agent, and appointed Insignia Residential Group, L.P. ("Insignia") the new management agent. (See note F). The management agreement provides for a management fee of 5% of gross receipts of the property. Property management fees of $28,356 were charged to operations during 1997. At December 31, 1997, unpaid management fees totaled $14,178.

NOTE D -- COMMITMENT

     The Partnership is required to provide additional capital up to $750,000 to fund future debt service shortfalls. Minneapolis II, the general partner, agreed to fund up to $750,000 to the Partnership for these payments. Advances from Minneapolis II totaling $275,892 were outstanding as of December 31, 1997 and 1996, respectively.

     This loan is noninterest bearing and due on August 1, 1999. This loan is equal in priority to the second mortgage and is collateralized by the rental property.

NOTE E -- CONCENTRATION OF CREDIT NOTE

     The Partnership maintains its cash balances in three banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by each bank. As of December 31, 1997, the uninsured portion of the cash balances held at one of the banks was $276,155.

NOTE F -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group ("IFG") acquired 100% of the class B stock of First Winthrop Corporation ("FWC"). FWC is an affiliate of the general partner.

         2326

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                [WINTHROP LOGO]
         2327

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-17
Financial Statements
  Balance Sheets............................................  F-18
  Statements of Operations..................................  F-19
  Statements of Partners' Deficit...........................  F-20
  Statements of Cash Flows..................................  F-21
  Notes to Financial Statements.............................  F-22

         2328

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Burnsville Apartments Limited Partnership

     We have audited the accompanying balance sheets of Burnsville Apartments Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burnsville Apartments Limited Partnership as of December 31, 1996 and 1995, and the results of its operations, the changes in partners' deficit and cash flows for the years then ended, in conformity with generally accepted accounting principles.

Bethesda, Maryland
February 14, 1997

         2329

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
Investment in Real Estate
  Land......................................................  $ 1,404,749    $ 1,404,749
  Building, improvements and personal property, less
     accumulated depreciation of $7,686,688 and
     $7,101,498.............................................   10,297,841     10,660,960
                                                              -----------    -----------
                                                               11,702,590     12,065,709
Other Assets
  Cash and cash equivalents.................................      143,331        106,226
  Tenant security deposits -- funded........................      113,783        102,087
  Accounts receivable.......................................        3,474          7,521
  Prepaid expenses..........................................        8,123          9,797
  Bond reserve fund.........................................      580,300        580,300
  Interest reserve..........................................      634,141        514,470
  Financing fees, net of accumulated amortization of
     $392,696 and $339,101..................................      143,255        196,850
                                                              -----------    -----------
                                                              $13,328,997    $13,582,960
                                                              ===========    ===========

                       LIABILITIES AND PARTNERS' DEFICIT
Liabilities Applicable to Investment in Real Estate
  Mortgage payable..........................................  $17,880,000    $17,880,000
Other Liabilities
  Accounts payable and accrued expenses.....................      708,504        613,869
  Accrued interest..........................................      386,872        386,868
  Security deposits payable.................................       88,511         89,273
  Note payable..............................................      275,892        275,892
                                                              -----------    -----------
                                                               19,339,779     19,245,902
Commitments.................................................           --             --
Partners' Deficit...........................................   (6,010,782)    (5,662,942)
                                                              -----------    -----------
                                                              $13,328,997    $13,582,960
                                                              ===========    ===========

                       See notes to financial statements

         2330

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                 1996         1995
                                                              ----------   ----------
Revenue
  Rental income.............................................  $3,224,453   $3,068,213
  Other income..............................................     156,170      146,372
  Less: Vacancies...........................................    (152,672)    (130,468)
        Concessions.........................................     (95,388)    (100,546)
                                                              ----------   ----------
          Total revenue.....................................   3,132,563    2,983,571
                                                              ----------   ----------
Operating expenses
  Leasing...................................................     197,225      122,082
  General and administrative................................      85,300      103,575
  Management fees...........................................     155,150      148,243
  Utilities.................................................     260,103      223,383
  Repairs and maintenance...................................     228,453      200,464
  Janitorial................................................      64,982       66,724
  Painting and decorating...................................      80,068       65,242
  Insurance.................................................      62,661       65,484
  Taxes.....................................................     518,956      477,552
                                                              ----------   ----------
          Total operating expenses..........................   1,652,898    1,472,749
                                                              ----------   ----------
Other (income) expenses
  Depreciation..............................................     585,190      577,484
  Amortization..............................................      53,595       53,595
  Interest income...........................................     (69,366)     (66,018)
  Interest expenses -- mortgage.............................   1,160,600    1,160,600
  Bond fees.................................................      49,970       50,294
  Other expenses............................................      47,516       14,634
                                                              ----------   ----------
          Total other (income) expenses.....................   1,827,505    1,790,589
                                                              ----------   ----------
          Net Loss..........................................  $ (347,840)  $ (279,767)
                                                              ==========   ==========

                       See notes to financial statements

         2331

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

Partners' deficit, December 31, 1994........................   $(5,383,175)
Net loss....................................................      (279,767)
                                                               -----------
Partners' deficit, December 31, 1995........................    (5,662,942)
Net loss....................................................      (347,840)
                                                               -----------
Partners' deficit, December 31, 1996........................   $(6,010,782)
                                                               ===========

                       See notes to financial statements

         2332

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                 1996         1995
                                                              ----------   ----------
Cash flows from operating activities
  Net loss..................................................  $ (347,840)  $ (279,767)
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation...........................................     585,190      577,484
     Amortization...........................................      53,595       53,595
     (Increase) decrease in accounts receivable.............       4,047       (3,095)
     Increase in interest reserve...........................    (119,671)    (127,916)
     Increase (decrease) in accounts payable and accrued
      expenses..............................................      94,639      (61,377)
     Net security deposits paid.............................     (12,458)      (6,123)
     (Increase) decrease in prepaid expenses................       1,674          (65)
                                                              ----------   ----------
          Net cash provided by operating activities.........     259,176      152,736
                                                              ----------   ----------
Cash flows from investing activities Investment in real
  estate....................................................    (222,071)    (194,255)
                                                              ----------   ----------
          Net cash used in investing activities.............    (222,071)    (194,255)
                                                              ----------   ----------
          Net Increase (Decrease) in Cash and Cash
            Equivalents.....................................      37,105      (41,519)
Cash and cash equivalents, beginning........................     106,226      147,745
                                                              ----------   ----------
Cash and cash equivalents, end..............................  $  143,331   $  106,226
                                                              ==========   ==========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $1,160,604   $1,160,600
                                                              ==========   ==========

                       See notes to financial statements

         2333

                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Burnsville Apartments Limited Partnership ("the partnership") was formed as a limited partnership under the laws of the State of Minnesota on May 12, 1983, for the purpose of developing, constructing and operating a multifamily housing project. The project consists of 400 units and is operating under the name of The Woods of Burnsville. The partnership has entered into an agreement with the City of Burnsville which provides for the rental of at least 20% of the units to tenants whose income does not exceed 80% of the median area income. This restriction is necessary in order for the partnership to comply with the provisions of the Internal Revenue Code governing preservation of the tax exempt status of the bonds issued by the City of Burnsville.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Real Estate

     Investment in real estate is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on the straight-line method. For income tax purposes, accelerated methods and lives are used.

  Amortization

     Financing fees are being amortized over the term of the mortgage loan using the straight-line method.

  Income Taxes

     No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and tenants of the property are operating leases.

  Cash Equivalents

     For purposes of the statements of cash flows, the partnership considers all highly liquid investments to be cash equivalents. The carrying amount of $132,125 approximates fair value because of the short maturity of this instrument.

NOTE B -- FINANCING

     A first mortgage in the amount of $16,580,000 is due August 1, 1999, with semiannual payments of interest only at 7% per annum until maturity ($580,300 is being held in a bond reserve fund by the trustee to fund interest payments on the bonds, if necessary). The City of Burnsville, Minnesota, has issued a 1989 series of tax-exempt bonds, which are secured by an irrevocable letter-of-credit for $17,218,330 ($16,580,000 to pay principal on the bonds and $638,330 to pay interest on the bonds or the portion of the bonds representing

         2334
                   BURNSVILLE APARTMENTS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

accrued interest). The partnership is obligated to reimburse the Lender for any amount drawn on the letter-of-credit. There was no outstanding balance at December 31, 1996. The mortgage is secured by the rental property and an assignment of all project rents and leases.

     The partnership has established an interest reserve account to pay the semiannual interest payments due February and August of each year. At December 31, 1996, the interest reserve balance is $634,141.

     A second mortgage in the amount of $550,000 is noninterest bearing and is due August 1, 1999. This note is secured by the rental property and an assignment of all project rents and leases and is subordinate to the first mortgage.

     The remaining debt is evidenced by a third mortgage in the amount of $750,000, which is noninterest bearing and is due August 1, 1999. This note requires the payment of bonus interest up to $250,000 based on the net proceeds received in the event of a sale or refinancing of the property. Such interest will be expensed, if applicable, upon a sale or refinancing. This note is also secured by the rental property and an assignment of all project rents and leases and is subordinate to the first and second mortgages.

     Bond fees of $49,970 and $50,294 related to the administration of the bonds were charged to operations during 1996 and 1995, respectively.

NOTE C -- RELATED PARTY TRANSACTION

     The project is currently managed by Winthrop Management, an affiliate of the general partner, which receives an annual fee of 5% of the gross receipts of the property. Property management fees of $155,150 and $148,243 were charged to operations during 1996 and 1995, respectively.

NOTE D -- COMMITMENT

     The partnership is required to provide additional capital up to $750,000 to fund future debt service shortfalls. Minneapolis II, the general partner, agreed to fund up to $750,000 to the partnership for these payments. Advances from Minneapolis II totaling $275,892 were outstanding as of December 31, 1996 and 1995, respectively.

     This loan is noninterest bearing and due on August 1, 1999. This loan is equal in priority to the second mortgage and is collateralized by the rental property.

         2335

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2336

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2337

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2338

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                          NORTHBROOK APARTMENTS, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR
EXCHANGE YOUR UNITS SOLELY FOR OUR              OFFER IF MORE UNITS ARE TENDERED TO US, WE
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         WILL GENERALLY ACCEPT UNITS ON A PRO RATA
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       BASIS ACCORDING TO THE NUMBER OF UNITS TENDERED
UNITS FOR CASH.                                 BY EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2339

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Northbrook
    Apartments, Ltd............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-30
  Background of the Offer......................   S-30
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-37
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42
  Accounting Treatment.........................   S-42

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-43
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-54
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-57
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-57
  Fairness to Unitholders who Tender their
    Units......................................   S-58
  Fairness to Unitholders who do not Tender
    their Units................................   S-58
  Comparison of Consideration to Alternative
    Consideration..............................   S-58
  Allocation of Consideration..................   S-59
STANGER ANALYSIS...............................   S-60
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-60
  Summary of Reviews...........................   S-61
  Conclusions..................................   S-62
  Assumptions, Limitations and
    Qualifications.............................   S-62
  Compensation and Material Relationships......   S-63
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-64
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-69
CONFLICTS OF INTEREST..........................   S-73
  Conflicts of Interest with Respect to the
    Offer......................................   S-73
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-73
  Competition Among Properties.................   S-73
  Features Discouraging Potential Takeovers....   S-73
  Future Exchange Offers.......................   S-73

         2340

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-74
  General......................................   S-74
  Your Partnership and its Property............   S-74
  Property Management..........................   S-74
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-74
  Capital Replacement..........................   S-75
  Borrowing Policies...........................   S-75
  Competition..................................   S-75
  Legal Proceedings............................   S-75
  Selected Financial Information...............   S-75
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-77
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-79

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-79
  Beneficial Ownership of Interests in Your
    Partnership................................   S-80
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-80
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-81
LEGAL MATTERS..................................   S-81
EXPERTS........................................   S-81
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2341

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Northbrook Apartments, Ltd. For each unit that you tender, you may choose
     to receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2342

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2343

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $3,991.94 per unit for the six months ended June 30, 1998 (equivalent to $4,983.88 on an annual basis). We
     will pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         2344

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership. In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your

         2345

     partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

         2346

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2347

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2348

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code.

     The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         2349

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         2350

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

         2351

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain

         2352

pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of Northbrook Partners, Ltd., the original limited partner. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of

         2353

     distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future

         2354

      increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

         2355

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2356

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................

         2357

Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a

         2358

financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership, but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager which received management fees of $42,282 in 1996, $42,038 in 1997 and $21,669 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

         2359

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Northbrook Apartments, Ltd. is a Mississippi limited partnership which was formed on September 28, 1979 for the purpose of owning and operating a single apartment property located in Ridgeland, Mississippi, known as "Pinebrook Apartments." In 1979, it completed a private placement of units that raised net proceeds of approximately $1,600,000. Pinebrook Apartments consist of 160 apartment units. Your partnership has no employees.

     Property Management. Since November 1992, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2015, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,460,180, payable to FNMA and GMAC, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $80,325, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2360

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2361

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2362

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         2363

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2364

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         2365

          SUMMARY FINANCIAL INFORMATION OF NORTHBROOK APARTMENTS, LTD.

     The summary financial information of Northbrook Apartments, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Northbrook Apartments, Ltd. for the years ended December 31, 1997 and 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                          NORTHBROOK APARTMENTS, LTD.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........      429,701       420,054       874,168       866,804       960,339       812,226       749,964
        Net Income/(Loss)......       60,872        93,943       109,969       111,904       193,647       (23,876)     (126,551)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...      893,561       904,406       905,362       908,108       900,812       866,906       860,657
        Total Assets...........    1,597,930     1,663,791     1,719,137     1,768,925     1,844,682     1,683,320     1,709,488
  Mortgage Notes Payable,
    including Accrued
    Interest...................    2,506,599     2,535,242     2,523,775     2,551,128     2,576,442     2,599,868     2,621,716
  Partners'
    Capital/(Deficit)..........     (968,978)     (916,348)     (904,318)     (877,797)     (822,575)   (1,014,427)     (990,551)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $3,991.94     $4,000.00

         2366

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         2367

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code.

     The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single

         2368

apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions for the six months ended June 30, 1998 were $3,991.94 per unit (equivalent to $4,983.88 on an
annual basis). This is equivalent to distributions of $          per year on the
number of Tax-Deferral      % Preferred OP Units, or distributions of
$          per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations

         2369

may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

         2370

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of Northbrook Partners, Ltd., the original limited partner. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale

         2371

likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

         2372

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2373

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2374

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2375

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

         2376

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         2377

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         2378

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         2379

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from           , 1998, (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
               , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         2380

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         2381

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         2382

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         2383

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

         2384

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations

         2385

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2386

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2387

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2388

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2389
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2390
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2391

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2392

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2393

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2394

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         2395

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value, the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2396

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on             , 1998.

         2397

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

          12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions for the six months ended June 30, 1998 were $3,991.94 (equivalent to $4,983.88 on an annual basis). This is

         2398

     equivalent to distributions of $          per year on the number of
     Tax-Deferral      % Preferred OP Units, or distributions of $          per
     year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are
     offering are expected to be        , immediately following our offer, than
     the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

         2399

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

         2400

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of

         2401

     your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

         2402

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

         2403

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2404

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Mississippi law for the purpose of owning and          Delaware limited partnership. The AIMCO Operating
managing Pinebrook Apartments.                               Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash From Operations (as defined in your       of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2015.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, hold,           The purpose of the AIMCO Operating Partnership is to
lease, mortgage, refinance, maintain, manage, improve,       conduct any business that may be lawfully conducted by
develop or otherwise deal with or in your partnership's      a limited partnership organized pursuant to the
property. Subject to restrictions contained in your          Delaware Revised Uniform Limited Partnership Act (as
partnership's agreement of limited partnership, your         amended from time to time, or any successor to such
partnership may perform all acts necessary, advisable        statute) (the "Delaware Limited Partnership Act"),
or convenient to the business of your partnership            provided that such business is to be conducted in a
including borrowing money and creating liens.                manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2405
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership may not admit        The general partner is authorized to issue additional
additional limited partners to your partnership.             partnership interests in the AIMCO Operating
                                                             Partnership for any partnership purpose from time to
                                                             time to the limited partners and to other persons, and
                                                             to admit such other persons as additional limited
                                                             partners, on terms and conditions and for such capital
                                                             contributions as may be established by the general
                                                             partner in its sole discretion. The net capital
                                                             contribution need not be equal for all OP Unitholders.
                                                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, the general partner may enter into              funds or other assets to its subsidiaries or other
contracts with its affiliates on terms reasonably            persons in which it has an equity investment, and such
competitive with those which would be obtained from          persons may borrow funds from the AIMCO Operating
independent third parties for property or services           Partnership, on terms and conditions established in the
required by your partnership. The partnership may make       sole and absolute discretion of the general partner. To
loans to any of the partners for periods of no more          the extent consistent with the business purpose of the
than one year, with or without interest or security. In      AIMCO Operating Partnership and the permitted
addition, the partners may make loans to your                activities of the general partner, the AIMCO Operating
partnership at any time when your partnership is in          Partnership may transfer assets to joint ventures,
need of additional funds. Such loans will be evidenced       limited liability companies, partnerships,
by promissory notes which bear interest at a rate the        corporations, business trusts or other business
lesser of the maximum rate permitted under Mississippi       entities in which it is or thereby becomes a
law or 10% per annum and which will be payable prior to      participant upon such terms and subject to such
distributions.                                               conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money on the credit of and enter into              restrictions on borrowings, and the general partner has
obligations, recourse and nonrecourse, on behalf of          full power and authority to borrow money on behalf of
your partnership and to give as security therefor any        the AIMCO Operating Partnership. The AIMCO Operating
of your partnership's property. However, the general         Partnership has credit agreements that restrict, among
partner may not modify or amend the Mortgage Loan (as        other things, its ability to incur indebtedness. See
defined in your partnership's agreement of limited           "Risk Factors -- Risks of Significant Indebtedness" in
partnership) with the result that it will be other than      the accompanying Prospectus.
a nonrecourse mortgage which provides in general that
the mortgagee thereof may look only to the mortgaged
property for collection of any sum due under or in
connection with the Mortgage (as defined in your
partnership's agreement of limited partnership) or the
Mortgage Note (as defined in your partnership's
agreement of limited partnership).

         2406
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a partner or its duly authorized                    with a statement of the purpose of such demand and at
representative to audit, examine and make copies of the      such OP Unitholder's own expense, to obtain a current
book, records and accounts of your partnership during        list of the name and last known business, residence or
business hours upon reasonable notice at the principal       mailing address of the general partner and each other
office of your partnership or of the general partner.        OP Unitholder.

                               Management Control


The general partner of your partnership manages and          All management powers over the business and affairs of
conducts the business of your partnership. It may take       the AIMCO Operating Partnership are vested in AIMCO-GP,
any and all actions with respect to your partnership's       Inc., which is the general partner. No OP Unitholder
property and your partnership without limitation,            has any right to participate in or exercise control or
except to the extent specifically limited by your            management power over the business and affairs of the
partnership's agreement of limited partnership or by         AIMCO Operating Partnership. The OP Unitholders have
law. The limited partner may not take part in the            the right to vote on certain matters described under
management of the business of your partnership,              "Comparison of Ownership of Your Units and AIMCO OP
transact any business for your partnership, nor have         Units -- Voting Rights" below. The general partner may
any power to sign for, bind or subject your partnership      not be removed by the OP Unitholders with or without
to any liability or obligation.                              cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable, responsible or accountable in damages or         partner is not liable to the AIMCO Operating
otherwise to your partnership or the limited partner         Partnership for losses sustained, liabilities incurred
for any acts performed by any of them within the scope       or benefits not derived as a result of errors in
of the authority conferred upon it by your                   judgment or mistakes of fact or law of any act or
partnership's agreement of limited partnership,              omission if the general partner acted in good faith.
provided that such course of conduct does not                The AIMCO Operating Partnership Agreement provides for
constitute gross negligence or willful misconduct. In        indemnification of AIMCO, or any director or officer of
addition, the general partner is entitled to                 AIMCO (in its capacity as the previous general partner
indemnification by your partnership for any act              of the AIMCO Operating Partnership), the general
performed by it within the scope of the authority            partner, any officer or director of general partner or
conferred upon it by your partnership's agreement of         the AIMCO Operating Partnership and such other persons
limited partnership, which does not constitute gross         as the general partner may designate from and against
negligence or willful misconduct. Such indemnity will        all losses, claims, damages, liabilities, joint or
be paid out of and to the extent of your partnership         several, expenses (including legal fees), fines,
assets.                                                      settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         2407
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Your partnership's agreement of limited partnership          Except in limited circumstances, the general partner
does not provide for the removal of a general partner        has exclusive management power over the business and
by the limited partner. The project general partner may      affairs of the AIMCO Operating Partnership. The general
resign at any time. The operating general partner may        partner may not be removed as general partner of the
retire after giving notice to your partnership. Upon         AIMCO Operating Partnership by the OP Unitholders with
such an event, the limited partner may elect a               or without cause. Under the AIMCO Operating Partnership
successor operating general partner with the consent of      Agreement, the general partner may, in its sole
the project general partner. The limited partner may         discretion, prevent a transferee of an OP Unit from
not transfer its interests without the consent of the        becoming a substituted limited partner pursuant to the
general partner which may be withheld at the sole            AIMCO Operating Partnership Agreement. The general
discretion of the general partner.                           partner may exercise this right of approval to deter,
                                                             delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the written consent of all partners.           in the AIMCO Operating Partnership Agreement, whereby
                                                             the general partner may, without the consent of the OP
                                                             Unitholders, amend the AIMCO Operating Partnership
                                                             Agreement, amendments to the AIMCO Operating
                                                             Partnership Agreement require the consent of the
                                                             holders of a majority of the outstanding Common OP
                                                             Units, excluding AIMCO and certain other limited
                                                             exclusions (a "Majority in Interest"). Amendments to
                                                             the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         2408
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the limited partner is not personally           negligence, no OP Unitholder has personal liability for
liable for the debts or liabilities of your partnership      the AIMCO Operating Partnership's debts and
in excess of its capital contribution which become           obligations, and liability of the OP Unitholders for
payable pursuant to the terms of your partnership's          the AIMCO Operating Partnership's debts and obligations
agreement of limited partnership.                            is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner at all times must           partnership agreement, Delaware law generally requires
exercise its responsibilities as fiduciaries of your         a general partner of a Delaware limited partnership to
partnership and the limited partner and in a manner          adhere to fiduciary duty standards under which it owes
consistent with the objectives of your partnership. The      its limited partners the highest duties of good faith,
general partner must devote such time and attention to       fairness and loyalty and which generally prohibit such
your partnership business as may be necessary for the        general partner from taking any action or engaging in
proper performance of its duties. However, the general       any transaction as to which it has a conflict of
partner or its affiliates may engage or hold interests       interest. The AIMCO Operating Partnership Agreement
in business ventures of every kind and description, and      expressly authorizes the general partner to enter into,
neither your partnership's property nor the partners         on behalf of the AIMCO Operating Partnership, a right
will have any right in or to such independent ventures       of first opportunity arrangement and other conflict
or to the income or profits derived therefrom.               avoidance agreements with various affiliates of the
                                                             AIMCO Operating Partnership and the general partner, on
                                                             such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         2409
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS              COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the              applicable law or in the AIMCO           ship Agreement, the OP Unitholders
approval of Northbrook Partners,         Operating Partnership Agreement,         have voting rights only with
Ltd., the original limited partner,      the holders of the Preferred OP          respect to certain limited matters
is necessary for the general             Units will have the same voting          such as certain amendments and
partners to amend your                   rights as holders of the Common OP       termination of the AIMCO Operating
partnership's agreement of limited       Units. See "Description of OP            Partnership Agreement and certain
partnership, terminate your              Units" in the accompanying               transactions such as the
partnership or sell of all or            Prospectus. So long as any               institution of bankruptcy
substantially all of the assets of       Preferred OP Units are outstand-         proceedings, an assignment for the
your partnership.                        ing, in addition to any other vote       benefit of creditors and certain
                                         or consent of partners required by       transfers by the general partner of
                                         law or by the AIMCO Operating            its interest in the AIMCO Operating
                                         Partnership Agree-                       Part-

         2410
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         ment, the affirmative vote or            nership or the admission of a
                                         consent of holders of at least 50%       successor general partner.
                                         of the outstanding Preferred OP
                                         Units will be necessary for              Under the AIMCO Operating Partner-
                                         effecting any amendment of any of        ship Agreement, the general partner
                                         the provisions of the Partnership        has the power to effect the
                                         Unit Designation of the Preferred        acquisition, sale, transfer,
                                         OP Units that materially and             exchange or other disposition of
                                         adversely affects the rights or          any assets of the AIMCO Operating
                                         preferences of the holders of the        Partnership (including, but not
                                         Preferred OP Units. The creation or      limited to, the exercise or grant
                                         issuance of any class or series of       of any conversion, option,
                                         partnership units, including,            privilege or subscription right or
                                         without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash from               $      per Preferred OP Unit;            tribute quarterly all, or such
Operation are made from time to          provided, however, that at any time      portion as the general partner may
time, but not less often than            and from time to time on or after        in its sole and absolute discretion
annually and all distributions in        the fifth anniversary of the issue       determine, of Available Cash (as
respect of any calendar year will        date of the Preferred OP Units, the      defined in the AIMCO Operating
be distributed not later than            AIMCO Operating Partnership may          Partnership Agreement) generated by
ninety days after the end of such        adjust the annual distribution rate      the AIMCO Operating Partnership
year. The distributions payable to       on the Preferred OP Units to the         during such quarter to the general
the partners are not fixed in            lower of (i)     % plus the annual       partner, the special limited
amount and depend upon the               interest rate then applicable to         partner and the holders of Common
operating results and net sales or       U.S. Treasury notes with a maturity      OP Units on the record date
refinancing proceeds available from      of five years, and (ii) the annual       established by the general partner
the disposition of your                  dividend rate on the most recently       with respect to such quarter, in
partnership's assets. Your               issued AIMCO non-convertible             accordance with their respective
partnership has made distri-             preferred stock which ranks on a         interests in the AIMCO Operating
butions in the past and not              parity with its Class H Cumu-            Partnership on such record date.
projected to made distributions in                                                Holders of any other Pre-
1998.

         2411
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


The limited partner may transfer         There is no public market for the        There is no public market for the
his units to any person and be           Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) a written            on any securities exchange. The          transferability of the OP Units.
assignment has been duly executed        Preferred OP Units are subject to        Until the expiration of one year
and acknowledged by the assignor         restrictions on transfer as set          from the date on which an OP
and assignee, (2) the approval of        forth in the AIMCO Operating             Unitholder acquired OP Units,
the general partner which may be         Partnership Agreement.                   subject to certain exceptions, such
withheld in the sole and absolute                                                 OP Unitholder may not transfer all
discretion of the general partner        Pursuant to the AIMCO Operating          or any portion of its OP Units to
has been granted, (3) the                Partnership Agreement, until the         any transferee without the consent
transferee obligates itself to be        expiration of one year from the          of the general partner, which
bound by your partnership's              date on which a holder of Preferred      consent may be withheld in its sole
agreement of limited partnership,        OP Units acquired Preferred OP           and absolute discretion. After the
(4) all other partners consent and       Units, subject to certain                expiration of one year, such OP
(5) the assignor and assignee have       exceptions, such holder of               Unitholder has the right to
complied with such other conditions      Preferred OP Units may not transfer      transfer all or any portion of its
as set forth in your partnership's       all or any portion of its Pre-           OP Units to any person, subject to
agreement of limited partnership.        ferred OP Units to any transferee        the satisfaction of certain
There are no redemption rights           without the consent of the general       conditions specified in the AIMCO
associated with your units.              partner, which consent may be            Operating Partnership Agreement,
                                         withheld in its sole and absolute        including the general partner's
                                         discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
                                         OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         2412
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2413

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer consideration for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager which received management fees of $42,282 in 1996, $42,038 in 1997 and $21,669 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2414

                                YOUR PARTNERSHIP

GENERAL

     Northbrook Apartments, Ltd. is a Mississippi limited partnership which raised net proceeds of approximately $1,600,000 in 1979 through a private offering. The promoter for the private offering of your partnership was Angeles Real Estate Corp. Insignia acquired your partnership in November 1992. AIMCO acquired Insignia in October, 1998. There are currently a total of 31 limited partners of your partnership and a total of 31 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on September 28, 1979 for the purpose of owning and operating a single apartment property located in Ridgeland, Mississippi, known as "Pinebrook Apartments." Your partnership's property consists of 160 apartment units. There are 192 one-bedroom apartments and 252 two-bedroom apartments. Your partnership's property had an average occupancy rate of approximately 95% in 1996 and 95% in 1997.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1992, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $42,282, $42,038 and $21,669, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2015 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         2415

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,460,180, payable to FNMA and GMAC, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $80,325, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The Financial Statements have been prepared on an income tax basis. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         2416

     Below is selected financial information for Northbrook Apartments, Ltd. taken from the financial statements described above. The amounts for 1993 have been derived from audited financial statements which are not included in this Prospectus Supplement. See "Index to Financial Statements."

                                                                     NORTHBROOK APARTMENTS, LTD.
                                      ------------------------------------------------------------------------------------------
                                              JUNE 30,                                     DECEMBER 31,
                                      -------------------------   --------------------------------------------------------------
                                         1998          1997          1997         1996         1995         1994         1993
                                      -----------   -----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents...........     386,582       447,678       479,584      532,012      590,714      442,256      357,456
Land & Building.....................   3,053,427     3,010,659     3,037,843    2,986,976    2,930,458    2,852,725    2,763,689
Accumulated Depreciation............  (2,159,866)   (2,106,253)   (2,132,481)  (2,078,868)  (2,029,646)  (1,985,819)  (1,903,032)
Other Assets........................     317,787       311,707       334,191      328,805      353,156      374,158      491,375
                                      ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Assets...............   1,597,930     1,663,791     1,719,137    1,768,925    1,844,682    1,683,320    1,709,488
                                      ==========    ==========    ==========   ==========   ==========   ==========   ==========
Mortgage & Accrued Interest.........   2,506,599     2,535,242     2,523,775    2,551,128    2,576,442    2,599,868    2,621,716
Other Liabilities...................      60,309        44,897        99,680       95,594       90,815       97,879       78,323
                                      ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Liabilities..........   2,566,908     2,580,139     2,623,455    2,646,722    2,667,257    2,697,747    2,700,039
                                      ----------    ----------    ----------   ----------   ----------   ----------   ----------
Partners Capital (Deficit)..........    (968,978)     (916,348)     (904,318)    (877,797)    (822,575)  (1,014,427)    (990,551)
                                      ==========    ==========    ==========   ==========   ==========   ==========   ==========

                                                                         NORTHBROOK APARTMENTS, LTD.
                                            -------------------------------------------------------------------------------------
                                            FOR THE SIX MONTHS ENDED                       FOR THE YEARS ENDED
                                                    JUNE 30,                                  DECEMBER 31,
                                            -------------------------   ---------------------------------------------------------
                                               1998          1997         1997        1996        1995        1994        1993
                                            -----------   -----------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS DATA
Rental Revenue............................     406,742       397,369      826,494     823,076     771,487     770,691     722,535
Other Income..............................      22,959        22,685       47,674      43,728     188,852      41,535      27,429
                                             ---------     ---------    ---------   ---------   ---------   ---------   ---------
         Total Revenue....................     429,701       420,054      874,168     866,804     960,339     812,226     749,964
                                             ---------     ---------    ---------   ---------   ---------   ---------   ---------
Operating Expenses........................     200,126       159,895      406,975     401,047     406,285     391,476     429,796
General & Administrative..................      22,044        16,182       40,169      43,006      44,493      78,235      87,205
Depreciation..............................      27,385        27,385       54,770      49,222      43,827      83,195      80,657
Interest Expense..........................      99,855       101,145      218,593     220,664     223,709     235,105     195,363
Property Taxes............................      19,419        21,504       44,849      40,961      48,378      48,091      43,434
                                             ---------     ---------    ---------   ---------   ---------   ---------   ---------
         Total Expenses...................     368,829       326,111      764,199     754,900     766,692     836,102     836,455
                                             ---------     ---------    ---------   ---------   ---------   ---------   ---------
Net Income................................      60,872        93,943      109,969     111,904     193,647     (23,876)    (86,491)
                                             =========     =========    =========   =========   =========   =========   =========
Extraordinary loss........................                                                                                (40,060)
                                             ---------     ---------    ---------   ---------   ---------   ---------   ---------
Net Income after Extraordinary Loss.......                                                                               (126,551)
                                             =========     =========    =========   =========   =========   =========   =========

         2417

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $60,872 for the six months ended June 30, 1998, compared to $93,943 for the six months ended June 30, 1997, a decrease in net income of $33,071, or 35.20%. This decrease was primarily the result of a greater increase in operating expenses than in rental revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $429,701 for the six months ended June 30, 1998, compared to $420,054 for the six months ended June 30, 1997, an increase of $9,647, or 2.30%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $200,126 for the six months ended June 30, 1998, compared to $159,895 for the six months ended June 30, 1997, an increase of $40,231 or 25.16%. This increase was primarily the result of an increase in repairs and maintenance and marketing expenses. Management expenses totaled $21,669 for the six months ended June 30, 1998, compared to $21,350 for the six months ended June 30, 1997, an increase of $319, or 1.49%.

     General and Administrative Expenses

     General and administrative expenses totaled $22,044 for the six months ended June 30, 1998 compared to $16,182 for the six months ended June 30, 1997, an increase of $5,862 ,or 36.23%. This increase was primarily the result of and increase in computer maintenance and office supplies.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $99,855 for the six months ended June 30, 1998, compared to $101,145 for the six months ended June 30, 1997, a decrease of $1,290, or 1.28%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $109,969 for the year ended December 31, 1997, compared to $111,904 for the year ended December 31, 1996, a decrease in net income of $1935, or 1.73%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $874,168 for the year ended December 31, 1997, compared to $866,804 for the year ended December 31, 1996, an increase of $7,364, or .85%.

         2418

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $406,975 for the year ended December 31, 1997, compared to $401,047 for the year ended December 31, 1996, an increase of $5,928 or 1.48%. Management expenses totaled $42,038 for the year ended December 31, 1997, compared to $42,282 for the year ended December 31, 1996, a decrease of $244, or 0.58%.

     General and Administrative Expenses

     General and administrative expenses totaled $40,169 for the year ended December 31, 1997 compared to $43,006 for the year ended December 31, 1996, a decrease of $2,837 or 6.60%. The decrease is primarily due to a reduction in office and computer supplies expense.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $218,593 for the year ended December 31, 1997, compared to $220,664 for the year ended December 31, 1996, a decrease of $2,071, or 0.94%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $111,904 for the year ended December 31, 1996, compared to $193,647 for the year ended December 31, 1995. The decrease in net income of $81,743, or 42.21% was primarily the result of a decrease in rental revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $866,804 for the year ended December 31, 1996, compared to $960,339 for the year ended December 31, 1995, a decrease of $93,535, or 9.74%. This decrease was primarily the result of a settlement agreement payment received in 1995 with respect to an AMIT Obligation.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $401,047 for the year ended December 31, 1996, compared to $406,285 for the year ended December 31, 1995, a decrease of $5,238 or 1.29%. Management expenses totaled $42,282 for the year ended December 31, 1996, compared to $41,036 for the year ended December 31, 1995, an increase of $1,246, or 3.04%.

     General and Administrative Expenses

     General and administrative expenses totaled $43,006 for the year ended December 31, 1996 compared to $44,493 for the year ended December 31, 1995, a decrease of $1,487 or 3.34%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $220,664 for the year ended December 31, 1996, compared to $223,709 for the year ended December 31, 1995, a decrease of $3,045, or 1.36%.

         2419

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $386,582 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership are not liable, responsible or accountable in damages or otherwise to your partnership or the limited partner for any acts performed by any of them within the scope of the authority conferred upon it by your partnership's agreement of limited partnership, provided that such course of conduct did not constitute gross negligence or willful misconduct. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner is entitled to indemnification by your partnership for any act performed by it within the scope of the authority conferred upon them by your partnership's agreement of limited partnership, which does not constitute gross negligence or willful misconduct. Such indemnity will be paid out of and to the extent of your partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $4,329.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $    0.00
1995........................................................         0.00
1996........................................................     5,000.00
1997........................................................     4,000.00
1998 (through June 30)......................................     3,991.94

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         2420

     (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0                      0                   0
1995.........................          0                      0                   0
1996.........................          0                      0                   0
1997.........................          1                   3.23%                  1
1998 (through June 30).......          0                      0                   0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $23,357
1995........................................................     25,318
1996........................................................     25,074
1997........................................................     22,906
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $41,036
1996...........................................      42,282
1997...........................................      42,038
1998 (through June 30).........................      21,669

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         2421

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The consolidated financial statements -- income tax basis of Northbrook Apartments, Ltd. at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG, Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         2422

                          NORTHBROOK PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1997
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)
         2423

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet -- Income Tax Basis as of June 30,
  1998 (unaudited)..........................................  F-2
Condensed Statements of Operations -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...  F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-7
Consolidated Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997.......  F-8
Consolidated Statement of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the year
  ended December 31, 1997...................................  F-9
Consolidated Statement of Cash Flows -- Income Tax Basis for
  the year ended
  December 31, 1997.........................................  F-10
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-11
Independent Auditors' Report................................  F-15
Consolidated Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996.......  F-16
Consolidated Statement of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the year
  ended December 31, 1996...................................  F-17
Consolidated Statement of Cash Flows -- Income Tax Basis for
  the year ended
  December 31, 1996.........................................  F-18
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-19
Independent Auditors' Report................................  F-23
Consolidated Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1995 and
  1994......................................................  F-24
Consolidated Statements of Revenues and Expenses and Changes
  in Partners' Deficit -- Income Tax Basis for the years
  ended December 31, 1995 and 1994..........................  F-25
Consolidated Statements of Cash Flows -- Income Tax Basis
  for the years ended December 31, 1995 and 1994............  F-26
Notes to Consolidated Financial Statements -- Income Tax
  Basis.....................................................  F-27

         2424

                          NORTHBROOK PARTNERS, LIMITED

        CONDENSED STATEMENT OF ASSETS, LIABILITIES AND PARTNERS CAPITAL
                                INCOME TAX BASIS
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................               $  386,582
Receivables and Deposits....................................                   22,563
Restricted Escrows..........................................                   71,388
Other Assets................................................                  223,836
Investment Property:
  Land......................................................     185,500
  Building and related personal property....................   2,867,927
                                                              ----------
                                                               3,053,427
  Less: Accumulated depreciation............................  (2,159,866)     893,561
                                                              ----------   ----------
          Total Assets......................................               $1,597,930
                                                                           ==========

                          LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................               $       --
Other Accrued Liabilities...................................                   22,207
Property taxes payable......................................                   20,117
Tenant security deposits....................................                   17,985
Notes Payable...............................................                2,506,599
Partners' Capital...........................................                 (968,978)
                                                                           ----------
          Total Liabilities and Partners' Capital...........               $1,597,930
                                                                           ==========

                   See notes to interim financial statements.

         2425

                          NORTHBROOK PARTNERS, LIMITED

                  CONDENSED STATEMENTS OF REVENUE AND EXPENSES
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $406,742   $397,369
  Other Income..............................................    22,959     22,685
                                                              --------   --------
          Total Revenues....................................   429,701    420,054
Expenses:
  Operating Expenses........................................   200,126    159,895
  General and Administrative Expenses.......................    22,044     16,182
  Depreciation Expense......................................    27,385     27,385
  Interest Expense..........................................    99,855    101,145
  Property Tax Expense......................................    19,419     21,504
                                                              --------   --------
          Total Expenses....................................   368,829    326,111
          Net Income........................................  $ 60,872   $ 93,943
                                                              ========   ========

                   See notes to interim financial statements.

         2426

                          NORTHBROOK PARTNERS, LIMITED

                       CONDENSED STATEMENTS OF CASH FLOWS
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Operating Activities:
  Net Income (loss).........................................  $  60,872   $  93,943
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities
  Depreciation and Amortization.............................     27,385      27,385
  Changes in accounts:......................................         --          --
     Receivables and deposits and other assets..............     17,979      18,518
     Accounts Payable and accrued expenses..................    (39,903)    (50,899)
                                                              ---------   ---------
          Net cash provided by (used in) operating
            activities......................................     66,333      88,947
                                                              ---------   ---------
Investing Activities
  Property improvements and replacements....................    (15,584)    (23,683)
  Net (increase)/decrease in restricted escrows.............     (1,575)     (1,420)
                                                              ---------   ---------
          Net cash provided by (used in) investing
            activities......................................    (17,159)    (25,103)
                                                              ---------   ---------
Financing Activities
  Payments on mortgage......................................    (17,176)    (15,886)
  Partners' Distributions...................................   (125,000)   (132,292)
                                                              ---------   ---------
          Net cash provided by (used in) financing
            activities......................................   (142,176)   (148,178)
                                                              ---------   ---------
  Net increase (decrease) in cash and cash equivalents......    (93,002)    (84,334)
  Cash and cash equivalents at beginning of year............    479,584     532,012
                                                              ---------   ---------
          Cash and cash equivalents at end of period........  $ 386,582   $ 447,678
                                                              =========   =========

                   See notes to interim financial statements

         2427

                          NORTHBROOK PARTNERS, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Northbrook Partners, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with SEC regulations related to interim financial information and presented on an income tax basis. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         2428

                          NORTHBROOK PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1997
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2429

                          INDEPENDENT AUDITORS' REPORT

General Partners
Northbrook Partners, Limited:

     We have audited the consolidated statement of assets, liabilities and partners' deficit -- income tax basis of Northbrook Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1997, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting Northbrook Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northbrook Partners, Limited and its limited partnership interest as of December 31, 1997, and the result of their operations and their cash flows for the year then ended, on the basis of accounting described in Note A.

                                          /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 19, 1998

         2430

                          NORTHBROOK PARTNERS, LIMITED

                 CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES
                   AND PARTNERS' DEFICIT -- INCOME TAX BASIS
                               DECEMBER 31, 1997

                                     ASSETS

Cash and cash equivalents...................................                 $  479,584
Receivables and deposits....................................                     56,664
Restricted escrows..........................................                     69,813
Other assets................................................                    207,714
Investment properties:
  Land......................................................  $   185,500
  Buildings and related personal property...................    2,852,343
                                                              -----------
                                                                3,037,843
  Less accumulated depreciation.............................   (2,132,481)      905,362
                                                              -----------    ----------
                                                                             $1,719,137
                                                                             ==========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................                 $   12,654
  Tenant security deposits..................................                     13,710
  Accrued taxes.............................................                     43,009
  Other liabilities.........................................                     30,307
  Mortgage notes payable....................................                  2,523,775
Partners' deficit...........................................                   (904,318)
                                                                             ----------
                                                                             $1,719,137
                                                                             ==========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2431

                          NORTHBROOK PARTNERS, LIMITED

         CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Rental income.............................................  $ 826,494
  Other income..............................................     47,674
                                                              ---------
          Total revenues....................................    874,168
                                                              ---------
Expenses:
  Operating and maintenance.................................    405,818
  General and administrative................................     40,169
  Depreciation..............................................     53,613
  Amortization..............................................      1,157
  Interest..................................................    218,593
  Property taxes............................................     44,849
                                                              ---------
          Total expenses....................................    764,199
                                                              ---------
Net income..................................................    109,969
Distributions to partners...................................   (136,490)
Partners' deficit at beginning of year......................   (877,797)
                                                              ---------
Partners' deficit at end of year............................  $(904,318)
                                                              =========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2432

                          NORTHBROOK PARTNERS, LIMITED

            CONSOLIDATED STATEMENT OF CASH FLOWS -- INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997

Cash flows from operating activities:
  Net income................................................  $ 109,969
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     53,613
     Amortization of discounts, loan costs, and acquisition
      costs.................................................     18,125
     Change in accounts:
       Receivables and deposits.............................       (175)
       Other assets.........................................     (3,497)
       Accounts payable.....................................       (460)
       Tenant security deposit liabilities..................      1,792
       Accrued taxes........................................      2,048
       Other liabilities....................................        706
                                                              ---------
          Net cash provided by operating activities.........    182,121
                                                              ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (50,867)
  Net deposits to restricted escrows........................     (2,870)
                                                              ---------
          Net cash used in investing activities.............    (53,737)
                                                              ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (32,404)
  Distributions to partners.................................   (136,490)
                                                              ---------
          Net cash used in financing activities.............   (168,894)
                                                              ---------
Net decrease in cash and cash equivalents...................    (40,510)
Cash and cash equivalents at beginning of year..............    520,094
                                                              ---------
Cash and cash equivalents at end of year....................  $ 479,584
                                                              =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 201,657
                                                              =========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2433

                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                         STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of Northbrook Partners, Ltd. (the "Partnership"), and its Limited Partnership interest in Northbrook Apartments, Ltd, (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 160 unit garden apartment complex located in Madison County, Mississippi.

     The Partnership was organized as a Mississippi limited partnership on September 21, 1979. The General Partner of the Partnership is Angeles Properties, Inc. ("API"), which acts as a general partner in other limited partnerships and is an affiliate of Angeles MAE Ventures, Inc., the general partner of the Project Partnership. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), the General Partner has contributed $100,000 to the Partnership for which it is entitled to a 1% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $1,600,000. Pursuant to the terms of the Agreement, the limited partners will receive a 99% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership has made capital contributions of $1,161,000 to the Project Partnership and is entitled to a 99% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. MAE Ventures, Inc. is entitled to the remaining 1% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership's tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based on the percentage of ownership interest.

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

         2434
                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                 STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Depreciation

     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property.

  Other Assets

     Other assets at December 31, 1997, include unamortized deferred loan costs of $69,015, which are amortized over the term of the related borrowing. The amortization expense is included in interest on the statement of revenues and expenses and changes in partners' deficit. Deferred loan costs are shown net of accumulated amortization. Also included in other assets at December 31, 1997, are syndication costs of $128,000 which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

NOTE B -- RESTRICTED ESCROWS

     Reserve Escrow -- In conjunction with the refinancing of the Project Partnership's property in 1993, a general reserve escrow account was established for certain capital improvements. The funds are used for certain repair work, debt service, expenses and property taxes or insurance. At December 31, 1997, the balance in the account was $69,813. The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of the loan.

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997, consist of the following:

                                                                 1997
                                                              ----------
First mortgage note payable in monthly installments of
  $18,981, including interest at 7.83%, due October 2003;
  collateralized by land and buildings......................  $2,477,356
Second mortgage note payable in interest only monthly
  installments of $524, at a rate of 7.83%, with principal
  due October 2003; collateralized by land and buildings....      80,325
                                                              ----------
Principal balance at year end...............................   2,557,681
Less unamortized discount...................................     (33,906)
                                                              ----------
                                                              $2,523,775
                                                              ==========

         2435
                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                 STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     Scheduled net principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $   35,035
1999.....................................................      37,878
2000.....................................................      40,953
2001.....................................................      44,277
2002.....................................................      47,871
Thereafter...............................................   2,351,667
                                                           ----------
                                                           $2,557,681
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the General Partner for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to the General Partner of a partnership administration fee and reimbursement of certain expenses incurred by the General Partner and its affiliates on behalf of the Partnership and the Project Partnership.

     Transactions with the General Partner and its affiliates are as follows:

                                                               1997
TYPE OF TRANSACTION                                           AMOUNT
-------------------                                           -------
Property management fee.....................................  $42,038
Reimbursement for services of affiliates....................  $22,906

     In addition, the General Partner is entitled to a partnership management fee equal to 5% of the Partnership's adjusted cash from operations as distributed, pursuant to the partnership agreement. The General Partner was entitled to a $6,805 partnership management fee during 1997.

     For the period from January 1, 1997, to August 31, 1997, the Partnership insured its property under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the General Partner, who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the General Partner by virtue of the agent's obligations was not significant.

         2436

                          NORTHBROOK PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2437

                          INDEPENDENT AUDITORS' REPORT

General Partners
Northbrook Partners, Limited:

     We have audited the consolidated statement of assets, liabilities and partners' deficit -- income tax basis of Northbrook Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1996, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the year then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting Northbrook Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northbrook Partners, Limited and its limited partnership interest as of December 31, 1996, and the result of their operations and their cash flows for the year then ended, on the basis of accounting described in Note A.

                                          /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 14, 1997

         2438

                          NORTHBROOK PARTNERS, LIMITED

                 CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES
                   AND PARTNERS' DEFICIT -- INCOME TAX BASIS
                               DECEMBER 31, 1996

                                     ASSETS

Cash and cash equivalents
  Unrestricted..............................................                 $  520,094
  Restricted -- tenant security deposits....................                     11,918
Accounts receivable.........................................                      2,503
Escrow for taxes............................................                     42,068
Restricted escrows (Note B).................................                     66,943
Other assets................................................                    217,291
Investment properties (Note C):
  Land......................................................  $   185,500
  Buildings and related personal property...................    2,801,476
                                                              -----------
                                                                2,986,976
  Less accumulated depreciation.............................   (2,078,868)      908,108
                                                              -----------    ----------
                                                                             $1,768,925
                                                                             ==========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................                 $   13,114
  Tenant security deposits..................................                     11,918
  Accrued taxes.............................................                     40,961
  Other liabilities.........................................                     29,601
  Mortgage notes payable (Note C)...........................                  2,551,128
Partners' deficit...........................................                   (877,797)
                                                                             ----------
                                                                             $1,768,925
                                                                             ==========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2439

                          NORTHBROOK PARTNERS, LIMITED

         CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996

Revenues:
  Rental income.............................................    $ 823,076
  Other income..............................................       43,728
                                                                ---------
          Total revenues....................................      866,804
                                                                ---------
Expenses:
  Operating (Note D)........................................      240,512
  General and administrative (Note D).......................       43,006
  Maintenance...............................................      159,379
  Depreciation..............................................       49,222
  Amortization..............................................        1,156
  Interest..................................................      220,664
  Property taxes............................................       40,961
                                                                ---------
          Total expenses....................................      754,900
                                                                ---------
Not income..................................................      111,904
Distributions to partners...................................     (167,126)
Partners' deficit at beginning of year......................     (822,575)
                                                                ---------
Partners' deficit at end of year............................    $(877,797)
                                                                =========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2440

                          NORTHBROOK PARTNERS, LIMITED

            CONSOLIDATED STATEMENT OF CASH FLOWS -- INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
  Net income................................................  $ 111,904
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     49,222
     Amortization of discounts, loan costs, and acquisition
      costs.................................................     17,730
     Change in accounts:
       Restricted cash......................................       (238)
       Accounts receivable..................................     (1,228)
       Escrow for taxes.....................................        261
       Other assets.........................................       (696)
       Accounts payable.....................................      6,533
       Tenant security deposit liabilities..................        238
       Accrued taxes........................................     (7,417)
       Other liabilities....................................      5,425
                                                              ---------
          Net cash provided by operating activities.........    181,734
                                                              ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (56,518)
  Deposits to restricted escrows............................     (7,760)
  Receipts from restricted escrows..........................     20,702
                                                              ---------
          Net cash used in investing activities.............    (43,576)
                                                              ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (29,972)
  Distributions to partners.................................   (167,126)
                                                              ---------
          Net cash used in financing activities.............   (197,098)
                                                              ---------
Net decrease in cash and cash equivalents...................    (58,940)
Cash and cash equivalents at beginning of year..............    579,034
                                                              ---------
Cash and cash equivalents at end of year....................  $ 520,094
                                                              =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 204,090
                                                              =========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2441

                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                         STATEMENTS -- INCOME TAX BASIS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of Northbrook Partners, Ltd. (the "Partnership"), and its Limited Partnership interest in Northbrook Apartments, Ltd. (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 160 unit garden apartment complex located in Madison County, Mississippi.

     The Partnership was organized as a Mississippi limited partnership on September 21, 1979. The General Partner of the Partnership is Angeles Properties, Inc. ("API"), which acts as a general partner in other limited partnerships and is an affiliate of Angeles Investment Properties, Inc. ("AIPI"), the general partner of the Project Partnership. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), the General Partner has contributed $100,000 to the Partnership for which it is entitled to a 1% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $1,600,000. Pursuant to the terms of the Agreement, the limited partners will receive a 99% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership has made capital contributions of $1,161,000 to the Project Partnership and is entitled to a 99% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. AIPI is entitled to the remaining 1% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership's tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based on the percentage of ownership interest.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

         2442
                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                 STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Depreciation

     Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property.

  Other Assets

     Other assets at December 31, 1996 include deferred loan costs of $80,932, which are amortized over the term of the related borrowing. Deferred loan costs are shown net of accumulated amortization. Also included in other assets at December 31, 1996 are syndication costs of $128,000 which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

NOTE B -- RESTRICTED ESCROWS

     Capital Improvement -- In conjunction with the refinancing of the Project Partnership's property in 1993, a capital improvement escrow account was established for certain capital improvements. The capital improvements were completed in calendar year 1996 and any excess funds were returned for property operations.

     Reserve Escrow -- Also established with the refinancing was a general reserve escrow. The funds are used for certain repair work, debt service, expenses and property taxes or insurance. At December 31, 1996, the balance in the account was $66,943. The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of the loan.

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 consist of the following:

                                                                 1996
                                                              ----------
First mortgage note payable in monthly installments of
  $18,981, including interest at 7.83%, due October 2003;
  collateralized by land and buildings......................  $2,509,760
Second mortgage note payable in interest only monthly
  installments of $524, at a rate of 7.83%, with principal
  due October 2003; collateralized by land and buildings....      80,325
                                                              ----------
Principal balance at year end...............................   2,590,085
Less unamortized discount...................................     (38,957)
                                                              ----------
                                                              $2,551,128
                                                              ==========

         2443
                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                 STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     Scheduled net principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $   32,404
1998.....................................................      35,035
1999.....................................................      37,878
2000.....................................................      40,953
2001.....................................................      44,277
Thereafter...............................................   2,399,538
                                                           ----------
                                                           $2,590,085
                                                           ==========

     Subsequent to November 15, 1996, the principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to general partners of a partnership administration fee and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the General Partner and its affiliates are as follows:

                                                               1996
TYPE OF TRANSACTION                                           AMOUNT
-------------------                                           -------
Property management fee.....................................  $42,282
Reimbursement for services to affiliates....................  $25,074

     The Partnership insures its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.

         2444

                          NORTHBROOK PARTNERS, LIMITED

             CONSOLIDATED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2445

                          INDEPENDENT AUDITORS' REPORT

General Partners
Northbrook Partners, Limited:

     We have audited the consolidated statements of assets, liabilities and partners' deficit -- income tax basis of Northbrook Partners, Limited (a limited partnership) and its limited partnership interest as of December 31, 1995 and 1994, and the related consolidated statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the years then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note A, these consolidated financial statements were prepared on the basis of accounting Northbrook Partners, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northbrook Partners, Limited and its limited partnership interest as of December 31, 1995 and 1994, and the result of their operations and their cash flows for the years then ended, on the basis of accounting described in Note A.

                                          /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 22, 1996

         2446

                          NORTHBROOK PARTNERS, LIMITED

                 CONSOLIDATED STATEMENTS OF ASSETS, LIABILITIES
                   AND PARTNERS' DEFICIT -- INCOME TAX BASIS

                                     ASSETS

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1995           1994
                                                            -----------    -----------
Cash and cash equivalents
  Unrestricted............................................  $   579,034    $   429,206
  Restricted -- tenant security deposits..................       11,680         13,050
Accounts receivable.......................................        1,275            953
Escrow for taxes..........................................       42,329         40,057
Restricted escrows (Note C)...............................       79,885         89,710
Other assets..............................................      229,667        243,438
Investment properties (Note D):
  Land....................................................      185,500        185,500
  Buildings and related personal property.................    2,744,958      2,667,225
                                                            -----------    -----------
                                                              2,930,458      2,852,725
  Less accumulated depreciation...........................   (2,029,646)    (1,985,819)
                                                            -----------    -----------
                                                                900,812        866,906
                                                            -----------    -----------
                                                            $ 1,844,682    $ 1,683,320
                                                            ===========    ===========

                          LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable........................................  $     6,581    $     8,424
  Tenant security deposits................................       11,680         12,750
  Accrued taxes...........................................       48,378         46,074
  Other liabilities.......................................       24,176         30,631
  Mortgage notes payable (Note D).........................    2,576,442      2,599,868
Partners' deficit.........................................     (822,575)    (1,014,427)
                                                            -----------    -----------
                                                            $ 1,844,682    $ 1,683,320
                                                            ===========    ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2447

                          NORTHBROOK PARTNERS, LIMITED

              CONSOLIDATED STATEMENTS OF REVENUES AND EXPENSES AND
                CHANGES IN PARTNERS' DEFICIT -- INCOME TAX BASIS

                                                             YEARS ENDED DECEMBER 31,
                                                            --------------------------
                                                               1995           1994
                                                            -----------    -----------
Revenues:
  Rental income...........................................  $   771,487    $   770,691
  Other income (Note B)...................................      188,852         41,535
                                                            -----------    -----------
          Total revenues..................................      960,339        812,226
                                                            -----------    -----------
Expenses:
  Operating...............................................      209,288        203,683
  General and administrative (Note E).....................       44,493         78,235
  Property management fees (Note E).......................       41,036         39,805
  Maintenance.............................................      155,961        145,002
  Depreciation............................................       43,827         83,195
  Interest................................................      223,709        235,105
  Property taxes..........................................       48,378         48,091
                                                            -----------    -----------
          Total expenses..................................      766,692        833,116
                                                            -----------    -----------
Loss on disposition of property...........................           --         (2,986)
                                                            -----------    -----------
Net income (loss).........................................      193,647        (23,876)
Distribution to partners..................................       (1,795)            --
Partners' deficit at beginning of year....................   (1,014,427)      (990,551)
                                                            -----------    -----------
Partners' deficit at end of year..........................  $  (822,575)   $(1,014,427)
                                                            ===========    ===========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2448

                          NORTHBROOK PARTNERS, LIMITED

           CONSOLIDATED STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1995           1994
                                                              ---------      ---------
Cash flows from operating activities:
  Net income (loss).........................................  $193,647       $(23,876)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................    43,827         83,195
     Amortization of discounts and loan costs...............    17,369         16,866
     Loss on disposition of property........................        --          2,986
     Change in accounts:
       Restricted cash......................................     1,370         (2,550)
       Accounts receivable..................................      (322)          (952)
       Escrow for taxes.....................................    (2,272)          (423)
       Other assets.........................................       697          6,673
       Accounts payable.....................................    (1,843)        (7,221)
       Tenant security deposit liabilities..................    (1,070)         2,250
       Accrued taxes........................................     2,304          5,211
       Other liabilities....................................    (6,455)        19,315
                                                              --------       --------
          Net cash provided by operating activities.........   247,252        101,474
                                                              --------       --------
Cash flows from investing activities:
  Property improvements and replacements....................   (77,733)       (92,430)
  Deposits to restricted escrows............................    (4,075)        (6,052)
  Receipts from restricted escrows..........................    13,900        104,898
                                                              --------       --------
          Net cash (used in) provided by investing
            activities......................................   (67,908)         6,416
                                                              --------       --------
Cash flows from financing activities:
  Payments on mortgage notes payable........................   (27,721)       (25,640)
  Distributions to partners.................................    (1,795)            --
                                                              --------       --------
          Net cash used in financing activities.............   (29,516)       (25,640)
                                                              --------       --------
Net increase in cash........................................   149,828         82,250
Cash and cash equivalents at beginning of year..............   429,206        346,956
                                                              --------       --------
Cash and cash equivalents at end of year....................  $579,034       $429,206
                                                              ========       ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $206,340       $209,862
                                                              ========       ========

See Accompanying Notes to Consolidated Financial Statements -- Income Tax Basis

         2449

                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                         STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The consolidated financial statements include the accounts of Northbrook Partners, Ltd. (the "Partnership"), and its Limited Partnership interest in Northbrook Apartments, Ltd. (the "Project Partnership"). The Partnership was organized solely to invest in the Project Partnership. The Project Partnership owns and operates a 160 unit garden apartment complex located in Madison County, Mississippi.

     The Partnership was organized as a Mississippi limited partnership on September 21, 1979. The General Partner of the Partnership is Angeles Properties, Inc. ("API"), which acts as a general partner in other limited partnerships and is an affiliate of Angeles Investment Properties, Inc. ("AIPI"), the general partner of the Project Partnership. Pursuant to the terms of the Agreement and Amended Certificate of Limited Partnership (the "Agreement"), the General Partner has contributed $100,000 to the Partnership for which it is entitled to a 1% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     Capital contributions of the limited partners aggregated $1,600,000. Pursuant to the terms of the Agreement, the limited partners will receive a 99% interest in the operating profits, losses, credits and cash distributions of the Partnership.

     The Partnership has made capital contributions of $1,161,000 to the Project Partnership and is entitled to a 99% interest in the operating profits, losses, credits and cash distributions of the Project Partnership. AIPI is entitled to the remaining 1% of the same.

  Basis of Accounting

     The consolidated financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The consolidated financial statements represent the combination of both the Partnership and Project Partnership's tax returns. The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, (3) syndication costs are carried at their original value, instead of being amortized over the estimated life of assets, and (4) subsidiary income is recorded at the partnership level based on the partnership agreement and the Internal Revenue Code instead of being recorded based on the percentage of ownership interest.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

         2450
                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                 STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property.

  Other Assets

     Other assets at December 31, 1995 and 1994 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets at December 31, 1995 and 1994 are $128,000 of syndication costs which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers cash and all highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

NOTE B -- LONG-TERM RECEIVABLE -- AFFILIATE

     In July 1993, Angeles Mortgage Investment Trust ("AMIT"), a real estate investment trust, initiated litigation against the Partnership and other partnerships which loaned money to AMIT seeking to avoid repayment of such obligations. The Partnership subsequently filed a counterclaim against AMIT seeking to enforce the obligation, the principal amount of which is $135,000 plus accrued interest from March 1993 ("AMIT Obligation"). In 1993, the Partnership wrote off this receivable as a bad debt.

     MAE GP Corporation ("MAE GP"), an affiliate of the general partners, owns 1,675,113 Class B Shares of AMIT. MAE GP has the option to convert these Class B Shares, in whole or in part, into Class A Shares on the basis of 1 Class A Share for every 49 Class B Shares. These Class B Shares entitle MAE GP to receive 1.2% of the distributions of net cash distributed by AMIT. These Class B Shares also entitle MAE GP to vote on the same basis as Class A Shares which allows MAE GP to vote approximately 37% of the total shares (unless and until converted to Class A Shares at which time the percentage of the vote controlled represented by the shares held by MAE GP would approximate 1.2% of the vote). Between the date of acquisition of these shares (November 24, 1992) and March 31, 1995, MAE GP has declined to vote these shares. Since that date, MAE GP voted its shares at the 1995 annual meeting in connection with the election of trustees and other matters. MAE GP has not exerted and continues to decline to exert any management control over or participate in the management of AMIT. However, MAE GP may choose to vote these shares as it deems appropriate in the future. In addition, Liquidity Assistance, LLC, ("LAC"), an affiliate of the Managing General Partner and an affiliate of Insignia Financial Group, Inc., which provides property management and partnership administration services to the Partnership, owns 63,200 Class A Shares of AMIT. These Class A Shares entitle LAC to vote approximately 1.5% of the total shares.

     On November 9, 1994, the Partnership executed a definitive Settlement Agreement to settle the dispute with respect to the AMIT Obligation. The actual closing of the Settlement occurred April 14, 1995. The Partnership's claim was satisfied by a cash payment to the Partnership totaling $113,041 (the "Settlement Amount") at closing. Income is recorded in 1995 equal to the cash payment and is included in other income.

     As part of the above described settlement, MAE GP granted to AMIT an option to acquire the Class B shares owned by it. This option can be exercised at the end of 10 years or when all loans made by AMIT to partnerships affiliated with MAE GP as of November 9, 1994 (which is the date of execution of a definitive Settlement Agreement), have been paid in full, but in no event prior to November 9, 1997. AMIT delivered to MAE GP cash in the sum of $250,000 at closing, which occurred April 14, 1995, as payment for the option. Upon exercise of the option, AMIT would remit to MAE GP an additional $94,000.
         2451
                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                 STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     Simultaneously with the execution of the option, MAE GP executed an irrevocable proxy in favor of AMIT the result of which is MAE GP will be able to vote the Class B shares on all matters except those involving transactions between AMIT and MAE GP affiliated borrowers or the election of any MAE GP affiliate as an officer or trustee of AMIT. On those matters, MAE GP granted to the AMIT trustees in their capacity as trustees of AMIT proxies with regard to the Class B shares instructing such trustees to vote said Class B shares in accordance with the vote of the majority of the Class A Shares voting to be determined without consideration of the votes of "Excess Class A Shares" as defined in section 6.13 of the Declaration of Trust of AMIT.

NOTE C -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1995 and 1994 consist of the following:

                                                               1995       1994
                                                              -------    -------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements are anticipated to be completed in
  calendar year 1996 and any excess funds will be returned
  for property operations...................................  $15,702    $24,977
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................   64,183     64,733
                                                              -------    -------
                                                              $79,885    $89,710
                                                              =======    =======

NOTE D -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1995 and 1994 consist of the following:

                                                                 1995          1994
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $18,981, including interest at 7.83%, due October 2003;
  collateralized by land and buildings......................  $2,539,732    $2,567,453
Second mortgage note payable in interest only monthly
  installments of $524, at a rate of 7.83%, with principal
  due October 2003; collateralized by land and buildings....      80,325        80,325
                                                              ----------    ----------
Principal balance at year end...............................   2,620,057     2,647,778
Less unamortized discount...................................     (43,615)      (47,910)
                                                              ----------    ----------
                                                              $2,576,442    $2,599,868
                                                              ==========    ==========

         2452
                          NORTHBROOK PARTNERS, LIMITED

                        NOTES TO CONSOLIDATED FINANCIAL
                 STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     Scheduled net principal payments of the mortgage notes during the years subsequent to December 31, 1995 are as follows:

1996.....................................................  $   29,971
1997.....................................................      32,404
1998.....................................................      35,035
1999.....................................................      37,878
2000.....................................................      40,953
Thereafter...............................................   2,443,816
                                                           ----------
                                                           $2,620,057
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1996. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE E -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership and the Project Partnership have no administrative or management employees and are dependent on the general partners for the management and administration of all partnership activities. The Project Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to general partners of a partnership administration fee and reimbursement of certain expenses incurred by general partners on behalf of the Partnership and the Project Partnership.

     Transactions with the General Partner and its affiliates are as follows:

                                                            1995       1994
                   TYPE OF TRANSACTION                     AMOUNT     AMOUNT
                   -------------------                     -------    -------
Property management fee..................................  $41,036    $39,805
Reimbursement for services to affiliates.................  $25,318    $23,357

     The Partnership insures its properties under a master policy through an agency and insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the General Partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.

         2453

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2454

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2455

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2456

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                    OLDE MILL INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2457

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Olde Mill
    Investors Limited Partnership..............   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         2458

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-75
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2459

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Olde Mill Investors Limited Partnership. For each unit that you tender, you
     may choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in
     2,303 properties located in 49   states, the District of Columbia and
     Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2460

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2461

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $1,545.30 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is
     equivalent to distributions of $     per year on the number of Tax-Deferral
       % Preferred OP Units or distributions of $     per year on the number of
     Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         2462

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         2463

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         2464

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2465

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on          ,
1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors"
beginning on page S-     of this Prospectus Supplement and on page 5 of the
accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2466

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         2467

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         2468

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         2469

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         2470

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 16.25% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         2471

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         2472

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         2473

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         2474

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         2475

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         2476

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. [leave blank]

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $254,423 in 1996, $313,723 in 1997 and $136,838 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Olde Mill Investors Limited Partnership is a Delaware limited partnership which was formed on December 30, 1985 for the purpose of owning and operating a small number of apartment properties located in Beltsville, Maryland, known as "Lighthouse at Twin Lakes Apartments I," "Lighthouse at Twin Lakes Apartments II" and "Lighthouse at Twin Lakes Apartments III," respectively. In 1986, it completed a private placement of units that raised net proceeds of approximately $20,577,920. Lighthouse at Twin Lakes Apartments I consists of 480 apartment units, Lighthouse at Twin Lakes Apartment II consist of 58 apartment units and Lighthouse at Twin Lakes Apartments III consists of 107 apartment units. Your partnership has no employees.

         2477

     Property Management. Since November 199 , your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2030, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $18,259,405, payable to LaSalle and Lehman, which bears interest at a rate of 8.75%. The mortgage debt is due in September 2006. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2478

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2479

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                       AIMCO PROPERTIES, L.P.'S
                                           PREDECESSORS(a)
                                      --------------------------
                                        FOR THE
                                        PERIOD
                                      JANUARY 10,
                                         1994       FOR THE YEAR
                                        THROUGH        ENDED
                                       JULY 28,     DECEMBER 31,
                                        1994(b)         1993
                                      -----------   ------------
                                    (DOLLARS IN THOUSANDS, EXCEPT
                                           PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2480

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         2481

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2482

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         2483

    SUMMARY FINANCIAL INFORMATION OF OLDE MILL INVESTORS LIMITED PARTNERSHIP

     The summary financial information of Olde Mill Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Olde Mill Investors Limited Partnership for the years ended December 31, 1997, 1996 and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                    OLDE MILL INVESTORS LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............    2,736,436             0     5,452,047     5,247,890     5,241,388     5,116,845     5,039,927
  Net Income/(Loss)............     (274,776)            0      (475,442)     (655,035)     (508,265)     (740,374)     (784,066)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...   16,222,870             0    16,716,194    16,838,382    17,294,527    18,181,584    19,080,295
  Total Assets.................   18,389,860             0    18,792,550    19,629,713    19,248,744    20,232,323    21,360,900
  Mortgage Notes Payable,
    including Accrued
    Interest...................   18,393,247             0    18,465,740    18,602,456    17,292,484    17,339,411    17,513,531
  Partners'
    Capital/(Deficit)..........     (348,947)            0       (74,171)      741,237     1,624,789     2,353,165     3,313,628

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                  AIMCO OPERATING
                                                                    PARTNERSHIP            YOUR PARTNERSHIP
                                                              -----------------------   -----------------------
                                                                 SIX          YEAR         SIX          YEAR
                                                                MONTHS       ENDED        MONTHS       ENDED
                                                                ENDED       DECEMBER      ENDED       DECEMBER
                                                               JUNE 30,       31,        JUNE 30,       31,
                                                                 1998         1997         1998         1997
                                                              ----------   ----------   ----------   ----------
Cash distributions per unit outstanding.....................  $    1.125   $     1.85   $     0.00   $ 1,515.30

         2484

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         2485

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         2486

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your
units for the six months ended June, 1998 were $          per unit (equivalent
to $          on an annualized basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         2487

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 16.25% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         2488

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         2489

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2490

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2491

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2492

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         2493

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         2494

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of considerations being offered, or increasing or decreasing the percentage of outstanding units being sought. Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         2495

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         2496

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from        , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from       , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         2497

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         2498

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         2499

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2500

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         2501

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units

         2502

     ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2503

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2504

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2505

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2506
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2507
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2508

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2509

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2510

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2511

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2512

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

---------------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2513

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the cash offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and distributions with respect to your units
     for the six months ended June, 1998 were $          equivalent to
     $          on an annualized basis). This is equivalent to distributions of
     $          per year on the number of Tax-Deferral      % Preferred OP
     Units, or distributions of $          per year on the number of Tax-
     Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to
     be        , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         2514

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         2515

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         2516

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         2517

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         2518

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2519

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing "Lighthouse at Twin Lakes Apartments I,"            Partnership owns interests (either directly or through
"Lighthouse at Twin Lakes Apartments II" and                 subsidiaries) in numerous multifamily apartment
"Lighthouse at Twin Lakes Apartments III,"                   properties. The AIMCO Operating Partnership conducts
respectively.                                                substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash Flow (as defined in your              of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2030.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to invest in real           The purpose of the AIMCO Operating Partnership is to
estate by acquiring, holding, disposing of, in               conduct any business that may be lawfully conducted by
appropriate circumstances, and otherwise dealing with        a limited partnership organized pursuant to the
the interests of your partnership in Calverton               Delaware Revised Uniform Limited Partnership Act (as
Associates Limited Partnership, Calverton Construc-          amended from time to time, or any successor to such
tion Co. Limited Partnership and Walden Joint Venture        statute) (the "Delaware Limited Partnership Act"),
Limited Partnership, all Maryland partnerships. Subject      provided that such business is to be conducted in a
to restrictions contained in your partnership's              manner that permits AIMCO to be qualified as a REIT,
agreement of limited partnership, your partnership may       unless AIMCO ceases to qualify as a REIT. The AIMCO
perform all act necessary, advisable or convenient to        Operating Partnership is authorized to perform any and
the business of your partnership including borrowing         all acts for the furtherance of the purposes and
money and creating liens.                                    business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2520
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 220 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
In addition, the general partner may sell additional         Unitholder. See "Description of OP Units -- Management
limited partnership interests on such terms and              by the AIMCO GP" in the accompanying Prospectus.
conditions and the additional limited partners will          Subject to Delaware law, any additional partnership
have such rights and obligations as the general partner      interests may be issued in one or more classes, or one
determines; provided that such additional limited            or more series of any of such classes, with such
partnership interests may not decrease pro rata the          designations, preferences and relative, partici-
interests of the original limited partners by more than      pating, optional or other special rights, powers and
25% and such limited partners may purchase the               duties as shall be determined by the general partner,
additional limited partnership interests pro rata in         in its sole and absolute discretion without the
accordance with the percentage of interests they own         approval of any OP Unitholder, and set forth in a
for a period of 45 days after notice of such sale is         written document thereafter attached to and made an
given to the original limited partners.                      exhibit to the AIMCO Operating Partnership Agreement.

Your partnership may not issue senior securities, offer securities in exchange for property or repurchase or otherwise reacquire the units.

                  Restrictions Upon Related Party Transactions


The general partner may cause your partnership to            The AIMCO Operating Partnership may lend or contribute
transact business with itself or any affiliates for          funds or other assets to its subsidiaries or other
goods or services reasonably required in the conduct of      persons in which it has an equity investment, and such
your partnership's business, provided that such              persons may borrow funds from the AIMCO Operating
transactions, except those set forth in your                 Partnership, on terms and conditions established in the
partnership's agreement of limited partnership, must be      sole and absolute discretion of the general partner. To
effected on terms competitive with those which may be        the extent consistent with the business purpose of the
obtained from unaffiliated persons and disclosed to the      AIMCO Operating Partnership and the permitted
limited partners. Although general partner may lend          activities of the general partner, the AIMCO Operating
money to your partnership in furtherance of your             Partnership may transfer assets to joint ventures,
partnership's business at to be paid back from first         limited liability companies, partnerships,
available Cash Flow or Capital Proceeds (each as             corporations, business trusts or other business
defined in your partnership's agreement of limited           entities in which it is or thereby becomes a
partnership) and at an interest rate equal to the            participant upon such terms and subject to such
lesser of (i) the general partner's actual borrowing         conditions consistent with the AIMCO Operating Part-
rate or (ii) rates commonly charged by unrelated             nership Agreement and applicable law as the general
lenders in the same market in which the loan is made,        partner, in its sole and absolute discretion, believes
your partnership may not lend money to the general           to be advisable. Except as expressly permitted by the
partner or its affiliates.                                   AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money, by assuming obligations or otherwise,       restrictions on borrowings, and the general partner has
and issue evidences of indebtedness in furtherance of        full power and authority to borrow money on behalf of
any or all of the purposes of your partnership and           the AIMCO Operating Partnership. The AIMCO Operating
secure the same by mortgage, pledge or other lien on         Partnership has credit agreements that restrict, among
any other assets of your partnership.                        other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         2521
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner or its duly authorized            with a statement of the purpose of such demand and at
representative to inspect and copy the names and             such OP Unitholder's own expense, to obtain a current
current addresses of and interests owned by the              list of the name and last known business, residence or
partners during reasonable hours upon three days notice      mailing address of the general partner and each other
to the general partners at the office of your                OP Unitholder.
partnership. The limited partners are also entitled to
obtain a list of the names and address of all limited
partners upon written request to the general partner
and the payment of all reasonable expenses of the
general partner in furnishing such list.

                               Management Control


Subject to the limitations contained in your                 All management powers over the business and affairs of
partnership's agreement of limited partnership, the          the AIMCO Operating Partnership are vested in AIMCO-GP,
general partner of your partnership has full, exclusive      Inc., which is the general partner. No OP Unitholder
and complete authority, discretion, obligation and           has any right to participate in or exercise control or
responsibility with respect to the partnership's             management power over the business and affairs of the
business. The general partner oversees the day-to-day        AIMCO Operating Partnership. The OP Unitholders have
affairs of your partnership and makes all decisions and      the right to vote on certain matters described under
takes all action with respect thereto. The general           "Comparison of Ownership of Your Units and AIMCO OP
partner may not take any action which violates               Units -- Voting Rights" below. The general partner may
applicable law, requires the consent of the limited          not be removed by the OP Unitholders with or without
partners under applicable law, changes your partnership      cause.
to a general partnership, changes your partnership to
an association taxable as a corporation or allow the         In addition to the powers granted a general partner of
limited partners to take part in the control of your         a limited partnership under applicable law or that are
partnership. No limited partner may take part in the         granted to the general partner under any other
management or control of the business of your                provision of the AIMCO Operating Partnership Agreement,
partnership or transact any business in the name of          the general partner, subject to the other provisions of
your partnership. No limited partner has the authority       the AIMCO Operating Partnership Agreement, has full
or power to bind your partnership or to sign any             power and authority to do all things deemed necessary
agreement or document in the name of your partnership.       or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates will not incur any liability,             partner is not liable to the AIMCO Operating
responsibility or accountability for damages or other-       Partnership for losses sustained, liabilities incurred
wise to your partnership or any limited partner arising      or benefits not derived as a result of errors in
out of any acts performed or any omission by any of          judgment or mistakes of fact or law of any act or
them if they believed in good faith that such act or         omission if the general partner acted in good faith.
omission was in the best interests of your partnership       The AIMCO Operating Partnership Agreement provides for
and such course of conduct did not constitute                indemnification of AIMCO, or any director or officer of
negligence or misconduct on the part of the such             AIMCO (in its capacity as the previous general partner
person. In addition, your partnership will indemnify         of the AIMCO Operating Partnership), the general
and save harmless the general partner and its                partner, any officer or director of general partner or
affiliates against any loss, damage, liability, cost or      the AIMCO Operating Partnership and such other persons
expenses (including reasonable attorneys' fees)              as the general partner may designate from and against
incurred by them in connection with your partnership         all losses, claims, damages, liabilities, joint or
provided that such loss, damage, liability, cost or          several, expenses (including legal fees), fines,
expense was not the result of negligence or misconduct       settlements and other amounts incurred in connection
on the part of such persons. Such indemnity will be          with any actions relating to the operations of the
paid from, and only to the extent of, partnership            AIMCO Operating Partnership, as set forth in the AIMCO
assets. However, the general partner will not be             Operating Partnership
indemnified from

         2522
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

any loss, damage or cost resulting form the violation        Agreement. The Delaware Limited Partnership Act
of any Federal or state securities law in connection         provides that subject to the standards and
with the sale of units unless (i) there has been a           restrictions, if any, set forth in its partnership
successful adjudication on the merits of each count          agreement, a limited partnership may, and shall have
involving such securities law violation, (ii) such           the power to, indemnify and hold harmless any partner
claims have been dismissed with prejudice on the merits      or other person from and against any and all claims and
by a court of competent jurisdiction or (iii) a court        demands whatsoever. It is the position of the
of competent jurisdiction approves a settlement of such      Securities and Exchange Commission that indemnification
claim. In such claim for indemnification for Federal or      of directors and officers for liabilities arising under
state securities law violation, the party seeking            the Securities Act is against public policy and is
indemnification must place before the court the              unenforceable pursuant to Section 14 of the Securities
position of the SEC and any other applicable regulatory      Act of 1933.
agency with respect of the issue of indemnification for
securities law violations.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon the vote of the limited partners holding        affairs of the AIMCO Operating Partnership. The general
51% of the then outstanding units. A general partner         partner may not be removed as general partner of the
may withdraw voluntarily from your partnership only if       AIMCO Operating Partnership by the OP Unitholders with
another general partner remains or is elected. The           or without cause. Under the AIMCO Operating Partnership
general partner may admit any person as an additional        Agreement, the general partner may, in its sole
or substitute general partner if the limited partners        discretion, prevent a transferee of an OP Unit from
owning more than 50% of the then outstanding units           becoming a substituted limited partner pursuant to the
consent and such other conditions as are set forth in        AIMCO Operating Partnership Agreement. The general
your partnership's agreement of limited partnership are      partner may exercise this right of approval to deter,
fulfilled. A limited partner may not transfer his            delay or hamper attempts by persons to acquire a
interests without the consent of the general partner.        controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended upon approval by the limited partners owning      in the AIMCO Operating Partnership Agreement, whereby
more than 50% of the units and the general partner.          the general partner may, without the consent of the OP
Amendments may be proposed by a general partner or           Unitholders, amend the AIMCO Operating Partnership
limited partners owning 10% or more the units. The           Agreement, amendments to the AIMCO Operating
consent of all limited partners is required to alter         Partnership Agreement require the consent of the
the purposes of your partnership or to amend the             holders of a majority of the outstanding Common OP
provisions regarding amendments of your partnership's        Units, excluding AIMCO and certain other limited
agreement of limited partnership. Any amendment which        exclusions (a "Majority in Interest"). Amendments to
increases the liability of or decreases the rights and       the AIMCO Operating Partnership Agreement may be
interest of a partner must be approved by the affected       proposed by the general partner or by holders of a
partner. No amendment may be adopted which will              Majority in Interest. Following such proposal, the
directly or indirectly affect or jeopardize the status       general partner will submit any proposed amendment to
of your partnership as a partnership for tax purposes.       the OP Unitholders. The general partner will seek the
The general partner may amend your partnership's             written consent of the OP Unitholders on the proposed
agreement of limited partnership without the consent of      amendment or will call a meeting to vote thereon. See
the limited partners to comply with the applicable           "Description of OP Units -- Amendment of the AIMCO
laws, correct any ambiguities, and otherwise implement       Operating Partnership Agreement" in the accompanying
your partnership's agreement of limited partnership,         Prospectus.
provided that such amendments do not adversely affect
the rights of the limited partners.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fees for its services as general partner         capacity as general partner of the AIMCO Operating
but may receive reimbursement for expenses generated in      Partnership. In addition, the AIMCO Operating Part-
its capacity as general partner. Moreover, the general       nership is responsible for all expenses incurred
partner or certain affiliates may be entitled to             relating to the AIMCO Operating Partnership's ownership
compensation for additional services rendered.               of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses

         2523
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             the general partner for such expenses paid by the
                                                             general partner. The employees of the AIMCO Operating
                                                             Partnership receive compensation for their services.

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the liability of each limited partner is        negligence, no OP Unitholder has personal liability for
limited to its capital contribution as and when it is        the AIMCO Operating Partnership's debts and
payable under your partnership's agreement of limited        obligations, and liability of the OP Unitholders for
partnership. No limited partner will have any other          the AIMCO Operating Partnership's debts and obligations
liability to contribute money to your partnership, nor       is generally limited to the amount of their invest-
will any limited partner be personally liable for any        ment in the AIMCO Operating Partnership. However, the
obligations of your partnership, except as expressly         limitations on the liability of limited partners for
provided otherwise in your partnership's agreement of        the obligations of a limited partnership have not been
limited partnership or applicable law. No limited            clearly established in some states. If it were
partner will be obligated to make loans to your              determined that the AIMCO Operating Partnership had
partnership.                                                 been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must manage and             partnership agreement, Delaware law generally requires
control the affairs of your partnership to the best of       a general partner of a Delaware limited partnership to
its ability and use its best efforts to carry out the        adhere to fiduciary duty standards under which it owes
business of your partnership. Except as expressly            its limited partners the highest duties of good faith,
provided in your partnership's agreement of limited          fairness and loyalty and which generally prohibit such
partnership, any of the partners and their affiliates        general partner from taking any action or engaging in
may engage in or possess an interest in other business       any transaction as to which it has a conflict of
ventures of every nature and description, including          interest. The AIMCO Operating Partnership Agreement
without limitation, real estate business ventures,           expressly authorizes the general partner to enter into,
whether or not such other enterprises are in                 on behalf of the AIMCO Operating Partnership, a right
competition with any of the activities of your               of first opportunity arrangement and other conflict
partnership and neither your partnership nor the other       avoidance agreements with various affiliates of the
partners will have any rights by virtue of your              AIMCO Operating Partnership and the general partner, on
partnership's agreement of limited partnership in and        such terms as the general partner, in its sole and
to such independent ventures or to the income or             absolute discretion, believes are advisable. The AIMCO
profits derived therefrom.                                   Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an

         2524
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             OP Unit is treated as a passive activity, income and
                                                             loss from the AIMCO Operating Partnership generally can
                                                             be offset against income and loss from other
                                                             investments that constitute "passive activities"
                                                             (unless the AIMCO Operating Partnership is considered a
                                                             "publicity traded partnership", in which case income
                                                             and loss from the AIMCO Operating Partnership can only
                                                             be offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS              COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding units      the holders of the Preferred OP          respect to certain limited matters
and the consent of the general           Units will have the same voting          such as certain amendments and
partner, your partnership may sell,      rights as holders of the Common OP       termination of the AIMCO Operating
exchange or otherwise dispose or         Units. See "Description of OP            Partnership Agreement and
pledge                                   Units"

         2525
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership's interest in           in the accompanying Prospectus. So       certain transactions such as the
Calverton Associates Limited             long as any Preferred OP Units are       institution of bankruptcy
Partnership, Calverton Construction      outstanding, in addition to any          proceedings, an assignment for the
Co. Limited Partnership or               other vote or consent of partners        benefit of creditors and certain
Calverton Associates Limited             required by law or by the AIMCO          transfers by the general partner of
Partnership, Calverton Construction      Operating Partnership Agreement,         its interest in the AIMCO Operating
Co. Limited Partnership and Walden       the affirmative vote or consent of       Partnership or the admission of a
Joint Venture Limited Partnership        holders of at least 50% of the           successor general partner.
Walden Joint Venture Limited             outstanding Preferred OP Units will
Partnership, cause the sale of your      be necessary for effecting any           Under the AIMCO Operating Partner-
partnership's property, cause your       amendment of any of the provisions       ship Agreement, the general partner
partnership to engage in any             of the Partnership Unit Desig-           has the power to effect the
business other than that specified       nation of the Preferred OP Units         acquisition, sale, transfer,
in your partnership's agreement of       that materially and adversely            exchange or other disposition of
limited partnership, admit a             affects the rights or preferences        any assets of the AIMCO Operating
successor general partner, approve       of the holders of the Preferred OP       Partnership (including, but not
amendments to your partnership's         Units. The creation or issuance of       limited to, the exercise or grant
agreement of limited partnership,        any class or series of partnership       of any conversion, option,
subject to certain exceptions and        units, including, without                privilege or subscription right or
pay any fees or remuneration to the      limitation, any partnership units        any other right available in
general partner and its affiliates,      that may have rights senior or           connection with any assets at any
except as permitted by your              superior to the Preferred OP Units,      time held by the AIMCO Operating
partnership's agreement of limited       shall not be deemed to materially        Partnership) or the merger,
partnership. The consent of a            adversely affect the rights or           consolidation, reorganization or
limited partner will be deemed to        preferences of the holders of            other combination of the AIMCO
be granted if it does not refuse to      Preferred OP Units. With respect to      Operating Partnership with or into
consent in writing within thirty         the exercise of the above de-            another entity, all without the
days after it received notice            scribed voting rights, each              consent of the OP Unitholders.
requesting its consent. The holders      Preferred OP Units shall have one
of a majority in interest of the         (1) vote per Preferred OP Unit.          The general partner may cause the
outstanding units may also remove                                                 dissolution of the AIMCO Operating
the general partner and terminate                                                 Partnership by an "event of
your partnership before the                                                       withdrawal," as defined in the
expiration of its term.                                                           Delaware Limited Partnership Act
                                                                                  (including, without limitation,
A general partner may cause the                                                   bankruptcy), unless, within 90 days
dissolution of your partnership by                                                after the withdrawal, holders of a
retiring when there is no remaining                                               "majority in interest," as defined
general partner. In such event,                                                   in the Delaware Limited Partnership
your partnership may continue if,                                                 Act, agree in writing, in their
within ninety days after such                                                     sole and absolute discretion, to
retirement, the majority in                                                       continue the business of the AIMCO
interest of the limited partners                                                  Operating Partnership and to the
elect to continue your partnership                                                appointment of a successor general
and appoint a successor general                                                   partner. The general partner may
partner.                                                                          elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash Flow (as       $      per Preferred OP Unit;            tribute quarterly all, or such
defined in your partnership's            provided, however, that at any time      portion as the general partner may
agreement of limited partnership)        and from time to time on or after        in its sole and absolute discretion
are distributed from time to time        the fifth anniversary of the issue       determine, of Available Cash (as
in the discretion of the general         date of the Preferred OP Units, the      defined in the AIMCO Operating
partner but not less than annually.      AIMCO Operating Partnership may          Partnership Agreement) generated by
The distributions payable to the         adjust the annual distribution rate      the AIMCO Operating Partnership
partners are not fixed in amount         on the Preferred OP Units to the         during such quarter to the general
and depend upon the operating            lower of (i)     % plus the annual       partner, the special limited
results and net sales or                 interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from                                               OP Units on the record date
the disposition of

         2526
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership's assets. Your          U.S. Treasury notes with a maturity      established by the general partner
partnership has made distributions       of five years, and (ii) the annual       with respect to such quarter, in
in the past and is projected to          dividend rate on the most recently       accordance with their respective
made distributions in 1998.              issued AIMCO non-convertible             interests in the AIMCO Operating
                                         preferred stock which ranks on a         Partnership on such record date.
                                         parity with its Class H Cumu-            Holders of any other Preferred OP
                                         lative Preferred Stock. Such             Units issued in the future may have
                                         distributions will be cumulative         priority over the general partner,
                                         from the date of original issue.         the special limited partner and
                                         Holders of Preferred OP Units will       holders of Common OP Units with
                                         not be entitled to receive any           respect to distributions of
                                         distributions in excess of               Available Cash, distributions upon
                                         cumulative distributions on the          liquidation or other distributions.
                                         Preferred OP Units. No interest, or      See "Per Share and Per Unit Data"
                                         sum of money in lieu of interest,        in the accompanying Prospectus.
                                         shall be payable in respect of any
                                         distribution payment or payments on      The general partner in its sole and
                                         the Preferred OP Units that may be       absolute discretion may distribute
                                         in arrears.                              to the OP Unitholders Available
                                                                                  Cash on a more frequent basis and
                                         When distributions are not paid in       provide for an appropriate record
                                         full upon the Preferred OP Units or      date.
                                         any Parity Units, all distributions
                                         declared upon the Preferred OP           The AIMCO Operating Partnership
                                         Units and any Parity Units shall be      Agreement requires the general
                                         declared ratably in proportion to        partner to take such reasonable
                                         the respective amounts of                efforts, as determined by it in its
                                         distributions accumulated, accrued       sole and absolute discretion and
                                         and unpaid on the Preferred OP           consistent with AIMCO's
                                         Units and such Parity Units. Unless      qualification as a REIT, to cause
                                         full cumulative distributions on         the AIMCO Operating Partnership to
                                         the Preferred OP Units have been         distribute sufficient amounts to
                                         declared and paid, except in             enable the general partner to
                                         limited circumstances, no                transfer funds to AIMCO and enable
                                         distributions may be declared or         AIMCO to pay stockholder dividends
                                         paid or set apart for payment by         that will (i) satisfy the
                                         the AIMCO Operating Partnership and      requirements for qualifying as a
                                         no other distribution of cash or         REIT under the Code and the
                                         other property may be declared or        Treasury Regulations and (ii) avoid
                                         made, directly or indirectly, by         any Federal income or excise tax
                                         the AIMCO Operating Partnership          liability of AIMCO. See
                                         with respect to any Junior Units,        "Description of OP
                                         nor shall any Junior Units be re-        Units -- Distributions" in the
                                         deemed, purchased or otherwise           accompanying Prospectus.
                                         acquired for consideration, nor
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor, except in limited                 Preferred OP Units are not listed        nership Agreement restricts the
circumstances, or an incompetent         on any securities exchange. The          transferability of the OP Units.
and such person will become a            Preferred OP Units are subject to        Until the expiration of one year
substitute limited partner if: (1)       restrictions on transfer as set          from the date on which an OP
such transfer is of at least  1/2        forth in the AIMCO Operating             Unitholder acquired OP Units,
unit, except in limited circum-          Partnership Agreement.                   subject to certain exceptions, such
stances, (2) a transfer application                                               OP Unitholder may not transfer all
has been completed by the assignor       Pursuant to the AIMCO Operating          or any portion of its OP Units to
and assignee, (3) the assignee           Partnership Agreement, until the         any transferee without the consent
executes, adopts and acknowledges        expiration of one year from the          of the general partner, which
your partnership's agreement of          date on which a holder of Preferred      consent may be withheld in its sole
limited partnership, (4) the             OP Units acquired Preferred OP           and absolute discretion. After the
approval of the general partner          Units, subject to certain                expiration of one year, such OP
which may be withheld in the sole        exceptions, such holder of               Unitholder has the right to
and absolute discretion of the           Preferred OP Units may not transfer      transfer all or any portion of its
general partner has been granted,        all or any portion of its Pre-           OP Units to any person, subject to
(5) the transfer, when added to all      ferred OP Units to any transferee        the satisfaction of certain
other assignments within the             without the consent of the general       conditions specified in the AIMCO
preceding twelve months ending on        partner, which consent may be
the date of the                          withheld in its sole and

         2527
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

proposed assignment would not            absolute discretion. After the           Operating Partnership Agreement,
result in the termination of your        expiration of one year, such             including the general partner's
partnership under the tax code, (5)      holders of Preferred OP Units has        right of first refusal. See
the assignor or the assignee pays        the right to transfer all or any         "Description of OP Units --
all costs and fees associated with       portion of its Preferred OP Units        Transfers and Withdrawals" in the
the transaction, (6) the assignee        to any person, subject to the            accompanying Prospectus.
meets the requirements for               satisfaction of certain conditions
investment in your partnership, (7)      specified in the AIMCO Operating         After the first anniversary of
your partnership's agreement of          Partnership Agreement, including         becoming a holder of Common OP
limited partnership is amended to        the general partner's right of           Units, an OP Unitholder has the
evidence the admission of the            first refusal.                           right, subject to the terms and
assignee and (8) the assignor and                                                 conditions of the AIMCO Operating
assignee have complied with such         After a one-year holding period, a       Partnership Agreement, to require
other conditions as set forth in         holder may redeem Preferred OP           the AIMCO Operating Partnership to
your partnership's agreement of          Units and receive in exchange            redeem all or a portion of the
limited partnership.                     therefor, at the AIMCO Operating         Common OP Units held by such party
There are no redemption rights           Partnership's option, (i) subject        in exchange for a cash amount based
associated with your units.              to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2528

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fees for its services as general partner from your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $254,423 in 1996, $313,723 in 1997 and $136,838 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2529

                                YOUR PARTNERSHIP

GENERAL

     Olde Mill Investors Limited Partnership is a Delaware limited partnership which raised net proceeds of approximately $20,577,920 in 1986 through a private offering. The promoter for the private offering of your partnership was Winthrop Securities Co., Inc.. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 223 limited partners of your partnership and a total of 220 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on December 30, 1985 for the purpose of owning and operating a small number of apartment properties located in Beltsville, Maryland, known as "Lighthouse at Twin Lakes Apartments I," "Lighthouse at Twin Lakes Apartments II" and "Lighthouse at Twin Lakes Apartments III," respectively. There are 480 apartment units in "Lighthouse at Twin Lakes Apartments I" consisting of 36 studio apartments, 192 one-bedroom apartments and 25 two-bedroom apartments. The total rentable square footage is 410,742 square feet and the average annual rent per apartment unit is $7,613. "Lighthouse at Twin Lakes Apartments II" has 58 apartment units, all of which are one-bedroom apartments. The total rentable square footage is 105,707 square feet. The average annual rent per apartment unit is $7,932. In "Lighthouse at Twin Lakes Apartments III," there are 107 apartment units, all of which are studio apartments. The total rentable square footage is 50,867 square feet and the average annual rent per apartment unit is $6,087.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $254,423, $313,723 and $136,838, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is not limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2030 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is not is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

         2530

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, there was current mortgage note outstanding on "Lighthouse at Twin Lakes Apartments" of $18,259,405 payable to LaSalle and Lehman which bears interest at a rate of 8.75% and is due September 2006. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         2531

                               BALANCE SHEET DATA

     Below is selected financial information for Olde Mill Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                        OLDE MILL INVESTORS LIMITED PARTNERSHIP
                          ----------------------------------------------------------------------------------------------------
                                   JUNE 30,                                          DECEMBER 31,
                          ---------------------------   ----------------------------------------------------------------------
                              1998           1997           1997           1996           1995          1994          1993
                          ------------   ------------   ------------   ------------   ------------   -----------   -----------
Cash and Cash
  Equivalents...........       890,101            Not        699,473      1,442,241      1,201,714     1,236,099     1,369,043
Land & Building.........    30,233,316      Available     30,054,554     28,832,571     27,984,966    27,681,500    27,458,173
Accumulated
  Depreciation..........   (14,010,446)                  (13,338,360)   (11,994,189)   (10,690,439)   (9,499,916)   (8,377,878)
Other Assets............     1,276,889                     1,376,883      1,349,090        752,503       814,640       911,562
                          ------------   ------------   ------------   ------------   ------------   -----------   -----------
         Total Assets...    18,389,860                    18,792,550     19,629,713     19,248,744    20,232,323    21,360,900
                          ============   ============   ============   ============   ============   ===========   ===========
Mortgage & Accrued
  Interest..............    18,393,247                    18,465,740     18,602,456     17,292,484    17,339,411    17,513,531
Other Liabilities.......       345,560                       400,981        286,020        331,471       539,747       533,741
                          ------------   ------------   ------------   ------------   ------------   -----------   -----------
         Total
          Liabilities...    18,738,807                    18,866,721     18,888,476     17,623,955    17,879,158    18,047,272
                          ------------   ------------   ------------   ------------   ------------   -----------   -----------
Partners Capital
  (Deficit).............      (348,947)                      (74,171)       741,237      1,624,789     2,353,165     3,313,628
                          ============   ============   ============   ============   ============   ===========   ===========

                          STATEMENT OF OPERATIONS DATA

                                                              OLDE MILL INVESTORS LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
Rental Revenue.....................   2,619,212                   5,209,762    5,035,502    5,023,379    4,948,752    4,873,325
Other Income.......................     117,224                     242,285      212,388      218,009      168,093      166,602
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............   2,736,436             0     5,452,047    5,247,890    5,241,388    5,116,845    5,039,927
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................   1,183,637             0     2,076,901    2,165,969    2,038,635    2,285,286    2,194,665
General & Administrative...........     140,044                     488,803      302,770      321,386      233,308      298,764
Depreciation.......................     672,086                   1,344,171    1,303,750    1,190,523    1,122,038    1,112,238
Interest Expense...................     836,364                   1,609,757    1,721,286    1,762,700    1,766,189    1,783,229
Property Taxes.....................     179,081                     407,857      409,150      436,409      450,398      435,097
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............   3,011,212             0     5,927,489    5,902,925    5,749,653    5,857,219    5,823,993
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................    (274,776)            0      (475,442)    (655,035)    (508,265)    (740,374)    (784,066)
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         2532

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition, no data was available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized a net loss of $274,776 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,736,436 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,183,637 for the six months ended June 30, 1998. Management expenses totaled $136,838 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $140,044 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $836,364 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $475,442 for the year ended December 31, 1997, compared to a loss of $655,035 for the year ended December 31, 1996, an increase in net income of $179,593, or 27.42%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,452,047 for the year ended December 31, 1997, compared to $5,247,890 for the year ended December 31, 1996, an increase of $204,157, or 3.89%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,076,901 for the year ended December 31, 1997, compared to $2,165,969 for the year ended December 31, 1996, a decrease of $89,068 or 4.11%. Management expenses totaled $313,723 for the year ended

         2533

     December 31, 1997, compared to $254,423 for the year ended December 31, 1996, an increase of $59,300, or 23.31%. The increase resulted from a change in property management agents in October of 1997.

     General and Administrative Expenses

     General and administrative expenses totaled $488,803 for the year ended December 31, 1997 compared to $302,770 for the year ended December 31, 1996, an increase of $186,033 or 61.44%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,609,757 for the year ended December 31, 1997, compared to $1,721,286 for the year ended December 31, 1996, a decrease of $111,529, or 6.48%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $655,035 for the year ended December 31, 1996, compared to a net loss of $508,265 for the year ended December 31, 1995, a decrease in net income of $146,770, or 28.88%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,247,890 for the year ended December 31, 1996, compared to $5,241,388 for the year ended December 31, 1995, an increase of $6,502, or .12%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,165,969 for the year ended December 31, 1996, compared to $2,038,635 for the year ended December 31, 1995, an increase of $127,334 or 6.25%. Management expenses totaled $254,423 for the year ended December 31, 1996, compared to $251,778 for the year ended December 31, 1995, an increase of $2,645, or 1.05%.

     General and Administrative Expenses

     General and administrative expenses totaled $302,770 for the year ended December 31, 1996 compared to $321,386 for the year ended December 31, 1995, a decrease of $18,616 or 5.79%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,721,286 for the year ended December 31, 1996, compared to $1,762,700 for the year ended December 31, 1995, a decrease of $41,414, or 2.35%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $890,101 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates will not incur any liability, responsibility or accountability for damages or otherwise to your partnership or any limited partner arising out of any acts performed or any omission by any of them if they

         2534

     believed in good faith that such act or omission was in the best interests of your partnership and such course of conduct did not constitute negligence or misconduct on the part of the such person. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will indemnify and save harmless the general partner and its affiliates against any loss, damage, liability, cost or expenses (including reasonable attorneys' fees) incurred by them in connection with your partnership provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct on the part of such persons. Such indemnity will be paid from, and only to the extent of, partnership assets. However, the general partner will not be indemnified from any loss, damage or cost resulting form the violation of any Federal or state securities law in connection with the sale of units unless (i) there has been a successful adjudication on the merits of each count involving such securities law violation, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or
(iii) a court of competent jurisdiction approves a settlement of such claim. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect of the issue of indemnification for securities law violations.

     No partnership funds will be used to purchase any insurance that insures any party against any liability that is prohibited by your partnership's agreement of limited partnership. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $1,000.00
1995........................................................     1,000.00
1996........................................................     1,038.71
1997........................................................     1,545.30
1998 (through June 30)......................................         0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale

         2535

     transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns a 16.25% limited partnership interest in your partnership. Except as described above, Neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994............................................     50,000
1995............................................     50,000
1996............................................     50,000
1997............................................     52,969
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................      251,778
1996...........................................      254,423
1997...........................................      313,723
1998 (through June 30).........................      136,838

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         2536

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Olde Mill Investors Limited Partnership at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         2537

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-8
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996................................   F-9
Consolidated Statements of Changes in Partners' Equity
  (Deficit) for the years ended December 31, 1997 and
  1996......................................................  F-10
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996................................  F-11
Notes to Consolidated Financial Statements..................  F-12
Independent Auditors' Report................................  F-17
Consolidated Balance Sheets as of December 31, 1996 and
  1995......................................................  F-18
Consolidated Statements of Operations for the years ended
  December 31, 1996 and 1995................................  F-19
Consolidated Statements of Changes in Partners' Equity
  (Deficit) for the years ended December 31, 1996 and
  1995......................................................  F-20
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996 and 1995................................  F-21
Notes to Consolidated Financial Statements..................  F-22

         2538

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                  $   890,101
Receivables and Deposits....................................                      150,490
Other Assets................................................                    1,126,399
Investment Property:
  Land......................................................     2,933,760
  Building and related personal property....................    27,299,556
                                                              ------------
                                                                30,233,316
  Less: Accumulated depreciation............................   (14,010,446)    16,222,870
                                                              ------------    -----------
          Total Assets......................................                  $18,389,860
                                                                              ===========

                            LIABILITIES AND PARTNERS' CAPITAL

Other Accrued Liabilities...................................                  $   345,560
Notes Payable...............................................                   18,393,247
Partners' Capital...........................................                     (348,947)
                                                                              -----------
          Total Liabilities and Partners' Capital...........                  $18,389,860
                                                                              ===========

         2539

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................  $2,619,212
  Other Income..............................................     117,224
                                                              ----------
          Total Revenues....................................   2,736,436
Expenses:
  Operating Expenses........................................   1,183,637
  General and Administrative Expenses.......................     140,044
  Depreciation Expense......................................     672,086
  Interest Expense..........................................     836,364
  Property Tax Expense......................................     179,081
                                                              ----------
          Total Expenses....................................   3,011,212
          Net Income (Loss).................................  $ (274,776)
                                                              ==========

         2540

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................  $(274,776)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    672,086
     Changes in accounts:
       Receivables and deposits and other assets............     99,994
       Accounts Payable and accrued expenses................    (55,421)
                                                              ---------
          Net cash provided by (used in) operating
          activities........................................    441,883
                                                              ---------
Investing Activities:
  Property improvements and replacements....................   (178,762)
                                                              ---------
          Net cash provided by (used in) investing
          activities........................................   (178,762)
                                                              ---------
Financing Activities:
  Payments on mortgage......................................    (72,493)
                                                              ---------
          Net cash provided by (used in) financing
          activities........................................    (72,493)
                                                              ---------
          Net increase (decrease) in cash and cash
          equivalents.......................................    190,628
Cash and cash equivalents at beginning of year..............    699,473
                                                              ---------
Cash and cash equivalents at end of period..................  $ 890,101
                                                              =========

         2541

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Olde Mill Investors Limited Partnership and Subsidiaries as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         2542

                    OLDE MILL INVESTORS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

       CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         2543

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Olde Mill Investors Limited Partnership and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Olde Mill Investors Limited Partnership and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Olde Mill Investors Limited Partnership and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
February 11, 1998

         2544

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
INVESTMENT IN REAL ESTATE
  Land......................................................  $ 2,933,760    $ 2,933,760
  Buildings, improvements and personal property.............   27,120,794     25,898,811
                                                              -----------    -----------
                                                               30,054,554     28,832,571
     Less accumulated depreciation..........................   13,338,360     11,994,189
                                                              -----------    -----------
                                                               16,716,194     16,838,382
OTHER ASSETS
  Cash and cash equivalents.................................      612,177      1,319,805
  Tenant accounts receivable................................       98,324         49,546
  Other receivables.........................................      114,339         76,905
  Tenant security deposits -- funded........................       87,296        122,436
  Prepaid expenses and other assets.........................      171,183        253,572
  Mortgage escrow deposits and reserves.....................      382,465        265,904
  Deferred costs, net of accumulated amortization of
     $101,810 in 1997 and $30,572 in 1996...................      610,572        703,163
                                                              -----------    -----------
                                                              $18,792,550    $19,629,713
                                                              ===========    ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES APPLICABLE TO INVESTMENT IN REAL ESTATE
  Mortgages payable.........................................  $18,331,898    $18,467,795
OTHER LIABILITIES
  Accounts payable and accrued expenses.....................      298,476        193,288
  Tenant security deposits payable..........................       86,739         67,008
  Accrued interest payable -- mortgage......................      133,842        134,661
  Rent deferred credits.....................................       14,833         24,862
                                                              -----------    -----------
                                                               18,865,788     18,887,614
                                                              -----------    -----------
MINORITY INTEREST...........................................          933            862
                                                              -----------    -----------
PARTNERS' EQUITY (DEFICIT)
  Limited partners, unit of investors.......................
  Limited partnership interest, 220 units authorized and
     outstanding............................................      850,167      1,660,821
  General partner...........................................     (924,338)      (919,584)
                                                              -----------    -----------
                                                                  (74,171)       741,237
                                                              -----------    -----------
                                                              $18,792,550    $19,629,713
                                                              ===========    ===========

                 See notes to consolidated financial statements

         2545

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                 1997            1996
                                                              ----------      ----------
REVENUE
  Rental income.............................................  $5,209,762      $5,035,502
  Interest income...........................................      45,382          53,477
  Other income..............................................     196,903         158,911
                                                              ----------      ----------
     Total revenue..........................................   5,452,047       5,247,890
                                                              ----------      ----------
OPERATING EXPENSES
  Leasing...................................................      95,322         161,447
  General and administrative................................     488,803         302,770
  Management fees...........................................     313,723         254,423
  Utilities.................................................     738,663         711,958
  Repairs and maintenance...................................     645,346         698,806
  Insurance.................................................     121,930         158,418
  Taxes.....................................................     407,857         409,150
                                                              ----------      ----------
     Total operating expenses...............................   2,811,644       2,696,972
                                                              ----------      ----------
OTHER EXPENSES
  Depreciation..............................................   1,344,171       1,303,750
  Amortization..............................................      71,238          37,781
  Interest expenses -- mortgage.............................   1,609,757       1,721,286
  Partnership expenses......................................      90,574         143,040
                                                              ----------      ----------
     Total other expenses...................................   3,115,740       5,902,829
                                                              ----------      ----------
     Loss before minority interest..........................    (475,337)       (654,939)
Minority interest in net loss of operating partnerships.....        (105)            (96)
                                                              ----------      ----------
     Net loss...............................................  $ (475,442)     $ (655,035)
                                                              ==========      ==========
Net loss allocated to general partner.......................  $   (4,754)     $   (6,550)
                                                              ==========      ==========
Net loss allocated to investor limited partners.............  $ (470,688)     $ (648,485)
                                                              ==========      ==========

                 See notes to consolidated financial statements

         2546

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                       INVESTOR
                                                          GENERAL      LIMITED
                                                          PARTNER      PARTNERS       TOTAL
                                                         ---------    ----------    ----------
Balance December 31, 1995..............................  $(913,034)   $2,537,823    $1,624,789
Distributions to partners..............................         --      (228,517)     (228,517)
Net loss...............................................     (6,550)     (648,485)     (655,035)
                                                         ---------    ----------    ----------
Balance December 31, 1996..............................   (919,584)    1,660,821       741,237
Distributions to partners..............................         --      (339,966)     (339,966)
Net loss...............................................     (4,754)     (470,688)     (475,442)
                                                         ---------    ----------    ----------
Balance December 31, 1997..............................  $(924,338)   $  850,167    $  (74,171)
                                                         =========    ==========    ==========

                 See notes to consolidated financial statements

         2547

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                 1997            1996
                                                              -----------    ------------
Cash flows from operating activities
  Net loss..................................................  $  (475,442)   $   (655,035)
  Minority interest in net loss of operating partnerships...          105              96
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation and amortization..........................    1,415,409       1,341,531
     Increase in tenants accounts receivable................      (48,778)         (3,349)
     Increase in other receivables..........................      (37,434)        (25,313)
     Decrease (increase) in tenant security deposits........       35,140         (26,035)
     Decrease in prepaid expenses other assets..............       82,389          36,400
     (Increase) decrease in mortgage escrow deposits........     (159,858)         27,244
     Increase (decrease) in accounts payable and accrued
       expenses.............................................      105,188         (39,213)
     Increase (decrease) in tenant security deposits
       payable..............................................       19,731         (17,809)
     Decrease in accrued interest payable -- mortgage.......         (819)        (10,630)
     Decrease (increase) in rent deferred credits...........      (10,029)         11,475
                                                              -----------    ------------
       Net cash provided by operating activities............      925,602         639,362
                                                              -----------    ------------
Cash flows from investing activities
  Investment in real estate.................................   (1,221,983)       (847,605)
  Decrease in reserve for replacements......................       43,297          66,385
                                                              -----------    ------------
       Net cash used in investing activities................   (1,178,686)       (781,220)
                                                              -----------    ------------
Cash flows from financing activities
  Proceeds from mortgage loan...............................           --      18,500,000
  Payments on mortgages.....................................     (135,897)    (17,179,398)
  Distributions to partners.................................     (339,966)       (228,517)
  Distributions -- minority interest........................          (34)             --
  Decrease (increase) in deferred costs.....................       21,353        (735,735)
                                                              -----------    ------------
       Net cash (used in) provided by financing
          activities........................................     (454,544)        356,350
                                                              -----------    ------------
       NET (DECREASE) INCREASE IN CASH AND CASH
          EQUIVALENTS.......................................     (707,628)        214,492
Cash and cash equivalents, beginning........................    1,319,805       1,105,313
                                                              -----------    ------------
Cash and cash equivalents, ending...........................  $   612,177    $  1,319,805
                                                              ===========    ============
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $ 1,610,576    $  1,731,916
                                                              ===========    ============

                 See notes to consolidated financial statements

         2548

            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Olde Mill Investors Limited Partnership and Subsidiaries (the "Investor Partnership"), a Delaware limited partnership, was formed in 1985 to acquire a 99.99% general partnership interest in Calverton Construction Company Limited Partnership, Calverton Associates Limited Partnership and Walden Joint Venture Limited Partnership (the "Operating Partnerships"). The Operating Partnerships collectively own and operate a 700-unit apartment complex located in Beltsville, Maryland (the "Property") and is operating under the name of Light House at Twin Lakes I, II and III (previously Olde Mill Landing). The Investor Partnership and Operating Partnerships will terminate on December 31, 2030, or earlier upon the occurrence of certain events specified in the Partnership Agreements.

     The general partner of the Investor Partnership is Winthrop Financial Associates, A Limited Partnership, a Maryland Limited Partnership ("WFA"). The initial limited partner of the Investor Partnership was Three Winthrop Properties, Inc. ("Three Winthrop"). Three Winthrop Properties, Inc. is the limited partner of the Operating Partnerships.

     Profits and cash flow from normal operations, in general, are allocated 8% to WFA and 92% to the Investor Limited Partners and losses are allocated 1% to WFA and 99% to the Investor Limited Partners. After distributions of certain priority items, Investor Partnerships Residuals will be distributed 20% to WFA and 80% to the Investor Limited Partners.

  Basis of Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and the Operating Partnerships prepared on the accrual basis of accounting. Three Winthrop's ownership in the Operating Partnerships has been reflected as a minority interest in the accompanying consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Investment in Real Estate

     Investment in real estate is carried at cost. Depreciation of rental property is provided using the straight-line method over the useful lives of each class of depreciable property. For income tax reporting, accelerated methods and lives are used.

     Buildings, improvements and personal property consist of the following as of December 31, 1997 and 1996:

                   CATEGORY                      USEFUL LIFE       1997           1996
                   --------                      -----------    -----------    -----------
Buildings and improvements.....................      25         $22,753,245    $22,590,127
Personal property..............................      10           4,348,285      3,289,420
Motor vehicles.................................      10              19,264         19,264
                                                                -----------    -----------
                                                                 27,120,794     25,898,811
Less: accumulated depreciation.................                  13,338,360     11,994,189
                                                                -----------    -----------
                                                                $13,782,434    $13,904,622
                                                                ===========    ===========

  Deferred Costs

     Deferred costs consist of financing costs which are amortized over the term of the related mortgage, using the straight-line method.

         2549
            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Rental Income

     Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. All leases between the operating partnerships and tenants of the property are operating leases.

  Income Taxes

     No provision has been made for income taxes in the consolidated financial statements. The Partners are required to report on their individual income tax returns their allocable share of taxable income, gains, losses, deductions and credits. Each Partnership files its own tax return on the accrual basis.

  Cash Equivalents

     For purpose of the consolidated statement of cash flows, the partnership considers all highly liquid investments of $242,183 be cash equivalents. The carrying amount approximates fair value because of the short maturity of this instrument.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- MORTGAGES PAYABLE

     The investor partnership obtained a $15,300,000 loan from GMAC Commercial Mortgage (GMAC) pursuant to a loan program of the Federal National Mortgage Association (FNMA). The loan bore interest at the rate of 10.625% per annum and was payable in monthly principal and interest payments of $141,849 through March 1, 1996. The loan was secured by a first mortgage on Phases I, II and IV of the property. On February 27, 1996, FNMA agreed to extend the maturity of the loan to September 1, 1996.

     One of the operating partnerships obtained a $3,036,400 loan that was insured by HUD and collateralized by Phase III of the project. The loan bore interest at the rate of 7.5% per annum and was payable in monthly principal and interest payments of $19,982 through July 2019.

     On August 9, 1996, the three operating partnerships refinanced both mortgage loans and obtained a $18,500,000 loan with First Union National Bank of North Carolina which is being serviced by GMAC. The loan bears interest at the rate of 8.75% per annum and is payable in monthly principal and interest payments of $145,540 commencing October 1, 1996 through August 1, 2006. On September 1, 2006, the entire outstanding principal with an approximate balloon payment of $16,494,409 together with all unpaid interest shall be due and payable in full. The loan may be prepaid at any time after the fourth anniversary of the note with a prepayment penalty equal to 1% of the principal being prepaid.

     Under agreements with the mortgage lender, the Operating Partnerships are required to make monthly escrow deposits of taxes, insurance and replacement of project assets.

     The liability of the Operating Partnerships is limited to the underlying value of the real estate collateral, plus other amounts deposited with the lender.

         2550
            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Principal payments due on the mortgage for the five years following December 31, 1997 are as follows:

                       DECEMBER 31,
                       ------------
   1998...................................................  $148,284
   1999...................................................   161,792
   2000...................................................   176,531
   2001...................................................   192,612
   2002...................................................   210,158

NOTE C -- TAXABLE LOSS

     The taxable loss for 1997 and 1996 differs from the net loss for financial reporting purposes primarily due to differences in depreciation and rent deferred credits. The taxable loss for 1997 and 1996 is as follows:

                                                                1997         1996
                                                              ---------    ---------
Net loss for financial reporting purposes...................  $(475,442)   $(655,035)
Excess of accelerated depreciation on real and personal
  property over book depreciation...........................     24,283      126,033
Other.......................................................     24,612        8,060
                                                              ---------    ---------
Taxable loss................................................  $(426,547)   $(520,942)
                                                              =========    =========

NOTE D -- RELATED PARTY TRANSACTIONS

     In connection with the refinancing of the mortgage notes on August 9, 1996, mortgage proceeds were used to pay an affiliate of the Investor Partnership's general partner and the Operating Partnership's limited partner a refinancing fee of $138,750.

     The Operating Partnerships have incurred charges by and commitments to related parties, including:

          (a) The property was managed by Winthrop Management through October 27, 1997, an affiliate of two of the partners. Pursuant to the management agreement the operating partnerships paid Winthrop a 5% management fee based on gross rental collections of the properties. The management fees for the years ended December 31, 1997 and 1996 amounted to $268,810 and $254,423, respectively.

          (b) On October 28, 1997, the partnership terminated Winthrop Management as the managing agent and appointed Insignia Residential Group, LP ("Insignia") as the new management agent (see note F to the financial statements). The current management agreement provides for a property management fee equal to 5% of the gross operating revenues generated by the properties. Fees of $44,913 were charged to operations for the year ended December 31, 1997.

          (c) First Winthrop Corporation, Inc., an affiliate of two of the partners, was paid a partnership administration fee out of cash flow which was included in administrative expenses. The administration fee for the years ended December 31, 1997 and 1996 amounted to $45,833 and $50,000, respectively.

          (d) Included in administrative expenses are asset management fees charged to operations for the two months ended December 31, 1997 amounting to $8,334, which is payable to an affiliate of two of the partners.

         2551
            OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          (e) Included in partnership expenses is $7,136 of costs reimbursements charged to operations for the year ended December 31, 1997. The amounts are payable to an affiliate of the general partner starting in November 1997.

NOTE E -- CONCENTRATION OF CREDIT RISK

     At December 31, 1997, the Operating Partnerships have cash in the amount of $382,465 held by the mortgage lender. This account is insured by the Federal Deposit Insurance Corporation up to $100,000. The uninsured portion of this balance at December 31, 1997 is $282,465.

NOTE F -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group acquired 100% of the class B stock of First Winthrop Corporation, an affiliate of the general partner.

         2552

                    OLDE MILL INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

         2553

                          INDEPENDENT AUDITORS' REPORT

To the Partners
OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

     We have audited the accompanying consolidated balance sheets of Olde Mill Investors Limited Partnership and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Olde Mill Investors Limited Partnership And Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
February 7, 1997

         2554

             OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1996          1995
                                                              -----------   -----------
INVESTMENT IN REAL ESTATE
  Land......................................................  $ 2,933,760   $ 2,933,760
  Buildings and improvement.................................   25,898,811    25,051,206
                                                              -----------   -----------
                                                               28,832,571    27,984,966
  Less accumulated depreciation.............................   11,994,189    10,690,439
                                                              -----------   -----------
                                                               16,838,382    17,294,527
OTHER ASSETS
  Cash and cash equivalents.................................    1,319,805     1,105,313
  Tenant accounts receivable................................       49,546        46,197
  Other receivables.........................................       76,905        51,592
  Tenant security deposits -- funded........................      122,436        96,401
  Prepaid expenses and other assets.........................      251,572       287,972
  Escrow accounts and reserves..............................      265,904       359,533
  Deferred costs, net of accumulated amortization of $30,572
     in 1996 and $1,542,522 in 1995.........................      705,163         7,209
                                                              -----------   -----------
                                                              $19,629,713   $19,248,744
                                                              ===========   ===========
                      LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES APPLICABLE TO INVESTMENT IN REAL ESTATE
  Mortgages payable.........................................  $18,467,795   $17,147,193
OTHER LIABILITIES
  Accounts payable and accrued expenses.....................      193,288       232,501
  Tenant security deposits payable..........................       67,008        84,817
  Accrued interest payable..................................      134,661       145,291
  Rent deferred credits.....................................       24,862        13,387
                                                              -----------   -----------
                                                               18,887,614    17,623,189
                                                              -----------   -----------
MINORITY INTEREST...........................................          862           766
                                                              -----------   -----------
PARTNERS' EQUITY (DEFICIT)
  Limited Partners, Units of Investors......................
  Limited Partnership Interest, 220 units authorized and
     outstanding............................................    1,660,821     2,537,823
  General Partner...........................................     (919,584)     (913,034)
                                                              -----------   -----------
                                                                  741,237     1,624,789
                                                              -----------   -----------
                                                              $19,629,713   $19,248,744
                                                              ===========   ===========

                 See notes to consolidated financial statements

         2555

             OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                 1996          1995
                                                              ----------    ----------
REVENUE
  Rental income.............................................  $5,035,502    $5,023,379
  Interest income...........................................      53,477        76,464
  Other income..............................................     158,911       141,545
                                                              ----------    ----------
     Total revenue..........................................   5,247,890     5,241,388
                                                              ----------    ----------

OPERATING EXPENSES
  Leasing...................................................     161,447       188,852
  General and administrative................................     302,770       321,386
  Management fees...........................................     254,423       251,778
  Utilities.................................................     711,958       692,673
  Repairs and maintenance...................................     698,806       603,461
  Insurance.................................................     158,418       160,162
  Taxes.....................................................     409,150       436,409
                                                              ----------    ----------
     Total operating expenses...............................   2,696,972     2,654,721
                                                              ----------    ----------
OTHER EXPENSES
  Depreciation..............................................   1,303,750     1,190,523
  Amortization..............................................      37,781        86,588
  Interest expenses.........................................   1,721,286     1,762,700
  Other expenses............................................     143,040        55,121
                                                              ----------    ----------
                                                               5,902,829     5,749,653
                                                              ----------    ----------
     Loss before minority interest..........................    (654,939)     (508,265)
Minority interest in Net Loss of operating partnerships.....         (96)         (111)
                                                              ----------    ----------
     Net Loss...............................................  $ (655,035)   $ (508,376)
                                                              ==========    ==========
Net Loss allocated to general partner.......................  $   (6,550)   $   (5,084)
                                                              ==========    ==========
Net Loss allocated to investor limited partners.............  $ (648,485)   $ (503,292)
                                                              ==========    ==========

                 See notes to consolidated financial statements

         2556

             OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                          INVESTOR
                                                          LIMITED       GENERAL
                                                          PARTNERS      PARTNER       TOTAL
                                                         ----------    ---------    ----------
Balance December 31, 1994..............................  $3,261,115    $(907,950)   $2,353,165
Distributions..........................................    (220,000)          --      (220,000)
Net Loss...............................................    (503,292)      (5,084)     (508,376)
                                                         ----------    ---------    ----------
Balance, December 31, 1995.............................   2,537,823     (913,034)    1,624,789
Distributions..........................................    (228,517)          --      (228,517)
Net Loss...............................................    (648,485)      (6,550)     (655,035)
                                                         ----------    ---------    ----------
Balance December 31, 1996..............................  $1,660,821    $(919,584)   $  741,237
                                                         ==========    =========    ==========

                 See notes to consolidated financial statements

         2557

             OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                  1996             1995
                                                              ------------      ----------
Cash flows from operating activities
  Net Loss..................................................  $   (655,035)     $ (508,376)
  Minority Interest in Net Loss of Operating Partnerships...            96             111
  Adjustments to reconcile net loss to net cash provided by
     operating activities
     Depreciation and amortization..........................     1,341,531       1,277,111
     Increase in tenants accounts receivable................        (3,349)        (25,346)
     Increase in accounts receivable -- other...............       (25,313)        (11,516)
     (Increase) decrease in tenant security deposits........       (26,035)          6,303
     (Increase) decrease in prepaid expenses other assets...        36,400         (26,774)
     Decrease in escrow accounts............................        27,244          40,584
     Decrease in accounts payable and accrued expenses......       (39,213)        (66,310)
     Decrease in tenant security deposits payable...........       (17,809)             --
     Decrease in accrued interest payable...................       (10,630)         (1,234)
     Increase (decrease) in prepaid rent....................        11,475          (1,855)
                                                              ------------      ----------
Net cash provided by operating activities...................       639,362         682,698
                                                              ------------      ----------
Cash flows from investing activities
  Investment in rental property.............................      (847,605)       (303,466)
  (Increase) decrease in reserve for replacements...........        66,385         (12,915)
                                                              ------------      ----------
Net cash used in investing activities.......................      (781,220)       (316,381)
                                                              ------------      ----------
Cash flows from financing activities
  Proceeds from mortgage loan...............................    18,500,000              --
  Payments on mortgages.....................................   (17,179,398)       (192,218)
  Distributions.............................................      (228,517)       (220,000)
  Increase in deferred costs................................      (735,735)             --
                                                              ------------      ----------
Net cash provided by (used in) financing activities.........       356,350        (412,218)
                                                              ------------      ----------
Net increase (decrease) in cash and cash equivalents........       214,492         (45,901)
Cash and cash equivalents, beginning........................     1,105,313       1,151,214
                                                              ------------      ----------
Cash and cash equivalents, ending...........................  $  1,319,805      $1,105,313
                                                              ============      ==========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $  1,731,916      $1,763,934
                                                              ============      ==========

                 See notes to consolidated financial statements

         2558

             OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY (the "Investor Partnership"), a Delaware limited partnership, was formed in 1985 to acquire a 99.99% general partnership interest in Calverton Construction Company Limited Partnership, Calverton Associates Limited Partnership and Walden Joint Venture Limited Partnership (the "Operating Partnerships"). The Operating Partnerships collectively own and operate a 700-unit apartment complex located in Maryland (the "Property"). The Investor Partnership and Operating Partnerships will terminate on December 31, 2030, or earlier upon the occurrence of certain events specified in the Partnership Agreements.

     The general partner of the Investor Partnership is Winthrop Financial Associates, A Limited Partnership, a Maryland Limited Partnership ("WFA"). The initial limited partner of the Investor Partnership was Three Winthrop Properties, Inc. ("Three Winthrop"). Three Winthrop Properties, Inc. is the limited partner of the Operating Partnerships.

     Profits and cash flow from normal operations, in general, are allocated 8% to WFA and 92% to the Investor Limited Partners and losses are allocated 1% to WFA and 99% to the Investor Limited Partners. After distributions of certain priority items, Investor Partnerships Residuals will be distributed 20% to WFA and 80% to the Investor Limited Partners.

  Basis of Consolidation

     The accompanying consolidated financial statements include the accounts of the Partnership and the Operating Partnerships prepared on the accrual basis of accounting. Three Winthrop's ownership in the Operating Partnerships has been reflected as a minority interest in the accompanying consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Investment in Real Estate

     Investment in real estate is carried at cost. Depreciation of rental property is provided using the straight-line method over the useful lives of each class of depreciable property. For income tax reporting, accelerated methods and lives are used.

     Buildings, improvements and personal property consist of the following as of December 31, 1996 and 1995:

                   CATEGORY                     USEFUL LIFE       1996           1995
                   --------                     -----------    -----------    -----------
Buildings and improvements....................      25         $22,590,127    $22,561,152
Personal property.............................      10           3,289,420      2,470,790
Motor vehicles................................      10              19,264         19,264
                                                               -----------    -----------
                                                                25,898,811     25,051,206
  Less: accumulated depreciation..............                  11,994,189     10,690,439
                                                               -----------    -----------
                                                               $13,904,622    $14,360,767
                                                               ===========    ===========

  Deferred Costs

     Deferred costs consist of financing costs which are amortized over the term of the related mortgage, using the straight-line method.

         2559
             OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Rental Income

     Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. All leases between the operating partnerships and tenants of the property are operating leases.

  Income Taxes

     No provision has been made for income taxes in the consolidated financial statements. The Partners are required to report on their individual income tax returns their allocable share of taxable income, gains, losses, deductions and credits. Each Partnership files its own tax return on the accrual basis.

  Cash Equivalents

     For purpose of the consolidated statement of cash flows, the partnership considers all highly liquid investments of $1,284,565 be cash equivalents. The carrying amount approximates fair value because of the short maturity of this instrument.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- MORTGAGES PAYABLE

     The investor partnership obtained a $15,300,000 loan from GMAC Commercial Mortgage (GMAC) pursuant to a loan program of the Federal National Mortgage Association (FNMA). The loan bore interest at the rate of 10.625% per annum and was payable in monthly principal and interest payments of $141,849 through March 1, 1996. The loan was secured by a first mortgage on Phases I, II and IV of the property. On February 27, 1996, FNMA agreed to extend the maturity of the loan to September 1, 1996.

     On of the operating partnerships obtained a $3,036,400 loan that was insured by HUD and collateralized by Phase III of the project. The loan bore interest at the rate of 7.5% per annum and was payable in monthly principal and interest payments of $19,982 through July 2019.

     On August 9, 1996, the three operating partnerships refinanced both mortgage loans and obtained a $18,500,000 loan with First Union National Bank of North Carolina which is being serviced by GMAC. The loan bears interest at the rate of 8.75% per annum and is payable in monthly principal and interest payments of $145,540 commencing October 1, 1996 through August 1, 2006. On September 1, 2006, the entire outstanding principal with an approximate balance of $16,494,409 together with all unpaid interest shall be due and payable in full. The loan may be prepaid at any time after the fourth anniversary of the note with a prepayment penalty equal to 1% of the principal being prepared.

     Under agreements with the mortgage lender, the Operating Partnerships are required to make monthly escrow deposits or taxes, insurance and replacement of project assets.

     The liability of the Operating Partnerships is limited to the underlying value of the real estate collateral, plus other amounts deposited with the lender.

         2560
             OLDE MILL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Principal payments due on the mortgage for the five years following December 31, 1996 are as follows:

                       DECEMBER 31,
                       ------------
  1997....................................................  $135,904
  1998....................................................   148,284
  1999....................................................   161,792
  2000....................................................   176,531
  2001....................................................   192,612

NOTE C -- TAXABLE LOSS

     The taxable loss for 1996 and 1995 differs from the net loss for financial reporting purposes primarily due to differences in depreciation. The taxable loss for 1996 and 1995 is as follows:

                                                                1996         1995
                                                              ---------    ---------
Net Loss for financial reporting purposes...................  $(655,035)   $(508,376)
Excess of accelerated depreciation on real and personal
  property over book depreciation...........................    126,033      132,798
Other.......................................................      8,060       (2,247)
                                                              ---------    ---------
Taxable Loss................................................  $(520,942)   $(377,825)
                                                              =========    =========

NOTE D -- RELATED PARTY TRANSACTIONS

     In connection with the refinancing of the mortgage notes on August 9, 1996, mortgage proceeds were used to pay an affiliate of the Investor partnership's general partner and the Operating Partnership's limited partner a refinancing fee of $138,750.

     The Operating Partnerships have incurred charges by the commitments to related parties, including:

          (a) The property is managed by Winthrop Management, an affiliate of two of the partners, pursuant to a management agreement. The operating partnerships pay a 5% management fee based on gross rental collections of the property. The management fee for the years ended December 31, 1996 and 1995 amounted to $254,423 and $251,778, respectively.

          (b) First Winthrop Corporation, Inc., an affiliate of two of the partners, is paid a partnership administration fee in the amount of $50,000 per annum out of cash flow which is included in administrative expenses.

NOTE E -- CONCENTRATION OF CREDIT RISK

     At December 31, 1996, the Operating Partnerships have cash in the amount of $265,904 held by the mortgage lender. This account is insured by the Federal Deposit Insurance Corporation up to $100,000. The uninsured portion of this balance at December 31, 1996 is $165,904.

         2561

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2562

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2563

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2564

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED        , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                  ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.


     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
     WE HAVE RETAINED ROBERT A. STANGER &       MINIMUM NUMBER OF UNITS BEING TENDERED.
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
FROM A FINANCIAL POINT OF VIEW.                 COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2565

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Orchard Park
    Apartments Limited Partnership.............   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-41
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
  Certain Tax Consequences to Non-Tendering and
    Partially Tendering Unitholders............   S-53
VALUATION OF UNITS.............................   S-54
FAIRNESS OF THE OFFER..........................   S-55
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-55
  Fairness to Unitholders who Tender their
    Units......................................   S-56
  Fairness to Unitholders who do not Tender
    their Units................................   S-57
  Comparison of Consideration to Alternative
    Consideration..............................   S-57
  Allocation of Consideration..................   S-58
STANGER ANALYSIS...............................   S-58
  Experience of Stanger........................   S-59
  Summary of Materials Considered..............   S-59
  Summary of Reviews...........................   S-60
  Conclusions..................................   S-60
  Assumptions, Limitations and
    Qualifications.............................   S-60
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71

         2566

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

         2567

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Orchard Park Apartments Limited Partnership. For each unit that you tender,
     you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

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     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

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     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $2,640 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL

         2570

     TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using

         2571

     our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the

         2572

     expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2573

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2574

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         2575

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         2576

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the proposed to be issued by AIMCO Class I Preferred Stock. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

         2577

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

         2578

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 50% of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

         2579

        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2580

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

         2581

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and

         2582

     expenses in making the offer (excluding the purchase price of the units
payable to you and your partners) will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........

         2583

Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

         2584

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $61,972 in 1996, $57,524 in 1997 and $30,346 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

         2585

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Orchard Park Apartments Limited Partnership is a South Carolina limited partnership which was formed on 1983 for the purpose of owning and operating a single apartment property located in Greenville, South Carolina, known as "Orchard Park Apartments". In 1983, it completed a private placement of units that raised net proceeds of approximately $2,675,000. Orchard Park Apartments consists of 172 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2013, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,696,697, payable to Life Insurance Co. of Georgia, which bears interest at a rate of 9.75%. The mortgage debt is due in August 2014. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2586

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2587

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2588

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         2589

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2590

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         2591

  SUMMARY FINANCIAL INFORMATION OF ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP

     The summary financial information of Orchard Park Apartments Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Orchard Park Apartments Limited Partnership for the years ended December 31, 1997 and 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                  ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP

                                          FOR THE SIX MONTHS
                                            ENDED JUNE 30,                       FOR THE YEAR ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1998         1997         1997         1996         1995         1994         1993
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
  Total Revenues......................     585,000      594,319    1,219,448    1,242,662    1,228,387    1,166,708            0
  Net Income/(Loss)...................     (72,356)    (257,697)     (80,375)    (125,367)     (41,310)     (86,791)           0
BALANCE SHEET DATA:
  Real Estate, Net of Accumulated                     1,210,184
    Depreciation......................   1,004,707    1,127,945    1,292,423    1,478,865    1,661,537    1,824,781
  Total Assets........................  1,399,535..  1,562,730..   1,505,027    1,756,228    1,852,479    1,959,345    2,118,141
  Mortgage Notes Payable, including
    Accrued Interest..................   3,727,602    4,043,263    3,777,657    3,860,659    3,938,356    4,008,864    4,073,875
  Partners' Capital/(Deficit).........  (2,464,897)  (2,569,863)  (2,392,541)  (2,312,166)  (2,186,799)  (2,145,489)  (2,058,698)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $0

         2592

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in

         2593

respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

         2594

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $0 per unit. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX
PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to

         2595

longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

         2596

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 50% of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our

         2597

offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2598

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2599

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2600

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         2601

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         2602

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         2603

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         2604

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share from           , 1998, (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
                    , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         2605

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         2606

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the

         2607

     AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts

         2608

     distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for

         2609

     such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

         2610

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2611

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2612

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2613

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK



 PREFERRED OP UNITS                                  CLASS I PREFERRED STOCK
                           Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2614
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2615
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2616

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2617

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2618

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2619

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         2620

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2621

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2622

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the cash offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units were $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $0. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are
     offering are expected to be        , immediately following our offer, than
     the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         2623

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         2624

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         2625

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         2626

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         2627

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2628

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under South Carolina law for the purpose of owning and       Delaware limited partnership. The AIMCO Operating
managing Orchard Park Apartments.                            Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash From Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2013.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire a joint          The purpose of the AIMCO Operating Partnership is to
venture interest in Orchard Park Associates Joint            conduct any business that may be lawfully conducted by
Venture, a South Carolina joint venture, which owns and      a limited partnership organized pursuant to the
operates your partnership's property for capital             Delaware Revised Uniform Limited Partnership Act (as
appreciation and the production of income. Subject to        amended from time to time, or any successor to such
restrictions contained in your partnership's agreement       statute) (the "Delaware Limited Partnership Act"),
of limited partnership, your partnership may perform         provided that such business is to be conducted in a
any acts to accomplish the foregoing including, without      manner that permits AIMCO to be qualified as a REIT,
limitation, borrowing funds and creating liens.              unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2629
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership by selling not more than 50 units for       Partnership for any partnership purpose from time to
cash and notes to selected persons who fulfill the           time to the limited partners and to other persons, and
requirements set for your partnership's agreement of         to admit such other persons as additional limited
limited partnership. The capital contribution need not       partners, on terms and conditions and for such capital
be equal for all limited partners and no action or           contributions as may be established by the general
consent is required in connection with the admission of      partner in its sole discretion. The net capital
any additional limited partners.                             contribution need not be equal for all OP Unitholders.
                                                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may make loans       The AIMCO Operating Partnership may lend or contribute
to your partnership as the general partner, in its sole      funds or other assets to its subsidiaries or other
discretion, deems necessary for payment of any               persons in which it has an equity investment, and such
partnership obligations and expenses. Such loans will        persons may borrow funds from the AIMCO Operating
bear interest charged at a rate 1% above the prime           Partnership, on terms and conditions established in the
interest rate of Citibank N.A., New York, New York, but      sole and absolute discretion of the general partner. To
in no event will exceed the maximum legal rate and will      the extent consistent with the business purpose of the
be repaid from the first net revenues from operations        AIMCO Operating Partnership and the permitted
available prior to any distributions to limited              activities of the general partner, the AIMCO Operating
partners. Your partnership may not contract with the         Partnership may transfer assets to joint ventures,
general partner and its affiliates other than as set         limited liability companies, partnerships,
forth in your partnership's agreement of limited             corporations, business trusts or other business
partnership, nor make loans to the general partner.          entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and, if security is required therefor,       restrictions on borrowings, and the general partner has
to mortgage or subject to any other security device any      full power and authority to borrow money on behalf of
partnership assets upon such terms and in such amounts       the AIMCO Operating Partnership. The AIMCO Operating
as the general partner deems, in its reasonable              Partnership has credit agreements that restrict, among
discretion, to be in the best interests of your              other things, its ability to incur indebtedness. See
partnership.                                                 "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         2630
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles limited partners and their representatives to       with a statement of the purpose of such demand and at
inspect and examine the books and records of account at      such OP Unitholder's own expense, to obtain a current
the principal place of business of your partnership or       list of the name and last known business, residence or
such other place or places as may be determined from         mailing address of the general partner and each other
the general partner from time to time during normal          OP Unitholder.
business hours upon reasonable notice.

                               Management Control


The general partner of your partnership is solely            All management powers over the business and affairs of
responsible for the management of your partnership's         the AIMCO Operating Partnership are vested in AIMCO-GP,
business with all rights and powers generally conferred      Inc., which is the general partner. No OP Unitholder
by law or necessary, advisable or consistent in              has any right to participate in or exercise control or
connection therewith. The general partner must perform       management power over the business and affairs of the
such reasonable acts as may be consistent with good          AIMCO Operating Partnership. The OP Unitholders have
business practices in its performance as general             the right to vote on certain matters described under
partner. No limited partner may take part in or              "Comparison of Ownership of Your Units and AIMCO OP
interfere in any manner with the conduct or control of       Units -- Voting Rights" below. The general partner may
the business of your partnership or have the right or        not be removed by the OP Unitholders with or without
authority to act for or bind your partnership.               cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable to your partnership        partner is not liable to the AIMCO Operating
or any limited partner for any loss or damage that may       Partnership for losses sustained, liabilities incurred
be caused by any acts performed or any failure to act        or benefits not derived as a result of errors in
by any of them if such acts were done in good faith          judgment or mistakes of fact or law of any act or
pursuant to authority granted to promote the interests       omission if the general partner acted in good faith.
of your partnership, which do not constitute fraud,          The AIMCO Operating Partnership Agreement provides for
gross negligence or willful misconduct. Moreover, the        indemnification of AIMCO, or any director or officer of
general partner is not liable to your partnership or         AIMCO (in its capacity as the previous general partner
the limited partner because any taxing authorities           of the AIMCO Operating Partnership), the general
disallowed or adjusted any deductions or credits in          partner, any officer or director of general partner or
your partnership income tax return. In addition, the         the AIMCO Operating Partnership and such other persons
general partner and its affiliates are entitled to           as the general partner may designate from and against
indemnification by your partnership against any loss or      all losses, claims, damages, liabilities, joint or
damage resulting from any act or omission performed or       several, expenses (including legal fees), fines,
omitted in good faith and in accordance with the             settlements and other amounts incurred in connection
authority granted to it to promote the interests of          with any actions relating to the operations of the
your partnership; provided that such acts do not             AIMCO Operating Partnership, as set forth in the AIMCO
constitute fraud, gross negligence or intentional            Operating Partnership Agreement. The Delaware Limited
misconduct.                                                  Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have

         2631
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             the power to, indemnify and hold harmless any partner
                                                             or other person from and against any and all claims and
                                                             demands whatsoever. It is the position of the
                                                             Securities and Exchange Commission that indemnification
                                                             of directors and officers for liabilities arising under
                                                             the Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, a general partner of your partnership may       has exclusive management power over the business and
be removed for fraud, gross negligence or willful            affairs of the AIMCO Operating Partnership. The general
misconduct upon the affirmative vote of the limited          partner may not be removed as general partner of the
partners owning more than 50% of the outstanding units.      AIMCO Operating Partnership by the OP Unitholders with
Such affirmative vote is also required to elect a            or without cause. Under the AIMCO Operating Partnership
substitute general partner. A general partner may            Agreement, the general partner may, in its sole
resign if such resignation does not cause a default          discretion, prevent a transferee of an OP Unit from
under or result in the acceleration of the repayment of      becoming a substituted limited partner pursuant to the
any loan secured by your partnership's property and          AIMCO Operating Partnership Agreement. The general
sixty days prior to the effective date of such               partner may exercise this right of approval to deter,
resignation the general partner nominates a substitute       delay or hamper attempts by persons to acquire a
general partner willing and able to serve as such. A         controlling interest in the AIMCO Operating Partner-
limited partner may not transfer his interests in your       ship. Additionally, the AIMCO Operating Partnership
partnership without the consent of the general partner.      Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Amendments to your partnership's agreement of limited        With the exception of certain circumstances set forth
partnership may be proposed by the limited partners          in the AIMCO Operating Partnership Agreement, whereby
owning at least 20% of the then outstanding limited          the general partner may, without the consent of the OP
partnership interests. Approval by a majority of the         Unitholders, amend the AIMCO Operating Partnership
then outstanding limited partnership interests is            Agreement, amendments to the AIMCO Operating
necessary to effect an amendment to your partnership's       Partnership Agreement require the consent of the
agreement of limited partnership. The general partner        holders of a majority of the outstanding Common OP
may amend your partnership's agreement of limited            Units, excluding AIMCO and certain other limited
partnership as required by law or necessary to effect        exclusions (a "Majority in Interest"). Amendments to
changes which do not adversely affect the rights or          the AIMCO Operating Partnership Agreement may be
increase the obligations of limited partners.                proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         2632
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership and applicable law, a limited partner,           negligence, no OP Unitholder has personal liability for
unless he is deemed to be taking part in the control of      the AIMCO Operating Partnership's debts and
the business, is not bound by or personally liable for       obligations, and liability of the OP Unitholders for
any of the expenses, liabilities or obligations of your      the AIMCO Operating Partnership's debts and obligations
partnership beyond the amount contributed by the             is generally limited to the amount of their invest-
limited partner to the capital of your partnership, its      ment in the AIMCO Operating Partnership. However, the
notes for capital contributions to your partnership,         limitations on the liability of limited partners for
the limited partner's share of undistributed profits of      the obligations of a limited partnership have not been
your partnership and any property wrongly paid or            clearly established in some states. If it were
convey to him on account of his contribution,                determined that the AIMCO Operating Partnership had
including, but not limited to, money or property to          been conducting business in any state without compli-
which creditors were legally entitled.                       ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner has an overriding           partnership agreement, Delaware law generally requires
fiduciary obligation to your partnership. However, your      a general partner of a Delaware limited partnership to
partnership's agreement of limited partnership provides      adhere to fiduciary duty standards under which it owes
that any partner or affiliate may engage in or possess       its limited partners the highest duties of good faith,
an interest in other business ventures of every nature       fairness and loyalty and which generally prohibit such
and description, including the acquisition, ownership,       general partner from taking any action or engaging in
financing, leasing, operation, management, syndication,      any transaction as to which it has a conflict of
brokerage, sale, construction and development of real        interest. The AIMCO Operating Partnership Agreement
property, which may be located in the market area or         expressly authorizes the general partner to enter into,
vicinity of your partnership's property and neither          on behalf of the AIMCO Operating Partnership, a right
your partnership nor any other partners will have any        of first opportunity arrangement and other conflict
rights in or to such independent ventures or the income      avoidance agreements with various affiliates of the
or profits derived therefrom. In addition, the general       AIMCO Operating Partnership and the general partner, on
partner is not required to devote all of its time or         such terms as the general partner, in its sole and
business efforts to the affairs of your partnership,         absolute discretion, believes are advisable. The AIMCO
but must devote so much of its time and attention to         Operating Partnership Agreement expressly limits the
your partnership as is necessary and advisable to            liability of the general partner by providing that the
successfully manage the affairs of your partnership.         general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         2633
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


An affirmative vote by holders of        Except as otherwise required by          Under the AIMCO Operating Partner-
more than 50% of the outstanding         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
units is necessary for the sale of       Operating Partnership Agreement,         have voting rights only with
your partnership's property, the         the holders of the Preferred OP          respect to certain limited matters
sale or other disposal of all or         Units will have the same voting          such as certain amendments and
substantially all of the assets of       rights as holders of the Common OP       termination of the AIMCO Operating
your partnership, an amendment to        Units. See "Description of OP            Partnership Agreement and certain
your partnership's agreement of          Units" in the accompanying               transactions such as the
limited partnership, the removal of      Prospectus. So long as any               institution of bankruptcy
the general partner for fraud,           Preferred OP Units are outstand-         proceedings, an assignment for the
gross negligence or willful mis-         ing, in addition to any other vote       benefit of creditors and certain
conduct, the election and admission      or consent of partners required by       transfers by the general partner of
of a substitute general partner          law or by the AIMCO Operating            its interest in the AIMCO Operating
upon the retire-                         Partnership Agree-                       Part-

         2634
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ment of the general partner, the         ment, the affirmative vote or            nership or the admission of a
election of a trustee to liquidate       consent of holders of at least 50%       successor general partner.
and distribute your partnership's        of the outstanding Preferred OP
assets in certain circumstances and      Units will be necessary for              Under the AIMCO Operating Partner-
the dissolution of your partnership      effecting any amendment of any of        ship Agreement, the general partner
before the expiration of its terms.      the provisions of the Partnership        has the power to effect the
The consent of the general partner       Unit Designation of the Preferred        acquisition, sale, transfer,
also required to sell your               OP Units that materially and             exchange or other disposition of
partnership's property, sell or          adversely affects the rights or          any assets of the AIMCO Operating
dispose of all or substantially all      preferences of the holders of the        Partnership (including, but not
of the assets of your partnership,       Preferred OP Units. The creation or      limited to, the exercise or grant
amend your partnership's agreement       issuance of any class or series of       of any conversion, option,
of limited partnership and               partnership units, including,            privilege or subscription right or
terminate your partnership.              without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
The general partner may cause the        senior or superior to the Preferred      time held by the AIMCO Operating
dissolution of your partnership by       OP Units, shall not be deemed to         Partnership) or the merger,
retiring unless all of the limited       materially adversely affect the          consolidation, reorganization or
partners agree to continue your          rights or preferences of the             other combination of the AIMCO
partnership and elect a successor        holders of Preferred OP Units. With      Operating Partnership with or into
to the general partner by a vote of      respect to the exercise of the           another entity, all without the
the holders of more than 50% of the      above described voting rights, each      consent of the OP Unitholders.
then outstanding units.                  Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distribution from Net Cash From          $      per Preferred OP Unit;            tribute quarterly all, or such
Operations are distributed not less      provided, however, that at any time      portion as the general partner may
often than quarterly. Any proceeds       and from time to time on or after        in its sole and absolute discretion
received from the sale or refi-          the fifth anniversary of the issue       determine, of Available Cash (as
nancing of your partnership's            date of the Preferred OP Units, the      defined in the AIMCO Operating
property will be distributed in          AIMCO Operating Partnership may          Partnership Agreement) generated by
accordance with your partnership's       adjust the annual distribution rate      the AIMCO Operating Partnership
agreement of limited partnership.        on the Preferred OP Units to the         during such quarter to the general
The distributions payable to the         lower of (i)     % plus the annual       partner, the special limited
partners are not fixed in amount         interest rate then applicable to         partner and the holders of Common
and depend upon the operating            U.S. Treasury notes with a maturity      OP Units on the record date
results and net sales or                 of five years, and (ii) the annual       established by the general partner
refinancing proceeds available from      dividend rate on the most recently       with respect to such quarter, in
the disposition of your                  issued AIMCO non-convertible             accordance with their respective
partnership's assets. Your               preferred stock which ranks on a         interests in the AIMCO Operating
partnership has made distri-             parity with its Class H Cumu-            Partnership on such record date.
butions in the past and is                                                        Holders of any other Pre-
projected to made distributions in
1998.

         2635
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
interests to any other person and        Preferred OP Units and the               OP Units. The AIMCO Operating Part-
be substituted by such transferee        Preferred OP Units are not listed        nership Agreement restricts the
if such transfer is made in              on any securities exchange. The          transferability of the OP Units.
compliance with the securities law       Preferred OP Units are subject to        Until the expiration of one year
and in your partnership's agreement      restrictions on transfer as set          from the date on which an OP
of limited partnership, the              forth in the AIMCO Operating             Unitholder acquired OP Units,
transferee makes the rep-                Partnership Agreement.                   subject to certain exceptions, such
resentations required by your                                                     OP Unitholder may not transfer all
partnership's agreement of limited       Pursuant to the AIMCO Operating          or any portion of its OP Units to
partnership, a written instrument        Partnership Agreement, until the         any transferee without the consent
evidencing the transfer is duly          expiration of one year from the          of the general partner, which
executed and acknowledged, the           date on which a holder of Preferred      consent may be withheld in its sole
interest transferred is not less         OP Units acquired Preferred OP           and absolute discretion. After the
than one unit, except in limited         Units, subject to certain                expiration of one year, such OP
circumstances consent may be             exceptions, such holder of               Unitholder has the right to
withheld, the general partner            Preferred OP Units may not transfer      transfer all or any portion of its
consents which in the sole               all or any portion of its Pre-           OP Units to any person, subject to
discretion of the general partner,       ferred OP Units to any transferee        the satisfaction of certain
the transfer fee is paid and such        without the consent of the general       conditions specified in the AIMCO
additional conditions as are set         partner, which consent may be            Operating Partnership Agreement,
forth in your partnership's              withheld in its sole and absolute        including the general partner's
agreement of limited partnership         discretion. After the expiration of      right of first refusal. See
are satisfied.                           one year, such holders of Preferred      "Description of OP Units --
                                         OP Units has the right to transfer       Transfers and Withdrawals" in the
There are no redemption rights           all or any portion of its Preferred      accompanying Prospectus.
associated with your units.              OP Units to any person, subject to
                                         the satisfaction of

         2636
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2637

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner from your partnership but may receive reimbursement for expenses generated in that capacity and fees for additional services. The property manager received management fees of $61,972 in 1996, $57,524 in 1997 and 30,346 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2638

                                YOUR PARTNERSHIP

GENERAL

     Orchard Park Apartments Limited Partnership is a South Carolina limited partnership which raised net proceeds of approximately $2,675,000 in 1983 through a private offering. The promoter for the private offering of your partnership was US Shelter Corporation. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 48 limited partners of your partnership and a total of 50 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on 1983 for the purpose of owning and operating a single apartment property located in Greenville, South Carolina, known as "Orchard Park Apartments." Your partnership's property consists of 172 apartment units. There are 80 one-bedroom apartments and 92 two-bedroom apartments. The total rentable square footage of your partnership's property is 146,708 square feet. Your partnership's property had an average occupancy rate of approximately 97.09% in 1996 and 97.09% in 1997. The average annual rent per apartment unit is approximately $6,283.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $61,972, $57,524 and $30,346, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2013 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         2639

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,696,697, payable to Life Insurance Co. of Georgia, which bears interest at a rate of 9.75%. The mortgage debt is due in August 2014. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         2640

     Below is selected financial information for Orchard Park Apartments Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                         ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   170,314   $   190,743   $   199,575   $   190,565   $   176,663   $    91,127   $    32,195
Land & Building..............    5,615,860     5,564,576     5,610,717     5,518,434     5,455,831     5,396,968     5,330,748
Accumulated Depreciation.....   (4,611,153)   (4,354,392)   (4,482,772)   (4,226,011)   (3,976,966)   (3,735,431)   (3,505,967)
Other Assets.................      224,514       161,803       177,507       273,240       196,951       206,681       261,165
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 1,399,535   $ 1,562,730   $ 1,505,027   $ 1,756,228   $ 1,852,479   $ 1,959,345   $ 2,118,141
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................    3,727,602     4,043,263     3,777,657     3,860,659     3,938,356     4,008,864     4,073,875
Other Liabilities............      136,830        89,330       119,911       207,735       100,922        95,970       102,964
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $ 3,864,432   $ 4,132,593   $ 3,897,568   $ 4,068,394   $ 4,039,278   $ 4,104,834   $ 4,176,839
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(2,464,897)  $(2,569,863)  $(2,392,541)  $(2,312,166)  $(2,186,799)  $(2,145,489)  $(2,058,698)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                             ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP
                                        -------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                               ENDED                                FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                        --------------------   --------------------------------------------------------------
                                          1998       1997         1997         1996         1995         1994         1993
                                        --------   ---------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue........................  $528,519   $ 532,044   $1,085,769   $1,103,297   $1,072,133   $1,000,102   $
Other Income..........................    56,481      62,275      133,679      139,365      156,254      166,606
                                        --------   ---------   ----------   ----------   ----------   ----------   ----------
         Total Revenue................  $585,000   $ 594,319   $1,219,448   $1,242,662   $1,228,387   $1,166,708   $        0
                                        --------   ---------   ----------   ----------   ----------   ----------   ----------
Operating Expenses....................   301,759     485,947      583,511      645,933      545,937      537,488
General & Administrative..............    10,222       7,583          883           58          196          109
Depreciation..........................   128,381     128,381      256,761      249,045      241,536      229,464
Interest Expense......................   182,027     186,073      372,124      377,428      384,618      390,134
Property Taxes........................    44,467      44,032       86,544       95,565       97,410       96,304
                                        --------   ---------   ----------   ----------   ----------   ----------   ----------
         Total Expenses...............  $666,856   $ 852,016   $1,299,823   $1,368,029   $1,269,697   $1,253,499   $        0
                                        --------   ---------   ----------   ----------   ----------   ----------   ----------
Net Income............................  $(81,856)  $(257,697)  $  (80,375)  $ (125,367)  $  (41,310)  $  (86,791)  $        0
                                        ========   =========   ==========   ==========   ==========   ==========   ==========
Extraordinary Items...................     9,500
                                        --------
         Net Income...................  $(72,356)
                                        ========

         2641

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net loss of $72,356 for the six months ended June 30, 1998, compared to a net loss of $257,697 for the six months ended June 30, 1997. The increase in net income of $185,341 was primarily the result of decreased operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $585,000 for the six months ended June 30, 1998, compared to $594,319 for the six months ended June 30, 1997, a decrease of $9,319, or 1.57%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $301,759 for the six months ended June 30, 1998, compared to $485,947 for the six months ended June 30, 1997, an increase of $184,188 or 37.90%. This is primarily due to increases in corporate unit expense, cleaning & decorating expense and contract services expense. Management expenses totaled $30,346 for the six months ended June 30, 1998, compared to $30,481 for the six months ended June 30, 1997, a decrease of $135 or 0.44%.

     General and Administrative Expenses

     General and administrative expenses totaled $10,222 for the six months ended June 30, 1998 compared to $7,583 for the six months ended June 30, 1997, an increase of $2,639 or 34.80%. The increase is primarily due to non-capitalizable office & computer expenses & training expenses increasing.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $182,027 for the six months ended June 30, 1998, compared to $186,073 for the six months ended June 30, 1997, a decrease of $4,046, or 2.17%.

     Interest Income

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net loss of $80,375 for the year ended December 31, 1997, compared to a net loss of $125,367 for the year ended December 31, 1996. The increase in net income of $44,992 was primarily the result of a reduction in property improvement costs. These factors are discussed in more detail in the following paragraphs.

         2642

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,219,448 for the year ended December 31, 1997, compared to $1,242,662 for the year ended December 31, 1996, a decrease of $23,214, or 1.87%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $583,511 for the year ended December 31, 1997, compared to $645,933 for the year ended December 31, 1996, a decrease of $62,422 or 9.66%. The decrease resulted from gutter repairs and other exterior maintenance completed in prior year. Management expenses totaled $57,524 for the year ended December 31, 1997, compared to $61,972 for the year ended December 31, 1996, a decrease of $4,448, or 7.18%. The decrease resulted from decreased revenues as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $883 for the year ended December 31, 1997 compared to $58 for the year ended December 31, 1996, an increase of $825.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $372,124 for the year ended December 31, 1997, compared to $377,428 for the year ended December 31, 1996, a decrease of $5,304, or 1.41%.

     Interest Income

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $125,367 for the year ended December 31, 1996, compared to a net loss of $41,310 for the year ended December 31, 1995. The decrease in net income of $84,057, or 203.48% was primarily the result of an increase in property operating expenses offset by an increase in revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,242,662 for the year ended December 31, 1996, compared to $1,228,387 for the year ended December 31, 1995, an increase of $14,275, or 1.16%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $645,933 for the year ended December 31, 1996, compared to $545,937 for the year ended December 31, 1995, an increase of $99,996 or 18.32%. The increase resulted from costs related to exterior and interior improvements. Management expenses totaled $61,972 for the year ended December 31, 1996, compared to $61,401 for the year ended December 31, 1995, an increase of $571, or .93%.

     General and Administrative Expenses

     General and administrative expenses totaled $58 for the year ended December 31, 1996 compared to $196 for the year ended December 31, 1995, a decrease of $138.

         2643

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $377,428 for the year ended December 31, 1996, compared to $384,618 for the year ended December 31, 1995, a decrease of $7,190, or 1.87%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $170,314 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable to your partnership or any limited partner for any loss or damage that may be caused by any acts performed or any failure to act by any of them if such acts were done in good faith pursuant to authority granted to promote the interests of your partnership, which do not constitute fraud, gross negligence or willful misconduct. Moreover, the general partner is not liable to your partnership or the limited partner because any taxing authorities disallowed or adjusted any deductions or credits in your partnership income tax return. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     The general partner and its affiliates are entitled to indemnification by your partnership against any loss or damage resulting from any act or omission performed or omitted in good faith and in accordance with the authority granted to it to promote the interests of your partnership; provided that such acts do not constitute fraud, gross negligence or intentional misconduct. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not made any distributions in the last five years.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

         2644

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                           COMPENSATION
----                                                           ------------
1994........................................................   Unavailable
1995........................................................
1996........................................................   $     2,500
1997........................................................        57,524
1998 (through June 30)......................................        30,346

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................   Unavailable
1996...........................................   $    61,972
1997...........................................        57,524
1998 (through June 30).........................        30,346

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         2645

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

         2646

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet -- Income Tax Basis as of June 30,
  1998 (unaudited)..........................................  F-2
Condensed Statements of Operations -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...  F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...  F-4
Notes to Condensed Financial Statements.....................  F-5
Balance Sheets -- Income Tax Basis as of December 31, 1997
  and 1996 (unaudited)......................................  F-5
Statements of Operations -- Income Tax Basis for the years
  ended December 31, 1997, 1996 and 1995 (unaudited)........  F-6
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1997, 1996 and 1995 (unaudited)........  F-7

         2647

                  ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP

                  CONDENSED BALANCE SHEET -- INCOME TAX BASIS
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                 $   170,314
Other Assets................................................                     224,514
Investment Property:
  Land......................................................      619,171
  Building and related personal property....................    4,996,689
                                                              -----------
                                                                5,615,860
  Less: Accumulated depreciation............................   (4,611,153)     1,004,707
                                                              -----------    -----------
          Total Assets......................................                 $ 1,399,535
                                                                             ===========

                           LIABILITIES AND PARTNERS' CAPITAL

A/P & Other Accrued Liabilities.............................                 $   167,240
Notes Payable...............................................                   3,697,192
Partners' Capital...........................................                  (2,464,897)
                                                                             -----------
          Total Liabilities and Partners' Capital...........                 $ 1,399,535
                                                                             ===========

         2648

                  ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP

             CONDENSED STATEMENTS OF OPERATIONS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1998        1997
                                                              --------    ---------
Revenues:
  Rental Income.............................................  $528,519    $ 532,044
  Other Income..............................................    56,481       62,275
                                                              --------    ---------
          Total Revenues....................................   585,000      594,319
Expenses:
  Operating Expenses........................................   302,481      493,530
  Depreciation Expense......................................   128,381      128,381
  Interest Expense..........................................   182,027      186,073
  Property Tax Expense......................................    44,467       44,032
                                                              --------    ---------
          Total Expenses....................................   657,356      852,016
          Net Loss..........................................   (72,356)    (257,697)
                                                              ========    =========

         2649

                  ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP

             CONDENSED STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Operating Activities:
  Net Income (loss).........................................  $(72,356)   $(257,697)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................   128,381     128,381
     Changes in accounts:
       Receivables and deposits and other assets............    (4,723)     60,898
       Accounts Payable and accrued expenses................    16,919     104,750
                                                              --------    --------
          Net cash provided by (used in) operating
            activities......................................    68,221      36,332
                                                              --------    --------
Investing Activities:
  Property improvements and replacements....................    (5,143)    (46,142)
  Net (increase)/decrease in restricted escrows.............   (42,284)     50,539
                                                              --------    --------
          Net cash provided by (used in) investing
            activities......................................   (47,427)      4,397
                                                              --------    --------
Financing Activities:
  Payments on mortgage......................................   (50,055)    (40,551)
                                                              --------    --------
          Net cash provided by (used in) financing
            activities......................................   (50,055)    (40,551)
                                                              --------    --------
          Net increase (decrease) in cash and cash
            equivalents.....................................   (29,261)        178
Cash and cash equivalents at beginning of year..............   199,575     190,565
                                                              --------    --------
Cash and cash equivalents at end of period..................  $170,314    $190,743
                                                              ========    ========

         2650

                  ORCHARD PARK APARTMENTS LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Orchard Park Apartments Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for Federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for Federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         2651

                                  ORCHARD PARK

                       BALANCE SHEETS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                     ASSETS

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   199,575    $   190,565
Other Assets................................................      177,507        273,240
Investment Property:
  Land......................................................      619,171        619,171
  Building and related personal property....................    4,991,548      4,899,263
                                                              -----------    -----------
                                                                5,610,719      5,518,434
  Less: Accumulated depreciation............................   (4,482,774)    (4,226,011)
                                                              -----------    -----------
                                                                1,127,945      1,292,423
                                                              -----------    -----------
          Total Assets......................................  $ 1,505,027    $ 1,756,228
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' CAPITAL

A/P & Other Accrued Liabilities.............................  $   150,321    $   240,045
Notes Payable...............................................    3,747,247      3,828,349
Partners' Capital...........................................   (2,392,541)    (2,312,166)
                                                              -----------    -----------
          Total Liabilities and Partners' Capital...........  $ 1,505,027    $ 1,756,228
                                                              ===========    ===========

         2652

                                  ORCHARD PARK

                  STATEMENTS OF OPERATIONS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1997         1996         1995
                                                           ----------   ----------   ----------
Revenues:
  Rental Income..........................................  $1,085,769   $1,103,297   $1,072,133
  Other Income...........................................     133,679      139,365      156,254
                                                           ----------   ----------   ----------
          Total Revenues.................................   1,219,448    1,242,662    1,228,387
Expenses:
  Operating Expenses.....................................     584,394      645,991      546,133
  Depreciation Expense...................................     256,761      249,045      241,536
  Interest Expense.......................................     372,124      377,428      384,618
  Property Tax Expense...................................      86,544       95,565       97,410
                                                           ----------   ----------   ----------
          Total Expenses.................................   1,299,823    1,368,029    1,269,697
          Net (Income) Loss..............................  $  (80,375)  $ (125,367)  $  (41,310)
                                                           ==========   ==========   ==========

         2653

                                  ORCHARD PARK

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997       1996        1995
                                                              --------   ---------   --------
Operating Activities:
  Net Income (loss).........................................  $(80,375)  $(125,367)  $(41,310)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................   256,761     249,045    241,536
     Changes in accounts:
       Receivables and deposits and other assets............    95,733     (76,289)     9,730
       Accounts Payable and accrued expenses................   (89,724)    139,123      4,951
                                                              --------   ---------   --------
          Net cash provided by (used in) operating
            activities......................................   182,395     186,512    214,907
                                                              --------   ---------   --------
Investing Activities:
  Property improvements and replacements....................   (92,283)    (62,603)   (58,863)
                                                              --------   ---------   --------
          Net cash provided by (used in) investing
            activities......................................   (92,283)    (62,603)   (58,863)
                                                              --------   ---------   --------
Financing Activities:
  Payments on mortgage......................................   (81,102)   (110,007)   (70,508)
                                                              --------   ---------   --------
          Net cash provided by (used in) financing
            activities......................................   (81,102)   (110,007)   (70,508)
                                                              --------   ---------   --------
          Net increase (decrease) in cash and cash
            equivalents.....................................     9,010      13,902     85,536
Cash and cash equivalents at beginning of year..............   190,565     176,663     91,127
                                                              --------   ---------   --------
Cash and cash equivalents at end of period..................  $199,575   $ 190,565   $176,663
                                                              ========   =========   ========

         2654

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2655

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2656

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2657

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED            , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY         WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR            YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                    OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2658

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Park Towne
    Place Associates Limited Partnership.......   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         2659

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-71
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2660

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Park Towne Place Associates Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2661

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2662

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership. Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership has not made a distribution in the past 5 years. We will
     pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         2663

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         2664

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2665

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         2666

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2667

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         2668

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         2669

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         2670

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         2671

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 0% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 50% of the partners units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         2672

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights and
       the Tax-Deferral      % Preferred Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

         2673

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

         2674

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY

         2675

     BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         2676

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         2677

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, unlike the general partner of the AIMCO Operating Partnership, the general partner of your partnership is entitled to compensation for its services as general partner.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $60,000 in 1986, increasing annually at a rate of 6% and 20% of Cash Flow for any year in which Cash Flow exceeds the forecasted amount for such year and may receive reimbursement for expenses generated in such capacity. The property manager received management fees of $203,451 in 1996, $196,956 in 1997 and $169,162 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Park Towne Place Associates Limited Partnership is a Delaware limited partnership which was formed on October 18, 1985 for the purpose of owning and operating a single apartment property located in Philadelphia, Pennsylvania, known as Park Towne Apartments. In 1986, it completed a private placement of units that raised net proceeds of approximately $38,000,000. Park Towne Apartments consists of 973 apartment units. Your partnership has no employees.

         2678

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2035, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $38,082,898, payable to First Union and La Salle, which bears interest at a rate of 9.13%. The mortgage debt is due in November 2006. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2679

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                                AIMCO PROPERTIES, L.P.
                                       -------------------------------------------------------------------------
                                                                                                      FOR THE
                                                                                                       PERIOD
                                                                                                      JULY 29,
                                         FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                           ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                       -----------------------   --------------------------------   DECEMBER 31,
                                          1998         1997         1997        1996       1995         1994
                                       ----------   ----------   ----------   --------   --------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income............  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses........     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.........................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.......................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                       ----------   ----------   ----------   --------   --------    ---------
                                           62,619       30,779       72,477     39,814     27,483        9,126
                                       ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income...       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses......      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation......        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization.....................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses...........          --           --           --         --         --           --
  Amortization of management company
    goodwill.........................          --           --         (948)      (500)      (428)          --
                                       ----------   ----------   ----------   --------   --------    ---------
                                            3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business.................          (1)          (2)         (10)        10        (29)         (14)
                                       ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.........       3,892        2,505        2,028      1,717      1,973        1,006
                                       ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.........................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income....................      11,350        1,341        8,676        523        658          123
  Interest expense...................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships.....................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of unconsolidated
    partnerships(c)..................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated subsidiaries(d)...       5,609          (86)       4,636         --         --           --
  Amortization of goodwill...........      (3,394)        (474)          --         --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Income from operations.............      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.......................       2,526           --        2,720         44         --           --
  Provision for income taxes.........          --           --           --         --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before extraordinary
    item.............................      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt...........          --         (269)        (269)        --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)..................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                       ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)..........................         210          107          147         94         56           48
  Total owned apartment units (end of
    period)..........................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)..........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit.............................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit.............................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit.............................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.......................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.........................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                        AIMCO PROPERTIES, L.P.'S
                                            PREDECESSORS(a)
                                       --------------------------
                                         FOR THE
                                         PERIOD
                                       JANUARY 10,
                                          1994       FOR THE YEAR
                                         THROUGH        ENDED
                                        JULY 28,     DECEMBER 31,
                                         1994(b)         1993
                                       -----------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income............    $ 5,805       $  8,056
  Property operating expenses........     (2,263)        (3,200)
  Owned property management
    expenses.........................         --             --
  Depreciation.......................     (1,151)        (1,702)
                                         -------       --------
                                           2,391          3,154
                                         -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other income...      6,533          8,069
  Management and other expenses......     (5,823)        (6,414)
  Corporate overhead allocation......         --             --
  Other assets, depreciation and
    amortization.....................       (146)          (204)
  Owner and seller bonuses...........       (204)          (468)
  Amortization of management company
    goodwill.........................         --             --
                                         -------       --------
                                             360            983
  Minority interests in service
    company business.................         --             --
                                         -------       --------
  Company's shares of income from
    service company business.........        360            983
                                         -------       --------
  General and administrative
    expenses.........................         --             --
  Interest income....................         --             --
  Interest expense...................     (4,214)        (3,510)
  Minority interest in other
    partnerships.....................         --             --
  Equity in losses of unconsolidated
    partnerships(c)..................         --             --
  Equity in earnings of
    unconsolidated subsidiaries(d)...         --             --
  Amortization of goodwill...........         --             --
                                         -------       --------
  Income from operations.............     (1,463)           627
  Gain on disposition of
    properties.......................         --             --
  Provision for income taxes.........        (36)          (336)
                                         -------       --------
  Income (loss) before extraordinary
    item.............................     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt...........         --             --
                                         -------       --------
  Net income (loss)..................    $(1,499)      $    291
                                         =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)..........................          4              4
  Total owned apartment units (end of
    period)..........................      1,711          1,711
  Units under management (end of
    period)..........................     29,343         28,422
  Basic earnings per Common OP
    Unit.............................        N/A            N/A
  Diluted earnings per Common OP
    Unit.............................        N/A            N/A
  Distributions paid per Common OP
    Unit.............................        N/A            N/A
  Cash flows provided by operating
    activities.......................      2,678          2,203
Cash flows used in investing
  activities.........................       (924)       (16,352)

         2680

                                                                AIMCO PROPERTIES, L.P.
                                       -------------------------------------------------------------------------
                                                                                                      FOR THE
                                                                                                       PERIOD
                                                                                                      JULY 29,
                                         FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                           ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                       -----------------------   --------------------------------   DECEMBER 31,
                                          1998         1997         1997        1996       1995         1994
                                       ----------   ----------   ----------   --------   --------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities...............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e).............      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common OP
  Units outstanding..................      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.......................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.......................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.........................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes payable....   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.........     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units..............................          --           --           --         --         --      107,228
Partners' Capital....................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                        AIMCO PROPERTIES, L.P.'S
                                            PREDECESSORS(a)
                                       --------------------------
                                         FOR THE
                                         PERIOD
                                       JANUARY 10,
                                          1994       FOR THE YEAR
                                         THROUGH        ENDED
                                        JULY 28,     DECEMBER 31,
                                         1994(b)         1993
                                       -----------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities...............    $(1,032)      $ 14,114
Funds from operations(e).............        N/A            N/A
Weighted average number of Common OP
  Units outstanding..................        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.......................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.......................     33,270         33,701
Total assets.........................     39,042         38,914
Total mortgages and notes payable....     40,873         41,893
Redeemable Partnership Units.........         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units..............................         --             --
Partners' Capital....................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2681

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $206,931      $ 402,202
  Property operating expenses...............................     (78,825)      (169,166)
  Owned property management expenses........................      (4,880)       (10,412)
  Depreciation..............................................     (45,728)       (87,246)
                                                                --------      ---------
                                                                  77,498        135,378
                                                                --------      ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................      19,525         41,676
  Management and other expenses.............................      (9,660)       (23,683)
  Corporate overhead allocation.............................        (196)          (588)
  Depreciation and amortization.............................      (6,634)       (20,663)
                                                                --------      ---------
                                                                   3,035         (3,258)
  Minority interests in service company business............          (1)           (10)
                                                                --------      ---------
  Partnership's shares of income from service company
     business...............................................       3,034         (3,268)
                                                                --------      ---------
  General and administrative expenses.......................      (4,678)       (21,228)
  Interest income...........................................      15,781         21,543
  Interest expense..........................................     (61,812)      (115,824)
  Minority interest.........................................      (6,103)       (10,044)
  Equity in losses of unconsolidated partnerships...........     (11,743)       (47,036)
  Equity in earnings of unconsolidated subsidiaries.........       1,996          2,344
  Amortization of Goodwill..................................      (3,394)            --
                                                                --------      ---------
          Net income........................................    $ 10,579      $ (38,135)
                                                                ========      =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................    $  (0.11)     $   (1.19)
Diluted earnings (loss) per Common OP Unit..................    $  (0.11)     $   (1.19)
Distributions paid per Common OP Unit.......................    $  1.125      $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................    $ 84,894      $ 130,011
Cash used by investing activities(b)........................      (8,942)       (17,884)
Cash used by financing activities(c)........................     (93,515)      (160,354)
OTHER DATA:
Funds from operations(d)....................................    $121,674      $ 170,742
Weighted average number of Common OP Units outstanding......      66,029         65,487

         2682

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2683

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                          FOR THE SIX
                                                         MONTHS ENDED    FOR THE YEAR ENDED
ACCOUNT                                                  JUNE 30, 1998   DECEMBER 31, 1997
-------                                                  -------------   ------------------
                                                                   (IN THOUSANDS)
Net income (loss)......................................    $ 10,579           $(38,135)
HUD release fee and legal reserve......................          --             10,202
Real estate depreciation, net of minority interests....      43,391             81,936
Amortization of management contracts...................       5,773             11,546
Amortization of management company goodwill............       3,877              7,752
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation.............................          --              1,715
  Amortization of management company goodwill..........         959              1,918
  Amortization of management contracts.................      15,345             29,951
  Deferred taxes.......................................       1,572               (397)
Equity in earnings of other partnerships:
  Real estate depreciation.............................      60,297            104,471
Interest on convertible debentures.....................      (5,012)           (10,003)
Preferred unit distributions...........................     (15,107)           (30,214)
                                                           --------           --------
Funds from operations..................................    $121,674           $170,742
                                                           ========           ========

         2684

SUMMARY FINANCIAL INFORMATION OF PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

     The summary financial information of Park Towne Place Associates Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Park Towne Place Associates Limited Partnership for the years ended December 31, 1997 and 1996 and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............  $ 5,628,261   $         0   $10,859,157   $10,255,443   $10,263,857   $ 9,971,517   $10,302,889
  Net Income/(Loss)............     (205,580)            0    (1,710,405)   (1,815,532)   (1,081,208)   (2,803,531)   (2,302,967)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...  $30,591,159   $         0   $31,526,794   $33,051,649   $32,484,504   $34,209,417   $35,905,032
  Total Assets.................   34,944,184             0    35,795,181    37,674,625    34,509,825    35,647,274    37,840,800
  Mortgage Notes Payable,
    including Accrued
    Interest...................   38,730,410             0    38,513,760    38,772,117    33,671,066    33,689,089    33,885,216
  Partners'
    Capital/(Deficit)..........   (4,441,909)            0    (4,236,329)   (2,525,924)     (710,392)      370,816     3,174,347

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................    $1.125        $1.85       $0            $0

         2685

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         2686

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         2687

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25. Distributions with respect to your units for the six months ended June, 1998 were $0.00 per unit. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         2688

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         2689

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 50% of the partners units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

         2690

       However, one class of outstanding Partnership Preferred Units has prior
       distribution rights and the Tax-Deferral   % Preferred OP Units rank
       equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your Partnership has not paid any distributions on your units since the inception of your partnership. Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2691

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2692

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2693

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole

         2694

discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final

         2695

and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         2696

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         2697

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after             , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share from                , 1998, (iii) any extraordinary or material
     adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         2698

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         2699

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be

         2700

     obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $          .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2701

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         2702

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         2703

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2704

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2705

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2706

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2707
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2708
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2709

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2710

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2711

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2712

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2713

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2714

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25. Distributions with respect to your units for the six months ended June, 1998 were $0.00 per unit. Therefore, distributions with respect to the Preferred OP Units and Common OP Units
     that we are offering are expected to be        , immediately following our
     offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         2715

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................  $
Alternatives:
  Prices on Secondary Market................................  Not available
  Estimated Liquidation Proceeds............................  $

         2716

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         2717

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         2718

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         2719

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2720

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Park Towne Apartments.                              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2035.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, maintain,       The purpose of the AIMCO Operating Partnership is to
operate, lease, sell and dispose of your partnership's       conduct any business that may be lawfully conducted by
property. Subject to restrictions contained in your          a limited partnership organized pursuant to the
partnership's agreement of limited partnership, your         Delaware Revised Uniform Limited Partnership Act (as
partnership may perform all act necessary, advisable or      amended from time to time, or any successor to such
convenient to the business of your partnership includ-       statute) (the "Delaware Limited Partnership Act"),
ing borrowing money and creating liens.                      provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2721
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 382 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
In addition, the general partner may sell additional         Unitholder. See "Description of OP Units -- Management
limited partnership interests on such terms and              by the AIMCO GP" in the accompanying Prospectus.
conditions and the additional limited partners will          Subject to Delaware law, any additional partnership
have such rights and obligations as the general partner      interests may be issued in one or more classes, or one
determines; provided that such additional limited            or more series of any of such classes, with such
partnership interests may not decrease pro rata the          designations, preferences and relative, partici-
interests of the original limited partners by more than      pating, optional or other special rights, powers and
25% and such limited partners may purchase the               duties as shall be determined by the general partner,
additional limited partnership interests pro rata in         in its sole and absolute discretion without the
accordance with the percentage of interests they own         approval of any OP Unitholder, and set forth in a
for a period of 45 days after notice of such sale is         written document thereafter attached to and made an
given to the original limited partners.                      exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The partnership agreement specifies certain contracts        The AIMCO Operating Partnership may lend or contribute
that are to be entered into with the general partner         funds or other assets to its subsidiaries or other
and its affiliates. In addition, partners and their          persons in which it has an equity investment, and such
affiliates are authorized to lend money to your              persons may borrow funds from the AIMCO Operating
partnership which will be evidence by a promissory note      Partnership, on terms and conditions established in the
which bears interest at a commercially reasonable rate       sole and absolute discretion of the general partner. To
not in excess of 3% above the prime interest rate            the extent consistent with the business purpose of the
charged by the Third First National Bank of Boston and       AIMCO Operating Partnership and the permitted
provide that the obligation of your partnership to make      activities of the general partner, the AIMCO Operating
interest and principal payments thereunder will be           Partnership may transfer assets to joint ventures,
subordinate to the obligation of your partnership to         limited liability companies, partnerships,
pay unrelated creditors of your partnership but will         corporations, business trusts or other business
have priority over distributions to the partners.            entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money on the credit of and enter into              restrictions on borrowings, and the general partner has
obligations on behalf of your partnership and to give        full power and authority to borrow money on behalf of
as security therefor any partnership's property.             the AIMCO Operating Partnership. The AIMCO Operating
                                                             Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         2722
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner to inspect the register           with a statement of the purpose of such demand and at
containing the names and the number of units owned at        such OP Unitholder's own expense, to obtain a current
all reasonable times during normal business hours at         list of the name and last known business, residence or
the principal office of your partnership.                    mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control the partnership's      the AIMCO Operating Partnership are vested in AIMCO-GP,
business, to bind your partnership by its sole               Inc., which is the general partner. No OP Unitholder
signature and take any action it deems necessary or          has any right to participate in or exercise control or
advisable in connection with the business of your            management power over the business and affairs of the
partnership. No limited partner has any authority or         AIMCO Operating Partnership. The OP Unitholders have
right to act for or bind your partnership or to              the right to vote on certain matters described under
participate in or have any control over your                 "Comparison of Ownership of Your Units and AIMCO OP
partnership's business, except as required by                Units -- Voting Rights" below. The general partner may
applicable statutes.                                         not be removed by the OP Unitholders with or without
                                                             cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates will not incur any liability,             partner is not liable to the AIMCO Operating
responsibility or accountability for damages or other-       Partnership for losses sustained, liabilities incurred
wise to your partnership or any limited partner arising      or benefits not derived as a result of errors in
out of any acts performed or any omission by any of          judgment or mistakes of fact or law of any act or
them if they believed in good faith that such act or         omission if the general partner acted in good faith.
omission was in the best interests of your partnership       The AIMCO Operating Partnership Agreement provides for
and such course of conduct did not constitute                indemnification of AIMCO, or any director or officer of
negligence or misconduct on the part of the general          AIMCO (in its capacity as the previous general partner
partner. In addition, your partnership will, to the          of the AIMCO Operating Partnership), the general
extent permitted by law, indemnify and save harmless         partner, any officer or director of general partner or
the general partner and its affiliates against and from      the AIMCO Operating Partnership and such other persons
any loss, liability, cost or expenses (including             as the general partner may designate from and against
reasonable attorneys' fees) or damage sustained by them      all losses, claims, damages, liabilities, joint or
in connection with your partnership provided that such       several, expenses (including legal fees), fines,
loss, liability, cost or expense or damage was not the       settlements and other amounts incurred in connection
result of negligence or misconduct on the part of the        with any actions relating to the operations of the
general partners or such persons. The general partner,       AIMCO Operating Partnership, as set forth in the AIMCO
its affiliates and any placing broker will not be            Operating Partnership Agreement. The Delaware Limited
indemnified for liabilities arising under Federal and        Partnership Act provides that subject to the standards
state securities laws unless (1) there has been a            and restrictions, if any, set forth in its partnership
successful adjudication on the merits of each count          agreement, a limited partnership may, and shall have
involving securities law violations, (2) such claims         the power to, indemnify and hold harmless any partner
have been dismissed with prejudice on the merits             or other

         2723
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

by a court of competent jurisdiction or (3) a court of       person from and against any and all claims and demands
competent jurisdiction approves settlement of the            whatsoever. It is the position of the Securities and
claims. In such claim for indemnification for Federal        Exchange Commission that indemnification of directors
or state securities law violation, the party seeking         and officers for liabilities arising under the
indemnification must place before the court the              Securities Act is against public policy and is
position of the SEC and any other applicable regulatory      unenforceable pursuant to Section 14 of the Securities
agency with respect to the issue of indemnification for      Act of 1933.
securities law violations. Such indemnity will be paid
from, and only to the extent of, partnership assets.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon the vote of the limited partners holding        affairs of the AIMCO Operating Partnership. The general
51% of the then outstanding units. A general partner         partner may not be removed as general partner of the
may withdraw voluntarily from your partnership only if       AIMCO Operating Partnership by the OP Unitholders with
another general partner remains. The general partner         or without cause. Under the AIMCO Operating Partnership
has the right to admit any person as an additional or        Agreement, the general partner may, in its sole
substitute general partner with the consent of the           discretion, prevent a transferee of an OP Unit from
limited partners owning more than 50% of the then            becoming a substituted limited partner pursuant to the
outstanding units. A limited partner may not transfer        AIMCO Operating Partnership Agreement. The general
his interests without the consent of the general             partner may exercise this right of approval to deter,
partner.                                                     delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended upon approval by the limited partners owning      in the AIMCO Operating Partnership Agreement, whereby
more than 50% of the units and the general partner.          the general partner may, without the consent of the OP
Amendments to certain sections specified in your             Unitholders, amend the AIMCO Operating Partnership
partnership's agreement of limited partnership require       Agreement, amendments to the AIMCO Operating
the unanimous consent of all of the limited partners.        Partnership Agreement require the consent of the
In addition, the general partner may amend your part-        holders of a majority of the outstanding Common OP
nership's agreement of limited partnership to comply         Units, excluding AIMCO and certain other limited
with the tax laws.                                           exclusions (a "Majority in Interest"). Amendments to
                                                             the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $60,000 in 1986, increasing annually at a rate      capacity as general partner of the AIMCO Operating
of 6% and 20% of Cash Flow for any year in which Cash        Partnership. In addition, the AIMCO Operating Part-
Flow exceeds the forecasted amount for such year and         nership is responsible for all expenses incurred
fees which may be paid for additional services.              relating to the AIMCO Operating Partnership's ownership
Moreover, the general partner or certain affiliates may      of its assets and the operation of the AIMCO Operating
be entitled to compensation for additional services          Partnership and reimburses the general partner for such
rendered.                                                    expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         2724
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is liable for any            negligence, no OP Unitholder has personal liability for
debts, liabilities, contract, or obligation of your          the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payment of his capital contribution when due under your      the AIMCO Operating Partnership's debts and obligations
partnership's agreement of limited partnership. After        is generally limited to the amount of their invest-
its capital contribution has been fully paid, no             ment in the AIMCO Operating Partnership. However, the
limited partner is required to make any further capital      limitations on the liability of limited partners for
contributions or lend any funds to your partnership,         the obligations of a limited partnership have not been
except as provided under applicable law.                     clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time, but is not            a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership as necessary to conduct the business        its limited partners the highest duties of good faith,
of your partnership. The general partner must at all         fairness and loyalty and which generally prohibit such
times act in a fiduciary manner toward your partnership      general partner from taking any action or engaging in
and the limited partners. The general partner and its        any transaction as to which it has a conflict of
affiliates may engage in or possess an interest in           interest. The AIMCO Operating Partnership Agreement
other business ventures of every nature and                  expressly authorizes the general partner to enter into,
description, including, without limitation, real estate      on behalf of the AIMCO Operating Partnership, a right
business ventures, whether or not such other                 of first opportunity arrangement and other conflict
enterprises are in competition with any activities of        avoidance agreements with various affiliates of the
your partnership.                                            AIMCO Operating Partnership and the general partner, on
                                                             such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         2725
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a 66 2/3% of the outstanding units       the holders of the Preferred OP          respect to certain limited matters
and the consent of the general           Units will have the same voting          such as certain amendments and
partner, your partnership may en-        rights as holders of the Common OP       termination of the AIMCO Operating
gage in any business other than as       Units. See "Description of OP            Partnership Agreement and certain
set forth in your partnership's          Units" in the accompanying               transactions such as the
agreement of limited partnership,        Prospectus. So long as any               institution of bankruptcy
liquidate or dissolve in whole or        Preferred OP Units are outstand-         proceedings, an assignment for the
in part, provided that your              ing, in addition to any other vote       benefit of creditors and certain
partnership may not dissolve as          or consent of partners required by       transfers by the general partner of
long as it owes obligations to GMAC      law or by the AIMCO Operating            its interest in the AIMCO Operating
Commercial                               Partnership Agree-                       Part-

         2726
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

Mortgage Corporation, consolidate,       ment, the affirmative vote or            nership or the admission of a
merge or enter into any form of          consent of holders of at least 50%       successor general partner.
consolidation with or into any           of the outstanding Preferred OP
other entity or institute                Units will be necessary for              Under the AIMCO Operating Partner-
bankruptcy proceedings. The consent      effecting any amendment of any of        ship Agreement, the general partner
of the limited partners holding          the provisions of the Partnership        has the power to effect the
more than 50% of the units then          Unit Designation of the Preferred        acquisition, sale, transfer,
outstanding is necessary to amend        OP Units that materially and             exchange or other disposition of
your partnership's agreement of          adversely affects the rights or          any assets of the AIMCO Operating
limited partnership with the             preferences of the holders of the        Partnership (including, but not
approval of the general partner,         Preferred OP Units. The creation or      limited to, the exercise or grant
subject to certain exceptions;           issuance of any class or series of       of any conversion, option,
remove or elect a general partner        partnership units, including,            privilege or subscription right or
and approve or disapprove the sale       without limitation, any partner-         any other right available in
of all or a material portion of          ship units that may have rights          connection with any assets at any
your partnership's property. Such        senior or superior to the Preferred      time held by the AIMCO Operating
vote is also necessary to approve        OP Units, shall not be deemed to         Partnership) or the merger,
transactions other than the              materially adversely affect the          consolidation, reorganization or
decrease, increase or refinancing        rights or preferences of the             other combination of the AIMCO
of any mortgage which may result in      holders of Preferred OP Units. With      Operating Partnership with or into
proceeds which do not constitute         respect to the exercise of the           another entity, all without the
Cash Flow.                               above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
A general partner may cause the          (1) vote per Preferred OP Unit.          The general partner may cause the
dissolution of your partnership by                                                dissolution of the AIMCO Operating
retiring. Your partnership may then                                               Partnership by an "event of
be continued by the remaining                                                     withdrawal," as defined in the
general partner in its sole dis-                                                  Delaware Limited Partnership Act
cretion or if no general partner                                                  (including, without limitation,
remains or the remaining general                                                  bankruptcy), unless, within 90 days
partner does not elect to continue                                                after the withdrawal, holders of a
your partnership, the limited                                                     "majority in interest," as defined
partners may elect to continue your                                               in the Delaware Limited Partnership
partnership's business by selecting                                               Act, agree in writing, in their
a substitute general partner by                                                   sole and absolute discretion, to
unanimous consent within ninety                                                   continue the business of the AIMCO
days after the retirement.                                                        Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow are to        $      per Preferred OP Unit;            tribute quarterly all, or such
be made at reasonable intervals          provided, however, that at any time      portion as the general partner may
during the fiscal year as de-            and from time to time on or after        in its sole and absolute discretion
termined by the general partners,        the fifth anniversary of the issue       determine, of Available Cash (as
and in any event will be made            date of the Preferred OP Units, the      defined in the AIMCO Operating
within sixty days after the close        AIMCO Operating Partnership may          Partnership Agreement) generated by
of each fiscal year. The                 adjust the annual distribution rate      the AIMCO Operating Partnership
distributions payable to the             on the Preferred OP Units to the         during such quarter to the general
partners are not fixed in amount         lower of (i)     % plus the annual       partner, the special limited
and depend upon the operating            interest rate then applicable to         partner and the holders of Common
results and net sales or refinanc-       U.S. Treasury notes with a maturity      OP Units on the record date
ing proceeds available from the          of five years, and (ii) the annual       established by the general partner
disposition of your partnership's        dividend rate on the most recently       with respect to such quarter, in
assets. Your partnership has not         issued AIMCO non-convertible             accordance with their respective
made distributions in the past and       preferred stock which ranks on a         interests in the AIMCO Operating
is not projected to made                 parity with its Class H Cumu-            Partnership on such record date.
distributions in 1998.                                                            Holders of any other Pre-

         2727
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor, except in limited                 Preferred OP Units are not listed        nership Agreement restricts the
circumstances, or an incompetent         on any securities exchange. The          transferability of the OP Units.
and such person will become a            Preferred OP Units are subject to        Until the expiration of one year
substitute limited partner if: (1)       restrictions on transfer as set          from the date on which an OP
such transfer complies with              forth in the AIMCO Operating             Unitholder acquired OP Units,
applicable securities laws, (2) a        Partnership Agreement.                   subject to certain exceptions, such
written assignment has been duly                                                  OP Unitholder may not transfer all
executed and acknowledged by the         Pursuant to the AIMCO Operating          or any portion of its OP Units to
assignor and assignee, (3) the           Partnership Agreement, until the         any transferee without the consent
approval of the general partner          expiration of one year from the          of the general partner, which
which may be withheld in the sole        date on which a holder of Preferred      consent may be withheld in its sole
and absolute discretion of the           OP Units acquired Preferred OP           and absolute discretion. After the
general partner has been granted,        Units, subject to certain                expiration of one year, such OP
(4) the transfer, when added to all      exceptions, such holder of               Unitholder has the right to
other assignments within the             Preferred OP Units may not transfer      transfer all or any portion of its
preceding twelve months ending on        all or any portion of its Pre-           OP Units to any person, subject to
the date of the proposed assign-         ferred OP Units to any transferee        the satisfaction of certain
ment would not result in the             without the consent of the general       conditions specified in the AIMCO
termination of your partnership          partner, which consent may be            Operating Partnership Agreement,
under the tax code and (5) the           withheld in its sole and absolute        including the general partner's
assignor and assignee have com-          discretion. After the expiration of      right of first refusal. See
plied with such other conditions as      one year, such holders of Preferred      "Description of OP Units --
set forth in your partnership's          OP Units has the right to transfer       Transfers and Withdrawals" in the
agreement of limited partnership.        all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to

         2728
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

There are no redemption rights           any person, subject to the               After the first anniversary of
associated with your units.              satisfaction of certain conditions       becoming a holder of Common OP
                                         specified in the AIMCO Operating         Units, an OP Unitholder has the
                                         Partnership Agreement, including         right, subject to the terms and
                                         the general partner's right of           conditions of the AIMCO Operating
                                         first refusal.                           Partnership Agreement, to require
                                                                                  the AIMCO Operating Partnership to
                                         After a one-year holding period, a       redeem all or a portion of the
                                         holder may redeem Preferred OP           Common OP Units held by such party
                                         Units and receive in exchange            in exchange for a cash amount based
                                         therefor, at the AIMCO Operating         on the value of shares of Class A
                                         Partnership's option, (i) subject        Common Stock. See "Description of
                                         to the terms of any Senior Units,        OP Units -- Redemption Rights" in
                                         cash in an amount equal to the           the accompanying Prospectus. Upon
                                         Liquidation Preference of the            receipt of a notice of redemption,
                                         Preferred OP Units tendered for          the general partner may, in its
                                         redemption, (ii) a number of shares      sole and absolute discretion but
                                         of Class I Cumulative Preferred          subject to the restrictions on the
                                         Stock of AIMCO that pay an               ownership of Class A Common Stock
                                         aggregate amount of dividends yield      imposed under the AIMCO's charter
                                         equivalent to the distributions on       and the transfer restrictions and
                                         the Preferred OP Units tendered for      other limitations thereof, elect to
                                         redemption and are part of a class       cause AIMCO to acquire some or all
                                         or series of preferred stock that        of the tendered Common OP Units in
                                         is then listed on the New York           exchange for Class A Common Stock,
                                         Stock Exchange or another national       based on an exchange ratio of one
                                         securities exchange, or (iii) a          share of Class A Common Stock for
                                         number of shares of Class A Common       each Common OP Unit, subject to
                                         Stock of AIMCO that is equal in          adjustment as provided in the AIMCO
                                         Value to the Liquidation Preference      Operating Partnership Agreement.
                                         of the Preferred OP Units tendered
                                         for redemption. The Preferred OP
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2729

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer consideration for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $60,000 in 1986, increasing annually at a rate of 6% and 20% of Cash Flow for any year in which Cash Flow exceeds the forecasted amount for such year and may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $203,451 in 1996, $196,956 in 1997 and $169,162 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2730

                                YOUR PARTNERSHIP

GENERAL

     Park Towne Place Associates Limited Partnership is a Delaware limited partnership which raised net proceeds of approximately $38,000,000 in 1986 through a private offering. The promoter for the private offering of your partnership was Winthrop Securities Co., Inc. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 446 limited partners of your partnership and a total of 380 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on October 18, 1985 for the purpose of owning and operating a single apartment property located in Philadelphia, Pennsylvania, known as "Park Towne Apartments." Your partnership's property consists of 973 apartment units. The total rentable square footage of your partnership's property is 788,841 square feet. The average annual rent per apartment unit is approximately $10,245.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $203,451, $196,956 and $169,162, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2035 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement

         2731

     of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $38,082,898, payable to First Union and La Salle, which bears interest at a rate of 9.13%. The mortgage debt is due in November 2006. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         2732

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

     Below is selected financial information for Park Towne Place Associates Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                       PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP
                            -----------------------------------------------------------------------------------------------------
                                     JUNE 30,                                          DECEMBER 31,
                            --------------------------   ------------------------------------------------------------------------
                                1998          1997           1997           1996           1995           1994           1993
BALANCE SHEET DATA          ------------   -----------   ------------   ------------   ------------   ------------   ------------
Cash and Cash
  Equivalents.............  $  1,284,012           Not   $  1,099,004   $  1,446,258   $    751,562   $    253,549   $    719,460
Land & Building...........    60,255,561     Available     59,898,899     58,839,159     55,820,226     55,101,665     54,428,778
Accumulated
  Depreciation............   (29,664,402)            0    (28,372,105)   (25,787,510)   (23,335,722)   (20,892,248)   (18,523,746)
Other Assets..............     3,069,013             0      3,169,383      3,176,718      1,273,759      1,184,308      1,216,308
                            ------------   -----------   ------------   ------------   ------------   ------------   ------------
        Total Assets......  $ 34,944,184   $         0   $ 35,795,181   $ 37,674,625   $ 34,509,825   $ 35,647,274   $ 37,840,800
                            ============   ===========   ============   ============   ============   ============   ============
Mortgage & Accrued
  Interest................    38,730,410                   38,513,760     38,772,117     33,671,066     33,689,089     33,885,216
Other Liabilities.........       655,683                    1,517,750      1,428,432      1,549,151      1,587,369        781,237
                            ------------   -----------   ------------   ------------   ------------   ------------   ------------
        Total
          Liabilities.....  $ 39,386,093   $         0   $ 40,031,510   $ 40,200,549   $ 35,220,217   $ 35,276,458   $ 34,666,453
                            ------------   -----------   ------------   ------------   ------------   ------------   ------------
Partners Capital
  (Deficit)...............  $ (4,441,909)  $         0   $ (4,236,329)  $ (2,525,924)  $   (710,392)  $    370,816   $  3,174,347
                            ============   ===========   ============   ============   ============   ============   ============

                                                          PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP
                                   ----------------------------------------------------------------------------------------------
                                   FOR THE SIX MONTHS ENDED                           FOR THE YEARS ENDED
                                           JUNE 30,                                      DECEMBER 31,
                                   ------------------------   -------------------------------------------------------------------
                                      1998         1997          1997          1996          1995          1994          1993
STATEMENT OF OPERATIONS DATA       ----------   -----------   -----------   -----------   -----------   -----------   -----------
Rental Revenue...................  $5,368,063   $10,456,384   $             $ 9,958,898   $ 9,885,828   $ 9,655,896   $ 9,908,226
Other Income.....................     260,198       402,773                     296,545       378,029       315,621       394,663
                                   ----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total Revenue............  $5,628,261   $10,859,157   $         0   $10,255,443   $10,263,857   $ 9,971,517   $10,302,889
                                   ----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Expenses...............   2,081,780     4,967,094             0     4,409,260     4,056,726     4,810,719     4,373,673
General & Administrative.........     179,869       268,967                     251,048       275,629       348,874       379,574
Depreciation.....................   1,292,298     2,584,595                   2,451,788     2,443,474     2,417,434     2,406,024
Interest Expense.................   1,739,270     3,500,628                   3,710,129     3,313,671     3,927,253     4,161,209
Property Taxes...................     540,624     1,248,278                   1,248,750     1,255,565     1,270,768     1,285,376
                                   ----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total Expenses...........  $5,833,841   $12,569,562   $         0   $12,070,975   $11,345,065   $12,775,048   $12,605,856
                                   ----------   -----------   -----------   -----------   -----------   -----------   -----------
        Net Income...............  $ (205,580)  $(1,710,405)  $         0   $(1,815,532)  $(1,081,208)  $(2,803,531)  $(2,302,967)
                                   ==========   ===========   ===========   ===========   ===========   ===========   ===========

         2733

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition, no data was available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized a net loss of $205,580 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,628,261 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,081,780 for the six months ended June 30, 1998. Management expenses totaled $169,162 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $179,869 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,739,270 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $1,710,405 for the year ended December 31, 1997, compared to a net loss of $1,815,532 for the year ended December 31, 1996, an increase in net income of $105,127. This is primarily due to an increase in revenues greater than an increase in expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $10,859,157 for the year ended December 31, 1997, compared to $10,255,443 for the year ended December 31, 1996, an increase of $603,714, or 5.89%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $4,967,094 for the year ended December 31, 1997, compared to $4,409,260 for the year ended December 31,

         2734

     1996, an increase of $557,834 or 12.65%. Management expenses totaled $196,956 for the year ended December 31, 1997, compared to $203,451 for the year ended December 31, 1996, a decrease of $6,495, or 3.19%.

     General and Administrative Expenses

     General and administrative expenses totaled $268,967 for the year ended December 31, 1997 compared to $251,048 for the year ended December 31, 1996, an increase of $17,919 or 7.14%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $3,500,628 for the year ended December 31, 1997, compared to $3,710,129 for the year ended December 31, 1996, a decrease of $209,501, or 5.65%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $1,815,532 for the year ended December 31, 1996, compared to a net loss of $1,081,208 for the year ended December 31, 1995, an increase in net income of $734,324. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $10,255,443 for the year ended December 31, 1996, compared to $10,263,857 for the year ended December 31, 1995, a decrease of $8,414, or 0.08%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $4,409,260 for the year ended December 31, 1996, compared to $4,056,726 for the year ended December 31, 1995, an increase of $352,534 or 8.69%. Management expenses totaled $203,451 for the year ended December 31, 1996, compared to $202,870 for the year ended December 31, 1995, an increase of $581, or 0.29%.

     General and Administrative Expenses

     General and administrative expenses totaled $251,048 for the year ended December 31, 1996 compared to $275,629 for the year ended December 31, 1995, a decrease of $24,581 or 8.92%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $3,710,129 for the year ended December 31, 1996, compared to $3,313,671 for the year ended December 31, 1995, an increase of $396,458, or 11.96%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $1,284,012 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

         2735

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates will not incur any liability, responsibility or accountability for damages or otherwise to your partnership or any limited partner arising out of any acts performed or any omission by any of them if they believed in good faith that such act or omission was in the best interests of your partnership and such course of conduct did not constitute negligence or misconduct on the part of the general partner. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will, to the extent permitted by law, indemnify and save harmless the general partner and its affiliates against and from any loss, liability, cost or expenses (including reasonable attorneys' fees) or damage sustained by them in connection with your partnership provided that such loss, liability, cost or expense or damage was not the result of negligence or misconduct on the part of the general partners or such persons. The general partner, its affiliates and any placing broker will not be indemnified for liabilities arising under Federal and state securities laws unless (1) there has been a successful adjudication on the merits of each count involving securities law violations, (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or (3) a court of competent jurisdiction approves settlement of the claims. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect o the issue of indemnification for securities law violations. Such indemnity will be paid from, and only to the extent of, partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership will not incur the cost of the portion of any insurance which insures any party against any liability as to which such party is herein prohibited from being indemnified.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not made a distribution within the last five years.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         2736

(excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................         0                       0                   0
1995.........................         0                       0                   0
1996.........................         0                       0                   0
1997.........................         3                    0.79%                  5
1998 (through June 30).......         0                       0                   0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $190,405
1995........................................................      95,634
1996........................................................      95,634
1997........................................................      86,251
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1995........................................................    $202,870
1996........................................................     203,451
1997........................................................     196,956
1998 (through June 30)......................................     169,162

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the compensation paid to the property manager or AIMCO and its affiliates.

         2737

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Park Towne Place Associates Limited Partnership at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         2738

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-8
Balance Sheets as of December 31, 1997 and 1996.............   F-9
Statements of Operations for the years ended December 31,
  1997 and 1996.............................................  F-10
Statements of Partners' Capital for the years ended December
  31, 1997 and 1996.........................................  F-11
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-12
Notes to Financial Statements...............................  F-13
Independent Auditors' Report................................  F-18
Balance Sheets as of December 31, 1996 and 1995.............  F-19
Statements of Operations for the years ended December 31,
  1996 and 1995.............................................  F-20
Statements of Partners' Capital for the years ended December
  31, 1996 and 1995.........................................  F-21
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-22
Notes to Financial Statements...............................  F-23

         2739

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                  $ 1,284,012
Restricted Escrows..........................................                    1,575,176
Syndication Fees............................................                           --
Other Assets................................................                    1,493,838
Investment Property:
  Land......................................................  $  2,000,000
  Building and related personal property....................    58,255,560
                                                              ------------
                                                                60,255,560
  Less: Accumulated depreciation............................   (29,664,402)    30,591,158
                                                              ------------    -----------
          Total Assets......................................                  $34,944,184
                                                                              ===========

                            LIABILITIES AND PARTNERS' CAPITAL

A/P and Other Accrued Liabilities...........................                  $   858,694
Property taxes payable......................................                           --
Tenant security deposits....................................                      444,501
Notes Payable...............................................                   38,082,898
Partners' Capital...........................................                   (4,441,909)
                                                                              -----------
          Total Liabilities and Partners' Capital...........                  $34,944,184
                                                                              ===========

         2740

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................  $5,368,063
  Other Income..............................................     260,198
  (Gain) Loss on Disp of Property...........................          --
  Casualty Gain/Loss........................................          --
                                                              ----------
          Total Revenues....................................   5,628,261
Expenses:
  Operating Expenses........................................   2,081,780
  General and Administrative Expenses.......................     179,869
  Depreciation Expense......................................   1,292,298
  Interest Expense..........................................   1,739,270
  Property Tax Expense......................................     540,624
                                                              ----------
          Total Expenses....................................  $5,833,841
          Net Loss..........................................  $ (205,580)
                                                              ==========

         2741

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................  $ (205,580)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................   1,292,298
     Changes in accounts:
       Receivables and deposits and other assets............    (279,493)
          Accounts Payable and accrued expenses.............    (647,038)
                                                              ----------
          Net cash provided by (used in) operating
          activities........................................     160,187
                                                              ----------
Investing Activities:
  Property improvements and replacements....................    (356,662)
  Net (increase)/decrease in restricted escrows.............     519,740
                                                              ----------
          Net cash provided by (used in) investing
          activities........................................     163,078
                                                              ----------
Financing Activities:
  Payments on mortgage......................................    (138,257)
                                                              ----------
          Net cash provided by (used in) financing
          activities........................................    (138,257)
                                                              ----------
          Net increase (decrease) in cash and cash
          equivalents.......................................     185,008
Cash and cash equivalents at beginning of year..............   1,099,004
                                                              ----------
Cash and cash equivalents at end of period..................  $1,284,012
                                                              ==========

         2742

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Park Towne Place Associates Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         2743

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         2744

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-8
Financial Statements
  Balance Sheets............................................  F-9
  Statements of Operations..................................  F-10
  Statements of Partners' Capital...........................  F-11
  Statements of Cash Flows..................................  F-12
  Notes to Financial Statements.............................  F-13

         2745

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Park Towne Place Associates Limited Partnership

     We have audited the accompanying balance sheets of Park Towne Place Associates Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Park Towne Place Associates Limited Partnership as of December 31, 1997 and 1996, and the results of its operations, changes in partners' capital and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
February 18, 1998

         2746

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Investment in real estate
  Land......................................................  $ 2,000,000    $ 2,000,000
  Building and building improvements........................   54,262,367     52,102,912
  Personal property                                             3,636,532      4,736,247
                                                              -----------    -----------
                                                               59,898,899     58,839,159
  Less: accumulated depreciation............................   28,372,105     25,787,510
                                                              -----------    -----------
                                                               31,526,794     33,051,649
Cash and cash equivalents...................................      750,559      1,210,238
Tenant security deposits -- funded..........................      348,445        236,020
Mortgage escrow deposits....................................    1,240,346        898,273
Replacement reserves........................................      854,570      1,047,124
Prepaid expenses and other assets...........................      189,383        245,084
Deferred costs, net of accumulated amortization of $126,441
  in 1997 and $25,288 in 1996...............................      885,084        986,237
                                                              -----------    -----------
       Total assets.........................................  $35,795,181    $37,674,625
                                                              ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL

Liabilities applicable to investment in real property
  Mortgage payable..........................................  $38,221,155    $38,479,512
Other liabilities
  Accounts payable and accrued expenses.....................      856,255        836,951
  Loans payable -- affiliates...............................      356,872        356,872
  Accrued interest -- mortgage..............................      292,605        292,605
  Tenants security deposits.................................      304,623        234,609
                                                              -----------    -----------
       Total liabilities....................................   40,031,510     40,200,549
Partners' capital...........................................   (4,236,329)    (2,525,924)
                                                              -----------    -----------
       Total liabilities and partners' capital..............  $35,795,181    $37,674,625
                                                              ===========    ===========

                       See notes to financial statements

         2747

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31,

                                                                 1997           1996
                                                              -----------    -----------
Income
  Rental....................................................  $10,456,384    $ 9,958,898
  Interest income...........................................       47,002         31,324
  Other income..............................................      355,771        265,221
                                                              -----------    -----------
       Total income.........................................   10,859,157     10,255,443
                                                              -----------    -----------
Expenses
  Leasing...................................................      412,843        338,424
  General and administrative................................      268,967        251,048
  Management fees...........................................      339,661        305,176
  Utilities.................................................    1,384,814      1,334,489
  Repairs and maintenance...................................    1,774,431      1,613,779
  Ground rent...............................................           --        198,750
  Insurance.................................................      285,292        314,858
  Taxes.....................................................    1,248,278      1,248,750
                                                              -----------    -----------
       Total operating expenses.............................    5,714,286      5,605,274
Other expenses
  Depreciation..............................................    2,584,595      2,451,788
  Amortization..............................................      101,153         25,288
  Interest expense..........................................    3,500,628      3,710,129
  Other expenses............................................      668,900        278,496
                                                              -----------    -----------
       Total other expenses.................................   12,569,562     12,070,975
                                                              -----------    -----------
Net loss....................................................  $(1,710,405)   $(1,815,532)
                                                              ===========    ===========
Net loss allocated to Winthrop Financial Associates.........  $   (68,416)   $   (86,237)
                                                              ===========    ===========
Net loss allocated to Investor Limited Partners.............  $(1,624,885)   $(1,724,756)
                                                              ===========    ===========
Net loss allocated to PTP Properties, Inc...................  $   (17,104)   $    (4,539)
                                                              ===========    ===========
Net loss per unit outstanding -- Investor L.P...............  $    (4,272)   $    (4,539)
                                                              ===========    ===========

                       See notes to financial statements

         2748

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                          WINTHROP       INVESTOR          PTP
                                          FINANCIAL       LIMITED      PROPERTIES,
                                         ASSOCIATES      PARTNERS         INC.           TOTAL
                                         -----------    -----------    -----------    -----------
Balance, December 31, 1995.............  $(2,363,966)   $ 1,653,574     $      --     $  (710,392)
Transfer of interest...................      486,409             --      (486,409)             --
  Net loss.............................      (86,237)    (1,724,756)       (4,539)     (1,815,532)
                                         -----------    -----------     ---------     -----------
Balance, December 31, 1996.............   (1,963,794)       (71,182)     (490,948)     (2,525,924)
  Net loss.............................      (68,416)    (1,624,885)      (17,104)     (1,710,405)
                                         -----------    -----------     ---------     -----------
Balance, December 31, 1997.............  $(2,032,210)   $(1,696,067)    $(508,052)    $(4,236,329)
                                         ===========    ===========     =========     ===========

                       See notes to financial statements

         2749

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                                                 1997            1996
                                                              -----------    ------------
Cash flows from operating activities
  Net loss..................................................  $(1,710,405)   $ (1,815,532)
  Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities
     Depreciation and amortization..........................    2,685,748       2,477,076
     (Increase) decrease in tenant security
       deposits -- funded...................................     (112,425)          8,501
     (Increase) decrease in mortgage escrow deposits........     (342,073)         36,264
     Increase in deferred costs.............................           --      (1,011,525)
     Increase in accrued interest -- mortgage...............           --          15,372
     Decrease in prepaid expenses and other assets..........       55,701          94,138
     Increase (decrease) in accounts payable and accrued
       expenses.............................................       19,304         (44,626)
     Increase in tenant security deposits...................       70,014          39,035
                                                              -----------    ------------
       Net cash provided by (used in) operating
          activities........................................      665,864        (201,297)
                                                              -----------    ------------
Cash flows from investing activities
  Investment in land........................................           --      (2,000,000)
  Investment in rental property.............................   (1,059,740)     (1,018,933)
  Decrease (increase) in reserve for replacements...........      192,554      (1,047,124)
                                                              -----------    ------------
       Net cash used in investing activities................     (867,186)     (4,066,057)
                                                              -----------    ------------
Cash flows from financing activities
  Principal payments on mortgage............................     (258,357)    (33,414,321)
  Proceeds from mortgage....................................           --      38,500,000
  Increase in loans payable -- affiliates...................           --         356,872
  Payments on loans payable -- affiliates...................           --        (472,000)
                                                              -----------    ------------
       Net cash (used in) provided by financing
          activities........................................     (258,357)      4,970,551
                                                              -----------    ------------
       Net (Decrease) Increase in Cash and Cash
          Equivalents.......................................     (459,679)        703,197
Cash and cash equivalents, beginning........................    1,210,238         507,041
                                                              -----------    ------------
Cash and cash equivalents, end..............................  $   750,559    $  1,210,238
                                                              ===========    ============
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $ 3,500,628    $  3,694,757
                                                              ===========    ============

                       See notes to financial statements

         2750

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Park Towne Place Associates Limited Partnership, a Delaware limited partnership, was formed in November 1985 to acquire, renovate and operate a four-building apartment complex known as Park Towne Place (the "Property"). The Property consists of 969 apartment units and recreational and retail facilities situated on approximately 8.95 acres of land. The Partnership will terminate on December 31, 2035, or earlier upon the occurrence of certain events specified in the partnership agreement. The general partner of the Partnership is Winthrop Financial Associates, A Limited Partnership, a Maryland Limited Partnership ("WFA"). The initial limited partner of the Partnership was Three Winthrop Properties, Inc.

     Upon admission of the Investors to the Partnership, profits, losses and cash flow from normal operations were allocated 5% to WFA and 95% to the investor limited partners. The partnership sold 380 limited partnership units.

     Effective September 30, 1996, WFA withdrew from the Partnership as the general partner and assigned 1% of 5% interest to the new general partner, PTP Properties, Inc. WFA retained its remaining 4% interest which was converted to a limited partnership interest but is not considered an investor limited partner. Profits, losses and distributions of the partnership are allocated 1% to the general partner, 4% to WFA and 95% to the investor limited partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Property

     Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

  Deferred Costs

     Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

  Rental Income

     Rental income is recognized as rents become due. Rents received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

  Income Taxes

     No provision has been made for federal, state or local income taxes in the financial statements of the Partnership. The Partners are required to report on their individual income tax returns their allocable share of income, gains, losses, deductions and credits of the Partnership. The Partnership files its own tax return on the accrual basis.

         2751
                 PARK TOWN PLACE ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the statement of cash flows, the Partnership considers all highly liquid investments consisting of a money market fund to be cash equivalents.

NOTE B -- MORTGAGE PAYABLE

     On October 2, 1996, the Partnership refinanced its mortgage through GMAC Commercial Mortgage Corporation. The new mortgage, which had an original balance of $38,500,000, is secured by a deed of trust on the rental property and an assignment of property leases and rents, and is guaranteed by an affiliate of the general partner. The note bears interest at 9.125% per annum. Principal and interest are payable by the partnership in monthly installments of $313,249 through maturity on November 1, 2006, when all outstanding principal and accrued interest are due. Included in interest expense on the statements of operations for the year ended December 31, 1996 is $347,957 of a prepayment penalty paid to the old lender on refinancing its mortgage.

     Under agreements with the mortgage lender, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets.

     The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgage payable over each of the next five years are as follows:

                   DECEMBER 31,
                   ------------
  1998............................................  $285,095
  1999............................................   312,226
  2000............................................   341,939
  2001............................................   374,479
  2002............................................   410,117

NOTE C -- INVESTMENT IN LAND

     The land on which the property was located was previously owned by 2200 Benjamin Franklin Parkway Associates Limited Partnership (the "fee owner"), and served as landlord under the ground lease. The general partner of the fee owner is Nine St. James Leasing Co., whose shareholders are affiliates of the general partner and WFA.

     On September 30, 1996, the partnership executed an option in their ground lease to purchase the land for $2,000,000 from the fee owner. The partnership financed a portion of the purchase through the refinancing as described in note
B. The remaining balance due to the fee owner at December 31, 1997 and 1996 is $356,872. This amount is noninterest bearing and payable upon sale or refinancing of the property.

NOTE D -- TAXABLE LOSS

     The Partnership's taxable loss for 1997 and 1996 differs from the net loss for financial reporting purposes primarily due to differences in the recognition of depreciation incurred by the Partnership and the recognition

         2752
                 PARK TOWN PLACE ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of interest expense on the mortgage loan under the economic accrual method for tax purposes. The taxable losses for 1997 and 1996 are as follows:

                                                               1997           1996
                                                            -----------    -----------
Net loss for financial reporting purposes.................  $(1,708,604)   $(1,815,532)
Accelerated depreciation on real and personal property....       (5,810)        14,787
Interest expense under the economic accrual method........           --        485,838
Other.....................................................           --             20
                                                            -----------    -----------
Taxable loss..............................................  $(1,714,414)   $(1,314,887)
                                                            ===========    ===========

NOTE E -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges by and commitments to companies affiliated by common ownership and management with the general partner and WFA. Related party transactions with the general partner, WFA and its affiliates include the following:

          The Partnership incurred ground rent expense of $198,750 in 1996.

          The Partnership was managed by Winthrop Management (through October 27, 1997), an affiliate of the general partner and WFA, which received an annual property management fee equal to 2% of gross operating revenues for the properties. Fees of $196,956 and $203,451 were charged to operations for 1997 and 1996, respectively.

          On October 28, 1997, the partnership terminated Winthrop Management as the managing agent and appointed Insignia Residential Group, LP ("Insignia") as the new management agent. (See note G to the financial statements.) The current management agreement provides for a property management fee equal to 3% of the gross operating revenues generated by the properties. Fees of $54,931 were charged to operations for the year ended December 31, 1997.

          Management fees include $87,774 and $101,725 in 1997 and 1996, respectively, representing consulting management fees equal to 1% of gross collections, paid to an affiliate through October 27, 1997. An investor service fee of $77,359 and $95,634 in 1997 and 1996, respectively, was paid to an affiliate and is included in other expenses.

          In May of 1994 an affiliate of the general partner and WFA agreed to advance the Partnership $300,000 in a noninterest bearing revolving line of credit. During 1995, the affiliate advanced an additional $240,000, and the Partnership repaid $68,000 of the advances. During 1996, the outstanding balance of $472,000 was repaid with refinancing proceeds as more fully described in note B.

          Included in other expenses is $18,982 of asset management fees and $8,892 of general partner reimbursement charged to operations in 1997. The amounts are payable to an affiliate of the general partner starting in November 1997. At December 31, 1997, $27,874 remains payable.

NOTE F -- CONCENTRATION OF CREDIT RISK

     The partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1997, the uninsured portion of the cash balance held in one of the banks was $248,445.

NOTE G -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group acquired 100% of the Class B Stock of First Winthrop Corporation, an affiliate of the general partner.

         2753

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

         2754

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-18
Balance Sheets..............................................  F-19
Statements of Operations....................................  F-20
Statements of Partners' Capital.............................  F-21
Statements of Cash Flows....................................  F-22
Notes to Financial Statements...............................  F-23

         2755

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Park Towne Place Associates Limited Partnership

     We have audited the accompanying balance sheets of Park Towne Place Associates Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Park Towne Place Associates Limited Partnership as of December 31, 1996 and 1995, and the results of its operations, changes in partners' capital and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                        /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
January 24, 1997

         2756

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996           1995
                                                              -----------    -----------
Investment in Real Estate
  Land......................................................  $ 2,000,000    $        --
  Building and building improvements........................   52,102,912     52,102,912
  Personal property.........................................    4,736,247      3,717,314
                                                              -----------    -----------
                                                               58,839,159     55,820,226
  Less: accumulated depreciation............................   25,787,510     23,335,722
                                                              -----------    -----------
                                                               33,051,649     32,484,504
Cash and cash equivalents...................................    1,210,238        507,041
Tenant security deposits -- funded..........................      236,020        244,521
Mortgage escrow deposits....................................      898,273        934,537
Replacement reserves........................................    1,047,124             --
Prepaid expenses and other assets...........................      245,084        339,222
Deferred costs, net of accumulated amortization of $25,288
  in 1996...................................................      986,237             --
                                                              -----------    -----------
       Total Assets.........................................  $37,674,625    $34,509,825
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Liabilities applicable to investment in real property
  Mortgage payable..........................................  $38,479,512    $33,393,833
Other liabilities
  Accounts payable and accrued expenses.....................      836,951        881,577
  Loans payable -- affiliates...............................      356,872        472,000
  Accrued interest -- mortgage..............................      292,605        277,233
  Tenants security deposits.................................      234,609        195,574
                                                              -----------    -----------
       Total Liabilities....................................   40,200,549     35,220,217
Partners' Capital...........................................   (2,525,924)      (710,392)
                                                              -----------    -----------
Total Liabilities and Partners' Capital.....................  $37,674,625    $34,509,825
                                                              ===========    ===========

                       See notes to financial statements

         2757

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996           1995
                                                              -----------    -----------
Income
  Rental....................................................  $ 9,958,898    $ 9,885,828
  Interest income...........................................       31,324         14,859
  Other income..............................................      265,221        363,170
                                                              -----------    -----------
       Total Income.........................................   10,255,443     10,263,857
                                                              -----------    -----------
Expenses
  Leasing...................................................      338,424        312,607
  General and administrative................................      251,048        275,629
  Management Fees...........................................      305,176        304,306
  Utilities.................................................    1,334,489      1,020,416
  Repairs and Maintenance...................................    1,613,779      1,589,236
  Ground Rent...............................................      198,750        265,000
  Insurance.................................................      314,858        299,283
  Taxes.....................................................    1,248,750      1,255,565
                                                              -----------    -----------
       Total Operating Expenses.............................    5,605,274      5,322,042
Other expenses
  Depreciation..............................................    2,451,788      2,443,474
  Amortization..............................................       25,288         87,174
  Interest expense..........................................    3,710,129      3,313,671
  Other expense.............................................      278,496        178,704
                                                              -----------    -----------
       Total Other Expenses.................................   12,070,975     11,345,065
                                                              -----------    -----------
Net Loss....................................................  $(1,815,532)   $(1,081,208)
                                                              ===========    ===========
Net loss allocated to Winthrop Financial Associates.........  $   (86,237)   $   (54,060)
                                                              ===========    ===========
Net loss allocated to Investor Limited Partners.............  $(1,724,756)   $(1,027,148)
                                                              ===========    ===========
Net loss allocated to PTP Properties, Inc. .................  $    (4,539)   $        --
                                                              ===========    ===========
Net loss per unit outstanding -- Investor L.P. .............  $    (4,539)   $    (2,703)
                                                              ===========    ===========

                       See notes to financial statements

         2758

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                          WINTHROP       INVESTOR          PTP
                                          FINANCIAL       LIMITED      PROPERTIES,
                                         ASSOCIATES      PARTNERS         INC.           TOTAL
                                         -----------    -----------    -----------    -----------
Balance, December 31, 1994.............  $(2,309,906)   $ 2,680,722     $      --     $   370,816
  Net loss.............................      (54,060)    (1,027,148)           --      (1,081,208)
                                         -----------    -----------     ---------     -----------
Balance, December 31, 1995.............   (2,363,966)     1,653,574            --        (710,392)
Transfer of interest...................      486,409             --      (486,409)             --
  Net loss.............................      (86,237)    (1,724,756)       (4,539)     (1,815,532)
                                         -----------    -----------     ---------     -----------
Balance, December 31, 1996.............  $(1,963,794)   $   (71,182)    $(490,948)    $(2,525,924)
                                         ===========    ===========     =========     ===========

                       See notes to financial statements

         2759

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                  1996           1995
                                                              ------------    -----------
Cash flows from operating activities
  Net loss..................................................  $ (1,815,532)   $(1,081,208)
  Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities
     Depreciation and amortization..........................     2,477,076      2,530,648
     (Increase) decrease in tenant security
       deposits -- funded...................................         8,501       (110,596)
     Decrease in mortgage escrow deposits...................        36,264          3,246
     Increase in deferred costs.............................    (1,011,525)            --
     Increase in accrued interest -- mortgage...............        15,372             --
     Decrease (increase) in prepaid expenses and other
       assets...............................................        94,138       (179,871)
     (Decrease) increase in accounts payable and accrued
       expenses.............................................       (44,626)         3,051
     Increase in tenant security deposits...................        39,035         63,964
                                                              ------------    -----------
       Net cash provided by (used in) operating
          activities........................................      (201,297)     1,229,234
                                                              ------------    -----------
Cash flows from investing activities
  Investment in land........................................    (2,000,000)            --
  Investment in rental property.............................    (1,018,933)      (718,561)
  Increase in reserve for replacements......................    (1,047,124)            --
                                                              ------------    -----------
       Net cash used in investing activities................    (4,066,057)      (718,561)
                                                              ------------    -----------
Cash flows from financing activities
  Principal payments on mortgage............................   (33,414,321)      (295,256)
  Proceeds from mortgage....................................    38,500,000             --
  Increase in loans payable -- affiliates...................       356,872        172,000
  Payments on loans payable -- affiliates...................      (472,000)            --
                                                              ------------    -----------
       Net cash provided by (used in) financing
          activities........................................     4,970,551       (123,256)
                                                              ------------    -----------
Net increase in cash and cash equivalents...................       703,197        387,417
Cash and cash equivalents, beginning........................       507,041        119,624
                                                              ------------    -----------
Cash and cash equivalents, end..............................  $  1,210,238    $   507,041
                                                              ============    ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $  3,694,757    $ 3,313,671
                                                              ============    ===========

                       See notes to financial statements

         2760

                PARK TOWNE PLACE ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Park Towne Place Associates Limited Partnership, a Delaware limited partnership, was formed in November 1985 to acquire, renovate and operate a four-building apartment complex known as Park Towne Place (the "Property"). The Property consists of 969 apartment units and recreational and retail facilities situated on approximately 8.95 acres of land. The Partnership will terminate on December 31, 2035, or earlier upon the occurrence of certain events specified in the Partnership Agreement. The general partner of the Partnership is Winthrop Financial Associates, A Limited Partnership, a Maryland Limited Partnership ("WFA"). The initial limited partner of the Partnership was Three Winthrop Properties, Inc.

     Upon admission of the Investors to the Partnership, profits, losses and cash flow from normal operations were allocated 5% to WFA and 95% to the Investor Limited Partners.

     Effective September 30, 1996, WFA withdrew from the Partnership as the general partner and assigned 1% of 5% interest to the new general partner, PTP Properties, Inc. WFA retained its remaining 4% interest which was converted to a limited partnership interest but is not considered an investor limited partner. Profits, losses and distributions of the partnership are allocated 1% to the general partner, 4% to WFA and 95% to the investor limited partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Property

     Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

  Deferred Costs

     Mortgage costs are amortized over the term of the mortgage loan using the straight line method.

  Rental Income

     Rental income is recognized as rents become due. Rents received in advance are deferred until earned. All leases between the Partnership and tenants of the property are operating leases.

  Income Taxes

     No provision has been made for Federal, state or local income taxes in the financial statements of the Partnership. The Partners are required to report on their individual income tax returns their allocable share of income, gains, losses, deductions and credits of the Partnership. The Partnership files its own tax return on the accrual basis.

         2761
                 PARK TOWN PLACE ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the statement of cash flows, the Partnership considers all highly liquid investments consisting of a money market fund to be cash equivalents. The carrying amount of $1,200,015 approximates fair value because of the short maturity of this instrument.

NOTE B -- MORTGAGE PAYABLE

     On October 2, 1996, the Partnership refinanced its mortgage through GMAC Commercial Mortgage Corporation. The new mortgage, which had an original balance of $38,500,000, is secured by a deed of trust on the rental property and an assignment of property leases and rents, and is guaranteed by an affiliate of the general partner. The note bears interest at 9.125% per annum. Principal and interest are payable by the partnership in monthly installments of $313,249 through maturity on November 1, 2006, when all outstanding principal and accrued interest are due. Included in interest expense on the statements of operations for the year ended December 31, 1996 is $347,957 of a prepayment penalty paid to the old lender on refinancing its mortgage.

     Under agreements with the mortgage lender, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets.

     The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgage payable over each of the next five years are as follows:

                   DECEMBER 31,
                   ------------
     1997.........................................   $260,321
     1998.........................................    285,095
     1999.........................................    312,226
     2000.........................................    341,939
     2001.........................................    374,479

NOTE C -- INVESTMENT IN LAND

     The land on which the property was located was previously owned by 2200 Benjamin Franklin Parkway Associates Limited Partnership (the "Fee Owner"), and served as landlord under the ground lease. The general partner of the Fee Owner is Nine St. James Leasing Co., whose shareholders are affiliates of the general partner and WFA.

     On September 30, 1996, the partnership executed an option in their ground lease to purchase the land for $2,000,000 from the fee owner. The partnership financed a portion of the purchase through the refinancing as described in Note
B. The remaining balance due to the Fee Owner at December 31, 1996 is $356,872. This amount is noninterest bearing and payable upon sale or refinancing of the property.

NOTE D -- TAXABLE LOSS

     The Partnership's taxable loss for 1996 and 1995 differs from the net loss for financial reporting purposes primarily due to differences in the recognition of depreciation incurred by the Partnership and the recognition

         2762
                 PARK TOWN PLACE ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of interest expense on the Mortgage Loan under the economic accrual method for tax purposes. The taxable losses for 1996 and 1995 are as follows:

                                                               1996           1995
                                                            -----------    -----------
  Net loss for financial reporting purposes.............    $(1,815,532)   $(1,081,208)
  Accelerated depreciation on real and personal
    property............................................         14,787        126,950
  Interest expense under the economic accrual method....        485,838        131,950
  Other.................................................             20        (18,000)
                                                            -----------    -----------
  Taxable loss..........................................    $(1,314,887)   $  (840,308)
                                                            ===========    ===========

NOTE E -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges by and commitments to companies affiliated by common ownership and management with the general partner and WFA. Related party transactions with the general partner, WFA and its affiliates include the following:

     The Partnership incurred ground rent expense of $198,750 in 1996 and $265,000 in 1995.

     Management fees includes $101,725 and $101,436 in 1996 and 1995, respectively, representing Consulting Management fees equal to 1% of gross collections, paid to an affiliate. An Investor Service Fee of $95,634 in 1996 and 1995 was paid to an affiliate and is included in other expenses.

     On March 1, 1989, an affiliate took over the on-site management of the property. Management fees include $203,451 and $202,870 in 1996 and 1995, respectively, representing property management fees, equal to 2% of gross collections, paid to the affiliate.

     In May of 1994 an affiliate of the general partner and WFA agreed to advance the Partnership $300,000 in a noninterest bearing revolving line of credit. During 1995, the affiliate advanced an additional $240,000, and the Partnership repaid $68,000 of the advances. During 1996, the outstanding balance of $472,000 was repaid with refinancing proceeds as more fully described in note B.

NOTE F -- CONCENTRATION OF CREDIT RISK

     The partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1996, the uninsured portion of the cash balance held in one of the banks was $4,991.

         2763

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2764

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2765

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2766

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED        , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                           QUAIL RUN ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY            WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.      WE HAVE RETAINED ROBERT    EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
A. STANGER & CO., INC. TO CONDUCT AN            MINIMUM NUMBER OF UNITS BEING TENDERED.
ANALYSIS OF THE OFFER AND TO RENDER AN                YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OPINION AS TO THE FAIRNESS TO YOU OF THE        IF YOU TENDER YOUR UNITS.
OFFER CONSIDERATION FROM A FINANCIAL POINT            OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
OF VIEW.      OUR OFFER CONSIDERATION WILL      COLORADO TIME, ON             , 1998, UNLESS WE
BE REDUCED FOR ANY DISTRIBUTIONS                EXTEND THE DEADLINE.
SUBSEQUENTLY MADE BY YOUR PARTNERSHIP PRIOR
TO THE EXPIRATION OF OUR OFFER.

SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2767

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Quail Run
    Associates, L.P............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         2768

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................   F-1
OPINION OF ROBERT A. STANGER & CO., INC........   A-1

         2769

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Quail Run Associates, L.P. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

         2770

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

         2771

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership paid distributions of $80.72 per unit for year ended
     December 31, 1997 (equivalent to $               on an annual basis). We
     will pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business

         2772

     that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

         2773

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         2774

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2775

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2776

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         2777

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         2778

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's) revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         2779

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         2780

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the

         2781

     offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax-Deferral   % Preferred OP Units
       rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

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     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

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     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your
partners) will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The

         2784

     exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

         2785

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

         2786

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership, but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $65,350 in 1996, $69,823 in 1997 and $36,150 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Quail Run Associates, L.P. is a Delaware limited partnership which was formed on May 28, 1984 for the purpose of owning and operating a single apartment property located in

         2787

Zionsville, Indiana, known as "Quail Run Apartments". In 1979, it completed a private placement of units that raised net proceeds of approximately $3,300,000. Quail Run Apartments consists of 166 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2007, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $4,038,074, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $143,487, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2788

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2789

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2790

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         2791

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2792

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         2793

          SUMMARY FINANCIAL INFORMATION OF QUAIL RUN ASSOCIATES, L.P.

     The summary financial information of Quail Run Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Quail Run Associates, L.P. for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is derived from on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                           QUAIL RUN ASSOCIATES, L.P.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
  Total Revenues...............  $   720,226   $   696,344   $ 1,408,880   $ 1,312,973   $ 1,252,296   $ 1,213,937   $ 1,144,883
  Net Income/(Loss)............      106,937       140,803        73,289        78,787        (8,263)      (57,114)     (276,272)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...    2,263,174     2,197,210     2,273,430     2,230,763     2,204,420     2,108,266     2,242,430
  Total Assets.................    2,679,228     2,621,467     2,628,931     2,625,527     2,625,285     2,580,239     2,649,766
  Mortgage Notes Payable,
    including Accrued
    Interest...................    4,454,100     4,548,773     4,518,914     4,608,858     4,691,283     4,766,820     4,836,043
  Partners'
    Capital/(Deficit)..........  $(2,260,075)  $(2,299,378)  $(2,369,595)  $(2,440,301)  $(2,519,088)  $(2,510,825)  $(2,453,711)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                AIMCO OPERATING
                                                                  PARTNERSHIP                YOUR PARTNERSHIP
                                                           -------------------------   -----------------------------
                                                           SIX MONTHS                   SIX MONTHS
                                                             ENDED       YEAR ENDED        ENDED        YEAR ENDED
                                                            JUNE 30,    DECEMBER 31,     JUNE 30,      DECEMBER 31,
                                                              1998          1997           1998            1997
                                                           ----------   ------------   -------------   -------------
Cash distributions per unit outstanding..................    $1.125        $1.85                  $0              $0

         2794

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         2795

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         2796

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $       , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your
units for the six months ended June 30, 1998 were        (equivalent to $
on an annualized basis). This is equivalent to distributions of $          per
year on the number of Tax-Deferral      % Preferred OP Units, or distributions
of $          per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         2797

     Moody's Revision of AIMCO's Outlook of Ratings To Negative. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         2798

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your Partnership has required funding from its partners. Continuation of its operations is dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

         2799

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and Tax-Deferral      % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your Partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2800

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2801

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2802

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

         2803

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         2804

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         2805

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         2806

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from           , 1998 (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
               , 1998 (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative
         2807

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         2808

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         2809

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         2810

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any
         2811

distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         2812

Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2813

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2814

in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2815

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2816
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2817
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2818

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you
         2819

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized
         2820

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2821

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from to this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2822

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2823

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $       , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the year ended December 31, 1997 were $80.72. This is equivalent to
     distributions of $          per year on the number of Tax-Deferral      %
     Preferred OP Units, or distributions of $          per year on the number
     of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are
     expected to be        , immediately following our offer, than the
     distributions with respect to your units. This is equivalent to
     distributions of $          per year on the number of Tax-Deferral      %
     Preferred OP Units or distributions of $          per year on the number of
     Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

         2824

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         2825

apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................     Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         2826

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also
         2827

performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of

         2828

your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2829

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Quail Run Apartments.                               Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Available Cash Flow (as defined in your        of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2007.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to purchase, hold,          The purpose of the AIMCO Operating Partnership is to
lease, manage and operate your partnership's property.       conduct any business that may be lawfully conducted by
Subject to restrictions contained in your partnership's      a limited partnership organized pursuant to the
agreement of limited partnership, your partnership may       Delaware Revised Uniform Limited Partnership Act (as
perform all acts necessary or appropriate in connection      amended from time to time, or any successor to such
therewith and reasonably related thereto, including          statute) (the "Delaware Limited Partnership Act"),
borrowing money and creating liens.                          provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2830
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling units for cash and notes to              time to the limited partners and to other persons, and
selected persons who fulfill the requirements set forth      to admit such other persons as additional limited
in your partnership's agreement of limited partnership.      partners, on terms and conditions and for such capital
The capital contribution need not be equal for all           contributions as may be established by the general
limited partners and no action or consent is required        partner in its sole discretion. The net capital
in connection with the admission of any additional           contribution need not be equal for all OP Unitholders.
limited partners.                                            No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership          The AIMCO Operating Partnership may lend or contribute
specifies certain contracts to be entered into with the      funds or other assets to its subsidiaries or other
general partner and its affiliates and the compensation      persons in which it has an equity investment, and such
to be paid under such contracts. In addition, the            persons may borrow funds from the AIMCO Operating
general partner may loan your partnership such               Partnership, on terms and conditions established in the
additional sums as the general partner deems                 sole and absolute discretion of the general partner. To
appropriate and necessary for the conduct of your            the extent consistent with the business purpose of the
partnership's business. Such loans by the general            AIMCO Operating Partnership and the permitted
partner or its affiliates will be upon such terms and        activities of the general partner, the AIMCO Operating
for such maturities as the general partner deems             Partnership may transfer assets to joint ventures,
reasonable and will bear interest at a rate the greater      limited liability companies, partnerships,
of 2 1/2% over the base rate then being charged by           corporations, business trusts or other business
Third National Bank in Nashville, Nashville, Tennessee       entities in which it is or thereby becomes a
or the actual cost to such lender to borrow such funds       participant upon such terms and subject to such
and the terms thereof as to security and other charges       conditions consistent with the AIMCO Operating Part-
or fees will be at least as favorable to your                nership Agreement and applicable law as the general
partnership as those negotiated by unaffiliated lenders      partner, in its sole and absolute discretion, believes
on comparable loans for the same purpose in the same         to be advisable. Except as expressly permitted by the
locale.                                                      AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money in the ordinary course of business and       restrictions on borrowings, and the general partner has
in connection with certain loans specified in your           full power and authority to borrow money on behalf of
partnership's agreement of limited partnership, which        the AIMCO Operating Partnership. The AIMCO Operating
includes loans secured by your partnership's property.       Partnership has credit agreements that restrict, among
However, except for such loans specified in your part-       other things, its ability to incur indebtedness. See
nership's agreement of limited partnership, the limited      "Risk Factors -- Risks of Significant Indebtedness" in
partners owning 51% of the outstanding units must            the accompanying Prospectus.
approve the mortgaging of all or substantially all of
the assets of your partnership and, in any case, the
general partner may not incur any indebtedness pursuant
to a non-recourse loan if the creditor will have or
acquire, at any time, as a result of the making of the
loan, any direct or indirect interest in the profits,
capital or property of your partnership other than as a
secured creditor.

         2831
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the          with a statement of the purpose of such demand and at
current list of the names and addresses of all limited       such OP Unitholder's own expense, to obtain a current
partner at the principal office of the general partner       list of the name and last known business, residence or
in Tennessee at all reasonable times.                        mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The management and control of your partnership and its       All management powers over the business and affairs of
business and affairs rest exclusively with the general       the AIMCO Operating Partnership are vested in AIMCO-GP,
partner, which has all the rights and power which may        Inc., which is the general partner. No OP Unitholder
be possessed by the general partner pursuant to              has any right to participate in or exercise control or
applicable law or are necessary, advisable or                management power over the business and affairs of the
convenient to the discharge of its duties under your         AIMCO Operating Partnership. The OP Unitholders have
partnership's agreement of limited partnership. Subject      the right to vote on certain matters described under
to the limitations the forth in your partnership's           "Comparison of Ownership of Your Units and AIMCO OP
agreement of limited partnership, the general partner        Units -- Voting Rights" below. The general partner may
has the right, power and authority to exercise full and      not be removed by the OP Unitholders with or without
complete discretion in the management and control of         cause.
the business of your partnership. Limited partners may
not take part in or interfere in any with the conduct        In addition to the powers granted a general partner of
or control of the business of your partnership and have      a limited partnership under applicable law or that are
no right or authority to act for or bind your                granted to the general partner under any other
partnership in any manner, except as otherwise provided      provision of the AIMCO Operating Partnership Agreement,
in your partnership's agreement of limited partnership.      the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any limited partner        partner is not liable to the AIMCO Operating
for any acts or failures to do any act performed by it       Partnership for losses sustained, liabilities incurred
in the absence of their willful malfeasance or gross         or benefits not derived as a result of errors in
negligence. Your partnership's agreement of limited          judgment or mistakes of fact or law of any act or
partnership does not provide for indemnification of the      omission if the general partner acted in good faith.
general partner by your partnership for any acts or          The AIMCO Operating Partnership Agreement provides for
omissions performed by them.                                 indemnification of AIMCO, or any director or officer of
                                                             AIMCO (in its capacity as the previous general partner
                                                             of the AIMCO Operating Partnership), the general
                                                             partner, any officer or director of general partner or
                                                             the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         2832
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner for cause upon a vote of the limited         affairs of the AIMCO Operating Partnership. The general
partners owning at least 51% of the outstanding units.       partner may not be removed as general partner of the
The general partner may resign with the approval of the      AIMCO Operating Partnership by the OP Unitholders with
limited partners owning at least 51% of the outstanding      or without cause. Under the AIMCO Operating Partnership
units upon the giving of notice to any remaining             Agreement, the general partner may, in its sole
general partner and the limited partners. All the            discretion, prevent a transferee of an OP Unit from
limited partners must approve the election of a              becoming a substituted limited partner pursuant to the
substitute or additional general partner. A limited          AIMCO Operating Partnership Agreement. The general
partner may not transfer his interests without the           partner may exercise this right of approval to deter,
written consent of the general partner which may be          delay or hamper attempts by persons to acquire a
withheld at the sole discretion of the general partner.      controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to add                     in the AIMCO Operating Partnership Agreement, whereby
representations, duties or obligations of the general        the general partner may, without the consent of the OP
partner or its affiliates or surrender any right or          Unitholders, amend the AIMCO Operating Partnership
power granted to the general partner or their                Agreement, amendments to the AIMCO Operating
affiliates in your partnership's agreement of limited        Partnership Agreement require the consent of the
partnership for the benefit of the limited partners, to      holders of a majority of the outstanding Common OP
cure any ambiguity, to correct or supplement any             Units, excluding AIMCO and certain other limited
provision which may be inconsistent with any other           exclusions (a "Majority in Interest"). Amendments to
provision provided that the general partner receive an       the AIMCO Operating Partnership Agreement may be
opinion of counsel that such amendment does not              proposed by the general partner or by holders of a
adversely affect the rights of the limited partners and      Majority in Interest. Following such proposal, the
to admit additional or substituted limited partners.         general partner will submit any proposed amendment to
Any other amendments to your partnership's agreement of      the OP Unitholders. The general partner will seek the
limited partnership must be approved by the limited          written consent of the OP Unitholders on the proposed
partners owning 51% of the units. The general partner        amendment or will call a meeting to vote thereon. See
must submit a written statement of the proposed amend-       "Description of OP Units -- Amendment of the AIMCO
ment together with their recommendation as to such           Operating Partnership Agreement" in the accompanying
proposed amendment. For the purposes of obtaining the        Prospectus.
consent of the limited partners, the general partner
may require responses within a specified time, which
may not be less than 30 days, and failure to respond in
such time will constitute a vote which is consistent
with the general partner's recommendation with respect
to such proposal.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         2833
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, except as provided under applicable law, a      negligence, no OP Unitholder has personal liability for
limited partner is not bound by or personally liable         the AIMCO Operating Partnership's debts and
for the expenses, liabilities or obligations of your         obligations, and liability of the OP Unitholders for
partnership in excess of such limited partners' capital      the AIMCO Operating Partnership's debts and obligations
contribution, including deferred payment to be made by       is generally limited to the amount of their invest-
such limited partner for its units, and any mandatory        ment in the AIMCO Operating Partnership. However, the
assessments provided for in your partnership's               limitations on the liability of limited partners for
agreement of limited partnership which may be levied         the obligations of a limited partnership have not been
against those limited partners who do not pay for            clearly established in some states. If it were
issued units entirely in cash.                               determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must manage and             partnership agreement, Delaware law generally requires
control your partnership, its business and affairs to        a general partner of a Delaware limited partnership to
the best of its abilities and must use its best efforts      adhere to fiduciary duty standards under which it owes
to carry out the business of your partnership. The           its limited partners the highest duties of good faith,
general partner must devote itself to the business of        fairness and loyalty and which generally prohibit such
your partnership to the extent that they, in their           general partner from taking any action or engaging in
discretion, deem necessary for the efficient carrying        any transaction as to which it has a conflict of
on thereof. The general partner must act as a fiduciary      interest. The AIMCO Operating Partnership Agreement
with respect to the safekeeping and use of the funds         expressly authorizes the general partner to enter into,
and assets of your partnership. However, the general         on behalf of the AIMCO Operating Partnership, a right
partner may engage in whatever activities it chooses,        of first opportunity arrangement and other conflict
whether or not the same be competitive with your             avoidance agreements with various affiliates of the
partnership, without having or incurring any obligation      AIMCO Operating Partnership and the general partner, on
to offer any interest in such activities to your             such terms as the general partner, in its sole and
partnership or any limited partner.                          absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         2834
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the vote of      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
the limited partners owning 51% of       Operating Partnership Agreement,         have voting rights only with
the outstanding units is necessary       the holders of the Preferred OP          respect to certain limited matters
to remove the general partner or         Units will have the same voting          such as certain amendments and
any other general partner, ap-           rights as holders of the Common OP       termination of the AIMCO Operating
prove the resignation of the             Units. See "Description of OP            Partnership Agreement and certain
general partner, change the nature       Units" in the accompanying               transactions such as the
of your partnership's business and       Prospectus. So long as any               institution of bankruptcy
approve, amend your partnership's        Preferred OP Units are outstand-         proceedings, an assignment for the
agreement of limited partnership or      ing, in addition to any other vote       benefit of creditors and certain
disapprove the sale of all or            or consent of partners required by       transfers by the general partner of
substantially all of the assets of       law or by the AIMCO Operating            its interest in the AIMCO Operating
                                         Partnership Agree-                       Part-

         2835
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership. All limited            ment, the affirmative vote or            nership or the admission of a
partners must approve the election       consent of holders of at least 50%       successor general partner.
of a substitute or additional            of the outstanding Preferred OP
general partner.                         Units will be necessary for              Under the AIMCO Operating Partner-
The general partner may cause the        effecting any amendment of any of        ship Agreement, the general partner
dissolution of the your partnership      the provisions of the Partnership        has the power to effect the
by retiring. In such event, the          Unit Designation of the Preferred        acquisition, sale, transfer,
business of your partnership may be      OP Units that materially and             exchange or other disposition of
continued if, within ninety days,        adversely affects the rights or          any assets of the AIMCO Operating
the limited partners holding at          preferences of the holders of the        Partnership (including, but not
least 51% of the units elect a new       Preferred OP Units. The creation or      limited to, the exercise or grant
general partner to continue the          issuance of any class or series of       of any conversion, option,
business of your partnership, in         partnership units, including,            privilege or subscription right or
reconstituted form if necessary.         without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of the Available Cash      $      per Preferred OP Unit;            tribute quarterly all, or such
Flow will be made in quarterly           provided, however, that at any time      portion as the general partner may
installments within 45 days after        and from time to time on or after        in its sole and absolute discretion
the end of such quarter or at such       the fifth anniversary of the issue       determine, of Available Cash (as
time or times as the general             date of the Preferred OP Units, the      defined in the AIMCO Operating
partner deems practical. The             AIMCO Operating Partnership may          Partnership Agreement) generated by
distributions payable to the             adjust the annual distribution rate      the AIMCO Operating Partnership
partners are not fixed in amount         on the Preferred OP Units to the         during such quarter to the general
and depend upon the operating            lower of (i)     % plus the annual       partner, the special limited
results and net sales or                 interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Your               dividend rate on the most recently       with respect to such quarter, in
partnership has not made                 issued AIMCO non-convertible             accordance with their respective
distributions in the past and is         preferred stock which ranks on a         interests in the AIMCO Operating
not projected to make distributions      parity with its Class H Cumu-            Partnership on such record date.
in 1988.                                                                          Holders of any other Pre-

         2836
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such             Preferred OP Units and the               OP Units. The AIMCO Operating Part-
transferee will become a                 Preferred OP Units are not listed        nership Agreement restricts the
substituted limited partner if: (1)      on any securities exchange. The          transferability of the OP Units.
the transfer is not in respect of        Preferred OP Units are subject to        Until the expiration of one year
fractional units, except in limited      restrictions on transfer as set          from the date on which an OP
circumstances, (2) the assignor and      forth in the AIMCO Operating             Unitholder acquired OP Units,
assignee execute, acknowledge and        Partnership Agreement.                   subject to certain exceptions, such
deliver instruments of transfer                                                   OP Unitholder may not transfer all
satisfactory to the general              Pursuant to the AIMCO Operating          or any portion of its OP Units to
partner, (3) the transferor pays         Partnership Agreement, until the         any transferee without the consent
the transfer fee, (4) the general        expiration of one year from the          of the general partner, which
partner consent, which consent will      date on which a holder of Preferred      consent may be withheld in its sole
be withheld if, among other              OP Units acquired Preferred OP           and absolute discretion. After the
reasons, the transfer violates           Units, subject to certain                expiration of one year, such OP
Federal or state securities laws or      exceptions, such holder of               Unitholder has the right to
results in the termination of your       Preferred OP Units may not transfer      transfer all or any portion of its
partnership for tax purposes and         all or any portion of its Pre-           OP Units to any person, subject to
(6) the assignor and assignee have       ferred OP Units to any transferee        the satisfaction of certain
complied with such other conditions      without the consent of the general       conditions specified in the AIMCO
as set forth in your partner-            partner, which consent may be            Operating Partnership Agreement,
ship's agreement of limited              withheld in its sole and absolute        including the general partner's
partnership.                             discretion. After the expiration of      right of first refusal. See
There are no redemption rights           one year, such holders of Preferred      "Description of OP Units --
associated with your units.              OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         2837
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2838

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $65,350 in 1996, $69,823 in 1997 and $36,150 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2839

                                YOUR PARTNERSHIP

GENERAL

     La Colina Partners, Ltd. is a Delaware limited partnership which raised net proceeds of approximately $3,300,000 in 1979 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 32 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 28, 1984 for the purpose of owning and operating a single apartment property located in Zionsville, Indiana, known as "Quail Run Apartments." Your partnership's property consists of 166 apartment units. The total rentable square footage of your partnership's property is 197,120 square feet. The average annual rent per apartment unit is approximately $8,021.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $65,350, $69,823 and $36,150, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2007 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         2840

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a first mortgage note outstanding of $4,038,074, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in October 2003. There is a second mortgage with an outstanding balance of $143,487 as of June 30, 1998, and with substantially similar terms as the first. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         2841

     Below is selected financial information for Quail Run Associates, L.P. taken from the financial statements described above. The 1994 and 1993 amounts have been derived from the audited financial statements which are not included in the Prospectus Supplement. See "Index to Financial Statements."

                                                                 QUAIL RUN ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $    97,503   $    81,052   $    29,913   $   176,331   $   129,592   $   133,495   $    43,569
Land & Building..............    6,550,230     6,328,816     6,477,989     6,279,871     6,096,135     5,856,607     5,771,073
Accumulated Depreciation.....   (4,287,057)   (4,131,606)   (4,204,559)   (4,049,108)   (3,891,715)   (3,748,341)   (3,528,643)
Other Assets.................      318,551       343,205       325,588       285,313       291,273       338,478       363,767
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 2,679,227   $ 2,621,467   $ 2,628,931   $ 2,318,433   $ 2,625,285   $ 2,580,239   $ 2,649,766
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 4,454,100   $ 4,548,773   $ 4,518,914   $ 4,608,858   $ 4,691,283   $ 4,766,820   $ 4,836,043
Other Liabilities............      485,202       372,072       479,612       456,970       453,090       324,244       267,434
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    4,939,302     4,920,845     4,998,526     5,065,828     5,144,373     5,091,064     5,103,477
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(2,260,075)  $(2,299,378)  $(2,369,595)  $(2,440,301)  $(2,519,088)  $(2,510,825)  $(2,453,711)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                      QUAIL RUN ASSOCIATES, L.P.
                                         ------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                                ENDED                               FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                         -------------------   --------------------------------------------------------------
                                           1998       1997        1997         1996         1995         1994         1993
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.........................  $681,716   $660,288   $1,331,575   $1,244,131   $1,194,163   $1,164,439   $1,105,979
Other Income...........................    38,510     36,056       77,305       68,842       58,133       49,498       38,904
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Revenue.................  $720,226   $696,344   $1,408,880   $1,312,973   $1,252,296   $1,213,937   $1,144,883
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................   277,115    261,510      566,038      525,788      530,582      462,253      474,816
General & Administrative...............     9,486     10,090       45,383       45,581       41,527       26,815       57,095
Depreciation...........................    82,498     82,498      164,995      157,393      143,374      219,698      346,893
Interest Expense.......................   188,749    165,070      432,170      439,242      445,698      452,809      458,015
Property Taxes.........................    55,441     36,373      127,005       66,182       99,378      109,475       84,336
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Expenses................  $613,289   $555,541   $1,335,591   $1,234,186   $1,260,559   $1,271,051   $1,421,155
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Net Income (Loss).............  $106,937   $140,803   $   73,289   $   78,787   $   (8,263)  $  (57,114)  $ (276,272)
                                         ========   ========   ==========   ==========   ==========   ==========   ==========

         2842

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $106,938 for the six months ended June 30, 1998, compared to $140,804 for the six months ended June 30, 1997. The decrease in net income of $33,866, or 24.05% was primarily the result of increased revenues and lower property expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $720,226 for the six months ended June 30, 1998, compared to $696,344 for the six months ended June 30, 1997, an increase of $23,882, or 3.43%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $277,115 for the six months ended June 30, 1998, compared to $261,510 for the six months ended June 30, 1997, an increase of $15,605 or 5.97%. This increase was primarily the result of an increase in landscaping, marketing and repairs expenses. Management expenses totaled $36,150 for the six months ended June 30, 1998, compared to $34,560 for the six months ended June 30, 1997, an increase of $1,590, or 4.60%.

     General and Administrative Expenses

     General and administrative expenses totaled $9,486 for the six months ended June 30, 1998 compared to $10,090 for the six months ended June 30, 1997, a decrease of $604 or 5.99%. The decrease is primarily due to purchases of needed office supplies.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $188,749 for the six months ended June 30, 1998, compared to $165,070 for the six months ended June 30, 1997, a increase of $23,679, or 14.34%. The increase consists of interest on the third unsecured note on which payments began in 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $73,289 for the year ended December 31, 1997, compared to $78,787 for the year ended December 31, 1996. The decrease in net income of $5,498, or 6.98% was primarily the result of increased property improvement costs offset by increased rental revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,408,880 for the year ended December 31, 1997, compared to $1,312,973 for the year ended December 31, 1996, an increase of $95,907, or 7.30%. This increase was primarily the result of an increase in occupancy.
         2843

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $566,038 for the year ended December 31, 1997, compared to $525,788 for the year ended December 31, 1996, an increase of $40,250 or 7.66%. This increase resulted primarily from exterior property improvements. Management expenses totaled $69,823 for the year ended December 31, 1997 of $4,473, or 6.84%. The increase resulted from an increase in rental revenues as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $45,383 for the year ended December 31, 1997 compared to $45,581 for the year ended December 31, 1996, a decrease of $198 or 0.43%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $432,170 for the year ended December 31, 1997, compared to $439,242 for the year ended December 31, 1996, a decrease of $7,072, or 1.61%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $78,787 for the year ended December 31, 1996 compared to a net loss of $8,263 for the year ended December 31, 1997. The increase was primarily the result of an increase in rental revenues due to increased occupancy and also a decrease in property improvement costs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,312,973 for the year ended December 31, 1996, compared to $1,252,296 for the year ended December 31, 1995, an increase of $60,677, or 4.85%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $525,788 for the year ended December 31, 1996, compared to $530,582 for the year ended December 31, 1995, a decrease of $4,794 or 0.90%. Management expenses totaled $65,350 for the year ended December 31, 1996, compared to $61,659 for the year ended December 31, 1995, a increase of $3,691, or 5.99%. The increase resulted from increased revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $45,581 for the year ended December 31, 1996 compared to $41,527 for the year ended December 31, 1995, an increase of $4,054 or 9.76%. The increase is primarily due to office supplies and equipment purchases.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $439,242 for the year ended December 31, 1996, compared to $445,698 for the year ended December 31, 1995, a decrease of $6,456, or 1.45%.

         2844

     Interest Income

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $97,503 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

     The partnership had debt that has matured in June 1997 and due to Jacques Miller Income Fund II totalling $454,522. This amount remains unpaid and the partnership may either refinance or negotiate the purchase of this note. However, there can be no assurance that such refinancing or negotiation will occur.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership is not liable to your partnership or any limited partner for any acts or failures to do any act performed by it of them in the absence of their willful malfeasance or gross negligence. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership's agreement of limited partnership does not provide for indemnification of the general partner by your partnership for any acts or omissions performed by them.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $31,132.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $    0
1995........................................................          0
1996........................................................          0
1997........................................................      80.72

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         2845

(i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0                      0                   0
1995.........................          0                      0                   0
1996.........................          0                      0                   0
1997.........................          0                      0                   0
1998 (through June 30).......       0.75                   2.34%                  2

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner on your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994............................................    $29,603
1995............................................     48,022
1996............................................     50,482
1997............................................     54,217
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $61,659
1996...........................................      65,350
1997...........................................      69,823
1998 (through June 30).........................      36,150

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         2846

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Quail Run Associates, L.P. at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The report dated February 24, 1998 refers to the fact that the partnership is not generating sufficient cash flow to meet its maturing debt service requirements, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome from this uncertainty.

         2847

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Balance Sheets as of December 31, 1997 and 1996.............   F-8
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1997 and 1996............   F-9
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors' Report................................  F-15
Balance Sheets as of December 31, 1996 and 1995.............  F-16
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1996 and 1995............  F-17
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-18
Notes to Financial Statements...............................  F-19

         2848

                            QUAIL RUN ASSOCIATES LP

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $    97,503
Receivables and Deposits....................................                     34,092
Investments.................................................                          0
Restricted Escrows..........................................                    192,693
Other Assets................................................                     91,766
Investment Properties:
  Land......................................................  $   332,000
  Buildings and related personal property...................    6,218,230
                                                              -----------
                                                                6,550,230
  Less: Accumulated depreciation............................   (4,287,057)    2,263,173
                                                              -----------   -----------
          Total Assets......................................                $ 2,679,227
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Other Accrued Liabilities...................................                $    10,526
Accrued Liabilities.........................................                    343,362
Property Taxes Payable......................................                     98,777
Tenant Security Deposits....................................                     32,537
Notes Payable...............................................                  4,454,100
Partners' Deficit...........................................                 (2,260,075)
                                                                            -----------
          Total Liabilities and Partners' Deficit...........                $ 2,679,227
                                                                            ===========

                   See notes to interim financial statements.

         2849

                            QUAIL RUN ASSOCIATES LP

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $681,716   $660,288
  Other Income..............................................    38,510     36,056
                                                              --------   --------
          Total Revenues....................................   720,226    696,344
Expenses:
  Operating Expenses........................................   277,115    261,510
  General and Administrative Expenses.......................     9,486     10,090
  Depreciation Expense......................................    82,498     82,498
  Interest Expense..........................................   188,749    165,070
  Property Tax Expense......................................    55,441     36,373
                                                              --------   --------
          Total Expenses....................................   613,289    555,541
                                                              --------   --------
          Net (Income) Loss.................................  $106,937   $140,803
                                                              ========   ========

                   See notes to interim financial statements.

         2850

                            QUAIL RUN ASSOCIATES LP

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income................................................  $106,937   $140,803
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation...........................................    82,498     82,498
     Changes in accounts:
       Receivables and deposits and other assets............    11,025    (21,178)
       Accounts Payable and accrued expenses................     8,173    (84,778)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................   208,633    117,345
Investing Activities:
  Property improvements and replacements....................   (72,241)   (48,945)
  Net increase in restricted escrows........................    (3,988)    (3,594)
                                                              --------   --------
          Net cash used in investing activities.............   (76,229)   (52,539)
Financing Activities:
  Payments on mortgage......................................   (64,814)   (60,085)
                                                              --------   --------
          Net cash used in financing activities.............   (64,814)   (60,085)
                                                              --------   --------
          Net increase in cash and cash equivalents.........    67,590      4,721
Cash and cash equivalents at beginning of period............    29,913     76,331
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 97,503   $ 81,052
                                                              ========   ========

                   See notes to interim financial statements.

         2851

                            QUAIL RUN ASSOCIATES, LP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Quail Run Associates, LP of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         2852

                            QUAIL RUN ASSOCIATES, LP

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2853

                          INDEPENDENT AUDITORS' REPORT

General Partners
Quail Run Associates, LP:

     We have audited the accompanying balance sheets of Quail Run Associates, LP as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quail Run Associates, LP as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note E to the financial statements, the Partnership is not generating sufficient cash flows to meet its maturing debt service requirements, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note E. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 24, 1998

         2854

                            QUAIL RUN ASSOCIATES, LP

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Cash and cash equivalents...................................  $    29,913   $    76,331
Receivables and deposits....................................       50,686        48,815
Restricted escrows..........................................      188,705       181,440
Other assets................................................       86,197        88,178
Investment properties:
  Land......................................................      332,000       332,000
  Buildings and related personal property...................    6,145,989     5,947,871
                                                              -----------   -----------
                                                                6,477,989     6,279,871
  Less accumulated depreciation.............................   (4,204,559)   (4,049,108)
                                                              -----------   -----------
                                                                2,273,430     2,230,763
                                                              -----------   -----------
                                                              $ 2,628,931   $ 2,625,527
                                                              ===========   ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $     2,727   $    61,682
  Payable to affiliate......................................           --         1,171
  Tenant security deposit liabilities.......................       33,777        33,097
  Accrued taxes.............................................      109,583        87,103
  Other liabilities.........................................      333,525       273,917
  Notes payable.............................................    4,518,914     4,608,858
Partners' deficit...........................................   (2,369,595)   (2,440,301)
                                                              -----------   -----------
                                                              $ 2,628,931   $ 2,625,527
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         2855

                            QUAIL RUN ASSOCIATES, LP

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $ 1,331,575    $ 1,244,131
  Other income..............................................       77,305         68,842
                                                              -----------    -----------
          Total revenues....................................    1,408,880      1,312,973
                                                              -----------    -----------
Expenses:
  Operating.................................................      566,038        525,788
  General and administrative................................       45,383         45,581
  Depreciation..............................................      164,995        157,393
  Interest..................................................      432,170        439,242
  Property taxes............................................      127,005         66,182
                                                              -----------    -----------
          Total expenses....................................    1,335,591      1,234,186
                                                              -----------    -----------
          Net income........................................       73,289         78,787
Distributions to partners...................................       (2,583)            --
Partners' deficit at beginning of year......................   (2,440,301)    (2,519,088)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(2,369,595)   $(2,440,301)
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

         2856

                            QUAIL RUN ASSOCIATES, LP

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................   $  73,289     $  78,787
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     164,995       157,393
     Amortization of discounts and loan costs...............      47,535        46,030
     Loss on disposition of property........................       8,577            --
     Change in accounts:
       Receivables and deposits.............................      (1,871)       (5,631)
       Other assets.........................................     (13,008)           --
       Accounts payable.....................................     (58,955)       (4,045)
       Payable to affiliate.................................      (1,171)        1,171
       Tenant security deposit liabilities..................         680          (972)
       Accrued taxes........................................      22,480       (16,918)
       Other liabilities....................................      59,608        24,644
                                                               ---------     ---------
          Net cash provided by operating activities.........     302,159       280,459
                                                               ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (216,239)     (183,736)
  Net deposits to restricted escrows........................      (7,265)       (2,341)
                                                               ---------     ---------
          Net cash used in investing activities.............    (223,504)     (186,077)
                                                               ---------     ---------
Cash flows from financing activities:
  Distributions to partners.................................      (2,583)           --
  Payments on notes payable.................................    (122,490)     (113,551)
                                                               ---------     ---------
          Net cash used in financing activities.............    (125,073)     (113,551)
                                                               ---------     ---------
          Net decrease in cash and cash equivalents.........     (46,418)      (19,169)
Cash and cash equivalents at beginning of year..............      76,331        95,500
                                                               ---------     ---------
Cash and cash equivalents at end of year....................   $  29,913     $  76,331
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 327,820     $ 336,756
                                                               =========     =========

                 See Accompanying Notes to Financial Statements

         2857

                            QUAIL RUN ASSOCIATES, LP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Quail Run Associates, LP (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated May 31, 1984. The Partnership owns and operates a 166 unit apartment complex, Quail Run Apartments, in Indianapolis, Indiana.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings and personal property are depreciated over a 5 to 25 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996, include unamortized deferred loan costs of $73,189 and $88,178, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

         2858
                            QUAIL RUN ASSOCIATES, LP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996, consist of the following:

                                                                1997       1996
                                                              --------   --------
Capital Improvement Escrow -- A portion of the proceeds of
  the 1992 loan refinancing were placed into a capital
  improvement reserve account to be used for certain capital improvements. The capital improvements have been completed and the excess funds will be returned for property
  operations................................................  $ 11,961   $ 11,961
Reserve Escrow -- A portion of the proceeds of the 1992 loan refinancing were placed into a reserve escrow. The funds
  are used for certain repair work, debt service, expenses
  and property taxes or insurance. The funds in the reserve
  escrow exceed the minimum balance required to be
  maintained by the lender during the term of the loan......   176,744    169,479
                                                              --------   --------
                                                              $188,705   $181,440
                                                              ========   ========

NOTE C -- NOTES PAYABLE

     Notes payable at December 31, 1997 and 1996, consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $36,617, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $4,102,817    $4,225,307
Second mortgage note payable in interest only monthly
  installments of $909, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     143,487       143,487
Unsecured 12.5% promissory note payable to Jacques-Miller
  Income Fund II, an affiliate, matured in June 1997,
  monthly payments of excess cash flows from the preceding
  year, as defined in the note agreement....................     454,522       454,522
                                                              ----------    ----------
Principal balance at year end...............................   4,700,826     4,823,316
Less unamortized discount...................................    (181,912)     (214,458)
                                                              ----------    ----------
                                                              $4,518,914    $4,608,858
                                                              ==========    ==========

     Accrued interest on the note payable to Jacques-Miller Income Fund II, which is included in other liabilities, was $301,121 and $244,305 at December 31, 1997 and 1996, respectively. The Managing General Partner is currently attempting to either extend the maturity date or refinance the Partnership's unsecured promissory note in order to obtain the funds necessary to satisfy the amount due to Jacques-Miller Income Fund II. The negotiations are expected to be completed during the second quarter of 1998; however, there is no assurance that the negotiations will be successful.

         2859
                            QUAIL RUN ASSOCIATES, LP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled principal payments of the notes during the years subsequent to December 31, 1997, are as follows:

1998.....................................................  $  586,650
1999.....................................................     142,529
2000.....................................................     153,746
2001.....................................................     165,847
2002.....................................................   3,652,054
                                                           ----------
                                                           $4,700,826
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates, in addition to those disclosed in Note C, are as follows:

                                                               1997      1996
                    TYPE OF TRANSACTION                       AMOUNT    AMOUNT
                    -------------------                       -------   -------
Management fee..............................................  $69,823   $65,350
Partnership administration fee..............................  $15,444   $16,848
Reimbursement for services of affiliates....................  $21,534   $21,031
Construction oversight costs................................  $17,239   $12,603

NOTE E -- GOING CONCERN

     The Partnership is not generating sufficient cash flows to meet its maturing debt service requirements, which raises substantial doubt about its ability to continue as a going concern. The Managing General Partner is attempting to refinance the existing debt. The Managing General Partner believes that it will be successful, however there can be no assurance that refinancing will be obtained. The financial statements have been prepared assuming that the Partnership will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

         2860

                               QUAIL RUN, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         2861

                          INDEPENDENT AUDITORS' REPORT
General Partners
Quail Run, Limited:

     We have audited the accompanying balance sheets of Quail Run Associates, LP as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quail Run, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 26, 1997

         2862

                            QUAIL RUN ASSOCIATES, LP

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $    76,331    $    95,500
  Restricted-tenant security deposits.......................       33,120         34,092
Accounts receivable.........................................        1,178            340
Escrow for taxes............................................       14,517          8,752
Restricted escrows (Note B).................................      181,440        179,099
Other assets................................................       88,178        103,082
Investment properties (Note C):
  Land......................................................      332,000        332,000
  Buildings and related personal property...................    5,947,871      5,764,135
                                                              -----------    -----------
                                                                6,279,871      6,096,135
  Less accumulated depreciation.............................   (4,049,108)    (3,891,715)
                                                              -----------    -----------
                                                                2,230,763      2,204,420
                                                              -----------    -----------
                                                              $ 2,625,527    $ 2,625,285
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $    61,682    $    65,727
  Payable to affiliate......................................        1,171             --
  Tenant security deposits..................................       33,097         34,069
  Accrued taxes.............................................       87,103        104,021
  Other liabilities (Note C)................................      273,917        249,273
  Notes payable (Note C)....................................    4,608,858      4,691,283
Partners' deficit...........................................   (2,440,301)    (2,519,088)
                                                              -----------    -----------
                                                              $ 2,625,527    $ 2,625,285
                                                              ===========    ===========

                 See Accompanying Notes to Financial Statements

         2863

                            QUAIL RUN ASSOCIATES, LP

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Revenues:
  Rental income.............................................  $ 1,244,131   $ 1,194,163
  Other income..............................................       68,842        58,133
                                                              -----------   -----------
          Total revenues....................................    1,312,973     1,252,296
                                                              -----------   -----------
Expenses:
  Operating (Note D)........................................      365,962       343,849
  General and administrative (Note D).......................       45,581        41,527
  Maintenance...............................................      159,826       186,733
  Depreciation..............................................      157,393       143,374
  Interest..................................................      439,242       445,698
  Property taxes............................................       66,182        99,378
                                                              -----------   -----------
          Total expenses....................................    1,234,186     1,260,559
                                                              -----------   -----------
Net income (loss)...........................................       78,787        (8,263)
Partners' deficit at beginning of year......................   (2,519,088)   (2,510,825)
                                                              -----------   -----------
Partners' deficit at end of year............................  $(2,440,301)  $(2,519,088)
                                                              ===========   ===========

                 See Accompanying Notes to Financial Statements

         2864

                            QUAIL RUN ASSOCIATE, LP

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Cash flows from operating activities:
  Net income (loss).........................................   $  78,787     $  (8,263)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................     157,393       143,374
     Amortization of discounts and loan costs...............      46,030        44,629
     Change in accounts:
       Restricted cash......................................         972         4,102
       Accounts receivable..................................        (838)        1,518
       Escrow for taxes.....................................      (5,765)       22,478
       Accounts payable.....................................      (4,045)       50,796
       Payable to affiliate.................................       1,171            --
       Tenant security deposit liabilities..................        (972)       (3,365)
       Accrued taxes........................................     (16,918)          117
       Other liabilities....................................      24,644        81,298
                                                               ---------     ---------
          Net cash provided by operating activities.........     280,459       336,684
                                                               ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (183,736)     (239,528)
  Deposits to restricted escrows............................      (7,918)       (5,816)
  Receipts from restricted escrows..........................       5,577        14,127
                                                               ---------     ---------
          Net cash used in investing activities.............    (186,077)     (231,217)
                                                               ---------     ---------
Cash flows from financing activities:
  Payments on notes payable.................................    (113,551)     (105,268)
                                                               ---------     ---------
          Net cash used in financing activities.............    (113,551)     (105,268)
                                                               ---------     ---------
          Net increase (decrease) in cash...................     (19,169)          199
Cash and cash equivalents at beginning of year..............      95,500        95,301
                                                               ---------     ---------
Cash and cash equivalents at end of year....................   $  76,331     $  95,500
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $ 336,756     $ 345,042
                                                               =========     =========

                 See Accompanying Notes to Financial Statements

         2865

                            QUAIL RUN ASSOCIATES, LP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Quail Run Associates, LP (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated May 31, 1984. The Partnership owns and operates a 166 unit apartment complex, Quail Run Apartments in Indianapolis, Indiana.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings and personal property are depreciated over a 5 to 25 year period.

  Other Assets

     Other assets at December 31, 1996 and 1995 consist of deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

         2866
                            QUAIL RUN ASSOCIATES, LP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996        1995
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements were completed in calendar year 1996
  and the excess funds will be returned for property
  operations in 1997........................................  $ 11,961    $ 11,178
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................   169,479     167,921
                                                              --------    --------
                                                              $181,440    $179,099
                                                              ========    ========

NOTE C -- NOTES PAYABLE

     Notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996          1995
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $36,617, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $4,225,307    $4,338,858
Second mortgage note payable in interest only monthly
  installments of $909, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     143,487       143,487
Unsecured 12.5% promissory note payable to Jacques-Miller
  Income Fund II, an affiliate, due June 1997, monthly
  payments of excess cash flows from the preceding year, as
  defined in the note agreement.............................     454,522       454,522
                                                              ----------    ----------
Principal balance at year end...............................   4,823,316     4,936,867
Less unamortized discount...................................    (214,458)     (245,584)
                                                              ----------    ----------
                                                              $4,608,858    $4,691,283
                                                              ==========    ==========

     Accrued interest on the note payable to Jacques-Miller Income Fund II, which is included in other liabilities, was $244,305 and $187,490 at December 31, 1996 and 1995, respectively.

     Scheduled principal payments of the notes during the years subsequent to December 31, 1996 are as follows:

1997....................................................   $  577,011
1998....................................................      132,129
1999....................................................      142,529
2000....................................................      153,746
2001....................................................      165,847
Thereafter..............................................    3,652,054
                                                           ----------
                                                           $4,823,316
                                                           ==========

         2867
                            QUAIL RUN ASSOCIATES, LP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations. The unsecured note may be prepaid at any time without penalty.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates, in addition to those disclosed in Note C, are as follows:

                                                               1996      1995
                    TYPE OF TRANSACTION                       AMOUNT    AMOUNT
                    -------------------                       -------   -------
Management fee..............................................  $65,350   $61,659
Partnership administration fee..............................  $16,848   $12,298
Reimbursement for services of affiliates....................  $21,031   $21,655
Construction fee............................................  $12,603   $14,069

         2868

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or
     Preferred OP Units of the Purchaser, or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;
         2869

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2870

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2871

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED               , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                   RAVENWORTH ASSOCIATES LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY            WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STRANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR               YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                       OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              October      , 1998
         2872

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Partnership................................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Ravenworth
    Associates Limited Partnership.............   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         2873

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-75
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2874

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Ravenworth Associates Limited Partnership. For each unit that you tender,
     you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2875

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2876

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the interests paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principle advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership has never made a distribution. We will pay fixed quarterly
     distributions of $               per unit on the Tax-Deferral   % Preferred
     OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         2877

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         2878

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2879

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         2880

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2881

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         2882

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         2883

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         2884

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, or President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         2885

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 0% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         2886

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights and
       the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than Your Partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

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     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         2888

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" STARTING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO

         2889

     STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much

         2890

     of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, unlike the general partner of the AIMCO Operating Partnership, the general partner of your partnership is entitled to compensation for its services as general partner.

         2891

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $110,013 in 1996, $119,689 in 1997 and $58,703 for the first six months of 1998.
We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Ravenworth Associates Limited Partnership is a Massachusetts limited partnership which was formed on June 21, 1983 for the purpose of owning and operating a single apartment property located in Annandale, Virginia, known as "Ravenworth Towers Apartments". In 1993, it completed a private placement of units that raised net proceeds of approximately $3,648,000. Ravenworth Towers Apartments consists of 219 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         2892

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2013, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $9,799,800, payable to FNMA, which bears interest at a rate of 8.38%. The mortgage debt is due in November 2003. Your partnership also has a second mortgage note outstanding of $2,996,882, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner has no loans outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         2893

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                       AIMCO PROPERTIES, L.P.'S
                                           PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         2894

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         2895

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         2896

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         2897

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         2898

   SUMMARY FINANCIAL INFORMATION OF RAVENWORTH ASSOCIATES LIMITED PARTNERSHIP

     The summary financial information of Ravenworth Associates Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Ravenworth Associates Limited Partnership for the years ended December 31, 1997 and 1996 and 1995, based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                   RAVENWORTH ASSOCIATES LIMITED PARTNERSHIP

                                 FOR THE SIX MONTHS
                                   ENDED JUNE 30,                             FOR THE YEAR ENDED DECEMBER 31,
                             ---------------------------   ---------------------------------------------------------------------
                                 1998           1997           1997           1996          1995          1994          1993
                             ------------   ------------   ------------   ------------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...........     1,159,973              0      2,330,706      2,259,495     2,198,769     2,146,340     2,098,653
  Net Income/(Loss)........      (204,152)             0       (348,555)      (612,292)     (557,596)     (632,926)     (636,601)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated
    Depreciation...........     1,628,807              0      1,754,454      2,193,267     2,739,110     3,299,120     3,829,975
  Total Assets.............     2,566,762              0      2,680,035      3,142,207     3,672,154     4,230,743     4,868,633
  Mortgage Notes Payable,
    including Accrued
    Interest...............    12,866,682              0     13,066,882      1,136,192    13,066,882    13,066,882    13,066,882
  Partners'
    Capital/(Deficit)......   (10,635,598)             0    (10,431,446)   (10,082,891)   (9,470,599)   (8,913,001)   (8,280,075)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

         2899

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         2900

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         2901

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions of $     are
expected with respect to the Preferred OP Units, and current annualized distributions with respect to the Common OP Units are $2.25. Your partnership has not made a distribution in the last five years. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be

         2902

issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and

         2903

your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties may improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there have never been any distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the

         2904

Tax-Deferral   % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your Partnership has not paid any distributions on your units since the inception of your partnership. Historically the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         2905

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         2906

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         2907

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

         2908

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         2909

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of considerations being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         2910

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         2911

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from                , 1998 (iii) any extraordinary or material
     adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         2912

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         2913

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         2914

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         2915

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

         2916

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations

         2917

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         2918

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         2919

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         2920

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         2921
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         2922
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         2923

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         2924

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         2925

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         2926

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         2927

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

---------------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2928

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions of $     are expected with
     respect to the Preferred OP Units, and current annualized distributions with respect to the Common OP Units are $2.25. Your partnership has not made a distribution in the last five years. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

         2929

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         2930

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         2931

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         2932

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         2933

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         2934

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Massachusetts law for the purpose of owning and        Delaware limited partnership. The AIMCO Operating
managing Ravenworth Towers Apartments.                       Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash Flow (as defined in your              of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2013.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, own and         The purpose of the AIMCO Operating Partnership is to
operate of your partnership's property. Subject to           conduct any business that may be lawfully conducted by
restrictions contained in your partnership's agreement       a limited partnership organized pursuant to the
of limited partnership, your partnership may perform         Delaware Revised Uniform Limited Partnership Act (as
all act necessary, advisable or convenient to the            amended from time to time, or any successor to such
business of your partnership including borrowing money       statute) (the "Delaware Limited Partnership Act"),
and creating liens.                                          provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         2935
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 50 Class A units for       time to the limited partners and to other persons, and
cash and notes to selected persons who fulfill the           to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership the general partner of your partnership may      funds or other assets to its subsidiaries or other
employ themselves or their affiliates if necessary or        persons in which it has an equity investment, and such
appropriate to carry out the business and affairs of         persons may borrow funds from the AIMCO Operating
your partnership and pay such fees, expenses, salaries,      Partnership, on terms and conditions established in the
wages and other compensation to such party as the            sole and absolute discretion of the general partner. To
general partner in its sole discretion determine. Your       the extent consistent with the business purpose of the
partnership's agreement of limited partnership also          AIMCO Operating Partnership and the permitted
specifies certain contracts that your partnership will       activities of the general partner, the AIMCO Operating
or has entered into with the general partner of your         Partnership may transfer assets to joint ventures,
partnership and certain of their affiliates. Your            limited liability companies, partnerships,
partnership is allowed to borrow money from the general      corporations, business trusts or other business
partner and their affiliates                                 entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership may borrow           The AIMCO Operating Partnership Agreement contains no
money in the name and on behalf of your partnership          restrictions on borrowings, and the general partner has
and, as security therefor, to mortgage, pledge or            full power and authority to borrow money on behalf of
otherwise encumber the assets of your partnership. The       the AIMCO Operating Partnership. The AIMCO Operating
general partner is authorized to execute and deliver,        Partnership has credit agreements that restrict, among
for and on behalf of your partnership, such notes and        other things, its ability to incur indebtedness. See
other evidences of indebtedness, contracts, agreements,      "Risk Factors -- Risks of Significant Indebtedness" in
assignments, deeds, leases, loan agreements, mortgages       the accompanying Prospectus.
and other security instruments and agreements as they
deem proper, all on such terms and conditions as they
deem proper.

         2936
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner or its duly authorized            with a statement of the purpose of such demand and at
representative to have access at all reasonable times        such OP Unitholder's own expense, to obtain a current
to the books of account at the principal office of your      list of the name and last known business, residence or
partnership or at such other place as the general            mailing address of the general partner and each other
partner will determine. The general partner is not           OP Unitholder.
required to deliver or mail copies of your
partnership's certificate of limited partnership or
copies of certificates of amendment thereto or
cancellation thereof to the limited partners, although
such documents are available for review and copying by
the limited partners at your partnership's principal
office.

                               Management Control


The overall management and control of the business and       All management powers over the business and affairs of
affairs of your partnership is vested solely in the          the AIMCO Operating Partnership are vested in AIMCO-GP,
general partner of your partnership. The limited             Inc., which is the general partner. No OP Unitholder
partners are not permitted to take part in the control       has any right to participate in or exercise control or
of the business or affairs of your partnership, to have      management power over the business and affairs of the
any voice in the management or operation of any              AIMCO Operating Partnership. The OP Unitholders have
partnership's property, to possess the authority or          the right to vote on certain matters described under
power to act as agent for or on behalf of your               "Comparison of Ownership of Your Units and AIMCO OP
partnership or any other partner, to do any act which        Units -- Voting Rights" below. The general partner may
would be binding on your partnership or any other            not be removed by the OP Unitholders with or without
partner nor to incur any expenditure on behalf of or         cause.
with respect to your partnership.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partners of your partnership        the AIMCO Operating Partnership Agreement, the general
and their affiliates will not incur any liability,           partner is not liable to the AIMCO Operating
responsibility or accountability for damages or              Partnership for losses sustained, liabilities incurred
otherwise to your partnership or any limited partner         or benefits not derived as a result of errors in
for any acts or omissions performed or omitted by any        judgment or mistakes of fact or law of any act or
of them in good faith on behalf of your partnership and      omission if the general partner acted in good faith.
in a manner reasonably believed by them to be within         The AIMCO Operating Partnership Agreement provides for
the scope of the authority granted to them by your           indemnification of AIMCO, or any director or officer of
partnership's agreement of limited partnership and in        AIMCO (in its capacity as the previous general partner
the best interests of your partnership if they are not       of the AIMCO Operating Partnership), the general
guilty of negligence or willful misconduct with respect      partner, any officer or director of general partner or
to such acts of omissions. In addition, your                 the AIMCO Operating Partnership and such other persons
partnership will indemnify the general partners for any      as the general partner may designate from and against
act performed by them within the scope of the authority      all losses, claims, damages, liabilities, joint or
conferred upon them by your partnership's agreement of       several, expenses (including legal fees), fines,
limited partnership; provided, however, that such            settlements and other amounts incurred in connection
indemnity will be payable only if the general partners       with any actions relating to the operations of the
acted in good faith and in a manner                          AIMCO Operat-

         2937
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

they reasonably believed to be in, or not opposed to,        ing Partnership, as set forth in the AIMCO Operating
the best interests of your partnership and the partners      Partnership Agreement. The Delaware Limited Partnership
and has no reasonable grounds to believe that their          Act provides that subject to the standards and
conduct was negligent or unlawful. If a general partner      restrictions, if any, set forth in its partnership
is liable for negligence of misconduct in the                agreement, a limited partnership may, and shall have
performance of its duty to your partnership, it will         the power to, indemnify and hold harmless any partner
not be indemnified unless, and only to the extent that,      or other person from and against any and all claims and
the court in which such action or suit was brought           demands whatsoever. It is the position of the
determines that in view of all the circumstances of the      Securities and Exchange Commission that indemnification
case, despite the adjudication of liability, the             of directors and officers for liabilities arising under
general partner is fairly and reasonably entitled to         the Securities Act is against public policy and is
indemnity for those expenses which the court deems           unenforceable pursuant to Section 14 of the Securities
proper. Any indemnity will be paid from, and only to         Act of 1933.
the extent of, partnership assets.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon the vote of the limited partners holding        affairs of the AIMCO Operating Partnership. The general
more than 50% of the then outstanding Class A and Class      partner may not be removed as general partner of the
B units. A general partner may not withdraw voluntarily      AIMCO Operating Partnership by the OP Unitholders with
from your partnership unless the remaining general           or without cause. Under the AIMCO Operating Partnership
partner consents, the granting or denying of which will      Agreement, the general partner may, in its sole
be in the remaining general partner's absolute               discretion, prevent a transferee of an OP Unit from
discretion. A limited partner may not transfer his           becoming a substituted limited partner pursuant to the
interests without the consent of the general partners.       AIMCO Operating Partnership Agreement. The general
                                                             partner may exercise this right of approval to deter,
                                                             delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended upon without or without the consent of the        in the AIMCO Operating Partnership Agreement, whereby
general partners if such proposed amendment is approved      the general partner may, without the consent of the OP
by a majority in interest of Class A and Class D             Unitholders, amend the AIMCO Operating Partnership
limited partners and does not in any manner allow the        Agreement, amendments to the AIMCO Operating
limited partners to take part in the control of your         Partnership Agreement require the consent of the
partnership's business or otherwise modify the limited       holders of a majority of the outstanding Common OP
liability of the limited partners, does not extend the       Units, excluding AIMCO and certain other limited
term of your partnership's agreement of limited              exclusions (a "Majority in Interest"). Amendments to
partnership, does not increase the amount that any           the AIMCO Operating Partnership Agreement may be
limited partner is required to contribute to the             proposed by the general partner or by holders of a
capital of your partnership or require such partner to       Majority in Interest. Following such proposal, the
make a loan to your partnership without such partners        general partner will submit any proposed amendment to
written consent, does not alter the rights, powers,          the OP Unitholders. The general partner will seek the
obligations or duties of the general partner without         written consent of the OP Unitholders on the proposed
such general partner's consent, does not affect the          amendment or will call a meeting to vote thereon. See
rights, powers or obligations of Class B or Class C          "Description of OP Units -- Amendment of the AIMCO
limited partners and does not alter the amendment            Operating Partnership Agreement" in the accompanying
provisions. The general partners may, without the            Prospectus.
consent or approval of the limited partners amend your
partnership's agreement of limited partnership to (i)
add to the duties or obligations of the general
partners or surrender any right or power granted to the
general partners by your partnership's agreement of
limited partnership, (ii) cure any ambiguity, correct
or supplement any provision which may be inconsistent
with any other provision or to add provisions with
respect to matters or questions arising under your
partnership's agreement of limited partnership which
will not be inconsistent with any other provisions of
your partnership's agreement of limited partnership and
(iii) delete or add any provision required to be so
deleted or added by applicable securities laws;
provided that no such amendment may be made which is
adverse to the interests of the limited partners, does
not affect the method of allocation of cash
distribution or net profits and loses, does not

         2938
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

affect the limited liability of the limited partners and the status of your partnership as a partnership for tax purposes.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, so long as a limited partner does not take      negligence, no OP Unitholder has personal liability for
part in the control of your partnership business, the        the AIMCO Operating Partnership's debts and
liability of such limited partner for the losses, debts      obligations, and liability of the OP Unitholders for
and obligations of your partnership will be limited to       the AIMCO Operating Partnership's debts and obligations
the amounts contributed and agreed to be contributed by      is generally limited to the amount of their invest-
such limited partnership to the capital of your              ment in the AIMCO Operating Partnership. However, the
partnership and such limited partner's share of              limitations on the liability of limited partners for
undistributed net profits; provided, however, that           the obligations of a limited partnership have not been
under applicable partnership law, a limited partner may      clearly established in some states. If it were
be liable to your partnership to the extent of previous      determined that the AIMCO Operating Partnership had
distributions made it in the event that your                 been conducting business in any state without compli-
partnership does not have sufficient assets to               ance with the applicable limited partnership statute,
discharge its liabilities.                                   or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must devote such time       partnership agreement, Delaware law generally requires
and effort to your partnership business as may be            a general partner of a Delaware limited partnership to
necessary to promote adequately the interests of your        adhere to fiduciary duty standards under which it owes
partnership and the mutual interest of the partners.         its limited partners the highest duties of good faith,
However, the general partner is not required to devote       fairness and loyalty and which generally prohibit such
substantial time to your partnership business and any        general partner from taking any action or engaging in
general partner may at any time and from time to time        any transaction as to which it has a conflict of
engage in and possess interests in other business            interest. The AIMCO Operating Partnership Agreement
ventures of any and every type and description,              expressly authorizes the general partner to enter into,
including, without limitation, the ownership,                on behalf of the AIMCO Operating Partnership, a right
operation, financing and management of real estate,          of first opportunity arrangement and other conflict
which may be competitive with your partnership, and          avoidance agreements with various affiliates of the
neither your partnership nor any partner will have any       AIMCO Operating Partnership and the general partner, on
right, title or interest in or to such independent           such terms as the general partner, in its sole and
ventures.                                                    absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith.

         2939
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             See "Description of OP Units -- Fiduciary
                                                             Responsibilities" in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and loss from the AIMCO Operating
                                                             Partnership can only be offset against other income and
                                                             loss from the AIMCO Operating Partnership). Income of
                                                             the AIMCO Operating Partnership, however, attributable
                                                             to dividends from the Management Subsidiaries (as
                                                             defined below) or interest paid by the Management
                                                             Subsidiaries does not qualify as passive activity
                                                             income and cannot be offset against losses from
                                                             "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS               COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and

         2940
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                                                                  new investments rather than being
                                                                                  distributed to the OP Unitholders
                                                                                  (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the general      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners may not voluntarily sell        Operating Partnership Agreement,         have voting rights only with
all or substantially all of your         the holders of the Preferred OP          respect to certain limited matters
partnership's assets at one time         Units will have the same voting          such as certain amendments and
unless not less than sixty days          rights as holders of the Common OP       termination of the AIMCO Operating
prior to the date of such sale the       Units. See "Description of OP            Partnership Agreement and certain
general partners deliver to the          Units" in the accompanying               transactions such as the
Class A limited partners and Class       Prospectus. So long as any               institution of bankruptcy
D limited partners, in writing,          Preferred OP Units are outstand-         proceedings, an assignment for the
their intention to sell and during       ing, in addition to any other vote       benefit of creditors and certain
the thirty-day period immediately        or consent of partners required by       transfers by the general partner of
following the giving of such             law or by the AIMCO Operating            its interest in the AIMCO Operating
notice, they do not receive written      Partnership Agreement, the               Partnership or the admission of a
objection to such sale from the          affirmative vote or consent of           successor general partner.
Class A and Class D limited              holders of at least 50% of the
partners who own more than one-half      outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
of the outstanding Class A and           be necessary for effecting any           ship Agreement, the general partner
Class D units. Upon a vote of the        amendment of any of the provisions       has the power to effect the
majority in interest of the Class A      of the Partnership Unit Desig-           acquisition, sale, transfer,
and Class B limited partners,            nation of the Preferred OP Units         exchange or other disposition of
without the consent of the general       that materially and adversely            any assets of the AIMCO Operating
partners, such limited partners          affects the rights or preferences        Partnership (including, but not
may, amend your partnership's            of the holders of the Preferred OP       limited to, the exercise or grant
agreement of limited partnership,        Units. The creation or issuance of       of any conversion, option,
subject to certain exceptions,           any class or series of partnership       privilege or subscription right or
dissolve your partnership and            units, including, without                any other right available in
remove any of the general partners.      limitation, any partnership units        connection with any assets at any
                                         that may have rights senior or           time held by the AIMCO Operating
A general partner may cause the          superior to the Preferred OP Units,      Partnership) or the merger,
dissolution of your partnership by       shall not be deemed to materially        consolidation, reorganization or
retiring. Your partnership may then      adversely affect the rights or           other combination of the AIMCO
be continued by the remaining            preferences of the holders of            Operating Partnership with or into
general partner or, if no general        Preferred OP Units. With respect to      another entity, all without the
partner remains, the Class A and         the exercise of the above de-            consent of the OP Unitholders.
Class D limited partners may elect       scribed voting rights, each
to continue your partnership's           Preferred OP Units shall have one        The general partner may cause the
business by unanimous consent            (1) vote per Preferred OP Unit.          dissolution of the AIMCO Operating
within ninety days after the                                                      Partnership by an "event of
retirement of the general partner.                                                withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash availa-                         declared                                 the

         2941
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ble for distribution, whether            by the board of directors of the         AIMCO Operating Partnership Agree-
arising from operations or sales or      general partner of the AIMCO             ment requires the general partner
refinancing, is to be shared among       Operating Partnership, quarterly         to cause the AIMCO Operating
the partners. Distributions of Net       cash distributions at the rate of        Partnership to distribute quarterly
Cash Flow (as defined in your            $      per Preferred OP Unit;            all, or such portion as the general
partnership's agreement of limited       provided, however, that at any time      partner may in its sole and abso-
partnership) are to be made within       and from time to time on or after        lute discretion determine, of
ninety days after the end of each        the fifth anniversary of the issue       Available Cash (as defined in the
year. The distributions payable to       date of the Preferred OP Units, the      AIMCO Operating Partnership
the partners are not fixed in            AIMCO Operating Partnership may          Agreement) generated by the AIMCO
amount and depend upon the               adjust the annual distribution rate      Operating Partnership during such
operating results and net sales or       on the Preferred OP Units to the         quarter to the general partner, the
refinancing proceeds available from      lower of (i)     % plus the annual       special limited partner and the
the disposition of your                  interest rate then applicable to         holders of Common OP Units on the
partnership's assets. Your               U.S. Treasury notes with a maturity      record date established by the
partnership has not made                 of five years, and (ii) the annual       general partner with respect to
distributions in the past and is         dividend rate on the most recently       such quarter, in accordance with
not projected to made distributions      issued AIMCO non-convertible             their respective interests in the
in 1998.                                 preferred stock which ranks on a         AIMCO Operating Partnership on such
                                         parity with its Class H Cumu-            record date. Holders of any other
                                         lative Preferred Stock. Such             Preferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person if: (1) the          Preferred OP Units and the               OP Units. The AIMCO Operating Part-
general partners consent, the            Preferred OP Units are not listed        nership Agreement restricts the
granting of which will be in the         on any securities exchange. The          transferability of the OP Units.
general partners' absolute               Preferred OP Units are subject to        Until the expiration of one year
discretion, (2) the transfer, in         restrictions on transfer as set          from the date on
the opinion of your                      forth

         2942
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

partnership's counsel, does not          in the AIMCO Operating Partnership       which an OP Unitholder acquired OP
result in a termination of your          Agreement.                               Units, subject to certain
partnership for tax purposes, (3)                                                 exceptions, such OP Unitholder may
the transferee did not own any           Pursuant to the AIMCO Operating          not transfer all or any portion of
interest in your partnership's           Partnership Agreement, until the         its OP Units to any transferee
property or in an entity which           expiration of one year from the          without the consent of the gen-
owned any interest in your               date on which a holder of Preferred      eral partner, which consent may be
partnership's property in 1980 and       OP Units acquired Preferred OP           withheld in its sole and absolute
(4) the transfer, in the opinion of      Units, subject to certain                discretion. After the expiration of
counsel to your partnership, may be      exceptions, such holder of               one year, such OP Unitholder has
effected without registration under      Preferred OP Units may not transfer      the right to transfer all or any
applicable securities laws. A            all or any portion of its Pre-           portion of its OP Units to any
transferee may become a substi-          ferred OP Units to any transferee        person, subject to the satisfaction
tute partner if, in addition to the      without the consent of the general       of certain conditions specified in
foregoing conditions: (1) the            partner, which consent may be            the AIMCO Operating Partnership
assignor gives the assignee such         withheld in its sole and absolute        Agreement, including the general
right, (2) the assignee pays the         discretion. After the expiration of      partner's right of first refusal.
costs and expenses incurred in con-      one year, such holders of Preferred      See "Description of OP Units --
nection with such substitution and       OP Units has the right to transfer       Transfers and Withdrawals" in the
(3) the assignee fulfills such           all or any portion of its Preferred      accompanying Prospectus.
other conditions as may be required      OP Units to any person, subject to
by the general partner.                  the satisfaction of certain              After the first anniversary of
There are no redemption rights           conditions specified in the AIMCO        becoming a holder of Common OP
associated with your units.              Operating Partnership Agreement,         Units, an OP Unitholder has the
                                         including the general partner's          right, subject to the terms and
                                         right of first refusal.                  conditions of the AIMCO Operating
                                                                                  Partnership Agreement, to require
                                         After a one-year holding period, a       the AIMCO Operating Partnership to
                                         holder may redeem Preferred OP           redeem all or a portion of the
                                         Units and receive in exchange            Common OP Units held by such party
                                         therefor, at the AIMCO Operating         in exchange for a cash amount based
                                         Partnership's option, (i) subject        on the value of shares of Class A
                                         to the terms of any Senior Units,        Common Stock. See "Description of
                                         cash in an amount equal to the           OP Units -- Redemption Rights" in
                                         Liquidation Preference of the            the accompanying Prospectus. Upon
                                         Preferred OP Units tendered for          receipt of a notice of redemption,
                                         redemption, (ii) a number of shares      the general partner may, in its
                                         of Class I Cumulative Preferred          sole and absolute discretion but
                                         Stock of AIMCO that pay an               subject to the restrictions on the
                                         aggregate amount of dividends yield      ownership of Class A Common Stock
                                         equivalent to the distributions on       imposed under the AIMCO's charter
                                         the Preferred OP Units tendered for      and the transfer restrictions and
                                         redemption and are part of a class       other limitations thereof, elect to
                                         or series of preferred stock that        cause AIMCO to acquire some or all
                                         is then listed on the New York           of the tendered Common OP Units in
                                         Stock Exchange or another national       exchange for Class A Common Stock,
                                         securities exchange, or (iii) a          based on an exchange ratio of one
                                         number of shares of Class A Common       share of Class A Common Stock for
                                         Stock of AIMCO that is equal in          each Common OP Unit, subject to
                                         Value to the Liquidation Preference      adjustment as provided in the AIMCO
                                         of the Preferred OP Units tendered       Operating Partnership Agreement.
                                         for redemption. The Preferred OP
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         2943

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $110,013 in 1996 and $119,689 in 1997 and $58,703 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         2944

                                YOUR PARTNERSHIP

GENERAL

     Ravenworth Associates Limited Partnership is a Massachusetts limited partnership which raised net proceeds of approximately $3,648,000 in 1993 through a private offering. The promoter for the private offering of your partnership was Winthrop Financial Co., Inc.. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 59 limited partners of your partnership and a total of 50 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on June 21, 1983 for the purpose of owning and operating a single apartment property located in Annandale, Virginia, known as "Ravenworth Towers Apartments." Your partnership's property consists of 219 apartment units. There are 144 one-bedroom apartments and 75 two-bedroom apartments. The total rentable square footage of your partnership's property is 175,200 square feet. The average annual rent per apartment unit is approximately $9,943.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $110,013, $96,770, and $58,703, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2013 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         2945

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $9,799,800, payable to FNMA, which bears interest at a rate of 8.38%. The mortgage debt is due in November 2003. Your partnership also has a second mortgage note outstanding of $2,996,882, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE AUDITED FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         2946

     Below is selected financial information for Ravenworth Associates Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                       RAVENWORTH ASSOCIATES LIMITED PARTNERSHIP
                         -----------------------------------------------------------------------------------------------------
                                  JUNE 30,                                          DECEMBER 31,
                         ---------------------------   -----------------------------------------------------------------------
                             1998           1997           1997           1996           1995           1994          1993
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
BALANCE SHEET DATA
Cash and Cash
  Equivalents..........       531,267            Not        607,022        578,205        859,974        839,868       919,013
Land & Building........    14,185,770      Available     13,992,318     13,792,944     13,709,572     13,642,588    13,550,830
Accumulated
  Depreciation.........   (12,556,963)             0    (12,237,864)   (11,599,677)   (10,970,462)   (10,343,468)   (9,720,855)
Other Assets...........       406,688              0        318,559        370,735         73,070         91,755       119,645
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
         Total
           Assets......     2,566,762              0      2,680,035      3,142,207      3,672,154      4,230,743     4,868,633
                         ============   ============   ============   ============   ============   ============   ===========
Mortgage & Accrued
  Interest.............    12,866,682                    13,014,001     13,136,192     13,066,882     13,066,882    13,066,882
Other Liabilities......       335,678                        97,480         88,906         75,871         76,862        81,826
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
         Total
          Liabilities..    13,202,360              0     13,111,481     13,225,098     13,142,753     13,143,744    13,148,708
                         ------------   ------------   ------------   ------------   ------------   ------------   -----------
Partners Capital
  (Deficit)............   (10,635,598)             0    (10,431,446)   (10,082,891)    (9,470,599)    (8,913,001)   (8,280,075)
                         ============   ============   ============   ============   ============   ============   ===========

                                                             RAVENWORTH ASSOCIATES LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATION DATA
Rental Revenue.....................   1,055,795                   2,168,322    2,064,880    2,006,907    1,981,110    1,908,600
Other Income.......................     104,178                     162,384      194,615      191,862      165,230      190,053
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............   1,159,973             0     2,330,706    2,259,495    2,198,769    2,146,340    2,098,653
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     386,937             0       768,053      706,403      756,111      795,078      775,843
General & Administrative...........      58,703                      73,441       75,718       39,706       34,740       32,973
Depreciation.......................     319,099                     638,197      629,205      626,994      622,613      615,082
Interest Expense...................     512,476                   1,033,315    1,295,949    1,155,000    1,155,000    1,155,000
Property Taxes.....................      86,910                     166,255      164,512      178,554      171,835      156,356
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............   1,364,125             0     2,679,261    2,871,787    2,756,365    2,779,266    2,735,254
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Net Income................    (204,152)            0      (348,555)    (612,292)    (557,596)    (632,926)    (636,601)
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         2947

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition, no data was available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized a net loss of $204,152 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,159,973 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $386,937 for the six months ended June 30, 1998. Management expenses totaled $58,703 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $58,703 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $512,476 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $348,555 for the year ended December 31, 1997, compared to a net loss of $612,292 for the year ended December 31, 1996 an increase of $263,737, or 43.07%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,330,706 for the year ended December 31, 1997, compared to $2,259,495 for the year ended December 31, 1996, an increase of $71,211, or 3.15%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $721,805 for the year ended December 31, 1997, compared to $672,108 for the year ended December 31, 1996, an increase of $49,697 or 7.39%. Management expenses totaled $119,689 for the year ended December 31, 1997, compared to $110,013 for the year ended December 31, 1996, an increase of $9,676 or 8.80%.

         2948

     General and Administrative Expenses

     General and administrative expenses totaled $119,689 for the year ended December 31, 1997 compared to $110,013 for the year ended December 31, 1996, an increase of $9,676 or 8.80%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,033,315 for the year ended December 31, 1997, compared to $1,295,949 for the year ended December 31, 1996, a decrease of $262,634, or 20.27%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995.

     Net Income

     Your partnership recognized a net loss of $612,292 for the year ended December 31, 1996, compared to $557,596 for the year ended December 31, 1995, an increase of $54,696, or 9.81%. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,259,495 for the year ended December 31, 1996, compared to $2,198,769 for the year ended December 31, 1995, an increase of $60,726, or 2.76%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $672,108 for the year ended December 31, 1996, compared to $756,111 for the year ended December 31, 1995, a decrease of $84,003 or 11.11%. Management expenses totaled $110,013 for the year ended December 31, 1996, compared to $107,406 for the year ended December 31, 1995, an increase of $2,607, or 2.43%.

     General and Administrative Expenses

     General and administrative expenses totaled $110,013 for the year ended December 31, 1996 compared to $39,706 for the year ended December 31, 1995, an increase of $70,307 or 177.07%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,295,949 for the year ended December 31, 1996, compared to $1,155,000 for the year ended December 31, 1995, an increase of $140,949, or 12.20%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $531,267 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership and their affiliates will not incur any liability, responsibility or accountability for damages or otherwise to your partnership or any limited partner for any acts or omissions performed or omitted by any of them in good faith on behalf of your partnership and in a manner reasonably believed by them to be within the scope of the

         2949

     authority granted to them by your partnership's agreement of limited partnership and in the best interests of your partnership if they are not guilty of negligence or willful misconduct with respect to such acts of omissions. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will indemnify the general partners for any act performed by them within the scope of the authority conferred upon them by your partnership's agreement of limited partnership; provided, however, that such indemnity will be payable only if the general partners acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of your partnership and the partners and has no reasonable grounds to believe that their conduct was negligent or unlawful. If a general partner is liable for negligence of misconduct in the performance of its duty to your partnership, it will not be indemnified unless, and only to the extent that, the court in which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability, the general partner is fairly and reasonably entitled to indemnity for those expenses which the court deems proper. Any indemnity will be paid from, and only to the extent of, partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has made no distributions.

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $9,600.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................       $0
1995........................................................        0
1996........................................................        0
1997........................................................        0
1998 (through June 30)......................................        0

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

         2950

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses in respect of its capacity as general partner of your partnership as described in the following table:

YEAR                                                           COMPENSATION
----                                                          ---------------
1994........................................................   Not Available
1995........................................................          $3,000
1996........................................................           3,000
1997........................................................           2,500
1998 (through June 30)......................................   Not Available

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $107,406
1996...........................................      110,013
1997...........................................       96,770
1998 (through June 30).........................       58,703

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stranger's Fees.............................................  $
Other.......................................................  $

         2951

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Ravenworth Associates Limited Partnership at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by Barry S. Fishman & Assoc., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         2952

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of June 30, 1998
  (unaudited)...............................................   F-2
Condensed Statement of Revenue and Expenses -- Income Tax
  Basis for the six months ended June 30, 1998
  (unaudited)...............................................   F-3
Condensed Statement of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 (unaudited)............   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997 and
  1996......................................................   F-8
Statements of Revenue and Expenses -- Income Tax Basis for
  the years ended December 31, 1997 and 1996................   F-9
Statements of Changes in Partners' Deficit -- Income Tax
  Basis for the years ended December 31, 1997 and 1996......  F-10
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1997 and 1996..........................  F-11
Notes to Financial Statements...............................  F-12
Independent Auditors' Report................................  F-16
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996 and
  1995......................................................  F-17
Statements of Revenue and Expenses -- Income Tax Basis for
  the years ended December 31, 1996 and 1995................  F-18
Statements of Changes in Partners' Deficit -- Income Tax
  Basis for the years ended December 31, 1996 and 1995......  F-19
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1996 and 1995..........................  F-20
Notes to Financial Statements...............................  F-21

         2953

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                   CONDENSED STATEMENT OF ASSETS, LIABILITIES
                   AND PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                  $    531,267
Receivables and Deposits....................................                        99,646
Other Assets................................................                       307,042
Investment Property
  Land......................................................     1,000,000
  Building and related property.............................    13,185,770
                                                              ------------
                                                                14,185,770
  Less: Accumulated depreciation............................   (12,556,963)      1,628,807
                                                              ------------    ------------
          Total Assets:.....................................                     2,566,762
                                                                              ============

                            LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                  $    103,473
Other Accrued Liabilities...................................                       114,842
Property Taxes Payable......................................                        86,910
Tenant Security Deposits....................................                        30,453
Notes Payable...............................................                    12,866,682
Partners' Capital...........................................                   (10,635,598)
                                                                              ------------
          Total Liabilities and Partners' Capital...........                     2,566,762
                                                                              ============

         2954

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

        CONDENSED STATEMENT OF REVENUE AND EXPENSES -- INCOME TAX BASIS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................  $1,055,795
  Other Income..............................................     104,178
                                                              ----------
          Total Revenues:...................................   1,159,973
Expenses:
  Operating Expenses........................................     386,937
  General and Administrative Expenses.......................      58,703
  Depreciation Expense......................................     319,099
  Interest Expense..........................................     512,476
  Property Tax Expense......................................      86,910
                                                              ----------
          Total Expenses:...................................   1,364,125
                                                              ----------
          Net Loss..........................................  $ (204,152)
                                                              ----------

         2955

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

             CONDENSED STATEMENT OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net (loss)................................................  $(204,152)
  Adjustments to reconcile net loss to net cash provided by
     operating Activities:
     Depreciation and Amortization..........................    344,999
     Changes in accounts:
       Receivables and deposits and other assets............   (114,029)
       Accounts Payable and accrued expenses................    238,198
                                                              ---------
          Net cash provided by (used in) operating
          activities........................................    265,016
                                                              ---------
Investing Activities:
  Property improvements and replacements....................   (193,452)
                                                              ---------
          Net cash provided by (used in) investing
          activities........................................   (193,452)
                                                              ---------
Financing Activities:
  Payments on mortgage......................................   (147,319)
                                                              ---------
          Net cash provided by (used in) financing
          activities........................................   (147,319)
                                                              ---------
          Net increase (decrease) in cash and cash
          equivalents.......................................    (75,755)
Cash and cash equivalents at beginning of year..............    607,022
                                                              ---------
Cash and cash equivalents at end of period..................  $ 531,267
                                                              =========

         2956

                   RAVENWORTH ASSOCIATES LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Ravenworth Associates Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 have been prepared in accordance with the accounting basis used for Federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis used for Federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         2957

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

         2958

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Ravensworth Associates Limited Partnership

     We have audited the accompanying balance sheets of Ravensworth Associates Limited Partnership as of December 31, 1997 and 1996, and the related statements of revenue and expenses, changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 2, the Partnership's policy is to prepare its financial statements on the accounting basis used for income tax purposes. Accordingly, the accompanying financial statements are not intended to present financial position and results of operations in conformity with generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ravensworth Associates Limited Partnership as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with the basis of accounting described in Note 2.

/s/ BARRY S. FISHMAN & ASSOCIATES

March 29, 1998

         2959

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

   STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                  1997            1996
                                                              ------------    ------------
Real estate, at cost
  Land......................................................  $  1,000,000    $  1,000,000
  Building, improvements and equipment, less accumulated
     depreciation of $12,237,864 and $11,599,677,
     respectively...........................................       754,454       1,193,267
Cash........................................................       578,121         547,609
Tenant accounts receivable..................................         1,287           2,560
Mortgage escrow deposits....................................        12,787          13,704
Other receivables...........................................         2,315             500
Tenant security deposits -- funded..........................        28,901          30,596
Deferred costs, net of accumulated amortization of $60,434
  and $8,633, respectively..................................       302,170         353,971
                                                              ------------    ------------
                                                              $  2,680,035    $  3,142,207
                                                              ============    ============

                            LIABILITIES AND PARTNERS' DEFICIT

Liabilities
  Notes payable.............................................  $ 12,932,783    $ 13,056,992
  Accounts payable..........................................         9,382          18,132
  Accrued interest expense..................................        81,218          79,200
  Other accrued expenses....................................        56,489          38,789
  Prepaid rent..............................................         2,708           1,389
  Tenant security deposits..................................        28,901          30,596
                                                              ------------    ------------
     Total liabilities......................................    13,111,481      13,225,098
Partners' deficit...........................................   (10,431,446)    (10,082,891)
                                                              ------------    ------------
                                                              $  2,680,035    $  3,142,207
                                                              ============    ============

                             See accompanying notes

         2960

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

             STATEMENTS OF REVENUE AND EXPENSES -- INCOME TAX BASIS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              ----------    ----------
REVENUE
  Rental....................................................  $2,168,322    $2,064,880
  Interest..................................................      19,179        36,603
  Other income..............................................     143,205       158,012
                                                              ----------    ----------
     Total revenue..........................................   2,330,706     2,259,495
                                                              ----------    ----------
OPERATING EXPENSES
  Administrative and office expenses........................      73,441        75,718
  Insurance.................................................      34,551        33,206
  Professional fees.........................................      11,498        10,275
  Management fees...........................................     119,689       110,013
  Marketing.................................................      45,675        29,181
  Payroll costs.............................................     187,976       171,195
  Taxes -- real estate......................................     166,255       164,512
  Other taxes and licenses..................................       5,728         6,628
  Repairs and maintenance...................................      97,259        89,482
  Utilities.................................................     265,677       256,423
                                                              ----------    ----------
     Total operating expenses...............................   1,007,749       946,633
                                                              ----------    ----------
OTHER EXPENSES
  Interest..................................................     981,514     1,225,316
  Depreciation..............................................     638,197       629,205
  Amortization..............................................      51,801        70,633
                                                              ----------    ----------
     Total other expenses...................................   1,671,512     1,925,154
                                                              ----------    ----------
       Total expenses.......................................   2,679,261     2,871,787
                                                              ----------    ----------
Excess of expenses over revenue.............................  $ (348,555)   $ (612,292)
                                                              ==========    ==========

                             See accompanying notes

         2961

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

         STATEMENTS OF CHANGES IN PARTNERS' DEFICIT -- INCOME TAX BASIS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                      GENERAL       LIMITED
                                                     PARTNERS       PARTNERS         TOTAL
                                                     ---------    ------------    ------------
Balance, December 31, 1995.........................  $(127,523)   $ (9,343,076    $ (9,470,599)
Excess of expenses over revenue for the year ended
  December 31, 1996................................     (6,123)       (606,169)       (612,292)
                                                     ---------    ------------    ------------
Balance, December 31, 1996.........................   (133,646)     (9,949,245)    (10,082,891)
Excess of expenses over revenue for the year ended
  December 31, 1997................................     (3,486)       (345,069)       (348,555)
                                                     ---------    ------------    ------------
Balance, December 31, 1997.........................  $(137,132)   $(10,294,314)   $(10,431,446)
                                                     =========    ============    ============

                             See accompanying notes

         2962

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                1997           1996
                                                              ---------    ------------
Cash flows from operating activities
  Excess of expenses over revenue...........................  $(348,555)   $   (612,292)
  Adjustments to reconcile excess of expenses over revenue
     to net cash provided by (used in) operating
     activities.............................................
  Depreciation..............................................    638,197         629,205
  Amortization..............................................     51,801          70,634
  Changes in assets and liabilities
     (Increase) in receivables..............................       (542)         (5,694)
     Decrease in mortgage escrow............................        917              --
     Increase (decrease) in accounts payable, accrued
      expenses and prepaid rent.............................     12,287       1,372,700
     (Increase) in tenants' security deposits, net..........         --         (51,756)
                                                              ---------    ------------
     Net cash provided by (used in) operating activities....    354,105      (1,842,603)
                                                              ---------    ------------
Cash flows from investing activities
  Improvements to property..................................   (199,384)        (83,362)
  Increase in deferred costs................................         --        (362,605)
                                                              ---------    ------------
     Net cash (used in) investing activities................   (199,384)       (445,967)
                                                              ---------    ------------
Cash flows from financing activities
  Borrowing of notes payable................................         --      12,966,882
  Repayment of notes payable................................   (124,209)         (9,890)
  Payoff of notes payable...................................         --     (11,000,000)
                                                              ---------    ------------
     Net cash provided by (used in) financing activities....   (124,209)      1,956,992
                                                              ---------    ------------
Net increase (decrease) in cash and cash equivalents........     30,512        (331,578)
Cash and cash equivalents, beginning........................    547,609         879,187
                                                              ---------    ------------
Cash and cash equivalents, end..............................  $ 578,121    $    547,609
                                                              =========    ============
Supplemental cash flow information:
  Cash paid for interest....................................  $ 979,496    $  3,112,998
                                                              =========    ============

                              See accompany notes

         2963

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1.  ORGANIZATION

     Ravensworth Associates Limited Partnership (the "Partnership"), a Massachusetts limited partnership, was organized on July 5, 1983 to acquire, own and operate a nine-story residential apartment complex known as Ravensworth Towers Apartments (the "Property"), located in Annandale, Virginia. The Property consists of approximately six acres of land, 219 apartment units, 350 outdoor parking spaces, an outdoor swimming pool and other recreational facilities.

     Stephen A. Goldberg ("Goldberg") and Winthrop Northeast Properties, Inc. ("Winthrop Northeast") are the General Partners. Joseph R. Schuble is the Class B Limited Partner and Linnaeus-Phoenix Associates Limited Partnership ("Linnaeus") is the Class C Limited Partner. The Partnership received $400 of capital contributions from the General Partners and the Class B and C Limited Partners. Investor Limited Partners purchased 50 Units of Limited Partnership Interest at $72,960 per Unit.

     Pursuant to approval of a Recapitalization Proposal by a majority of Class A Limited Partners, Class D Limited Partners were admitted into the Partnership on November 30, 1987. The capital contributions of the Class D Limited Partners totaled $750,000 (of which $705,000 was contributed by Winthrop Northeast) and is being held in a working capital account. The terms of the Class D Units include a special allocation of the first $750,000 of tax losses, a 40% interest in profits and losses thereafter and a 40% interest in cash flow and sale or refinancing proceeds.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with the accounting method used for Federal income tax purposes.

  Depreciation

     Depreciation is calculated using the accelerated cost recovery system over 15, 19 and 27.5 year recovery periods for real property, and a 5 or 7 year recovery period for equipment.

  Amortization

     Loan costs are being amortized on a straight-line basis over the term of the loan.

  Income Taxes

     No provision for income taxes is reflected in the accompanying financial statements of the Partnership. Partners are required to report on their individual tax return their allocable share of income, gains, losses, deductions and credits of the Partnership.

     The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are subject to varying interpretations under Federal and state income tax laws and regulations, an examination of the Partnership's tax returns may lead to adjustments to the amounts reported in the accompanying financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with the income tax basis of accounting requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts

         2964
                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid instruments with an initial maturity of six months or less to be cash equivalents for purposes of the statement of cash flows.

  Accounts Receivable

     At December 31, 1997, management considers all accounts receivable to be collectible.

3.  CONCENTRATION OF RISK

     During the year, the Partnership, at times, maintained cash balances in excess of the Federally insured maximum of $100,000. Management does not consider the risk to be significant.

4.  BUILDING, IMPROVEMENTS AND EQUIPMENT

     The following schedule summarizes building, improvements and equipment at December 31, 1997 and 1996.

RECOVERY PERIOD                                             1997              1996
---------------                                         ------------      ------------
15, 19 and 27.5 year property.........................  $ 11,850,662      $ 11,735,337
5 and 7 year property.................................     1,141,656         1,057,597
                                                        ------------      ------------
                                                          12,992,318        12,792,934
Accumulated depreciation..............................   (12,237,864)      (11,599,667)
                                                        ------------      ------------
                                                        $    754,454      $  1,193,267
                                                        ============      ============

5.  NOTES PAYABLE

  Mortgage Notes

     In October 1996, the Partnership refinanced its existing debt. The Partnership paid off by means of new financing an $11,000,000 purchase money mortgage note along with accrued interest of $1,966,882. The new financing arrangement consists of a $10,000,000 first mortgage note payable and a $2,966,882 second mortgage note payable. The Partnership incurred loan costs of $362,605.

     The first mortgage note payable to John Hancock Variable Life Insurance Company bears interest at 8.375% with monthly installments of interest and principle in the amount of $79,682. The loan matures on November 1, 2003. The principal balances at December 31, 1997 and 1996 amounted to $9,865,901 and $9,990,110 respectively.

     Principal payments for the next five years are as follows:

DECEMBER 31,
------------
   1998...........................................  $135,020
   1999...........................................   146,773
   2000...........................................   159,549
   2001...........................................   173,435
   2002...........................................   188,531

         2965
                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The second mortgage note payable to Goldberg bears interest at 5% through July 31, 1998 and at 8% until maturity on November 1, 2003.

  Note Payable to Partner

     Goldberg has advanced $100,000 to the Partnership. The loan is non-interest bearing and is unsecured. The loan is payable prior to any distributions to any partners of net cash flow, sale or financing proceeds or proceeds upon liquidation of the Partnership.

6.  RELATED PARTY TRANSACTIONS

     Winthrop Northeast, Winthrop Financial Co., Inc. ("Winthrop Financial") and Winthrop Securities Co., Inc. ("Winthrop Securities"), the Selling Agent, are wholly-owned subsidiaries of First Winthrop Corporation ("First Winthrop") which in turn is a wholly-owned subsidiary of Winthrop Financial Associates, A Limited Partnership. Linnaeus, the Class C Limited Partner, is a limited partnership whose general partners are directors of First Winthrop.

     Winthrop Northeast was paid asset management fees of $2,500 and $3,000 for the years ended December 31, 1997 and 1996 respectively.

     Winthrop Management, an affiliate of Winthrop Northeast, was paid a management fee at 5% of the gross receipts for the management of the Property. Fees under this agreement totaled $96,770 and $110,013 for the years ended December 31, 1997 and 1996 respectively.

     Effective October 28, 1997, the Partnership engaged Insignia Residential Group, L.P. to manage the property at the rate of 5% of gross revenues. Fees under this agreement amount to $19,919. Insignia Residential Group, L.P. is a related party through an affiliation with Winthrop Northeast.

7.  ALLOCATION OF TAXABLE LOSS

     Taxable loss for the years ended December 31, 1997 and 1996 are allocated to partners as follows:

                                                                         TAXABLE LOSS
                                                     PERCENTAGE OF   --------------------
PARTNER                                              TAXABLE LOSS      1997        1996
-------                                              -------------   --------    --------
Stephen A. Goldberg -- General Partner.............       0.9%       $  3,137    $  5,511
Winthrop Northeast -- General Partner..............       0.1%            349         612
Class A Limited Partners...........................      58.8%        204,950     360,028
Class B Limited Partner............................       0.1%            349         612
Class C Limited Partner............................       0.1%            349         612
Class D Limited Partners...........................      40.0%        139,421     244,917
                                                                     --------    --------
                                                                     $348,555    $612,292
                                                                     ========    ========

         2966

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

         2967

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Ravensworth Associates Limited Partnership

     We have audited the accompanying balance sheets of Ravensworth Associates Limited Partnership as of December 31, 1996 and 1995, and the related statements of revenue and expenses, changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 2, the Partnership's policy is to prepare its financial statements on the accounting basis used for income tax purposes. Accordingly, the accompanying financial statements are not intended to present financial position and results of operations in conformity with generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ravensworth Associates Limited Partnership as of December 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with the basis of accounting described in Note 2.

/s/ BARRY S. FISHMAN & ASSOCIATES

February 27, 1997

         2968

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

            STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT
                                INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                  1996           1995
                                                              ------------    -----------
Real estate, at cost
  Land......................................................  $  1,000,000    $ 1,000,000
  Building, improvements and equipment, less accumulated
     depreciation of $11,599,667 and $10,970,462,
     respectively...........................................     1,193,267      1,739,110
Cash........................................................       440,503        772,081
Other receivables...........................................        16,764         11,070
Security deposits...........................................       137,702         87,893
Deferred costs, net of accumulated amortization of $727,785
  and
  $657,151, respectively....................................       353,971         62,000
                                                              ------------    -----------
     Total assets...........................................  $  3,142,207    $ 3,672,154
                                                              ============    ===========

                            LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Notes payable.............................................  $ 13,056,992    $11,100,000
  Accounts payable..........................................        18,132         16,499
  Accrued liabilities.......................................       119,378      1,993,711
  Tenants' security deposits................................        30,596         32,543
                                                              ------------    -----------
     Total liabilities......................................    13,225,098     13,142,753
                                                              ------------    -----------
Partners' Deficit:
  Limited partners..........................................    (9,949,245)    (9,343,076)
  General partners..........................................      (133,646)      (127,523)
                                                              ------------    -----------
     Total partners' deficit................................   (10,082,891)    (9,470,599)
     Total liabilities and partners' deficit................  $  3,142,207    $ 3,672,154
                                                              ============    ===========

                       See notes to financial statements

         2969

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                       STATEMENTS OF REVENUE AND EXPENSES
                                INCOME TAX BASIS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              ----------    ----------
REVENUE:
  Rental income.............................................  $2,064,880    $2,006,907
  Other income..............................................     158,012       143,866
  Interest income...........................................      36,603        47,996
                                                              ----------    ----------
     Total revenue..........................................   2,259,495     2,198,769
                                                              ----------    ----------
EXPENSES:
  Real estate taxes and licenses............................     171,140       178,554
  Interest..................................................   1,225,316     1,155,000
  Payroll and benefits......................................     171,195       173,965
  Management fee............................................     110,013       110,406
  Utilities.................................................     256,423       240,592
  Repairs and maintenance...................................      89,482       105,274
  Marketing and rental......................................      29,181        46,114
  Insurance.................................................      33,206        55,760
  Administration and other..................................      85,993        39,706
  Amortization..............................................      70,633        24,000
  Depreciation..............................................     629,205       626,994
                                                              ----------    ----------
     Total expenses.........................................   2,871,787     2,756,365
                                                              ----------    ----------
Excess of expenses over revenue.............................  $ (612,292)   $ (557,596)
                                                              ==========    ==========

                       See notes to financial statements

         2970

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                                INCOME TAX BASIS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                       GENERAL       LIMITED
                                                      PARTNERS      PARTNERS         TOTAL
                                                      ---------    -----------    ------------
Balance, December 31, 1994..........................  $(121,947)   $(8,791,056)   $ (8,913,003)
Excess of expenses over revenue.....................     (5,576)      (552,020)       (557,596)
                                                      ---------    -----------    ------------
Balance, December 31, 1995..........................   (127,523)    (9,343,076)     (9,470,599)
Excess of expenses over revenue.....................     (6,123)      (606,169)       (612,292)
                                                      ---------    -----------    ------------
Balance, December 31, 1996..........................  $(133,646)   $(9,949,245)   $(10,082,891)
                                                      =========    ===========    ============

                       See notes to financial statements

         2971

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                INCOME TAX BASIS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                  1996           1995
                                                              ------------    ----------
Cash flows from operating activities:
  Net loss..................................................  $   (612,292)   $ (557,596)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
  Depreciation..............................................       629,205       626,994
  Amortization..............................................        70,634        24,000
     Changes in assets and liabilities:
     (Increase) in other receivables........................        (5,694)       (5,315)
     (Decrease) in accounts payable and accrued expenses....    (1,872,700)       (6,461)
     (Increase) in tenants' security deposits, net..........       (51,756)      (51,298)
                                                              ------------    ----------
  Net cash provided/(used in) by operating activities.......    (1,842,603)       30,324
                                                              ------------    ----------
Cash flows from investing activities:
  Improvements to property..................................       (83,362)      (66,984)
  Increase in deferred costs................................      (362,605)           --
                                                              ------------    ----------
  Net cash (used) in investing activities...................      (445,967)      (66,984)
                                                              ------------    ----------
Cash flows from financing activities:
  Borrowing of notes payable................................    12,966,882            --
  Repayment of notes payable................................        (9,890)           --
  Payoff of notes payable...................................   (11,000,000)           --
                                                              ------------    ----------
  Net cash provided by financing activities.................     1,956,992            --
                                                              ------------    ----------
Net decrease in cash and cash equivalents...................      (331,578)      (36,660)
Cash and cash equivalents, beginning........................       772,081       808,741
                                                              ------------    ----------
Cash and cash equivalents, end..............................  $    440,503    $  772,081
                                                              ============    ==========
Supplemental cash flow information:
  Cash paid for interest....................................  $  3,112,998    $1,155,000
                                                              ============    ==========

                       See notes to financial statements

         2972

                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

1.  ORGANIZATION

     Ravensworth Associates Limited Partnership (the "Partnership"), a Massachusetts limited partnership was organized on July 5, 1983 to acquire, own and operate a nine-story residential apartment complex known as Ravensworth Towers Apartments (the "Property"), located in Annandale, Virginia. The Property consists of approximately six acres of land, 219 apartment units, 350 outdoor parking spaces, an outdoor swimming pool and other recreational facilities.

     Stephen A. Goldberg ("Goldberg") and Winthrop Northeast Properties, Inc. ("Winthrop Northeast") are the General Partners, Joseph R. Schuble is the Class B Limited Partner and Linnaeus-Phoenix Associates Limited Partnership ("Linnaeus") is the Class C Limited Partner. The Partnership received $400 of capital contributions from the General Partners and the Class B and C Limited Partners. Investor Limited Partners purchased 50 Units of Limited Partnership Interest at $72,960 per Unit.

     Pursuant to approval of a Recapitalization Proposal by a majority of Class A Limited Partners, Class D Limited Partners were admitted into the Partnership on November 30, 1987. The capital contributions of the Class D Limited Partners totaled $750,000 (of which $705,000 was contributed by Winthrop Northeast) and is being held in a working capital account. The terms of the Class D Units include a special allocation of the first $750,000 of tax losses, a 40% interest in profits and losses thereafter and a 40% interest in cash flow and sale or refinancing proceeds.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with the accounting method used for Federal income tax purposes.

  Depreciation

     Depreciation is calculated using the accelerated cost recovery system over 15, 19 and 27.5 year recovery periods for real property, and a 5 or 7 year recovery period for equipment.

  Income Taxes

     No provision for income taxes is reflected in the accompanying financial statements of the Partnership. Partners are required to report on their individual tax return their allocable share of income, gains, losses, deductions and credits of the Partnership.

     The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are subject to varying interpretations under Federal and state income tax laws and regulations, an examination of the Partnership's tax returns may lead to adjustments to the amounts reported in the accompanying financial statements.

         2973
                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  DEFERRED COSTS

     Deferred costs as of December 31, 1996 and 1995 are as follows:

                                           AMORTIZATION
                                              PERIOD           1996            1995
                                           ------------    ------------    ------------
Organization costs.......................     60 months    $    170,000    $    170,000
Bank loan costs..........................     56 months          35,000          35,000
Interest guarantee fee...................     56 months          80,000          80,000
Mortgage loan costs......................    180 months         360,000         360,000
MGIC fee.................................     56 months          74,151          74,151
Mortgage refinancing costs...............     84 months         362,605              --
                                                           ------------    ------------
                                                              1,081,756         719,151
Less: Accumulated amortization...........                      (727,785)       (657,151)
                                                           ------------    ------------
Unamortized costs........................                  $    353,971    $     62,000
                                                           ============    ============

4.  BUILDING, IMPROVEMENTS AND EQUIPMENT

     The following schedule summarizes building, improvements and equipment at December 31, 1996 and 1995:

                    RECOVERY PERIOD                           1996            1995
                    ---------------                       ------------    ------------
15, 19 and 27.5 year property...........................  $ 11,735,337    $ 11,726,174
5 and 7 year property...................................     1,057,597         983,398
                                                          ------------    ------------
                                                            12,792,934      12,709,572
Accumulated depreciation................................   (11,599,667)    (10,970,462)
                                                          ------------    ------------
                                                          $  1,193,267    $  1,739,110
                                                          ============    ============

5.  NOTES PAYABLE

  Mortgage Notes

     In October, 1996, the Partnership refinanced its existing debt. The Partnership paid off by means of new financing an $11,000,000 purchase money mortgage note along with accrued interest of $1,966,882. The new financing arrangement consists of a $10,000,000 first mortgage note payable and a $2,966,882 second mortgage note payable. The Partnership incurred loan costs of $362,605.

     The first mortgage note payable with John Hancock Variable Life Insurance Company bears interest at 8.375% with monthly installments of interest and principle in the amount of $79,682. The loan matures on November 1, 2003.

     The second mortgage note payable to Stephen A. Goldberg bears interest at 5% through July 31, 1998 and at 8% until maturity on November 1, 2003.

  Note Payable to Partner

     Stephen A. Goldberg, a general partner, has advanced $100,000 to the Partnership. The loan is non-interest bearing and is secured by the assets of the Partnership. The loan is payable prior to any distributions to any partners of net cash flow, sale or financing proceeds or proceeds upon liquidation of the Partnership.

         2974
                   RAVENSWORTH ASSOCIATES LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  RELATED PARTY TRANSACTIONS

     Winthrop Northeast, Winthrop Financial Co., Inc. ("Winthrop Financial") and Winthrop Securities Co., Inc. ("Winthrop Securities"), the Selling Agent, are wholly-owned subsidiaries of First Winthrop Corporation ("First Winthrop") which in turn is a wholly-owned subsidiary of Winthrop Financial Associates, A Limited Partnership, a Maryland public limited partnership. Linnaeus, the Class C Limited Partner, is a limited partnership whose general partners are directors of First Winthrop.

     Winthrop Northeast is entitled to an annual property asset management fee. For each of the years ended December 31, 1996 and 1995, Winthrop Northeast was paid $3,000 in annual asset management fees.

     Winthrop Management, an affiliate of the general partner, is entitled to a management fee currently 5% of the gross receipts for the management of the Property. Fees under this agreement totaled $110,013 and $107,406 for the years ended December 31, 1996 and 1995, respectively.

7.  ALLOCATION OF TAXABLE LOSS

     Taxable loss for the years ended December 31, 1996 and 1995 are allocated to each partner as follows:

                                                                         TAXABLE LOSS
                                                     PERCENTAGE OF   --------------------
PARTNER                                              TAXABLE LOSS      1996        1995
-------                                              -------------   --------    --------
Stephen A. Goldberg -- General Partner.............       0.9%       $  5,511    $  5,018
Winthrop Northeast -- General Partner..............       0.1             612         558
Class A Limited Partners...........................      58.8         360,028     327,866
Class B Limited Partner............................       0.1             612         558
Class C Limited Partner............................       0.1             612         558
Class D Limited Partners...........................      40.0         244,917     223,038
                                                                     --------    --------
                                                                     $612,292    $557,096
                                                                     ========    ========

         2975
                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer consideration per Unit of $       in cash, or
       Common OP Units of the Purchaser, or        Preferred OP Units of the
Purchaser, or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Consideration."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Consideration is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         2976

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         2977

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Consideration or the method of determining the Offer Consideration in connection with the Offer; (ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners,
(b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer consideration and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Consideration for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Consideration for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Consideration is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         2978

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         2979

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-13
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-15
  Fairness of the Offer........................   S-16
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-17
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Rivercreek
    Apartments Limited Partnership.............   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         2980

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         2981

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Rivercreek Apartments Limited Partnership. For each unit that you tender,
     you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972, total debt of $1,626 and stockholders' equity of $1,844.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         2982

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                     CLASS A             PARTNERSHIP
                                                  COMMON STOCK              COMMON
                                           ---------------------------      UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)...............................  $        $         $     --     $    --
  Third Quarter..........................   41       30 15/16       --          --
  Second Quarter.........................   38 7/8   36 1/2     0.5625      0.5625
  First Quarter..........................   38 5/8   34 1/4     0.5625      0.5625
1997
  Fourth Quarter.........................   38       32         0.5625      0.5625
  Third Quarter..........................   36 3/16  28 1/8     0.4625      0.4625
  Second Quarter.........................   29 3/4   26         0.4625      0.4625
  First Quarter..........................   30 1/2   25 1/2     0.4625      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8     0.4625      0.4625
  Third Quarter..........................   22       18 3/8     0.4250      0.4250
  Second Quarter.........................   21       18 3/8     0.4250      0.4250
  First Quarter..........................   21 1/8   19 3/8     0.4250      0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         2983

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering the units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $12,166.66 per unit for the six months ended June 30, 1998 (equivalent to $24,333.32 on an annual basis).
     We will pay fixed quarterly distributions of $               per unit on
     the Tax-Deferral   % Preferred OP Units before any distributions are paid
     to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         2984

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         2985

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         2986

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         2987

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         2988

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         2989

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         2990

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         2991

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

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authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 0% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         2993

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common

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     OP Units, or $       in cash. If you tender units pursuant to the offer,
you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be
eligible to receive Tax-Deferral      % Preferred OP Units, Tax-Deferral Common
OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered pursuant to the offer will be deemed to take effect
as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant

         2995

     to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your

         2996

     partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         2997

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

         2998

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $57,000 in 1996, $56,000 in 1997 and $28,585 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Rivercreek Apartments Limited Partnership is a South Carolina limited partnership which was formed on December 26, 1979 for the purpose of owning and operating a single apartment property located in Augusta, Georgia, known as "Rivercreek Apartments". In 1979, it completed a private placement of units that raised net proceeds of approximately $1,560,000. Rivercreek Apartments consists of 234 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2019, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

         2999

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,784,998, payable to MBL Life Assurance Corp., which bears interest at a rate of 7.25%. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3000

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3001

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3002

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         3003

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3004

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3005

   SUMMARY FINANCIAL INFORMATION OF RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

     The summary financial information of Rivercreek Apartments Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Rivercreek Apartments Limited Partnership for the years ended December 31, 1997, 1996 and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                                     FOR THE SIX MONTHS
                                       ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     1998          1997          1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                      (1)           (1)           (1)           (1)           (1)           (1)           (1)
Operating Data:
       Total Revenues...........  $557,323....  $   525,722   $ 1,145,000   $ 1,159,000   $ 1,151,094   $ 1,153,766   $ 1,094,794
       Net Income/(Loss)........  110,726....       (12,118)     (144,000)      (38,000)       61,584        23,074       (10,254)
Balance Sheet Data:
 Real Estate, Net of Accumulated
   Depreciation.................  1,590,740..     1,620,542     1,612,000     1,588,000     1,526,867     1,502,102     1,573,344
       Total Assets.............  2,339,834..     2,004,120     2,596,000     2,023,000     2,062,512     2,040,818     2,023,104
 Mortgage Notes Payable,
   including Accrued Interest...  3,784,998..     3,045,178     3,800,000     3,059,000     3,057,889     3,080,982     3,101,415
 Partners' Capital/(Deficit)....  $(1,498,541)  $(1,112,589)  $(1,244,000)  $(1,100,000)  $(1,059,900)  $(1,120,553)  $(1,143,627)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $12,166.66    $0.00

---------------

(1) Information prepared on a Federal Income Tax Basis.

         3006

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer price from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         3007

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         3008

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $12,166.66 per unit (equivalent to $24,333.32 on an annualized basis). This is equivalent to
distributions of $          per year on the number of Tax-Deferral      %
Preferred OP Units, or distributions of $          per year on the number of
Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred
OP Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         3009

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         3010

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         3011

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         3012

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         3013

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         3014

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         3015

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         3016

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         3017

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         3018

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks

         3019

     or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         3020

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         3021

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3022

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         3023

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         3024

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3025

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3026

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3027

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3028
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3029
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3030

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3031

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3032

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3033

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3034

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3035

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June, 1998 were $12,166.66 (equivalent to $24,333.32 on an annualized basis). This is equivalent to distributions of $
     per year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         3036

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         3037

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         3038

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also

         3039

     performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information

         3040

     contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities

         3041

     laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.


                     Form of Organization and Assets Owned

                 YOUR PARTNERSHIP              AIMCO OPERATING PARTNERSHIP


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under South Carolina law for the purpose of owning and       Delaware limited partnership. The AIMCO Operating
managing Rivercreek Apartments.                              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash From Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2019.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire the land         The purpose of the AIMCO Operating Partnership is to
and construct your partnership's property for                conduct any business that may be lawfully conducted by
investment and to hold your partnership's property for       a limited partnership organized pursuant to the
capital appreciation and the production of income.           Delaware Revised Uniform Limited Partnership Act (as
Subject to restrictions contained in your partnership's      amended from time to time, or any successor to such
agreement of limited partnership, your partnership may       statute) (the "Delaware Limited Partnership Act"),
do all things necessary for or incidental to the             provided that such business is to be conducted in a
protection and benefit of your partnership, including,       manner that permits AIMCO to be qualified as a REIT,
borrowing funds and creating liens.                          unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction,

         3042
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             is specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 30 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may not enter        The AIMCO Operating Partnership may lend or contribute
into agreements with themselves or any of its                funds or other assets to its subsidiaries or other
affiliates, other than those set forth in your               persons in which it has an equity investment, and such
partnership's agreement of limited partnership.              persons may borrow funds from the AIMCO Operating
However, the general partner may, and in certain             Partnership, on terms and conditions established in the
circumstances are required, lend such money to your          sole and absolute discretion of the general partner. To
partnership as they, in their sole discretion, deem          the extent consistent with the business purpose of the
necessary for the payment of any partnership                 AIMCO Operating Partnership and the permitted
obligations and expenses. Such loans will be repaid          activities of the general partner, the AIMCO Operating
with interest at a rate the lesser of 10 5/8% per annum      Partnership may transfer assets to joint ventures,
or 1% per annum over the then prevailing prime rate of       limited liability companies, partnerships,
Citibank, N.A., New York, New York, but in no event to       corporations, business trusts or other business
exceed the maximum rate, prior to distributions to the       entities in which it is or thereby becomes a
limited partners, only from available funds.                 participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


Subject to obtaining prior written approval from the         The AIMCO Operating Partnership Agreement contains no
limited partners owning more than 50% of the                 restrictions on borrowings, and the general partner has
outstanding units, the general partner of your               full power and authority to borrow money on behalf of
partnership is authorized to borrow money and if             the AIMCO Operating Partnership. The AIMCO Operating
security is required therefore, to mortgage or subject       Partnership has credit agreements that restrict, among
to any other security device any portion of your             other things, its ability to incur indebtedness. See
partnership's property or other partnership assets, as       "Risk Factors -- Risks of Significant Indebtedness" in
the general partner deems, in their sole discretion, to      the accompanying Prospectus.
be in the best interests of your partnership.

         3043
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized       with a statement of the purpose of such demand and at
representative to review the books and records of your       such OP Unitholder's own expense, to obtain a current
partnership upon reasonable notice at reasonable times       list of the name and last known business, residence or
at the location where such records are kept by your          mailing address of the general partner and each other
partnership.                                                 OP Unitholder.

                               Management Control


The general partner of your partnership is solely            All management powers over the business and affairs of
responsible for the management of your partnership's         the AIMCO Operating Partnership are vested in AIMCO-GP,
business and has all rights and powers generally             Inc., which is the general partner. No OP Unitholder
conferred by law or necessary, advisable or consistent       has any right to participate in or exercise control or
in connection therewith. No limited partner may take         management power over the business and affairs of the
part in or interfere in any manner with the conduct or       AIMCO Operating Partnership. The OP Unitholders have
control of the business of your partnership and no           the right to vote on certain matters described under
limited partner has the right or authority to act for        "Comparison of Ownership of Your Units and AIMCO OP
or bind your partnership.                                    Units -- Voting Rights" below. The general partner may
                                                             not be removed by the OP Unitholders with or without
                                                             cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable to your partnership        partner is not liable to the AIMCO Operating
or the limited partners for any loss or damage               Partnership for losses sustained, liabilities incurred
resulting from any act or omission performed or omitted      or benefits not derived as a result of errors in
in good faith, pursuant to the authority granted to          judgment or mistakes of fact or law of any act or
them to promote the interests of your partnership.           omission if the general partner acted in good faith.
Moreover, the general partner is not liable to your          The AIMCO Operating Partnership Agreement provides for
partnership or the limited partners because any taxing       indemnification of AIMCO, or any director or officer of
authorities disallow or adjust any deductions or             AIMCO (in its capacity as the previous general partner
credits in your partnership income tax returns. In           of the AIMCO Operating Partnership), the general
addition, your partnership will also indemnify the           partner, any officer or director of general partner or
general partner and its affiliates against any loss,         the AIMCO Operating Partnership and such other persons
expense, liability, action or damage resulting from any      as the general partner may designate from and against
act or omission performed or omitted in good faith,          all losses, claims, damages, liabilities, joint or
pursuant to the authority granted to them to promote         several, expenses (including legal fees), fines,
the interests of your partnership if any court               settlements and other amounts incurred in connection
determines that such conduct merits indemnity.               with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         3044
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon a vote of the limited partners holding a        affairs of the AIMCO Operating Partnership. The general
majority of the outstanding units. A general partner         partner may not be removed as general partner of the
may resign at any time provided that such resignation        AIMCO Operating Partnership by the OP Unitholders with
does not cause and accelerate of specified loans and         or without cause. Under the AIMCO Operating Partnership
sixty days prior to the effective date of such               Agreement, the general partner may, in its sole
resignation such general partner nominates as a              discretion, prevent a transferee of an OP Unit from
substitute general partner a willing person or entity        becoming a substituted limited partner pursuant to the
who meets the requirements of the tax laws and is            AIMCO Operating Partnership Agreement. The general
acceptable to the limited partners. A limited partners       partner may exercise this right of approval to deter,
may not transfer its units without the consent of the        delay or hamper attempts by persons to acquire a
general partner.                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Amendments to your partnership's agreement of limited        With the exception of certain circumstances set forth
partnership may be proposed by the general partners of       in the AIMCO Operating Partnership Agreement, whereby
your partnership or by limited partners owning at least      the general partner may, without the consent of the OP
20% of the then outstanding limited partnership              Unitholders, amend the AIMCO Operating Partnership
interests. Approval by a majority of the then                Agreement, amendments to the AIMCO Operating
outstanding limited partnership interests is necessary       Partnership Agreement require the consent of the
to effect an amendment to your partnership's agreement       holders of a majority of the outstanding Common OP
of limited partnership. The general partner may amend        Units, excluding AIMCO and certain other limited
your partnership's agreement of limited partnership          exclusions (a "Majority in Interest"). Amendments to
from time to time to effect changes of a ministerial         the AIMCO Operating Partnership Agreement may be
nature which do not materially and adversely affect the      proposed by the general partner or by holders of a
rights of the limited partners.                              Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         3045
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


No limited partner is personally liable for any of the       Except for fraud, willful misconduct or gross
debts of your partnership or any of the losses thereof       negligence, no OP Unitholder has personal liability for
beyond the amount of his capital contribution to your        the AIMCO Operating Partnership's debts and
partnership, plus an amount equal to its share of            obligations, and liability of the OP Unitholders for
undistributed profits of your partnership. When and if       the AIMCO Operating Partnership's debts and obligations
a limited partner has rightfully received the return in      is generally limited to the amount of their invest-
whole or in part of its contribution to capital, it may      ment in the AIMCO Operating Partnership. However, the
nevertheless be liable to your partnership for any sum,      limitations on the liability of limited partners for
not in excess of such return with interest necessary to      the obligations of a limited partnership have not been
discharge your partnership's liabilities to all              clearly established in some states. If it were
creditors who extend credit or whose claims arose            determined that the AIMCO Operating Partnership had
before such return.                                          been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership has an               Unless otherwise provided for in the relevant
overriding fiduciary responsibility. However, the            partnership agreement, Delaware law generally requires
general partner is not required to devote all of its         a general partner of a Delaware limited partnership to
time of business efforts to the affairs of your              adhere to fiduciary duty standards under which it owes
partnership, but must devote so much of its time and         its limited partners the highest duties of good faith,
attention to your partnership as is necessary and            fairness and loyalty and which generally prohibit such
advisable to successfully manage the affairs of your         general partner from taking any action or engaging in
partnership. In addition, any partner or its affiliates      any transaction as to which it has a conflict of
may engage in or hold interests in other business            interest. The AIMCO Operating Partnership Agreement
ventures of every kind and description, including            expressly authorizes the general partner to enter into,
ventures in competition with your partnership, in which      on behalf of the AIMCO Operating Partnership, a right
neither your partnership nor any limited partners will       of first opportunity arrangement and other conflict
have any interest.                                           avoidance agreements with various affiliates of the
                                                             AIMCO Operating Partnership and the general partner, on
                                                             such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         3046
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS





                              Nature of Investment

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the              applicable law or in the AIMCO           ship Agreement, the OP Unitholders
approval of holders of a majority        Operating Partnership Agreement,         have voting rights only with
of the outstanding units is              the holders of the Preferred OP          respect to certain limited matters
required to borrow money, to sell        Units will have the same voting          such as certain amendments and
or otherwise dispose of your             rights as holders of the Common OP       termination of the AIMCO Operating
partnership's property, to amend         Units. See "Description of OP            Partnership Agreement and certain
your partnership's agreement of          Units" in the accompanying               transactions such as the
limited partnership except in            Prospectus. So long as any               institution of bankruptcy
limited circumstances, to terminate      Preferred OP Units are outstand-         proceedings, an assignment for the
your partnership, to remove a            ing, in addition to any other vote       benefit of creditors and certain
general partner and to elect a           or consent of partners required by       transfers by the general partner of
trustee to liquidate and distribute      law or by the AIMCO Operating            its interest in the AIMCO Operating
assets if necessary.                     Partnership Agree-                       Part-

         3047
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

A general partner may cause the          ment, the affirmative vote or            nership or the admission of a
dissolution of your partnership by       consent of holders of at least 50%       successor general partner.
retiring unless, the remaining           of the outstanding Preferred OP
general partner, or if none, all of      Units will be necessary for              Under the AIMCO Operating Partner-
the limited partners agree to con-       effecting any amendment of any of        ship Agreement, the general partner
tinue the business and elect a           the provisions of the Partnership        has the power to effect the
successor general partner.               Unit Designation of the Preferred        acquisition, sale, transfer,
                                         OP Units that materially and             exchange or other disposition of
                                         adversely affects the rights or          any assets of the AIMCO Operating
                                         preferences of the holders of the        Partnership (including, but not
                                         Preferred OP Units. The creation or      limited to, the exercise or grant
                                         issuance of any class or series of       of any conversion, option,
                                         partnership units, including,            privilege or subscription right or
                                         without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash From           $      per Preferred OP Unit;            tribute quarterly all, or such
Operations are disbursed not less        provided, however, that at any time      portion as the general partner may
often then quarterly with respect        and from time to time on or after        in its sole and absolute discretion
to each calendar year. Your part-        the fifth anniversary of the issue       determine, of Available Cash (as
nership has made distributions in        date of the Preferred OP Units, the      defined in the AIMCO Operating
the past and is projected to made        AIMCO Operating Partnership may          Partnership Agreement) generated by
distributions in 1998.                   adjust the annual distribution rate      the AIMCO Operating Partnership
                                         on the Preferred OP Units to the         during such quarter to the general
                                         lower of (i)     % plus the annual       partner, the special limited
                                         interest rate then applicable to         partner and the holders of Common
                                         U.S. Treasury notes with a maturity      OP Units on the record date
                                         of five years, and (ii) the annual       established by the general partner
                                         dividend rate on the most recently       with respect to such quarter, in
                                         issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                         lative Preferred Stock. Such             Holders of any other Preferred OP
                                         distributions                            Units issued in the future may

         3048
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         will be cumulative from the date of      have priority over the general
                                         original issue. Holders of               partner, the special limited
                                         Preferred OP Units will not be           partner and holders of Common OP
                                         entitled to receive any distribu-        Units with respect to distri-
                                         tions in excess of cumulative            butions of Available Cash,
                                         distributions on the Preferred OP        distributions upon liquidation or
                                         Units. No interest, or sum of money      other distributions. See "Per Share
                                         in lieu of interest, shall be            and Per Unit Data" in the
                                         payable in respect of any                accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
limited partnership interest to any      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
person provided that: (1) such           Preferred OP Units are not listed        nership Agreement restricts the
transfer is not in contravention of      on any securities exchange. The          transferability of the OP Units.
any applicable law or your               Preferred OP Units are subject to        Until the expiration of one year
partnership's agreement of limited       restrictions on transfer as set          from the date on which an OP
partnership, (ii) a duly executed        forth in the AIMCO Operating             Unitholder acquired OP Units,
and acknowledged assignment has          Partnership Agreement.                   subject to certain exceptions, such
been approved by the general                                                      OP Unitholder may not transfer all
partner and (iii) the transferee         Pursuant to the AIMCO Operating          or any portion of its OP Units to
represents in writing that it sat-       Partnership Agreement, until the         any transferee without the consent
isfies the suitability requirements      expiration of one year from the          of the general partner, which
for limited partners. However, no        date on which a holder of Preferred      consent may be withheld in its sole
transfer may occur if in light of        OP Units acquired Preferred OP           and absolute discretion. After the
the total of all transfers sold or       Units, subject to certain                expiration of one year, such OP
exchanged within the period of           exceptions, such holder of               Unitholder has the right to
twelve consecutive months prior          Preferred OP Units may not transfer      transfer all or any portion of its
there, there might result a              all or any portion of its Pre-           OP Units to any person, subject to
termination of your partnership for      ferred OP Units to any transferee        the satisfaction of certain
tax purposes in the opinion of           without the consent of the general       conditions specified in the AIMCO
counsel. In order for a transferee       partner, which consent may be            Operating Partnership Agreement,
to be substituted as a limited           withheld in its sole and absolute        including the general partner's
partner, in addition to the above        discretion. After the expiration of      right of first refusal. See
requirements: (1) the assignee must      one year, such holders of Preferred      "Description of OP Units --
execute an irrevocable power of          OP Units has the right to transfer       Transfers and Withdrawals" in the
attorney appointing the general          all or any portion of its Preferred      accompanying Prospectus.
partner as the assignee's                OP Units to any person, subject to
attorney-in-fact, (2) a transfer         the satisfaction of certain              After the first anniversary of
fee must be paid, (3) the                conditions specified in the              becoming a

         3049
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

interest transferred must not be         AIMCO Operating Partnership Agree-       holder of Common OP Units, an OP
less than one unit or such lesser        ment, including the general              Unitholder has the right, subject
amount as the assignor owned and         partner's right of first refusal.        to the terms and conditions of the
(4) such other conditions as are                                                  AIMCO Operating Partnership
set forth in your partnership's          After a one-year holding period, a       Agreement, to require the AIMCO
agreement of limited partnership         holder may redeem Preferred OP           Operating Partnership to redeem all
must be fulfilled.                       Units and receive in exchange            or a portion of the Common OP Units
There are no redemption rights           therefor, at the AIMCO Operating         held by such party in exchange for
associated with your units.              Partnership's option, (i) subject        a cash amount based on the value of
                                         to the terms of any Senior Units,        shares of Class A Common Stock. See
                                         cash in an amount equal to the           "Description of OP
                                         Liquidation Preference of the            Units -- Redemption Rights" in the
                                         Preferred OP Units tendered for          accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3050

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner from your partnership but may receive reimbursement for expenses generated in that capacity which received management fees of 57,000 in 1996, 56,000 in 1997 and 28,585 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3051

                                YOUR PARTNERSHIP

GENERAL

     Rivercreek Apartments Limited Partnership is a South Carolina limited partnership which raised net proceeds of approximately $1,560,000 in 1979 through a private offering. The promoter for the private offering of your partnership was U.S. Shelter Corporation and N. Barton Tuck, Jr. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 31 limited partners of your partnership and a total of 30 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on December 26, 1979 for the purpose of owning and operating a single apartment property located in Augusta, Georgia, known as "Rivercreek Apartments." Your partnership's property consists of 234 apartment units. There are 112 one-bedroom apartments and 122 two-bedroom apartments. The total rentable square footage of your partnership's property is 160,804 square feet. Your partnership's property had an average occupancy rate of approximately 91.52% in 1996 and 91.52% in 1997. The average annual rent per apartment unit is approximately $4,701.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $57,000, $56,000 and $28,585, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2019 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3052

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,784,998, payable to MBL Life Assurance Corp., which bears interest at a rate of 7.25%. The mortgage debt is due in January 2008. [SECOND MORTGAGE] Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3053

     Below is selected financial information for Rivercreek Apartments Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                             RIVERCREEK APARTMENTS LIMITED PARTNERSHIP
                                  -----------------------------------------------------------------------------------------------
                                    6/30/98       6/30/97        1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                      (1)           (1)           (1)           (1)           (1)           (1)           (1)
BALANCE SHEET DATA
Cash and Cash Equivalents.......  $   357,603   $    88,059   $   599,000   $   176,000   $   309,692   $   319,935   $   232,771
Land & Building.................    4,715,517     4,619,451     4,674,000     4,524,000     4,336,418     4,186,795     4,129,056
Accumulated Depreciation........   (3,124,777)   (2,998,909)   (3,062,000)   (2,936,000)   (2,809,551)   (2,684,693)   (2,555,712)
Other Assets....................      391,491       295,519       385,000       259,000       225,953       218,781       216,989
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total Assets............  $ 2,339,834   $ 2,004,120   $ 2,596,000   $ 2,023,000   $ 2,062,512   $ 2,040,818   $ 2,023,104
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued Interest.....  $ 3,784,998   $ 3,045,178   $ 3,800,000   $ 3,059,000   $ 3,057,889   $ 3,080,982   $ 3,101,415
Other Liabilities...............       53,377        71,531        40,000        64,000        64,523        80,389        65,316
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total Liabilities.......    3,838,375     3,116,709     3,840,000     3,123,000     3,122,412     3,161,371     3,166,731
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)......  $(1,498,541)  $(1,112,589)  $(1,244,000)  $(1,100,000)  $(1,059,900)  $(1,120,553)  $(1,143,627)
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                RIVERCREEK APARTMENTS LIMITED PARTNERSHIP
                                         ----------------------------------------------------------------------------------------
                                          6/30/98      6/30/97        1997         1996         1995         1994         1993
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                            (1)          (1)          (1)          (1)          (1)          (1)          (1)
STATEMENT OF OPERATIONS DATA
Rental Revenue.........................  $  529,598   $  470,308   $1,083,000   $1,064,000   $1,079,530   $1,088,406   $1,011,508
Other Income...........................      27,725       55,413       62,000       95,000       71,564       65,360       83,286
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total Revenue..................     557,323      525,722    1,145,000    1,159,000    1,151,094    1,153,766    1,094,794
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................     199,919      236,181      664,000      702,000      593,307      589,052      489,488
General & Administrative...............      44,412       54,034      125,000                                 42,182       83,993
Depreciation...........................      63,000       63,000      126,000      126,000      124,858      128,980      130,331
Interest Expense.......................     114,611      160,782      327,000      324,000      326,047      328,727      358,118
Property Taxes.........................      24,655       23,842       47,000       45,000       45,298       41,751       43,118
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total Expenses.................     446,597      537,839    1,289,000    1,197,000    1,089,510    1,130,692    1,105,048
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income.............................  $  110,726   $  (12,118)  $ (144,000)  $  (38,000)  $   61,584   $   23,074   $  (10,254)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

---------------

(1) Information prepared on a Federal Income Tax Basis

         3054

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $110,726 for the six months ended June 30, 1998, compared to a net loss of $12,118 for the six months ended June 30, 1997. The increase in net income of $122,844, or 1013.73% was primarily the result of increased revenues and decreased operating and interest expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $557,323 for the six months ended June 30, 1998, compared to $525,722 for the six months ended June 30, 1997, an increase of $31,601, or 6.01%. This was primarily a result of a increase in rental rates and occupancy levels.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $199,919 for the six months ended June 30, 1998, compared to $236,181 for the six months ended June 30, 1997, a decrease of $36,262 or 15.35%. This decrease was primarily the result of an increase in landscaping, marketing and repairs. Management expenses totaled $28,585 for the six months ended June 30, 1998, compared to $27,422 for the six months ended June 30, 1997, an increase of $1,163, or 4.24%.

     General and Administrative Expenses

     General and administrative expenses totaled $44,412 for the six months ended June 30, 1998 compared to $54,034 for the six months ended June 30, 1997, an decrease of $9,622 or 17.81%. The decrease was primarily due to a decrease in professional fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $114,611 for the six months ended June 30, 1998, compared to $160,782 for the six months ended June 30, 1997, a decrease of $46,171, or 28.72%. This decrease is due to the partnership refinancing the mortgage in December of 1997 at a lower interest rate.

         3055

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $144,000 for the year ended December 31, 1997, compared to a loss of $38,000 for the year ended December 31, 1996. The decrease in net income of $106,000, or 278.95% was primarily the result of decreased revenues due to lower occupancy levels and increased expenses due to mortgage refinancing costs. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,145,000 for the year ended December 31, 1997, compared to $1,159,000 for the year ended December 31, 1996, a decrease of $14,000, or 1.21%. This increase was primarily the result of an increase in occupancy

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $664,000 for the year ended December 31, 1997, compared to $702,000 for the year ended December 31, 1996, a decrease of $38,000 or 5.41%. The decrease is a result of fewer costs associated with property improvements. Management expenses totaled $56,000 for the year ended December 31, 1997 compared to $57,000 for the year ended December 31, 1996. A difference of $1,000, or 1.75%.

     General and Administrative Expenses

     General and administrative expenses totaled $125,000 for the year ended December 31, 1997 compared to $0 for the year ended December 31, 1996, an increase of $125,000 or 100%. The increase is due to a refinancing fee.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $327,000 for the year ended December 31, 1997, compared to $324,000 for the year ended December 31, 1996, an increase of $3,000, or 0.93%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net loss of $38,000 for the year ended December 31, 1997, compared to net income $61,584 for the year ended December 31, 1995. The difference of $99,584, or 161.70% was primarily the result of an increase in operating expenses offset by an increase in revenue.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,159,000 for the year ended December 31, 1996, compared to $1,151,094 for the year ended December 31, 1995, an increase of $7,906, or 0.69%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $702,000 for the year ended December 31, 1996, compared to $593,307 for the year ended December 31, 1995, an increase of $108,693 or 18.32%. The increase is a result of exterminating and grounds supplies expenses. Management expenses totaled $57,000 for the year ended December 31, 1996, compared to $57,055 for the year ended December 31, 1995, a decrease of $55, or 0.10%.

         3056

     General and Administrative Expenses

     General and administrative expenses totaled $0 for the year ended December 31, 1996 compared to $0 for the year ended December 31, 1995, an increase of $0 or 0%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $324,000 for the year ended December 31, 1996, compared to $326,047 for the year ended December 31, 1995, a decrease of $2,047, or 0.63%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $357,603 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership and their affiliates are not liable to your partnership or the limited partners for any loss or damage resulting from any act or omission performed or omitted in good faith, pursuant to the authority granted to them to promote the interests of your partnership. Moreover, the general partners are not liable to your partnership or the limited partners because any taxing authorities disallow or adjust any deductions or credits in your partnership income tax returns. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will also indemnify the general partners and their affiliates against any loss, expense, liability, action or damage resulting from any act or omission performed or omitted in good faith, pursuant to the authority granted to them to promote the interests of your partnership if any court determines that such conduct merits indemnity.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $31,200.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................   $     0.00
1995........................................................        30.72
1996........................................................        66.00
1997........................................................         0.00
1998 (through June 30)......................................    12,166.66

         3057

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................         0                    0.00%                  0
1995.........................         1                    3.33%                  1
1996.........................         0                    0.00%                  0
1997.........................         0                    0.00%                  0
1998 (through June 30).......         0                    0.00%                  0

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner interest from your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $12,576
1995........................................................      6,732
1996........................................................         17
1997........................................................     15,009
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $57,055
1996...........................................      57,000
1997...........................................      56,000
1998 (through June 30).........................      28,585

         3058

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Rivercreek Apartments Limited Partnership at December 31, 1997, December 31, 1996 and December 31, 1995, and for each of the years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         3059

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet -- Federal Income Tax Basis as of
  June 30, 1998 (Unaudited).................................  F-2
Condensed Statements of Operations -- Federal Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows -- Federal Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (Unaudited)...............................................  F-4
Notes to Financial Statements -- Federal Income Tax Basis...  F-5
Independent Auditors' Report................................  F-6
Balance Sheet as of December 31, 1997.......................  F-7
Statement of Operations for the year ended December 31,
  1997......................................................  F-8
Statement of Partners' (Deficit)/Capital for the year ended
  December 31, 1997.........................................  F-9
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors' Report................................  F-16
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of
  12/31/97..................................................  F-17
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis
  for the year ended December 31, 1997......................  F-18
Notes to Financial Statements -- Federal Income Tax Basis...  F-19
Independent Auditors' Report................................  F-22
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1996......................................................  F-23
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis
  for the year ended December 31, 1996......................  F-24
Notes to Financial Statements -- Federal Income Tax Basis...  F-25
Independent Auditors' Report................................  F-28
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1995......................................................  F-29
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis
  for the year ended December 31, 1995......................  F-30
Notes to Financial Statements -- Federal Income Tax Basis...  F-31

         3060

                             RIVERCREEK APARTMENTS

                            CONDENSED BALANCE SHEET
                            FEDERAL INCOME TAX BASIS
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $   357,602
Receivables and Deposits....................................                     35,198
Restricted Escrows..........................................                     47,400
Syndication Fees............................................                         --
Other Assets................................................                    308,894
Investment Property:
  Land......................................................      321,687
  Building and related personal property....................    4,393,830
                                                              -----------
                                                                4,715,517
  Less: Accumulated depreciation............................   (3,124,777)    1,590,740
                                                              -----------   -----------
          Total Assets......................................                $ 2,339,834
                                                                            ===========

                          LIABILITIES AND PARTNERS' CAPITAL:

Accounts payable............................................                $        --
Other Accrued Liabilities...................................                     53,377
Property taxes payable......................................                         --
Tenant security deposits....................................                         --
Notes Payable...............................................                  3,784,998
Partners' Capital...........................................                 (1,498,541)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 2,339,834
                                                                            ===========

         3061

                             RIVERCREEK APARTMENTS

                       CONDENSED STATEMENTS OF OPERATIONS
                            FEDERAL INCOME TAX BASIS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues:
  Rental Income.............................................  $529,598   $470,308
  Other Income..............................................    27,725     55,413
  Gain (Loss) on Disp of Property...........................        --         --
  Casualty Gain/Loss........................................        --         --
                                                              --------   --------
          Total Revenues....................................   557,323    525,721
Expenses:
  Operating Expenses........................................   199,919    236,181
  General and Administrative Expenses.......................    44,412     54,034
  Depreciation Expense......................................    63,000     63,000
  Interest Expense..........................................   114,611    160,782
  Property Tax Expense......................................    24,655     23,842
                                                              --------   --------
          Total Expenses....................................   446,597    537,839
Income (Loss) from Operations...............................   110,726    (12,118)
Extraord. Gain on Early Exting. of Debt.....................        --         --
Loss on Sale of Invest. Property                                    --         --
Casualty Gain...............................................        --         --
                                                              --------   --------
          Net Income (Loss).................................  $110,726   $(12,118)
                                                              ========   ========

         3062

                             RIVERCREEK APARTMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS
                            FEDERAL INCOME TAX BASIS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
                                                                  (UNAUDITED)
Operating Activities:
  Net Income (loss).........................................  $ 110,726   $(12,118)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:......................         --         --
  Depreciation and Amortization.............................     63,000     63,000
  Loss on Casualty event....................................         --         --
  Extraordinary loss on refinancing.........................         --         --
  Changes in accounts:......................................         --         --
     Receivables and deposits and other assets..............     15,908    (36,519)
     Accounts Payable and accrued expenses..................     13,377      7,531
                                                              ---------   --------
          Net cash provided by (used in) operating
            activities......................................    203,011     21,894
                                                              ---------   --------
Investing Activities
  Property improvements and replacements....................    (41,740)   (95,542)
  Property improvements -- Non-Cash.........................         --         --
  Proceeds from sale of investments.........................         --         --
  Collections on notes receivable...........................         --         --
  Net (increase)/decrease in restricted escrows.............    (22,400)        --
  Net insurance proceeds received from casualty events......         --         --
  Dividends received........................................         --         --
                                                              ---------   --------
          Net cash provided by (used in) investing
            activities......................................    (64,140)   (95,542)
                                                              ---------   --------
Financing Activities
  Payments on mortgage......................................    (15,002)   (13,822)
  Repayment of mortgage.....................................         --         --
  Prepayment penalties......................................         --         --
  Proceeds from refinancing of mortgage.....................         --         --
  Payment of Loan Costs.....................................         --         --
  Partners' Distributions...................................   (365,267)      (471)
                                                              ---------   --------
          Net cash provided by (used in) financing
            activities......................................   (380,269)   (14,293)
                                                              ---------   --------
  Net increase (decrease) in cash and cash equivalents......   (241,398)   (87,941)
  Cash and cash equivalents at beginning of year............    599,000    176,000
                                                              ---------   --------
          Cash and cash equivalents at end of period........  $ 357,602   $ 88,059
                                                              =========   ========

         3063

                             RIVERCREEK APARTMENTS

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Rivercreek Apartments as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for Federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for Federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         3064

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercreek Apartments Limited Partnership

     We have audited the accompanying balance sheet of Rivercreek Apartments Limited Partnership as of December 31, 1997, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rivercreek Apartments Limited Partnership at December 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

August 31, 1998
Greenville, South Carolina

         3065

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:..................................            $   599
Receivables and deposits....................................                 60
Accounts receivable -- General Partners.....................                 13
Restricted escrow (Note C)..................................                 25
Prepaid assets..............................................                  5
Deferred charges (Note C)...................................                101
Investment property (Notes B and C):
  Land......................................................  $   322
  Building and improvements.................................    4,352
                                                              -------
                                                                4,674
  Less accumulated depreciation.............................   (2,943)    1,731
                                                              -------   -------
                                                                        $ 2,534
                                                                        =======

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................            $    18
  Other liabilities.........................................                 17
  Tenant security deposits payable..........................                 16
  Mortgage note payable (Note C)............................              3,800
                                                                        -------
                                                                          3,851
Partners' capital/(deficit):
  General partners..........................................  $     8
  Limited partners (31 units issued and outstanding)........   (1,325)   (1,317)
                                                              -------   -------
                                                                        $ 2,534
                                                                        =======

                            See accompanying notes.

         3066

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT UNIT DATA)

Revenues:
  Rental income.............................................         $    1,083
  Other income..............................................                 62
                                                                     ----------
                                                                          1,145
Expenses:
  Operating.................................................  $664
  General and administrative................................    21
  Depreciation..............................................   146
  Interest (Note B).........................................   327
  Property taxes............................................    47        1,205
                                                              ----   ----------
Loss before extraordinary item..............................                (60)
Extraordinary loss on extinguishment of debt (Note C).......               (104)
                                                                     ----------
Net loss....................................................         $     (164)
                                                                     ==========
Net loss allocated to general partners (1%).................         $       (2)
Net loss allocated to limited partners (99%)................               (162)
                                                                     ----------
                                                                     $     (164)
                                                                     ==========
Per limited partnership unit:
  Loss before extraordinary item............................         $(1,920.29)
  Extraordinary loss on extinguishment of debt..............          (3,308.68)
                                                                     ----------
Net loss....................................................         $(5,228.97)
                                                                     ==========

                            See accompanying notes.

         3067

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              LIMITED    GENERAL
                                                              PARTNERS   PARTNERS    TOTAL
                                                              --------   --------   -------
Partners' (deficit)/capital at December 31, 1996............  $(1,163)     $10      $(1,153)
  Net loss..................................................     (162)      (2)        (164)
                                                              -------      ---      -------
Partners' (deficit)/capital at December 31, 1997............  $(1,325)     $ 8      $(1,317)
                                                              =======      ===      =======

                            See accompanying notes.

         3068

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net loss..................................................   $  (164)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................       146
     Amortization of loan costs.............................         6
     Extraordinary loss on extinguishment of debt...........       104
     Changes in assets and liabilities:
       Receivables and deposits.............................       (24)
       Other assets.........................................        (5)
       Accounts payable.....................................       (27)
       Security deposits payable............................        (3)
       Other liabilities....................................       (22)
                                                               -------
  Net cash provided by operating activities.................        11
Cash flows from investing activities
  Deposits to restricted escrows............................       (11)
  Property improvements and replacements....................      (150)
                                                               -------
  Net cash used in investing activities.....................      (161)
Cash flows from financing activities
  Loan costs................................................      (101)
  Proceeds from refinancing.................................     3,800
  Payoff of mortgage note payable...........................    (3,004)
  Principal payments on mortgage note payable...............       (28)
  Prepayment penalty........................................       (75)
                                                               -------
  Net cash provided by financing activities.................       592
                                                               -------
  Increase in cash and cash equivalents.....................       442
  Cash and cash equivalents at December 31, 1996............       157
                                                               -------
  Cash and cash equivalents at December 31, 1997............   $   599
                                                               =======
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................   $   320
                                                               =======

                            See accompanying notes.

         3069

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercreek Apartments Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated December 27, 1979, and extending to December 31, 2019, unless terminated sooner. Thirty-one units of limited partnership interests, an individual general partnership interest, and a corporate general partnership interest were issued. The Partnership owns and operates a 224-unit apartment complex, Rivercreek Apartments, in Augusta, Georgia.

  Investment Property

     The investment property is stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No adjustments for impairment of value were necessary for the year ended December 31, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Risks and Uncertainties

     The real estate business is highly competitive. The Partnership's real property investments are subject to competition from similar types of properties in the vicinities in which they are located and the Partnership is not a significant factor in its industry. In addition, various limited partnerships have been formed by related parties to engage in business which may be competitive with the Partnership.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Fair Value

     The Partnership believes that the carrying amount of its financial instruments (except for long term debt) approximates their fair value due to the short term maturity of these instruments. The fair value of the Partnership's long term debt, after discounting the scheduled loan payments at an estimated borrowing rate currently available to the Partnership, approximates its carrying value.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits." Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

         3070
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Loan Costs

     Loan costs are being amortized using the straight-line method over the life of the loan.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less. Rental revenue is recognized as earned.

  Advertising Costs

     The Partnership expenses the costs of advertising as incurred.

  Depreciation

     Building and improvements are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 30 years.

  Partnership Allocations

     Net earnings or loss, distributions to partners, and taxable income or loss are allocated to the partners in accordance with the partnership agreement.

  Restricted Escrows

     Restricted escrows consist of funds established to cover necessary repairs and replacements of existing improvements at the property. The balance in the restricted escrow account at December 31, 1997 was approximately $25,000.

NOTE B -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (IN THOUSANDS)

                                                                          BUILDINGS        COST
                                                                         AND RELATED    CAPITALIZED
                                                                          PERSONAL     SUBSEQUENT TO
                   DESCRIPTION                     ENCUMBRANCES   LAND    PROPERTY      ACQUISITION
                   -----------                     ------------   ----   -----------   -------------
Rivercreek Apartments............................     $3,800      $322     $3,196         $1,156
                                                      ======      ====     ======         ======

                         GROSS AMOUNT AT WHICH CARRIED
                                 (IN THOUSANDS)

                                          BUILDINGS
                                         AND RELATED
                                          PERSONAL              ACCUMULATED      DATE     DEPRECIABLE
          DESCRIPTION             LAND    PROPERTY     TOTAL    DEPRECIATION   ACQUIRED   LIFE - YEARS
          -----------             ----   -----------   ------   ------------   --------   ------------
Rivercreek Apartments...........  $322     $4,352      $4,674      $2,943      11/15/80       5 -30
                                  ====     ======      ======      ======

     The depreciable lives included above are for the buildings and components. The depreciable live for related personal property are for 5 to 7 years.

         3071
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

Investment property
  Balance at beginning of year..............................   $4,524
  Property improvements.....................................      150
                                                               ------
  Balance at end of year....................................   $4,674
                                                               ======
Accumulated depreciation
  Balance at beginning of year..............................   $2,797
  Additions charged to expense..............................      146
                                                               ------
  Balance at end of year....................................   $2,943
                                                               ======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $4,674,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $3,062,000.

NOTE C -- MORTGAGE NOTE PAYABLE

     In December 1997, the Partnership refinanced the mortgage encumbering the investment property. The total indebtedness refinanced was approximately $3,004,000. The new indebtedness of $3,800,000 carries a stated rate of 7.25% and is amortized over thirty years with a balloon payment of $2,469,000 due on January 1, 2008. A Repair Escrow of $25,000 was established with the refinancing proceeds for certain repairs identified at the time of the refinancing. In addition, the new note requires a monthly deposit of approximately $4,000 for a replacement reserve. The Partnership incurred approximately $101,000 in loan costs associated with the refinancing. The Partnership recognized an extraordinary loss of approximately $104,000 resulting from prepayment penalties incurred and the write-off of unamortized loan costs.

     The mortgage note is payable in monthly installments of approximately $26,000. The mortgage note is nonrecourse and is collateralized by all apartment property and related tenant leases. The mortgage note requires prepayment penalties if repaid prior to maturity.

     Principal maturities of the mortgage note payable at December 31, 1997 are as follows (in thousands):

1998.......................................................   $   34
1999.......................................................       39
2000.......................................................       42
2001.......................................................       45
2002.......................................................       49
Thereafter.................................................    3,591
                                                              ------
                                                              $3,800
                                                              ======

NOTE D -- RELATED PARTY TRANSACTIONS

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................   $56
General partner reimbursements..............................     9

         3072
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Additionally, the Partnership paid approximately $15,000 to affiliates of Insignia for reimbursements of costs related to the refinancing of Rivercreek in December 1997. These costs were capitalized as loan costs and are being amortized over the term of the loan.

     For the period of January 1, 1997, to August 31, 1997, the Partnership insured its property under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the Managing General Partner who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations was not significant.

     Insignia entered into an Agreement and Plan of Merger, dated as of May 26, 1998, (as subsequently amended and restated, the "Merger Agreement") with Apartment Investment and Management Company ("AIMCO"), pursuant to which Insignia will merge its national residential property management operations and its controlling interest in Insignia Properties Trust with and into AIMCO, with AIMCO as the survivor. Consummation of the Merger, which is anticipated to occur in the third quarter of 1998, is subject to certain conditions, including the approval of the stockholders of Insignia (but not the approval of the stockholders of AIMCO). If the closing occurs, AIMCO will then control the General Partner of the Partnership.

NOTE E -- INCOME TAXES

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

     The following is a reconciliation of reported net loss and Federal taxable loss (in thousands, except unit data):

Net loss as reported........................................   $     (164)
Add: Depreciation differences...............................           20
                                                               ----------
Federal loss................................................   $     (144)
                                                               ==========
Federal taxable loss per limited partnership unit...........   $(4,598.71)
                                                               ==========

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets and liabilities (in thousands):

Net liabilities as reported.................................   $(1,317)
Accumulated depreciation....................................      (119)
Syndication and distribution costs..........................       181
Other.......................................................        11
                                                               -------
Net liabilities -- tax basis................................   $(1,244)
                                                               =======

NOTE F -- YEAR 2000 (UNAUDITED)

     The Partnership is dependent upon the General Partner and Insignia for management and administrative services. Insignia has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter (the "Year 2000 Issue"). The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The General Partner believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Partnership.

         3073
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE G -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3074

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercreek Apartments Limited Partnership

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Rivercreek Apartments Limited Partnership as of December 31, 1997, and the related statement of revenues, expenses and changes in partners' deficit -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Rivercreek Apartments Limited Partnership at December 31, 1997, and its revenues, expenses and changes in partners' deficit for the year then ended, on the basis of accounting described in Note A.

                                            /s/ ERNST & YOUNG LLP

February 22, 1998
Greenville, South Carolina

         3075

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

           STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                            FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................             $   599
Receivables and deposits....................................                  60
Accounts receivable -- General Partner......................                  13
Restricted escrow(Note C)...................................                  25
Prepaid assets..............................................                   5
Deferred charges(Note B)....................................                 282
Investment property(Note C):
  Land......................................................  $   322
  Buildings and related personal property...................    4,352
                                                              -------
                                                                4,674
  Less accumulated depreciation.............................   (3,062)     1,612
                                                              -------    -------
                                                                         $ 2,596
                                                                         =======
                       LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................             $    18
  Other liabilities.........................................                   6
  Tenant security deposits payable..........................                  16
  Mortgage note payable(Note C).............................               3,800
                                                                         -------
                                                                           3,840
Partners' deficit...........................................              (1,244)
                                                                         -------
                                                                         $ 2,596
                                                                         =======

                            See accompanying notes.

         3076

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

      STATEMENT OF REVENUES, EXPENSES AND CHANGES IN PARTNERS' DEFICIT --
                            FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................          $ 1,083
  Other income..............................................               62
                                                                      -------
                                                                        1,145
Expenses:
  Operating.................................................  $664
  General and administrative................................    21
  Depreciation..............................................   126
  Interest..................................................   327
  Property taxes............................................    47
  Loss on extinguishment of debt............................   104      1,289
                                                              ----    -------
Excess of expenses over revenues............................             (144)
Partners' deficit at December 31, 1996......................           (1,100)
                                                                      -------
Partners' deficit at December 31, 1997......................          $(1,244)
                                                                      =======

                            See accompanying notes.

         3077

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercreek Apartments Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated December 27, 1979, and extending to December 31, 2019, unless terminated sooner. The Partnership owns and operates a 224-unit apartment complex, Rivercreek Apartments, in Augusta, Georgia.

  Basis of Accounting

     The financial statements are prepared on the accrual basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because, on the tax basis, (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property acquired after December 31, 1980 are depreciated using the asset lives specified under the accelerated cost recovery system ("ACRS") or modified ACRS instead of over the estimated lives of the assets and (3) amortization of certain deferred fees is not allowed.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Depreciation

     Buildings and related personal property acquired prior to January 1, 1981 are depreciated using straight-line and accelerated methods over estimated lives of 3 to 33 years; additions subsequent to December 31, 1980 are depreciated using the lives specified under ACRS. Under ACRS, depreciation is based on accelerated methods (1) for real property, over 15 years for additions prior to March 16, 1984, 18 years for additions after March 15, 1984 and before May 9, 1985, and 19 years for additions after May 8, 1985 and before January 1, 1987, and (2) for personal property, over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified ACRS method is used (1) for real property additions over 27 1/2 years and (2) for personal property additions over 7 years.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits." Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

         3078
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Amortization

     Loan costs are being amortized using the straight-line method over the life of the loan (ten years).

  Offering Costs

     Costs incurred in connection with the solicitation of equity capital have been capitalized and represent a deferred charge deductible upon termination of the Partnership.

  Income Taxes

     No provision has been made for income taxes in the accompanying financial statements since such taxes, if any, are the liability of the individual partners.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

NOTE B -- DEFERRED CHARGES

     Various costs incurred in connection with the purchase and refinancing of the project are as follows (in thousands):

Non-amortizable offering costs........................  $181
Loan costs............................................   102
                                                        ----
                                                         283
Less accumulated amortization.........................     1
                                                        ----
                                                        $282
                                                        ====

NOTE C -- MORTGAGE NOTE PAYABLE

     In December 1997, the Partnership refinanced the mortgage encumbering the investment property. The total indebtedness refinanced was approximately $3,004,000. The new indebtedness of $3,800,000 carries a stated rate of 7.25% and is amortized over thirty years with a balloon payment due on January 1, 2008. A Repair Escrow of $25,000 was established with the refinancing proceeds for certain repairs identified at the time of the refinancing. In addition, the new note requires a monthly deposit of approximately $4,000 for a replacement reserve. The Partnership incurred approximately $102,000 in loan costs associated with the refinancing. The Partnership recognized a loss of approximately $104,000 resulting from prepayment penalties incurred and the write-off of unamortized loan costs.

     The mortgage note is payable in monthly installments of approximately $26,000. The mortgage note is nonrecourse and is collateralized by all apartment property and related tenant leases. The mortgage note requires prepayment penalties if repaid prior to maturity.

         3079
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

     Principal maturities of the mortgage note payable at December 31, 1997 are as follows (in thousands):

1998................................................  $   34
1999................................................      39
2000................................................      42
2001................................................      45
2002................................................      49
Thereafter..........................................   3,591
                                                      ------
                                                      $3,800
                                                      ======

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees...............................  $56
General partner reimbursements.........................    9

     Additionally, the Partnership paid approximately $15,000 to affiliates of Insignia for reimbursements of costs related to the refinancing of Rivercreek in December 1997. These costs were capitalized as loan costs and are being amortized over the term of the loan.

     For the period of January 1, 1997, to August 31, 1997, the Partnership insured its property under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the Managing General Partner who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations was not significant.

NOTE E EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3080

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercreek Apartments Limited Partnership

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Rivercreek Apartments Limited Partnership as of December 31, 1996, and the related statement of revenues, expenses and changes in partners' deficit -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Rivercreek Apartments Limited Partnership as of December 31, 1996, and its revenues, expenses and changes in partners' deficit for the year then ended, on the basis of accounting described in Note A.

                                            /s/ ERNST & YOUNG LLP

February 25, 1997
Greenville, South Carolina

         3081

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

           STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                            FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:
  Unrestricted..............................................             $   157
  Restricted -- tenant security deposits....................                  19
Accounts receivable, net....................................                  17
Accounts receivable -- General Partner......................                  13
Escrow for taxes............................................                  14
Deferred charges(Note B)....................................                 215
Investment properties(Note C)
  Land......................................................  $   322
  Buildings and related personal property...................    4,202
                                                              -------
                                                                4,524
  Less accumulated depreciation.............................   (2,936)     1,588
                                                              -------    -------
                                                                         $ 2,023
                                                                         =======

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable and other accrued liabilities............             $    45
  Tenant security deposits..................................                  19
  Accrued interest..........................................                  27
  Mortgage note payable(Note C).............................               3,032
                                                                         -------
                                                                           3,123
Partners' deficit...........................................              (1,100)
                                                                         -------
                                                                         $ 2,023
                                                                         =======

                            See accompanying notes.

         3082

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

      STATEMENT OF REVENUES, EXPENSES AND CHANGES IN PARTNERS' DEFICIT --
                            FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................          $ 1,064
  Other income..............................................               95
                                                                      -------
                                                                        1,159
Expenses:
  Operating.................................................  $441
  Maintenance...............................................   229
  Depreciation..............................................   126
  Interest..................................................   324
  Property taxes............................................    45
  Bad debt expense..........................................    32      1,197
                                                              ----    -------
Excess of expenses over revenues............................              (38)
Distributions...............................................               (2)
Partners' deficit at December 31, 1995......................           (1,060)
                                                                      -------
Partners' deficit at December 31, 1996......................          $(1,100)
                                                                      =======

                            See accompanying notes.

         3083

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercreek Apartments Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated December 27, 1979, and extending to December 31, 2019, unless terminated sooner. The Partnership owns and operates a 224-unit apartment complex, Rivercreek Apartments, in Augusta, Georgia.

  Basis of Accounting

     The financial statements are prepared on the accrual basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because, on the tax basis, (1) certain rental income received in advance as recorded as income in the year received rather than in the year earned, (2) buildings and related personal property acquired after December 31, 1980 are depreciated using the asset lives specified under the accelerated cost recovery system ("ACRS") or modified ACRS instead of over the estimated lives of the assets and (3) amortization of certain deferred fees is not allowed.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Depreciation

     Buildings and related personal property acquired prior to January 1, 1981 are depreciated using straight-line and accelerated methods over estimated lives of 3 to 33 years; additions subsequent to December 31, 1980 are depreciated using the lives specified under ACRS. Under ACRS, depreciation is based on accelerated methods (1) for real property, over 15 years for additions prior to March 16, 1984, 18 years for additions after March 15, 1984 and before May 9, 1985, and 19 years for additions after May 8, 1985 and before January 1, 1987, and (2) for personal property, over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified ACRS method is used (1) for real property additions over 27 1/2 years and (2) for personal property additions over 7 years.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash and Cash Equivalents -- Unrestricted Cash

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

         3084
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Amortization

     Loan modification costs are being amortized using the straight-line method over 23 years.

  Offering Costs

     Costs incurred in connection with the solicitation of equity capital have been capitalized and represent a deferred charge deductible upon termination of the Partnership.

  Income Taxes

     No provision has been made for income taxes in the accompanying financial statements since such taxes, if any, are the liability of the individual partners.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

NOTE B -- DEFERRED CHARGES

     Various costs incurred in connection with the purchase and refinancing of the project are as follows (in thousands):

Non-amortizable offering costs........................  $181
Loan modification costs...............................    40
                                                        ----
                                                         221
Less accumulated amortization.........................     6
                                                        ----
                                                        $215
                                                        ====

NOTE C -- MORTGAGE NOTE PAYABLE

     The mortgage note is payable in monthly installments of approximately $29,000 including interest at 10.625% per annum, and matures in 2012. The note is collateralized by all apartment property and related tenant leases. The mortgage note may be prepaid with a prepayment premium of 2% of the outstanding principal balance. The prepayment premium will decrease at the rate of 1/2% each year until it reaches 1%.

     Principal maturities of the mortgage note payable at December 31, 1996 are as follows (in thousands):

1997................................................  $   29
1998................................................      32
1999................................................      35
2000................................................      39
2001................................................      44
Thereafter..........................................   2,853
                                                      ------
                                                      $3,032
                                                      ======

         3085
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1996 (in thousands):

Property management fees...............................  $57
General partner reimbursements.........................   17

     The Partnership insures its property under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the Managing General Partner who received payment on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations is not significant.

NOTE E -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3086

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercreek Apartments Limited Partnership

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Rivercreek Apartments Limited Partnership as of December 31, 1995, and the related statement of revenues, expenses and changes in partners' deficit -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note 1, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Rivercreek Apartments Limited Partnership as of December 31, 1995, and its revenues, expenses and changes in partners' deficit for the year then ended, on the basis of accounting described in Note 1.

                                            /s/ ERNST & YOUNG LLP

March 5, 1996
Greenville, South Carolina

         3087

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

           STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                            FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

                                     ASSETS

Cash, including tenant security deposits of $22,595.........                $   309,692
Tenant accounts receivable..................................                      4,689
Accounts receivable -- General Partners.....................                     12,576
Mortgage escrow deposits....................................                     15,719
Deferred charges, net of accumulated amortization (Note
  2)........................................................                    192,969
Apartment property, at cost (Note 3):
  Land......................................................  $  321,687
  Buildings and related personal property...................   4,014,731
                                                              ----------
                                                               4,336,418
  Less accumulated depreciation.............................   2,809,551      1,526,867
                                                              ----------    -----------
                                                                            $ 2,062,512
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable and other accrued liabilities............                $    17,619
  Accrued interest..........................................                     27,075
  Tenant security deposits..................................                     19,829
  Mortgage note payable (Note 3)............................                  3,057,889
                                                                            -----------
                                                                              3,122,412
Partners' deficit...........................................                 (1,059,900)
                                                                            -----------
                                                                            $ 2,062,512
                                                                            ===========

                            See accompanying notes.

         3088

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

      STATEMENT OF REVENUES, EXPENSES AND CHANGES IN PARTNERS' DEFICIT --
                            FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Apartment rentals.........................................              $ 1,079,530
  Other rental income.......................................                   64,569
  Interest income...........................................                    6,995
                                                                          -----------
                                                                            1,151,094
Expenses:
  Operating.................................................  $409,917
  Property management fees (Note 4).........................    57,055
  Depreciation..............................................   124,858
  Amortization..............................................       761
  Interest..................................................   326,047
  Property taxes............................................    45,298
  Maintenance...............................................   125,574      1,089,510
                                                              --------    -----------
Excess of revenues over expenses............................                   61,584
Distribution................................................                     (931)
Partners' deficit at December 31, 1994......................               (1,120,553)
                                                                          -----------
Partners' deficit at December 31, 1995......................              $(1,059,900)
                                                                          ===========

                            See accompanying notes.

         3089

                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercreek Apartments Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated December 27, 1979, and extending to December 31, 2019, unless terminated sooner. The Partnership owns and operates a 224-unit apartment complex, Rivercreek Apartments, in Augusta, Georgia.

  Basis of Accounting

     The financial statements are prepared on the accrual basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because, on the tax basis, (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property acquired after December 31, 1980 are depreciated using the asset lives specified under the accelerated cost recovery system ("ACRS") or modified ACRS instead of over the estimated lives of the assets and (3) amortization of certain deferred fees is not allowed.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Depreciation

     Buildings and related personal property acquired prior to January 1, 1981 are depreciated using straight-line and accelerated methods over estimated lives of 3 to 33 years; additions subsequent to December 31, 1980 are depreciated using the lives specified under ACRS. Under ACRS, depreciation is based on accelerated methods (1) for real property over 15 years for additions prior to March 16, 1984, 18 years for additions after March 15, 1984 and before May 9, 1985, and 19 years for additions after May 8, 1985 and before January 1, 1987, and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified ACRS method is used (1) for real property additions over 27 1/2 years and (2) for personal property additions over 7 years.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Amortization

     Loan modification costs are being amortized using the straight-line method over 23 years.

  Offering Costs

     Costs incurred in connection with the solicitation of equity capital have been capitalized and represent a deferred charge deductible upon termination of the Partnership.

  Income Taxes

     No provision has been made for income taxes in the accompanying financial statements since such taxes, if any, are the liability of the individual partners.

         3090
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

2.  DEFERRED CHARGES

     Various costs incurred in connection with the purchase and refinancing of the project are as follows:

Non-amortizable offering costs....................  $180,735
Loan modification costs...........................    17,495
                                                    --------
                                                     198,230
Less accumulated amortization.....................     5,261
                                                    --------
                                                    $192,969
                                                    ========

3.  MORTGAGE NOTE PAYABLE

     The mortgage note is payable in monthly installments of $29,112, including interest at 10.625% per annum, and matures in 2012. The note is collateralized by all apartment property and related tenant leases. The mortgage note may be prepaid with a prepayment premium of 3% of the outstanding principal balance. The prepayment premium will decrease at the rate of 1/2% each year until it reaches 1%.

     Principal maturities of the mortgage note payable at December 31, 1995 are as follows:

1996.............................................  $   25,897
1997.............................................      28,786
1998.............................................      31,998
1999.............................................      35,569
2000.............................................      39,537
Thereafter.......................................   2,896,102
                                                   ----------
                                                   $3,057,889
                                                   ==========

4.  TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made or are payable to Insignia and its affiliates in 1995:

Property management fees...........................  $57,055
General partner reimbursements.....................    6,732

         3091
                   RIVERCREEK APARTMENTS LIMITED PARTNERSHIP

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

5. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3092

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3093

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3094

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3095

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                          RIVERCREST APARTMENTS, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3096

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and the AMICO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-20
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-21
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-23
  Summary Financial Information of Rivercrest
    Apartments, Ltd............................   S-26
  Comparative Per Unit Data....................   S-26
THE AIMCO OPERATING PARTNERSHIP................   S-27
RISK FACTORS...................................   S-27
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-27
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-28
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-29
BACKGROUND AND REASONS FOR THE OFFER...........   S-30
  Background of the Offer......................   S-30
  Alternatives Considered......................   S-31
  Expected Benefits of the Offer...............   S-32
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-37
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42
  Accounting Treatment.........................   S-42
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-43
  Distributions................................   S-43

                                                  PAGE
                                                  ----
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-54
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-56
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-56
  Fairness to Unitholders who Tender their
    Units......................................   S-57
  Fairness to Unitholders who do not Tender
    their Units................................   S-58
  Comparison of Consideration to Alternative
    Consideration..............................   S-58
  Allocation of Consideration..................   S-59
STANGER ANALYSIS...............................   S-59
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-60
  Summary of Reviews...........................   S-61
  Conclusions..................................   S-61
  Assumptions, Limitations and
    Qualifications.............................   S-61
  Compensation and Material Relationships......   S-62
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-63
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-68
CONFLICTS OF INTEREST..........................   S-72
  Conflicts of Interest with Respect to the
    Offer......................................   S-72
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-72
  Competition Among Properties.................   S-72
  Features Discouraging Potential Takeovers....   S-72
  Future Exchange Offers.......................   S-72
YOUR PARTNERSHIP...............................   S-73
  General......................................   S-73
  Your Partnership and its Property............   S-73
  Property Management..........................   S-73
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-73
  Capital Replacement..........................   S-74

         3097

                                                  PAGE
                                                  ----
  Borrowing Policies...........................   S-74
  Competition..................................   S-74
  Legal Proceedings............................   S-74
  Selected Financial Information...............   S-74
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-76
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-78
  Distributions and Transfers of Units.........   S-78
  Beneficial Ownership of Interests in Your
    Partnership................................   S-79

                                                  PAGE
                                                  ----
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-79
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-80
EXPERTS........................................   S-80
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         3098

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Rivercrest Apartments, Ltd. For each unit that you tender, you may choose
     to receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3099

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3100

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in \the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   - There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $3,300 per unit for the six months ended June 30, 1998, (equivalent to $6,600 on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         3101

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited.

     Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

     In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A:   The general partner of your partnership has received an opinion of an
     independent firm that our offer consideration of $          in cash per
     unit is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

         3102

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

         3103

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3104

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3105

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         3106

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units.

         3107

We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by

         3108

AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were

         3109

disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 0% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

          Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such

         3110

     assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-

         3111

       for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

         3112

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith,

         3113

     including liabilities under the Federal securities laws. We also pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners) will be approximately
$               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your

         3114

     units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

         3115

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

         3116

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 1/4 of 1% of the gross operating revenue of your partnership's property as a partnership administration fee from your partnership and may receive reimbursements for expenses generated in that capacity. The property manager received management fees of $128,000 in 1996, $136,000 in 1997 and $68,822 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Rivercrest Apartments, Ltd. is a South Carolina limited partnership which was formed on November 30, 1983 for the purpose of owning and operating a single apartment property located in Roswell, Georgia, known as "Rivercrest Apartments". In 1983, it completed a private placement of units that raised net proceeds of approximately $8,887,500. Rivercrest Apartments consists of 312 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2013, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $6,841,780, payable to GMAC, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $243,117, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

         3117

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3118

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA) 8
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3119

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3120

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         3121

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3122

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3123

          SUMMARY FINANCIAL INFORMATION OF RIVERCREST APARTMENTS, LTD.

     The summary financial information of Rivercrest Apartments, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Rivercrest Apartments, Ltd. for the years ended December 31, 1997, 1996 and 1995, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                          RIVERCREST APARTMENTS, LTD.

                                  THE SIX MONTHS ENDED
                                        JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   ---------------------------------------
                                   1998          1997          1997          1997          1996
                                -----------   -----------   -----------   -----------   -----------
                                    (1)           (1)           (1)           (2)           (1)
Operating Data:
       Total Revenues.........  $ 1,345,116   $ 1,356,622   $ 2,754,000   $ 2,740,000   $ 2,607,000
 Net Income/(Loss)............       14,241             0       (93,000)       84,000       (15,000)
Balance Sheet Data:
 Real Estate, Net of
   Accumulated Depreciation...  $ 2,510,191   $ 2,975,752   $ 2,771,000   $ 8,638,000   $ 3,205,000
       Total Assets...........    4,801,970     5,173,672     5,028,000    10,054,000     5,074,000
 Mortgage Notes Payable,
   including Accrued
   Interest...................    6,812,275     6,998,648     6,922,000     6,922,000     7,073,000
 Partners'
   Capital/(Deficit)..........  $(2,205,055)  $(2,022,316)  $(2,219,000)  $ 2,782,000   $(2,126,000)


                                    FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------------------------
                                   1995          1994          1993
                                -----------   -----------   -----------
                                    (1)           (1)           (1)
Operating Data:
       Total Revenues.........  $ 2,452,185   $ 2,304,978   $ 2,108,971
 Net Income/(Loss)............     (186,592)     (293,659)     (648,746)
Balance Sheet Data:
 Real Estate, Net of
   Accumulated Depreciation...  $ 3,694,353   $ 4,093,366   $ 4,656,722
       Total Assets...........    5,233,569     5,540,479     5,920,845
 Mortgage Notes Payable,
   including Accrued
   Interest...................    7,209,220     7,331,175     7,465,741
 Partners'
   Capital/(Deficit)..........  $(2,111,399)  $(1,924,807)  $(1,631,148)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $3300         $0

---------------

(1) Information prepared on a Federal Income Tax Basis.

(2) Information prepared in accordance with Generally Accepted Accounting Principles.

         3124

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

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     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring,

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marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 per unit ($6,600 on an annualized
basis). This is equivalent to distributions of $     per year on the number of
Tax-Deferral      % Preferred OP Units, or distributions of $     per year on
the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, with respect to your units, distributions with respect to the Preferred OP Units and Common OP Units
that we are offering are expected to be        , immediately following our
offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership

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were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock, proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 0% limited partnership interest in your partnership.

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  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to

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continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

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                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

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     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole

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discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         3134

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of considerations being offered, increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         3135

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         3136

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

             (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

             (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of
        more than 7.5% per share, from        , 1998 (iii) any extraordinary or
        material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from , 1998 (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

             (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         3137
        agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

                (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

                (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice,
        (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

                (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         3138

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         3139

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         3140

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

         3141

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations

         3142

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3143

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3144

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3145

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3146
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3147
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3148

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3149

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3150

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3151

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         3152

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location, and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, as of June 30, 1998, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to
       derive a net equity value for your partnership of $          .

         3153

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3154

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Different Distributions. Anticipated annualized distributions with
     respect to the Preferred OP Units are $     , current annualized
     distributions with respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 per unit ($6,600 on an annualized basis). This is equivalent to
     distributions of $     per year on the number of Tax-Deferral      %
     Preferred OP Units, or distributions of $     per year on the number of
     Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, with respect to your units, distributions with respect to the Preferred OP Units and Common OP Units
     that we are offering are expected to be        , immediately following our
     offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating

         3155

     Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         3156

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................               Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         3157

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also

         3158

     performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information

         3159

     contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities

         3160

     laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.


                     Form of Organization and Assets Owned


                YOUR PARTNERSHIP                                          AIMCO OPERATING PARTNERSHIP

Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under South Carolina law for the purpose of owning and       Delaware limited partnership. The AIMCO Operating
managing Rivercrest Apartments.                              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash From Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2013.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, operate,        The purpose of the AIMCO Operating Partnership is to
lease, and manage your partnership's property for            conduct any business that may be lawfully conducted by
investment, capital appreciation and the production of       a limited partnership organized pursuant to the
income. Subject to restrictions contained in your            Delaware Revised Uniform Limited Partnership Act (as
partnership's agreement of limited partnership, your         amended from time to time, or any successor to such
partnership may do all things necessary for or               statute) (the "Delaware Limited Partnership Act"),
incidental to the protection and benefit of your             provided that such business is to be conducted in a
partnership, including, without limitation, borrowing        manner that permits AIMCO to be qualified as a REIT,
funds and creating liens.                                    unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction,

         3161
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             is specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

                               Additional Equity


The general partners of your partnership are authorized      The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 150 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may not enter        The AIMCO Operating Partnership may lend or contribute
into agreements with itself or any of its affiliates         funds or other assets to its subsidiaries or other
for services, except for agreements for the management       persons in which it has an equity investment, and such
and operations of your partnership's property and other      persons may borrow funds from the AIMCO Operating
such agreements set forth in your partnership's              Partnership, on terms and conditions established in the
agreement of limited partnership. In addition, your          sole and absolute discretion of the general partner. To
partnership is not allowed to make loans to the              the extent consistent with the business purpose of the
partner. However, the general partner may, and in            AIMCO Operating Partnership and the permitted
certain circumstances are required to, lend money to         activities of the general partner, the AIMCO Operating
your partnership as the general partner deem necessary       Partnership may transfer assets to joint ventures,
for the payment of any partnership obligations and           limited liability companies, partnerships,
expenses, which loans, will be repaid with interest at       corporations, business trusts or other business
the rate of 1% per annum over the then prevailing prime      entities in which it is or thereby becomes a
rate of The Citizens and Southern National Bank of           participant upon such terms and subject to such
South Carolina for short-term, unsecured loans (but in       conditions consistent with the AIMCO Operating Part-
no event to exceed the maximum legal rate) from the          nership Agreement and applicable law as the general
first available cash and prior to any distributions to       partner, in its sole and absolute discretion, believes
the limited partners; provided, however, that the            to be advisable. Except as expressly permitted by the
managing general partner must first make reasonable          AIMCO Operating Partnership Agreement, neither the
efforts to secure loans from an unaffiliated third           general partner nor any of its affiliates may sell,
party.                                                       transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partners of your partnership are                 The AIMCO Operating Partnership Agreement contains no
authorized, on behalf of your partnership, to borrow         restrictions on borrowings, and the general partner has
funds, execute and issue mortgage notes and other            full power and authority to borrow money on behalf of
evidences of indebtedness and secure such indebt-            the AIMCO Operating Partnership. The AIMCO Operating
edness by mortgage, deed of trust, pledge or other           Partnership has credit agreements that restrict, among
lien; provided, however, that a refinancing of your          other things, its ability to incur indebtedness. See
partnership's property will be in the sole discretion        "Risk Factors -- Risks of Significant Indebtedness" in
of the managing general partner.                             the accompanying Prospectus.

         3162
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized       with a statement of the purpose of such demand and at
representative to review the books and records of your       such OP Unitholder's own expense, to obtain a current
partnership upon reasonable notice during business           list of the name and last known business, residence or
hours at the registered office of your partnership at        mailing address of the general partner and each other
such limited partners' expense.                              OP Unitholder.

                               Management Control


The general partner of your partnership is responsible       All management powers over the business and affairs of
for and direct the management of your partnership's          the AIMCO Operating Partnership are vested in AIMCO-GP,
business and assets and has all rights and powers            Inc., which is the general partner. No OP Unitholder
generally conferred by law or which are necessary,           has any right to participate in or exercise control or
advisable or consistent in connection therewith,             management power over the business and affairs of the
subject to the limitations contained in your                 AIMCO Operating Partnership. The OP Unitholders have
partnership's agreement of limited partnership. No           the right to vote on certain matters described under
limited partner has the right to take part in or             "Comparison of Ownership of Your Units and AIMCO OP
interfere in any manner with the conduct or control of       Units -- Voting Rights" below. The general partner may
the business of your partnership or the right or             not be removed by the OP Unitholders with or without
authority to act for or bind your partnership.               cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
are not liable to your partnership or the limited            partner is not liable to the AIMCO Operating
partners and are indemnified for any loss or damage          Partnership for losses sustained, liabilities incurred
resulting from any act or omission performed or omitted      or benefits not derived as a result of errors in
in good faith, which does not constitute fraud, gross        judgment or mistakes of fact or law of any act or
negligence or willful misconduct, pursuant to the            omission if the general partner acted in good faith.
authority granted to them to promote the interests of        The AIMCO Operating Partnership Agreement provides for
your partnership. Moreover, the general partner is not       indemnification of AIMCO, or any director or officer of
liable to your partnership of the limited partner            AIMCO (in its capacity as the previous general partner
because any taxing authorities disallow or adjust any        of the AIMCO Operating Partnership), the general
deduction or credits in your partnership income tax          partner, any officer or director of general partner or
returns.                                                     the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         3163
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.
                                                             \

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner upon a vote of the limited partners          affairs of the AIMCO Operating Partnership. The general
owning more than 50% of the units. A general partner         partner may not be removed as general partner of the
may resign at any time; provided, however that such          AIMCO Operating Partnership by the OP Unitholders with
resignation does not cause the default under or result       or without cause. Under the AIMCO Operating Partnership
in the acceleration of the payment of any loan secured       Agreement, the general partner may, in its sole
by your partnership's property. The affirmative vote or      discretion, prevent a transferee of an OP Unit from
written consent of the limited partners holding a            becoming a substituted limited partner pursuant to the
majority of the outstanding units are required for the       AIMCO Operating Partnership Agreement. The general
election and admission of a substitute general partner.      partner may exercise this right of approval to deter,
A limited partners may not transfer its units without        delay or hamper attempts by persons to acquire a
the written consent of the managing general partner.         controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to effect a                in the AIMCO Operating Partnership Agreement, whereby
ministerial change which does not materially affect the      the general partner may, without the consent of the OP
rights of the limited partners and as required by law.       Unitholders, amend the AIMCO Operating Partnership
All other amendments must be approved by the limited         Agreement, amendments to the AIMCO Operating
partners owning more than 50% of the units, the general      Partnership Agreement require the consent of the
partner and, amendments that will adversely affect the       holders of a majority of the outstanding Common OP
rights or interests of any general partner, by such          Units, excluding AIMCO and certain other limited
general partner. Limited partners owning at least 20%        exclusions (a "Majority in Interest"). Amendments to
of the units have the power to propose amendments to         the AIMCO Operating Partnership Agreement may be
the agreement.                                               proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives  1/4 of 1% of the gross operating revenue of        capacity as general partner of the AIMCO Operating
your partnership's property as a partnership                 Partnership. In addition, the AIMCO Operating Part-
administration fee. Moreover, the general partner or         nership is responsible for all expenses incurred
certain affiliates may be entitled to compensation for       relating to the AIMCO Operating Partnership's ownership
additional services rendered.                                of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         3164
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


No limited partner, unless it is deemed to be taking         Except for fraud, willful misconduct or gross
part in the control of the business, is bound by, or is      negligence, no OP Unitholder has personal liability for
personally liable for the expenses, liabilities or           the AIMCO Operating Partnership's debts and
obligation of your partnership and his liability is          obligations, and liability of the OP Unitholders for
limited solely to the amount of his capital                  the AIMCO Operating Partnership's debts and obligations
contribution to your partnership, together with the          is generally limited to the amount of their invest-
undistributed share of the profits of your partnership       ment in the AIMCO Operating Partnership. However, the
form time to time credited to its capital account and        limitations on the liability of limited partners for
any money or other property wrongfully paid or conveyed      the obligations of a limited partnership have not been
to him on account of his contribution, including but         clearly established in some states. If it were
not limited to money or property to which creditors          determined that the AIMCO Operating Partnership had
were legally entitled, paid or conveyed to a limited         been conducting business in any state without compli-
partner, and under certain circumstances, interest on        ance with the applicable limited partnership statute,
returned capital.                                            or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership possess an           Unless otherwise provided for in the relevant
overriding fiduciary obligation to your partnership.         partnership agreement, Delaware law generally requires
However, the general partner is not required to devote       a general partner of a Delaware limited partnership to
all of its time or business efforts to the affairs of        adhere to fiduciary duty standards under which it owes
your partnership, but it must devote so much of its          its limited partners the highest duties of good faith,
time and attention to your partnership as is necessary       fairness and loyalty and which generally prohibit such
and advisable to successfully manage the affairs of          general partner from taking any action or engaging in
your partnership. In addition, any partner may engage        any transaction as to which it has a conflict of
in or possess an interest in other business ventures of      interest. The AIMCO Operating Partnership Agreement
every nature and description, whether such ventures are      expressly authorizes the general partner to enter into,
competitive with your partnership or otherwise,              on behalf of the AIMCO Operating Partnership, a right
including but not limited to, the acquisition,               of first opportunity arrangement and other conflict
ownership, financing, leasing, operation, management,        avoidance agreements with various affiliates of the
syndication, brokerage, sale, construction and               AIMCO Operating Partnership and the general partner, on
development of real property, which may be located in        such terms as the general partner, in its sole and
the market area or vicinity of your partnership's            absolute discretion, believes are advisable. The AIMCO
property, and neither your partnership nor the partner       Operating Partnership Agreement expressly limits the
will have any rights in or to such independent ventures      liability of the general partner by providing that the
or to income or profits derived therefrom.                   general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         3165
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS


           YOUR UNITS                            PREFERRED OP UNITS                     COMMON OP UNITS


                                                Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the limited      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners have voting rights only         Operating Partnership Agreement,         have voting rights only with
with respect to the following            the holders of the Preferred OP          respect to certain limited matters
issues: sale or other disposition        Units will have the same voting          such as certain amendments and
of your partnership's property,          rights as holders of the Common OP       termination of the AIMCO Operating
material amendments to your              Units. See "Description of OP            Partnership Agreement and certain
partnership's agreement of limited       Units" in the accompanying               transactions such as the
partnership, termination of your         Prospectus. So long as any               institution of bankruptcy
partnership, removal of a general        Preferred OP Units are outstand-         proceedings, an assignment for the
partner, election and admission of       ing, in addition to any other vote       benefit of creditors and certain
a substitute general partner and         or consent of partners required by       transfers by the general partner of
election of a trustee to liquidate       law or by the AIMCO Operating            its interest in the AIMCO Operating
and distribute your                      Partnership Agree-                       Part-

         3166
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

partnership's assets upon                ment, the affirmative vote or            nership or the admission of a
retirement of the last remaining         consent of holders of at least 50%       successor general partner.
general partner. Each matter             of the outstanding Preferred OP
requires the majority vote of the        Units will be necessary for              Under the AIMCO Operating Partner-
holders of units for approval. The       effecting any amendment of any of        ship Agreement, the general partner
consent of the general partner is        the provisions of the Partnership        has the power to effect the
required to sell your partnership's      Unit Designation of the Preferred        acquisition, sale, transfer,
property, to amend your                  OP Units that materially and             exchange or other disposition of
partnership's agreement of limited       adversely affects the rights or          any assets of the AIMCO Operating
partnership and to terminate your        preferences of the holders of the        Partnership (including, but not
partnership.                             Preferred OP Units. The creation or      limited to, the exercise or grant
                                         issuance of any class or series of       of any conversion, option,
A general partner may cause the          partnership units, including,            privilege or subscription right or
dissolution of your partnership by       without limitation, any partner-         any other right available in
retiring unless, the remaining           ship units that may have rights          connection with any assets at any
general partner, or if none, all of      senior or superior to the Preferred      time held by the AIMCO Operating
the limited partners, agree to con-      OP Units, shall not be deemed to         Partnership) or the merger,
tinue your partnership and elect a       materially adversely affect the          consolidation, reorganization or
successor general partner by the         rights or preferences of the             other combination of the AIMCO
affirmative vote of the limited          holders of Preferred OP Units. With      Operating Partnership with or into
partners holding a majority of the       respect to the exercise of the           another entity, all without the
outstanding units.                       above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash from           $      per Preferred OP Unit;            tribute quarterly all, or such
Operations are to be distributed no      provided, however, that at any time      portion as the general partner may
less often than quarterly. The           and from time to time on or after        in its sole and absolute discretion
distributions payable to the             the fifth anniversary of the issue       determine, of Available Cash (as
partners are not fixed in amount         date of the Preferred OP Units, the      defined in the AIMCO Operating
and depend upon the operating            AIMCO Operating Partnership may          Partnership Agreement) generated by
results and net sales or refi-           adjust the annual distribution rate      the AIMCO Operating Partnership
nancing proceeds available from the      on the Preferred OP Units to the         during such quarter to the general
disposition of your partnership's        lower of (i)     % plus the annual       partner, the special limited
assets. Your partnership has made        interest rate then applicable to         partner and the holders of Common
distributions in the past and is         U.S. Treasury notes with a maturity      OP Units on the record date
projected to made distributions in       of five years, and (ii) the annual       established by the general partner
1998.                                    dividend rate on the most recently       with respect to such quarter, in
                                         issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         3167
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
limited partnership interest to any      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
person provided that: (1) such           Preferred OP Units are not listed        nership Agreement restricts the
transfer is not in contravention of      on any securities exchange. The          transferability of the OP Units.
any applicable law or your               Preferred OP Units are subject to        Until the expiration of one year
partnership's agreement of limited       restrictions on transfer as set          from the date on which an OP
partnership, (ii) a duly executed        forth in the AIMCO Operating             Unitholder acquired OP Units,
and acknowledged assignment has          Partnership Agreement.                   subject to certain exceptions, such
been approved by the general                                                      OP Unitholder may not transfer all
partners and (iii) the transferee        Pursuant to the AIMCO Operating          or any portion of its OP Units to
represents in writing that it            Partnership Agreement, until the         any transferee without the consent
satisfies the suitability require-       expiration of one year from the          of the general partner, which
ments for limited partners. In           date on which a holder of Preferred      consent may be withheld in its sole
order for a transferee to be             OP Units acquired Preferred OP           and absolute discretion. After the
substituted as a limited partner,        Units, subject to certain                expiration of one year, such OP
in addition to the above require-        exceptions, such holder of               Unitholder has the right to
ments: (1) the assignee must             Preferred OP Units may not transfer      transfer all or any portion of its
execute an irrevocable power of          all or any portion of its Pre-           OP Units to any person, subject to
attorney appointing the general          ferred OP Units to any transferee        the satisfaction of certain
partners as the assignee's at-           without the consent of the general       conditions specified in the AIMCO
torney-in-fact, (2) the transfer         partner, which consent may be            Operating Partnership Agreement,
fee is paid, (3) the interest            withheld in its sole and absolute        including the general partner's
transferred is not less than one         discretion. After the expiration of      right of first refusal. See
unit or such lesser amount owned by      one year, such holders of Preferred      "Description of OP Units --
the assignor and (4) such other          OP Units has the right to transfer       Transfers and Withdrawals" in the
conditions as are set forth in your      all or any portion of its Preferred      accompanying Prospectus.
partnership's agreement of limited       OP Units to any person, subject to
partnership must be                      the satisfaction of

         3168
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

fulfilled.                               certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
There are no redemption rights           ment, including the general              Units, an OP Unitholder has the
associated with your units.              partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3169

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives 1/4 of 1% of the gross operating revenue of your partnership's property as a partnership administration fee from your partnership and may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $128,000 in 1996, $136,000 in 1997 and $68,822 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3170

                                YOUR PARTNERSHIP

GENERAL

     Rivercrest Apartments, Ltd. is a South Carolina limited partnership which raised net proceeds of approximately $8,887,500 in 1983 through a private offering. The promoter for the private offering of your partnership was U.S. Shelter Corporation. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 142 limited partners of your partnership and a total of 150 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on November 30, 1983 for the purpose of owning and operating a single apartment property located in Roswell, Georgia, known as "Rivercrest Apartments." Your partnership's property consists of 312 apartment units. The total rentable square footage of your partnership's property is 404,246 square feet. Your partnership's property had an average occupancy rate of approximately 96.47% in 1996 and 96.47% in 1997. The average annual rent per apartment unit is approximately $8,356.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $128,000, $136,000 and $68,822, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2013 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3171

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $6,841,780, payable to GMAC, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $243,117, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3172

     Below is selected financial information for Rivercrest Apartments, Ltd. taken from the financial statements described above. See "Index to Financial Statements."

                                                           RIVERCREST APARTMENTS, LTD.
                                            ---------------------------------------------------------
                                              6/30/98        6/30/97          1997           1996
                                            ------------   ------------   ------------   ------------
                                                (1)            (1)            (1)            (1)
BALANCE SHEET DATA
Cash and Cash Equivalents.................  $    978,648   $    775,134   $    928,000   $    520,000
Land & Building...........................    16,238,121     15,965,036     16,129,000     15,825,000
Accumulated Depreciation..................   (13,727,930)   (12,989,284)   (13,358,000)   (12,620,000)
Other Assets..............................     1,313,131      1,422,786      1,329,000      1,349,000
                                            ------------   ------------   ------------   ------------
        Total Assets......................  $  4,801,970   $  5,173,672   $  5,028,000   $  5,074,000
                                            ============   ============   ============   ============
Mortgage & Accrued Interest...............  $  6,812,275   $  6,998,648   $  6,922,000   $  7,073,000
Other Liabilities.........................       194,750        197,340        325,000        127,000
                                            ------------   ------------   ------------   ------------
        Total Liabilities.................     7,007,025      7,195,988      7,247,000      7,200,000
                                            ------------   ------------   ------------   ------------
Partners Capital (Deficit)................  $ (2,205,055)  $ (2,022,316)  $ (2,219,000)  $ (2,126,000)
                                            ============   ============   ============   ============

                                                   RIVERCREST APARTMENTS, LTD.
                                            ------------------------------------------
                                                1995           1994           1993
                                            ------------   ------------   ------------
                                                (1)            (1)            (1)
BALANCE SHEET DATA
Cash and Cash Equivalents.................  $    202,267   $    146,615   $    162,395
Land & Building...........................    15,609,034     15,310,855     15,177,910
Accumulated Depreciation..................   (11,914,681)   (11,217,489)   (10,521,188)
Other Assets..............................     1,336,949      1,300,498      1,110,728
                                            ------------   ------------   ------------
        Total Assets......................  $  5,233,569   $  5,540,479   $  5,929,845
                                            ============   ============   ============
Mortgage & Accrued Interest...............  $  7,209,220   $  7,331,175   $  7,465,741
Other Liabilities.........................       135,748        134,111         95,252
                                            ------------   ------------   ------------
        Total Liabilities.................     7,344,968      7,465,286      7,560,993
                                            ------------   ------------   ------------
Partners Capital (Deficit)................  $ (2,111,399)  $ (1,924,807)  $ (1,631,148)
                                            ============   ============   ============

                                                                       RIVERCREST APARTMENTS, LTD.
                                         ----------------------------------------------------------------------------------------
                                          6/30/98      6/30/97        1997         1996         1995         1994         1993
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                            (1)          (1)          (1)          (1)          (1)          (1)          (1)
STATEMENT OF OPERATION DATA
Rental Revenue.........................  $1,274,603   $1,297,114   $2,633,000   $2,503,000   $2,345,775   $2,206,722   $2,064,355
Other Income...........................      70,513       59,508      121,000      104,000      106,411       98,256       44,616
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total Revenue..................   1,345,116    1,356,622    2,754,000    2,607,000    2,452,186    2,304,978    2,108,971
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................     584,917      494,468    1,231,000    1,065,000    1,080,765    1,027,276      649,473
General & Administrative...............      15,599       14,858       67,000       56,000       58,959       48,397      651,477
Depreciation...........................     369,500      369,500      739,000      705,000      697,192      696,301      682,667
Interest Expense.......................     273,440      283,358      620,000      636,000      649,275      661,844      609,698
Property Taxes.........................      87,419       90,487      190,000      160,000      152,587      164,819      164,402
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total Expenses.................   1,330,875    1,252,671    2,847,000    2,622,000    2,638,778    2,598,637    2,757,717
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income.............................  $   14,241   $  103,951   $  (93,000)  $  (15,000)  $ (186,592)  $ (293,659)  $ (648,746)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

---------------

(1) Information prepared on Federal Income Tax Basis.

         3173

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $14,241 for the six months ended June 30, 1998, compared to $103,951 for the six months ended June 30, 1997, a decrease in net income of $89,710, or 86.30%. This is due primarily to an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,345,116 for the six months ended June 30, 1998, compared to $1,356,622 for the six months ended June 30, 1997, a decrease of $11,506, or .85%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $584,917 for the six months ended June 30, 1998, compared to $494,468 for the six months ended June 30, 1997, an increase of $90,449 18.29%. The increase was primarily due to costs related to an exterior painting project. Management expenses totaled $68,821 for the six months ended June 30, 1998, compared to $68,736 for the six months ended June 30, 1997, an increase of $85, or 0.12%.

     General and Administrative Expenses

     General and administrative expenses totaled $15,599 for the six months ended June 30, 1998 compared to $14,858 for the six months ended June 30, 1997, an increase of $741 or 4.99%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $273,440 for the six months ended June 30, 1998, compared to $283,358 for the six months ended June 30, 1997, a decrease of $9,918, or 3.50%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $93,000 for the year ended December 31, 1997, compared to a net loss of $15,000 for the year ended December 31, 1996. The increase in net loss of $78,000, or 520.00% was primarily the result of an increase in operating expenses offset by an increase in total revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,754,000 for the year ended December 31, 1997, compared to $2,607,000 for the year ended December 31, 1996, an increase of $147,000, or 5.64%. This increase was primarily the result of an increase in occupancy.

         3174

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,231,000 for the year ended December 31, 1997, compared to $1,065,000 for the year ended December 31, 1996, an increase of $166,000 or 15.59%. The increase is due primarily to costs related to exterior repairs and replacement. Management expenses totaled $136,000 for the year ended December 31, 1997 compared to $128,000 for the year ended December 31, 1996. A difference of $8,000, or 6.25%. The increase resulted from an increase in rental revenues as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $67,000 for the year ended December 31, 1997 compared to $56,000 for the year ended December 31, 1996, an increase of $11,000 or 19.64%. The increase is primarily due to timing of audit fees and licenses & permits.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $620,000 for the year ended December 31, 1997, compared to $636,000 for the year ended December 31, 1996, a decrease of $16,000, or 2.52%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $15,000 for the year ended December 31, 1996, compared to a net loss of $186,592 for the year ended December 31, 1995. The decrease of $171,592, or 91.96% was primarily the result of an increase in total revenue.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,607,000 for the year ended December 31, 1996, compared to $2,452,186 for the year ended December 31, 1995, an increase of $154,814, or 6.31%. This due primarily to increased rental rates and occupancy levels.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,065,000 for the year ended December 31, 1996, compared to $1,080,765 for the year ended December 31, 1995, a decrease of $15,765 or 1.46%. Management expenses totaled $128,000 for the year ended December 31, 1996, compared to $123,433 for the year ended December 31, 1995, an increase of $4,567, or 3.70%.

     General and Administrative Expenses

     General and administrative expenses totaled $56,000 for the year ended December 31, 1996 compared to $58,959 for the year ended December 31, 1995, a decrease of $2,959 or 5.02%. The increase is primarily due to timing of audit fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $636,000 for the year ended December 31, 1996, compared to $649,275 for the year ended December 31, 1995, a decrease of $13,275, or 2.04%.

         3175

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $978,648 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership are not liable to your partnership or the limited partners and are indemnified for any loss or damage resulting from any act or omission performed or omitted in good faith, which does not constitute fraud, gross negligence or willful misconduct, pursuant to the authority granted to them to promote the interests of your partnership. Moreover, the general partners are not liable to your partnership of the limited partner because any taxing authorities disallow or adjust any deduction or credits in your partnership income tax returns. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partners and their affiliates will be indemnified for any loss or damage resulting from any act or omission performed or omitted in good faith pursuant to the authority granted to promote the interests of your partnership, which does not constitute fraud, gross negligence or willful misconduct. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $296,250.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................      $   0
1995........................................................          0
1996........................................................          0
1997........................................................          0
1998 (through June 30)......................................      3,300

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there has been no units transferred in sale transactions

         3176

(excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner, including reimbursement of expenses) in its capacity as general partner interest of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $14,778
1995........................................................     15,217
1996........................................................         17
1997........................................................         21
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $123,433
1996............................................     128,000
1997............................................     136,000
1998 (through June 30)..........................      68,822

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         3177

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Rivercrest Apartments, Ltd. at December 31, 1997, 1996 and 1995 and for each of the years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         3178

                          RIVERCREST APARTMENTS, LTD.

                FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997

                               TABLE OF CONTENTS

Condensed Balance Sheet -- Federal Income Tax Basis as of
  June 30, 1998 (Unaudited).................................  F-2
Condensed Statements of Operations -- Federal Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows -- Federal Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (Unaudited)...............................................  F-4
Note A -- Basis of Presentation.............................  F-5
Independent Auditors' Report................................  F-6
Balance Sheet as of December 31, 1997.......................  F-7
Statement of Operations for the year ended December 31,
  1997......................................................  F-8
Statement of Partners' Capital/(deficit) for the year ended
  December 31, 1997.........................................  F-9
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors' Report................................  F-16
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis.......................  F-17
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis.......................  F-18
Statement of Cash Flow -- Federal Income Tax Basis..........  F-19
Notes to Financial Statements -- Federal Income Tax Basis...  F-20
Independent Auditors' Report................................  F-23
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis.......................  F-24
Statement of Revenues, Expenses and Changes in Partner's
  Deficit -- Federal Income Tax Basis.......................  F-25
Statement of Cash Flow -- Federal Income Tax Basis..........  F-26
Notes to Financial Statements -- Federal Income Tax Basis...  F-27
Independent Auditors' Report................................  F-30
Statement of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis.......................  F-31
Statement of Revenues, Expenses and Changes in Partners'
  Deficit -- Federal Income Tax Basis.......................  F-32
Statement of Cash Flow -- Federal Income Tax Basis..........  F-33
Notes to Financial Statements -- Federal Income Tax Basis...  F-34

         3179

                             RIVERCREST APARTMENTS

              CONDENSED BALANCE SHEET -- FEDERAL INCOME TAX BASIS
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $   978,648
Receivables and Deposits....................................                     79,474
Restricted Escrows..........................................                    341,735
Other Assets................................................                    891,922
Investment Property:
  Land......................................................    1,258,925
  Building and related personal property....................   14,979,196
                                                              -----------
                                                               16,238,121
  Less: Accumulated depreciation............................  (13,727,930)    2,510,191
                                                              -----------   -----------
          Total Assets:.....................................                $ 4,801,970
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................................                $         0
Other Accrued Liabilities...................................                     56,292
Property Taxes Payable......................................                     87,419
Tenant Security Deposits....................................                     51,039
Notes Payable...............................................                  6,812,275
Partners' Capital...........................................                 (2,205,055)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 4,801,970
                                                                            ===========

         3180

                             RIVERCREST APARTMENTS

         CONDENSED STATEMENTS OF OPERATIONS -- FEDERAL INCOME TAX BASIS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
                                                                    (UNAUDITED)
Revenues:
  Rental Income.............................................  $1,274,603   $1,297,114
  Other Income..............................................      70,513       59,508
                                                              ----------   ----------
          Total Revenues:...................................   1,345,116    1,356,622
Expenses:
  Operating Expenses........................................     584,917      494,468
  General and Administrative Expenses.......................      15,599       14,858
  Depreciation Expense......................................     369,500      369,500
  Interest Expense..........................................     273,440      283,358
  Property Tax Expense......................................      87,419       90,487
                                                              ----------   ----------
          Total Expenses:...................................   1,330,875    1,252,671
          Net Income........................................  $   14,241   $  103,951
                                                              ==========   ==========

         3181

                             RIVERCREST APARTMENTS

         CONDENSED STATEMENTS OF CASH FLOWS -- FEDERAL INCOME TAX BASIS

                                                                SIX MONTHS ENDED
                                                                    JUNE 30
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
                                                                  (UNAUDITED)
Operating Activities:
  Net Income (loss).........................................  $  14,241   $103,951
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
  Depreciation and Amortization.............................    370,969    400,397
  Changes in accounts:
     Receivables and deposits and other assets..............     18,845    (70,511)
     Accounts Payable and accrued expenses..................   (130,342)    70,792
                                                              ---------   --------
          Net cash provided by (used in) operating
            activities......................................    273,713    504,629
                                                              ---------   --------
Investing Activities
  Property improvements and replacements....................   (108,678)  (141,007)
  Net (increase)/decrease in restricted escrows.............     (4,038)    (6,599)
                                                              ---------   --------
  Net cash provided by (used in) investing activities.......   (112,716)  (147,606)
                                                              ---------   --------
Financing Activities
  Distributions to partners.................................         --         --
  Payments on mortgage......................................   (109,818)  (101,805)
                                                              ---------   --------
          Net cash provided by (used in) financing
            activities......................................   (109,818)  (101,805)
                                                              ---------   --------
  Net increase (decrease) in cash and cash equivalents......     51,179    255,218
  Cash and cash equivalents at beginning of year............    927,469    519,916
                                                              ---------   --------
          Cash and cash equivalents at end of period........  $ 978,648   $775,134
                                                              =========   ========

         3182

                             RIVERCREST APARTMENTS

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Rivercrest Apartments as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         3183

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercrest Apartments, Ltd.

     We have audited the accompanying balance sheet of Rivercrest Apartments, Ltd. (the "Partnership") as of December 31, 1997 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rivercrest Apartments, Ltd., at December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

August 31, 1998
Greenville, South Carolina

         3184

                          RIVERCREST APARTMENTS, LTD.

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................            $   928
Receivables and deposits....................................                 94
Restricted escrows..........................................                338
Other assets................................................                 56
Investment property (Notes B and D):
  Land......................................................  $ 1,259
  Buildings and related personal property...................   14,870
                                                              -------
                                                               16,129
Less accumulated depreciation...............................   (7,491)    8,638
                                                              -------   -------
                                                                        $10,054
                                                                        =======
                       LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable..........................................            $   222
  Tenant security deposit liability.........................                 54
  Other liabilities.........................................                 74
  Mortgage note payable (Note B)............................              6,922
                                                                        -------
                                                                          7,272
Partners' capital/(deficit):
  General partners..........................................  $   (60)
  Limited partners (150 units issued and outstanding).......    2,842     2,782
                                                              -------   -------
                                                                        $10,054
                                                                        =======

                            See accompanying notes.

         3185

                          RIVERCREST APARTMENTS, LTD.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT UNIT DATA)

Revenues:
  Rental income.............................................           $ 2,619
  Other income..............................................               121
                                                                       -------
                                                                         2,740
Expenses:
  Operating.................................................  $1,231
  General and administrative................................      70
  Depreciation..............................................     545
  Interest..................................................     620
  Property taxes............................................     190     2,656
                                                              ------   -------
Net income..................................................           $    84
                                                                       =======
Net income allocated to general partners (1%)...............           $     1
Net income allocated to limited partners (99%)..............                83
                                                                       -------
                                                                       $    84
                                                                       =======
Net income per limited partnership unit.....................           $554.40
                                                                       =======

                            See accompanying notes.

         3186

                          RIVERCREST APARTMENTS, LTD.

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              GENERAL    LIMITED
                                                              PARTNERS   PARTNERS   TOTAL
                                                              --------   --------   ------
Capital/(deficit) at December 31, 1996......................    $(61)     $2,759    $2,698
  Net income................................................       1          83        84
                                                                ----      ------    ------
Capital/(deficit) at December 31, 1997......................    $(60)     $2,842    $2,782
                                                                ====      ======    ======

                            See accompanying notes.

         3187

                          RIVERCREST APARTMENTS, LTD.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net income................................................   $   84
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      545
     Amortization of loan costs and mortgage discount.......       66
     Change in operating assets and liabilities:
       Receivables and deposits.............................      100
       Other assets.........................................      (10)
       Accounts payable.....................................      207
       Tenant security deposit liabilities..................       (6)
       Other liabilities....................................       14
                                                               ------
  Net cash provided by operating activities.................    1,000
Cash flows used in investing activities
  Property improvements and replacements....................     (305)
  Deposits to restricted escrows............................      (19)
                                                               ------
  Net cash used in investing activities.....................     (324)
Cash flows used in financing activities
  Principal payments on mortgage notes payable..............     (208)
                                                               ------
  Net increase in cash......................................      468
  Cash and cash equivalents at December 31, 1996............      460
                                                               ------
  Cash and cash equivalents at December 31, 1997............   $  928
                                                               ======
Supplemental disclosure of cash flow information
  Cash paid for interest expense............................   $  555
                                                               ======

                            See accompanying notes.

         3188

                          RIVERCREST APARTMENTS, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercrest Apartments, Ltd. (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated November 30, 1983 and extending to December 31, 2013, unless terminated sooner. One hundred and fifty limited partnership units were issued. The Partnership owns and operates a 312-unit apartment complex, Rivercrest Apartments, in Roswell, Georgia.

  Investment Property

     Investment property is stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicated that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No adjustments for impairment of value were necessary for the year ended December 31, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Risks and Uncertainties

     The real estate business is highly competitive. The Partnership's real property investments are subject to competition from similar types of properties in the vicinities in which they are located and the Partnership is not a significant factor in its industry. In addition, various limited partnerships have been formed by related parties to engage in business which may be competitive with the Partnership.

  Cash and Cash Equivalents

     Cash on hand and in banks, and money market funds and certificates of deposit with original maturities of three months or less are considered to be unrestricted cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Fair Value of Financial Instruments

     The Partnership believes that the carrying amount of its financial instruments (except for long-term debt) approximates their fair value due to the short term maturity of these instruments. The fair value of the Partnership's long-term debt, after discounting the scheduled loan payments at an estimated borrowing rate currently available to the Partnership, approximates its carrying value.

  Loan Costs

     Loan costs of approximately $88,000 incurred with the financing of long-term debt are amortized on a straight-line basis over the life of the debt. Accumulated amortization is approximately $45,000 at December 31, 1997. These costs are included in "Other Assets".

         3189
                          RIVERCREST APARTMENTS, LTD.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits." Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

Restricted Escrow

     The Reserve Escrow was established to cover necessary repairs and replacements of existing improvements, debt service, and out-of-pocket expenses incurred for ordinary and necessary administrative tasks and payment of real estate taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) to the reserve account until the reserve account equals $1,000 per apartment unit or $312,000 in total. At December 31, 1997, the balance in this reserve account is approximately $338,000, which includes interest earned on such funds.

  Partnership Allocations

     Net earnings or loss, distributions to partners, and taxable income or loss are allocated to the partners in accordance with the partnership agreement.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less. Rental revenue is recognized as earned.

  Advertising Costs

     The Partnership expenses the costs of advertising as incurred.

  Depreciation

     Building and improvements are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 30 years.

NOTE B -- LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              (IN THOUSANDS)
                                                              --------------
First Mortgage -- payable in monthly installments of
  approximately $62,000 including interest at 7.60% to
  October 2002, with a balloon payment of approximately
  $5,666,000 due in November 2002. The note is
  collateralized by pledge of land and building and all
  rents of the property.....................................      $6,952
Second Mortgage -- payable in monthly installments of
  approximately $2,000 interest only at 7.60% to October
  2002, with a balloon payment of approximately $243,000 due in November 2002. The note is collateralized by pledge of
  land and buildings and all rents of the property..........         243
                                                                  ------
                                                                   7,195
Less unamortized discount...................................        (273)
                                                                  ------
Mortgage notes payable at December 31, 1997.................      $6,922
                                                                  ======

         3190
                          RIVERCREST APARTMENTS, LTD.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership exercised interest rate buy-down options for Rivercrest Apartments, Ltd. when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $564,000 and is being amortized as a loan discount on the straight-line method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31, 1997 are as follows (in thousands):

1998.......................................................   $  224
1999.......................................................      241
2000.......................................................      261
2001.......................................................      281
2002.......................................................    6,188
                                                              ------
                                                              $7,195
                                                              ======

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................   $136
Reimbursements for services of affiliates...................     21

     For the period of January 1, 1997, to August 31, 1997, the Partnership insured its property under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the Managing General Partner who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations was not significant.

     Insignia entered into an Agreement and Plan of Merger, dated as of May 26, 1998, (as subsequently amended and restated, the "Merger Agreement") with Apartment Investment and Management Company ("AIMCO"), pursuant to which Insignia will merge its national residential property management operations and its controlling interest in Insignia Properties Trust with and into AIMCO, with AIMCO as the survivor. Consummation of the Merger, which is anticipated to occur in the third quarter of 1998, is subject to certain conditions, including the approval of the stockholders of Insignia (but not the approval of the stockholders of AIMCO). If the closing occurs, AIMCO will then control the General Partner of the Partnership.

         3191
                          RIVERCREST APARTMENTS, LTD.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (IN THOUSANDS)

                                                                          BUILDINGS        COST
                                                                         AND RELATED    CAPITALIZED
                                                                          PERSONAL     SUBSEQUENT TO
                  DESCRIPTION                    ENCUMBRANCES    LAND     PROPERTY      ACQUISITION
                  -----------                    ------------   ------   -----------   -------------
Rivercrest Apartments
  Roswell, Georgia.............................     $7,195      $1,259     $12,047        $2,823
                                                    ======      ======     =======        ======

                         GROSS AMOUNT AT WHICH CARRIED
                                 (IN THOUSANDS)

                                        BUILDINGS
                                       AND RELATED
                                        PERSONAL               ACCUMULATED      DATE      DEPRECIABLE
        DESCRIPTION            LAND     PROPERTY      TOTAL    DEPRECIATION   ACQUIRED   LIFE -- YEARS
        -----------           ------   -----------   -------   ------------   --------   -------------
Rivercrest Apartments,
  Roswell, Georgia..........  $1,259     $14,870     $16,129      $7,491      11/01/83       5-30
                              ======     =======     =======      ======

     The depreciable lives included above are for the buildings and components. The depreciable lives for related personal property are for 5 to 7 years.

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

Investment Property
  Balance at beginning of year..............................   $15,824
  Property improvements.....................................       305
                                                               -------
  Balance at end of year....................................   $16,129
                                                               =======
Accumulated Depreciation
  Balance at beginning of year..............................   $ 6,946
  Additions charged to expense..............................       545
                                                               -------
  Balance at end of year....................................   $ 7,491
                                                               =======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $16,129,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $13,358,000.

NOTE E -- INCOME TAXES

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

         3192
                          RIVERCREST APARTMENTS, LTD.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation of reported net income and Federal taxable loss (in thousands, except per unit data):

Net income as reported......................................   $    84
Add (deduct):
  Depreciation differences..................................      (194)
  Rental Income.............................................        14
  Other.....................................................         3
                                                               -------
Net loss -- Federal income tax basis........................   $   (93)
                                                               =======
Federal taxable loss per limited partnership unit...........   $613.80
                                                               =======

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets and liabilities (in thousands):

Net assets as reported......................................   $ 2,782
Accumulated depreciation....................................    (5,867)
Syndication fees............................................       841
Other.......................................................        25
                                                               -------
Net deficiency -- tax basis.................................   $(2,219)
                                                               =======

NOTE F -- YEAR 2000 (UNAUDITED)

     The Partnership is dependent upon the General Partner and Insignia for management and administrative services. Insignia has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter (the "Year 2000 Issue"). The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The General Partner believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Partnership.

NOTE G EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3193
                          RIVERCREST APARTMENTS, LTD.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercrest Apartments, Ltd.

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Rivercrest Apartments, Ltd. (the "Partnership") as of December 31, 1997, and the related statements of revenues, expenses and changes in partners' deficit -- Federal income tax basis and cash flows -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Rivercrest Apartments, Ltd. as of December 31, 1997 and its revenues, expenses, changes in partners' deficit and cash flows for the year then ended, on the basis of accounting described in Note A.

                                            /s/ ERNST & YOUNG LLP

March 3, 1998
Greenville, South Carolina

         3194

                          RIVERCREST APARTMENTS, LTD.

                      STATEMENT OF ASSETS, LIABILITIES AND
                 PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

ASSETS
Cash and cash equivalents...................................                $   928
Receivables and deposits....................................                     94
Restricted escrow...........................................                    338
Deferred charges and other assets...........................                    897
Investment property, at cost (Note B):
  Land......................................................  $  1,259
  Buildings and related personal property...................    14,870
                                                              --------
                                                                16,129
  Less accumulated depreciation.............................   (13,358)       2,771
                                                              --------      -------
                                                                            $ 5,028
                                                                            =======
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................                $   222
  Tenant security deposits..................................                     54
  Other liabilities.........................................                     49
  Mortgage notes payable (Note B)...........................                  6,922
                                                                            -------
                                                                              7,247
Partners' deficit...........................................                 (2,219)
                                                                            -------
                                                                            $ 5,028
                                                                            =======

                            See accompanying notes.

         3195

                          RIVERCREST APARTMENTS, LTD.

                  STATEMENT OF REVENUES, EXPENSES AND CHANGES
                IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................            $ 2,633
  Other income..............................................                121
                                                                        -------
                                                                          2,754
Expenses:
  Operating.................................................  $1,231
  General and administrative................................      67
  Depreciation..............................................     739
  Interest..................................................     620
  Property taxes............................................     190      2,847
                                                              ------    -------
Excess of expenses over revenues............................                (93)
Partners' deficit at December 31, 1996......................             (2,126)
Partners' deficit at December 31, 1997......................            $(2,219)
                                                                        =======

                            See accompanying notes.

         3196

                          RIVERCREST APARTMENTS, LTD.

               STATEMENT OF CASH FLOW -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Excess of expenses over revenues............................  $  (93)
Adjustments to reconcile excess of expenses over revenues to net cash provided by operating activities:
  Depreciation..............................................     739
  Amortization of loan costs and mortgage discount..........      66
  Change in operating assets and liabilities:
     Receivables and deposits...............................     100
     Deferred charges and other assets......................     (10)
     Accounts payable.......................................     207
     Tenant security deposit liabilities....................      (6)
     Other liabilities......................................      (3)
                                                              ------
Net cash provided by operating activities...................   1,000
CASH FLOWS USED IN INVESTING ACTIVITIES
Property improvements and replacements......................    (305)
Deposits to restricted escrows..............................     (19)
                                                              ------
Net cash used in investing activities.......................    (324)
CASH FLOWS USED IN FINANCING ACTIVITIES
Principal payments on mortgage notes payable................    (208)
                                                              ------
Net increase in cash........................................     468
Unrestricted cash at December 31, 1996......................     460
                                                              ------
Unrestricted cash at December 31, 1997......................  $  928
                                                              ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense..............................  $  555
                                                              ======

                            See accompanying notes.

         3197

                          RIVERCREST APARTMENTS, LTD.

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercrest Apartments, Ltd. (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated November 30, 1983 and extending to December 31, 2013, unless terminated sooner. The Partnership owns and operates a 312-unit apartment complex, Rivercrest Apartments, in Roswell, Georgia.

  Basis of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Income Taxes

     The financial statements include only those assets and liabilities and revenues and expenses which relate to the business of the Partnership. No provision has been made for Federal income taxes since such taxes are the personal responsibility of the partners.

  Depreciation

     Under ACRS, depreciation is based on accelerated methods (1) for real property over periods of 15 years for additions prior to March 16, 1984, 18 years for additions after March 15, 1984 and before May 9, 1985 and 19 years for additions after May 8, 1985 and before January 1, 1987 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the MACRS is used
(1) for real property additions over 27 1/2 years and (2) for personal property additions over 7 years.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and includes them in "Receivables and deposits". Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Restricted Escrow

     The Reserve Escrow was established to cover necessary repairs and replacements of existing improvements, debt service, and out-of-pocket expenses incurred for ordinary and necessary administrative tasks and

         3198
                          RIVERCREST APARTMENTS, LTD.

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

payment of real estate taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) to the reserve account until the reserve account equals $1,000 per apartment unit or $312,000 in total. At December 31, 1997, the balance in this reserve account is approximately $338,000, which includes interest earned on such funds.

  Deferred Charges

     1)  Offering Costs

     Costs incurred in connection with the solicitation of equity capital of $841,000 have been capitalized and represent a deferred charge which will be expensed upon termination of the Partnership.

     2)  Loan Costs

     Loan costs of approximately $88,000 incurred with the refinancing of the mortgage notes payable are being amortized on a straight-line basis over the life of the loans. Accumulated amortization at December 31, 1997 is approximately $45,000.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

NOTE B -- LONG-TERM DEBT

     Long-term debt consists of the following (dollar amounts in thousands):

First Mortgage -- payable in monthly installments of
  approximately $62, including interest at 7.60% to October
  2002. At November 2002, a balloon payment representing the principal will be due and payable. The note is
  collateralized by pledge of land and building and all
  rents of the property. ...................................  $6,952
Second Mortgage -- payable in monthly installments of
  approximately $2, interest only at 7.60% to October 2002.
  At November 2002, a balloon payment representing the
  principal will be due and payable. The note is
  collateralized by pledge of land and buildings and all
  rents of the property. ...................................     243
                                                              ------
                                                               7,195
Less unamortized discount...................................    (273)
                                                              ------
Mortgage notes payable at December 31, 1997.................  $6,922
                                                              ======

     The Partnership exercised interest rate buy-down options for Rivercrest Apartments, Ltd. when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $564,000 and is being amortized as a loan discount on the straight-line method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

         3199
                          RIVERCREST APARTMENTS, LTD.

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

     Scheduled principal payments of mortgage notes payable subsequent to December 31, 1997 are as follows (in thousands):

1998................................................  $  224
1999................................................     241
2000................................................     261
2001................................................     281
2002................................................   6,188
                                                      ------
                                                      $7,195
                                                      ======

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees..............................  $136
Reimbursements for services of affiliates.............    21

NOTE D EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3200

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercrest Apartments, Ltd.

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Rivercrest Apartments, Ltd. (the "Partnership") as of December 31, 1996, and the related statements of revenues, expenses and changes in partners' deficit -- Federal income tax basis and cash flows -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Rivercrest Apartments, Ltd. as of December 31, 1996 and its revenues, expenses, changes in partners' deficit and cash flows for the year then ended, on the basis of accounting described in Note A.

                                            /s/ ERNST & YOUNG LLP

March 5, 1997
Greenville, South Carolina

         3201

                          RIVERCREST APARTMENTS, LTD.

                      STATEMENT OF ASSETS, LIABILITIES AND
                 PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS
Cash and cash equivalents:
  Unrestricted..............................................              $   460
  Restricted -- tenant security deposits....................                   60
Accounts receivable.........................................                    6
Escrow for taxes............................................                  128
Restricted escrow...........................................                  319
Deferred charges and other assets...........................                  896
Investment property, at cost (Note B):
  Land......................................................  $  1,259
  Buildings and related personal property...................    14,566
                                                              --------
                                                                15,825
  Less accumulated depreciation.............................   (12,620)     3,205
                                                              --------    -------
                                                                          $ 5,074
                                                                          =======
                        LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................              $    15
  Tenant security deposits..................................                   60
  Other liabilities.........................................                   52
  Mortgage notes payable (Note B)...........................                7,073
                                                                          -------
                                                                            7,200
Partners' deficit...........................................               (2,126)
                                                                          -------
                                                                          $ 5,074
                                                                          =======

                            See accompanying notes.

         3202

                          RIVERCREST APARTMENTS, LTD.

                  STATEMENT OF REVENUES, EXPENSES AND CHANGES
                IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................            $ 2,503
  Other income..............................................                104
                                                                        -------
                                                                          2,607
Expenses:
  Operating.................................................  $686
  Maintenance...............................................   379
  General and administrative................................    56
  Depreciation..............................................   705
  Interest..................................................   636
  Property taxes............................................   160        2,622
                                                              ----      -------
Excess of expenses over revenues............................                (15)
Partners' deficit at December 31, 1995......................             (2,111)
                                                                        -------
Partners' deficit at December 31, 1996......................            $(2,126)
                                                                        =======

                            See accompanying notes.

         3203

                          RIVERCREST APARTMENTS, LTD.

               STATEMENT OF CASH FLOW -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Excess of expenses over revenues............................  $ (15)
Adjustments to reconcile excess of expenses over revenues to net cash provided by operating activities:
  Depreciation..............................................    705
  Amortization of loan costs and mortgage discount..........     65
  Change in operating assets and liabilities:
     Restricted cash........................................     (5)
     Escrow for taxes.......................................    (70)
     Account receivable.....................................     (4)
     Deferred charges and other assets......................     (3)
     Accounts payable.......................................    (16)
     Tenant security deposit liabilities....................      5
     Other liabilities......................................      2
                                                              -----
Net cash provided by operating activities...................    664
CASH FLOWS USED IN INVESTING ACTIVITIES
Property improvements and replacements......................   (216)
Withdrawals from restricted escrows.........................     13
Deposits to restricted escrows..............................    (11)
                                                              -----
Net cash used in investing activities.......................   (214)
CASH FLOWS USED IN FINANCING ACTIVITIES
Principal payments on mortgage notes payable................   (192)
                                                              -----
Net increase in cash........................................    258
Unrestricted cash at December 31, 1995......................    202
                                                              -----
Unrestricted cash at December 31, 1996......................  $ 460
                                                              =====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense..............................  $ 571
                                                              =====

                            See accompanying notes.

         3204

                          RIVERCREST APARTMENTS, LTD.

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercrest Apartments, Ltd. (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated November 30, 1983 and extending to December 31, 2013, unless terminated sooner. The Partnership owns and operates a 312-unit apartment complex, Rivercrest Apartments, in Roswell, Georgia.

  Basis of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Income Taxes

     The financial statements include only those assets and liabilities and revenues and expenses which relate to the business of the Partnership. No provision has been made for Federal income taxes since such taxes are the personal responsibility of the partners.

  Depreciation

     Under ACRS, depreciation is based on accelerated methods (1) for real property over periods of 15 years for additions prior to March 16, 1984, 18 years for additions after March 15, 1984 and before May 9, 1985 and 19 years for additions after May 8, 1985 and before January 1, 1987 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the MACRS is used
(1) for real property additions over 27 1/2 years and (2) for personal property additions over 7 years.

  Cash and Cash Equivalents -- Unrestricted

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and it considers these deposits to be restricted cash. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Restricted Escrow

     The Reserve Escrow was established to cover necessary repairs and replacements of existing improvements, debt service, and out-of-pocket expenses incurred for ordinary and necessary administrative tasks and

         3205
                          RIVERCREST APARTMENTS, LTD.

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

payment of real estate taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) to the reserve account until the reserve account equals $1,000 per apartment unit or $312,000 in total. At December 31, 1996, the balance in this reserve account is approximately $319,000, which includes interest earned on such funds.

  Deferred Charges

     1) Offering Costs

     Costs incurred in connection with the solicitation of equity capital of $841,000 have been capitalized and represent a deferred charge which will be expensed upon termination of the Partnership.

     2) Loan Costs

     Loan costs of approximately $88,000 incurred with the refinancing of the mortgage notes payable are being amortized on a straight-line basis over the life of the loans. Accumulated amortization at December 31, 1996 is approximately $36,000.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

NOTE B -- LONG-TERM DEBT

     Long-term debt consists of the following (dollar amounts in thousands):

First Mortgage -- payable in monthly installments of
  approximately $62, including interest at 7.60% to October
  2002. At November 2002, a balloon payment representing the principal will be due and payable. The note is
  collateralized by pledge of land and building and all
  rents of the property.....................................  $7,159
Second Mortgage -- payable in monthly installments of
  approximately $2, interest only at 7.60% to October 2002.
  At November 2002, a balloon payment representing the
  principal will be due and payable. The note is
  collateralized by pledge of land and buildings and all
  rents of the property.....................................     243
                                                              ------
                                                               7,402
Less unamortized discount...................................    (329)
                                                              ------
Mortgage notes payable at December 31, 1996.................  $7,073
                                                              ======

     The Partnership exercised interest rate buy-down options for Rivercrest Apartments, Ltd. when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $564,000 and is being amortized as a loan discount on the straight-line method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31, 1996 are as follows (in thousands):

         3206
                          RIVERCREST APARTMENTS, LTD.

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

1997................................................  $  208
1998................................................     224
1999................................................     241
2000................................................     261
2001................................................     281
Thereafter..........................................   6,187
                                                      ------
                                                      $7,402
                                                      ======

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1996 (in thousands):

Property management fees..............................  $128
Reimbursements for services of affiliates.............    17

NOTE D -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3207

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Rivercrest Apartments, Ltd.

     We have audited the accompanying statement of assets, liabilities and partners' deficit -- Federal income tax basis of Rivercrest Apartments, Ltd. (the "Partnership") as of December 31, 1995, and the related statements of revenues, expenses and changes in partners' deficit -- Federal income tax basis and cash flows -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As described in Note 1, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' deficit of Rivercrest Apartments, Ltd. as of December 31, 1995 and its revenues, expenses, changes in partners' deficit and cash flows for the year then ended, on the basis of accounting described in Note 1.

                                            /s/ ERNST & YOUNG LLP

March 9, 1996
Greenville, South Carolina

         3208

                          RIVERCREST APARTMENTS, LTD.

                      STATEMENT OF ASSETS, LIABILITIES AND
                 PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

                                         ASSETS
Cash:
  Unrestricted..............................................                 $   202,267
  Restricted -- tenant security deposits....................                      54,933
Accounts receivable.........................................                       1,674
Escrow for taxes............................................                      58,121
Restricted escrow...........................................                     320,435
Deferred charges, net.......................................                     901,786
Investment property, at cost (Note 2):
  Land......................................................  $ 1,258,925
  Buildings and related personal property...................   14,350,109
                                                              -----------
                                                               15,609,034
  Less accumulated depreciation.............................   11,914,681      3,694,353
                                                              -----------    -----------
                                                                             $ 5,233,569
                                                                             ===========
                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................                 $    30,501
  Tenant security deposits..................................                      54,933
  Other liabilities.........................................                      50,314
  Mortgage notes payable (Note 2)...........................                   7,209,220
Partners' deficit...........................................                  (2,111,399)
                                                                             -----------
                                                                             $ 5,233,569
                                                                             ===========

                            See accompanying notes.

         3209

                          RIVERCREST APARTMENTS, LTD.

                  STATEMENT OF REVENUES, EXPENSES AND CHANGES
                IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Rental income.............................................              $ 2,345,775
  Other income..............................................                  106,411
                                                                          -----------
                                                                            2,452,186
Expenses:
  Operating.................................................  $573,762
  Maintenance...............................................   383,570
  Property management fees (Note 3).........................   123,433
  General and administrative................................    58,959
  Depreciation..............................................   697,192
  Interest..................................................   649,275
  Property taxes............................................   152,587      2,638,778
                                                              --------    -----------
Excess of expenses over revenues............................                 (186,592)
Partners' deficit at December 31, 1994......................               (1,924,807)
Partners' deficit at December 31, 1995......................              $(2,111,399)
                                                                          ===========

                            See accompanying notes.

         3210

                          RIVERCREST APARTMENTS, LTD.

               STATEMENT OF CASH FLOW -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Excess of expenses over revenues............................  $(186,592)
Adjustments to reconcile excess of expenses over revenues to net cash provided by operating activities:
  Depreciation..............................................    697,192
  Amortization of loan costs and mortgage discount..........     65,220
  Change in operating assets and liabilities:
     Restricted cash........................................     (1,630)
     Escrow deposits for taxes..............................     20,991
     Account receivable.....................................     (1,674)
     Accounts payable.......................................       (256)
     Tenant security deposit liabilities....................      3,584
     Other liabilities......................................     (1,692)
                                                              ---------
Net cash provided by operating activities...................    595,143
CASH FLOWS USED IN INVESTING ACTIVITIES
Property improvements and replacements......................   (298,179)
Receipts from restricted escrows............................     10,000
Deposits to restricted escrows..............................    (19,649)
                                                              ---------
Net cash used in investing activities.......................   (307,828)
CASH FLOWS USED IN FINANCING ACTIVITIES
Principal payments on mortgage notes payable................   (178,360)
                                                              ---------
Net increase in cash........................................    108,955
Cash at December 31, 1994...................................     93,312
                                                              ---------
Cash at December 31, 1995...................................  $ 202,267
                                                              =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense..............................  $ 584,621
                                                              =========

                            See accompanying notes.

         3211

                          RIVERCREST APARTMENTS, LTD.

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Rivercrest Apartments, Ltd. (the "Partnership") was organized as a limited partnership under the laws of the State of South Carolina pursuant to a Certificate and Agreement of Limited Partnership dated November 30, 1983 and extending to December 31, 2013, unless terminated sooner. The Partnership owns and operates a 312-unit apartment complex, Rivercrest Apartments, in Roswell, Georgia.

  Basis of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Depreciation

     Under ACRS, depreciation is based on accelerated methods (1) for real property over periods of 15 years for additions prior to March 16, 1984, 18 years for additions after March 15, 1984 and before May 9, 1985 and 19 years for additions after May 8, 1985 and before January 1, 1987 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the MACRS is used
(1) for real property additions over 27 1/2 years and (2) for personal property additions over 7 years.

  Restricted Escrow

     The Reserve Escrow was established with the refinancing proceeds for the refinanced property. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, and out-of-pocket expenses incurred for ordinary and necessary administrative tasks and payment of real estate taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) from the refinanced property to the reserve account until the reserve account equals $1,000 per apartment unit or $312,000 in total. At December 31, 1995 the balance in this reserve account is $320,435.

  Deferred Charges

     1) Offering Costs

     Costs incurred in connection with the solicitation of equity capital of $840,823 have been capitalized and represent a deferred charge which will be expensed upon termination of the Partnership.

         3212
                          RIVERCREST APARTMENTS, LTD.

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

     2) Loan Costs

     In connection with the refinancing of certain mortgage notes payable, loan costs of $87,730 were incurred which are being amortized on a straight-line basis over the life of the loans. Accumulated amortization at December 31, 1995 was $26,767.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

2.  LONG-TERM DEBT

First Mortgage -- payable in monthly installments of
  $62,042, including interest at 7.60% to October 2002. At
  November 2002, a balloon payment representing the
  principal will be due and payable. The note is
  collateralized by pledge of land and building and all
  rents of the property.....................................  $7,351,535
Second Mortgage -- payable in monthly installments of
  $1,540, interest only at 7.60% to October 2002. At
  November 2002, a balloon payment representing the
  principal will be due and payable. The note is
  collateralized by pledge of land and buildings and all
  rents of the property.....................................     243,117
                                                              ----------
                                                               7,594,652
Less unamortized discount...................................     385,432
                                                              ----------
Mortgage notes payable at December 31, 1995.................  $7,209,220
                                                              ==========

     The Partnership exercised interest rate buy-down options for Rivercrest Apartments, Ltd. when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $564,048 and is being amortized as a loan discount on the straight-line method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31, 1995 are as follows:

1996.............................................  $  192,398
1997.............................................     207,540
1998.............................................     223,874
1999.............................................     241,494
2000.............................................     260,501
Thereafter.......................................   6,468,845
                                                   ----------
                                                   $7,594,652
                                                   ==========

         3213
                          RIVERCREST APARTMENTS, LTD.

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

3.  TRANSACTIONS WITH AFFILIATED PARTIES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1995:

Property management fees..........................  $123,433
Reimbursements for services of affiliates.........    15,217

4.  EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3214

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3215

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3216

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3217

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED            , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3218

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Partnership................................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Salem Arms
    of Augusta Limited Partnership.............   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-42
  Distributions................................   S-42

                                                  PAGE
                                                  ----
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-53
VALUATION OF UNITS.............................   S-54
FAIRNESS OF THE OFFER..........................   S-55
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-55
  Fairness to Unitholders who Tender their
    Units......................................   S-56
  Fairness to Unitholders who do not Tender
    their Units................................   S-57
  Comparison of Consideration to Alternative
    Consideration..............................   S-57
  Allocation of Consideration..................   S-58
STANGER ANALYSIS...............................   S-58
  Experience of Stanger........................   S-59
  Summary of Materials Considered..............   S-59
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-60
  Assumptions, Limitations and
    Qualifications.............................   S-60
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-72

         3219

                                                  PAGE
                                                  ----
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77

                                                  PAGE
                                                  ----
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         3220

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Salem Arms of Augusta Limited Partnership. For each unit that you tender,
     you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3221

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3222

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $.40 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL

         3223

     TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

     In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using

         3224

     our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the

         3225

     expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3226

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3227

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         3228

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         3229

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's reaffirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

         3230

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain

         3231

pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited Partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of

         3232

     distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

         3233

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

         3234

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers, including the nature and form of consideration).

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The

         3235

     exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

         3236

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

         3237

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $47,992 in 1996, $50,739 in 1997 and $26,057 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Salem Arms of Augusta Limited Partnership is a South Carolina limited partnership which was formed on July 10, 1974 for the purpose of owning and operating a single

         3238

apartment property located in Augusta, Georgia, known as "Salem Arms of Augusta". Salem Arms of Augusta consists of 136 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2014, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $1,272,189, payable to Reilly Mortgage, which bears interest at a rate of 8.50%. The mortgage debt is due in July 2012. Your partnership's agreement of limited partnership prohibit your general partner from lending funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3239

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                                                                        AIMCO PROPERTIES, L.P.'S
                                                      AIMCO PROPERTIES, L.P.                                PREDECESSORS(a)
                              ----------------------------------------------------------------------   --------------------------
                                                                                          FOR THE        FOR THE
                                                                                           PERIOD        PERIOD
                                                                                          JULY 29,     JANUARY 10,
                               FOR THE SIX MONTHS           FOR THE YEAR ENDED              1994          1994       FOR THE YEAR
                                 ENDED JUNE 30,                DECEMBER 31,               THROUGH        THROUGH        ENDED
                              ---------------------   -------------------------------   DECEMBER 31,    JULY 28,     DECEMBER 31,
                                1998        1997        1997        1996       1995         1994         1994(b)         1993
                              ---------   ---------   ---------   --------   --------   ------------   -----------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...  $ 161,264   $  79,719   $ 193,006   $100,516   $ 74,947    $  24,894       $ 5,805       $  8,056
  Property operating
    expenses................    (59,643)    (31,160)    (76,168)   (38,400)   (30,150)     (10,330)       (2,263)        (3,200)
  Owned property management
    expenses................     (4,713)     (2,734)     (6,620)    (2,746)    (2,276)        (711)           --             --
  Depreciation..............    (34,289)    (15,046)    (37,741)   (19,556)   (15,038)      (4,727)       (1,151)        (1,702)
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
                                 62,619      30,779      72,477     39,814     27,483        9,126         2,391          3,154
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income..................      9,562       5,605      13,937      8,367      8,132        3,217         6,533          8,069
  Management and other
    expenses................     (5,470)     (2,643)     (9,910)    (5,352)    (4,953)      (2,047)       (5,823)        (6,414)
  Corporate overhead
    allocation..............       (196)       (294)       (588)      (590)      (581)          --            --             --
  Other assets, depreciation
    and
    amortization............         (3)       (161)       (453)      (218)      (168)        (150)         (146)          (204)
  Owner and seller
    bonuses.................         --          --          --         --         --           --          (204)          (468)
  Amortization of management
    company goodwill........         --          --        (948)      (500)      (428)          --            --             --
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
                                  3,893       2,507       2,038      1,707      2,002        1,020           360            983
  Minority interests in
    service company
    business................         (1)         (2)        (10)        10        (29)         (14)           --             --
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
  Company's shares of income
    from service company
    business................      3,892       2,505       2,028      1,717      1,973        1,006           360            983
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
  General and administrative
    expenses................     (4,103)       (784)     (5,396)    (1,512)    (1,804)        (977)           --             --
  Interest income...........     11,350       1,341       8,676        523        658          123            --             --
  Interest expense..........    (34,778)    (20,604)    (51,385)   (24,802)   (13,322)      (1,576)       (4,214)        (3,510)
  Minority interest in other
    partnerships............       (516)       (565)      1,008       (111)        --           --            --             --
  Equity in losses of
    unconsolidated
    partnerships(c).........     (4,681)       (379)     (1,798)        --         --           --            --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d).........      5,609         (86)      4,636         --         --           --            --             --
  Amortization of
    goodwill................     (3,394)       (474)         --         --         --           --            --             --
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
  Income from operations....     35,998      11,733      30,246     15,629     14,988        7,702        (1,463)           627
  Gain on disposition of
    properties..............      2,526          --       2,720         44         --           --            --             --
  Provision for income
    taxes...................         --          --          --         --         --           --           (36)          (336)
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
  Income (loss) before
    extraordinary item......     38,524      11,733      32,966     15,673     14,988        7,702        (1,499)           291
  Extraordinary
    item -- early
    extinguishment of
    debt....................         --        (269)       (269)        --         --           --            --             --
                              ---------   ---------   ---------   --------   --------    ---------       -------       --------
  Net income (loss).........  $  38,524   $  11,464   $  32,697   $ 15,673   $ 14,988    $   7,702       $(1,499)      $    291
                              =========   =========   =========   ========   ========    =========       =======       ========
OTHER INFORMATION:
  Total owned properties
    (end of period).........        210         107         147         94         56           48             4              4
  Total owned apartment
    units (end of period)...     58,345      27,056      40,039     23,764     14,453       12,513         1,711          1,711
  Units under management
    (end of period).........     68,248      70,213      69,587     19,045     19,594       20,758        29,343         28,422
  Basic earnings per Common
    OP Unit.................  $    0.61   $    0.53   $    1.09   $   1.05   $   0.86    $    0.42           N/A            N/A
  Diluted earnings per
    Common OP Unit..........  $    0.61   $    0.53   $    1.08   $   1.04   $   0.86    $    0.42           N/A            N/A
  Distributions paid per
    Common OP Unit..........  $   1.125   $   0.925   $    1.85   $   1.70   $   1.66    $    0.29           N/A            N/A
  Cash flows provided by
    operating
    activities..............      5,838      25,035      73,032     38,806     25,911       16,825         2,678          2,203
Cash flows used in investing
  activities................   (100,669)   (108,134)   (717,663)   (88,144)   (60,821)    (186,481)         (924)       (16,352)

         3240

                                                                                                        AIMCO PROPERTIES, L.P.'S
                                                      AIMCO PROPERTIES, L.P.                                PREDECESSORS(a)
                              ----------------------------------------------------------------------   --------------------------
                                                                                          FOR THE        FOR THE
                                                                                           PERIOD        PERIOD
                                                                                          JULY 29,     JANUARY 10,
                               FOR THE SIX MONTHS           FOR THE YEAR ENDED              1994          1994       FOR THE YEAR
                                 ENDED JUNE 30,                DECEMBER 31,               THROUGH        THROUGH        ENDED
                              ---------------------   -------------------------------   DECEMBER 31,    JULY 28,     DECEMBER 31,
                                1998        1997        1997        1996       1995         1994         1994(b)         1993
                              ---------   ---------   ---------   --------   --------   ------------   -----------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used
  in) financing
  activities................  $ 107,063   $  91,450   $ 668,549   $ 60,129   $ 30,145    $ 176,800       $(1,032)      $ 14,114
Funds from operations(e)....     83,657      28,441      81,155     35,185     25,285        9,391           N/A            N/A
Weighted average number of
  Common OP Units
  outstanding...............     51,478      21,590      29,119     14,994     11,461       10,920           N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before
  accumulated
  depreciation..............  $2,585,204  $1,102,073  $1,657,207  $865,222   $477,162    $ 406,067       $47,500       $ 46,819
Real estate, net of
  accumulated
  depreciation..............  2,287,309     945,969   1,503,922    745,145    448,425      392,368        33,270         33,701
Total assets................  3,054,741   1,272,890   2,100,510    827,673    480,361      416,361        39,042         38,914
Total mortgages and notes
  payable...................  1,314,475     644,457     808,530    522,146    268,692      141,315        40,873         41,893
Redeemable Partnership
  Units.....................    238,639      94,777     197,086     96,064     38,463       32,047            --             --
Mandatorily redeemable 1994
  Cumulative Senior
  Preferred Units...........         --          --          --         --         --      107,228            --             --
Partners' Capital...........  1,290,719     357,066     960,176    178,462    160,947      137,354        (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3241

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                 AIMCO PROPERTIES, L.P.
                                                              ----------------------------
                                                              FOR THE SIX       FOR THE
                                                              MONTHS ENDED     YEAR ENDED
                                                                JUNE 30,      DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                     PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $206,931       $ 402,202
  Property operating expenses...............................     (78,825)       (169,166)
  Owned property management expenses........................      (4,880)        (10,412)
  Depreciation..............................................     (45,728)        (87,246)
                                                                --------       ---------
                                                                  77,498         135,378
                                                                --------       ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................      19,525          41,676
  Management and other expenses.............................      (9,660)        (23,683)
  Corporate overhead allocation.............................        (196)           (588)
  Depreciation and amortization.............................      (6,634)        (20,663)
                                                                --------       ---------
                                                                   3,035          (3,258)
  Minority interests in service company business............          (1)            (10)
                                                                --------       ---------
  Partnership's shares of income from service company
     business...............................................       3,034          (3,268)
                                                                --------       ---------
  General and administrative expenses.......................      (4,678)        (21,228)
  Interest income...........................................      15,781          21,543
  Interest expense..........................................     (61,812)       (115,824)
  Minority interest.........................................      (6,103)        (10,044)
  Equity in losses of unconsolidated partnerships...........     (11,743)        (47,036)
  Equity in earnings of unconsolidated subsidiaries.........       1,996           2,344
  Amortization of Goodwill..................................      (3,394)             --
                                                                --------       ---------
          Net income........................................    $ 10,579       $ (38,135)
                                                                ========       =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................    $  (0.11)      $   (1.19)
Diluted earnings (loss) per Common OP Unit..................    $  (0.11)      $   (1.19)
Distributions paid per Common OP Unit.......................    $  1.125       $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................    $ 84,894       $ 130,011
Cash used by investing activities(b)........................      (8,942)        (17,884)
Cash used by financing activities(c)........................     (93,515)       (160,354)
OTHER DATA:
Funds from operations(d)....................................    $121,674       $ 170,742
Weighted average number of Common OP Units outstanding......      66,029          65,487

         3242

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3243

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3244

   SUMMARY FINANCIAL INFORMATION OF SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP

     The summary financial information of Salem Arms of Augusta Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Salem Arms of Augusta Limited Partnership for the years ended December 31, 1997, 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP

                                       FOR THE SIX MONTHS
                                         ENDED JUNE 30,                       FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------------   --------------------------------------------------------------
                                        1998         1997         1997         1996         1995         1994         1993
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
Total Revenues.....................  $  376,480   $  375,700   $  785,909   $  729,073   $  771,804   $  766,092   $  720,935
Net Income/(Loss)..................      61,134       63,708       54,362       82,234      134,423       98,781       77,152
BALANCE SHEET DATA:
Real Estate, Net of Accumulated
  Depreciation.....................  $  751,689   $  769,826   $  774,453   $  757,616   $  771,372   $  771,988   $  733,648
Total Assets.......................   1,130,017    1,118,269    1,069,472    1,061,823    1,017,489      992,086      885,638
Mortgage Notes Payable, including
  Accrued Interest.................   1,278,219    1,323,080    1,301,124    1,344,125    1,383,516    1,420,068    1,453,651
Partners Capital/(Deficit).........  $ (194,910)  $ (241,262)  $ (255,893)  $ (306,398)  $ (384,479)  $ (489,040)  $ (587,821)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                   AIMCO OPERATING
                                                                     PARTNERSHIP              YOUR PARTNERSHIP
                                                              -------------------------   -------------------------
                                                              SIX MONTHS                  SIX MONTHS
                                                                ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                 1998          1997          1998          1997
                                                              ----------   ------------   ----------   ------------
Cash distributions per unit outstanding.....................    $1.125        $1.85         $0.00         $0.40

         3245

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         3246

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring,

         3247

marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0.00 with respect to your units, distributions with respect to the Preferred OP
Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your

         3248

partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

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  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Alternatively, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

         3250

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         3251

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         3253

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

         3254

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         3255

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         3256

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         3257

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after             , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share from                , 1998, (iii) any extraordinary or material
     adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative
         3258

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         3259

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         3260

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         3261

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

         3262

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations

         3263

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3264

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3265

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3266

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3267
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3268
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3269

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3270

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3271

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3272

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         3273

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3274

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3275

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions of $2.25 with respect to the Common OP Units and the 1998 distributions of $0.00 with respect to your units, distributions with respect to the Preferred OP Units
     and Common OP Units being offered are expected to be      , immediately
     following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         3276

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         3277

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

         3278

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not

         3279

     limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the

         3280

     value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         3281

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under South Carolina law for the purpose of owning and       Delaware limited partnership. The AIMCO Operating
managing Salem Arms of Augusta.                              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2014.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, own,            The purpose of the AIMCO Operating Partnership is to
develop, operate and manage your partnership's               conduct any business that may be lawfully conducted by
property. Subject to restrictions contained in your          a limited partnership organized pursuant to the
partnership's agreement of limited partnership, your         Delaware Revised Uniform Limited Partnership Act (as
partnership may do all things necessary for or               amended from time to time, or any successor to such
incidental to the protection and benefit of your             statute) (the "Delaware Limited Partnership Act"),
partnership, including, borrowing funds and creating         provided that such business is to be conducted in a
liens.                                                       manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         3282
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


Your partnership's agreement of limited partnership          The general partner is authorized to issue additional
does not provide for the issuance additional limited         partnership interests in the AIMCO Operating
partnership interests in your partnership other than         Partnership for any partnership purpose from time to
those that have already been purchased at the time of        time to the limited partners and to other persons, and
the execution of your partnership's agreement of             to admit such other persons as additional limited
limited partnership. The capital contributions of the        partners, on terms and conditions and for such capital
limited partners need not be equal.                          contributions as may be established by the general
                                                             partner in its sole discretion. The net capital
                                                             contribution need not be equal for all OP Unitholders.
                                                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership is       The AIMCO Operating Partnership may lend or contribute
silent as to any restrictions on contracting with the        funds or other assets to its subsidiaries or other
general partner or its affiliates.                           persons in which it has an equity investment, and such
                                                             persons may borrow funds from the AIMCO Operating
                                                             Partnership, on terms and conditions established in the
                                                             sole and absolute discretion of the general partner. To
                                                             the extent consistent with the business purpose of the
                                                             AIMCO Operating Partnership and the permitted
                                                             activities of the general partner, the AIMCO Operating
                                                             Partnership may transfer assets to joint ventures,
                                                             limited liability companies, partnerships,
                                                             corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money or issue evidences of indebtedness in        restrictions on borrowings, and the general partner has
furtherance of any or all of the objects of your             full power and authority to borrow money on behalf of
partnership's business and to secure the same by             the AIMCO Operating Partnership. The AIMCO Operating
mortgage, pledge or other lien.                              Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         3283
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized       with a statement of the purpose of such demand and at
representative to inspect and examine the books of your      such OP Unitholder's own expense, to obtain a current
partnership at all times at the principal office of          list of the name and last known business, residence or
your partnership.                                            mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership authorized to        All management powers over the business and affairs of
do any and all things necessary and proper of the            the AIMCO Operating Partnership are vested in AIMCO-GP,
accomplishment of the objection enumerated in your           Inc., which is the general partner. No OP Unitholder
partnership's agreement of limited partnership or            has any right to participate in or exercise control or
necessary or incident to the protection and benefit of       management power over the business and affairs of the
your partnership. No limited partner may take part in        AIMCO Operating Partnership. The OP Unitholders have
the conduct or control of the business of your               the right to vote on certain matters described under
partnership and no limited partners have the right or        "Comparison of Ownership of Your Units and AIMCO OP
authority to act for or bind your partnership.               Units -- Voting Rights" below. The general partner may
                                                             not be removed by the OP Unitholders with or without
                                                             cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable, responsible or accountable in damages or         partner is not liable to the AIMCO Operating
otherwise to any of the partners for any acts performed      Partnership for losses sustained, liabilities incurred
by it in good faith within the scope of the authority        or benefits not derived as a result of errors in
conferred on it by your partnership's agreement of           judgment or mistakes of fact or law of any act or
limited partnership. Your partnership's agreement of         omission if the general partner acted in good faith.
limited partnership does not provide for the                 The AIMCO Operating Partnership Agreement provides for
indemnification of the general partner or its                indemnification of AIMCO, or any director or officer of
affiliates.                                                  AIMCO (in its capacity as the previous general partner
                                                             of the AIMCO Operating Partnership), the general
                                                             partner, any officer or director of general partner or
                                                             the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         3284
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Your partnership's agreement of limited partnership          Except in limited circumstances, the general partner
does not provide for the removal of the general              has exclusive management power over the business and
partner. The general partner may resign and a                affairs of the AIMCO Operating Partnership. The general
substitute general partner may be elected with the           partner may not be removed as general partner of the
consent of the limited partners holding 51% of the           AIMCO Operating Partnership by the OP Unitholders with
outstanding units. A limited partner may not transfer        or without cause. Under the AIMCO Operating Partnership
its units without the consent of the general partner.        Agreement, the general partner may, in its sole
                                                             discretion, prevent a transferee of an OP Unit from
                                                             becoming a substituted limited partner pursuant to the
                                                             AIMCO Operating Partnership Agreement. The general
                                                             partner may exercise this right of approval to deter,
                                                             delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Amendments to your partnership's agreement of limited        With the exception of certain circumstances set forth
partnership must be approved by the general partner and      in the AIMCO Operating Partnership Agreement, whereby
the limited partners owning at least 51% of the units.       the general partner may, without the consent of the OP
                                                             Unitholders, amend the AIMCO Operating Partnership
                                                             Agreement, amendments to the AIMCO Operating
                                                             Partnership Agreement require the consent of the
                                                             holders of a majority of the outstanding Common OP
                                                             Units, excluding AIMCO and certain other limited
                                                             exclusions (a "Majority in Interest"). Amendments to
                                                             the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         3285
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under South Carolina law, the limited partners are not       Except for fraud, willful misconduct or gross
liable directly or indirectly for debts, obligations         negligence, no OP Unitholder has personal liability for
and liabilities of your partnership. However, if a           the AIMCO Operating Partnership's debts and
limited partner takes actions on behalf of your              obligations, and liability of the OP Unitholders for
partnership, such limited partner will be responsible        the AIMCO Operating Partnership's debts and obligations
for any liability which may result from such actions.        is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership must use its         Unless otherwise provided for in the relevant
best efforts to further the interests of your                partnership agreement, Delaware law generally requires
partnership, but it is not prevented from engaging in        a general partner of a Delaware limited partnership to
other businesses.                                            adhere to fiduciary duty standards under which it owes
                                                             its limited partners the highest duties of good faith,
                                                             fairness and loyalty and which generally prohibit such
                                                             general partner from taking any action or engaging in
                                                             any transaction as to which it has a conflict of
                                                             interest. The AIMCO Operating Partnership Agreement
                                                             expressly authorizes the general partner to enter into,
                                                             on behalf of the AIMCO Operating Partnership, a right
                                                             of first opportunity arrangement and other conflict
                                                             avoidance agreements with various affiliates of the
                                                             AIMCO Operating Partnership and the general partner, on
                                                             such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         3286
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS              COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the              applicable law or in the AIMCO           ship Agreement, the OP Unitholders
approval of holders of a 66% of the      Operating Partnership Agreement,         have voting rights only with
outstanding units is required to         the holders of the Preferred OP          respect to certain limited matters
terminate your partnership.              Units will have the same voting          such as certain amendments and
However, if your partnership is          rights as holders of the Common OP       termination of the AIMCO Operating
dissolved, any group of partner          Units. See "Description of OP            Partnership Agreement and certain
owning at least 60% of the total         Units" in the accompanying               transactions such as the
partnership interests may reform         Prospectus. So long as any               institution of bankruptcy
your partnership and continue in         Preferred OP Units are outstand-         proceedings, an assignment for the
business under arrangements which        ing, in addition to any other vote       benefit of creditors and certain
make proper provisions for its           or consent of partners required by       transfers by the general partner of
liabilities. The consent of the          law or by the AIMCO Operating            its interest in the AIMCO Operating
limited partners owning                  Partnership Agree-                       Part-

         3287
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

51% of the outstanding units is          ment, the affirmative vote or            nership or the admission of a
necessary to approve the withdrawal      consent of holders of at least 50%       successor general partner.
of the general partner and the           of the outstanding Preferred OP
election of a substitute general         Units will be necessary for              Under the AIMCO Operating Partner-
partner. Amendments to your              effecting any amendment of any of        ship Agreement, the general partner
partnership's agreement of limited       the provisions of the Partnership        has the power to effect the
partnership require both the             Unit Designation of the Preferred        acquisition, sale, transfer,
consent of the general partner and       OP Units that materially and             exchange or other disposition of
the limited partners owing 51% of        adversely affects the rights or          any assets of the AIMCO Operating
the units.                               preferences of the holders of the        Partnership (including, but not
                                         Preferred OP Units. The creation or      limited to, the exercise or grant
The general partner may cause the        issuance of any class or series of       of any conversion, option,
dissolution of your partnership by       partnership units, including,            privilege or subscription right or
retiring. If another general             without limitation, any partner-         any other right available in
partner remains, it may elect to         ship units that may have rights          connection with any assets at any
continue your partnership. If there      senior or superior to the Preferred      time held by the AIMCO Operating
is no general partner remaining,         OP Units, shall not be deemed to         Partnership) or the merger,
the holders of a majority of the         materially adversely affect the          consolidation, reorganization or
units may vote to reform your            rights or preferences of the             other combination of the AIMCO
partnership and elect a new general      holders of Preferred OP Units. With      Operating Partnership with or into
partner to continue the business of      respect to the exercise of the           another entity, all without the
your partnership. Upon such              above described voting rights, each      consent of the OP Unitholders.
occurrence, your partnership will        Preferred OP Units shall have one
dissolve and all of the assets and       (1) vote per Preferred OP Unit.          The general partner may cause the
liabilities of your partnership                                                   dissolution of the AIMCO Operating
will be contributed to a new                                                      Partnership by an "event of
partner which will be formed and                                                  withdrawal," as defined in the
all parties to your partnership's                                                 Delaware Limited Partnership Act
agreement of limited partnership                                                  (including, without limitation,
will become parties to such new                                                   bankruptcy), unless, within 90 days
partners, and unless otherwise                                                    after the withdrawal, holders of a
agreed to by the holder of a                                                      "majority in interest," as defined
majority of the units outstanding,                                                in the Delaware Limited Partnership
your partnership's agreement of                                                   Act, agree in writing, in their
limited partnership will constitute                                               sole and absolute discretion, to
the limited partnership agreement                                                 continue the business of the AIMCO
of such new partnership.                                                          Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Your partnership has made                $      per Preferred OP Unit;            tribute quarterly all, or such
distributions in the past and is         provided, however, that at any time      portion as the general partner may
projected to made distributions in       and from time to time on or after        in its sole and absolute discretion
1998.                                    the fifth anniversary of the issue       determine, of Available Cash (as
                                         date of the Preferred OP Units, the      defined in the AIMCO Operating
                                         AIMCO Operating Partnership may          Partnership Agreement) generated by
                                         adjust the annual distribution rate      the AIMCO Operating Partnership
                                         on the Preferred OP Units to the         during such quarter to the general
                                         lower of (i)     % plus the annual       partner, the special limited
                                         interest rate then applicable to         partner and the holders of Common
                                         U.S. Treasury notes with a maturity      OP Units on the record date
                                         of five years, and (ii) the annual       established by the general partner
                                         dividend rate on the most recently       with respect to such quarter, in
                                         issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         3288
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


Upon receiving an offer to purchase      There is no public market for the        There is no public market for the
units held by a limited partner,         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
such limited partner must first          Preferred OP Units are not listed        nership Agreement restricts the
offer to sell such units to the          on any securities exchange. The          transferability of the OP Units.
corporate general partner for a          Preferred OP Units are subject to        Until the expiration of one year
period of twenty days on the same        restrictions on transfer as set          from the date on which an OP
terms as the offer received. If the      forth in the AIMCO Operating             Unitholder acquired OP Units,
corporate general partner does not       Partnership Agreement.                   subject to certain exceptions, such
exercise the right to purchase such                                               OP Unitholder may not transfer all
units, the limited partner may           Pursuant to the AIMCO Operating          or any portion of its OP Units to
accept the offer and transfer such       Partnership Agreement, until the         any transferee without the consent
units to a transferee if: (1) such       expiration of one year from the          of the general partner, which
transferee is not a minor, insane        date on which a holder of Preferred      consent may be withheld in its sole
or incompetent, (2) the general          OP Units acquired Preferred OP           and absolute discretion. After the
partner consents, which consent may      Units, subject to certain                expiration of one year, such OP
not be unreasonably withheld, (3)        exceptions, such holder of               Unitholder has the right to
the transferor secures for the           Preferred OP Units may not transfer      transfer all or any portion of its
corporate general partner an             all or any portion of its Pre-           OP Units to any person, subject to
opinion of counsel satisfactory to       ferred OP Units to any transferee        the satisfaction of certain
such general partner that such           without the consent of the general       conditions specified in the AIMCO
transfer is exempt from or               partner, which consent may be            Operating Partnership Agreement,
otherwise in compliance with             withheld in its sole and absolute        including the general partner's
applicable securities laws, (4) an       discretion. After the expiration of      right of first refusal. See
appropriate instrument of                one year, such holders of Preferred      "Description of OP Units --
conveyance is executed, (5) the          OP Units has the right to transfer       Transfers and Withdrawals" in the
transferee has executed your             all or any portion of its Preferred      accompanying Prospectus.
partnership's agreement of limited       OP Units to any person, subject to
partnership evidenc-                     the satisfaction of

         3289
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ing its acceptance and agreement of      certain conditions specified in the      After the first anniversary of
its terms and (6) the corporate          AIMCO Operating Partnership Agree-       becoming a holder of Common OP
general partner has made                 ment, including the general              Units, an OP Unitholder has the
appropriate changes to your              partner's right of first refusal.        right, subject to the terms and
partnership's agreement of limited                                                conditions of the AIMCO Operating
partnership. Notwithstanding the         After a one-year holding period, a       Partnership Agreement, to require
foregoing, a limited partner may         holder may redeem Preferred OP           the AIMCO Operating Partnership to
transfer by gift or inter vivos          Units and receive in exchange            redeem all or a portion of the
trust to or for the benefit of his       therefor, at the AIMCO Operating         Common OP Units held by such party
immediate family.                        Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
There are no redemption rights           cash in an amount equal to the           Common Stock. See "Description of
associated with your units.              Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3290

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for their services as general partner from your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $47,992 in 1996, $50,739 in 1997 and $26,057 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3291

                                YOUR PARTNERSHIP

GENERAL

     Salem Arms of Augusta Limited Partnership is a South Carolina limited partnership. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 15 limited partners of your partnership and a total of 9,500 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on July 10, 1974 for the purpose of owning and operating a single apartment property located in Augusta, Georgia, known as "Salem Arms of Augusta." Your partnership's property consists of 136 apartment units. There are 36 two-bedroom apartments and 100 three-bedroom apartments. Your partnership's property had an average occupancy rate of approximately 91.18% in 1996 and 91.18% in 1997.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $47,992, $50,739 and $26,057, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2014 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All

         3292

     capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $1,272,189, payable to Reilly Mortgage, which bears interest at a rate of 8.50%. The mortgage debt is due in July 2012. Your partnership's agreement of limited partnership does not prohibit the general partner of your partnership from lending funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3293

     Below is selected financial information for Salem Arms of Augusta Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                          SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   241,285   $   227,048   $    88,317   $   162,290   $   105,420   $   120,057   $    55,277
Land & Building..............    2,811,318     2,746,684     2,792,696     2,693,088     2,633,796     2,569,113     2,465,177
Accumulated Depreciation.....   (2,059,629)   (1,976,858)   (2,018,243)   (1,935,472)   (1,862,424)   (1,797,125)   (1,731,529)
Other Assets.................      137,043       121,395       206,702       141,917       140,697       100,041        96,713
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 1,130,017   $ 1,118,269   $ 1,069,472   $ 1,061,823   $ 1,017,489   $   992,086   $   885,638
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES AND PARTNERS'
  DEFICIT
Mortgage & Accrued
  Interest...................  $ 1,278,219   $ 1,323,080   $ 1,301,124   $ 1,344,125   $ 1,383,516   $ 1,420,068   $ 1,453,651
Other Liabilities............       46,708        36,451        24,241        24,096        18,452        61,058        19,808
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    1,324,927     1,359,531     1,325,365     1,368,221     1,401,968     1,481,126     1,473,459
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $  (194,910)  $  (241,262)  $  (255,893)  $  (306,398)  $  (384,479)  $  (489,040)  $  (587,821)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                             SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $  357,398    $  358,147    $  748,110   $  697,417   $  743,093   $  734,618   $  704,581
Other Income.......................      19,082        17,553        37,799       31,656       28,711       31,474       16,354
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............     376,480       375,700       785,909      729,073      771,804      766,092      720,935
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     119,596       112,578       299,863      247,987      257,584      276,972      263,959
General & Administrative...........      80,955        84,550       201,021      177,537      163,527      174,646      173,784
Depreciation.......................      41,386        41,386        82,771       73,048       65,299       65,596       53,774
Interest Expense...................      54,474        56,334       111,758      115,250      118,204      121,176      123,899
Property Taxes.....................      18,935        17,144        36,134       33,017       32,767       28,921       28,367
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............     315,346       311,992       731,547      646,839      637,381      667,311      643,783
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Net Income................  $   61,134    $   63,708    $   54,362   $   82,234   $  134,423   $   98,781   $   77,152
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         3294

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $61,134 for the six months ended June 30, 1998, compared to $63,708 for the six months ended June 30, 1997. This is a decrease in net income of $ 2,574, or 4.04%. This is due primarily to increased operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $376,480 for the six months ended June 30, 1998, compared to $375,700 for the six months ended June 30, 1997, an increase of $780, or .21%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $119,596 for the six months ended June 30, 1998, compared to $112,578 for the six months ended June 30, 1997, an increase of $7,018 or 6.23%. This increase is primarily due to an increase in utilities expense and repairs and maintenance expense. Management expenses totaled $26,057 for the six months ended June 30, 1998, compared to $25,740 for the six months ended June 30, 1997, an increase of $317, or 1.23%.

     General and Administrative Expenses

     General and administrative expenses totaled $80,955 for the six months ended June 30, 1998 compared to $84,550 for the six months ended June 30, 1997, a decrease of $3,595 or 4.25%.

     Interest Expense

     Interest expense totaled $54,474 for the six months ended June 30, 1998, compared to $56,334 for the six months ended June 30, 1997, a decrease of $1,860, or 3.30%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $54,362 for the year ended December 31, 1997, compared to $82,234 for the year ended December 31, 1996. The decrease in net income of $27,872, or 33.89% was primarily the result of increased expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $785,909 for the year ended December 31, 1997, compared to $729,073 for the year ended December 31, 1996, a increase of $56,836, or 7.80%. This is primarily due to increased occupancy levels.

         3295

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $299,863 for the year ended December 31, 1997, compared to $247,987 for the year ended December 31, 1996, an increase of $51,876 or 20.92%. This is primarily due to non-capitalized costs associated with exterior rehabilitation projects. Management expenses totaled $50,739 for the year ended December 31, 1997, compared to $47,992 for the year ended December 31, 1996, an increase of $2,747, or 5.72%. The increase resulted from increased occupancy levels.

     General and Administrative Expenses

     General and administrative expenses totaled $201,021 for the year ended December 31, 1997 compared to $177,537 for the year ended December 31, 1996, an increase of $23,484 or 13.23%. The increase is primarily due to training & travel expense as well as office & computer supply expenses.

     Interest Expense

     Interest expense totaled $111,758 for the year ended December 31, 1997, compared to $115,250 for the year ended December 31, 1996, a decrease of $3,492, or 3.03%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $82,234 for the year ended December 31, 1996, compared to $134,423 for the year ended December 31, 1995. The decrease in net income of $52,189, or 38.82% was primarily the result of lower rental revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $729,073 for the year ended December 31, 1996, compared to $771,804 for the year ended December 31, 1995, a decrease of $42,731, or 5.54%. This is primarily due to reduced occupancy levels.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $247,987 for the year ended December 31, 1996, compared to $257,584 for the year ended December 31, 1995, a decrease of $9,597 or 3.73%. Management expenses totaled $47,992 for the year ended December 31, 1996, compared to $52,269 for the year ended December 31, 1995, a decrease of $4,277, or 8.18%. The decrease resulted from reduced rental revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $177,537 for the year ended December 31, 1996 compared to $163,527 for the year ended December 31, 1995, an increase of $14,010 or 8.57%. The increase is primarily due to office payroll and supply expense.

     Interest Expense

     Interest expense totaled $115,250 for the year ended December 31, 1996, compared to $118,204 for the year ended December 31, 1995, a decrease of $2,954, or 2.50%.

         3296

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $241,285 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership are not liable, responsible or accountable in damages or otherwise to any of the partners for any acts performed by it in good faith within the scope of the authority conferred on it by your partnership's agreement of limited partnership. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership's agreement of limited partnership does not provide for the indemnification of the general partners or their affiliates.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................      $0.00
1995........................................................       2.95
1996........................................................       0.00
1997........................................................       0.00
1998 (through June 30)......................................       0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement,

         3297

     understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expense) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $ 5,712
1995........................................................      5,712
1996........................................................      5,712
1997........................................................      8,650
1998 (through June 30)......................................      7,325

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $52,269
1996............................................     47,992
1997............................................     50,739
1998 (through June 30)..........................     26,057

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

         3298

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Salem Arms of Augusta Limited Partnership at December 31, 1997, 1996, and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         3299

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF SALEM ARMS OF AUGUSTA, L.P.

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-4
Note to Financial Statements................................  F-5
Report of Independent Auditors..............................  F-6
Balance Sheet as of December 31, 1997.......................  F-7
Statement of Profit and Loss for the year ended December 31,
  1997......................................................  F-8
Statement of Changes in Deficit for the year ended December
  31, 1997..................................................  F-12
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-13
Notes to Financial Statements...............................  F-15
Report of Independent Auditors..............................  F-17
Balance Sheet as of December 31, 1996.......................  F-18
Statement of Profit and Loss for the year ended December 31,
  1996......................................................  F-19
Statement of Changes in Deficit for the year ended December
  31, 1996..................................................  F-23
Statement of Cash Flows for the year ended December 31,
  1996......................................................  F-24
Notes to Financial Statements...............................  F-26
Report of Independent Auditors..............................  F-28
Balance Sheet as of December 31, 1995.......................  F-29
Statement of Profit and Loss for the year ended December 31,
  1995......................................................  F-30
Statement of Changes in Deficit for the year ended December
  31, 1995..................................................  F-34
Statement of Cash Flows for the year ended December 31,
  1995......................................................  F-35
Notes to Financial Statements...............................  F-37

         3300

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $   241,285
Receivables and Deposits....................................                      8,070
Restricted Escrows..........................................                         --
Syndication Fees............................................                     67,342
Other Assets................................................                     61,631
Investment Property:
  Land......................................................  $   110,968
  Building and related personal property....................    2,700,349
                                                              -----------
                                                                2,811,317
  Less: Accumulated depreciation............................   (2,059,629)      751,688
                                                              -----------   -----------
          Total Assets......................................                $ 1,130,016
                                                                            ===========

LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                $        --
Other Accrued Liabilities...................................                     46,707
Property taxes payable......................................                         --
Tenant security deposits....................................                         --
Notes Payable...............................................                  1,278,219
Partners' Deficit...........................................                   (194,910)
                                                                            -----------
          Total Liabilities and Partners' Deficit...........                $ 1,130,016
                                                                            ===========

         3301

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Revenues:
  Rental Income.............................................  $357,398    $358,147
  Other Income..............................................    19,082      17,553
  (Gain) Loss on Disposal of Property.......................        --          --
  Casualty Gain/Loss........................................        --          --
                                                              --------    --------
          Total Revenues....................................   376,480     375,700
Expenses:
  Operating Expenses........................................   119,596     112,578
  General and Administrative Expenses.......................    80,955      84,550
  Depreciation Expense......................................    41,386      41,386
  Interest Expense..........................................    54,474      56,334
  Property Tax Expense......................................    18,935      17,144
                                                              --------    --------
          Total Expenses....................................   315,346     311,992
Income from Operations......................................    61,134      63,708
Extraordinary Gain on Early Extinguishment of Debt..........        --          --
Loss on Sale of Investment Property.........................        --          --
Casualty Gain...............................................        --          --
                                                              --------    --------
          Net Income........................................  $ 61,134    $ 63,708
                                                              ========    ========

         3302

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $ 61,134   $ 63,708
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    41,386     41,386
     Loss on Casualty event.................................        --         --
     Extraordinary loss on refinancing......................        --         --
     Changes in accounts:
       Receivables and deposits and other assets............    73,003      3,624
       Accounts Payable and accrued expenses................    22,466     12,355
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................   197,989    121,073
Investing Activities:
  Property improvements and replacements....................   (18,621)   (53,596)
  Property improvements -- NON-CASH.........................        --         --
  Proceeds from sale of investments.........................        --         --
  Collections on notes receivable...........................        --         --
  Net (increase)/decrease in restricted escrows.............    (3,495)    18,326
  Net insurance proceeds received from casualty events......        --         --
  Dividends received........................................        --         --
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................   (22,116)   (35,270)
Financing Activities:
  Payments on mortgage......................................   (22,905)   (21,045)
  Repayment of mortgage.....................................        --         --
  Prepayment penalties......................................        --         --
  Proceeds from refinancing of mortgage.....................        --         --
  Payment of Loan Costs.....................................        --         --
  Partners' Distributions...................................        --         --
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (22,905)   (21,045)
                                                              --------   --------
          Net increase (decrease) in cash and cash
           equivalents......................................   152,968     64,758
Cash and cash equivalents at beginning of year..............    88,317    162,290
                                                              --------   --------
Cash and cash equivalents at end of period..................  $241,285   $227,048
                                                              ========   ========

         3303

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP

                     NOTE TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Salem Arms as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         3304

                         REPORT OF INDEPENDENT AUDITORS

The General Partners
Salem Arms of Augusta Limited Partnership

     We have audited the accompanying balance sheet of Salem Arms of Augusta Limited Partnership (FHA Project No. 061-35036-PM) as of December 31, 1997 and the related statements of profit and loss, changes in deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salem Arms of Augusta Limited Partnership at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

February 10, 1998
Greenville, South Carolina

         3305

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                                 BALANCE SHEET
                               DECEMBER 31, 1997

ASSETS
Current assets 1110 Petty cash..............................               $      747
  1120 Unrestricted cash....................................                   74,440
  1130 Tenant accounts receivable, less allowance for
     doubtful accounts of $8,681............................                    9,551
                                                                           ----------
          Total current assets..............................                   84,738
Deposits held in trust-funded
  1191 Tenant security deposits.............................                   13,130
Prepaid expenses 1240 Property insurance....................                    6,091
  1250 Mortgage insurance...................................                    3,392
                                                                           ----------
          Total prepaid expenses............................                    9,483
Restricted deposits and funded reserves
  1310 Mortgage escrow deposits.............................                   29,337
  1320 Reserve for replacements.............................                   63,847
                                                                           ----------
          Total deposits....................................                   93,184
Fixed assets, at cost (Notes 1 and 2) 1410 Land.............  $  110,968
  1420 Building.............................................   2,681,728
                                                              ----------
                                                               2,792,696
          Less accumulated depreciation.....................  (2,018,243)     774,453
                                                              ----------
Other assets
  1910 Partnership cash.....................................                   94,484
                                                                           ----------
                                                                           $1,069,472
                                                                           ==========
                      LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
  2110 Accounts payable.....................................               $   10,853
  2130 Accrued interest -- mortgage.........................                    9,915
  2320 Mortgage payable, current portion (Note 2)...........                   46,795
                                                                           ----------
          Total current liabilities.........................                   67,563
Deposit and prepayment liabilities
  2191 Tenant security deposits.............................                   13,130
  2210 Rent received in advance.............................                      258
                                                                           ----------
          Total deposit and prepayment liabilities..........                   13,388
Long-term liabilities
  2320 Mortgage payable (Note 2)............................                1,291,209
  Less current portion......................................                  (46,795)
                                                                           ----------
          Total long-term liabilities.......................                1,244,414
                                                                           ----------
          Total liabilities.................................                1,325,365
  3130 Partners' (deficit)..................................                 (255,893)
                                                                           ----------
                                                                           $1,069,472
                                                                           ==========

                            See accompanying notes.

         3306

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                          STATEMENT OF PROFIT AND LOSS
                          YEAR ENDED DECEMBER 31, 1997

PART I

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.    AMOUNT
                   ----------------------                     ---------   --------
Rental Income 5100
  Apartments or Member Carrying Charges (Coops).............    5120      $815,792
  Tenant Assistance Payments................................    5121
  Furniture and Equipment...................................    5130
  Stores and Commercial.....................................    5140
  Garage and Parking Spaces.................................    5170
  Flexible Subsidy Income...................................    5180
  Miscellaneous (specify)...................................    5190
                                                                          --------
          Total Rent Revenue Potential at 100% Occupancy....               815,792
Vacancies 5200
  Apartments................................................    5220       (67,682)
  Furniture and Equipment...................................    5230
  Stores and Commercial.....................................    5240
  Garage and Parking Spaces.................................    5270
  Miscellaneous (specify)...................................    5290
                                                                          --------
          Total Vacancies...................................               (67,682)
                                                                          --------
          Net Rental Revenue Rent Revenue Less Vacancies....               748,110
                                                                          --------
Elderly and Congregate Services Income 5300
          Total Service Income (Schedule Attached)..........    5300            --
Financial Revenue 5400
  Interest Income -- Project Operations.....................    5410           670
  Income from Investments -- Residual Receipts..............    5430
  Income from Investments -- Reserve for Replacement........    5440
  Income from Investments -- Miscellaneous*.................    5490         3,664
                                                                          --------
          Total Financial Revenue...........................                 4,334
                                                                          --------
Other Revenue 5900
  Laundry and Vending.......................................    5910
  NSF and Late Charges......................................    5920        16,088
  Damages and Cleaning Fees.................................    5930         6,567
  Forfeited Tenant Security Deposits........................    5940         5,421
  Other Revenue (specify)**.................................    5990         5,389
                                                                          --------
          Total Other Revenue...............................                33,465
                                                                          --------
          Total Revenue.....................................              $785,909
                                                                          --------

         3307
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.    AMOUNT
                   ----------------------                     ---------   --------
Advertising Expenses 6200/6300
  Advertising...............................................    6210      $ 20,712
  Other Administrative Expense..............................    6250        13,994
  Office Salaries...........................................    6310        15,056
  Office Supplies...........................................    6311         9,632
  Office or Model Apartment Rent............................    6312
  Management Fee............................................    6320        50,739
  Manager or Superintendent Salaries........................    6330        22,998
  Manager or Superintendent Rent Free Unit..................    6331        13,983
  Legal Expenses (Project)..................................    6340           201
  Auditing Expenses (Project)...............................    6350         6,641
  Bookkeeping Fees/Accounting Services......................    6351         8,650
  Telephone and Answering Service...........................    6360         6,091
  Bad Debts.................................................    6370        25,171
  Miscellaneous Administrative Expenses (specify)***........    6390         7,153
                                                                          --------
          Total Administrative Expenses.....................               201,021
Utilities Expense 6400
  Fuel Oil/Coal.............................................    6420
  Electricity (Light and Misc. Power).......................    6450        15,321
  Water.....................................................    6451         9,392
  Gas.......................................................    6452
  Sewer.....................................................    6453        11,724
                                                                          --------
          Total Utilities Expense...........................                36,437
Operating and Maintenance Expenses 6500
  Janitor and Cleaning Payroll..............................    6510
  Janitor and Cleaning Supplies.............................    6515      $  1,290
  Janitor and Cleaning Contract.............................    6517         1,115
  Exterminating Payroll/Contract............................    6519         2,427
  Exterminating Supplies....................................    6520
  Garbage and Trash Removal.................................    6525        10,090
  Security Payroll/Contract.................................    6530         6,265
  Grounds Payroll...........................................    6535         2,190
  Grounds Supplies..........................................    6536         1,195
  Grounds Contract..........................................    6537        19,238
  Repairs Payroll...........................................    6540        42,406
  Repairs Material..........................................    6541        15,526
  Repairs Contract..........................................    6542         9,271
  Elevator Maintenance/Contract.............................    6545
  Heating/Cooling Repairs and Maintenance...................    6546         3,049
  Swimming Pool Maintenance/Contract........................    6547         2,810
  Snow Removal..............................................    6548
  Decorating Payroll/Contract...............................    6560        86,805
  Decorating Supplies.......................................    6561        11,650
  Other.....................................................    6570
  Miscellaneous Operating & Maintenance Exp.*...............    6590         1,162
                                                                          --------
          Total Operating & Maintenance Expenses............               216,489
                                                                          --------

         3308
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.    AMOUNT
                   ----------------------                     ---------   --------
Taxes and Insurance 6700
  Real Estate Taxes.........................................    6710        36,134
  Payroll Taxes (FICA)......................................    6711         8,419
  Miscellaneous Taxes, Licenses and Permits.................    6719           109
  Property and Liability Insurance (Hazard).................    6720        18,807
  Fidelity Bond Insurance...................................    6721
  Workmen's Compensation....................................    6722         6,176
  Health Insurance & Other Employee Benefits................    6723         7,088
  Other Insurance (specify).................................    6729
                                                                          --------
          Total Taxes and Insurance.........................                76,733
Financial Expenses 6800
  Interest on Bonds Payable.................................    6810
  Interest on Mortgage Payable..............................    6820       111,758
  Interest on Notes Payable (Long-Term).....................    6830
  Interest on Notes Payable (Short-Term)....................    6840
  Mortgage Insurance Premium/Service Charge.................    6850         6,338
  Miscellaneous Financial Expenses..........................    6890
                                                                          --------
          Total Financial Expenses..........................               118,096
Elderly & Congregate Service Expenses 6900
          Total Service Expenses -- Schedule Attached.......    6900
          Total Cost of Operations before Depreciation......               648,776
          Profit (Loss) before Depreciation.................               137,133
  Depreciation (Total) -- 6600 (specify)....................    6600       (82,771)
  Operating Profit or (Loss)................................                54,362
Corporate or Mortgagor Entity Expenses 7100
  Officer Salaries..........................................    7110
  Legal Expenses (Entity)...................................    7120
  Taxes (Federal -- State -- Entity)........................  7130-32
  Other Expenses (Entity)...................................    7190
                                                                          --------
          Total Corporate Expenses..........................
                                                                          --------
          Net Profit or (Loss)..............................              $ 54,362
                                                                          ========

---------------
All amounts must be rounded to the nearest dollar;

$.50 and over, round up -- $.49 and below, round down

   *  Partnership cash interest......  $2,241
      Savings interest...............   1,423
                                       ------
                                       $3,664
                                       ======
  **  Pet fees.......................  $  800
      Lease cancellation fees........   2,955
      Application fees...............   1,150
      Utility collections............     484
                                       ------
                                       $5,389
                                       ======
 ***  Ad valorem tax service.........  $  500
      Furniture......................     685
      Computer expense...............   3,162
      Training and travel............   2,806
                                       ------
                                       $7,153
                                       ======

         3309
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

     Miscellaneous or other Income and Expense Sub-account Groups. If miscellaneous or other income and/or expense sub-accounts (5190, 5290, 5490, 5990, 6390, 6590, 6729, 6890, and 7190) exceed the Account Groupings by 10% or more, attach a separate schedule describing or explaining the miscellaneous income or expense.

PART II

 1.  Total Principal payments required under the mortgage, even if payments under a Workout Agreement are less or more than those required under the mortgage...........................  $43,001
 2.  Replacement Reserve deposits required by the Regulatory
     Agreement or Amendments thereto, even if payments may be
     temporarily suspended or waived.............................  $ 6,990
 3.  Replacement or Painting Reserve releases which are included
     as expense items on this Profit and Loss Statement..........      N/A
 4.  Project Improvement Reserve Releases under the Flexible
     Subsidy Program that are included as expense items on this
     Profit and Loss Statement...................................      N/A

---------------
* Vehicle maintenance  $1,162

                            See accompanying notes.

         3310

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                        STATEMENT OF CHANGES IN DEFICIT
                          YEAR ENDED DECEMBER 31, 1997

(Deficit) at December 31, 1996..............................  $(306,398)
Net income..................................................     54,362
Distributions...............................................     (3,857)
                                                              ---------
(Deficit) at December 31, 1997..............................  $(255,893)
                                                              =========

                            See accompanying notes.

         3311

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Source of funds
Operations:
  Revenue:
     Rental income..........................................              $ 705,457
     Other:
       Legal and late fees..................................  $ 16,088
       Cleaning and damage..................................     6,567
       Deposits forfeited...................................    10,810
       Interest income......................................     4,334       37,799
                                                              --------    ---------
                                                                            743,256
     Expenses:
       Administrative.......................................    64,424
       Management fee.......................................    50,739
       Bookkeeper fee.......................................     8,650
       Operating expenses...................................    32,837
       Payrolls.............................................    80,460
       Maintenance fees.....................................   174,083
       Taxes -- payroll.....................................     8,417
       Taxes -- real estate.................................    36,459
       Property insurance...................................    18,270
       Workmen's compensation...............................     6,176
       Health insurance.....................................     7,088
       Interest on mortgage note............................   111,758
       Mortgage insurance premium...........................     6,428
       Miscellaneous taxes and license......................       111      605,900
                                                              --------    ---------
Net cash provided by operating activities...................                137,356
Investing activities
Change in partnership cash..................................                (48,367)
Change in restricted deposits and funded reserves...........                (13,696)
Purchase of fixed assets....................................                (99,608)
Change in petty cash........................................                   (147)
                                                                          ---------
Net cash (used) for investing activities....................               (161,818)
Financing activities
Reduction of long-term debt.................................                (43,001)
Distributions...............................................                 (3,857)
                                                                          ---------
Net cash (used) for financing activities....................                (46,858)
                                                                          ---------
(Decrease) in unrestricted cash.............................                (71,320)
Unrestricted cash at December 31, 1996......................                145,760
                                                                          ---------
Unrestricted cash at December 31, 1997......................              $  74,440
                                                                          =========

         3312

Operating activities
Net income..................................................              $  54,362
Adjustments to adjust net income to net cash provided by
  operating activities:
  Depreciation..............................................                 82,771
  Changes in operating assets and liabilities:
     Prepaid expenses.......................................                    447
     Deposits held in trust.................................                  2,800
     Tenant accounts receivable.............................                 (3,169)
     Accounts payable.......................................                  3,600
     Rent received in advance...............................                   (330)
     Accrued property taxes.................................                   (325)
     Tenant security deposits...............................                 (2,800)
                                                                          ---------
Net cash provided by operating activities...................              $ 137,356
                                                                          =========

                            See accompanying notes.

         3313

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership is organized as a limited partnership formed to acquire an interest in real property located in Augusta, Georgia and operates thereon an apartment complex of 136 units, under Section 221(d)(4) of the National Housing Act. Such projects are regulated by HUD as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Depreciation is computed principally by an accelerated method over estimated useful lives of 3 to 40 years.

  Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents except for imprest balances of petty cash.

  Income Taxes

     Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners.

  Management Agreement

     The Partnership pays management fees equal to 7 percent of gross collections to Insignia Residential Group.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  LONG-TERM DEBT

     A mortgage note is payable in monthly installments of $12,897 until July 2012, including interest at 8.5%, to Reilly Mortgage Group. The note is collateralized by pledge of land and buildings and, in addition, is insured by HUD. The note was confirmed in writing to our independent public accountants. Principal maturities for the next five years are as follows:

1998.......................................................  $46,795
1999.......................................................   50,931
2000.......................................................   55,433
2001.......................................................   60,333
2002.......................................................   65,665

     During the year, the Partnership incurred interest costs on the mortgage note of $111,758 and paid interest costs of $111,758.

         3314
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  RELATED PARTY TRANSACTIONS

     Transactions with affiliates of the general partners are summarized as follows:

RELATED PARTY                                      TYPE OF TRANSACTION    AMOUNT
-------------                                      -------------------    -------
Insignia Residential Group.......................  Management fee         $50,739
Insignia Residential Group.......................  Bookkeeper fee           8,650

4.  FIXED ASSETS AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP

                                                          BUILDINGS        COST
                                                         AND RELATED    CAPITALIZED
                                                          PERSONAL     SUBSEQUENT TO
DESCRIPTION                    ENCUMBRANCES     LAND      PROPERTY      ACQUISITION
-----------                    ------------   --------   -----------   -------------
Salem Arms of Augusta........   $1,291,209    $110,968   $1,410,873     $1,270,855
                                ==========    ========   ==========     ==========

                         GROSS AMOUNT AT WHICH CARRIED

                                   BUILDINGS
                                  AND RELATED                                          DEPRECIABLE
                                   PERSONAL                  ACCUMULATED      DATE       LIFE --
DESCRIPTION              LAND      PROPERTY       TOTAL      DEPRECIATION   ACQUIRED      YEARS
-----------            --------   -----------   ----------   ------------   --------   -----------
Salem Arms...........  $110,968   $2,681,728    $2,792,696    $2,018,243      9/74        3-40
                       ========   ==========    ==========    ==========

     Reconciliation of "Fixed Assets and Accumulated Depreciation":

FIXED ASSETS
Balance at beginning of year................................  $2,693,088
Property improvements.......................................      99,608
                                                              ----------
Balance at end of year......................................  $2,792,696
                                                              ==========
ACCUMULATED DEPRECIATION
Balance at beginning of year................................  $1,935,472
Additions charged to expense................................      82,771
                                                              ----------
Balance at end of year......................................  $2,018,243
                                                              ==========

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $2,745,565. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $2,302,182.

NOTE 5 EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3315

                         REPORT OF INDEPENDENT AUDITORS

The General Partners
Salem Arms of Augusta Limited Partnership

     We have audited the accompanying balance sheet of Salem Arms of Augusta Limited Partnership (FHA Project No. 061-35036-PM) as of December 31, 1996 and the related statements of profit and loss, changes in deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salem Arms of Augusta Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

February 10, 1997
Greenville, South Carolina

         3316

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                                 BALANCE SHEET
                               DECEMBER 31, 1996

ASSETS
Current assets
  1110 Petty cash...........................................               $      600
  1120 Unrestricted cash....................................                  145,760
  1130 Tenant accounts receivable...........................                    6,382
                                                                           ----------
          Total current assets..............................                  152,742
Deposits held in trust -- funded
  1191 Tenant security deposits.............................                   15,930
Prepaid expenses
  1240 Property insurance...................................                    6,628
  1250 Mortgage insurance...................................                    3,302
                                                                           ----------
          Total prepaid expenses............................                    9,930
Restricted deposits and funded reserves
  1310 Mortgage escrow deposits.............................                   22,631
  1320 Reserve for replacements.............................                   56,857
                                                                           ----------
          Total deposits....................................                   79,488
Fixed assets, at cost (Notes 1 and 2)
  1410 Land.................................................  $  110,968
  1420 Building.............................................   2,582,120
                                                              ----------
                                                               2,693,088
          Less accumulated depreciation.....................  (1,935,472)     757,616
                                                              ----------
Other assets
  1910 Partnership cash.....................................                   46,117
                                                                           ----------
                                                                           $1,061,823
                                                                           ==========
                      LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
  2110 Accounts payable.....................................               $    7,578
  2130 Accrued interest -- mortgage.........................                    9,915
  2320 Mortgage payable, current portion (Note 2)...........                   42,994
                                                                           ----------
          Total current liabilities.........................                   60,487
Deposit and prepayment liabilities
  2191 Tenant security deposits.............................                   15,930
  2210 Rent received in advance.............................                      588
                                                                           ----------
          Total deposit and prepayment liabilities..........                   16,518
Long-term liabilities
  2320 Mortgage payable (Note 2)............................                1,334,210
  Less current portion......................................                  (42,994)
                                                                           ----------
          Total long-term liabilities.......................                1,291,216
                                                                           ----------
          Total liabilities.................................                1,368,221
  3130 Partners' (deficit)..................................                 (306,398)
                                                                           ----------
                                                                           $1,061,823
                                                                           ==========

                            See accompanying notes.
         3317

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                          STATEMENT OF PROFIT AND LOSS
                          YEAR ENDED DECEMBER 31, 1996

PART I

DESCRIPTION OF ACCOUNT                                        ACCT. NO.    AMOUNT
----------------------                                        ---------   --------
Rental Income 5100
  Apartments or Member Carrying Charges (Coops).............    5120      $791,835
  Tenant Assistance Payments................................    5121
  Furniture and Equipment...................................    5130
  Stores and Commercial.....................................    5140
  Garage and Parking Spaces.................................    5170
  Flexible Subsidy Income...................................    5180
  Miscellaneous (specify)...................................    5190
                                                                          --------
          Total Rent Revenue Potential at 100% Occupancy....               791,835
Vacancies 5200
  Apartments................................................    5220       (94,418)
  Furniture and Equipment...................................    5230
  Stores and Commercial.....................................    5240
  Garage and Parking Spaces.................................    5270
  Miscellaneous (specify)...................................    5290
                                                                          --------
          Total Vacancies...................................               (94,418)
                                                                          --------
          Net Rental Revenue Rent Revenue Less Vacancies....               697,417
Elderly and Congregate Services Income 5300
                                                                          --------
          Total Service Income (Schedule Attached)..........    5300            --
Financial Revenue 5400
  Interest Income -- Project Operations.....................    5410           411
  Financial Income from Investments -- Residual Receipts....    5430
  Income from Investments -- Reserve for Replacement........    5440
  Income from Investments -- Miscellaneous*.................    5490         3,344
                                                                          --------
          Total Financial Revenue...........................                 3,755
Other Revenue 5900
  Laundry and Vending.......................................    5910
  NSF and Late Charges......................................    5920         7,813
  Damages and Cleaning Fees.................................    5930         4,926
  Forfeited Tenant Security Deposits........................    5940         6,250
  Other Revenue (specify)**.................................    5990         8,912
                                                                          --------
          Total Other Revenue...............................                27,901
                                                                          --------
          Total Revenue.....................................              $729,073
                                                                          ========

         3318
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

DESCRIPTION OF ACCOUNT                                        ACCT. NO.    AMOUNT
----------------------                                        ---------   --------
Administrative Expenses 6200/6300
  Advertising...............................................    6210      $ 21,739
  Other Administrative Expense..............................    6250         7,699
  Office Salaries...........................................    6310        15,254
  Office Supplies...........................................    6311         8,685
  Office or Model Apartment Rent............................    6312
  Management Fee............................................    6320        47,992
  Manager or Superintendent Salaries........................    6330        23,985
  Manager or Superintendent Rent Free Unit..................    6331        14,968
  Legal Expenses (Project)..................................    6340         1,294
  Auditing Expenses (Project)...............................    6350         6,325
  Bookkeeping Fees/Accounting Services......................    6351         5,712
  Telephone and Answering Service...........................    6360         4,323
  Bad Debts.................................................    6370        13,685
  Miscellaneous Administrative Expenses (specify)***........  6390....       5,876
                                                                          --------
          Total Administrative Expenses.....................               177,537
Utilities Expense 6400
  Fuel Oil/Coal.............................................    6420
  Electricity (Light and Misc. Power).......................    6450        14,856
  Water.....................................................    6451         9,256
  Gas.......................................................    6452
  Sewer.....................................................    6453         8,036
                                                                          --------
          Total Utilities Expense...........................                32,148

         3319
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

DESCRIPTION OF ACCOUNT                                        ACCT. NO.    AMOUNT
----------------------                                        ---------   --------
Operating and Maintenance Expenses 6500
  Janitor and Cleaning Payroll..............................    6510
  Janitor and Cleaning Supplies.............................    6515      $  1,253
  Janitor and Cleaning Contract.............................    6517
  Exterminating Payroll/Contract............................    6519         2,264
  Exterminating Supplies....................................    6520
  Garbage and Trash Removal.................................    6525         8,942
  Security Payroll/Contract.................................    6530           342
  Grounds Payroll...........................................    6535
  Grounds Supplies..........................................    6536         1,553
  Grounds Contract..........................................    6537        15,475
  Repairs Payroll...........................................    6540        50,782
  Repairs Material..........................................    6541        14,641
  Repairs Contract..........................................    6542        13,795
  Elevator Maintenance/Contract.............................    6545
  Heating/Cooling Repairs and Maintenance...................    6546         3,400
  Swimming Pool Maintenance/Contract........................    6547         5,637
  Snow Removal..............................................    6548
  Decorating Payroll/Contract...............................    6560        32,318
  Decorating Supplies.......................................    6561        13,828
  Other.....................................................    6570
  Miscellaneous Operating & Maintenance Exp.****............    6590         1,193
                                                                          --------
          Total Operating & Maintenance Expenses............               165,423
Taxes and Insurance 6700
  Real Estate Taxes.........................................    6710        33,017
  Payroll Taxes (FICA)......................................    6711         7,909
  Miscellaneous Taxes, Licenses and Permits.................    6719           487
  Property and Liability Insurance (Hazard).................    6720        18,242
  Fidelity Bond Insurance...................................    6721           204
  Workmen's Compensation....................................    6722          9441
  Health Insurance & Other Employee Benefits................    6723         6,752
  Other Insurance (specify).................................    6729
                                                                          --------
          Total Taxes and Insurance.........................                76,052
Financial Expenses 6800
  Interest on Bonds Payable.................................    6810
  Interest on Mortgage Payable..............................    6820       115,250
  Interest on Notes Payable (Long-Term).....................    6830
  Interest on Notes Payable (Short-Term)....................    6840
  Mortgage Insurance Premium/Service Charge.................    6850         7,381
  Miscellaneous Financial Expenses..........................    6890
                                                                          --------
          Total Financial Expenses..........................               122,631

         3320
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO. 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

DESCRIPTION OF ACCOUNT                                        ACCT. NO.    AMOUNT
----------------------                                        ---------   --------
Elderly & Congregate Service Expenses 6900
          Total Service Expenses - Schedule Attached........    6900
                                                                          --------
          Total Cost of Operations before Depreciation......               573,791
                                                                          --------
          Profit (Loss) before Depreciation.................               155,282
  Depreciation (Total) -- 6600 (specify)....................               (73,048)
                                                                          --------
          Operating Profit or (Loss)........................    6600        82,234
Corporate or Mortgagor Entity Expenses 7100
  Officer Salaries..........................................    7110
  Legal Expenses (Entity)...................................    7120
  Taxes (Federal-State-Entity)..............................  7130-32
  Other Expenses (Entity)...................................    7190
                                                                          --------
          Total Corporate Expenses
                                                                          --------
          Net Profit or (Loss)..............................              $ 82,234
                                                                          ========

---------------
All amounts must be rounded to the nearest dollar;
 .50 and over, round up -- .49 and below, round down

   *  Partnership cash interest.......  1,936
      Savings Interest................  1,408
                                        -----
                                        3,344
                                        =====
  **  Lease cancellation fees.........  6,389
      Application fees................  2,380
      Utility collections.............    143
                                        -----
                                        8,912
                                        =====
 ***  Ad valorem tax service..........    500
      Computer Expense................  2,042
      Training and travel.............  3,334
                                        -----
                                        5,876
                                        =====
****  Vehicle maintenance.............    937
      Fire protection.................    256
                                        -----
                                        1,193
                                        =====

     Miscellaneous or other Income and Expense Sub-account Groups. If miscellaneous or other income and/or expense sub-accounts (5190, 5290, 5490, 5990, 6390, 6590, 6729, 6890, and 7190) exceed the Account Groupings by 10% or more, attach a separate schedule describing or explaining the miscellaneous income or expense.

PART II

1.   Total Principal payments required under the mortgage, even if payments under a Workout Agreement are less or more than those required under the mortgage...........................  $39,575
2.   Replacement Reserve deposits required by the Regulatory
     Agreement or Amendments thereto, even if payments may be
     temporarily suspended or waived.............................  $ 6,990
3.   Replacement or Painting Reserve releases which are included
     as expense items on this Profit and Loss Statement..........      N/A
4.   Project Improvement Reserve Releases under the Flexible
     Subsidy Program that are included as expense items on this
     Profit and Loss Statement...................................      N/A

---------------

* Vehicle maintenance..................  $  937
  Fire protection......................     256
                                         ------
                                         $1,193
                                         ======

                            See accompanying notes.

         3321

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                        STATEMENT OF CHANGES IN DEFICIT
                          YEAR ENDED DECEMBER 31, 1996

(Deficit) at December 31, 1995..............................  $(384,479)
Net income..................................................     82,234
Distributions...............................................     (4,153)
                                                              ---------
(Deficit) at December 31, 1996..............................  $(306,398)
                                                              =========

                            See accompanying notes.

         3322

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

Source of funds
Operations:
  Revenue:
     Rental income..........................................              $666,465
     Other:
       Legal and late fees..................................  $  7,813
       Cleaning and damage..................................     4,926
       Deposits forfeited...................................     6,250
       Interest income......................................     3,755
       Other revenue........................................     8,912      31,656
                                                              --------    --------
                                                                           698,121
  Expenses:
     Administrative.........................................    55,941
     Management fee.........................................    47,992
     Bookkeeper fee.........................................     5,712
     Operating expenses.....................................    33,800
     Payrolls...............................................    90,021
     Maintenance fees.......................................   114,641
     Taxes -- payroll.......................................     7,909
     Taxes -- real estate...................................    32,692
     Property insurance.....................................    19,011
     Fidelity bond..........................................       204
     Workmen's compensation.................................     9,441
     Health insurance.......................................     6,752
     Interest on mortgage note..............................   115,066
     Mortgage insurance premium.............................     6,645
     Miscellaneous taxes and license........................       487     546,314
                                                              --------    --------
Net cash provided by operating activities...................               151,807

Investing activities
Change in partnership cash..................................                 2,732
Change in restricted deposits and funded reserves...........                (3,079)
Purchase of fixed assets....................................               (59,292)
                                                                          --------
Net cash (used) for investing activities....................               (59,639)

Financing activities
Reduction of long-term debt.................................              $(39,575)
Distributions...............................................                (4,153)
                                                                          --------
Net cash (used) for financing activities....................               (43,728)
Increase in unrestricted cash...............................                48,440
Unrestricted cash at December 31, 1995......................                97,320
                                                                          --------
Unrestricted cash at December 31, 1996......................              $145,760
                                                                          ========

         3323

Operating activities
Net income..................................................              $ 82,234
Adjustments to adjust net income to net cash provided by
  operating activities:
  Depreciation..............................................                73,048
  Changes in operating assets and liabilities:
     Prepaid expenses.......................................                   (33)
     Deposits held in trust.................................                (8,430)
     Tenant accounts receivable.............................                  (840)
     Accounts payable.......................................                (1,327)
     Rent received in advance...............................                (1,459)
     Accrued interest -- mortgage...........................                   184
     Tenant security deposits...............................                 8,430
                                                                          --------
Net cash provided by operating activities...................              $151,807
                                                                          ========

                            See accompanying notes.

         3324

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership is organized as a limited partnership formed to acquire an interest in real property located in Augusta, Georgia and operates thereon an apartment complex of 136 units, under Section 221(d)4 of the National Housing Act. Such projects are regulated by HUD as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Depreciation is computed principally by an accelerated method over estimated useful lives of 3 to 40 years.

  Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents except for imprest balances of petty cash.

  Income Taxes

     Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners.

  Management Agreement

     The Partnership pays management fees equal to 7 percent of gross collections to Insignia Management Group.

  Financial Accounting Standards Statement No. 107 Disclosures

     The carrying amounts reported in the balance sheet, for those financial instruments described in the schedule of funds in financial institutions included in the supporting data required by HUD listed on the contents page, approximate those assets' fair value. Payment of long-term liabilities are generally dependent upon the Partnership's ability to achieve cash flow, the partners providing additional funds, the sale of the project or refinancing of the mortgage at the end of the Regulatory Agreement. Management believes that estimating the fair value of these long-term liabilities is either not appropriate or, because of excess costs, considers estimation of fair value to otherwise be impracticable.

  Long-Lived Assets

     During 1996, the Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of FASB No. 121 did not have a material effect on the Partnership's financial statements.

         3325
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  LONG-TERM DEBT

     A mortgage note is payable in monthly installments of $12,897 until July 2012, including interest at 8.5%, to Reilly Mortgage Group. The note is collateralized by pledge of land and buildings and, in addition, is insured by HUD. The note was confirmed in writing to our independent public accountants. Principal maturities for the next five years are as follows:

1997.......................................................  $42,994
1998.......................................................   46,795
1999.......................................................   50,931
2000.......................................................   55,433
2001.......................................................   60,333

     During the year, the Partnership incurred interest costs on the mortgage note of $115,250 and paid interest costs of $115,066.

3.  RELATED PARTY TRANSACTIONS

     Transactions with affiliates of the general partners are summarized as follows:

                  RELATED PARTY                    TYPE OF TRANSACTION    AMOUNT
                  -------------                    -------------------    -------
Insignia Management Group........................    Management fee       $47,992
Insignia Management Group........................    Bookkeeper fee         5,712

NOTE 4 EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3326

                         REPORT OF INDEPENDENT AUDITORS

The General Partners
Salem Arms of Augusta Limited Partnership

     We have audited the accompanying balance sheet of Salem Arms of Augusta Limited Partnership (FHA Project No. 061-35036-PM) as of December 31, 1995 and the related statements of profit and loss, changes in deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Salem Arms of Augusta Limited Partnership at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

February 9, 1996
Greenville, South Carolina

         3327

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                        ASSETS
Current assets
  1110 Petty cash...........................................                $      600
  1120 Unrestricted cash....................................                    97,320
  1130 Tenant accounts receivable...........................                     5,542
                                                                            ----------
Total current assets........................................                   103,462
Deposits held in trust-funded
  1191 Tenant security deposits.............................                     7,500
Prepaid expenses
  1240 Property insurance...................................                     5,859
  1250 Mortgage insurance...................................                     4,038
                                                                            ----------
Total prepaid expenses......................................                     9,897
Restricted deposits and funded reserves
  1310 Mortgage escrow deposits.............................                    26,542
  1320 Reserve for replacements.............................                    49,867
                                                                            ----------
Total deposits..............................................                    76,409
Fixed assets, at cost (Notes 1 and 2)
  1410 Land.................................................  $   110,968
  1420 Buildings............................................    2,522,828
                                                              -----------
                                                                2,633,796
  Less accumulated depreciation.............................   (1,862,424)     771,372
                                                              -----------
Other assets
  1910 Partnership cash.....................................                    48,849
                                                                            ----------
                                                                            $1,017,489
                                                                            ==========
                          LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
  2110 Accounts payable.....................................                $    8,905
  2130 Accrued interest -- mortgage.........................                     9,731
  2320 Mortgage payable, current portion (Note 2)...........                    39,503
                                                                            ----------
Total current liabilities...................................                    58,139
Deposit and prepayment liabilities
  2191 Tenant security deposits.............................                     7,500
  2210 Rent received in advance.............................                     2,047
                                                                            ----------
Total deposit and prepayment liabilities....................                     9,547
Long-term liabilities
  2320 Mortgage payable (Note 2)............................                 1,373,785
       Less current portion.................................                   (39,503)
                                                                            ----------
Total long-term debt........................................                 1,334,282
                                                                            ----------
Total liabilities...........................................                 1,401,968
  3130 Partners' (deficit)..................................                  (384,479)
                                                                            ----------
                                                                            $1,017,489
                                                                            ==========

                            See accompanying notes.

         3328

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO: 061-35036-PM

                          STATEMENT OF PROFIT AND LOSS
                          YEAR ENDED DECEMBER 31, 1995

PART I

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.    AMOUNT
                   ----------------------                     ---------   --------
Rental Income 5100
  Apartments or Member Carrying Charges (Coops).............    5120      $778,800
  Tenant Assistance Payments................................    5121
  Furniture and Equipment...................................    5130
  Stores and Commercial.....................................    5140
  Garage and Parking Spaces.................................    5170
  Flexible Subsidy Income...................................    5180
  Miscellaneous (specify)...................................    5190
                                                                          --------
          Total Rent Revenue Potential at 100% Occupancy....               778,800
Vacancies 5200
  Apartments................................................    5220       (35,707)
  Furniture and Equipment...................................    5230
  Stores and Commercial.....................................    5240
  Garage and Parking Spaces.................................    5270
  Miscellaneous.............................................    5290
                                                                          --------
          Total Vacancies...................................               (35,707)
                                                                          --------
          Net Rental Revenue Rent Revenue Less Vacancies....               743,093
Elderly and Congregate Services Income 5300
          Total Service Income (Schedule Attached)..........    5300
Financial Revenue 5400
  Interest Income -- Project Operations.....................    5410
  Income from Investments -- Residual Receipts..............    5430
  Income from Investments -- Reserve for Replacement........    5440
  Income from Investments -- Miscellaneous..................    5490         2,857
                                                                          --------
          Total Financial Revenue...........................                 2,857
Other Revenue 5900
  Laundry and Vending.......................................    5910
  NSF and Late Charges......................................    5920        13,438
  Damages and Cleaning Fees.................................    5930         5,835
  Forfeited Tenant Security Deposits........................    5940           499
  Other Revenue (specify) Gain on sale of land (Note 4).....    5990         6,082
                                                                          --------
          Total Other Revenue...............................                25,854
          Total Revenue.....................................               771,804

         3329
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO: 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.    AMOUNT
                   ----------------------                     ---------   --------
Administrative Expenses 6200/6300
  Advertising...............................................    6210      $ 13,038
  Other Administrative Expense..............................    6250         7,669
  Office Salaries...........................................    6310        15,353
  Office Supplies...........................................    6311         6,820
  Office or Model Apartment Rent............................    6312
  Management................................................    6320        52,269
  Manager or Superintendent Salaries........................    6330        21,802
  Manager or Superintendent Rent Free Unit..................    6331        12,491
  Legal Expenses (Project)..................................    6340           225
  Auditing Expenses (Project)...............................    6350         6,240
  Bookkeeping Fees/Accounting Services......................    6351         5,712
  Telephone and Answering Service...........................    6360         4,628
  Bad Debts.................................................    6370        10,670
  Miscellaneous Administrative Expense (specify)*...........    6390         6,610
                                                                          --------
          Total Administrative Expenses.....................               163,527
Utilities Expense 6400
  Fuel Oil/Coal.............................................    6420
  Electricity (Light and Misc. Power).......................    6450        13,056
  Water.....................................................  6451....      12,778
  Gas.......................................................    6452
  Sewer.....................................................    6453        10,389
                                                                          --------
          Total Utilities Expense...........................              $ 36,223

         3330
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO: 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.    AMOUNT
                   ----------------------                     ---------   --------
Operating and Maintenance Expenses 6500
  Janitor and Cleaning Payroll..............................    6510
  Janitor and Cleaning Supplies.............................    6515      $  2,898
  Janitor and Cleaning Contract.............................    6517           267
  Exterminating Payroll/Contract............................    6519
  Exterminating Supplies....................................    6520         2,707
  Garbage and Trash Removal.................................    6525        11,252
  Security Payroll/Contract.................................    6530
  Grounds Payroll...........................................    6535           233
  Grounds Supplies..........................................    6536         4,616
  Grounds Contract..........................................    6537        11,463
  Repairs Payroll...........................................    6540        49,008
  Repairs Material..........................................    6541        19,371
  Repairs Contract..........................................    6542        14,090
  Elevator Maintenance/Contract.............................    6545
  Heating/Cooling Repairs and Maintenance...................    6546         2,119
  Swimming Pool Maintenance/Contract........................    6547         2,691
  Snow Removal..............................................    6548
  Decorating Payroll/Contract...............................    6560        30,673
  Decorating Supplies.......................................    6561        15,677
  Other.....................................................    6570
  Miscellaneous Operating & Maintenance Exp.*...............    6590         2,836
                                                                          --------
          Total Operating & Maintenance Expenses............               169,901
Taxes and Insurance 6700
  Real Estate Taxes.........................................    6710        32,767
  Payroll Taxes (FICA)......................................    6711         8,876
  Miscellaneous Taxes, Licenses and Permits.................    6719           323
  Property and Liability Insurance (Hazard).................    6720        17,184
  Fidelity Bond Insurance...................................    6721           111
  Workmen's Compensation....................................    6722        10,282
  Health Insurance & Other Employee Benefits................    6723         5,767
  Other Insurance (specify).................................    6729
                                                                          --------
          Total Taxes and Insurance.........................                75,310
Financial Expenses 6800
  Interest on Bonds Payable.................................    6810
  Interest on Mortgage Payable..............................    6820       118,204
  Interest on Notes Payable (Long-Term).....................    6830
  Interest on Notes Payable (Short-Term)....................    6840
  Mortgage Insurance Premium/Service Charge.................    6850         6,906
  Miscellaneous.............................................    6890
                                                                          --------
          Total Financial Expenses..........................               125,110

         3331
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                            PROJECT NO: 061-35036-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.    AMOUNT
                   ----------------------                     ---------   --------
Elderly & Congregate Services Expenses 6900
  Total Service Expenses -- Schedule Attached...............    6900
  Total Cost of Operations before Depreciation..............              $570,071
  Profit (Loss) before Depreciation.........................               201,733
  Depreciation (Total) -- 6600 (specify)....................    6600       (65,299)
  Operating Profit or (Loss)................................               136,434
Corporate or Mortgagor Entity Expenses 7100
  Officer Salaries..........................................    7110
  Legal Expenses (Entity)...................................    7120
  Taxes (Federal-State-Entity)..............................  7130-32
  Other Expenses (Entity)...................................    7190         2,011
                                                                          --------
          Total Corporate Expenses..........................                 2,011
          Net Profit or (Loss)..............................              $134,423
                                                                          ========

---------------
All amounts must be rounded to the nearest dollar:
$.50 and over, round up -- $.49 and below, round down

   *  Ad valorem tax service.................  $  559
      Training and travel....................   2,515
      Miscellaneous..........................   3,536
                                               ------
                                               $6,610
                                               ======

     Miscellaneous or other Income and Expense Sub-account Groups. If miscellaneous or other income and/or expense sub-accounts (5190, 5290, 5490, 5990, 6390, 6590, 6729, 6890, and 7190) exceed the Account Groupings by 10% or more, attach a separate schedule describing or explaining the miscellaneous income or expense.

PART II

1.   Total Principal payments required under the mortgage, even if payments under a Workout Agreement are less or more than those required under the mortgage. .........................  $36,295
2.   Replacement Reserve deposits required by the Regulatory
     Agreement or Amendments thereto, even if payments may be
     temporarily suspended or waived. ...........................    6,990
3.   Replacement or Painting Reserve releases which are included
     as expense items on this Profit and Loss Statement. ........        0
4.   Project Improvement Reserve Releases under the Flexible
     Subsidy Program that are included as expense items on this
     Profit and Loss Statement. .................................      N/A

---------------

   *  Vehicle maintenance....................  $1,962
      Fire protection........................     874
                                               ------
                                               $2,836
                                               ======

                            See accompanying notes.

         3332

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                        STATEMENT OF CHANGES IN DEFICIT
                          YEAR ENDED DECEMBER 31, 1995

(Deficit) at December 31, 1994..............................  $(489,040)
Net income..................................................    134,423
Distributions...............................................    (29,862)
                                                              ---------
(Deficit) at December 31, 1995..............................  $(384,479)
                                                              =========

                            See accompanying notes.

         3333

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Source of funds
Operations:
  Revenue:
     Rental income..........................................              $715,637
     Other:
       Legal and late fees..................................  $ 13,438
       Cleaning and damage charges..........................     5,835
       Interest income......................................     2,857
       Deposits forfeited...................................       499      22,629
                                                              --------    --------
                                                                           738,266
  Expenses:
     Administrative expenses................................    45,231
     Management fee.........................................    52,269
     Bookkeeper fee.........................................     5,712
     Operating expenses.....................................    79,498
     Payrolls...............................................    86,396
     Maintenance expenses...................................   120,660
     Taxes -- payroll.......................................     8,876
     Taxes -- real estate...................................    32,767
     Taxes, miscellaneous...................................       323
     Property insurance.....................................    17,232
     Health insurance.......................................     5,767
     Fidelity bond..........................................       111
     Workmen's compensation.................................    10,282
     Interest on mortgage note..............................   118,461
     Mortgage insurance premium.............................     6,844
     Entity expenses........................................     2,010     592,439
                                                              --------    --------
Net cash provided by operating activities...................               145,827

Investing activities
Change in partnership cash..................................               (18,137)
Change in restricted deposits and funded reserves...........               (16,991)
Purchase of fixed assets....................................               (67,715)
Proceeds from sale of property..............................                 9,114
                                                                          --------
Net cash (used) for investing activities....................               (93,729)

Financing activities
Distributions...............................................              $(29,862)
Reduction of long-term debt.................................               (36,295)
Deposits held in trust......................................                   550
Tenant security deposits....................................                  (578)
                                                                          --------
Net cash (used) for financing activities....................               (66,185)
                                                                          --------
(Decrease) in unrestricted cash.............................               (14,087)
Unrestricted cash at December 31, 1994......................               111,407
                                                                          --------
Unrestricted cash at December 31, 1995......................              $ 97,320
                                                                          ========

         3334

Operating activities
Net income..................................................              $134,423
Adjustments to adjust net income to net cash provided by
  operating activities:
  Depreciation..............................................                65,299
  Gain on sale of property..................................                (6,082)
  Changes in operating assets and liabilities:
     Prepaid expenses.......................................                    14
     Tenant accounts receivable.............................                (5,542)
     Accounts payable.......................................               (43,276)
     Rent received in advance...............................                 1,248
     Accrued interest -- mortgage...........................                  (257)
                                                                          --------
Net cash provided by operating activities...................              $145,827
                                                                          ========

                            See accompanying notes.

         3335

                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership is organized as a limited partnership formed to acquire an interest in real property located in Augusta, Georgia and operates thereon an apartment complex of 136 units, under Section 221(d)4 of the National Housing Act. Such projects are regulated by HUD as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Depreciation is computed principally by an accelerated method over estimated useful lives of 3 to 40 years.

  Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents except for imprest balances of petty cash.

  Income Taxes

     Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners.

  Management Agreement

     The Partnership pays management fees equal to 7 percent of gross collections to a wholly-owned subsidiary of Insignia Financial Group, Inc.

  Financial Accounting Standards Statement No. 107 Disclosures

     The carrying amounts reported in the balance sheet, for those financial instruments described in the schedule of funds in financial institutions included in the supporting data required by HUD listed on the contents page, approximate those assets' fair value. Payment of long-term liabilities are generally dependent upon the Partnership's ability to achieve cash flow, the partners providing additional funds, the sale of the project or refinancing of the mortgage at the end of the Regulatory Agreement. Management believes that estimating the fair value of these long-term liabilities is either not appropriate or, because of excess costs, considers estimation of fair value to otherwise be impracticable.

2.  LONG-TERM DEBT

     A mortgage note is payable in monthly installments of $12,897 until July 2012, including interest at 8.5%, to Reilly Mortgage Group. The note is collateralized by pledge of land and buildings and, in addition, is

         3336
                   SALEM ARMS OF AUGUSTA LIMITED PARTNERSHIP
                          FHA PROJECT NO. 061-35036-PM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

insured by HUD. The note was confirmed in writing to our independent public accountants. Principal maturities for the next five years are as follows:

1996........................................................  $39,503
1997........................................................   42,994
1998........................................................   46,795
1999........................................................   50,931
2000........................................................   55,433

     During the year, the Partnership incurred interest costs on the mortgage note of $118,204 and paid interest costs of $118,461.

3.  RELATED PARTY TRANSACTIONS

     Transactions with affiliates of the general partners are summarized as follows:

                  RELATED PARTY                    TYPE OF TRANSACTION    AMOUNT
                  -------------                    -------------------    -------
Insignia Management Group........................    Management fee       $52,269
Insignia Management Group........................    Bookkeeper fee         5,712

4.  GAIN ON SALE OF LAND

     During the year, a portion of the Partnership's land was seized by Richmond County under an order of condemnation. The Partnership received $9,114 for the land which had a cost basis of $3,032. This resulted in a gain on sale of land of $6,082.

5.  EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3337

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3338

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3339

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3340

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                              SHAKER SQUARE, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
OUR OFFER CONSIDERATION WILL BE REDUCED FOR     WE EXTEND THE DEADLINE.
ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY YOUR
PARTNERSHIP PRIOR TO THE EXPIRATION OF OUR
OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-27 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3341

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-8
  The AIMCO Operating Partnership..............    S-8
  The Offer....................................    S-8
  Risk Factors.................................    S-8
  Background and Reasons for the Offer.........   S-13
  Terms of the Offer...........................   S-15
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-17
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-18
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP Units..   S-18
  Conflicts of Interest........................   S-19
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-20
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-21
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-23
  Summary Financial Information of Shaker
    Square, L.P................................   S-26
  Comparative Per Unit Data....................   S-26
THE AIMCO OPERATING PARTNERSHIP................   S-27
RISK FACTORS...................................   S-27
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-27
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-28
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-29
BACKGROUND AND REASONS FOR THE OFFER...........   S-30
  Background of the Offer......................   S-30
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-38
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42
  Accounting Treatment.........................   S-42

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-43
  General......................................   S-43
  Ranking......................................   S-43
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
VALUATION OF UNITS.............................   S-54
FAIRNESS OF THE OFFER..........................   S-55
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-55
  Fairness to Unitholders who Tender their
    Units......................................   S-56
  Fairness to Unitholders who do not Tender
    their Units................................   S-57
  Comparison of Consideration to Alternative
    Consideration..............................   S-57
  Allocation of Consideration..................   S-58
STANGER ANALYSIS...............................   S-58
  Experience of Stanger........................   S-59
  Summary of Materials Considered..............   S-59
  Summary of Reviews...........................   S-60
  Conclusions..................................   S-60
  Assumptions, Limitations and
    Qualifications.............................   S-60
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72

         3342

                                                  PAGE
                                                  ----
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-77

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Management Compensation......................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         3343

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Shaker Square, L.P. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3344

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3345

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership paid no distributions for the six months ended June 30,
     1998. We will pay fixed quarterly distributions of $               per unit
     on the Tax-Deferral   % Preferred OP Units before any distributions are
     paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         3346

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         3347

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         3348

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3349

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         3350

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit date compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3351

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         3352

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         3353

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         3354

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         3355

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 1.25% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         3356

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         3357

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

         3358

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

         3359

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

---------------

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a

         3360

     number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment,

         3361

voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $19,000 annually and may receive reimbursements for expenses generated in that capacity from your partnership. The property manager received management fees of $61,478 in 1996, $64,410 in 1997 and $32,059 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Shaker Square, L.P. is a Delaware limited partnership which was formed on October 16, 1985 for the purpose of owning and operating a single apartment property located in Whitehall, Ohio, known as "Shaker Square Apartments." In 1985, it completed a private placement of units that raised net proceeds of approximately $2,656,000. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on July 1, 2015, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time

         3362

period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,375,603, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $119,949, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3363

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA) e
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3364

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA) @
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3365

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         3366

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3367

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3368

              SUMMARY FINANCIAL INFORMATION OF SHAKER SQUARE, L.P.

     The summary financial information of Shaker Square, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Shaker Square, L.P. for the years ended December 31, 1997, 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                              SHAKER SQUARE, L.P.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........      642,662       635,870     1,301,695     1,221,122     1,151,523     1,195,937     1,120,177
  Net Income/(Loss)............       84,953        65,956        55,870       (64,893)      (72,945)       38,304       (28,118)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...    1,996,906     2,100,505     2,101,101     2,186,570     2,306,920     2,396,215     2,516,000
        Total Assets...........    2,884,658     2,909,580     2,929,364     2,921,662     3,190,837     3,401,438     3,513,992
  Mortgage Notes Payable,
    including Accrued
    Interest...................    3,343,862     3,439,597     3,398,042     3,473,228     3,542,130     3,605,272     3,663,137
  Partners'
    Capital/(Deficit)..........     (499,160)     (574,026)     (584,112)     (639,982)     (458,477)     (285,511)     (221,774)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85          $--           $--

         3369

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

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     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

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Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $0.00 per unit. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

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     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 1.25% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

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investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the unit, of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties may improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.
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     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

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                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

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     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

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  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         3379

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         3380

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         3381

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         3382

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         3383

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         3384

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3385

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         3386

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         3387

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3388

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3389

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3390

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

          PREFERRED OP UNITS                  CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3391
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3392
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3393

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3394

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3395

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3396

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3397

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

---------------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3398

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the cash offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $0.00 per unit. Therefore, distributions with respect to the Preferred OP Units and Common OP Units
     that we are offering are expected to be        , immediately following our
     offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         3399

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

         3400

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         3401

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         3402

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         3403

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         3404

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

           YOUR PARTNERSHIP                       AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Shaker Square Apartments.                           Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is July 1, 2015.        Agreement") or as provided by law. See "Description of
                                                             OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, finance         The purpose of the AIMCO Operating Partnership is to
and operate your partnership's property. Subject to          conduct any business that may be lawfully conducted by
restrictions contained in your partnership's agreement       a limited partnership organized pursuant to the
of limited partnership, your partnership may perform         Delaware Revised Uniform Limited Partnership Act (as
all acts necessary or appropriate in connection              amended from time to time, or any successor to such
therewith and reasonably related thereto, including          statute) (the "Delaware Limited Partnership Act"),
acquiring additional real or personal property,              provided that such business is to be conducted in a
borrowing money and creating liens.                          manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         3405
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership are authorized       The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 40 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may acquire property or        funds or other assets to its subsidiaries or other
services from, and have other transactions with persons      persons in which it has an equity investment, and such
who are partners or who are affiliates of partners. Any      persons may borrow funds from the AIMCO Operating
and all compensation paid to such persons in connection      Partnership, on terms and conditions established in the
with services performed for your partnership must be         sole and absolute discretion of the general partner. To
commensurate with that which would be paid to an             the extent consistent with the business purpose of the
independent person for similar services and all              AIMCO Operating Partnership and the permitted
agreements must be in writing. Your partnership may not      activities of the general partner, the AIMCO Operating
make loans to any partners but the general partner may       Partnership may transfer assets to joint ventures,
make loans to your partnership; provided that the            limited liability companies, partnerships,
interest and fees received by the general partner in         corporations, business trusts or other business
connection with such loans are not in excess of the          entities in which it is or thereby becomes a
amounts which would be charged by an unrelated bank and      participant upon such terms and subject to such
the general partner does not receive a finder's or           conditions consistent with the AIMCO Operating Part-
placement fee or commission.                                 nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and issue evidences of indebtedness in       restrictions on borrowings, and the general partner has
furtherance of your partnership business, whether            full power and authority to borrow money on behalf of
secured or unsecured.                                        the AIMCO Operating Partnership. The AIMCO Operating
                                                             Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         3406
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to receive, for any            with a statement of the purpose of such demand and at
proper purpose, the name and address of each Limited         such OP Unitholder's own expense, to obtain a current
Partner and the number of units owned by each limited        list of the name and last known business, residence or
partner. Your partnership furnishes such information to      mailing address of the general partner and each other
any limited partner requesting the same in writing,          OP Unitholder.
upon payment of all costs and expenses of your
partnership in connection with the preparation and
forwarding of such information.

                               Management Control


The general partner of your partnership manages and          All management powers over the business and affairs of
controls your partnership and all aspects of its             the AIMCO Operating Partnership are vested in AIMCO-GP,
business. The general partner has full, exclusive and        Inc., which is the general partner. No OP Unitholder
complete authority and discretion in the management and      has any right to participate in or exercise control or
control of the business and the activities and               management power over the business and affairs of the
operations of your partnership. In the exercise of its       AIMCO Operating Partnership. The OP Unitholders have
authority, it makes all decisions affecting the conduct      the right to vote on certain matters described under
of the business of your partnership. The general             "Comparison of Ownership of Your Units and AIMCO OP
partner possesses and may enjoy and exercise all of the      Units -- Voting Rights" below. The general partner may
rights and powers of general partner as provided by          not be removed by the OP Unitholders with or without
applicable laws, except to the extent any such rights        cause.
may be limited or restricted by express provisions of
your agreement. Limited partners may not take part in        In addition to the powers granted a general partner of
the management of the business, affairs and operations       a limited partnership under applicable law or that are
of your partnership, transact any business for your          granted to the general partner under any other
partnership, have any power, right or authority to           provision of the AIMCO Operating Partnership Agreement,
enter into any agreement, execute or sign documents          the general partner, subject to the other provisions of
for, make representation on behalf of nor to otherwise       the AIMCO Operating Partnership Agreement, has full
act so as to bind your partnership in any manner.            power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable, in damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed by any of them which are reasonably believed       judgment or mistakes of fact or law of any act or
by them to be within the scope of the authority              omission if the general partner acted in good faith.
conferred on them by your partnership's agreement of         The AIMCO Operating Partnership Agreement provides for
limited partnership, excepting only acts of malfea-          indemnification of AIMCO, or any director or officer of
sance, gross negligence or actual misrepresentation. In      AIMCO (in its capacity as the previous general partner
addition, the general partner and its affiliates are         of the AIMCO Operating Partnership), the general
entitled to indemnification by your partnership for any      partner, any officer or director of general partner or
and all acts performed by them in the good faith belief      the AIMCO Operating Partnership and such other persons
that the act or omission was in the best interests of        as the general partner may designate from and against
your partnership and which are reasonable within the         all losses, claims, damages, liabilities, joint or
scope of the authority conferred upon them by your           several, expenses (including legal fees), fines,
partnership's agreement of limited partnership or by         settlements and other amounts incurred in connection
your partnership, excepting only acts of malfeasance,        with any actions relating to the operations of the
gross negligence or actual misrepresentation; provided,      AIMCO Operating Partnership, as set forth in the AIMCO
however, that such indemnity will be paid out of and         Operating Partnership Agreement. The Delaware Limited
only to the extent of partnership assets.                    Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its

         3407
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             partnership agreement, a limited partnership may, and
                                                             shall have the power to, indemnify and hold harmless
                                                             any partner or other person from and against any and
                                                             all claims and demands whatsoever. It is the position
                                                             of the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner for cause and elect a successor general partner      affairs of the AIMCO Operating Partnership. The general
upon a vote of the limited partners owning a majority        partner may not be removed as general partner of the
of the outstanding units. A general partner may not          AIMCO Operating Partnership by the OP Unitholders with
transfer, assign, sell, withdraw or otherwise dispose        or without cause. Under the AIMCO Operating Partnership
of its interest unless it obtains the prior written          Agreement, the general partner may, in its sole
consent of those persons owning more than 50% of the         discretion, prevent a transferee of an OP Unit from
units and satisfies other conditions set forth in your       becoming a substituted limited partner pursuant to the
partnership's agreement of limited partnership. Such         AIMCO Operating Partnership Agreement. The general
consent is also necessary for the approval of a new          partner may exercise this right of approval to deter,
general partner. A limited partner may not transfer his      delay or hamper attempts by persons to acquire a
interests without the written consent of the general         controlling interest in the AIMCO Operating Partner-
partners.                                                    ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partners to change the name        in the AIMCO Operating Partnership Agreement, whereby
and location of the principal place of business of your      the general partner may, without the consent of the OP
partnership, change the name or the residence of a           Unitholders, amend the AIMCO Operating Partnership
partner, substitute a limited partner, correct an error      Agreement, amendments to the AIMCO Operating
in your partnership's agreement of limited part-             Partnership Agreement require the consent of the
nership and as required by law. Amendments of specified      holders of a majority of the outstanding Common OP
provisions of your partnership's agreement of limited        Units, excluding AIMCO and certain other limited
partnership may be made only with the prior written          exclusions (a "Majority in Interest"). Amendments to
consent of all partners. Other amendments must be            the AIMCO Operating Partnership Agreement may be
approved by the limited partners owning more than 50%        proposed by the general partner or by holders of a
of the units.                                                Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $19,000 annually and may receive other fees         capacity as general partner of the AIMCO Operating
for additional services. Moreover, the general partner       Partnership. In addition, the AIMCO Operating Part-
or certain affiliates may be entitled to compensation        nership is responsible for all expenses incurred
for additional services rendered.                            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         3408
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not subject to             negligence, no OP Unitholder has personal liability for
assessment nor personally liable for any of the debts        the AIMCO Operating Partnership's debts and
or obligations of your partnership or any of the losses      obligations, and liability of the OP Unitholders for
of your partnership beyond its obligations to                the AIMCO Operating Partnership's debts and obligations
contribute to the capital of your partnership as             is generally limited to the amount of their invest-
specified in your partnership's agreement of limited         ment in the AIMCO Operating Partnership. However, the
partnership and as otherwise provided by law.                limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner has fiduciary               partnership agreement, Delaware law generally requires
responsibilities to your partnership in respect of the       a general partner of a Delaware limited partnership to
funds and assets of your partnership and will take all       adhere to fiduciary duty standards under which it owes
actions which may be necessary or appropriate for the        its limited partners the highest duties of good faith,
proper maintenance and operation of your partnership's       fairness and loyalty and which generally prohibit such
property in accordance with the provisions of your           general partner from taking any action or engaging in
partnership's agreement of limited partnership and in        any transaction as to which it has a conflict of
accordance with applicable laws and regulations. The         interest. The AIMCO Operating Partnership Agreement
general partner will manage and control the affairs of       expressly authorizes the general partner to enter into,
your partnership to the best of its abilities and use        on behalf of the AIMCO Operating Partnership, a right
its best efforts to carry out the business of your           of first opportunity arrangement and other conflict
partnership as set forth in your partnership's               avoidance agreements with various affiliates of the
agreement of limited partnership. However, the general       AIMCO Operating Partnership and the general partner, on
partner may engage in or hold interests in other             such terms as the general partner, in its sole and
business ventures of every kind and description for its      absolute discretion, believes are advisable. The AIMCO
own account including, without limitation, ventures          Operating Partnership Agreement expressly limits the
such as those undertaken by your partnership and your        liability of the general partner by providing that the
partnership and the partners will have no rights in and      general partner, and its officers and directors will
to such independent business ventures or the income and      not be liable or accountable in damages to the AIMCO
profits derived therefrom.                                   Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         3409
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

          YOUR UNITS                 PREFERRED OP UNITS         COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain limitations; dissolve and        Units" in the accompanying               transactions such as the
terminate your partnership; remove       Prospectus. So long as any               institution of bankruptcy
a general partner for cause;             Preferred OP Units are outstand-         proceedings, an assignment for the
approve certain changes of or            ing, in addition to any other vote       benefit of creditors and certain
transfers by a general partner and       or consent of partners required by       transfers by the general partner of
approve or disapprove the sale of        law or by the AIMCO Operating            its interest in the AIMCO Operating
all or substan-                          Partnership Agree-                       Part-

         3410
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

tially all of the assets of your         ment, the affirmative vote or            nership or the admission of a
partnership.                             consent of holders of at least 50%       successor general partner.
A general partner may cause the          of the outstanding Preferred OP
dissolution of your partnership by       Units will be necessary for              Under the AIMCO Operating Partner-
retiring when there are no               effecting any amendment of any of        ship Agreement, the general partner
remaining general partners unless,       the provisions of the Partnership        has the power to effect the
the limited partners owning more         Unit Designation of the Preferred        acquisition, sale, transfer,
than 50% of the then outstanding         OP Units that materially and             exchange or other disposition of
units elect a new general partner        adversely affects the rights or          any assets of the AIMCO Operating
who decides to continue your             preferences of the holders of the        Partnership (including, but not
partnership with the approval of         Preferred OP Units. The creation or      limited to, the exercise or grant
the limited partners owning more         issuance of any class or series of       of any conversion, option,
than 50% of the then outstanding         partnership units, including,            privilege or subscription right or
units.                                   without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Your partnership may, but is not         $      per Preferred OP Unit;            tribute quarterly all, or such
obligated to, make current               provided, however, that at any time      portion as the general partner may
distributions out of its cash funds      and from time to time on or after        in its sole and absolute discretion
as the general partners may, in          the fifth anniversary of the issue       determine, of Available Cash (as
their discretion, determine. The         date of the Preferred OP Units, the      defined in the AIMCO Operating
distributions payable to the             AIMCO Operating Partnership may          Partnership Agreement) generated by
partners are not fixed in amount         adjust the annual distribution rate      the AIMCO Operating Partnership
and depend upon the operating            on the Preferred OP Units to the         during such quarter to the general
results and net sales or                 lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your partner-      of five years, and (ii) the annual       established by the general partner
ship has not made distributions in       dividend rate on the most recently       with respect to such quarter, in
the past and is not projected to         issued AIMCO non-convertible             accordance with their respective
made distributions in 1998.              preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         3411
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) the interest         on any securities exchange. The          transferability of the OP Units.
being acquired by the assignee           Preferred OP Units are subject to        Until the expiration of one year
consists of an integral multiple of      restrictions on transfer as set          from the date on which an OP
half units, (2) a written                forth in the AIMCO Operating             Unitholder acquired OP Units,
assignment has been duly executed        Partnership Agreement.                   subject to certain exceptions, such
and acknowledged by the assignor                                                  OP Unitholder may not transfer all
and assignee, (3) the written            Pursuant to the AIMCO Operating          or any portion of its OP Units to
approval of the general partners         Partnership Agreement, until the         any transferee without the consent
which may be withheld in the sole        expiration of one year from the          of the general partner, which
and absolute discretion of the           date on which a holder of Preferred      consent may be withheld in its sole
general partners has been granted,       OP Units acquired Preferred OP           and absolute discretion. After the
(4) the assignor or the assignee         Units, subject to certain                expiration of one year, such OP
pays a transfer fee, (5) the             exceptions, such holder of               Unitholder has the right to
transfer will not result in a            Preferred OP Units may not transfer      transfer all or any portion of its
termination of your partnership for      all or any portion of its Pre-           OP Units to any person, subject to
tax purposes and (6) the assignor        ferred OP Units to any transferee        the satisfaction of certain
and assignee have complied with          without the consent of the general       conditions specified in the AIMCO
such other conditions as set forth       partner, which consent may be            Operating Partnership Agreement,
in your partnership's agreement of       withheld in its sole and absolute        including the general partner's
limited partnership.                     discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
There are no redemption rights           OP Units has the right to transfer       Transfers and Withdrawals" in the
associated with your units.              all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         3412
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3413

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $19,000 annually and may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $61,478 in 1996, $64,410 in 1997 and $32,059 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3414

                                YOUR PARTNERSHIP

GENERAL

     Shaker Square, L.P. is a Delaware limited partnership which raised net proceeds of approximately $2,656,000 in 1985 through a private offering. The promoter for the private offering of your partnership was Freeman Investment Real Estate. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 35 limited partners of your partnership and a total of 45 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on October 16, 1985 for the purpose of owning and operating a single apartment property located in Whitehall, Ohio, known as "Shaker Square Apartments." Your partnership's property consists of 194 apartment units. There are 194 two-bedroom apartments. The total rentable square footage of your partnership's property is 285,528 square feet. Your partnership's property had an average occupancy rate of approximately 95.88% in 1996 and 95.88% in 1997. The average annual rent per apartment unit is approximately $6,255.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $61,478, $64,410 and $32,059, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on July 1, 2015 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3415

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,375,603, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $119,949, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The Financial Statements have been prepared on an income tax basis. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3416

     Below is selected financial information for Shaker Square, L.P. derived from the financial statements described above. The amounts for 1993 have been derived from audited financial statements which are not included in this Prospectus Supplement. See "Index to Financial Statements."

                                                                        SHAKER SQUARE, L.P.
                                      ----------------------------------------------------------------------------------------
                                             JUNE 30,                                    DECEMBER 31,
                                      -----------------------   --------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents...........     212,696      148,691      164,322      154,424      294,869      384,219      356,310
Land & Building.....................   5,940,420    5,778,573    5,911,892    5,731,915    5,601,906    5,466,960    5,373,191
Accumulated Depreciation............  (3,943,514)  (3,678,068)  (3,810,791)  (3,545,345)  (3,294,986)  (3,070,745)  (2,857,191)
Other Assets........................     675,056      660,384      663,941      580,668      589,048      621,004      641,682
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Assets...............   2,884,658    2,909,580    2,929,364    2,921,662    3,190,837    3,401,438    3,513,992
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
Mortgage & Accrued Interest.........   3,343,862    3,439,597    3,398,042    3,473,228    3,542,130    3,605,272    3,663,137
Other Liabilities...................      39,956       44,009      115,434       88,416      107,184       81,677       72,629
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Liabilities..........   3,383,818    3,483,606    3,513,476    3,561,644    3,649,314    3,686,949    3,735,766
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Partners Capital (Deficit)..........    (499,160)    (574,026)    (584,112)    (639,982)    (458,477)    (285,511)    (221,774)
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                                                         SHAKER SQUARE, L.P.
                                         ------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                                ENDED                               FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                         -------------------   --------------------------------------------------------------
                                           1998       1997        1997         1996         1995         1994         1993
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.........................   609,444    600,936    1,222,304    1,151,592    1,087,550    1,139,967    1,078,463
Other Income...........................    33,218     34,934       79,391       69,530       63,973       55,970       41,714
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Revenue.................   642,662    635,870    1,301,695    1,221,122    1,151,523    1,195,937    1,120,177
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................   218,947    232,727      518,119      569,524      536,422      481,649      451,948
General & Administrative...............    24,640     20,873       48,509       49,378       48,374       41,242       61,048
Depreciation...........................   132,723    132,723      265,445      250,359      236,281      225,673      235,131
Interest Expense.......................   132,148    134,563      314,859      321,143      326,902      332,332      321,036
Property Taxes.........................    49,251     49,028       98,893       95,611       76,489       76,737       79,132
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Expenses................   557,709    569,914    1,245,825    1,286,015    1,224,468    1,157,633    1,148,295
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Net Income.............................    84,953     65,956       55,870      (64,893)     (72,945)      38,304      (28,118)
                                         ========   ========   ==========   ==========   ==========   ==========   ==========

         3417

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $84,953 for the six months ended June 30, 1998, compared to net income of $65,956 for the six months ended June 30, 1997. The increase in net income of $18,997, or 28.80% was primarily the result of an increase in revenue and a decrease in expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $642,662 for the six months ended June 30, 1998, compared to $635,870 for the six months ended June 30, 1997, an increase of $6,792, or 1.07% .

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $218,947 for the six months ended June 30, 1998, compared to $232,727 for the six months ended June 30, 1997, a decrease of $13,780 or 5.92%. Management expenses totaled $32,059 for the six months ended June 30, 1998, compared to $31,612 for the six months ended June 30, 1997, an increase of $447, or 1.41% .

     General and Administrative Expenses

     General and administrative expenses totaled $24,640 for the six months ended June 30, 1998 compared to $20,873 for the six months ended June 30, 1997, an increase of $3,767 or 18.05%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $132,148 for the six months ended June 30, 1998, compared to $134,563 for the six months ended June 30, 1997, a decrease of $2,415, or 1.79%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $55,870 for the year ended December 31, 1997, compared to a net loss of $64,893 for the year ended December 31, 1996. The increase in net income of $120,763, or 186.10% was primarily the result of increased revenue and a reduction in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,301,695 for the year ended December 31, 1997, compared to $1,221,122 for the year ended December 31, 1996, a increase of $80,573, or 6.60% . This is primarily due to an increase in occupancy levels and rental rates.

         3418

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $518,119 for the year ended December 31, 1997, compared to $569,524 for the year ended December 31, 1996, a decrease of $51,405 or 9.03%. This is due primarily to a reduction to non-capitalized building improvements and repairs. Management expenses totaled $64,410 for the year ended December 31, 1997, compared to $61,478 for the year ended December 31, 1996, a decrease of $2,932, or 4.77%.

     General and Administrative Expenses

     General and administrative expenses totaled $48,509 for the year ended December 31, 1997 compared to $49,378 for the year ended December 31, 1996, a decrease of $869 or 1.76%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $314,859 for the year ended December 31, 1997, compared to $321,143 for the year ended December 31, 1996, a decrease of $6,284, or 1.96%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $64,893 for the year ended December 31, 1996, compared to a net loss of $72,945 for the year ended December 31, 1995. The decrease in net loss of $8,052, or 11.04% was primarily the result of increased revenue over the increase in expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,221,122 for the year ended December 31, 1996, compared to $1,151,523 for the year ended December 31, 1995, an increase of $69,599, or 6.04% . This is primarily due to increased occupancy levels.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $569,524 for the year ended December 31, 1996, compared to $528,020 for the year ended December 31, 1995, an increase of $41,504 or 7.86%. This is primarily due to gutter repair and other maintenance expense. Management expenses totaled $61,478 for the year ended December 31, 1996, compared to $57,203 for the year ended December 31, 1995, an increase of $4,275, or 7.47%. The increase resulted from increased revenues since management fees are calculated based on a percentage of rental revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $49,378 for the year ended December 31, 1996 compared to $48,374 for the year ended December 31, 1995, an increase of $1,004 or 2.08%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $321,143 for the year ended December 31, 1996, compared to $326,902 for the year ended December 31, 1995, a decrease of $5,759, or 1.76%.

         3419

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $212,696 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership and their affiliates are not liable, responsible or accountable, in damages or otherwise to your partnership or any limited partner for any acts performed by any of them which are reasonably believed by them to be within the scope of the authority conferred on them by your partnership's agreement of limited partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     The general partners and their affiliates are entitled to indemnification by your partnership for any and all acts performed by them in the good faith belief that the act or omission was in the best interests of your partnership and which are reasonable within the scope of the authority conferred upon them by your partnership's agreement of limited partnership or by your partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation; provided, however, that such indemnity will be paid out of and only to the extent of partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $280.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $2,500.00
1995........................................................     2,450.50
1996........................................................     2,857.00
1997........................................................         0.00
1998 (through June 30)......................................         0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been

         3420

effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns a 1.25% limited partnership interest in your partnership. Except as described above, neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

MANAGEMENT COMPENSATION

     The general partner of your partnership received total compensation which includes all monies paid to the general partner by your partnership including reimbursement of expenses in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1995........................................................     41,022
1996........................................................     44,648
1997........................................................     43,130
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $57,203
1996...........................................      61,478
1997...........................................      64,410
1998 (through June 30).........................      32,059

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         3421

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements -- income tax basis of Shaker Square, L.P. at December 31, 1997, 1996 and 1995 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         3422

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of June 30, 1998
  (unaudited)...............................................  F-2
Condensed Statements of Revenues and Expenses -- Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (unaudited)...............................................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5

Independent Auditors' Report................................  F-7
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997 and
  1996......................................................  F-8
Statements of Revenues and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1997 and 1996.........................................  F-9
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1997 and 1996..........................  F-10
Notes to Financial Statements -- Income Tax Basis...........  F-11

Independent Auditors' Report................................  F-15
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996 and
  1995......................................................  F-16
Statements of Revenues and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1996 and 1995.........................................  F-17
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1996 and 1995..........................  F-18
Notes to Financial Statements -- Income Tax Basis...........  F-19

         3423

                              SHAKER SQUARE, L.P.

                   CONDENSED STATEMENT OF ASSETS, LIABILITIES
                   AND PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $  212,696
Receivables and Deposits....................................                   126,593
Restricted Escrows..........................................                   211,199
Other Assets................................................                   337,264
Investment Property:
  Land......................................................      425,000
  Building and related personal property....................    5,515,420
                                                              -----------
                                                                5,940,420
  Less: Accumulated depreciation............................   (3,943,514)   1,996,906
                                                              -----------   ----------
          Total Assets:.....................................                $2,884,658
                                                                            ==========

                          LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                $        0
Other Accrued Liabilities...................................                    16,522
Property Taxes Payable......................................                         0
Tenant Security Deposits....................................                    23,434
Notes Payable...............................................                 3,343,862
Partners' Deficit...........................................                  (499,160)
                                                                            ----------
          Total Liabilities and Partners' Deficit...........                $2,884,658
                                                                            ==========

                   See notes to interim financial statements.

         3424

                              SHAKER SQUARE, L.P.

       CONDENSED STATEMENTS OF REVENUES AND EXPENSES -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $609,444   $600,936
  Other Income..............................................    33,218     34,934
                                                              --------   --------
          Total Revenues:...................................   642,662    635,870
Expenses:
  Operating Expenses........................................   218,947    232,727
  General and Administrative Expenses.......................    24,640     20,873
  Depreciation Expense......................................   132,723    132,723
  Interest Expense..........................................   132,148    134,563
  Property Tax Expense......................................    49,251     49,028
                                                              --------   --------
          Total Expenses:...................................   557,709    569,914
          Net Income........................................  $ 84,953   $ 65,956
                                                              ========   ========

                   See notes to interim financial statements.

         3425

                              SHAKER SQUARE, L.P.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $ 84,953   $ 65,956
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
  Depreciation and Amortization.............................   132,723    137,175
  Changes in accounts:
     Receivables and deposits and other assets..............    (6,781)   (76,695)
     Accounts Payable and accrued expenses..................   (75,151)   (31,085)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................   135,744     95,351
                                                              --------   --------
Investing Activities
  Property improvements and replacements....................   (28,528)   (46,658)
  Net (increase)/decrease in restricted escrows.............    (4,662)    (4,199)
                                                              --------   --------
  Net cash provided by (used in) investing activities.......   (33,190)   (50,857)
                                                              --------   --------
Financing Activities
  Distributions to partners.................................        --         --
  Payments on mortgage......................................   (54,180)   (50,227)
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (54,180)   (50,227)
                                                              --------   --------
  Net increase (decrease) in cash and cash equivalents......    48,374     (5,733)
  Cash and cash equivalents at beginning of year............   164,322    154,424
                                                              --------   --------
          Cash and cash equivalents at end of period........  $212,696   $148,691
                                                              ========   ========

                   See notes to interim financial statements.

         3426

                              SHAKER SQUARE, L.P.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Shaker Square, L.P. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- SUBSEQUENT EVENT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3427

                             SHAKER SQUARE, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         3428

                          INDEPENDENT AUDITORS' REPORT

General Partners
Shaker Square, Limited:

     We have audited the accompanying statements of assets, liabilities and partners' deficit -- income tax basis of Shaker Square, Limited as of December 31, 1997 and 1996, and the related statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows -- income tax basis for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note A, these financial statements were prepared on the basis of accounting Shaker Square, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shaker Square, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, on the basis of accounting described in Note A.

                                            KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 17, 1998

         3429

                             SHAKER SQUARE, LIMITED

  STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT -- INCOME TAX BASIS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   164,322    $   154,424
Receivables and deposits....................................      160,914         80,281
Restricted escrows (Note B).................................      206,537        198,048
Other assets................................................      296,490        302,339
Investment properties (Note C):
  Land......................................................      425,000        425,000
  Buildings and related personal property...................    5,486,892      5,306,915
                                                              -----------    -----------
                                                                5,911,892      5,731,915
     Less accumulated depreciation..........................   (3,810,791)    (3,545,345)
                                                              -----------    -----------
                                                                2,101,101      2,186,570
                                                              -----------    -----------
                                                              $ 2,929,364    $ 2,921,662
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    66,383    $    33,409
  Tenant security deposit liabilities.......................       23,761         28,942
  Other liabilities.........................................       25,290         26,065
  Mortgage notes payable (Note C)...........................    3,398,042      3,473,228
Partners' deficit...........................................     (584,112)      (639,982)
                                                              -----------    -----------
                                                              $ 2,929,364    $ 2,921,662
                                                              ===========    ===========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         3430

                             SHAKER SQUARE, LIMITED

 STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN PARTNERS' DEFICIT -- INCOME
                                   TAX BASIS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Revenues:
  Rental income.............................................  $1,222,304    $1,151,592
  Other income..............................................      79,391        69,530
                                                              ----------    ----------
          Total revenues....................................   1,301,695     1,221,122
                                                              ----------    ----------
Expenses:
  Operating (Note D)........................................     518,119       569,524
  General and administrative (Note D).......................      48,509        49,378
  Depreciation..............................................     265,445       250,359
  Interest..................................................     314,859       321,143
  Property taxes............................................      98,893        95,611
                                                              ----------    ----------
          Total expenses....................................   1,245,825     1,286,015
                                                              ----------    ----------
Net income (loss)...........................................      55,870       (64,893)
Distributions to partners...................................          --      (116,612)
Partners' deficit at beginning of year......................    (639,982)     (458,477)
                                                              ----------    ----------
Partners' deficit at end of year............................  $ (584,112)   $ (639,982)
                                                              ==========    ==========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         3431

                             SHAKER SQUARE, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net income (loss).........................................  $  55,870     $ (64,893)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................    265,445       250,359
     Amortization of discounts and loan costs...............     40,816        39,629
     Change in accounts:
       Receivables and deposits.............................    (80,633)       21,460
       Other assets.........................................     (7,759)           --
       Accounts payable.....................................     32,974       (21,237)
       Tenant security deposit liabilities..................     (5,181)          894
       Other liabilities....................................       (775)        1,575
                                                              ---------     ---------
          Net cash provided by operating activities.........    300,757       227,787
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (179,977)     (130,009)
  Net (deposits to) and receipts from restricted escrows....     (8,489)        1,359
                                                              ---------     ---------
          Net cash used in investing activities.............   (188,466)     (128,650)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................   (102,393)      (94,922)
  Distributions to partners.................................         --      (116,612)
                                                              ---------     ---------
          Net cash used in financing activities.............   (102,393)     (211,534)
                                                              ---------     ---------
Net increase (decrease) in cash and cash equivalents........      9,898      (112,397)
Cash and cash equivalents at beginning of year..............    154,424       266,821
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 164,322     $ 154,424
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 274,043     $ 281,514
                                                              =========     =========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         3432

                             SHAKER SQUARE, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Shaker Square, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Certificate and Agreement of Limited Partnership dated October 16, 1985. The Partnerships owns and operates a 194 unit multi-family housing complex, Shaker Square Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Davidson Properties, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned and
(2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS, and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1997 and 1996 include unamortized deferred loan costs of $66,894 and $80,503, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are syndication costs of $221,836 which are not amortized.

         3433
                             SHAKER SQUARE, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997       1996
                                                              --------   --------
Reserve Escrow -- A portion of the proceeds of the 1992 loan refinancing was used to establish a reserve escrow. The
  funds are used for certain repair work, debt service,
  expenses and property taxes or insurance. The funds in the reserve escrow exceed the minimum balance required to be
  maintained by the lender during the term of the loan......  $206,537   $198,048
                                                              ========   ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996, consist of the following:

                                                                 1997         1996
                                                              ----------   ----------
First mortgage note payable in monthly installments of
  $30,610, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,430,162   $3,532,555
Second mortgage note payable in monthly installments of
  $760, interest only at 7.60%, principal due November 2002;
  collateralized by land and buildings......................     119,949      119,949
                                                              ----------   ----------
Principal balance at year end...............................   3,550,111    3,652,504
Less amortized discount.....................................    (152,069)    (179,276)
                                                              ----------   ----------
                                                              $3,398,042   $3,473,228
                                                              ==========   ==========

         3434
                             SHAKER SQUARE, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998....................................................   $  110,451
1999....................................................      119,144
2000....................................................      128,521
2001....................................................      138,637
2002....................................................    3,053,358
                                                           ----------
                                                           $3,550,111
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                               1997      1996
                    TYPE OF TRANSACTION                       AMOUNT    AMOUNT
                    -------------------                       -------   -------
Management fee..............................................  $64,410   $61,478
Partnership administration fee..............................  $17,413   $18,996
Reimbursement for services of affiliates....................  $23,717   $22,921
Construction oversight costs................................  $ 2,000   $ 2,731

         3435

                             SHAKER SQUARE, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         3436

                          INDEPENDENT AUDITORS' REPORT

General Partners
Shaker Square, Limited:

     We have audited the accompanying statements of assets, liabilities and partners' deficit -- income tax basis of Shaker Square, Limited as of December 31, 1996 and 1995, and the related statements of revenues and expenses and changes in partners' deficit -- income tax basis and cash flows income tax basis for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note A, these financial statements were prepared on the basis of accounting Shaker Square, Limited uses for Federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shaker Square, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, on the basis of accounting described in Note A.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 25, 1997

         3437

                             SHAKER SQUARE, LIMITED

           STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   154,424    $   266,821
  Restricted-tenant security deposits.......................       28,942         28,048
Accounts receivable.........................................        4,219          2,589
Escrow for taxes............................................       47,120         71,104
Restricted escrows (Note B).................................      198,048        199,407
Other assets................................................      302,339        315,948
Investment properties (Note C):
  Land......................................................      425,000        425,000
  Buildings and related personal property...................    5,306,915      5,176,906
                                                              -----------    -----------
                                                                5,731,915      5,601,906
  Less accumulated depreciation.............................   (3,545,345)    (3,294,986)
                                                              -----------    -----------
                                                                2,186,570      2,306,920
                                                              -----------    -----------
                                                              $ 2,921,662    $ 3,190,837
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................  $    33,409    $    54,646
  Tenant security deposits..................................       28,942         28,048
  Other liabilities.........................................       26,065         24,490
  Mortgage notes payable (Note C)...........................    3,473,228      3,542,130
Partners' deficit...........................................     (639,982)      (458,477)
                                                              -----------    -----------
                                                              $ 2,921,662    $ 3,190,837
                                                              ===========    ===========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         3438

                             SHAKER SQUARE, LIMITED

          STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN PARTNERS'
                          DEFICIT -- INCOME TAX BASIS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              -----------   -----------
Revenues:
  Rental income.............................................  $1,151,592    $1,087,550
  Other income..............................................      69,530        63,973
                                                              ----------    ----------
          Total revenues....................................   1,221,122     1,151,523
                                                              ----------    ----------
Expenses:
  Operating (Note D)........................................     369,436       372,815
  General and administrative (Note D).......................      49,378        48,374
  Maintenance...............................................     200,088       155,205
  Depreciation..............................................     250,359       236,281
  Interest..................................................     321,143       326,902
  Property taxes............................................      95,611        76,489
                                                              ----------    ----------
          Total expenses....................................   1,286,015     1,216,066
                                                              ----------    ----------
Loss on disposition of property.............................          --        (8,402)
                                                              ----------    ----------
Net loss....................................................     (64,893)      (72,945)
Distributions to partners...................................    (116,612)     (100,021)
Partners' deficit at beginning of year......................    (458,477)     (285,511)
                                                              ----------    ----------
Partners' deficit at end of year............................  $ (639,982)   $ (458,477)
                                                              ==========    ==========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         3439

                             SHAKER SQUARE, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................  $ (64,893)    $ (72,945)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    250,359       236,281
     Amortization of discounts and loan costs...............     39,629        38,758
     Loss on disposition of property........................         --         8,402
     Change in accounts:
       Restricted cash......................................       (894)        7,517
       Accounts receivable..................................     (1,630)        1,412
       Escrow for taxes.....................................     23,984           342
       Accounts payable.....................................    (21,237)       28,725
       Tenant security deposit liabilities..................        894        (5,305)
       Other liabilities....................................      1,575         2,087
                                                              ---------     ---------
          Net cash provided by operating activities.........    227,787       245,274
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (130,009)     (155,388)
  Deposits to restricted escrows............................     (8,283)       (8,604)
  Receipts from restricted escrows..........................      9,642        24,902
                                                              ---------     ---------
          Net cash used in investing activities.............   (128,650)     (139,090)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (94,922)      (87,996)
  Distributions to partners.................................   (116,612)     (100,021)
                                                              ---------     ---------
          Net cash used in financing activities.............   (211,534)     (188,017)
                                                              ---------     ---------
Net decrease in cash and cash equivalents...................   (112,397)      (81,833)
Cash and cash equivalents at beginning of year..............    266,821       348,654
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 154,424     $ 266,821
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 281,514     $ 288,440
                                                              =========     =========

       See Accompanying Notes to Financial Statements -- Income Tax Basis

         3440

                             SHAKER SQUARE, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Shaker Square, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Certificate and Agreement of Limited Partnership dated October 16, 1985. The Partnerships owns and operates a 194 unit multi-family housing complex, Shaker Square Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Davidson Properties, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned and
(2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1996 and 1995 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are syndication costs of $221,836 which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

         3441
                             SHAKER SQUARE, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996       1995
                                                              --------   --------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................   198,048    199,407
                                                              --------   --------
                                                              $198,048   $199,407
                                                              ========   ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995, consist of the following:

                                                                 1996         1995
                                                              ----------   ----------
First mortgage note payable in monthly installments of
  $30,610, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $3,532,555   $3,627,477
Second mortgage note payable in monthly installments of
  $760, interest only at 7.60%, principal due November 2002;
  collateralized by land and buildings......................     119,949      119,949
                                                              ----------   ----------
Principal balance at year end...............................   3,652,504    3,747,426
Less amortized discount.....................................    (179,276)    (205,296)
                                                              ----------   ----------
                                                              $3,473,228   $3,542,130
                                                              ==========   ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997....................................................   $  102,393
1998....................................................      110,451
1999....................................................      119,144
2000....................................................      128,521
2001....................................................      138,637
Thereafter..............................................    3,053,358
                                                           ----------
                                                           $3,652,504
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         3442
                             SHAKER SQUARE, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                               1996      1995
                    TYPE OF TRANSACTION                       AMOUNT    AMOUNT
                    -------------------                       -------   -------
Management fee..............................................  $61,478   $57,203
Partnership administration fee..............................  $18,996   $18,996
Reimbursement for services of affiliates....................  $22,921   $22,026
Construction oversight costs................................  $ 2,731   $    --

         3443

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3444

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3445

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3446

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3447

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-16
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP Units..   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Shannon
    Manor Apartments, a Limited Partnership....   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-53
VALUATION OF UNITS.............................   S-54
FAIRNESS OF THE OFFER..........................   S-55
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-55
  Fairness to Unitholders who Tender their
    Units......................................   S-56
  Fairness to Unitholders who do not Tender
    their Units................................   S-57
  Comparison of Consideration to Alternative
    Consideration..............................   S-57
  Allocation of Consideration..................   S-58
STANGER ANALYSIS...............................   S-59
  Experience of Stanger........................   S-59
  Summary of Materials Considered..............   S-59
  Summary of Reviews...........................   S-60
  Conclusions..................................   S-61
  Assumptions, Limitations and
    Qualifications.............................   S-61
  Compensation and Material Relationships......   S-62
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-63
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-68
CONFLICTS OF INTEREST..........................   S-72
  Conflicts of Interest with Respect to the
    Offer......................................   S-72
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-72
  Competition Among Properties.................   S-72
  Features Discouraging Potential Takeovers....   S-72
  Future Exchange Offers.......................   S-72

         3448

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-73
  General......................................   S-73
  Your Partnership and its Property............   S-73
  Property Management..........................   S-73
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-73
  Capital Replacement..........................   S-74
  Borrowing Policies...........................   S-74
  Competition..................................   S-74
  Legal Proceedings............................   S-74
  Selected Financial Information...............   S-74
    Balance Sheet Data.........................   S-75
    Statement of Operation Data................   S-75
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-76
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-78

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-78
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-79
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-80
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

         3449

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Shannon Manor Apartments, a Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3450

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3451

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $2.50 per unit for the six months ended June 30, 1998 (equivalent to $5.00 on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units, that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         3452

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

         3453

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

         3454

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3455

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3456

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

         3457

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         3458

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

         3459

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain

         3460

pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 0% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of related partners holding at least 67% of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of

         3461

     distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future

         3462

      increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units \registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

         3463

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3464

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

         3465

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the

         3466

fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, unlike with the general partner of the AIMCO Operating Partnership, the liability of the general partners of your partnership to your partnership or the limited partners for acts performed in their capacity as general partner is not limited.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $108,745 in 1996, $112,600 in 1997 and $58,554 for the first six months of 1998.
We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

         3467

YOUR PARTNERSHIP

     Your Partnership and its Property. Shannon Manor Apartments, a Limited Partnership is a South Carolina limited partnership which was formed on December 22, 1972 for the purpose of owning and operating a single apartment property located in Durham, North Carolina, known as Shannon Manor Apartments. In 1972, it completed a private placement of units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on October 1, 2017, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,258,233, payable to USGI, Inc., which bears interest at a rate of 7.00%. The mortgage debt is due in August 2014. Your partnership's agreement of limited partnership does not prohibit your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no outstanding loans to the partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3468

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA) !
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3469

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3470

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         3471

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3472

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3473

SUMMARY FINANCIAL INFORMATION OF SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP

     The summary financial information of Shannon Manor Apartments, a Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Shannon Manor Apartments, a Limited Partnership for the years ended December 31, 1997, 1996, and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP

                                        FOR THE SIX MONTHS
                                          ENDED JUNE 30,                         FOR THE YEAR ENDED DECEMBER 31,
                                     -------------------------   ---------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   -----------
Operating Data:
        Total Revenues.............  $  826,300    $  807,529    $1,598,809   $1,522,984   $1,452,350   $1,368,036   $ 1,321,619
  Net Income/(Loss)................  $  265,500    $  182,492    $  416,494   $  411,286   $  403,382   $  340,074   $   209,639
Balance Sheet Data:
  Real Estate, Net of Accumulated
    Depreciation...................  $1,891,354    $1,863,668    $1,980,119   $1,840,257   $1,275,415   $1,211,280   $ 1,162,025
        Total Assets...............   2,829,157     2,472,353     2,609,555    2,377,203    1,988,113    1,803,157     1,614,673
  Mortgage Notes Payable, including
    Accrued Interest...............   2,278,462     2,351,414     2,239,924    2,386,059    2,452,209    2,513,898     2,571,431
  Partners' Capital/(Deficit)......  $  498,486    $   59,712    $  257,382   $ (122,780)  $ (511,318)  $ (746,319)  $(1,000,324)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $2.50         $1.32

         3474

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         3475

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring,

         3476

marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $2.50 per unit (equivalent to $5.00 on an annualized basis). This is equivalent to distributions of $
per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $       per year on the number of Tax-Deferral Common OP Units,
that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP
Units that we are offering are expected to be        , immediately following our
offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership

         3477

were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high level of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on

         3478

Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 67% of the units of in your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

         3479

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."
         3480

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         3481

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         3482

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         3483

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         3484

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         3485

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         3486

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                  , 1998 (iii) any extraordinary
     or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                  , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks

         3487

     or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         3488

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         3489

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3490

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         3491

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         3492

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3493

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3494

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3495

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3496
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3497
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3498

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3499

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3500

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3501

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         3502

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3503

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3504

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $2.50 per unit (equivalent to $5.00
     on an annualized basis). This is equivalent to distributions of $       per
     year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $       per year on the number of Tax-Deferral Common OP
     Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         3505

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         3506

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................               Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

         3507

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of

         3508

     your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

         3509

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

         3510

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         3511

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.


          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under South Carolina law for the purpose of owning and       Delaware limited partnership. The AIMCO Operating
managing Shannon Manor Apartments.                           Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash Receipts (as defined in your          of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is October 1,           Agreement") or as provided by law. See "Description of
2017.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to construct, own,          The purpose of the AIMCO Operating Partnership is to
improve, maintain, operate, lease and dispose of your        conduct any business that may be lawfully conducted by
partnership's property for capital appreciation and the      a limited partnership organized pursuant to the
production of income. Subject to restrictions contained      Delaware Revised Uniform Limited Partnership Act (as
in your partnership's agreement of limited partnership,      amended from time to time, or any successor to such
your partnership may do all things necessary for or          statute) (the "Delaware Limited Partnership Act"),
incidental to the protection and benefit of your             provided that such business is to be conducted in a
partnership, including, borrowing funds and creating         manner that permits AIMCO to be qualified as a REIT,
liens.                                                       unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         3512
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership, with the            The general partner is authorized to issue additional
consent of the limited partners, are authorized to           partnership interests in the AIMCO Operating
admit additional limited partners and allow additional       Partnership for any partnership purpose from time to
capital contributions by current limited partners. The       time to the limited partners and to other persons, and
capital contribution need not be equal for all limited       to admit such other persons as additional limited
partners.                                                    partners, on terms and conditions and for such capital
                                                             contributions as may be established by the general
                                                             partner in its sole discretion. The net capital
                                                             contribution need not be equal for all OP Unitholders.
                                                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The fact that a partner is employed by, or is directly       The AIMCO Operating Partnership may lend or contribute
or indirectly interested in or connection with any           funds or other assets to its subsidiaries or other
person, firm or corporation employed by your                 persons in which it has an equity investment, and such
partnership to render or perform a service, or from          persons may borrow funds from the AIMCO Operating
whom or which your partnership may buy merchandise or        Partnership, on terms and conditions established in the
other property, will not prohibit the general partners       sole and absolute discretion of the general partner. To
from executing a lease with or employing such person,        the extent consistent with the business purpose of the
firm or corporation or from otherwise dealing with him       AIMCO Operating Partnership and the permitted
or it.                                                       activities of the general partner, the AIMCO Operating
                                                             Partnership may transfer assets to joint ventures,
                                                             limited liability companies, partnerships,
                                                             corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


Your partnership may to borrow money for partnership         The AIMCO Operating Partnership Agreement contains no
purposes, mortgage, pledge or encumber any or all of         restrictions on borrowings, and the general partner has
the property of your partnership as securities for such      full power and authority to borrow money on behalf of
borrowings or as security for any purchase money             the AIMCO Operating Partnership. The AIMCO Operating
mortgage involved in the purchase of your partnership's      Partnership has credit agreements that restrict, among
property.                                                    other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         3513
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
provides that the books of account, together with a          with a statement of the purpose of such demand and at
copy of your partnership's agreement of limited              such OP Unitholder's own expense, to obtain a current
partnership and any amendments thereto, will at all          list of the name and last known business, residence or
times be maintained at the principal office of your          mailing address of the general partner and each other
partnership and will be open to the reasonable               OP Unitholder.
inspection and examination of the partners or their
duly authorized representatives.

                               Management Control


The general management, control and conduct of the           All management powers over the business and affairs of
business of your partnership is vested exclusively in        the AIMCO Operating Partnership are vested in AIMCO-GP,
the general partner. All decisions are made by               Inc., which is the general partner. No OP Unitholder
agreement of the general partner. No limited partner         has any right to participate in or exercise control or
may take part in or interfere in any manner with the         management power over the business and affairs of the
conduct or control of the business of your partnership       AIMCO Operating Partnership. The OP Unitholders have
and no limited partner has the right or authority to         the right to vote on certain matters described under
act for or bind your partnership.                            "Comparison of Ownership of Your Units and AIMCO OP
                                                             Units -- Voting Rights" below. The general partner may
                                                             not be removed by the OP Unitholders with or without
                                                             cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to the limited partners for any act or            partner is not liable to the AIMCO Operating
omission performed or omitted in good faith, pursuant        Partnership for losses sustained, liabilities incurred
to the authority granted to them to promote the              or benefits not derived as a result of errors in
interests of your partnership, except for act or             judgment or mistakes of fact or law of any act or
omission which constitute fraud or gross negligence.         omission if the general partner acted in good faith.
However, your partnership's agreement of limited             The AIMCO Operating Partnership Agreement provides for
partnership does not provide for indemnification of the      indemnification of AIMCO, or any director or officer of
general partner and its affiliates.                          AIMCO (in its capacity as the previous general partner
                                                             of the AIMCO Operating Partnership), the general
                                                             partner, any officer or director of general partner or
                                                             the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its

         3514
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             partnership agreement, a limited partnership may, and
                                                             shall have the power to, indemnify and hold harmless
                                                             any partner or other person from and against any and
                                                             all claims and demands whatsoever. It is the position
                                                             of the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership does not provide for the removal of a            has exclusive management power over the business and
general partner by the limited partners. A general           affairs of the AIMCO Operating Partnership. The general
partner may not withdraw from your partnership without       partner may not be removed as general partner of the
the written consent of limited partners owning 75% of        AIMCO Operating Partnership by the OP Unitholders with
the units. The unanimous written consent of all              or without cause. Under the AIMCO Operating Partnership
partners is necessary to admit a new general partner. A      Agreement, the general partner may, in its sole
limited partner may transfer its interest in accordance      discretion, prevent a transferee of an OP Unit from
with applicable law but such transferee does not become      becoming a substituted limited partner pursuant to the
a substituted limited partner without the consent of         AIMCO Operating Partnership Agreement. The general
the general partners and the limited partners.               partner may exercise this right of approval to deter,
                                                             delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership          With the exception of certain circumstances set forth
does not provide for amendments. However, your               in the AIMCO Operating Partnership Agreement, whereby
partnership's agreement of limited partnership has been      the general partner may, without the consent of the OP
amended subsequent to its original filing.                   Unitholders, amend the AIMCO Operating Partnership
                                                             Agreement, amendments to the AIMCO Operating
                                                             Partnership Agreement require the consent of the
                                                             holders of a majority of the outstanding Common OP
                                                             Units, excluding AIMCO and certain other limited
                                                             exclusions (a "Majority in Interest"). Amendments to
                                                             the AIMCO Operating Partnership Agreement may be
                                                             proposed by the general partner or by holders of a
                                                             Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         3515
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under South Carolina law, the limited partners are not       Except for fraud, willful misconduct or gross
liable directly or indirectly for debts, obligations         negligence, no OP Unitholder has personal liability for
and liabilities of your partnership. However, if a           the AIMCO Operating Partnership's debts and
limited partner takes actions on behalf of your              obligations, and liability of the OP Unitholders for
partnership, such limited partner will be responsible        the AIMCO Operating Partnership's debts and obligations
for any liability which may result from such actions.        is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership may engage in        Unless otherwise provided for in the relevant
or possess an interest in other business ventures of         partnership agreement, Delaware law generally requires
every nature and description, including but not limited      a general partner of a Delaware limited partnership to
to the ownership, financing, leasing, operation,             adhere to fiduciary duty standards under which it owes
management, syndication, brokerage and development of        its limited partners the highest duties of good faith,
real property; and neither your partnership nor the          fairness and loyalty and which generally prohibit such
partners will have any rights in or to such independent      general partner from taking any action or engaging in
ventures or to the income or profits derived therefrom.      any transaction as to which it has a conflict of
                                                             interest. The AIMCO Operating Partnership Agreement
                                                             expressly authorizes the general partner to enter into,
                                                             on behalf of the AIMCO Operating Partnership, a right
                                                             of first opportunity arrangement and other conflict
                                                             avoidance agreements with various affiliates of the
                                                             AIMCO Operating Partnership and the general partner, on
                                                             such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         3516
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the              applicable law or in the AIMCO           ship Agreement, the OP Unitholders
approval of holders of 75% of the        Operating Partnership Agreement,         have voting rights only with
units is needed to approve the           the holders of the Preferred OP          respect to certain limited matters
withdrawal of a general partner and      Units will have the same voting          such as certain amendments and
to send a notice to the general          rights as holders of the Common OP       termination of the AIMCO Operating
partner stating that they have           Units. See "Description of OP            Partnership Agreement and certain
determined that your partnership is      Units" in the accompanying               transactions such as the
dissolving due to an action by the       Prospectus. So long as any               institution of bankruptcy
general partners making it               Preferred OP Units are outstand-         proceedings, an assignment for the
impossible for your partnership to       ing, in addition to any other vote       benefit of creditors and certain
carry on its business in a normal        or consent of partners required by       transfers by the general partner of
fashion. Within thirty days of such      law or by the AIMCO Operating            its interest in the AIMCO Operating
notice, if all of                        Partnership Agree-                       Part-

         3517
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

the limited partners agree to            ment, the affirmative vote or            nership or the admission of a
continue the business of your            consent of holders of at least 50%       successor general partner.
partnership, a new general partner       of the outstanding Preferred OP
may be elected to carry on the           Units will be necessary for              Under the AIMCO Operating Partner-
business of your partnership. Upon       effecting any amendment of any of        ship Agreement, the general partner
the vote of the general partner and      the provisions of the Partnership        has the power to effect the
the limited partners owning at           Unit Designation of the Preferred        acquisition, sale, transfer,
least 67% of the units, your             OP Units that materially and             exchange or other disposition of
partnership may dissolve and may         adversely affects the rights or          any assets of the AIMCO Operating
sell all or substantially of its         preferences of the holders of the        Partnership (including, but not
interest in all partnership assets.      Preferred OP Units. The creation or      limited to, the exercise or grant
The consent of the general partner       issuance of any class or series of       of any conversion, option,
and all limited partners is              partnership units, including,            privilege or subscription right or
necessary to admit a general             without limitation, any partner-         any other right available in
partner or a limited partner.            ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.
                                                                                  Distributions

Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of net cash receipts       $      per Preferred OP Unit;            tribute quarterly all, or such
are disbursed at reasonable              provided, however, that at any time      portion as the general partner may
intervals as determined by the           and from time to time on or after        in its sole and absolute discretion
general partners in their absolute       the fifth anniversary of the issue       determine, of Available Cash (as
discretion. Your partnership has         date of the Preferred OP Units, the      defined in the AIMCO Operating
made distributions in the past and       AIMCO Operating Partnership may          Partnership Agreement) generated by
is projected to make distributions       adjust the annual distribution rate      the AIMCO Operating Partnership
in 1998.                                 on the Preferred OP Units to the         during such quarter to the general
                                         lower of (i)     % plus the annual       partner, the special limited
                                         interest rate then applicable to         partner and the holders of Common
                                         U.S. Treasury notes with a maturity      OP Units on the record date
                                         of five years, and (ii) the annual       established by the general partner
                                         dividend rate on the most recently       with respect to such quarter, in
                                         issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         3518
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may not mortgage       There is no public market for the        There is no public market for the
its interest but may otherwise           Preferred OP Units and the               OP Units. The AIMCO Operating Part-
assign, sell or dispose of its           Preferred OP Units are not listed        nership Agreement restricts the
interest in accordance with              on any securities exchange. The          transferability of the OP Units.
applicable law. A transferee may         Preferred OP Units are subject to        Until the expiration of one year
become a substituted limited             restrictions on transfer as set          from the date on which an OP
partner upon the approval of the         forth in the AIMCO Operating             Unitholder acquired OP Units,
general partner and the consent of       Partnership Agreement.                   subject to certain exceptions, such
the limited partners.                                                             OP Unitholder may not transfer all
There are no redemption rights           Pursuant to the AIMCO Operating          or any portion of its OP Units to
associated with your units.              Partnership Agreement, until the         any transferee without the consent
                                         expiration of one year from the          of the general partner, which
                                         date on which a holder of Preferred      consent may be withheld in its sole
                                         OP Units acquired Preferred OP           and absolute discretion. After the
                                         Units, subject to certain                expiration of one year, such OP
                                         exceptions, such holder of               Unitholder has the right to
                                         Preferred OP Units may not transfer      transfer all or any portion of its
                                         all or any portion of its Pre-           OP Units to any person, subject to
                                         ferred OP Units to any transferee        the satisfaction of certain
                                         without the consent of the general       conditions specified in the AIMCO
                                         partner, which consent may be            Operating Partnership Agreement,
                                         withheld in its sole and absolute        including the general partner's
                                         discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
                                         OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         3519
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3520

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses in that capacity. The property manager received management fees of $108,745 in 1996, $112,600 in 1997 and $58,554 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3521

                                YOUR PARTNERSHIP

GENERAL

     Shannon Manor Apartments is a South Carolina limited partnership which
raised net proceeds of approximately $          in 1972 through a private
offering. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 17 limited partners of your partnership and a total of 9,649 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on December 22, 1972 for the purpose of owning and operating a single apartment property located in Durham, North Carolina, known as "Shannon Manor Apartments." Your partnership's property consists of 230 apartment units. There are 24 one-bedroom apartments, 138 two-bedroom apartments and 68 three-bedroom apartments. The total rentable square footage of your partnership's property is 205,480 square feet. Your partnership's property had an average occupancy rate of approximately 98.26% in 1996 and 98.26% in 1997. The average annual rent per apartment unit is approximately $6,609.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $108,745, $112,600 and $58,554, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on October 1, 2017 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3522

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,258,233, payable to USGI, Inc., which bears interest at a rate of 7.00%. The mortgage debt is due in August 2014. Your partnership's agreement of limited partnership does not prohibit the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3523

     Below is selected financial information for Shannon Manor Apartments, a Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                       SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   589,044   $   191,816   $    77,342   $    71,271   $   165,844   $   237,815   $   212,297
Land & Building..............    5,451,211     5,242,354     5,449,390     5,128,357     4,430,794     4,261,377     4,109,205
Accumulated Depreciation.....   (3,559,857)   (3,378,686)   (3,469,271)   (3,288,100)   (3,155,379)   (3,050,097)   (2,947,180)
Other Assets.................      348,759       416,869       552,094       465,675       546,854       354,062       240,351
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 2,829,157   $ 2,472,353   $ 2,609,555   $ 2,377,203   $ 1,988,113   $ 1,803,157   $ 1,614,673
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 2,278,462   $ 2,351,414   $ 2,239,924   $ 2,386,059   $ 2,452,209   $ 2,513,898   $ 2,571,431
Other Liabilities............       52,210        61,228       112,249       113,924        47,222        35,578        43,566
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    2,330,672     2,412,642     2,352,173     2,499,983     2,499,431     2,549,476     2,614,997
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $   498,486   $    59,712   $   257,382   $  (122,780)  $  (511,318)  $  (746,319)  $(1,000,324)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                       SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                               FOR THE SIX MONTHS ENDED                            FOR THE YEARS ENDED
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATION DATA
Rental Revenue...............  $   791,850   $   762,381   $ 1,519,975   $ 1,468,745   $ 1,381,641   $ 1,288,221   $ 1,258,844
Other Income.................       34,450        45,148        78,834        54,239        70,709        79,815        62,775
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Revenue.......      826,300       807,529     1,598,809     1,522,984     1,452,350     1,368,036     1,321,619
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Expenses...........      204,141       264,881       426,044       428,044       421,696       371,603       494,988
General & Administrative.....      134,137       135,202       312,415       279,692       267,457       271,462       218,676
Depreciation.................       90,586        90,586       181,171       136,731       105,282       102,917       103,418
Interest Expense.............       80,094        82,526       163,821       168,192       172,652       176,810       193,744
Property Taxes...............       51,842        51,842        98,864        99,039        81,881       105,170       101,154
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Expenses......      560,800       625,037     1,182,315     1,111,698     1,048,968     1,027,962     1,111,980
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net Income...................  $   265,500   $   182,492   $   416,494   $   411,286   $   403,382   $   340,074   $   209,639
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

         3524

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $265,500 for the six months ended June 30, 1998, compared to $182,492 for the six months ended June 30, 1997. The increase in net income of $83,008, or 45.79% was primarily the result of a decrease in operating expenses and an increase in total revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $826,300 for the six months ended June 30, 1998, compared to $807,529 for the six months ended June 30, 1997, an increase of $18,771, or 2.32%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $197,653 for the six months ended June 30, 1998, compared to $264,881 for the six months ended June 30, 1997, a decrease of $67,228 or 25.38%. Management fees totaled $58,554 for the six months ended June 30, 1998, compared to $57,799 for the six months ended June 30, 1997, a decrease of $755, or 1.31%. related to non-capitalizable property improvements.

     General and Administrative Expenses

     General and administrative expenses totaled $134,138 for the six months ended June 30, 1998 compared to $135,202 for the six months ended June 30, 1997, a decrease of $1,064 .

     Interest Expense

     Interest expense totaled $80,094 for the six months ended June 30, 1998, compared to $82,526 for the six months ended June 30, 1997, a decrease of $2,432, or 2.95%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $416,494 for the year ended December 31, 1997, compared to $411,286 for the year ended December 31, 1996, an increase in net income of $5,208, or 1.27%

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,598,809 for the year ended December 31, 1997, compared to $1,522,984 for the year ended December 31, 1996, an increase of $75,825, or 4.98%. This increase was primarily the result of an increase in occupancy.

         3525

     Expenses

     Operating expenses, consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, and insurance, totaled $426,044 for the year ended December 31, 1997, compared to $428,044 for the year ended December 31, 1996, a decrease of $2,000 or 0.47%. Management expenses totaled $112,600 for the year ended December 31, 1997, compared to $108,745 for the year ended December 31, 1996, an increase of $3,855, or 3.54%. The increase resulted from an increase in rental revenues as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $312,415 for the year ended December 31, 1997 compared to $279,692 for the year ended December 31, 1996, an increase of $32,723 or 11.70%. The increase is primarily due to an increase in manager rent-free unit expense. There was also an increase in bad debts due to a higher amount of rent revenue being deemed uncollectible.

     Interest Expense

     Interest expense totaled $163,821 for the year ended December 31, 1997, compared to $168,192 for the year ended December 31, 1996, a decrease of $4,371, or 2.60%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $411,286 for the year ended December 31, 1996, compared to $403,382 for the year ended December 31, 1995, an increase in net income of $7,904, or 1.96%.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,522,984 for the year ended December 31, 1996, compared to $1,452,350 for the year ended December 31, 1995, an increase of $70,634, or 4.86%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $428,044 for the year ended December 31, 1996, compared to $421,696 for the year ended December 31, 1995, an increase of $6,348 or 1.51%. Management expenses totaled $108,745 for the year ended December 31, 1996, compared to $103,821 for the year ended December 31, 1995, an increase of $4,924, or 4.74%.

     General and Administrative Expenses

     General and administrative expenses totaled $279,692 for the year ended December 31, 1996 compared to $267,457 for the year ended December 31, 1995, an increase of $12,235 or 4.57%.

     Interest Expense

     Interest expense totaled $168,192 for the year ended December 31, 1996, compared to $172,652 for the year ended December 31, 1995, a decrease of $4,460, or 2.58%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $589,044 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

         3526

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership are not liable to the limited partners for any act or omission performed or omitted in good faith, pursuant to the authority granted to them to promote the interests of your partnership, except for act or omission which constitute fraud or gross negligence. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership's agreement of limited partnership does not provide for indemnification of the general partners and their affiliates.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $10.00
1995........................................................       7.50
1996........................................................      15.00
1997........................................................       1.32
1998 (through June 30)......................................       2.50

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

         3527

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies to the general partner including reimbursement of expenses) in capacity of its general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $13,250
1995........................................................     13,553
1996........................................................     18,540
1997........................................................     22,628

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $103,821
1996...........................................      108,745
1997...........................................      112,600
1998 (through June 30).........................       58,554

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

         3528

                                    EXPERTS

     The financial statements of Shannon Manor Apartments, a Limited Partnership at December 31, 1997, 1996, and 1995 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         3529

                           INDEX FINANCIAL STATEMENT

FINANCIAL STATEMENTS OF SHANNON MANOR APARTMENTS, LIMITED PARTNERSHIP  PAGE
---------------------------------------------------------------------  ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).........       F-2
Condensed Statements of Operations for the six months ended June 30,
  1998 and 1997
  (Unaudited)...................................................       F-3
Condensed Statements of Cash Flows for the six months ended June 30,
  1998 and 1997 (Unaudited).....................................       F-4
Note A -- Basis of Presentation.................................       F-4
Independent Auditors' Report....................................       F-5
Balance Sheet as of December 31, 1997...........................       F-6
Statement of Profit and Loss for the year ended December 31, 1997...   F-7
Statement of Changes in Deficit/Equity for the year ended December
  31, 1997......................................................       F-11
Statement of Cash Flows for the year ended December 31, 1997....       F-12
Notes to Financial Statements...................................       F-13
Independent Auditors' Report....................................       F-16
Balance Sheet as of December 31, 1996...........................       F-17
Statement of Profit and Loss for the year ended December 31, 1996...   F-18
Statement of Changes in Deficit/Equity for the year ended December
  31, 1996......................................................       F-22
Statement of Cash Flows for the year ended December 31, 1996....       F-23
Notes to Financial Statements...................................       F-24
Independent Auditors' Report....................................       F-26
Balance Sheet as of December 31, 1995...........................       F-27
Statement of Profit and Loss for the year ended December 31, 1995...   F-28
Statement of Changes in Deficit/Equity for the year ended December
  31, 1995......................................................       F-32
Statement of Cash Flows for the year ended December 31, 1995....       F-33
Notes to Financial Statements...................................       F-34

         3530

                            SHANNON MANOR APARTMENTS

                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS


Cash and cash equivalents...................................               $  589,044
Receivables and Deposits....................................                   57,862
Restricted Escrows..........................................                   86,647
Other Assets................................................                  204,250
Investment Property:
  Land......................................................     211,500
  Building and related personal property....................   5,239,711
                                                              ----------
                                                               5,451,211
  Less: Accumulated depreciation............................  (3,559,857)   1,891,354
                                                              ----------   ----------
          Total Assets:.....................................               $2,829,157
                                                                           ==========

                          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................................               $    5,741
Other Accrued Liabilities...................................                    3,401
Property Taxes Payable......................................                   38,973
Tenant Security Deposits....................................                   17,932
Notes Payable...............................................                2,264,624
Partners' Capital...........................................                  498,486
                                                                           ----------
          Total Liabilities and Partners' Capital...........               $2,829,157
                                                                           ==========

         3531

                            SHANNON MANOR APARTMENTS

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $791,850   $762,381
  Other Income..............................................    34,450     45,148
                                                              --------   --------
          Total Revenues....................................   826,300    807,529
Expenses:
  Operating Expenses........................................   204,141    264,881
  General and Administrative Expenses.......................   134,137    135,202
  Depreciation Expense......................................    90,586     90,586
  Interest Expense..........................................    80,094     82,526
  Property Tax Expense......................................    51,842     51,842
                                                              --------   --------
          Total Expenses....................................   560,800    625,037
                                                              --------   --------
          Net Income........................................  $265,500   $182,492
                                                              ========   ========

         3532

                            SHANNON MANOR APARTMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Operating Activities:
  Net Income (loss).........................................   $ 265,500     $ 182,492
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................      90,586        90,586
     Changes in accounts:
       Receivables and deposits and other assets............    (111,513)      (23,654)
       Accounts Payable and accrued expenses................      15,576       (52,696)
                                                               ---------     ---------
          Net cash provided by (used in) operating
            activities......................................     260,149       196,728
                                                               ---------     ---------
Investing Activities
  Property improvements and replacements....................      (1,821)     (113,997)
  Net (increase)/decrease in restricted escrows.............     314,847        72,459
                                                               ---------     ---------
          Net cash provided by (used in) investing
            activities......................................     313,026       (41,538)
                                                               ---------     ---------
Financing Activities
  Distributions to partners.................................     (24,396)           --
  Payments on mortgage......................................     (37,077)      (34,645)
                                                               ---------     ---------
          Net cash provided by (used in) financing
            activities......................................     (61,473)      (34,645)
                                                               ---------     ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................     511,702       120,545
Cash and cash equivalents at beginning of year..............      77,342        71,271
                                                               ---------     ---------
Cash and cash equivalents at end of period..................   $ 589,044     $ 191,816
                                                               =========     =========

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Shannon Manor Apartments as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

         3533

                         REPORT OF INDEPENDENT AUDITORS

The General Partners
Shannon Manor Apartments, A Limited Partnership

     We have audited the accompanying balance sheet of Shannon Manor Apartments, A Limited Partnership (FHA Project No. 053-35064-PM) as of December 31, 1997 and the related statements of profit and loss, changes in deficit/equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shannon Manor Apartments, A Limited Partnership at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

February 10, 1998
Greenville, South Carolina

         3534

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Current assets
  1110 Petty cash...........................................                $      300
  1120 Unrestricted cash....................................                    55,585
  1130 Tenant accounts receivable, net of allowance for
     doubtful accounts of $10,087...........................                    10,536
                                                                            ----------
          Total current assets..............................                    66,421
Deposits held in trust -- funded
  1191 Tenant security deposits.............................                    21,457
Prepaid expenses
  1240 Property insurance...................................                    13,246
  1250 Mortgage insurance...................................                     8,057
                                                                            ----------
          Total prepaid expenses............................                    21,303
Restricted deposits and funded reserves
  1310 Mortgage escrow deposits.............................                    75,475
  1320 Reserve for replacements.............................                    79,997
  1323 Paint reserve........................................                   246,022
                                                                            ----------
          Total deposits....................................                   401,494
Fixed assets, at cost (Notes 1 and 2)
  1410 Land.................................................  $   211,500
  1420 Building.............................................    5,237,890
                                                              -----------
                                                                5,449,390
Less accumulated depreciation...............................   (3,469,271)   1,980,119
                                                              -----------
Other assets
  1910 Partnership cash.....................................                   118,761
                                                                            ----------
                                                                            $2,609,555
                                                                            ==========

                           LIABILITIES AND PARTNERS' EQUITY

Current liabilities
  2110 Accounts payable.....................................                $   13,943
  2130 Accrued interest -- mortgage.........................                    13,838
  2320 Mortgage payable, current portion (Note 2)...........                    75,615
                                                                            ----------
          Total current liabilities.........................                   103,396
Deposit and prepayment liabilities
  2191 Tenant security deposits.............................                    21,457
  2210 Rent received in advance.............................                     1,234
                                                                            ----------
          Total deposit and prepayment liabilities..........                    22,691
Long-Term Liabilities
  2320 Mortgage payable (Note 2)............................                 2,301,701
     Less current portion...................................                   (75,615)
                                                                            ----------
          Total long-term liabilities.......................                 2,226,086
                                                                            ----------
          Total liabilities.................................                 2,352,173
  3130 Partners' equity.....................................                   257,382
                                                                            ----------
                                                                            $2,609,555
                                                                            ==========

                            See accompanying notes.

         3535

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                          STATEMENT OF PROFIT AND LOSS
                          YEAR ENDED DECEMBER 31, 1997

PART I

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Rental Income 5100
  Apartments or Member Carrying Charges (Coops).............    5120      $1,734,180
  Tenant Assistance Payments................................    5121
  Furniture and Equipment...................................    5130
  Stores and Commercial.....................................    5140
  Garage and Parking Spaces.................................    5170
  Flexible Subsidy Income...................................    5180
  Miscellaneous (specify) Rent increases not implemented....    5190         (72,130)
                                                                          ----------
          Total Rent Revenue Potential at 100% Occupancy....               1,662,050
Vacancies 5200
  Apartments................................................    5220        (142,075)
  Furniture and Equipment...................................    5230
  Stores and Commercial.....................................    5240
  Garage and Parking Spaces.................................    5270
  Miscellaneous (specify)...................................    5290
                                                                          ----------
          Total Vacancies...................................                (142,075)
                                                                          ----------
          Net Rental Revenue Rent Revenue Less Vacancies....               1,519,975
Elderly and Congregate Services Income 5300
                                                                          ----------
          Total Service Income (Schedule Attached)..........    5300              --
Financial Revenue 5400
  Interest Income -- Project Operations.....................    5410
  Income from Investments -- Residual Receipts..............    5430
  Income from Investments -- Reserve for Replacement........    5440
  Income from Investments -- Miscellaneous*.................    5490          11,755
                                                                          ----------
          Total Financial Revenue...........................                  11,755
Other Revenue 5900
  Laundry and Vending.......................................    5910          27,178
  NSF and Late Charges......................................    5920          14,271
  Damages and Cleaning Fees.................................    5930          11,084
  Forfeited Tenant Security Deposits........................    5940             712
  Other Revenues (specify)..................................    5990          13,834
                                                                          ----------
          Total Other Revenue...............................                  67,079
                                                                          ----------
          Total Revenue.....................................              $1,598,809
                                                                          ==========

         3536
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Administrative Expenses 6200/6300
  Advertising...............................................    6210      $   22,174
  Other Administrative Expense..............................    6250          14,683
  Office Salaries...........................................    6310          18,287
  Office Supplies...........................................    6311          13,221
  Office or Model Apartment Rent............................    6312           7,210
  Management Fee............................................    6320         112,600
  Manager or Superintendent Salaries........................    6330          24,201
  Manager or Superintendent Rent Free Unit..................    6331          24,340
  Legal Expenses (Project)..................................    6340              12
  Auditing Expenses (Project)...............................    6350           6,050
  Bookkeeping Fees/Accounting Services......................    6351          14,628
  Telephone and Answering Service...........................    6360           4,663
  Bad Debts.................................................    6370          30,555
  Miscellaneous Administrative Expenses (specify)**.........    6390          11,791
                                                                          ----------
          Total Administrative Expenses.....................                 304,415
Utilities Expense 6400
  Fuel Oil/Coal.............................................    6420
  Electricity (Light and Misc. Power).......................    6450          21,924
  Water.....................................................    6451          32,800
  Gas.......................................................    6452           1,588
  Sewer.....................................................    6453          51,717
                                                                          ----------
          Total Utilities Expense...........................                 108,029

         3537
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Operating and Maintenance Expenses 6500
  Janitor and Cleaning Payroll..............................    6510
  Janitor and Cleaning Supplies.............................    6515      $       10
  Janitor and Cleaning Contract.............................    6517           8,215
  Exterminating Payroll/Contract............................    6519           2,583
  Exterminating Supplies....................................    6520
  Garbage and Trash Removal.................................    6525          17,656
  Security Payroll/Contract.................................    6530
  Grounds Payroll...........................................    6535
  Grounds Supplies..........................................    6536           3,900
  Grounds Contract..........................................    6537          36,713
  Repairs Payroll...........................................    6540          68,962
  Repairs Material..........................................    6541          25,116
  Repairs Contract..........................................    6542          33,822
  Elevator Maintenance/Contract.............................    6545
  Heating/Cooling Repairs and Maintenance...................    6546           7,295
  Swimming Pool Maintenance/Contract........................    6547           1,999
  Snow Removal..............................................    6548             172
  Decorating Payroll/Contract...............................    6560          30,619
  Decorating Supplies.......................................    6561           4,717
  Other.....................................................    6570
  Miscellaneous Operating & Maintenance Exp.***.............    6590           1,760
                                                                          ----------
          Total Operating & Maintenance Expenses............                 243,549
Taxes and Insurance 6700
  Real Estate Taxes.........................................    6710          98,864
  Payroll Taxes (FICA)......................................    6711          10,060
  Miscellaneous Taxes, Licenses and Permits.................    6719           1,294
  Property and Liability Insurance (Hazard).................    6720          36,948
  Fidelity Bond Insurance...................................    6721
  Workmen's Compensation....................................    6722           7,672
  Health Insurance & Other Employee Benefits................    6723           7,137
  Other Insurance (specify).................................    6729
                                                                          ----------
          Total Taxes and Insurance.........................                 161,975
Financial Expenses 6800
  Interest on Bonds Payable.................................    6810
  Interest on Mortgage Payable..............................    6820         163,821
  Interest on Notes Payable (Long-Term).....................    6830
  Interest on Notes Payable (Short-Term)....................    6840
  Mortgage Insurance Premium/Service Charge.................    6850          11,355
  Miscellaneous Financial Expenses..........................    6890
                                                                          ----------
          Total Financial Expenses..........................                 175,176

         3538
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1997

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Elderly & Congregate Service Expenses 6900
          Total Service Expenses -- Schedule Attached.......    6900
                                                                          ----------
          Total Cost of Operations Before Depreciation......              $  993,144
                                                                          ----------
          Profit (Loss) Before Depreciation.................                 605,665
  Depreciation (Total) -- 6600 (specify)....................    6600        (181,171)
                                                                          ----------
          Operating Profit or (Loss)........................                 424,494
Corporate or Mortgagor Entity Expenses 7100
  Officer Salaries..........................................    7110
  Legal Expenses (Entity)...................................    7120
  Taxes (Federal-State-Entity)..............................  7130-32
  Other Expenses (Entity) General partners fees and
     expenses...............................................    7190           8,000
                                                                          ----------
          Total Corporate Expenses..........................                   8,000
                                                                          ----------
          Net Profit or (Loss)..............................              $  416,494
                                                                          ==========

---------------

   *  Savings account interest......  $ 7,341
      Partnership cash interest.....    4,414
                                      -------
                                      $11,755
                                      =======
  **  Ad valorem tax service........  $   300
      Furniture expense.............    4,128
      Computer expense..............    2,615
      Training and travel...........    4,748
                                      -------
                                      $11,791
                                      =======
 ***  Vehicle maintenance...........  $ 1,137
      Fire protection...............      623
                                      -------
                                      $ 1,760
                                      =======

     Miscellaneous or other Income and Expense Sub-account Groups. If miscellaneous or other income and/or expense sub-accounts (5190, 5290, 5490, 5990, 6390, 6729, 6890, and 7190) exceed the Account Groupings by 10% or more, attach a separate schedule describing or explaining the miscellaneous income or expense.

PART II

 1.  Total Principal payments required under the mortgage, even if payments under a Workout Agreement are less or more than those required under the mortgage...........................  $70,520
 2.  Replacement Reserve deposits required by the Regulatory
     Agreement or Amendments thereto, even if payments may be
     temporarily suspended or waived.............................  $13,300
 3.  Replacement or Painting Reserve releases which are included
     as expense items on this Profit and Loss Statement..........      N/A
 4.  Project Improvement Reserve Releases under the Flexible
     Subsidy Program that are included as expense items on this
     Profit and Loss Statement...................................      N/A

                            See accompanying notes.

         3539

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                     STATEMENT OF CHANGES IN DEFICIT/EQUITY
                          YEAR ENDED DECEMBER 31, 1997

(Deficit) at December 31, 1996..............................  $(122,780)
Net income..................................................    416,494
Distributions...............................................    (36,332)
                                                              ---------
Equity at December 31, 1997.................................  $ 257,382
                                                              =========

                            See accompanying notes.

         3540

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Source of Funds
Operations:
  Revenue:
    Rental income...........................................             $1,451,247
    Other:
      Legal and late fees...................................  $ 14,271
      Laundry income........................................    27,178
      Cleaning and damage...................................    11,084
      Deposits forfeited....................................    14,546
      Interest income.......................................    11,755       78,834
                                                              --------   ----------
                                                                          1,530,081
  Expenses:
    Administrative expenses.................................    72,594
    Management fee..........................................   112,600
    Bookkeeper fee..........................................    18,768
    Operating expenses......................................   109,526
    Payrolls................................................   111,450
    Maintenance fees........................................   174,587
    Taxes -- payroll........................................    10,060
    Taxes -- real estate....................................    98,864
    Taxes -- miscellaneous..................................     1,294
    Property insurance......................................    37,944
    Workmen's compensation..................................     7,672
    Health insurance........................................     7,137
    Interest on mortgage note...............................   163,821
    Mortgage insurance premium..............................    11,553
    Entity expenses.........................................     8,000      945,870
                                                              --------   ----------
Net cash provided by operating activities...................                584,211
Investing activities
Change in partnership cash..................................                 (4,474)
Change in restricted deposits and funded reserves...........                (73,702)
Purchase of fixed assets, including $69,679 of additions
  capitalized and in accounts payable in the prior year.....               (390,712)
                                                                         ----------
Net cash (used) for investing activities....................               (468,888)
Financing activities
Distributions...............................................             $  (36,332)
Reduction of long-term debt.................................                (70,520)
                                                                         ----------
Net cash (used) for financing activities....................               (106,852)
                                                                         ----------
Increase in unrestricted cash...............................                  8,471
Unrestricted cash at December 31, 1996......................                 47,114
                                                                         ----------
Unrestricted cash at December 31, 1997......................             $   55,585
                                                                         ==========
Operating activities
Net income..................................................             $  416,494
Adjustments to adjust net income to net cash provided by
  operating activities:
  Depreciation..............................................                181,171
  Changes in operating assets and liabilities:
    Prepaid expenses........................................                 (1,194)
    Deposits held in trust..................................                  2,400
    Tenant accounts receivable..............................                 (7,049)
    Accounts payable........................................                 (1,497)
    Bookkeeper fee payable..................................                 (4,140)
    Rent received in advance................................                    426
    Tenant security deposits................................                 (2,400)
                                                                         ----------
Net cash provided by operating activities...................             $  584,211
                                                                         ==========

                            See accompanying notes.

         3541

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership is organized as a limited partnership formed to acquire an interest in real property located in Durham, North Carolina and to operate thereon an apartment complex of 230 units, under Section 221(d)4 of the National Housing Act. Such projects are regulated by HUD as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Depreciation is computed principally by the straight-line and accelerated methods over estimated useful lives of 3 to 40 years.

  Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents except for imprest balances of petty cash.

  Income Taxes

     Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners.

  Management Agreement

     The Partnership pays management fees equal to 7.5 percent of gross collections to Insignia Residential Group.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. LONG-TERM DEBT

     A mortgage note is payable in monthly installments of $19,528 until August 2014, including interest at 7%, to USGI, Inc. The note is collateralized by pledge of land and buildings and, in addition, is insured by HUD. The note was confirmed in writing to our independent public accountants. Principal maturities for the next five years are as follows:

1998......................................................   $75,615
1999......................................................    81,080
2000......................................................    86,946
2001......................................................    93,232
2002......................................................    99,971

     During the year, the Partnership incurred net interest costs on the mortgage note of $163,821 and paid net interest costs of $163,821.

         3542
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. RELATED PARTY TRANSACTIONS

     Transactions with affiliates of the general partners are summarized as follows:

RELATED PARTY               TYPE OF TRANSACTION                 AMOUNT
-------------               -------------------                --------
Insignia Residential Group  Management fee                     $112,600
Insignia Residential Group  Bookkeeper fee                       14,628
AmReal Corporation          General partner fees and expenses     8,000

4. FIXED ASSETS AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP

                                                                         BUILDINGS         COST
                                                                        AND RELATED     CAPITALIZED
                                                                         PERSONAL      SUBSEQUENT TO
               DESCRIPTION                  ENCUMBRANCES      LAND       PROPERTY       ACQUISITION
               -----------                  ------------    --------    -----------    -------------
Shannon Manor Apartments.................    $2,301,701     $211,500    $3,175,539      $2,062,351
                                             ==========     ========    ==========      ==========

                         GROSS AMOUNT AT WHICH CARRIED

                                      BUILDINGS
                                     AND RELATED
                                      PERSONAL                  ACCUMULATED      DATE       DEPRECIABLE
      DESCRIPTION           LAND      PROPERTY       TOTAL      DEPRECIATION   ACQUIRED    LIFE -- YEARS
      -----------         --------   -----------   ----------   ------------   --------    -------------
Shannon Manor...........  $211,500   $5,237,890    $5,449,390    $3,469,271      7/74          3-40
                          ========   ==========    ==========    ==========

     Reconciliation of "Fixed Assets and Accumulated Depreciation":

FIXED ASSETS
Balance at beginning of year................................  $5,128,357
Property improvements.......................................     321,033
                                                              ----------
Balance at end of year......................................  $5,449,390
                                                              ==========
ACCUMULATED DEPRECIATION
Balance at beginning of year................................  $3,288,100
Additions charged to expense................................     181,171
                                                              ----------
Balance at end of year......................................  $3,469,271
                                                              ==========

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $5,724,465. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $3,927,037.

         3543
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3544

                         REPORT OF INDEPENDENT AUDITORS

The General Partners
Shannon Manor Apartments, A Limited Partnership

     We have audited the accompanying balance sheet of Shannon Manor Apartments, A Limited Partnership (FHA Project No. 053-35064-PM) as of December 31, 1996 and the related statements of profit and loss, changes in deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shannon Manor Apartments, A Limited Partnership at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

February 10, 1997
Greenville, South Carolina

         3545

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Current assets
  1110 Petty cash...........................................  $       300
  1120 Unrestricted cash....................................       47,114
  1130 Tenant accounts receivable...........................        3,487
                                                              -----------
          Total current assets..............................       50,901
Deposits held in trust -- funded
  1191 Tenant security deposits.............................       23,857
Prepaid expenses
  1240 Property insurance...................................       12,250
  1250 Mortgage insurance...................................        7,859
                                                              -----------
          Total prepaid expenses............................       20,109
Restricted deposits and funded reserves
  1310 Mortgage escrow deposits.............................       72,495
  1320 Reserve for replacements.............................       66,697
  1323 Paint reserve........................................      188,600
                                                              -----------
          Total deposits....................................      327,792
Fixed assets, at cost (Notes 1 and 2)
  1410 Land.................................................  $   211,500
  1420 Building.............................................    4,916,857
                                                              -----------
                                                                5,128,357
Less accumulated depreciation...............................   (3,288,100)
                                                                1,840,257
                                                              -----------
Other assets
  1910 Partnership cash.....................................      114,287
                                                              -----------
                                                              $ 2,377,203
                                                              ===========

                    LIABILITIES AND PARTNERS' DEFICIT

Current liabilities
  2110 Accounts payable.....................................  $    85,119
  2130 Accrued interest -- mortgage.........................       13,838
  2190 Bookkeeper fee payable...............................        4,140
  2320 Mortgage payable, current portion (Note 2)...........       70,520
                                                              -----------
          Total current liabilities.........................      173,617
Deposit and prepayment liabilities
  2191 Tenant security deposits.............................       23,857
  2210 Rent received in advance.............................          808
                                                              -----------
          Total deposit and prepayment liabilities..........       24,665
Long-term liabilities
  2320 Mortgage payable (Note 2)............................    2,372,221
     Less current portion...................................      (70,520)
                                                              -----------
          Total long-term liabilities.......................    2,301,701
                                                              -----------
          Total liabilities.................................    2,499,983
3130 Partners' (deficit)....................................     (122,780)
                                                              -----------
                                                              $ 2,377,203
                                                              ===========

                            See accompanying notes.
         3546

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                          STATEMENT OF PROFIT AND LOSS
                          YEAR ENDED DECEMBER 31, 1996

PART I

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Rental Income 5100
  Apartments or Member Carrying Charges (Coops).............    5120      $1,637,340
  Tenant Assistance Payments................................    5121
  Furniture and Equipment...................................    5130
  Stores and Commercial.....................................    5140
  Garage and Parking Spaces.................................    5170
  Flexible Subsidy Income...................................    5180
  Miscellaneous (specify) -- Rent increases not
     implemented............................................    5190         (93,721)
                                                                          ----------
          Total Rent Revenue Potential at 100% Occupancy....               1,543,619
Vacancies 5200
  Apartments................................................    5220         (74,874)
  Furniture and Equipment...................................    5230
  Stores and Commercial.....................................    5240
  Garage and Parking Spaces.................................    5270
  Miscellaneous (specify)...................................    5290
                                                                          ----------
          Total Vacancies...................................                 (74,874)
                                                                          ----------
          Net Rental Revenue Rent Revenue Less Vacancies....               1,468,745
Elderly and Congregate Services Income 5300
                                                                          ----------
          Total Service Income (Schedule Attached)..........    5300              --
Financial Revenue 5400
  Interest Income -- Project Operations.....................    5410             629
  Income from Investments -- Residual Receipts..............    5430
  Income from Investments -- Reserve for Replacement........    5440           1,368
  Income from Investments -- Miscellaneous*.................    5490          15,553
                                                                          ----------
          Total Financial Revenue...........................                  17,550
Other Revenue 5900
  Laundry and Vending.......................................    5910           9,012
  NSF and Late Charges......................................    5920          10,061
  Damages and Cleaning Fees.................................    5930           7,219
  Forfeited Tenant Security Deposits........................    5940             628
  Other Revenue (specify)**.................................    5990           9,769
                                                                          ----------
          Total Other Revenue...............................                  36,689
                                                                          ----------
          Total Revenue.....................................              $1,522,984
                                                                          ==========

         3547
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1996

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Administrative Expenses 6200/6300
  Advertising...............................................    6210      $   18,879
  Other Administrative Expense..............................    6250          11,168
  Office Salaries...........................................    6310          21,751
  Office Supplies...........................................    6311          15,098
  Office or Model Apartment Rent............................    6312           6,690
  Management Fee............................................    6320         108,745
  Manager or Superintendent Salaries........................    6330          26,550
  Manager or Superintendent Rent Free Unit..................    6331          14,974
  Legal Expenses (Project)..................................    6340             190
  Auditing Expenses (Project)...............................    6350           7,150
  Bookkeeping Fees/Accounting Services......................    6351          11,040
  Telephone and Answering Service...........................    6360           5,394
  Bad Debts.................................................    6370          20,932
  Miscellaneous Administrative Expenses (specify)***........    6390          11,131
                                                                          ----------
          Total Administrative Expenses.....................                 279,692
Utilities Expense 6400
  Fuel Oil/Coal.............................................    6420
  Electricity (Light and Misc. Power).......................    6450          17,251
  Water.....................................................    6451          31,161
  Gas.......................................................    6452           2,155
  Sewer.....................................................    6453          47,955
                                                                          ----------
          Total Utilities Expense...........................                  98,522

         3548
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1996

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Operating and Maintenance Expenses 6500
  Janitor and Cleaning Payroll..............................    6510
  Janitor and Cleaning Supplies.............................    6515
  Janitor and Cleaning Contract.............................    6517      $   10,219
  Exterminating Payroll/Contract............................    6519           2,921
  Exterminating Supplies....................................    6520
  Garbage and Trash Removal.................................    6525           3,719
  Security Payroll/Contract.................................    6530
  Grounds Payroll...........................................    6535
  Grounds Supplies..........................................    6536           1,716
  Grounds Contract..........................................    6537          35,395
  Repairs Payroll...........................................    6540          65,464
  Repairs Material..........................................    6541          22,988
  Repairs Contract..........................................    6542          53,305
  Elevator Maintenance/Contract.............................    6545
  Heating/Cooling Repairs and Maintenance...................    6546          10,888
  Swimming Pool Maintenance/Contract........................    6547           1,742
  Snow Removal..............................................    6548             247
  Decorating Payroll/Contract...............................    6560          29,243
  Decorating Supplies.......................................    6561           6,942
  Other.....................................................    6570
  Miscellaneous Operating & Maintenance Exp.****............    6590           1,034
                                                                          ----------
          Total Operating & Maintenance Expenses............                 245,823
Taxes and Insurance 6700
  Real Estate Taxes.........................................    6710          99,039
  Payroll Taxes (FICA)......................................    6711           8,951
  Miscellaneous Taxes, Licenses and Permits.................    6719
  Property and Liability Insurance (Hazard).................    6720          35,981
  Fidelity Bond Insurance...................................    6721             314
  Workmen's Compensation....................................    6722           8,050
  Health Insurance & Other Employee Benefits................    6723           4,863
  Other Insurance (specify).................................    6729
                                                                          ----------
          Total Taxes and Insurance.........................                 157,198
Financial Expenses 6800
  Interest on Bonds Payable.................................    6810
  Interest on Mortgage Payable..............................    6820         168,192
  Interest on Notes Payable (Long-Term).....................    6830
  Interest on Notes Payable (Short-Term)....................    6840
  Mortgage Insurance Premium/Service Charge.................    6850          12,005
  Miscellaneous Financial Expenses -- Loss on disposal of
     fixed assets...........................................    6890           6,035
                                                                          ----------
          Total Financial Expenses..........................                 186,232

         3549
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1996

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Elderly & Congregate Service Expenses 6900
          Total Service Expenses -- Schedule Attached.......    6900
                                                                          ----------
          Total Cost of Operations Before Depreciation......              $  967,467
                                                                          ----------
          Profit (Loss) Before Depreciation.................                 555,517
  Depreciation (Total) -- 6600 (specify)....................    6600        (136,731)
                                                                          ----------
          Operating Profit or (Loss)........................                 418,786
Corporate or Mortgagor Entity Expenses 7100
  Officer Salaries..........................................    7110
  Legal Expenses (Entity)...................................    7120
  Taxes (Federal-State-Entity)..............................  7130-32
  Other Expenses (Entity) -- General partners fees and
     expenses...............................................    7190           7,500
                                                                          ----------
          Total Corporate Expenses..........................                   7,500
                                                                          ----------
          Net Profit or (Loss)..............................              $  411,286
                                                                          ==========

---------------

   *  Savings account interest......  $ 2,428
      Partnership cash interest.....    3,459
      Paint reserve interest........    9,666
                                      -------
                                      $15,553
                                      =======
  **  Pet fees......................  $   575
      Lease cancellation fees.......    3,574
      Application fees..............    4,875
      Clubhouse rental..............      745
                                      -------
                                      $ 9,769
                                      =======
 ***  Furniture expense.............  $ 3,547
      Computer expense..............    1,990
      Training and travel...........    5,594
                                      -------
                                      $11,131
                                      =======
****  Vehicle maintenance...........  $   585
      Fire protection...............      449
                                      -------
                                      $ 1,034
                                      =======

     Miscellaneous or other Income and Expense Sub-account Groups. If miscellaneous or other income and/or expense sub-accounts (5190, 5290, 5490, 5990, 6390, 6590, 6729, 6890, and 7190) exceed the Account Groupings by 10% or more, attach a separate schedule describing or explaining the miscellaneous income or expense.

PART II

 1.  Total Principal payments required under the mortgage, even if payments under a Workout Agreement are less or more than those required under the mortgage...........................  $65,766
 2.  Replacement Reserve deposits required by the Regulatory
     Agreement or Amendments thereto, even if payments may be
     temporarily suspended or waived.............................  $13,296
 3.  Replacement or Painting Reserve releases which are included
     as expense items on this Profit and Loss Statement..........      N/A
 4.  Project Improvement Reserve Releases under the Flexible
     Subsidy Program that are included as expense items on this
     Profit and Loss Statement...................................      N/A

                            See accompanying notes.

         3550

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                        STATEMENT OF CHANGES IN DEFICIT
                          YEAR ENDED DECEMBER 31, 1996

(Deficit) at December 31, 1995..............................   $(511,318)
Net income..................................................     411,286
Distributions...............................................     (22,748)
                                                               ---------
(Deficit) at December 31, 1996..............................   $(122,780)
                                                               =========

                            See accompanying notes.

         3551

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996

Source of Funds
Operations:
  Revenue:
    Rental income...........................................             $1,424,142
    Other:
      Legal and late fees...................................  $ 10,061
      Laundry income........................................     9,012
      Cleaning and damage...................................     7,219
      Deposits forfeited....................................    10,397
      Interest income.......................................    17,550       54,239
                                                              --------   ----------
                                                                          1,478,381
  Expenses:
    Administrative expenses.................................    69,010
    Management fee..........................................   108,745
    Bookkeeper fee..........................................     6,900
    Operating expenses......................................    84,165
    Payrolls................................................   113,765
    Maintenance fees........................................   180,359
    Taxes -- payroll........................................     8,951
    Taxes -- real estate....................................    99,039
    Property insurance......................................    37,526
    Fidelity bond...........................................       314
    Workmen's compensation..................................     8,050
    Health insurance........................................     4,863
    Interest on mortgage note...............................   168,576
    Mortgage insurance premium..............................    11,789
    Entity expenses.........................................     7,500      909,552
                                                              --------   ----------
Net cash provided by operating activities...................                568,829
Investing activities
Change in partnership cash..................................                (73,140)
Change in restricted deposits and funded reserves...........                137,956
Purchase of fixed assets, less $69,679 of additions in
  accounts payable at year-end..............................               (637,929)
                                                                         ----------
Net cash (used) for investing activities....................               (573,113)
Financing activities
Distributions...............................................             $  (22,748)
Reduction of long-term debt.................................                (65,766)
                                                                         ----------
Net cash (used) for financing activities....................                (88,514)
                                                                         ----------
(Decrease) in unrestricted cash.............................                (92,798)
Unrestricted cash at December 31, 1995......................                139,912
                                                                         ----------
Unrestricted cash at December 31, 1996......................             $   47,114
                                                                         ==========
Operating activities
Net income..................................................             $  411,286
Adjustments to adjust net income to net cash provided by
  operating activities:
  Depreciation..............................................                136,731
  Loss on disposal..........................................                  6,035
  Changes in operating assets and liabilities:
    Prepaid expenses........................................                 (1,329)
    Deposits held in trust..................................                  1,775
    Tenant accounts receivable..............................                  3,338
    Accounts receivable -- other............................                 14,354
    Accounts payable........................................                      3
    Bookkeeper fee payable..................................                  4,140
    Rent received in advance................................                 (5,345)
    Accrued interest -- mortgage............................                   (384)
    Tenant security deposits................................                 (1,775)
                                                                         ----------
Net cash provided by operating activities...................             $  568,829
                                                                         ==========

                            See accompanying notes.

         3552

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership is organized as a limited partnership formed to acquire an interest in real property located in Durham, North Carolina and to operate thereon an apartment complex of 230 units, under Section 221(d)4 of the National Housing Act. Such projects are regulated by HUD as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Depreciation is computed principally by the straight-line and accelerated methods over estimated useful lives of 3 to 40 years.

  Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents except for imprest balances of petty cash.

  Income Taxes

     Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners.

  Management Agreement

     The Partnership pays management fees equal to 7.5 percent of gross collections to Insignia Management Group.

  Financial Accounting Standards Statement No. 107 Disclosures

     The carrying amounts reported in the balance sheet, for those financial instruments described in the schedule of funds in financial institutions included in the supporting data required by HUD listed on the contents page, approximate those assets' fair value. Payment of long-term liabilities are generally dependent upon the Partnership's ability to achieve cash flow, the partners providing additional funds, the sale of the project or refinancing of the mortgage at the end of the Regulatory Agreement. Management believes that estimating the fair value of these long-term liabilities is either not appropriate or, because of excess costs, considers estimation of fair value to otherwise be impracticable.

  Long-Lived Assets

     During 1996, the Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recognized for long-lived assets used in operations when indictors of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of FASB No. 121 did not have a material effect on the Partnership's financial statements.

         3553
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. LONG-TERM DEBT

     A mortgage note is payable in monthly installments of $19,528 until August 2014, including interest at 7%, to USGI, Inc. The note is collateralized by pledge of land and buildings and, in addition, is insured by HUD. The note was confirmed in writing to our independent public accountants. Principal maturities for the next five years are as follows:

1997.......................................................  $70,520
1998.......................................................   75,615
1999.......................................................   81,080
2000.......................................................   86,946
2001.......................................................   93,232

     During the year, the Partnership incurred net interest costs on the mortgage note of $168,192 and paid net interest costs of $168,576.

3. RELATED PARTY TRANSACTIONS

     Transactions with affiliates of the general partners are summarized as follows:

RELATED PARTY                         TYPE OF TRANSACTION                     AMOUNT
-------------                         -------------------                    --------
Insignia Management Group             Management fee                         $108,745
Insignia Management Group             Bookkeeper fee                           11,040
AmReal Corporation                    General partner fees and expenses         7,500

4. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3554

                         REPORT OF INDEPENDENT AUDITORS

The General Partners
Shannon Manor Apartments, A Limited Partnership

     We have audited the accompanying balance sheet of Shannon Manor Apartments, A Limited Partnership (FHA Project No. 053-35064-PM) as of December 31, 1995 and the related statements of profit and loss, changes in deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shannon Manor Apartments, A Limited Partnership at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

February 9, 1996
Greenville, South Carolina

         3555

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                     ASSETS

Current assets
  1110 Petty cash...........................................                $      300
  1120 Unrestricted cash....................................                   139,912
  1130 Tenant accounts receivable...........................                     6,825
  1140 Accounts receivable -- other.........................                    14,354
                                                                            ----------
          Total current assets..............................                   161,391
Deposits held in trust-funded
  1191 Tenant security deposits.............................                    25,632
Prepaid expenses
  1240 Property insurance...................................                    10,705
  1250 Mortgage insurance...................................                     8,075
                                                                            ----------
          Total prepaid expenses............................                    18,780
Restricted deposits and funded reserves
  1310 Mortgage escrow deposits.............................                    91,463
  1320 Reserve for replacements.............................                    52,033
  1323 Paint reserve........................................                   322,252
                                                                            ----------
          Total deposits....................................                   465,748
Fixed assets, at cost (Notes 1 and 2)
  1410 Land.................................................  $   211,500
  1420 Building.............................................    4,219,294
                                                              -----------
                                                                4,430,794
  Less accumulated depreciation.............................   (3,155,379)   1,275,415
                                                              -----------
Other assets
  1910 Partnership cash.....................................                    41,147
                                                                            ----------
                                                                            $1,988,113
                                                                            ==========
                          LIABILITIES AND PARTNERS' DEFICIT
Current liabilities
  2110 Accounts payable.....................................                $   15,437
  2130 Accrued interest -- mortgage.........................                    14,222
  2320 Mortgage payable, current portion (Note 2)...........                    65,766
                                                                            ----------
          Total current liabilities.........................                    95,425
Deposit and prepayment liabilities
  2191 Tenant security deposits.............................                    25,632
  2210 Rent received in advance.............................                     6,153
                                                                            ----------
          Total deposit and prepayment liabilities..........                    31,785
Long-term liabilities
  2320 Mortgage payable (Note 2)............................                 2,437,987
        Less current portion................................                   (65,766)
                                                                            ----------
          Total long-term liabilities.......................                 2,372,221
                                                                            ----------
          Total liabilities.................................                 2,499,431
3130 Partners' (deficit)....................................                  (511,318)
                                                                            ----------
                                                                            $1,988,113
                                                                            ==========

                            See accompanying notes.

         3556

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                          STATEMENT OF PROFIT AND LOSS
                          YEAR ENDED DECEMBER 31, 1995

PART I

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Rental Income 5100
  Apartments or Member Carrying Charges (Coops).............    5120      $1,483,630
  Tenant Assistance Payments................................    5121
  Furniture and Equipment...................................    5130
  Stores and Commercial.....................................    5140
  Garage and Parking Spaces.................................    5170
  Flexible Subsidy Income...................................    5180
  Miscellaneous (specify) Rent increases not implemented....    5190         (51,729)
                                                                          ----------
          Total Rent Revenue Potential at 100% Occupancy....               1,431,901
Vacancies 5200
  Apartments................................................    5220         (50,260)
  Furniture and Equipment...................................    5230
  Stores and Commercial.....................................    5240
  Garage and Parking Spaces.................................    5270
  Miscellaneous (specify)...................................    5290
                                                                          ----------
          Total Vacancies...................................                 (50,260)
                                                                          ----------
          Net Rental Revenue Rent Revenue Less Vacancies....               1,381,641
Elderly and Congregate Services Income 5300
                                                                          ----------
          Total Service Income (Schedule Attached)..........    5300
Financial Revenue 5400
  Interest Income -- Project Operations.....................    5410
  Income from Investments -- Residual Receipts..............    5430
  Income from Investments -- Reserve for Replacement........    5440
  Income from Investments -- Miscellaneous*.................    5490          14,256
                                                                          ----------
          Total Financial Revenue...........................                  14,256
Other Revenue 5900
  Laundry and Vending.......................................    5910           8,812
  NSF and Late Charges......................................    5920          12,043
  Damages and Cleaning Fees.................................    5930          10,340
  Forfeited Tenant Security Deposits........................    5940             400
  Other Revenues (specify)**................................    5990          24,858
                                                                          ----------
          Total Other Revenue...............................                  56,453
                                                                          ----------
          Total Revenue.....................................              $1,452,350
                                                                          ==========

         3557
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1995

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Administrative Expenses 6200/6300
  Advertising...............................................    6210      $   12,931
  Other Administrative Expense..............................    6250           7,137
  Office Salaries...........................................    6310          21,881
  Office Supplies...........................................    6311          13,650
  Office or Model Apartment Rent............................    6312           5,760
  Management Fee............................................    6320         103,821
  Manager or Superintendent Salaries........................    6330          25,164
  Manager or Superintendent Rent Free Unit..................    6331          22,099
  Legal Expenses (Project)..................................    6340             357
  Auditing Expenses (Project)...............................    6350           6,600
  Bookkeeping Fees/Accounting Services......................    6351           6,900
  Telephone and Answering Service...........................    6360           5,483
  Bad Debts.................................................    6370          23,479
  Miscellaneous Administrative Expenses (specify)***........    6390          12,195
                                                                          ----------
          Total Administrative Expenses.....................                 267,457
Utilities Expense 6400
  Fuel Oil/Coal.............................................    6420
  Electricity (Light and Misc. Power).......................    6450          16,238
  Water.....................................................    6451          46,057
  Gas.......................................................    6452           1,327
  Sewer.....................................................    6453          72,335
                                                                          ----------
          Total Utilities Expense...........................                 135,957

         3558
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1995

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Operating and Maintenance Expenses 6500
  Janitor and Cleaning Payroll..............................    6510
  Janitor and Cleaning Supplies.............................    6515
  Janitor and Cleaning Contract.............................    6517      $    8,275
  Exterminating Payroll/Contract............................    6519
  Exterminating Supplies....................................    6520           1,833
  Garbage and Trash Removal.................................    6525           3,257
  Security Payroll/Contract.................................    6530
  Grounds Payroll...........................................    6535
  Grounds Supplies..........................................    6536             973
  Grounds Contract..........................................    6537          58,350
  Repairs Payroll...........................................    6540          54,601
  Repairs Material..........................................    6541          23,239
  Repairs Contract..........................................    6542          13,155
  Elevator Maintenance/Contract.............................    6545
  Heating/Cooling Repairs and Maintenance...................    6546           4,200
  Swimming Pool Maintenance/Contract........................    6547           1,265
  Snow Removal..............................................    6548             140
  Decorating Payroll/Contract...............................    6560          28,407
  Decorating Supplies.......................................    6561           7,349
  Other.....................................................    6570
  Miscellaneous Operating & Maintenance Exp.****............    6590           3,322
                                                                          ----------
          Total Operating & Maintenance Expenses............                 208,366
Taxes and Insurance 6700
  Real Estate Taxes.........................................    6710          81,881
  Payroll Taxes (FICA)......................................    6711           8,207
  Miscellaneous Taxes, Licenses and Permits.................    6719             100
  Property and Liability Insurance (Hazard).................    6720          33,551
  Fidelity Bond Insurance...................................    6721             186
  Workmen's Compensation....................................    6722           8,883
  Health Insurance & Other Employee Benefits................    6723           6,420
  Other Insurance (specify).................................    6729
                                                                          ----------
          Total Taxes and Insurance.........................                 139,228
Financial Expenses 6800
  Interest on Bonds Payable.................................    6810
  Interest on Mortgage Payable..............................    6820         172,652
  Interest on Notes Payable (Long-Term).....................    6830
  Interest on Notes Payable (Short-Term)....................    6840
  Mortgage Insurance Premium/Service Charge.................    6850          13,373
  Miscellaneous Financial Expenses..........................    6890
                                                                          ----------
          Total Financial Expenses..........................                 186,025

         3559
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  STATEMENT OF PROFIT AND LOSS -- (CONTINUED)
                          YEAR ENDED DECEMBER 31, 1995

                   DESCRIPTION OF ACCOUNT                     ACCT. NO.     AMOUNT
                   ----------------------                     ---------   ----------
Elderly & Congregate Service Expenses 6900
          Total Service Expenses -- Schedule Attached.......    6900
                                                                          ----------
          Total Cost of Operations Before Depreciation......              $  937,033
                                                                          ----------
          Profit (Loss) Before Depreciation.................                 515,317
  Depreciation (Total) -- 6600 (specify)....................    6600         105,282
                                                                          ----------
          Operating Profit or (Loss)........................                 410,035
Corporate or Mortgagor Entity Expenses 7100
  Officer Salaries..........................................    7110
  Legal Expenses (Entity)...................................    7120
  Taxes (Federal-State-Entity)..............................  7130-32
  Other Expenses (Entity)...................................    7190           6,653
                                                                          ----------
          Total Corporate Expenses..........................                   6,653
                                                                          ----------
          Net Profit or (Loss)..............................              $  403,382
                                                                          ==========

---------------

   *  Savings account interest......  $ 3,141
      Security deposit interest.....      705
      Partnership cash interest.....    2,279
      Paint reserve interest........    8,131
                                      -------
                                      $14,256
                                      =======
  **  Furniture.....................  $ 3,089
      Pet fees......................      950
      Lease cancellation............   14,483
      Application fees..............    5,400
      Clubhouse rentals.............      430
      Miscellaneous.................      506
                                      -------
                                      $24,858
                                      =======
 ***  Ad valorem tax service........  $   863
      Training and travel...........    7,770
      Miscellaneous.................    3,562
                                      -------
                                      $12,195
                                      =======
****  Vehicle maintenance...........  $   860
      Fire protection...............    2,462
                                      -------
                                      $ 3,322
                                      =======

     Miscellaneous or other Income and Expense Sub-account Groups. If miscellaneous or other income and/or expense sub-accounts (5190, 5290, 5490, 5990, 6390, 6729, 6890, and 7190) exceed the Account Groupings by 10% or more, attach a separate schedule describing or explaining the miscellaneous income or expense.

PART II

 1.  Total Principal payments required under the mortgage, even if payments under a Workout Agreement are less or more than those required under the mortgage...........................  $61,332
 2.  Replacement Reserve deposits required by the Regulatory
     Agreement or Amendments thereto, even if payments may be
     temporarily suspended or waived.............................  $13,300
 3.  Replacement or Painting Reserve releases which are included
     as expense items on this Profit and Loss Statement..........  $     0
 4.  Project Improvement Reserve Releases under the Flexible
     Subsidy Program that are included as expense items on this
     Profit and Loss Statement...................................  $   N/A

                            See accompanying notes.

         3560

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                        STATEMENT OF CHANGES IN DEFICIT
                          YEAR ENDED DECEMBER 31, 1995

(Deficit) at December 31, 1994..............................   $(746,319)
Net income..................................................     403,382
Distributions...............................................    (168,381)
                                                               ---------
(Deficit) at December 31, 1995..............................   $(511,318)
                                                               =========

                            See accompanying notes.

         3561

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Source of Funds
Operations:
  Revenue:
    Rental income...........................................             $1,325,966
    Other:
      Laundry income........................................  $  8,812
      Legal and late fees...................................    12,043
      Cleaning and damage charges...........................    10,340
      Interest income.......................................    14,256
      Deposits forfeited....................................       400
      Other revenue.........................................    24,367       70,218
                                                              --------   ----------
                                                                          1,396,184
  Expenses:
    Administrative expenses.................................    66,280
    Management fee..........................................   103,821
    Bookkeeper fee..........................................     6,900
    Operating expenses......................................   138,780
    Payrolls................................................    96,797
    Maintenance expenses....................................   153,763
    Taxes -- payroll........................................     8,207
    Taxes -- real estate....................................    81,881
    Taxes -- miscellaneous..................................       100
    Property insurance......................................    33,846
    Health insurance........................................     6,420
    Fidelity bond...........................................       187
    Workmen's compensation..................................     8,884
    Interest on mortgage note...............................   173,009
    Mortgage insurance premium..............................    12,123
    Entity expenses.........................................     6,653      897,651
                                                              --------   ----------
Net cash provided by operating activities...................                498,533
Investing activities
Change in partnership cash..................................                (14,864)
Change in restricted deposits and funded reserves...........               (158,504)
Purchase of fixed assets....................................               (169,417)
Tenant security deposits....................................                  1,994
Deposits held in trust......................................                 (1,879)
                                                                         ----------
Net cash (used) for investing activities....................               (342,670)
Financing activities
Distributions...............................................             $ (168,381)
Reduction of long-term debt.................................                (61,332)
                                                                         ----------
Net cash (used) for investing activities....................               (229,713)
                                                                         ----------
(Decrease) in unrestricted cash.............................                (73,850)
Unrestricted cash at December 31, 1994......................                213,762
                                                                         ----------
Unrestricted cash at December 31, 1995......................             $  139,912
                                                                         ==========
Operating activities
Net income..................................................             $  403,382
Adjustments to adjust net income to net cash provided by
  operating activities:
    Depreciation............................................                105,282
    Changes in operating assets and liabilities:
      Prepaid expenses......................................                    955
      Tenant accounts receivable............................                 (6,825)
      Accounts receivable -- other..........................                (13,554)
      Accounts payable......................................                 10,731
      Rent received in advance..............................                  1,996
      Accrued interest -- mortgage..........................                   (357)
      Accrued expenses -- other.............................                 (3,077)
                                                                         ----------
Net cash provided by operating activities...................             $  498,533
                                                                         ==========

                            See accompanying notes.

         3562

                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The Partnership is organized as a limited partnership formed to acquire an interest in real property located in Durham, North Carolina and to operate thereon an apartment complex of 230 units, under Section 221(d)4 of the National Housing Act. Such projects are regulated by HUD as to rent charges and operating methods. The regulatory agreement limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Depreciation is computed principally by the straight-line and accelerated methods over estimated useful lives of 3 to 40 years.

  Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents except for imprest balances of petty cash.

  Income Taxes

     Income taxes have not been recorded in the accompanying financial statements because they accrue directly to the partners.

  Management Agreement

     The Partnership pays management fees equal to 7.5 percent of gross collections to a wholly-owned subsidiary of Insignia Financial Group, Inc.

  Financial Accounting Standards Statement No. 107 Disclosures

     The carrying amounts reported in the balance sheet, for those financial instruments described in the schedule of funds in financial institutions included in the supporting data required by HUD listed on the contents page, approximate those assets' fair value. Payment of long-term liabilities are generally dependent upon the Partnership's ability to achieve cash flow, the partners providing additional funds, the sale of the project or refinancing of the mortgage at the end of the Regulatory Agreement. Management believes that estimating the fair value of these long-term liabilities is either not appropriate or, because of excess costs, considers estimation of fair value to otherwise be impracticable.

2. LONG-TERM DEBT

     A mortgage note is payable in monthly installments of $19,528 until August 2014, including interest at 7%, to USGI, Inc. The note is collateralized by pledge of land and buildings and, in addition, is insured by HUD. The note was confirmed in writing to our independent public accountants. Principal maturities for the next five years are as follows:

1996.......................................................  $65,766
1997.......................................................   70,520
1998.......................................................   75,615
1999.......................................................   81,080
2000.......................................................   86,946

         3563
                SHANNON MANOR APARTMENTS, A LIMITED PARTNERSHIP
                          FHA PROJECT NO. 053-35064-PM

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During the year, the Partnership incurred net interest costs on the mortgage note of $172,652 paid net interest costs of $173,009.

3. RELATED PARTY TRANSACTIONS

     Transactions with affiliates of the general partners are summarized as follows:

RELATED PARTY              TYPE OF TRANSACTION                 AMOUNT
-------------              -------------------                --------
Insignia Management Group  Management fee                     $103,821
Insignia Management Group  Bookkeeper fee                        6,900
AmReal Corporation         General partner fees and expenses     6,653

4. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3564

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3565

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3566

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3567

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                               SHARON WOODS, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3568

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership the AIMCO
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Sharon
    Woods, L.P.................................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41

                                                  PAGE
                                                  ----
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71

         3569

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         3570

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Sharon Woods, L.P. For each unit that you tender, you may choose to receive
                    of our Tax-Deferral      % Partnership Preferred Units (also
     referred to as "Preferred OP Units"),                of our Tax-Deferral
     Partnership Common Units (also referred to as "Common OP Units"), or
     $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3571

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3572

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $3,853.93 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is
     equivalent to distributions of $          per year on the number of
     Tax-Deferral      % Preferred OP Units, or distributions of $          per
     year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         3573

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         3574

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3575

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         3576

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3577

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         3578

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         3579

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         3580

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         3581

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 2.25% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         3582

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         3583

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         3584

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The

         3585

     exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

         3586

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in

         3587

its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view. COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $5,800 annually from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $78,000 in 1996, $83,000 in 1997 and $42,065 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

         3588

YOUR PARTNERSHIP

     Your Partnership and its Property. Sharon Woods, L.P. is a Delaware limited partnership which was formed on June 28, 1985 for the purpose of owning and operating a single apartment property located in Sharonville, Ohio, known as "Timber Ridge Apartments." In 1985, it completed a private placement of units that raised net proceeds of approximately $2,889,000. Timber Ridge Apartments consists of 248 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on July 1, 2015, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $5,154,711, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $168,300, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3589

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3590

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3591

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger, with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         3592

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3593

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3594

              SUMMARY FINANCIAL INFORMATION OF SHARON WOODS, L.P.

     The summary financial information of Sharon Woods, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Sharon Woods, L.P. for the years ended December 31, 1997, 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                                                                            SHARON WOODS, L.P.
                                         ----------------------------------------------------------------------------------------
                                          6/30/98      6/30/97        1997         1996         1995         1994         1993
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                            (1)          (1)          (1)          (1)          (1)          (1)          (1)
OPERATING DATA:
  Total Revenues.......................  $  809,454   $  814,896   $1,676,000   $1,588,000   $1,526,281   $1,528,747   $1,185,562
  Net Income/(Loss)....................     (24,746)      21,245       30,000      (68,000)    (125,168)    (175,996)    (300,102)
BALANCE SHEET DATA:
  Real Estate, Net of Accumulated
    Depreciation.......................   5,596,103    5,735,676    5,670,000    5,831,000    6,005,632    6,080,439    5,629,285
  Total Assets.........................   6,480,061    6,728,244    6,602,000    6,829,000    6,928,781    7,104,077    7,218,782
  Mortgage Notes Payable, including
    Accrued Interest...................   5,259,762    5,319,347    5,296,000    5,353,000    5,404,413    5,451,486    5,494,199
  Partners' Capital....................  $1,072,254   $1,281,245   $1,097,000   $1,260,000   $1,328,053   $1,453,221   $1,629,217

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                   AIMCO OPERATING
                                                                     PARTNERSHIP              YOUR PARTNERSHIP
                                                              -------------------------   -------------------------
                                                              SIX MONTHS                  SIX MONTHS
                                                                ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                 1998          1997          1998          1997
                                                              ----------   ------------   ----------   ------------
Cash distributions per unit outstanding.....................   $  1.125       $1.85         $ 0.00      $3,853.93

---------------

(1) Information prepared on Federal Income Tax Basis.

         3595

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer price from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         3596

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         3597

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the year ended December 31, 1997 were $3,853.93 per unit. This is
equivalent to distributions of $          per year on the number of Tax-Deferral
     % Preferred OP Units, or distributions of $          per year on the number
of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to be
       , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         3598

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 2.25%% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         3599

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         3600

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         3601

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         3602

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         3603

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         3604

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         3605

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         3606

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         3607

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         3608

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unit holders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         3609

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated.

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         3610

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3611

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         3612

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         3613

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3614

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3615

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3616

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

          PREFERRED OP UNITS
                                                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3617
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3618
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3619

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3620

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3621

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3622

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value, the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3623

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3624

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and distributions with respect to your units for the year ended December 31, 1997 were $3,853.93 per unit. This is
     equivalent to distributions of $          per year on the number of
     Tax-Deferral      % Preferred OP Units, or distributions of $          per
     year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units
     that we are offering are expected to be        , immediately following our
     offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         3625

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         3626

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         3627

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also

         3628

     performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information

         3629

     contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

         3630

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         3631

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.



     YOUR PARTNERSHIP
                                                   AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized under      The AIMCO Operating Partnership is organized as a
Delaware law for the purpose of owning and managing            Delaware limited partnership. The AIMCO Operating
Timber Ridge Apartments.                                       Partnership owns interests (either directly or through
                                                               subsidiaries) in numerous multifamily apartment
                                                               properties. The AIMCO Operating Partnership conducts
                                                               substantially all of the operations of AIMCO, a
                                                               corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a        The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to receive       until December 31, 2093, unless the AIMCO Operating
regular cash distributions out of your partnership's Cash      Partnership is dissolved sooner pursuant to the terms of
Flow (as defined in your partnership's agreement of            the AIMCO Operating Partnership's agreement of limited
limited partnership). The termination date of your             partnership (the "AIMCO Operating Partnership Agreement")
partnership is July 1, 2015.                                   or as provided by law. See "Description of OP
                                                               Units -- General" and "Description of OP Units --
                                                               Dissolution and Winding Up" in the accompanying
                                                               Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire and operate        The purpose of the AIMCO Operating Partnership is to
your partnership's property. Subject to restrictions           conduct any business that may be lawfully conducted by a
contained in your partnership's agreement of limited           limited partnership organized pursuant to the Delaware
partnership, your partnership may perform all act              Revised Uniform Limited Partnership Act (as amended from
necessary or appropriate in connection therewith and           time to time, or any successor to such statute) (the
reasonably related thereto, including acquiring                "Delaware Limited Partnership Act"), provided that such
additional real or personal property, borrowing money and      business is to be conducted in a manner that permits
creating liens.                                                AIMCO to be qualified as a REIT, unless AIMCO ceases to
                                                               qualify as a REIT. The AIMCO Operating Partnership is
                                                               authorized to perform any and all acts for the
                                                               furtherance of the purposes and business of the AIMCO
                                                               Operating Partnership, provided that the AIMCO Operating
                                                               Partnership may not take, or refrain from taking, any
                                                               action which, in the judgment of its general partner
                                                               could (i) adversely affect the ability of AIMCO to
                                                               continue to qualify as a REIT, (ii) subject AIMCO to
                                                               certain income and excise taxes, or (iii) violate any law
                                                               or regulation of any governmental body or agency (unless
                                                               such action, or inaction, is specifically consented to by
                                                               AIMCO). Subject to the foregoing, the AIMCO Operating
                                                               Partnership may invest in or enter into partnerships,
                                                               joint ventures, or similar arrangements. The AIMCO
                                                               Operating partnership currently invests, and intends to
                                                               continue to invest, in a real estate portfolio primarily
                                                               consisting of multifamily rental apartment properties.

         3632
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized to       The general partner is authorized to issue additional
issue additional limited partnership interests in your         partnership interests in the AIMCO Operating Partnership
partnership and may admit additional limited partners by       for any partnership purpose from time to time to the
selling not more than 45 units for cash and notes to           limited partners and to other persons, and to admit such
selected persons who fulfill the requirements set forth        other persons as additional limited partners, on terms
in your partnership's agreement of limited partnership.        and conditions and for such capital contributions as may
The capital contribution need not be equal for all             be established by the general partner in its sole
limited partners and no action or consent is required in       discretion. The net capital contribution need not be
connection with the admission of any additional limited        equal for all OP Unitholders. No action or consent by the
partners.                                                      OP Unitholders is required in connection with the
                                                               admission of any additional OP Unitholder. See
                                                               "Description of OP Units -- Management by the AIMCO GP"
                                                               in the accompanying Prospectus. Subject to Delaware law,
                                                               any additional partnership interests may be issued in one
                                                               or more classes, or one or more series of any of such
                                                               classes, with such designations, preferences and
                                                               relative, participating, optional or other special
                                                               rights, powers and duties as shall be determined by the
                                                               general partner, in its sole and absolute discretion
                                                               without the approval of any OP Unitholder, and set forth
                                                               in a written document thereafter attached to and made an
                                                               exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                  The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may acquire property or          funds or other assets to its subsidiaries or other
services from, and have other transactions with persons        persons in which it has an equity investment, and such
who are partners or who are affiliates of partners. Any        persons may borrow funds from the AIMCO Operating
and all compensation paid to such persons in connection        Partnership, on terms and conditions established in the
with services performed for your partnership must be           sole and absolute discretion of the general partner. To
commensurate with that which would be paid to an               the extent consistent with the business purpose of the
independent person for similar services and all                AIMCO Operating Partnership and the permitted activities
agreements must be in writing. Your partnership may not        of the general partner, the AIMCO Operating Partnership
make loans to any partners but the general partner may         may transfer assets to joint ventures, limited liability
make loans to your partnership; provided that the              companies, partnerships, corporations, business trusts or
interest and fees received by the general partner in           other business entities in which it is or thereby becomes
connection with such loans are not in excess of the            a participant upon such terms and subject to such condi-
amounts which would be charged by an unrelated bank and        tions consistent with the AIMCO Operating Partnership
the general partner does not receive a finder's or             Agreement and applicable law as the general partner, in
placement fee or commission.                                   its sole and absolute discretion, believes to be
                                                               advisable. Except as expressly permitted by the AIMCO
                                                               Operating Partnership Agreement, neither the general
                                                               partner nor any of its affiliates may sell, transfer or
                                                               convey any property to the AIMCO Operating Partnership,
                                                               directly or indirectly, except pursuant to transactions
                                                               that are determined by the general partner in good faith
                                                               to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized to       The AIMCO Operating Partnership Agreement contains no
borrow money and issue evidences of indebtedness in            restrictions on borrowings, and the general partner has
furtherance of your partnership business, whether secured      full power and authority to borrow money on behalf of the
or unsecured.                                                  AIMCO Operating Partnership. The AIMCO Operating
                                                               Partnership has credit agreements that restrict, among
                                                               other things, its ability to incur indebtedness. See
                                                               "Risk Factors -- Risks of Significant Indebtedness" in
                                                               the accompanying Prospectus.

         3633
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership            Each OP Unitholder has the right, upon written demand
entitles the limited partners to receive, for any proper       with a statement of the purpose of such demand and at
purpose, the name and address of each limited partner and      such OP Unitholder's own expense, to obtain a current
the number of units owned by each limited partners. Your       list of the name and last known business, residence or
partnership furnishes such information to any limited          mailing address of the general partner and each other OP
partner requesting the same in writing, upon payment of        Unitholder.
all costs and expenses of your partnership in connection
with the preparation and forwarding of such information.

                               Management Control


The overall management and control of your partnership         All management powers over the business and affairs of
business, activities and operations is vested solely in        the AIMCO Operating Partnership are vested in AIMCO-GP,
the general partner. The general partners have full,           Inc., which is the general partner. No OP Unitholder has
exclusive and complete authority and discretion in the         any right to participate in or exercise control or
management and control of the business, activities and         management power over the business and affairs of the
operations of your partnership for the purposes stating        AIMCO Operating Partnership. The OP Unitholders have the
in your partnership's agreement of limited partnership         right to vote on certain matters described under
and may make all decisions affecting the conduct of the        "Comparison of Ownership of Your Units and AIMCO OP
business of your partnership. The general partner              Units -- Voting Rights" below. The general partner may
possesses and may enjoy and exercise all of the rights         not be removed by the OP Unitholders with or without
and powers of general partner as more particularly             cause.
provided under applicable law, except to the extent any
such rights are limited or restricted by the express           In addition to the powers granted a general partner of a
provisions of your partnership's agreement of limited          limited partnership under applicable law or that are
partnership. Limited partners may not take part in the         granted to the general partner under any other provision
management of the business, affairs and operations of          of the AIMCO Operating Partnership Agreement, the general
your partnership, transact any business for your               partner, subject to the other provisions of the AIMCO
partnership, do not have any power, right or authority to      Operating Partnership Agreement, has full power and
enter into any agreement, execute or sign documents for,       authority to do all things deemed necessary or desirable
make representation on behalf of nor to otherwise act so       by it to conduct the business of the AIMCO Operating
as to bind your partnership in any manner.                     Partnership, to exercise all powers of the AIMCO
                                                               Operating Partnership and to effectuate the purposes of
                                                               the AIMCO Operating Partnership. The AIMCO Operating
                                                               Partnership may incur debt or enter into other similar
                                                               credit, guarantee, financing or refinancing arrangements
                                                               for any purpose upon such terms as the general partner
                                                               determines to be appropriate, and may perform such other
                                                               acts and duties for and on behalf of the AIMCO Operating
                                                               Partnership as are provided in the AIMCO Operating
                                                               Partnership Agreement. The general partner is authorized
                                                               to execute, deliver and perform certain agreements and
                                                               transactions on behalf of the AIMCO Operating Partnership
                                                               without any further act, approval or vote of the OP
                                                               Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                  Notwithstanding anything to the contrary set forth in the
partnership, the general partner of your partnership and       AIMCO Operating Partnership Agreement, the general
its affiliates are not liable, responsible or                  partner is not liable to the AIMCO Operating Partnership
accountable, in damages or otherwise to your partner-          for losses sustained, liabilities incurred or benefits
ship or any limited partner for any acts performed by any      not derived as a result of errors in judgment or mistakes
of them which are reasonably believed by them to be            of fact or law of any act or omission if the general
within the scope of the authority conferred on them by         partner acted in good faith. The AIMCO Operating
your partnership's agreement of limited partnership and        Partnership Agreement provides for indemnification of
which in good faith, they believed to be in the best           AIMCO, or any director or officer of AIMCO (in its
interests of your partnership, excepting only acts of          capacity as the previous general partner of the AIMCO
malfeasance, gross negligence or actual                        Operating Partnership), the general partner, any officer
misrepresentation. In addition, the general partner and        or director of general partner or the AIMCO Operating
its affiliates are entitled to indemnification by your         Partnership and such other persons as the general partner
partnership for any and all acts performed by them in the      may designate from and against all losses, claims,
good faith belief that the act or omission was in the          damages, liabilities, joint or several, expenses
best interests of your partnership and which are               (including legal fees), fines, settlements and other
reasonably within the scope of the authority conferred         amounts incurred in connection with any actions relating
upon them by your partnership's agreement of limited           to the operations of the AIMCO Operating Partnership, as
partnership or by your partnership, excepting only acts        set forth in the AIMCO Operating Partnership Agreement.
of malfeasance, gross negligence or actual                     The Delaware Limited Partnership Act provides that
misrepresentation; provided, however, that such indemnity      subject to the standards and restrictions, if any, set
will be paid out of and only to the extent of partnership      forth in its partnership agreement, a limited partnership
assets.                                                        may, and shall have the power to, indemnify and hold
                                                               harmless any partner or other person from and against any
                                                               and all claims and

         3634
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                               demands whatsoever. It is the position of the Securities
                                                               and Exchange Commission that indemnification of directors
                                                               and officers for liabilities arising under the Securities
                                                               Act is against public policy and is unenforceable
                                                               pursuant to Section 14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                  Except in limited circumstances, the general partner has
partnership, the limited partners may remove a general         exclusive management power over the business and affairs
partner for cause and elect a successor general partner        of the AIMCO Operating Partnership. The general partner
upon a vote of the limited partners owning a majority of       may not be removed as general partner of the AIMCO
the outstanding units. The general partners may not            Operating Partnership by the OP Unitholders with or
transfer, assign, sell, withdraw or otherwise dispose of       without cause. Under the AIMCO Operating Partnership
their interest unless it obtains the prior written             Agreement, the general partner may, in its sole
consent of those persons owning more than 50% of the           discretion, prevent a transferee of an OP Unit from
units and satisfies other conditions set forth in your         becoming a substituted limited partner pursuant to the
partnership's agreement of limited partnership. Such           AIMCO Operating Partnership Agreement. The general
consent is also necessary for the approval of a new            partner may exercise this right of approval to deter,
general partner when there is no remaining general             delay or hamper attempts by persons to acquire a
partner. A limited partner may not transfer his interests      controlling interest in the AIMCO Operating Partnership.
without the written consent of the general partners which      Additionally, the AIMCO Operating Partnership Agreement
may be withheld at the sole discretion of the general          contains restrictions on the ability of OP Unitholders to
partners.                                                      transfer their OP Units. See "Description of OP
                                                               Units -- Transfers and Withdrawals" in the accompanying
                                                               Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may        With the exception of certain circumstances set forth in
be amended by the general partners to change the name and      the AIMCO Operating Partnership Agreement, whereby the
location of the principal place of business of your            general partner may, without the consent of the OP
partnership, change the name or the residence of a             Unitholders, amend the AIMCO Operating Partnership
partner, substitute a limited partner, correct an error        Agreement, amendments to the AIMCO Operating Partnership
in your partnership's agreement of limited partnership         Agreement require the consent of the holders of a
and as required by law. Amendments of specified                majority of the outstanding Common OP Units, excluding
provisions of your partnership's agreement of limited          AIMCO and certain other limited exclusions (a "Majority
partnership may be made only with the prior written            in Interest"). Amendments to the AIMCO Operating
consent of all partners. Other amendments must be              Partnership Agreement may be proposed by the general
approved by the limited partners owning more than 50% of       partner or by holders of a Majority in Interest.
the units.                                                     Following such proposal, the general partner will submit
                                                               any proposed amendment to the OP Unitholders. The general
                                                               partner will seek the written consent of the OP
                                                               Unitholders on the proposed amendment or will call a
                                                               meeting to vote thereon. See "Description of OP
                                                               Units -- Amendment of the AIMCO Operating Partnership
                                                               Agreement" in the accompanying Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of        The general partner does not receive compensation for its
its partnership interest and reimbursement for all fees        services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's agreement      Partnership. However, the general partner is entitled to
of limited partnership, the general partner receives           payments, allocations and distributions in its capacity
$5,800 annually and may receive other fees for additional      as general partner of the AIMCO Operating Partnership. In
services. Moreover, the general partner or certain             addition, the AIMCO Operating Partnership is responsible
affiliates may be entitled to compensation for additional      for all expenses incurred relating to the AIMCO Operating
services rendered.                                             Partnership's ownership of its assets and the operation
                                                               of the AIMCO Operating Partnership and reimburses the
                                                               general partner for such expenses paid by the general
                                                               partner. The employees of the AIMCO Operating Partnership
                                                               receive compensation for their services.

         3635
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                  Except for fraud, willful misconduct or gross negligence,
partnership, limited partners are not subject to               no OP Unitholder has personal liability for the AIMCO
assessment nor personally liable for any of the debts or       Operating Partnership's debts and obligations, and
obligations of your partnership or any of losses of your       liability of the OP Unitholders for the AIMCO Operating
partnership beyond its obligations to contribute to the        Partnership's debts and obligations is generally limited
capital of your partnership as specified in your               to the amount of their investment in the AIMCO Operating
partnership's agreement of limited partnership and as          Partnership. However, the limitations on the liability of
otherwise provided by law.                                     limited partners for the obligations of a limited
                                                               partnership have not been clearly established in some
                                                               states. If it were determined that the AIMCO Operating
                                                               Partnership had been conducting business in any state
                                                               without compliance with the applicable limited
                                                               partnership statute, or that the right or the exercise of
                                                               the right by the holders of OP Units as a group to make
                                                               certain amendments to the AIMCO Operating Partnership
                                                               Agreement or to take other action pursuant to the AIMCO
                                                               Operating Partnership Agreement constituted participation
                                                               in the "control" of the AIMCO Operating Partnership's
                                                               business, then a holder of OP Units could be held liable
                                                               under certain circumstances for the AIMCO Operating
                                                               Partnership's obligations to the same extent as the
                                                               general partner.

                                Fiduciary Duties


The general partners have fiduciary responsibility for         Unless otherwise provided for in the relevant partnership
the safekeeping and use of all funds and assets of your        agreement, Delaware law generally requires a general
partnership. The general partners must manage and control      partner of a Delaware limited partnership to adhere to
the affairs of your partnership to the best of their           fiduciary duty standards under which it owes its limited
abilities and must exercise good faith in carrying out         partners the highest duties of good faith, fairness and
the business of your partnership as set for in your            loyalty and which generally prohibit such general partner
partnership's agreement of limited partnership. The            from taking any action or engaging in any transaction as
general partners must devote such time and attention to        to which it has a conflict of interest. The AIMCO
the business, affairs and operations of your partnership       Operating Partnership Agreement expressly authorizes the
business, as they, in their sole discretion, deem              general partner to enter into, on behalf of the AIMCO
necessary for the property performance of their duties.        Operating Partnership, a right of first opportunity
However, the general partners may, now and in the future,      arrangement and other conflict avoidance agreements with
engage in or hold interests in other business ventures of      various affiliates of the AIMCO Operating Partnership and
every kind and description for their own account               the general partner, on such terms as the general
including, without limitation, ventures such as those          partner, in its sole and absolute discretion, believes
undertaken by your partnership. Neither your partnership       are advisable. The AIMCO Operating Partnership Agreement
nor any of the partners will have any right in or to such      expressly limits the liability of the general partner by
independent business ventures or the income or profits         providing that the general partner, and its officers and
derived therefrom.                                             directors will not be liable or accountable in damages to
                                                               the AIMCO Operating Partnership, the limited partners or
                                                               assignees for errors in judgment or mistakes of fact or
                                                               law or of any act or omission if the general partner or
                                                               such director or officer acted in good faith. See
                                                               "Description of OP Units -- Fiduciary Responsibilities"
                                                               in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation of       The AIMCO Operating Partnership is not subject to Federal
your partnership and the AIMCO Operating Partnership.          income taxes. Instead, each holder of OP Units includes
                                                               in income its allocable share of the AIMCO Operating
                                                               Partnership's taxable income or loss when it determines
                                                               its individual Federal income tax liability.
                                                               Income and loss from the AIMCO Operating Partnership may
                                                               be subject to the passive activity limitations. If an
                                                               investment in an OP Unit is treated as a passive
                                                               activity, income and loss from the AIMCO Operating
                                                               Partnership generally can be offset against income and
                                                               loss from other investments that constitute "passive
                                                               activities" (unless the AIMCO Operating Partnership is
                                                               considered a "publicity traded partnership", in which
                                                               case income and loss from the AIMCO Operating Partnership
                                                               can only be offset against other income and loss from the
                                                               AIMCO Operating Partnership). Income of the AIMCO
                                                               Operating Partnership, however, attributable to

         3636
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                               dividends from the Management Subsidiaries (as defined
                                                               below) or interest paid by the Management Subsidiaries
                                                               does not qualify as passive activity income and cannot be
                                                               offset against losses from "passive activities."

                                                               Cash distributions by the AIMCO Operating Partnership are
                                                               not taxable to a holder of OP Units except to the extent
                                                               they exceed such Partner's basis in its interest in the
                                                               AIMCO Operating Partnership (which will include such OP
                                                               Unitholder's allocable share of the AIMCO Operating
                                                               Partnership's nonrecourse debt).

                                                               Each year, OP Unitholders receive a Schedule K-1 tax form
                                                               containing tax information for inclusion in preparing
                                                               their Federal income tax returns.

                                                               OP Unitholders are required, in some cases, to file state
                                                               income tax returns and/or pay state income taxes in the
                                                               states in which the AIMCO Operating Partnership owns
                                                               property or transacts business, even if they are not
                                                               residents of those states. The AIMCO Operating
                                                               Partnership may be required to pay state income taxes in
                                                               certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

         YOUR UNITS
                               PREFERRED OP UNITS
                                                                 COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain limitations; dissolve and        Units" in the accompanying               transactions such as the
terminate your partnership; remove       Prospectus. So long as any               institution of bankruptcy
a general partner for cause; elect       Preferred OP Units are outstand-         proceedings, an assignment for the
a substitute general partner and         ing, in addition to any other vote       benefit of creditors and certain
approve or disapprove the sale of        or consent of partners required by       transfers by the general partner of
all or substantially all of the          law or by the AIMCO Operating            its interest in the AIMCO Operating
assets of your partnership.              Partnership Agreement, the               Partnership or the admission of a
                                         affirmative vote or consent of           successor general partner.
A general partner may cause the          holders of at least 50% of the
dissolution of your partnership by       outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
retiring when                            be necessary for effecting any           ship Agreement, the general partner
                                         amendment of any of the                  has

         3637
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

there is no remaining general            provisions of the Partnership Unit       the power to effect the
partner unless, the limited              Designation of the Preferred OP          acquisition, sale, transfer,
partners owning more the 50% of the      Units that materially and adversely      exchange or other disposition of
then outstanding units elect to          affects the rights or preferences        any assets of the AIMCO Operating
reconstitute your partnership and        of the holders of the Preferred OP       Partnership (including, but not
admit a new general.                     Units. The creation or issuance of       limited to, the exercise or grant
                                         any class or series of partnership       of any conversion, option,
                                         units, including, without                privilege or subscription right or
                                         limitation, any partnership units        any other right available in
                                         that may have rights senior or           connection with any assets at any
                                         superior to the Preferred OP Units,      time held by the AIMCO Operating
                                         shall not be deemed to materially        Partnership) or the merger,
                                         adversely affect the rights or           consolidation, reorganization or
                                         preferences of the holders of            other combination of the AIMCO
                                         Preferred OP Units. With respect to      Operating Partnership with or into
                                         the exercise of the above de-            another entity, all without the
                                         scribed voting rights, each              consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Your partnership may, but is not         $      per Preferred OP Unit;            tribute quarterly all, or such
obligated to, make current               provided, however, that at any time      portion as the general partner may
distributions out of its cash funds      and from time to time on or after        in its sole and absolute discretion
as the general partner may, in its       the fifth anniversary of the issue       determine, of Available Cash (as
discretion, determine. The               date of the Preferred OP Units, the      defined in the AIMCO Operating
distributions payable to the             AIMCO Operating Partnership may          Partnership Agreement) generated by
partners are not fixed in amount         adjust the annual distribution rate      the AIMCO Operating Partnership
and depend upon the operating            on the Preferred OP Units to the         during such quarter to the general
results and net sales or                 lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has made distri-             dividend rate on the most recently       with respect to such quarter, in
butions in the past and is               issued AIMCO non-convertible             accordance with their respective
projected to made distributions in       preferred stock which ranks on a         interests in the AIMCO Operating
1998.                                    parity with its Class H Cumu-            Partnership on such record date.
                                         lative Preferred Stock. Such             Holders of any other Preferred OP
                                         distributions will be cumulative         Units issued in the future may have
                                         from the date of original issue.         priority over the general partner,
                                         Holders of Preferred OP Units will       the special limited partner and
                                         not be entitled to receive any           holders of Common OP Units with
                                         distributions in excess of               respect to distributions of
                                         cumulative distributions                 Available Cash, distributions

         3638
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         on the Preferred OP Units. No            upon liquidation or other
                                         interest, or sum of money in lieu        distributions. See "Per Share and
                                         of interest, shall be payable in         Per Unit Data" in the accompanying
                                         respect of any distribution pay-         Prospectus.
                                         ment or payments on the Preferred
                                         OP Units that may be in arrears.         The general partner in its sole and
                                                                                  absolute discretion may distribute
                                         When distributions are not paid in       to the OP Unitholders Available
                                         full upon the Preferred OP Units or      Cash on a more frequent basis and
                                         any Parity Units, all distributions      provide for an appropriate record
                                         declared upon the Preferred OP           date.
                                         Units and any Parity Units shall be
                                         declared ratably in proportion to        The AIMCO Operating Partnership
                                         the respective amounts of                Agreement requires the general
                                         distributions accumulated, accrued       partner to take such reasonable
                                         and unpaid on the Preferred OP           efforts, as determined by it in its
                                         Units and such Parity Units. Unless      sole and absolute discretion and
                                         full cumulative distributions on         consistent with AIMCO's
                                         the Preferred OP Units have been         qualification as a REIT, to cause
                                         declared and paid, except in             the AIMCO Operating Partnership to
                                         limited circumstances, no                distribute sufficient amounts to
                                         distributions may be declared or         enable the general partner to
                                         paid or set apart for payment by         transfer funds to AIMCO and enable
                                         the AIMCO Operating Partnership and      AIMCO to pay stockholder dividends
                                         no other distribution of cash or         that will (i) satisfy the
                                         other property may be declared or        requirements for qualifying as a
                                         made, directly or indirectly, by         REIT under the Code and the
                                         the AIMCO Operating Partnership          Treasury Regulations and (ii) avoid
                                         with respect to any Junior Units,        any Federal income or excise tax
                                         nor shall any Junior Units be re-        liability of AIMCO. See
                                         deemed, purchased or otherwise           "Description of OP
                                         acquired for consideration, nor          Units -- Distributions" in the
                                         shall any other cash or other            accompanying Prospectus.
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) the interest         on any securities exchange. The          transferability of the OP Units.
being acquired by the assignee           Preferred OP Units are subject to        Until the expiration of one year
consists of assignors entire             restrictions on transfer as set          from the date on which an OP
interest, (2) a written assignment       forth in the AIMCO Operating             Unitholder acquired OP Units,
has been duly executed and               Partnership Agreement.                   subject to certain exceptions, such
acknowledged by the assignor and                                                  OP Unitholder may not transfer all
assignee, (3) the written approval       Pursuant to the AIMCO Operating          or any portion of its OP Units to
of the general partners which may        Partnership Agreement, until the         any transferee without the consent
be withheld in the sole and              expiration of one year from the          of the general partner, which
absolute discretion of the general       date on which a holder of Preferred      consent may be withheld in its sole
partners has been granted, (4) the       OP Units acquired Preferred OP           and absolute discretion. After the
assignor or the assignee pays a          Units, subject to certain                expiration of one year, such OP
transfer fee (5) the transfer will       exceptions, such holder of               Unitholder has the right to
not result in a termination of your      Preferred OP Units may not transfer      transfer all or any portion of its
partnership for tax purposes, (7)        all or any portion of its Pre-           OP Units to any person, subject to
the transfer does not violate any        ferred OP Units to any transferee        the satisfaction of certain
applicable securities laws and (8)       without the consent of the general       conditions specified in the AIMCO
the assignor and assignee have           partner, which consent may be            Operating Partnership Agreement,
complied with such other conditions      withheld in its sole and absolute        including the general partner's
as set forth in your partnership's       discretion. After the expiration of      right of first refusal. See
agreement of limited partnership.        one year, such holders of Preferred      "Description of OP Units --
There are no redemption rights           OP Units has the right to transfer       Transfers and Withdrawals" in the
associated with your units.              all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of certain              After the first anniversary of
                                         conditions specified in the AIMCO        becoming a holder of Common OP
                                         Operating Partnership Agreement,         Units, an OP Unitholder has the
                                         including the general partner's          right, subject to the terms and
                                         right of first refusal.                  conditions of the AIMCO Operating
                                                                                  Partnership Agreement, to re-

         3639
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         After a one-year holding period, a       quire the AIMCO Operating
                                         holder may redeem Preferred OP           Partnership to redeem all or a
                                         Units and receive in exchange            portion of the Common OP Units held
                                         therefor, at the AIMCO Operating         by such party in exchange for a
                                         Partnership's option, (i) subject        cash amount based on the value of
                                         to the terms of any Senior Units,        shares of Class A Common Stock. See
                                         cash in an amount equal to the           "Description of OP
                                         Liquidation Preference of the            Units -- Redemption Rights" in the
                                         Preferred OP Units tendered for          accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3640

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $5,800 annually and may receive reimbursement for expenses generated in its capacity as general partner and other fees for additional services from your partnership. The property manager received management fees of $78,000 in 1996, $83,000 in 1997 and $42,065 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3641

                                YOUR PARTNERSHIP

GENERAL

     Sharon Woods, L.P. is a Delaware limited partnership which raised net proceeds of approximately $2,889,000 in 1985 through a private offering. The promoter for the private offering of your partnership was Freeman Properties, Inc. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 57 limited partners of your partnership and a total of 44.5 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on June 28, 1985 for the purpose of owning and operating a single apartment property located in Sharonville, Ohio, known as "Timber Ridge Apartments." Your partnership's property consists of 248 apartment units. Your partnership's property had an average occupancy rate of approximately 91.94% in 1996 and 91.94% in 1997. The average annual rent per apartment unit is approximately $6,107.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $78,000, $83,000 and $42,065, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on July 1, 2015 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3642

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $5,154,711, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $168,300, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3643

     Below is selected financial information for Sharon Woods, L.P. taken from the financial statements described above. See "Index to Financial Statements."

                                                                          SHARON WOODS, L.P.
                                      -------------------------------------------------------------------------------------------
                                          (1)           (1)           (1)          (1)          (1)          (1)          (1)
                                        6/30/98       6/30/97        1997          1996         1995         1994         1993
                                      -----------   -----------   -----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents...........  $   323,874   $   440,359   $   335,000   $  467,000   $  223,418   $  278,190   $  275,892
Land & Building.....................    6,943,788     6,796,658     6,874,000    6,748,000    6,640,328    6,449,462    5,772,779
Accumulated Depreciation............   (1,347,685)   (1,060,982)   (1,204,000)    (917,000)    (634,696)    (369,023)    (143,494)
Other Assets........................      560,084       552,209       597,000      531,000      699,731      745,448    1,313,605
                                      -----------   -----------   -----------   ----------   ----------   ----------   ----------
         Total Assets...............  $ 6,480,061   $ 6,728,244   $ 6,602,000   $6,829,000   $6,928,781   $7,104,077   $7,218,782
                                      ===========   ===========   ===========   ==========   ==========   ==========   ==========
Mortgage & Accrued Interest.........    5,259,762     5,319,347     5,296,000    5,353,000    5,404,413    5,451,486    5,494,199
Other Liabilities...................      148,045       127,652       209,000      216,000      196,315      199,370       95,366
                                      -----------   -----------   -----------   ----------   ----------   ----------   ----------
         Total Liabilities..........  $ 5,407,807   $ 5,446,999   $ 5,505,000   $5,569,000   $5,600,728   $5,650,856   $5,589,565
                                      -----------   -----------   -----------   ----------   ----------   ----------   ----------
Partners Capital....................  $ 1,072,254   $ 1,281,245   $ 1,097,000   $1,260,000   $1,328,053   $1,453,221   $1,629,217
                                      ===========   ===========   ===========   ==========   ==========   ==========   ==========

                                                                              SHARON WOODS, L.P.
                                             ------------------------------------------------------------------------------------
                                               (1)        (1)         (1)          (1)          (1)          (1)          (1)
                                             6/30/98    6/30/97       1997         1996         1995         1994         1993
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.............................  $748,267   $745,295   $1,532,000   $1,456,000   $1,404,221   $1,405,591   $1,015,073
Other Income...............................    61,187     69,601      144,000      132,000      122,060      123,156      170,489
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Revenue.....................  $809,454   $814,896   $1,676,000   $1,588,000   $1,526,281   $1,528,747   $1,185,562
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.........................   399,113    353,700      765,000      755,000      740,127      591,417      479,593
General & Administrative...................    25,968     17,940       43,000       56,000       54,077      234,870      157,014
Depreciation...............................   143,500    143,500      287,000      283,000      265,673      225,529      143,494
Interest Expense...........................   209,222    214,103      459,000      465,000      487,394      436,693      446,131
Property Taxes.............................    56,397     64,408       92,000       97,000      104,178      216,234      259,432
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Expenses....................  $834,200   $793,651   $1,646,000   $1,656,000   $1,651,449   $1,704,743   $1,485,664
                                             --------   --------   ----------   ----------   ----------   ----------   ----------
Net Income (Loss)..........................  $(24,746)  $ 21,245   $   30,000   $  (68,000)  $ (125,168)  $ (175,996)  $ (300,102)
                                             ========   ========   ==========   ==========   ==========   ==========   ==========

---------------

NOTES

(1) Information prepared on a Federal Income Tax Basis.

         3644

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $24,746 for the six months ended June 30, 1998, compared to net income of $21,245 for the six months ended June 30, 1997. The decrease in net income of $45,991, was primarily the result of an increase in operating expenses and a decrease in rental revenues. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $809,454 for the six months ended June 30, 1998, compared to $814,896 for the six months ended June 30, 1997, a decrease of $5,442, or .67%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $399,113 for the six months ended June 30, 1998, compared to $353,700 for the six months ended June 30, 1997, an increase of $45,413 or 12.84%. The increase is primarily due to a non-capitalizable property improvements. Management expenses totaled 42,065 for the six months ended June 30, 1998, compared to $40,621 for the six months ended June 30, 1997, an increase of $1,444, or 3.55%.

     General and Administrative Expenses

     General and administrative expenses totaled $25,968 for the six months ended June 30, 1998 compared to $17,940 for the six months ended June 30, 1997, an increase of $8,028 or 44.75%. The increase is primarily due to an increase in training and travel expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $209,222 for the six months ended June 30, 1998, compared to $214,103 for the six months ended June 30, 1997, a decrease of $4,881, or 2.28%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $30,000 for the year ended December 31, 1997, compared to a net loss of $68,000 for the year ended December 31, 1996. The increase in net income of $98,000 was primarily the result of increased revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,676,000 for the year ended December 31, 1997, compared to $1,588,000 for the year ended December 31, 1996, an increase of $88,000, or 5.54% rate increase, coupled with a slight increase in occupancy.

         3645

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $765,000 for the year ended December 31, 1997, compared to $755,000 for the year ended December 31, 1996, an increase of $10,000 or 1.32%. Management expenses totaled $83,000 for the year ended December 31, 1997, compared to $78,000 for the year ended December 31, 1996, an increase of $5,000, or 6.41%. The increase resulted from an increase in rental revenue as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $43,000 for the year ended December 31, 1997 compared to $56,000 for the year ended December 31, 1996, a decrease of $13,000 or 23.21%. The decrease is primarily due to lower professional fees in 1997.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $459,000 for the year ended December 31, 1997, compared to $465,000 for the year ended December 31, 1996, a decrease of $6,000, or 1.29%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $68,000 for the year ended December 31, 1996, compared to a net loss of $125,168 for the year ended December 31, 1995. The increase in net income of $57,168 was primarily the result of increased rental revenue due to increases in rental rates. These factors discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,588,000 for the year ended December 31, 1996, compared to $1,526,281 for the year ended December 31, 1995, an increase of $61,719, or 4.04% .

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $755,000 for the year ended December 31, 1996, compared to $740,127 for the year ended December 31, 1995, an increase of $14,873 or 2.01%. Management expenses totaled $78,000 for the year ended December 31, 1996, compared to $77,630 for the year ended December 31, 1995, an increase of $370, or 0.48%.

     General and Administrative Expenses

     General and administrative expenses totaled $56,000 for the year ended December 31, 1996 compared to $54,077 for the year ended December 31, 1995, an increase of $1,923 or 3.56%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $465,000 for the year ended December 31, 1996, compared to $487,394 for the year ended December 31, 1995, a decrease of $22,394, or 4.59%.

         3646

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $323,874 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership and their affiliates are not liable, responsible or accountable, in damages or otherwise to your partnership or any limited partner for any acts performed by any of them which are reasonably believed by them to be within the scope of the authority conferred on them by your partnership's agreement of limited partnership and which in good faith, they believed to be in the best interests of your partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partners and their affiliates are entitled to indemnification by your partnership for any and all acts performed by them in the good faith belief that the act or omission was in the best interests of your partnership and which are reasonably within the scope of the authority conferred upon them by your partnership's agreement of limited partnership or by your partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation; provided, however, that such indemnity will be paid out of and only to the extent of partnership assets.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $64,921.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $    0.00
1995........................................................         0.00
1996........................................................         0.00
1997........................................................     3,853.93
1998 (through June 30)......................................         0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or

         3647

maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns a 2.25% limited partnership interest in your partnership. Except as described above, neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                             COMPENSATION
----                             ------------
1994...........................    $26,200
1995...........................     36,650
1996...........................     38,000
1997...........................     38,000
1998 (through June 30).........

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $77,630
1996...........................................      78,000
1997...........................................      83,000
1998 (through June 30).........................      42,065

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         3648

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Sharon Woods, L.P. at December 31, 1997, 1996 and 1995 and for each of the years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young, LLP independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         3649

                               SHARON WOODS, L.P.

                           INDEX FINANCIAL STATEMENT

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-4
Note A -- Basis of Presentation.............................  F-5
Independent Auditors' Report................................  F-6
Consolidated Balance Sheet as of December 31, 1997..........  F-7
Consolidated Statement of Operations for the year ended
  December 31, 1997.........................................  F-8
Consolidated Statement of Changes in Partners Capital for
  the year ended December 31, 1997..........................  F-9
Consolidated Statement of Cash Flows for the year ended
  December 31, 1997.........................................  F-10
Notes to Consolidated Financial Statements..................  F-11
Independent Auditors' Report................................  F-16
Consolidated Statement of Assets, Liabilities and Partners'
  Equity -- Federal Income Tax Basis as of December 31,
  1997......................................................  F-17
Consolidated Statement of Revenues and Expenses -- Federal
  Income Tax Basis for the year ended December 31, 1997.....  F-18
Consolidated Statement of Changes in Partners'
  Equity -- Federal Income Tax Basis for the year ended
  December 31, 1997.........................................  F-19
Consolidated Statement of Cash Flows -- Federal Income Tax
  Basis for the year ended December 31, 1997................  F-20
Notes to Consolidated Financial Statements -- Federal Income
  Tax Basis (Unaudited).....................................  F-21
Independent Auditors' Report................................  F-24
Consolidated Statement of Assets, Liabilities and Partners'
  Equity -- Federal Income Tax Basis as of December 31, 1996
  (Unaudited)...............................................  F-25
Consolidated Statement of Revenues and Expenses -- Federal
  Income Tax Basis for the year ended December 31, 1996.....  F-26
Consolidated Statement of Changes in Partners'
  Equity -- Federal Income Tax Basis for the year ended
  December 31, 1996.........................................  F-27
Consolidated Statement of Cash Flows -- Federal Income Tax
  Basis for the year ended December 31, 1996................  F-28
Notes to Consolidated Financial Statements -- Federal Income
  Tax Basis.................................................  F-29
Independent Auditors' Report................................  F-32
Consolidated Statement of Assets, Liabilities and Partners'
  Equity -- Federal Income Tax Basis as of December 31, 1995
  (Unaudited)...............................................  F-33
Consolidated Statement of Revenues and Expenses -- Federal
  Income Tax Basis for the year ended December 31, 1995.....  F-34
Consolidated Statement of Changes in Partners'
  Equity -- Federal Income Tax Basis for the year ended
  December 31, 1995.........................................  F-35
Consolidated Statement of Cash Flows -- Federal Income Tax
  Basis for the year ended December 31, 1995................  F-36
Notes to Consolidated Financial Statements -- Federal Income
  Tax Basis.................................................  F-37

         3650

                               SHARON WOODS, L.P.

                            CONDENSED BALANCE SHEET
                                INCOME TAX BASIS
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                 $  323,874
Receivables and Deposits....................................                     35,255
Restricted Escrows..........................................                    110,648
Other Assets................................................                    414,181
Investment Property:
  Land......................................................       858,808
  Building and related personal property....................     6,084,980
                                                              ------------
                                                                 6,943,788
  Less: Accumulated depreciation............................    (1,347,685)   5,596,103
                                                              ------------   ----------
          Total Assets......................................                 $6,480,061
                                                                             ==========

                           LIABILITIES AND PARTNERS' CAPITAL
Other Accrued Liabilities...................................                 $  148,045
Notes Payable...............................................                  5,259,762
Partners' Capital...........................................                  1,072,254
                                                                             ----------
          Total Liabilities and Partners' Capital...........                 $6,480,061
                                                                             ==========

         3651

                               SHARON WOODS, L.P.

                       CONDENSED STATEMENTS OF OPERATIONS
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $748,267   $745,295
  Other Income..............................................    61,187     69,601
  Gain (Loss) on Disp of Property...........................        --         --
  Casualty Gain/Loss........................................        --         --
                                                              --------   --------
          Total Revenues....................................   809,454    814,896
Expenses:
  Operating Expenses........................................   399,113    353,700
  General and Administrative Expenses.......................    25,968     17,940
  Depreciation Expense......................................   143,500    143,500
  Interest Expense..........................................   209,222    214,103
  Property Tax Expense......................................    56,397     64,408
                                                              --------   --------
          Total Expenses....................................   834,200    793,651
Income (Loss) from Operations...............................   (24,746)    21,245
Extraord. Gain on Early Exting. of Debt.....................        --         --
Loss on Sale of Invest. Property............................        --         --
Casualty Gain...............................................        --         --
                                                              --------   --------
          Net Income (Loss).................................  $(24,746)  $ 21,245
                                                              ========   ========

         3652

                               SHARON WOODS, L.P.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $(24,746)  $ 21,245
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:......................        --         --
  Depreciation and Amortization.............................   143,500    143,500
  Loss on Casualty event....................................        --         --
  Extraordinary loss on refinancing.........................        --         --
  Changes in accounts:
     Receivables and deposits and other assets..............    39,564    (18,251)
     Accounts Payable and accrued expenses..................   (60,955)   (88,348)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................    97,363     58,146
                                                              --------   --------
Investing Activities
  Property improvements and replacements....................   (69,603)   (48,176)
  Property improvements -- NON-CASH.........................        --         --
  Proceeds from sale of investments.........................        --         --
  Collections on notes receivable...........................        --         --
  Net (increase)/decrease in restricted escrows.............    (2,648)    (2,958)
  Net insurance proceeds received from casualty events......        --         --
  Dividends received........................................        --         --
                                                              --------   --------
  Net cash provided by (used in) investing activities.......   (72,251)   (51,134)
                                                              --------   --------
Financing Activities
  Payments on mortgage......................................   (36,238)   (33,653)
  Repayment of mortgage.....................................        --         --
  Prepayment penalties......................................        --         --
  Proceeds from refinancing of mortgage.....................        --         --
  Payment of Loan Costs.....................................        --         --
  Partners' Distributions...................................        --         --
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (36,238)   (33,653)
                                                              --------   --------
  Net increase (decrease) in cash and cash equivalents......   (11,126)   (26,641)
  Cash and cash equivalents at beginning of year............   335,000    467,000
                                                              --------   --------
          Cash and cash equivalents at end of period........  $323,874   $440,359
                                                              ========   ========

         3653

                               SHARON WOODS, L.P.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Sharon Woods, L.P. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         3654

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Sharon Woods, L. P.
(A Delaware Limited Partnership)

     We have audited the accompanying consolidated balance sheet of Sharon Woods, L.P. (A Delaware Limited Partnership) as of December 31, 1997 and the related consolidated statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sharon Woods, L.P., at December 31, 1997 and the consolidated results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

August 31, 1998
Greenville, South Carolina

         3655

                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................            $  335
Receivables and deposits....................................               156
Restricted escrows..........................................               108
Other assets................................................               151
Investment property (Notes B and D):
  Land......................................................  $   859
  Buildings and related personal property...................    6,015
                                                              -------
                                                                6,874
  Less accumulated depreciation.............................   (1,085)   5,789
                                                              -------   ------
                                                                        $6,539
                                                                        ======
                      LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable..........................................            $   44
  Tenant security deposit liability.........................                50
  Other liabilities.........................................               134
  Mortgage notes payable (Note B)...........................             5,296
                                                                        ------
                                                                         5,524
Partners' capital:
  General partners..........................................  $   141
  Limited partners (45 units issued and outstanding)........      874    1,015
                                                              -------   ------
                                                                        $6,539
                                                                        ======

                            See accompanying notes.

         3656

                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT UNIT DATA)

Revenues:
  Rental income.............................................         $ 1,532
  Other income..............................................             144
                                                                     -------
                                                                       1,676
Expenses:
  Operating.................................................  $765
  General and administrative................................    43
  Depreciation..............................................   268
  Interest..................................................   459
  Property taxes............................................    92     1,627
                                                              ----   -------
Net income..................................................         $    49
                                                                     =======
Net income allocated to general partners (11.08%)...........         $     5
Net income allocated to limited partners (88.92%)...........              44
                                                                     -------
                                                                     $    49
                                                                     =======
Net income per limited partnership unit.....................         $968.24
                                                                     =======

                            See accompanying notes.

         3657

                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              GENERAL    LIMITED
                                                              PARTNERS   PARTNERS   TOTAL
                                                              --------   --------   ------
Capital at December 31, 1996................................    $157      $1,002    $1,159
  Net income................................................       5          44        49
  Distributions to partners.................................     (21)       (172)     (193)
                                                                ----      ------    ------
Capital at December 31, 1997................................    $141      $  874    $1,015
                                                                ====      ======    ======

                            See accompanying notes.

         3658

                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net income................................................  $  49
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    268
     Amortization of loan costs and mortgage discount.......     37
     Change in accounts:
       Receivables and deposits.............................    (57)
       Accounts payable.....................................      7
       Tenant security deposit liabilities..................      1
       Other liabilities....................................    (15)
                                                              -----
  Net cash provided by operating activities.................    290
Cash flows from investing activities
  Property improvements and replacements....................   (126)
  Deposits to restricted escrows............................     (5)
                                                              -----
  Net cash used in investing activities.....................   (131)
Cash flows from financing activities
  Principal payments on mortgage notes payable..............    (68)
  Distributions to partners.................................   (193)
                                                              -----
  Net cash used in financing activities.....................   (261)
                                                              -----
  Net decrease in cash and cash equivalents.................   (102)
  Cash and cash equivalents at December 31, 1996............    437
                                                              -----
  Cash and cash equivalents at December 31, 1997............  $ 335
                                                              =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $ 423
                                                              =====
  Distributions payable.....................................  $  21
                                                              =====

                            See accompanying notes.

         3659

                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The limited partnership was organized for the purpose of acquiring, owning and operating the Timber Ridge Apartments in Sharonville, Ohio. Forty-five units of limited partnership interests, an individual general partner interest, a limited partnership general partner interest, and a corporate general partner interest were issued. The Partnership shall terminate on July 1, 2015, unless terminated sooner, pursuant to the agreement.

  Principles of Consolidation

     The financial statements include the accounts of the Partnership and its majority owned partnerships. All significant interpartnership balances have been eliminated. Minority interest is immaterial and not shown separately in the financial statements.

  Investment Property

     Investment property is stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicated that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No adjustments for impairment of value were necessary for the year ended December 31, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Risks and Uncertainties

     The real estate business is highly competitive. The Partnership's real property investments are subject to competition from similar types of properties in the vicinities in which they are located and the Partnership is not a significant factor in its industry. In addition, various limited partnerships have been formed by related parties to engage in business which may be competitive with the Partnership.

  Cash and Cash Equivalents

     Cash on hand and in banks, and money market funds and certificates of deposit with original maturities of three months or less are considered to be unrestricted cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Fair Value of Financial Instruments

     The Partnership believes that the carrying amount of its financial instruments (except for long term debt) approximates their fair value due to the short term maturity of these instruments. The fair value of the Partnership's long-term debt, after discounting the scheduled loan payments at an estimated borrowing rate currently available to the Partnership approximates its carrying value.

         3660
                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Loan Costs

     Loan costs of approximately $258,000 incurred with the financing of long-term debt are amortized on a straight-line basis over the life of the debt. Accumulated amortization is approximately $107,000 at December 31, 1997. These costs are included in "Other Assets".

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits." Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

  Partnership Allocations

     Net income or losses are allocated 88.92% to the limited partners and 11.08% to the general partners in accordance with the partnership agreement. Distributions of available cash (cash-flow) or proceeds from financing or sale of the property are allocated among the limited and general partners in accordance with the partnership agreement.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less. Rental revenue is recognized as earned.

  Advertising Costs

     The Partnership expenses the costs of advertising as incurred.

  Depreciation

     Building and improvements are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 30 years.

  Restricted Escrows

     Restricted escrows consist of funds established to cover necessary repairs and replacements of existing improvements at the property. The balance in the restricted escrow account at December 31, 1997 was approximately $108,000.

         3661
                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following:

                                                              (IN THOUSANDS)
                                                              --------------
Mortgage note payable to Lexington Mortgage Company, secured by a deed of trust on the Timber Ridge apartments. This
  note bears interest at a rate of 7.83% per annum. Monthly
  installments of principal and interest of approximately
  $40,000 are due through September 2003, with a balloon
  payment of $4,669,000 due in October 2003.................      $5,191

Subordinated mortgage note payable to Lexington Mortgage
  Company bearing interest of 7.83% per annum. Monthly
  payments of interest only, totaling approximately $1,000,
  are due through September 2003, with a balloon payment of
  $168,000 due in October 2003..............................         168
                                                                  ------
                                                                   5,359
Unamortized discount, net of accumulated amortization of
  approximately $47,000.....................................         (63)
                                                                  ------
                                                                  $5,296
                                                                  ======

     Principal maturities of mortgage notes payable at December 31, 1997 are as follows (in thousands):

1998........................................................  $   73
1999........................................................      79
2000........................................................      86
2001........................................................      93
2002........................................................     100
Thereafter..................................................   4,928
                                                              ------
                                                              $5,359
                                                              ======

     The apartment property is pledged as collateral on the mortgage notes.

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     In January 1991, the Partnership entered into a management contract with Insignia Management Group, an affiliate of Insignia Financial Group, Inc., ("Insignia") who is an affiliate of the managing general partner of Sharon Woods, L.P. As a result, affiliates of Insignia now provide property management and asset management services to the Partnership.

     The following items were incurred with Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................  $83
Reimbursement for investor services, asset management and
  partnership accounting....................................   38

     For the period of January 1, 1997, to August 31, 1997, the Partnership insured its property under a master policy through an agency and insurer unaffiliated with the Managing General Partner. An affiliate of the Managing General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the Managing General Partner who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the Managing General Partner by virtue of the agent's obligations was not significant.

         3662
                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Insignia entered into an Agreement and Plan of Merger, dated as of May 26, 1998, (as subsequently amended and restated, the "Merger Agreement") with Apartment Investment and Management Company ("AIMCO"), pursuant to which Insignia will merge its national residential property management operations and its controlling interest in Insignia Properties Trust with and into AIMCO, with AIMCO as the survivor. Consummation of the Merger, which is anticipated to occur in the third quarter of 1998, is subject to certain conditions, including the approval of the stockholders of Insignia (but not the approval of the stockholders of AIMCO). If the closing occurs, AIMCO will then control the General Partner of the Partnership.

NOTE D -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (IN THOUSANDS)

                                                                                            COST
                                                                            BUILDINGS    CAPITALIZED
                                                                           AND RELATED   SUBSEQUENT
                                                                            PERSONAL         TO
                    DESCRIPTION                      ENCUMBRANCES   LAND    PROPERTY     ACQUISITION
                    -----------                      ------------   ----   -----------   -----------
Timber Ridge, Sharonville, Ohio....................     $5,359      $859     $4,867        $1,148
                                                        ======      ====     ======        ======

                         GROSS AMOUNT AT WHICH CARRIED
                                 (IN THOUSANDS)

                                        BUILDINGS
                                       AND RELATED
                                        PERSONAL                ACCUMULATED      DATE      DEPRECIABLE
         DESCRIPTION            LAND    PROPERTY      TOTAL     DEPRECIATION   ACQUIRED   LIFE -- YEARS
         -----------            ----   -----------   --------   ------------   --------   -------------
Timber Ridge..................  $859    $  6,015     $  6,874     $  1,085     03/01/93       5-30
                                ====    ========     ========     ========

     The depreciable lives included above are for the buildings and components. The depreciable live for related personal property are for 5 to 7 years.

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

Investment Property
  Balance at beginning of year..............................  $6,748
  Property improvements.....................................     126
                                                              ------
  Balance at end of year....................................  $6,874
                                                              ======
Accumulated Depreciation
  Balance at beginning of year..............................  $  817
  Additions charged to expense..............................     268
                                                              ------
  Balance at end of year....................................  $1,085
                                                              ======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $6,874,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $1,204,000.

NOTE E -- INCOME TAXES

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

         3663
                               SHARON WOODS, L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation of reported net income and Federal taxable loss (in thousands, except per unit data):

Net income as reported......................................  $    49
Deduct: Depreciation differences............................      (19)
                                                              -------
Federal taxable income......................................  $    30
                                                              =======
Federal taxable income per limited partnership unit.........  $592.80
                                                              =======

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets and liabilities (in thousands):

Net assets as reported......................................  $1,015
Accumulated depreciation....................................    (119)
Syndication fees............................................     182
Other.......................................................      19
                                                              ------
Net assets -- tax basis.....................................  $1,097
                                                              ======

NOTE F -- YEAR 2000 (UNAUDITED)

     The Partnership is dependent upon the General Partner and Insignia for management and administrative services. Insignia has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter (the "Year 2000 Issue"). The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The General Partner believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Partnership.

NOTE G -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3664

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Sharon Woods, L. P.
(A Delaware Limited Partnership)

     We have audited the accompanying consolidated statement of assets, liabilities and partners' equity -- Federal income tax basis of Sharon Woods,
L. P. (A Delaware Limited Partnership) as of December 31, 1997 and the related consolidated statements of revenues and expenses -- Federal income tax basis, changes in partners' equity -- Federal income tax basis and cash flow -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated assets, liabilities and partners' equity of Sharon Woods, L. P., at December 31, 1997 and its consolidated revenues and expenses, changes in partners' equity and cash flow for the year then ended, on the basis of accounting described in Note A.

                                            /s/ ERNST & YOUNG LLP

February 28, 1998
Greenville, South Carolina

         3665

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

     CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES, AND PARTNERS' EQUITY --
                            FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................             $  335
Receivables and deposits....................................                156
Restricted escrows..........................................                108
Other assets................................................                333
Apartment property at cost (Note B):
  Land......................................................  $   859
  Buildings and related personal property...................    6,015
                                                              -------
                                                                6,874
  Less accumulated depreciation.............................   (1,204)    5,670
                                                              -------    ------
                                                                         $6,602
                                                                         ======
                       LIABILITIES AND PARTNERS' EQUITY
Liabilities:
  Accounts payable..........................................             $   44
  Tenant security deposit liability.........................                 31
  Other liabilities.........................................                134
  Mortgage note payable (Note B)............................              5,296
                                                                         ------
                                                                          5,505
Partners' equity............................................              1,097
                                                                         ------
                                                                         $6,602
                                                                         ======

                            See accompanying notes.

         3666

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

               CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES --
                            FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................  $1,532
  Other income..............................................     144
                                                              ------
                                                               1,676
Expenses:
  Operating.................................................     765
  General and administrative................................      43
  Depreciation..............................................     287
  Interest..................................................     459
  Property taxes............................................      92
                                                              ------
                                                               1,646
                                                              ------
Excess of revenues over expenses............................  $   30
                                                              ======

                            See accompanying notes.

         3667

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

            CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' EQUITY --
                            FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              GENERAL    LIMITED
                                                              PARTNERS   PARTNERS   TOTAL
                                                              --------   --------   ------
Equity at December 31, 1996.................................    $168      $1,092    $1,260
  Excess of revenues over expenses..........................       3          27        30
  Distributions to partners.................................     (21)       (172)     (193)
                                                                ----      ------    ------
Equity at December 31, 1997.................................    $150      $  947    $1,097
                                                                ====      ======    ======

                            See accompanying notes.

         3668

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

        CONSOLIDATED STATEMENT OF CASH FLOW -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Excess of revenues over expenses..........................  $  30
  Adjustments to reconcile excess of revenues over expenses
     to net cash provided by operating activities:
     Depreciation...........................................    287
     Amortization of loan costs and mortgage discount.......     37
     Change in accounts:
       Receivables and deposits.............................    (57)
       Accounts payable.....................................      7
       Tenant security deposit liabilities..................      1
       Other liabilities....................................    (15)
                                                              -----
          Net cash provided by operating activities.........    290
Cash flows from investing activities
  Property improvements and replacements....................   (126)
  Deposits to restricted escrows............................     (5)
                                                              -----
          Net cash used in investing activities.............   (131)
Cash flows from financing activities
  Principal payments on mortgage notes payable..............    (68)
  Distributions to partners.................................   (193)
                                                              -----
          Net cash used in financing activities.............   (261)
                                                              -----
  Net decrease in cash and cash equivalents.................   (102)
  Cash and cash equivalents at December 31, 1996............    437
                                                              -----
  Cash and cash equivalents at December 31, 1997............  $ 335
                                                              =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $ 423
                                                              =====
  Distributions payable.....................................  $  21
                                                              =====

                            See accompanying notes.

         3669

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The limited partnership was organized for the purpose of acquiring, owning and operating the Timber Ridge Apartments in Sharonville, Ohio. Forty-five units of limited partnership interests, an individual general partner interest, a limited partnership general partner interest, and a corporate general partner interest were issued. The Partnership shall terminate on July 1, 2015, unless terminated sooner, pursuant to the agreement.

  Basis of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets and recognition and amortization of syndication costs.

  Principles of Consolidation

     The financial statements include the accounts of the Partnership and its majority owned partnerships. All significant interpartnership balances have been eliminated. Minority interest is immaterial and not shown separately in the financial statements.

  Apartment Properties

     Apartment properties are stated at cost. Depreciation is provided by the modified accelerated cost recovery system (MACRS) for 27.5 year residential property.

  Loan Costs

     Loan costs of approximately $258,000 incurred with the financing of long-term debt are amortized on a straight-line basis over the life of the debt. Accumulated amortization is approximately $107,000 at December 31, 1997. These costs are included in "Other Assets".

  Partnership Allocations

     Subject to possible adjustments required under Section 704(b) of the Internal Revenue Service Code, net earnings (loss) are allocated 88.92% to the limited partners and 11.08% to the general partners in accordance with the partnership agreement. Distributions of available cash (cash flow) or proceeds from financing or sale of the property are allocated among the limited and general partners in accordance with the partnership agreement.

  Income Taxes

     The financial statements include only those assets and liabilities and revenues and expenses which relate to the business of the Partnership. No provision has been made for Federal income taxes since such taxes are the personal responsibility of the partners.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by taxing authorities.

         3670
                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                    FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and includes the deposits in "Receivables and deposits". Deposits are refunded when the tenant vacates the apartment if there has been no damage.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Syndication Costs

     Syndication costs of approximately $182,000 are included in "Other assets". They are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

NOTE B -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following:

                                                               (IN THOUSANDS)
                                                               --------------
Mortgage note payable to Lexington Mortgage Company, secured by a deed of trust on the Timber Ridge apartments. This
  note bears interest at a rate of 7.83% per annum. Monthly
  installments of principal and interest of approximately
  $40,000 are due through October 2003......................       $5,191
Subordinated mortgage note payable to Lexington Mortgage
  Company bearing interest of 7.83% per annum. Monthly
  payments of interest only, totaling approximately $1,000,
  are due through September 2003. Principal and remaining
  interest are due October 2003.............................          168
                                                                   ------
                                                                    5,359
Unamortized discount, net of accumulated amortization of
  approximately $47,000.....................................          (63)
                                                                   ------
                                                                   $5,296
                                                                   ======

         3671
                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                    FEDERAL INCOME TAX BASIS -- (CONTINUED)

     Principal maturities of mortgage notes payable at December 31, 1997 are as follows (in thousands):

1998.......................................................   $   73
1999.......................................................       79
2000.......................................................       86
2001.......................................................       93
2002.......................................................      100
Thereafter.................................................    4,928
                                                              ------
                                                              $5,359
                                                              ======

     The apartment property is pledged as collateral on the mortgage notes.

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     In January 1991, the Partnership entered into a management contract with Insignia Management Group, an affiliate of Insignia Financial Group, Inc., ("Insignia") who is an affiliate of the managing general partner of Sharon Woods, L.P. As a result, affiliates of Insignia now provide property management and asset management services to the Partnership.

     The following items were incurred with Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................   $83
Reimbursement for investor services, asset management and
  partnership accounting....................................    38

NOTE D -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3672

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Sharon Woods, L. P.
(A Delaware Limited Partnership)

     We have audited the accompanying consolidated statement of assets, liabilities and partners' equity -- Federal income tax basis of Sharon Woods, L.
P. (A Delaware Limited Partnership) as of December 31, 1996 and the related consolidated statements of revenues and expenses -- Federal income tax basis, changes in partners' equity -- Federal income tax basis and cash flow -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note A, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated assets, liabilities and partners' equity of Sharon Woods, L. P., as of December 31, 1996 and its consolidated revenues and expenses, changes in partners' equity and cash flow for the year then ended, on the basis of accounting described in Note A.

                                            /s/ ERNST & YOUNG LLP

February 21, 1997
Greenville, South Carolina

         3673

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

     CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES, AND PARTNERS' EQUITY --
                            FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:
  Unrestricted..............................................           $  437
  Restricted -- tenant security deposits....................               30
Account receivable..........................................               15
Escrow for taxes............................................               54
Restricted escrows..........................................              103
Loan costs, net of accumulated amortization of $81..........              177
Syndication costs...........................................              182
Apartment property at cost (Note B):
  Land......................................................  $  859
  Buildings and related personal property...................   5,889
                                                              ------
                                                               6,748
  Less accumulated depreciation.............................    (917)   5,831
                                                              ------   ------
                                                                       $6,829
                                                                       ======

                      LIABILITIES AND PARTNERS' EQUITY
Liabilities:
  Accounts payable..........................................           $   37
  Tenant security deposits..................................               30
  Other liabilities.........................................              149
  Mortgage note payable (Note B)............................            5,353
                                                                       ------
                                                                        5,569
Partners' equity............................................            1,260
                                                                       ------
                                                                       $6,829
                                                                       ======

                            See accompanying notes.

         3674

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

               CONSOLIDATED STATEMENT OF REVENUES AND EXPENSES --
                            FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................         $1,456
  Other income..............................................            132
                                                                     ------
                                                                      1,588
Expenses:
  Operating.................................................  $525
  General and administrative................................    56
  Maintenance...............................................   215
  Depreciation..............................................   283
  Interest..................................................   465
  Property taxes............................................    97
  Write-off of uncollectible accounts.......................    15    1,656
                                                              ----   ------
Excess of expenses over revenues............................         $  (68)
                                                                     ======

                            See accompanying notes.

         3675

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

            CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' EQUITY --
                            FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                              GENERAL    LIMITED
                                                              PARTNERS   PARTNERS   TOTAL
                                                              --------   --------   ------
Equity at December 31, 1995.................................    $175      $1,153    $1,328
  Excess of expenses over revenues..........................      (7)        (61)      (68)
                                                                ----      ------    ------
Equity at December 31, 1996.................................    $168      $1,092    $1,260
                                                                ====      ======    ======

                            See accompanying notes.

         3676

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

        CONSOLIDATED STATEMENT OF CASH FLOW -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Cash flows from operating activities
  Excess of expenses over revenues..........................  $ (68)
  Adjustments to reconcile excess of expenses over revenues
     to net cash provided by operating activities:
     Depreciation...........................................    283
     Amortization of loan costs and mortgage discount.......     37
     Write-off of uncollectible account.....................     15
     Change in accounts:
       Restricted cash -- tenant security deposits..........      8
       Accounts receivable..................................    (27)
       Escrow for taxes.....................................     43
       Accounts payable.....................................     12
       Tenant security deposit liabilities..................     (9)
       Other liabilities....................................     17
                                                              -----
          Net cash provided by operating activities.........    311
Cash flows from investing activities
  Property improvements and replacements....................   (108)
  Deposits to restricted escrows............................     (4)
  Withdrawals from restricted escrows.......................    115
                                                              -----
          Net cash provided by investing activities.........      3
Cash flows from financing activities
  Principal payments on mortgage notes payable..............    (63)
                                                              -----
Net increase in cash........................................    251
Unrestricted cash at December 31, 1995......................    186
                                                              -----
Unrestricted cash at December 31, 1996......................  $ 437
                                                              =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $ 428
                                                              =====

                            See accompanying notes.

         3677

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                            FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The limited partnership was organized for the purpose of acquiring, owning and operating the Timber Ridge Apartments in Sharonville, Ohio. Forty-five units of limited partnership interests, an individual general partner interest, a limited partnership general partner interest, and a corporate general partner interest were issued. The Partnership shall terminate on July 1, 2015, unless terminated sooner, pursuant to the agreement.

  Basis of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets and recognition and amortization of syndication costs.

  Principles of Consolidation

     The financial statements include the accounts of the Partnership and its majority owned partnerships. All significant interpartnership balances have been eliminated. Minority interest is immaterial and not shown separately in the financial statements.

  Apartment Properties

     Apartment properties are stated at cost. Depreciation is provided by the modified accelerated cost recovery system (MACRS) for 27.5 year residential property.

  Loan Costs

     Loan costs of approximately $258,000 incurred with the financing of long-term debt are amortized on a straight-line basis over the life of the debt. Accumulated amortization is approximately $81,000 at December 31, 1996.

  Partnership Allocations

     Subject to possible adjustments required under Section 704(b) of the Internal Revenue Service Code, net earnings (loss) are allocated 88.92% to the limited partners and 11.08% to the general partners in accordance with the partnership agreement. Distributions of available cash (cash flow) or proceeds from financing or sale of the property are allocated among the limited and general partners in accordance with the partnership agreement.

  Income Taxes

     The financial statements include only those assets and liabilities and revenues and expenses which relate to the business of the Partnership. No provision has been made for Federal income taxes since such taxes are the personal responsibility of the partners.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying

         3678
                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                    FEDERAL INCOME TAX BASIS -- (CONTINUED)

interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by taxing authorities.

  Cash and Cash Equivalents -- Unrestricted Cash

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and considers the deposits to be restricted cash. Deposits are refunded when the tenant vacates the apartment if there has been no damage.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

NOTE B -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following:

                                                              (IN THOUSANDS)
                                                              --------------
Mortgage note payable to Lexington Mortgage Company, secured by a deed of trust on the Timber Ridge apartments. This
  note bears interest at a rate of 7.83% per annum. Monthly
  installments of principal and interest of approximately
  $40,000 are due through October 2003......................      $5,259
Subordinated mortgage note payable to Lexington Mortgage
  Company bearing interest of 7.83% per annum. Monthly
  payments of interest only, totaling approximately $1,000,
  are due through September 2003. Principal and remaining
  interest are due October 2003.............................         168
                                                                  ------
                                                                   5,427
Unamortized discount, net of accumulated amortization of
  approximately $36,000.....................................         (74)
                                                                  ------
                                                                  $5,353
                                                                  ======

         3679
                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS --
                    FEDERAL INCOME TAX BASIS -- (CONTINUED)

     Principal maturities of mortgage notes payable at December 31, 1996 are as follows (in thousands):

1997.......................................................   $   68
1998.......................................................       73
1999.......................................................       79
2000.......................................................       86
2001.......................................................       93
Thereafter.................................................    5,028
                                                              ------
                                                              $5,427
                                                              ======

     The apartment property is pledged as collateral on the mortgage notes.

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     In January 1991, the Partnership entered into a management contract with Insignia Management Group, an affiliate of Insignia Financial Group, Inc., ("Insignia") who is an affiliate of the managing general partner of Sharon Woods, L. P. As a result, affiliates of Insignia now provide property management and asset management services to the Partnership.

     The following items were incurred with Insignia and its affiliates in 1996 (in thousands):

Property management fees....................................  $78
Reimbursement for investor services, asset management and
  partnership accounting....................................   38

NOTE D -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3680

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Sharon Woods, L. P.
(A Delaware Limited Partnership)

     We have audited the accompanying statement of assets, liabilities and partners' equity -- Federal income tax basis of Sharon Woods, L. P. (A Delaware Limited Partnership) as of December 31, 1995 and the related statements of revenues and expenses -- Federal income tax basis, changes in partners' equity -- Federal income tax basis and cash flow -- Federal income tax basis for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully described in Note 1, these financial statements have been prepared on the accounting basis used for Federal income tax purposes which is a comprehensive basis of accounting other than generally accepted accounting principles.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and partners' equity of Sharon Woods, L. P., as of December 31, 1995 and its revenues and expenses, its changes in partners' equity and its cash flow for the year then ended, on the basis of accounting described in Note 1.

                                            /s/ ERNST & YOUNG LLP

February 28, 1996
Greenville, South Carolina

         3681

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

           STATEMENT OF ASSETS, LIABILITIES, AND PARTNERS' EQUITY --
                            FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

                                     ASSETS

Cash:
  Unrestricted..............................................  $  185,515
  Tenant security deposits..................................      37,903   $  223,418
                                                              ----------
Account receivable..........................................                    2,746
Escrow deposits for taxes...................................                   97,464
Restricted escrows..........................................                  214,787
Loan costs, net of accumulated amortization of $54,533......                  202,992
Syndication costs...........................................                  181,742
Apartment property at cost (Note 2):
  Land......................................................  $  858,808
  Buildings and related personal property...................   5,781,520
                                                              ----------
  Less accumulated depreciation.............................   6,640,328
                                                                (634,696)   6,005,632
                                                              ----------   ----------
                                                                           $6,928,281
                                                                           ==========

                          LIABILITIES AND PARTNERS' EQUITY

Liabilities:
  Accounts payable..........................................               $   25,276
  Tenant security deposits..................................                   38,514
  Other liabilities.........................................                  132,525
  Long-term debt (Note 2)...................................                5,404,413
                                                                           ----------
                                                                            5,600,728
Partners' equity............................................                1,328,053
                                                                           ----------
                                                                           $6,928,781
                                                                           ==========

                            See accompanying notes.

         3682

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

         STATEMENT OF REVENUES AND EXPENSES -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Rental income.............................................               $1,404,221
  Interest and other income.................................                  122,060
                                                                           ----------
                                                                            1,526,281
Expenses:
  Operating.................................................  $  486,138
  Depreciation..............................................     265,673
  Interest..................................................     487,394
  Property taxes............................................     104,178
  Maintenance...............................................     214,015
  Management fees paid to affiliate (Note 3)................      77,630
  Write-off of uncollectible accounts.......................      16,421    1,651,449
                                                              ----------   ----------
Excess expenses over revenues...............................               $ (125,168)
                                                                           ==========

                            See accompanying notes.

         3683

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

      STATEMENT OF CHANGES IN PARTNERS' EQUITY -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1995

                                                            GENERAL     LIMITED
                                                            PARTNERS    PARTNERS      TOTAL
                                                            --------   ----------   ----------
Equity at December 31, 1994...............................  $188,997   $1,264,224   $1,453,221
  Excess of expenses over revenues........................   (13,869)    (111,299)    (125,168)
                                                            --------   ----------   ----------
Equity at December 31, 1995...............................  $175,128   $1,152,925   $1,328,053
                                                            ========   ==========   ==========

                            See accompanying notes.

         3684

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

               STATEMENT OF CASH FLOW -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities
  Excess of expenses over revenues..........................   $(125,168)
  Adjustments to reconcile excess of expenses over revenues
     to net cash used in operating activities:
     Depreciation...........................................     265,673
     Amortization of loan costs and mortgage discount.......      37,151
     Write-off of uncollectible account.....................      16,421
     Change in operating assets and liabilities:
       Tenant security deposits.............................     (11,867)
       Escrow deposits for taxes............................     (12,240)
       Account receivable...................................     (12,500)
       Other assets.........................................       3,859
       Accounts payable.....................................     (22,451)
       Tenant security deposit liabilities..................      11,771
       Other liabilities....................................       7,625
                                                               ---------
          Net cash provided by operating activities.........     158,274
Cash flows from investing activities
  Property improvements and replacements....................    (190,865)
  Receipts from restricted escrows..........................      33,256
  Deposits to restricted escrows............................      (9,231)
                                                               ---------
          Net cash used in investing activities.............    (166,840)
Cash flows from financing activities
  Principal payments on mortgage notes payable..............     (58,073)
                                                               ---------
Net decrease in cash........................................     (66,639)
Cash at December 31, 1994...................................     252,154
                                                               ---------
Cash at December 31, 1995...................................   $ 185,515
                                                               =========
Supplemental disclosure of cash flow information
  Cash paid for interest expense............................   $ 432,317
                                                               =========

                            See accompanying notes.

         3685

                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

           NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                               DECEMBER 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The limited partnership was organized for the purpose of acquiring, owning and operating the Timber Ridge Apartments in Sharonville, Ohio. Forty-five units of limited partnership interests, an individual general partner interest, a limited partnership general partner interest, and a corporate general partner interest were issued. The Partnership shall terminate on July 1, 2015, unless terminated sooner, pursuant to the agreement.

  Basis of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets and recognition and amortization of syndication costs.

  Apartment Properties

     Apartment properties are stated at cost. Depreciation is provided by the modified accelerated cost recovery system (MACRS) for 27.5 year residential property.

  Loan Costs

     Loan costs incurred with the financing of long-term debt are amortized on a straight-line basis over the life of the debt.

  Partnership Allocations

     Subject to possible adjustments required under Section 704(b) of the Internal Revenue Service Code, net earnings (loss) are allocated 88.92% to the limited partners and 11.08% to the general partners in accordance with the partnership agreement. Distributions of available cash (cash flow) or proceeds from financing or sale of the property are allocated among the limited and general partners in accordance with the partnership agreement.

  Income Taxes

     The financial statements include only those assets and liabilities and revenues and expenses which relate to the business of the Partnership. No provision has been made for Federal income taxes since such taxes are the personal responsibility of the partners.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by taxing authorities.

  Cash

     The Partnership considers only unrestricted cash and tenant security deposits to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

         3686
                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

2. MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following:

Mortgage note payable to Lexington Mortgage Company, secured by a deed of trust on the Timber Ridge apartments. This
  note bears interest at a rate of 7.83% per annum. Monthly
  installments of principal and interest of $39,769 are due
  through October 2003......................................  $5,321,362
Subordinated mortgage note payable to Lexington Mortgage
  Company bearing interest of 7.83% per annum. Monthly
  payments of interest only, totaling $1,098, are due
  through September 2003. Principal and remaining interest
  are due October 2003......................................     168,300
                                                              ----------
                                                               5,489,662
Unamortized discount, net of accumulated amortization of
  $24,751...................................................     (85,249)
                                                              ----------
                                                              $5,404,413
                                                              ==========

     Principal maturities of mortgage notes payable at December 31, 1995 are as follows:

1996.....................................................  $   62,787
1997.....................................................      67,883
1998.....................................................      73,394
1999.....................................................      79,351
2000.....................................................      85,792
Thereafter...............................................   5,120,455
                                                           ----------
                                                           $5,489,662
                                                           ==========

     The apartment property is pledged as collateral on the mortgage notes.

         3687
                              SHARON WOODS, L. P.
                        (A DELAWARE LIMITED PARTNERSHIP)

    NOTES TO FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS -- (CONTINUED)

3. TRANSACTIONS WITH AFFILIATED PARTIES

     In January 1991, the Partnership entered into a management contract with Insignia Management Group, an affiliate of Insignia Financial Group, Inc., ("Insignia") who is an affiliate of the managing general partner of Sharon Woods, L. P. As a result, affiliates of Insignia now provide property management and asset management services to the Partnership.

     The following items were incurred with Insignia and its affiliates in 1995:

Property management fees....................................  $77,630
Reimbursement for investor services, asset management and
  partnership accounting....................................   36,650

4. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3688

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3689

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3690

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3691

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                        SNOWDEN VILLAGE ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3692

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Snowden
    Village Associates, L.P....................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         3693

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

         3694

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Snowden Village Associates, L.P. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3695

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3696

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $3,375 per unit for the six months ended June 30, 1998 (equivalent to $6,750 on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         3697

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         3698

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         3699

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3700

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3701

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         3702

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         3703

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         3704

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         3705

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 51% of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         3706

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         3707

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         3708

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         3709

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         3710

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         3711

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $82,069 in 1996, $82,982 in 1997 and $21,144 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Snowden Village Associates, L.P. is a Delaware limited partnership which was formed on June 21, 1985 for the purpose of owning and operating a single apartment property located in Fredericksburg, Virginia, known as "Snowden Village Apartments I" and "Snowden Village Apartments II". In 1985, it completed a private placement of units that raised net proceeds of approximately $2,745,000. Snowden Village Apartments I consists of 132 apartment units and Snowden Village Apartments II consists of 122 apartment units. Your partnership has no employees.

         3712

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2020, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding on "Snowden Village Apartments I" of $2,513,592 payable to Maine Midland Bank and Bank of America, which bears interest at a rate of 7.60%. Such mortgage debt is due November 2002. There is also a mortgage note on "Snowden Village Apartments II," the balance of which is $2,692,677, as of June 30, 1998. The note is payable to WMF Huntoon Page, bears interest at 7.50% and is due September 2020. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loans outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3713

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA) 9
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3714

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3715

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         3716

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3717

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3718

       SUMMARY FINANCIAL INFORMATION OF SNOWDEN VILLAGE ASSOCIATES, L.P.

     The summary financial information of Snowden Village Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Snowden Village Associates, L.P. for the years ended December 31, 1997 and 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                        SNOWDEN VILLAGE ASSOCIATES, L.P.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............  $   940,747   $   802,707   $ 1,690,023   $ 1,678,297   $ 1,738,901   $ 1,707,106   $   858,804
  Net Income/(Loss)............      192,598        65,961        23,975       160,121      (133,890)     (242,565)      (34,027)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...    2,681,992     2,712,433     2,694,084     2,790,572     2,854,705     3,136,619     1,823,957
  Total Assets.................    3,515,749     3,488,978     3,430,594     3,461,869     3,453,819     3,660,793     2,093,256
  Mortgage Notes Payable,
    including Accrued
    Interest...................    5,208,579     5,313,311     5,245,901     5,370,653     5,463,062     5,548,221     2,721,101
  Partners'
    Capital/(Deficit)..........  $(1,787,044)  $(1,937,656)  $(1,979,642)  $(2,003,117)  $(2,113,738)  $(1,979,848)  $  (713,174)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85

         3719

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         3720

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         3721

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $3,375 per unit (equivalent to $6,750 on an annualized basis). This is equivalent to distributions of $ per
year on the number of Tax-Deferral   % Preferred OP Units, or distributions of
$ per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         3722

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         3723

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 51% of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         3724

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         3725

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         3726

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         3727

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         3728

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         3729

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, by increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         3730

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         3731

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after             , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from             , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         3732

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         3733

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely

         3734

     affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3735

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         3736

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         3737

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3738

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3739

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3740

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3741
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3742
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3743

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3744

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3745

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3746

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3747

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3748

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $3,375 per unit (equivalent to $6,750 on an annualized basis). This is equivalent to distributions of $
     per year on the number of Tax-Deferral   % Preferred OP Units, or
     distributions of $ per year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common
     OP Units that we are offering are expected to be        , immediately
     following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         3749

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         3750

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         3751

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         3752

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         3753

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         3754

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Snowden Village Apartments I and Snowden            Partnership owns interests (either directly or through
Village Apartments II.                                       subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Available Cash Flow (as defined in your        of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2020.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to purchase, hold,          The purpose of the AIMCO Operating Partnership is to
lease, manage and operate your partnership's property.       conduct any business that may be lawfully conducted by
Subject to restrictions contained in your partnership's      a limited partnership organized pursuant to the
agreement of limited partnership, your partnership may       Delaware Revised Uniform Limited Partnership Act (as
perform all act necessary or appropriate in connection       amended from time to time, or any successor to such
therewith and reasonably related thereto, including          statute) (the "Delaware Limited Partnership Act"),
borrowing money and creating liens.                          provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         3755
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling units for cash and notes to              time to the limited partners and to other persons, and
selected persons who fulfill the requirements set forth      to admit such other persons as additional limited
in your partnership's agreement of limited partnership.      partners, on terms and conditions and for such capital
The capital contribution need not be equal for all           contributions as may be established by the general
limited partners and no action or consent is required        partner in its sole discretion. The net capital
in connection with the admission of any additional           contribution need not be equal for all OP Unitholders.
limited partners.                                            No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership          The AIMCO Operating Partnership may lend or contribute
specifies certain contracts to be entered into with the      funds or other assets to its subsidiaries or other
general partner and its affiliates and the compensation      persons in which it has an equity investment, and such
to be paid under such contracts. In addition, the            persons may borrow funds from the AIMCO Operating
general partner may loan your partnership such               Partnership, on terms and conditions established in the
additional sums as the general partner deems                 sole and absolute discretion of the general partner. To
appropriate and necessary for the conduct of your            the extent consistent with the business purpose of the
partnership's business. Such loans by the general            AIMCO Operating Partnership and the permitted
partner or its affiliates will be upon such terms and        activities of the general partner, the AIMCO Operating
for such maturities as the general partner deems             Partnership may transfer assets to joint ventures,
reasonable and, except in limited circumstances, will        limited liability companies, partnerships,
bear interest at a rate the greater of 2 1/2% over the       corporations, business trusts or other business
base rate then being charged by Third National Bank in       entities in which it is or thereby becomes a
Nashville, Nashville, Tennessee or the actual cost to        participant upon such terms and subject to such
such lender to borrow such funds and the terms thereof,      conditions consistent with the AIMCO Operating Part-
as to security and other charges or fees, will be at         nership Agreement and applicable law as the general
least as favorable to your partnership as those              partner, in its sole and absolute discretion, believes
negotiated by unaffiliated lenders on comparable loans       to be advisable. Except as expressly permitted by the
for the same purpose in the same locale.                     AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money in the ordinary course of business and       restrictions on borrowings, and the general partner has
in connection with certain loans specified in your           full power and authority to borrow money on behalf of
partnership's agreement of limited partnership, which        the AIMCO Operating Partnership. The AIMCO Operating
include loans secured by your partnership's property.        Partnership has credit agreements that restrict, among
However, except for such loans specified in your part-       other things, its ability to incur indebtedness. See
nership's agreement of limited partnership, the limited      "Risk Factors -- Risks of Significant Indebtedness" in
partners owning 51% of the outstanding units must            the accompanying Prospectus.
approve the mortgaging of all or substantially all of
the assets of your partnership and, in any case, the
general partner may not incur any indebtedness pursuant
to a non-recourse loan if the creditor will have or
acquire, at any time, as a result of the making of the
loan, any direct or indirect interest in the profits,
capital or property of your partnership other than as a
secured creditor.

         3756
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the          with a statement of the purpose of such demand and at
current list of the names and addresses of all limited       such OP Unitholder's own expense, to obtain a current
partner at the principal office of the general partner       list of the name and last known business, residence or
in Tennessee at all reasonable times.                        mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The management and control of your partnership and its       All management powers over the business and affairs of
business and affairs rest exclusively with the general       the AIMCO Operating Partnership are vested in AIMCO-GP,
partner, which has all the rights and power which may        Inc., which is the general partner. No OP Unitholder
be possessed by a general partner pursuant to                has any right to participate in or exercise control or
applicable law or are necessary, advisable or conve-         management power over the business and affairs of the
nient to the discharge of its duties under your              AIMCO Operating Partnership. The OP Unitholders have
partnership's agreement of limited partnership. Limited      the right to vote on certain matters described under
partners may not take part in or interfere with any          "Comparison of Ownership of Your Units and AIMCO OP
with the conduct or control of the business of your          Units -- Voting Rights" below. The general partner may
partnership and have no right or authority to act for        not be removed by the OP Unitholders with or without
or bind your partnership in any manner, except that          cause.
limited partners may exercise the voting and other
rights provided in your partnership's agreement of           In addition to the powers granted a general partner of
limited partnership and under applicable law.                a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership is      the AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any limited partner        partner is not liable to the AIMCO Operating
for any acts or failures to do any act performed by it       Partnership for losses sustained, liabilities incurred
in the absence of its willful malfeasance or gross           or benefits not derived as a result of errors in
negligence. Your partnership's agreement of limited          judgment or mistakes of fact or law of any act or
partnership does not provide for indemnification of the      omission if the general partner acted in good faith.
general partner by your partnership for any acts or          The AIMCO Operating Partnership Agreement provides for
omissions performed by it.                                   indemnification of AIMCO, or any director or officer of
                                                             AIMCO (in its capacity as the previous general partner
                                                             of the AIMCO Operating Partnership), the general
                                                             partner, any officer or director of general partner or
                                                             the AIMCO Operating Partnership and such other persons
                                                             as the general partner may designate from and against
                                                             all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         3757
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner for cause after giving notice to such general        affairs of the AIMCO Operating Partnership. The general
partner upon a vote of the limited partners owning at        partner may not be removed as general partner of the
least 67% of the outstanding units. A general partner        AIMCO Operating Partnership by the OP Unitholders with
may resign with the approval of the limited partners         or without cause. Under the AIMCO Operating Partnership
owning at least 67% of the outstanding units upon the        Agreement, the general partner may, in its sole
giving of notice to any remaining general partner and        discretion, prevent a transferee of an OP Unit from
the limited partners. All the limited partners must          becoming a substituted limited partner pursuant to the
approve the election of a substitute general partner. A      AIMCO Operating Partnership Agreement. The general
limited partner may not transfer his interests without       partner may exercise this right of approval to deter,
the written consent of the general partner which may be      delay or hamper attempts by persons to acquire a
withheld at the sole discretion of the general partner.      controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to add                     in the AIMCO Operating Partnership Agreement, whereby
representations, duties or obligations of the general        the general partner may, without the consent of the OP
partner or affiliates or surrender any right or power        Unitholders, amend the AIMCO Operating Partnership
granted to the general partner or its affiliates in          Agreement, amendments to the AIMCO Operating
your partnership's agreement of limited partnership for      Partnership Agreement require the consent of the
the benefit of the limited partners, to cure any             holders of a majority of the outstanding Common OP
ambiguity, to correct or supplement any provision which      Units, excluding AIMCO and certain other limited
may be inconsistent with any other provision provided        exclusions (a "Majority in Interest"). Amendments to
that the general partner receives an opinion of counsel      the AIMCO Operating Partnership Agreement may be
that such amendment does not adversely affect the            proposed by the general partner or by holders of a
rights of the limited partners and to admit additional       Majority in Interest. Following such proposal, the
or substituted limited partners. Any other amendments        general partner will submit any proposed amendment to
to your partnership's agreement of limited partnership       the OP Unitholders. The general partner will seek the
must be approved by the limited partners owning 67% of       written consent of the OP Unitholders on the proposed
the units. The general partner must submit a written         amendment or will call a meeting to vote thereon. See
statement of the proposed amendment together with its        "Description of OP Units -- Amendment of the AIMCO
recommendation as to such proposed amendment. For the        Operating Partnership Agreement" in the accompanying
purposes of obtaining the consent of the limited             Prospectus.
partners, the general partner may require responses
within a specified time, which may not be less than 30
days, and failure to respond in such time will
constitute a vote which is consistent with the general
partner's recommendation with respect to such proposal.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         3758
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, except as provided under applicable law, a      negligence, no OP Unitholder has personal liability for
limited partner is not bound by or personally liable         the AIMCO Operating Partnership's debts and
for the expenses, liabilities or obligations of your         obligations, and liability of the OP Unitholders for
partnership in excess of such limited partner's capital      the AIMCO Operating Partnership's debts and obligations
contribution, including deferred payment to be made by       is generally limited to the amount of their invest-
such limited partner for its units, and any mandatory        ment in the AIMCO Operating Partnership. However, the
assessments provided for in your partnership's               limitations on the liability of limited partners for
agreement of limited partnership which may be levied         the obligations of a limited partnership have not been
against those limited partners who do not pay for            clearly established in some states. If it were
issued units entirely in cash.                               determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must manage and             partnership agreement, Delaware law generally requires
control your partnership, its business and affairs to        a general partner of a Delaware limited partnership to
the best of its abilities and must use its best efforts      adhere to fiduciary duty standards under which it owes
to carry out the business of your partnership. The           its limited partners the highest duties of good faith,
general partner must devote itself to the business of        fairness and loyalty and which generally prohibit such
your partnership to the extent that it, in its               general partner from taking any action or engaging in
discretion, deems necessary for the efficient carrying       any transaction as to which it has a conflict of
on thereof. The general partner must act as a fiduciary      interest. The AIMCO Operating Partnership Agreement
with respect to the safekeeping and use of the funds         expressly authorizes the general partner to enter into,
and assets of your partnership. However, the general         on behalf of the AIMCO Operating Partnership, a right
partner may engage in whatever activities it chooses,        of first opportunity arrangement and other conflict
whether or not the same be competitive with your             avoidance agreements with various affiliates of the
partnership, without having or incurring any obligation      AIMCO Operating Partnership and the general partner, on
to offer any interest in such activities to your             such terms as the general partner, in its sole and
partnership or any limited partner.                          absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         3759
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS



      YOUR UNITS                COMMON OP UNITS             PREFERRED OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the vote of      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
the limited partners owning 51% of       Operating Partnership Agreement,         have voting rights only with
the outstanding units is necessary       the holders of the Preferred OP          respect to certain limited matters
to change the nature of your             Units will have the same voting          such as certain amendments and
partnership's business and approve       rights as holders of the Common OP       termination of the AIMCO Operating
or disapprove the sale of all or         Units. See "Description of OP            Partnership Agreement and certain
substantially all of the assets of       Units" in the accompanying               transactions such as the
your partnership. The consent of         Prospectus. So long as any               institution of bankruptcy
the holders of at least 67% of the       Preferred OP Units are outstand-         proceedings, an assignment for the
outstanding units is required to         ing, in addition to any other vote       benefit of creditors and certain
remove a general partner, amend          or consent of partners required by       transfers by the general partner of
your partnership's agreement of          law or by the AIMCO Operating            its interest in the AIMCO Operating
limited partnership                      Partnership Agree-                       Part-

         3760
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

and to dissolve your partnership         ment, the affirmative vote or            nership or the admission of a
before its term expires. All             consent of holders of at least 50%       successor general partner.
limited partners must approve the        of the outstanding Preferred OP
election of a substitute general         Units will be necessary for              Under the AIMCO Operating Partner-
partner.                                 effecting any amendment of any of        ship Agreement, the general partner
                                         the provisions of the Partnership        has the power to effect the
                                         Unit Designation of the Preferred        acquisition, sale, transfer,
                                         OP Units that materially and             exchange or other disposition of
                                         adversely affects the rights or          any assets of the AIMCO Operating
                                         preferences of the holders of the        Partnership (including, but not
                                         Preferred OP Units. The creation or      limited to, the exercise or grant
                                         issuance of any class or series of       of any conversion, option,
                                         partnership units, including,            privilege or subscription right or
                                         without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operation, sales or refinancing, is      Operating Partnership, quarterly         partner to cause the AIMCO
to be shared among the partners.         cash distributions at the rate of        Operating Partnership to dis-
Distributions of the Available Cash      $      per Preferred OP Unit;            tribute quarterly all, or such
Flow will be made in semiannual          provided, however, that at any time      portion as the general partner may
installments within 45 days after        and from time to time on or after        in its sole and absolute discretion
such period or at such time or           the fifth anniversary of the issue       determine, of Available Cash (as
times as the general partner deems       date of the Preferred OP Units, the      defined in the AIMCO Operating
practical. The distributions             AIMCO Operating Partnership may          Partnership Agreement) generated by
payable to the partners are not          adjust the annual distribution rate      the AIMCO Operating Partnership
fixed in amount and depend upon the      on the Preferred OP Units to the         during such quarter to the general
operating results and net sales or       lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has made distributions       dividend rate on the most recently       with respect to such quarter, in
in the past and is projected to          issued AIMCO non-convertible             accordance with their respective
made distributions in 1998.              preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         3761
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such             Preferred OP Units and the               OP Units. The AIMCO Operating Part-
transferee will become a                 Preferred OP Units are not listed        nership Agreement restricts the
substituted limited partner if: (1)      on any securities exchange. The          transferability of the OP Units.
the transfer is not in respect of        Preferred OP Units are subject to        Until the expiration of one year
fractional units, except in limited      restrictions on transfer as set          from the date on which an OP
circumstances, (2) the assignor and      forth in the AIMCO Operating             Unitholder acquired OP Units,
assignee execute, acknowledge and        Partnership Agreement.                   subject to certain exceptions, such
deliver instruments of transfer                                                   OP Unitholder may not transfer all
satisfactory to the general              Pursuant to the AIMCO Operating          or any portion of its OP Units to
partners, (3) the transferor pays        Partnership Agreement, until the         any transferee without the consent
the transfer fee, (4) the general        expiration of one year from the          of the general partner, which
partner consents, which consent          date on which a holder of Preferred      consent may be withheld in its sole
will be withheld if, among other         OP Units acquired Preferred OP           and absolute discretion. After the
reasons, (5) the transfer vio-           Units, subject to certain                expiration of one year, such OP
lates Federal or state securities        exceptions, such holder of               Unitholder has the right to
laws or results in the termination       Preferred OP Units may not transfer      transfer all or any portion of its
of your partnership for tax              all or any portion of its Pre-           OP Units to any person, subject to
purposes and (6) the assignor and        ferred OP Units to any transferee        the satisfaction of certain
assignee have complied with such         without the consent of the general       conditions specified in the AIMCO
other conditions as set forth in         partner, which consent may be            Operating Partnership Agreement,
your partnership's agreement of          withheld in its sole and absolute        including the general partner's
limited partnership.                     discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
There are no redemption rights           OP Units has the right to transfer       Transfers and Withdrawals" in the
associated with your units.              all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         3762
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3763

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partners but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $82,069 in 1996, $82,982 in 1997 and $21,144 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3764

                                YOUR PARTNERSHIP

GENERAL

     Snowden Village Associates, L.P. is a Delaware limited partnership which raised net proceeds of approximately $2,745,000 in 1985 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 73 limited partners of your partnership and a total of 44 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on June 21, 1985 for the purpose of owning and operating a single apartment property located in Fredericksburg, Virginia, known as "Snowden Village Apartments I" and "Snowden Village Apartments II." "Snowden Village Apartments I" consists of 132 apartment units. There are 52 one-bedroom apartments and 80 two-bedroom apartments. The total rentable square footage is 116,568 square feet. The average annual rent per apartment unit is $5,975. In both 1996 and 1997, the average occupancy rate was 96.97%. There are 132 apartment units in "Snowden Village Apartments II." The total rentable square footage is 93,660 square feet and the average annual rent per apartment unit is $5,829. The average occupancy rate for 1996 and 1997 was 91.80%.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $82,069, $82,982 and $21,144, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2020 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3765

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding on "Snowden Village Apartments I" of $2,513,592 payable to Marine Midland Bank and Bank of America, which bears interest at a rate of 7.60%. Such mortgage debt is due November 2002. There is also a mortgage note on "Snowden Village Apartments II," the balance of which is $2,692,677, as of June 30, 1998. The note is payable to WMF Huntoon Paige, bears interest at 7.50% and is due September 2020. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3766

     Below is selected financial information for Snowden Village Associates, L.P. taken from the financial statements described above. See "Index to Financial Statements."

                                                              SNOWDEN VILLAGE ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   507,684   $   424,583   $   367,499   $   356,261   $   279,824   $   203,635   $    11,479
Land & Building..............    8,756,470     8,564,759     8,655,939     8,530,275     8,377,071     8,209,620     3,557,004
Accumulated Depreciation.....   (6,074,478)   (5,852,326)   (5,961,855)   (5,739,703)   (5,522,366)   (5,073,001)   (1,733,047)
Other Assets.................      326,073       351,962       369,011       315,036       319,290       320,539       257,820
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 3,515,749   $ 3,488,978   $ 3,430,594   $ 3,461,869   $ 3,453,819   $ 3,660,793   $ 2,093,256
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 5,208,575   $ 5,313,311   $ 5,245,901   $ 5,370,653   $ 5,463,062   $ 5,548,221   $ 2,721,101
Other Liabilities............       94,218       113,323       164,335        94,333       104,495        92,420        85,329
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    5,302,793     5,426,634     5,410,236     5,464,986     5,567,557     5,640,641     2,806,430
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(1,787,044)  $(1,937,656)  $(1,979,642)  $(2,003,117)  $(2,113,738)  $(1,979,848)  $  (713,174)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                              SNOWDEN VILLAGE ASSOCIATES, L.P.
                                     ----------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS                        FOR THE YEARS ENDED
                                       ENDED JUNE 30,                              DECEMBER 31,
                                     -------------------   ------------------------------------------------------------
                                       1998       1997        1997         1996         1995         1994        1993
                                     --------   --------   ----------   ----------   ----------   ----------   --------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $855,166   $695,977   $1,505,593   $1,538,427   $1,589,569   $1,534,351   $745,148
Other Income.......................    85,581    106,730      184,430      139,870      149,332      172,755    113,656
                                     --------   --------   ----------   ----------   ----------   ----------   --------
         Total Revenue.............   940,747    802,707    1,690,023    1,678,297    1,738,901    1,707,106    858,804
                                     --------   --------   ----------   ----------   ----------   ----------   --------
Operating Expenses*................   348,850    340,289      859,638      733,274      836,886      686,345    587,467
General & Administrative*..........    30,966     23,147       34,555       25,443       35,626      228,802     23,638
Depreciation.......................   112,623    112,623      225,245      217,337      449,365      512,030
Interest Expense...................   208,050    215,755      457,715      453,236      460,485      433,316    223,992
Property Taxes.....................    47,660     44,932       88,895       88,886       90,429       89,178     57,734
                                     --------   --------   ----------   ----------   ----------   ----------   --------
         Total Expenses............   748,149    736,746    1,666,048    1,518,176    1,872,791    1,949,671    892,831
                                     --------   --------   ----------   ----------   ----------   ----------   --------
Net Income (Loss)..................  $192,598   $ 65,961   $   23,975   $  160,121   $ (133,890)  $ (242,565)  $(34,027)
                                     ========   ========   ==========   ==========   ==========   ==========   ========

         3767

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $192,598 for the six months ended June 30, 1998, compared to $65,961 for the six months ended June 30, 1997. The increase in net income of $126,637, or 191.99% was primarily the result of a increase in rental revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $940,747 for the six months ended June 30, 1998, compared to $802,707 for the six months ended June 30, 1997, an increase of $138,040, or 17.20%. This was primarily a result of a increased occupancy due to management's increased efforts and incentives offered to boost leasing traffic.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $348,850 for the six months ended June 30, 1998, compared to $340,289 for the six months ended June 30, 1997, an increase of $8,561 or 2.52%. Management expenses totaled $21,144 for the six months ended June 30, 1998, compared to $19,027 for the six months ended June 30, 1997, a increase of $2,117, or 11.13%. The increase resulted from a increase in rental revenues as management fees are calculated based on a percentage of revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $30,966 for the six months ended June 30, 1998 compared to $23,147 for the six months ended June 30, 1997, an increase of $7,819 or 33.78%. The increase is primarily due to an increase in asset management fees, taxes and licences, and general partner reimbursement fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $208,050 for the six months ended June 30, 1998, compared to $215,755 for the six months ended June 30, 1997, a decrease of $7,705, or 3.57%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $23,975 for the year ended December 31, 1997, compared to $160,121 for the year ended December 31, 1996. The decrease in net income of $136,146, or 85.03% was primarily the result of an increase in operating expenses in 1997. These factors are discussed in more detail in the following paragraphs.

         3768

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,690,023 for the year ended December 31, 1997, compared to $1,678,297 for the year ended December 31, 1996, an increase of $11,726, or 0.70%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $859,639 for the year ended December 31, 1997, compared to $733,274 for the year ended December 31, 1996, an increase of $126,365 or 17.23%. This increase was primarily the result of an increase in maintenance expenses at both properties and an increase in property administration expenses. Management expenses totaled $82,982 for the year ended December 31, 1997, compared to $82,069 for the year ended December 31, 1996, an increase of $913, or 1.11%.

     General and Administrative Expenses

     General and administrative expenses totaled $34,555 for the year ended December 31, 1997 compared to $25,443 for the year ended December 31, 1996, an increase of $9,112 or 35.81%. The increase is primarily due to an increase in property administration (salaries, supplies) expenses at Snowden Village II.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $457,715 for the year ended December 31, 1997, compared to $453,236 for the year ended December 31, 1996, an increase of $4,479, or 0.99%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $160,121 for the year ended December 31, 1996, compared to a net loss of $133,890 for the year ended December 31, 1995. The increase in net income of $294,011 was primarily the result of a decrease in operating and interest expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,678,297 for the year ended December 31, 1996, compared to $1,738,901 for the year ended December 31, 1995, a decrease of $60,604, or 3.49%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $733,274 for the year ended December 31, 1996, compared to $836,886 for the year ended December 31, 1995, a decrease of $103,612 or 12.38%. This decrease was primarily a result of reduced advertising, utilities, and maintenance materials expenses. Management expenses totaled $82,069 for the year ended December 31, 1996, compared to $86,362 for the year ended December 31, 1995, a decrease of $4,293, or 4.97%.

     General and Administrative Expenses

     General and administrative expenses totaled $25,443 for the year ended December 31, 1996 compared to $35,626 for the year ended December 31, 1995, a decrease of $10,183 or 28.58%. The decrease is primarily due to reduced general partner reimbursements.

         3769

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $453,236 for the year ended December 31, 1996, compared to $460,485 for the year ended December 31, 1995, a decrease of $7,249, or 1.57%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $507,684 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership is not liable to your partnership or any limited partner for any acts or failures to do any act performed by it in the absence of its willful malfeasance or gross negligence. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership's agreement of limited partnership does not provide for indemnification of the general partners by your partnership for any acts or omissions performed by them.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $62,386.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $    0
1995........................................................          0
1996........................................................      1,125
1997........................................................          0
1998 (through June 30)......................................      3,375

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

         3770

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994...........................................     $ 5,856
1995...........................................      46,910
1996...........................................      37,461
1997...........................................      53,114
1998 (through June 30).........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $86,362
1996...........................................      82,069
1997...........................................      82,982
1998 (through June 30).........................      21,144

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Stanger's Fees..............................................  $
Printing Fees...............................................  $
Other.......................................................  $

         3771

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Snowden Village Associates, L.P. at December 31, 1997 and for the year then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         3772

                       SNOWDEN VILLAGE ASSOCIATES, L. P.
                           INDEX FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-4
Note A -- Basis of Presentation.............................  F-5
Independent Auditors' Report................................  F-6
Balance Sheet as of December 31, 1997.......................  F-7
Statement of Operations for the year ended December 31,
  1997......................................................  F-8
Statement of Partners' Deficit for the year ended December
  31, 1997..................................................  F-9
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-10
Notes to Financial Statements...............................  F-11
Balance Sheet as of December 31, 1996 (Unaudited)...........  F-16
Statement of Operations for the year ended December 31, 1996
  (Unaudited)...............................................  F-17
Statement of Partners' Deficit for the year ended December
  31, 1996 (Unaudited)......................................  F-18
Statement of Cash Flows for the year ended December 31, 1996
  (Unaudited)...............................................  F-19
Notes to Financial Statements...............................  F-20
Balance Sheet as of December 31, 1995 (Unaudited)...........  F-23
Statement of Operations for the year ended December 31, 1995
  (Unaudited)...............................................  F-24
Statement of Partners' Deficit for the year ended December
  31, 1995 (Unaudited)......................................  F-25
Statement of Cash Flows for the year ended December 31, 1995
  (Unaudited)...............................................  F-26
Notes to Financial Statements...............................  F-27

         3773

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $   507,684
Receivables and Deposits and Other assets...................                    326,073
Investment Property:
  Land......................................................  $   465,000
  Buildings and related personal property...................    8,291,470
                                                              -----------
                                                                8,756,470
  Accumulated depreciation..................................   (6,074,478)    2,681,992
                                                              -----------   -----------
          Total Assets......................................                $ 3,515,749
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Accounts payable and Other liabilities......................                $   120,511
Notes Payable...............................................                  5,182,282
                                                                                     --
Partners' Deficit...........................................                 (1,787,044)
                                                                            -----------
          Total Liabilities and Partners' Deficit...........                $ 3,515,749
                                                                            ===========

         3774

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
Revenues:
  Rental Income.............................................   $855,166       $695,977
  Other Income..............................................     85,581        106,730
  (Gain) Loss on Disposition of Property....................         --             --
  Casualty Gain/Loss........................................         --             --
                                                               --------       --------
          Total Revenues....................................    940,747        802,707
Expenses:
  Operating Expenses........................................    348,850        340,289
  General and Administrative Expenses.......................     30,966         23,147
  Depreciation Expense......................................    112,623        112,623
  Interest Expense..........................................    208,050        215,755
  Property Tax Expense......................................     47,660         44,932
                                                               --------       --------
          Total Expenses....................................    748,149        736,746
Income (Loss) from Operations...............................   $192,598       $ 65,961
Extraordinary Gain on Early Extinguishment of Debt..........         --             --
Loss on Sale of Investment Property.........................         --             --
Casualty Gain...............................................         --             --
                                                               --------       --------
          Net (Income) Loss.................................   $192,598       $ 65,961
                                                               ========       ========

         3775

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                  1998          1997
                                                              ------------   -----------
Operating Activities:
  Net Income (loss).........................................   $ 192,598      $ 65,961
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................     112,623       112,623
     Changes in accounts:
       Receivables and Deposits.............................      52,703       (26,668)
       Accounts payable.....................................     (43,824)       18,990
                                                               ---------      --------
          Net cash provided by (used in) operating
            activities......................................     314,100       170,906
                                                               ---------      --------
Investing Activities
  Property improvements and replacements....................    (100,531)      (34,484)
          Net (increase)/decrease in restricted escrows.....      (9,765)      (10,258)
                                                               ---------      --------
          Net cash provided by (used in) investing
            activities......................................    (110,296)      (44,742)
                                                               ---------      --------
Financing Activities
  Payments on mortgage......................................     (63,619)      (57,342)
  Partners' Distributions...................................          --          (500)
                                                               ---------      --------
          Net cash provided by (used in) financing
            activities......................................     (63,619)      (57,842)
                                                               ---------      --------
          Net increase (decrease) in cash and cash
            equivalents.....................................     140,185        68,322
Cash and cash equivalents at beginning of year..............     367,499       356,261
                                                               ---------      --------
Cash and cash equivalents at end of period..................   $ 507,684      $424,583
                                                               =========      ========

         3776

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Snowden Village Associates, L. P. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for Federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for Federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         3777

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Snowden Village Associates, L. P.

     We have audited the accompanying balance sheet of Snowden Village Associates, L. P. as of December 31, 1997, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Snowden Village Associates,
L. P. at December 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------

September 1, 1998
Greenville, South Carolina

         3778

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................            $  368
Receivables and deposits....................................                90
Restricted escrows..........................................               193
Deferred charges, net of amortization of $93................                65
Other assets................................................                21
Apartment property, at cost (Notes A and B):
  Land......................................................  $   465
  Building and improvements.................................    8,191
                                                              -------
                                                                8,656
  Less accumulated depreciation.............................   (5,962)   2,694
                                                              -------   ------
                                                                        $3,431
                                                                        ======

                  LIABILITIES AND PARTNERS' DEFICIT

Liabilities
  Accounts payable..........................................            $   42
  Tenant security deposits payable..........................                59
  Accrued property taxes....................................                19
  Accrued interest payable..................................                26
  Other liabilities.........................................                19
  Mortgage note payable (Notes B and C).....................             5,246
                                                                        ------
                                                                         5,411
Partners' deficit:
  General partners..........................................  $   (58)
  Limited partners (44 units issued and outstanding)........   (1,922)  (1,980)
                                                              -------   ------
                                                                        $3,431
                                                                        ======

                            See accompanying notes.

         3779

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT UNIT DATA)

Revenues:
  Apartment rentals.........................................         $ 1,506
  Other income..............................................             184
                                                                       1,690
Expenses:
  Operating.................................................  $863
  General and Administrative................................    34
  Depreciation..............................................   222
  Interest (Note C).........................................   458
  Property taxes............................................    89     1,666
                                                              ----   -------
Net income..................................................         $    24
                                                                     =======
Net income allocated to General Partners (1%)...............         $     1
Net income allocated to Limited Partners (99%)..............              23
                                                                     -------
                                                                     $    24
                                                                     =======
Net income per limited partnership unit.....................         $544.91
                                                                     =======

                            See accompanying notes.

         3780

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                         STATEMENT OF PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              GENERAL   LIMITED
                                                              PARTNER   PARTNER    TOTAL
                                                              -------   -------   -------
Deficit at December 31, 1996................................   $(58)    $(1,945)  $(2,003)
  Distributions.............................................     (1)          0        (1)
  Net income................................................      1          23        24
                                                               ----     -------   -------
Deficit at December 31, 1997................................   $(58)    $(1,922)  $(1,980)
                                                               ====     =======   =======

                            See accompanying notes.

         3781

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net income................................................   $  24
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     222
     Amortization...........................................      35
     Changes in assets and liabilities:
       Receivables and deposits.............................     (18)
       Other assets.........................................      10
       Accounts payable.....................................      18
       Security deposits payable............................      18
       Other liabilities....................................       9
                                                               -----
  Net cash provided by operating activities.................     318
Cash flows from investing activities
  Property improvements and replacements....................    (125)
  Change in reserve escrows.................................     (20)
                                                               -----
  Net cash used in investing activities.....................    (145)
Cash flows from financing activities
  Principal payments on mortgage note payable...............    (118)
  Distributions to Partners.................................      (1)
                                                               -----
  Net cash used in financing activities.....................    (119)
                                                               -----
  Increase in cash and cash equivalents.....................      54
  Cash and cash equivalents at December 31, 1996............     314
                                                               -----
  Cash and cash equivalents at December 31, 1997............   $ 368
                                                               =====
Supplemental disclosure of cash flow information Cash paid
  for interest..............................................   $ 411
                                                               =====

                            See accompanying notes.

         3782

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Snowden Village Associates, L. P. (the "Partnership") is a Delaware limited partnership which began operations in 1985 with the purchase of property and improvements in Fredericksburg, Virginia, presently operating as two apartment complexes. The two projects consist of Phase I, a conventional apartment complex, and Phase II, a complex regulated under Section 221(d)4 of the National Housing Act. The general partners of the Partnership are Jacques Miller Associates and Jacques Miller, Inc. (collectively, the "General Partners").

  Investment Property

     The investment property is stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No adjustments for impairment of value were necessary for the year ended December 31, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Risks/Uncertainties

     The real estate business is highly competitive. The Partnership's real property investments are subject to competition from similar types of properties in the vicinities in which they are located and the Partnership is not a significant factor in its industry. In addition, various limited partnerships have been formed by related parties to engage in business which may be competitive with the Partnership.

  Cash and Cash Equivalents

     Cash on hand and in banks, and money market funds and certificates of deposit with original maturities of three months or less are considered to be unrestricted cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     Tenant security deposits required from lessees for the duration of the lease as required by the Partnership are included in receivables and deposits. These deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Fair Value

     The Partnership believes that the carrying amount of its financial instruments (except for long term debt) approximates their fair value due to the short term maturity of these instruments. The fair value of the Partnership's long term debt, after discounting the scheduled loan payments at an estimated borrowing rate currently available to the Partnership, approximates its carrying value.

         3783
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Loan Costs

     Loan costs of approximately $63,000, net of accumulated amortization of approximately $64,000, are being amortized on a straight-line basis over the life of the loan. Unamortized loan costs are included in deferred charges.

  Partnership Allocations

     Net earnings or loss, distributions to partners, and taxable income or loss are allocated to the partners in accordance with the partnership agreement.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less. Rental revenue is recognized as earned.

  Advertising Costs

     Advertising costs of approximately $34,000 in 1997 were charged to expense as incurred and are included in operating expenses.

  Depreciation

     Building and improvements are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 4 to 25 years.

  Restricted Escrows

     Restricted escrows consist of funds established to cover necessary repairs and replacements of existing improvements at the property. The balance in the restricted escrow account at December 31, 1997 was approximately $193,000.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

NOTE B -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (IN THOUSANDS)

                                                                          BUILDINGS        COST
                                                                         AND RELATED    CAPITALIZED
                                                                          PERSONAL     SUBSEQUENT TO
                   DESCRIPTION                     ENCUMBRANCES   LAND    PROPERTY      ACQUISITION
                   -----------                     ------------   ----   -----------   -------------
Snowden Village Phase I..........................     $2,643      $242     $3,093          $622
Snowden Village Phase II.........................      5,359       223      4,116           360
                                                      ------      ----     ------          ----
Totals...........................................     $8,002      $465     $7,209          $982
                                                      ======      ====     ======          ====

         3784
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                         GROSS AMOUNT AT WHICH CARRIED
                                 (IN THOUSANDS)

                                                              BUILDINGS
                                                                 AND
                                                               RELATED
                                                              PERSONAL              ACCUMULATED      DATE      DEPRECIABLE
                    DESCRIPTION                       LAND    PROPERTY     TOTAL    DEPRECIATION   ACQUIRED   LIFE -- YEARS
                    -----------                       ----   -----------   ------   ------------   --------   -------------
Snowden Village Phase I.............................  $242     $3,715      $3,957      $2,710        1985         4-25
Snowden Village Phase II............................  223       4,476       4,699       3,252        1985         5-25
                                                      ----     ------      ------      ------
Totals..............................................  $465     $8,191      $8,656      $5,962
                                                      ====     ======      ======      ======

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

Investment Property Balance at beginning of year............   $8,530
  Property improvements.....................................      126
                                                               ------
  Balance at end of year....................................   $8,656
                                                               ======
Accumulated Depreciation Balance at beginning of year.......   $5,740
  Additions charged to expense..............................      222
                                                               ------
  Balance at end of year....................................   $5,962
                                                               ======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $8,669,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $5,726,000.

NOTE C -- MORTGAGE NOTES PAYABLE

     The principal terms of the mortgage note payable are as follows (in thousands):

                                            MONTHLY                                         PRINCIPAL
                                            PAYMENT     STATED                PRINCIPAL     BALANCE AT
                                           INCLUDING   INTEREST   MATURITY   BALANCE DUE   DECEMBER 31,
                PROPERTY                   INTEREST      RATE       DATE     AT MATURITY       1997
                --------                   ---------   --------   --------   -----------   ------------
Snowden Village I
  1st mortgage...........................     $23        7.60%    11/1/02      $2,082         $2,554
  2nd mortgage*..........................       1        7.60%    11/1/02          89             89
                                              ---                                             ------
                                               24                                              2,643
Snowden Village II.......................     $21        7.50%     9/1/20      $  181          2,716
                                                                                              ------
                                                                                               5,359
Less unamortized present value discounts
  at 8.76%...............................                                                        113
                                                                                              ------
                                                                                              $5,246
                                                                                              ======

---------------

* Interest-only payments

     The mortgages encumbering Snowden Village I and Snowden Village II are non-recourse and are collateralized by the property and improvements of the Partnership. The mortgages require prepayment penalties if repaid prior to maturity. In addition, the mortgage encumbering Snowden Village II is insured by HUD.

         3785
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership exercised interest rate buy-downs when one of its mortgages was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $207,221 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31 are as follows (in thousands):

1998.......................................................   $  130
1999.......................................................      140
2000.......................................................      151
2001.......................................................      162
2002.......................................................    2,337
Thereafter.................................................    2,439
                                                              ------
                                                              $5,359
                                                              ======

NOTE D -- RELATED PARTY TRANSACTIONS

     The Partnership has no employees and is dependent on the General Partners and affiliates of Insignia Financial Group, Inc. ("Insignia") for the management and administration of all of the Partnership activities, as provided in the Partnership Agreement. Affiliates of Insignia have ownership interests in the General Partners, with certain affiliates of Insignia providing property management and asset management services to the Partnership. The Partnership Agreement provides for payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership. The following transactions occurred with the General Partners and affiliates during the year (in thousands):

Management fee..............................................   $83
Bookkeeper fee..............................................     8
Partnership administration fee..............................    15
Reimbursement for services of affiliates....................    30
Construction oversight reimbursements.......................     4

     On September 6, 1997, an affiliate of the General Partners purchased Lehman Brothers' Class "D" subordinated bonds of SASCO, 1992-M1. These bonds are secured by 55 multi-family apartment mortgage loan pairs held in Trust, including Snowden Village Phase I owned by the Partnership.

     For the period January 1, 1996 to August 31, 1997 the Partnership insured its property under a master policy through an agency and insurer unaffiliated with Insignia. An affiliate of Insignia acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of Insignia who receives payment on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of Insignia by virtue of the agent's obligations is not significant.

     Insignia entered into an Agreement and Plan of Merger, dated as of May 26, 1998, (as subsequently amended and restated, the "Merger Agreement") with Apartment Investment and Management Company ("AIMCO"), pursuant to which Insignia will merge its national residential property management operations and its controlling interest in Insignia Properties Trust with and into AIMCO, with AIMCO as the survivor. Consummation of the Merger, which is anticipated to occur in the third quarter of 1998, is subject to certain conditions, including the approval of the stockholders of Insignia (but not the approval of the stockholders of AIMCO). If the closing occurs, AIMCO will then control the General Partner of the Partnership.

         3786
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE E -- INCOME TAXES

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

     The following is a reconciliation of reported net loss and Federal taxable loss (in thousands, except unit data):

Net loss as reported........................................   $       24
Add (deduct):
  Depreciation differences..................................         (159)
  Unearned income...........................................            4
  Accruals and prepaids.....................................           (2)
  Mortgage discount.........................................           (1)
                                                               ----------
Federal taxable loss........................................   $     (134)
                                                               ==========
Federal taxable loss per limited partnership unit...........   $(3,054.20)
                                                               ==========

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets and liabilities (in thousands):

Net liabilities as reported.................................   $(1,980)
Land and buildings..........................................        13
Accumulated depreciation....................................       236
Investment in lower tier partnerships.......................    (1,000)
Other.......................................................       (19)
                                                               -------
Net liabilities -- tax basis................................   $(2,750)
                                                               =======

NOTE F -- YEAR 2000 (UNAUDITED)

     The Partnership is dependent upon the General Partner and Insignia for management and administrative services. Insignia has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter (the "Year 2000 Issue"). The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The General Partner believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Partnership.

NOTE G -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         3787

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                           BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1996

                                     ASSETS

Cash:
  Unrestricted..............................................  $   314,555
  Restricted -- tenant security deposits....................       41,706   $   356,261
                                                              -----------
Taxes and insurance escrow..................................                     30,416
Reserve escrows (Note 1)....................................                    173,216
Deferred charges, net of accumulated amortization of
  $77,033...................................................                     80,456
Other assets................................................                     30,948
Investment properties, at cost (Notes 1 and 2):
  Land......................................................      465,000
  Buildings and related personal property...................    8,065,275
                                                              -----------
                                                                8,530,275
  Less accumulated depreciation.............................   (5,739,703)    2,790,572
                                                              -----------   -----------
                                                                            $ 3,461,869
                                                                            ===========

                          LIABILITIES AND PARTNERSHIP DEFICIT

Liabilities:
  Accounts payable..........................................                $    29,840
  Accrued interest -- mortgage payable......................                     26,293
  Accrued taxes.............................................                     19,393
  Security deposits and other tenant liabilities............                     45,100
  Mortgage notes payable (Note 2)...........................                  5,344,360
                                                                            -----------
                                                                              5,464,986
Partners' deficit...........................................                 (2,003,117)
                                                                            -----------
                                                                            $ 3,461,869
                                                                            ===========

         3788

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                      STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

Revenues:
  Rental income.............................................              $1,538,427
  Other apartment income....................................                 127,752
  Interest income...........................................                  12,118
                                                                          ----------
                                                                           1,678,297
Expenses:
  Administrative............................................  $242,920
  Operating.................................................   169,564
  Maintenance...............................................   166,367
  Property management fee (Note 3)..........................    82,069
  Partnership administration fee (Note 3)...................    31,605
  Depreciation..............................................   217,337
  Amortization..............................................    35,195
  Interest..................................................   418,041
  Property taxes............................................    88,886
  Insurance.................................................    66,192     1,518,176
                                                              --------    ----------
Net income..................................................              $  160,121
                                                                          ==========

         3789

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                   STATEMENT OF PARTNERS' DEFICIT (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

Partners' deficit at December 31, 1995......................   $(2,113,738)
  Distributions.............................................       (49,500)
  Net income................................................       160,121
                                                               -----------
Partners' deficit at December 31, 1996......................   $(2,003,117)
                                                               ===========

         3790

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                      STATEMENT OF CASH FLOWS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

Operating activities
  Net income................................................   $ 160,121
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     252,532
     Changes in assets and liabilities:
       Restricted cash......................................       4,745
       Accounts payable.....................................       2,497
       Other assets.........................................     (11,196)
       Security deposits and other tenant liabilities.......     (12,659)
       Accrued interest -- mortgage.........................        (255)
       Change in tax and insurance escrow...................       2,326
                                                               ---------
          Net cash provided by operating activities.........     398,111
Investing activities
  Property improvements and replacements....................    (153,204)
  Change in reserve escrows.................................      (2,696)
                                                               ---------
          Net cash (used) for investing activities..........    (155,900)
Financing activities
  Payment on mortgage notes payable.........................    (111,529)
  Distributions.............................................     (49,500)
                                                               ---------
          Net cash (used) for financing activities..........    (161,029)
                                                               ---------
Increase in cash............................................      81,182
Cash at December 31, 1995...................................     233,373
                                                               ---------
Cash at December 31, 1996...................................   $ 314,555
                                                               =========

         3791

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1996

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Snowden Village Associates, L. P. is a Delaware limited partnership which began operations in 1985 with the purchase of property and improvements in Fredericksburg, Virginia, presently operating as two apartment complexes. The two projects consist of Phase I, a conventional apartment complex, and Phase II, a complex regulated under Section 221(d)4 of the National Housing Act. The regulatory agreement for Phase II limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Property and improvements are recorded at the Partnership's acquisition cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over estimated service lives, using the straight-line method.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

  Partnership Allocations

     Net earnings or loss and taxable income or loss are allocated 99% to the limited partners and 1% to the general partner. Distributions of available cash or proceeds from financing or sale of the property are allocated among the limited partners and the general partners in accordance with the limited partnership agreement.

  Cash Equivalents

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents.

  Management Agreements

     The Projects pay management fees equal to 5 percent of gross collections to Insignia Management Group.

  Financial Accounting Standards Statement No. 107 Disclosures

     The carrying amounts reported in the balance sheet for cash and reserve escrows approximate those assets' fair value. Payment of long-term liabilities are generally dependent upon the Partnership's ability to achieve cash flow, the partners providing additional funds, the sale of the project or refinancing of the mortgages at the end of their terms. Management believes that estimating the fair value of these long-term liabilities is either not appropriate or, because of excess costs, considers estimation of fair value to otherwise be impracticable.

  Restricted Escrows -- Reserve Accounts

     A General Reserve Account was established for one of the apartment complexes to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) from the property to the reserve account until the reserve account equals $1,000 per apartment unit or $132,000 in total.

         3792
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

     The Partnership has also established a reserve for replacements in accordance with the provisions of a regulatory agreement. The restricted cash is held in a separate bank account to be used for replacements with the approval of HUD.

     At December 31, 1996, there was $133,861 in the General Reserve Account and $39,355 in the Reserve for Replacements, totaling $173,216.

  Present Value Discounts

     Periodically, the Partnership incurs debt at below market rates for similar debt. Present value discounts are recorded on the basis of prevailing market rates and are amortized on an interest method over the life of the related debt.

  Loan Costs

     In connection with the refinancing of certain mortgage notes payable in 1992, loan costs of $126,557 were incurred which are being amortized on a straight-line basis over the life of the loans.

  Long-Lived Assets

     During 1996, the Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recognized for long-lived assets used in operations when indictors of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of FASB No. 121 did not have a material effect on the Partnership's financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows:

                                   MONTHLY                          PRINCIPAL     PRINCIPAL
                                   PAYMENT     STATED                BALANCE      BALANCE AT
                                  INCLUDING   INTEREST   MATURITY     DUE AT     DECEMBER 31,
            PROPERTY              INTEREST      RATE       DATE      MATURITY        1996
            --------              ---------   --------   --------   ----------   ------------
Snowden Village Phase II........   $20,793      7.5%       9/1/20   $  181,355    $2,758,400
Snowden Village Phase I:
  1st mortgage..................    22,793      7.6%     11/15/02    2,082,239     2,630,137
  2nd mortgage..................       566      7.6%     11/15/02       89,317        89,317
                                   -------                                        ----------
                                   $23,359                                         2,719,454
                                   =======                                        ----------
                                                                                   5,477,854
Less unamortized present value
  discounts at 8.76%............                                                     133,494
                                                                                  ----------
                                                                                  $5,344,360
                                                                                  ==========

     Mortgages are collateralized by the related property and improvements of the Partnership.

         3793
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

     During the year, net interest costs incurred were $418,041 and interest paid was $418,296.

     The Partnership exercised interest rate buy-downs when one of its mortgages was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $207,221 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31 are as follows:

1997....................................................   $  119,989
1998....................................................      129,371
1999....................................................      139,836
2000....................................................      150,786
2001....................................................      162,595
Thereafter..............................................    4,775,277
                                                           ----------
                                                           $5,477,854
                                                           ==========

3. RELATED PARTY TRANSACTIONS

     The Partnership has no employees and is dependent on the General Partner and its affiliates for the management and administration of all Partnership activities. The following transactions occurred with the General Partner and its affiliates during the year:

Management fee............................................   $82,069
Bookkeeper fee............................................     5,856
Partnership administration fee............................    31,605

         3794

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                           BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1995

                                     ASSETS

Cash:
  Unrestricted..............................................  $   233,373
  Restricted -- tenant security deposits....................       46,451   $  279,824
                                                              -----------
Taxes and insurance escrow..................................                    32,742
Reserve escrows (Note 1)....................................                   170,520
Deferred charges, net of accumulated amortization of
  $61,212...................................................                    96,276
Other assets................................................                    19,752
Investment properties, at cost (Notes 1 and 2):
  Land......................................................      465,000
  Buildings and related personal property...................    7,912,071
                                                              -----------
                                                                8,377,071
  Less accumulated depreciation.............................   (5,522,366)   2,854,705
                                                              -----------   ----------
                                                                            $3,453,819
                                                                            ==========
                         LIABILITIES AND PARTNERSHIP DEFICIT
Liabilities:
  Accounts payable..........................................                $   27,343
  Accrued interest -- mortgage payable......................                    26,548
  Accrued taxes.............................................                    19,393
  Security deposits and other tenant liabilities............                    57,759
  Mortgage notes payable (Note 2)...........................                 5,436,514
                                                                            ----------
                                                                             5,567,557
Partnership deficit.........................................                (2,113,738)
                                                                            ----------
                                                                            $3,453,819
                                                                            ==========

         3795

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                      STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Rental income.............................................              $1,589,569
  Other apartment income....................................                 142,241
  Interest income...........................................                   7,091
                                                                          ----------
                                                                           1,738,901
Expenses:
  Administrative............................................  $273,915
  Operating.................................................   212,161
  Maintenance...............................................   187,360
  Property management fee (Note 3)..........................    86,362
  Partnership administration fee (Note 3)...................    41,054
  Depreciation..............................................   449,365
  Amortization..............................................    34,326
  Interest..................................................   426,159
  Property taxes............................................    90,429
  Insurance.................................................    71,660     1,872,791
                                                              --------    ----------
Net loss....................................................              $ (133,890)
                                                                          ==========

         3796

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                        STATEMENT OF DEFICIT (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

                                                            LIMITED     GENERAL
                                                           PARTNERS     PARTNERS      TOTAL
                                                          -----------   --------   -----------
Deficit at December 31, 1994............................  $(1,933,847)  $(46,001)  $(1,979,848)
  Net loss..............................................     (132,551)    (1,339)     (133,890)
                                                          -----------   --------   -----------
Deficit at December 31, 1995............................  $(2,066,398)  $(47,340)  $(2,113,738)
                                                          ===========   ========   ===========

         3797

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                      STATEMENT OF CASH FLOWS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

Operating activities
  Net loss..................................................   $(133,890)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     483,691
     Changes in assets and liabilities:
       Restricted cash......................................     (11,398)
       Accounts payable.....................................        (312)
       Accrued taxes........................................         232
       Other assets.........................................       9,765
       Security deposits and other tenant liabilities.......      12,155
       Accrued interest -- mortgage.........................        (236)
       Change in tax and insurance escrow...................      (3,006)
                                                               ---------
          Net cash provided by operating activities.........     357,001
Investing activities
  Property improvements and replacements....................    (167,451)
  Reserve escrows deposits..................................     (36,734)
  Reserve escrows withdrawals...............................      15,404
                                                               ---------
          Net cash (used) for investing activities..........    (188,781)
Financing activities
  Payment on mortgage notes payable.........................    (103,429)
                                                               ---------
Increase in cash............................................      64,791
Cash at December 31, 1994...................................     168,582
                                                               ---------
Cash at December 31, 1995...................................   $ 233,373
                                                               =========

         3798

                       SNOWDEN VILLAGE ASSOCIATES, L. P.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Snowden Village Associates, L. P. is a Delaware limited partnership which began operations in 1985 with the purchase of property and improvements in Fredericksburg, Virginia, presently operating as two apartment complexes. The two projects consist of Phase I, a conventional apartment complex, and Phase II, a complex regulated under Section 221(d)4 of the National Housing Act. The regulatory agreement limits annual distributions of net operating receipts to "surplus cash" available at the end of each year.

  Depreciation

     Property and improvements are recorded at the Partnership's acquisition cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over estimated service lives, using the straight-line method.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

  Partnership Allocations

     Net earnings or loss and taxable income or loss are allocated 99% to the limited partners and 1% to the general partner. Distributions of available cash or proceeds from financing or sale of the property are allocated among the limited partners and the general partners in accordance with the limited partnership agreement.

  Cash Equivalents

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents.

  Management Agreements

     The Projects pay management fees equal to 5 percent of gross collections to Insignia Management Group.

  Financial Accounting Standards Statement No. 107 Disclosures

     The carrying amounts reported in the balance sheet for cash and reserve escrows approximate those assets' fair value. Payment of long-term liabilities are generally dependent upon the Partnership's ability to achieve cash flow, the partners providing additional funds, the sale of the project or refinancing of the mortgages at the end of their terms. Management believes that estimating the fair value of these long-term liabilities is either not appropriate or, because of excess costs, considers estimation of fair value to otherwise be impracticable.

         3799
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

  Restricted Escrows -- Reserve Accounts

     A General Reserve Account was established for one of the apartment complexes to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) from the property to the reserve account until the reserve account equals $1,000 per apartment unit or $132,000 in total.

     The Partnership has also established a reserve for replacements in accordance with the provisions of a regulatory agreement. The restricted cash is held in a separate bank account to be used for replacements with the approval of HUD.

     At December 31, 1995, there was $135,045 in the General Reserve Account and $35,475 in the Reserve for Replacements, totaling $170,520.

  Present Value Discounts

     Periodically, the Partnership incurs debt at below market rates for similar debt. Present value discounts are recorded on the basis of prevailing market rates and are amortized on an interest method over the life of the related debt.

  Loan Costs

     In connection with the refinancing of certain mortgage notes payable in 1992, loan costs of $126,557 were incurred which are being amortized on a straight-line basis over the life of the loans.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows:

                                   MONTHLY                          PRINCIPAL     PRINCIPAL
                                   PAYMENT     STATED                BALANCE      BALANCE AT
                                  INCLUDING   INTEREST   MATURITY     DUE AT     DECEMBER 31,
            PROPERTY              INTEREST      RATE       DATE      MATURITY        1995
            --------              ---------   --------   --------   ----------   ------------
Snowden Village Phase II........   $20,793      7.5%       9/1/20   $  181,355    $2,799,247
Snowden Village Phase I:
  1st mortgage..................    22,793      7.6%     11/15/02    2,082,239     2,700,820
  2nd mortgage..................       566      7.6%     11/15/02       89,317        89,317
                                   -------                                        ----------
                                   $23,359                                         2,790,137
                                   =======                                        ----------
                                                                                   5,589,384
Less unamortized present value
  discounts at 8.76%............                                                      152,870
                                                                                  ----------
                                                                                  $5,436,514
                                                                                  ==========

     Mortgages are collateralized by the related property and improvements of the Partnership.

         3800
                       SNOWDEN VILLAGE ASSOCIATES, L. P.

            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

     During the year, net interest costs incurred were $426,159 and interest paid was $426,395.

     The Partnership exercised interest rate buy-downs when one of its mortgages was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $207,221 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31 are as follows:

1996....................................................   $  111,275
1997....................................................      119,989
1998....................................................      129,371
1999....................................................      139,836
2000....................................................      150,786
Thereafter..............................................    4,938,127
                                                           ----------
                                                           $5,589,384
                                                           ==========

3. RELATED PARTY TRANSACTIONS

     The Partnership has no employees and is dependent on the General Partner and its affiliates for the management and administration of all Partnership activities. The following transactions occurred with the General Partner and its affiliates during the year:

Management fee............................................   $86,362
Bookkeeper fee............................................     5,856
Partnership administration fee............................    41,054

         3801

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3802

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3803

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3804

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                           STURBROOK INVESTORS, LTD.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR
EXCHANGE YOUR UNITS SOLELY FOR OUR              OFFER. IF MORE UNITS ARE TENDERED TO US, WE
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         WILL GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3805

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Valuation of Units...........................   S-17
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and Our
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-20
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Sturbrook
    Investors, Ltd.............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-30
  Expected Benefits of the Offer...............   S-31
THE OFFER......................................   S-33
  Terms of the Offer; Expiration Date..........   S-33
  Acceptance for Payment and Payment for
    Units......................................   S-33
  Procedure for Tendering Units................   S-34
  Withdrawal Rights............................   S-36
  Extension of Tender Period; Termination;
    Amendment..................................   S-37
  Proration....................................   S-38
  Fractional OP Units..........................   S-38
  Future Plans of the AIMCO Operating
    Partnership................................   S-38
  Voting by the AIMCO Operating Partnership....   S-39
  Dissenters' Rights...........................   S-39
  Conditions of the Offer......................   S-39
  Effects of the Offer.........................   S-41
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-42
  Accounting Treatment.........................   S-42

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-43
  General......................................   S-43
  Ranking......................................   S-43
  Distributions................................   S-43
  Allocation...................................   S-44
  Liquidation Preference.......................   S-44
  Redemption...................................   S-45
  Voting Rights................................   S-45
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-46
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-48
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-51
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-51
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-51
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-52
  Adjusted Tax Basis...........................   S-52
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-53
  Passive Activity Losses......................   S-53
  Foreign Offerees.............................   S-54
  Certain Tax Consequences to Non-Tendering and
    Partially-Tendering Unitholders............   S-54
VALUATION OF UNITS.............................   S-55
FAIRNESS OF THE OFFER..........................   S-56
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-56
  Fairness to Unitholders who Tender their
    Units......................................   S-57
  Fairness to Unitholders who do not Tender
    their Units................................   S-58
  Comparison of Consideration to Alternative
    Consideration..............................   S-58
  Allocation of Consideration..................   S-59
STANGER ANALYSIS...............................   S-60
  Experience of Stanger........................   S-60
  Summary of Materials Considered..............   S-60
  Summary of Reviews...........................   S-61
  Conclusions..................................   S-62
  Assumptions, Limitations and
    Qualifications.............................   S-62
  Compensation and Material Relationships......   S-63
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-64
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-69
CONFLICTS OF INTEREST..........................   S-73
  Conflicts of Interest with Respect to the
    Offer......................................   S-73
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-73
  Competition Among Properties.................   S-73
  Features Discouraging Potential Takeovers....   S-73
  Future Exchange Offers.......................   S-73

         3806

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-74
  General......................................   S-74
  Your Partnership and its Property............   S-74
  Property Management..........................   S-74
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-74
  Capital Replacement..........................   S-75
  Borrowing Policies...........................   S-75
  Competition..................................   S-75
  Legal Proceedings............................   S-75
  Selected Financial Information...............   S-75
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-77
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-79

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-79
  Beneficial Ownership of Interests in Your
    Partnership................................   S-80
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-80
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-81
LEGAL MATTERS..................................   S-81
INDEX TO FINANCIAL STATEMENTS..................   F-1
OPINION OF ROBERT A. STANGER & CO., INC........   A-1

         3807

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Sturbrook Investors, Ltd. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3808

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3809

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership paid distributions of $       per unit for the six months
     ended June 30, 1998 (equivalent to $       on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         3810

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

     In addition, there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

         3811

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

         3812

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3813

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3814

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns

         3815

and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

         3816

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our

         3817

investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

         3818

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

         3819

        Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

         3820

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

         3821

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3822

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

         3823

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the

         3824

fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity and fees for additional services. The property manager received management fees of $68,988 in 1996, $73,266 in 1997 and $39,322 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

         3825

YOUR PARTNERSHIP

     Your Partnership and its Property. Sturbrook Investors, Ltd. is a California limited partnership which was formed on October 15, 1981 for the purpose of owning and operating a single apartment property located in Richmond, Virginia, known as "Sunrise V". In 1982, it completed a private placement of units that raised net proceeds of approximately $2,624,800. Sunrise V consists of 229 apartment units. Your partnership has no employees.

     Property Management. Since 1992, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2031, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,912,829, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $139,037, which bears interest at 7.60% and is due November 1998. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3826

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3827

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3828

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         3829

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3830

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3831

           SUMMARY FINANCIAL INFORMATION OF STURBROOK INVESTORS, LTD.

     The summary financial information of Sturbrook Investors, Ltd. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Sturbrook Investors, Ltd. for the years ended December 31, 1997 and 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                           STURBROOK INVESTORS, LTD.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........  $   771,826   $   696,904   $ 1,479,648   $ 1,381,966   $ 1,371,211   $ 1,293,203   $ 1,228,736
  Net Income/(Loss)............      246,607        55,496       194,729       (64,258)      (66,802)      (32,780)     (174,051)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...    1,327,865     1,245,685     1,285,960     1,038,507     1,134,078     1,291,013     1,418,219
        Total Assets...........  $ 2,110,896   $ 1,932,051   $ 1,950,360   $ 1,826,100   $ 1,974,200   $ 2,094,041   $ 2,198,720
  Mortgage Notes Payable,
    including Accrued
    Interest...................    3,909,582     4,000,589     3,972,381     4,058,805     4,136,572     4,206,309     4,270,039
  Partners'
    Capital/(Deficit)..........  $(1,858,149)  $(2,243,995)  $(2,104,758)  $(2,299,487)  $(2,235,229)  $(2,168,427)  $(2,135,647)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                  AIMCO OPERATING
                                                                    PARTNERSHIP                YOUR PARTNERSHIP
                                                             -------------------------   -----------------------------
                                                             SIX MONTHS                   SIX MONTHS
                                                               ENDED       YEAR ENDED        ENDED        YEAR ENDED
                                                              JUNE 30,    DECEMBER 31,     JUNE 30,      DECEMBER 31,
                                                                1998          1997           1998            1997
                                                             ----------   ------------   -------------   -------------
Cash distributions per unit outstanding....................   $  1.125       $1.85       Not Available   Not Available

         3832

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our cash offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         3833

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring,

         3834

marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your
units for the six months ended June 30, 1998 were $     per unit (equivalent to
$
on an annualized basis). This is equivalent to distributions of $          per
year on the number of Tax-Deferral      % Preferred OP Units, or distributions
of $          per year on the number of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership

         3835

were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     POSSIBLE TERMINATION OF YOUR PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. If there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of units without the consent of the general partner. Such consent may be withheld by the general partner in its sole discretion. The general partner may withhold its consent if such transfer would result in the termination of your partnership for tax purposes which will occur if more than 50% or more of the total interests in your partnership are transferred within a 12-month period. If we acquire a significant percentage of the interest in your partnership, the general partner may not consent to a transfer for a 12-month period following the offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

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  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to

         3837

continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

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     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

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                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

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     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

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  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

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     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

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PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         3845

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         3846

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         3847

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         3848

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         3849

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         3850

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         3851

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3852

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3853

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3854

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

             PREFERRED OP UNITS                  CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3855
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3856
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3857

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3858

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3859

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3860

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

CERTAIN TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING UNITHOLDERS

     Section 708 of the Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for Federal income tax purposes (a "Termination"). It is possible that the AIMCO Operating Partnership's acquisition of units pursuant to the offer could result in a Termination of your partnership. If a purchase of units results in a Termination, the following Federal income tax events will be deemed to occur with respect to such
Termination: the terminated Partnership (the "Old Partnership") will be deemed to have contributed all of its assets (subject to its liabilities) (the "Hypothetical Contribution") to a new partnership (the "New Partnership") in exchange for an interest in the New Partnership and, immediately thereafter, the Old Partnership will be deemed to have distributed interests in the New Partnership (the "Hypothetical Distribution") to the AIMCO Operating Partnership and unitholders who do not tender all of their units (a "Remaining Unitholders") in proportion to their respective interests in the Old Partnership in liquidation of the Old Partnership.

     A Remaining Unitholder will not recognize any gain or loss upon the Hypothetical Distribution or upon the Hypothetical Contribution and the capital accounts of the Remaining Unitholders in the Old Partnership will carry over intact into the New Partnership. Any Termination may change (and possibly shorten) a Remaining Unitholder's holding period with respect to its units in your partnership for Federal income tax purposes.

     The New Partnership's adjusted tax basis in its assets will carry over from the Old Partnership's basis in such assets immediately before the Termination. Any Termination may also subject the assets of the New Partnership to depreciable lives in excess of those currently applicable to the Old Partnership. This would generally decrease the annual average depreciation deductions allocable to the Remaining Unitholders following consummation of the offer (thereby increasing the taxable income allocable to their retained units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership.

     Section 704(c) of the Code will apply to future allocation of income, gain, loss and deductions with respect to any New Partnership assets among the AIMCO Operating Partnership and the Remaining Unitholders following the consummation of the offer only to the extent that such assets were Section 704(c) property in the hands of the Old Partnership immediately prior to the Hypothetical Contribution. Moreover, subject to the Code's anti-abuse regulations, the New Partnership will not be required to apply the same Section 704(c) allocation method applied by the Old Partnership. The Hypothetical Contribution will not trigger a new five-year holding period for purposes of measuring post-contribution appreciation of assets for the unitholder who contributed such assets.

     Elections as to certain tax matters previously made by the Old Partnership prior to Termination will not be applicable to the New Partnership unless the New Partnership chooses to make the same elections.

     Additionally, upon a Termination, the Old Partnership's taxable year will close for all unitholders. In the case of a Remaining Unitholder reporting on a tax year other than a calendar year, the closing of your partnership's taxable year may result in more than 12 months' taxable income or loss of the Old Partnership being includible in such unitholder's taxable income for the year of Termination.

         3861

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3862

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash Consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3863

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for
     the six months ended June 30, 1998 were $     (equivalent to $     on an
     annualized basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
     Common OP Units that we are offering are expected to be        ,
     immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         3864

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         3865

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

         3866

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of

         3867

     your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

         3868

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

         3869

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         3870

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under California law for the purpose of owning and           Delaware limited partnership. The AIMCO Operating
managing Sunrise V.                                          Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash from Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2031.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, directly        The purpose of the AIMCO Operating Partnership is to
or indirectly, develop, own, hold, maintain, operate         conduct any business that may be lawfully conducted by
for the production of income and dispose of property         a limited partnership organized pursuant to the
situated in the United States. Subject to restrictions       Delaware Revised Uniform Limited Partnership Act (as
contained in your partnership's agreement of limited         amended from time to time, or any successor to such
partnership, your partnership may perform all act            statute) (the "Delaware Limited Partnership Act"),
necessary or appropriate in connection therewith and         provided that such business is to be conducted in a
reasonably related thereto, including borrowing money,       manner that permits AIMCO to be qualified as a REIT,
creating liens and investing funds in financial              unless AIMCO ceases to qualify as a REIT. The AIMCO
instruments.                                                 Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         3871
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The corporate general partner of your partnership is         The general partner is authorized to issue additional
authorized to issue additional limited partnership           partnership interests in the AIMCO Operating
interests in your partnership and may admit additional       Partnership for any partnership purpose from time to
limited partners by selling 3 A units and not less than      time to the limited partners and to other persons, and
26 nor more than 34 B units for cash and notes to            to admit such other persons as additional limited
selected persons who fulfill the requirements set forth      partners, on terms and conditions and for such capital
in your partnership's agreement of limited partnership.      contributions as may be established by the general
The capital contribution need not be equal for all           partner in its sole discretion. The net capital
limited partners and no action or consent is required        contribution need not be equal for all OP Unitholders.
in connection with the admission of any additional           No action or consent by the OP Unitholders is required
limited partners.                                            in connection with the admission of any additional OP
The general partner is also authorized to issue              Unitholder. See "Description of OP Units -- Management
additional units for sale from time to time, the             by the AIMCO GP" in the accompanying Prospectus.
number, price and terms of which will be determined at       Subject to Delaware law, any additional partnership
the sole discretion of the general partner. If such          interests may be issued in one or more classes, or one
additional units are sold on terms other than those at       or more series of any of such classes, with such
which the original units were offered or more than 24        designations, preferences and relative, partici-
months have passed since the last amendment adding           pating, optional or other special rights, powers and
limited partners, those limited partners who purchased       duties as shall be determined by the general partner,
the original units will possess preemptive rights in         in its sole and absolute discretion without the
connection with the sale of additional units.                approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may contract         The AIMCO Operating Partnership may lend or contribute
with affiliated persons for the management or                funds or other assets to its subsidiaries or other
supervision of any or all of the assets of your              persons in which it has an equity investment, and such
partnership or for the performance of any other              persons may borrow funds from the AIMCO Operating
services which the general partner deemed necessary or       Partnership, on terms and conditions established in the
advisable for the operation of your partnership. Any         sole and absolute discretion of the general partner. To
and all compensation paid to such affiliated persons in      the extent consistent with the business purpose of the
connection with services performed for your partnership      AIMCO Operating Partnership and the permitted
must be reasonable and fair to your partnership and the      activities of the general partner, the AIMCO Operating
partners. Such contracts between your partnership and        Partnership may transfer assets to joint ventures,
the general partner or any affiliates must provide that      limited liability companies, partnerships,
it may be cancelled at any time by your partnership          corporations, business trusts or other business
without penalty upon 60 days prior written notice. In        entities in which it is or thereby becomes a
addition, the general partner and its affiliates may         participant upon such terms and subject to such
lend money to your partnership which will be repaid in       conditions consistent with the AIMCO Operating Part-
accordance with the terms of the advances out of the         nership Agreement and applicable law as the general
gross receipts of your partnership with interest at the      partner, in its sole and absolute discretion, believes
then prevailing commercial rate or at the highest rate       to be advisable. Except as expressly permitted by the
permitted by the applicable usury law, whichever is          AIMCO Operating Partnership Agreement, neither the
less. Your partnership may lend working capital              general partner nor any of its affiliates may sell,
reserves which are not needed to meet partnership            transfer or convey any property to the AIMCO Operating
expenses or make distributions as determined in the          Partnership, directly or indirectly, except pursuant to
sole discretion of the general partner to the general        transactions that are determined by the general partner
partner or its affiliates. Such loans are payable on         in good faith to be fair and reasonable.
demand and bear interest at the rate of interest
charged by Wells Fargo Bank to its prime commercial
customers for unsecured loans, are otherwise com-
mercially reasonable and in the aggregate, do not
exceed the amount of excess working capital reserves of
your partnership.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money on the credit of and enter into              restrictions on borrowings, and the general partner has
obligations, recourse and nonrecourse, on behalf of          full power and authority to borrow money on behalf of
your partnership and to give as security therefor any        the AIMCO Operating Partnership. The AIMCO Operating
partnership's property.                                      Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         3872
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their designated            with a statement of the purpose of such demand and at
representative to inspect and, at their sole cost and        such OP Unitholder's own expense, to obtain a current
expense, copy the contents of the books and records of       list of the name and last known business, residence or
your partnership at the principal place of business of       mailing address of the general partner and each other
your partnership during normal business hours.               OP Unitholder.

                               Management Control


The general partner of your partnership exclusively          All management powers over the business and affairs of
manages and controls your partnership and all aspects        the AIMCO Operating Partnership are vested in AIMCO-GP,
of its business. The general partner has all the rights      Inc., which is the general partner. No OP Unitholder
and powers which may be possessed by a general partner       has any right to participate in or exercise control or
under California law. Subject to the limitations             management power over the business and affairs of the
contained in your partnership's agreement of limited         AIMCO Operating Partnership. The OP Unitholders have
partnership, the general partner has the power to            the right to vote on certain matters described under
perform acts, upon such terms and conditions as the          "Comparison of Ownership of Your Units and AIMCO OP
general partner deems appropriate and in furtherance of      Units -- Voting Rights" below. The general partner may
your partnership's business. The limited partners have       not be removed by the OP Unitholders with or without
no right to participate in the management or control of      cause.
your partnership, to act on behalf of your partnership,
to bind your partnership, or, except as specifically         In addition to the powers granted a general partner of
authorized in your partnership's agreement of limited        a limited partnership under applicable law or that are
partnership, to vote upon any matter involving your          granted to the general partner under any other
partnership.                                                 provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, your partnership, to the extent of its          the AIMCO Operating Partnership Agreement, the general
assets, will indemnify and hold harmless the general         partner is not liable to the AIMCO Operating
partner of your partnership and its affiliates from any      Partnership for losses sustained, liabilities incurred
expense, liability or loss resulting from any act or         or benefits not derived as a result of errors in
omission by the general partner within the scope of the      judgment or mistakes of fact or law of any act or
authority conferred by your partnership's agreement of       omission if the general partner acted in good faith.
limited partnership, except for acts or omissions            The AIMCO Operating Partnership Agreement provides for
constituting fraud, bad faith, willful misconduct or         indemnification of AIMCO, or any director or officer of
gross negligence, including all such liabilities under       AIMCO (in its capacity as the previous general partner
Federal and state securities laws as permitted by law.       of the AIMCO Operating Partnership), the general
Attorneys' fees may be paid as incurred. If such a           partner, any officer or director of general partner or
claim for indemnification (other than for expenses           the AIMCO Operating Partnership and such other persons
incurred in a successful defense) is asserted against        as the general partner may designate from and against
your partnership, your partnership will, unless in the       all losses, claims, damages, liabilities, joint or
opinion of its counsel the matter has been settled by        several, expenses (including legal fees), fines,
controlling precedent, submit to a court of appropriate      settlements and other amounts incurred in connection
jurisdiction the question of whether such                    with any actions relating to the operations of the
indemnification by it is against public policy and will      AIMCO Operating Partnership, as set forth in the AIMCO
be governed by the final adjudication of such issue.         Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         3873
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon a vote of the limited partners owning a         affairs of the AIMCO Operating Partnership. The general
majority of the outstanding units and elect a                partner may not be removed as general partner of the
substitute general partner if no general partner             AIMCO Operating Partnership by the OP Unitholders with
remains. Subject to limitations set forth in your            or without cause. Under the AIMCO Operating Partnership
partnership's agreement of limited partnership, a            Agreement, the general partner may, in its sole
general partner may withdraw from your partnership at        discretion, prevent a transferee of an OP Unit from
any time. An additional general partner may be admitted      becoming a substituted limited partner pursuant to the
with the consent of the general partners and the             AIMCO Operating Partnership Agreement. The general
limited partners owning a majority of the outstanding        partner may exercise this right of approval to deter,
units. A limited partner may not transfer its interests      delay or hamper attempts by persons to acquire a
without the written consent of the general partner           controlling interest in the AIMCO Operating Partner-
which may be withheld at the sole discretion of the          ship. Additionally, the AIMCO Operating Partnership
corporate general partner.                                   Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to add                     in the AIMCO Operating Partnership Agreement, whereby
representations, duties or obligations of the general        the general partner may, without the consent of the OP
partner or surrender a right or power granted to the         Unitholders, amend the AIMCO Operating Partnership
general partner, effect a ministerial change which does      Agreement, amendments to the AIMCO Operating
not materially affect the rights of the limited              Partnership Agreement require the consent of the
partners and as required by law. All other amendments        holders of a majority of the outstanding Common OP
must be approved by the limited partners owning more         Units, excluding AIMCO and certain other limited
than 50% of the units and the general partner.               exclusions (a "Majority in Interest"). Amendments to
Amendments of provisions that require the consent of a       the AIMCO Operating Partnership Agreement may be
greater percentage than a majority may be amended only       proposed by the general partner or by holders of a
the percentage required in such provisions. In               Majority in Interest. Following such proposal, the
addition, any amendment that adversely affects a             general partner will submit any proposed amendment to
partner or partners must be approved by the affected         the OP Unitholders. The general partner will seek the
parties.                                                     written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner but      capacity as general partner of the AIMCO Operating
may receive fees for additional services. Moreover, the      Partnership. In addition, the AIMCO Operating Part-
general partner or certain affiliates may be entitled        nership is responsible for all expenses incurred
to compensation for additional services rendered.            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         3874
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is personally liable         negligence, no OP Unitholder has personal liability for
for claims against or debts of your partnership, except      the AIMCO Operating Partnership's debts and
as provided under California law.                            obligations, and liability of the OP Unitholders for
                                                             the AIMCO Operating Partnership's debts and obligations
                                                             is generally limited to the amount of their invest-
                                                             ment in the AIMCO Operating Partnership. However, the
                                                             limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner has the responsibility for the           Unless otherwise provided for in the relevant
safekeeping and use of all funds and assets of your          partnership agreement, Delaware law generally requires
partnership and must not employ or permit others to          a general partner of a Delaware limited partnership to
employ such funds or assets in any manner except for         adhere to fiduciary duty standards under which it owes
the exclusive benefit of your partnership. Your              its limited partners the highest duties of good faith,
partnership's agreement of limited partnership provides      fairness and loyalty and which generally prohibit such
that the general partner and its affiliates with whom        general partner from taking any action or engaging in
it contracts on behalf of your partnership must devote       any transaction as to which it has a conflict of
such of their time to the business of your partnership       interest. The AIMCO Operating Partnership Agreement
as they may, in their sole discretion, deem necessary        expressly authorizes the general partner to enter into,
to conduct said business. The general partner and its        on behalf of the AIMCO Operating Partnership, a right
affiliates may engage for their own account and for the      of first opportunity arrangement and other conflict
account of others in any business ventures, including        avoidance agreements with various affiliates of the
the purchase of real estate properties, the                  AIMCO Operating Partnership and the general partner, on
development, operation, management or syndication of         such terms as the general partner, in its sole and
real estate properties, and your partnership will have       absolute discretion, believes are advisable. The AIMCO
no right to participate therein. However, the general        Operating Partnership Agreement expressly limits the
partner must at all times act in the best interests of       liability of the general partner by providing that the
your partnership and in no event contrary to the             general partner, and its officers and directors will
fiduciary relationship that it bears at all times in         not be liable or accountable in damages to the AIMCO
relation to your partnership and to each of the              Operating Partnership, the limited partners or
partners with regard to your partnership's business.         assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         3875
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

                                   YOUR UNITS
                               PREFERRED OP UNITS
                                COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the limited      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partners owning a majority of the        Operating Partnership Agreement,         have voting rights only with
outstanding units may without the        the holders of the Preferred OP          respect to certain limited matters
concurrence of the general partner,      Units will have the same voting          such as certain amendments and
vote to amend your partnership's         rights as holders of the Common OP       termination of the AIMCO Operating
agreement of limited partnership,        Units. See "Description of OP            Partnership Agreement and certain
subject to certain limitations;          Units" in the accompanying               transactions such as the
dissolve and terminate your              Prospectus. So long as any               institution of bankruptcy
partnership; remove one or more          Preferred OP Units are outstand-         proceedings, an assignment for the
general partners; elect one or more      ing, in addition to any other vote       benefit of creditors and certain
general partners; and approve or         or consent of partners required by       transfers by the general partner of
disapprove the sale of all or            law or by the AIMCO Operating            its interest in the AIMCO Operating
substantially all of                     Partnership Agree-                       Part-

         3876
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

the assets of your partnership. The      ment, the affirmative vote or            nership or the admission of a
limited partners owning a majority       consent of holders of at least 50%       successor general partner.
of the outstanding units must also       of the outstanding Preferred OP
approve certain transactions which       Units will be necessary for              Under the AIMCO Operating Partner-
may adversely affect your                effecting any amendment of any of        ship Agreement, the general partner
partnership.                             the provisions of the Partnership        has the power to effect the
The general partner may cause the        Unit Designation of the Preferred        acquisition, sale, transfer,
dissolution of your partnership by       OP Units that materially and             exchange or other disposition of
retiring unless, the remaining           adversely affects the rights or          any assets of the AIMCO Operating
general partner elects to continue       preferences of the holders of the        Partnership (including, but not
your partnership within 120 days or      Preferred OP Units. The creation or      limited to, the exercise or grant
if there is no remaining general         issuance of any class or series of       of any conversion, option,
partner, the limited partners            partnership units, including,            privilege or subscription right or
owning more the 50% of the then          without limitation, any partner-         any other right available in
outstanding units may elect a new        ship units that may have rights          connection with any assets at any
general partner to continue your         senior or superior to the Preferred      time held by the AIMCO Operating
partnership.                             OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Net Cash from           $      per Preferred OP Unit;            tribute quarterly all, or such
Operations are to be distributed         provided, however, that at any time      portion as the general partner may
from time to time but no less often      and from time to time on or after        in its sole and absolute discretion
than quarterly and not later than        the fifth anniversary of the issue       determine, of Available Cash (as
ninety days after the end of the         date of the Preferred OP Units, the      defined in the AIMCO Operating
fiscal quarter. The distributions        AIMCO Operating Partnership may          Partnership Agreement) generated by
payable to the partners are not          adjust the annual distribution rate      the AIMCO Operating Partnership
fixed in amount and depend upon the      on the Preferred OP Units to the         during such quarter to the general
operating results and net sales or       lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has not made                 dividend rate on the most recently       with respect to such quarter, in
distributions in the past and is         issued AIMCO non-convertible             accordance with their respective
not projected to made distributions      preferred stock which ranks on a         interests in the AIMCO Operating
in 1998.                                 parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         3877
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) such transfer        on any securities exchange. The          transferability of the OP Units.
is in compliance with applicable         Preferred OP Units are subject to        Until the expiration of one year
Federal and state securities law,        restrictions on transfer as set          from the date on which an OP
(2) a written assignment has been        forth in the AIMCO Operating             Unitholder acquired OP Units,
duly executed by the assignor and        Partnership Agreement.                   subject to certain exceptions, such
assignee, (3) the written approval                                                OP Unitholder may not transfer all
of the general partner which may be      Pursuant to the AIMCO Operating          or any portion of its OP Units to
withheld in the sole and absolute        Partnership Agreement, until the         any transferee without the consent
discretion of the general partner        expiration of one year from the          of the general partner, which
has been granted and (4) the             date on which a holder of Preferred      consent may be withheld in its sole
assignor or the assignee pays a          OP Units acquired Preferred OP           and absolute discretion. After the
transfer fee.                            Units, subject to certain                expiration of one year, such OP
There are no redemption rights           exceptions, such holder of               Unitholder has the right to
associated with your units.              Preferred OP Units may not transfer      transfer all or any portion of its
                                         all or any portion of its Pre-           OP Units to any person, subject to
                                         ferred OP Units to any transferee        the satisfaction of certain
                                         without the consent of the general       conditions specified in the AIMCO
                                         partner, which consent may be            Operating Partnership Agreement,
                                         withheld in its sole and absolute        including the general partner's
                                         discretion. After the expiration of      right of first refusal. See
                                         one year, such holders of Preferred      "Description of OP Units --
                                         OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         3878
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3879

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner from your partnership but may receive reimbursement for expenses generated in that capacity and fees for additional services. The property manager received management fees of $68,988 in 1996, $73,266 in 1997 and $39,322 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3880

                                YOUR PARTNERSHIP

GENERAL

     Sturbrook Investors, Ltd. is a California limited partnership which raised net proceeds of approximately $2,624,800 in 1982 through a private offering. The promoter for the private offering of your partnership was Calmark Properties, Inc. & Subs. Insignia acquired your partnership in 1992. AIMCO acquired Insignia in October, 1998. There are currently a total of 36 limited partners of your partnership and a total of 37 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on October 15, 1981 for the purpose of owning and operating a single apartment property located in Richmond, Virginia, known as "Sunrise V." Your partnership's property consists of 229 apartment units. The total rentable square footage of your partnership's property is 212,425 square feet. Your partnership's property had an average occupancy rate of approximately 95.63% in 1996 and 95.63% in 1997. The average annual rent per apartment unit is approximately $6,142.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since 1992, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $68,988, $73,266 and $39,322, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is not limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2031 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is not limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3881

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $3,912,829, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $139,037, which bears interest at 7.60% and is due November 1998. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The audited financial statements have been audited by Ernst & Young LLP. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3882

     Below is selected financial information for Sturbrook Investors, Ltd. taken from the financial statements described above. See "Index to Financial Statements."

                                                                  STURBROOK INVESTORS, LTD.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   169,403   $    40,327   $    96,964   $   203,662   $   243,002   $   181,992   $   112,526
Land & Building..............    6,133,573     5,943,110     6,037,527     5,681,791     5,528,371     5,333,621     5,205,412
Accumulated Depreciation.....   (4,805,709)   (4,697,426)   (4,751,567)   (4,643,284)   (4,394,293)   (4,042,608)   (3,787,193)
Other Assets.................      613,628       646,040       567,436       583,931       597,120       621,036       667,975
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 2,110,896   $ 1,932,051   $ 1,950,360   $ 1,826,100   $ 1,974,200   $ 2,094,041   $ 2,198,720
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 3,909,582   $ 4,000,589   $ 3,972,381   $ 4,058,805   $ 4,136,572   $ 4,206,309   $ 4,270,039
Other Liabilities............       59,462       175,457        82,737        66,782        72,857        56,159        64,328
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    3,969,044     4,176,046     4,055,118     4,125,587     4,209,429     4,262,468     4,334,367
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(1,858,149)  $(2,243,995)  $(2,104,758)  $(2,299,487)  $(2,235,229)  $(2,168,427)  $(2,135,647)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                 STURBROOK INVESTORS, LTD.
                                 ------------------------------------------------------------------------------------------
                                 FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                         JUNE 30,                                     DECEMBER 31,
                                 -------------------------   --------------------------------------------------------------
                                    1998           1997         1997         1996         1995         1994         1993
                                 ----------     ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.................   $730,096       $662,822    $1,398,545   $1,308,562   $1,299,707   $1,221,815   $1,185,716
Other Income...................     41,730         34,082        81,103       73,404       71,504       71,388       43,020
                                  --------       --------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.........    771,826        696,904     1,479,648    1,381,966    1,371,211    1,293,203    1,228,736
                                  --------       --------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.............    267,376        377,888       720,923      740,554      567,923      544,639      667,931
General & Administrative.......     13,663         12,320        16,459       13,783       89,317       87,704       56,762
Depreciation...................     54,142         54,142       108,283      248,991      351,685      255,415      234,670
Interest Expense...............    153,271        159,951       364,392      373,880      366,601      372,609      380,941
Property Taxes.................     36,768         37,108        74,862       69,016       62,487       65,616       62,483
                                  --------       --------    ----------   ----------   ----------   ----------   ----------
         Total Expenses........    525,220        641,409     1,284,919    1,446,224    1,438,013    1,325,983    1,402,787
                                  --------       --------    ----------   ----------   ----------   ----------   ----------
Net Income.....................   $246,607       $ 55,496    $  194,729   $  (64,258)  $  (66,802)  $  (32,780)  $ (174,051)
                                  ========       ========    ==========   ==========   ==========   ==========   ==========

         3883

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $246,607 for the six months ended June 30, 1998, compared to $55,496 for the six months ended June 30, 1997. The increase in net income of $191,111, or 344.37% was primarily the result of increased rental revenue and decreased operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $771,826 for the six months ended June 30, 1998, compared to $696,904 for the six months ended June 30, 1997. The increase of $74,922, or 10.75% was primarily the result of increased occupancy and a $5 per unit rate increase on select two and three bedroom units.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $267,376 for the six months ended June 30, 1998, compared to $377,888 for the six months ended June 30, 1997, a decrease of $110,512 or 29.24%. The decrease was primarily the result of advertising, resident relations, and non-capitalized exterior repairs and maintenance. Management expenses totaled $39,322 for the six months ended June 30, 1998, compared to $34,496 for the six months ended June 30, 1997, an increase of $4,826, or 13.99%. The increase resulted from an increase in rental revenue, as the management fees are a percentage of total revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $13,663 for the six months ended June 30, 1998 compared to $12,320 for the six months ended June 30, 1997, a decrease of $1,343 or 10.90%. The decrease is due to a general decrease in various administrative expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $153,271 for the six months ended June 30, 1998, compared to $159,951 for the six months ended June 30, 1997, a decrease of $6680, or 4.18%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $194,729 for the year ended December 31, 1997, compared to a net loss of $64,258 for the year ended December 31, 1996. The increase in net income of $258,987 was primarily the result of increased rental revenue, decreased operating expenses and a $140,000 decrease in depreciation expense due to 15 year property becoming fully depreciated after 1996.

         3884

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,479,648 for the year ended December 31, 1997, compared to $1,381,966 for the year ended December 31, 1996. The increase of $97,682, or 7.07%. Was primarily due to increased rental rates and a slight increase in occupancy. There was also an increase in other revenue because of increases in lease cancellation fees.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $720,923 for the year ended December 31, 1997, compared to $740,554 for the year ended December 31, 1996, a decrease of $19,631 or 2.65%. Management expenses totaled $73,266 for the year ended December 31, 1997, compared to $68,988 for the year ended December 31, 1996, an increase of $4,278, or 6.20%. This increase is due to increased rental revenue, as management fees are calculated as a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $16,459 for the year ended December 31, 1997 compared to $13,783 for the year ended December 31, 1996, an increase of $2,676 or 19.42%. The increase is primarily due to an increase in general partner reimbursements and timing of audit expenditure.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $364,392 for the year ended December 31, 1997, compared to $373,880 for the year ended December 31, 1996, a decrease of $9,488, or 2.54%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

       Net Income

     Your partnership recognized net loss of $64,258 for the year ended December 31, 1996, compared to a net loss of $66,802 for the year ended December 31, 1995, an increase in net income of $2,544.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,381,966 for the year ended December 31, 1996, compared to $1,371,211 for the year ended December 31, 1995, an increase of $10,755, or 0.78%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $740,554 for the year ended December 31, 1996, compared to $567,923 for the year ended December 31, 1995, The increase of $172,631 or 30.40% is primarily due to increased costs related to non-capitalizable property improvements. Management Expenses totaled $68,988 for the year ended December 31, 1996, compared to $67,600 for the year ended December 31, 1995, an increase of $1,388 or 2.05%.

     General and Administrative Expenses

     General and administrative expenses totaled $13,783 for the year ended December 31, 1996 compared to $89,317 for the year ended December 31, 1995, a decrease of $75,534 or 84.57%. The decrease is primarily due to timing of audit expenditures and reclassification of certain general and administrative expenses to operating expenses.

         3885

  Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $373,880 for the year ended December 31, 1996, compared to $366,601 for the year ended December 31, 1995, an increase of $7,279, or 1.99%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $169,403 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, your partnership, to the extent of its assets, will indemnify and hold harmless the general partner of your partnership and its affiliates from any expense, liability or loss resulting from any act or omission by the general partner within the scope of the authority conferred by your partnership's agreement of limited partnership, except for acts or omissions constituting fraud, bad faith, willful misconduct or gross negligence, including all such liabilities under Federal and state securities laws as permitted by law. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     If such a claim for indemnification (other than for expenses incurred in a successful defense) is asserted against your partnership, your partnership will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy and will be governed by the final adjudication of such issue. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated year were determined based upon operations of your partnership during the preceding year.

YEAR                                                      DISTRIBUTIONS
----                                                      -------------
1994....................................................  Not Available
1995....................................................  Not Available
1996....................................................  Not Available
1997....................................................  Not Available
1998 (through June 30)..................................  Not Available

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the

         3886

general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994............................................     $5,196
1995............................................      8,163
1996............................................      8,726
1997............................................      5,196
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $67,600
1996...........................................      68,988
1997...........................................      73,266
1998 (through June 30).........................      39,322

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         3887

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

         3888

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                FINANCIAL STATEMENTS -- FEDERAL INCOME TAX BASIS
                          YEAR ENDED DECEMBER 31, 1997

                           INDEX FINANCIAL STATEMENT

     FINANCIAL STATEMENTS OF STURBROOK INVESTORS, LTD.        PAGE
     -------------------------------------------------        ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....  F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-4
Statements of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1997 (Unaudited)..........................................  F-5
Statements of Revenues and Expenses -- Federal Income Tax
  Basis for the year ended December 31, 1997 (Unaudited)....  F-6
Statement of Changes in Partners' Deficit -- Federal Income
  Tax Basis for the year ended December 31, 1997............  F-7
Statements of Cash Flows -- Federal Income Tax Basis for the
  year ended December 31, 1997 and 1996 (Unaudited).........  F-8
Notes to Financial Statements -- Federal Income Tax Basis
  (Unaudited)...............................................  F-9
Statements of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1996 and 1995 (Unaudited).................................  F-13
Statements of Revenues and Expenses -- Federal Income Tax
  Basis for the year ended December 31, 1996 (Unaudited)....  F-14
Statement of Changes in Partners' Deficit -- Federal Income
  Tax Basis for the year ended December 31, 1996............  F-15
Statements of Cash Flows -- Federal Income Tax Basis for the
  year ended December 31, 1996 (Unaudited)..................  F-16
Notes to Financial Statements -- Federal Income Tax Basis
  (Unaudited)...............................................  F-17
Statements of Assets, Liabilities and Partners'
  Deficit -- Federal Income Tax Basis as of December 31,
  1995 (Unaudited)..........................................  F-21
Statements of Revenues and Expenses -- Federal Income Tax
  Basis for the year ended December 31, 1995 (Unaudited)....  F-22
Statement of Changes in Partners' Deficit -- Federal Income
  Tax Basis for the year ended December 31, 1995............  F-23
Statements of Cash Flows -- Federal Income Tax Basis for the
  year ended December 31, 1995 (Unaudited)..................  F-24
Notes to Financial Statements -- Federal Income Tax Basis
  (Unaudited)...............................................  F-25

         3889

                           STURBROOK INVESTORS, LTD.

        CONDENSED BALANCE SHEET -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $   169,403
Receivables and Deposits....................................                     64,831
Syndication fees............................................                    240,500
Restricted Escrows..........................................                    230,222
Other Assets................................................                     78,076
Investment Property:
  Land......................................................  $   545,718
  Building and related personal property....................    5,587,855
                                                              -----------
                                                                6,133,573
  Less: Accumulated depreciation............................   (4,805,709)    1,327,864
                                                              -----------   -----------
          Total Assets......................................                $ 2,110,896
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                      2,899
Other Accrued Liabilities...................................                     20,455
Property Taxes Payable......................................                         --
Tenant Security Deposits....................................                     49,746
Notes Payable...............................................                  3,895,945
Partners' (Deficit).........................................                 (1,858,149)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 2,110,896
                                                                            ===========

         3890

                           STURBROOK INVESTORS, LTD.

   CONDENSED STATEMENT OF OPERATIONS -- FEDERAL INCOME TAX BASIS (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $730,096   $662,822
  Other Income..............................................    41,730     34,082
                                                              --------   --------
          Total Revenues....................................   771,826    696,904
Expenses:
  Operating Expenses........................................   267,375    377,886
  General and Administrative Expenses.......................    13,663     12,320
  Depreciation Expense......................................    54,142     54,142
  Interest Expense..........................................   153,271    159,952
  Property Tax Expense......................................    36,768     37,109
                                                              --------   --------
          Total Expenses....................................   525,219    641,409
          Net Income........................................  $246,607   $ 55,495
                                                              ========   ========

         3891

                           STURBROOK INVESTORS, LTD.

   CONDENSED STATEMENT OF CASH FLOWS -- FEDERAL INCOME TAX BASIS (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Operating Activities:
  Net Income (loss).........................................   $ 246,607     $  55,495
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................      54,142        54,142
     Changes in accounts:
       Receivables and deposits and other assets............      (7,353)      (41,262)
       Accounts Payable and accrued expenses................     (23,382)       92,773
                                                               ---------     ---------
          Net cash provided by (used in) operating
            activities......................................     270,014       161,148
                                                               ---------     ---------
Investing Activities
  Property improvements and replacements....................     (96,046)     (261,319)
  Net (increase)/decrease in restricted escrows.............     (38,730)       (4,943)
                                                               ---------     ---------
  Net cash provided by (used in) investing activities.......    (134,776)     (266,262)
                                                               ---------     ---------
Financing Activities
  Distributions to partners
  Payments on mortgage......................................     (62,799)      (58,217)
                                                               ---------     ---------
          Net cash provided by (used in) financing
            activities......................................     (62,799)      (58,217)
                                                               ---------     ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................      72,439      (163,331)
Cash and cash equivalents at beginning of year..............      96,964       203,662
                                                               ---------     ---------
Cash and cash equivalents at end of period..................   $ 169,403     $  40,331
                                                               =========     =========

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Sturbrook Investors, LTD. as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

         3892

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1997

                                     ASSETS

Cash and cash equivalents...................................                 $    96,964
Receivables and deposits (Note B)...........................                      60,054
Restricted escrows (Note B).................................                     191,492
Syndication costs (Note B)..................................                     240,500
Loan costs, net of accumulated amortization of $77,946 (Note
  B)........................................................                      75,390
Apartment property, at cost (Notes B and C):
  Land......................................................  $   534,853
  Buildings and related personal property...................    5,502,674
                                                              -----------
                                                                6,037,527
  Less accumulated depreciation.............................   (4,751,567)     1,285,960
                                                              -----------    -----------
                                                                             $ 1,950,360
                                                                             ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................                 $    24,086
  Accrued interest..........................................                      13,637
  Other accrued liabilities.................................                       9,015
  Mortgage notes payable (Note C)...........................                   3,958,744
  Tenant security deposit liabilities.......................                      49,636
                                                                             -----------
                                                                               4,055,188
Partners' deficit:
  Limited Partners..........................................  $(2,054,280)
  General Partners..........................................      (50,478)    (2,104,758)
                                                              -----------    -----------
                                                                             $ 1,950,360
                                                                             ===========

         3893

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

   STATEMENT OF REVENUES AND EXPENSES -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Rental income.............................................              $1,398,545
  Other income..............................................                  81,103
                                                                          ----------
                                                                           1,479,648
Expenses:
  Interest..................................................  $364,392
  Depreciation..............................................   108,283
  Operating (Note D)........................................   465,098
  General and administrative................................    16,459
  Maintenance...............................................   255,825
  Property taxes............................................    74,862     1,284,919
                                                              --------    ----------
Excess of revenues over expenses............................              $  194,729
                                                                          ==========

         3894

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

     STATEMENT OF CHANGES IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                                  (UNAUDITED)

                                                        GENERAL       LIMITED
                                                        PARTNERS     PARTNERS         TOTAL
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1996................  $(52,425)   $(2,247,062)   $(2,299,487)
  Excess of revenues over expenses....................     1,947        192,782        194,729
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1997................  $(50,478)   $(2,054,280)   $(2,104,758)
                                                        ========    ===========    ===========

         3895

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

        STATEMENT OF CASH FLOWS -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1997

Operating activities
Excess of revenues over expenses............................    $ 194,729
Adjustments to reconcile excess of revenues over expenses to net cash provided by operating activities:
     Depreciation...........................................      108,283
     Amortization of loan costs and discount................       46,736
     Changes in accounts:
       Receivables and deposits.............................      (20,616)
       Other assets.........................................        2,556
       Accounts payable and accrued liabilities.............       (3,830)
       Tenant security deposit liabilities..................       19,786
                                                                ---------
Net cash provided by operating activities...................      347,644
Investing activities
Withdrawals from restricted escrows.........................       49,877
Property improvements and replacements......................     (355,736)
                                                                ---------
Net cash used in investing activities.......................     (305,859)
Financing activities
Payments on mortgage notes payable..........................     (118,683)
                                                                ---------
Net decrease in cash and cash equivalents...................      (76,898)
Cash and cash equivalents at December 31, 1996..............      173,862
                                                                ---------
Cash and cash equivalents at December 31, 1997..............    $  96,964
                                                                =========
Supplemental disclosure of cash flow information
Cash paid during the year for interest......................    $ 317,656
                                                                =========

         3896

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1997
NOTE A -- ORGANIZATION

  Description of Partnership

     Sturbrook Investors, Ltd., a California limited partnership (the "Partnership"), was formed in October 1981 to acquire and operate a 229-unit apartment complex in Richmond, Virginia. This property was acquired from Calmark Asset Management, Inc. (CAMI), an affiliate of the General Partner, Sturbrook Investors, Inc., a California corporation. In January 1993, MAE California, Inc., an affiliate of Insignia Financial Group, Inc., purchased all of the outstanding stock of the Corporate General Partner and assumed the role and obligations of the Managing General Partner of the Partnership.

     The Partnership will terminate on December 31, 2031 unless terminated sooner by the retirement or dissolution of the General Partner or unless the Partners elect to continue the Partnership.

  Allocations to Partners

     In general, income and losses from operations and losses upon sale of the property and/or dissolution of the Partnership are allocated 1% to the General Partner and 99% to the Limited Partners.

     Income from disposition or partial disposition of the Partnership's property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. To all partners until they have been allocated an amount attributable to the recapture of deductions taken that have been previously allocated to them with respect to assets sold.

          b. To all partners until they have been allocated sufficient income to recover any losses previously allocated to them.

          c. Any remaining income will be allocated so as to produce a 5:14 ratio between the aggregate positive adjusted capital account balances of the General Partner and the aggregate positive adjusted capital account balances of the Limited Partners after accounting for the distributions described below.

  Cash Distributions

     Net cash from operations is to be distributed not less than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. 1% to the General Partner and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to an 8% per annum cumulative (but not compounded) return on their adjusted investment interest (as defined).

          b. The remainder is allocated 25% to the General Partner and 75% to the Limited Partners as a class. In general, any proceeds remaining after the sale of the properties and dissolution of the Partnership shall be distributed to the Partners in accordance with their capital accounts after payment of certain items specified in the Partnership Agreement.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Method of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally

         3897
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determinations by taxing authorities.

  Apartment Property

     The apartment property is stated at cost. Depreciation of the apartment property has been provided using the accelerated cost recovery method (1) for real property over 15 years for additions prior to March 16, 1984 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified accelerated cost recovery method is used for depreciation of (1) real property additions over 27 1/2 years and (2) personal property additions over 7 years.

  Restricted Escrows

     Reserve Account

     A general Reserve Account was established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) to the reserve account until it equals $1,000 per apartment unit or $229,000 in total. The balance at December 31, 1997 is $191,492, which includes interest.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash and cash equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits." Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Loan Costs

     Loan costs are being amortized on a straight-line basis over the life of the respective loans.

         3898
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 consist of the following:

Mortgage payable to Bank of America, secured by a first deed of trust on the property. This note bears interest at 7.6%
  per annum. Principal and interest payments of $35,481 are
  payable monthly, with a balloon payment of $3,726,927 due
  on November 15, 2002......................................  $3,975,618
Mortgage payable to Bank of America, secured by a second
  deed of trust on the property. This note bears interest at
  7.6% per annum. Interest only payments of $881 are payable monthly, with principal and unpaid interest due on
  November 15, 2002.........................................     139,037
                                                              ----------
                                                               4,114,655
Less unamortized loan discounts.............................    (155,911)
                                                              ----------
                                                              $3,958,744
                                                              ==========

     The discount is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     The mortgage notes payable are non-recourse and require prepayment penalties if repaid prior to maturity and prohibit resale of the property subject to the existing indebtedness. The mortgage notes payable are secured by pledge of the apartment property and by pledge of revenues from the apartment property.

     Scheduled principal payments of mortgage notes payable subsequent to December 31, are as follows:

1998.............................................  $  128,023
1999.............................................     138,099
2000.............................................     148,968
2001.............................................     160,693
2002.............................................   3,538,872
                                                   ----------
                                                   $4,114,655
                                                   ==========

         3899
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     Property management fees of $73,266 (included in operating expenses) and reimbursements for general partner expenses of $5,196 (included in general and administrative expenses) are included in the statement of revenues and expenses -- Federal income tax basis and relate to services provided by affiliates of the Partnership's Managing General Partner.

         3900

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1996

                                     ASSETS

Cash:
  Unrestricted..............................................  $   173,862
  Restricted -- tenant security deposits....................       29,800    $   203,662
                                                              -----------
Accounts receivable.........................................                       2,726
Restricted escrows (Note B).................................                     241,369
Escrow deposits for taxes and insurance.....................                       6,912
Syndication costs (Note B)..................................                     240,500
Other assets................................................                       2,556
Loan costs, net of accumulated amortization of $63,468 (Note
  B)........................................................                      89,868
Apartment property, at cost (Notes B and C):
  Land......................................................      534,853
  Buildings and related personal property...................    5,146,938
                                                              -----------
                                                                5,681,791
  Less accumulated depreciation.............................   (4,643,284)     1,038,507
                                                              -----------    -----------
                                                                             $ 1,826,100
                                                                             ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................                 $    27,917
  Accrued interest..........................................                      13,636
  Other accrued liabilities.................................                       9,015
  Mortgage notes payable (Note C)...........................                   4,045,169
  Tenant security deposits..................................                      29,850
                                                                             -----------
                                                                               4,125,587
Partners' deficit
  Limited Partners..........................................  $(2,247,062)
  General Partners..........................................      (52,425)    (2,299,487)
                                                              -----------    -----------
                                                                             $ 1,826,100
                                                                             ===========

         3901

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

  STATEMENTS OF REVENUES AND EXPENSES -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

Revenues:
  Rental income.............................................              $1,308,562
  Other income..............................................                  73,404
                                                                          ----------
                                                                           1,381,966
Expenses:
  Interest..................................................  $373,880
  Depreciation..............................................   248,991
  Operating (Note D)........................................   440,897
  General and administrative................................    13,783
  Maintenance...............................................   299,657
  Property taxes............................................    69,016     1,446,224
                                                              --------    ----------
Excess of expenses over revenues............................              $  (64,258)
                                                                          ==========

         3902

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

     STATEMENTS OF CHANGES IN PARTNERS' DEFICIT -- FEDERAL INCOME TAX BASIS
                                  (UNAUDITED)

                                                        GENERAL       LIMITED
                                                        PARTNERS     PARTNERS         TOTAL
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1995................  $(51,782)   $(2,183,447)   $(2,235,229)
  Excess of expenses over revenues....................      (643)       (63,615)       (64,258)
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1996................  $(52,425)   $(2,247,062)   $(2,299,487)
                                                        ========    ===========    ===========

         3903

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

        STATEMENT OF CASH FLOWS -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1996

Operating activities
  Excess of expenses over revenues..........................  $ (64,258)
  Adjustments to reconcile excess of expenses over revenues
     to net cash provided by operating activities:
     Depreciation...........................................    248,991
     Amortization of loan costs and discount................     47,564
     Changes in accounts:
       Restricted cash......................................      3,985
       Accounts receivable..................................     (2,252)
       Escrow deposits for taxes and insurance..............       (723)
       Other assets.........................................     (2,556)
       Accounts payable and accrued liabilities.............     (3,739)
       Tenant security deposits.............................     (2,337)
                                                              ---------
          Net cash provided by operating activities.........    224,675
Investing activities
  Deposits to restricted escrows............................     (9,287)
  Receipts from restricted escrows..........................     12,700
  Property improvements and replacements....................   (153,420)
                                                              ---------
          Net cash used in investing activities.............   (150,007)
Financing activities
  Payments on mortgage notes payable........................   (110,023)
                                                              ---------
  Net decrease in cash......................................    (35,355)
  Cash at December 31, 1995.................................    209,217
                                                              ---------
  Cash at December 31, 1996.................................  $ 173,862
                                                              =========
Supplemental disclosure of cash flow information
  Cash paid for interest expense............................  $ 326,316
                                                              =========

         3904

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1996
NOTE A -- ORGANIZATION

  Description of Partnership

     Sturbrook Investors, Ltd., a California limited partnership (the "Partnership"), was formed in October 1981 to acquire and operate a 229-unit apartment complex in Richmond, Virginia. This property was acquired from Calmark Asset Management, Inc. (CAMI), an affiliate of the General Partner, Sturbrook, Investors, Inc., a California corporation. In January 1993, MAE California, Inc., an affiliate of Insignia Financial Group, Inc., purchased all of the outstanding stock of the Corporate General Partner and assumed the role and obligations of Managing General Partner of the Partnership.

     The Partnership will terminate on December 31, 2031 unless terminated sooner by the retirement or dissolution of the General Partner or unless the Partners elect to continue the Partnership.

  Allocations to Partners

     In general, income and losses from operations and losses upon sale of the property and/or dissolution of the Partnership are allocated 1% to the General Partner and 99% to the Limited Partners.

     Income from disposition or partial disposition of the Partnership's property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. To all partners until they have been allocated an amount attributable to the recapture of deductions taken that have been previously allocated to them with respect to assets sold.

          b. To all partners until they have been allocated sufficient income to recover any losses previously allocated to them.

          c. Any remaining income will be allocated so as to produce a 5:14 ratio between the aggregate positive adjusted capital account balances of the General Partner and the aggregate positive adjusted capital account balances of the Limited Partners after accounting for the distributions described below.

  Cash Distributions

     Net cash from operations is to be distributed not less than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. 1% to the General Partner and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to an 8% per annum cumulative (but not compounded) return on their adjusted investment interest (as defined).

          b. The remainder is allocated 25% to the General Partner and 75% to the Limited Partners as a class. In general, any proceeds remaining after the sale of the properties and dissolution of the Partnership shall be distributed to the Partners in accordance with their capital accounts after payment of certain items specified in the Partnership Agreement.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Method of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally

         3905
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by taxing authorities.

  Apartment Property

     The apartment property is stated at cost. Depreciation of the apartment property has been provided using the accelerated cost recovery method (1) for real property over 15 years for additions prior to March 16, 1984 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified accelerated cost recovery method is used for depreciation of (1) real property additions over 27 1/2 years and (2) personal property additions over 7 years.

  Restricted Escrows

     Capital Improvement Account

     At December 31, 1996, the balance remaining in the "capital improvement escrow" was $8,263. Upon completion of the scheduled property improvements, any excess funds will be returned for property operations.

     Reserve Account

     In addition to the Capital Improvement Account, a general Reserve Account was established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) to the reserve account until it equals $1,000 per apartment unit or $229,000 in total. The balance at December 31, 1996 is $233,106, which includes interest.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash

     The Partnership considers only unrestricted cash to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

         3906
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

  Present Value Discounts

     Periodically, the Partnership incurs debt at below market rates for similar debt. Present value discounts are recorded on the basis of prevailing market rates and are amortized on a straight-line method over the life of the related debt.

  Loan Costs

     Loan costs are being amortized on a straight-line basis over the life of the respective loans.

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 consist of the following:

Mortgage payable to Bank of America, secured by a first deed of trust on the property. This note bears interest at 7.6%
  per annum. Principal and interest payments of $35,481 are
  payable monthly, with a balloon payment of $3,276,927 due
  on November 15, 2002......................................    $4,094,301
Mortgage payable to Bank of America, secured by a second
  deed of trust on the property. This note bears interest at
  7.6% per annum. Interest only payments of $881 are payable monthly, with the principal and unpaid interest due on
  November 15, 2002.........................................       139,037
                                                                ----------
                                                                 4,233,338
Less unamortized loan discounts.............................      (188,169)
                                                                ----------
                                                                $4,045,169
                                                                ==========

     The discount is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     The mortgage notes payable are non-recourse and require prepayment penalties if repaid prior to maturity and prohibit resale of the property subject to the existing indebtedness. The mortgage notes payable are secured by pledge of the apartment property.

         3907
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

     Scheduled principal payments of mortgage notes payable subsequent to December 31, are as follows:

1997.............................................  $  118,683
1998.............................................     128,023
1999.............................................     138,099
2000.............................................     148,968
2001.............................................     160,693
Thereafter.......................................   3,538,872
                                                   ----------
                                                   $4,233,338
                                                   ==========

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     Property management fees (included in operating expenses) of $68,988 and reimbursements for general partner expenses of $8,726 (included in general and administrative expenses) are included in the statement of revenues and expenses -- Federal income tax basis and relate to services provided by affiliates of the Partnership's Managing General Partner.

         3908

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

           STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1995

                                     ASSETS

Cash:
  Unrestricted..............................................  $   209,217
  Restricted -- tenant security deposits....................       33,785    $   243,002
                                                              -----------
Accounts receivable.........................................                         474
Restricted escrows (Note 2).................................                     244,782
Escrow deposits for taxes and insurance.....................                       6,189
Syndication costs (Note 2)..................................                     240,500
Loan costs, net of accumulated amortization of $48,161 (Note
  2)........................................................                     105,175
Apartment property, at cost (Notes 2 and 3):
  Land......................................................      534,853
  Buildings and related personal property...................    4,993,518
                                                              -----------
                                                                5,528,371
  Less accumulated depreciation.............................   (4,394,293)     1,134,078
                                                              -----------    -----------
                                                                             $ 1,974,200
                                                                             ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................                 $    31,654
  Accrued interest..........................................                      13,637
  Other accrued liabilities.................................                       9,016
  Mortgage notes payable (Note 3)...........................                   4,122,935
  Tenant security deposits..................................                      32,187
                                                                             -----------
                                                                               4,209,429
Partners' deficit
  Limited Partners..........................................  $(2,183,447)
  General Partners..........................................      (51,782)    (2,235,229)
                                                              -----------    -----------
                                                                             $ 1,194,200
                                                                             ===========

         3909

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                     STATEMENTS OF REVENUES AND EXPENSES --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Rental income.............................................              $1,299,707
  Other income..............................................                  71,504
                                                                          ----------
                                                                           1,371,211
Expenses:
  Interest..................................................  $366,601
  Depreciation..............................................   351,685
  Amortization of loan costs................................    15,391
  Payroll...................................................   124,889
  Utilities.................................................    84,603
  Repairs and maintenance...................................   225,675
  Property taxes............................................    62,487
  Management fees (Note 4)..................................    67,600
  Insurance.................................................    31,321
  Advertising...............................................    18,444
  Other.....................................................    89,317     1,438,013
                                                              --------    ----------
Excess of expenses over revenues............................              $  (66,802)
                                                                          ==========

         3910

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                 STATEMENTS OF CHANGES IN PARTNERS' DEFICIT --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)

                                                        GENERAL       LIMITED
                                                        PARTNERS     PARTNERS         TOTAL
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1994................  $(51,114)   $(2,117,313)   $(2,168,427)
  Excess of expenses over revenues....................      (668)       (66,134)       (66,802)
                                                        --------    -----------    -----------
Partners' deficit at December 31, 1995................  $(51,782)   $(2,183,447)   $(2,235,229)
                                                        ========    ===========    ===========

         3911

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

        STATEMENT OF CASH FLOWS -- FEDERAL INCOME TAX BASIS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1995

Operating activities
  Excess of expenses over revenues..........................  $ (66,802)
  Adjustments to reconcile excess of expenses over revenues
     to net cash provided by operating activities:
     Depreciation...........................................    351,685
     Amortization of loan costs and discount................     47,650
     Changes in accounts:
       Restricted cash......................................      2,505
       Accounts receivable..................................      3,097
       Escrow deposits for taxes and insurance..............       (542)
       Accounts payable.....................................     20,073
       Other accrued liabilities............................        362
       Tenant security deposits.............................     (3,737)
                                                              ---------
          Net cash provided by operating activities.........    354,291
Investing activities
  Deposits to restricted escrows............................     (8,443)
  Receipts from restricted escrows..........................     14,413
  Property improvements and replacements....................   (194,750)
                                                              ---------
          Net cash used in investing activities.............   (188,780)
Financing activities
  Payments on mortgage notes payable........................   (101,996)
                                                              ---------
  Net increase in cash......................................     63,515
  Cash at December 31, 1994.................................    145,702
                                                              ---------
  Cash at December 31, 1995.................................  $ 209,217
                                                              =========
Supplemental disclosure of cash flow information
  Cash paid for interest expense............................  $ 334,334
                                                              =========

         3912

                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
                      FEDERAL INCOME TAX BASIS (UNAUDITED)
                               DECEMBER 31, 1995
1. ORGANIZATION

  Description of Partnership

     Sturbrook Investors, Ltd., a California limited partnership (the "Partnership"), was formed in October 1981 to acquire and operate a 229-unit apartment complex in Richmond, Virginia. This property was acquired from Calmark Asset Management, Inc. (CAMI), an affiliate of the General Partner, Sturbrook Investors, Inc., a California corporation. In January 1993, MAE California, Inc., an affiliate of Insignia Financial Group, Inc., purchased all of the outstanding stock of the Corporate General Partner and assumed the role and obligations of the Managing General Partner of the Partnership.

     The Partnership will terminate on December 31, 2031 unless terminated sooner by the retirement or dissolution of the General Partner or unless the Partners elect to continue the Partnership.

  Allocations to Partners

     In general, income and losses from operations and losses upon sale of the property and/or dissolution of the Partnership are allocated 1% to the General Partner and 99% to the Limited Partners.

     Income from disposition or partial disposition of the Partnership's property and income upon termination and liquidation of the Partnership will be allocated as follows:

          a. To all partners until they have been allocated an amount attributable to the recapture of deductions taken that have been previously allocated to them with respect to assets sold.

          b. To all partners until they have been allocated sufficient income to recover any losses previously allocated to them.

          c. Any remaining income will be allocated so as to produce a 5:14 ratio between the aggregate positive adjusted capital account balances of the General Partner and the aggregate positive adjusted capital account balances of the Limited Partners after accounting for the distributions described below.

  Cash Distributions

     Net cash from operations is to be distributed not less than quarterly and not later than ninety days after the end of each fiscal quarter of the Partnership in the following order of priority:

          a. 1% to the General Partner and 99% to the Limited Partners as a class until such time as the Limited Partners have received in the aggregate an amount equal to an 8% per annum cumulative (but not compounded) return on their adjusted investment interest (as defined).

          b. The remainder is allocated 25% to the General Partner and 75% to the Limited Partners as a class. In general, any proceeds remaining after the date of the properties and dissolution of the Partnership shall be distributed to the Partners in accordance with their capital accounts after payment of certain items specified in the Partnership Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Method of Accounting

     The Partnership's financial statements are prepared using the tax accrual method of accounting as set forth in the Federal income tax code and regulations. This method of accounting differs from generally

         3913
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

accepted accounting principles primarily in the timing of recognition of revenue and certain expenses, recognition of certain costs of the Project, methods of depreciation and useful lives of assets, and recognition and amortization of deferred fees.

     The Partnership's Federal income tax returns are subject to examination by taxing authorities. Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by taxing authorities.

  Apartment Property

     The apartment property is stated at cost. Depreciation of the apartment property has been provided using the accelerated cost recovery method (1) for real property over 15 years for additions prior to March 15, 1984 and (2) for personal property over 5 years for additions prior to January 1, 1987. As a result of the Tax Reform Act of 1986, for additions after December 31, 1986, the modified accelerated cost recovery method is used for depreciation of (1) real property additions over 27 1/2 years and (2) personal property additions over 7 years.

  Restricted Escrows

     Capital Improvement Account

     At December 31, 1995, the balance remaining in the "capital improvement escrow" was $10,253. Upon completion of the scheduled property improvements, any excess funds will be returned for property operations.

     Reserve Account

     In addition to the Capital Improvement Account, a general Reserve Account was established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) to the reserve account until it equals $1,000 per apartment unit or $229,000 in total. The balance at December 31, 1995 is $234,529, which includes interest.

  Syndication Costs

     Syndication costs are stated at cost to the Partnership and are not amortizable for Federal income tax purposes, but result in a capital loss upon the dissolution of the Partnership.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Cash

     The Partnership considers only unrestricted cash to be cash. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

         3914
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

  Present Value Discounts

     Periodically, the Partnership incurs debt at below market rates for similar debt. Present value discounts are recorded on the basis of prevailing market rates and are amortized on a straight-line method over the life of the related debt.

  Loan Costs

     Loan costs are being amortized on a straight-line basis over the life of the respective loans.

  Income Taxes

     Under provisions of the Internal Revenue Code and applicable state revenue and taxation codes, partnerships are generally not subject to income taxes. For tax purposes, any income or loss realized is that of the individual partners, not the Partnership.

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising

     The Partnership expenses the costs of advertising as incurred.

3. MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1995 consist of the following:

Mortgage payable to Bank of America, secured by a first deed of trust on the property. This note bears interest at 7.6%
  per annum. Principal and interest payments of $35,481 are
  payable monthly, with a balloon payment of $3,276,927 due
  on November 15, 2002......................................    $4,204,324
Mortgage payable to Bank of America, secured by a second
  deed of trust on the property. This note bears interest at
  7.6% per annum. Interest only payments of $881 are payable monthly, with the principal and unpaid interest due on
  November 15, 2002.........................................       139,037
                                                                ----------
                                                                 4,343,361
Less unamortized loan discounts.............................      (220,426)
                                                                ----------
                                                                $4,122,935
                                                                ==========

     The discount is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     The mortgage notes payable are non-recourse and require prepayment penalties if repaid prior to maturity and prohibit resale of the property subject to the existing indebtedness. The mortgage notes payable are secured by pledge of the apartment property and by pledge of revenues from the apartment property.

         3915
                           STURBROOK INVESTORS, LTD.
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                        NOTES TO FINANCIAL STATEMENTS --
              FEDERAL INCOME TAX BASIS (UNAUDITED) -- (CONTINUED)

     Scheduled principal payments of mortgage notes payable subsequent to December 31, are as follows:

1996.............................................  $  110,023
1997.............................................     118,683
1998.............................................     128,023
1999.............................................     138,099
2000.............................................     148,968
Thereafter.......................................   3,699,565
                                                   ----------
                                                   $4,343,361
                                                   ==========

4. TRANSACTIONS WITH AFFILIATED PARTIES

     Property management fees of $67,600 and reimbursements for general partner expenses of $8,613 (included in other expenses) are included in the statement of revenues and expenses -- Federal income tax basis and relate to services provided by affiliates of the Partnership's Managing General Partner.

5. CONTINGENCY

     The Partnership's apartment property is being adversely affected by soil erosion from an adjacent creek. Cost estimates to repair the damage and to prevent further erosion have not been determined. Expenditures for repairs and related preventive maintenance will be incurred by the Partnership and are not reimbursable by insurance. Although a liability has not been recorded for these expenditures, management does not believe that the amounts will have a material impact on the Partnership.

         3916

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         3917

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         3918

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         3919

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED            , 1998

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                        SYCAMORE CREEK ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         3920

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Description of Tax-Deferral   % Preferred OP
    Units......................................   S-15
  Description of Class I Preferred Stock.......   S-15
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-15
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Sycamore
    Creek Associates, L.P. ....................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38

                                                  PAGE
                                                  ----
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-41
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70

         3921

                                                  PAGE
                                                  ----
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74

                                                  PAGE
                                                  ----
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         3922

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Sycamore Creek Associates, L.P. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         3923

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         3924

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         3925

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         3926

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         3927

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         3928

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         3929

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         3930

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         3931

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         3932

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         3933

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units in your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         3934

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax-Deferral   % Preferred OP Units
       rank equal to six other outstanding classes of Partnership Preferred Units. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

         3935

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

         3936

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers) including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY

         3937

     BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         3938

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         3939

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership, but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $99,666 in 1996, $101,578 in 1997 and $51,911 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Sycamore Creek Associates, L.P. is a Delaware limited partnership which was formed on July 13, 1984 for the purpose of owning and operating a single apartment property located in Cincinnati, Ohio, known as "Sycamore Creek Apartments." In 1984, it completed a private placement of units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and
         3940

your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2008, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $7,213,952, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $256,342, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         3941

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         3942

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         3943

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $206,931      $ 402,202
  Property operating expenses...............................     (78,825)      (169,166)
  Owned property management expenses........................      (4,880)       (10,412)
  Depreciation..............................................     (45,728)       (87,246)
                                                                --------      ---------
                                                                  77,498        135,378
                                                                --------      ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................      19,525         41,676
  Management and other expenses.............................      (9,660)       (23,683)
  Corporate overhead allocation.............................        (196)          (588)
  Depreciation and amortization.............................      (6,634)       (20,663)
                                                                --------      ---------
                                                                   3,035         (3,258)
  Minority interests in service company business............          (1)           (10)
                                                                --------      ---------
  Partnership's shares of income from service company
     business...............................................       3,034         (3,268)
                                                                --------      ---------
  General and administrative expenses.......................      (4,678)       (21,228)
  Interest income...........................................      15,781         21,543
  Interest expense..........................................     (61,812)      (115,824)
  Minority interest.........................................      (6,103)       (10,044)
  Equity in losses of unconsolidated partnerships...........     (11,743)       (47,036)
  Equity in earnings of unconsolidated subsidiaries.........       1,996          2,344
  Amortization of Goodwill..................................      (3,394)            --
                                                                --------      ---------
          Net income........................................    $ 10,579      $ (38,135)
                                                                ========      =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................    $  (0.11)     $   (1.19)
Diluted earnings (loss) per Common OP Unit..................    $  (0.11)     $   (1.19)
Distributions paid per Common OP Unit.......................    $  1.125      $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................    $ 84,894      $ 130,011
Cash used by investing activities(b)........................      (8,942)       (17,884)
Cash used by financing activities(c)........................     (93,515)      (160,354)
OTHER DATA:
Funds from operations(d)....................................    $121,674      $ 170,742
Weighted average number of Common OP Units outstanding......      66,029         65,487

         3944

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         3945

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         3946

        SUMMARY FINANCIAL INFORMATION OF SYCAMORE CREEK ASSOCIATES, L.P.

     The summary financial information of Sycamore Creek Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Sycamore Creek Associates, L.P. for the years ended December 31, 1997, 1996, 1995 and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                        SYCAMORE CREEK ASSOCIATES, L.P.

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........  $   991,909   $   942,631   $ 2,041,188   $ 2,004,396   $ 1,945,886   $ 1,962,728   $ 1,949,820
  Net Income/(Loss)............       67,732        80,400       163,481       (46,944)     (130,568)     (166,329)     (322,865)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...    3,689,304     3,504,637     3,742,574     3,520,681     3,615,857     3,784,245     4,133,574
        Total Assets...........    4,188,713     4,062,304     4,514,857     4,461,521     4,314,024     4,598,813     4,847,640
  Mortgage Notes Payable,
    including Accrued
    Interest...................    7,175,106     7,344,518     7,261,097     7,422,113     7,569,042     7,704,803     7,828,473
  Partners'
    Capital/(Deficit)..........   (3,399,667)   (3,550,480)   (3,467,399)   (3,630,880)   (3,583,936)   (3,453,368)   (3,287,039)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $0

         3947

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         3948

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         3949

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units
and Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         3950

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         3951

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your units since the inception of your partnership.

         3952

However, one class of outstanding Partnership Preferred Units has prior
distribution rights and the Tax-Deferral   % Preferred OP Units rank equal to
five other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your Partnership has not paid any distributions on your units since the inception of your partnership. Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         3953

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         3954

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         3955

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole

         3956

discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         3957

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         3958

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         3959

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from                , 1998, (iii) any extraordinary or material
     adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     class from                , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         3960

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         3961

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         3962

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         3963

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any
         3964

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations
         3965

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         3966

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         3967

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         3968

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         3969
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         3970
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         3971

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         3972

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         3973

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         3974

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         3975

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         3976

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $0.00 with respect to the Preferred OP Units, current annualized distributions of $2.25 with
     respect to the Common OP Units and the 1998 distributions of $     with
     respect to your units, distributions with respect to the Preferred OP Units
     and Common OP Units being offered are expected to be      , immediately
     following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         3977

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         3978

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         3979

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         3980

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         3981

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         3982

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized under      The AIMCO Operating Partnership is organized as a
Delaware law for the purpose of owning and managing            Delaware limited partnership. The AIMCO Operating
Sycamore Creek Apartments.                                     Partnership owns interests (either directly or through
                                                               subsidiaries) in numerous multifamily apartment
                                                               properties. The AIMCO Operating Partnership conducts
                                                               substantially all of the operations of AIMCO, a
                                                               corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a        The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to receive       until December 31, 2093, unless the AIMCO Operating
regular cash distributions out of your partnership's           Partnership is dissolved sooner pursuant to the terms of
Distributable Cash (as defined in your partnership's           the AIMCO Operating Partnership's agreement of limited
agreement of limited partnership). The termination date        partnership (the "AIMCO Operating Partnership Agreement")
of your partnership is December 31, 2008.                      or as provided by law. See "Description of OP
                                                               Units -- General" and "Description of OP Units --
                                                               Dissolution and Winding Up" in the accompanying
                                                               Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, develop,          The purpose of the AIMCO Operating Partnership is to
operate, lease, manage and hold for investment and the         conduct any business that may be lawfully conducted by a
production of income your partnership's property. Subject      limited partnership organized pursuant to the Delaware
to restrictions contained in your partnership's agreement      Revised Uniform Limited Partnership Act (as amended from
of limited partnership, your partnership may perform all       time to time, or any successor to such statute) (the
acts necessary or appropriate in connection therewith and      "Delaware Limited Partnership Act"), provided that such
reasonably related thereto, including acquiring                business is to be conducted in a manner that permits
additional real or personal property, borrowing money and      AIMCO to be qualified as a REIT, unless AIMCO ceases to
creating liens.                                                qualify as a REIT. The AIMCO Operating Partnership is
                                                               authorized to perform any and all acts for the
                                                               furtherance of the purposes and business of the AIMCO
                                                               Operating Partnership, provided that the AIMCO Operating
                                                               Partnership may not take, or refrain from taking, any
                                                               action which, in the judgment of its general partner
                                                               could (i) adversely affect the ability of AIMCO to
                                                               continue to qualify as a REIT, (ii) subject AIMCO to
                                                               certain income and excise taxes, or (iii) violate any law
                                                               or regulation of any governmental body or agency (unless
                                                               such action, or inaction, is specifically consented to by
                                                               AIMCO). Subject to the foregoing, the AIMCO Operating
                                                               Partnership may invest in or enter into partnerships,
                                                               joint ventures, or similar arrangements. The AIMCO
                                                               Operating partnership currently invests, and intends to
                                                               continue to invest, in a real estate portfolio primarily
                                                               consisting of multifamily rental apartment properties.

         3983
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized to       The general partner is authorized to issue additional
issue additional limited partnership interests in your         partnership interests in the AIMCO Operating Partnership
partnership and may admit up to 35 additional limited          for any partnership purpose from time to time to the
partners by selling not more than 46 units for cash and        limited partners and to other persons, and to admit such
notes to selected persons who fulfill the requirements         other persons as additional limited partners, on terms
set forth in your partnership's agreement of limited           and conditions and for such capital contributions as may
partnership. The capital contribution need not be equal        be established by the general partner in its sole
for all limited partners. Upon admission of such limited       discretion. The net capital contribution need not be
partners, an amendment to the Certificate of your              equal for all OP Unitholders. No action or consent by the
partnership shall be executed and acknowledged by the          OP Unitholders is required in connection with the
general partner, the original limited partner and by the       admission of any additional OP Unitholder. See
general partner as attorney-in-fact for the additional         "Description of OP Units -- Management by the AIMCO GP"
limited partners.                                              in the accompanying Prospectus. Subject to Delaware law,
                                                               any additional partnership interests may be issued in one
                                                               or more classes, or one or more series of any of such
                                                               classes, with such designations, preferences and
                                                               relative, participating, optional or other special
                                                               rights, powers and duties as shall be determined by the
                                                               general partner, in its sole and absolute discretion
                                                               without the approval of any OP Unitholder, and set forth
                                                               in a written document thereafter attached to and made an
                                                               exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                  The AIMCO Operating Partnership may lend or contribute
partnership, the general partner is authorized in              funds or other assets to its subsidiaries or other
connection with the management of your partnership to          persons in which it has an equity investment, and such
acquire goods from, or utilize the services of, firms and      persons may borrow funds from the AIMCO Operating
persons affiliated with the general partner in performing      Partnership, on terms and conditions established in the
its duties and responsibilities under your partnership's       sole and absolute discretion of the general partner. To
agreement of limited partnership; provided that terms and      the extent consistent with the business purpose of the
conditions of such dealings are as favorable as could be       AIMCO Operating Partnership and the permitted activities
reasonably obtained from third parties offering similar        of the general partner, the AIMCO Operating Partnership
goods and services of similar quality and reliability. In      may transfer assets to joint ventures, limited liability
the event the general partner determines that funds are        companies, partnerships, corporations, business trusts or
reasonably necessary for acquiring or maintaining and          other business entities in which it is or thereby becomes
protecting the property of your partnership on                 a participant upon such terms and subject to such condi-
commercially reasonable terms from one or more of the          tions consistent with the AIMCO Operating Partnership
partners without notification to any of the other              Agreement and applicable law as the general partner, in
partners, and all or a portion of your partnership's           its sole and absolute discretion, believes to be
property may be conveyed as security for any                   advisable. Except as expressly permitted by the AIMCO
indebtedness, provided, however, that the borrowing from       Operating Partnership Agreement, neither the general
limited partners will be undertaken only to the extent         partner nor any of its affiliates may sell, transfer or
allowed by applicable law. The time and amounts of repay-      convey any property to the AIMCO Operating Partnership,
ment for such loans will be in the sole discretion of the      directly or indirectly, except pursuant to transactions
general partner and payments of principal and interest         that are determined by the general partner in good faith
will be fully paid prior to any distribution of funds to       to be fair and reasonable.
the partners unless such loans contain a specific
provision to the contrary. The partner who lends money to
your partnership will be considered an unrelated creditor
with respect to such loans to the extent allowed by
applicable law. Any loans from the general partner or its
affiliates will accrue interest at the greater of 2 1/2%
over the prime interest rate charged by the Third
National Bank in Nashville, adjusted monthly, or the
general partner's or its affiliate's actual interest cost
in borrowing such amounts.

                               Borrowing Policies


The general partner of your partnership is authorized to       The AIMCO Operating Partnership Agreement contains no
borrow money in the ordinary course of business and as         restrictions on borrowings, and the general partner has
security therefore to mortgage all or any part of the          full power and authority to borrow money on behalf of the
real property of your partnership in addition to               AIMCO Operating Partnership. The AIMCO Operating
obtaining loans specifically provided for in your              Partnership has credit agreements that restrict, among
partnership's agreement of limited partnership. Your           other things, its ability to incur indebtedness. See
partnership may also sell up to $40,000 of                     "Risk Factors -- Risks of Significant Indebtedness" in
mortgage-backed bonds.                                         the accompanying Prospectus.

         3984
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership            Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the            with a statement of the purpose of such demand and at
current list of the names and addresses of all limited         such OP Unitholder's own expense, to obtain a current
partners at all reasonable times at the principal office       list of the name and last known business, residence or
of your partnership.                                           mailing address of the general partner and each other OP
                                                               Unitholder.

                               Management Control


Subject to the limitations set forth under applicable law      All management powers over the business and affairs of
and the terms of your partnership's agreement of limited       the AIMCO Operating Partnership are vested in AIMCO-GP,
partnership, the general partner of your partnership has       Inc., which is the general partner. No OP Unitholder has
the power to do all things set forth in your                   any right to participate in or exercise control or
partnership's agreement of limited partnership. The            management power over the business and affairs of the
general partner represents your partnership in all             AIMCO Operating Partnership. The OP Unitholders have the
transactions with third parties. No limited partner has        right to vote on certain matters described under
any right or power to take part in any way in the              "Comparison of Ownership of Your Units and AIMCO OP
management of your partnership business except as may be       Units -- Voting Rights" below. The general partner may
expressly provided in your partnership's agreement of          not be removed by the OP Unitholders with or without
limited partnership or by applicable statutes.                 cause.

                                                               In addition to the powers granted a general partner of a
                                                               limited partnership under applicable law or that are
                                                               granted to the general partner under any other provision
                                                               of the AIMCO Operating Partnership Agreement, the general
                                                               partner, subject to the other provisions of the AIMCO
                                                               Operating Partnership Agreement, has full power and
                                                               authority to do all things deemed necessary or desirable
                                                               by it to conduct the business of the AIMCO Operating
                                                               Partnership, to exercise all powers of the AIMCO
                                                               Operating Partnership and to effectuate the purposes of
                                                               the AIMCO Operating Partnership. The AIMCO Operating
                                                               Partnership may incur debt or enter into other similar
                                                               credit, guarantee, financing or refinancing arrangements
                                                               for any purpose upon such terms as the general partner
                                                               determines to be appropriate, and may perform such other
                                                               acts and duties for and on behalf of the AIMCO Operating
                                                               Partnership as are provided in the AIMCO Operating
                                                               Partnership Agreement. The general partner is authorized
                                                               to execute, deliver and perform certain agreements and
                                                               transactions on behalf of the AIMCO Operating Partnership
                                                               without any further act, approval or vote of the OP
                                                               Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                  Notwithstanding anything to the contrary set forth in the
partnership, the general partner will not incur any            AIMCO Operating Partnership Agreement, the general
liability to your partnership or any other partner for         partner is not liable to the AIMCO Operating Partnership
any mistakes or errors in judgment or for any act or           for losses sustained, liabilities incurred or benefits
omission believed by it in good faith to be within the         not derived as a result of errors in judgment or mistakes
scope of authority conferred upon it by your                   of fact or law of any act or omission if the general
partnership's agreement of limited partnership. In             partner acted in good faith. The AIMCO Operating
addition, your partnership will, to the extent permitted       Partnership Agreement provides for indemnification of
by law, indemnify and save harmless the general partner        AIMCO, or any director or officer of AIMCO (in its
against and from any personal loss, liability (including       capacity as the previous general partner of the AIMCO
attorneys' fees) or damage incurred by it as the result        Operating Partnership), the general partner, any officer
of any act or omission in its capacity as general partner      or director of general partner or the AIMCO Operating
unless such loss, liability or damage results from gross       Partnership and such other persons as the general partner
negligence or willful misconduct of the general partner.       may designate from and against all losses, claims,
                                                               damages, liabilities, joint or several, expenses
                                                               (including legal fees), fines, settlements and other
                                                               amounts incurred in connection with any actions relating
                                                               to the operations of the AIMCO Operating Partnership, as
                                                               set forth in the AIMCO Operating Partnership Agreement.
                                                               The Delaware Limited Partnership Act provides that
                                                               subject to the standards and restrictions, if any, set
                                                               forth in its partnership agreement, a limited partnership
                                                               may, and shall have the power to, indemnify and hold
                                                               harmless any partner or other person from and against any
                                                               and all claims and demands whatsoever. It is the position
                                                               of the Securities and Exchange Commission that
                                                               indemnification of directors and officers for

         3985
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                               liabilities arising under the Securities Act is against
                                                               public policy and is unenforceable pursuant to Section 14
                                                               of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                  Except in limited circumstances, the general partner has
partnership, the limited partners may remove a general         exclusive management power over the business and affairs
partner for cause following written notice to the general      of the AIMCO Operating Partnership. The general partner
partner and a failure to cure the injury to your               may not be removed as general partner of the AIMCO
partnership upon a vote of the limited partners owning a       Operating Partnership by the OP Unitholders with or
51% of the outstanding units. A general partner may not        without cause. Under the AIMCO Operating Partnership
resign without the consent of those persons owning 51% of      Agreement, the general partner may, in its sole
the units. Such consent is also necessary for the              discretion, prevent a transferee of an OP Unit from
approval of a new general partner. A limited partner may       becoming a substituted limited partner pursuant to the
not transfer his interests without the written consent of      AIMCO Operating Partnership Agreement. The general
the general partners which may be withheld at the sole         partner may exercise this right of approval to deter,
discretion of the general partners.                            delay or hamper attempts by persons to acquire a
                                                               controlling interest in the AIMCO Operating Partnership.
                                                               Additionally, the AIMCO Operating Partnership Agreement
                                                               contains restrictions on the ability of OP Unitholders to
                                                               transfer their OP Units. See "Description of OP
                                                               Units -- Transfers and Withdrawals" in the accompanying
                                                               Prospectus.

                    Amendment of Your Partnership Agreement


Limited partners owning 51% of the units may amend your        With the exception of certain circumstances set forth in
partnership's agreement of limited partnership, except         the AIMCO Operating Partnership Agreement, whereby the
that any amendment which adversely affects a limited           general partner may, without the consent of the OP
partner's interest in your partnership's capital, profits      Unitholders, amend the AIMCO Operating Partnership
or Distributable Cash must be approved by such limited         Agreement, amendments to the AIMCO Operating Partnership
partner. On its own motion or the written request of the       Agreement require the consent of the holders of a
limited partner owning at least 10% of the units, the          majority of the outstanding Common OP Units, excluding
general partner will submit the proposed amendment to the      AIMCO and certain other limited exclusions (a "Majority
limited partner together with its recommendation as to         in Interest"). Amendments to the AIMCO Operating
such proposal. The general partner may require a response      Partnership Agreement may be proposed by the general
within a specified time, but not less than thirty days         partner or by holders of a Majority in Interest.
and failure to respond in such time will constitute a          Following such proposal, the general partner will submit
vote which is consistent with the recommendation of the        any proposed amendment to the OP Unitholders. The general
limited partners.                                              partner will seek the written consent of the OP
                                                               Unitholders on the proposed amendment or will call a
                                                               meeting to vote thereon. See "Description of OP
                                                               Units -- Amendment of the AIMCO Operating Partnership
                                                               Agreement" in the accompanying Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of        The general partner does not receive compensation for its
its partnership interest and reimbursement for all fees        services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's agreement      Partnership. However, the general partner is entitled to
of limited partnership, the general partner receives no        payments, allocations and distributions in its capacity
fee for its services as general partner but may receive        as general partner of the AIMCO Operating Partnership. In
fees for additional services. Moreover, the general            addition, the AIMCO Operating Partnership is responsible
partner or certain affiliates may be entitled to               for all expenses incurred relating to the AIMCO Operating
compensation for additional services rendered.                 Partnership's ownership of its assets and the operation
                                                               of the AIMCO Operating Partnership and reimburses the
                                                               general partner for such expenses paid by the general
                                                               partner. The employees of the AIMCO Operating Partnership
                                                               receive compensation for their services.

         3986
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                  Except for fraud, willful misconduct or gross negligence,
partnership, the liability of each of the limited              no OP Unitholder has personal liability for the AIMCO
partners for its share of the losses or debts of your          Operating Partnership's debts and obligations, and
partnership is limited to the total capital contribution       liability of the OP Unitholders for the AIMCO Operating
of such limited partner plus, to the extent that such          Partnership's debts and obligations is generally limited
limited partner has rightfully received the return of          to the amount of their investment in the AIMCO Operating
such capital contribution, any sum, not in excess of such      Partnership. However, the limitations on the liability of
return, necessary to discharge liabilities of your             limited partners for the obligations of a limited
partnership to all creditors who extended credit before        partnership have not been clearly established in some
such return; provided that the liability with respect to       states. If it were determined that the AIMCO Operating
rightfully returned capital contributions is limited to        Partnership had been conducting business in any state
one year from the date of such return. Notwithstanding         without compliance with the applicable limited
the foregoing, the original limited partner only maybe         partnership statute, or that the right or the exercise of
subject to a mandatory assessment of an amount not             the right by the holders of OP Units as a group to make
exceeding 50% of its total capital contribution as             certain amendments to the AIMCO Operating Partnership
provided in your partnership's agreement of limited            Agreement or to take other action pursuant to the AIMCO
partnership.                                                   Operating Partnership Agreement constituted participation
                                                               in the "control" of the AIMCO Operating Partnership's
                                                               business, then a holder of OP Units could be held liable
                                                               under certain circumstances for the AIMCO Operating
                                                               Partnership's obligations to the same extent as the
                                                               general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                  Unless otherwise provided for in the relevant partnership
partnership, the general partner must act as a fiduciary       agreement, Delaware law generally requires a general
with respect of the assets and business of your                partner of a Delaware limited partnership to adhere to
partnership. The general partner must use its best             fiduciary duty standards under which it owes its limited
efforts to do all things and perform such duties as may        partners the highest duties of good faith, fairness and
be reasonably necessary to the successful operation of         loyalty and which generally prohibit such general partner
your partnership. The general partner must devote such of      from taking any action or engaging in any transaction as
its time and that of its employees to your partnership         to which it has a conflict of interest. The AIMCO
business as may be reasonably necessary to carry on and        Operating Partnership Agreement expressly authorizes the
conduct your partnership's business. However, except as        general partner to enter into, on behalf of the AIMCO
specifically provided in your partnership, the partners        Operating Partnership, a right of first opportunity
may engage in whatever activities they choose, whether         arrangement and other conflict avoidance agreements with
the same be competitive with your partnership or               various affiliates of the AIMCO Operating Partnership and
otherwise, including without limitation, the acquisition,      the general partner, on such terms as the general
ownership, financing, syndication, development, im-            partner, in its sole and absolute discretion, believes
provement, leasing, operation, management and brokerage        are advisable. The AIMCO Operating Partnership Agreement
of real property (including real property that may be in       expressly limits the liability of the general partner by
the vicinity of and competitive with real property owned       providing that the general partner, and its officers and
by your partnership), without having or incurring any          directors will not be liable or accountable in damages to
obligation to disclose or to offer any interest in such        the AIMCO Operating Partnership, the limited partners or
activities to any party to your partnership's agreement        assignees for errors in judgment or mistakes of fact or
of limited partnership.                                        law or of any act or omission if the general partner or
                                                               such director or officer acted in good faith. See
                                                               "Description of OP Units -- Fiduciary Responsibilities"
                                                               in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation of       The AIMCO Operating Partnership is not subject to Federal
your partnership and the AIMCO Operating Partnership.          income taxes. Instead, each holder of OP Units includes
                                                               in income its allocable share of the AIMCO Operating
                                                               Partnership's taxable income or loss when it determines
                                                               its individual Federal income tax liability.

                                                               Income and loss from the AIMCO Operating Partnership may
                                                               be subject to the passive activity limitations. If an
                                                               investment in an OP Unit is treated as a passive
                                                               activity, income and loss from the AIMCO Operating
                                                               Partnership generally can be offset against income and
                                                               loss from other investments that constitute "passive
                                                               activities" (unless the AIMCO Operating Partnership is
                                                               considered a "publicity traded partnership", in which
                                                               case income and loss from the AIMCO Operating Partnership
                                                               can only be offset against other income and loss from the
                                                               AIMCO Operating Partnership). Income of the AIMCO
                                                               Operating Partnership, however, attributable to

         3987
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                               dividends from the Management Subsidiaries (as defined
                                                               below) or interest paid by the Management Subsidiaries
                                                               does not qualify as passive activity income and cannot be
                                                               offset against losses from "passive activities."

                                                               Cash distributions by the AIMCO Operating Partnership are
                                                               not taxable to a holder of OP Units except to the extent
                                                               they exceed such Partner's basis in its interest in the
                                                               AIMCO Operating Partnership (which will include such OP
                                                               Unitholder's allocable share of the AIMCO Operating
                                                               Partnership's nonrecourse debt).

                                                               Each year, OP Unitholders receive a Schedule K-1 tax form
                                                               containing tax information for inclusion in preparing
                                                               their Federal income tax returns.

                                                               OP Unitholders are required, in some cases, to file state
                                                               income tax returns and/or pay state income taxes in the
                                                               states in which the AIMCO Operating Partnership owns
                                                               property or transacts business, even if they are not
                                                               residents of those states. The AIMCO Operating
                                                               Partnership may be required to pay state income taxes in
                                                               certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS               COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a 51% of the outstanding units, the      the holders of the Preferred OP          respect to certain limited matters
limited partners may amend your          Units will have the same voting          such as certain amendments and
partnership's agreement of limited       rights as holders of the Common OP       termination of the AIMCO Operating
partnership, subject to certain          Units. See "Description of OP            Partnership Agreement and certain
limitations; dissolve and terminate      Units" in the accompanying               transactions such as the
your partnership; remove a general       Prospectus. So long as any               institution of bankruptcy
partner for cause, approve the           Preferred OP Units are outstand-         proceedings, an assignment for the
retirement of a general partner,         ing, in addition to any other vote       benefit of creditors and certain
approve the admission of a new           or consent of partners required by       transfers by the general partner of
general partner; and approve or          law or by the AIMCO Operating            its interest in the AIMCO Operating
disapprove the sale of all or a          Partnership Agreement, the               Partnership or the admission of a
material portion of your                 affirmative vote or consent of           successor general partner.
partnership's property. A general        holders of at least 50% of the
partner may cause the dissolution        outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
of your partnership by retiring. In      be necessary for effecting any           ship Agreement, the general partner
such event, the                          amendment of any of the                  has

         3988
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

limited partners holding 51% of the      provisions of the Partnership Unit       the power to effect the
aggregate units may, within ninety       Designation of the Preferred OP          acquisition, sale, transfer,
days of such occurrence, vote to         Units that materially and adversely      exchange or other disposition of
continue the business of your            affects the rights or preferences        any assets of the AIMCO Operating
partnership. If no general partner       of the holders of the Preferred OP       Partnership (including, but not
remains in office, all of the            Units. The creation or issuance of       limited to, the exercise or grant
limited partners may elect to            any class or series of partnership       of any conversion, option,
reform your partnership and elect a      units, including, without                privilege or subscription right or
successor general partner whereupon      limitation, any partnership units        any other right available in
your partnership will be dis-            that may have rights senior or           connection with any assets at any
solved and all of the assets and         superior to the Preferred OP Units,      time held by the AIMCO Operating
liabilities of your partnership          shall not be deemed to materially        Partnership) or the merger,
will be contributed to a new             adversely affect the rights or           consolidation, reorganization or
partnership and all parties to your      preferences of the holders of            other combination of the AIMCO
partnership's agreement of limited       Preferred OP Units. With respect to      Operating Partnership with or into
partnership will become parties to       the exercise of the above de-            another entity, all without the
such new partnership.                    scribed voting rights, each              consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions from Distributable         $      per Preferred OP Unit;            tribute quarterly all, or such
Cash will be made quarterly, on or       provided, however, that at any time      portion as the general partner may
about January 15, April 15, July 15      and from time to time on or after        in its sole and absolute discretion
and October 15 for each fiscal           the fifth anniversary of the issue       determine, of Available Cash (as
year, or for such shorter period as      date of the Preferred OP Units, the      defined in the AIMCO Operating
may be applicable. The                   AIMCO Operating Partnership may          Partnership Agreement) generated by
distributions payable to the             adjust the annual distribution rate      the AIMCO Operating Partnership
partners are not fixed in amount         on the Preferred OP Units to the         during such quarter to the general
and depend upon the operating            lower of (i)     % plus the annual       partner, the special limited
results and net sales or                 interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Your               dividend rate on the most recently       with respect to such quarter, in
partnership has not made                 issued AIMCO non-convertible             accordance with their respective
distributions in the past and is         preferred stock which ranks on a         interests in the AIMCO Operating
not projected to make distributions      parity with its Class H Cumu-            Partnership on such record date.
in 1998.                                 lative Preferred Stock. Such             Holders of any other Preferred OP
                                         distributions will be cumulative         Units issued in the future may have
                                         from the date of original issue.         priority over the general partner,
                                         Holders of Preferred OP Units will       the special limited partner and
                                         not be entitled to receive any           holders of Common OP Units with
                                         distributions in excess of               respect to distributions of
                                         cumulative distributions                 Available Cash, distributions

         3989
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         on the Preferred OP Units. No            upon liquidation or other
                                         interest, or sum of money in lieu        distributions. See "Per Share and
                                         of interest, shall be payable in         Per Unit Data" in the accompanying
                                         respect of any distribution pay-         Prospectus.
                                         ment or payments on the Preferred
                                         OP Units that may be in arrears.         The general partner in its sole and
                                                                                  absolute discretion may distribute
                                         When distributions are not paid in       to the OP Unitholders Available
                                         full upon the Preferred OP Units or      Cash on a more frequent basis and
                                         any Parity Units, all distributions      provide for an appropriate record
                                         declared upon the Preferred OP           date.
                                         Units and any Parity Units shall be
                                         declared ratably in proportion to        The AIMCO Operating Partnership
                                         the respective amounts of                Agreement requires the general
                                         distributions accumulated, accrued       partner to take such reasonable
                                         and unpaid on the Preferred OP           efforts, as determined by it in its
                                         Units and such Parity Units. Unless      sole and absolute discretion and
                                         full cumulative distributions on         consistent with AIMCO's
                                         the Preferred OP Units have been         qualification as a REIT, to cause
                                         declared and paid, except in             the AIMCO Operating Partnership to
                                         limited circumstances, no                distribute sufficient amounts to
                                         distributions may be declared or         enable the general partner to
                                         paid or set apart for payment by         transfer funds to AIMCO and enable
                                         the AIMCO Operating Partnership and      AIMCO to pay stockholder dividends
                                         no other distribution of cash or         that will (i) satisfy the
                                         other property may be declared or        requirements for qualifying as a
                                         made, directly or indirectly, by         REIT under the Code and the
                                         the AIMCO Operating Partnership          Treasury Regulations and (ii) avoid
                                         with respect to any Junior Units,        any Federal income or excise tax
                                         nor shall any Junior Units be re-        liability of AIMCO. See
                                         deemed, purchased or otherwise           "Description of OP
                                         acquired for consideration, nor          Units -- Distributions" in the
                                         shall any other cash or other            accompanying Prospectus.
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such person      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
will become a substitute limited         Preferred OP Units are not listed        nership Agreement restricts the
partner if: (1) a written                on any securities exchange. The          transferability of the OP Units.
assignment has been duly executed        Preferred OP Units are subject to        Until the expiration of one year
and acknowledged by the assignor         restrictions on transfer as set          from the date on which an OP
and assignee and delivered to the        forth in the AIMCO Operating             Unitholder acquired OP Units,
general partner, (2) the approval        Partnership Agreement.                   subject to certain exceptions, such
of the general partner which may be                                               OP Unitholder may not transfer all
withheld in the sole discretion and      Pursuant to the AIMCO Operating          or any portion of its OP Units to
which will be withheld if the            Partnership Agreement, until the         any transferee without the consent
general partner reasonably believes      expiration of one year from the          of the general partner, which
that the transfer violates               date on which a holder of Preferred      consent may be withheld in its sole
applicable securities law or result      OP Units acquired Preferred OP           and absolute discretion. After the
in adverse tax consequences,             Units, subject to certain                expiration of one year, such OP
including the termination of your        exceptions, such holder of               Unitholder has the right to
partnership for tax purposes, (3)        Preferred OP Units may not transfer      transfer all or any portion of its
the assignee has agreed to bound by      all or any portion of its Pre-           OP Units to any person, subject to
all of the terms of your                 ferred OP Units to any transferee        the satisfaction of certain
partnership's agreement of limited       without the consent of the general       conditions specified in the AIMCO
partnership and absolute discre-         partner, which consent may be            Operating Partnership Agreement,
tion of the general partner has          withheld in its sole and absolute        including the general partner's
been granted, (4) the assignee           discretion. After the expiration of      right of first refusal. See
represents he is at least 18 years       one year, such holders of Preferred      "Description of OP Units --
of age, is a citizen and resident        OP Units has the right to transfer       Transfers and Withdrawals" in the
of the U.S., has sufficient finan-       all or any portion of its Preferred      accompanying Prospectus.
cial resources to maintain the           OP Units to any person, subject to
interest acquired and that he is         the satisfaction of certain              After the first anniversary of
not acquiring the interest with a        conditions specified in the AIMCO        becoming a holder of Common OP
view to resell the interest and (5)      Operating Partnership Agreement,         Units, an OP Unitholder has the
the assignor and assignee have           including the general partner's          right, subject to the terms and
complied with such other conditions      right of first refusal.                  conditions of the AIMCO Operating
as set forth in your partnership's                                                Partnership Agreement, to re-
agreement of

         3990
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

limited partnership.                     After a one-year holding period, a       quire the AIMCO Operating
                                         holder may redeem Preferred OP           Partnership to redeem all or a
There are no redemption rights           Units and receive in exchange            portion of the Common OP Units held
associated with your units.              therefor, at the AIMCO Operating         by such party in exchange for a
                                         Partnership's option, (i) subject        cash amount based on the value of
                                         to the terms of any Senior Units,        shares of Class A Common Stock. See
                                         cash in an amount equal to the           "Description of OP
                                         Liquidation Preference of the            Units -- Redemption Rights" in the
                                         Preferred OP Units tendered for          accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         3991

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $99,666 in 1996, $101,578 in 1997 and $51,911 for the first six months of 1998.
The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         3992

                                YOUR PARTNERSHIP

GENERAL

     Sycamore Creek Associates, L.P. is a Delaware limited partnership. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 72 limited partners of your partnership and a total of 45.99 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on July 13, 1984 for the purpose of owning and operating a single apartment property located in Cincinnati, Ohio, known as "Sycamore Creek Apartments". Your partnership's property consists of 295 apartment units. The total rentable square footage of your partnership's property is 266,350 square feet. Your partnership's property had an average occupancy rate of approximately 89.15% in 1996 and 89.15% in 1997. The average annual rent per apartment unit is approximately $6,311.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $99,666, $101,578 and $51,911, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2008 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         3993

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $7,213,952, payable to Marine Midland and Bank of America, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $256,342, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         3994

     Below is selected financial information for Sycamore Creek Associates, L.P. taken from the financial statements described above. 1993 amounts have been derived from the audited financial statements which are not included herein. See "Index to Financial Statements."

                                                               SYCAMORE CREEK ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   108,254   $    67,376   $   176,610   $    77,913   $    95,429   $   195,548   $   123,421
Land & Building..............   10,801,102    10,406,050    10,749,179    10,316,901    10,222,790    10,137,293    10,198,903
Accumulated Depreciation.....   (7,111,798)   (6,901,413)   (7,006,605)   (6,796,220)   (6,606,933)   (6,353,048)   (6,065,329)
Other Assets.................      391,155       490,291       595,673       862,927       602,738       619,020       590,645
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 4,188,713   $ 4,062,304   $ 4,514,857   $ 4,461,521   $ 4,314,024   $ 4,598,813   $ 4,847,640
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................    7,175,106     7,344,518     7,261,097     7,422,113     7,569,042     7,704,803     7,828,473
Other Liabilities............      413,274       268,266       721,159       670,288       328,918       347,378       306,206
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    7,588,380     7,612,784     7,982,256     8,092,401     7,897,960     8,052,181     8,134,679
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(3,399,667)  $(3,550,480)  $(3,467,399)  $(3,630,880)  $(3,583,936)  $(3,453,368)  $(3,287,039)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                   SYCAMORE CREEK ASSOCIATES, L.P.
                                         ------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                                ENDED                               FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                         -------------------   --------------------------------------------------------------
                                           1998       1997        1997         1996         1995         1994         1993
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.........................  $917,333   $861,680   $1,877,740   $1,863,228   $1,816,137   $1,819,632   $1,837,519
Other Income...........................    74,576     80,951      163,448      141,168      129,749      143,096      112,301
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Casualty Gain..........................                        $  147,000
                                                               ----------
         Total Revenue.................   991,909    942,631    2,188,188    2,004,396    1,945,886    1,962,728    1,949,820
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................   375,998    390,688      902,610      923,126      882,490      744,003      748,845
General & Administrative...............    32,167     25,174       57,254       60,560       55,031       44,641       65,534
Depreciation...........................   105,193    105,193      210,385      189,287      253,885      399,629      580,231
Interest Expense.......................   327,825    336,221      666,616      679,466      691,871      703,410      692,298
Property Taxes.........................    82,994      4,955      187,842      198,901      193,177      190,546      185,777
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Loss on disposition of property........                                                                   46,828
         Total Expenses................   924,177    862,231    2,024,707    2,051,340    2,076,454    2,129,057    2,272,685
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Net Income (loss)......................  $ 67,732   $ 80,400   $   16,481   $  (46,944)  $ (130,568)  $ (166,329)  $ (322,865)
                                         ========   ========   ==========   ==========   ==========   ==========   ==========

         3995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $67,732 for the six months ended June 30, 1998, compared to $80,400 for the six months ended June 30, 1997. A decrease of $12,668, or 15.76%. The decrease is primarily the result of an increase in accrued expenses during the interim period, offset by an increase in rental revenue and a decrease in operating expenses.

     Revenues

     Rental and other property revenues from the partnership's property totaled $991,909 for the six months ended June 30, 1998, compared to $942,631 for the six months ended June 30, 1997. The increase of $49,278, or 5.23% is primarily the result of increased occupancy due to the reopening of several of the flood-damaged units coupled with increased rental rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $375,998 for the six months ended June 30, 1998, compared to $390,688 for the six months ended June 30, 1997, a decrease of $14,690 or 3.76%. Management expenses totaled $51,911 for the six months ended June 30, 1998, compared to $48,206 for the six months ended June 30, 1997, an increase of $3,705, or 7.69%. The increase resulted from increased rental revenue as management fees are calculated as a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $32,167 for the six months ended June 30, 1998 compared to $25,174 for the six months ended June 30, 1997, an increase of $6,993 or 27.78%. The increase is primarily due to an increase in training and travel expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $327,825 for the six months ended June 30, 1998, compared to $336,221 for the six months ended June 30, 1997, a decrease of $8,396, or 2.50%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $163,481 for the year ended December 31, 1997, compared to a net loss of $46,944 for the year ended December 31, 1996. The increase in net income of $210,425 was primarily the result of a casualty gain of $147,000 incurred due to two fires in the clubhouse and a flood. There was also an increase in total revenue and a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

         3996

          Revenues

     Rental and other property revenues from the partnership's property totaled $2,041,188 for the year ended December 31, 1997, compared to $2,004,396 for the year ended December 31, 1996, an increase of $36,792, or 1.84%.

     Expenses

     Operating expenses consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $902,610 for the year ended December 31, 1997, compared to $923,126 for the year ended December 31, 1996, a decrease of $20,516 or 2.22%. Management expenses totaled $101,578 for the year ended December 31, 1997, compared to $99,666 for the year ended December 31, 1996, an increase of $1,912, or 1.92%.

     General and Administrative Expenses

     General and administrative expenses totaled $57,254 for the year ended December 31, 1997 compared to $60,560 for the year ended December 31, 1996, a decrease of $3,306 or 5.46%. The decrease is primarily due to a decrease in contracted service fees.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $666,616 for the year ended December 31, 1997, compared to $679,466 for the year ended December 31, 1996, a decrease of $12,850, or 1.89%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $46,944 for the year ended December 31, 1996, compared to a net loss of $130,568 for the year ended December 31, 1995. The decrease in net loss of $83,624, or 64.05% was primarily the result of a decrease in depreciation expense due to 10 yr property becoming fully depreciated in 1995, coupled with an increase in total revenue, offset by an increase in operating expenses. These factors will be discussed further in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,004,396 for the year ended December 31, 1996, compared to $1,945,886 for the year ended December 31, 1995, an increase of $58,510, or 3.01%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $923,126 for the year ended December 31, 1996, compared to $882,490 for the year ended December 31, 1995, an increase of $40,636 or 4.60%. Management expenses totaled $99,666 for the year ended December 31, 1996, compared to $97,108 for the year ended December 31, 1995, an increase of $2,558, or 2.63%.

     General and Administrative Expenses

     General and administrative expenses totaled $60,560 for the year ended December 31, 1996 compared to $55,031 for the year ended December 31, 1995, an increase of $5,529 or 10.05%. The increase is primarily due to a general increase in various administrative expenses.

         3997

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $679,466 for the year ended December 31, 1996, compared to $691,871 for the year ended December 31, 1995, a decrease of $12,405, or 1.79%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $108,254 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner will not incur any liability to your partnership or any other partner for any mistakes or errors in judgment or for any act or omission believed by it in good faith to be within the scope of authority conferred upon it by your partnership's agreement of limited partnership. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will, to the extent permitted by law, indemnify and save harmless the general partner against and from any personal loss, liability (including attorneys' fees) or damage incurred by it as the result of any act or omission in its capacity as general partner unless such loss, liability or damage results from gross negligence or willful misconduct of the general partner. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not paid distributions during the past five years.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

         3998

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in respect of its capacity as general partner interest from your partnership as described in the following table:

YEAR                                                          MANAGEMENT FEES
----                                                          ---------------
1994........................................................      $54,502
1995........................................................       47,090
1996........................................................       71,297
1997........................................................       72,266
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994...........................................     $ 98,775
1995...........................................     $ 97,108
1996...........................................       99,666
1997...........................................      101,578
1998 (through June 30).........................       51,911

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the compensation paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fee...............................................  $
Other.......................................................  $

         3999

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Sycamore Creek Associates, L.P. at December 31, 1997, 1996, 1995 and December 31, 1994 and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         4000

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors Report.................................  F-7
Balance Sheets as of December 31, 1997 and 1996.............  F-8
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1997 and 1996............  F-9
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors Report.................................  F-15
Balance Sheets as of December 31, 1995 and 1994.............  F-16
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1995 and 1994............  F-17
Statements of Cash Flows for the years ended December 31,
  1995 and 1994.............................................  F-18
Notes to Financial Statements...............................  F-19

         4001

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $   108,254
Receivables and Deposits....................................                     83,487
Investments.................................................                          0
Restricted Escrows..........................................                    190,110
Other Assets................................................                    117,558
Investment Property:
  Land......................................................  $   950,000
  Building and related personal property....................    9,851,102
                                                              -----------
                                                               10,801,102
  Less: Accumulated depreciation............................   (7,111,798)    3,689,304
                                                              -----------   -----------
          Total Assets......................................                $ 4,188,713
                                                                            ===========

                           LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                $   167,388
Other Accrued Liabilities...................................                     87,198
Property Taxes Payable......................................                     98,271
Tenant Security Deposits....................................                     60,417
Notes Payable...............................................                  7,175,106
Partners' (Deficit).........................................                 (3,399,667)
                                                                            -----------
          Total Liabilities and Partners' Deficit...........                $ 4,188,713
                                                                            ===========

               See the notes to the interim financial statements

         4002

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $917,333   $861,680
  Other Income..............................................    74,576     80,951
                                                              --------   --------
          Total Revenues:...................................   991,909    942,631
Expenses:
  Operating Expenses........................................   375,998    390,688
  General and Administrative Expenses.......................    32,167     25,174
  Depreciation Expense......................................   105,193    105,193
  Interest Expense..........................................   327,825    336,221
  Property Tax Expense......................................    82,994      4,955
                                                              --------   --------
          Total Expenses....................................   924,177    862,231
          Net Income........................................  $ 67,732   $ 80,400
                                                              ========   ========

         4003

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                 CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Operating Activities:
  Net Income (loss).........................................   $  67,732     $  80,400
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................     145,838       145,838
     Changes in accounts:
       Receivables and deposits and other assets............     196,463       359,477
       Accounts Payable and accrued expenses................    (307,885)     (402,022)
                                                               ---------     ---------
          Net cash provided by (used in) operating
            activities......................................     102,148       183,693
                                                               ---------     ---------
Investing Activities:
  Property improvements and replacements....................     (51,923)      (89,149)
  Net (increase)/decrease in restricted escrows.............      (3,518)        1,586
                                                               ---------     ---------
          Net cash provided by (used in) investing
            activities......................................     (55,441)      (87,563)
                                                               ---------     ---------
Financing Activities:
  Payments on mortgage......................................    (115,063)     (106,667)
                                                               ---------     ---------
          Net cash provided by (used in) financing
            activities......................................    (115,063)     (106,667)
                                                               ---------     ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................     (68,356)      (10,537)
Cash and cash equivalents at beginning of year..............     176,610        77,913
                                                               ---------     ---------
Cash and cash equivalents at end of period..................   $ 108,254     $  67,376
                                                               =========     =========

         4004

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Sycamore Creek Associates, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

NOTE B -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         4005

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         4006

                          INDEPENDENT AUDITORS' REPORT

General Partners
Sycamore Creek Associates, Limited:

     We have audited the accompanying balance sheets of Sycamore Creek Associates, Limited as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sycamore Creek Associates, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
March 2, 1998

         4007

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   176,610    $    26,198
Receivables and deposits....................................      231,374        174,574
Insurance proceeds receivable (Note E)......................       50,000        294,000
Restricted escrows (Note B).................................      186,592        309,134
Other Assets................................................      127,707        136,934
Investment properties (Note C):
  Land......................................................      950,000        950,000
  Buildings and related personal property...................    9,799,179      9,366,901
                                                              -----------    -----------
                                                               10,749,179     10,316,901
  Less accumulated depreciation.............................   (7,006,605)    (6,796,220)
                                                              -----------    -----------
                                                                3,742,574      3,520,681
                                                              -----------    -----------
                                                              $ 4,514,857    $ 4,461,521
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable (Note E).................................  $   403,729    $   373,547
  Tenant security deposit liabilities.......................       64,765         51,715
  Accrued taxes.............................................      187,183        198,217
  Other liabilities.........................................       65,482         46,809
  Mortgage notes payable (Note C)...........................    7,261,097      7,422,113
Partners' deficit...........................................   (3,467,399)    (3,630,880)
                                                              -----------    -----------
                                                              $ 4,514,857    $ 4,461,521
                                                              ===========    ===========

                See accompanying notes to financial statements.

         4008

                       SYCAMORE CREEK ASSOCIATE, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $ 1,877,740    $ 1,863,228
  Other income..............................................      163,448        141,168
  Casualty gain (Note E)....................................      147,000             --
                                                              -----------    -----------
          Total revenues....................................    2,188,188      2,004,396
                                                              -----------    -----------
Expenses:
  Operating (Notes D and E).................................      902,610        923,126
  General and administrative (Note D).......................       57,254         60,560
  Depreciation..............................................      210,385        189,287
  Interest..................................................      666,616        679,466
  Property taxes............................................      187,842        198,901
                                                              -----------    -----------
          Total expenses....................................    2,024,707      2,051,340
                                                              -----------    -----------
Net income (loss)...........................................      163,481        (46,944)
Partners' deficit at beginning of year......................   (3,630,880)    (3,583,936)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(3,467,399)   $ 3,630,880
                                                              ===========    ===========

                See accompanying notes to financial statements.

         4009

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net income (loss).........................................  $ 163,481     $ (46,944)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................    210,385       189,287
     Amortization of discounts and loan costs...............     81,289        78,753
     (Gain) loss on casualty events.........................   (147,000)        8,500
     Change in accounts:
       Receivables and deposits.............................    (56,800)      (14,373)
       Other assets.........................................    (13,919)        1,336
       Accounts payable.....................................     30,182        43,344
       Tenant security deposit liabilities..................     13,050         4,920
       Accrued taxes........................................    (11,034)        5,683
       Other liabilities....................................     18,673       (15,077)
                                                              ---------     ---------
          Net cash provided by operating activities.........    288,307       255,429
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (432,278)      (94,111)
  Insurance proceeds received, net of repairs expense.......    391,000            --
  Net receipts from restricted escrows......................    122,542        20,281
                                                              ---------     ---------
          Net cash provided by (used in) investing
            activities......................................     81,264       (73,830)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgaged notes payable.......................   (219,159)     (202,536)
                                                              ---------     ---------
          Net cash used in financing activities.............   (219,159)     (202,536)
                                                              ---------     ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................    150,412       (20,937)
Cash and cash equivalents at beginning of year..............     26,198        47,135
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 176,610     $  26,198
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 585,327     $ 601,951
                                                              =========     =========

                See accompanying notes to financial statements.

         4010

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Sycamore Creek Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated September 28, 1984. The Partnership owns and operates a 295 unit apartment complex, Sycamore Creek Apartments, in Cincinnati, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996 include unamortized deferred loan costs of $113,787 and $136,934, respectively, which are amortized over the term of the related borrowing. Deferred loan costs are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

         4011
                       SYCAMORE CREEK ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997        1996
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the 1992 loan refinancing was placed into a capital
  improvement reserve account to be used for certain capital improvements. The capital improvements were completed in
  1996 and the excess funds were returned for property
  operations. ..............................................  $     --    $  7,971
Reserve Escrow -- A portion of the proceeds of the 1992 loan refinancing was placed into a reserve escrow and
  maintained with the lender. The funds are used for certain repair work, debt service, expenses and property taxes or
  insurance. The funds in the reserve escrow exceed the
  minimum balance required to be maintained by the lender
  during the term of the loan. .............................   186,592     301,163
                                                              --------    --------
                                                              $186,592    $309,134
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $65,417, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $7,329,744    $7,548,903
Second mortgage note payable in interest only monthly
  installments of $1,624, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     256,342       256,342
                                                              ----------    ----------
Principal balance at year end...............................   7,586,086     7,805,245
Less unamortized discount...................................    (324,989)     (383,132)
                                                              ----------    ----------
                                                              $7,261,097    $7,422,113
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................    $236,054
1999.....................................................     254,632
2000.....................................................     274,672
2001.....................................................     296,290
2002.....................................................   6,524,438
                                                           ----------
                                                           $7,586,086
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the

         4012
                       SYCAMORE CREEK ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1997 AND 1996

excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                    1997       1996
              TYPE OF TRANSACTION                  AMOUNT     AMOUNT
              -------------------                 --------    -------
Management fee..................................  $101,578    $99,666
Partnership administration fee..................  $ 18,427    $19,692
Reimbursement for services of affiliates........  $ 30,526    $33,056
Construction oversight costs....................  $ 23,313    $18,549

NOTE E -- GAIN/LOSS ON CASUALTY EVENTS

     During 1997 the Partnership's operating property experienced a flood which destroyed part of the apartment complex. The Partnership will receive insurance proceeds totaling $397,000. Of this amount, $347,000 had been received as of December 31, 1997. The remaining $50,000 is recorded as a receivable at December 31, 1997. Costs to repair the affected units totaled approximately $531,000, of which $281,000 was capitalized as property improvements and replacements and $250,000 was expensed. This resulted in the Partnership recording a gain on casualty of $147,000 in the 1997 statement of operations. Included in accounts payable at December 31, 1997 is approximately $191,000 related to these repairs.

     During 1996 the clubhouse of the Partnership apartment complex was destroyed by fire. The Partnership received insurance proceeds totaling $294,000, which was recorded as a receivable at December 31, 1996, and recorded a loss on casualty of $8,500 that was included in operating expenses in the 1996 statement of operations. Costs to repair the clubhouse totaled $302,500 which was included in accounts payable at December 31, 1996.

         4013

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         4014

                          INDEPENDENT AUDITOR'S REPORT

General Partners
Sycamore Creek Associates, Limited:

     We have audited the accompanying balance sheets of Sycamore Creek Associates, Limited as of December 31, 1995 and 1994, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sycamore Creek Associates, Limited as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Greenville, South Carolina
February 24, 1996

         4015

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1995           1994
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $    47,135    $   154,046
  Restricted -- tenant security deposits....................       48,294         41,502
Accounts receivable.........................................        2,879          3,548
Escrow for taxes............................................      109,028         95,383
Restricted escrows (Note B).................................      329,415        336,863
Other assets................................................      161,416        183,226
Investment properties (Note C):
  Land......................................................      950,000        950,000
  Buildings and related personal property...................    9,272,790      9,187,293
                                                              -----------    -----------
                                                               10,222,790     10,137,293
  Less accumulated depreciation.............................   (6,606,933)    (6,353,048)
                                                              -----------    -----------
                                                                3,615,857      3,784,245
                                                              -----------    -----------
                                                              $ 4,314,024    $ 4,598,813
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $    27,703    $    30,792
  Tenant security deposits..................................       46,795         41,380
  Accrued taxes.............................................      192,534        189,928
  Other liabilities.........................................       61,886         85,278
  Mortgage notes payable (Note C)...........................    7,569,042      7,704,803
Partners' Deficit...........................................   (3,583,936)    (3,453,368)
                                                              -----------    -----------
                                                              $ 4,314,024    $ 4,598,813
                                                              ===========    ===========

                See accompanying notes to financial statements.

         4016

                       SYCAMORE CREEK ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1995           1994
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $ 1,816,137    $ 1,819,632
  Other income..............................................      129,749        143,096
                                                              -----------    -----------
          Total revenues....................................    1,945,886      1,962,728
                                                              -----------    -----------
Expenses:
  Operating.................................................      547,165        477,906
  General and administrative (Note D).......................       55,031         44,641
  Property management fees (Note D).........................       97,108         98,775
  Maintenance...............................................      238,217        167,322
  Depreciation..............................................      253,885        399,629
  Interest..................................................      691,871        703,410
  Property taxes............................................      193,177        190,546
                                                              -----------    -----------
          Total expenses....................................    2,076,454      2,082,229
                                                              -----------    -----------
Loss on disposition of property.............................           --        (46,828)
                                                              -----------    -----------
Net loss....................................................     (130,568)      (166,329)
Partners' deficit at beginning of year......................   (3,453,368)    (3,287,039)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(3,583,936)   $(3,453,368)
                                                              ===========    ===========

                See accompanying notes to financial statements.

         4017

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1994
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................  $(130,568)    $(166,329)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    253,885       399,629
     Amortization of discounts and loan costs...............     76,260        73,780
     Loss on disposition of property........................         --        46,828
     Changes in accounts:
       Restricted cash......................................     (6,792)       (1,892)
       Accounts receivable..................................        669        18,735
       Escrow for taxes.....................................    (13,645)        3,427
       Other assets.........................................     (1,336)           --
       Accounts payable.....................................     (3,089)        5,100
       Tenant security deposit liabilities..................      5,415         1,770
       Accrued taxes........................................      2,606         6,965
       Other liabilities....................................    (23,392)       27,337
                                                              ---------     ---------
          Net cash provided by operating activities.........    160,013       415,350
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (85,497)      (97,128)
  Deposits to restricted escrows............................    (11,356)      (74,916)
  Receipts from restricted escrows..........................     18,804         1,270
                                                              ---------     ---------
          Net cash used in investing activities.............    (78,049)     (170,774)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................   (188,875)     (174,341)
                                                              ---------     ---------
          Net cash used in financing activities.............   (188,875)     (174,341)
                                                              ---------     ---------
          Net increase (decrease) in cash...................   (106,911)       70,235
Cash and cash equivalents at beginning of year..............    154,046        83,811
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $  47,135     $ 154,046
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during year for interest........................  $ 615,611     $ 630,145
                                                              =========     =========

                See accompanying notes to financial statements.

         4018

                       SYCAMORE CREEK ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Sycamore Creek Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated September 28, 1984. The Partnership owns and operates a 295 unit apartment complex, Sycamore Creek Apartments, in Cincinnati, Ohio.

     The Partnerships' Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1995 and 1994 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers cash and all highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Reclassifications

     Certain 1994 amounts have been reclassified to conform to the 1995 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

         4019
                       SYCAMORE CREEK ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1995 and 1994 consist of the following:

                                                                1995        1994
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements were completed in calendar year 1995
  and the excess funds will be returned for property
  operations in 1996........................................  $ 29,344    $ 37,748
Reserve Escrow -- Established with a portion of the proceeds of the loan and maintained with the lender. The funds are
  used for certain repair work, debt service, expenses and
  property taxes or insurance. The funds in the reserve
  escrow exceed the minimum balance required to be
  maintained by the lender during the term of the loan......   300,071     299,115
                                                              --------    --------
                                                              $329,415    $336,863
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1995 and 1994 consist of the following:

                                                                 1995          1994
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $65,417, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $7,751,439    $7,940,314
Second mortgage note payable in interest only monthly
  installments of $1,624, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...     256,342       256,342
                                                              ----------    ----------
Principal balance at year end...............................   8,007,781     8,196,656
Less unamortized discount...................................    (438,739)     (491,853)
                                                              ----------    ----------
                                                              $7,569,042    $7,704,803
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1995 are as follows:

1996.....................................................  $  202,864
1997.....................................................     218,831
1998.....................................................     236,054
1999.....................................................     254,632
2000.....................................................     274,672
Thereafter...............................................   6,820,728
                                                           ----------
                                                           $8,007,781
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         4020
                       SYCAMORE CREEK ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                            1995       1994
                   TYPE OF TRANSACTION                     AMOUNT     AMOUNT
                   -------------------                     -------    -------
Management fee...........................................  $97,108    $98,775
Partnership administration fee...........................  $19,206    $19,755
Reimbursement for services of affiliates.................  $27,844    $17,658
Construction fee.........................................  $    --    $17,089

         4021

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4022

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4023

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4024

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED        , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         4025

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and Our
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Texas
    Residential Investors Limited
    Partnership................................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-58
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         4026

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4027

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Texas Residential Investors Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4028

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4029

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $100 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         4030

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         4031

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         4032

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4033

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multi family apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4034

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4035

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4036

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4037

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4038

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         4039

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4040

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4041

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.
liquidation, redemption, voting and other rights and restrictions applicable to Class I Preferred Stock, see "Description of Class I Preferred Stock."

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE

         4042

     FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         4043

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         4044

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Unlike the general partner of the AIMCO Operating Partnership, the general partner of your partnership is entitled to compensation for its services as general partner.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Unit, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $22,500 (which may be increased pro rata to up to $36,000 if, in the discretion of the general partner, the offering of units is increased to $16,180,000) beginning in 1991, increasing annually at a rate of 6% beginning in 1992 and may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $137,205 in 1996, $152,785 in 1997 and $80,776 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Texas Residential Investors Limited Partnership is a Delaware limited partnership which was formed on May 21, 1991 for the purpose of owning and operating a small number of apartment properties located in Dallas, Texas and Houston, Texas, known as "Crossbridge Apartments," "Park at Deerbrook Apartments" and "Ryan's Pointe Apartments," respectively. In 1991, it completed a private placement of units that raised net proceeds of approximately $10,500,000. Crossbridge

         4045

Apartments consists of 160 apartment units, Park at Deerbrook Apartments consists of 280 apartment units and Ryan's Pointe Apartments consists of 100 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2040, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $4,444,391, payable to Metropolitan Life, which bears interest at a rate of 7.61%. The mortgage debt is due in December 2002. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4046

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4047

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4048

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4049

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4050

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4051

SUMMARY FINANCIAL INFORMATION OF TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

     The summary financial information of Texas Residential Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Texas Residential Investors Limited Partnership for the years ended December 31, 1997, 1996, and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

                                          FOR THE SIX MONTHS
                                            ENDED JUNE 30,                       FOR THE YEAR ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1998         1997         1997         1996         1995         1994         1993
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
  Total Revenues......................   1,625,633            0    3,173,970    2,813,082    2,865,809    2,838,748    2,812,474
  Net Income/(Loss)...................     189,806            0      165,512     (116,678)     498,026      598,831      378,585
BALANCE SHEET DATA:
  Real Estate, Net of Accumulated
    Depreciation......................  11,806,091            0   11,964,690   12,250,545   12,438,432   12,514,579   12,651,544
  Total Assets........................  14,412,036            0   14,301,097   14,306,577   20,375,735   14,524,115   14,869,443
  Mortgage Notes Payable, including
    Accrued Interest..................   5,982,881            0    6,102,560    6,156,558    6,235,909            0            0
  Partners' Capital/(Deficit).........   7,674,990            0    7,485,184    7,547,368   13,886,268   14,025,454   14,267,841

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $1,000

         4052

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4053

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     In addition, if there is a sale or exchange of 50% or more of the total interest in capital and profits of your partnership within any 12-month period, including sales or exchanges resulting from the offer, your partnership will terminate for Federal income tax purposes. Any such termination may, among other things, subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you if you do not tender all of your units (thereby increasing the taxable income allocable to your units each year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Any such termination may also change (and possibly shorten) your holding period with respect to your units that you choose to retain.

     The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the

         4054

value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been declines in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0 with respect to your units, distributions with respect to the Preferred OP Units
and Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your

         4055

partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

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     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

         4057

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4058

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4059

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign your rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998 IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially, all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4060

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         4061

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         4062

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         4063

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         4064

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         4065

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         4066

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

          (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         4067

that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         4068

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         4069

distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         4070

Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4071

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4072

in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4073

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                 PREFERRED OP UNITS                                      CLASS I PREFERRED STOCK

                                               Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4074
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4075
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4076

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4077

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4078

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4079

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4080

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4081

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions of $2.25 with respect to the Common OP Units and the 1997 distributions of $1,000 with respect to your units, distributions with respect to the Preferred OP Units
     and Common OP Units being offered are expected to be      , immediately
     following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         4082

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................               Not available
  Estimated Liquidation Proceeds............................    $

         4083

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

         4084

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not

         4085

     limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the

         4086

     value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4087

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Crossbridge Apartments, Park at Deerbrook           Partnership owns interests (either directly or through
Apartments and Ryan's Pointe Apartments, respectively.       subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2040.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire an interest      The purpose of the AIMCO Operating Partnership is to
as a general partner in Texas Apartment Investors and        conduct any business that may be lawfully conducted by
to hold, own, maintain, sell, transfer, convey,              a limited partnership organized pursuant to the
exchange, otherwise dispose or deal in this partnership      Delaware Revised Uniform Limited Partnership Act (as
interest. Subject to restrictions contained in your          amended from time to time, or any successor to such
partnership's agreement of limited partnership, your         statute) (the "Delaware Limited Partnership Act"),
partnership may perform all acts necessary, advisable        provided that such business is to be conducted in a
or convenient to the business of your partnership            manner that permits AIMCO to be qualified as a REIT,
including borrowing money and creating liens.                unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4088
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 105 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The general partner may              contributions as may be established by the general
increase the total number of units sold to 168 units in      partner in its sole discretion. The net capital
its sole discretion. The capital contribution need not       contribution need not be equal for all OP Unitholders.
be equal for all limited partners and no action or           No action or consent by the OP Unitholders is required
consent is required in connection with the admission of      in connection with the admission of any additional OP
any additional limited partners.                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
In addition, the general partner may sell additional         Subject to Delaware law, any additional partnership
limited partnership interests on such terms and              interests may be issued in one or more classes, or one
conditions and the additional limited partners will          or more series of any of such classes, with such
have such rights and obligations as the general partner      designations, preferences and relative, partici-
determines; provided that the general partner must           pating, optional or other special rights, powers and
first offer such interests to the original limited           duties as shall be determined by the general partner,
partners. With the consent of the limited partners           in its sole and absolute discretion without the
holding a majority of the units, the general partner         approval of any OP Unitholder, and set forth in a
may also sell other equity interests in your                 written document thereafter attached to and made an
partnership, other than units, which have such rights        exhibit to the AIMCO Operating Partnership Agreement.
as the general partner may determine.

                  Restrictions Upon Related Party Transactions


Your partnership may pay the general partner or its          The AIMCO Operating Partnership may lend or contribute
affiliates fees for various goods and services,              funds or other assets to its subsidiaries or other
including, without limitation, insurance, insurance          persons in which it has an equity investment, and such
brokerage, mortgage brokerage in connection with             persons may borrow funds from the AIMCO Operating
financings and refinancings of your partnership's            Partnership, on terms and conditions established in the
property, management, rehabilitation, construction           sole and absolute discretion of the general partner. To
supervision, leasing and property brokerage at the then      the extent consistent with the business purpose of the
prevailing market rates in the vicinity of your              AIMCO Operating Partnership and the permitted
partnership's property. Although your partnership may        activities of the general partner, the AIMCO Operating
not make loans to the general partner or any of its          Partnership may transfer assets to joint ventures,
affiliates, the partners and their affiliates may lend       limited liability companies, partnerships,
money to your partnership. Such loans will be evidenced      corporations, business trusts or other business
by promissory notes which bear interests at a                entities in which it is or thereby becomes a
commercially reasonably rate not in excess of the            participant upon such terms and subject to such
lesser of the maximum rate permitted by law and 3%           conditions consistent with the AIMCO Operating Part-
above the "base rate" of The First National Bank of          nership Agreement and applicable law as the general
Boston and be subordinate to the obligation of your          partner, in its sole and absolute discretion, believes
partnership to pay unrelated creditors of your               to be advisable. Except as expressly permitted by the
partnership, but have priority over distributions to         AIMCO Operating Partnership Agreement, neither the
partners.                                                    general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money or establish a lien of credit on the         restrictions on borrowings, and the general partner has
general credit of your partnership or secure any such        full power and authority to borrow money on behalf of
debt by mortgage, pledge or other lien on any of the         the AIMCO Operating Partnership. The AIMCO Operating
assets of your partnership, and to issue evidences of        Partnership has credit agreements that restrict, among
indebtedness in furtherance of any or all of the             other things, its ability to incur indebtedness. See
purposes of your partnership and to enter into any           "Risk Factors -- Risks of Significant Indebtedness" in
agreement necessary or advisable in connection with          the accompanying Prospectus.
such borrowing.

         4089
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner or its duly authorized            with a statement of the purpose of such demand and at
representative to inspect the register containing the        such OP Unitholder's own expense, to obtain a current
names and interests owned by the partners at any             list of the name and last known business, residence or
reasonable time during normal business hours at the          mailing address of the general partner and each other
office of your partnership.                                  OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control the business of        the AIMCO Operating Partnership are vested in AIMCO-GP,
your partnership, to bind your partnership by its sole       Inc., which is the general partner. No OP Unitholder
signature and to take any action it deems necessary or       has any right to participate in or exercise control or
advisable in connection with the business of your            management power over the business and affairs of the
partnership. No limited partner has any authority or         AIMCO Operating Partnership. The OP Unitholders have
right to act for or bind your partnership or                 the right to vote on certain matters described under
participate in or have any control over your                 "Comparison of Ownership of Your Units and AIMCO OP
partnership business, except as required by law.             Units -- Voting Rights" below. The general partner may
                                                             not be removed by the OP Unitholders with or without
                                                             cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates who perform services on behalf of         partner is not liable to the AIMCO Operating
your partnership will not incur any liability,               Partnership for losses sustained, liabilities incurred
responsibility or accountability for damages or              or benefits not derived as a result of errors in
otherwise to your partnership or any limited partner         judgment or mistakes of fact or law of any act or
arising out of any acts performed or any omission by         omission if the general partner acted in good faith.
any of them if they believed in good faith that such         The AIMCO Operating Partnership Agreement provides for
act or omission was in the best interests of your            indemnification of AIMCO, or any director or officer of
partnership and such course of conduct did not               AIMCO (in its capacity as the previous general partner
constitute negligence or misconduct on the part of the       of the AIMCO Operating Partnership), the general
such person. In addition, your partnership will              partner, any officer or director of general partner or
indemnify and save harmless the general partner and its      the AIMCO Operating Partnership and such other persons
affiliates who perform services on behalf of your            as the general partner may designate from and against
partnership, to the full extent permitted by law,            all losses, claims, damages, liabilities, joint or
against any loss, damage, liability, cost or expenses        several, expenses (including legal fees), fines,
(including reasonable attorneys' fees) incurred by them      settlements and other amounts incurred in connection
in connection with your partnership provided that such       with any actions relating to the operations of the
loss, damage, liability, cost or expense was not the         AIMCO Operating Partnership, as set forth in the AIMCO
result of negligence or misconduct on the part of such       Operating Partnership Agreement. The Delaware Limited
persons. Such indemnity will be paid from, and only to       Partnership Act provides that subject to the standards
the extent of, partnership assets. However, the general      and restrictions, if any, set forth in its partnership
partner, its affiliates and any placing broker will be       agreement, a limited partnership may, and shall have
liable and not be indemnified from any loss, damage or       the power to, indemnify and hold harmless any partner
cost resulting from the violation of any Federal or          or other

         4090
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

state securities law in connection with the sale of          person from and against any and all claims and demands
units unless (i) there has been a successful                 whatsoever. It is the position of the Securities and
adjudication on the merits of each count involving such      Exchange Commission that indemnification of directors
securities law violation, (ii) such claims have been         and officers for liabilities arising under the
dismissed with prejudice on the merits by a court of         Securities Act is against public policy and is
competent jurisdiction or (iii) a court of competent         unenforceable pursuant to Section 14 of the Securities
jurisdiction approves a settlement of such claim. In         Act of 1933.
such claim for indemnification for Federal or state
securities law violation, the party seeking
indemnification must place before the court the
position of the SEC and any other applicable regulatory
agency with respect of the issue of indemnification for
securities law violations.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove the             has exclusive management power over the business and
general partner upon the vote of the limited partners        affairs of the AIMCO Operating Partnership. The general
holding more than 50% of the then outstanding units.         partner may not be removed as general partner of the
The general partner may withdraw voluntarily from your       AIMCO Operating Partnership by the OP Unitholders with
partnership only if another general partner remains or       or without cause. Under the AIMCO Operating Partnership
is elected. The general partner may admit any person as      Agreement, the general partner may, in its sole
an additional or substitute general partner if the           discretion, prevent a transferee of an OP Unit from
limited partners owning more than 50% of the then            becoming a substituted limited partner pursuant to the
outstanding units consent. A limited partner may not         AIMCO Operating Partnership Agreement. The general
transfer his interests without the consent of the            partner may exercise this right of approval to deter,
general partner.                                             delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended upon approval by the limited partners owning      in the AIMCO Operating Partnership Agreement, whereby
more than 50% of the units and the general partner. No       the general partner may, without the consent of the OP
amendment may be adopted which affect the obligation of      Unitholders, amend the AIMCO Operating Partnership
the limited partners to make their required capital          Agreement, amendments to the AIMCO Operating
contribution or affect the timing or the amount of the       Partnership Agreement require the consent of the
fees paid by your partnership under your partner-            holders of a majority of the outstanding Common OP
ship's agreement of limited partnership. Any amendment       Units, excluding AIMCO and certain other limited
which adversely affects the rights of a specific             exclusions (a "Majority in Interest"). Amendments to
partner must be approved by such affected partner.           the AIMCO Operating Partnership Agreement may be
Amendments which increase the amount of or accelerate        proposed by the general partner or by holders of a
the date of payment for capital contributions required       Majority in Interest. Following such proposal, the
to be paid by limited partners, extend the termination       general partner will submit any proposed amendment to
date of your partnership, adversely affect the rights        the OP Unitholders. The general partner will seek the
of limited partners or amend the amendment provisions        written consent of the OP Unitholders on the proposed
required the consent of all limited partners. The            amendment or will call a meeting to vote thereon. See
general partner may amend your partnership's agreement       "Description of OP Units -- Amendment of the AIMCO
of limited partnership without the consent of the            Operating Partnership Agreement" in the accompanying
limited partners to comply with the applicable laws and      Prospectus.
correct any ambiguities.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $22,500 (which may be increased pro rata to up      capacity as general partner of the AIMCO Operating
to $36,000 if, in the discretion of the general              Partnership. In addition, the AIMCO Operating Part-
partner, the offering of units is increased to               nership is responsible for all expenses incurred
$16,180,000) beginning in 1991, increasing annually at       relating to the AIMCO Operating Partnership's ownership
a rate of 6% beginning in 1992. Moreover, the general        of its assets and the operation of the AIMCO Operating
partner or certain affiliates may be entitled to             Partnership and reimburses the general partner for such
compensation for additional services rendered.               expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         4091
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is liable for the            negligence, no OP Unitholder has personal liability for
debts, liabilities, contacts or obligations of your          the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of its capital contribution when due under          the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
After its capital contribution has been fully paid, no       ment in the AIMCO Operating Partnership. However, the
limited partner, except as otherwise required by             limitations on the liability of limited partners for
applicable law, is required to make any further capital      the obligations of a limited partnership have not been
contributions or to make loans to your partnership.          clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time but is not             a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership as necessary to conduct the business        its limited partners the highest duties of good faith,
of your partnership and must at all times act in a           fairness and loyalty and which generally prohibit such
fiduciary manner toward your partnership and the             general partner from taking any action or engaging in
limited partners. The general partner at all times has       any transaction as to which it has a conflict of
a fiduciary responsibility for the safekeeping and use       interest. The AIMCO Operating Partnership Agreement
of all partnership funds and assets. The general             expressly authorizes the general partner to enter into,
partner may assign some of its general partner               on behalf of the AIMCO Operating Partnership, a right
functions to affiliate; provided, however, that,             of first opportunity arrangement and other conflict
notwithstanding any such assignment, the general             avoidance agreements with various affiliates of the
partner will retain full responsibility to your              AIMCO Operating Partnership and the general partner, on
partnership for the satisfactory performance of all          such terms as the general partner, in its sole and
partnership general partner duties. Subject to its           absolute discretion, believes are advisable. The AIMCO
fiduciary duties, the general partner and its                Operating Partnership Agreement expressly limits the
affiliates may engage in or possess an interest in           liability of the general partner by providing that the
other business ventures of every nature and                  general partner, and its officers and directors will
description, including without limitation, real estate       not be liable or accountable in damages to the AIMCO
business ventures, whether or not such other                 Operating Partnership, the limited partners or
enterprises are in competition with any activities of        assignees for errors in judgment or mistakes of fact or
your partnership.                                            law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         4092
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment

The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the general      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partner, with the consent of the         Operating Partnership Agreement,         have voting rights only with
limited partners may continue the        the holders of the Preferred OP          respect to certain limited matters
business of your partnership after       Units will have the same voting          such as certain amendments and
the sale of all or substantially or      rights as holders of the Common OP       termination of the AIMCO Operating
the assets solely for the purpose        Units. See "Description of OP            Partnership Agreement and certain
of receiving and collecting notes        Units" in the accompanying               transactions such as the
received in consideration of your        Prospectus. So long as any               institution of bankruptcy
partnership's assets, dissolve your      Preferred OP Units are outstand-         proceedings, an assignment for the
partnership and admit an addition        ing, in addition to any other vote       benefit of creditors and certain
or substitute general partner. The       or consent of partners required by       transfers by the general partner of
consent of a limited partner will        law or by the AIMCO Operating            its interest in the AIMCO Operating
be                                       Partnership Agree-                       Part-

         4093
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

deemed to be granted if it does not      ment, the affirmative vote or            nership or the admission of a
refuse to consent in writing within      consent of holders of at least 50%       successor general partner.
thirty days after it received            of the outstanding Preferred OP
notice requesting its consent. The       Units will be necessary for              Under the AIMCO Operating Partner-
holders of a majority in interest        effecting any amendment of any of        ship Agreement, the general partner
of the outstanding units may also        the provisions of the Partnership        has the power to effect the
remove the general partner, elect a      Unit Designation of the Preferred        acquisition, sale, transfer,
general partner, amend your              OP Units that materially and             exchange or other disposition of
partnership's agreement of limited       adversely affects the rights or          any assets of the AIMCO Operating
partnership, subject to certain          preferences of the holders of the        Partnership (including, but not
exceptions, approve or disapprove        Preferred OP Units. The creation or      limited to, the exercise or grant
the sale of all or substantially         issuance of any class or series of       of any conversion, option,
all of the assets of your                partnership units, including,            privilege or subscription right or
partnership and terminate your           without limitation, any partner-         any other right available in
partnership before the expiration        ship units that may have rights          connection with any assets at any
of its term.                             senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow (as           $      per Preferred OP Unit;            tribute quarterly all, or such
defined in your partnership              provided, however, that at any time      portion as the general partner may
agreement) are distributed at            and from time to time on or after        in its sole and absolute discretion
reasonable intervals during the          the fifth anniversary of the issue       determine, of Available Cash (as
fiscal year as determined by the         date of the Preferred OP Units, the      defined in the AIMCO Operating
general partner, and in any event        AIMCO Operating Partnership may          Partnership Agreement) generated by
are made within sixty days after         adjust the annual distribution rate      the AIMCO Operating Partnership
the close of the fiscal year. The        on the Preferred OP Units to the         during such quarter to the general
distributions payable to the             lower of (i)     % plus the annual       partner, the special limited
partners are not fixed in amount         interest rate then applicable to         partner and the holders of Common
and depend upon the operating            U.S. Treasury notes with a maturity      OP Units on the record date
results and net sales or                 of five years, and (ii) the annual       established by the general partner
refinancing proceeds available from      dividend rate on the most recently       with respect to such quarter, in
the disposition of your                  issued AIMCO non-convertible             accordance with their respective
partnership's assets. Your partner-      preferred stock which ranks on a         interests in the AIMCO Operating
ship has made distributions in the       parity with its Class H Cumu-            Partnership on such record date.
past and is projected to make                                                     Holders of any other Pre-
distributions in 1998.

         4094
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor, except in limited                 Preferred OP Units are not listed        nership Agreement restricts the
circumstances, or an incompetent         on any securities exchange. The          transferability of the OP Units.
and such person will become a            Preferred OP Units are subject to        Until the expiration of one year
substitute limited partner if: (1)       restrictions on transfer as set          from the date on which an OP
such transfer is of at least  1/2        forth in the AIMCO Operating             Unitholder acquired OP Units,
unit, except in limited circum-          Partnership Agreement.                   subject to certain exceptions, such
stances, (2) a transfer application                                               OP Unitholder may not transfer all
has been completed by the assignor       Pursuant to the AIMCO Operating          or any portion of its OP Units to
and assignee, (3) the approval of        Partnership Agreement, until the         any transferee without the consent
the general partner which may be         expiration of one year from the          of the general partner, which
withheld in the sole and absolute        date on which a holder of Preferred      consent may be withheld in its sole
discretion of the general partner        OP Units acquired Preferred OP           and absolute discretion. After the
has been granted, (4) the transfer,      Units, subject to certain                expiration of one year, such OP
when added to all other assignments      exceptions, such holder of               Unitholder has the right to
within the preceding twelve months       Preferred OP Units may not transfer      transfer all or any portion of its
ending on the date of the proposed       all or any portion of its Pre-           OP Units to any person, subject to
assignment would not result in the       ferred OP Units to any transferee        the satisfaction of certain
termination of your partnership          without the consent of the general       conditions specified in the AIMCO
under the tax code, (5) if required      partner, which consent may be            Operating Partnership Agreement,
by the general partner, the              withheld in its sole and absolute        including the general partner's
assignor or the assignee pays all        discretion. After the expiration of      right of first refusal. See
costs and fees associated with the       one year, such holders of Preferred      "Description of OP Units --
transaction, (6) the transfer            OP Units has the right to transfer       Transfers and Withdrawals" in the
complies with all applicable law,        all or any portion of its Preferred      accompanying Prospectus.
including Federal and state secu-        OP Units to any person, subject to
                                         the satisfaction of

         4095
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

rities laws, (7) the transfer of         certain conditions specified in the      After the first anniversary of
the interest is not smaller than         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
$20,000 or would cause your              ment, including the general              Units, an OP Unitholder has the
partnership to possess the               partner's right of first refusal.        right, subject to the terms and
characteristic of "free                                                           conditions of the AIMCO Operating
transferability of interests" under      After a one-year holding period, a       Partnership Agreement, to require
the Treasury Regulations and (8)         holder may redeem Preferred OP           the AIMCO Operating Partnership to
the assignor and assignee have com-      Units and receive in exchange            redeem all or a portion of the
plied with such other conditions as      therefor, at the AIMCO Operating         Common OP Units held by such party
set forth in your partnership's          Partnership's option, (i) subject        in exchange for a cash amount based
agreement of limited partnership.        to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
There are no redemption rights           Liquidation Preference of the            OP Units -- Redemption Rights" in
associated with your units.              Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4096

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $22,500 (which may be increased pro rata to up to $36,000 if, in the discretion of the general partner, the offering of units is increased to $16,180,000) beginning in 1991, increasing annually at a rate of 6% beginning in 1992 from your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $137,205 in 1996, $152,785 in 1997 and $80,776 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4097

                                YOUR PARTNERSHIP

GENERAL

     Texas Residential Investors Limited Partnership is a Delaware limited partnership which raised net proceeds of approximately $10,500,000 in 1991 through a private offering. The promoter for the private offering of your partnership was Winthrop Securities Co., Inc. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 163 limited partners of your partnership and a total of 168 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages a small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 21, 1991 for the purpose of owning and operating a small number of apartment properties located in Dallas, Texas and Houston, Texas, known as "Crossbridge Apartments", "Park at Deerbrook Apartments" and "Ryan's Pointe Apartments," respectively. There are 160 apartment units in Crossbridge Apartments. Park at Deerbrook Apartments has 280 apartment units. In Ryan's Pointe Apartments, there are 100 apartment units. The average rent per apartment unit is $5,746.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $137,205, $152,785 and $80,776, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2040 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         4098

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding on "Ryan's Pointe Apartments" of $4,444,391 payable to Metropolitan Life which bears interest at a rate of 7.61% and is due December 2002. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4099

     Below is selected financial information for Texas Residential Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                          TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP
                                      ----------------------------------------------------------------------------------------
                                             JUNE 30,                                    DECEMBER 31,
                                      -----------------------   --------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents...........     818,803          Not      675,795      388,637    6,620,669      892,063      975,157
Land & Building.....................  14,923,111    Available   14,842,560   14,639,835   14,373,866   14,048,403   13,813,472
Accumulated Depreciation............  (3,117,020)           0   (2,877,870)  (2,389,290)  (1,935,434)  (1,533,824)  (1,161,928)
Other Assets........................   1,787,142            0    1,660,612    1,667,395    1,316,634    1,117,473    1,242,742
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Assets...............  14,412,036            0   14,301,097   14,306,577   20,375,735   14,524,115   14,869,443
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
Mortgage & Accrued Interest.........   5,982,881                 6,102,560    6,156,558    6,235,909            0            0
Other Liabilities...................     754,165                   713,353      602,651      253,558      498,661      601,602
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Liabilities..........   6,737,046            0    6,815,913    6,759,209    6,489,467      498,661      601,602
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Partners Capital (Deficit)..........   7,674,990            0    7,485,184    7,547,368   13,886,268   14,025,454   14,267,841
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                                             TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP
                                          -------------------------------------------------------------------------------------
                                          FOR THE SIX MONTHS ENDED                       FOR THE YEARS ENDED
                                                  JUNE 30,                                  DECEMBER 31,
                                          -------------------------   ---------------------------------------------------------
                                             1998          1997         1997        1996        1995        1994        1993
                                          -----------   -----------   ---------   ---------   ---------   ---------   ---------
STATEMENTS OF OPERATIONS
Rental Revenue..........................   1,551,477                  3,017,269   2,661,069   2,701,538   2,609,592   2,444,750
Other Income............................      74,156                    156,701     152,013     164,271     229,156     367,724
                                          ----------    ----------    ---------   ---------   ---------   ---------   ---------
         Total Revenue..................   1,625,633             0    3,173,970   2,813,082   2,865,809   2,838,748   2,812,474
                                          ----------    ----------    ---------   ---------   ---------   ---------   ---------
Operating Expenses......................     604,776             0    1,248,159   1,285,755   1,214,949   1,299,665   1,314,623
General & Administrative................     182,112                    392,025     291,590     343,180     203,187     220,871
Depreciation............................     244,290                    488,580     453,856     401,610     371,896     357,901
Interest Expense........................     227,070                    465,218     475,477           0           0     183,960
Property Taxes..........................     177,579                    414,476     423,082     408,044     365,169     356,534
                                          ----------    ----------    ---------   ---------   ---------   ---------   ---------
         Total Expenses.................   1,435,827             0    3,008,458   2,929,760   2,367,783   2,239,917   2,433,889
                                          ----------    ----------    ---------   ---------   ---------   ---------   ---------
         Net Income.....................     189,806             0      165,512    (116,678)    498,026     598,831     378,585
                                          ==========    ==========    =========   =========   =========   =========   =========

         4100

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Due to this partnership being a recent acquisition, no data is available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized net income of $189,806 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,625,633 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $604,776 for the six months ended June 30, 1998. Management expenses totaled $80,776 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $182,112 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $227,070 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $165,512 for the year ended December 31, 1997, compared to a net loss of $116,678 for the year ended December 31, 1996. The increase in net income of $282,190, or 241.85% was primarily the result of increased rental revenue, coupled with decreased operating expenses, offset by an increase in general and administrative expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $3,173,970 for the year ended December 31, 1997, compared to $2,813,082 for the year ended December 31, 1996, an increase of $360,888, or 12.83%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled

         4101

     $1,248,159 for the year ended December 31, 1997, compared to $1,285,755 for the year ended December 31, 1996, a decrease of $37,596 or 2.92%. Management expenses totaled $152,785 for the year ended December 31, 1997, compared to $137,205 for the year ended December 31, 1996, an increase of $15,580, or 11.36%. The increase resulted from increased rental revenue as management fees are calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $392,025 for the year ended December 31, 1997 compared to $291,590 for the year ended December 31, 1996, an increase of $100,435 or 34.44%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $465,218 for the year ended December 31, 1997, compared to $475,477 for the year ended December 31, 1996, a decrease of $10,259, or 2.16%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $116,678 for the year ended December 31, 1996, compared to $498,026 for the year ended December 31, 1995. The decrease in net income of $614,704, or 123.43% was primarily the result of interest expense on a mortgage obtained in December of 1995, coupled with a decrease in total revenue and an increase in operating and general and administrative expenses. These factors are discussed further in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,813,082 for the year ended December 31, 1996, compared to $2,865,809 for the year ended December 31, 1995, a decrease of $52,727, or 1.84%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,285,755 for the year ended December 31, 1996,compared to $1,214,949 for the year ended December 31, 1995, an increase of $70,806 or 5.83%. Management expenses totaled $137,205 for the year ended December 31, 1996, compared to $138,499 for the year ended December 31, 1995, a decrease of $1,294, or 0.93%.

     General and Administrative Expenses

     General and administrative expenses totaled $291,590 for the year ended December 31, 1996 compared to $343,180 for the year ended December 31, 1995, a decrease of $51,590 or 15.03%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $475,477 for the year ended December 31, 1996, compared to $0 for the year ended December 31, 1995, an increase of $475,477, or 100%. The increase is due to the partnership obtaining two new mortgages on December 28, 1995.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $818,803 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on

         4102

outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates who perform services on behalf of your partnership will not incur any liability, responsibility or accountability for damages or otherwise to your partnership or any limited partner arising out of any acts performed or any omission by any of them if they believed in good faith that such act or omission was in the best interests of your partnership and such course of conduct did not constitute negligence or misconduct on the part of the such person. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will indemnify and save harmless the general partner and its affiliates who perform services on behalf of your partnership, to the full extent permitted by law, against any loss, damage, liability, cost or expenses (including reasonable attorneys' fees) incurred by them in connection with your partnership provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct on the part of such persons. Such indemnity will be paid from, and only to the extent of, partnership assets. However, the general partner, its affiliates and any placing broker will be liable and not be indemnified from any loss, damage or cost resulting form the violation of any Federal or state securities law in connection with the sale of units unless (i) there has been a successful adjudication on the merits of each count involving such securities law violation, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or
(iii) a court of competent jurisdiction approves a settlement of such claim. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect of the issue of indemnification for securities law violations. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     No partnership funds will be used to purchase any insurance that insures any party against any liability that is prohibited by your partnership's agreement of limited partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $62,500.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $ 4,300
1995........................................................       3,755
1996........................................................      37,000
1997........................................................       1,000
1998 (through June 30)......................................           0

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the

         4103

     general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994............................................    $42,877
1995............................................     45,450
1996............................................     48,177
1997............................................     58,706
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $138,499
1996............................................     137,205
1997............................................     152,785
1998 (through June 30)..........................      80,776

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         4104

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The consolidated financial statements of Texas Residential Investors Limited Partnership at December 31, 1997 and 1996 and for the years then ended, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         4105

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-8
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996................................   F-9
Consolidated Statements of Changes in Partners' Capital for
  the years ended December 31, 1997 and 1996................  F-10
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996................................  F-11
Notes to Consolidated Financial Statements..................  F-12
Independent Auditors' Report................................  F-16
Consolidated Balance Sheets as of December 31, 1996 and
  1995......................................................  F-17
Consolidated Statements of Operations for the years ended
  December 31, 1996 and 1995................................  F-18
Consolidated Statements of Changes in Partners' Capital for
  the years ended December 31, 1996 and 1995................  F-19
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996 and 1995................................  F-20
Notes to Consolidated Financial Statements..................  F-21

         4106

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                 $   818,803
Receivables and Deposits....................................                     747,149
Other Assets................................................                   1,039,993
Investment Property:
  Land......................................................  $ 1,694,963
  Building and related personal property....................   13,228,148
                                                              -----------
                                                               14,923,111
  Less: Accumulated depreciation............................   (3,117,020)    11,806,091
                                                              -----------    -----------
          Total Assets:.....................................                 $14,412,036
                                                                             ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                 $    46,522
Other Accrued Liabilities...................................                      56,794
Property Taxes Payable......................................                     530,725
Tenant Security Deposits....................................                      91,896
Notes Payable...............................................                   6,011,109
Partners' Capital...........................................                   7,674,990
                                                                             -----------
          Total Liabilities and Partners' Capital...........                 $14,412,036
                                                                             ===========

         4107

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................   $1,551,477
  Other Income..............................................       74,156
                                                               ----------
          Total Revenues:...................................    1,625,633
Expenses:
  Operating Expenses........................................      604,776
  General and Administrative Expenses.......................      182,112
  Depreciation Expense......................................      244,290
  Interest Expense..........................................      227,070
  Property Tax Expense......................................      177,579
                                                               ----------
          Total Expenses:...................................    1,435,827
                                                               ----------
          Net Income........................................   $  189,806
                                                               ==========

         4108

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                        SIX MONTHS ENDING JUNE 30, 1998

Operating Activities:
  Net Income................................................   $ 189,806
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................     280,898
     Changes in accounts:
       Receivables and deposits and other assets............    (157,452)
       Accounts Payable and accrued expenses................     (32,147)
          Net cash provided by (used in) operating
          activities........................................     281,105
                                                               ---------
Investing Activities:
  Property improvements and replacements....................     (85,691)
                                                               ---------
          Net cash provided by (used in) investing
          activities........................................     (85,691)
                                                               ---------
Financing Activities:
  Payments on mortgage......................................     (52,406)
                                                               ---------
          Net cash provided by (used in) financing
          activities........................................     (52,406)
                                                               ---------
          Net increase (decrease) in cash and cash
          equivalents.......................................     143,008
Cash and cash equivalents at beginning of year..............     675,795
                                                               ---------
Cash and cash equivalents at end of period..................   $ 818,803
                                                               =========

         4109

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Texas Residential Investors Limited Partnership and Subsidiary as of June 30, 1998 and for the six months ended June 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4110

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

       CONSOLIDATED FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         4111

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Texas Residential Investors Limited Partnership

     We have audited the accompanying consolidated balance sheets of Texas Residential Investors Limited Partnership and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in partners' capital and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Texas Residential Investors Limited Partnership and Subsidiary as of December 31, 1997 and 1996, and the results of their operations, and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
February 9, 1998

         4112

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1997            1996
                                                              -----------     -----------
Investment in Real Estate
  Land......................................................  $ 1,755,376     $ 1,755,376
  Buildings and improvements, net of accumulated
     depreciation of $2,877,870 and $2,389,290..............   10,209,314      10,495,169
                                                              -----------     -----------
                                                               11,964,690      12,250,545
Other Assets
  Cash and cash equivalents.................................      589,142         182,335
  Accounts receivable and other assets......................      121,823         133,718
  Repair escrow.............................................       48,200          48,200
  Mortgage escrow deposits..................................      458,540         380,214
  Tenant security deposits -- funded........................       86,653         206,302
  Deferred costs, net of accumulated amortization of
     $330,683 and $459,234..................................    1,032,049       1,105,263
                                                              -----------     -----------
                                                              $14,301,092     $14,306,577
                                                              ===========     ===========

                            LIABILITIES AND PARTNERS' CAPITAL
Liability Applicable to Investment in Real Estate
  Mortgages payable.........................................  $ 6,063,515     $ 6,156,558
                                                              -----------     -----------
Other Liabilities
  Accounts payable..........................................      104,439         103,581
  Accrued real estate taxes.................................      420,834         326,710
  Accrued interest payable -- mortgage......................       39,045              --
  Accrued expense...........................................      101,870          88,223
  Tenant security deposits..................................       86,210          84,137
                                                              -----------     -----------
                                                                  752,398         602,651
                                                              -----------     -----------
Partners' Capital...........................................    7,485,184       7,547,368
                                                              -----------     -----------
                                                              $14,301,092     $14,306,577
                                                              ===========     ===========

                 See notes to consolidated financial statements

         4113

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                 1997         1996
                                                              ----------   ----------
Revenue
  Rental....................................................  $3,017,269   $2,661,069
  Interest..................................................      21,102       16,717
  Other.....................................................     135,599      135,296
                                                              ----------   ----------
          Total revenue.....................................   3,173,970    2,813,082
                                                              ----------   ----------
Operating expenses
  Leasing...................................................      75,370       68,072
  General and administrative................................     392,025      291,590
  Management fees...........................................     195,341      185,382
  Utilities.................................................     276,841      272,717
  Repairs and maintenance...................................     307,337      381,099
  Janitorial................................................      36,659       31,098
  Painting and decorating...................................      66,042       75,120
  Insurance.................................................     105,142      123,810
  Taxes.....................................................     414,476      423,082
                                                              ----------   ----------
          Total operating expenses..........................   1,869,233    1,851,970
                                                              ----------   ----------
Other expenses
  Interest expense-mortgage.................................     465,218      475,477
  Depreciation..............................................     488,580      453,856
  Amortization..............................................      73,214       75,469
  Partnership expenses......................................     112,213       72,988
                                                              ----------   ----------
          Total other expenses..............................   1,139,225    1,077,790
                                                              ----------   ----------
          Total expenses....................................   3,008,458    2,929,760
                                                              ----------   ----------
          Net income (loss).................................  $  165,512   $ (116,678)
                                                              ==========   ==========
Net income (loss) allocated to general partner..............  $    1,655   $   (1,167)
                                                              ==========   ==========
Net income (loss) allocated to limited partners.............  $  163,857   $ (115,511)
                                                              ==========   ==========

                 See notes to consolidated financial statements

         4114

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          GENERAL      LIMITED
                                                          PARTNER     PARTNERS        TOTAL
                                                         ---------   -----------   -----------
Balance, December 31, 1995.............................  $(464,083)  $14,350,351   $13,886,268
  Net loss.............................................     (1,167)     (115,511)     (116,678)
  Distributions to partners............................     (6,222)   (6,216,000)   (6,222,222)
                                                         ---------   -----------   -----------
Balance, December 31, 1996.............................   (471,472)    8,018,840     7,547,368
  Net income...........................................      1,655       163,857       165,512
  Distributions to partners............................    (58,324)     (169,372)     (227,696)
                                                         ---------   -----------   -----------
Balance, December 31, 1997.............................  $(528,141)  $ 8,013,325   $ 7,485,184
                                                         =========   ===========   ===========

                 See notes to consolidated financial statements

         4115

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                1997          1996
                                                              ---------    -----------
Cash flows from operating activities
  Net income (loss).........................................  $ 165,512    $  (116,678)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation...........................................    488,580        453,856
     Amortization...........................................     73,214         75,469
     Decrease (increase) in accounts receivable and other
      assets................................................     11,895        (41,400)
     Increase in mortgage escrow deposits...................    (78,326)      (322,470)
     Increase (decrease) in accounts payable................        858        (39,586)
     Increase in accrued real estate taxes..................     94,124        262,238
     Increase (decrease) in net security deposits...........    121,722       (115,479)
     Increase in accrued expenses...........................     13,647         51,194
     Increase in accrued interest payable -- mortgage.......     39,045             --
                                                              ---------    -----------
          Net cash provided by operating activities.........    930,271        207,144
                                                              ---------    -----------
Cash flows from investing activities
  Investment in real estate.................................   (202,725)      (265,969)
                                                              ---------    -----------
          Net cash used in investing activities.............   (202,725)      (265,969)
                                                              ---------    -----------
Cash flows from financing activities
  Mortgages principal payments..............................    (93,043)       (79,351)
  Distributions to partners.................................   (227,696)    (6,222,222)
                                                              ---------    -----------
          Net cash used in financing activities.............   (320,739)    (6,301,573)
                                                              ---------    -----------
          Net increase (decrease) in cash and cash
            equivalents.....................................    406,807     (6,360,398)
Cash and cash equivalents, beginning........................    182,335      6,542,733
                                                              ---------    -----------
Cash and cash equivalents, ending...........................  $ 589,142    $   182,335
                                                              =========    ===========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $ 426,173    $   475,477
                                                              =========    ===========

                 See notes to consolidated financial statements

         4116

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Texas Residential Investors Limited Partnership (the "Partnership" or the "Investor Partnership"), a limited partnership, was formed on March 21, 1991 under the laws of the State of Delaware for the purpose of holding a general partnership interest in Texas Apartment Investors General Partnership (the "Operating Partnership"). The Operating Partnership has acquired three properties consisting of an aggregate of 540 market-rate rental apartment units, located in the Houston area and in Dallas, Texas. The Investor Partnership will terminate on December 31, 2040, or earlier upon the occurrence of certain events specified in the Investor Partnership Agreement.

     The general partner of the Investor Partnership is Winthrop Properties Limited Partnership ("WPLP"), which is a Delaware limited partnership. The initial limited partner of the Investor Partnership was AC Realty Co., Inc., which withdrew from the Partnership upon the first admission of investors. The Investor Partnership sold 168 limited partnership units at $100,000 per unit.

  Principles of Consolidation and Subsidiary

     The consolidated financial statements include all the accounts of Texas Residential Investors Limited Partnership and its majority-owned subsidiary, Texas Apartment Investors General Partnership. All intercompany balances have been eliminated in consolidation. Pursuant to the Operating Partnership's general partnership agreement, the Investor Partnership has significant control over major decisions, such as the sale or refinancing of the Operating Partnership. Accordingly, the accompanying consolidated financial statements have been consolidated and have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Deferred Costs

     Deferred costs which consist of loan fees, are capitalized and amortized using the straight-line method over the term of the related agreement.

  Investment in Real Estate

     Investment in real estate is carried at cost. The Operating Partnership provides for depreciation of buildings and improvements on the straight-line method over their estimated useful life for financial and reporting purposes. For income tax purposes, accelerated methods and lives are used.

  Rental Income

     Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. All leases between the Operating Partnership and tenants of the properties are operating leases.

         4117
         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     No provision is made for federal, state or local income taxes in the consolidated financial statements of the Partnership. Partners are required to report on their tax returns their allocable shares of income, gains, losses, deductions and credits of the Partnership.

  Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Investor and Operating Partnerships consider all highly liquid investments with maturities of less than three months to be cash equivalents.

NOTE B -- MORTGAGES PAYABLE

     On December 28, 1995, the Operating Partnership obtained two mortgage loans by the same lender in the aggregate amount of $6,235,909, which are collateralized by deeds of trust on the rental properties. The notes bear interest at a rate of 7.61%. Principal and interest are payable by the Operating Partnership in monthly installments of $46,530. A balloon payment of approximately $5,656,731 and the accrued interest is payable in full on December 1, 2002.

     Under agreements with the mortgage lender, the Operating Partnership is required to make monthly escrow deposits for taxes and insurance. The Operating Partnership was required to make an initial deposit into a repair escrow for repairs to the project upon obtaining the two mortgages in 1995.

     The liability of the Operating Partnership under the mortgage notes is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgages payable over each of the next five years are as follows:

   DECEMBER 31,
   ------------
   1998.................................................   $   90,418
   1999.................................................       97,554
   2000.................................................      105,253
   2001.................................................      113,559
   2002.................................................    5,656,731

NOTE C -- ACQUISITION OF THE PROPERTIES

     The Partnership owns a 99.9% general partnership interest in the Operating Partnership which was formed to acquire, renovate, own and operate certain residential apartments located in the Houston and Dallas, Texas metropolitan areas.

     In 1990, the Operating Partnership acquired three separate residential apartment complexes for an aggregate purchase price of $11,935,000 beginning on May 1, 1990, with the purchase of Crossbridge Apartments for $2,660,000. On October 16, 1990, the Park at Deerbrook and Ryan's Pointe Apartments were purchased for $2,350,000 and $6,925,000, respectively.

NOTE D -- RELATED PARTY TRANSACTIONS

     The Investor Partnership and Operating Partnership have incurred charges and commitments to affiliates of its general partner. Related party transactions include the following:

     (a)The Operating Partnership paid to an affiliate of the general partner, Winthrop Management, an annual property management fee equal to 5% of gross operating revenues for the properties through

         4118
         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

        October 27, 1997. Fees of $126,876 and $137,205 were charged to operations for the years ended December 31, 1997 and 1996, respectively.

     (b)On October 28, 1997, the Partnership terminated Winthrop Management as the managing agent, and appointed Insignia Residential Group, L.P. ("Insignia") as the new management agent (see note G to the financial statements). The management agreement provides for a management fee equal to 5% of gross operating revenues for the properties. Fees of $25,909 were charged to operations for the year ended December 31, 1997.

     (c)The Investor Partnership paid an annual administration and investor service fee to an affiliate of Winthrop which were to increase 6% per year. Fees of $42,556 and $48,177 were charged to operations for the years ended December 31, 1997 and 1996, respectively.

     (d)Effective October 28, 1997, the Investor Partnership charged operations for the annual administration and investor service fee and costs reimbursements payable to an affiliate of Insignia. Fees and reimbursements of $16,150 are included in partnership expense for the year ended December 31, 1997. At December 31, 1997, $16,150 remains payable.

     (e)Included in accounts payable at December 31, 1996 was $62,360 due to an affiliate of the general partner in connection with obtaining the Operating Partnership's mortgage loans.

NOTE E -- ALLOCATION OF INCOME, LOSSES AND CASH FLOW

     In accordance with the Investor Partnership Agreement, losses and cash flow are allocated 99% to the limited partners and 1% to the general partner and income is allocated to the partners in proportion to cash distributed to the partners. If there is no such cash available for distribution, income is allocated 95% to the limited partners and 5% to the general partner.

NOTE F -- CONCENTRATION OF CREDIT RISK

     The Operating Partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by each bank. As of December 31, 1997, the uninsured portion of the cash balances at both banks totaled $364,930.

NOTE G -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group acquired 100% of the Class B stock of First Winthrop Corporation, an affiliate of the general partner (WPLP).

         4119

                TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                [WINTHROP LOGO]
         4120

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Texas Residential Investors Limited Partnership

     We have audited the accompanying consolidated balance sheets of Texas Residential Investors Limited Partnership and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Texas Residential Investors Limited Partnership and Subsidiary as of December 31, 1996 and 1995, and the results of their operations, and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ REZNICK FEDDERS & SILVERMAN

Bethesda, Maryland
February 21, 1997

         4121

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1996          1995
                                                              -----------   -----------
Investment in Real Estate
  Land......................................................  $ 1,755,376   $ 1,755,376
  Buildings and improvements, net of accumulated
     depreciation of $2,389,290 and $1,935,434..............   10,495,169    10,683,056
                                                              -----------   -----------
                                                               12,250,545    12,438,432
Other Assets
  Cash and cash equivalents.................................      182,335     6,542,733
  Accounts receivable and other assets......................      133,718        92,318
  Repair escrow.............................................       48,200        48,200
  Mortgage escrow deposits..................................      380,214        57,744
  Tenant security deposits -- funded........................      206,302        77,936
  Deferred costs, net of accumulated amortization of
     $459,234
     and $383,765...........................................    1,105,263     1,118,372
                                                              -----------   -----------
                                                              $14,306,577   $20,375,735
                                                              ===========   ===========

                           LIABILITIES AND PARTNERS' CAPITAL
Liability Applicable to Investment in Real Estate
  Mortgages payable.........................................  $ 6,156,558   $ 6,235,909
                                                              -----------   -----------
Other Liabilities
  Accounts payable..........................................      103,581        80,807
  Accrued real estate taxes.................................      326,710        64,472
  Accrued expense and other liabilities.....................       88,223        37,029
  Tenant security deposits..................................       84,137        71,250
                                                              -----------   -----------
                                                                  602,651       253,558
                                                              -----------   -----------
Partners' Capital...........................................    7,547,368    13,886,268
                                                              -----------   -----------
                                                              $14,306,577   $20,375,735
                                                              ===========   ===========

                 See notes to consolidated financial statements

         4122

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                 1996           1995
                                                              ----------     ----------
Revenues
  Rental....................................................  $2,661,069     $2,701,538
  Interest..................................................      16,717         42,613
  Other.....................................................     135,296        121,658
                                                              ----------     ----------
          Total revenues....................................   2,813,082      2,865,809
                                                              ----------     ----------
Operating expenses
  Leasing...................................................      68,072         43,003
  General and administrative................................     291,590        343,180
  Management fees...........................................     185,382        183,949
  Utilities.................................................     272,717        274,895
  Repairs and maintenance...................................     381,099        436,893
  Janitorial................................................      31,098         46,370
  Painting and decorating...................................      75,120         58,806
  Insurance.................................................     123,810         92,025
  Taxes.....................................................     423,082        408,044
                                                              ----------     ----------
          Total operating expenses..........................   1,851,970      1,887,165
                                                              ----------     ----------
Other expenses
  Interest expense -- mortgage..............................     475,477             --
  Depreciation..............................................     453,856        401,610
  Amortization..............................................      75,469         45,508
  Partnership expenses......................................      72,988         33,500
                                                              ----------     ----------
          Total other expenses..............................   1,077,790        480,618
                                                              ----------     ----------
          Total expenses....................................   2,929,760      2,367,783
                                                              ----------     ----------
          Net income (loss).................................  $ (116,678)    $  498,026
                                                              ==========     ==========
Net income (loss) allocated to general partner..............  $   (1,167)    $    4,980
                                                              ==========     ==========
Net income (loss) allocated to limited partners.............  $ (115,511)    $  493,046
                                                              ==========     ==========

                 See notes to consolidated financial statements

         4123

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                          GENERAL      LIMITED
                                                          PARTNER     PARTNERS        TOTAL
                                                         ---------   -----------   -----------
Balance, December 31, 1994.............................  $(462,691)  $14,488,145   $14,025,454
  Net income...........................................      4,980       493,046       498,026
  Distributions........................................     (6,372)     (630,840)     (637,212)
                                                         ---------   -----------   -----------
Balance, December 31, 1995.............................   (464,083)   14,350,351    13,886,268
  Net loss.............................................     (1,167)     (115,511)     (116,678)
  Distributions........................................     (6,222)   (6,216,000)   (6,222,222)
                                                         ---------   -----------   -----------
Balance, December 31, 1996.............................  $(471,472)  $ 8,018,840   $ 7,547,368
                                                         =========   ===========   ===========

                 See notes to consolidated financial statements

         4124

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                 1996          1995
                                                              -----------   ----------
Cash flows from operating activities
  Net income (loss).........................................  $  (116,678)  $  498,026
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation...........................................      453,856      401,610
     Amortization...........................................       75,469       45,508
     Increase in accounts receivable and other assets.......      (41,400)     (53,573)
     Increase in mortgage escrow deposits...................     (322,470)     (57,744)
     (Decrease) increase in accounts payable................      (39,586)      38,251
     Increase (decrease) in accrued real estate taxes.......      262,238     (269,311)
     Decrease in net security deposits......................     (115,479)     (17,300)
     Increase (decrease) in accrued expenses and other
      liabilities...........................................       51,194           (2)
                                                              -----------   ----------
          Net cash provided by operating activities.........      207,144      585,465
                                                              -----------   ----------
Cash flows from investing activities
  Investment in real estates................................     (265,969)    (325,463)
  Increase in repair escrow.................................           --      (48,200)
                                                              -----------   ----------
          Net cash used in investing activities.............     (265,969)    (373,663)
                                                              -----------   ----------
Cash flows from financing activities
  Mortgages principal payments..............................      (79,351)          --
  Proceeds from mortgage loans..............................           --    6,235,909
  Distributions.............................................   (6,222,222)    (637,212)
  Increase in deferred costs................................           --     (159,829)
                                                              -----------   ----------
          Net cash provided by (used in) financing
            activities......................................   (6,301,573)   5,438,868
                                                              -----------   ----------
          Net increase (decrease) in cash and cash
            equivalents.....................................   (6,360,398)   5,650,670
Cash and cash equivalents, beginning........................    6,542,733      892,063
                                                              -----------   ----------
Cash and cash equivalents, ending...........................  $   182,335   $6,542,733
                                                              ===========   ==========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $   475,477   $       --
                                                              ===========   ==========

                 See notes to consolidated financial statements

         4125

         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Texas Residential Investors Limited Partnership (the "Partnership" or the "Investor Partnership"), a limited partnership, was formed on March 21, 1991 under the laws of the State of Delaware for the purpose of holding a general partnership interest in Texas Apartment Investors General Partnership (the "Operating Partnership"). The Operating Partnership has acquired three properties consisting of an aggregate of 540 market-rate rental apartment units, located in the Houston area and in Dallas, Texas. The Investor Partnership will terminate on December 31, 2040, or earlier upon the occurrence of certain events specified in the Investor Partnership Agreement.

     The general partner of the Investor Partnership is Winthrop Properties Limited Partnership ("WPLP"), which is a Delaware limited partnership. The initial limited partner of the Investor Partnership was AC Realty Co., Inc., which withdrew from the Partnership upon the first admission of investors. The Investor Partnership sold 168 limited partnership units at $100,000 per unit.

  Principles of Consolidation and Subsidiary

     The consolidated financial statements include all the accounts of Texas Residential Investors Limited Partnership and its majority-owned subsidiary, Texas Apartment Investors General Partnership. All intercompany balances have been eliminated in consolidation. Pursuant to the Operating Partnership's General Partnership agreement, the Investor Partnership has significant control over major decisions, such as the sale or refinancing of the Operating Partnership. Accordingly, the accompanying consolidated financial statements have been consolidated and have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Deferred Costs

     Deferred costs which consist of loan fees, are capitalized and amortized using the straight-line method over the term of the related agreement.

  Investment in Real Estate

     Investment in real estate is carried at cost. The Operating Partnership provides for depreciation of buildings and improvements on the straight-line method over their estimated useful life for financial and reporting purposes. For income tax purposes, accelerated methods and lives are used.

  Rental Income

     Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. All leases between the Operating Partnership and tenants of the properties are operating leases.

         4126
         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     No provision is made for federal, state or local income taxes in the consolidated financial statements of the Partnership. Partners are required to report on their tax returns their allocable shares of income, gains, losses, deductions and credits of the Partnership.

  Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Investor and Operating Partnerships consider all highly liquid investments with maturities of less than three months to be cash equivalents. The carrying amount of $171,943 approximates fair value because of the short maturity of this instrument.

NOTE B -- MORTGAGES PAYABLE

     On December 28, 1995, the Operating Partnership obtained two mortgage loans by the same lender in the aggregate amount of $6,235,909 and are collateralized by deeds of trust on the rental properties. The notes bear interest at a rate of 7.62%. Principal and interest are payable by the Operating Partnership in monthly installments of $45,921. A balloon payment of approximately [MISSING COPY]

     Under agreements with the mortgage lender, the Operating Partnership is required to make monthly escrow deposits for taxes and insurance. The Operating Partnership was required to make an initial deposit into a repair escrow for repairs to the project upon obtaining the two mortgages in 1995.

     The liability of the Operating Partnership under the mortgage notes is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgages payable over each of the next five years are as follows:

   DECEMBER 31,
   ------------
  1997...................................................   $ 83,804
  1998...................................................     90,418
  1999...................................................     97,554
  2000...................................................    105,253
  2001...................................................    113,559

NOTE C -- ACQUISITION OF THE PROPERTIES

     The Partnership owns a 99.9% general partnership interest in the Operating Partnership which was formed to acquire, renovate, own and operate certain residential apartments located in the Houston and Dallas, Texas metropolitan areas.

     In 1990, the Operating Partnership acquired three separate residential apartment complexes for an aggregate purchase price of $11,935,000 beginning on May 1, 1990, with the purchase of Crossbridge Apartments for $2,660,000. On October 16, 1990, the Park at Deerbrook and Ryan's Pointe Apartments were purchased for $2,350,000 and $6,925,000, respectively.

NOTE D -- RELATED PARTY TRANSACTIONS

     The Investor Partnership and Operating Partnership have incurred charges and commitments to affiliates of its general partner. Related party transactions include the following:

(a) The Operating Partnership pays to an affiliate, Winthrop Management, an annual property management fee equal to 5% of gross operating revenues for the properties. Fees of $137,205 and $138,499 were charged to operations for the years ended December 31, 1996 and 1995, respectively.

         4127
         TEXAS RESIDENTIAL INVESTORS LIMITED PARTNERSHIP AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(b) The Investor Partnership pays an annual administration and investor service fee to an affiliate which increases 6% per year. Fees of $48,177 and $45,450 were charged to operations for the years ended December 31, 1996 and 1995, respectively.

(c) Included in accounts payable at December 31, 1996 is $62,360 due to an affiliate of the general partner in connection with obtaining the operating partnership's mortgage loans.

NOTE E -- ALLOCATION OF INCOME, LOSSES AND CASH FLOW

     In accordance with the Investor Partnership Agreement, losses and cash flow are allocated 99% to the limited partners and 1% to the general partner and income is allocated to the partners in proportion to cash distributed to the partners. If there is no such cash available for distribution, income is allocated 95% to the limited partners and 5% to the general partner.

         4128

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4129

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4130

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4131

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                         THURBER MANOR ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY          WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF THE             YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                     OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         4132

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Thurber
    Manor Associates, L.P. ....................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         4133

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4134

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Thurber Manor Associates, L.P. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4135

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4136

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0.00 per unit for the six months ended June 30, 1998 due to capital improvements to your partnership's property funded from cash flow. We will pay fixed quarterly distributions
     of $               per unit on the Tax-Deferral   % Preferred OP Units
     before any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL

         4137

     TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         4138

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         4139

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4140

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multihousing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4141

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4142

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4143

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4144

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4145

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 51% of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         4146

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4147

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4148

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         4149

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

---------------

(1) As of June 30, 1998

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         4150

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         4151

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership, but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $37,726 in 1996, $39,386 in 1997 and $20,480 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Thurber Manor Associates, L.P. is a Delaware limited partnership which was formed on July 31, 1984 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Thurber Manor Apartments." In 1984, it completed a private placement of units that raised net proceeds of approximately $1,875,000. Thurber Manor Apartments consists of 115 apartment units. Your partnership has no employees.

         4152

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2008, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,341,104, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $83,190, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4153

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4154

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4155

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4156

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4157

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4158

        SUMMARY FINANCIAL INFORMATION OF THURBER MANOR ASSOCIATES, L.P.

     The summary financial information of Thurber Manor Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Thurber Manor Associates, L.P. for the years ended December 31, 1997 and 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                         THURBER MANOR ASSOCIATES, L.P.

                                     FOR THE SIX MONTHS
                                       ENDED JUNE 30,                          FOR THE YEAR ENDED DECEMBER 31,
                                  ------------------------   -------------------------------------------------------------------
                                     1998         1997          1997          1996          1995          1994          1993
                                  ----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues..........  $  409,939   $   386,469   $   795,109   $   761,859   $   727,990   $   696,977   $   682,707
  Net Income/(Loss).............      59,996        83,983        67,064        40,456        52,035       (19,820)      (59,165)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation....   1,067,157     1,087,792     1,078,012     1,084,236     1,044,589       983,025     1,037,970
        Total Assets............   1,429,600     1,432,022     1,437,774     1,466,897     1,435,394     1,444,167     1,530,093
  Mortgage Notes Payable,
    including Accrued
    Interest....................   2,319,089     2,383,948     2,356,670     2,408,823     2,456,618     2,500,418     2,548,880
  Partners' Capital/(Deficit)...    (967,553)   (1,010,630)   (1,027,549)   (1,094,613)   (1,120,069)   (1,152,104)   (1,112,834)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                             AIMCO OPERATING
                                                               PARTNERSHIP                 YOUR PARTNERSHIP
                                                        --------------------------    --------------------------
                                                        SIX MONTHS                    SIX MONTHS
                                                          ENDED        YEAR ENDED       ENDED        YEAR ENDED
                                                         JUNE 30,     DECEMBER 31,     JUNE 30,     DECEMBER 31,
                                                           1998           1997           1998           1997
                                                        ----------    ------------    ----------    ------------
Cash distributions per unit outstanding...............    $1.125         $1.85          $0.00          $0.00

         4159

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4160

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         4161

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0.00 with respect to your units for the six months ended June 30, 1998 were $0.00. Therefore, due to capital improvement to your partnership's property funded from cash flow, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent

         4162

capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation

         4163

methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 51% of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         4164

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4165

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4166

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4167

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         4168

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         4169

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         4170

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         4171

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks

         4172

     or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         4173

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         4174

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         4175

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         4176

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         4177

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4178

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4179

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4180

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4181
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4182
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4183

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4184

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4185

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4186

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4187

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

---------------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4188

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions of $2.25 with respect to the Common OP Units and the 1998 distributions of $0.00 with respect to your units due to capital improvements to your partnership's property funded from cash flow, distributions with respect to the Preferred
     OP Units and Common OP Units being offered are expected to be      ,
     immediately following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         4189

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         4190

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         4191

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         4192

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         4193

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4194

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Thurber Manor Apartments.                           Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Distributable Cash (as defined in your         of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2008.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, develop,        The purpose of the AIMCO Operating Partnership is to
operate, lease, manage and hold for investment and the       conduct any business that may be lawfully conducted by
production of income your partnership's property.            a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all act necessary or appropriate in connection       statute) (the "Delaware Limited Partnership Act"),
therewith and reasonably related thereto, including          provided that such business is to be conducted in a
acquiring additional real or personal property,              manner that permits AIMCO to be qualified as a REIT,
borrowing money and creating liens.                          unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4195
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit up to 35 additional           Partnership for any partnership purpose from time to
limited partners by selling not more than 18.75 units        time to the limited partners and to other persons, and
for cash and notes to selected persons who fulfill the       to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners. Upon admission        partner in its sole discretion. The net capital
of such limited partners, an amendment to the                contribution need not be equal for all OP Unitholders.
certificate of your partnership must be executed and         No action or consent by the OP Unitholders is required
acknowledged by the general partner, the original            in connection with the admission of any additional OP
limited partner and by the general partner as                Unitholder. See "Description of OP Units -- Management
attorney-in-fact for the additional limited partners.        by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, the general partner is authorized in            funds or other assets to its subsidiaries or other
connection with the management of your partnership to        persons in which it has an equity investment, and such
acquire goods from, or utilize the services of, firms        persons may borrow funds from the AIMCO Operating
and persons affiliated with the general partner in per-      Partnership, on terms and conditions established in the
forming its duties and responsibilities under your           sole and absolute discretion of the general partner. To
partnership's agreement of limited partnership;              the extent consistent with the business purpose of the
provided that terms and conditions of such dealings are      AIMCO Operating Partnership and the permitted
as favorable as could be reasonably obtained from third      activities of the general partner, the AIMCO Operating
parties offering similar goods and services of similar       Partnership may transfer assets to joint ventures,
quality and reliability. In the event the general            limited liability companies, partnerships,
partner determines that funds are reasonably necessary       corporations, business trusts or other business
for acquiring or maintaining and protecting the              entities in which it is or thereby becomes a
property of your partnership or conducting its               participant upon such terms and subject to such
business, the general partner is authorized to borrow        conditions consistent with the AIMCO Operating Part-
funds on behalf of your partnership on commercially          nership Agreement and applicable law as the general
reasonable terms from one or more of the partners            partner, in its sole and absolute discretion, believes
without notification to any of the other partners, and       to be advisable. Except as expressly permitted by the
all or a portion of your partnership's property may be       AIMCO Operating Partnership Agreement, neither the
conveyed as security for any indebtedness; provided,         general partner nor any of its affiliates may sell,
however, that the borrowing from limited partners will       transfer or convey any property to the AIMCO Operating
be undertaken only to the extent allowed by applica-         Partnership, directly or indirectly, except pursuant to
ble law. The time and amounts of repayment for such          transactions that are determined by the general partner
loans will be in the sole discretion of the general          in good faith to be fair and reasonable.
partner and payments of principal and interest will be
fully paid prior to any distribution of funds to the
partners unless such loans contain a specific provision
to the contrary. The partner who lends money to your
partnership will be considered an unrelated creditor
with respect to such loans to the extent allowed by
applicable law. Any loans from the general partner or
its affiliates will accrue interest at the greater of
2 1/2% over the prime interest rate charged by the
Third National Bank in Nashville, adjusted monthly, or
the general partner's or its affiliate's actual
interest cost in borrowing such amounts.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money in the ordinary course of business and       restrictions on borrowings, and the general partner has
as security therefore to mortgage all or any part of         full power and authority to borrow money on behalf of
the real property of your partnership in addition to         the AIMCO Operating Partnership. The AIMCO Operating
obtaining loans specifically provided for in your            Partnership has credit agreements that restrict, among
partnership's agreement of limited partnership.              other things, its ability to incur

         4196
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             indebtedness. See "Risk Factors -- Risks of Significant
                                                             Indebtedness" in the accompanying Prospectus.

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to have access to the          with a statement of the purpose of such demand and at
current list of the names and address of all limited         such OP Unitholder's own expense, to obtain a current
partners at all reasonable times at the principal            list of the name and last known business, residence or
office of your partnership.                                  mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


Subject to the limitations set forth under applicable        All management powers over the business and affairs of
law and the terms of your partnership's agreement of         the AIMCO Operating Partnership are vested in AIMCO-GP,
limited partnership, the general partner of your             Inc., which is the general partner. No OP Unitholder
partnership has the power to do all things set forth in      has any right to participate in or exercise control or
your partnership's agreement of limited partnership.         management power over the business and affairs of the
The general partner represents your partnership in all       AIMCO Operating Partnership. The OP Unitholders have
transactions with third parties. No limited partner has      the right to vote on certain matters described under
any right or power to take part in any way in the            "Comparison of Ownership of Your Units and AIMCO OP
management of your partnership business except as may        Units -- Voting Rights" below. The general partner may
be expressly provided in your partnership's agreement        not be removed by the OP Unitholders with or without
of limited partnership or by applicable statutes.            cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner will not incur any          the AIMCO Operating Partnership Agreement, the general
liability to your partnership or any other partner for       partner is not liable to the AIMCO Operating
any mistakes or errors in judgment or for any act or         Partnership for losses sustained, liabilities incurred
omission believed by it in good faith to be within the       or benefits not derived as a result of errors in
scope of authority conferred upon it by your                 judgment or mistakes of fact or law of any act or
partnership's agreement of limited partnership. In           omission if the general partner acted in good faith.
addition, your partnership will, to the extent               The AIMCO Operating Partnership Agreement provides for
permitted by law, indemnify and save harmless the            indemnification of AIMCO, or any director or officer of
general partner against and from any personal loss,          AIMCO (in its capacity as the previous general partner
liability (including attorneys' fees) or damage              of the AIMCO Operating Partnership), the general
incurred by it as the result of any act or omission in       partner, any officer or director of general partner or
its capacity as general partner unless such loss,            the AIMCO Operating Partnership and such other persons
liability or damage results from gross negligence or         as the general partner may designate from and against
willful misconduct of the general partner.                   all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership

         4197
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             Agreement. The Delaware Limited Partnership Act
                                                             provides that subject to the standards and
                                                             restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other person from and against any and all claims and
                                                             demands whatsoever. It is the position of the
                                                             Securities and Exchange Commission that indemnification
                                                             of directors and officers for liabilities arising under
                                                             the Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner for cause following written notice to the            affairs of the AIMCO Operating Partnership. The general
general partner upon a vote of the limited partners          partner may not be removed as general partner of the
owning a 51% of the outstanding units. A general             AIMCO Operating Partnership by the OP Unitholders with
partner may not resign without the consent of those          or without cause. Under the AIMCO Operating Partnership
persons owning 51% of the units. Such consent is also        Agreement, the general partner may, in its sole
necessary for the approval of a new general partner. A       discretion, prevent a transferee of an OP Unit from
limited partner may not transfer his interests without       becoming a substituted limited partner pursuant to the
the written consent of the general partners which may        AIMCO Operating Partnership Agreement. The general
be withheld at the sole discretion of the general            partner may exercise this right of approval to deter,
partners.                                                    delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Limited partners owning 51% of the units may amend your      With the exception of certain circumstances set forth
partnership's agreement of limited partnership, except       in the AIMCO Operating Partnership Agreement, whereby
that any amendment which adversely affects a limited         the general partner may, without the consent of the OP
partner's interest in your partnership's capital,            Unitholders, amend the AIMCO Operating Partnership
profits or Distributable Cash (as defined in your            Agreement, amendments to the AIMCO Operating
partnership's agreement of limited partnership) must be      Partnership Agreement require the consent of the
approved by such limited partner. On its own motion or       holders of a majority of the outstanding Common OP
the written request of the limited partner owning at         Units, excluding AIMCO and certain other limited
least 10% of the units, the general partner will submit      exclusions (a "Majority in Interest"). Amendments to
the proposed amendment to the limited partner together       the AIMCO Operating Partnership Agreement may be
with its recommendation as to such proposal. The             proposed by the general partner or by holders of a
general partner may require a response within a              Majority in Interest. Following such proposal, the
specified time, but not less than thirty days and            general partner will submit any proposed amendment to
failure to respond in such time will constitute a vote       the OP Unitholders. The general partner will seek the
which is consistent with the recommendation of the           written consent of the OP Unitholders on the proposed
limited partners.                                            amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner but      capacity as general partner of the AIMCO Operating
may receive fees for additional services. Moreover, the      Partnership. In addition, the AIMCO Operating Part-
general partner or certain affiliates may be entitled        nership is responsible for all expenses incurred
to compensation for additional services rendered.            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         4198
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the liability of each of the limited            negligence, no OP Unitholder has personal liability for
partners for its share of the losses or debts of your        the AIMCO Operating Partnership's debts and
partnership is limited to the total capital contribu-        obligations, and liability of the OP Unitholders for
tion of such limited partner plus, to the extent that        the AIMCO Operating Partnership's debts and obligations
such limited partner has rightfully received the return      is generally limited to the amount of their invest-
of such capital contribution, any sum, not in excess of      ment in the AIMCO Operating Partnership. However, the
such return, necessary to discharge liabilities of your      limitations on the liability of limited partners for
partnership to all creditors who extended credit before      the obligations of a limited partnership have not been
such return; provided that the liability with respect        clearly established in some states. If it were
to rightfully returned capital contributions is limited      determined that the AIMCO Operating Partnership had
to one year from the date of such return.                    been conducting business in any state without compli-
Notwithstanding the foregoing, the original limited          ance with the applicable limited partnership statute,
partner only may be subject to a mandatory assessment        or that the right or the exercise of the right by the
of an amount not exceeding 50% of its total capital          holders of OP Units as a group to make certain
contribution as provided in your partnership's               amendments to the AIMCO Operating Partnership Agreement
agreement of limited partnership.                            or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must act as a               partnership agreement, Delaware law generally requires
fiduciary with respect of the assets and business of         a general partner of a Delaware limited partnership to
your partnership. The general partner must use its best      adhere to fiduciary duty standards under which it owes
efforts to do all things and perform such duties as may      its limited partners the highest duties of good faith,
be reasonably necessary to the successful operation of       fairness and loyalty and which generally prohibit such
your partnership. The general partner must devote such       general partner from taking any action or engaging in
of its time and that of its employees to your                any transaction as to which it has a conflict of
partnership business as may be reasonably necessary to       interest. The AIMCO Operating Partnership Agreement
carry on and conduct your partnership's business.            expressly authorizes the general partner to enter into,
However, except as specifically provided in your             on behalf of the AIMCO Operating Partnership, a right
partnership, the partners may engage in whatever             of first opportunity arrangement and other conflict
activities they choose, whether the same be competitive      avoidance agreements with various affiliates of the
with your partnership or otherwise, including without        AIMCO Operating Partnership and the general partner, on
limitation, the acquisition, ownership, financing,           such terms as the general partner, in its sole and
syndication, development, improvement, leasing,              absolute discretion, believes are advisable. The AIMCO
operation, management and brokerage of real property         Operating Partnership Agreement expressly limits the
(including real property that may be in the vicinity of      liability of the general partner by providing that the
and competitive with real property owned by your             general partner, and its officers and directors will
partnership), without having or incurring any                not be liable or accountable in damages to the AIMCO
obligation to disclose or to offer any interest in such      Operating Partnership, the limited partners or
activities to any party to your partnership's agreement      assignees for errors in judgment or mistakes of fact or
of limited partnership.                                      law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         4199
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS



                              Nature of Investment

          YOUR UNITS                           PREFERRED OP UNITS                        COMMON OP UNITS

The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a 51% of the outstanding units, the      the holders of the Preferred OP          respect to certain limited matters
limited partners may amend your          Units will have the same voting          such as certain amendments and
partnership's agreement of limited       rights as holders of the Common OP       termination of the AIMCO Operating
partnership, subject to certain          Units. See "Description of OP            Partnership Agreement and certain
limitations; dissolve and terminate      Units" in the accompanying               transactions such as the
your partnership; remove a general       Prospectus. So long as any               institution of bankruptcy
partner for cause, approve the           Preferred OP Units are outstand-         proceedings, an assignment for the
retirement of a general partner,         ing, in addition to any other vote       benefit of creditors and certain
approve the admission of a new           or consent of partners required by       transfers by the general partner of
general partner; and approve or          law or by the AIMCO Operating            its interest in the AIMCO Operating
disap-                                   Partnership Agree-                       Part-

         4200
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

prove the sale of all or a material      ment, the affirmative vote or            nership or the admission of a
portion of your partnership's            consent of holders of at least 50%       successor general partner.
property.                                of the outstanding Preferred OP
                                         Units will be necessary for              Under the AIMCO Operating Partner-
A general partner may cause the          effecting any amendment of any of        ship Agreement, the general partner
dissolution of your partnership by       the provisions of the Partnership        has the power to effect the
retiring. In such event, the             Unit Designation of the Preferred        acquisition, sale, transfer,
limited partners holding 51% of the      OP Units that materially and             exchange or other disposition of
aggregate units may, within ninety       adversely affects the rights or          any assets of the AIMCO Operating
days of such occurrence, vote to         preferences of the holders of the        Partnership (including, but not
continue the business of your            Preferred OP Units. The creation or      limited to, the exercise or grant
partnership. If no general partner       issuance of any class or series of       of any conversion, option,
remains in office, all of the            partnership units, including,            privilege or subscription right or
limited partners may elect to re-        without limitation, any partner-         any other right available in
form your partnership and elect a        ship units that may have rights          connection with any assets at any
successor general partner whereupon      senior or superior to the Preferred      time held by the AIMCO Operating
your partnership will be dissolved       OP Units, shall not be deemed to         Partnership) or the merger,
and all of the assets and                materially adversely affect the          consolidation, reorganization or
liabilities of your partnership          rights or preferences of the             other combination of the AIMCO
will be contributed to a new             holders of Preferred OP Units. With      Operating Partnership with or into
partnership and all parties to your      respect to the exercise of the           another entity, all without the
partnership's agreement of limited       above described voting rights, each      consent of the OP Unitholders.
partnership will become parties to       Preferred OP Units shall have one
such new partnership.                    (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions from Distributable         $      per Preferred OP Unit;            tribute quarterly all, or such
Cash (as defined in your                 provided, however, that at any time      portion as the general partner may
partnership's agreement of limited       and from time to time on or after        in its sole and absolute discretion
partnership) will be made                the fifth anniversary of the issue       determine, of Available Cash (as
quarterly, on or about January 15,       date of the Preferred OP Units, the      defined in the AIMCO Operating
April 15, July 15 and October 15         AIMCO Operating Partnership may          Partnership Agreement) generated by
for each fiscal year, or for such        adjust the annual distribution rate      the AIMCO Operating Partnership
shorter period as may be                 on the Preferred OP Units to the         during such quarter to the general
applicable. The distributions            lower of (i)     % plus the annual       partner, the special limited
payable to the partners are not          interest rate then applicable to         partner and the holders of Common
fixed in amount and depend upon the      U.S. Treasury notes with a maturity      OP Units on the record date
operating results and net sales or       of five years, and (ii) the annual       established by the general partner
refinancing proceeds available from      dividend rate on the most recently       with respect to such quarter, in
the disposition of your                  issued AIMCO non-convertible             accordance with their respective
partnership's assets. Your               preferred stock which ranks on a         interests in the AIMCO Operating
partnership has made distributions       parity with its Class H Cumu-            Partnership on such record date.
in the past but is not projected to                                               Holders of any other Pre-
make distributions in 1998.

         4201
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such person      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
will become a substitute limited         Preferred OP Units are not listed        nership Agreement restricts the
partner if: (1) a written                on any securities exchange. The          transferability of the OP Units.
assignment has been duly executed        Preferred OP Units are subject to        Until the expiration of one year
and acknowledged by the assignor         restrictions on transfer as set          from the date on which an OP
and assignee and delivered to the        forth in the AIMCO Operating             Unitholder acquired OP Units,
general partners, (2) the approval       Partnership Agreement.                   subject to certain exceptions, such
of the general partners which may                                                 OP Unitholder may not transfer all
be withheld in the sole discretion       Pursuant to the AIMCO Operating          or any portion of its OP Units to
and which will be withheld if the        Partnership Agreement, until the         any transferee without the consent
general partners reasonably believe      expiration of one year from the          of the general partner, which
that the transfer violates               date on which a holder of Preferred      consent may be withheld in its sole
applicable securities law or result      OP Units acquired Preferred OP           and absolute discretion. After the
in adverse tax consequences,             Units, subject to certain                expiration of one year, such OP
including the termination of your        exceptions, such holder of               Unitholder has the right to
partnership for tax purposes, (3)        Preferred OP Units may not transfer      transfer all or any portion of its
the assignee has agreed to be bound      all or any portion of its Pre-           OP Units to any person, subject to
by all of the terms of your              ferred OP Units to any transferee        the satisfaction of certain
partnership's agreement of limited       without the consent of the general       conditions specified in the AIMCO
partnership and absolute discre-         partner, which consent may be            Operating Partnership Agreement,
tion of the general partner has          withheld in its sole and absolute        including the general partner's
been granted, (4) the assignee           discretion. After the expiration of      right of first refusal. See
represents he is at least 18 years       one year, such holders of Preferred      "Description of OP Units --
of age, is a citizen and resident        OP Units has the right to transfer       Transfers and Withdrawals" in the
of the U.S., has sufficient finan-       all or any portion of its Preferred      accompanying Prospectus.
cial resources to maintain the           OP Units to any person, subject to
interest ac-                             the satisfaction of

         4202
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

quired and that he is not acquiring      certain conditions specified in the      After the first anniversary of
the interest with a view to resell       AIMCO Operating Partnership Agree-       becoming a holder of Common OP
the interest and (5) the assignor        ment, including the general              Units, an OP Unitholder has the
and assignee have complied with          partner's right of first refusal.        right, subject to the terms and
such other conditions as set forth                                                conditions of the AIMCO Operating
in your partnership's agreement of       After a one-year holding period, a       Partnership Agreement, to require
limited partnership.                     holder may redeem Preferred OP           the AIMCO Operating Partnership to
There are no redemption rights           Units and receive in exchange            redeem all or a portion of the
associated with your units.              therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4203

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $37,726 in 1996, $39,386 in 1997 and $20,480 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4204

                                YOUR PARTNERSHIP

GENERAL

     Thurber Manor Associates is a Delaware limited partnership which raised net proceeds of approximately $1,875,000 in 1984 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 46 limited partners of your partnership and a total of 18.75 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on July 31, 1984 for the purpose of owning and operating a single apartment property located in Columbus, Ohio, known as "Thurber Manor Apartments." Your partnership's property consists of 115 apartment units. The total rentable square footage of your partnership's property is 104,998 square feet. The average annual rent per apartment unit is approximately $6,497.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $37,726, $39,386 and $20,480, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2008 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         4205

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,341,104, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $83,190, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4206

     Below is selected financial information for Thurber Manor Associates, L.P. taken from the financial statements described above. The 1994 and 1993 amounts have been derived from audited financial statements which are not included with the prospectus supplement. See "Index to Financial Statements."

                                                               THURBER MANOR ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $   125,758   $   126,184   $   112,135   $   150,747   $   151,091   $   178,230   $   195,692
Land & Building..............    3,214,974     3,148,661     3,182,354     3,101,631     2,982,482     2,855,793     2,798,267
Accumulated Depreciation.....   (2,147,817)   (2,060,869)   (2,104,342)   (2,017,395)   (1,937,893)   (1,872,768)   (1,760,297)
Other Assets.................      236,686       218,046       247,627       231,914       239,714       282,912       296,431
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 1,429,601   $ 1,432,022   $ 1,437,774   $ 1,466,897   $ 1,435,394   $ 1,444,167   $ 1,530,093
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 2,319,089   $ 2,383,948   $ 2,356,670   $ 2,408,823   $ 2,456,618   $ 2,500,418   $ 2,540,556
Other Liabilities............       78,065        58,704       108,653       152,687        98,845        95,853       102,556
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    2,397,154     2,442,652     2,465,323     2,561,510     2,555,463     2,596,271     2,642,927
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $  (967,553)  $(1,010,630)  $(1,027,549)  $(1,094,613)  $(1,120,069)  $(1,152,104)  $(1,112,834)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                      THURBER MANOR ASSOCIATES, L.P.
                                                --------------------------------------------------------------------------
                                                FOR THE SIX MONTHS
                                                       ENDED                          FOR THE YEARS ENDED
                                                     JUNE 30,                             DECEMBER 31,
                                                -------------------   ----------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA
Rental Revenue................................  $389,988   $364,184   $747,177   $705,499   $687,861   $656,185   $650,672
Other Income..................................    19,951     22,285     47,932     56,360     40,129     40,792     32,035
                                                --------   --------   --------   --------   --------   --------   --------
         Total Revenue........................   409,939    386,468    795,109    761,859    727,990    696,977    682,707
                                                --------   --------   --------   --------   --------   --------   --------
Operating Expenses............................   172,863    150,707    335,435    331,812    291,032    298,750    264,162
General & Administrative......................    11,424     11,209     29,848     29,459     33,719     26,584     42,584
Depreciation..................................    43,474     43,474     86,947     79,502     75,185    112,471    162,753
Interest Expense..............................    92,961     95,703    219,984    224,343    228,338    232,097    224,392
Property Taxes................................    29,221      1,393     55,831     56,287     47,681     46,895     47,981
                                                --------   --------   --------   --------   --------   --------   --------
         Total Expenses.......................   349,943    302,485    728,045    721,403    675,955    716,797    741,872
                                                --------   --------   --------   --------   --------   --------   --------
Net Income....................................  $ 59,996   $ 83,983   $ 67,064   $ 40,456   $ 52,035   $(19,820)  $(59,165)
                                                ========   ========   ========   ========   ========   ========   ========

         4207

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $59,996 for the six months ended June 30, 1998, compared to $83,983 for the six months ended June 30, 1997. The decrease in net income of $23,987, or 28.56% was primarily the result of a casualty loss, coupled with increased operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $409,939 for the six months ended June 30, 1998, compared to $386,469 for the six months ended June 30, 1997, an increase of $23,470, or 6.07%. This was primarily a result of an increase occupancy levels and market rental rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $172,863 for the six months ended June 30, 1998, compared to $150,707 for the six months ended June 30, 1997, an increase of $22,156 or 14.70%. This increase was primarily the result of an increase in salaries and personnel expenses and asset management fees. Management expenses totaled $20,480 for the six months ended June 30, 1998, compared to $19,412 for the six months ended June 30, 1997, an increase of $1,068, or 5.50%. The increase resulted from an increase in rental revenues, as management fees are calculated based on a percentage of revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $11,424 for the six months ended June 30, 1998 compared to $11,209 for the six months ended June 30, 1997, an increase of $215 or 1.92%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $92,961 for the six months ended June 30, 1998, compared to $95,703 for the six months ended June 30, 1997, a decrease of $2,742, or 2.87%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $67,064 for the year ended December 31, 1997, compared to $40,456 for the year ended December 31, 1996. The increase in net income of $26,608, or 65.77% was primarily the result of an increase in rental revenue due to an increase in occupancy levels and market rent rates. These factors are discussed in more detail in the following paragraphs.

         4208

     Revenues

     Rental and other property revenues from the partnership's property totaled $795,109 for the year ended December 31, 1997, compared to $761,859 for the year ended December 31, 1996, an increase of $33,250, or 4.36%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $335,435 for the year ended December 31, 1997, compared to $331,812 for the year ended December 31, 1996, an increase of $3,623 or 1.09%. Management expenses totaled $39,386 for the year ended December 31, 1997, compared to $37,726 for the year ended December 31, 1996, an increase of $1,660, or 4.40%.

     General and Administrative Expenses

     General and administrative expenses totaled $29,848 for the year ended December 31, 1997 compared to $29,459 for the year ended December 31, 1996, an increase of $389 or 1.32%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $219,984 for the year ended December 31, 1997, compared to $224,343 for the year ended December 31, 1996, a decrease of $4,359, or 1.94%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $40,456 for the year ended December 31, 1996, compared to $52,035 for the year ended December 31, 1995. The decrease in net income of $11,579, or 22.25% was primarily the result of a greater increase in the operating expenses than in rental revenue. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $761,859 for the year ended December 31, 1996, compared to $727,990 for the year ended December 31, 1995, an increase of $33,869, or 4.65%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $331,812 for the year ended December 31, 1996, compared to $291,032 for the year ended December 31, 1995, an increase of $40,780 or 14.01%. This increase was primarily the result of an increase in exterior property improvement costs. Management expenses totaled $37,726 for the year ended December 31, 1996, compared to $36,107 for the year ended December 31, 1995, an increase of $1,619, or 4.48%.

     General and Administrative Expenses

     General and administrative expenses totaled $29,459 for the year ended December 31, 1996 compared to $33,719 for the year ended December 31, 1995, a decrease of $4,260 or 12.63%. The decrease is primarily due to a general decrease in various administrative expenses.

         4209

          Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $224,343 for the year ended December 31, 1996, compared to $228,338 for the year ended December 31, 1995, a decrease of $3,995, or 1.75%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $125,758 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner will not incur any liability to your partnership or any other partner for any mistakes or errors in judgment or for any act or omission believed by it in good faith to be within the scope of authority conferred upon it by your partnership's agreement of limited partnership. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will, to the extent permitted by law, indemnify and save harmless the general partner against and from any personal loss, liability (including attorneys' fees) or damage incurred by it as the result of any act or omission in its capacity as general partner unless such loss, liability or damage results from gross negligence or willful misconduct of the general partner. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $1,000.00
1995........................................................     1,028.26
1996........................................................       771.20
1997........................................................         0.00
1998 (through June 30)......................................         0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for

         4210

tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $30,165
1996...........................................      25,434
1997...........................................      26,608
1998 (through June 30).........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $36,107
1996...........................................      37,726
1997...........................................      39,386
1998 (through June 30).........................      20,480

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the compensation paid to the property manager or AIMCO and its affiliates.

         4211

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Thurber Manor Associates, L.P. at December 31, 1997, 1996 and 1995, and for the years then ended, appearing in this Prospectus Supplement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         4212

                           INDEX FINANCIAL STATEMENT

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-6
Balance Sheets as of December 31, 1997 and 1996.............  F-7
Statement of Operations and Changes in Partners' Deficit for
  the years ended December 31, 1997 and 1996................  F-8
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-9
Notes to Financial Statements...............................  F-10
Independent Auditors' Report................................  F-14
Balance Sheets as of December 31, 1996 and 1995.............  F-15
Statements of Operations and Changes in Partners' Deficit
  for the years ended December 31, 1996 and 1995............  F-16
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-17
Notes to Financial Statements...............................  F-18

         4213

                       THURBER MANOR ASSOCIATES, LIMITED

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $  125,758
Receivables and Deposits....................................                    51,881
Investments.................................................                         0
Restricted Escrows..........................................                   125,220
Other Assets................................................                    59,585
Investment Property:
  Land......................................................  $ 176,415.0
  Building and related personal property....................    3,038,559
                                                              -----------
                                                                3,214,974
Less: Accumulated depreciation..............................   (2,147,817)   1,067,157
                                                              -----------   ----------
          Total Assets......................................                $1,429,601
                                                                            ==========

                          LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                $   11,749
Other Accrued Liabilities...................................                    15,211
Property Taxes Payable......................................                    29,221
Tenant Security Deposits....................................                    21,884
Notes Payable...............................................                 2,319,089
Partners' (Deficit).........................................                  (967,553)
                                                                            ----------
          Total Liabilities and Partners' Deficit...........                $1,429,601
                                                                            ==========

         4214

                       THURBER MANOR ASSOCIATES, LIMITED

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $389,988   $364,184
  Other Income..............................................    19,951     22,285
                                                              --------   --------
          Total Revenues....................................   409,939    386,469
Expenses:
  Operating Expenses........................................   172,863    150,707
  General and Administrative Expenses.......................    11,424     11,209
  Depreciation Expense......................................    43,474     43,474
  Interest Expense..........................................    92,961     95,703
  Property Tax Expense......................................    29,221      1,393
                                                              --------   --------
          Total Expenses....................................   349,943    302,486
          Net Income........................................  $ 59,996   $ 83,983
                                                              ========   ========

         4215

                       THURBER MANOR ASSOCIATES, LIMITED

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS
                                                                 ENDED JUNE 30
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $ 59,996   $ 83,983
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    43,474     43,474
     Changes in accounts:
       Receivables and deposits and other assets............    12,295     14,161
       Accounts Payable and accrued expenses................   (29,179)   (83,365)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................    86,586     58,253
                                                              --------   --------
Investing Activities:
  Property improvements and replacements....................   (32,619)   (47,030)
  Net (increase)/decrease in restricted escrows.............    (2,763)    (2,489)
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................   (35,382)   (49,519)
                                                              --------   --------
Financing Activities:
  Payments on mortgage......................................   (37,581)   (33,298)
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (37,581)   (33,298)
                                                              --------   --------
          Net increase (decrease) in cash and cash
           equivalents......................................    13,623    (24,564)
Cash and cash equivalents at beginning of year..............   112,135    150,747
                                                              --------   --------
Cash and cash equivalents at end of period..................  $125,758   $126,183
                                                              ========   ========

         4216

                       THURBER MANOR ASSOCIATES, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Thurber Manor Associates, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4217

                          INDEPENDENT AUDITORS' REPORT

General Partners
Thurber Manor Associates, Limited:

     We have audited the accompanying balance sheets of Thurber Manor Associates, Limited as of December 31, 1997 and 1996, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thurber Manor Associates, Limited as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, SC
February 18, 1998

         4218

                       THURBER MANOR ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   112,135    $   150,747
Receivables and deposits....................................       66,274         49,095
Restricted escrows (Note B).................................      122,457        117,424
Other assets................................................       58,896         65,395
Investment properties (Note C):
  Land......................................................      176,415        176,415
  Buildings and related personal property...................    3,005,939      2,925,216
                                                              -----------    -----------
                                                                3,182,354      3,101,631
  Less accumulated depreciation.............................   (2,104,342)    (2,017,395)
                                                              -----------    -----------
                                                                1,078,012      1,084,236
                                                              -----------    -----------
                                                              $ 1,437,774    $ 1,466,897
                                                              ===========    ===========
                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $    10,639    $    53,686
  Tenant security deposit liabilities.......................       23,293         24,462
  Accrued taxes.............................................       55,659         55,705
  Other liabilities.........................................       19,062         18,834
  Mortgage notes payable (Note C)...........................    2,356,670      2,408,823
Partners' Deficit...........................................   (1,027,549)    (1,094,613)
                                                              -----------    -----------
                                                              $ 1,437,774    $ 1,466,897
                                                              ===========    ===========

                See accompanying notes to financial statements.

         4219

                       THURBER MANOR ASSOCIATES, LIMITED

            STATEMENT OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                                 1997            1996
                                                              -----------     -----------
Revenues:
  Rental income.............................................  $   747,177     $   705,499
  Other income..............................................       47,932          56,360
                                                              -----------     -----------
          Total revenues....................................      795,109         761,859
                                                              -----------     -----------
Expenses:
  Operating (Note D)........................................      335,435         331,812
  General and administrative................................       29,848          29,459
  Depreciation..............................................       86,947          79,502
  Interest..................................................      219,984         224,343
  Property taxes............................................       55,831          56,287
                                                              -----------     -----------
          Total expenses....................................      728,045         721,403
                                                              -----------     -----------
Net income..................................................       67,064          40,456
Distributions to partners...................................           --         (15,000)
Partners' deficit at beginning of year......................   (1,094,613)     (1,120,069)
                                                              -----------     -----------
Partners' deficit at end of year............................  $(1,027,549)    $(1,094,613)
                                                              ===========     ===========

                See accompanying notes to financial statements.

         4220

                       THURBER MANOR ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              ----------    -----------
Cash flows from operating activities:
  Net income................................................   $ 67,064      $  40,456
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     86,947         79,502
     Amortization of discounts and loan costs...............     29,924         29,101
     Change in accounts:
       Receivables and deposits.............................    (17,179)         6,951
       Other assets.........................................     (4,556)            --
       Accounts payable.....................................    (43,047)        48,355
       Tenant security deposit liabilities..................     (1,169)         2,930
       Accrued taxes........................................        (46)         8,685
       Other liabilities....................................        228         (6,128)
                                                               --------      ---------
          Net cash provided by operating activities.........    118,166        209,852
                                                               --------      ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (80,723)      (119,149)
  Net (deposits to) receipts from restricted escrows........     (5,033)        11,326
                                                               --------      ---------
          Net cash used in investing activities.............    (85,756)      (107,823)
                                                               --------      ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (71,022)       (65,841)
  Distributions to partners.................................         --        (15,000)
                                                               --------      ---------
          Net cash used in financing activities.............    (71,022)       (80,841)
                                                               --------      ---------
Net increase (decrease) in cash and cash equivalents........    (38,612)        21,188
Cash and cash equivalents at beginning of year..............    150,747        129,559
                                                               --------      ---------
Cash and cash equivalents at end of year....................   $112,135      $ 150,747
                                                               ========      =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $190,060      $ 195,242
                                                               ========      =========

                See accompanying notes to financial statements.

         4221

                       THURBER MANOR ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Thurber Manor Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated August 13, 1984. The Partnership owns and operates a 115 unit apartment complex, Thurber Manor Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $54,339 and $65,395, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

         4222
                       THURBER MANOR ASSOCIATES, LIMITED

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997        1996
                                                              --------    --------
Reserve Escrow -- A portion of the proceeds of the 1992 loan refinancing was placed into a reserve escrow. The funds
  are used for certain repair work, debt service, expenses
  and property taxes or insurance. The funds in the reserve
  escrow exceed the minimum balance required to be
  maintained by the lender during the term of the loan. ....  $122,457    $117,424
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $21,230, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $2,378,949    $2,449,971
Second mortgage note payable in interest only monthly
  installments of $527, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...      83,190        83,190
                                                              ----------    ----------
Principal balance at year end...............................   2,462,139     2,533,161
Less unamortized discount...................................    (105,469)     (124,338)
                                                              ----------    ----------
                                                              $2,356,670    $2,408,823
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $   76,612
1999.....................................................      82,642
2000.....................................................      89,146
2001.....................................................      96,162
2002.....................................................   2,117,577
                                                           ----------
                                                           $2,462,139
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         4223
                       THURBER MANOR ASSOCIATES, LIMITED

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                    1997       1996
               TYPE OF TRANSACTION                 AMOUNT     AMOUNT
               -------------------                 -------    -------
Management fee...................................  $39,386    $37,726
Partnership administration fee...................  $ 7,194    $ 7,545
Reimbursement for services of affiliates.........  $15,573    $14,295
Construction oversight costs.....................  $ 3,841    $ 3,594

         4224

                       THURBER MANOR ASSOCIATES, LIMITED

                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

         4225

                          INDEPENDENT AUDITORS' REPORT

General Partners
Thurber Manor Associates, Limited:

     We have audited the accompanying balance sheets of Thurber Manor Associates, Limited as of December 31, 1996 and 1995, and the related statements of operations and changes in partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thurber Manor Associates, Limited as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Greenville, SC
February 25, 1997

         4226

                       THURBER MANOR ASSOCIATES, LIMITED

                                 BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   150,747    $   129,559
  Restricted-tenant security deposits.......................       24,462         21,532
Accounts receivable.........................................           --          1,494
Escrow for taxes............................................       24,633         33,020
Restricted escrows (Note B).................................      117,424        128,750
Other assets................................................       65,395         76,450
Investment properties (Notes C):
  Land......................................................      176,415        176,415
  Building and related personal property....................    2,925,216      2,806,067
                                                              -----------    -----------
                                                                3,101,631      2,982,482
  Less accumulated depreciation.............................   (2,017,395)    (1,937,893)
                                                              -----------    -----------
                                                                1,084,236      1,044,589
                                                              -----------    -----------
                                                              $ 1,466,897    $ 1,435,394
                                                              ===========    ===========
                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
Accounts payable............................................  $    53,686    $     5,331
Tenant security deposits....................................       24,462         21,532
Accrued taxes...............................................       55,705         47,020
Other liabilities...........................................       18,834         24,962
Mortgage notes payable (Note C).............................    2,408,823      2,456,618
Partners' deficit...........................................   (1,094,613)    (1,120,069)
                                                              -----------    -----------
                                                              $ 1,466,897    $ 1,435,394
                                                              ===========    ===========

                See accompanying notes to financial statements.

         4227

                       THURBER MANOR ASSOCIATES, LIMITED

           STATEMENTS OF OPERATIONS AND CHANGES IN PARTNERS' DEFICIT

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   705,499    $   687,861
  Other income..............................................       56,360         40,129
                                                              -----------    -----------
          Total revenues....................................      761,859        727,990
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      229,889        220,076
  General and administrative (Note D).......................       29,459         33,719
  Maintenance...............................................      101,923         70,956
  Depreciation..............................................       79,502         75,185
  Interest..................................................      224,343        228,338
  Property taxes............................................       56,287         47,681
                                                              -----------    -----------
          Total expenses....................................      721,403        675,955
                                                              -----------    -----------
Net income..................................................       40,456         52,035
Distributions to partners...................................      (15,000)       (20,000)
Partners' deficit at beginning of year......................   (1,120,069)    (1,152,104)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(1,094,613)   $(1,120,069)
                                                              ===========    ===========

                See accompanying notes to financial statements.

         4228

                       THURBER MANOR ASSOCIATES, LIMITED

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Cash flows from operating activities:
  Net income................................................  $  40,456     $  52,035
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     79,502        75,185
     Amortization of discounts and loan costs...............     29,101        28,291
     Change in accounts:
       Restricted cash......................................     (2,930)       (2,896)
       Accounts receivable..................................      1,494            69
       Escrow for taxes.....................................      8,387        (2,345)
       Accounts payable.....................................     48,355          (660)
       Tenant security deposit liabilities..................      2,930         2,094
       Accrued taxes........................................      8,685           604
       Other liabilities....................................     (6,128)          954
                                                              ---------     ---------
          Net cash provided by operating activities.........    209,852       153,331
                                                              ---------     ---------
Cash flows from investing activities:
  Property improvements and replacements....................   (119,149)     (136,749)
  Deposits to restricted escrows............................     (5,242)       (5,361)
  Receipts from restricted escrows..........................     16,568        39,780
                                                              ---------     ---------
          Net cash used in investing activities.............   (107,823)     (102,330)
                                                              ---------     ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (65,841)      (61,036)
  Distributions to partners.................................    (15,000)      (20,000)
                                                              ---------     ---------
          Net cash used in financing activities.............    (80,841)      (81,036)
                                                              ---------     ---------
Net increase (decrease) in cash and cash equivalents........     21,188       (30,035)
Cash and cash equivalents at beginning of year..............    129,559       159,594
                                                              ---------     ---------
Cash and cash equivalents at end of year....................  $ 150,747     $ 129,559
                                                              =========     =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 195,242     $ 200,047
                                                              =========     =========

                See accompanying notes to financial statements.

         4229

                       THURBER MANOR ASSOCIATES, LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Thurber Manor Associates, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Delaware pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated August 13, 1984. The Partnership owns and operates a 115 unit apartment complex, Thurber Manor Apartments, in Columbus, Ohio.

     The Partnership's Managing General Partner is Jacques-Miller Associates, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Depreciation

     Depreciation is computed principally by use of the declining balance and straight-line methods based upon the estimated useful lives of various classes of assets; buildings are depreciated over 25 years and the personal property assets are depreciated over a 5 to 10 year period.

  Other Assets

     Other assets at December 31, 1996 and 1995 consist of deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Income Taxes

     On the basis of legal counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net income or partners' deficit as previously reported.

         4230
                       THURBER MANOR ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996        1995
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements were completed in calendar year
  1996. ....................................................  $     --    $ 10,458
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan. ................................................   117,424     118,292
                                                              --------    --------
                                                              $117,424    $128,750
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996          1995
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $21,230, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $2,449,971    $2,515,812
Second mortgage note payable in interest only monthly
  installments of $527, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...      83,190        83,190
                                                              ----------    ----------
Principal balance at year end...............................   2,533,161     2,599,002
Less unamortized discount...................................    (124,338)     (142,384)
                                                              ----------    ----------
                                                              $2,408,823    $2,456,618
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $   71,022
1998.....................................................      76,612
1999.....................................................      82,642
2000.....................................................      89,146
2001.....................................................      96,162
Thereafter...............................................   2,117,577
                                                           ----------
                                                           $2,533,161
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         4231
                       THURBER MANOR ASSOCIATES, LIMITED

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                    1996       1995
               TYPE OF TRANSACTION                 AMOUNT     AMOUNT
               -------------------                 -------    -------
Management fee...................................  $37,726    $36,107
Partnership administration fee...................  $ 7,545    $ 7,223
Reimbursement for services of affiliates.........  $14,295    $19,218
Construction oversight costs.....................  $ 3,594    $ 3,724

         4232

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4233

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4234

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4235

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                        VILLA NOVA, LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                     October   , 1998
         4236

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Villa Nova,
    Limited Partnership........................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         4237

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-76
  Beneficial Ownership of Interests in Your
    Partnership................................   S-76
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4238

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Villa Nova, Limited Partnership. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4239

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4240

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL

         4241

     TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         4242

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4243

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         4244

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-[ ] of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4245

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4246

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4247

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4248

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4249

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         4250

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4251

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4252

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         4253

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         4254

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         4255

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $20,000 annually for its services as general partner of your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $41,083 in 1996, $41,398 in 1997 and $21,568 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Villa Nova, Limited Partnership is a Tennessee limited partnership which was formed on April 20, 1984 for the purpose of owning and operating a single apartment property located in Indianapolis, Indiana, known as "Villa Nova Apartments". In 1984, it completed a private placement of units that raised net proceeds of approximately $2,012,500. Villa Nova Apartments consists of 126 apartment units. Your partnership has no employees.

         4256

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on July 1, 2015, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,359,299, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $83,835, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4257

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4258

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4259

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4260

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4261

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4262

        SUMMARY FINANCIAL INFORMATION OF VILLA NOVA, LIMITED PARTNERSHIP

     The summary financial information of Villa Nova, Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Villa Nova, Limited Partnership for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such unaudited financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                        VILLA NOVA, LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........  $   429,544   $   400,843   $   834,683   $   775,968   $   807,989   $   747,111   $   689,533
  Net Income/(Loss)............      (52,581)       (6,647)      (56,780)      (85,602)      (29,963)      (67,759)     (252,200)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...      520,215       641,741       577,889       697,345       811,624       925,845     1,060,596
        Total Assets...........      945,778     1,082,099       984,649     1,086,857     1,231,309     1,313,395     1,482,809
  Mortgage Notes Payable,
    including Accrued
    Interest...................    2,345,040     2,392,160     2,374,717     2,427,264     2,475,420     2,519,551     2,559,993
  Partners'
    Capital/(Deficit)..........   (1,477,617)   (1,374,903)   (1,425,035)   (1,368,255)   (1,282,653)   (1,251,411)   (1,183,652)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP
                                                            -------------------------        YOUR PARTNERSHIP
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................   $  1.125       $1.85       $0            $0

         4263

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4264

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

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Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions of $     with
respect to the Preferred OP Units are $     , current annualized distributions
with respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $0 per unit. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         4266

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high levels of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         4267

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units which there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one

         4268

       class of outstanding Partnership Preferred Units has prior distribution
       rights and the Tax-Deferral   % Preferred OP Units rank equal to six
       other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4269

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4270

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4271

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

         4272

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         4273

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         4274

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         4275

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from             , 1998 (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
                 , 1998 (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         4276

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         4277

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         4278

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         4279

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

         4280

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations

         4281

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4282

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4283

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4284

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4285
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4286
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4287

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4288

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4289

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4290

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4291

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4292

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the cash offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June, 1998 were $0 per unit. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are
     offering are expected to be        , immediately following our offer, than
     the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         4293

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         4294

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         4295

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         4296

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         4297

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4298

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Tennessee law for the purpose of owning and            Delaware limited partnership. The AIMCO Operating
managing Villa Nova Apartments.                              Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is July 1, 2015.        Agreement") or as provided by law. See "Description of
                                                             OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire and operate      The purpose of the AIMCO Operating Partnership is to
your partnership's property. Subject to restrictions         conduct any business that may be lawfully conducted by
contained in your partnership's agreement of limited         a limited partnership organized pursuant to the
partnership, your partnership may perform all act            Delaware Revised Uniform Limited Partnership Act (as
necessary or appropriate in connection therewith and         amended from time to time, or any successor to such
reasonably related thereto, including acquiring              statute) (the "Delaware Limited Partnership Act"),
additional real or personal property, borrowing money        provided that such business is to be conducted in a
and creating liens.                                          manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4299
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 35 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may acquire property or        funds or other assets to its subsidiaries or other
services from, and engage in other transactions with         persons in which it has an equity investment, and such
persons who are partners or who are affiliates of            persons may borrow funds from the AIMCO Operating
partners. Any and all compensation paid to such persons      Partnership, on terms and conditions established in the
in connection with services performed for your partner-      sole and absolute discretion of the general partner. To
ship must be commensurate with that which would be paid      the extent consistent with the business purpose of the
to an independent person for similar services and all        AIMCO Operating Partnership and the permitted
agreements must be in writing. Your partnership may not      activities of the general partner, the AIMCO Operating
make loans to any partners but the general partner may       Partnership may transfer assets to joint ventures,
make loans to your partnership; provided that the            limited liability companies, partnerships,
interest and fees received by the general partner in         corporations, business trusts or other business
connection with such loans are not in excess of the          entities in which it is or thereby becomes a
amounts which would be charged by an unrelated bank and      participant upon such terms and subject to such
the general partner does not receive a finder's or           conditions consistent with the AIMCO Operating Part-
placement fee or commission.                                 nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and issue evidences of indebtedness in       restrictions on borrowings, and the general partner has
furtherance of your partnership business, whether            full power and authority to borrow money on behalf of
secured or unsecured.                                        the AIMCO Operating Partnership. The AIMCO Operating
                                                             Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         4300
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to receive, for any            with a statement of the purpose of such demand and at
proper purpose, the name and address of each limited         such OP Unitholder's own expense, to obtain a current
partner and the number of units owned by each limited        list of the name and last known business, residence or
partner. Your partnership furnishes such information to      mailing address of the general partner and each other
any limited partner requesting the same in writing,          OP Unitholder.
upon payment of all costs and expenses of your
partnership in connection with the preparation and
forwarding of such information.

                               Management Control


The overall management and control of your partnership       All management powers over the business and affairs of
business, activities and operations is vested solely in      the AIMCO Operating Partnership are vested in AIMCO-GP,
the general partner of your partnership. The general         Inc., which is the general partner. No OP Unitholder
partner has full, exclusive and complete authority and       has any right to participate in or exercise control or
discretion in the management and control of the              management power over the business and affairs of the
business and the activities and operations of your           AIMCO Operating Partnership. The OP Unitholders have
partnership for the purposes set forth in your               the right to vote on certain matters described under
partnership's agreement of limited partnership. In the       "Comparison of Ownership of Your Units and AIMCO OP
exercise of its authority, it makes all decisions            Units -- Voting Rights" below. The general partner may
affecting the conduct of the business of your                not be removed by the OP Unitholders with or without
partnership. The general partner possesses and may           cause.
enjoy and exercise all of the rights and powers of
general partner as more particularly provided under          In addition to the powers granted a general partner of
applicable law, except to the extent any such rights         a limited partnership under applicable law or that are
are limited or restricted by the express provisions of       granted to the general partner under any other
your partnership's agreement of limited partnership.         provision of the AIMCO Operating Partnership Agreement,
Limited partners may not take part in the management of      the general partner, subject to the other provisions of
the business, affairs and operations of your                 the AIMCO Operating Partnership Agreement, has full
partnership, transact any business for your partnership      power and authority to do all things deemed necessary
or have any power, right or authority to enter into any      or desirable by it to conduct the business of the AIMCO
agreement, execute or sign documents for, make               Operating Partnership, to exercise all powers of the
representations on behalf of or to otherwise act so as       AIMCO Operating Partnership and to effectuate the
to bind your partnership in any manner.                      purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable, in damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed by any of them which are reasonably believed       judgment or mistakes of fact or law of any act or
by them to be within the scope of the authority              omission if the general partner acted in good faith.
conferred on them by your partnership's agreement of         The AIMCO Operating Partnership Agreement provides for
limited partnership, excepting only acts of malfea-          indemnification of AIMCO, or any director or officer of
sance, gross negligence or actual misrepresentation. In      AIMCO (in its capacity as the previous general partner
addition, the general partner and its affiliate are          of the AIMCO Operating Partnership), the general
entitled to indemnification by your partnership for any      partner, any officer or director of general partner or
and all acts performed by them in good faith belief          the AIMCO Operating Partnership and such other persons
that the act or omission was in the best interests of        as the general partner may designate from and against
your partnership and which are reasonably within the         all losses, claims, damages, liabilities, joint or
scope of the authority conferred upon them by your           several, expenses (including legal fees), fines,
partnership's agreement of limited partnership or by         settlements and other amounts incurred in connection
your partnership, excepting only acts of malfeasance,        with any actions relating to the operations of the
gross negligence or actual misrepresentation; provided,      AIMCO Operating Partnership, as set forth in the AIMCO
however, that such indemnity will be paid out of and         Operating Partnership Agreement. The Delaware Limited
only to the extent of your partnership's assets.             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its

         4301
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             partnership agreement, a limited partnership may, and
                                                             shall have the power to, indemnify and hold harmless
                                                             any partner or other person from and against any and
                                                             all claims and demands whatsoever. It is the position
                                                             of the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner for cause. A general partner may not transfer,       affairs of the AIMCO Operating Partnership. The general
assign, sell, withdraw or otherwise dispose of its           partner may not be removed as general partner of the
interest unless it obtains the prior written consent of      AIMCO Operating Partnership by the OP Unitholders with
those persons owning more than 50% of the units and          or without cause. Under the AIMCO Operating Partnership
satisfies other conditions set forth in your                 Agreement, the general partner may, in its sole
partnership's agreement of limited partnership. Such         discretion, prevent a transferee of an OP Unit from
consent is also necessary for the approval of a new          becoming a substituted limited partner pursuant to the
general partner. A limited partner may not transfer his      AIMCO Operating Partnership Agreement. The general
interests without the written consent of the general         partner may exercise this right of approval to deter,
partner which may be withheld at the sole discretion of      delay or hamper attempts by persons to acquire a
the general partner.                                         controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to change the name         in the AIMCO Operating Partnership Agreement, whereby
and location of the principal place of business of your      the general partner may, without the consent of the OP
partnership, change the name or the residence of a           Unitholders, amend the AIMCO Operating Partnership
partner, substitute a limited partner, correct an error      Agreement, amendments to the AIMCO Operating
in your partnership's agreement of limited part-             Partnership Agreement require the consent of the
nership and as required by law. Amendments of specified      holders of a majority of the outstanding Common OP
provisions of your partnership's agreement of limited        Units, excluding AIMCO and certain other limited
partnership may be made only with the prior written          exclusions (a "Majority in Interest"). Amendments to
consent of all partners. Other amendments must be            the AIMCO Operating Partnership Agreement may be
approved by the limited partners owning more than 50%        proposed by the general partner or by holders of a
of the units.                                                Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $20,000 annually for its services as general        capacity as general partner of the AIMCO Operating
partner. Moreover, the general partner or certain            Partnership. In addition, the AIMCO Operating Part-
affiliates may be entitled to compensation for               nership is responsible for all expenses incurred
additional services rendered.                                relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         4302
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not subject to             negligence, no OP Unitholder has personal liability for
assessment nor personally liable for any of the debts        the AIMCO Operating Partnership's debts and
or obligations of your partnership or any of the losses      obligations, and liability of the OP Unitholders for
of your partnership beyond their obligations to              the AIMCO Operating Partnership's debts and obligations
contribute to the capital of your partnership as             is generally limited to the amount of their invest-
specified in your partnership's agreement of limited         ment in the AIMCO Operating Partnership. However, the
partnership and as otherwise provided by law.                limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner must manage and control the affairs      Unless otherwise provided for in the relevant
of your partnership to the best of its abilities and         partnership agreement, Delaware law generally requires
use its best efforts to carry out the business of your       a general partner of a Delaware limited partnership to
partnership as set forth in your partnership's               adhere to fiduciary duty standards under which it owes
agreement of limited partnership. The general partner        its limited partners the highest duties of good faith,
must devote such time and attention to the business,         fairness and loyalty and which generally prohibit such
affairs and operations of your partnership as may be         general partner from taking any action or engaging in
necessary for the proper performance of its duties.          any transaction as to which it has a conflict of
However, the general partner may engage in or hold           interest. The AIMCO Operating Partnership Agreement
interests in other business ventures of every kind and       expressly authorizes the general partner to enter into,
description for its own account including, without           on behalf of the AIMCO Operating Partnership, a right
limitation, ventures such as those undertaken by your        of first opportunity arrangement and other conflict
partnership and your partnership and the partners will       avoidance agreements with various affiliates of the
have no rights in and to such independent business           AIMCO Operating Partnership and the general partner, on
ventures or the income and profits derived therefrom.        such terms as the general partner, in its sole and
                                                             absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         4303
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS               COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain limitations; dissolve and        Units" in the accompanying               transactions such as the
terminate your partnership; remove       Prospectus. So long as any               institution of bankruptcy
a general partner for cause; and         Preferred OP Units are outstand-         proceedings, an assignment for the
approve or disapprove the sale of        ing, in addition to any other vote       benefit of creditors and certain
all or substantially all of the          or consent of partners required by       transfers by the general partner of
assets of your partnership.              law or by the AIMCO Operating            its interest in the AIMCO Operating
                                         Partnership Agree-                       Part-

         4304
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

A general partner may cause the          ment, the affirmative vote or            nership or the admission of a
dissolution of your partnership by       consent of holders of at least 50%       successor general partner.
retiring when there is no remaining      of the outstanding Preferred OP
general partner unless, within           Units will be necessary for              Under the AIMCO Operating Partner-
sixty days of the retirement of the      effecting any amendment of any of        ship Agreement, the general partner
general partner, the limited             the provisions of the Partnership        has the power to effect the
partners owning more than 50% of         Unit Designation of the Preferred        acquisition, sale, transfer,
the then outstanding units elect a       OP Units that materially and             exchange or other disposition of
new general partner who decides to       adversely affects the rights or          any assets of the AIMCO Operating
continue your partnership with the       preferences of the holders of the        Partnership (including, but not
approval of the limited partners         Preferred OP Units. The creation or      limited to, the exercise or grant
owning more than 50% of the then         issuance of any class or series of       of any conversion, option,
outstanding units.                       partnership units, including,            privilege or subscription right or
                                         without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Your partnership may, but is not         $      per Preferred OP Unit;            tribute quarterly all, or such
obligated to, make current               provided, however, that at any time      portion as the general partner may
distributions out of its Cash Flow       and from time to time on or after        in its sole and absolute discretion
as the general partner may, in its       the fifth anniversary of the issue       determine, of Available Cash (as
discretion, determine. The               date of the Preferred OP Units, the      defined in the AIMCO Operating
distributions payable to the             AIMCO Operating Partnership may          Partnership Agreement) generated by
partners are not fixed in amount         adjust the annual distribution rate      the AIMCO Operating Partnership
and depend upon the operating            on the Preferred OP Units to the         during such quarter to the general
results and net sales or                 lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has not made                 dividend rate on the most recently       with respect to such quarter, in
distributions in the past and is         issued AIMCO non-convertible             accordance with their respective
not projected to made distributions      preferred stock which ranks on a         interests in the AIMCO Operating
in 1998.                                 parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         4305
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) the interest         on any securities exchange. The          transferability of the OP Units.
being acquired by the assignee           Preferred OP Units are subject to        Until the expiration of one year
consists of an integral multiple of      restrictions on transfer as set          from the date on which an OP
half units, (2) a written                forth in the AIMCO Operating             Unitholder acquired OP Units,
assignment has been duly executed        Partnership Agreement.                   subject to certain exceptions, such
and acknowledged by the assignor                                                  OP Unitholder may not transfer all
and assignee, (3) the written            Pursuant to the AIMCO Operating          or any portion of its OP Units to
approval of the general partner          Partnership Agreement, until the         any transferee without the consent
which may be withheld in the sole        expiration of one year from the          of the general partner, which
and absolute discretion of the           date on which a holder of Preferred      consent may be withheld in its sole
general partner has been granted,        OP Units acquired Preferred OP           and absolute discretion. After the
(4) the assignor or the assignee         Units, subject to certain                expiration of one year, such OP
pays a transfer fee, (5) the             exceptions, such holder of               Unitholder has the right to
transfer will not result in a            Preferred OP Units may not transfer      transfer all or any portion of its
termination of your partnership for      all or any portion of its Pre-           OP Units to any person, subject to
tax purposes, (6) the general            ferred OP Units to any transferee        the satisfaction of certain
partner has received an opinion          without the consent of the general       conditions specified in the AIMCO
from counsel that such transfer          partner, which consent may be            Operating Partnership Agreement,
does not violate any applicable          withheld in its sole and absolute        including the general partner's
securities law and will not result       discretion. After the expiration of      right of first refusal. See
in the termination of your               one year, such holders of Preferred      "Description of OP Units --
partnership for tax purposes and         OP Units has the right to transfer       Transfers and Withdrawals" in the
(7) the assignor and assignee have       all or any portion of its Preferred      accompanying Prospectus.
complied with such other conditions      OP Units to any person, subject to
as set forth in your partner-            the satisfaction of

         4306
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ship's agreement of limited              certain conditions specified in the      After the first anniversary of
partnership.                             AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
There are no redemption rights           partner's right of first refusal.        right, subject to the terms and
associated with your units.                                                       conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4307

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $20,000 for its services as general partner of your partnership and may receive reimbursement for expenses generated in such capacity. The property manager received management fees of $41,083 in 1996, $41,398 in 1997 and $21,568 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4308

                                YOUR PARTNERSHIP

GENERAL

     Villa Nova Apartments is a Tennessee limited partnership which raised net proceeds of approximately $2,012,500 in 1984 through a private offering. The promoter for the private offering of your partnership was Freeman Properties, Inc. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 45 limited partners of your partnership and a total of 35 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on April 20, 1984 for the purpose of owning and operating a single apartment property located in Indianapolis, Indiana, known as "Villa Nova Apartments." Your partnership's property consists of 126 apartment units. The total rentable square footage of your partnership's property is 107,480 square feet. Your partnership's property had an average occupancy rate of approximately 96.83% in 1996 and 96.83% in 1997. The average annual rent per apartment unit is approximately $6,232.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $41,083, $41,398 and $21,568, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on July 1, 2015 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         4309

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,359,299, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $83,835, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE UNAUDITED FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4310

     Below is selected financial information for Villa Nova, Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                               VILLA NOVA, LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $    62,779   $    62,988   $    46,475   $    35,399   $    58,330   $    28,547   $    82,091
Land & Building..............    3,520,153     3,470,198     3,492,086     3,440,061     3,389,867     3,346,002     3,324,872
Accumulated Depreciation.....   (2,999,938)   (2,828,457)   (2,914,197)   (2,742,716)   (2,578,243)   (2,420,157)   (2,264,276)
Other Assets.................      362,784       377,370       360,285       354,113       361,355       359,003       340,122
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $   945,778   $ 1,082,099   $   984,649   $ 1,086,857   $ 1,231,309   $ 1,313,395   $ 1,482,809
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 2,345,040   $ 2,392,160   $ 2,374,717   $ 2,427,264   $ 2,475,420   $ 2,519,551   $ 2,559,993
Other Liabilities............       78,354        64,841        34,967        27,848        38,542        45,255       106,468
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $ 2,423,394   $ 2,457,001   $ 2,409,684   $ 2,455,112   $ 2,513,962   $ 2,564,806   $ 2,666,461
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...  $(1,477,617)  $(1,374,903)  $(1,425,035)  $(1,368,255)  $(1,282,653)  $(1,251,411)  $(1,183,652)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                  VILLA NOVA, LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $  399,314    $  375,877    $  786,461   $  721,219   $  733,902   $  688,036   $  648,411
Other Income.......................      30,230        24,966        48,222       54,749       74,087       59,075       41,122
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............  $  429,544    $  400,843    $  834,683   $  775,968   $  807,989   $  747,111   $  689,533
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     242,823       165,512       386,621      359,373      338,921      314,802      404,530
General & Administrative...........      20,374        19,056        41,437       41,886       40,091       34,808       54,144
Depreciation.......................      85,741        85,741       171,481      164,473      158,086      155,881      174,665
Interest Expense...................      93,683        96,446       220,250      224,549      228,302      232,365      235,166
Property Taxes.....................      39,504        40,735        71,674       71,289       72,552       77,014       73,228
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............  $  482,125    $  407,490    $  891,463   $  861,570   $  837,952   $  814,870   $  941,733
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................  $  (52,581)   $   (6,647)   $  (56,780)  $  (85,602)  $  (29,963)  $  (67,759)  $ (252,200)
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         4311

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the unaudited financial statements of your partnership included herein.

  Results of Operations

    Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net loss of $52,581 for the six months ended June 30, 1998, compared to net loss of $6,647 for the six months ended June 30, 1997. The decrease in net income of $45,934, or 691.05% was primarily the result of an increase in operating expenses. This is discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $429,544 for the six months ended June 30, 1998, compared to $400,843 for the six months ended June 30, 1997, an increase of $28,701, or 7.16 %. This increase was primarily due to an increase in occupancy.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $242,823 for the six months ended June 30, 1998, compared to $165,512 for the six months ended June 30, 1997, an increase of $77,311 or 46.71% due to exterior painting expenses incurred during the first six months of 1998. Management expenses totaled $21,568 for the six months ended June 30, 1998, compared to $20,186 for the six months ended June 30, 1997, an increase of $1,382, or 6.85 % which can be attributed to the increase in revenues as management fees are calculated as a percentage of revenues.

     General and Administrative Expenses

     General and administrative expenses totaled $20,374 for the six months ended June 30, 1998 compared to $19,056 for the six months ended June 30, 1997, an increase of $1,318 or 6.92%. This is primarily due to increased charges related to collection services fees and other various administrative expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $93,683 for the six months ended June 30, 1998, compared to $96,446 for the six months ended June 30, 1997, a decrease of $2,763, or 2.86%.

    Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net loss of $56,780 for the year ended December 31, 1997, compared to a net loss of $85,602 for the year ended December 31, 1996. The increase in net income of $28,822, or 33.67% was primarily the result of an increase in rental revenue.

     Revenues

     Rental and other property revenues from the partnership's property totaled $834,683 for the year ended December 31, 1997, compared to $775,968 for the year ended December 31, 1996, an increase of $58,715, or

         4312

7.57%. This increase can be attributed to an increase in occupancy levels coupled with an increase in rental rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $386,621 for the year ended December 31, 1997, compared to $359,373 for the year ended December 31, 1996, an increase of $27,248 or 7.58%. This increase was due to increased costs associated with non-capitalizable property improvements. Management expenses totaled $41,398 for the year ended December 31, 1997, compared to $41,083 for the year ended December 31, 1996, an increase of $315, or 0.77%.

     General and Administrative Expenses

     General and administrative expenses totaled $41,437 for the year ended December 31, 1997 compared to $41,886 for the year ended December 31, 1996, a decrease of $449 or 1.07%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $220,250 for the year ended December 31, 1997, compared to $224,549 for the year ended December 31, 1996, a decrease of $4,299, or 1.91%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $(85,062) for the year ended December 31, 1996, compared to $(29,963) for the year ended December 31, 1995. The decrease in net income of $55,099, or 183.89% was primarily the result of a decrease in revenues coupled with an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $775,968 for the year ended December 31, 1996, compared to $807,989 for the year ended December 31, 1995, a decrease of $32,021, or 3.96%.

     Expenses

     Operating expenses, consisting of utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $359,373 for the year ended December 31, 1996, compared to $338,921 for the year ended December 31, 1995, an increase of $20,452 or 6.03%. The increase is primarily due to increased maintenance costs. Management expenses totaled $41,083 for the year ended December 31, 1996, compared to $40,399 for the year ended December 31, 1995, an increase of $684, or 1.69%.

     General and Administrative Expenses

     General and administrative expenses totaled $41,886 for the year ended December 31, 1996 compared to $40,091 for the year ended December 31, 1995, an increase of $1,795 or 4.48%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $224,549 for the year ended December 31, 1996, compared to $228,302 for the year ended December 31, 1995, a decrease of $3,753, or 1.64%.

         4313

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $62,779 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable, responsible or accountable, in damages or otherwise to your partnership or any limited partner for any acts performed by any of them which are reasonably believed by them to be within the scope of the authority conferred on them by your partnership's agreement of limited partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     The general partner and its affiliate are entitled to indemnification by your partnership for any and all acts performed by them in good faith belief that the act or omission was in the best interests of your partnership and which are reasonably within the scope of the authority conferred upon them by your partnership's agreement of limited partnership or by your partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation; provided, however, that such indemnity will be paid out of and only to the extent of partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not paid any distributions in the last five years.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement,

         4314

understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994............................................    $32,957
1995............................................    $36,505
1996............................................    $37,503
1997............................................    $39,810
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $40,399
1996...........................................     $41,083
1997...........................................     $41,398
1998 (through June 30).........................     $21,568

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         4315

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

         4316

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of June 30, 1998
  (unaudited)...............................................  F-2
Condensed Statements of Revenues and Expenses -- Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (unaudited)...............................................  F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...  F-4
Notes to Condensed Financial Statements -- Income Tax
  Basis.....................................................  F-5
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997 and
  1996 (unaudited)..........................................  F-6
Statements of Revenues and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1997 and 1996 (unaudited).............................  F-7
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1997
  and 1996 (unaudited)......................................  F-8
Notes to Financial Statements -- Income Tax Basis...........  F-9
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996 and
  1995 (unaudited)..........................................  F-13
Statements of Revenues and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1996 and 1995 (unaudited).............................  F-14
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1996 and 1995 (unaudited)..............  F-15
Notes to Financial Statements -- Income Tax Basis...........  F-16
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1995 and
  1994 (unaudited)..........................................  F-20
Statements of Revenues and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1995 and 1994 (unaudited).............................  F-21
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1995 and 1994 (unaudited)..............  F-22
Notes to the Financial Statements -- Income Tax Basis.......  F-23

         4317

                              VILLA NOVA, LIMITED

                   CONDENSED STATEMENT OF ASSETS, LIABILITIES
             AND PARTNERS' DEFICIT -- INCOME TAX BASIS (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $    62,779
Receivables and Deposits....................................                     12,395
Restricted Escrows..........................................                    137,170
Syndication Fees............................................                         --
Other Assets................................................                    213,219
Investment Property:
  Land......................................................  $   157,350
  Building and related personal property....................    3,362,802
                                                              -----------
                                                                3,520,152
  Less: Accumulated depreciation............................   (2,999,938)      520,214
                                                              -----------   -----------
          Total Assets......................................                $   945,777
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $        --
Other Accrued Liabilities...................................                    (86,543)
Property taxes payable......................................                         --
Tenant security deposits....................................                         --
Notes Payable...............................................                 (2,336,850)
Partners' Capital...........................................                  1,477,616
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $  (945,777)
                                                                            ===========

         4318

                              VILLA NOVA, LIMITED

                CONDENSED STATEMENTS OF REVENUES AND EXPENSES --
                          INCOME TAX BASIS (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
Revenues:
  Rental Income.............................................  $(399,314)   $(375,877)
  Other Income..............................................    (30,230)     (24,966)
  (Gain) Loss on Disposal of Property.......................         --           --
  Casualty Gain/Loss........................................         --           --
                                                              ---------    ---------
          Total Revenues....................................   (429,544)    (400,843)
Expenses:
  Operating Expenses........................................    242,823      165,512
  General and Administrative Expenses.......................     20,374       19,056
  Depreciation Expense......................................     85,741       85,741
  Interest Expense..........................................     93,683       96,446
  Property Tax Expense......................................     39,504       40,735
                                                              ---------    ---------
          Total Expenses....................................    482,125      407,490
(Income) Loss from Operations...............................     52,581        6,647
Extraordinary Gain on Early Extinguishment of Debt..........         --           --
Loss on Sale of Investment Property.........................         --           --
Casualty Gain...............................................         --           --
                                                              ---------    ---------
          Net (Income) Loss.................................  $  52,581    $   6,647
                                                              =========    =========

         4319

                              VILLA NOVA, LIMITED

                     CONDENSED STATEMENTS OF CASH FLOWS --
                          INCOME TAX BASIS (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Operating Activities:
  Net Income (loss).........................................  $(52,581)   $ (6,647)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    85,741      85,741
     Loss on Casualty event.................................        --          --
     Extraordinary loss on refinancing......................        --          --
     Changes in accounts:
       Receivables and deposits and other assets............       528     (20,531)
       Accounts Payable and accrued expenses................    51,576      36,994
                                                              --------    --------
          Net cash provided by (used in) operating
            activities......................................    85,264      95,557
                                                              --------    --------
Investing Activities:
  Property improvements and replacements....................   (28,066)    (30,137)
  Property improvements -- NON-CASH.........................        --          --
  Proceeds from sale of investments.........................        --          --
  Collections on notes receivable...........................        --          --
  Net (increase)/decrease in restricted escrows.............    (3,027)     (2,727)
  Net insurance proceeds received from casualty events......        --          --
  Dividends received........................................        --          --
                                                              --------    --------
          Net cash provided by (used in) investing
            activities......................................   (31,093)    (32,864)
                                                              --------    --------
Financing Activities:
  Payments on mortgage......................................   (37,867)    (35,104)
  Repayment of mortgage.....................................        --          --
  Prepayment penalties......................................        --          --
  Proceeds from refinancing of mortgage.....................        --          --
  Payment of Loan Costs.....................................        --          --
  Partners' Distributions...................................        --          --
                                                              --------    --------
          Net cash provided by (used in) financing
            activities......................................   (37,867)    (35,104)
                                                              --------    --------
          Net increase (decrease) in cash and cash
            equivalents.....................................    16,304      27,589
Cash and cash equivalents at beginning of year..............    46,475      35,399
                                                              --------    --------
Cash and cash equivalents at end of period..................  $ 62,779    $ 62,988
                                                              ========    ========

         4320

                              VILLA NOVA, LIMITED

          NOTES TO CONDENSED FINANCIAL STATEMENTS -- INCOME TAX BASIS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Villa Nova, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with the accounting basis for federal income tax reporting. Accordingly, they do not include all the information and footnotes required by the accounting basis for federal income tax reporting for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4321

                              VILLA NOVA, LIMITED

  STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $    46,475    $    35,399
Receivables and deposits....................................       31,975         26,319
Restricted escrows (Note B).................................      134,143        128,630
Other assets................................................      194,167        199,164
Investment properties (Note C):
  Land......................................................      157,350        157,350
  Buildings and related personal property...................    3,334,736      3,282,711
                                                              -----------    -----------
                                                                3,492,086      3,440,061
  Less accumulated depreciation.............................   (2,914,197)    (2,742,716)
                                                              -----------    -----------
                                                                  577,889        697,345
                                                              -----------    -----------
                                                              $   984,649    $ 1,086,857
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $     6,002    $        14
  Payable to affiliate (Note D).............................        1,696          1,696
  Tenant security deposit liabilities.......................       12,733         12,055
  Other liabilities.........................................       14,536         14,083
  Mortgage notes payable (Note C)...........................    2,374,717      2,427,264
Partners' deficit...........................................   (1,425,035)    (1,368,255)
                                                              -----------    -----------
                                                              $   984,649    $ 1,086,857
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4322

                              VILLA NOVA, LIMITED

               STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   786,461    $   721,219
  Other income..............................................       48,222         54,749
                                                              -----------    -----------
          Total revenues....................................      834,683        775,968
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      386,621        359,373
  General and administrative (Note D).......................       41,437         41,886
  Depreciation..............................................      171,481        164,473
  Interest..................................................      220,250        224,549
  Property taxes............................................       71,674         71,289
                                                              -----------    -----------
          Total expenses....................................      891,463        861,570
                                                              -----------    -----------
          Net loss..........................................      (56,780)       (85,602)
Partners' deficit at beginning of year......................   (1,368,255)    (1,282,653)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(1,425,035)   $(1,368,255)
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4323

                              VILLA NOVA, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................   $(56,780)     $(85,602)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
     Depreciation...........................................    171,481       164,473
     Amortization of discounts and loan costs...............     28,714        27,894
     Change in accounts:
       Receivables and deposits.............................     (5,656)       14,539
       Other assets.........................................     (4,701)           --
       Accounts payable and payable to affiliate............      5,988        (5,660)
       Tenant security deposit liabilities..................        678        (2,243)
       Other liabilities....................................        453        (2,791)
                                                               --------      --------
          Net cash provided by operating activities.........    140,177       110,610
                                                               --------      --------
Cash flows from investing activities:
  Property improvements and replacements....................    (52,025)      (50,194)
  Deposits to restricted escrows............................     (5,513)       (2,870)
                                                               --------      --------
          Net cash used in investing activities.............    (57,538)      (53,064)
                                                               --------      --------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (71,563)      (66,342)
                                                               --------      --------
          Net cash used in financing activities.............    (71,563)      (66,342)
                                                               --------      --------
Net increase (decrease) in cash and cash equivalents........     11,076        (8,796)
Cash and cash equivalents at beginning of year..............     35,399        44,195
                                                               --------      --------
Cash and cash equivalents at end of year....................   $ 46,475      $ 35,399
                                                               ========      ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $191,536      $196,758
                                                               ========      ========

      See accompanying notes to financial statements -- income tax basis.

         4324

                              VILLA NOVA, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996
                                  (UNAUDITED)

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Villa Nova, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated April 23, 1984. The Partnership owns and operates a 126 unit multi-family housing complex, Villa Nova Apartments in Indianapolis, Indiana.

     The Partnership's Managing General Partner is Davidson Properties, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $47,739 and $57,437, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are syndication costs of $141,727 which are not amortized.

         4325
                              VILLA NOVA, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Reclassification

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................  $  134,143    $  128,630
                                                              ==========    ==========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $21,394, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $2,397,167    $2,468,730
Second mortgage note payable in interest only monthly
  installments of $531, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...      83,835        83,835
                                                              ----------    ----------
Principal balance at year end...............................   2,481,002     2,552,565
Less unamortized discount...................................    (106,285)     (125,301)
                                                              ----------    ----------
                                                              $2,374,717    $2,427,264
                                                              ==========    ==========

     Scheduled principal payments to the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $   77,196
1999.....................................................      83,271
2000.....................................................      89,825
2001.....................................................      96,895
2002.....................................................   2,133,815
                                                           ----------
                                                           $2,481,002
                                                           ==========

         4326
                              VILLA NOVA, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payment to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                            1997       1996
TYPE OF TRANSACTION                                        AMOUNT     AMOUNT
-------------------                                        -------    -------
Property management fee..................................  $41,398    $41,083
Partnership administration fee...........................  $20,004    $20,004
Reimbursement for services of affiliates.................  $17,998    $15,803
Payable to affiliate -- property management fee..........  $ 1,696    $ 1,696
Construction fee.........................................  $   112    $    --

         4327

                              VILLA NOVA, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995
                                  (UNAUDITED)

         4328

                              VILLA NOVA, LIMITED

           STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $    35,399    $    44,195
  Restricted -- tenant security deposits....................       11,695         14,135
Accounts receivable.........................................          291          8,340
Escrow for taxes............................................       14,333         18,383
Restricted escrows (Note B).................................      128,630        125,760
Other assets................................................      199,164        208,872
Investment properties (Note C):
  Land......................................................      157,350        157,350
  Buildings and related personal property...................    3,282,711      2,232,517
                                                              -----------    -----------
                                                                3,440,061      3,389,867
  Less accumulated depreciation.............................   (2,742,716)    (2,578,243)
                                                              -----------    -----------
                                                                  697,345        811,624
                                                              -----------    -----------
                                                              $ 1,086,857    $ 1,231,309
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICITS
Liabilities:
  Accounts payable..........................................  $        14    $     5,674
  Payable to affiliate (Note D).............................        1,696          1,696
  Tenant security deposits..................................       12,055         14,298
  Other liabilities.........................................       14,083         16,874
  Mortgage notes payable (Note C)...........................    2,427,264      2,475,420
Partners' deficit...........................................   (1,368,255)    (1,282,653)
                                                              -----------    -----------
                                                              $ 1,086,857    $ 1,231,309
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4329

                              VILLA NOVA, LIMITED

               STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   721,219    $   733,902
  Other income..............................................       54,749         74,087
                                                              -----------    -----------
          Total revenues....................................      775,968        807,989
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      246,913        255,216
  General and administrative (Note D).......................       41,886         40,091
  Maintenance...............................................      112,460         83,705
  Depreciation..............................................      164,473        158,086
  Interest..................................................      224,549        228,302
  Property taxes............................................       71,289         72,552
                                                              -----------    -----------
          Total expenses....................................      861,570        837,952
                                                              -----------    -----------
Net Loss....................................................      (85,602)       (29,963)
Distributions to partners...................................           --         (1,279)
Partners' deficit at beginning of year......................   (1,282,653)    (1,251,411)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(1,368,255)   $(1,282,653)
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4330

                              VILLA NOVA, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................   $(85,602)     $(29,963)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    164,473       158,086
     Amortization of discounts and loan costs...............     27,894        27,078
     Change in accounts:
       Restricted cash......................................      2,440        (1,418)
       Accounts receivable..................................      8,049        (8,340)
       Escrow for taxes.....................................      4,050        24,742
       Accounts payable and payable to affiliate............     (5,660)       (9,380)
       Tenant security deposit liabilities..................     (2,243)        1,581
       Other liabilities....................................     (2,791)        1,086
                                                               --------      --------
          Net cash provided by operating activities.........    110,610       163,472
                                                               --------      --------
Cash flows from investing activities:
  Property improvements and replacements....................    (50,194)      (43,865)
  Deposits to restricted escrows............................     (2,870)      (35,817)
  Receipts from restricted escrows..........................         --         7,355
                                                               --------      --------
          Net cash used in investing activities.............    (53,064)      (72,327)
                                                               --------      --------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (66,342)      (61,501)
  Distribution to partners..................................         --        (1,279)
                                                               --------      --------
          Net cash used in financing activities.............    (66,342)      (62,780)
                                                               --------      --------
          Net (decrease) increase in cash and cash
            equivalents.....................................     (8,796)       28,365
Cash and cash equivalents at beginning of year..............     44,195        15,830
                                                               --------      --------
Cash and cash equivalents at end of year....................   $ 35,399      $ 44,195
                                                               ========      ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $196,758      $201,600
                                                               ========      ========

      See accompanying notes to financial statements -- income tax basis.

         4331

                              VILLA NOVA, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995
                                  (UNAUDITED)

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Villa Nova, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated April 23, 1984. The Partnership owns and operates a 126 unit multi-family housing complex, Villa Nova Apartments, in Indianapolis, Indiana.

     The Partnership's Managing General Partner is Davidson Properties, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1996 and 1995 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are syndication costs of $141,727 which are not amortized.

         4332
                              VILLA NOVA, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

  Reclassification

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                 1996          1995
                                                              ----------    ----------
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................  $  128,630    $  125,760
                                                              ==========    ==========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995 consist of the following:

                                                 1996          1995
                                              ----------    ----------
First mortgage note payable in monthly
  installments of $21,394, including
  interest at 7.60%, due November 2002;
  collateralized by land and buildings......  $2,468,730    $2,535,072
Second mortgage note payable in interest
  only monthly installments of $531, at a
  rate of 7.60%, with principal due November
  2002; collateralized by land and
  buildings.................................      83,835        83,835
                                              ----------    ----------
Principal balance at year end...............   2,552,565     2,618,907
Less unamortized discount...................    (125,301)     (143,487)
                                              ----------    ----------
                                              $2,427,264    $2,475,420
                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997.............................................  $   71,563
1998.............................................      77,196
1999.............................................      83,271
2000.............................................      89,825
2001.............................................      96,895
Thereafter.......................................   2,133,815
                                                   ----------
                                                   $2,552,565
                                                   ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the

         4333
                              VILLA NOVA, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity of U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

                                                    1996       1995
TYPE OF TRANSACTION                                AMOUNT     AMOUNT
-------------------                                -------    -------
Property management fee..........................  $41,083    $40,399
Partnership administration fee...................  $20,004    $20,004
Reimbursement for services of affiliates.........  $15,803    $14,805
Payable to affiliate -- property management
  fee............................................  $ 1,696    $ 1,696

         4334

                              VILLA NOVA, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994
                                  (UNAUDITED)

         4335

                              VILLA NOVA, LIMITED

           STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1995           1994
                                                              -----------    -----------
Cash and cash equivalents
  Unrestricted..............................................  $    44,195    $    15,830
  Restricted -- tenant security deposits....................       14,135         12,717
Accounts receivable.........................................        8,340             --
Escrow for taxes............................................       18,383         43,125
Restricted escrows (Note B).................................      125,760         97,298
Other assets................................................      208,872        218,580
Investment properties (Note C):
  Land......................................................      157,350        157,350
  Buildings and related personal property...................    3,232,517      3,188,652
                                                              -----------    -----------
                                                                3,389,867      3,346,002
  Less accumulated depreciation.............................   (2,578,243)    (2,420,157)
                                                              -----------    -----------
                                                                  811,624        925,845
                                                              -----------    -----------
                                                              $ 1,231,309    $ 1,313,395
                                                              ===========    ===========

                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $     5,674    $    16,750
  Payable to affiliate (Note D).............................        1,696             --
  Tenant security deposits..................................       14,298         12,717
  Other liabilities.........................................       16,874         15,788
  Mortgage notes payable (Note C)...........................    2,475,420      2,519,551
Partners' deficit...........................................   (1,282,653)    (1,251,411)
                                                              -----------    -----------
                                                              $ 1,231,309    $ 1,313,395
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4336

                              VILLA NOVA, LIMITED

               STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1995           1994
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   733,902    $   688,036
  Other income..............................................       74,087         59,075
                                                              -----------    -----------
          Total revenues....................................      807,989        747,111
                                                              -----------    -----------
Expenses:
  Operating.................................................      214,817        204,018
  General and administrative (Note D).......................       40,091         34,808
  Property management fees (Note D).........................       40,399         36,841
  Maintenance...............................................       83,705         74,943
  Depreciation..............................................      158,086        155,881
  Interest..................................................      228,302        232,365
  Property taxes............................................       72,552         77,014
                                                              -----------    -----------
          Total expenses....................................      837,952        814,870
                                                              -----------    -----------
Net loss....................................................      (29,963)       (67,759)
Distributions to partners...................................       (1,279)            --
Partners' deficit at beginning of year......................   (1,251,411)    (1,183,652)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(1,282,653)   $(1,251,411)
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4337

                              VILLA NOVA, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1995          1994
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................   $(29,963)     $(67,759)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    158,086       155,881
     Amortization of discounts and loan costs...............     27,078        26,280
     Change in accounts:
       Restricted cash......................................     (1,418)         (109)
       Accounts receivable..................................     (8,340)           --
       Escrow for taxes.....................................     24,742        (1,271)
       Accounts payable and payable to affiliate............     (9,380)      (57,880)
       Tenant security deposit liabilities..................      1,581           109
       Other liabilities....................................      1,086        (3,442)
                                                               --------      --------
          Net cash provided by operating activities.........    163,472        51,809
                                                               --------      --------
Cash flows from investing activities:
  Property improvements and replacements....................    (43,865)      (21,130)
  Deposits to restricted escrows............................    (35,817)      (28,804)
  Receipts from restricted escrows..........................      7,355         1,486
                                                               --------      --------
          Net cash used in investing activities.............    (72,327)      (48,448)
                                                               --------      --------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (61,501)      (57,014)
  Distributions to partners.................................     (1,279)           --
                                                               --------      --------
          Net cash used in financing activities.............    (62,780       (57,014)
                                                               --------      --------
Net increase (decrease) in cash.............................     28,365       (53,653)
Cash and cash equivalents at beginning of year..............     15,830        69,483
                                                               --------      --------
Cash and cash equivalents at end of year....................   $ 44,195      $ 15,830
                                                               ========      ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $201,600      $206,085
                                                               ========      ========

      See accompanying notes to financial statements -- income tax basis.

         4338

                              VILLA NOVA, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1995 AND 1994
                                  (UNAUDITED)

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Villa Nova, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated April 23, 1984. The Partnership owns and operates a 126 unit multi-family housing complex, Villa Nova Apartments, in Indianapolis, Indiana.

     The Partnership's Managing General Partner is Davidson Properties, an affiliate of Insignia Financial Group ("Insignia"). The property is managed by Insignia Management Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1995 and 1994 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are $141,727 of syndication costs which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers cash and all highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

         4339
                              VILLA NOVA, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Reclassifications

     Certain 1994 amounts have been reclassified to conform to the 1995 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1995 and 1994 consist of the following:

                                                                  1995       1994
                                                                --------    -------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  capital improvements were completed in calendar year
  1995......................................................    $     --    $ 7,250
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................     125,760     90,048
                                                                --------    -------
                                                                $125,760    $97,298
                                                                ========    =======

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1995 and 1994 consist of the following:

                                                 1995          1994
                                              ----------    ----------
First mortgage note payable in monthly
  installments of $21,394, including
  interest at 7.60%, due November 2002;
  collateralized by land and buildings......  $2,535,072    $2,596,573
Second mortgage note payable in interest
  only monthly installments of $531, at a
  rate of 7.60%, with principal due November
  2002; collateralized by land and
  buildings.................................      83,835        83,835
                                              ----------    ----------
Principal balance at year end...............   2,618,907     2,680,408
Less unamortized discount...................    (143,487)     (160,857)
                                              ----------    ----------
                                              $2,475,420    $2,519,551
                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1995 are as follows:

1996.............................................  $   66,342
1997.............................................      71,563
1998.............................................      77,196
1999.............................................      83,271
2000.............................................      89,825
Thereafter.......................................   2,230,710
                                                   ----------
                                                   $2,618,907
                                                   ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the

         4340
                              VILLA NOVA, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                    1995       1994
TYPE OF TRANSACTION                                AMOUNT     AMOUNT
-------------------                                -------    -------
Property management fee..........................  $40,399    $36,841
Partnership administration fee...................  $20,004    $20,004
Reimbursement for services of affiliates.........  $14,805    $12,953
Payable to affiliate -- property management
  fee............................................  $ 1,696    $    --

         4341

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4342

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4343

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4344

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                            WALKER SPRINGS, LIMITED
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           October            , 1998
         4345

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and Our
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-19
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Walker
    Springs, Limited...........................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-41
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-42

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-45
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72

         4346

                                                  PAGE
                                                  ----
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-77

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4347

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Walker Springs, Limited. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4348

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                     CLASS A             PARTNERSHIP
                                                  COMMON STOCK              COMMON
                                           ---------------------------      UNITS
            CALENDAR QUARTERS              HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------              ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)...............................  $        $         $     --     $    --
  Third Quarter..........................   41       30 15/16       --          --
  Second Quarter.........................   38 7/8   36 1/2     0.5625      0.5625
  First Quarter..........................   38 5/8   34 1/4     0.5625      0.5625
1997
  Fourth Quarter.........................   38       32         0.5625      0.5625
  Third Quarter..........................   36 3/16  28 1/8     0.4625      0.4625
  Second Quarter.........................   29 3/4   26         0.4625      0.4625
  First Quarter..........................   30 1/2   25 1/2     0.4625      0.4625
1996
  Fourth Quarter.........................   28 3/8   21 1/8     0.4625      0.4625
  Third Quarter..........................   22       18 3/8     0.4250      0.4250
  Second Quarter.........................   21       18 3/8     0.4250      0.4250
  First Quarter..........................   21 1/8   19 3/8     0.4250      0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4349

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future. Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principle advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   WHAT DISTRIBUTIONS WILL I RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL
       % PREFERRED OP UNITS OR TAX-DEFERRAL COMMON OP UNITS?

A:   Your partnership paid distributions of $          for the six months ended
     June 30, 1998 (equivalent to $          on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.
         4350

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         4351

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         4352

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4353

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4354

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us. Although your partnership did not make any distributions in 1998, it might make distributions in the future.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

         4355

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no

         4356

assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4357

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4358

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 1.01% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the
     limited partners holding at least      % of the units of your partnership.
     In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         4359

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. Your partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred Units has prior distribution rights and
       the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Preferred Partnership Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than Your Partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Your partnership has not paid any distributions on your units since the inception of your partnership.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

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     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

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     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The
         4362

     exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

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     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................                $
Alternatives:
  Prices on Secondary Market................................    Not Available
  Estimated Liquidation Proceeds............................                $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the

         4364

fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $6,000 annually and may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $46,478 in 1996, $47,212 in 1997 and $23,711 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

         4365

YOUR PARTNERSHIP

     Your Partnership and its Property. Walker Springs, Limited is a Tennessee limited partnership which was formed on May 13, 1982 for the purpose of owning and operating a single apartment property located in Knoxville, Tennessee, known as "Walker Springs Apartments". In 1982, it completed a private placement of units that raised net proceeds of approximately $2,395,000. Walker Springs Apartments consists of 168 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on July 1, 2015, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,540,759, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $90,284 on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4366

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4367

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4368

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to the AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4369

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4370

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4371

            SUMMARY FINANCIAL INFORMATION OF WALKER SPRINGS, LIMITED

     The summary financial information of Walker Springs, Limited for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Walker Springs, Limited for the years ended December 31, 1997 and 1996, 1995, 1994 and 1993 is based on financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                            WALKER SPRINGS, LIMITED

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............      463,906       448,500       950,217       950,941       962,014       929,663       887,429
  Net Income/(Loss)............      (15,493)       29,107        (4,663)      (66,751)      (38,336)      (48,196)      (56,553)
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...      753,780       802,097       773,142       810,961       921,672       976,490       966,527
  Total Assets.................    1,252,160     1,332,921     1,329,821     1,373,392     1,486,476     1,575,194     1,660,792
  Mortgage Notes Payable,
    including Accrued
    Interest...................    2,516,867     2,578,110     2,557,650     2,614,245     2,666,110     2,713,640     2,757,197
  Partners'
    Capital/(Deficit)..........   (1,313,608)   (1,264,347)   (1,298,116)   (1,293,453)   (1,226,882)   (1,188,546)   (1,140,350)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                              AIMCO OPERATING
                                                                PARTNERSHIP                 YOUR PARTNERSHIP
                                                         -------------------------   -------------------------------
                                                         SIX MONTHS                    SIX MONTHS
                                                           ENDED       YEAR ENDED        ENDED          YEAR ENDED
                                                          JUNE 30,    DECEMBER 31,      JUNE 30,       DECEMBER 31,
                                                            1998          1997            1998             1997
                                                         ----------   ------------   --------------   --------------
Cash distributions per unit outstanding................    $1.125        $1.85       $Not Available   $Not Available

         4372

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4373

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         4374

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $       , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your
units for the six months ended June, 1998 were $       (equivalent to
$          on an annual basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral OP Common
Units, that you would receive in an exchange for each of your partnership's units. Therefore distributions with respect to the Preferred OP Units and Common
OP Units that we are offering are expected to be        , immediately following
our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         4375

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 1.01% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         4376

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited
partners holding at least      % of the units of your partnership. In the
absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

         4377

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. Your Partnership has not paid any distributions on your units since the inception of your partnership. However, one class of outstanding Partnership Preferred
       Units has prior distribution rights and the Tax-Deferral   % Preferred OP
       Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Your Partnership has not paid any distributions on your units since the inception of your partnership. Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4378

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4379

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4380

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         4381

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         4382

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         4383

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         4384

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks

         4385

     or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         4386

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits
         4387

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         4388

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any
         4389

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         4390

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4391

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4392

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4393

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4394
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4395
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4396

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4397

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4398

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4399

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4400

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4401

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis."

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer."

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and distributions with respect to your units
     for the six months ended June, 1998 were $          (equivalent to
     $          on an annualized basis). This is equivalent to distributions of
     $          per year on the number of Tax-Deferral   % Preferred OP Units,
     or distributions of $          per year on the number of Tax-Deferral
     Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to be
            , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         4402

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         4403

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         4404

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also

         4405

     performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information

         4406

     contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

         4407

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4408

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Tennessee law for the purpose of owning and            Delaware limited partnership. The AIMCO Operating
managing Walker Springs Apartments.                          Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is July 1, 2015.        Agreement") or as provided by law. See "Description of
                                                             OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire and operate      The purpose of the AIMCO Operating Partnership is to
your partnership's property. Subject to restrictions         conduct any business that may be lawfully conducted by
contained in your partnership's agreement of limited         a limited partnership organized pursuant to the
partnership, your partnership may perform all acts           Delaware Revised Uniform Limited Partnership Act (as
necessary or appropriate in connection therewith and         amended from time to time, or any successor to such
reasonably related thereto, including acquiring              statute) (the "Delaware Limited Partnership Act"),
additional real or personal property, borrowing money        provided that such business is to be conducted in a
and creating liens.                                          manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4409
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 50 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may acquire property or        funds or other assets to its subsidiaries or other
services from, and have other transactions with persons      persons in which it has an equity investment, and such
who are partners or who are affiliates of partners. Any      persons may borrow funds from the AIMCO Operating
and all compensation paid to such persons in connection      Partnership, on terms and conditions established in the
with services performed for your partnership must be         sole and absolute discretion of the general partner. To
commensurate with that which would be paid to an             the extent consistent with the business purpose of the
independent person for similar services and all              AIMCO Operating Partnership and the permitted
agreements must be in writing. Your partnership may not      activities of the general partner, the AIMCO Operating
make loans to any partners but the general partner may       Partnership may transfer assets to joint ventures,
make loans to your partnership; provided that the            limited liability companies, partnerships,
interest and fees received by the general partner in         corporations, business trusts or other business
connection with such loans are not in excess of the          entities in which it is or thereby becomes a
amounts which would be charged by an unrelated bank and      participant upon such terms and subject to such
the general partner does not receive a finder's or           conditions consistent with the AIMCO Operating Part-
placement fee or commission.                                 nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money and issue evidences of indebtedness in       restrictions on borrowings, and the general partner has
furtherance of your partnership business, whether            full power and authority to borrow money on behalf of
secured or unsecured.                                        the AIMCO Operating Partnership. The AIMCO Operating
                                                             Partnership has credit agreements that restrict, among
                                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         4410
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners to receive, for any            with a statement of the purpose of such demand and at
proper purpose, the name and address of each limited         such OP Unitholder's own expense, to obtain a current
partner and the number of units owned by each limited        list of the name and last known business, residence or
partners. Your partnership furnishes such information        mailing address of the general partner and each other
to any limited partner requesting the same in writing,       OP Unitholder.
upon payment of all costs and expenses of your
partnership in connection with the preparation and
forwarding of such information.

                               Management Control


The overall management and control of your partnership       All management powers over the business and affairs of
business, activities and operations is vested solely in      the AIMCO Operating Partnership are vested in AIMCO-GP,
the general partner. The general partner has full,           Inc., which is the general partner. No OP Unitholder
exclusive and complete authority and discretion in the       has any right to participate in or exercise control or
management and control of the business, activities and       management power over the business and affairs of the
operations of your partnership for the purposes set          AIMCO Operating Partnership. The OP Unitholders have
forth in your partnership's agreement of limited             the right to vote on certain matters described under
partnership and makes all decisions affecting the            "Comparison of Ownership of Your Units and AIMCO OP
conduct of the business of your partnership. The             Units -- Voting Rights" below. The general partner may
general partner possesses and may enjoy and exercise         not be removed by the OP Unitholders with or without
all of the rights and powers of general partner as more      cause.
particularly provided under applicable law, except to
the extent any such rights may be limited or restricted      In addition to the powers granted a general partner of
by the express provisions of your partnership's              a limited partnership under applicable law or that are
agreement of limited partnership. Limited partners may       granted to the general partner under any other
not take part in the management of the business,             provision of the AIMCO Operating Partnership Agreement,
affairs and operations of your partnership, transact         the general partner, subject to the other provisions of
any business for your partnership, have any power,           the AIMCO Operating Partnership Agreement, has full
right or authority to enter into any agreement, execute      power and authority to do all things deemed necessary
or sign documents for, make representation on behalf of      or desirable by it to conduct the business of the AIMCO
nor to otherwise act so as to bind your partnership in       Operating Partnership, to exercise all powers of the
any manner.                                                  AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable, in damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed by any of them which are reasonably believed       judgment or mistakes of fact or law of any act or
by them to be within the scope of the authority              omission if the general partner acted in good faith.
conferred on them by your partnership's agreement of         The AIMCO Operating Partnership Agreement provides for
limited partnership, excepting only acts of malfea-          indemnification of AIMCO, or any director or officer of
sance, gross negligence or actual misrepresentation. In      AIMCO (in its capacity as the previous general partner
addition, the general partner and its affiliates are         of the AIMCO Operating Partnership), the general
entitled to indemnification by your partnership for any      partner, any officer or director of general partner or
and all acts performed by them which are reasonably          the AIMCO Operating Partnership and such other persons
within the scope of the authority conferred upon them        as the general partner may designate from and against
by your partnership's agreement of limited partnership       all losses, claims, damages, liabilities, joint or
or by your partnership, excepting only acts of               several, expenses (including legal fees), fines,
malfeasance, gross negligence or actual                      settlements and other amounts incurred in connection
misrepresentation; provided, however, that such              with any actions relating to the operations of the
indemnity will be paid out of and only to the extent of      AIMCO Operating Partnership, as set forth in the AIMCO
partnership assets.                                          Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its

         4411
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             partnership agreement, a limited partnership may, and
                                                             shall have the power to, indemnify and hold harmless
                                                             any partner or other person from and against any and
                                                             all claims and demands whatsoever. It is the position
                                                             of the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners owning 75% of the          has exclusive management power over the business and
outstanding units may remove the general partner for         affairs of the AIMCO Operating Partnership. The general
cause. The general partner may not transfer, assign,         partner may not be removed as general partner of the
sell, withdraw or otherwise dispose of its interest          AIMCO Operating Partnership by the OP Unitholders with
unless it obtains the prior written consent of those         or without cause. Under the AIMCO Operating Partnership
persons owning more than 50% of the units and satisfies      Agreement, the general partner may, in its sole
other conditions set forth in your partnership's             discretion, prevent a transferee of an OP Unit from
agreement of limited partnership. Such consent is also       becoming a substituted limited partner pursuant to the
necessary for the approval of a new general partner. A       AIMCO Operating Partnership Agreement. The general
limited partner may not transfer his interests without       partner may exercise this right of approval to deter,
the written consent of the general partner which may be      delay or hamper attempts by persons to acquire a
withheld at the sole discretion of the general partner.      controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to change the name         in the AIMCO Operating Partnership Agreement, whereby
and location of the principal place of business of your      the general partner may, without the consent of the OP
partnership, change the name or the residence of a           Unitholders, amend the AIMCO Operating Partnership
partner, substitute a limited partner, correct an error      Agreement, amendments to the AIMCO Operating
in your partnership's agreement of limited part-             Partnership Agreement require the consent of the
nership and as required by law. Amendments of specified      holders of a majority of the outstanding Common OP
provisions of your partnership's agreement of limited        Units, excluding AIMCO and certain other limited
partnership may be made only with the prior written          exclusions (a "Majority in Interest"). Amendments to
consent of all partners. Other amendments must be            the AIMCO Operating Partnership Agreement may be
approved by the limited partners owning 75% of the           proposed by the general partner or by holders of a
outstanding units.                                           Majority in Interest. Following such proposal, the
                                                             general partner will submit any proposed amendment to
                                                             the OP Unitholders. The general partner will seek the
                                                             written consent of the OP Unitholders on the proposed
                                                             amendment or will call a meeting to vote thereon. See
                                                             "Description of OP Units -- Amendment of the AIMCO
                                                             Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $6,000 annually and may receive other fees for      capacity as general partner of the AIMCO Operating
additional services. Moreover, the general partner or        Partnership. In addition, the AIMCO Operating Part-
certain affiliates may be entitled to compensation for       nership is responsible for all expenses incurred
additional services rendered.                                relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         4412
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, limited partners are not subject to             negligence, no OP Unitholder has personal liability for
assessment nor personally liable for any of the debts        the AIMCO Operating Partnership's debts and
or obligations of your partnership or any of losses of       obligations, and liability of the OP Unitholders for
your partnership beyond its obligations to contribute        the AIMCO Operating Partnership's debts and obligations
to the capital of your partnership as specified in your      is generally limited to the amount of their invest-
partnership's agreement of limited partnership and as        ment in the AIMCO Operating Partnership. However, the
otherwise provided by law.                                   limitations on the liability of limited partners for
                                                             the obligations of a limited partnership have not been
                                                             clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must manage and             partnership agreement, Delaware law generally requires
control the affairs of your partnership to the best of       a general partner of a Delaware limited partnership to
its ability and must exercise good faith in carrying         adhere to fiduciary duty standards under which it owes
out the business of your partnership as set forth in         its limited partners the highest duties of good faith,
your partnership's agreement of limited partnership.         fairness and loyalty and which generally prohibit such
The general partner must devote such time and attention      general partner from taking any action or engaging in
to the business, affairs and operations of your              any transaction as to which it has a conflict of
partnership as may be necessary for the proper               interest. The AIMCO Operating Partnership Agreement
performance of their duties. However, the general            expressly authorizes the general partner to enter into,
partner may engage in or hold interests in other             on behalf of the AIMCO Operating Partnership, a right
business ventures of every kind and description for          of first opportunity arrangement and other conflict
their own account including, without limitation,             avoidance agreements with various affiliates of the
ventures such as those undertaken by your partnership        AIMCO Operating Partnership and the general partner, on
and your partnership and the partners will have no           such terms as the general partner, in its sole and
rights in and to such independent business ventures or       absolute discretion, believes are advisable. The AIMCO
the income and profits derived therefrom.                    Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         4413
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                 PREFERRED OP UNITS                COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
75% of the outstanding units, the        the holders of the Preferred OP          respect to certain limited matters
limited partners may remove the          Units will have the same voting          such as certain amendments and
general partner for cause and amend      rights as holders of the Common OP       termination of the AIMCO Operating
your partnership's agreement of          Units. See "Description of OP            Partnership Agreement and certain
limited partnership, subject to          Units" in the accompanying               transactions such as the
certain limitations which require        Prospectus. So long as any               institution of bankruptcy
the approval of all of the limited       Preferred OP Units are outstand-         proceedings, an assignment for the
partners in order to amend of            ing, in addition to any other vote       benefit of creditors and certain
certain provisions of your               or consent of partners required by       transfers by the general partner of
partnership's agreement of limited       law or by the AIMCO Operating            its interest in the AIMCO Operating
partnership. The                         Partnership Agree-                       Part-

         4414
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

consent of the limited partners          ment, the affirmative vote or            nership or the admission of a
owning a majority of the                 consent of holders of at least 50%       successor general partner.
outstanding units are necessary to       of the outstanding Preferred OP
admit a new general partner. In          Units will be necessary for              Under the AIMCO Operating Partner-
order for your partnership to            effecting any amendment of any of        ship Agreement, the general partner
dissolve prior to the expiation of       the provisions of the Partnership        has the power to effect the
its term all limited partners must       Unit Designation of the Preferred        acquisition, sale, transfer,
consent.                                 OP Units that materially and             exchange or other disposition of
                                         adversely affects the rights or          any assets of the AIMCO Operating
The general partner may cause the        preferences of the holders of the        Partnership (including, but not
dissolution of your partnership by       Preferred OP Units. The creation or      limited to, the exercise or grant
retiring unless the remaining            issuance of any class or series of       of any conversion, option,
general partner continues your           partnership units, including,            privilege or subscription right or
partnership or, if there is no           without limitation, any partner-         any other right available in
remaining general partner, the           ship units that may have rights          connection with any assets at any
limited partners owning more the         senior or superior to the Preferred      time held by the AIMCO Operating
50% of the then outstanding units        OP Units, shall not be deemed to         Partnership) or the merger,
elect a new general partner who          materially adversely affect the          consolidation, reorganization or
decides to continue your partner-        rights or preferences of the             other combination of the AIMCO
ship with the approval of the            holders of Preferred OP Units. With      Operating Partnership with or into
limited partners owning more than        respect to the exercise of the           another entity, all without the
50% of the then outstanding units.       above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Your partnership may, but is not         $      per Preferred OP Unit;            tribute quarterly all, or such
obligated to, make current               provided, however, that at any time      portion as the general partner may
distributions out of its cash funds      and from time to time on or after        in its sole and absolute discretion
as the general partner may, in its       the fifth anniversary of the issue       determine, of Available Cash (as
discretion, determine. The               date of the Preferred OP Units, the      defined in the AIMCO Operating
distributions payable to the             AIMCO Operating Partnership may          Partnership Agreement) generated by
partners are not fixed in amount         adjust the annual distribution rate      the AIMCO Operating Partnership
and depend upon the operating            on the Preferred OP Units to the         during such quarter to the general
results and net sales or                 lower of (i)     % plus the annual       partner, the special limited
refinancing proceeds available from      interest rate then applicable to         partner and the holders of Common
the disposition of your                  U.S. Treasury notes with a maturity      OP Units on the record date
partnership's assets. Your               of five years, and (ii) the annual       established by the general partner
partnership has not made                 dividend rate on the most recently       with respect to such quarter, in
distributions in the past and is         issued AIMCO non-convertible             accordance with their respective
not projected to made distributions      preferred stock which ranks on a         interests in the AIMCO Operating
in 1998.                                 parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         4415
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and be               Preferred OP Units and the               OP Units. The AIMCO Operating Part-
substituted as a limited partner by      Preferred OP Units are not listed        nership Agreement restricts the
such person if: (1) the interest         on any securities exchange. The          transferability of the OP Units.
being acquired by the assignee           Preferred OP Units are subject to        Until the expiration of one year
consists of an integral multiple of      restrictions on transfer as set          from the date on which an OP
half units, (2) a written                forth in the AIMCO Operating             Unitholder acquired OP Units,
assignment has been duly executed        Partnership Agreement.                   subject to certain exceptions, such
and acknowledged by the assignor                                                  OP Unitholder may not transfer all
and assignee, (3) the written            Pursuant to the AIMCO Operating          or any portion of its OP Units to
approval of the general partner          Partnership Agreement, until the         any transferee without the consent
which may be withheld in the sole        expiration of one year from the          of the general partner, which
and absolute discretion of the           date on which a holder of Preferred      consent may be withheld in its sole
general partner has been granted,        OP Units acquired Preferred OP           and absolute discretion. After the
(4) the assignor or the assignee         Units, subject to certain                expiration of one year, such OP
pays a transfer fee, (5) the             exceptions, such holder of               Unitholder has the right to
transfer will not result in a            Preferred OP Units may not transfer      transfer all or any portion of its
termination of your partnership for      all or any portion of its Pre-           OP Units to any person, subject to
tax purposes and (6) the assignor        ferred OP Units to any transferee        the satisfaction of certain
and assignee have complied with          without the consent of the general       conditions specified in the AIMCO
such other conditions as set forth       partner, which consent may be            Operating Partnership Agreement,
in your partnership's agreement of       withheld in its sole and absolute        including the general partner's
limited partnership.                     discretion. After the expiration of      right of first refusal. See
There are no redemption rights           one year, such holders of Preferred      "Description of OP Units --
associated with your units.              OP Units has the right to transfer       Transfers and Withdrawals" in the
                                         all or any portion of its Preferred      accompanying Prospectus.
                                         OP Units to any person, subject to
                                         the satisfaction of

         4416
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         certain conditions specified in the      After the first anniversary of
                                         AIMCO Operating Partnership Agree-       becoming a holder of Common OP
                                         ment, including the general              Units, an OP Unitholder has the
                                         partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4417

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $6,000 annually and may receive reimbursement for expenses generated in that capacity. The property manager received management fees of 46,478 in 1996, 47,212 in 1997 and 23,711 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4418

                                YOUR PARTNERSHIP

GENERAL

     Walker Springs, Limited is a Tennessee limited partnership which raised net proceeds of approximately $2,395,000 in 1982 through a private offering. The promoter for the private offering of your partnership was Freeman Properties, Inc. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 63 limited partners of your partnership and a total of 49.5 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 1, 1982 for the purpose of owning and operating a single apartment property located in Knoxville, Tennessee, known as "Walker Springs Apartments." Your partnership's property consists of 168 apartment units. The total rentable square footage of your partnership's property is 176,800 square feet. Your partnership's property had an average occupancy rate of approximately 94.05% in 1996 and 94.05% in 1997. The average annual rent per apartment unit is approximately $5,356.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $46,478, $47,212 and $23,711, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on July 1, 2015 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         4419

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,540,759, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $90,284 on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4420

     Below is selected financial information for Walker Springs, Limited taken from the financial statements described above. See "Index to Financial Statements."

                                                                   WALKER SPRINGS, LIMITED
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....      131,607       111,966       188,313       133,047        89,112       102,655       208,712
Land & Building..............    4,560,213     4,487,492     4,519,056     4,435,836     4,340,819     4,194,536     3,990,464
Accumulated Depreciation.....   (3,806,434)   (3,685,395)   (3,745,914)   (3,624,875)   (3,419,147)   (3,218,046)   (3,023,937)
Other Assets.................      366,773       418,858       368,366       429,384       475,692       496,049       485,553
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........    1,252,160     1,332,921     1,329,821     1,373,392     1,486,476     1,575,194     1,660,792
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................    2,516,867     2,578,110     2,557,650     2,614,245     2,666,110     2,713,640     2,757,197
Other Liabilities............       48,900        19,157        70,287        52,600        47,248        50,100        43,945
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    2,565,767     2,597,267     2,627,937     2,666,845     2,713,358     2,763,740     2,801,142
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...   (1,313,608)   (1,264,347)   (1,298,116)   (1,293,453)   (1,226,882)   (1,188,546)   (1,140,350)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                        WALKER SPRINGS, LIMITED
                                             ------------------------------------------------------------------------------
                                             FOR THE SIX MONTHS
                                                    ENDED                            FOR THE YEARS ENDED
                                                  JUNE 30,                               DECEMBER 31,
                                             -------------------   --------------------------------------------------------
                                               1998       1997       1997        1996         1995        1994       1993
                                             --------   --------   --------   ----------   ----------   --------   --------
STATEMENT OF OPERATIONS
Rental Revenue.............................   436,393    421,693    901,201      877,481      909,495    861,110    836,041
Other Income...............................    27,513     26,807     49,016       73,460       52,519     68,553     51,388
                                             --------   --------   --------   ----------   ----------   --------   --------
         Total Revenue.....................   463,906    448,500    950,217      950,941      962,014    929,663    887,429
                                             --------   --------   --------   ----------   ----------   --------   --------
Operating Expenses.........................   277,235    212,675    507,200      479,494      464,618    445,154    432,253
General & Administrative...................    17,287     13,968     30,488       31,692       33,657     50,219     44,734
Depreciation...............................    60,520     60,520    121,039      205,728      201,101    193,800    184,633
Interest Expense...........................   100,888    103,864    241,853      246,583      250,917    239,590    243,828
Property Taxes.............................    23,469     28,367     54,300       54,195       50,057     49,096     38,534
                                             --------   --------   --------   ----------   ----------   --------   --------
         Total Expenses....................   479,399    419,393    954,880    1,017,692    1,000,350    977,859    943,982
                                             --------   --------   --------   ----------   ----------   --------   --------
         Net Income........................   (15,493)    29,107     (4,663)     (66,751)     (38,336)   (48,196)   (56,553)
                                             ========   ========   ========   ==========   ==========   ========   ========

         4421

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the unaudited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized a net loss of $15,493 for the six months ended June 30, 1998, compared to net income of $29,107 for the six months ended June 30, 1997. The decrease in net income of $44,600, or 153.23% was primarily the result of increased operating expenses.

     Revenues

     Rental and other property revenues from the partnership's property totaled $463,906 for the six months ended June 30, 1998, compared to $448,500 for the six months ended June 30, 1997, an increase of $15,406, or 3.44%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $277,235 for the six months ended June 30, 1998, compared to $212,675 for the six months ended June 30, 1997, an increase of $64,560 or 30.36%. The increase in operating expense is due mainly to increases in non-capitalizable property improvements, including interior painting. Management expenses totaled $23,711 for the six months ended June 30, 1998, compared to $22,895 for the six months ended June 30, 1997, an increase of $816, or 3.56,%.

     General and Administrative Expenses

     General and administrative expenses totaled $17,287 for the six months ended June 30, 1998 compared to $13,968 for the six months ended June 30, 1997, an increase of $3,319 or 23.76%. The increase is primarily due to an increase in non-capitalizable personal computer costs.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $100,888 for the six months ended June 30, 1998, compared to $103,864 for the six months ended June 30, 1997, a decrease of $2,976, or 2.87%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $4,663 for the year ended December 31, 1997, compared to a net loss of $66,751 for the year ended December 31, 1996. The increase of $62,088, or 93.01% was primarily the result of a decrease in depreciation expense.

     Revenues

     Rental and other property revenues from the partnership's property totaled $950,217 for the year ended December 31, 1997, compared to $950,941 for the year ended December 31, 1996, a decrease of $724, or 0.08%.

         4422

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $507,200 for the year ended December 31, 1997, compared to $479,494 for the year ended December 31, 1996, an increase of $27,706 or 5.78%. The increase in operating expenses is attributable to an increase in salary expenses. Management expenses totaled $47,212 for the year ended December 31, 1997, compared to $46,478 for the year ended December 31, 1996, an increase of $734, or 1.58%.

     General and Administrative Expenses

     General and administrative expenses totaled $30,488 for the year ended December 31, 1997 compared to $31,692 for the year ended December 31, 1996, a decrease of $1,204 or 3.80%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $241,853 for the year ended December 31, 1997, compared to $246,583 for the year ended December 31, 1996, a decrease of $4,730, or 1.92%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $66,751 for the year ended December 31, 1996, compared to a net loss of $(38,336) for the year ended December 31, 1995. The decrease in net loss of $28,415, or 74.12% was primarily the result of a decrease in revenues and an increase in operating expenses.

     Revenues

     Rental and other property revenues from the partnership's property totaled $950,941 for the year ended December 31, 1996, compared to $962,014 for the year ended December 31, 1995, a decrease of $11,073, or 1.15%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $479,494 for the year ended December 31, 1996, compared to $464,618 for the year ended December 31, 1995, an increase of $14,876 or 3.20%. Management expenses totaled $46,478 for the year ended December 31, 1996, compared to $48,314 for the year ended December 31, 1995, a decrease of $1,836, or 3.80%.

     General and Administrative Expenses

     General and administrative expenses totaled $31,692 for the year ended December 31, 1996 compared to $33,657 for the year ended December 31, 1995, a decrease of $1,965 or 5.84%. This is due to general decreases in various administrative expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $246,583 for the year ended December 31, 1996, compared to $250,917 for the year ended December 31, 1995, a decrease of $4,334, or 1.73%.

         4423

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $131,607 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partners of your partnership and their affiliates are not liable, responsible or accountable, in damages or otherwise to your partnership or any limited partner for any acts performed by any of them which are reasonably believed by them to be within the scope of the authority conferred on them by your partnership's agreement of limited partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partners and their affiliates are entitled to indemnification by your partnership for any and all acts performed by them which are reasonably within the scope of the authority conferred upon them by your partnership's agreement of limited partnership or by your partnership, excepting only acts of malfeasance, gross negligence or actual misrepresentation; provided, however, that such indemnity will be paid out of and only to the extent of partnership assets. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     Your partnership has not made any distributions in the last five years. The original cost per unit was $68,429.

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions

         4424

     (excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................        0.0                   0.00%                  0
1995.........................        0.0                   0.00%                  0
1996.........................        0.0                   0.00%                  0
1997.........................        0.0                   0.00%                  0
1998 (through June 30).......        0.5                   0.01%                  1

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     AIMCO currently owns a 1.01% limited partnership interest in your partnership. Except as described above, Neither AIMCO, nor, to the best of its knowledge, any of its affiliates, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1994............................................     32,927
1995............................................     36,266
1996............................................     28,641
1997............................................     25,249
1998 (through June 30)..........................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $48,314
1996...........................................      46,478
1997...........................................      47,212
1998 (through June 30).........................      23,711

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         4425

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

         4426

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Statement of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of June 30, 1998
  (unaudited)...............................................  F-2
Condensed Statements of Revenue and Expenses -- Income Tax
  Basis for the six months ended June 30, 1998 and 1997
  (unaudited)...............................................  F-3
Condensed Statements of Cash Flows -- Income Tax Basis for
  the six months ended June 30, 1998 and 1997 (unaudited)...  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Accountants' Compilation Report.................  F-7
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1997 and
  1996 (unaudited)..........................................  F-8
Statements of Revenue and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1997 and 1996 (unaudited).............................  F-9
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1997 and 1996 (unaudited)..............  F-10
Notes to Financial Statements -- Income Tax Basis...........  F-11
Independent Accountants' Compilation Report.................  F-15
Statements of Assets, Liabilities and Partners'
  Deficit -- Income Tax Basis as of December 31, 1996 and
  1995 (unaudited)..........................................  F-16
Statements of Revenue and Expenses and Changes in Partners'
  Deficit -- Income Tax Basis for the years ended December
  31, 1996 and 1995 (unaudited).............................  F-17
Statements of Cash Flows -- Income Tax Basis for the years
  ended December 31, 1996 and 1995 (unaudited)..............  F-18
Notes to Financial Statements -- Income Tax Basis...........  F-19

         4427

                            WALKER SPRINGS, LIMITED

      CONDENSED STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS DEFICIT --
                                INCOME TAX BASIS
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                 $   131,607
Restricted Escrows..........................................                     181,048
Other Assets................................................                     185,725
Investment Property:
  Land......................................................      134,400
  Building and related personal property....................    4,425,813
                                                              -----------
                                                                4,560,213
  Less: Accumulated depreciation............................   (3,806,434)       753,779
                                                              -----------    -----------
          Total Assets......................................                 $ 1,252,159
                                                                             ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Other Accrued Liabilities...................................                      48,900
Notes Payable...............................................                   2,516,867
Partners' Capital...........................................                  (1,313,608)
                                                                             -----------
          Total Liabilities and Partners' Capital...........                 $ 1,252,159
                                                                             ===========

         4428

                            WALKER SPRINGS, LIMITED

                  CONDENSED STATEMENTS OF REVENUE AND EXPENSES
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Revenues:
  Rental Income.............................................  $436,393    $421,693
  Other Income..............................................    27,513      26,807
                                                              --------    --------
          Total Revenues....................................   463,906     448,500
Expenses:
  Operating Expenses........................................   277,235     212,674
  General and Administrative Expenses.......................    17,287      13,968
  Depreciation Expense......................................    60,520      60,520
  Interest Expense..........................................   100,888     103,864
  Property Tax Expense......................................    23,469      28,367
                                                              --------    --------
          Total Expenses....................................   479,399     419,393
          Net Income (Loss).................................  $(15,493)   $ 29,107
                                                              ========    ========

         4429

                            WALKER SPRINGS, LIMITED

                       CONDENSED STATEMENTS OF CASH FLOWS
                                INCOME TAX BASIS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $(15,493)  $ 29,107
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    60,520     63,450
     Changes in accounts:
       Receivables and deposits and other assets............     5,588     12,868
       Accounts Payable and accrued expenses................   (21,386)   (33,444)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................    29,229     71,981
                                                              --------   --------
Investing Activities:
  Property improvements and replacements....................   (41,157)   (51,656)
  Net (increase)/decrease in restricted escrows.............    (3,995)    (3,599)
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................   (45,152)   (55,255)
                                                              --------   --------
Financing Activities:
  Payments on mortgage......................................   (40,783)   (37,807)
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................   (40,783)   (37,807)
                                                              --------   --------
          Net increase (decrease) in cash and cash
           equivalents......................................   (56,706)   (21,081)
Cash and cash equivalents at beginning of year..............   188,313    133,047
                                                              --------   --------
Cash and cash equivalents at end of period..................  $131,607   $111,966
                                                              ========   ========

         4430

                            WALKER SPRINGS, LIMITED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Walker Springs, Limited as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4431

                            WALKER SPRINGS, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996

         4432

                            WALKER SPRINGS, LIMITED

           STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' DEFICIT --
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash and cash equivalents...................................  $   101,015    $   116,072
Receivables and deposits....................................       87,298         75,754
Restricted escrows (Note B).................................      177,053        169,775
Other assets................................................      191,313        200,830
Investment properties (Note C):
  Land......................................................      134,400        134,400
  Buildings and related personal property...................    4,384,656      4,301,436
                                                              -----------    -----------
                                                                4,519,056      4,435,836
  Less accumulated depreciation.............................   (3,745,914)    (3,624,875)
                                                              -----------    -----------
                                                                  773,142        810,961
                                                              -----------    -----------
                                                              $ 1,329,821    $ 1,373,392
                                                              ===========    ===========

LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $    34,579    $    18,542
  Tenant security deposit liabilities.......................       18,325         16,975
  Other liabilities.........................................       17,383         17,083
  Mortgage notes payable (Note C)...........................    2,557,650      2,614,245
Partners' deficit...........................................   (1,298,116)    (1,293,453)
                                                              -----------    -----------
                                                              $ 1,329,821    $ 1,373,392
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4433

                            WALKER SPRINGS, LIMITED

               STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   901,201    $   877,481
  Other income..............................................       49,016         73,640
                                                              -----------    -----------
          Total revenues....................................      950,217        951,121
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      507,200        479,494
  General and administrative (Note D).......................       30,488         31,692
  Depreciation..............................................      121,039        205,728
  Interest..................................................      241,853        246,583
  Property taxes............................................       54,300         54,195
                                                              -----------    -----------
          Total expenses....................................      954,880      1,017,692
                                                              -----------    -----------
Net loss....................................................       (4,663)       (66,571)
Partners' deficit at beginning of year......................   (1,293,453)    (1,226,882)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(1,298,116)   $(1,293,453)
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4434

                            WALKER SPRINGS, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cash flows from operating activities:
  Net loss..................................................   $ (4,663)     $(66,571)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    121,039       205,728
     Amortization of discounts and loan costs...............     35,584        34,692
     Change in accounts:
       Receivables and deposits.............................    (11,544)       20,820
       Other assets.........................................     (5,589)           --
       Accounts payable.....................................     16,037         6,052
       Tenant security deposit liabilities..................      1,350        (1,000)
       Other liabilities....................................        300           300
                                                               --------      --------
          Net cash provided by operating activities.........    152,514       200,021
                                                               --------      --------
Cash flows from investing activities:
  Property improvements and replacements....................    (83,220)      (95,017)
  Net (deposits to) received from restricted escrows........     (7,278)       11,381
                                                               --------      --------
          Net cash used in investing activities.............    (90,498)      (83,636)
                                                               --------      --------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (77,073)      (71,450)
                                                               --------      --------
          Net cash used in financing activities.............    (77,073)      (71,450)
                                                               --------      --------
Net (decrease) increase in cash and cash equivalents........    (15,057)       44,935
Cash and cash equivalents at beginning of year..............    116,072        71,137
                                                               --------      --------
Cash and cash equivalents at end of year....................   $101,015      $116,072
                                                               ========      ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $206,269      $211,891
                                                               ========      ========

      See accompanying notes to financial statements -- income tax basis.

         4435

                            WALKER SPRINGS, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1997 AND 1996
                                  (UNAUDITED)

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Walker Springs, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated May 13, 1982. The Partnership owns and operates a 168 unit apartment complex, Walker Springs Apartments, in Knoxville, Tennessee.

     The Partnership's Managing General Partner is Davidson Properties, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The property is managed by Insignia Residential Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present the financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because, on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of Treasury Regulations, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 31, 1997 and 1996 include deferred loan costs of $74,257 and $89,362, respectively, which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are syndication costs of $108,968 which are not amortized.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

         4436
                            WALKER SPRINGS, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Reclassifications

     Certain 1996 amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1997 and 1996 consist of the following:

                                                                1997        1996
                                                              --------    --------
Reserve Escrow -- A portion of the proceeds of the 1992 loan refinancing was placed into a reserve escrow. The funds
  are used for certain repair work, debt service, expenses
  and property taxes or insurance. The funds in the reserve
  escrow exceed the minimum balance required to be
  maintained by the lender during the term of the loan. ....  $177,053    $169,775
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1997 and 1996 consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $23,040, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $2,581,827    $2,658,900
Second mortgage note payable in interest only monthly
  installments of $572, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...      90,284        90,284
                                                              ----------    ----------
Principal balance at year end...............................   2,672,111     2,749,184
Less unamortized discount...................................    (114,461)     (134,939)
                                                              ----------    ----------
                                                              $2,557,650    $2,614,245
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1997 are as follows:

1998.....................................................  $   83,139
1999.....................................................      89,683
2000.....................................................      96,741
2001.....................................................     104,355
2002.....................................................   2,298,193
                                                           ----------
                                                           $2,672,111
                                                           ==========

     The principal balance of the mortgage notes may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         4437
                            WALKER SPRINGS, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                    1997       1996
               TYPE OF TRANSACTION                 AMOUNT     AMOUNT
               -------------------                 -------    -------
Property management fee..........................  $47,212    $46,478
Partnership administration fee...................  $ 5,500    $ 6,000
Reimbursement for services of affiliates.........  $19,749    $20,519
Construction oversight costs.....................  $    --    $ 2,122

         4438

                            WALKER SPRINGS, LIMITED

                    FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995

         4439

                            WALKER SPRINGS, LIMITED

           STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS DEFICIT --
                                INCOME TAX BASIS
                                  (UNAUDITED)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash and cash equivalents:
  Unrestricted..............................................  $   116,072    $    71,137
  Restricted -- tenant security deposits....................       16,975         17,975
Accounts receivable.........................................        1,160          2,190
Escrow for taxes............................................       57,619         76,409
Restricted escrows (Note B).................................      169,775        181,156
Other assets................................................      200,830        215,937
Investment properties (Note C):
  Land......................................................      134,400        134,400
  Buildings and related personal property...................    4,301,436      4,206,419
                                                              -----------    -----------
                                                                4,435,836      4,340,819
  Less accumulated depreciation.............................   (3,624,875)    (3,419,147)
                                                              -----------    -----------
                                                                  810,961        921,672
                                                              -----------    -----------
                                                              $ 1,373,392    $ 1,486,476
                                                              ===========    ===========
                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $    18,542    $    12,490
  Tenant security deposits..................................       16,975         17,975
  Other liabilities.........................................       17,083         16,783
  Mortgage notes payable (Note C)...........................    2,614,245      2,666,110
  Partners' deficit.........................................   (1,293,453)    (1,226,882)
                                                              -----------    -----------
                                                              $ 1,373,392    $ 1,486,476
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4440

                            WALKER SPRINGS, LIMITED

               STATEMENTS OF REVENUES AND EXPENSES AND CHANGES IN
                     PARTNERS' DEFICIT -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Revenues:
  Rental income.............................................  $   877,481    $   909,495
  Other income..............................................       73,640         52,519
                                                              -----------    -----------
          Total revenues....................................      951,121        962,014
                                                              -----------    -----------
Expenses:
  Operating (Note D)........................................      331,179        327,089
  General and administrative (Note D).......................       31,692         33,657
  Maintenance...............................................      148,315        137,529
  Depreciation..............................................      205,728        201,101
  Interest..................................................      246,583        250,917
  Property taxes............................................       54,195         50,057
                                                              -----------    -----------
          Total expenses....................................    1,017,692      1,000,350
                                                              -----------    -----------
Net loss....................................................      (66,571)       (38,336)
Partners' deficit at beginning of year......................   (1,226,882)    (1,188,546)
                                                              -----------    -----------
Partners' deficit at end of year............................  $(1,293,453)   $(1,226,882)
                                                              ===========    ===========

      See accompanying notes to financial statements -- income tax basis.

         4441

                            WALKER SPRINGS, LIMITED

                  STATEMENTS OF CASH FLOWS -- INCOME TAX BASIS
                                  (UNAUDITED)

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1995
                                                              ----------    -----------
Cash flows from operating activities:
  Net loss..................................................   $(66,571)     $ (38,336)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    205,728        201,101
     Amortization of discounts and loan costs...............     34,692         33,813
     Change in accounts:
       Restricted cash......................................      1,000            334
       Accounts receivable..................................      1,030         26,502
       Escrow for taxes.....................................     18,790        (20,362)
       Accounts payable.....................................      6,052         (2,926)
       Tenant security deposit liabilities..................     (1,000)          (325)
       Other liabilities....................................        300            399
                                                               --------      ---------
          Net cash provided by operating activities.........    200,021        200,200
                                                               --------      ---------
Cash flows from investing activities:
  Property improvements and replacements....................    (95,017)      (146,283)
  Deposits to restricted escrows............................     (7,374)        (6,179)
  Receipts from restricted escrows..........................     18,755          5,290
                                                               --------      ---------
          Net cash used in investing activities.............    (83,636)      (147,172)
                                                               --------      ---------
Cash flows from financing activities:
  Payments on mortgage notes payable........................    (71,450)       (66,237)
                                                               --------      ---------
          Net cash used in financing activities.............    (71,450)       (66,237)
                                                               --------      ---------
Net increase (decrease) in cash and cash equivalents........     44,935        (13,209)
Cash and cash equivalents at beginning of year..............     71,137         84,346
                                                               --------      ---------
Cash and cash equivalents at end of year....................   $116,702      $  71,137
                                                               ========      =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................   $211,891      $ 217,105
                                                               ========      =========

      See accompanying notes to financial statements -- income tax basis.

         4442

                            WALKER SPRINGS, LIMITED

               NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS
                           DECEMBER 31, 1996 AND 1995
                                  (UNAUDITED)

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Walker Springs, Limited (the "Partnership") was organized as a limited partnership under the laws of the State of Tennessee pursuant to a Limited Partnership Agreement and Certificate of Limited Partnership dated May 13, 1982. The Partnership owns and operates a 168 unit apartment complex, Walker Springs Apartments, in Knoxville, Tennessee.

     The Partnership's Managing General Partner is Davidson Properties, an affiliate of Insignia Financial Group, Inc. ("Insignia"). The Property is managed by Insignia Management Group, an affiliate of Insignia.

  Basis of Accounting

     The financial statements are prepared on the basis used in the preparation of the Partnership's Federal income tax return and do not purport to present the financial position and results of operations in accordance with generally accepted accounting principles ("GAAP"). The tax basis used differs from GAAP primarily because, on the tax basis (1) certain rental income received in advance is recorded as income in the year received rather than in the year earned, (2) buildings and related personal property are depreciated using the lives specified under the accelerated cost recovery system ("ACRS") or the modified accelerated cost recovery system ("MACRS") instead of over the estimated lives of the assets, and (3) syndication costs are not amortized.

     On the basis of counsel's opinion, the general partners believe that the Partnership will be classified as a partnership for Federal income tax purposes. Accordingly, no provision for income taxes is made in the financial statements of the Partnership. Taxable income or loss and cash distributions of the Partnership are allocated in accordance with the partnership agreement and the Internal Revenue Code and are reportable in the income tax returns of its partners. The Partnership's tax returns are subject to examination by Federal and state taxing authorities. Because many types of transactions are susceptible to varying interpretations under Federal and state income tax laws and regulations, the amounts reported in the accompanying financial statements may be subject to change at a later date upon final determination by the respective taxing authorities.

  Depreciation

     Depreciation is provided for in amounts sufficient to allocate the cost of depreciable assets to operations over lives in accordance with the applicable statutory recovery methods, generally ACRS and MACRS, using the straight-line and accelerated methods on both real and personal property. Under generally accepted accounting principles, the cost of depreciable assets would be allocated systematically over their estimated useful lives.

  Other Assets

     Other assets at December 1, 1996 and 1995 include deferred loan costs which are amortized over the term of the related borrowing. They are shown net of accumulated amortization. Also included in other assets are syndication costs of $108,968 which are not amortized and prepaid utility deposits of $2,500.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Partnership considers unrestricted cash and unrestricted highly liquid investments, with an original maturity of three months or less when purchased, to be cash and cash equivalents.

         4443
                            WALKER SPRINGS, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

  Reclassifications

     Certain 1995 amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no impact on net loss or partners' deficit as previously reported.

NOTE B -- RESTRICTED ESCROWS

     Restricted escrow deposits at December 31, 1996 and 1995 consist of the following:

                                                                1996        1995
                                                              --------    --------
Capital Improvement Escrow -- A portion of the proceeds of
  the loan were placed into a capital improvement reserve
  account to be used for certain capital improvements. The
  improvements were completed in 1996.......................  $     --    $ 10,253
Reserve Escrow -- Established with a portion of the proceeds of the loan. The funds are used for certain repair work,
  debt service, expenses and property taxes or insurance.
  The funds in the reserve escrow exceed the minimum balance required to be maintained by the lender during the term of
  the loan..................................................   169,775     170,903
                                                              --------    --------
                                                              $169,775    $181,156
                                                              ========    ========

NOTE C -- MORTGAGE NOTES PAYABLE

     Mortgage notes payable at December 31, 1996 and 1995 consist of the following:

                                                                 1996          1995
                                                              ----------    ----------
First mortgage note payable in monthly installments of
  $23,040, including interest at 7.60%, due November 2002;
  collateralized by land and buildings......................  $2,658,900    $2,730,350
Second mortgage note payable in interest only monthly
  installments of $572, at a rate of 7.60%, with principal
  due November 2002; collateralized by land and buildings...      90,284        90,284
                                                              ----------    ----------
Principal balance at year end...............................   2,749,184     2,820,634
Less unamortized discount...................................    (134,939)     (154,524)
                                                              ----------    ----------
                                                              $2,614,245    $2,666,110
                                                              ==========    ==========

     Scheduled principal payments of the mortgage notes during the years subsequent to December 31, 1996 are as follows:

1997.....................................................  $   77,073
1998.....................................................      83,139
1999.....................................................      89,683
2000.....................................................      96,741
2001.....................................................     104,355
Thereafter...............................................   2,298,193
                                                           ----------
                                                           $2,749,184
                                                           ==========

     The principal balance of the mortgage notes may not be prepaid, in whole or in part, prior to November 15, 1997. Thereafter, the principal may be prepaid in whole upon payment of a penalty of the greater of one percent of the unpaid principal balance at the time of prepayment or the present value of the excess of interest which would be incurred at the stated rate under the notes over the interest which would be incurred at the Treasury constant maturity for U.S. Government obligations.

         4444
                            WALKER SPRINGS, LIMITED

        NOTES TO FINANCIAL STATEMENTS -- INCOME TAX BASIS -- (CONTINUED)

NOTE D -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no administrative or management employees and is dependent on the Managing General Partner and its affiliates for the management and administration of all partnership activities. The Partnership is obligated to pay a property management fee equal to 5% of gross monthly collections. In addition to the management fee, the partnership agreement provides for payments to affiliates of a partnership administration fee and reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     Transactions with the Managing General Partner and its affiliates are as follows:

                                                    1996       1995
               TYPE OF TRANSACTION                 AMOUNT     AMOUNT
               -------------------                 -------    -------
Property management fee..........................  $46,478    $48,314
Partnership administration fee...................  $ 6,000    $ 6,000
Reimbursement for services of affiliates.........  $20,519    $21,788
Construction oversight costs.....................  $ 2,122    $ 8,478

         4445

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4446

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4447

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4448

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED           , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY         WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
  IMMEDIATE TAXABLE GAIN OR LOSS IF YOU         THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
  EXCHANGE YOUR UNITS SOLELY FOR OUR            IF MORE UNITS ARE TENDERED TO US, WE WILL
  SECURITIES. HOWEVER, YOU WILL RECOGNIZE       GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
  TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR     ACCORDING TO THE NUMBER OF UNITS TENDERED BY
  UNITS FOR CASH.                               EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
       WE HAVE RETAINED ROBERT A. STANGER &     MINIMUM NUMBER OF UNITS BEING TENDERED.
  CO., INC. TO CONDUCT AN ANALYSIS OF OUR       YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
  OFFER AND TO RENDER AN OPINION AS TO THE      YOU TENDER YOUR UNITS.
  FAIRNESS TO YOU OF THE OFFER CONSIDERATION
  FROM A FINANCIAL POINT OF VIEW.               OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
       OUR OFFER CONSIDERATION WILL BE          WE EXTEND THE DEADLINE.
  REDUCED FOR ANY DISTRIBUTIONS SUBSEQUENTLY
  MADE BY YOUR PARTNERSHIP PRIOR TO THE
  EXPIRATION OF OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         4449

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Comparison of Tax-Deferral   % Preferred OP
    Units and Class I Preferred Stock..........   S-15
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and Our
    Operating Partnership......................   S-18
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Wingfield
    Investors Limited Partnership..............   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40

                                                  PAGE
                                                  ----
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-61
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-62
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71

         4450

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-77
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4451

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Wingfield Investors Limited Partnership. For each unit that you tender, you
     may choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

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     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

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     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $594.00 per unit for the six months ended June 30, 1998 (equivalent to $1,188 on an annual basis). We will pay
     fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

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     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

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Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

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                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4458

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4459

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4460

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4461

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4462

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         4463

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4464

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4465

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

COMPARISON OF TAX-DEFERRAL   % PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

     There are a number of significant differences between Tax-Deferral      %
Preferred OP Units and Class I Preferred Stock relating to, among other things, the nature of the investment, voting rights, distributions, liquidity and transfer and redemption rights. See "Comparison of Preferred OP Units and Class I Preferred Stock" for a chart highlighting such differences.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The

         4466

     exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS", "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs and the decline in the availability of commercial mortgaging financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

         4467

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration, from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you, from a financial point of view.

         4468

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive fees for additional services of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $36,670 in 1996, $39,358 in 1997 and $20,365 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management. we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Wingfield Investors Limited Partnership is a Kansas limited partnership which was formed on January 25, 1990 for the purpose of owning and operating a single apartment

         4469

property located in Olathe, Kansas, known as "Wingfield Apartments". In 1990, it completed a private placement of units that raised net proceeds of approximately $1,010,350. Wingfield Apartments consists of 131 apartment units. Your partnership has no employees.

     Property Management. Since December 1990, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2020, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,436,765, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $79,560, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4470

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                                AIMCO PROPERTIES, L.P.
                                       -------------------------------------------------------------------------
                                                                                                      FOR THE
                                                                                                       PERIOD
                                                                                                      JULY 29,
                                         FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                           ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                       -----------------------   --------------------------------   DECEMBER 31,
                                          1998         1997         1997        1996       1995         1994
                                       ----------   ----------   ----------   --------   --------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income............  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses........     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.........................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.......................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                       ----------   ----------   ----------   --------   --------    ---------
                                           62,619       30,779       72,477     39,814     27,483        9,126
                                       ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income...       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses......      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation......        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization.....................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses...........          --           --           --         --         --           --
  Amortization of management company
    goodwill.........................          --           --         (948)      (500)      (428)          --
                                       ----------   ----------   ----------   --------   --------    ---------
                                            3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business.................          (1)          (2)         (10)        10        (29)         (14)
                                       ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.........       3,892        2,505        2,028      1,717      1,973        1,006
                                       ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.........................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income....................      11,350        1,341        8,676        523        658          123
  Interest expense...................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships.....................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of unconsolidated
    partnerships(c)..................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated subsidiaries(d)...       5,609          (86)       4,636         --         --           --
  Amortization of goodwill...........      (3,394)        (474)          --         --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Income from operations.............      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.......................       2,526           --        2,720         44         --           --
  Provision for income taxes.........          --           --           --         --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before extraordinary
    item.............................      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt...........          --         (269)        (269)        --         --           --
                                       ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)..................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                       ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)..........................         210          107          147         94         56           48
  Total owned apartment units (end of
    period)..........................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)..........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit.............................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit.............................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit.............................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.......................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.........................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                        AIMCO PROPERTIES, L.P.'S
                                            PREDECESSORS(a)
                                       --------------------------
                                         FOR THE
                                         PERIOD
                                       JANUARY 10,
                                          1994       FOR THE YEAR
                                         THROUGH        ENDED
                                        JULY 28,     DECEMBER 31,
                                         1994(b)         1993
                                       -----------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income............    $ 5,805       $  8,056
  Property operating expenses........     (2,263)        (3,200)
  Owned property management
    expenses.........................         --             --
  Depreciation.......................     (1,151)        (1,702)
                                         -------       --------
                                           2,391          3,154
                                         -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other income...      6,533          8,069
  Management and other expenses......     (5,823)        (6,414)
  Corporate overhead allocation......         --             --
  Other assets, depreciation and
    amortization.....................       (146)          (204)
  Owner and seller bonuses...........       (204)          (468)
  Amortization of management company
    goodwill.........................         --             --
                                         -------       --------
                                             360            983
  Minority interests in service
    company business.................         --             --
                                         -------       --------
  Company's shares of income from
    service company business.........        360            983
                                         -------       --------
  General and administrative
    expenses.........................         --             --
  Interest income....................         --             --
  Interest expense...................     (4,214)        (3,510)
  Minority interest in other
    partnerships.....................         --             --
  Equity in losses of unconsolidated
    partnerships(c)..................         --             --
  Equity in earnings of
    unconsolidated subsidiaries(d)...         --             --
  Amortization of goodwill...........         --             --
                                         -------       --------
  Income from operations.............     (1,463)           627
  Gain on disposition of
    properties.......................         --             --
  Provision for income taxes.........        (36)          (336)
                                         -------       --------
  Income (loss) before extraordinary
    item.............................     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt...........         --             --
                                         -------       --------
  Net income (loss)..................    $(1,499)      $    291
                                         =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)..........................          4              4
  Total owned apartment units (end of
    period)..........................      1,711          1,711
  Units under management (end of
    period)..........................     29,343         28,422
  Basic earnings per Common OP
    Unit.............................        N/A            N/A
  Diluted earnings per Common OP
    Unit.............................        N/A            N/A
  Distributions paid per Common OP
    Unit.............................        N/A            N/A
  Cash flows provided by operating
    activities.......................      2,678          2,203
Cash flows used in investing
  activities.........................       (924)       (16,352)

         4471

                                                                AIMCO PROPERTIES, L.P.
                                       -------------------------------------------------------------------------
                                                                                                      FOR THE
                                                                                                       PERIOD
                                                                                                      JULY 29,
                                         FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                           ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                       -----------------------   --------------------------------   DECEMBER 31,
                                          1998         1997         1997        1996       1995         1994
                                       ----------   ----------   ----------   --------   --------   ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities...............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e).............      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common OP
  Units outstanding..................      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.......................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.......................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.........................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes payable....   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.........     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units..............................          --           --           --         --         --      107,228
Partners' Capital....................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                        AIMCO PROPERTIES, L.P.'S
                                            PREDECESSORS(a)
                                       --------------------------
                                         FOR THE
                                         PERIOD
                                       JANUARY 10,
                                          1994       FOR THE YEAR
                                         THROUGH        ENDED
                                        JULY 28,     DECEMBER 31,
                                         1994(b)         1993
                                       -----------   ------------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities...............    $(1,032)      $ 14,114
Funds from operations(e).............        N/A            N/A
Weighted average number of Common OP
  Units outstanding..................        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.......................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.......................     33,270         33,701
Total assets.........................     39,042         38,914
Total mortgages and notes payable....     40,873         41,893
Redeemable Partnership Units.........         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units..............................         --             --
Partners' Capital....................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4472

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4473

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4474

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4475

    SUMMARY FINANCIAL INFORMATION OF WINGFIELD INVESTORS LIMITED PARTNERSHIP

     The summary financial information of Wingfield Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Wingfield Investors Limited Partnership for the years ended December 31, 1997, 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP

                                            FOR THE SIX MONTHS
                                              ENDED JUNE 30,                      FOR THE YEAR ENDED DECEMBER 31,
                                          -----------------------   ------------------------------------------------------------
                                             1998         1997         1997         1996         1995         1994        1993
                                          ----------   ----------   ----------   ----------   ----------   ----------   --------
OPERATING DATA:
  Total Revenues........................  $  412,383   $  378,707   $  796,920   $  748,276   $  713,899   $  692,959   $668,318
  Net Income/(Loss).....................      14,463       22,258       17,631      (19,745)     (77,467)       2,872    (17,387)
BALANCE SHEET DATA:
  Real Estate, Net of Accumulated
    Depreciation........................   2,022,696    2,077,032    2,039,214    2,045,296    2,117,722    2,162,869          0
  Total Assets..........................  $2,357,548   $2,490,136   $2,392,635   $2,469,371   $2,656,268   $2,730,163   $      0
  Mortgage Notes Payable, including
    Accrued Interest....................   2,481,977    2,519,249    2,498,987    2,534,981    2,560,195    2,583,619          0
  Partners' Capital/(Deficit)...........    (209,481)    (159,012)    (193,943)    (150,969)     (70,771)      67,302          0

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                           AIMCO OPERATING
                                                             PARTNERSHIP                  YOUR PARTNERSHIP
                                                      --------------------------    ----------------------------
                                                      SIX MONTHS                    SIX MONTHS
                                                        ENDED        YEAR ENDED        ENDED        YEAR ENDED
                                                       JUNE 30,     DECEMBER 31,     JUNE 30,      DECEMBER 31,
                                                         1998           1997           1998            1997
                                                      ----------    ------------    -----------    -------------
Cash distributions per unit outstanding.............   $  1.125        $1.85        $594.00        $1,199.88

         4476

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

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     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

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Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect to the Preferred OP Units are $ , current annualized distributions with respect to the Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $594 per unit (equivalent to $1,188
on an annualized basis). This is equivalent to distributions of $          per
year on the number of Tax-Deferral      % Preferred OP Units, or distributions
of $          per year on the number of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we
are offering are expected to be        , immediately following our offer, than
the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

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     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

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investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

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     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the interest paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

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                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

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     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

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     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

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  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         4486

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         4487

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         4488

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from             , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         4489

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         4490

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         4491

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         4492

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         4493

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         4494

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4495

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4496

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4497

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4498
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4499
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4500

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4501

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4502

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4503

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4504

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4505

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred OP Units are $ , current annualized distributions with respect to the Common OP Units are $2.25, and distributions of with respect to your units for the six months ended June 30, 1998 were $594 per unit (equivalent to $1,188 on an annualized basis). This is equivalent to distributions of
     $          per year on the number of Tax-Deferral      % Preferred OP
     Units, or distributions of $          per year on the number of Tax-
     Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to
     be        , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         4506

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         4507

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         4508

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also

         4509

     performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information

         4510

     contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

         4511

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4512

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Kansas law for the purpose of owning and managing      Delaware limited partnership. The AIMCO Operating
Wingfield Apartments.                                        Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Net Cash From Operations (as defined in        of the AIMCO Operating Partnership's agreement of
your partnership's agreement of limited partnership).        limited partnership (the "AIMCO Operating Partnership
The termination date of your partnership is December         Agreement") or as provided by law. See "Description of
31, 2020.                                                    OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire and operate      The purpose of the AIMCO Operating Partnership is to
your partnership's property for investment. Subject to       conduct any business that may be lawfully conducted by
restrictions contained in your partnership's agreement       a limited partnership organized pursuant to the
of limited partnership, your partnership may do all          Delaware Revised Uniform Limited Partnership Act (as
things necessary for or incidental to the protection         amended from time to time, or any successor to such
and benefit of your partnership, including, borrowing        statute) (the "Delaware Limited Partnership Act"),
funds and creating liens.                                    provided that such business is to be conducted in a
                                                             manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4513
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 50 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners.                                 No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
                                                             Unitholder. See "Description of OP Units -- Management
                                                             by the AIMCO GP" in the accompanying Prospectus.
                                                             Subject to Delaware law, any additional partnership
                                                             interests may be issued in one or more classes, or one
                                                             or more series of any of such classes, with such
                                                             designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


The general partner of your partnership may not enter        The AIMCO Operating Partnership may lend or contribute
into agreements with itself or any of its affiliates         funds or other assets to its subsidiaries or other
for services, except as otherwise specifically provided      persons in which it has an equity investment, and such
in your partnership's agreement of limited partnership       persons may borrow funds from the AIMCO Operating
or on a basis no less favorable to your partnership          Partnership, on terms and conditions established in the
than that which could have been arranged with                sole and absolute discretion of the general partner. To
unaffiliated third parties for comparable goods or           the extent consistent with the business purpose of the
services. Your partnership may not lend money to the         AIMCO Operating Partnership and the permitted
general partner or its affiliates, but the general           activities of the general partner, the AIMCO Operating
partner may lend such money to your partnership as the       Partnership may transfer assets to joint ventures,
general partner, in its sole discretion, deems               limited liability companies, partnerships,
necessary for the payment of any partnership                 corporations, business trusts or other business
obligations and expenses. Such loans will be repaid          entities in which it is or thereby becomes a
with interest at rate of 1% per annum over the then          participant upon such terms and subject to such
prevailing prime rate of United Missouri Bank of Kansas      conditions consistent with the AIMCO Operating Part-
City, N.A., but in no event to exceed the maximum rate,      nership Agreement and applicable law as the general
from the first available funds of your partnership and       partner, in its sole and absolute discretion, believes
prior to distributions to the limited partners, only         to be advisable. Except as expressly permitted by the
from available funds; provided, however, that the            AIMCO Operating Partnership Agreement, neither the
general partner must first make reasonable efforts to        general partner nor any of its affiliates may sell,
obtain loans at the most favorable rates from                transfer or convey any property to the AIMCO Operating
unaffiliated persons.                                        Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to enter into and execute, on behalf of your                 restrictions on borrowings, and the general partner has
partnership, all agreement, contracts, instruments and       full power and authority to borrow money on behalf of
related documents in connection with the acquisition,        the AIMCO Operating Partnership. The AIMCO Operating
ownership, financing, management, maintenance, op-           Partnership has credit agreements that restrict, among
eration and sale of your partnership's property by your      other things, its ability to incur indebtedness. See
partnership, on such terms as the general partner, in        "Risk Factors -- Risks of Significant Indebtedness" in
its reasonable discretion, deems to be in the best           the accompanying Prospectus.
interests of your partnership.

         4514
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized       with a statement of the purpose of such demand and at
representative to inspect and copy the books and             such OP Unitholder's own expense, to obtain a current
records of your partnership, including a current list        list of the name and last known business, residence or
of the full name and last known business address of          mailing address of the general partner and each other
each partner set forth in alphabetical order, upon           OP Unitholder.
reasonable notice during business hours at the
principal place of business of your partnership or such
other place or places as may be determined by the
general partner from time to time. In addition, a
limited partner or its duly authorized representative
has the right to receive by mail, upon written required
to your partnership at such limited partner's sole cost
and expense, a copy of a list of names and addresses of
the limited partners and the number of units owned by
each of them. However, no limited partner has the right
to sell or disclose such list to any other person or to
use such list for commercial purposes of any purpose
unrelated to the business of your partnership.

                               Management Control


The general partner of your partnership has full,            All management powers over the business and affairs of
exclusive and complete discretion in the management of       the AIMCO Operating Partnership are vested in AIMCO-GP,
your partnership's business and has all rights and           Inc., which is the general partner. No OP Unitholder
powers generally conferred by law or necessary,              has any right to participate in or exercise control or
advisable or consistent in connection therewith. The         management power over the business and affairs of the
general partner must perform such reasonable acts as         AIMCO Operating Partnership. The OP Unitholders have
may be consistent with good business practices in its        the right to vote on certain matters described under
performance as general partner. No limited partner may       "Comparison of Ownership of Your Units and AIMCO OP
take part in or interfere in any manner with the             Units -- Voting Rights" below. The general partner may
conduct or control of the business of your partnership       not be removed by the OP Unitholders with or without
and no limited partner has the right or authority to         cause.
act for or bind your partnership.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the doing of any act or the failure to do       the AIMCO Operating Partnership Agreement, the general
any act by the general partner, which does not               partner is not liable to the AIMCO Operating
constitute fraud, gross negligence or willful mal-           Partnership for losses sustained, liabilities incurred
feasance as determined a court of competent                  or benefits not derived as a result of errors in
jurisdiction, pursuant to the authority granted to it        judgment or mistakes of fact or law of any act or
to promote the interests of your partnership, the            omission if the general partner acted in good faith.
effect of which causes or results in loss or damage to       The AIMCO Operating Partnership Agreement provides for
your partnership, if done in good faith, will not            indemnification of AIMCO, or any director or officer of
subject the general partner or its affiliates to any         AIMCO (in its capacity as the previous general partner
liability. In addition, your partnership will also           of the AIMCO Operating Partnership),
indemnify and hold harmless the general

         4515
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

partners and their affiliates from any claim, loss,          the general partner, any officer or director of general
expense, liability, action or damage resulting from any      partner or the AIMCO Operating Partnership and such
act or omission done in good faith which do not              other persons as the general partner may designate from
constitute fraud, gross negligence or willful                and against all losses, claims, damages, liabilities,
malfeasance as determined by a court of competent            joint or several, expenses (including legal fees),
jurisdiction, pursuant to the authority granted to them      fines, settlements and other amounts incurred in
to promote the interests of your partnership,                connection with any actions relating to the operations
including, without limitation, reasonable fees and           of the AIMCO Operating Partnership, as set forth in the
expenses of attorneys engaged by the general partner in      AIMCO Operating Partnership Agreement. The Delaware
defense of such act or omission and other reasonable         Limited Partnership Act provides that subject to the
costs and expenses of litigation and appeal. All costs       standards and restrictions, if any, set forth in its
and expenses incurred in defending any proceeding or         partnership agreement, a limited partnership may, and
action or otherwise will be advanced by your                 shall have the power to, indemnify and hold harmless
partnership.                                                 any partner or other person from and against any and
                                                             all claims and demands whatsoever. It is the position
                                                             of the Securities and Exchange Commission that
                                                             indemnification of directors and officers for
                                                             liabilities arising under the Securities Act is against
                                                             public policy and is unenforceable pursuant to Section
                                                             14 of the Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, after notice to the general partner, the        has exclusive management power over the business and
limited partners may remove such general partner upon a      affairs of the AIMCO Operating Partnership. The general
vote of the limited partners holding a majority of the       partner may not be removed as general partner of the
outstanding units. A general partner may resign at any       AIMCO Operating Partnership by the OP Unitholders with
time provided that such resignation is accepted by the       or without cause. Under the AIMCO Operating Partnership
limited partners owning more than 50% of the                 Agreement, the general partner may, in its sole
outstanding units and sixty days prior to the effective      discretion, prevent a transferee of an OP Unit from
date of such resignation such general partner nominates      becoming a substituted limited partner pursuant to the
as a substitute general partner a willing person or          AIMCO Operating Partnership Agreement. The general
entity who meets the requirements of the tax laws. A         partner may exercise this right of approval to deter,
general partner may be admitted only with the consent        delay or hamper attempts by persons to acquire a
of the general partner, if any, and a                        controlling interest in the AIMCO Operating Partner-
majority-in-interest of the limited partners. A limited      ship. Additionally, the AIMCO Operating Partnership
partner may not transfer its units without the consent       Agreement contains restrictions on the ability of OP
of the general partner.                                      Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Approval by a majority of the then outstanding limited       With the exception of certain circumstances set forth
partnership interests is necessary to effect an              in the AIMCO Operating Partnership Agreement, whereby
amendment to your partnership's agreement of limited         the general partner may, without the consent of the OP
partnership. Amendments may be proposed by the general       Unitholders, amend the AIMCO Operating Partnership
partner or by limited partners holding 10% or more of        Agreement, amendments to the AIMCO Operating
the then outstanding units. However, the general             Partnership Agreement require the consent of the
partner may amend your partnership's agreement of            holders of a majority of the outstanding Common OP
limited partnership from time to time to effect changes      Units, excluding AIMCO and certain other limited
of a ministerial nature which do not materially and          exclusions (a "Majority in Interest"). Amendments to
adversely affect the rights of the limited partners, as      the AIMCO Operating Partnership Agreement may be
required by law, to add to the representations, duties       proposed by the general partner or by holders of a
or obligations of the general partner or surrender any       Majority in Interest. Following such proposal, the
right or power granted to the general partner under          general partner will submit any proposed amendment to
your partnership's agreement of limited partnership for      the OP Unitholders. The general partner will seek the
the benefit of the limited partners, to cure any             written consent of the OP Unitholders on the proposed
ambiguity and to correct or supplement any provision in      amendment or will call a meeting to vote thereon. See
your partnership's agreement of limited partnership          "Description of OP Units -- Amendment of the AIMCO
which may be inconsistent with any other provision.          Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner but      capacity as general partner of the AIMCO Operating
may receive fees for additional services. Moreover, the      Partnership. In addition, the AIMCO Operating Part-
general partner

         4516
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

or certain affiliates may be entitled to compensation        nership is responsible for all expenses incurred
for additional services rendered.                            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

                             Liability of Investors


No limited partner, unless it is deemed to be taking         Except for fraud, willful misconduct or gross
part in the control of the business of your                  negligence, no OP Unitholder has personal liability for
partnership, is bound by or personally liable for the        the AIMCO Operating Partnership's debts and
expenses, liabilities or obligation of your                  obligations, and liability of the OP Unitholders for
partnership. The liability of a limited partner is           the AIMCO Operating Partnership's debts and obligations
limited solely to the amount of its contribution to the      is generally limited to the amount of their invest-
capital of your partnership, whether or not returned to      ment in the AIMCO Operating Partnership. However, the
it, together with the undistributed share of the             limitations on the liability of limited partners for
profits of your partnership from time to time credited       the obligations of a limited partnership have not been
to such limited partner's capital account and any money      clearly established in some states. If it were
or other property wrongfully paid or conveyed to such        determined that the AIMCO Operating Partnership had
limited partner on account of its contribution,              been conducting business in any state without compli-
including but not limited to money or property to which      ance with the applicable limited partnership statute,
creditors were legally entitled, paid or conveyed to         or that the right or the exercise of the right by the
such limited partner, and under certain circumstances,       holders of OP Units as a group to make certain
interest on returned capital.                                amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


The general partner of your partnership is not required      Unless otherwise provided for in the relevant
to devote all of its time or business efforts to the         partnership agreement, Delaware law generally requires
affairs of your partnership, but must devote so much of      a general partner of a Delaware limited partnership to
its time and attention to your partnership as is             adhere to fiduciary duty standards under which it owes
necessary and advisable to successfully manage the           its limited partners the highest duties of good faith,
affairs of your partnership. The general partner is not      fairness and loyalty and which generally prohibit such
required to manage your partnership as its sole and          general partner from taking any action or engaging in
exclusive function and it may have other business            any transaction as to which it has a conflict of
interests and may engage in other activities in              interest. The AIMCO Operating Partnership Agreement
addition to those relating to your partnership, includ-      expressly authorizes the general partner to enter into,
ing the rendering of advice or services of any kind to       on behalf of the AIMCO Operating Partnership, a right
other investors and the making or management of other        of first opportunity arrangement and other conflict
investors. Neither your partnership nor any partner has      avoidance agreements with various affiliates of the
rights in or to such ventures or activities or to the        AIMCO Operating Partnership and the general partner, on
income or proceeds derived therefrom, and the pursuit        such terms as the general partner, in its sole and
of such ventures, even if competitive with the business      absolute discretion, believes are advisable. The AIMCO
of your partnership, will not be deemed wrongful or          Operating Partnership Agreement expressly limits the
improper. In addition, any partner or its affiliates         liability of the general partner by providing that the
may engage in or possess an interest in other business       general partner, and its officers and directors will
ventures of every nature and description, whether such       not be liable or accountable in damages to the AIMCO
ventures are competitive with your partnership or            Operating Partnership, the limited partners or
otherwise, including but not limited to, the acquisi-        assignees for errors in judgment or mistakes of fact or
tion, ownership, financing, leasing, operation,              law or of any act or omission if the general partner or
management, syndication, brokerage, sale, construction       such director or officer acted in good faith. See
and development of real property, which may be located       "Description of OP Units -- Fiduciary Responsibilities"
in the market area or vicinity of your partnership's         in the accompanying Prospectus.
property, and neither your partnership nor any partners
will have any right in or to such independent ventures
or to the income or profits derived therefrom.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's

         4517
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             taxable income or loss when it determines its
                                                             individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and loss from the AIMCO Operating
                                                             Partnership can only be offset against other income and
                                                             loss from the AIMCO Operating Partnership). Income of
                                                             the AIMCO Operating Partnership, however, attributable
                                                             to dividends from the Management Subsidiaries (as
                                                             defined below) or interest paid by the Management
                                                             Subsidiaries does not qualify as passive activity
                                                             income and cannot be offset against losses from
                                                             "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the              applicable law or in the AIMCO           ship Agreement, the OP Unitholders
approval of hold-                        Operating Part-                          have

         4518
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ers of a majority of the                 nership Agreement, the holders of        voting rights only with respect to
outstanding units is required to         the Preferred OP Units will have         certain limited matters such as
amend your partnership's agreement       the same voting rights as holders        certain amendments and termination
of limited partnership subject to        of the Common OP Units. See              of the AIMCO Operating Partnership
certain limitations, to terminate        "Description of OP Units" in the         Agreement and certain transactions
your partnership, to remove a            accompanying Prospectus. So long as      such as the institution of
general partner and elect a              any Preferred OP Units are               bankruptcy proceedings, an
replacement therefore and to             outstanding, in addition to any          assignment for the benefit of
approve or disapprove the sale at        other vote or consent of partners        creditors and certain transfers by
one time (or in a series of sales        required by law or by the AIMCO          the general partner of its interest
pursuant to a single plan) of all        Operating Partnership Agreement,         in the AIMCO Operating Part-
or substantially all of your             the affirmative vote or consent of       nership or the admission of a
partnership's assets except sales        holders of at least 50% of the           successor general partner.
made in the ordinary course of your      outstanding Preferred OP Units will
partnership's continuing business.       be necessary for effecting any           Under the AIMCO Operating Partner-
All such actions, except the             amendment of any of the provisions       ship Agreement, the general partner
removal of a general partner             of the Partnership Unit Desig-           has the power to effect the
requires the concurrence of the          nation of the Preferred OP Units         acquisition, sale, transfer,
general partner.                         that materially and adversely            exchange or other disposition of
                                         affects the rights or preferences        any assets of the AIMCO Operating
A general partner may cause the          of the holders of the Preferred OP       Partnership (including, but not
dissolution of your partnership by       Units. The creation or issuance of       limited to, the exercise or grant
retiring unless, within ninety           any class or series of partnership       of any conversion, option,
days, the remaining general partner      units, including, without                privilege or subscription right or
agrees to continue the business of       limitation, any partnership units        any other right available in
the partnership. If there are no         that may have rights senior or           connection with any assets at any
remaining general partners, all of       superior to the Preferred OP Units,      time held by the AIMCO Operating
the limited partners may agree to        shall not be deemed to materially        Partnership) or the merger,
continue the business and elect a        adversely affect the rights or           consolidation, reorganization or
successor general partner by a           preferences of the holders of            other combination of the AIMCO
majority-in-interest vote within 90      Preferred OP Units. With respect to      Operating Partnership with or into
days of the resignation.                 the exercise of the above de-            another entity, all without the
                                         scribed voting rights, each              consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
The distributions payable to the         $      per Preferred OP Unit;            tribute quarterly all, or such
partners are not fixed in amount         provided, however, that at any time      portion as the general partner may
and depend upon the operating            and from time to time on or after        in its sole and absolute discretion
results and net sales or                 the fifth anniversary of the issue       determine, of Available Cash (as
refinancing proceeds available from      date of the Preferred OP Units, the      defined in the AIMCO Operating
the disposition of your                  AIMCO Operating                          Partnership Agreement) generated by
partnership's assets. Your partner-

         4519
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ship has made distributions in the       Partnership may adjust the annual        the AIMCO Operating Partnership
past and is projected to made            distribution rate on the Preferred       during such quarter to the general
distributions in 1998.                   OP Units to the lower of (i)     %       partner, the special limited
                                         plus the annual interest rate then       partner and the holders of Common
                                         applicable to U.S. Treasury notes        OP Units on the record date
                                         with a maturity of five years, and       established by the general partner
                                         (ii) the annual dividend rate on         with respect to such quarter, in
                                         the most recently issued AIMCO           accordance with their respective
                                         non-convertible preferred stock          interests in the AIMCO Operating
                                         which ranks on a parity with its         Partnership on such record date.
                                         Class H Cumulative Preferred Stock.      Holders of any other Preferred OP
                                         Such distributions will be               Units issued in the future may have
                                         cumulative from the date of origi-       priority over the general partner,
                                         nal issue. Holders of Preferred OP       the special limited partner and
                                         Units will not be entitled to            holders of Common OP Units with
                                         receive any distributions in excess      respect to distributions of
                                         of cumulative distributions on the       Available Cash, distributions upon
                                         Preferred OP Units. No interest, or      liquidation or other distributions.
                                         sum of money in lieu of interest,        See "Per Share and Per Unit Data"
                                         shall be payable in respect of any       in the accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
limited partnership interest to any      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
person provided that: (i) such           Preferred OP Units are not listed        nership Agreement restricts the
transfer is not in contravention of      on any securities exchange. The          transferability of the OP Units.
your partnership's agreement of          Preferred OP Units are subject to        Until the expiration of one year
limited partnership, (ii) a duly         restrictions on transfer as set          from the date on which an OP
executed and acknowledged                forth in the AIMCO Operating             Unitholder acquired OP Units,
assignment has been approved by the      Partnership Agreement.                   subject to certain exceptions, such
general partner, which approval                                                   OP Unitholder may not transfer all
will be in its sole discretion and       Pursuant to the AIMCO Operating          or any portion of its OP Units to
absolute power, and (iii) the            Partnership Agreement, until the         any transferee without the consent
transferee represents in writing         expiration of one year from the          of the general partner, which
that it satisfies the suitability        date on which a holder of Preferred      consent may be withheld in its sole
requirements for limited partners.       OP Units acquired Preferred OP           and absolute discretion. After the
However, no transfer may occur if        Units, subject to certain                expiration of one year, such
in light of the total of all             exceptions, such holder of
transfers                                Preferred OP Units may

         4520
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

sold or exchanged within the period      not transfer all or any portion of       OP Unitholder has the right to
of twelve consecutive months prior       its Preferred OP Units to any            transfer all or any portion of its
there, there might result a              transferee without the consent of        OP Units to any person, subject to
termination of your partnership for      the general partner, which consent       the satisfaction of certain
tax purposes in the opinion of           may be withheld in its sole and          conditions specified in the AIMCO
counsel. In order for a transferee       absolute discretion. After the           Operating Partnership Agreement,
to be substituted as a limited           expiration of one year, such             including the general partner's
partner, in addition to the above        holders of Preferred OP Units has        right of first refusal. See
requirements: (1) the assignee must      the right to transfer all or any         "Description of OP Units --
execute an irrevocable power of          portion of its Preferred OP Units        Transfers and Withdrawals" in the
attorney appointing the general          to any person, subject to the            accompanying Prospectus.
partner as the assignee's                satisfaction of certain conditions
attorney-in-fact, (2) an opinion of      specified in the AIMCO Operating         After the first anniversary of
counsel must be received by the          Partnership Agreement, including         becoming a holder of Common OP
general partner that such transfer       the general partner's right of           Units, an OP Unitholder has the
does not violate applicable securi-      first refusal.                           right, subject to the terms and
ties laws, (3) a transfer fee must                                                conditions of the AIMCO Operating
be paid, (4) the interest                After a one-year holding period, a       Partnership Agreement, to require
transferred must not be less than        holder may redeem Preferred OP           the AIMCO Operating Partnership to
one unit or such lesser amount as        Units and receive in exchange            redeem all or a portion of the
the assignor owned and (5) such          therefor, at the AIMCO Operating         Common OP Units held by such party
other conditions as are set forth        Partnership's option, (i) subject        in exchange for a cash amount based
in your partnership's agreement of       to the terms of any Senior Units,        on the value of shares of Class A
limited partnership must be              cash in an amount equal to the           Common Stock. See "Description of
fulfilled.                               Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
There are no redemption rights           redemption, (ii) a number of shares      receipt of a notice of redemption,
associated with your units.              of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4521

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity and fees for additional services. The property manager received management fees of $36,670 in 1996, $39,358 in 1997 and $20,365 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4522

                                YOUR PARTNERSHIP

GENERAL

     Wingfield Investors Limited Partnership is a Kansas limited partnership which raised net proceeds of approximately $1,010,350 in 1990 through a private offering. The promoter for the private offering of your partnership was Waddell & Reed, Inc. Insignia acquired your partnership in December 1990. AIMCO acquired Insignia in October, 1998. There are currently a total of 42 limited partners of your partnership and a total of 50 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on January 25, 1990 for the purpose of owning and operating a single apartment property located in Olathe, Kansas, known as "Wingfield Apartments." Your partnership's property consists of 131 apartment units. The total rentable square footage of your partnership's property is 87,317 square feet. Your partnership's property had an average occupancy rate of approximately 96.95% in 1996 and 96.95% in 1997. The average annual rent per apartment unit is approximately $5,618.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1990, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $36,670, $39,358 and $20,365, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2020 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         4523

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,436,765, payable to FNMA, which bears interest at a rate of 7.83%. The mortgage debt is due in October 2003. Your partnership also has a second mortgage note outstanding of $79,560, on the same terms as the current mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4524

     Below is selected financial information for Wingfield Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                              WINGFIELD INVESTORS LIMITED PARTNERSHIP
                                      ----------------------------------------------------------------------------------------
                                             JUNE 30,                                    DECEMBER 31,
                                      -----------------------   --------------------------------------------------------------
                                         1998         1997         1997         1996         1995         1994         1993
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA
Cash and Cash Equivalents...........  $  116,301   $  218,160   $  166,899   $  236,455   $  340,130   $  351,932         1993
Land & Building.....................   2,861,766    2,810,297    2,825,382    2,725,659    2,698,040    2,638,610   Bal. Sheet
Accumulated Depreciation............    (839,071)    (733,266)    (786,168)    (680,363)    (580,318)    (475,741)       Info.
                                                                                                                           Not
Other Assets........................     218,551      194,944      186,522      187,620      198,416      215,362    available
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Assets...............  $2,357,548   $2,490,136   $2,392,635   $2,469,371   $2,656,268   $2,730,163   $        0
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
Mortgage & Accrued Interest.........   2,481,977    2,519,249    2,498,987    2,534,981    2,560,195    2,583,619
Other Liabilities...................      85,051      129,900       87,591       85,359      166,844       79,242
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total Liabilities..........  $2,567,028   $2,649,149   $2,586,578   $2,620,340   $2,727,039   $2,662,861   $        0
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Partners' Capital (Deficit).........  $ (209,481)  $ (159,012)  $ (193,943)  $ (150,969)  $  (70,771)  $   67,302
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

                                                                 WINGFIELD INVESTORS LIMITED PARTNERSHIP
                                                --------------------------------------------------------------------------
                                                FOR THE SIX MONTHS
                                                       ENDED                          FOR THE YEARS ENDED
                                                     JUNE 30,                             DECEMBER 31,
                                                -------------------   ----------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA
Rental Revenue................................  $383,855   $361,035   $735,927   $698,941   $668,454   $651,491   $639,690
Other Income..................................    28,528     17,672     60,993     49,335     45,445     41,468     28,628
                                                --------   --------   --------   --------   --------   --------   --------
         Total Revenue........................  $412,383   $378,707   $796,920   $748,276   $713,899   $692,959   $668,318
                                                --------   --------   --------   --------   --------   --------   --------
Operating Expenses............................   204,873    164,738    380,613    368,500    377,805    294,965    283,002
General & Administrative......................    14,314      9,282     24,336     24,110     42,953     37,653     70,973
Depreciation..................................    52,903     52,903    105,805    100,045    107,117    100,925     95,897
Interest Expense..............................    98,905    100,182    217,248    219,473    217,248    210,229    190,787
Property Taxes................................    26,926     29,344     51,287     55,893     55,085     46,315     45,046
                                                --------   --------   --------   --------   --------   --------   --------
         Total Expenses.......................  $397,921   $356,449   $779,289   $768,021   $791,366   $690,087   $685,705
                                                --------   --------   --------   --------   --------   --------   --------
Net Income (loss).............................  $ 14,463   $ 22,258   $ 17,631   $(19,745)  $(77,467)  $  2,872   $(17,387)
                                                ========   ========   ========   ========   ========   ========   ========

         4525

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $ 14,463 for the six months ended June 30, 1998, compared to $ 22,258 for the six months ended June 30, 1997. The decrease in net income of $ 7,795, or 35.02% was primarily the result of an increase in revenues offset by a greater increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $412,383 for the six months ended June 30, 1998, compared to $378,707 for the six months ended June 30, 1997, an increase of $33,676, or 8.89%. This was primarily a result of a slight increase in rental rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $204,873 for the six months ended June 30, 1998 compared to $164,738 for the six months ended June 30, 1997 an increase of $40,135 or 24.36%. The increase is due to a general increase in operating expenses of all types, coupled with a slight increase in advertising expenses. Management expenses totaled $20,365 for the six months ended June 30, 1998, compared to $18,900 for the six months ended June 30, 1997, an increase of $1,465, or 7.75%. The increase resulted from an increase in revenues, as the management fee is calculated based on a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $14,314 for the six months ended June 30, 1998 compared to $9,282 for the six months ended June 30, 1997, an increase of $5,032 or 54.21%. The increase is primarily due to an increase in office supply and telephone expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $98,905 for the six months ended June 30, 1998, compared to $100,182 for the six months ended June 30,1997, a decrease of $1,277, or 1.27%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $17,631 for the year ended December 31,1997, compared to a net loss of $19,745 for the year ended December 31, 1996. The increase in net income of $37,376 or 189.29% was primarily the result of an increase in revenues detailed in the following paragraphs.

         4526

     Revenues

     Rental and other property revenues from the partnership's property totaled $796,920 for the year ended December 31, 1997, compared to $748,276 for the year ended December 31, 1996, an increase of $48,644, or 6.50% due to increased rental rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $380,613 for the year ended December 31,1997 compared to $368,500 for the year ended December 31, 1996, an increase of $12,113 or 3.29%. Management expenses totaled $39,358 for the year ended December 31, 1997, compared to $36,670 for the year ended December 31, 1996, an increase of $2,688, or 7.33%. This resulted from increased revenues, which the fee is based upon.

     General and Administrative Expenses

     General and administrative expenses totaled $24,336 for the year ended December 31, 1997 compared to $24,110 for the year ended December 31, 1996, an increase of $226 or 0.94%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $217,248 for the year ended December 31, 1997, compared to $219,473 for the year ended December 31,1996, a decrease of $2,225, or 1.01%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $19,745 for the year ended December 31,1996, compared to a net loss of $77,467 for the year ended December 31, 1995. The increase of $57,722, or 74.51% was primarily the result of increased revenues coupled with a slight decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $748,276 for the year ended December 31, 1996, compared to $713,899 for the year ended December 31, 1995, an increase of $34,377, or 4.82%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $368,500 for the year ended December 31,1996 compared to $364,948 for the year ended December 31, 1995, an increase of $3,552 or 0.97%. Management expenses totaled $36,670 for the year ended December 31, 1996, compared to $35,097 for the year ended December 31, 1995, an increase of $1,573, or 4.48%.

     General and Administrative Expenses

     General and administrative expenses totaled $24,110 for the year ended December 31, 1996 compared to $42,953 for the year ended December 31, 1995, a decrease of $18,843 or 43.87%. The decrease is primarily due to reclassing on the financial statements of certain accounts from general and administrative to Operating. Grouped the same way as in 1995, 1996 general and administrative expense would be $44,367.

         4527

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $219,473 for the year ended December 31, 1996, compared to $221,263 for the year ended December 31,1995, a decrease of $1,790, or 0.81%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $116,301 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the doing of any act or the failure to do any act by the general partner, which does not constitute fraud, gross negligence or willful malfeasance as determined a court of competent jurisdiction, pursuant to the authority granted to it to promote the interests of your partnership, the effect of which causes or results in loss or damage to your partnership, if done in good faith, will not subject the general partner or its affiliates to any liability. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will also indemnify and hold harmless the general partners and their affiliates from any claim, loss, expense, liability, action or damage resulting from any act or omission done in good faith which do not constitute fraud, gross negligence or willful malfeasance as determined by a court of competent jurisdiction pursuant to the authority granted to it to promote the interests of your partnership, including, without limitation, reasonable fees and expenses of attorneys engaged by the general partner in defense of such act or omission and other reasonable costs and expenses of litigation and appeal. All costs and expenses incurred in defending any proceeding or action or otherwise will be advanced by your partnership. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $1,200.00
1995........................................................     1,200.00
1996........................................................     1,197.00
1997........................................................     1,199.88
1998 (through June 30)......................................       594.00

         4528

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................     10,000
1995........................................................     15,000
1996........................................................     15,756
1997........................................................     15,852
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................      35,097
1996...........................................      36,670
1997...........................................      39,358
1998 (through June 30).........................      20,365

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         4529

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Wingfield Investors Limited Partnership at December 31, 1997, and 1996 and for the four years in the period ended December 31, 1997, appearing in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         4530

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (unaudited)........................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-7
Balance Sheet as of December 31, 1997.......................   F-8
Statements of Operations for the years ended December 31,
  1997 and 1996.............................................   F-9
Statements of Changes in Partners' Deficit for the years
  ended December 31, 1997 and 1996..........................  F-10
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-11
Notes to Financial Statements...............................  F-12
Balance Sheet as of December 31, 1996.......................  F-16
Statements of Operations for the years ended December 31,
  1996 and 1995.............................................  F-17
Statements of Changes in Partners' Capital (Deficit) for the
  years ended
  December 31, 1996 and 1995................................  F-18
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-19
Notes to Financial Statements...............................  F-20

         4531

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $  116,301
Receivables and Deposits....................................                    82,629
Restricted Escrows..........................................                    57,653
Other Assets................................................                    78,269
Investment Property:
  Land......................................................     327,500
  Building and related personal property....................   2,534,266
                                                              ----------
                                                               2,861,766
  Less: Accumulated depreciation............................    (839,071)    2,022,695
                                                              ----------    ----------
          Total Assets:.....................................                $2,357,547
                                                                            ==========

                          LIABILITIES AND PARTNERS' DEFICIT

Accounts payable............................................                $   17,627
Other Accrued Liabilities...................................                    15,937
Property Taxes Payable......................................                    26,926
Tenant Security Deposits....................................                    24,561
Notes Payable...............................................                 2,481,977
Partners' Deficit...........................................                  (209,481)
                                                                            ----------
          Total Liabilities and Partners' Deficit...........                $2,357,547
                                                                            ==========

         4532

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $383,870   $361,035
  Other Income..............................................    28,513     17,672
                                                              --------   --------
          Total Revenues:...................................   412,384    378,707
Expenses:
  Operating Expenses........................................   216,199    169,002
  General and Administrative Expenses.......................     5,616      8,611
  Depreciation Expense......................................    52,903     52,903
  Interest Expense..........................................    96,277     96,589
  Property Tax Expense......................................    26,926     29,344
                                                              --------   --------
          Total Expenses:...................................   397,921    356,449
                                                              --------   --------
          Net Income........................................  $ 14,463   $ 22,258
                                                              ========   ========

         4533

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income................................................  $ 14,463   $ 22,258
  Adjustments to reconcile net income to net cash provided
     by operating Activities:
     Depreciation and Amortization..........................    52,903     52,903
     Changes in accounts:
       Receivables and deposits and other assets............   (47,437)    (6,796)
       Accounts payable and accrued expenses................    (1,557)    45,157
                                                              --------   --------
          Net cash provided by operating activities.........    18,372    113,522
                                                              --------   --------
Investing Activities:
  Property improvements and replacements....................   (36,384)   (84,638)
  Net (increase)/decrease in restricted escrows.............    39,968     (1,146)
                                                              --------   --------
          Net cash provided by (used in) investing
           activities.......................................     3,584    (85,784)
                                                              --------   --------
Financing Activities:
  Payments on mortgage......................................   (17,010)   (15,733)
  Partners' distributions...................................   (30,000)   (30,300)
                                                              --------   --------
          Net cash used in financing activities.............   (47,010)   (46,033)
                                                              --------   --------
          Net increase (decrease) in cash and cash
           equivalents......................................   (25,054)   (18,295)
Cash and cash equivalents at beginning of year..............   141,355    236,455
                                                              --------   --------
Cash and cash equivalents at end of period..................  $116,301   $218,160
                                                              ========   ========

         4534

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Wingfield Investors Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4535

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                        AND INDEPENDENT AUDITORS' REPORT

         4536

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Wingfield Investors Limited Partnership
(A Kansas Limited Partnership):

     We have audited the accompanying balance sheet of Wingfield Investors Limited Partnership (a Kansas Limited Partnership) (the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' deficit, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                      /s/ DELOITTE & TOUCHE LLP SIGNATURE

February 17, 1998
(except for Note 6, as to which
  the date is March 17, 1998)

         4537

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                                 BALANCE SHEET
                               DECEMBER 31, 1997

                                     ASSETS

Cash and cash equivalents...................................                $  141,355
Receivables and deposits....................................                    36,731
Restricted escrows..........................................                    97,621
Other assets (Note 1).......................................                    77,714
Investment properties -- at cost (Notes 1 and 2):
  Land......................................................  $  327,500
  Buildings and related personal property...................   2,497,882
                                                              ----------
                                                               2,825,382
Less accumulated depreciation...............................    (786,168)    2,039,214
                                                              ----------    ----------
TOTAL ASSETS................................................                $2,392,635
                                                                            ==========

                          LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES:
  Accounts payable..........................................                $   16,965
  Tenant security deposits payable..........................                    25,544
  Accrued property taxes....................................                    25,643
  Other liabilities.........................................                    19,439
  Mortgage notes payable (Note 2)...........................                 2,498,987
PARTNERS' DEFICIT (Note 3):
  General partner...........................................  $  (22,396)
  Limited partners (50 units issued and outstanding)........    (171,547)     (193,943)
                                                              ----------    ----------
TOTAL LIABILITIES AND PARTNERS' DEFICIT.....................                $2,392,635
                                                                            ==========

                       See notes to financial statements.

         4538

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                1997        1996
                                                              --------    --------
REVENUES:
  Rental income.............................................  $735,927    $698,941
  Other income..............................................    60,993      49,335
                                                              --------    --------
          Total revenues....................................   796,920     748,276
                                                              --------    --------
EXPENSES:
  Operating.................................................   380,613     368,500
  General and administrative................................    24,336      24,110
  Depreciation..............................................   105,805     100,045
  Interest..................................................   217,248     219,473
  Property taxes............................................    51,287      55,893
                                                              --------    --------
          Total expenses....................................   779,289     768,021
                                                              --------    --------
NET INCOME (LOSS) (Note 5)..................................  $ 17,631    $(19,745)
                                                              ========    ========
NET INCOME (LOSS) ALLOCATED TO GENERAL PARTNER (1%).........  $    176    $   (197)
NET INCOME (LOSS) ALLOCATED TO LIMITED PARTNERS (99%).......    17,455     (19,548)
                                                              --------    --------
                                                              $ 17,631    $(19,745)
                                                              ========    ========
NET INCOME (LOSS) PER LIMITED PARTNERSHIP UNIT --
  Based on 50 weighted average limited partnership units
     during the years ended December 31, 1997 and 1996......  $    349    $   (391)
                                                              ========    ========

                       See notes to financial statements.

         4539

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                 LIMITED
                                               PARTNERSHIP    GENERAL      LIMITED
                                                  UNITS       PARTNER     PARTNERS       TOTAL
                                               -----------    --------    ---------    ---------
PARTNERS' DEFICIT,
  DECEMBER 31, 1995..........................      50         $(21,164)   $ (49,607)   $ (70,771)
  Partners' distributions....................      --             (605)     (59,848)     (60,453)
  Net loss for the year ended
     December 31, 1996.......................      --             (197)     (19,548)     (19,745)
                                                   --         --------    ---------    ---------
PARTNERS' DEFICIT,
  DECEMBER 31, 1996..........................      50          (21,966)    (129,003)    (150,969)
  Partners' distributions....................      --             (606)     (59,999)     (60,605)
  Net income for the year ended
     December 31, 1997.......................      --              176       17,455       17,631
                                                   --         --------    ---------    ---------
PARTNERS' DEFICIT,
  DECEMBER 31, 1997..........................      50         $(22,396)   $(171,547)   $(193,943)
                                                   ==         ========    =========    =========

                       See notes to financial statements.

         4540

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                1997         1996
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  17,631    $ (19,745)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................    105,805      100,045
     Amortization of mortgage discount and loan costs.......     17,511       17,238
     Change in operating assets and liabilities:
       Receivables and deposits.............................     (8,337)      (2,183)
       Other assets.........................................     (2,286)      (1,500)
       Accounts payable.....................................     (6,498)     (60,697)
       Tenant security deposits payable.....................      2,786        2,236
       Accrued property taxes...............................     (2,304)         405
       Other liabilities....................................       (308)     (23,340)
                                                              ---------    ---------
          Net cash provided by operating activities.........    124,000       12,459
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property improvements and replacements....................    (99,723)     (27,619)
  Net deposits to restricted escrows........................     (3,922)        (749)
                                                              ---------    ---------
          Net cash used in investing activities.............   (103,645)     (28,368)
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on mortgage notes payable..............    (32,092)     (29,683)
  Partners' distributions...................................    (60,605)     (60,453)
                                                              ---------    ---------
          Net cash used in financing activities.............    (92,697)     (90,136)
                                                              ---------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (72,342)    (106,045)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    213,697      319,742
                                                              ---------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 141,355    $ 213,697
                                                              =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid during the year for interest....................  $ 199,738    $ 202,058
                                                              =========    =========

                       See notes to financial statements.

         4541

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Wingfield Investors Limited Partnership (a Kansas Limited Partnership) (the "Partnership") was formed to acquire, own and operate Wingfield Apartments, a 131-unit multifamily residential complex located in Olathe, Kansas. The general partner of the Partnership is United Investors Real Estate, Inc., a Delaware corporation.

  Basis of Accounting

     The accompanying financial statements of the Partnership are prepared on the accrual basis and, therefore, revenue is recorded as earned and costs and expenses are recorded as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash

     Cash and cash equivalents includes cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than three months.

  Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the leases and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Income Taxes

     For income tax purposes, the Partnership reports revenue and costs and expenses on the accrual method. No income tax provisions have been shown in the accompanying statements of operations since the partners are taxed individually.

  Investment Properties

     Investment properties are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of fifteen to forty years for buildings and improvements and five to twelve years for furniture and fixtures.

     The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Other Assets

     Included in other assets are deferred charges which consist of loan costs totaling $126,685 which are amortized over the terms of the related notes. Accumulated amortization as of December 31, 1997 was $52,757.

         4542
                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Advertising

     The Partnership expenses the costs of advertising as incurred. Advertising expense, included in operating expenses, was $25,586 and $15,099 for the years ended December 31, 1997 and 1996, respectively.

  Reclassifications

     Certain reclassifications of prior year balances have been made to conform to the current year's presentation.

2.  MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows:

                               MONTHLY                                             PRINCIPAL
                               PAYMENT      STATED                  PRINCIPAL      BALANCE AT
                              INCLUDING    INTEREST    MATURITY    BALANCE DUE    DECEMBER 31,
DESCRIPTION                   INTEREST       RATE        DATE      AT MATURITY        1997
-----------                   ---------    --------    --------    -----------    ------------
First mortgage..............   $18,800      7.83%      10/15/03    $2,211,679      $2,453,775
Second mortgage.............       519      7.83%      10/15/03        79,560          79,560
                               -------                                             ----------
                               $19,319                                              2,533,335
                               =======
Less unamortized discount...                                                          (34,348)
                                                                                   ----------
Total.......................                                                       $2,498,987
                                                                                   ==========

     Scheduled maturities of principal are as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
------------------------                                      ----------
1998........................................................  $   34,697
1999........................................................      37,513
2000........................................................      40,559
2001........................................................      43,850
2002........................................................      47,410
Thereafter..................................................   2,329,306
                                                              ----------
Total.......................................................  $2,533,335
                                                              ==========

     Mortgages are collateralized by the related property and improvements of the Partnership.

3.  PARTNERS' DEFICIT

  Allocations of Profits and Losses

     In accordance with the partnership agreement, all profits and losses are to be allocated 1% to the general partner and 99% to the limited partners.

  Distributions

     The Partnership allocates distributions 1% to the general partner and 99% to the limited partners. On February 15, 1998, the Partnership paid a distribution to the partners of $15,000.

         4543
                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1997 and 1996 the Partnership paid the following amounts to affiliates of the general partner:

                                                               1997       1996
                                                              -------    -------
Property management fees....................................  $39,358    $36,670
Reimbursement of expenses...................................   15,852     15,756

     In addition, affiliates of the general partner were paid $13,843 and $12,378 during 1997 and 1996, respectively, for construction oversight costs incurred in conjunction with the Partnership's capital improvement and major repair projects.

     For the period from January 1, 1996 to August 31, 1997, the Partnership insured Wingfield Apartments under a master policy through an agency and insurer unaffiliated with the general partner. An affiliate of the general partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the general partner, who received payments on these obligations from the agent. The amount of the Partnership's insurance premiums that accrued to the benefit of the affiliate of the general partner by virtue of the agent's obligations was not significant.

5.  PARTNER TAX INFORMATION

     The following is a reconciliation between net income (loss) as reported in the financial statements and Federal taxable income (loss) allocated to the partners in the Partnership's information returns for the years ended December 31, 1997 and 1996:

                                                               1997        1996
                                                              -------    --------
Net income (loss) as reported...............................  $17,631    $(19,745)
Add (deduct):
  Deferred revenue..........................................     (508)    (23,368)
  Depreciation differences..................................   (2,610)     (7,297)
  Accrued expenses..........................................      200         300
                                                              -------    --------
Federal taxable income (loss)...............................  $14,713    $(50,110)
                                                              =======    ========
Federal taxable income (loss) per limited
  partnership unit..........................................  $   291    $   (992)
                                                              =======    ========

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets at December 31, 1997 and 1996:

                                                                1997         1996
                                                              ---------    ---------
Net deficit as reported.....................................  $(193,943)   $(150,969)
Differences in basis of assets and liabilities:
  Deferred revenue..........................................        525        1,033
  Accumulated depreciation..................................     (5,409)      (2,799)
  Accrued expenses..........................................      7,500        7,300
  Syndication costs.........................................    102,577      102,577
                                                              ---------    ---------
Net assets -- tax basis.....................................  $ (88,750)   $ (42,858)
                                                              =========    =========

         4544
                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  SUBSEQUENT EVENTS

     On March 17, 1998, Insignia Financial Group, Inc. ("Insignia") entered into an agreement to merge its national residential property management operations, and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The closing, which is anticipated to happen in the third quarter of 1998, is subject to customary conditions, including government approvals and the approval of Insignia's shareholders. If the closing occurs, AIMCO will then control the general partner of the Partnership.

         4545

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

Cash and cash equivalents...................................                $  213,697
Restricted cash -- tenant security deposits.................                    22,758
Accounts receivable.........................................                        40
Escrows for taxes and insurance.............................                     5,596
Restricted escrows..........................................                    93,699
Other assets................................................                     1,500
Deferred charges -- net of accumulated amortization of
  $39,901...................................................                    86,785
Apartment properties -- at cost (Notes 1 and 2):
  Land......................................................  $  327,500
  Buildings, improvements and related personal property.....   2,398,159
                                                              ----------
                                                               2,725,659
  Less accumulated depreciation.............................    (680,363)    2,045,296
                                                              ----------    ----------
TOTAL ASSETS................................................                $2,469,371
                                                                            ==========
                          LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES:
  Accounts payable..........................................                $   23,463
  Accrued and other liabilities:
     Property taxes.........................................  $   27,947
     Tenant security deposits...............................      22,758
     Interest...............................................       8,556
     Unearned rental collections............................       1,035
     Other..................................................      10,156        70,452
                                                              ----------
  Mortgage notes payable (Note 2)...........................                 2,526,425
PARTNERS' DEFICIT (Note 3):
  General partner...........................................     (21,966)
  Limited partners (50 units issued and outstanding)........    (129,003)     (150,969)
                                                              ----------    ----------
TOTAL LIABILITIES AND PARTNERS' DEFICIT.....................                $2,469,371
                                                                            ==========

                       See notes to financial statements.

         4546

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                1996        1995
                                                              --------    --------
REVENUES:
  Rentals...................................................  $698,941    $668,454
  Other income..............................................    35,353      26,661
                                                              --------    --------
          Total revenues....................................   734,294     695,115
                                                              --------    --------
EXPENSES:
  Operating.................................................   153,239     151,373
  Administrative............................................    44,367      42,953
  Property management fees (Note 4).........................    36,670      35,097
  Advertising and rental incentives.........................    29,877      17,913
  Maintenance...............................................   109,833     141,213
  Depreciation..............................................   100,045     107,117
  Amortization of deferred charges..........................    12,858      12,857
  Interest..................................................   206,616     208,406
  Property taxes............................................    55,893      55,085
  Insurance.................................................    18,623      19,352
                                                              --------    --------
          Total expenses....................................   768,021     791,366
                                                              --------    --------
LOSS FROM PROPERTY OPERATIONS...............................   (33,727)    (96,251)
INTEREST INCOME.............................................    13,982      18,784
                                                              --------    --------
NET LOSS (Note 5)...........................................  $(19,745)   $(77,467)
                                                              ========    ========
NET LOSS ALLOCATED TO GENERAL PARTNER (1%)..................  $   (197)   $   (775)
NET LOSS ALLOCATED TO LIMITED PARTNERS (99%)................   (19,548)    (76,692)
                                                              --------    --------
                                                              $(19,745)   $(77,467)
                                                              ========    ========
NET LOSS PER LIMITED PARTNERSHIP UNIT --
  Based on 50 weighted average limited partnership units
     during the years ended December 31, 1996 and 1995......  $   (391)   $ (1,534)
                                                              ========    ========

                       See notes to financial statements.

         4547

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                 LIMITED
                                               PARTNERSHIP    GENERAL      LIMITED
                                                  UNITS       PARTNER     PARTNERS       TOTAL
                                               -----------    --------    ---------    ---------
PARTNERS' CAPITAL (DEFICIT), DECEMBER 31,
  1994.......................................      50         $(19,783)   $  87,085    $  67,302
  Partners' distributions....................      --             (606)     (60,000)     (60,606)
  Net loss for the year ended December 31,
     1995....................................      --             (775)     (76,692)     (77,467)
                                                   --         --------    ---------    ---------
PARTNERS' DEFICIT, DECEMBER 31, 1995.........      50          (21,164)     (49,607)     (70,771)
  Partners' distributions....................      --             (605)     (59,848)     (60,453)
  Net loss for the year ended December 31,
     1996....................................      --             (197)     (19,548)     (19,745)
                                                   --         --------    ---------    ---------
PARTNERS' DEFICIT, DECEMBER 31, 1996.........      50         $(21,966)   $(129,003)   $(150,969)
                                                   ==         ========    =========    =========

                       See notes to financial statements.

         4548

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                1996         1995
                                                              ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (19,745)   $(77,467)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................    100,045     107,117
     Amortization of deferred charges.......................     12,858      12,857
     Amortization of mortgage discount......................      4,380       4,121
     Loss on disposal of property...........................         --       4,322
     Change in operating assets and liabilities:
       Restricted cash......................................     (2,370)      1,525
       Accounts receivable..................................      1,597        (446)
       Escrow deposits for taxes and insurance..............     (1,410)      7,006
       Other assets.........................................     (1,500)         --
       Accounts payable.....................................    (60,697)     70,254
       Accrued property taxes...............................        405       4,384
       Tenant security deposits liability...................      2,236        (964)
       Accrued interest.....................................         89         (89)
       Unearned rental collections..........................    (23,368)      9,167
       Other liabilities....................................        (61)      4,761
                                                              ---------    --------
          Net cash provided by operating activities.........     12,459     146,548
                                                              ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property improvements and replacements....................    (27,619)    (66,292)
  Deposits to restricted escrows............................     (3,959)     (2,471)
  Receipts from restricted escrows..........................      3,210          --
                                                              ---------    --------
          Net cash used in investing activities.............    (28,368)    (68,763)
                                                              ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on mortgage notes payable..............    (29,683)    (27,456)
  Partners' distributions...................................    (60,453)    (60,606)
                                                              ---------    --------
          Net cash used in financing activities.............    (90,136)    (88,062)
                                                              ---------    --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................   (106,045)    (10,277)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    319,742     330,019
                                                              ---------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 213,697    $319,742
                                                              =========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid during the year for interest....................  $ 202,058    $204,375
                                                              =========    ========

                       See notes to financial statements.

         4549

                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Wingfield Investors Limited Partnership (A Kansas Limited Partnership) (the "Partnership") was formed to acquire, own and operate Wingfield Apartments, a 131-unit multifamily residential complex located in Olathe, Kansas. The general partner of the Partnership is United Investors Real Estate, Inc., a Delaware corporation.

  Basis of Accounting

     The accompanying financial statements of the Partnership are prepared on the accrual basis and, therefore, revenue is recorded as earned and costs and expenses are recorded as incurred.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash

     Cash and cash equivalents includes cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than three months.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are considered restricted cash. Deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Income Taxes

     For income tax purposes, the Partnership reports revenue and costs and expenses on the accrual method. No income tax provisions have been shown in the accompanying statements of operations since the partners are taxed individually.

  Apartment Properties

     Apartment properties are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of fifteen to forty years for buildings and improvements and five to twelve years for furniture and fixtures.

     During 1995, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of SFAS No. 121 had no effect on the Partnership's financial statements.

         4550
                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Charges

     Deferred charges consist of loan costs which are amortized over the terms of the related notes.

  Advertising

     The Partnership expenses the costs of advertising as incurred. Advertising expense, included in operating expenses, was $15,099 and $10,034 for the years ended December 31, 1996 and 1995, respectively.

  Reclassifications

     Certain reclassifications of prior year balances have been made to conform to the current year's presentation.

2.  MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows:

                                       MONTHLY                                         PRINCIPAL
                                       PAYMENT     STATED                PRINCIPAL     BALANCE AT
                                      INCLUDING   INTEREST   MATURITY   BALANCE DUE   DECEMBER 31,
DESCRIPTION                           INTEREST      RATE       DATE     AT MATURITY       1996
-----------                           ---------   --------   --------   -----------   ------------
First mortgage......................   $18,800      7.83%    10/15/03   $2,211,679     $2,485,867
Second mortgage.....................       519      7.83     10/15/03       79,560         79,560
                                       -------                                         ----------
                                       $19,319                                          2,565,427
                                       =======
Less unamortized discount...........                                                       39,002
                                                                                       ----------
Total...............................                                                   $2,526,425
                                                                                       ==========

     Scheduled maturities of principal are as follows:

YEAR ENDING
DECEMBER 31,                                                    AMOUNT
------------                                                  ----------
1997........................................................  $   32,092
1998........................................................      34,697
1999........................................................      37,513
2000........................................................      40,559
2001........................................................      43,850
Thereafter..................................................   2,376,716
                                                              ----------
Total.......................................................  $2,565,427
                                                              ==========

     Mortgages are collateralized by the related property and improvements of the Partnership.

3.  PARTNERS' EQUITY

  Allocations of Profits and Losses

     In accordance with the partnership agreement, all profit and losses are to be allocated 1% to the general partner and 99% to the limited partners.

         4551
                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Distributions

     The Partnership allocates distributions 1% to the general partner and 99% to the limited partners. Subsequent to December 31, 1996, the Partnership paid a distribution to the partners of $15,150 on February 15, 1997.

4.  RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1996 and 1995 the Partnership paid the following amounts to affiliates of the general partner:

                                                               1996       1995
                                                              -------    -------
Property management fees....................................  $36,670    $35,097
Reimbursement of expenses...................................   15,756     15,000

     In addition, affiliates of the general partner were paid $12,378 and $9,269 during 1996 and 1995, respectively, for construction oversight costs incurred in conjunction with the Partnership's capital improvement and major repair projects.

     The Partnership insures Wingfield Apartments under a master policy through an agency and insurer unaffiliated with the general partner. An affiliate of the general partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the current year's master policy. The current agent assumed the financial obligations to the affiliate of the general partner, who receives payments on these obligations from the agent. The amount of the Partnership's insurance premiums accruing to the benefit of the affiliate of the general partner by virtue of the agent's obligations is not significant.

5.  PARTNER TAX INFORMATION

     The following is a reconciliation between net loss as reported in the financial statements and Federal taxable loss allocated to the partners in the Partnership's information returns for the years ended December 31, 1996 and 1995:

                                                                1996        1995
                                                              --------    --------
Net loss as reported........................................  $(19,745)   $(77,467)
Add (deduct):
  Deferred revenue..........................................   (23,368)      9,165
  Depreciation differences..................................    (7,297)      4,413
  Accrued expenses..........................................       300       4,400
  Loss on disposals.........................................        --      (1,135)
                                                              --------    --------
Federal taxable loss........................................  $(50,110)   $(60,624)
                                                              ========    ========
Federal taxable loss per limited partnership unit...........  $   (992)   $ (1,200)
                                                              ========    ========

         4552
                    WINGFIELD INVESTORS LIMITED PARTNERSHIP
                         (A KANSAS LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation between the Partnership's reported amounts and Federal tax basis of net assets at December 31, 1996 and 1995:

                                                                1996         1995
                                                              ---------    --------
Net deficit as reported.....................................  $(150,969)   $(70,771)
Differences in basis of assets and liabilities:
  Deferred revenue..........................................      1,033      24,401
  Accumulated depreciation..................................     (2,799)      4,498
  Accrued expenses..........................................      7,300       7,000
  Syndication costs.........................................    102,577     102,577
                                                              ---------    --------
Net assets -- tax basis.....................................  $ (42,858)   $ 67,705
                                                              =========    ========

         4553

                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4554

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4555

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4556

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED            , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                      WINROCK-HOUSTON LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-27 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         4557

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Winrock-
    Houston Limited Partnership................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-58
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         4558

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4559

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Winrock-Houston Limited Partnership. For each unit that you tender, you may
     choose to receive                of our Tax-Deferral      % Partnership
     Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred to as "Common
     OP Units"), or $          in cash (subject, in each case to adjustment for
     any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,054 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4560

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4561

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0.00 per unit for the six months ended June 30, 1998. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         4562

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         4563

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4564

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         4565

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4566

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4567

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4568

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4569

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4570

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 35.40% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         4571

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Preferred OP Units has prior
       distribution rights and the Tax-Deferral   % Preferred OP Units rank
       equal to six other outstanding classes of Preferred OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4572

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4573

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN OF THIS

         4574

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         4575

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................  $
Alternatives:
  Prices on Secondary Market................................  Not Available
  Estimated Liquidation Proceeds............................  $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         4576

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, unlike the general partner of the AIMCO Operating Partnership, the partner of your partnership is entitled to compensation for its services as general partner.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $50,000 beginning in 1988 (which was paid pro rata for October through December only), increasing annually at a rate of 6% beginning in 1989 for its services as general partner and may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $449,997 in 1996 and $215,747 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Winrock-Houston Limited Partnership is a Delaware limited partnership which was formed on July 13, 1988 for the purpose of owning and operating a small number of apartment properties located in Houston, Texas, known as "Briarwest Apartments," "Briarwood Apartments," "Westgate Apartments" and "Barcelona Apartments". In 1987, it completed a private placement of units that raised net proceeds of approximately $25,000,000. Barcelona Apartments consists of 126 apart-

         4577

ment units, Briarwest Apartments consists of 380 apartment units, Briarwood Apartments consists of 351 apartment units and Westgate Apartments consists of 313 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2037, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage notes outstanding on Barcelona Apartments of $2,404,552, Briarwest Apartments of $7,233,295 and Briarwood Apartments of $5,077,447 payable to IDS Life Insurance Co., which bear interest at a rate of 7.88%. Such mortgage notes are due February 2006. There is also a mortgage note on Westgate Apartments, the balance of which is $6,078,087, as of June 30, 1998. The note is payable to Reilly Mortgage Co., bears interest at 7.50% and is due February 2006. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4578

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4579

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4580

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................    $206,931      $ 402,202
  Property operating expenses...............................     (78,825)      (169,166)
  Owned property management expenses........................      (4,880)       (10,412)
  Depreciation..............................................     (45,728)       (87,246)
                                                                --------      ---------
                                                                  77,498        135,378
                                                                --------      ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................      19,525         41,676
  Management and other expenses.............................      (9,660)       (23,683)
  Corporate overhead allocation.............................        (196)          (588)
  Depreciation and amortization.............................      (6,634)       (20,663)
                                                                --------      ---------
                                                                   3,035         (3,258)
  Minority interests in service company business............          (1)           (10)
                                                                --------      ---------
  Partnership's shares of income from service company
     business...............................................       3,034         (3,268)
                                                                --------      ---------
  General and administrative expenses.......................      (4,678)       (21,228)
  Interest income...........................................      15,781         21,543
  Interest expense..........................................     (61,812)      (115,824)
  Minority interest.........................................      (6,103)       (10,044)
  Equity in losses of unconsolidated partnerships...........     (11,743)       (47,036)
  Equity in earnings of unconsolidated subsidiaries.........       1,996          2,344
  Amortization of Goodwill..................................      (3,394)            --
                                                                --------      ---------
          Net income........................................    $ 10,579      $ (38,135)
                                                                ========      =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................    $  (0.11)     $   (1.19)
Diluted earnings (loss) per Common OP Unit..................    $  (0.11)     $   (1.19)
Distributions paid per Common OP Unit.......................    $  1.125      $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................    $ 84,894      $ 130,011
Cash used by investing activities(b)........................      (8,942)       (17,884)
Cash used by financing activities(c)........................     (93,515)      (160,354)
OTHER DATA:
Funds from operations(d)....................................    $121,674      $ 170,742
Weighted average number of Common OP Units outstanding......      66,029         65,487

         4581

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4582

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                  FOR THE SIX
                                                                 MONTHS ENDED    FOR THE YEAR ENDED
        ACCOUNT                                                  JUNE 30, 1998   DECEMBER 31, 1997
        -------                                                  -------------   ------------------
                                                                           (IN THOUSANDS)
        Net income (loss).....................................     $ 10,579           $(38,135)
        HUD release fee and legal reserve.....................           --             10,202
        Real estate depreciation, net of minority interests...       43,391             81,936
        Amortization of management contracts..................        5,773             11,546
        Amortization of management company goodwill...........        3,877              7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation............................           --              1,715
          Amortization of management company goodwill.........          959              1,918
          Amortization of management contracts................       15,345             29,951
          Deferred taxes......................................        1,572               (397)
        Equity in earnings of other partnerships:
          Real estate depreciation............................       60,297            104,471
        Interest on convertible debentures....................       (5,012)           (10,003)
        Preferred unit distributions..........................      (15,107)           (30,214)
                                                                   --------           --------
        Funds from operations.................................     $121,674           $170,742
                                                                   ========           ========

         4583

      SUMMARY FINANCIAL INFORMATION OF WINROCK-HOUSTON LIMITED PARTNERSHIP

     The summary financial information of Winrock-Houston Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Winrock-Houston Limited Partnership for the years ended December 31, 1997, 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........    4,404,469           Not     8,314,000     7,638,000     7,416,230     7,019,722     6,596,187
  Net Income/(Loss)............      363,022     Available       244,000       (50,000)      935,508     1,141,954     1,038,110
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...   25,306,920             0    25,486,000    25,781,000    25,646,086    25,740,237    25,521,149
        Total Assets...........   29,283,118             0    28,809,000    28,482,000    28,127,790    27,163,498    27,111,166
  Mortgage Notes Payable,
    including Accrued
    Interest...................   20,813,052             0    20,956,000    21,262,000     2,554,817     2,820,038     1,507,634
  Partners'
    Capital/(Deficit)..........    5,604,022             0     5,241,000     5,237,000    19,536,929    19,232,734    19,795,325

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                  AIMCO OPERATING
                                                                    PARTNERSHIP              YOUR PARTNERSHIP
                                                             -------------------------   -------------------------
                                                             SIX MONTHS                  SIX MONTHS
                                                               ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                              JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                1998          1997          1998          1997
                                                             ----------   ------------   ----------   ------------
Cash distributions per unit outstanding....................    $1.125        $1.85         $0.00        $950.40

         4584

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4585

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         4586

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Based on anticipated annualized distributions of
$     with respect to the Preferred OP Units, current annualized distributions with respect to the Common OP Units of $2.25, and the 1998 distributions of $0.00 with respect to your units, distributions with respect to the Preferred OP
Units and Common OP Units that we are offering are expected to be        ,
immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         4587

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 35.40% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         4588

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

         4589

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis).Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4590

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4591

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4592

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         4593

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         4594

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         4595

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         4596

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from                , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from                , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks

         4597

     or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         4598

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         4599

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         4600

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         4601

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         4602

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4603

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4604

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4605

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

          PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.
                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.
                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4606
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4607
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4608

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4609

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4610

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4611

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4612

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4613

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions of $2.25 with respect to the Common OP Units and the 1998 distributions of $0.00 with respect to your units, distributions with respect to the Preferred OP Units
     and Common OP Units being offered are expected to be      , immediately
     following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         4614

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

         4615

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

         4616

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not

         4617

     limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the

         4618

     value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4619

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Briarwest Apartments, Briarwood Apartments,         Partnership owns interests (either directly or through
Westgate Apartments and Barcelona Apartments.                subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2037.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire an interest      The purpose of the AIMCO Operating Partnership is to
as a general partner in Winrock-Houston Limited              conduct any business that may be lawfully conducted by
Partnership and to hold, own, maintain, sell, transfer,      a limited partnership organized pursuant to the
convey, exchange, otherwise dispose or deal in this          Delaware Revised Uniform Limited Partnership Act (as
partnership interest. Subject to restrictions contained      amended from time to time, or any successor to such
in your partnership's agreement of limited partnership,      statute) (the "Delaware Limited Partnership Act"),
your partnership may perform all acts necessary,             provided that such business is to be conducted in a
advisable or convenient to the business of your              manner that permits AIMCO to be qualified as a REIT,
partnership including borrowing money and creating           unless AIMCO ceases to qualify as a REIT. The AIMCO
liens.                                                       Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4620
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 250 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
In addition, the general partner may sell additional         Unitholder. See "Description of OP Units -- Management
limited partnership interests on such terms and              by the AIMCO GP" in the accompanying Prospectus.
conditions and the additional limited partners will          Subject to Delaware law, any additional partnership
have such rights and obligations as the general partner      interests may be issued in one or more classes, or one
determines; provided that general partner must first         or more series of any of such classes, with such
offer such interests to the original limited partners.       designations, preferences and relative, partici-
With the consent of the limited partners holding a           pating, optional or other special rights, powers and
majority of the units, the general partner may also          duties as shall be determined by the general partner,
sell other equity interests in your partnership, other       in its sole and absolute discretion without the
than units, which have such rights as the general            approval of any OP Unitholder, and set forth in a
partner may determine.                                       written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership          The AIMCO Operating Partnership may lend or contribute
sets forth various contracts that your partnership has       funds or other assets to its subsidiaries or other
entered into with the general partner and its                persons in which it has an equity investment, and such
affiliates. The general partner and its affiliates may       persons may borrow funds from the AIMCO Operating
lend money to your partnership. Such loans will be           Partnership, on terms and conditions established in the
evidenced by promissory notes which bear interests at a      sole and absolute discretion of the general partner. To
commercially reasonably rate not in excess of the less       the extent consistent with the business purpose of the
of the maximum rate permitted by law and 3% above the        AIMCO Operating Partnership and the permitted
"base rate" of The First National Bank of Boston and be      activities of the general partner, the AIMCO Operating
subordinate to the obligation of your partnership to         Partnership may transfer assets to joint ventures,
pay unrelated creditors of your partnership, but have        limited liability companies, partnerships,
priority over distributions to partners.                     corporations, business trusts or other business
                                                             entities in which it is or thereby becomes a
                                                             participant upon such terms and subject to such
                                                             conditions consistent with the AIMCO Operating Part-
                                                             nership Agreement and applicable law as the general
                                                             partner, in its sole and absolute discretion, believes
                                                             to be advisable. Except as expressly permitted by the
                                                             AIMCO Operating Partnership Agreement, neither the
                                                             general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money or establish a lien of credit on the         restrictions on borrowings, and the general partner has
general credit of your partnership or secure any such        full power and authority to borrow money on behalf of
debt by mortgage, pledge or other lien on any of the         the AIMCO Operating Partnership. The AIMCO Operating
assets of your partnership, and to issue evidences of        Partnership has credit agreements that restrict, among
indebtedness in furtherance of any or all of the             other things, its ability to incur indebtedness. See
purposes of your partnership and to enter into any           "Risk Factors -- Risks of Significant Indebtedness" in
agreement necessary or advisable in connection with          the accompanying Prospectus.
such borrowing.

         4621
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner or its duly authorized            with a statement of the purpose of such demand and at
representative to inspect the register containing the        such OP Unitholder's own expense, to obtain a current
names and interests owned by the partners at any             list of the name and last known business, residence or
reasonable time during normal business hours at the          mailing address of the general partner and each other
office of your partnership.                                  OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control the business of        the AIMCO Operating Partnership are vested in AIMCO-GP,
your partnership, to bind your partnership by its sole       Inc., which is the general partner. No OP Unitholder
signature and to take any action it deems necessary or       has any right to participate in or exercise control or
advisable in connection with the business of your            management power over the business and affairs of the
partnership. No limited partner has any authority or         AIMCO Operating Partnership. The OP Unitholders have
right to act for or bind your partnership or                 the right to vote on certain matters described under
participate in or have any control over your                 "Comparison of Ownership of Your Units and AIMCO OP
partnership business, except as required by law.             Units -- Voting Rights" below. The general partner may
                                                             not be removed by the OP Unitholders with or without
                                                             cause.
                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates who perform services on behalf of         partner is not liable to the AIMCO Operating
your partnership will not incur any liability,               Partnership for losses sustained, liabilities incurred
responsibility or accountability for damages or              or benefits not derived as a result of errors in
otherwise to your partnership or any limited partner         judgment or mistakes of fact or law of any act or
arising out of any acts performed or any omission by         omission if the general partner acted in good faith.
any of them if they believed in good faith that such         The AIMCO Operating Partnership Agreement provides for
act or omission was in the best interests of your            indemnification of AIMCO, or any director or officer of
partnership and such course of conduct did not               AIMCO (in its capacity as the previous general partner
constitute negligence or misconduct on the part of the       of the AIMCO Operating Partnership), the general
such person. In addition, your partnership will              partner, any officer or director of general partner or
indemnify and save harmless the general partner and its      the AIMCO Operating Partnership and such other persons
affiliates who perform services on behalf of your            as the general partner may designate from and against
partnership against any loss, damage, liability, cost        all losses, claims, damages, liabilities, joint or
or expenses (including reasonable attorneys' fees)           several, expenses (including legal fees), fines,
incurred by them in connection with your partnership         settlements and other amounts incurred in connection
provided that they have determined in good faith that        with any actions relating to the operations of the
the course of conduct which caused the loss, damage,         AIMCO Operating Partnership, as set forth in the AIMCO
liability, cost or expense was in the best interests of      Operating Partnership Agreement. The Delaware Limited
your partnership and was not the result of negligence        Partnership Act provides that subject to the standards
or misconduct on the part of such persons. Such              and restrictions, if any, set forth in its partnership
indemnity will be paid from, an only to the extent of,       agreement, a limited partnership may, and shall have
partnership assets. However, the general partner, its        the power to, indemnify and hold harmless any partner
affiliates and any placing broker will be liable and         or other
not

         4622
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

be indemnified from any loss, damage or cost resulting       person from and against any and all claims and demands
form the violation of any Federal or state securities        whatsoever. It is the position of the Securities and
law in connection with the sale of units unless (i)          Exchange Commission that indemnification of directors
there has been a successful adjudication on the merits       and officers for liabilities arising under the
of each count involving such securities law violation        Securities Act is against public policy and is
and the court approves the indemnification of                unenforceable pursuant to Section 14 of the Securities
litigation costs, (ii) such claims have been dismissed       Act of 1933.
with prejudice on the merits by a court of competent
jurisdiction and the court approves the indemnification
of litigation costs or (iii) a court of competent
jurisdiction approves a settlement of such claim and
the court approves the indemnification of litigation
costs. In such claim for indemnification for Federal or
state securities law violation, the party seeking
indemnification must place before the court the
position of the SEC and any other applicable regulatory
agency with respect of the issue of indemnification for
securities law violations.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner upon the vote of the limited partners holding        affairs of the AIMCO Operating Partnership. The general
more than 50% of the then outstanding units. A general       partner may not be removed as general partner of the
partner may withdraw voluntarily from your partnership       AIMCO Operating Partnership by the OP Unitholders with
only if another general partner remains or is elected.       or without cause. Under the AIMCO Operating Partnership
The general partner may admit any person as an               Agreement, the general partner may, in its sole
additional or substitute general partner pursuant to         discretion, prevent a transferee of an OP Unit from
the consent granted by the limited partners in your          becoming a substituted limited partner pursuant to the
partnership's agreement of limited partnership. A            AIMCO Operating Partnership Agreement. The general
limited partner may not transfer his interests without       partner may exercise this right of approval to deter,
the consent of the general partner.                          delay or hamper attempts by persons to acquire a
                                                             controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended upon approval by the limited partners owning      in the AIMCO Operating Partnership Agreement, whereby
more than 50% of the units and the general partner. No       the general partner may, without the consent of the OP
amendment may be adopted which affect the obligation of      Unitholders, amend the AIMCO Operating Partnership
the limited partners to make their required capital          Agreement, amendments to the AIMCO Operating
contribution or affect the timing or amount of the fees      Partnership Agreement require the consent of the
paid by your partnership under your partnership's            holders of a majority of the outstanding Common OP
agreement of limited partnership. Any amendment which        Units, excluding AIMCO and certain other limited
adversely affects the rights of a specific partner must      exclusions (a "Majority in Interest"). Amendments to
be approved by such affected partner. Amendments which       the AIMCO Operating Partnership Agreement may be
increase the amount of or accelerates the date of            proposed by the general partner or by holders of a
payment for capital contributions required to be paid        Majority in Interest. Following such proposal, the
by limited partners, extends the termination date of         general partner will submit any proposed amendment to
your partnership, adversely affects the rights of            the OP Unitholders. The general partner will seek the
limited partners or amends the amendment provisions          written consent of the OP Unitholders on the proposed
required the consent of all limited partners. The            amendment or will call a meeting to vote thereon. See
general partner may amend your partnership's agreement       "Description of OP Units -- Amendment of the AIMCO
of limited partnership without the consent of the            Operating Partnership Agreement" in the accompanying
limited partners to comply with the applicable laws and      Prospectus.
correct any ambiguities.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $50,000 beginning in 1988 (which was paid pro       capacity as general partner of the AIMCO Operating
rata for October through December only), increasing          Partnership. In addition, the AIMCO Operating Part-
annually at

         4623
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

a rate of 6% beginning in 1989 and may receive other         nership is responsible for all expenses incurred
fees for additional services. Moreover, the general          relating to the AIMCO Operating Partnership's ownership
partner or certain affiliates may be entitled to             of its assets and the operation of the AIMCO Operating
compensation for additional services rendered.               Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, no limited partner is liable for the            negligence, no OP Unitholder has personal liability for
debts, liabilities, contacts or obligations of your          the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of its capital contribution when due under          the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
After its capital contribution has been fully paid, no       ment in the AIMCO Operating Partnership. However, the
limited partner, except as otherwise required by             limitations on the liability of limited partners for
applicable law, is required to make any further capital      the obligations of a limited partnership have not been
contributions or to make loans to your partnership.          clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time but is not             a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership as necessary to conduct the business        its limited partners the highest duties of good faith,
of your partnership and must at all times act in a           fairness and loyalty and which generally prohibit such
fiduciary manner toward your partnership and the             general partner from taking any action or engaging in
limited partners. The general partner at all times has       any transaction as to which it has a conflict of
a fiduciary responsibility for the safekeeping and use       interest. The AIMCO Operating Partnership Agreement
of all partnership funds and assets. The general             expressly authorizes the general partner to enter into,
partner and its affiliates may engage in or possess an       on behalf of the AIMCO Operating Partnership, a right
interest in other business ventures of every nature and      of first opportunity arrangement and other conflict
description, including without limitation, real estate       avoidance agreements with various affiliates of the
business ventures, whether or not such other                 AIMCO Operating Partnership and the general partner, on
enterprises are in competition with any activities of        such terms as the general partner, in its sole and
your partnership.                                            absolute discretion, believes are advisable. The AIMCO
                                                             Operating Partnership Agreement expressly limits the
                                                             liability of the general partner by providing that the
                                                             general partner, and its officers and directors will
                                                             not be liable or accountable in damages to the AIMCO
                                                             Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

         4624
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and loss from the AIMCO Operating
                                                             Partnership can only be offset against other income and
                                                             loss from the AIMCO Operating Partnership). Income of
                                                             the AIMCO Operating Partnership, however, attributable
                                                             to dividends from the Management Subsidiaries (as
                                                             defined below) or interest paid by the Management
                                                             Subsidiaries does not qualify as passive activity
                                                             income and cannot be offset against losses from
                                                             "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

          YOUR UNITS           PREFERRED OP UNITS       COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, the general      applicable law or in the AIMCO           ship Agreement, the OP Unitholders
partner, with the consent of the         Operating Partnership Agreement,         have voting rights only with
limited partners may continue the        the holders of the Preferred OP          respect to certain limited matters
business of your part-                   Units will have the same                 such as certain amend-

         4625
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

nership after the sale of all or         voting rights as holders of the          ments and termination of the AIMCO
substantially or the assets solely       Common OP Units. See "Description        Operating Partnership Agreement and
for the purpose of receiving and         of OP Units" in the accompanying         certain transactions such as the
collecting notes received in             Prospectus. So long as any               institution of bankruptcy
consideration of your partnership's      Preferred OP Units are outstand-         proceedings, an assignment for the
assets, dissolve your partnership        ing, in addition to any other vote       benefit of creditors and certain
and admit an addition or substitute      or consent of partners required by       transfers by the general partner of
general partner. The consent of a        law or by the AIMCO Operating            its interest in the AIMCO Operating
limited partner will be deemed to        Partnership Agreement, the               Partnership or the admission of a
be granted if it does not refuse to      affirmative vote or consent of           successor general partner.
consent in writing within thirty         holders of at least 50% of the
days after it received notice            outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
requesting its consent. The holders      be necessary for effecting any           ship Agreement, the general partner
of a majority of the outstanding         amendment of any of the provisions       has the power to effect the
units may also remove the general        of the Partnership Unit Desig-           acquisition, sale, transfer,
partner, amend your partnership's        nation of the Preferred OP Units         exchange or other disposition of
agreement of limited partnership,        that materially and adversely            any assets of the AIMCO Operating
subject to certain exceptions,           affects the rights or preferences        Partnership (including, but not
approve or disapprove the sale of        of the holders of the Preferred OP       limited to, the exercise or grant
all or substantially all of the          Units. The creation or issuance of       of any conversion, option,
assets of your partnership and           any class or series of partnership       privilege or subscription right or
terminate your partnership before        units, including, without                any other right available in
the expiration of its term.              limitation, any partnership units        connection with any assets at any
                                         that may have rights senior or           time held by the AIMCO Operating
A general partner may cause the          superior to the Preferred OP Units,      Partnership) or the merger,
dissolution of the your partnership      shall not be deemed to materially        consolidation, reorganization or
by retiring. In such event, a            adversely affect the rights or           other combination of the AIMCO
remaining general partner may            preferences of the holders of            Operating Partnership with or into
continue your partnership, in its        Preferred OP Units. With respect to      another entity, all without the
sole discretion. If there is no          the exercise of the above de-            consent of the OP Unitholders.
remaining general partner or the         scribed voting rights, each
remaining general partner elects         Preferred OP Units shall have one        The general partner may cause the
not to continue your partnership,        (1) vote per Preferred OP Unit.          dissolution of the AIMCO Operating
the limited partners may, within 90                                               Partnership by an "event of
days after the retirement of the                                                  withdrawal," as defined in the
general partner, elect to continue                                                Delaware Limited Partnership Act
your partnership's business by                                                    (including, without limitation,
selecting a substitute general                                                    bankruptcy), unless, within 90 days
partner by unanimous written                                                      after the withdrawal, holders of a
consent.                                                                          "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow are to        $      per Preferred OP Unit;            tribute quarterly all, or such
be made at reasonable intervals          provided, however, that at any time      portion as the general partner may
during the fiscal year as de-            and from time to time on or after        in its sole and absolute discretion
termined by the general partner,         the fifth anniversary of the issue       determine, of Available Cash (as
and in any event shall be made           date of the Preferred OP Units, the      defined in the AIMCO Operating
within 60 days after the close of        AIMCO Operating Partnership may          Partnership Agreement) generated by
each fiscal year. The distributions      adjust the annual distribution rate      the AIMCO Operating Partnership
payable to the partners are not          on the Preferred OP Units to             during such quarter to the general
fixed in amount and depend upon the                                               partner,

         4626
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

operating results and net sales or       the lower of (i)     % plus the          the special limited partner and the
refinancing proceeds available from      annual interest rate then                holders of Common OP Units on the
the disposition of your                  applicable to U.S. Treasury notes        record date established by the
partnership's assets. Your               with a maturity of five years, and       general partner with respect to
partnership has made distributions       (ii) the annual dividend rate on         such quarter, in accordance with
in the past and is projected to          the most recently issued AIMCO           their respective interests in the
made distributions in 1998.              non-convertible preferred stock          AIMCO Operating Partnership on such
                                         which ranks on a parity with its         record date. Holders of any other
                                         Class H Cumulative Preferred Stock.      Preferred OP Units issued in the
                                         Such distributions will be               future may have priority over the
                                         cumulative from the date of origi-       general partner, the special
                                         nal issue. Holders of Preferred OP       limited partner and holders of
                                         Units will not be entitled to            Common OP Units with respect to
                                         receive any distributions in excess      distributions of Available Cash,
                                         of cumulative distributions on the       distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor, except in limited                 Preferred OP Units are not listed        nership Agreement restricts the
circumstances, or an incompetent         on any securities exchange. The          transferability of the OP Units.
and such person will become a            Preferred OP Units are subject to        Until the expiration of one year
substitute limited partner if: (1)       restrictions on transfer as set          from the date on which an OP
such transfer is of at least  1/2        forth in the AIMCO Operating             Unitholder acquired OP Units,
unit, except in limited circum-          Partnership Agreement.                   subject to certain exceptions, such
stances, (2) a transfer application                                               OP Unitholder may not transfer all
has been completed by the assignor       Pursuant to the AIMCO Operating          or any portion of its OP Units to
and assignee, (3) the approval of        Partnership Agreement, until the         any transferee without the consent
the general partner which may be         expiration of one year from the          of the general partner, which
withheld in the sole and absolute        date on which a holder of Preferred      consent may be withheld in its sole
discretion of the general partner        OP Units acquired Preferred OP           and absolute discretion. After the
has been granted, (4) the transfer,      Units, subject to certain                expiration of one year, such OP
when added to all other assignments      exceptions, such holder of               Unitholder has the right to
within the preceding twelve months       Preferred OP Units may not transfer      transfer all or any portion of its
ending on the date of the proposed       all or any portion of its Pre-           OP Units to any
assign-                                  ferred OP Units to any transferee
                                         without

         4627
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ment would not result in the             the consent of the general partner,      person, subject to the satisfaction
termination of your partnership          which consent may be withheld in         of certain conditions specified in
under the tax code, (5) if required      its sole and absolute discretion.        the AIMCO Operating Partnership
by the general partner, the              After the expiration of one year,        Agreement, including the general
assignor or the assignee pays all        such holders of Preferred OP Units       partner's right of first refusal.
costs and fees associated with the       has the right to transfer all or         See "Description of OP Units --
transaction, (6) the transfer            any portion of its Preferred OP          Transfers and Withdrawals" in the
complies all applicable law,             Units to any person, subject to the      accompanying Prospectus.
including Federal and state              satisfaction of certain conditions
securities laws, (7) the transfer        specified in the AIMCO Operating         After the first anniversary of
of the interest is not smaller than      Partnership Agreement, including         becoming a holder of Common OP
$20,000 or would cause your              the general partner's right of           Units, an OP Unitholder has the
partnership to possess the               first refusal.                           right, subject to the terms and
characteristic of "free                                                           conditions of the AIMCO Operating
transferability of interests" under      After a one-year holding period, a       Partnership Agreement, to require
the Treasury Regulations and (8)         holder may redeem Preferred OP           the AIMCO Operating Partnership to
the assignor and assignee have           Units and receive in exchange            redeem all or a portion of the
complied with such other conditions      therefor, at the AIMCO Operating         Common OP Units held by such party
as set forth in your partnership's       Partnership's option, (i) subject        in exchange for a cash amount based
agreement of limited partnership.        to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
There are no redemption rights           Liquidation Preference of the            OP Units -- Redemption Rights" in
associated with your units.              Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4628

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $50,000 beginning in 1988 (which was paid pro rata for October through December only), increasing annually at a rate of 6% beginning in 1989 in its capacity as general partner of your partnership and may receive reimbursement for expenses generated in such capacity. The property manager received management fees of $449,997 in 1996 and $215,747 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4629

                                YOUR PARTNERSHIP

GENERAL

     Winrock-Houston Limited Partnership is a Delaware limited partnership which raised net proceeds of approximately $25,000,000 in 1987 through a private offering. The promoter for the private offering of your partnership was Winthrop Securities Co., Inc. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 159 limited partners of your partnership and a total of 250 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on July 13, 1988 for the purpose of owning and operating a small number of apartment properties located in Houston, Texas, known as "Briarwest Apartments," "Briarwood Apartments," "Westgate Apartments" and "Barcelona Apartments". In Barcelona Apartments, there are 126 apartment units. The total rentable square footage is 115,591 square feet and the average annual rent per apartment unit is $6,639. There are 380 apartment units in Briarwest Apartments. The total rentable square footage is 344,405 square feet and the average annual rent per apartment unit is $6,446. Briarwood Apartments has 351 apartment units. The total rentable square footage is 280,705 square feet. The average annual rent per apartment unit is $6,595. In Westgate Apartments, there are 313 apartment units. The total rentable square footage is 279,101 square feet and the average annual rent per apartment unit is $7,324.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996 and the first six months of 1998 were $449,997 and $215,747, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2037 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

         4630

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage notes outstanding on Barcelona Apartments of $2,404,552, Briarwest Apartments of $7,233,295 and Briarwood Apartments of $5,077,447 payable to IDS Life Insurance Co., which bear interest at a rate of 7.88%. Such mortgage notes are due February 2006. There is also a mortgage note on Westgate Apartments, the balance of which is $6,078,087, as of June 30, 1998. The note is payable to Reilly Mortgage Co., bears interest at 7.50% and is due February 2006. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The audited financial statements have been audited by Imowitz Koenig & Co. LLP. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4631

     Below is selected financial information for Winrock-Houston Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                             WINROCK-HOUSTON LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $ 1,000,132           Not   $   624,000   $   314,000   $   564,552   $   533,555   $   658,363
Land & Building..............   33,421,123     Available    33,029,000    32,140,000    30,945,863    30,036,882    28,886,710
Accumulated Depreciation.....   (8,114,203)            0    (7,543,000)   (6,359,000)   (5,299,777)   (4,296,645)   (3,365,561)
Other Assets.................    2,976,066             0     2,699,000     2,387,000     1,917,152       889,706       931,654
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $29,283,118   $         0   $28,809,000   $28,482,000   $28,127,790   $27,163,498   $27,111,166
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................   20,813,052                  20,956,000    21,262,000     2,554,817     2,820,038     1,507,634
Other Liabilities............    1,692,582                   1,545,000       927,000     1,399,361       603,856     1,370,878
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...  $22,505,634   $         0   $22,501,000   $22,189,000   $ 3,954,178   $ 3,423,894   $ 2,878,512
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Minority Interest............    1,173,462                   1,067,000     1,056,000     4,636,683     4,506,870     4,437,329
Partners Capital (Deficit)...  $ 5,604,022   $             $ 5,241,000   $ 5,237,000   $19,536,929   $19,232,734   $19,795,325
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                WINROCK-HOUSTON LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $4,195,839    $             $7,939,000   $7,326,000   $7,096,732   $6,987,599   $6,578,189
Other Income.......................     208,630                     375,000      312,000      319,498       32,123       17,998
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............  $4,404,469    $        0    $8,314,000   $7,638,000   $7,416,230   $7,019,722   $6,596,187
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................   1,871,786                   3,967,000    3,636,000    3,469,641    3,347,965    3,482,324
General & Administrative...........     217,194                     371,000      439,000      769,923      367,896      241,560
Depreciation.......................     611,850                   1,184,000    1,080,000    1,044,112      933,675      743,821
Interest Expense...................     867,215                   1,729,000    1,722,000      249,645      209,503      105,913
Property Taxes.....................     367,436                     704,000      661,000      641,957      682,996      674,386
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............  $3,935,481    $        0    $7,955,000   $7,538,000   $6,175,278   $5,542,035   $5,248,004
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................  $  468,988    $        0    $  359,000   $  100,000   $1,240,952   $1,477,687   $1,348,183
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========
Minority Interest..................     105,966                     115,000      150,000      305,444      335,733      310,073
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................  $  363,022    $        0    $  244,000   $  (50,000)  $  935,508   $1,141,954   $1,038,110
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         4632

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being a recent acquisition, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998
Due to this partnership being a recent acquisition, no data was available for the six months ended June 30, 1997.

     Net Income

     Your Partnership recognized net income of $1,871,786 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $4,404,469 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,871,786 for the six months ended June 30, 1998. Management expenses totaled $215,747 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $217,194 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $867,215 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $244,000 for the year ended December 31, 1997, compared to a net loss of $50,000 for the year ended December 31, 1996. The increase in net income of $294,000 was primarily the result of an increase in revenues, offset by an increase in operating expenses.

     Revenues

     Rental and other property revenues from the partnership's property totaled $8,314,000 for the year ended December 31, 1997, compared to $7,638,000 for the year ended December 31, 1996, an increase of $676,000, or 8.85% due mainly to an increase in rental rates at the partnership's four properties

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $3,967,000 for the year ended December 31, 1997, compared to $3,636,000 for the year ended December 31, 1996, an increase of $331,000 or 9.10%. Management expenses totaled $407,000 for the year ended December 31, 1997, compared to $377,000 for the year ended December 31, 1996, an increase of $30,000, or

         4633

     7%. The increase is due to the increase in rental revenue, as management fees are calculated based on a percentage of revenue. The increase in operating expenses is due to increased utility costs at Briarwest and increased payroll related costs at all of the partnership's properties.

     General and Administrative Expenses

     General and administrative expenses totaled $371,000 for the year ended December 31, 1997 compared to $439,000 for the year ended December 31, 1996, a decrease of $68,000 or 15.49%. This decrease is primarily attributable to higher than normal legal fees during 1996.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,729,000 for the year ended December 31, 1997, compared to $1,722,000 for the year ended December 31, 1996, an increase of $7,000, or .41%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $50,000 for the year ended December 31, 1996, compared to net income of $935,508 for the year ended December 31, 1995. The decrease in net income of $985,261, or 105.32% was primarily the result of an increase in interest expense. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $7,638,000 for the year ended December 31, 1996, compared to $7,416,230 for the year ended December 31, 1995, an increase of $221,731, or 2.99%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $3,636,000 for the year ended December 31, 1996, compared to $3,469,641 for the year ended December 31, 1995, an increase of $166,359 or 4.79%. Management expenses totaled $377,058 for the year ended December 31, 1996, compared to $364,696 for the year ended December 31, 1995, an increase of $12,362, or 3.39%.

     General and Administrative Expenses

     General and administrative expenses totaled $439,000 for the year ended December 31, 1996 compared to $769,923 for the year ended December 31, 1995, a decrease of $330,923 or 42.98%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,722,000 for the year ended December 31, 1996, compared to $249,645 for the year ended December 31, 1995, an increase of $1,472,355, or 589.78%. The increase is attributable to the partnership securing approximately $19 million of new debt during 1996.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $1,000,132 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on

         4634

     outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates who perform services on behalf of your partnership will not incur any liability, responsibility or accountability for damages or otherwise to your partnership or any limited partner arising out of any acts performed or any omission by any of them if they believed in good faith that such act or omission was in the best interests of your partnership and such course of conduct did not constitute negligence or misconduct on the part of the such person. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will indemnify and save harmless the general partner and its affiliates who perform services on behalf of your partnership against any loss, damage, liability, cost or expenses (including reasonable attorneys' fees) incurred by them in connection with your partnership provided that they have determined in good faith that the course of conduct which caused the loss, damage, liability, cost or expense was in the best interests of your partnership and was not the result of negligence or misconduct on the part of such persons. Such indemnity will be paid from, an only to the extent of, partnership assets. However, the general partner, its affiliates and any placing broker will be liable and not be indemnified from any loss, damage or cost resulting form the violation of any Federal or state securities law in connection with the sale of units unless (i) there has been a successful adjudication on the merits of each count involving such securities law violation and the court approves the indemnification of litigation costs, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction and the court approves the indemnification of litigation costs or (iii) a court of competent jurisdiction approves a settlement of such claim and the court approves the indemnification of litigation costs. In such claim for indemnification for Federal or state securities law violation, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect of the issue of indemnification for securities law violations. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. The original cost per unit was $500,000.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................   $ 6,750.00
1995........................................................     2,500.00
1996........................................................    56,990.00
1997........................................................       950.40
1998 (through June 30)......................................         0.00

         4635

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $ 70,926
1995........................................................      75,182
1996........................................................     258,000
1997........................................................     244,000
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                             COMPENSATION
----                                             ------------
1995...........................................  $    439,878
1996...........................................       449,997
1997...........................................   Unavailable
1998 (through June 30).........................       215,747

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         4636

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Winrock-Houston Limited Partnership at December 31, 1997, December 31, 1996, December 31, 1995, December 31, 1994 and December 31, 1993 and for the years then ended, appearing in this Prospectus Supplement have been audited by Imowitz Koenig & Co. LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         4637

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors Report.................................   F-8
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   F-9
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996................................  F-10
Consolidated Statements of Changes in Partners' Equity for
  the years ended December 31, 1997 and 1996................  F-11
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996................................  F-12
Notes to Consolidated Financial Statements..................  F-13
Independent Auditors Report.................................  F-19
Consolidated Balance Sheets as of December 31, 1996 and
  1995......................................................  F-20
Consolidated Statements of Operations for the years ended
  December 31, 1996 and 1995................................  F-21
Consolidated Statements of Changes in Partners' Equity for
  the years ended December 31, 1996 and 1995................  F-22
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996 and 1995................................  F-23
Notes to Consolidated Financial Statements..................  F-24

         4638

                     WINROCK -- HOUSTON LIMITED PARTNERSHIP

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $ 1,000,132
Receivables and Deposits....................................                  1,248,780
Restricted Escrows..........................................                    493,445
Other Assets................................................                  1,233,841
Investment Property:
  Land......................................................    8,428,828
  Building and related personal property....................   24,992,295
                                                              -----------
                                                               33,421,123
  Less: Accumulated depreciation............................   (8,114,203)   25,306,920
                                                              -----------   -----------
          Total Assets......................................                $29,283,118
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................................                $   107,819
Other Accrued Liabilities...................................                    297,417
Property taxes payable......................................                  1,076,972
Tenant security deposits....................................                    210,374
Notes Payable...............................................                 20,813,052
Minority Interest...........................................                  1,173,462
Partners' Capital...........................................                  5,604,022
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $29,283,118
                                                                            ===========

         4639

                     WINROCK -- HOUSTON LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................  $4,195,839
  Other Income..............................................     208,630
                                                              ----------
          Total Revenues....................................   4,404,469
Expenses:
  Operating Expenses........................................   1,871,786
  General and Administrative Expenses.......................     217,194
  Depreciation Expense......................................     611,850
  Interest Expense..........................................     867,215
  Property Tax Expense......................................     367,436
                                                              ----------
          Total Expenses....................................   3,935,481
Income (Loss) from Operations...............................     468,988
Minority Interest...........................................    (105,966)
                                                              ----------
          Net Income (Loss).................................  $  363,022
                                                              ==========

         4640

                     WINROCK -- HOUSTON LIMITED PARTNERSHIP

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................   $  363,022
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................      611,850
     Receivables and deposits and other assets..............     (297,587)
     Accounts Payable and accrued expenses..................      147,582
                                                               ----------
          Net cash provided by (used in) operating
          activities........................................      824,867
                                                               ----------
Investing Activities
  Property improvements and replacements....................     (412,804)
  Net (increase)/decrease in restricted escrows.............          555
                                                               ----------
          Net cash provided by (used in) investing
          activities........................................     (412,249)
                                                               ----------
Financing Activities
  Payments on mortgage......................................     (142,948)
  Minority Interest.........................................      106,462
                                                               ----------
          Net cash provided by (used in) financing
          activities........................................      (36,486)
                                                               ----------
          Net increase (decrease) in cash and cash
          equivalents.......................................      376,132
Cash and cash equivalents at beginning of year..............      624,000
                                                               ----------
Cash and cash equivalents at end of period..................   $1,000,132
                                                               ==========

         4641

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Winrock-Houston Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4642

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                       CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

         4643

                      WINROCK-HOUSTON LIMITED PARTNERSHIP
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-8
Consolidated Financial Statements:
  Balance Sheets............................................   F-9
  Statements of Operations..................................  F-10
  Statements of Partners' Equity............................  F-11
  Statements of Cash Flows..................................  F-12
  Notes to Financial Statements.............................  F-13

         4644

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Winrock-Houston Limited Partnership:

     We have audited the accompanying consolidated balance sheets of Winrock-Houston Limited Partnership (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winrock-Houston Limited Partnership as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            /s/ IMOWITZ KOENIG & CO., LLP
                                            Certified Public Accountants

New York, New York
February 16, 1998

         4645

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Investment Properties:
  Land......................................................  $ 8,429   $ 8,429
  Buildings and related personal property...................   24,600    23,711
                                                              -------   -------
                                                               33,029    32,140
  Less: accumulated depreciation............................    7,543     6,359
                                                              -------   -------
                                                               25,486    25,781
Cash and cash equivalents...................................      624       314
Receivables and deposits....................................      943       294
Restricted escrows..........................................      494       630
Other assets................................................    1,262     1,463
                                                              -------   -------
          Total assets......................................  $28,809   $$28,482
                                                              =======   =======

                       LIABILITIES AND PARTNERS' EQUITY
Liabilities:
  Mortgage payable..........................................  $20,956   $21,262
  Accounts payable..........................................      223       269
  Accrued property taxes....................................      711        --
  Other liabilities.........................................      249       297
  Fees payable to affiliates................................      146       155
  Tenants' security deposits payable........................      216       206
                                                              -------   -------
          Total liabilities.................................   22,501    22,189
                                                              -------   -------
Minority Interest...........................................    1,067     1,056
                                                              -------   -------
Partners' Equity:
  Investor limited partners' equity -- 250 units authorized
     and outstanding........................................    6,144     6,140
  General partner's (deficit)...............................     (903)     (903)
                                                              -------   -------
          Total partners' equity............................    5,241     5,237
                                                              -------   -------
          Total liabilities and partners' equity............  $28,809   $28,482
                                                              =======   =======

                 See notes to consolidated financial statements

         4646

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997            1996
                                                              --------        --------
Revenues:
  Rental income.............................................   $7,939          $7,326
  Other income..............................................      375             312
                                                               ------          ------
          Total revenues....................................    8,314           7,638
                                                               ------          ------
Expenses:
  Operating.................................................    3,967           3,636
  General and administrative................................      371             439
  Depreciation and goodwill amortization....................    1,184           1,080
  Interest..................................................    1,729           1,722
  Property taxes............................................      704             661
                                                               ------          ------
          Total expenses....................................    7,955           7,538
                                                               ------          ------
Net income before minority interest.........................      359             100
Minority interest in operating partnership's income.........     (115)           (150)
                                                               ------          ------
          Net income (loss).................................   $  244          $  (50)
                                                               ======          ======
Net income (loss) allocated to general partners.............   $    2          $   (1)
Net income (loss) allocated to investor limited partners....      242             (49)
                                                               ------          ------
                                                               $  244          $  (50)
                                                               ======          ======
          Net income (loss) per limited partnership unit....   $  968          $ (196)
                                                               ======          ======

                 See notes to consolidated financial statements

         4647

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                        LIMITED     INVESTOR     GENERAL
                                                      PARTNERSHIP   PARTNERS'   PARTNER'S
                                                         UNITS       EQUITY     (DEFICIT)    TOTAL
                                                      -----------   ---------   ---------   --------
Balance -- December 31, 1995........................      250       $ 20,296      $(759)    $ 19,537
  Distributions to partners.........................       --        (14,107)      (143)     (14,250)
  Net (loss)........................................       --            (49)        (1)         (50)
                                                          ---       --------      -----     --------
Balance -- December 31, 1996........................      250          6,140       (903)       5,237
  Distributions to partners.........................       --           (238)        (2)        (240)
  Net income........................................       --            242          2          244
                                                          ---       --------      -----     --------
Balance -- December 31, 1997........................      250       $  6,144      $(903)    $  5,241
                                                          ===       ========      =====     ========

                 See notes to consolidated financial statement

         4648

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997           1996
                                                              --------      ----------
Cash Flows from Operating Activities:
  Net income (loss).........................................   $  244        $    (50)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................    1,184           1,060
     Amortization of goodwill and deferred costs............       67             114
     Minority interest in operating partnership's income....      115             150
     Change in accounts:
       Receivables and deposits.............................     (649)            390
       Other assets.........................................      134              11
       Due from affiliate...................................       --             177
       Fees payable to affiliates...........................       (9)              7
       Accounts payable.....................................      (46)           (142)
       Accrued property taxes...............................      711            (459)
       Other liabilities....................................      (48)             85
       Tenants' security deposits payable...................       10              16
                                                               ------        --------
          Net cash provided by operating activities.........    1,713           1,359
                                                               ------        --------
Cash Flows from Investing Activities:
  Property improvements and replacements....................     (889)         (1,194)
  Net withdrawals (deposits) to restricted escrows for
     property replacements..................................      136            (630)
                                                               ------        --------
          Net cash used in investing activities.............     (753)         (1,824)
                                                               ------        --------
Cash Flows from Financing Activities:
  Repayment of loan payable.................................       --          (2,555)
  Proceeds from mortgage payable............................       --          21,500
  Payments on mortgage payable..............................     (306)           (237)
  Deferred costs............................................       --            (618)
  Distributions to partners.................................     (240)        (14,250)
  Distribution to minority interest.........................     (104)         (3,731)
                                                               ------        --------
          Net cash (used in) provided by financing
            activities......................................     (650)            109
                                                               ------        --------
Net increase (decrease) in cash and cash equivalents........      310            (356)
Cash and cash equivalents, beginning of year................      314             670
                                                               ------        --------
Cash and cash equivalents, end of year......................   $  624        $    314
                                                               ======        ========
Supplemental Disclosure of Cash Flow Information:
  Interest Paid in Cash.....................................   $1,664        $  1,555
                                                               ======        ========

                 See notes to consolidated financial statements

         4649

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

NOTE 1 -- ORGANIZATION

     Winrock-Houston Limited Partnership (the "Partnership") was formed on July 21, 1988 under the laws of the State of Delaware for the purpose of acquiring a general and limited partnership interest in Winrock-Houston Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership was formed to acquire, renovate and operate four separate, but nearly contiguous, apartment complexes located in Houston, Texas (the "Properties"). The Partnership owns a combined 80% general and limited partnership interest in the Operating Partnership. Winrock-Houston Joint Venture, a Maryland general partnership, owns a combined 20% general and limited partnership interest in the Operating Partnership. The general partner of the Partnership is First Winthrop Corporation ("FWC" or the "General Partner"). The Partnership will terminate on December 31, 2037, or earlier upon the occurrence of certain events specified in the partnership agreement.

     On October 28, 1997, Insignia Financial Group, Inc. ("Insignia") acquired 100% of the Class B stock of FWC. Pursuant to this transaction, Insignia has the right to appoint the members of a Residential Committee. The Residential Committee effectively controls the activities of the Partnership.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Partnership and the Operating Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. Winrock-Houston Joint Venture's ownership interest in the Operating Partnership has been reflected as a minority interest in the accompanying consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Investment Properties

     Investment properties are stated at cost. The Operating Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Depreciation

     The Partnership and the Operating Partnership depreciate real property using the straight-line method over a 40-year recovery period. Personal property is depreciated based on its estimated useful life ranging between 5 and 12 years.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. At December 31, 1997, cash and cash equivalents consisted primarily of shares of a money market fund.

         4650
                      WINROCK-HOUSTON LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Deferred Costs

     Financing costs and deferred fees are capitalized and amortized using the straight-line method over the terms of the related agreements. Financing costs are amortized as interest expense. As of December 31, 1997 and 1996, unamortized deferred costs of approximately $540,000 and $607,000, respectively, are included in other assets.

  Goodwill

     Goodwill is amortized using the straight-line method over 40 years. As of December 31, 1997 and 1996, unamortized goodwill of approximately $635,000 is included in other assets.

  Leases

     The Operating Partnership generally leases apartment units for twelve-month terms or less. The Partnership recognizes income as earned on its leases.

  Security deposits

     The Operating Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and deposits. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

  Advertising

     The Operating Partnership expenses the costs of advertising as incurred. Advertising expense, included in operating expenses, was approximately $114,000 and $89,000, for the years ended December 31, 1997 and 1996, respectively.

  Income Taxes

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

  Allocation of Profits, Losses and Cash Distributions

     In accordance with the partnership agreement, cash available for distribution is distributed 99% to the investor limited partners and 1% to FWC, the general partner, until the investor limited partners have received a 6% noncumulative, simple annual rate of return on their invested capital, at which point the remainder will be distributed 97% to the investor limited partners and 3% to FWC. Distributions of cash other than cash flow shall be distributed in accordance with the partnership agreement with no less than 1% allocated to the general partner. Income shall be allocated to the partners in proportion to the cash available for distribution that is distributable to the partners; losses shall be allocated 99% to the investor limited partners and 1% to FWC. If there is no such cash available for distribution, income will be allocated 97% to the investor limited partner and 3% to the general partner.

  Reclassifications

     Certain amounts from 1996 have been reclassified to conform to the 1997 presentation.

NOTE 3 -- DISTRIBUTIONS

     The Partnership distributed approximately $238,000 ($952 per unit) to the Limited Partners and approximately $2,000 to the general partner during the year ended December 31, 1997.
         4651
                      WINROCK-HOUSTON LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     For the year ended December 31, 1996, the Partnership distributed approximately $14,248,000 ($56,992 per unit) to the Limited Partners. The general partner was entitled to $142,500 for the year ended December 31, 1996, but received only $2,500. The $140,000 underpayment will be paid in future distributions. The distributions in 1996 were primarily from the net proceeds received from the mortgage refinancing.

NOTE 4 -- TAXABLE INCOME (LOSS)

     The following summarizes the differences between the Partnership's taxable income (loss) for 1997 and 1996, and the Partnership's net income (loss) for financial reporting purposes:

                                                                1997        1996
                                                              ---------   ---------
Net income (loss) for financial reporting purposes..........  $ 244,000   $ (50,000)
Accelerated depreciation on real and personal property......   (107,000)   (117,000)
Other.......................................................     25,000     (18,000)
                                                              ---------   ---------
          Taxable income (loss).............................  $ 162,000   $(185,000)
                                                              =========   =========

NOTE 5 -- RELATED PARTY TRANSACTIONS

     The Partnership has no employees and is dependent on the General Partner and its affiliates for the management and administration of all partnership activities. The Partnership paid property management fees based upon 5% of collected gross rental revenues for property management services. The partnership agreement provides for reimbursement to the General Partner and its affiliates for costs incurred in connection with the administration of Partnership activities. The Partnership pays an annual partnership administrative and investor service fee of $50,000, which, since 1989, has been increased annually by 6% to its present level of $84,000. In addition, the Partnership pays an annual asset management fee equal to 1% of collected gross rental revenues. The General Partner and its affiliates received reimbursements and fees as reflected in the following table:

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Property management fees....................................  $407,000   $377,000
Reimbursements for services.................................   160,000    178,000
Partnership administrative and investor service fee.........    84,000     80,000
Asset management fee........................................    81,000     75,000

     Property management fees are included in operating expenses. Reimbursements for services, partnership administrative and investor service, and asset management fees are primarily included in general and administrative expenses. In addition, a $161,000 fee paid to an affiliate of the General Partner, relating to the 1996 mortgage refinancing has been capitalized and is being amortized as interest expense.

     At December 31, 1997 and 1996, the General Partner is due approximately $146,000 and $155,000, respectively, in unpaid fees.

     During 1996, an affiliate of the general partner acquired, pursuant to a tender offer, for a purchase price of $16,500 per unit, approximately 35% of the total limited partnership units of the Partnership (88.5 units).

NOTE 6 -- MORTGAGE PAYABLE

     In January 1996, the Operating Partnership obtained a $21,500,000 mortgage note, which is collateralized by the Properties. The loan is a 10-year balloon mortgage with an interest rate of 7.875%. The Partnership

         4652
                      WINROCK-HOUSTON LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

incurred approximately $672,000 in costs and fees in connection with the mortgage, of which approximately $54,000 was paid during 1995. Under the terms of the new loan agreement, the Operating Partnership is required to make monthly principal and interest installments of approximately $164,000 through February 1, 2006, based upon a 25 year amortization period, at which time the remaining principal of approximately $17,000,000 is due.

     In connection with the new financing arrangement the Operating Partnership closed its master revolving credit line from a prior loan agreement and the outstanding balance of approximately $2,555,000 was entirely paid off with the proceeds from the new mortgage loan.

     Scheduled principal payments on the mortgage payable subsequent to December 31, 1997, are as follows:

1998...................................................   $   331,000
1999...................................................       359,000
2000...................................................       388,000
2001...................................................       420,000
2002...................................................       454,000
Thereafter.............................................    19,004,000
                                                          -----------
                                                          $20,956,000
                                                          ===========

         4653

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                [WINTHROP LOGO]
         4654

                      WINROCK-HOUSTON LIMITED PARTNERSHIP
                          YEAR ENDED DECEMBER 31, 1996

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-19
Consolidated Financial Statements:
  Balance Sheets............................................  F-20
  Statements of Operations..................................  F-21
  Statements of Partners' Equity............................  F-22
  Statements of Cash Flows..................................  F-23
  Notes to Financial Statements.............................  F-24

         4655

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Winrock-Houston Limited Partnership:

     We have audited the accompanying consolidated balance sheet of Winrock-Houston Limited Partnership (the "Partnership") as of December 31, 1996, and the related consolidated statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Partnership as of December 31, 1995, were audited by other auditors whose report dated February 9, 1996, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winrock-Houston Limited Partnership as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /S/ IMOWITZ KOENIG & CO., LLP
                                            Certified Public Accountants

New York, New York
February 4, 1997

         4656

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                 1996            1995
                                                              -----------     -----------
Real Estate:
  Land......................................................  $ 8,428,828     $ 8,428,828
  Buildings, improvements and personal property.............   23,711,244      22,517,035
                                                              -----------     -----------
                                                               32,140,072      30,945,863
  Less: accumulated depreciation............................    6,359,294       5,299,777
                                                              -----------     -----------
                                                               25,780,778      25,646,086
Other Assets:
  Cash and cash equivalents.................................      314,485         669,869
  Prepaid expenses and other assets.........................      895,310         702,931
  Due from affiliate........................................           --         176,599
  Security deposits.........................................      249,100         194,683
  Deferred costs, net of accumulated amortization of $64,591
     (1996) and $76,467 (1995)..............................      607,065          82,961
  Goodwill, net of accumulated amortization of $163,952
     (1996) and $143,986 (1995).............................      634,695         654,661
                                                              -----------     -----------
          Total assets......................................  $28,481,433     $28,127,790
                                                              ===========     ===========

                            LIABILITIES AND PARTNERS' EQUITY
Liabilities:
  Mortgage and loan payable.................................  $21,262,363     $ 2,554,817
  Accounts payable, accrued expenses and other payables.....      565,213       1,061,860
  Fees payable to affiliates................................      155,105         148,121
  Tenants' security deposits................................      205,954         189,380
                                                              -----------     -----------
          Total liabilities.................................   22,188,635       3,954,178
                                                              -----------     -----------
Minority interest...........................................    1,055,622       4,636,683
                                                              -----------     -----------
Partners' Equity:
  Investor limited partners' equity -- 250
     units -- authorized and outstanding....................    6,139,701      20,296,456
  General partner's (deficit)...............................     (902,525)       (759,522)
                                                              -----------     -----------
          Total partners' equity............................    5,237,176      19,536,929
                                                              -----------     -----------
          Total liabilities and partners' equity............  $28,481,433     $28,127,790
                                                              ===========     ===========

                 See notes to consolidated financial statements

         4657

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996         1995
                                                              ----------   ----------
Revenues:
  Rental income.............................................  $7,325,624   $7,096,732
  Other income..............................................     283,610      282,598
  Interest..................................................      28,727       36,900
                                                              ----------   ----------
          Total revenues....................................   7,637,961    7,416,230
                                                              ----------   ----------
Expenses:
  Real estate taxes.........................................     660,583      641,957
  Payroll...................................................     889,997      894,815
  Utilities.................................................   1,184,561    1,137,548
  Repairs and maintenance...................................     777,736      805,264
  Insurance.................................................     150,944      119,197
  Management fees...........................................     532,163      512,817
  Administrative and other..................................     540,297      769,923
  Interest..................................................   1,628,160      249,645
  Depreciation and amortization.............................   1,173,284    1,044,112
                                                              ----------   ----------
          Total expenses....................................   7,537,725    6,175,278
                                                              ----------   ----------
Net income before minority interest.........................     100,236    1,240,952
Minority interest in operating partnership's income.........     149,989      305,444
                                                              ----------   ----------
          Net (loss) income.................................  $  (49,753)  $  935,508
                                                              ==========   ==========
Net (loss) income allocated to general partner..............  $     (498)  $    9,355
                                                              ==========   ==========
Net (loss) income allocated to investor limited partners....  $  (49,255)  $  926,153
                                                              ==========   ==========

                 See notes to consolidated financial statements

         4658

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                         INVESTOR
                                                         LIMITED       GENERAL
                                                        PARTNERS'     PARTNER'S
                                                          EQUITY      (DEFICIT)      TOTAL
                                                       ------------   ---------   ------------
Balance -- December 31, 1994.........................  $ 19,995,303   $(762,569)  $ 19,232,734
  Distributions to partners..........................      (625,000)     (6,313)      (631,313)
  Net income.........................................       926,153       9,355        935,508
                                                       ------------   ---------   ------------
Balance -- December 31, 1995.........................    20,296,456    (759,527)    19,536,929
  Distributions to partners..........................   (14,107,500)   (142,500)   (14,250,000)
  Net loss...........................................       (49,255)       (498)       (49,753)
                                                       ------------   ---------   ------------
Balance -- December 31, 1996.........................  $  6,139,701   $(902,525)  $  5,237,176
                                                       ============   =========   ============

                 See notes to consolidated financial statements

         4659

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                  1996          1995
                                                              ------------   -----------
Cash Flows from Operating Activities:
  Net (loss) income.........................................  $    (49,753)  $   935,508
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation...........................................     1,059,517     1,003,132
     Amortization...........................................       113,767        40,980
     Minority interest in operating partnership's income....       149,989       305,444
     Changes in assets and liabilities:
       Increase in prepaid expenses and other assets........      (192,379)     (538,103)
       Increase in security deposits........................       (54,417)       (2,932)
       (Decrease) increase in accounts payable and accrued
        expenses............................................      (496,647)      710,473
       Decrease (increase) in due from affiliate............       176,599      (176,599)
       Increase in fees payable to affiliates...............         6,984        76,890
       Increase in tenants' security deposits liability.....        16,574         8,168
                                                              ------------   -----------
          Net cash provided by operating activities.........       730,234     2,362,961
                                                              ------------   -----------
Cash Flows from Investing Activities:
  Additions to real estate..................................    (1,194,209)     (908,981)
                                                              ------------   -----------
          Cash used in investing activities.................    (1,194,209)     (908,981)
                                                              ------------   -----------
Cash Flows from Financing Activities:
  Repayment of loan payable.................................    (2,554,817)           --
  Proceeds from mortgage and loan payable...................    21,500,000     1,248,158
  Payments on mortgage and loan payable.....................      (237,637)   (1,513,379)
  Distribution to minority interest.........................    (3,731,050)     (175,631)
  Distributions paid to partners............................   (14,250,000)     (631,313)
  Deferred financing costs..................................      (617,905)      (53,750)
                                                              ------------   -----------
          Net cash provided by (used in) financing
             activities.....................................       108,591    (1,125,915)
                                                              ------------   -----------
Net (decrease) increase in cash and cash equivalents........      (355,384)      328,065
Cash and cash equivalents, beginning of year................       669,869       341,804
                                                              ------------   -----------
Cash and cash equivalents, end of year......................  $    314,485   $   669,869
                                                              ============   ===========
Supplemental Disclosure of Cash Flow Information:
  Interest Paid in Cash.....................................  $  1,555,015   $   211,903
                                                              ============   ===========

                 See notes to consolidated financial statements

         4660

                      WINROCK-HOUSTON LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE 1 -- ORGANIZATION

     Winrock-Houston Limited Partnership (the "Partnership") was formed on July 21, 1988 under the laws of the State of Delaware for the purpose of acquiring a general and limited partnership interest in Winrock-Houston Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership was formed to acquire, renovate and operate four separate, but nearly contiguous, apartment complexes located in Houston, Texas (the "Properties"). The Partnership owns a combined 80% general and limited partnership interest in the Operating Partnership. Winrock-Houston Joint Venture, a Maryland general partnership, owns a combined 20% general and limited partnership interest in the Operating Partnership. The general partner of the Partnership is First Winthrop Corporation ("FWC"). The Partnership will terminate on December 31, 2037, or earlier upon the occurrence of certain events specified in the partnership agreement.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Partnership and the Operating Partnership prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. Winrock-Houston Joint Venture's ownership interest in the Operating Partnership has been reflected as a minority interest in the accompanying consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Real Estate

     The Partnership and the Operating Partnership depreciate real property using the straight-line method over a 40-year recovery period. Personal property is depreciated using the 150% declining-balance method over a 5- to 12-year recovery period based on its estimated useful life.

     On January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The adoption of the SFAS had no effect on the Partnership's consolidated financial statements.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. At December 31, 1996, cash and cash equivalents consisted primarily of shares of a money market mutual fund.

  Deferred Costs

     Financing costs and deferred fees are capitalized and amortized using the straight-line method over the terms of the related agreements.

         4661
                      WINROCK-HOUSTON LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Goodwill

     Goodwill is amortized using the straight-line method over 40 years.

  Income Taxes

     No provision for income taxes is reflected in the accompanying consolidated financial statements. The partners are required to report their allocable share of the income, gains, losses, deductions and credits of the Partnership on their individual income tax returns.

  Allocation of Profits, Losses and Cash Distributions

     In accordance with the partnership agreement, cash available for distribution is distributed 99% to the investor limited partners and 1% to FWC, the general partner, until the investor limited partners have received a 6% noncumulative, simple annual rate of return on their invested capital at which point the remainder will be distributed 97% to the investor limited partners and 3% to FWC. Distributions of cash other than cash flow shall be distributed in accordance with the partnership agreement with no less than 1% allocated to the general partner. Income shall be allocated to the partners in proportion to the cash available for distribution that is distributable to the partners; losses shall be allocated 99% to the investor limited partners and 1% to FWC. If there is no such cash available for distribution, income will be allocated 97% to the investor limited partner and 3% to the general partner.

  Reclassifications

     Certain amounts from 1995 have been reclassified to conform to the 1996 presentation.

NOTE 3 -- DISTRIBUTIONS

     The Partnership distributed $14,247,500 ($56,990 per unit) to the Limited Partners during the year ended December 31, 1996. The general partner was entitled to $142,500 for the year ended December 31, 1996 but received only $2,500. The $140,000 underpayment will be paid in future distributions. The distributions were primarily from the net proceeds received from the mortgage refinancing (see Note 6).

     For the year ended December 31, 1995, distributions of $625,000 ($2,500 per unit) and $6,313 were paid to the investor limited and general partners, respectively.

NOTE 4 -- TAXABLE INCOME

     The following summarizes the differences between the Partnership's taxable income for 1996 and 1995 and the Partnership's net income for financial reporting purposes:

                                                                1996         1995
                                                              ---------    ---------
Net (loss) income for financial reporting purposes..........  $ (49,753)   $ 935,508
Accelerated depreciation on real and personal property......   (117,126)    (204,262)
Amortization of goodwill....................................     19,966       19,996
Other book income not currently recognized for tax
  purposes..................................................    (38,068)      (7,712)
                                                              ---------    ---------
          Taxable (loss) income.............................  $(184,981)   $ 743,530
                                                              =========    =========

         4662
                      WINROCK-HOUSTON LIMITED PARTNERSHIP

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- RELATED PARTY TRANSACTIONS

     The Partnership has incurred charges by and commitments to companies affiliated by common ownership and management with the general partner. Related party transactions with FWC and its affiliates include the following:

     The Partnership pays an affiliate of FWC an annual asset management fee in an amount equal to 1% of gross operating revenues from the Property for services rendered with respect to the supervision of the management agent. Management fees of $75,412 and $72,939 were paid for the years ended December 31, 1996 and 1995, respectively.

     Winthrop Management, an affiliate of FWC, is entitled to a property management fee equal to 5% of gross collections from the properties they manage. Management fees of $377,058 and $364,696 were paid for the years ended December 31, 1996 and 1995, respectively.

     The Partnership pays to the FWC an annual partnership administration and investor service fee of $50,000, which, since 1989, has been increased annually by 6%. Fees of $79,693 and $75,182 were paid during the year ended December 31, 1996 and 1995, respectively.

     During 1996, an affiliate of the general partner acquired, pursuant to a tender offer, for a purchase price of $16,500 per unit, approximately 35% of the total limited partnership units of the Partnership (88 1/2 units).

     Included in the accompanying statement of operations for the year ended December 31, 1995 are legal fees of $450,000, which were incurred in connection with an attempt by certain parties to remove FWC as the general partner of the Partnership.

     The Partnership paid to an affiliate of FWC reimbursements for administrative expenses of approximately $11,000 for the year ended December 31, 1996.

     In connection with the new mortgage note encumbering the Properties (Note
6), Winthrop Management was paid a refinancing fee of $161,250.

NOTE 6 -- MORTGAGE PAYABLE

     In January 1996, the Operating Partnership obtained a $21,500,000 mortgage note, which is collateralized by the Properties. The loan is a 10-year balloon mortgage with an interest rate of 7.875%. Under the terms of the new loan agreement, the Operating Partnership is required to make monthly principal and interest installments of $164,164 through February 1, 2006, based upon a 25 year amortization period, at which time the remaining principal of approximately $17,000,000 is due.

     In connection with the new financing arrangement the Operating Partnership closed its master revolving credit line from a prior loan agreement and the outstanding balance of $2,554,817 was entirely paid off with the proceeds from the new mortgage loan.

     Scheduled principal payments on the mortgage payable subsequent to December 31, 1996 are as follows:

1997...................................................   $   306,463
1998...................................................       331,487
1999...................................................       358,555
2000...................................................       387,833
2001...................................................       419,502
Thereafter.............................................    19,458,523
                                                          -----------
                                                          $21,262,363
                                                          ===========

         4663

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4664

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4665

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4666

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           THE OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         4667

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Winthrop
    Apartment Investors Limited Partnership....   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-67
CONFLICTS OF INTEREST..........................   S-71
  Conflicts of Interest with Respect to the
    Offer......................................   S-71
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-71
  Competition Among Properties.................   S-71
  Features Discouraging Potential Takeovers....   S-71
  Future Exchange Offers.......................   S-71
YOUR PARTNERSHIP...............................   S-72
  General......................................   S-72
  Your Partnership and its Property............   S-72

         4668

                                                  PAGE
                                                  ----
  Property Management..........................   S-72
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-72
  Capital Replacement..........................   S-73
  Borrowing Policies...........................   S-73
  Competition..................................   S-73
  Legal Proceedings............................   S-73
  Selected Financial Information...............   S-73
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-75
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-77
  Distributions and Transfers of Units.........   S-78

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-78
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-78
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-79
LEGAL MATTERS..................................   S-79
EXPERTS........................................   S-79
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4669

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Winthrop Apartment Investors Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4670

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4671

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $3,230 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is
     equivalent to distributions of $          per year on the number of
     Tax-Deferral      % Preferred OP Units or distributions of $          per
     year on the number of Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         4672

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         4673

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         4674

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4675

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4676

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties, to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4677

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4678

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4679

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4680

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. In addition to the general partner interest, we currently own a 17.40% limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the

         4681

     benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4682

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4683

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" STARTING IN

         4684

     THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your properties' physical condition, locations and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including, those of REITS, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         4685

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you, from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         4686

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity from your partnership. The property manager received management fees of $254,000 in 1996, $259,000 in 1997 and $129,295 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Winthrop Apartment Investors Limited Partnership is a Maryland limited partnership which was formed on September 4, 1991 for the purpose of owning and operating a small number of apartment properties located in Austin, Texas, Irving, Texas, Atlanta, Georgia, and Alpharetta, Georgia, known as "Chesapeake (Lost Mill) Apartments," "Covington Creek Apartments," "Northside Circle Apartments" and "Webb Bridge Crossing Apartments," respectively. In 1992, it completed a private placement of units. Chesapeake (Lost Mill) Apartments consists of 124 apartment units, "Covington Creek Apartments" consists of 248 apartment units, "Northside Circle Apartments" consists of 219 apartment units,

         4687

and "Webb Bridge Crossing Apartments" consists of 164 apartment units. Your partnership has no employees.

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of ours. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2041, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage notes outstanding on "Chesapeake (Lost Mill) Apartments" of $2,035,802, "Northside Circle Apartments" of $5,011,205 and "Webb Bridge Crossing Apartments" of $4,384,804 payable to Nomura Asset Capital Corp., which bear interest at a rate of 7.27%. Such mortgage notes are due February 2026. There is also a mortgage note on "Covington Creek Apartments," the balance of which is $4,288,204, as of June 30, 1998. The note bears interest at 7.27% and is due March 2026. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4688

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4689

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4690

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4691

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4692

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4693

     SUMMARY FINANCIAL INFORMATION OF WINTHROP APARTMENT INVESTORS LIMITED
                                  PARTNERSHIP

     The summary financial information of Winthrop Apartment Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Winthrop Apartment Investors Limited Partnership for the years ended December 31, 1997, 1996 and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............    2,598,557             0     5,273,000     5,239,000     5,148,000     4,777,570     4,350,442
  Net Income/(Loss)............      161,327             0       417,000       487,000     1,888,000     1,733,155     1,442,988
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...   16,048,303                  16,286,000    16,555,000    16,939,000    17,242,431    17,549,172
  Total Assets.................   20,535,473             0    20,588,000    21,232,000    22,499,000    22,824,380    23,106,140
  Mortgage Notes Payable,
    including Accrued
    Interest...................   15,660,016             0    15,739,000    15,885,000             0             0             0
  Partners'
    Capital/(Deficit)..........    4,385,327             0     4,224,000     4,762,000    21,993,000    22,371,426    22,650,646

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                   AIMCO OPERATING
                                                                     PARTNERSHIP              YOUR PARTNERSHIP
                                                              -------------------------   -------------------------
                                                              SIX MONTHS                  SIX MONTHS
                                                                ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                 1998          1997          1998          1997
                                                              ----------   ------------   ----------   ------------
Cash distributions per unit outstanding.....................   $  1.125       $1.85         $2,640      $5,333.06

         4694

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4695

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         4696

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $          , current annualized distributions with
respect to the Common OP Units are $2.25, and the 1997 distributions with respect to your units were $3,250. This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         4697

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently own a 17.40% limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         4698

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties may improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         4699

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4700

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4701

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4702

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         4703

 Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         4704

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         4705

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         4706

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from             , 1998 (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from             , 1998 (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         4707

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         4708

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         4709

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         4710

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any

         4711

     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         4712

     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4713

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4714

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4715
          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK


               PREFERRED OP UNITS                                         CLASS I PREFERRED STOCK

                                              Nature of Investment

The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.



                                                  Voting Rights

Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4716
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4717
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4718

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4719

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4720

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4721

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your properties' physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4722

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4723

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $          , current annualized distributions with respect to
     the Common OP Units are $2.25, and the 1997 distributions with respect to your units were $3,250 per unit. This is equivalent to distributions of
     $          per year on the number of Tax-Deferral      % Preferred OP
     Units, or distributions of $          per year on the number of
     Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are
     expected to be        , immediately following our offer, than the
     distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         4724

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         4725

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         4726

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         4727

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         4728

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4729

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Maryland law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Chesapeake (Lost Mill) Apartments, Covington        Partnership owns interests (either directly or through
Creek Apartments, Northside Circle Apartments and Webb       subsidiaries) in numerous multifamily apartment
Bridge Crossing Apartments, respectively.                    properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2041.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, improve,        The purpose of the AIMCO Operating Partnership is to
maintain, operate, lease, sell, dispose of, finance and      conduct any business that may be lawfully conducted by
otherwise deal with your partnership's property.             a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all acts necessary, advisable or convenient to       statute) (the "Delaware Limited Partnership Act"),
the business of your partnership including borrowing         provided that such business is to be conducted in a
money and creating liens.                                    manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4730
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 250 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
                                                             in connection with the admission of any additional OP
The general partner may, with the consent of the             Unitholder. See "Description of OP Units -- Management
limited partners, sell additional limited partnership        by the AIMCO GP" in the accompanying Prospectus.
interests and other equity interests. Such interests         Subject to Delaware law, any additional partnership
may be sold on such terms and conditions and the             interests may be issued in one or more classes, or one
additional limited partners will have such rights and        or more series of any of such classes, with such
obligations as the general partner may determine. In         designations, preferences and relative, partici-
the event the general partner sells additional limited       pating, optional or other special rights, powers and
partner interests, prior to the sale of such interests,      duties as shall be determined by the general partner,
the general partners will offer such interests to the        in its sole and absolute discretion without the
original limited partners.                                   approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may not purchase any           funds or other assets to its subsidiaries or other
property from the general partner or its affiliates,         persons in which it has an equity investment, and such
unless one of such persons purchased the property in         persons may borrow funds from the AIMCO Operating
its name no longer than twelve months prior to the           Partnership, on terms and conditions established in the
offering of units in order to facilitate the                 sole and absolute discretion of the general partner. To
acquisition of such property by your partnership. The        the extent consistent with the business purpose of the
purchase price of such property will be no greater than      AIMCO Operating Partnership and the permitted
the cost of such property to the general partner or its      activities of the general partner, the AIMCO Operating
affiliates, there will be no difference in interest          Partnership may transfer assets to joint ventures,
rates of any loans secured by such property at the time      limited liability companies, partnerships,
acquired by the general partner or the selling               corporations, business trusts or other business
affiliate and time acquired by your partnership, no          entities in which it is or thereby becomes a
compensation will be given to the general partner or         participant upon such terms and subject to such
its affiliate and all profits or losses during the           conditions consistent with the AIMCO Operating Part-
interim period will accrue to your partnership. Your         nership Agreement and applicable law as the general
partnership may not purchase equipment from an               partner, in its sole and absolute discretion, believes
affiliated entity even on an interim purchase                to be advisable. Except as expressly permitted by the
arrangement. Your partnership may not lease on the your      AIMCO Operating Partnership Agreement, neither the
partnership's property to the general partner or its         general partner nor any of its affiliates may sell,
affiliates but may see it to the general partner or its      transfer or convey any property to the AIMCO Operating
affiliates if: (1) your partnership does not have            Partnership, directly or indirectly, except pursuant to
sufficient proceeds from the sale of units to retain         transactions that are determined by the general partner
your partnership's property, (2) the general partner or      in good faith to be fair and reasonable.
its affiliate pays your partnership an amount in cash
equal to the cost of your partnership's property, (3)
the general partner or its affiliates assumes off the
your partnership's obligations incurred in connection
with the holding of your partnership's property and (4)
the sale occurs not later than ninety days after the
termination of the offering of the units. The general
partner and its affiliates may not have the exclusive
right to sell or exclusive employment to sell your
partnership's property for your partnership. Your
partnership may not make loans to the general partner
or its affiliates but the general partner and its
affiliates may lend money to your partnership if (1)
such loan is evidenced by a promissory note which bears
interest at a commercially reasonable rate not in
excess of the lesser of the maximum rate permitted by
law, 3% above the "base rate" of the First National
Bank of Boston or the amount which would be charged by
an unrelated lending institution on comparable loans
for the same purpose in the same locality of your
partnership's property if the loan is made in
connection with your partnership's property, (2) no
prepayment charge or penalty

         4731
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

will be required by such lender on a loan to your partnership secured by a trust deed, mortgage or encumbrance on your partnership's property except to the extent that such prepayment charge or penalty is attributable to the underlying encumbrance, (3) the obligation is subordinate to the obligations of your partnership to pay unrelated creditors and (4) the principal amount of such loan must be paid over a period of less than 48 months and at least 50% of the principal amount must be paid during the first 24 months.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money, establish a line of credit and issue        restrictions on borrowings, and the general partner has
evidences of indebtedness in furtherance of any of the       full power and authority to borrow money on behalf of
purposes of your partnership and to secure such debt by      the AIMCO Operating Partnership. The AIMCO Operating
mortgage, pledge or other lien on any of the assets of       Partnership has credit agreements that restrict, among
your partnership.                                            other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner to inspect the register kept      with a statement of the purpose of such demand and at
by your partnership which lists the names, addresses         such OP Unitholder's own expense, to obtain a current
and business telephone numbers of all limited partners       list of the name and last known business, residence or
and the number of units owned by each limited partner.       mailing address of the general partner and each other
Such list is in alphabetical order, readily readable         OP Unitholder.
(at least 10 point type, on white paper), and is
updated at least quarterly to reflect changes. Upon
request of a limited partner, the general partner will
mail to such limited partner a copy of the investor
listed, within ten days of such request. If the general
partner neglects or refuses to mail a copy of the
investor list as requested, the general partner may be
liable to the limited requesting the list for the cost
incurred by the limited partner in compelling the
production of the list and for actual damages incurred
by the limited partner.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control the partnership's      the AIMCO Operating Partnership are vested in AIMCO-GP,
business, to bind your partnership by its sole               Inc., which is the general partner. No OP Unitholder
signature and take any action it deems necessary or          has any right to participate in or exercise control or
advisable in connection with the business of your            management power over the business and affairs of the
partnership. Subject to the limitations contained in         AIMCO Operating Partnership. The OP Unitholders have
your partnership's agreement of limited partnership,         the right to vote on certain matters described under
the general partner, on behalf of your partnership, may      "Comparison of Ownership of Your Units and AIMCO OP
take any action it deems necessary or advisable in           Units -- Voting Rights" below. The general partner may
connection with the business of your partnership             not be removed by the OP Unitholders with or without
without the consent of the limited partners. No limited      cause.
partner has any authority or right to act for or bind
your partnership or participate in or have any control       In addition to the powers granted a general partner of
over your partnership business except as required by         a limited partnership under applicable law or that are
law.                                                         granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the

         4732
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             general partner determines to be appropriate, and may
                                                             perform such other acts and duties for and on behalf of
                                                             the AIMCO Operating Partnership as are provided in the
                                                             AIMCO Operating Partnership Agreement. The general
                                                             partner is authorized to execute, deliver and perform
                                                             certain agreements and transactions on behalf of the
                                                             AIMCO Operating Partnership without any further act,
                                                             approval or vote of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable for damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed or any failure to act by any of them if they       judgment or mistakes of fact or law of any act or
determined, in good faith, that such acts or failure to      omission if the general partner acted in good faith.
act was in the best interests of your partnership, and       The AIMCO Operating Partnership Agreement provides for
such course of conduct did not constitute negligence or      indemnification of AIMCO, or any director or officer of
misconduct on the part of such person. In addition, the      AIMCO (in its capacity as the previous general partner
general partner and their affiliates are entitled to         of the AIMCO Operating Partnership), the general
indemnification by your partnership against any loss,        partner, any officer or director of general partner or
damage, liability, cost or expense sustained by it or        the AIMCO Operating Partnership and such other persons
them if such person determined, in good faith that the       as the general partner may designate from and against
course of conduct which caused the loss or liability         all losses, claims, damages, liabilities, joint or
was in the best interests of your partnership and such       several, expenses (including legal fees), fines,
person was acting on behalf or performing services for       settlements and other amounts incurred in connection
your partnership, provided that such loss, damage,           with any actions relating to the operations of the
liability, cost or expense was not the result of             AIMCO Operating Partnership, as set forth in the AIMCO
negligence or misconduct by such person. Any such            Operating Partnership Agreement. The Delaware Limited
indemnity provided shall be paid, from and only to the       Partnership Act provides that subject to the standards
extent of, partnership assets. Notwithstanding any           and restrictions, if any, set forth in its partnership
other provision to the contrary, the general partner,        agreement, a limited partnership may, and shall have
its affiliates and any person acting as broker-dealer        the power to, indemnify and hold harmless any partner
will be liable and will not be entitled to indemnity         or other person from and against any and all claims and
for any loss, damage or cost resulting from violations       demands whatsoever. It is the position of the
of Federal or state securities laws in connection with       Securities and Exchange Commission that indemnification
the units unless there has been a successful                 of directors and officers for liabilities arising under
adjudication of the merits of each count involving such      the Securities Act is against public policy and is
securities law violations, such claims have been             unenforceable pursuant to Section 14 of the Securities
dismissed with prejudice on the merits by a court of         Act of 1933.
competent jurisdiction or a court of competent
jurisdiction approves a settlement of such claims. In
any claim for indemnification for Federal or state
securities law violations, the party seeking
indemnification must place before the court the
position of the SEC and any other applicable regulatory
agency with respect to the issue of indemnification for
securities law violations.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner and elect a successor general partner upon a         affairs of the AIMCO Operating Partnership. The general
vote of the limited partners owning a majority of the        partner may not be removed as general partner of the
outstanding units. A general partner may not withdraw        AIMCO Operating Partnership by the OP Unitholders with
voluntarily from your partnership unless a substitute        or without cause. Under the AIMCO Operating Partnership
or additional general partner remains and may not            Agreement, the general partner may, in its sole
withdraw voluntarily without the consent of the holder       discretion, prevent a transferee of an OP Unit from
of a majority of the units unless such withdrawal would      becoming a substituted limited partner pursuant to the
not affect the tax status of your partnership or             AIMCO Operating Partnership Agreement. The general
materially adversely affect the limited partners. The        partner may exercise this right of approval to deter,
general partner may admit an additional or substitute        delay or hamper attempts by persons to acquire a
general partner with the consent of limited partners         controlling interest in the AIMCO Operating Partner-
owning more than 50% of the units. Additional general        ship. Additionally, the AIMCO Operating Partnership
partner may also be admitted without the consent of the      Agreement contains restrictions on the ability of OP
limited partners if the addition of such person is           Unitholders to transfer their OP Units. See
necessary for tax purposes, such person has not              "Description of OP Units -- Transfers and Withdrawals"
authority to manage or control your Partners, there is       in the accompanying Prospectus.
no change in the identity of the person who has
authority to manage or control your partnership and
such admission does not materially adversely affect the
limited partners. A limited partner may

         4733
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

not transfer his interests without the consent of the general partner which may be withheld at the sole discretion of the general partners.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner if such amendment          in the AIMCO Operating Partnership Agreement, whereby
does not adversely affect the rights of the limited          the general partner may, without the consent of the OP
partners, to comply with applicable tax laws and to          Unitholders, amend the AIMCO Operating Partnership
cure any ambiguities. Other amendments to your               Agreement, amendments to the AIMCO Operating
partnership's agreement of limited partnership must be       Partnership Agreement require the consent of the
approved by the limited partners owning more than 50%        holders of a majority of the outstanding Common OP
of the units and the general partner. Amendments which       Units, excluding AIMCO and certain other limited
increase the amount of or accelerates the date of            exclusions (a "Majority in Interest"). Amendments to
payment for capital contributions required to be paid        the AIMCO Operating Partnership Agreement may be
by limited partners, extends the termination date of         proposed by the general partner or by holders of a
your partnership, adversely affects the rights of            Majority in Interest. Following such proposal, the
limited partners or amends the amendment provisions          general partner will submit any proposed amendment to
required the consent of all limited partners. Other          the OP Unitholders. The general partner will seek the
specified provisions which adversely affect the rights       written consent of the OP Unitholders on the proposed
or increase the obligations of a partner must be             amendment or will call a meeting to vote thereon. See
approved by such affected partner. No amendment to your      "Description of OP Units -- Amendment of the AIMCO
partnership's agreement of limited partnership may be        Operating Partnership Agreement" in the accompanying
made that affects the obligation of the limited              Prospectus.
partners to make their required capital contributions
or affect the timing or amount of the fees to be paid
by your partnership under your partnership's agreement
of limited partnership.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives no fee for its services as general partner.         capacity as general partner of the AIMCO Operating
Moreover, the general partner or certain affiliates may      Partnership. In addition, the AIMCO Operating Part-
be entitled to compensation for additional services          nership is responsible for all expenses incurred
rendered.                                                    relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, a limited partner is not for any debts,         negligence, no OP Unitholder has personal liability for
liabilities, contracts or obligations of your                the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of his capital contribution when due under          the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
After its capital contribution has been fully paid, no       ment in the AIMCO Operating Partnership. However, the
limited partner shall, except as otherwise required by       limitations on the liability of limited partners for
applicable law, be required to make any further capital      the obligations of a limited partnership have not been
contributions or lend any funds to your partnership.         clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

         4734
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time, but is not            a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership and must at all times act in a              its limited partners the highest duties of good faith,
fiduciary manner toward your partnership and the             fairness and loyalty and which generally prohibit such
limited partners. The general partner at all times has       general partner from taking any action or engaging in
a fiduciary responsibility for the safekeeping and use       any transaction as to which it has a conflict of
of all partnership funds and assets. The general             interest. The AIMCO Operating Partnership Agreement
partner may assign some of its general partner               expressly authorizes the general partner to enter into,
functions to an affiliate; provided, however, that,          on behalf of the AIMCO Operating Partnership, a right
notwithstanding any such assignment, the general             of first opportunity arrangement and other conflict
partner will retain full responsibility to your              avoidance agreements with various affiliates of the
partnership for the satisfactory performance of all          AIMCO Operating Partnership and the general partner, on
partnership general partner duties. The general partner      such terms as the general partner, in its sole and
may not commingle funds of your partnership with any         absolute discretion, believes are advisable. The AIMCO
other person. Subject to its fiduciary duties, general       Operating Partnership Agreement expressly limits the
partner and its affiliates may engage in or possess an       liability of the general partner by providing that the
interest in other business ventures of every nature and      general partner, and its officers and directors will
description, including, without limitation, real estate      not be liable or accountable in damages to the AIMCO
business ventures, whether or not such other                 Operating Partnership, the limited partners or
enterprises shall be in competition with any activities      assignees for errors in judgment or mistakes of fact or
of your partnership; provided, however, that the             law or of any act or omission if the general partner or
general partner or its affiliates may not enter into         such director or officer acted in good faith. See
any venture competitive with the business of your            "Description of OP Units -- Fiduciary Responsibilities"
partnership unless such venture will not have a              in the accompanying Prospectus.
materially adverse effect on the business of your
partnership.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and loss from the AIMCO Operating
                                                             Partnership can only be offset against other income and
                                                             loss from the AIMCO Operating Partnership). Income of
                                                             the AIMCO Operating Partnership, however, attributable
                                                             to dividends from the Management Subsidiaries (as
                                                             defined below) or interest paid by the Management
                                                             Subsidiaries does not qualify as passive activity
                                                             income and cannot be offset against losses from
                                                             "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The

         4735
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             AIMCO Operating Partnership may be required to pay
                                                             state income taxes in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

YOUR UNITS                     PREFERRED OP UNITS               COMMON OP UNITS
                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain exceptions; terminate your       Units" in the accompanying               transactions such as the
partnership; remove or elect a           Prospectus. So long as any               institution of bankruptcy
general partner, approve or              Preferred OP Units are outstand-         proceedings, an assignment for the
disapprove the sale of all or            ing, in addition to any other vote       benefit of creditors and certain
substantially all of the assets of       or consent of partners required by       transfers by the general partner of
your partnership, approve the            law or by the AIMCO Operating            its interest in the AIMCO Operating
merger or other reorganization of        Partnership Agreement, the               Partnership or the admission of a
your partnership and authorize the       affirmative vote or consent of           successor general partner.
issuance of additional limited           holders of at least 50% of the
partnership interests or other           outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
equity interests in your                 be necessary for effecting any           ship Agreement, the general partner
partnership.                             amendment of any of the provisions       has the power to effect the
                                         of the Partnership Unit Desig-           acquisition, sale, transfer,
A general partner may cause the          nation of the Preferred OP Units         exchange or other disposition of
dissolution of the your partnership      that materially and adversely            any assets of the AIMCO Operating
by retiring. Your partnership may        affects the rights or preferences        Partnership (including, but not
be continued by the remaining            of the holders of the Preferred OP       limited to, the exercise or grant
general partner or, if none, the         Units. The creation or issuance of       of any conversion, option,
limited partners may agree to            any class or series of partnership       privilege or subscription right or
continue your partnership by             units, including, without                any other right available in
electing a successor general             limitation, any partnership units        connection with any assets at any
partner upon the vote of holders of      that may have rights senior or           time held by the AIMCO Operating
more than 50% of the units within        superior to the Preferred OP Units,      Partnership) or the merger,
120 days after the retirement of         shall not be deemed to materially        consolidation, reorganization or
the general partner.                     adversely affect the rights or           other combination of the AIMCO
                                         preferences of the holders of            Operating Partnership with or into
                                         Preferred OP Units. With respect to      another entity, all without the
                                         the exercise of the above de-            consent of the OP Unitholders.
                                         scribed voting rights, each
                                         Preferred OP Units shall have one        The general partner may cause the
                                         (1) vote per Preferred OP Unit.          dissolution of the AIMCO Operating
                                                                                  Partner-

         4736
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                                                                  ship by an "event of withdrawal,"
                                                                                  as defined in the Delaware Limited
                                                                                  Partnership Act (including, without
                                                                                  limitation, bankruptcy), unless,
                                                                                  within 90 days after the
                                                                                  withdrawal, holders of a "majority
                                                                                  in interest," as defined in the
                                                                                  Delaware Limited Partnership Act,
                                                                                  agree in writing, in their sole and
                                                                                  absolute discretion, to continue
                                                                                  the business of the AIMCO Operat-
                                                                                  ing Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow are to        $      per Preferred OP Unit;            tribute quarterly all, or such
be made at reasonable intervals          provided, however, that at any time      portion as the general partner may
during the fiscal year as de-            and from time to time on or after        in its sole and absolute discretion
termined by the general partner,         the fifth anniversary of the issue       determine, of Available Cash (as
and in any event shall be made           date of the Preferred OP Units, the      defined in the AIMCO Operating
within 60 days after the close of        AIMCO Operating Partnership may          Partnership Agreement) generated by
each fiscal year. The distributions      adjust the annual distribution rate      the AIMCO Operating Partnership
payable to the partners are not          on the Preferred OP Units to the         during such quarter to the general
fixed in amount and depend upon the      lower of (i)     % plus the annual       partner, the special limited
operating results and net sales or       interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Your               dividend rate on the most recently       with respect to such quarter, in
partnership has made distributions       issued AIMCO non-convertible             accordance with their respective
in the past and is projected to          preferred stock which ranks on a         interests in the AIMCO Operating
made distributions in 1998.              parity with its Class H Cumu-            Partnership on such record date.
                                         lative Preferred Stock. Such             Holders of any other Preferred OP
                                         distributions will be cumulative         Units issued in the future may have
                                         from the date of original issue.         priority over the general partner,
                                         Holders of Preferred OP Units will       the special limited partner and
                                         not be entitled to receive any           holders of Common OP Units with
                                         distributions in excess of               respect to distributions of
                                         cumulative distributions on the          Available Cash, distributions upon
                                         Preferred OP Units. No interest, or      liquidation or other distributions.
                                         sum of money in lieu of interest,        See "Per Share and Per Unit Data"
                                         shall be payable in respect of any       in the accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             dis-
                                         limited circum-

         4737
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         stances, no distributions may be         tribute sufficient amounts to
                                         declared or paid or set apart for        enable the general partner to
                                         payment by the AIMCO Operating           transfer funds to AIMCO and enable
                                         Partnership and no other                 AIMCO to pay stockholder dividends
                                         distribution of cash or other prop-      that will (i) satisfy the
                                         erty may be declared or made,            requirements for qualifying as a
                                         directly or indirectly, by the           REIT under the Code and the
                                         AIMCO Operating Partnership with         Treasury Regulations and (ii) avoid
                                         respect to any Junior Units, nor         any Federal income or excise tax
                                         shall any Junior Units be re-            liability of AIMCO. See
                                         deemed, purchased or otherwise           "Description of OP
                                         acquired for consideration, nor          Units -- Distributions" in the
                                         shall any other cash or other            accompanying Prospectus.
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor or incompetent, except in          Preferred OP Units are not listed        nership Agreement restricts the
limited situations, and such person      on any securities exchange. The          transferability of the OP Units.
may be substituted as a limited          Preferred OP Units are subject to        Until the expiration of one year
partner provided that: (1) the           restrictions on transfer as set          from the date on which an OP
transfer complies with the               forth in the AIMCO Operating             Unitholder acquired OP Units,
then-applicable rules and                Partnership Agreement.                   subject to certain exceptions, such
regulations of any governmental                                                   OP Unitholder may not transfer all
authority with jurisdiction over         Pursuant to the AIMCO Operating          or any portion of its OP Units to
the disposition, (2) except in           Partnership Agreement, until the         any transferee without the consent
specified circumstances, the             expiration of one year from the          of the general partner, which
interest transferred is not less         date on which a holder of Preferred      consent may be withheld in its sole
than  1/4 unit, (3) a written            OP Units acquired Preferred OP           and absolute discretion. After the
assignment has been duly executed        Units, subject to certain                expiration of one year, such OP
and acknowledged by the assignor         exceptions, such holder of               Unitholder has the right to
and assignee, (4) the transfer,          Preferred OP Units may not transfer      transfer all or any portion of its
when added to all other assignment       all or any portion of its Pre-           OP Units to any person, subject to
taking place in the preceding 12         ferred OP Units to any transferee        the satisfaction of certain
month does not result in                 without the consent of the general       conditions specified in the AIMCO
termination of your partnership for      partner, which consent may be            Operating Partnership Agreement,
tax purposes, (5) the approval of        withheld in its sole and absolute        including the general partner's
the general partner which may be         discretion. After the expiration of      right of first refusal. See
withheld in the sole and absolute        one year, such holders of Preferred      "Description of OP Units --
discretion of the general partner        OP Units has the right to transfer       Transfers and Withdrawals" in the
has been granted and (6) the             all or any portion of its Preferred      accompanying Prospectus.
assignor and assignee have complied      OP Units to any person, subject to
with such other conditions as set        the satisfaction of certain              After the first anniversary of
forth in your partnership's agree-       conditions specified in the AIMCO        becoming a holder of Common OP
ment of limited partnership.             Operating Partnership Agreement,         Units, an OP Unitholder has the
                                         including the general partner's          right, subject to the terms and
There are no redemption rights           right of first refusal.                  conditions of the AIMCO Operating
associated with your units.                                                       Partnership Agreement, to require
                                         After a one-year holding period, a       the AIMCO Operating Partnership to
                                         holder may redeem Preferred OP           redeem all or a portion of the
                                         Units and receive in exchange            Common OP Units held by such party
                                         therefor, at the AIMCO Operating         in exchange for a cash amount based
                                         Partnership's option, (i) subject        on the value of shares of Class A
                                         to the terms of any Senior Units,        Common Stock. See "Description of
                                         cash in an amount equal to the           OP Units -- Redemption Rights" in
                                         Liquidation Preference of the            the accompanying Prospectus. Upon
                                         Preferred OP Units tendered for          receipt of a notice of redemption,
                                         redemption, (ii) a number of shares      the general partner may, in its
                                         of Class I Cumulative Preferred          sole and absolute discretion but
                                         Stock of AIMCO that pay an               subject to the restrictions on the
                                         aggregate amount of dividends yield      ownership of Class A Common Stock
                                         equivalent to the distributions on       imposed under the AIMCO's charter
                                         the Preferred OP Units tendered for      and the transfer restrictions and
                                         redemption and are part of a class       other limitations thereof, elect to
                                         or series of preferred stock that        cause AIMCO to acquire some or all
                                         is then listed on the New York           of the tendered Common OP Units in
                                         Stock Exchange or another national       ex-
                                         securities exchange, or (iii) a
                                         number of

         4738
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         shares of Class A Common Stock of        change for Class A Common Stock,
                                         AIMCO that is equal in Value to the      based on an exchange ratio of one
                                         Liquidation Preference of the            share of Class A Common Stock for
                                         Preferred OP Units tendered for          each Common OP Unit, subject to
                                         redemption. The Preferred OP Units       adjustment as provided in the AIMCO
                                         may not be redeemed at the option        Operating Partnership Agreement.
                                         of the AIMCO Operating Partnership.
                                         See "Description of Preferred OP
                                         Units -- Redemption."

         4739

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity and fees for additional services from your partnership. The property manager received management fees of $254,000 in 1996, $259,000 in 1997 and $129,295 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4740

                                YOUR PARTNERSHIP

GENERAL

     Winthrop Apartment Investors Limited Partnership is a Maryland limited partnership. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 284 limited partners of your partnership and a total of 251 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on September 4, 1991 for the purpose of owning and operating a small number of apartment properties located in Austin, Texas, Irving, Texas, Atlanta, Georgia, and Alpharetta, Georgia, known as "Chesapeake (Lost Mill) Apartments," "Covington Creek Apartments," "Northside Circle Apartments" and "Webb Bridge Crossing Apartments," respectively. There are 124 apartment units in "Chesapeake (Lost Mill) Apartments." The total rentable square footage is 79,456 square feet and the average annual rent per apartment unit is $5,931. "Covington Creek Apartments" has 248 apartment units. The total rentable square footage is 193,362 square feet. The average annual rent per apartment unit is $6,492. In "Northside Circle Apartments," there are 219 apartment units. The total rentable square footage is 160,180 square feet and the average annual rent per apartment unit is $6,477. There are 164 apartment units in "Webb Bridge Crossing Apartments." The total rentable square footage is 170,164 square feet and the average annual rent per apartment unit is $7,138.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $254,000, $259,000 and $129,295, respectively.

     The manager of your partnership's property is an affiliate of the general partner of your partnership and of AIMCO.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2041 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

         4741

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage notes outstanding on "Chesapeake (Lost Mill) Apartments" of $2,035,802, "Northside Circle Apartments" of $5,011,205 and "Webb Bridge Crossing Apartments" of $4,384,804 payable to Nomura Asset Capital Corp., which bear interest at a rate of 7.27%. Such mortgage notes are due February 2026. There is also a mortgage note on "Covington Creek Apartments," the balance of which is $4,288,204, as of June 30, 1998. The note bears interest at 7.27% and is due March 2026. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. The audited financial statements have been audited by Imowitz Koenig & Co. LLP 1997. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4742

     Below is selected financial information for Winthrop Apartment Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                        WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP
                                  ---------------------------------------------------------------------------------------------
                                         JUNE 30,                                      DECEMBER 31,
                                  -----------------------   -------------------------------------------------------------------
                                     1998         1997         1997          1996          1995          1994          1993
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents.......  $ 1,662,921         Not   $ 1,191,000   $ 1,220,000   $ 3,455,000   $ 3,581,214   $ 3,508,588
Land & Building.................   19,317,241   Available    19,214,000    18,859,000    18,645,000    18,410,780    18,223,458
Accumulated Depreciation........   (3,268,938)          0    (2,928,000)   (2,304,000)   (1,706,000)   (1,168,349)     (674,286)
Other Assets....................    2,824,249           0     3,111,000     3,457,000     2,105,000     2,000,735     2,048,380
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
         Total Assets...........  $20,535,473   $       0   $20,588,000   $21,232,000   $22,499,000   $22,824,380   $23,106,140
                                  ===========   =========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued Interest.....   15,660,016                15,739,000    15,885,000             0             0             0
Other Liabilities...............      490,130                   625,000       585,000       506,000       452,954       455,494
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities......  $16,150,146   $       0   $16,364,000   $16,470,000   $   506,000   $   452,954   $   455,494
                                  -----------   ---------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)......  $ 4,385,327   $       0   $ 4,224,000   $ 4,762,000   $21,993,000   $22,371,426   $22,650,646
                                  ===========   =========   ===========   ===========   ===========   ===========   ===========

                                                          WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATING DATA
Rental Revenue.....................   2,486,404                   4,961,000    4,925,000    4,713,000    4,484,341    4,078,483
Other Income.......................     112,153                     312,000      314,000      435,000      293,229      271,959
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............   2,598,557             0     5,273,000    5,239,000    5,148,000    4,777,570    4,350,442
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................   1,063,103             0     2,260,000    2,187,000    1,770,000    1,656,163    1,533,444
General & Administrative...........     129,296                     117,000       93,000      306,000      310,030      334,818
Depreciation.......................     340,500                     681,000      679,000      620,000      576,416      534,450
Interest Expense...................     646,470                   1,280,000    1,267,000            0            0            0
Property Taxes.....................     257,861                     518,000      526,000      564,000      501,806      504,742
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............   2,437,230             0     4,856,000    4,752,000    3,260,000    3,044,415    2,907,454
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Net Income.........................     161,327             0       417,000      487,000    1,888,000    1,733,155    1,442,988
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         4743

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being recently acquired, very little discussion is available for variances.

  Results of Operations

     Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition, no data was available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized net income of $161,327 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,598,557 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,063,103 for the six months ended June 30, 1998. Management expenses totaled $129,295 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $129,296 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $646,470 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your Partnership recognized net income of $ 417,000 for the year ended December 31, 1997, compared to $ 487,000 for the year ended December 31, 1996. The decrease in net income of $ 70,000, or 14.37% was primarily the result of an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,273,000 for the year ended December 31, 1997, compared to $5,239,000 for the year ended December 31, 1996, an increase of $34,000, or 0.65%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,260,000 for the year ended December 31, 1997, compared to $2,187,000 for the year ended December 31,

         4744

     1996, an increase of $73,000 or 3.34%. Management expenses totaled $259,000 for the year ended December 31, 1997, compared to $254,000 for the year ended December 31, 1996, an increase of $5,000, or 1.97%.

     General and Administrative Expenses

     General and administrative expenses totaled $117,000 for the year ended December 31, 1997 compared to $93,000 for the year ended December 31, 1996, an increase of $24,000 or 25.81%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,280,000 for the year ended December 31, 1997, compared to $1,267,000 for the year ended December 31, 1996, an increase of $13,000, or 1.03%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $487,000 for the year ended December 31, 1996, compared to $1,888,000 for the year ended December 31, 1995. The decrease in net income of $1,401,000, or 74.21% was primarily the result of an increase in interest expense.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,239,000 for the year ended December 31, 1996, compared to $5,148,000 for the year ended December 31, 1995, an increase of $91,000, or 1.77%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,187,000 for the year ended December 31, 1996, compared to $1,770,000 for the year ended December 31, 1995, an increase of $417,000 or 23.56%. The increase in operating expenses is due mainly to an increase in professional and amortization expenses coupled with a reclassification of certain expenses to operating expense that were included in general and administrative expenses at December 31, 1995. Amortization expenses increased due to additional amortization of the deferred legal and mortgage costs associated with the Partnership's refinancing. Management expenses totaled $254,000 for the year ended December 31, 1996, compared to $243,000 for the year ended December 31, 1995, an increase of $11,000, or 4.53%.

     General and Administrative Expenses

     General and administrative expenses totaled $93,000 for the year ended December 31, 1996 compared to $306,000 for the year ended December 31, 1995, a decrease of $213,000 or 69.61%. The decrease is primarily due to the reclassification of certain general and administrative expenses for 1995 to operating expenses in 1996.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,267,000 for the year ended December 31, 1996, compared to $0 for the year ended December 31, 1995, an increase of $1,267,000. The increase is due to the partnership securing $16 million in new debt during 1996.

         4745

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $1,662,921 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable, responsible or accountable for damages or otherwise to your partnership or any limited partner for any acts performed or any failure to act by any of them if they determined, in good faith, that such acts or failure to act was in the best interests of your partnership, and such course of conduct did not constitute negligence or misconduct on the part of such person. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner and their affiliates are entitled to indemnification by your partnership against any loss, damage, liability, cost or expense sustained by it or them if such person determined, in good faith that the course of conduct which caused the loss or liability was in the best interests of your partnership and such person was acting on behalf or performing services for your partnership, provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct by such person. Any such indemnity provided shall be paid, from and only to the extent of, partnership assets. Notwithstanding any other provision to the contrary, the general partner, its affiliates and any person acting as broker-dealer will be liable and will not be entitled to indemnity for any loss, damage or cost resulting from violations of Federal or state securities laws in connection with the units unless there has been a successful adjudication of the merits of each count involving such securities law violations, such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or a court of competent jurisdiction approves a settlement of such claims. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect to the issue of indemnification for securities law violations. The advancement of partnership funds to the general partner or its affiliates for legal expenses and other cost incurred as a result of any legal action is allowed if: the legal action related to your partnership or to acts or omissions with respect to the performance of duties or services on behalf of your partnership, the legal action is initiated by a third party who is not a limited partner or the legal action is initiated by a limited partner and a court of competent jurisdiction specifically approves such advancement and the general partner or its affiliates undertake to repay the advanced funds in cases in which such party is not entitled to indemnification. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     No partnership funds will be used to purchase any insurance the insures any party against any liability for which indemnification is not available pursuant to your partnership's agreement of limited partnership.

         4746

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $ 7,790
1995........................................................       8,700
1996........................................................      70,030
1997........................................................       3,230
1998 (through June 30)......................................           0

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner):

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partners -- by your partnership including reimbursement for expenses) management fees and distributions in its capacity as general partner interest of partnership as described in the following table:

YEAR                                                   COMPENSATION
----                                                  ---------------
1994................................................  [Not available]
1995................................................                0
1996................................................           80,000
1997................................................           41,000
1998 (through June 30)..............................

         4747

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995............................................    $243,000
1996............................................     254,000
1997............................................     259,000
1998 (through June 30)..........................     129,295

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Winthrop Apartment Investors Limited Partnership at December 31, 1997 and 1996 and for the years then ended, appearing in this Prospectus Supplement have been audited by Imowitz Koenig & Co., LLP independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Winthrop Apartment Investors Limited Partnership at December 31, 1995, and for the year then ended, appearing in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         4748

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-8
Balance Sheets as of December 31, 1997 and 1996.............   F-9
Statements of Operations for the years ended December 31,
  1997 and 1996.............................................  F-10
Statements of Partners' Capital (Deficit) for the years
  ended December 31, 1997 and 1996..........................  F-11
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-12
Notes to Financial Statements...............................  F-13
Report of Independent Public Accountants....................  F-19
Balances Sheets as of December 31, 1996 and 1995............  F-20
Statements of Operations for the years ended December 31,
  1996 and 1995.............................................  F-21
Statement of Partners' Capital for the years ended December
  31, 1996 and 1995.........................................  F-22
Statements of Cash Flows for the years ended December 31,
  1996 and 1995.............................................  F-23
Notes to Financial Statements...............................  F-24

         4749

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................                $ 1,662,921
Receivables and Deposits....................................                    777,083
Other Assets................................................                  2,047,166
Investment Property
  Land......................................................  $ 3,666,441
  Building and related property.............................   15,650,800
                                                              -----------
                                                               19,317,241
  Less: Accumulated depreciation............................   (3,268,938)   16,048,303
                                                              -----------   -----------
          Total Assets......................................                $20,535,473
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $    46,181
Other Accrued Liabilities...................................                    323,737
Tenant Security Deposits....................................                    120,212
Notes Payable...............................................                 15,660,016
Partners' Capital...........................................                  4,385,327
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $20,535,473
                                                                            ===========

         4750

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Revenues:
  Rental Income.............................................   $2,486,404
  Other Income..............................................      112,153
                                                               ----------
          Total Revenues....................................    2,598,557
Expenses:
  Operating Expenses........................................    1,063,103
  General and Administrative Expenses.......................      129,296
  Depreciation Expense......................................      340,500
  Interest Expense..........................................      646,470
  Property Tax Expense......................................      257,861
                                                               ----------
          Total Expenses....................................    2,437,230
                                                               ----------
          Net Income........................................   $  161,327
                                                               ==========

         4751

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income................................................   $  161,327
  Adjustments to reconcile net income to net cash provided
     by operating Activities:
     Depreciation and Amortization..........................      422,096
     Changes in accounts:
       Receivables and deposits and other assets............      205,155
       Accounts Payable and accrued expenses................     (134,870)
                                                               ----------
          Net cash provided by (used in) operating
          activities........................................      653,708
                                                               ----------
Investing Activities:
  Property improvements and replacements....................     (102,803)
                                                               ----------
          Net cash provided by (used in) investing
          activities........................................     (102,803)
                                                               ----------
Financing Activities:
  Payments on mortgage......................................      (78,984)
                                                               ----------
          Net cash provided by (used in) financing
          activities........................................      (78,984)
                                                               ----------
          Net increase in cash and cash equivalents.........      471,921
Cash and cash equivalents at beginning of year..............    1,191,000
                                                               ----------
Cash and cash equivalents at end of period..................   $1,662,921
                                                               ==========

         4752

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Winthrop Apartment Investors Limited Partnership as of June 30, 1998 and for the six months ended June 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4753

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

         4754

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Independent Auditors' Report................................    F-8
Financial Statements:
  Balance Sheets............................................    F-9
  Statements of Operations..................................   F-10
  Statements of Partners' Capital (Deficit).................   F-11
  Statements of Cash Flows..................................   F-12
  Notes to Financial Statements.............................   F-13

         4755

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Winthrop Apartment Investors Limited Partnership
Greenville, South Carolina

     We have audited the accompanying balance sheets of Winthrop Apartment Investors Limited Partnership (a Maryland limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures of the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winthrop Apartment Investors Limited Partnership, a Maryland limited partnership, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            /s/ JNOWITSY KOENIG & CO., LLP
                                            Certified Public Accountants

New York, New York
February 16, 1998

         4756
                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                     ASSETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
Cash and cash equivalents...................................  $ 1,191   $ 1,220
Replacement reserves and escrow accounts....................      747       756
Other assets................................................    2,364     2,701
                                                              -------   -------
                                                                4,302     4,677
                                                              -------   -------
Investment properties:
  Land......................................................    3,666     3,666
  Buildings and related personal property...................   15,548    15,193
                                                              -------   -------
                                                               19,214    18,859
  Less: Accumulated depreciation............................   (2,928)   (2,304)
                                                              -------   -------
                                                               16,286    16,555
                                                              -------   -------
          Total Assets......................................  $20,588   $21,232
                                                              =======   =======

                  LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

Liabilities:
Accounts payable............................................  $   120   $    28
Tenant security deposit liabilities.........................      111       127
Other liabilities...........................................      394       430
Mortgage note payable.......................................   15,739    15,885
                                                              -------   -------
                                                               16,364    16,470
                                                              -------   -------
Partners' Capital (Deficit):
  General partner...........................................     (329)     (300)
  Limited partners (250 units authorized, issued and
     outstanding)...........................................    4,553     5,062
                                                              -------   -------
                                                                4,224     4,762
                                                              -------   -------
          Total Liabilities and Partners' Capital...........  $20,588   $21,232
                                                              =======   =======

                       See notes to financial statements

         4757

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
Revenues:
  Rental income.............................................  $4,961   $4,925
  Other income..............................................     312      314
                                                              ------   ------
          Total revenues....................................   5,273    5,239
                                                              ------   ------
Expenses:
  Operating.................................................   2,260    2,187
  General and administrative................................     117       93
  Depreciation and amortization.............................     681      679
  Interest..................................................   1,280    1,267
  Property taxes............................................     518      526
                                                              ------   ------
          Total expenses....................................   4,856    4,752
                                                              ------   ------
          Net income........................................  $  417   $  487
                                                              ======   ======
Net income allocated to general partners....................  $   22   $   28
Net income allocated to limited partners....................     395      459
                                                              ------   ------
                                                              $  417   $  487
                                                              ======   ======
  Net income per limited partnership unit...................  $1,580   $1,836
                                                              ======   ======

                       See notes to financial statements

         4758

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                        LIMITED      GENERAL     LIMITED      TOTAL
                                                      PARTNERSHIP   PARTNER'S   PARTNERS'   PARTNERS'
                                                         UNITS       DEFICIT     CAPITAL     CAPITAL
                                                      -----------   ---------   ---------   ---------
Balance -- January 1, 1996..........................      250         $ (20)    $ 22,013    $ 21,993
Distributions to partners...........................       --          (308)     (17,410)    (17,718)
Net income..........................................       --            28          459         487
                                                          ---         -----     --------    --------
Balance -- December 31, 1996........................      250          (300)       5,062       4,762
Distributions to partners...........................       --           (51)        (904)       (955)
Income..............................................       --            22          395         417
                                                          ---         -----     --------    --------
Balance -- December 31, 1997........................      250         $(329)    $  4,553    $  4,224
                                                          ===         =====     ========    ========

                       See notes to financial statements.

         4759

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
Cash flows from operating activities:
  Net income................................................  $   417   $    487
     Adjustments to reconcile net income to net cash
      provided by operating activities:
     Depreciation...........................................      624        598
     Amortization...........................................      172        196
     Changes in assets and liabilities:
       Escrow accounts......................................      102       (533)
       Other assets.........................................      165       (111)
       Accounts payable.....................................       92        (17)
       Tenant security deposit liabilities..................      (16)         2
       Other liabilities....................................      (36)        94
                                                              -------   --------
          Net cash provided by operating activities.........    1,520        716
                                                              -------   --------
Cash flows from investing activities:
  Property improvements and replacements....................     (355)      (214)
  Net deposits to restricted escrows........................      (93)      (223)
                                                              -------   --------
          Cash used in investing activities.................     (448)      (437)
                                                              -------   --------
Cash flows from financing activities:
  Proceeds from mortgage financings.........................       --     16,000
  Principal payments on mortgage............................     (146)      (115)
  Deferred financing costs..................................       --       (681)
  Distributions to partners.................................     (955)   (17,718)
                                                              -------   --------
          Net cash used in financing activities.............   (1,101)    (2,514)
                                                              -------   --------
Net decrease in cash and cash equivalents...................      (29)    (2,235)
Cash and Cash Equivalents, Beginning of Year................    1,220      3,455
                                                              -------   --------
Cash and Cash Equivalents, End of Year......................  $ 1,191   $  1,220
                                                              =======   ========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest....................................  $ 1,166   $  1,088
                                                              =======   ========

                       See notes to financial statements.

         4760

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Winthrop Apartment Investors Limited Partnership (the "Partnership") was organized on September 5, 1991 under the laws of the State of Maryland for the purpose of acquiring, renovating, operating and managing residential apartment complexes. The Partnership's properties are located in Austin, Texas (Chesapeake Apartments); Irving, Texas (Covington Creek Apartments); Fulton County, Georgia (Webb Bridge Crossing Apartments); and Atlanta, Georgia (Northside Circle Apartments).

     The general partner of the Partnership is WAI Associates Limited Partnership, a Texas limited Partnership ("WAI" or the "General Partner"), whose sole general partner is WAI Properties, Inc., a Texas corporation and a wholly owned subsidiary of First Winthrop Corporation ("First Winthrop"). The sole limited partner of WAI is Winthrop Financial Associates ("WFA"). First Winthrop is a wholly owned subsidiary of WFA.

     On October 28, 1997, Insignia Financial Group, Inc. ("Insignia") acquired 100% of the Class B stock of First Winthrop. Pursuant to this transaction, Insignia has the right to appoint the members of a Residential Committee. The Residential Committee effectively controls the activities of the Partnership.

     The Partnership was capitalized with $24,700,000 of contributions representing 250 investor limited partnership units. The offering closed on December 31, 1992. The general partner and affiliates contributed $1,000. The Partnership will terminate December 31, 2041 unless dissolved earlier, pursuant to the provisions of the Partnership Agreement ("Agreement").

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Allocation of Income, Losses and Distributions

     In accordance with the partnership agreement, distributions of cash flow are allocated 99% to the limited partners and 1% to the general partner, until the limited partners have received a 6% noncumulative, noncompounded annual rate of return on their net invested capital, at which point the remainder is distributed 90% to the limited partners and 10% to the general partner. Distributions of cash other than cash flow are distributed in accordance with the partnership agreement, with no less than 1% allocated to the general partner. Income is allocated to the partners in proportion to the cash available for distribution to the partners; losses are allocated 90% to the limited partners and 10% to the general partner. If there is no cash available for distribution, income is allocated 90% to the limited partners and 10% to the general partner.

  Cash and Cash Equivalents

     Cash and cash equivalents includes cash on hand and in banks, certificates of deposit, and money market funds with original maturities less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Security deposits

     The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in other assets. The security deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

         4761
                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Investment Properties

     Investment properties are stated at cost. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Deferred Costs

     Organization costs are amortized on the straight-line basis over five years. Acquisition fees are amortized on the straight-line basis over 27.5 and 40 years. Deferred financing costs are amortized as interest expense on the straight-line basis over the life of the loan.

  Depreciation

     The Partnership provides for depreciation of buildings and improvements on the straight-line basis over their estimated useful lives of 40 years for buildings and improvements and 3 to 15 years for personal property.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less. The Partnership recognizes income as earned on its leases.

  Advertising

     The Partnership expenses the costs of advertising as incurred. Advertising expense, included in operating expenses, was approximately $75,000 and $64,000, for the years ended December 31, 1997 and 1996, respectively.

  Income Taxes

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

  Reclassification

     Certain amounts from 1996 have been reclassified to conform to the 1997 presentation.

2. RELATED PARTY TRANSACTIONS

     The Partnership has no employees and is dependent on the General Partner and its affiliates for the management and administration of all partnership activities. The Partnership paid property management fees based upon collected gross rental revenues for property management services as noted below for the years ended December 31, 1997 and 1996. Such fees are included in operating expenses on the statements of operations and are reflected in the following table. The Partnership Agreement provides for reimbursement to the General Partner and its affiliates for costs incurred in connection with the administration of Partnership activities. The General Partner and its affiliates received reimbursements and fees as reflected in the following table:

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Property management fees....................................  $259,000   $254,000
Reimbursements for services.................................    41,000     80,000

         4762
                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Property management fees are included in operating expenses. Reimbursements for services paid during 1997, are primarily included in general and administrative expenses. An $80,000 fee, relating to the 1996 mortgage financing, is being amortized as interest expense.

     During 1997, an affiliate of the General Partner acquired, pursuant to a tender offer, for a purchase price of $30,000 per unit, approximately 16.6% of the total limited partnership units of the Partnership.

3. DEFERRED COSTS

     Deferred costs (which are included in other assets) are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Organization costs..........................................  $  167,000   $  167,000
Acquisition costs...........................................   1,805,000    1,805,000
Financing costs.............................................     801,000      801,000
                                                              ----------   ----------
                                                               2,773,000    2,773,000
Less: Accumulated amortization..............................     661,000      489,000
                                                              ----------   ----------
                                                              $2,112,000   $2,284,000
                                                              ==========   ==========

4. MORTGAGE NOTE PAYABLE

     On January 5, 1996, the Partnership obtained a mortgage loan in the amount of $16,000,000 secured by all of the properties. The loan amount was allocated $2,080,000, $4,320,000, $5,120,000 and $4,480,000 to Chesapeake Apartments,
Covington Creek Apartments, Northside Circle Apartments and Webb Crossing Apartments, respectively. The mortgage loan bears interest at an initial rate of 7.27% (until the "Optional Prepayment Date", as defined), requires monthly principal and interest payments of approximately $109,000 and matures in February 2026. The Partnership has the option to prepay the mortgage loan without penalty on, or three months before, February 1, 2003 (the "Optional Prepayment Date"). If the Partnership does not elect to prepay the loan, the interest rate will be adjusted to the greater of 12.27% or a "Treasury Rate" (as defined) plus 7.75 percentage points. The Partnership was required to fund approximately $278,000 in reserves at closing to complete certain required capital improvements to the properties, and establish tax and insurance escrows. The Partnership is also required to fund an ongoing replacement reserve. In connection with the closing, Two Winthrop was replaced as the General Partner of the Partnership with WAI Associates Limited Partnership. The lender required the transfer of the general partnership interest as a condition to making the loan to assure that the Partnership and its general partner are single purpose entities, formed solely for the purpose of owning and operating the properties.

     As of December 31, 1997 principal payments are required as follows:

1998....................................................  $   158,000
1999....................................................      170,000
2000....................................................      179,000
2001....................................................      196,000
2002....................................................      211,000
Thereafter..............................................   14,825,000
                                                          -----------
          Total.........................................  $15,739,000
                                                          ===========

         4763
                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. DISTRIBUTIONS

     For the year ended December 31, 1997, distributions of $904,000 ($3,616 per unit) and $51,000 were paid to the limited partners and General Partner, respectively.

     The Partnership distributed $17,410,000 ($69,640 per unit) to the Limited Partners during the year ended December 31, 1996. The General Partner was entitled to $308,000 for the year ended December 31, 1996. The General Partner was underpaid $97,000 of the 1996 distributions which was adjusted for in 1997. The distributions included approximately $14,923,000 of proceeds from a January 1996 mortgage financing.

6. TAXABLE INCOME

     The Partnership's taxable income for 1997 and 1996, differs from that for financial reporting purposes, as follows:

                                                                1997       1996
                                                              --------   --------
Net income for financial reporting purposes.................  $417,000   $487,000
Accelerated depreciation on real and personal property......   (57,000)   (78,000)
Deferred rental income......................................    16,000         --
                                                              --------   --------
          Taxable income....................................  $376,000   $409,000
                                                              ========   ========

         4764

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

         4765

ITEM 7. FINANCIAL STATEMENTS

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1996

                                     INDEX

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-19
Financial Statements:
  Balance Sheets as of December 31, 1996 and 1995...........  F-20
  Statements of Operations for the Years Ended December 31,
     1996 and 1995..........................................  F-21
  Statements of Partners' Capital for the Years Ended
     December 31, 1996 and 1995.............................  F-22
  Statements of Cash Flows for the Years Ended December 31,
     1996 and 1995..........................................  F-23
  Notes to Financial Statements.............................  F-24

         4766

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Winthrop Apartment Investors Limited Partnership:

     We have audited the accompanying balance sheets of Winthrop Apartment Investors Limited Partnership (a Maryland limited partnership) as of December 31, 1995 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winthrop Apartment Investors Limited Partnership as of December 31, 1995, the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 2, 1996

         4767

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                              -------    -------
Real Estate, At Cost:
  Land......................................................  $ 3,666    $ 3,666
  Buildings and improvements, net of accumulated
     depreciation of $2,304 (1996) and $1,706 (1995)........   12,889     13,273
                                                              -------    -------
                                                               16,555     16,939
Other Assets:
  Cash and cash equivalents.................................    1,220      3,455
  Escrow deposits and replacement reserves..................      756         --
  Other assets..............................................      417        306
  Deferred costs, net of accumulated amortization of $489
     (1996) and $293 (1995).................................    2,284      1,799
                                                              -------    -------
          Total Assets......................................  $21,232    $22,499
                                                              =======    =======

                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
  Mortgage payable..........................................  $15,885    $    --
  Accounts payable and accrued expenses.....................      458        381
  Security deposits.........................................      127        125
                                                              -------    -------
          Total Liabilities.................................   16,470        506
                                                              -------    -------
Partners' capital:
  Limited partners' capital; 250 units authorized, issued
     and outstanding........................................    5,062     22,013
  General partners deficit..................................     (300)       (20)
                                                              -------    -------
          Total Partners' Capital...........................    4,762     21,993
                                                              -------    -------
          Total Liabilities and Partners' Capital...........  $21,232    $22,499
                                                              =======    =======

                       See notes to financial statements

         4768

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              -------   ------
Income:
  Rental....................................................  $ 4,884   $4,713
  Other.....................................................      255      231
  Interest..................................................       59      204
                                                              -------   ------
          Total Income......................................    5,198    5,148
                                                              -------   ------
Expenses:
  Mortgage interest.........................................    1,187       --
  Leasing...................................................      208      191
  General and administrative................................      399      306
  Management fees...........................................      254      243
  Utilities.................................................      375      392
  Repairs and maintenance...................................      634      626
  Painting and decorating...................................      155      138
  Insurance.................................................      175      180
  Taxes.....................................................      564      564
  Amortization..............................................      162       82
  Depreciation..............................................      598      538
                                                              -------   ------
          Total expenses....................................    4,711    3,260
                                                              -------   ------
          Net income........................................  $   487   $1,888
                                                              =======   ======
Net income allocated to general partners....................  $    28   $   75
                                                              =======   ======
Net income allocated to limited partners....................  $   459   $1,813
                                                              =======   ======
Net income per Unit of Limited Partnership Interest.........  $ 1,836   $7,252
                                                              =======   ======
Distributions per Unit of Limited Partnership Interest......  $69,640   $8,700
                                                              =======   ======

                       See notes to financial statements

         4769

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                         STATEMENT OF PARTNERS' CAPITAL
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                       UNITS OF
                                                        LIMITED      GENERAL     LIMITED      TOTAL
                                                      PARTNERSHIP   PARTNER'S   PARTNER'S   PARTNER'S
                                                       INTEREST      DEFICIT     CAPITAL     CAPITAL
                                                      -----------   ---------   ---------   ---------
Balance -- January 1, 1995..........................      250         $  (5)    $ 22,375    $ 22,370
  Distributions.....................................       --           (90)      (2,175)     (2,265)
  Net income........................................       --            75        1,813       1,888
                                                          ---         -----     --------    --------
Balance -- December 31, 1995........................      250           (20)      22,013      21,993
  Distributions.....................................       --          (308)     (17,410)    (17,718)
  Net income........................................       --            28          459         487
                                                          ---         -----     --------    --------
Balance -- December 31, 1996........................      250         $(300)    $  5,062    $  4,762
                                                          ===         =====     ========    ========

                       See notes to financial statements.

         4770

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------     ---------
Cash Flows from Operating Activities:
  Net income................................................   $    487       $ 1,888
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................        598           538
     Amortization...........................................        196            82
     Changes in assets and liabilities:
       Increase in escrow deposits..........................       (533)           --
       Increase in other assets.............................       (111)          (67)
       Increase in accounts payable and accrued expenses....         77            56
       Increase (decrease) in security deposits liability...          2            (3)
                                                               --------       -------
          Net cash provided by operating activities.........        716         2,494
                                                               --------       -------
Cash Flows from Investing Activities:
  Additions to real estate..................................       (214)         (235)
  Reserve for replacement deposits..........................       (223)           --
                                                               --------       -------
     Cash (used in) investing activities....................       (437)         (235)
                                                               --------       -------
Cash Flows from Financing Activities:
  Proceeds from mortgage financings.........................     16,000            --
  Principal payments on mortgage............................       (115)           --
  Deferred financing costs..................................       (681)         (120)
  Distributions.............................................    (17,718)       (2,265)
                                                               --------       -------
          Net cash (used in) financing activities...........     (2,514)       (2,385)
                                                               --------       -------
Net (decrease) in cash and cash equivalents.................     (2,235)         (126)
Cash and Cash Equivalents, Beginning of Year................      3,455         3,581
                                                               --------       -------
Cash and Cash Equivalents, End of Year......................   $  1,220       $ 3,455
                                                               ========       =======
Supplemental Disclosure of Cash Flow Information -- Cash
  paid for interest.........................................   $  1,088       $    --
                                                               ========       =======

                       See notes to financial statements.

         4771

                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Winthrop Apartment Investors Limited Partnership (the "Partnership") was organized on September 5, 1991 under the laws of the State of Maryland for the purpose of acquiring, renovating, operating and managing residential apartment complexes. The Partnership's properties are located in Austin, Texas (Chesapeake Apartments); Irving, Texas (Covington Creek Apartments); Fulton County, Georgia (Webb Bridge Crossing Apartments); and Atlanta, Georgia (Northside Circle Apartments).

     The general partner of the Partnership is WAI Associates Limited Partnership, a Texas limited Partnership ("WAI" or the "General Partner"), whose sole general partner is WAI Properties, Inc., a Texas corporation and a wholly owned subsidiary of First Winthrop Corporation ("First Winthrop"). The sole limited partner of WAI is Winthrop Financial Associates ("WFA"). First Winthrop is a wholly owned subsidiary of WFA. The general partner of the Partnership was, until January 1996, Two Winthrop Limited Partnership ("Two Winthrop") an affiliate of WAI.

     The Partnership was capitalized with $24,700,000 of contributions representing 50 investor limited partnership units. The offering closed on December 31, 1992. The general partner and affiliates contributed $1,000.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Accounting Change

     On January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The adoption of the SFAS has no effect on the Partnership's financial statements.

  Income Taxes

     Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

  Deferred Costs

     Organization costs are amortized on the straight-line basis over five years. Acquisition fees are amortized on the straight-line basis over 27.5 and 40 years. Deferred financing costs are amortized on the straight-line basis over the life of the loan. Financing fees paid to the lender are amortized as interest expense over the life of the loan.

  Depreciation

     The Partnership provides for depreciation of buildings and improvements on the straight-line basis over their estimated useful lives of 40 years for buildings and improvements and 3 to 15 years for personal property.

         4772
                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Concentration of Credit Risk

     Principally all of the Partnership's cash and cash equivalents consist of a mutual fund that invests in U.S. treasury bills and repurchase agreements with original maturity dates of three months or less.

  Reclassification

     Certain amounts from 1995 have been reclassified to conform to the 1996 presentation.

2. RELATED PARTY TRANSACTIONS

     Winthrop Management, an affiliate of the managing general partner, is paid an annual property management fee equal to 5% of gross receipts from all Partnership properties managed by Winthrop Management. Such fees aggregated $254,000 and $243,000 in 1996 and 1995, respectively. Winthrop Management was also paid an $80,000 fee relating to the mortgage financing (see Note 4).

3. DEFERRED COSTS

     The following is a summary of the deferred costs:

                                                                    DECEMBER 31,
                                                               -----------------------
                                                                  1996         1995
                                                               ----------   ----------
Organization costs..........................................   $  167,000   $  167,000
Acquisition costs...........................................    1,805,000    1,805,000
Financing costs.............................................      801,000      120,000
                                                               ----------   ----------
                                                                2,773,000    2,092,000
Less -- Accumulated amortization............................      489,000      293,000
                                                               ----------   ----------
                                                               $2,284,000   $1,799,000
                                                               ==========   ==========

4. MORTGAGE PAYABLE

     On January 5, 1996, the Partnership obtained a mortgage loan in the amount of $16,000,000 secured by all of the properties. The loan amount was allocated $2,080,000, $4,320,000, $5,120,000 and $4,480,000 to Chesapeake Apartments,
Covington Creek Apartments, Northside Circle Apartments and Webb Crossing Apartments, respectively. The mortgage loan bears interest at an initial rate of 7.27% (until the "Optional Prepayment Date", as defined), requires monthly principal and interest payments of approximately $109,000 and matures in February 2026. The Partnership has the option to prepay the mortgage loan without penalty on, or three months before, February 1, 2003 (the "Optional Prepayment Date"). If the Partnership does not elect to prepay the loan, the interest rate will be adjusted to the greater of 12.27% or a "Treasury Rate" (as defined) plus 7.75 percentage points. The Partnership was required to fund approximately $278,000 in reserves at closing to complete certain required capital improvements to the properties, and establish tax and insurance escrows. The Partnership is also required to fund an ongoing replacement reserve. In connection with the closing, Two Winthrop was replaced as the General Partner of the Partnership with WAI Associates Limited Partnership. The lender required the transfer of the general partnership interest as a condition to making the loan to assure that the Partnership and its general partner are single purpose entities, formed solely for the purpose of owning and operating the properties.

         4773
                WINTHROP APARTMENT INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1996 principal payments are required as follows:

1997...................................................   $   163,000
1998...................................................       175,000
1999...................................................       188,000
2000...................................................       202,000
2001...................................................       218,000
Thereafter.............................................    14,939,000
                                                          -----------
          Total........................................   $15,885,000
                                                          ===========

5. ALLOCATION OF INCOME, LOSSES AND DISTRIBUTIONS

     In accordance with the partnership agreement, cash flow distributions shall be allocated 99% to the limited partners and 1% to the general partner, until the limited partners have received a 6% noncumulative, noncompounded annual rate of return on their net invested capital, at which point the remainder shall be distributed 90% to the limited partners and 10% to the general partner. Distributions of cash other than cash flow shall be distributed in accordance with the partnership agreement with no less than 1% allocated to the general partner. Income shall be allocated to the partners in proportion to the cash available for distribution to the partners; losses shall be allocated 90% to the limited partners and 10% to the general partner. If there is no such cash available for distribution, income will be allocated 90% to the limited partners and 10% to the general partner.

6. DISTRIBUTIONS

     The Partnership distributed $17,410,000 ($69,640 per unit) to the Limited Partners during the year ended December 31, 1996. The General Partner was entitled to $308,000 for the year ended December 31, 1996. The General Partner was underpaid $97,000 of the 1996 distributions which will be adjusted for in 1997. The distributions included approximately $14,923,000 of proceeds from a January 1996 mortgage financing (see Note 4).

     For the year ended December 31, 1995, distributions of $2,175,000 ($8,700 per unit) and $90,000 were paid to the limited and General Partners, respectively.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents of $1,220,000 approximates fair value due to the short term nature of such instruments. The carrying amount of the Partnership's mortgage note of $15,885,000 approximates its fair value based on the recent financing of such note.

8. TAXABLE INCOME

     The Partnership's taxable income for 1996 and 1995 differs from that for financial reporting purposes as follows:

                                                                1996        1995
                                                              --------   ----------
Net income for financial reporting purposes.................  $487,000   $1,888,000
Accelerated depreciation on real and personal property......   (78,000)    (147,000)
Assets with estimated useful lives of greater than one year
  for tax purposes..........................................        --       95,000
          Taxable income....................................        --           --
                                                              --------   ----------
                                                              $409,000   $1,836,000
                                                              ========   ==========

         4774
                                                                    APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4775

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4776

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4777

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED                , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY      WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR         YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                 OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         4778

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Winthrop
    Texas Investors Limited Partnership........   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-36
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-41
  General......................................   S-41
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71

         4779

                                                  PAGE
                                                  ----
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4780

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Winthrop Texas Investors Limited Partnership. For each unit that you
     tender, you may choose to receive                of our Tax-Deferral      %
     Partnership Preferred Units (also referred to as "Preferred OP Units"), of our Tax-Deferral Partnership Common Units (also referred
     to as "Common OP Units"), or $          in cash (subject, in each case to
     adjustment for any distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4781

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Partnership Preferred Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the
       Tax-Deferral   % Preferred OP Units rank equal to six other outstanding
       classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4782

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $1,000 per unit for the year ended December 31, 1997. We will pay fixed quarterly distributions of
     $               per unit on the Tax-Deferral   % Preferred OP Units before
     any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). This is
     equivalent to distributions of $          per year on the number of
     Tax-Deferral      % Preferred OP Units or distributions of $          per
     year on the number of Tax-Deferral Common OP Units that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a small number of apartment properties to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         4783

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

         4784

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         4785

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4786

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4787

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a small number of apartment properties to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4788

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4789

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         4790

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         4791

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your

         4792

     partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights and the Tax-Deferral % Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4793

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of               , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4794

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         4795

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         4796

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................            Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         4797

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, unlike the general partner of the AIMCO Operating Partnership, the general partner of your partnership is entitled to compensation services provided in its capacity as general partner.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $25,000 beginning in 1992 and increasing annually at a rate of 6% beginning in 1992 from your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $118,389 in 1996, $137,696 in 1997 and $67,761 for the first six months of 1998.
We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Winthrop Texas Investors Limited Partnership is a Maryland limited partnership which was formed on September 3, 1991 for the purpose of owning and operating a small number of apartment properties located in Dallas, Texas and Ft. Worth, Texas, known as "Enfield Apartments" and "Salem Park Apartments," respectively. In 1991, it completed a private placement of units that raised net proceeds of approximately $12,800,000. Enfield Apartments consists of 286 apartment units and Salem Park Apartments consists of 168 apartment units. Your partnership has no employees.

         4798

     Property Management. Since November 1997, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2041, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had current mortgage notes outstanding of $4,820,785 and of $3,122,921, both payable to Metropolitan Life, which bear interest at a rate of 7.61%. Both mortgage debts are due in December 2002. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4799

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4800

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4801

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4802

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4803

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4804

 SUMMARY FINANCIAL INFORMATION OF WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

     The summary financial information of Winthrop Texas Investors Limited Partnership for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Winthrop Texas Investors Limited Partnership for the years ended December 31, 1997 and 1996, 1995, and 1994 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Total Revenues...............    2,598,557             0     5,273,000     5,239,000     5,148,000     4,777,570     4,350,442
  Net Income/(Loss)............      161,327             0       417,000       487,000     1,888,000     1,733,155     1,442,988
BALANCE SHEET DATA:
  Real Estate, Net of
    Accumulated Depreciation...   16,048,303       #VALUE!    16,286,000    16,555,000    16,939,000    17,242,431    17,549,172
  Total Assets.................   20,535,473             0    20,588,000    21,232,000    22,499,000    22,824,380    23,106,140
  Mortgage Notes Payable,
    including Accrued
    Interest...................   15,660,016             0    15,739,000    15,885,000             0             0             0
  Partners'
    Capital/(Deficit)..........    4,385,327             0     4,224,000     4,762,000    21,993,000    22,371,426    22,650,646

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                              AIMCO OPERATING
                                                                PARTNERSHIP               YOUR PARTNERSHIP
                                                         -------------------------   ---------------------------
                                                         SIX MONTHS                  SIX MONTHS
                                                           ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                          JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                            1998          1997          1998           1997
                                                         ----------   ------------   -----------   -------------
Cash distributions per unit outstanding................   $  1.125       $1.85           $0           $1,000

         4805

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER PRICE MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4806

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a small number of apartment properties. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         4807

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $     , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units for the year ended December 30, 1997 were $1,000 per unit. This is
equivalent to distributions of $          per year on the number of Tax-Deferral
     % Preferred OP Units, or distributions of $          per year on the number
of Tax-Deferral Common OP Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to be
       , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         4808

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         4809

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

         4810

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4811

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4812

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4813

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

         4814

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

         4815

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

         4816

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

         4817

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

        (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more than 7.5% per
     share, from           , 1998, (iii) any extraordinary or material adverse
     change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each case from
                    , 1998, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

          (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative

         4818

     agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

        (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities,
     (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to

         4819

     acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking

         4820

     of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

         4821

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any

         4822

     Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations

         4823

     shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4824

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         4825

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4826

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4827
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4828
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.
                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4829

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4830

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4831

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4832

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4833

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership property................
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other Partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of Your Partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                  , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4834

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     , current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the year ended December 30, 1997 were $1,000. This is equivalent to
     distributions of $          per year on the number of Tax-Deferral      %
     Preferred OP Units, or distributions of $          per year on the number
     of Tax-Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are
     expected to be        , immediately following our offer, than the
     distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         4835

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         4836

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

         4837

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         4838

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         4839
among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4840

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Maryland law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Enfield Apartments and Salem Park Apartments.       Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Cash Flow (as defined in your                  of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2041.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, improve,        The purpose of the AIMCO Operating Partnership is to
maintain, operate, lease, sell, disposes of, finance         conduct any business that may be lawfully conducted by
and otherwise deal with your partnership's property.         a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all acts necessary, advisable or convenient to       statute) (the "Delaware Limited Partnership Act"),
the business of your partnership including borrowing         provided that such business is to be conducted in a
money and creating liens.                                    manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4841
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 128 units for cash         time to the limited partners and to other persons, and
and notes to selected persons who fulfill the                to admit such other persons as additional limited
requirements set forth in your partnership's agreement       partners, on terms and conditions and for such capital
of limited partnership. The capital contribution need        contributions as may be established by the general
not be equal for all limited partners and no action or       partner in its sole discretion. The net capital
consent is required in connection with the admission of      contribution need not be equal for all OP Unitholders.
any additional limited partners.                             No action or consent by the OP Unitholders is required
The general partner may, without the consent of the          in connection with the admission of any additional OP
limited partners, sell additional limited partnership        Unitholder. See "Description of OP Units -- Management
interests and, with the consent of the limited               by the AIMCO GP" in the accompanying Prospectus.
partners, issue other equity interests. Such interests       Subject to Delaware law, any additional partnership
may be sold on such terms and conditions and the             interests may be issued in one or more classes, or one
additional limited partners shall have such rights and       or more series of any of such classes, with such
obligations as the general partner shall determine. In       designations, preferences and relative, partici-
the event the general partner sells additional limited       pating, optional or other special rights, powers and
partner interests, prior to the sale of such interests,      duties as shall be determined by the general partner,
the general partner will offer such interests to the         in its sole and absolute discretion without the
original limited partners.                                   approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may contract with the          funds or other assets to its subsidiaries or other
general partner or its affiliates for various goods and      persons in which it has an equity investment, and such
services, including without limitation, insurance,           persons may borrow funds from the AIMCO Operating
insurance brokerage, mortgage brokerage in connection        Partnership, on terms and conditions established in the
with financings and refinancings of your partnership's       sole and absolute discretion of the general partner. To
property, management, rehabilitation, construction           the extent consistent with the business purpose of the
supervision, leasing and property brokerage. The             AIMCO Operating Partnership and the permitted
compensation paid under such contracts must be at the        activities of the general partner, the AIMCO Operating
then prevailing market rates in the vicinity of your         Partnership may transfer assets to joint ventures,
partnership's property. Your partnership may not make        limited liability companies, partnerships,
loans to the general partner or its affiliates but the       corporations, business trusts or other business
general partner and its affiliates may lend money to         entities in which it is or thereby becomes a
your partnership if such loan is evidenced by a              participant upon such terms and subject to such
promissory note, bears interest at a commercially            conditions consistent with the AIMCO Operating Part-
reasonable rate not in excess of the lesser of the           nership Agreement and applicable law as the general
maximum rate permitted by law and 3% above the "base         partner, in its sole and absolute discretion, believes
rate" of the First National Bank of Boston and the           to be advisable. Except as expressly permitted by the
obligation is subordinate to the obligations of your         AIMCO Operating Partnership Agreement, neither the
partnership to pay unrelated creditors.                      general partner nor any of its affiliates may sell,
                                                             transfer or convey any property to the AIMCO Operating
                                                             Partnership, directly or indirectly, except pursuant to
                                                             transactions that are determined by the general partner
                                                             in good faith to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to borrow money, establish a line of credit and issue        restrictions on borrowings, and the general partner has
evidences of indebtedness in furtherance of any of the       full power and authority to borrow money on behalf of
purposes of your partnership and to secure such debt by      the AIMCO Operating Partnership. The AIMCO Operating
mortgage, pledge or other lien on any of the assets of       Partnership has credit agreements that restrict, among
your partnership                                             other things, its ability to incur indebtedness. See
                                                             "Risk Factors -- Risks of Significant Indebtedness" in
                                                             the accompanying Prospectus.

         4842
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner to inspect the register kept      with a statement of the purpose of such demand and at
by your partnership which lists the names of all             such OP Unitholder's own expense, to obtain a current
limited partners and the number of units owned by each       list of the name and last known business, residence or
limited partner.                                             mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The general partner of your partnership has the              All management powers over the business and affairs of
exclusive right to manage and control the partnership's      the AIMCO Operating Partnership are vested in AIMCO-GP,
business, to bind your partnership by its sole               Inc., which is the general partner. No OP Unitholder
signature and take any action it deems necessary or          has any right to participate in or exercise control or
advisable in connection with the business of your            management power over the business and affairs of the
partnership. Subject to the limitations contained in         AIMCO Operating Partnership. The OP Unitholders have
your partnership's agreement of limited partnership,         the right to vote on certain matters described under
the general partner, on behalf of your partnership, may      "Comparison of Ownership of Your Units and AIMCO OP
take any action it deems necessary or advisable in           Units -- Voting Rights" below. The general partner may
connection with the business of your partnership             not be removed by the OP Unitholders with or without
without the consent of the limited partners. No limited      cause.
partner has any authority or right to act for or bind
your partnership or participate in or have any control       In addition to the powers granted a general partner of
over your partnership business except as required by         a limited partnership under applicable law or that are
law.                                                         granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
and its affiliates are not liable, responsible or            partner is not liable to the AIMCO Operating
accountable for damages or otherwise to your                 Partnership for losses sustained, liabilities incurred
partnership or any limited partner for any acts              or benefits not derived as a result of errors in
performed or any failure to act by any of them if they       judgment or mistakes of fact or law of any act or
determined, in good faith, that such acts or failure to      omission if the general partner acted in good faith.
act was in the best interests of your partnership, and       The AIMCO Operating Partnership Agreement provides for
such course of conduct did not constitute negligence or      indemnification of AIMCO, or any director or officer of
misconduct on the part of such person. In addition, the      AIMCO (in its capacity as the previous general partner
general partner and their affiliates are entitled to         of the AIMCO Operating Partnership), the general
indemnification by your partnership against any loss,        partner, any officer or director of general partner or
damage, liability, cost or expense sustained by it or        the AIMCO Operating Partnership and such other persons
them in connection with your partnership, provided that      as the general partner may designate from and against
such loss, damage, liability, cost or expense was not        all losses, claims, damages, liabilities, joint or
the result of negligence or misconduct by such person.       several, expenses (including legal fees), fines,
Any such indemnity provided shall be paid, from and          settlements and other amounts incurred in connection
only to the extent of, partnership assets.                   with any actions relating to the operations of the
Notwithstanding any other provision to the contrary,         AIMCO Operating Partnership, as set forth in the AIMCO
the general partner and its affiliates will be liable        Operating Partnership Agreement. The Delaware Limited
and will not be entitled to indemnity for any loss,          Partnership Act provides that subject to the standards
damage or cost resulting from violations of Federal or       and restrictions, if any, set forth in its partnership
state securities laws in connection with the units           agreement, a limited partnership may, and shall have
unless there has been a successful adjudication of the       the power to, indemnify and hold harmless any partner
merits of each count involving such securities               or other

         4843
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

law violations, such claims have been dismissed with         person from and against any and all claims and demands
prejudice on the merits by a court of competent              whatsoever. It is the position of the Securities and
jurisdiction or a court of competent jurisdiction            Exchange Commission that indemnification of directors
approves a settlement of such claims. In any claim for       and officers for liabilities arising under the
indemnification for Federal or state securities law          Securities Act is against public policy and is
violations, the party seeking indemnification must           unenforceable pursuant to Section 14 of the Securities
place before the court the position of the SEC and any       Act of 1933.
other applicable regulatory agency with respect to the
issue of indemnification for securities law violations.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner and elect a successor general partner upon a         affairs of the AIMCO Operating Partnership. The general
vote of the limited partners owning a majority of the        partner may not be removed as general partner of the
outstanding units. A general partner may withdraw            AIMCO Operating Partnership by the OP Unitholders with
voluntarily from your partnership only if there is           or without cause. Under the AIMCO Operating Partnership
another general partner or a successor is elected. The       Agreement, the general partner may, in its sole
general partner may admit an additional or substitute        discretion, prevent a transferee of an OP Unit from
general partner with the consent of limited partners         becoming a substituted limited partner pursuant to the
owning more than 50% of the units. A limited partner         AIMCO Operating Partnership Agreement. The general
may not transfer his interests without the consent of        partner may exercise this right of approval to deter,
the general partner which may be withheld at the sole        delay or hamper attempts by persons to acquire a
discretion of the general partners.                          controlling interest in the AIMCO Operating Partner-
                                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the general partner to comply with             in the AIMCO Operating Partnership Agreement, whereby
applicable tax laws and to cure any ambiguities. Other       the general partner may, without the consent of the OP
amendments to your partnership's agreement of limited        Unitholders, amend the AIMCO Operating Partnership
partnership must be approved by the limited partners         Agreement, amendments to the AIMCO Operating
owning more than 50% of the units and the general            Partnership Agreement require the consent of the
partner. Certain specified provisions of your                holders of a majority of the outstanding Common OP
partnership's agreement of limited partnership require       Units, excluding AIMCO and certain other limited
the consent of all limited partners. Other specified         exclusions (a "Majority in Interest"). Amendments to
provisions which adversely affect the rights or              the AIMCO Operating Partnership Agreement may be
increase the obligations of a partner must be approved       proposed by the general partner or by holders of a
by such affected partner. No amendment to your               Majority in Interest. Following such proposal, the
partnership's agreement of limited partnership may be        general partner will submit any proposed amendment to
made that affects the obligation of the limited              the OP Unitholders. The general partner will seek the
partners to make their required capital contributions        written consent of the OP Unitholders on the proposed
or affect the timing or amount of the fees to be paid        amendment or will call a meeting to vote thereon. See
by your partnership under your partnership's agreement       "Description of OP Units -- Amendment of the AIMCO
of limited partnership.                                      Operating Partnership Agreement" in the accompanying
                                                             Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives $25,000 beginning in 1992 and increasing annu-      capacity as general partner of the AIMCO Operating
ally at a rate of 6% beginning in 1992. Moreover, the        Partnership. In addition, the AIMCO Operating Part-
general partner or certain affiliates may be entitled        nership is responsible for all expenses incurred
to compensation for additional services rendered.            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         4844
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, a limited partner is not for any debts,         negligence, no OP Unitholder has personal liability for
liabilities, contracts or obligations of your                the AIMCO Operating Partnership's debts and
partnership. A limited partner is liable only to make        obligations, and liability of the OP Unitholders for
payments of his capital contribution when due under          the AIMCO Operating Partnership's debts and obligations
your partnership's agreement of limited partnership.         is generally limited to the amount of their invest-
After its capital contribution has been fully paid, no       ment in the AIMCO Operating Partnership. However, the
limited partner shall, except as otherwise required by       limitations on the liability of limited partners for
applicable law, be required to make any further capital      the obligations of a limited partnership have not been
contributions or lend any funds to your partnership.         clearly established in some states. If it were
                                                             determined that the AIMCO Operating Partnership had
                                                             been conducting business in any state without compli-
                                                             ance with the applicable limited partnership statute,
                                                             or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must diligently and         partnership agreement, Delaware law generally requires
faithfully devote as much of its time, but is not            a general partner of a Delaware limited partnership to
required to devote its full time, to the business of         adhere to fiduciary duty standards under which it owes
your partnership and must at all times act in a              its limited partners the highest duties of good faith,
fiduciary manner toward your partnership and the             fairness and loyalty and which generally prohibit such
limited partners. The general partner at all times has       general partner from taking any action or engaging in
a fiduciary responsibility for the safekeeping and use       any transaction as to which it has a conflict of
of all partnership funds and assets. The general             interest. The AIMCO Operating Partnership Agreement
partner may assign some of its general partner               expressly authorizes the general partner to enter into,
functions to an affiliate; provided, however, that,          on behalf of the AIMCO Operating Partnership, a right
notwithstanding any such assignment, the general             of first opportunity arrangement and other conflict
partner will retain full responsibility to your              avoidance agreements with various affiliates of the
partnership for the satisfactory performance of all          AIMCO Operating Partnership and the general partner, on
partnership general partner duties. The general partner      such terms as the general partner, in its sole and
and its affiliates may engage in or possess an interest      absolute discretion, believes are advisable. The AIMCO
in other business ventures of every nature and               Operating Partnership Agreement expressly limits the
description, including, without limitation, real estate      liability of the general partner by providing that the
business ventures, whether or not such other                 general partner, and its officers and directors will
enterprises shall be in competition with any activities      not be liable or accountable in damages to the AIMCO
of your partnership.                                         Operating Partnership, the limited partners or
                                                             assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.

                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         4845
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."
                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).
                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.
                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS


        YOUR UNITS             PREFERRED OP UNITS                COMMON OP UNITS


                                                Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
amend your partnership's agreement       rights as holders of the Common OP       termination of the AIMCO Operating
of limited partnership, subject to       Units. See "Description of OP            Partnership Agreement and certain
certain exceptions; terminate your       Units" in the accompanying               transactions such as the
partnership; remove or elect a           Prospectus. So long as any               institution of bankruptcy
general partner, approve or              Preferred OP Units are outstand-         proceedings, an assignment for the
disapprove the sale of all or            ing, in addition to any other vote       benefit of creditors and certain
substantially all of the assets of       or consent of partners required by       transfers by the general partner of
your partnership or the merger or        law or by the AIMCO Operating            its interest in the AIMCO Operating
other reorganization of                  Partnership Agree-                       Part-

         4846
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

your partnership and authorize the       ment, the affirmative vote or            nership or the admission of a
issuance of other equity interests       consent of holders of at least 50%       successor general partner.
in your partnership.                     of the outstanding Preferred OP
A general partner may cause the          Units will be necessary for              Under the AIMCO Operating Partner-
dissolution of the your partnership      effecting any amendment of any of        ship Agreement, the general partner
by retiring. Your partnership may        the provisions of the Partnership        has the power to effect the
be continued by the remaining            Unit Designation of the Preferred        acquisition, sale, transfer,
general partner or, if none, the         OP Units that materially and             exchange or other disposition of
limited partners may agree to            adversely affects the rights or          any assets of the AIMCO Operating
continue your partnership by             preferences of the holders of the        Partnership (including, but not
electing a successor general             Preferred OP Units. The creation or      limited to, the exercise or grant
partner by unanimous written             issuance of any class or series of       of any conversion, option,
consent within 120 days after the        partnership units, including,            privilege or subscription right or
retirement of the general partner.       without limitation, any partner-         any other right available in
                                         ship units that may have rights          connection with any assets at any
                                         senior or superior to the Preferred      time held by the AIMCO Operating
                                         OP Units, shall not be deemed to         Partnership) or the merger,
                                         materially adversely affect the          consolidation, reorganization or
                                         rights or preferences of the             other combination of the AIMCO
                                         holders of Preferred OP Units. With      Operating Partnership with or into
                                         respect to the exercise of the           another entity, all without the
                                         above described voting rights, each      consent of the OP Unitholders.
                                         Preferred OP Units shall have one
                                         (1) vote per Preferred OP Unit.          The general partner may cause the
                                                                                  dissolution of the AIMCO Operating
                                                                                  Partnership by an "event of
                                                                                  withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Cash Flow are to        $      per Preferred OP Unit;            tribute quarterly all, or such
be made at reasonable intervals          provided, however, that at any time      portion as the general partner may
during the fiscal year as de-            and from time to time on or after        in its sole and absolute discretion
termined by the general partner,         the fifth anniversary of the issue       determine, of Available Cash (as
and in any event shall be made           date of the Preferred OP Units, the      defined in the AIMCO Operating
within 60 days after the close of        AIMCO Operating Partnership may          Partnership Agreement) generated by
each fiscal year. The distributions      adjust the annual distribution rate      the AIMCO Operating Partnership
payable to the partners are not          on the Preferred OP Units to the         during such quarter to the general
fixed in amount and depend upon the      lower of (i)     % plus the annual       partner, the special limited
operating results and net sales or       interest rate then applicable to         partner and the holders of Common
refinancing proceeds available from      U.S. Treasury notes with a maturity      OP Units on the record date
the disposition of your                  of five years, and (ii) the annual       established by the general partner
partnership's assets. Your               dividend rate on the most recently       with respect to such quarter, in
partnership has made distributions       issued AIMCO non-convertible             accordance with their respective
in the past and is projected to          preferred stock which ranks on a         interests in the AIMCO Operating
make distributions in 1998.              parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         4847
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person who is not a         Preferred OP Units and the               OP Units. The AIMCO Operating Part-
minor or incompetent, except in          Preferred OP Units are not listed        nership Agreement restricts the
limited situations, and such person      on any securities exchange. The          transferability of the OP Units.
may be substituted as a limited          Preferred OP Units are subject to        Until the expiration of one year
partner provided that: (1) the           restrictions on transfer as set          from the date on which an OP
transfer complies with the               forth in the AIMCO Operating             Unitholder acquired OP Units,
then-applicable rules and                Partnership Agreement.                   subject to certain exceptions, such
regulations of any governmental                                                   OP Unitholder may not transfer all
authority with jurisdiction over         Pursuant to the AIMCO Operating          or any portion of its OP Units to
the disposition, (2) except in           Partnership Agreement, until the         any transferee without the consent
specified circumstances, the             expiration of one year from the          of the general partner, which
interest transferred is not less         date on which a holder of Preferred      consent may be withheld in its sole
than  1/2 unit, (3) a written            OP Units acquired Preferred OP           and absolute discretion. After the
assignment has been duly executed        Units, subject to certain                expiration of one year, such OP
and acknowledged by the assignor         exceptions, such holder of               Unitholder has the right to
and assignee, (4) the transfer,          Preferred OP Units may not transfer      transfer all or any portion of its
when added to all other assignment       all or any portion of its Pre-           OP Units to any person, subject to
taking place in the preceding 12         ferred OP Units to any transferee        the satisfaction of certain
month does not result in                 without the consent of the general       conditions specified in the AIMCO
termination of your partnership for      partner, which consent may be            Operating Partnership Agreement,
tax purposes, (5) the approval of        withheld in its sole and absolute        including the general partner's
the general partner which may be         discretion. After the expiration of      right of first refusal. See
withheld in the sole and absolute        one year, such holders of Preferred      "Description of OP Units --
discretion of the general partner        OP Units has the right to transfer       Transfers and Withdrawals" in the
has been granted and (6) the             all or any portion of its Preferred      accompanying Prospectus.
assignor and assignee have complied      OP Units to any person, subject to
with such other conditions               the satisfaction of

         4848
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

as set forth in your partnership's       certain conditions specified in the      After the first anniversary of
agreement of limited partnership.        AIMCO Operating Partnership Agree-       becoming a holder of Common OP
There are no redemption rights           ment, including the general              Units, an OP Unitholder has the
associated with your units.              partner's right of first refusal.        right, subject to the terms and
                                                                                  conditions of the AIMCO Operating
                                         After a one-year holding period, a       Partnership Agreement, to require
                                         holder may redeem Preferred OP           the AIMCO Operating Partnership to
                                         Units and receive in exchange            redeem all or a portion of the
                                         therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4849

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives $25,000 beginning in 1992 and increasing annually at a rate of 6% beginning in 1992 for services as general partner of your partnership and may receive reimbursement for expenses generated in its capacity as such. The property manager received management fees of 118,389 in 1996, 137,696 in 1997 and 67,761 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4850

                                YOUR PARTNERSHIP

GENERAL

     Winthrop Texas Investors Limited Partnership is a Maryland limited partnership which raised net proceeds of approximately $12,800,000 in 1991 through a private offering. The promoter for the private offering of your partnership was Winthrop Securities Co., Inc. Insignia acquired your partnership in November 1997. AIMCO acquired Insignia in October, 1998. There are currently a total of 127 limited partners of your partnership and a total of 128 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the small number of apartment properties described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on September 3, 1991 for the purpose of owning and operating a small number of apartment properties located in Dallas, Texas and Ft. Worth, Texas, known as "Enfield Apartments" and "Salem Park Apartments," respectively. There are 286 apartment units in Enfield Apartments. The total rentable square footage is 208,383 square feet and the average annual rent per apartment unit is $5,366. Salem Park Apartments has 168 apartment units. The total rentable square footage is 156,876 square feet. The average annual rent per apartment unit is 6,233.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since November 1997, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $118,389, $137,696 and $67,761, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2041 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         4851

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had current mortgage notes outstanding on Enfield Apartments of $4,820,785 and Salem Park Apartments of $3,122,921 payable to Metropolitan Life, which bear interest at a rate of 7.61%. Such mortgage notes are due December 2002. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4852

     Below is selected financial information for Winthrop Texas Investors Limited Partnership taken from the financial statements described above. See "Index to Financial Statements."

                                                        WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....    1,662,921           Not     1,191,000     1,220,000     3,455,000     3,581,214     3,508,588
Land & Building..............   19,317,241     Available    19,214,000    18,859,000    18,645,000    18,410,780    18,223,458
Accumulated Depreciation.....   (3,268,938)            0    (2,928,000)   (2,304,000)   (1,706,000)   (1,168,349)     (674,286)
Other Assets.................    2,824,249             0     3,111,000     3,457,000     2,105,000     2,000,735     2,048,380
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........   20,535,473             0    20,588,000    21,232,000    22,499,000    22,824,380    23,106,140
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................   15,660,016                  15,739,000    15,885,000             0             0             0
Other Liabilities............      490,130                     625,000       585,000       506,000       452,954       455,494
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...   16,150,146             0    16,364,000    16,470,000       506,000       452,954       455,494
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners Capital (Deficit)...    4,385,327             0     4,224,000     4,762,000    21,993,000    22,371,426    22,650,646
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                            WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................   2,486,404                   4,961,000    4,925,000    4,713,000    4,484,341    4,078,483
Other Income.......................     112,153                     312,000      314,000      435,000      293,229      271,959
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............   2,598,557             0     5,273,000    5,239,000    5,148,000    4,777,570    4,350,442
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................   1,063,103             0     2,260,000    2,187,000    1,770,000    1,656,163    1,533,444
General & Administrative...........     129,296                     117,000       93,000      306,000      310,030      334,818
Depreciation.......................     340,500                     681,000      679,000      620,000      576,416      534,450
Interest Expense...................     646,470                   1,280,000    1,267,000            0            0            0
Property Taxes.....................     257,861                     518,000      526,000      564,000      501,806      504,742
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Expenses............   2,437,230             0     4,856,000    4,752,000    3,260,000    3,044,415    2,907,454
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Net Income................     161,327             0       417,000      487,000    1,888,000    1,733,155    1,442,988
                                     ==========    ==========    ==========   ==========   ==========   ==========   ==========

         4853

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein. Due to this partnership being recently acquired, very little discussion is available for variances.

  Results of Operations

  Six Months Ended June 30, 1998

     Due to this partnership being a recent acquisition, no data was available for the six months ended June 30, 1997.

     Net Income

     Your partnership recognized net income of $161,327 for the six months ended June 30, 1998.

     Revenues

     Rental and other property revenues from the partnership's property totaled $2,598,557 for the six months ended June 30, 1998.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,063,103 for the six months ended June 30, 1998. Management expenses totaled $129,295 for the six months ended June 30, 1998.

     General and Administrative Expenses

     General and administrative expenses totaled $129,296 for the six months ended June 30, 1998.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $646,470 for the six months ended June 30, 1998.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $417,000 for the year ended December 31, 1997, compared to $487,000 for the year ended December 31, 1996. The decrease in net income of $70,000, or 14.37% was primarily the result of an increase in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,273,000 for the year ended December 31, 1997, compared to $5,239,000 for the year ended December 31, 1996, an increase of $34,000, or 0.65%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,260,000 for the year ended December 31, 1997, compared to $2,187,000 for the year ended December 31,

         4854

     1996, an increase of $73,000 or 3.34%. Management expenses totaled $259,000 for the year ended December 31, 1997, compared to $254,000 for the year ended December 31, 1996, an increase of $5,000, or 1.97%.

     General and Administrative Expenses

     General and administrative expenses totaled $117,000 for the year ended December 31, 1997 compared to $93,000 for the year ended December 31, 1996, an increase of $24,000 or 25.81%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,280,000 for the year ended December 31, 1997, compared to $1,267,000 for the year ended December 31, 1996, an increase of $13,000, or 1.03%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized net income of $487,000 for the year ended December 31, 1996, compared to $1,888,000 for the year ended December 31, 1995. The decrease in net income of $1,401,000, or 74.21% was primarily the result of an increase in interest expense.

     Revenues

     Rental and other property revenues from the partnership's property totaled $5,239,000 for the year ended December 31, 1996, compared to $5,148,000 for the year ended December 31, 1995, an increase of $91,000, or 1.77%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $2,187,000 for the year ended December 31, 1996, compared to $1,770,000 for the year ended December 31, 1995, an increase of $417,000 or 23.56%. The increase in operating expenses is due mainly to an increase in professional and amortization expenses coupled with a reclassification of certain expenses to operating expense that were included in general and administrative expenses at December 31, 1995. Amortization expenses increased due to additional amortization of the deferred legal and mortgage costs associated with the Partnership's refinancing. Management expenses totaled $254,000 for the year ended December 31, 1996, compared to $243,000 for the year ended December 31, 1995, an increase of $11,000, or 4.53%.

     General and Administrative Expenses

     General and administrative expenses totaled $93,000 for the year ended December 31, 1996 compared to $306,000 for the year ended December 31, 1995, a decrease of $213,000 or 69.61%. The decrease is primarily due to the reclassification of certain general and administrative expenses for 1995 to operating expenses in 1996.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,267,000 for the year ended December 31, 1996, compared to $0 for the year ended December 31, 1995, an increase of $1,267,000. The increase is due to the partnership securing $16 million in new debt during 1996.

         4855

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $1,662,921 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership and its affiliates are not liable, responsible or accountable for damages or otherwise to your partnership or any limited partner for any acts performed or any failure to act by any of them if they determined, in good faith, that such acts or failure to act was in the best interests of your partnership, and such course of conduct did not constitute negligence or misconduct on the part of such person. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     The general partner and its affiliates are entitled to indemnification by your partnership against any loss, damage, liability, cost or expense sustained by it or them in connection with your partnership, provided that such loss, damage, liability, cost or expense was not the result of negligence or misconduct by such person. Any such indemnity provided shall be paid, from and only to the extent of, partnership assets. Notwithstanding any other provision to the contrary, the general partner and its affiliates will be liable and will not be entitled to indemnity for any loss, damage or cost resulting from violations of Federal or state securities laws in connection with the units unless there has been a successful adjudication of the merits of each count involving such securities law violations, such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction or a court of competent jurisdiction approves a settlement of such claims. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification must place before the court the position of the SEC and any other applicable regulatory agency with respect to the issue of indemnification for securities law violations.

     No partnership funds will be used to purchase any insurance the insures any party against any liability for which indemnification is not available pursuant to your partnership's agreement of limited partnership. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................     $ 7,650
1995........................................................       5,500
1996........................................................      66,000
1997........................................................       1,000
1998 (through June 30)......................................           0

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been

         4856

     limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that there have been no units transferred in sale transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner).

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................     36,590
1995........................................................     29,774
1996........................................................     31,560
1997........................................................     45,514
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $117,167
1996...........................................      118,389
1997...........................................      137,696
1998 (through June 30).........................       67,761

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

         4857

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The financial statements of Winthrop Texas Investors Limited Partnership at December 31, 1997, 1996, 1995 and 1994 and for the years then ended, appearing in this Prospectus Supplement have been audited by Reznick Fedder & Silverman, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         4858

                       INDEX TO THE FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (unaudited).....   F-2
Condensed Statement of Operations for the six months ended
  June 30, 1998 (unaudited).................................   F-3
Condensed Statement of Cash Flows for the six months ended
  June 30, 1998 (unaudited).................................   F-4
Notes to Condensed Financial Statements.....................   F-5
Independent Auditors' Report................................   F-8
Balance Sheet as of December 31, 1997.......................   F-9
Statements of Income for the years ended December 31, 1997
  and 1996..................................................  F-10
Statements of Partners' Equity (Deficit) for the years ended
  December 31, 1997 and 1996................................  F-11
Statements of Cash Flows for the years ended December 31,
  1997 and 1996.............................................  F-12
Notes to Financial Statements...............................  F-13
Independent Auditors' Report................................  F-18
Balance Sheets as of December 31, 1995 and 1994.............  F-19
Statements of Income for the years ended December 31, 1995
  and 1994..................................................  F-20
Statements of Partners' Equity (Deficit) for the years ended
  December 31, 1995 and 1994................................  F-21
Statements of Cash Flows for the years ended December 31,
  1995 and 1994.............................................  F-22
Notes to Financial Statements...............................  F-23

         4859

                          WINTHROP TEXAS INVESTORS, LP

                      CONDENSED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998

                                     ASSETS

Cash and cash equivalents...................................               $   626,704
Receivables and Deposits....................................                    63,229
Restricted Escrows..........................................                   406,326
Other Assets................................................                   784,441
Investment Property:
  Land......................................................   1,328,029
  Building and related personal property....................   9,630,883
                                                              ----------
                                                              10,958,912
  Less: Accumulated depreciation............................  (2,229,213)    8,729,699
                                                              ----------   -----------
          Total Assets:.....................................               $10,610,399
                                                                           ===========

                          LIABILITIES AND PARTNERS' CAPITAL
Accounts payable............................................               $    37,799
Other Accrued Liabilities...................................                    76,159
Property Taxes Payable......................................                   152,529
Tenant Security Deposits....................................                    58,695
Notes Payable...............................................                 7,933,642
Partners' Capital...........................................                 2,351,575
                                                                           -----------
          Total Liabilities and Partners' Capital...........               $10,610,399
                                                                           ===========

         4860

                          WINTHROP TEXAS INVESTORS, LP

                 CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                JUNE 30, 1998
                                                               ----------------
Revenues:
  Rental Income.............................................      $1,335,075
  Other Income..............................................          36,596
                                                                  ----------
          Total Revenues:...................................       1,371,671
Expenses:
  Operating Expenses........................................         534,335
  General and Administrative Expenses.......................          74,134
  Depreciation Expense......................................         207,275
  Interest Expense..........................................         322,549
  Property Tax Expense......................................         153,107
                                                                  ----------
          Total Expenses:...................................       1,291,400
                                                                  ----------
          Net (loss)........................................      $   80,271
                                                                  ==========

         4861

                          WINTHROP TEXAS INVESTORS, LP

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
                         SIX MONTHS ENDED JUNE 30, 1998

Operating Activities:
  Net Income (loss).........................................  $  80,271
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
     Depreciation and Amortization..........................    207,275
     Changes in accounts:
       Receivables and deposits and other assets............     46,060
       Accounts Payable and accrued expenses................   (161,275)
                                                              ---------
          Net cash provided by (used in) operating
          activities........................................    172,331
                                                              ---------
Investing Activities
  Property improvements and replacements....................    (81,823)
  Net (increase)/decrease in restricted escrows.............     99,741
                                                              ---------
  Net cash provided by (used in) investing activities.......     17,918
                                                              ---------
Financing Activities
  Distributions to partners
  Payments on mortgage......................................    (64,130)
                                                              ---------
          Net cash provided by (used in) financing
          activities........................................    (64,130)
                                                              ---------
          Net increase (decrease) in cash and cash
          equivalents.......................................    126,119
Cash and cash equivalents at beginning of year..............    500,585
                                                              ---------
Cash and cash equivalents at end of period..................  $ 626,704
                                                              =========

         4862

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Winthrop Texas Investors Limited Partnership as of June 30, 1998 and for the six months then ended have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that the accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

         4863

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                           DECEMBER 31, 1997 AND 1996

         4864

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Independent Auditors' Report................................   F-8
Financial Statements
  Balance Sheets............................................   F-9
  Statements of Income......................................   F-10
  Statements of Partners' Equity (Deficit)..................   F-11
  Statements of Cash Flows..................................   F-12
  Notes to Financial Statements.............................   F-13

         4865

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Winthrop Texas Investors Limited Partnership

     We have audited the accompanying balance sheets of Winthrop Texas Investors Limited Partnership as of December 31, 1997 and 1996, and the related statements of income, partners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winthrop Texas Investors Limited Partnership as of December 31, 1997 and 1996, and the results of its operations, the changes in partners' equity (deficit) and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ Reznick Fedders & Silverman

Bethesda, Maryland
January 31, 1998

         4866

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1997          1996
                                                              -----------   -----------
Investment in Real Estate
  Land......................................................  $ 1,316,786   $ 1,316,786
  Buildings and improvements................................    9,560,304     9,420,649
                                                              -----------   -----------
                                                               10,877,090    10,737,435
     Less accumulated depreciation..........................    2,021,938     1,607,389
                                                              -----------   -----------
                                                                8,855,152     9,130,046
                                                              -----------   -----------
Other Assets
  Cash and cash equivalents.................................      500,585       174,553
  Tenant security deposits -- funded........................       65,565        64,033
  Prepaid and other assets..................................       26,012        50,243
  Mortgage escrow deposits..................................      471,324       372,577
  Repair escrow.............................................       34,743       251,087
  Deferred costs, net of accumulated amortization of
     $245,081 and $327,168..................................      799,127       864,604
                                                              -----------   -----------
                                                                1,897,356     1,777,097
                                                              -----------   -----------
                                                              $10,752,508   $10,907,143
                                                              ===========   ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

Liability Applicable to Investment in Real Estate
  Mortgages payable.........................................  $ 7,997,772   $ 8,120,370
Other Liabilities
  Accounts payable..........................................       60,932        53,185
  Accrued expenses..........................................      316,113       339,087
  Accrued interest payable -- mortgage......................       50,717            --
  Tenant security deposits payable..........................       55,670        57,579
                                                              -----------   -----------
                                                                8,481,204     8,570,221
                                                              -----------   -----------
Partners' Equity (Deficit)
  Investor limited partners.................................    2,539,583     2,530,465
  General partner...........................................     (268,279)     (193,543)
                                                              -----------   -----------
                                                                2,271,304     2,336,922
                                                              -----------   -----------
                                                              $10,752,508   $10,907,143
                                                              ===========   ===========

                       See notes to financial statements

         4867

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
                            YEAR ENDED DECEMBER 31,

                                                                 1997         1996
                                                              ----------   ----------
Income
  Rental....................................................  $2,598,718   $2,357,093
  Interest..................................................      23,888       20,090
  Other.....................................................     122,774       83,255
                                                              ----------   ----------
          Total income......................................   2,745,380    2,460,438
                                                              ----------   ----------
Operating expenses
  Leasing...................................................      32,265       36,670
  General and administrative................................     249,683      197,108
  Management fees...........................................     176,874      149,949
  Utilities.................................................     175,873      196,767
  Repairs and maintenance...................................     359,222      372,603
  Insurance.................................................      67,725       96,390
  Taxes.....................................................     352,881      316,007
                                                              ----------   ----------
          Total operating expenses..........................   1,414,523    1,365,494
                                                              ----------   ----------
Other expenses
  Interest..................................................     612,957      627,264
  Depreciation..............................................     414,549      369,186
  Amortization..............................................      65,477       90,856
  Partnership expenses......................................      70,719      104,645
  Other expenses............................................      28,652       15,668
                                                              ----------   ----------
          Total other expenses..............................   1,192,354    1,207,619
                                                              ----------   ----------
          Total expenses....................................   2,606,877    2,573,113
                                                              ----------   ----------
          Net Income (Loss).................................  $  138,503   $ (112,675)
                                                              ==========   ==========
Net income (loss) allocated to general partner..............  $    1,385   $   (1,122)
                                                              ==========   ==========
Net income (loss) allocated to investor limited partners....  $  137,118   $ (111,553)
                                                              ==========   ==========
Net income (loss) per unit outstanding -- L.P...............  $    1,071   $     (872)
                                                              ==========   ==========

                       See notes to financial statements

         4868

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                     YEAR ENDED DECEMBER 31, 1997 AND 1996

                                                                      INVESTOR
                                                          GENERAL      LIMITED
                                                          PARTNER     PARTNERS        TOTAL
                                                         ---------   -----------   -----------
Partners' equity (deficit), December 31, 1995..........  $(184,373)  $10,846,818   $10,662,445
Distributions to partners..............................     (8,048)   (8,204,800)   (8,212,848)
Net loss...............................................     (1,122)     (111,553)     (112,675)
                                                         ---------   -----------   -----------
Partners' equity (deficit), December 31, 1996..........   (193,543)    2,530,465     2,336,922
Distributions to partners..............................    (76,121)     (128,000)     (204,121)
Net income.............................................      1,385       137,118       138,503
                                                         ---------   -----------   -----------
Partners' equity (deficit), December 31, 1997..........  $(268,279)  $ 2,539,583   $ 2,271,304
                                                         =========   ===========   ===========

                       See notes to financial statements

         4869

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                1997         1996
                                                              ---------   -----------
Cash flows from operating activities
  Net income (loss).........................................  $ 138,503   $  (112,675)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Depreciation...........................................    414,549       369,186
     Amortization...........................................     65,477        90,856
     Decrease (increase) in prepaid and other assets........     24,231       (15,687)
     Increase (decrease) in accounts payable................      7,747        (4,033)
     (Decrease) increase in accrued expenses................    (22,974)      310,675
     Decrease in net security deposits......................     (3,441)       (3,887)
     Increase in mortgage escrow deposits...................    (98,747)     (317,981)
     Increase in accrued interest payable...................     50,717            --
                                                              ---------   -----------
          Net cash provided by operating activities.........    576,062       316,454
                                                              ---------   -----------
Cash flows from investing activities
  Investment in real estate.................................   (139,655)     (283,274)
  Decrease (increase) in repair escrow......................    216,344        (5,087)
                                                              ---------   -----------
          Net cash provided by (used in) investing
            activities......................................     76,689      (288,361)
                                                              ---------   -----------
Cash flows from financing activities
  Distributions to partners.................................   (204,121)   (8,212,848)
  Principal payments on mortgages payable...................   (122,598)     (104,603)
  Increase in deferred costs................................         --       (82,250)
                                                              ---------   -----------
          Net cash used in financing activities.............   (326,719)   (8,399,701)
                                                              ---------   -----------
          Net increase (decrease) in cash and cash
            equivalents.....................................    326,032    (8,371,608)
Cash and cash equivalents, beginning........................    174,553     8,546,161
                                                              ---------   -----------
Cash and cash equivalents, end..............................  $ 500,585   $   174,553
                                                              =========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $ 562,240   $   627,264
                                                              =========   ===========

                       See notes to financial statements

         4870

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Winthrop Texas Investors Limited Partnership (the "partnership"), a limited partnership, was formed September 20, 1993 under the laws of the State of Maryland to acquire, renovate, and operate two residential apartment complexes (the "properties") consisting of a total of 454 market-rate rental apartment units, located in Dallas and Fort Worth, Texas. The properties are situated on a total of approximately 12.4 acres of land known as the Enfield Apartments (in Dallas) and the Salem Park Apartments (in Fort Worth). Termination of the partnership will occur on December 31, 2041 or earlier upon the occurrence of certain events specified in the partnership agreement.

     The general partner is Two Winthrop Limited Partnership. The initial limited partner was WFC Realty Co., Inc., which withdrew from the partnership upon the first admission of investors. The partnership sold 128 limited partnership units at $100,000 per unit.

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Real Estate

     Rental property is carried at cost. The partnership provides for depreciation of buildings and improvements on the straight-line method over their estimated useful lives for financial and reporting purposes. For income tax purposes, accelerated methods and lives are used.

  Deferred Costs

     Deferred costs are capitalized and amortized using the straight-line method over the term of the related agreement.

  Rental Income

     Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. All leases between the operating partnership and tenants of the property are operating leases.

  Income Taxes

     No provision will be made for federal, state or local income taxes in the financial statements of the partnership. Partners will be required to report on their tax returns their allocable shares of income, gains, losses, deductions and credits of the partnership.

         4871
                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the statement of cash flows, the partnership considers all highly liquid investments consisting of a money market fund to be cash equivalents. At December 31, 1997, the carrying amount of $9,015 approximates fair value because of the short maturity of this instrument.

NOTE B -- MORTGAGES PAYABLE

     On December 28, 1995, the partnership obtained two mortgage loans by the same lender in the aggregate amount of $8,224,973 and are collateralized by deeds of trust on the rental properties. The notes bear interest at a rate of 7.61%. Principal and interest are payable by the partnership in monthly installments of $61,372. A balloon payment of approximately $7,222,801 and the accrued interest is payable in full on December 29, 2002.

     Under agreements with the mortgage lender, the partnership is required to make monthly escrow deposits for taxes and insurance.

     In addition, the partnership was required to make an initial deposit of $246,000 into a repair escrow which is being held by Heritage Title Company. The balance of the repair escrow at December 31, 1997 and 1996 is $34,743 and $251,087, respectively.

     The liability of the partnership under the mortgage notes are limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     Aggregate annual maturities of the mortgages payable over each of the next five years are as follows:

                      DECEMBER 31,
--------------------------------------------------------
1998....................................................   $  132,392
1999....................................................      142,826
2000....................................................      154,082
2001....................................................      166,226
2002....................................................    7,402,246

NOTE C -- RELATED PARTY TRANSACTIONS

     The partnership has entered into various arrangements with affiliates of the general partner. Related party transactions include the following:

     The partnership was managed by Winthrop Management (through October 27,
1997), an affiliate of the general partner, which received an annual property management fee equal to 5% of gross operating revenues for the properties. Fees of $115,574 and $118,389 were charged to operations for 1997 and 1996, respectively.

     On October 28, 1997, the partnership terminated Winthrop Management as the managing agent, and appointed Insignia Residential Group of Texas, Inc. ("Insignia") the new management agent (see note F). The management agreement provides for a management fee of 5% of gross operating revenues of the properties. Fees of $22,122 were charged to operations for 1997.

     An annual administration and investor service fee starting at $25,000 and increasing by 6% per year was paid to an affiliate of the general partner thru October 27, 1997. For the years ended December 31, 1997 and 1996, the amount of the fee paid by the partnership to the affiliate was $39,178 and $31,560, respectively.

     Included in other expenses is $6,264 of asset management fees and $6,336 of general partner reimbursements charged to operations in 1997. The amounts were payable to an affiliate of the general partner starting in November 1997.

         4872
                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During 1996, the partnership paid an affiliate of the general partner a financing fee in the amount of $82,250 in connection with obtaining the mortgage loans.

NOTE D -- ALLOCATION OF INCOME, LOSSES AND CASH FLOW

     In accordance with the partnership agreement, losses and cash flow shall be allocated 99% to the investor limited partners and 1% to Two Winthrop, the general partner; income shall be allocated to the partners in proportion to the cash available for distribution to the partners. If there is no such available cash for distribution, income will be allocated 95% to the investor limited partners and 5% to the general partner.

NOTE E -- CONCENTRATION OF CREDIT RISK

     The partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by each bank. As of December 31, 1997, the uninsured portion of the cash balances held at both banks was $217,953.

NOTE F -- OTHER INFORMATION

     On October 28, 1997, Insignia Financial Group acquired 100% of the class B stock of First Winthrop Corporation, an affiliate of the general partner.

         4873

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                   [WINTHROP]
         4874

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-18
Financial Statements
  Balance Sheets............................................  F-19
  Statements of Income......................................  F-20
  Statements of Partners' Equity (Deficit)..................  F-21
  Statements of Cash Flows..................................  F-22
  Notes to Financial Statements.............................  F-23

         4875

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Winthrop Texas Investors Limited Partnership

     We have audited the accompanying balance sheets of Winthrop Texas Investors Limited Partnership as of December 31, 1995 and 1994, and the related statements of income, partners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winthrop Texas Investors Limited Partnership as of December 31, 1995 and 1994, and the results of its operations, the changes in partners' equity (deficit) and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                  /s/ Reznick Fedders & Silverman

Bethesda, Maryland
February 9, 1996

         4876

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                 1995          1994
                                                              -----------   -----------
Investment in rental property
  Land......................................................  $ 1,316,786   $ 1,316,786
  Buildings and improvements................................    9,137,375     8,997,716
                                                              -----------   -----------
                                                               10,454,161    10,314,502
  Less accumulated depreciation.............................    1,238,203       924,646
                                                              -----------   -----------
                                                                9,215,958     9,389,856
                                                              -----------   -----------
Other Assets
  Cash and cash equivalents.................................    8,546,161     1,007,344
  Prepaid and other assets..................................      108,321        84,643
  Mortgage escrow deposits..................................      300,596            --
  Deferred costs, net of accumulated amortization of
     $236,312 and
     $182,354...............................................      854,427       751,131
                                                              -----------   -----------
                                                                9,809,505     1,843,118
                                                              -----------   -----------
                                                              $19,025,463   $11,232,974
                                                              ===========   ===========

                           LIABILITIES AND PARTNERS' EQUITY

Liabilities applicable to investment in Real Estate
  Mortgage payable..........................................  $ 8,224,973   $        --
Other Liabilities
  Accounts payable..........................................       57,218        20,496
  Accrued interest payable..................................           --         4,747
  Accrued expenses..........................................       28,412       256,534
  Tenant security deposits..................................       52,415        62,987
                                                              -----------   -----------
                                                                8,363,018       344,764
                                                              -----------   -----------
Partners' Equity
  Investor limited partners.................................   10,846,818    11,067,631
  General partner...........................................     (184,373)     (179,421)
                                                              -----------   -----------
                                                               10,662,445    10,888,210
                                                              -----------   -----------
                                                              $19,025,463   $11,232,974
                                                              ===========   ===========

                       See notes to financial statements

         4877

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
                            YEAR ENDED DECEMBER 31,

                                                                 1995         1994
                                                              ----------   ----------
Income
  Rental....................................................  $2,310,104   $2,275,598
  Interest..................................................      57,962       37,033
  Other.....................................................      71,198       49,641
                                                              ----------   ----------
                                                               2,439,264    2,362,272
                                                              ----------   ----------
Operating Expenses
  Leasing...................................................      34,342       61,544
  General and administrative................................     186,354      158,451
  Management fees...........................................     146,941      151,063
  Utilities.................................................     187,402      177,019
  Repairs and maintenance...................................     341,805      334,766
  Insurance.................................................     108,676       87,000
  Taxes.....................................................     301,171      270,260
                                                              ----------   ----------
          Total operating expenses..........................   1,306,691    1,240,103
Other expenses
  Depreciation..............................................     313,557      300,459
  Amortization..............................................      53,958       53,958
  Legal fees -- partnership.................................     251,070           --
  Other expenses............................................      25,920       19,564
                                                              ----------   ----------
          Total expenses....................................   1,951,196    1,614,084
                                                              ----------   ----------
     Net Income.............................................  $  488,068   $  748,188
                                                              ==========   ==========
Net income allocated to general partner.....................  $    4,881   $   14,216
                                                              ==========   ==========
Net income allocated to investor limited partners...........  $  483,187   $  733,972
                                                              ==========   ==========
Net income per unit outstanding -- L.P......................  $    3,775   $    5,734
                                                              ==========   ==========

                       See notes to financial statements

         4878

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                      INVESTOR
                                                          GENERAL      LIMITED
                                                          PARTNER     PARTNERS        TOTAL
                                                         ---------   -----------   -----------
Partners' equity (deficit) December 31, 1993...........  $(174,763)  $11,312,859   $11,138,096
Distributions..........................................    (18,874)     (979,200)     (998,074)
Net income.............................................     14,216       733,972       748,188
                                                         ---------   -----------   -----------
Partners' equity (deficit) December 31, 1994...........   (179,421)   11,067,631    10,888,210
Distributions..........................................     (9,833)     (704,000)     (713,833)
Net income.............................................      4,881       483,187       488,068
                                                         ---------   -----------   -----------
Partners' equity (deficit) December 31, 1995...........  $(184,373)  $10,846,818   $10,662,445
                                                         =========   ===========   ===========

                       See notes to financial statements

         4879

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                 1995         1994
                                                              ----------   ----------
Cash flows from operating activities
  Net income................................................  $  488,068   $  748,188
  Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation...........................................     313,557      300,459
     Amortization...........................................      53,958       53,958
     Increase in prepaid and other assets...................     (23,678)      (3,242)
     Increase in accounts payable...........................      36,722        1,512
     Decrease in accrued interest...........................      (4,747)          --
     Decrease in accrued expenses and other liabilities.....    (228,122)     (24,260)
     (Decrease) increase in security deposits...............     (10,572)       3,967
     Increase in mortgage escrow deposits...................    (300,596)          --
     Increase in deferred costs.............................    (157,254)          --
                                                              ----------   ----------
          Net cash provided by operating activities.........     167,336    1,080,582
                                                              ----------   ----------
Cash flows from investing activities
  Investment in rental property.............................    (139,659)    (117,021)
                                                              ----------   ----------
          Net cash used in investing activities.............    (139,659)    (117,021)
                                                              ----------   ----------
Cash flows from financing activities
  Distributions.............................................    (713,833)    (998,074)
  Proceeds from mortgage loans..............................   8,224,973           --
                                                              ----------   ----------
          Net cash provided by (used in) financing
            activities......................................   7,511,140     (998,074)
                                                              ----------   ----------
          Net increase (decrease) in cash and cash
            equivalents.....................................   7,538,817      (34,513)
Cash and cash equivalents, beginning........................   1,007,344    1,041,857
                                                              ----------   ----------
Cash and cash equivalents, end..............................  $8,546,161   $1,007,344
                                                              ==========   ==========
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $    4,747   $       --
                                                              ==========   ==========

                       See notes to financial statements

         4880

                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Winthrop Texas Investors Limited Partnership (the "partnership"), a limited partnership, was formed September 20, 1993 under the laws of the State of Maryland to acquire, renovate, and operate two residential apartment complexes (the "properties") consisting of a total of 454 market-rate rental apartment units, located in Dallas and Fort Worth, Texas. The properties are situated on a total of approximately 12.4 acres of land known as the Enfield Apartments (in Dallas) and the Salem Park Apartments (in Fort Worth). Termination of the partnership will occur on December 31, 2041 or earlier upon the occurrence of certain events specified in the partnership agreement.

     The general partner is Two Winthrop Limited Partnership. The initial limited partner was WFC Realty Co., Inc., which withdrew from the partnership upon the first admission of investors. The partnership sold 128 limited partnership units at $100,000 per unit.

  Basis of Accounting

     The accompanying financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Investment in Rental Property

     Rental property is carried at cost. The partnership provides for depreciation of buildings and improvements on the straight-line method over their estimated useful lives for financial and reporting purposes. For income tax purposes, accelerated methods and lives are used.

  Deferred Costs

     Deferred costs are capitalized and amortized using the straight-line method over the term of the related agreement as discussed in Note D.

  Rental Income

     Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. All leases between the operating partnership and tenants of the property are operating leases.

  Income Taxes

     No provision will be made for federal, state or local income taxes in the financial statements of the partnership. Partners will be required to report on their tax returns their allocable shares of income, gains, losses, deductions and credits of the partnership.

         4881
                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the statement of cash flows, the partnership considers all highly liquid investments consisting of a money market fund to be cash equivalents. At December 31, 1995, the carrying amount of $867,120 approximates fair value because of the short maturity of this instrument.

NOTE B -- MORTGAGES PAYABLE

     On December 28, 1995, the partnership obtained two mortgage loans by the same lender in the aggregate amount of $8,224,973 and are collateralized by deeds of trust on the rental properties. The notes bear interest at a rate of 7.46%. Principal and interest are payable by the partnership in monthly installments of $60,568. A balloon payment of approximately $7,321,816 and the accrued interest is payable in full on December 29, 2002.

     Under agreements with the mortgage lender, the partnership is required to make monthly escrow deposits for taxes and insurance.

     The liability of the partnership under the mortgage notes are limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

     The carrying amount of the partnership's long-term debt approximates fair value.

     Aggregate annual maturities of the mortgages payable over each of the next five years are as follows:

DECEMBER 31,
------------
  1996...................................................   $ 88,123
  1997...................................................    111,435
  1998...................................................    120,217
  1999...................................................    129,692
  2000...................................................    139,913

NOTE C -- RELATED PARTY TRANSACTIONS

     The partnership has entered into various arrangements with affiliates of the general partner. Related party transactions include the following:

     The partnership pays an affiliate of the general partner an annual property management fee equal to 5% of gross operating revenues for the properties. Fees of $117,167 and $114,473 were charged to operations for 1995 and 1994, respectively.

     An annual administration and investor service fee starting at $25,000 and increasing by 6% per year will be paid to an affiliate of the general partner. For the years ended December 31, 1995 and 1994, the amount of the fee paid by the partnership to an affiliate was $29,774 and $28,090, respectively.

     The partnership paid an affiliate $8,500 as a construction management fee for the supervision of an extensive renovation program during 1994.

         4882
                  WINTHROP TEXAS INVESTORS LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- DEFERRED COSTS

     The following is a summary of the deferred costs at December 31, 1995 and 1994.

                                                       PERIOD        1995        1994
                                                       ------     ----------   --------
Organizational costs...............................  5 years      $  126,894   $126,894
Surety fee.........................................  1 year           20,670     20,670
Acquisition fee....................................  27.5 years      785,921    785,921
Financing fees.....................................  7 years         157,254         --
                                                                  ----------   --------
                                                                   1,090,739    933,485
  Less accumulated amortization....................                  236,312    182,354
                                                                  ----------   --------
                                                                  $  854,427   $751,131
                                                                  ==========   ========

NOTE E -- ALLOCATION OF INCOME, LOSSES AND CASH FLOW

     In accordance with the partnership agreement, losses and cash flow shall be allocated 99% to the investor limited partners and 1% to Two Winthrop, the general partner; income shall be allocated to the partners in proportion to the cash available for distribution to the partners. If there is no such available cash for distribution, income will be allocated 95% to the investor limited partners and 5% to the general partner.

NOTE F -- CONCENTRATION OF CREDIT RISK

     The partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 by each bank. As of December 31, 1995, the uninsured portion of the cash balances held in one of the banks was $7,571,259.

NOTE G -- SUBSEQUENT EVENTS

     On January 3, 1996, the partnership distributed $8,212,848 to the investor limited partners as a return of capital on their investment.

     On January 31, 1996, Londonberry Acquisition III Limited Partnership, a newly formed limited partnership, offered to purchase all outstanding units of limited partnership interests in Winthrop Texas Investors Limited Partnership, for consideration of $17,900 per unit. The purchaser is an affiliate of Two Winthrop Limited Partnership, the general partner of the partnership and Apollo Real Estate Advisors, L.P. This offer and withdrawal rights will expire on February 29, 1996, unless extended.

         4883

                                      LOGO
         4884

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4885

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4886

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4887

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED            , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                           WOODMERE ASSOCIATES, L.P.
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

          GENERALLY, YOU WILL NOT RECOGNIZE          WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
ANY IMMEDIATE TAXABLE GAIN OR LOSS IF YOU       OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS
OFFER AND TO RENDER AN OPINION AS TO THE        IF YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S- OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         4888

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP
    Units......................................   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Woodmere
    Associates, L.P............................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71
  Property Management..........................   S-71

         4889

                                                  PAGE
                                                  ----
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations of Your Partnership.............   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76
  Distributions and Transfers of Units.........   S-76

                                                  PAGE
                                                  ----
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-77
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC........    A-1

         4890

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Woodmere Associates, L.P. For each unit that you tender, you may choose to
     receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         4891

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral   %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         4892

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $0.00 per unit for the six months ended June 30, 1998 as a result of capital improvements to your partnership's property funded from cash flow. We will pay fixed quarterly
     distributions of $               per unit on the Tax-Deferral   % Preferred
     OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION

         4893

     THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         4894

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

         4895

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         4896

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S- of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         4897

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         4898

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         4899

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

         4900

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland

         4901

corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 67% of the outstanding units of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private

         4902

     transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Preferred OP Units has prior
       distribution rights and the Tax-Deferral   % Preferred OP Units rank
       equal to six other outstanding classes of Preferred OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of the offer, see "Risk Factors."

         4903

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

         4904

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS

         4905

     PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         4906

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Price to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number

         4907

of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of 1% of the gross collected income from your partnership's property of your partnership and may receive reimbursement for expenses generated in its capacity as general partner. The property manager received management fees of $50,000 in 1996, $52,000 in 1997 and $26,548 for the first six months of 1998.
We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Woodmere Associates, L.P. is a Delaware limited partnership which was formed on May 28, 1985 for the purpose of owning and operating a single apartment property located in Cincinnati, Ohio, known as "Woodmere Apartments." In 1985, it completed a private placement of units that raised net proceeds of approximately $1,887,000. Woodmere Apartments consists of 150 apartment units. Your partnership has no employees.

     Property Management. Since December 1991, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and

         4908

rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2012, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,903,759, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $103,182, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         4909

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10, which is incorporated by reference herein. All dollar values are in thousands, except per unit data.


                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         4910

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(A)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(B)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         4911

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                    3,035        (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................        3,034        (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         4912

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         4913

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         4914

           SUMMARY FINANCIAL INFORMATION OF WOODMERE ASSOCIATES, L.P.

     The summary financial information of Woodmere Associates, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Woodmere Associates, L.P. for the years ended December 31, 1997, 1996, and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" included herein. See "Index to Financial Statements."

                           WOODMERE ASSOCIATES, L.P.

                                     FOR THE SIX MONTHS
                                       ENDED JUNE 30,                          FOR THE YEAR ENDED DECEMBER 31,
                                  -------------------------   ------------------------------------------------------------------
                                     1998          1997          1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------   -----------   ----------
Operating Data:
        Total Revenues..........  $   522,568   $   501,324   $ 1,057,000   $ 1,013,000   $   995,026   $   975,517   $  936,168
  Net Income/(Loss).............       45,550        42,498        73,000        (1,000)      (80,695)      (86,629)    (109,861)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation....  $ 1,488,180   $ 1,484,588   $ 1,490,000   $ 1,503,000   $ 1,503,854   $ 1,621,109   $1,812,408
        Total Assets............    1,932,282     1,913,850     1,954,000     1,956,000     2,070,485     2,256,014    2,449,896
  Mortgage Notes Payable,
    including Accrued
    Interest....................    2,886,078     2,954,151     2,923,000     2,988,000     3,046,674     3,100,988    3,162,313
  Partners' Deficit.............  $(1,059,450)  $(1,135,502)  $(1,105,000)  $(1,178,000)  $(1,126,662)  $(1,006,161)  $ (868,267)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                 AIMCO OPERATING
                                                                   PARTNERSHIP               YOUR PARTNERSHIP
                                                            -------------------------   ---------------------------
                                                            SIX MONTHS                  SIX MONTHS
                                                              ENDED       YEAR ENDED       ENDED       YEAR ENDED
                                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                                               1998          1997          1998           1997
                                                            ----------   ------------   -----------   -------------
Cash distributions per unit outstanding...................    $1.125        $1.85       $0.00         $0.00

         4915

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         4916

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights, title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or

         4917

Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $       , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions with respect to your units are $0.00 as a result of capital improvements to your partnership's property funded from cash flow. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to be
       , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that

         4918

AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

         4919

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least 67% of the outstanding units of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral   % Preferred OP Units rank equal to five other
       outstanding classes of Partnership Preferred Units.

         4920

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         4921

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         4922

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         4923

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         4924

 Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         4925

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         4926

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         4927

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty loss, or act of God that, which change, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from        , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         4928

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         4929

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits

         4930

     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         4931

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred

         4932

     OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or

         4933

     involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         4934

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of

         4935

     directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of
(a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         4936

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         4937
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         4938
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         4939

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you

         4940

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized

         4941

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         4942

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         4943

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         4944

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the cash offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Based on anticipated annualized distributions of $     with respect
     to the Preferred OP Units, current annualized distributions of $2.25 with respect to the Common OP Units and the 1998 distributions of $0.00 with respect to your units due to capital improvements on your partnership's property funded from cash flow, distributions with respect to the Preferred
     OP Units and Common OP Units being offered are expected to be      ,
     immediately following the offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP
     Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment

         4945

     properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Price............................................    $
Alternatives:
  Prices on Secondary Market................................               Not available
  Estimated Liquidation Proceeds............................    $

         4946

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

         4947

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

         4948

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         4949

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.

         4950

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized          The AIMCO Operating Partnership is organized as a
under Delaware law for the purpose of owning and             Delaware limited partnership. The AIMCO Operating
managing Woodmere Apartments.                                Partnership owns interests (either directly or through
                                                             subsidiaries) in numerous multifamily apartment
                                                             properties. The AIMCO Operating Partnership conducts
                                                             substantially all of the operations of AIMCO, a
                                                             corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a      The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to             until December 31, 2093, unless the AIMCO Operating
receive regular cash distributions out of your               Partnership is dissolved sooner pursuant to the terms
partnership's Distributable Cash (as defined in your         of the AIMCO Operating Partnership's agreement of
partnership's agreement of limited partnership). The         limited partnership (the "AIMCO Operating Partnership
termination date of your partnership is December 31,         Agreement") or as provided by law. See "Description of
2012.                                                        OP Units -- General" and "Description of OP
                                                             Units -- Dissolution and Winding Up" in the
                                                             accompanying Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, develop,        The purpose of the AIMCO Operating Partnership is to
operate, lease, manage and hold for investment and           conduct any business that may be lawfully conducted by
production of income with your partnership's property.       a limited partnership organized pursuant to the
Subject to restrictions contained in your partnership's      Delaware Revised Uniform Limited Partnership Act (as
agreement of limited partnership, your partnership may       amended from time to time, or any successor to such
perform all act necessary, advisable or convenient to        statute) (the "Delaware Limited Partnership Act"),
the business of your partnership including borrowing         provided that such business is to be conducted in a
money and creating liens.                                    manner that permits AIMCO to be qualified as a REIT,
                                                             unless AIMCO ceases to qualify as a REIT. The AIMCO
                                                             Operating Partnership is authorized to perform any and
                                                             all acts for the furtherance of the purposes and
                                                             business of the AIMCO Operating Partnership, provided
                                                             that the AIMCO Operating Partnership may not take, or
                                                             refrain from taking, any action which, in the judgment
                                                             of its general partner could (i) adversely affect the
                                                             ability of AIMCO to continue to qualify as a REIT, (ii)
                                                             subject AIMCO to certain income and excise taxes, or
                                                             (iii) violate any law or regulation of any governmental
                                                             body or agency (unless such action, or inaction, is
                                                             specifically consented to by AIMCO). Subject to the
                                                             foregoing, the AIMCO Operating Partnership may invest
                                                             in or enter into partnerships, joint ventures, or
                                                             similar arrangements. The AIMCO Operating partnership
                                                             currently invests, and intends to continue to invest,
                                                             in a real estate portfolio primarily consisting of
                                                             multifamily rental apartment properties.

         4951
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized        The general partner is authorized to issue additional
to issue additional limited partnership interests in         partnership interests in the AIMCO Operating
your partnership and may admit additional limited            Partnership for any partnership purpose from time to
partners by selling not more than 51 units for cash and      time to the limited partners and to other persons, and
notes to selected persons who fulfill the requirements       to admit such other persons as additional limited
set forth in your partnership's agreement of limited         partners, on terms and conditions and for such capital
partnership. The capital contribution need not be equal      contributions as may be established by the general
for all limited partners and no action or consent is         partner in its sole discretion. The net capital
required in connection with the admission of any             contribution need not be equal for all OP Unitholders.
additional limited partners, except that the admission       No action or consent by the OP Unitholders is required
of the limited partners other than those who purchase        in connection with the admission of any additional OP
the 51 units and substituted limited partners must be        Unitholder. See "Description of OP Units -- Management
effected by an amendment to your partnership's               by the AIMCO GP" in the accompanying Prospectus.
agreement of limited partnership executed and                Subject to Delaware law, any additional partnership
acknowledge by the general partner and all the limited       interests may be issued in one or more classes, or one
partners. No property other than cash may be                 or more series of any of such classes, with such
contributed by any limited partner.                          designations, preferences and relative, partici-
                                                             pating, optional or other special rights, powers and
                                                             duties as shall be determined by the general partner,
                                                             in its sole and absolute discretion without the
                                                             approval of any OP Unitholder, and set forth in a
                                                             written document thereafter attached to and made an
                                                             exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Under your partnership's agreement of limited                The AIMCO Operating Partnership may lend or contribute
partnership, your partnership may contract with the          funds or other assets to its subsidiaries or other
general partner or its affiliates for various goods and      persons in which it has an equity investment, and such
services as specified in your partnership's agreement        persons may borrow funds from the AIMCO Operating
of limited partnership, provided the terms and condi-        Partnership, on terms and conditions established in the
tions of such dealings are as favorable as could be          sole and absolute discretion of the general partner. To
reasonably obtained from third parties offering similar      the extent consistent with the business purpose of the
goods and services of similar quality and reliability.       AIMCO Operating Partnership and the permitted
In addition, the partners are authorized to lend money       activities of the general partner, the AIMCO Operating
to your partnership on commercially reasonably terms         Partnership may transfer assets to joint ventures,
without notification to any of the other partners and        limited liability companies, partnerships,
all or a portion of your partnership's property may be       corporations, business trusts or other business
conveyed as security for any indebtedness; provided          entities in which it is or thereby becomes a
that such borrowing from and granting of security to         participant upon such terms and subject to such
limited partners may be undertaken only the extent           conditions consistent with the AIMCO Operating Part-
allowed under applicable law. All advances by any            nership Agreement and applicable law as the general
partner will be considered a loan and the time and           partner, in its sole and absolute discretion, believes
amount of the repayment of such loans will be in the         to be advisable. Except as expressly permitted by the
sole discretion of the general partners; provided that       AIMCO Operating Partnership Agreement, neither the
interest on such loans shall accrue at the greater of        general partner nor any of its affiliates may sell,
2 1/2% over the prime interest rate charged by the           transfer or convey any property to the AIMCO Operating
Third National Bank in Nashville, adjusted monthly or        Partnership, directly or indirectly, except pursuant to
the general partner's actual interest cost in borrowing      transactions that are determined by the general partner
such amounts. The principal and interest with respect        in good faith to be fair and reasonable.
to such loans will be fully paid prior to the
distributions of funds to the partners unless such
loans contains a specific provision to the contrary.
Any partner who loans money to your partnership will be
considered an unrelated creditor with respect to such
loan to the extent allowed by applicable law.

                               Borrowing Policies


The general partner of your partnership is authorized        The AIMCO Operating Partnership Agreement contains no
to obtain a loan of up to $1,650,000 from an                 restrictions on borrowings, and the general partner has
institutional lender and a loan in the amount of up to       full power and authority to borrow money on behalf of
$1,050,000 from an affiliate of the general partner and      the AIMCO Operating Partnership. The AIMCO Operating
to execute, acknowledge and deliver such documents and       Partnership has credit agreements that restrict, among
instruments, including promissory notes, collection          other things, its ability to incur indebtedness. See
agreements, deeds to secure debts, deeds of trust,           "Risk Factors -- Risks of Significant Indebtedness" in
mortgages, assignments and other documents and security      the accompanying Prospectus.
instruments as may be necessary or desirable in
connection with obtaining such loan and also borrow
money in the ordinary course of business and as
security therefor to mortgage all or any part of the
real property of your partnership.

         4952
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                            Review of Investor Lists


Your partnership's agreement of limited partnership          Each OP Unitholder has the right, upon written demand
entitles a limited partner to inspect the register           with a statement of the purpose of such demand and at
containing the names and addresses of all limited            such OP Unitholder's own expense, to obtain a current
partners at all reasonable times at the principal            list of the name and last known business, residence or
office of your partnership.                                  mailing address of the general partner and each other
                                                             OP Unitholder.

                               Management Control


The managing general partner of your partnership is          All management powers over the business and affairs of
primarily responsible for the day-to-day operations of       the AIMCO Operating Partnership are vested in AIMCO-GP,
your partnership. The general partners represent your        Inc., which is the general partner. No OP Unitholder
partnership in all transactions with third parties,          has any right to participate in or exercise control or
unless they designate in writing another person as           management power over the business and affairs of the
representative of your partnership. No limited partner       AIMCO Operating Partnership. The OP Unitholders have
has any right or power to take part in any way in the        the right to vote on certain matters described under
control of your partnership business except as may be        "Comparison of Ownership of Your Units and AIMCO OP
expressly provided in your partnership's agreement of        Units -- Voting Rights" below. The general partner may
limited partnership or by applicable statutes.               not be removed by the OP Unitholders with or without
                                                             cause.

                                                             In addition to the powers granted a general partner of
                                                             a limited partnership under applicable law or that are
                                                             granted to the general partner under any other
                                                             provision of the AIMCO Operating Partnership Agreement,
                                                             the general partner, subject to the other provisions of
                                                             the AIMCO Operating Partnership Agreement, has full
                                                             power and authority to do all things deemed necessary
                                                             or desirable by it to conduct the business of the AIMCO
                                                             Operating Partnership, to exercise all powers of the
                                                             AIMCO Operating Partnership and to effectuate the
                                                             purposes of the AIMCO Operating Partnership. The AIMCO
                                                             Operating Partnership may incur debt or enter into
                                                             other similar credit, guarantee, financing or
                                                             refinancing arrangements for any purpose upon such
                                                             terms as the general partner determines to be
                                                             appropriate, and may perform such other acts and duties
                                                             for and on behalf of the AIMCO Operating Partnership as
                                                             are provided in the AIMCO Operating Partnership
                                                             Agreement. The general partner is authorized to
                                                             execute, deliver and perform certain agreements and
                                                             transactions on behalf of the AIMCO Operating
                                                             Partnership without any further act, approval or vote
                                                             of the OP Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                Notwithstanding anything to the contrary set forth in
partnership, the general partner of your partnership         the AIMCO Operating Partnership Agreement, the general
will not incur any liability to your partnership or any      partner is not liable to the AIMCO Operating
limited partner for any mistakes or errors in judgment       Partnership for losses sustained, liabilities incurred
or for any acts or omission believed by the general          or benefits not derived as a result of errors in
partner in good faith to be within the scope of              judgment or mistakes of fact or law of any act or
authority conferred upon it by your partnership              omission if the general partner acted in good faith.
agreement. In addition, your partnership will, to the        The AIMCO Operating Partnership Agreement provides for
extent permitted by law, indemnify and save harmless         indemnification of AIMCO, or any director or officer of
the general partner against and from any personal loss,      AIMCO (in its capacity as the previous general partner
liability (including attorneys' fees) or damage              of the AIMCO Operating Partnership), the general
incurred by it as the result of any act or omission in       partner, any officer or director of general partner or
its capacity as general partner unless such loss,            the AIMCO Operating Partnership and such other persons
liability or damage results from gross negligence or         as the general partner may designate from and against
willful misconduct by the general partner.                   all losses, claims, damages, liabilities, joint or
                                                             several, expenses (including legal fees), fines,
                                                             settlements and other amounts incurred in connection
                                                             with any actions relating to the operations of the
                                                             AIMCO Operating Partnership, as set forth in the AIMCO
                                                             Operating Partnership Agreement. The Delaware Limited
                                                             Partnership Act provides that subject to the standards
                                                             and restrictions, if any, set forth in its partnership
                                                             agreement, a limited partnership may, and shall have
                                                             the power to, indemnify and hold harmless any partner
                                                             or other

         4953
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             person from and against any and all claims and demands
                                                             whatsoever. It is the position of the Securities and
                                                             Exchange Commission that indemnification of directors
                                                             and officers for liabilities arising under the
                                                             Securities Act is against public policy and is
                                                             unenforceable pursuant to Section 14 of the Securities
                                                             Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                Except in limited circumstances, the general partner
partnership, the limited partners may remove a general       has exclusive management power over the business and
partner following notice and a failure to cure the           affairs of the AIMCO Operating Partnership. The general
injury to your partnership within a reasonable time for      partner may not be removed as general partner of the
cause upon the vote of the limited partners holding 67%      AIMCO Operating Partnership by the OP Unitholders with
of the then outstanding units. A general partner may         or without cause. Under the AIMCO Operating Partnership
withdraw voluntarily from your partnership with the          Agreement, the general partner may, in its sole
consent of holders of 67% of the then outstanding            discretion, prevent a transferee of an OP Unit from
units. A substitute general partner may be elected upon      becoming a substituted limited partner pursuant to the
the affirmative vote of limited partners owning 51% of       AIMCO Operating Partnership Agreement. The general
the units. A limited partner may not transfer his            partner may exercise this right of approval to deter,
interests without the consent of the general partner         delay or hamper attempts by persons to acquire a
which may be withheld at the sole discretion of the          controlling interest in the AIMCO Operating Partner-
general partner.                                             ship. Additionally, the AIMCO Operating Partnership
                                                             Agreement contains restrictions on the ability of OP
                                                             Unitholders to transfer their OP Units. See
                                                             "Description of OP Units -- Transfers and Withdrawals"
                                                             in the accompanying Prospectus.

                    Amendment of Your Partnership Agreement


Your partnership's agreement of limited partnership may      With the exception of certain circumstances set forth
be amended by the limited partners owning more than 67%      in the AIMCO Operating Partnership Agreement, whereby
of the units. Any amendment which alters a limited           the general partner may, without the consent of the OP
partner's interest in the capital profits,                   Unitholders, amend the AIMCO Operating Partnership
Distributable Cash of your partnership must be approved      Agreement, amendments to the AIMCO Operating
by the affected partner and the general partner except       Partnership Agreement require the consent of the
in limited circumstances described in your                   holders of a majority of the outstanding Common OP
partnership's agreement of limited partnership. Such         Units, excluding AIMCO and certain other limited
proposed amendments may be presented to the limited          exclusions (a "Majority in Interest"). Amendments to
partners upon the motion of the general partners or          the AIMCO Operating Partnership Agreement may be
receipt of a written request executed by limited             proposed by the general partner or by holders of a
partners owning at least 10% of the units then               Majority in Interest. Following such proposal, the
outstanding. For purposes of obtaining the consent of        general partner will submit any proposed amendment to
the limited partners, the general partner may require a      the OP Unitholders. The general partner will seek the
response within a specified time, not less than thirty       written consent of the OP Unitholders on the proposed
days from the submission of the proposal to the limited      amendment or will call a meeting to vote thereon. See
partners. Failure to respond in such time will               "Description of OP Units -- Amendment of the AIMCO
constitute a vote which is consistent with the general       Operating Partnership Agreement" in the accompanying
partner's recommendation with respect to such proposal.      Prospectus.

                             Compensation and Fees


In addition to the right to distributions in respect of      The general partner does not receive compensation for
its partnership interest and reimbursement for all fees      its services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's              Partnership. However, the general partner is entitled
agreement of limited partnership, the general partner        to payments, allocations and distributions in its
receives an annual fee of 1% of the gross collected          capacity as general partner of the AIMCO Operating
income from your partnership's property. Moreover, the       Partnership. In addition, the AIMCO Operating Part-
general partner or certain affiliates may be entitled        nership is responsible for all expenses incurred
to compensation for additional services rendered.            relating to the AIMCO Operating Partnership's ownership
                                                             of its assets and the operation of the AIMCO Operating
                                                             Partnership and reimburses the general partner for such
                                                             expenses paid by the general partner. The employees of
                                                             the AIMCO Operating Partnership receive compensation
                                                             for their services.

         4954
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                Except for fraud, willful misconduct or gross
partnership, the liability of each of the limited            negligence, no OP Unitholder has personal liability for
partners for his share of the losses and debts of your       the AIMCO Operating Partnership's debts and
partnership shall be limited to the total capital            obligations, and liability of the OP Unitholders for
contribution of such limited partners (subject to the        the AIMCO Operating Partnership's debts and obligations
terms and conditions pursuant to which such capital          is generally limited to the amount of their invest-
contribution is to be paid) plus, to the extent that         ment in the AIMCO Operating Partnership. However, the
such limited partner rightfully has received the return      limitations on the liability of limited partners for
of such capital contribution, any sum, not in excess of      the obligations of a limited partnership have not been
such return, necessary to discharge liabilities of your      clearly established in some states. If it were
partnership to all creditors who extended credit before      determined that the AIMCO Operating Partnership had
such return; provided that the liability with respect        been conducting business in any state without compli-
to rightfully returned capital contribution is limited       ance with the applicable limited partnership statute,
to one year from the date of such return.                    or that the right or the exercise of the right by the
                                                             holders of OP Units as a group to make certain
                                                             amendments to the AIMCO Operating Partnership Agreement
                                                             or to take other action pursuant to the AIMCO Operating
                                                             Partnership Agreement constituted participation in the
                                                             "control" of the AIMCO Operating Partnership's
                                                             business, then a holder of OP Units could be held
                                                             liable under certain circumstances for the AIMCO
                                                             Operating Partnership's obligations to the same extent
                                                             as the general partner.

                                Fiduciary Duties


Under your partnership's agreement of limited                Unless otherwise provided for in the relevant
partnership, the general partner must devote such of         partnership agreement, Delaware law generally requires
its time and that of its employees to your partnership       a general partner of a Delaware limited partnership to
business as may be reasonably necessary to carry on and      adhere to fiduciary duty standards under which it owes
conduct your partnership's business. The general             its limited partners the highest duties of good faith,
partner must use its best effort to do all other things      fairness and loyalty and which generally prohibit such
and perform such other duties as may be reasonably           general partner from taking any action or engaging in
necessary to the successful operation of your                any transaction as to which it has a conflict of
partnership and the general partner must act as a            interest. The AIMCO Operating Partnership Agreement
fiduciary with respect to the assets and business of         expressly authorizes the general partner to enter into,
your partnership. The general partner and its                on behalf of the AIMCO Operating Partnership, a right
affiliates may engage in whatever activities they            of first opportunity arrangement and other conflict
choose, whether the same be competitive with your            avoidance agreements with various affiliates of the
partnership or otherwise, including, without                 AIMCO Operating Partnership and the general partner, on
limitation, the acquisition, ownership, financing,           such terms as the general partner, in its sole and
syndication, development, improvement, leasing,              absolute discretion, believes are advisable. The AIMCO
operation, management and brokerage of real property         Operating Partnership Agreement expressly limits the
(including real property that may be in the vicinity of      liability of the general partner by providing that the
an competitive with real property owned by your              general partner, and its officers and directors will
partnership), without having or incurring any                not be liable or accountable in damages to the AIMCO
obligation to disclose or to offer any interest in such      Operating Partnership, the limited partners or
activities to your partnership or the partners.              assignees for errors in judgment or mistakes of fact or
                                                             law or of any act or omission if the general partner or
                                                             such director or officer acted in good faith. See
                                                             "Description of OP Units -- Fiduciary Responsibilities"
                                                             in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation        The AIMCO Operating Partnership is not subject to
of your partnership and the AIMCO Operating                  Federal income taxes. Instead, each holder of OP Units
Partnership.                                                 includes in income its allocable share of the AIMCO
                                                             Operating Partnership's taxable income or loss when it
                                                             determines its individual Federal income tax liability.
                                                             Income and loss from the AIMCO Operating Partnership
                                                             may be subject to the passive activity limitations. If
                                                             an investment in an OP Unit is treated as a passive
                                                             activity, income and loss from the AIMCO Operating
                                                             Partnership generally can be offset against income and
                                                             loss from other investments that constitute "passive
                                                             activities" (unless the AIMCO Operating Partnership is
                                                             considered a "publicity traded partnership", in which
                                                             case income and

         4955
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                             loss from the AIMCO Operating Partnership can only be
                                                             offset against other income and loss from the AIMCO
                                                             Operating Partnership). Income of the AIMCO Operating
                                                             Partnership, however, attributable to dividends from
                                                             the Management Subsidiaries (as defined below) or
                                                             interest paid by the Management Subsidiaries does not
                                                             qualify as passive activity income and cannot be offset
                                                             against losses from "passive activities."

                                                             Cash distributions by the AIMCO Operating Partnership
                                                             are not taxable to a holder of OP Units except to the
                                                             extent they exceed such Partner's basis in its interest
                                                             in the AIMCO Operating Partnership (which will include
                                                             such OP Unitholder's allocable share of the AIMCO
                                                             Operating Partnership's nonrecourse debt).

                                                             Each year, OP Unitholders receive a Schedule K-1 tax
                                                             form containing tax information for inclusion in
                                                             preparing their Federal income tax returns.

                                                             OP Unitholders are required, in some cases, to file
                                                             state income tax returns and/or pay state income taxes
                                                             in the states in which the AIMCO Operating Partnership
                                                             owns property or transacts business, even if they are
                                                             not residents of those states. The AIMCO Operating
                                                             Partnership may be required to pay state income taxes
                                                             in certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

                                   YOUR UNITS
                               PREFERRED OP UNITS
                                COMMON OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, the limited partners may          Units will have the same voting          such as certain amendments and
elect a general partner and approve      rights as holders of the Common OP       termination of the AIMCO Operating
or disapprove the sale of all or a       Units. See "Description of OP            Partnership Agreement and certain
material portion of your                 Units" in the accompanying               transactions such as the
partnership's property. The              Prospectus. So long as any               institution of bankruptcy
approval of holder of 67% of the         Preferred OP Units are outstand-         proceedings, an assignment for the
outstanding units is necessary to        ing, in addition to any other vote       benefit of creditors and certain
remove a general partner, approve        or consent of partners required by       transfers by the general partner of
the withdrawal of a general              law or by the AIMCO Operating            its interest in the AIMCO Operating
partner, amend your partner-             Partnership Agree-                       Part-

         4956
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

ship's agreement of limited              ment, the affirmative vote or            nership or the admission of a
partnership, subject to certain          consent of holders of at least 50%       successor general partner.
limitations, and terminate your          of the outstanding Preferred OP
partnership.                             Units will be necessary for              Under the AIMCO Operating Partner-
                                         effecting any amendment of any of        ship Agreement, the general partner
A general partner may cause the          the provisions of the Partnership        has the power to effect the
dissolution of the partnership by        Unit Designation of the Preferred        acquisition, sale, transfer,
retiring. Upon such event, within        OP Units that materially and             exchange or other disposition of
ninety days of the retirement, the       adversely affects the rights or          any assets of the AIMCO Operating
limited partners owning 67% of the       preferences of the holders of the        Partnership (including, but not
units may vote to continue the           Preferred OP Units. The creation or      limited to, the exercise or grant
business of your partnership. If no      issuance of any class or series of       of any conversion, option,
general partner remains, all of the      partnership units, including,            privilege or subscription right or
limited partner by unanimous             without limitation, any partner-         any other right available in
consent may vote to reform your          ship units that may have rights          connection with any assets at any
partnership and the limited partner      senior or superior to the Preferred      time held by the AIMCO Operating
holding 67% of the units may elect       OP Units, shall not be deemed to         Partnership) or the merger,
one or more successor general            materially adversely affect the          consolidation, reorganization or
partner to continue the business of      rights or preferences of the             other combination of the AIMCO
your partnership. In such an event       holders of Preferred OP Units. With      Operating Partnership with or into
of such reformation, your                respect to the exercise of the           another entity, all without the
partnership will dissolve and all        above described voting rights, each      consent of the OP Unitholders.
of its assets and liability will be      Preferred OP Units shall have one
contributed to a new partnership         (1) vote per Preferred OP Unit.          The general partner may cause the
and all parties of your partnership                                               dissolution of the AIMCO Operating
will become parties to the new                                                    Partnership by an "event of
partnership.                                                                      withdrawal," as defined in the
                                                                                  Delaware Limited Partnership Act
                                                                                  (including, without limitation,
                                                                                  bankruptcy), unless, within 90 days
                                                                                  after the withdrawal, holders of a
                                                                                  "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions of Distributable Cash      $      per Preferred OP Unit;            tribute quarterly all, or such
are to be made quarterly on or           provided, however, that at any time      portion as the general partner may
about January 15, April 15, July 15      and from time to time on or after        in its sole and absolute discretion
and October 15. The distributions        the fifth anniversary of the issue       determine, of Available Cash (as
payable to the partners are not          date of the Preferred OP Units, the      defined in the AIMCO Operating
fixed in amount and depend upon the      AIMCO Operating Partnership may          Partnership Agreement) generated by
operating results and net sales or       adjust the annual distribution rate      the AIMCO Operating Partnership
refinancing proceeds available from      on the Preferred OP Units to the         during such quarter to the general
the disposition of your                  lower of (i)     % plus the annual       partner, the special limited
partnership's assets. Your               interest rate then applicable to         partner and the holders of Common
partnership has made distributions       U.S. Treasury notes with a maturity      OP Units on the record date
in the past and is projected to          of five years, and (ii) the annual       established by the general partner
make distributions in 1988.              dividend rate on the most recently       with respect to such quarter, in
                                         issued AIMCO non-convertible             accordance with their respective
                                         preferred stock which ranks on a         interests in the AIMCO Operating
                                         parity with its Class H Cumu-            Partnership on such record date.
                                                                                  Holders of any other Pre-

         4957
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         lative Preferred Stock. Such             ferred OP Units issued in the
                                         distributions will be cumulative         future may have priority over the
                                         from the date of original issue.         general partner, the special
                                         Holders of Preferred OP Units will       limited partner and holders of
                                         not be entitled to receive any           Common OP Units with respect to
                                         distributions in excess of               distributions of Available Cash,
                                         cumulative distributions on the          distributions upon liquidation or
                                         Preferred OP Units. No interest, or      other distributions. See "Per Share
                                         sum of money in lieu of interest,        and Per Unit Data" in the
                                         shall be payable in respect of any       accompanying Prospectus.
                                         distribution payment or payments on
                                         the Preferred OP Units that may be       The general partner in its sole and
                                         in arrears.                              absolute discretion may distribute
                                                                                  to the OP Unitholders Available
                                         When distributions are not paid in       Cash on a more frequent basis and
                                         full upon the Preferred OP Units or      provide for an appropriate record
                                         any Parity Units, all distributions      date.
                                         declared upon the Preferred OP
                                         Units and any Parity Units shall be      The AIMCO Operating Partnership
                                         declared ratably in proportion to        Agreement requires the general
                                         the respective amounts of                partner to take such reasonable
                                         distributions accumulated, accrued       efforts, as determined by it in its
                                         and unpaid on the Preferred OP           sole and absolute discretion and
                                         Units and such Parity Units. Unless      consistent with AIMCO's
                                         full cumulative distributions on         qualification as a REIT, to cause
                                         the Preferred OP Units have been         the AIMCO Operating Partnership to
                                         declared and paid, except in             distribute sufficient amounts to
                                         limited circumstances, no                enable the general partner to
                                         distributions may be declared or         transfer funds to AIMCO and enable
                                         paid or set apart for payment by         AIMCO to pay stockholder dividends
                                         the AIMCO Operating Partnership and      that will (i) satisfy the
                                         no other distribution of cash or         requirements for qualifying as a
                                         other property may be declared or        REIT under the Code and the
                                         made, directly or indirectly, by         Treasury Regulations and (ii) avoid
                                         the AIMCO Operating Partnership          any Federal income or excise tax
                                         with respect to any Junior Units,        liability of AIMCO. See
                                         nor shall any Junior Units be re-        "Description of OP
                                         deemed, purchased or otherwise           Units -- Distributions" in the
                                         acquired for consideration, nor          accompanying Prospectus.
                                         shall any other cash or other
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person and such person      Preferred OP Units and the               OP Units. The AIMCO Operating Part-
will become a substitute limited         Preferred OP Units are not listed        nership Agreement restricts the
partner if: (1) a written                on any securities exchange. The          transferability of the OP Units.
assignment has been duly executed        Preferred OP Units are subject to        Until the expiration of one year
and acknowledged by the assignor         restrictions on transfer as set          from the date on which an OP
and assignee and delivered to the        forth in the AIMCO Operating             Unitholder acquired OP Units,
general partner, (2) the approval        Partnership Agreement.                   subject to certain exceptions, such
of the general partner which may be                                               OP Unitholder may not transfer all
withheld in the sole discretion and      Pursuant to the AIMCO Operating          or any portion of its OP Units to
which will be withheld if the            Partnership Agreement, until the         any transferee without the consent
general partner reasonably believes      expiration of one year from the          of the general partner, which
that the transfer violates               date on which a holder of Preferred      consent may be withheld in its sole
applicable securities law or result      OP Units acquired Preferred OP           and absolute discretion. After the
in adverse tax consequences,             Units, subject to certain                expiration of one year, such OP
including the termination of your        exceptions, such holder of               Unitholder has the right to
partnership for tax purposes, (3)        Preferred OP Units may not transfer      transfer all or any portion of its
the assignee has agreement to bound      all or any portion of its Pre-           OP Units to any person, subject to
by all of the terms of your              ferred OP Units to any transferee        the satisfaction of certain
partnership's agreement of limited       without the consent of the general       conditions specified in the AIMCO
partnership and absolute discre-         partner, which consent may be            Operating Partnership Agreement,
tion of the general partner has          withheld in its sole and absolute        including the general partner's
been granted, (4) the assignee           discretion. After the expiration of      right of first refusal. See
represents he is at least 18 years       one year, such holders of Preferred      "Description of OP Units --
of age, is a citizen and resident        OP Units has the right to transfer       Transfers and Withdrawals" in the
of the U.S., has sufficient finan-       all or any portion of its Preferred      accompanying Prospectus.
cial resources to maintain the           OP Units to any person, subject to
interest ac-                             the satisfaction of

         4958
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

quired and that he is not acquiring      certain conditions specified in the      After the first anniversary of
the interest with a view to resell       AIMCO Operating Partnership Agree-       becoming a holder of Common OP
the interest and (5) the assignor        ment, including the general              Units, an OP Unitholder has the
and assignee have complied with          partner's right of first refusal.        right, subject to the terms and
such other conditions as set forth                                                conditions of the AIMCO Operating
in your partnership's agreement of       After a one-year holding period, a       Partnership Agreement, to require
limited partnership.                     holder may redeem Preferred OP           the AIMCO Operating Partnership to
There are no redemption rights           Units and receive in exchange            redeem all or a portion of the
associated with your units.              therefor, at the AIMCO Operating         Common OP Units held by such party
                                         Partnership's option, (i) subject        in exchange for a cash amount based
                                         to the terms of any Senior Units,        on the value of shares of Class A
                                         cash in an amount equal to the           Common Stock. See "Description of
                                         Liquidation Preference of the            OP Units -- Redemption Rights" in
                                         Preferred OP Units tendered for          the accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         4959

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives an annual fee of 1% of the gross collected income from your partnership's property from your partnership and may receive reimbursement for expenses generated as general partner. The property manager received management fees of $50,000 in 1996, $52,000 in 1997 and $26,548 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         4960

                                YOUR PARTNERSHIP

GENERAL

     Woodmere Associates, L.P. is a Delaware limited partnership which raised net proceeds of approximately $1,887,000 in 1985 through a private offering. The promoter for the private offering of your partnership was Jacques-Miller. Insignia acquired your partnership in December 1991. AIMCO acquired Insignia in October, 1998. There are currently a total of 41 limited partners of your partnership and a total of 51 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on May 28, 1985 for the purpose of owning and operating a single apartment property located in Cincinnati, Ohio, known as "Woodmere Apartments." Your partnership's property consists of 150 apartment units. The total rentable square footage of your partnership's property is 147,126 square feet. Your partnership's property had an average occupancy rate of approximately 92.67% in 1996 and 92.67% in 1997. The average annual rent per apartment unit is approximately $6,536.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1991, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $50,000, $52,000 and $26,548, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2012 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         4961

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. [As of June 30, 1998, your partnership had a current mortgage note outstanding of $2,903,759, payable to Marine Midland, Bank of America and FNMA, which bears interest at a rate of 7.60%. The mortgage debt is due in November 2002. Your partnership also has a second mortgage note outstanding of $103,182, on the same terms as the first mortgage note. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         4962

     Below is selected financial information for Woodmere Associates, L.P. taken from the financial statements described above. See "Index to Financial Statements."

                                                                  WOODMERE ASSOCIATES, L.P.
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
BALANCE SHEET DATA             -----------   -----------   -----------   -----------   -----------   -----------   -----------
Cash and Cash Equivalents....  $   173,986   $   177,931   $   161,000   $   175,000   $   254,986   $   291,578   $   251,497
Land & Building..............    4,675,204     4,553,513     4,618,000     4,513,000     4,409,584     4,319,112     4,253,420
Accumulated Depreciation.....   (3,187,024)   (3,068,925)   (3,128,000)   (3,010,000)   (2,905,730)   (2,698,003)   (2,441,012)
Other Assets.................      270,116       251,331       303,000       278,000       311,645       343,327       385,991
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $ 1,932,282   $ 1,913,850   $ 1,954,000   $ 1,956,000   $ 2,070,485   $ 2,256,014   $ 2,449,896
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $ 2,886,078   $ 2,954,151   $ 2,923,000   $ 2,988,000   $ 3,046,674   $ 3,100,988   $ 3,162,313
Other Liabilities............      105,654        95,201       136,000       146,000       150,473       161,187       155,850
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...    2,991,732     3,049,352     3,059,000     3,134,000     3,197,147     3,262,175     3,318,163
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Partners deficit.............  $(1,059,450)  $(1,135,502)  $(1,105,000)  $(1,178,000)  $(1,126,662)  $(1,006,161)  $  (868,267)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                                                      WOODMERE ASSOCIATES, L.P.
                                         ------------------------------------------------------------------------------------
                                         FOR THE SIX MONTHS
                                                ENDED                               FOR THE YEARS ENDED
                                              JUNE 30,                                  DECEMBER 31,
                                         -------------------   --------------------------------------------------------------
                                           1998       1997        1997         1996         1995         1994         1993
STATEMENT OF OPERATIONS DATA             --------   --------   ----------   ----------   ----------   ----------   ----------
Rental Revenue.........................  $484,925   $471,399   $  992,000   $  932,000   $  931,883   $  920,571   $  890,560
Other Income...........................    37,643     29,925       65,000       81,000       63,143       54,946       45,608
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Revenue.................   522,568    501,324    1,057,000    1,013,000      995,026      975,517      936,168
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Operating Expenses.....................   246,191    236,847      482,000      554,000      516,864      420,531      428,439
General & Administrative...............    16,738      9,816       36,000       10,000        9,865       33,291       52,344
Depreciation...........................    59,000     59,000      118,000      104,000      207,727      256,991      252,492
Interest Expense.......................   115,302    118,703      272,000      277,000      281,316      285,645      258,663
Property Taxes.........................    39,787     34,460       76,000       69,000       59,949       65,688       54,091
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
         Total Expenses................   477,018    458,826      984,000    1,014,000    1,075,721    1,062,146    1,046,029
                                         --------   --------   ----------   ----------   ----------   ----------   ----------
Net Income (Loss)......................  $ 45,550   $ 42,498   $   73,000   $   (1,000)  $  (80,695)  $  (86,629)  $ (109,861)
                                         ========   ========   ==========   ==========   ==========   ==========   ==========

         4963

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $45,550 for the six months ended June 30, 1998, compared to $42,498 for the six months ended June 30, 1997. The increase in net income was $3,052, or 7.18% . This increase was due to an increase in rental revenue offset by increases in operating, general and administrative expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $522,568 for the six months ended June 30, 1998, compared to $501,324 for the six months ended June 30, 1997, a increase of $21,244, or 4.24%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $246,191 for the six months ended June 30, 1998, compared to $236,847 for the six months ended June 30, 1997, an increase of $9,344 or 3.95%. Management expenses totaled $26,548 for the six months ended June 30, 1998, compared to $25,414 for the six months ended June 30, 1997, an increase of $1,134, or 4.46%.

     General and Administrative Expenses

     General and administrative expenses totaled $16,738 for the six months ended June 30, 1998 compared to $9,816 for the six months ended June 30, 1997, an increase of $6,922 or 70.52%. The increase is primarily due to an increase in training, travel and office supplies.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $115,302 for the six months ended June 30, 1998, compared to $118,703 for the six months ended June 30, 1997, a decrease of $3,401, or 2.87%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized net income of $73,000 for the year ended December 31, 1997, compared to a net loss of $1,000 for the year ended December 31, 1996. The increase in net income of $74,000, or 7,400% was primarily the result of an increase in rental revenue in conjunction with a decrease in operating expenses. These factors are discussed in more detail in the following paragraphs.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,057,000 for the year ended December 31, 1997, compared to $1,013,000 for the year ended December 31, 1996, an increase of $44,000, or 4.34%.

         4964

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $482,000 for the year ended December 31, 1997, compared to $554,000 for the year ended December 31, 1996, a decrease of $72,000 or 13%. This is due to the property incurred non-capitalized parking lot repair and exterior painting expenses in 1996. Management expenses totaled $52,000 for the year ended December 31, 1997, compared to $50,000 for the year ended December 31, 1996, an increase of $2,000, or 4.00%.

     General and administrative expenses totaled $36,000 for the year ended December 31, 1997 compared to $10,000 for the year ended December 31, 1996, an increase of $26,000 or 260%. The increase is primarily due to expenses included in operating expense for 1996 were reclassed to general administrative expenses for 1997. These reclassed expenses relate to audit fees and general partner reimbursements.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $272,000 for the year ended December 31, 1997, compared to $277,000 for the year ended December 31, 1996, a decrease of $5,000, or 1.81%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $1,000 for the year ended December 31, 1996, compared to a net loss of $80,695 for the year ended December 31, 1995. The decrease in the net loss of $79,695, or 98.76% was primarily the result of a decrease in depreciation expense of $80,000.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,013,000 for the year ended December 31, 1996, compared to $995,026 for the year ended December 31, 1995, an increase of $17,974, or 1.81%.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, property taxes and insurance, totaled $554,000 for the year ended December 31, 1996, compared to $516,864 for the year ended December 31, 1995, an increase of $37,136 or 7.18%. The majority of the increase is due an increase in advertising expenses of approximately $20,000 related to concessions and periodicals expense. These expenses did not exist during 1995. Management expenses totaled $50,000 for the year ended December 31, 1996, compared to $49,536 for the year ended December 31, 1995, a increase of $464, or 0.94%.

     General and Administrative Expenses

     General and administrative expenses totaled $10,000 for the year ended December 31, 1996 compared to $9,865 for the year ended December 31, 1995, an increase of $135 or 1.37%.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $277,000 for the year ended December 31, 1996, compared to $281,316 for the year ended December 31, 1995, a decrease of $4,316, or 1.53%.

         4965

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $173,986 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership will not incur any liability to your partnership or any limited partner for any mistakes or errors in judgment or for any acts or omission believed by the general partner in good faith to be within the scope of authority conferred upon it by your partnership agreement. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest."

     Your partnership will, to the extent permitted by law, indemnify and save harmless the general partner against and from any personal loss, liability (including attorneys' fees) or damage incurred by it as the result of any act or omission in its capacity as general partner unless such loss, liability or damage results from gross negligence or willful misconduct by the general partner. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter. Your partnership did not pay distributions in 1997 and is not expected to pay distributions in 1998 due to capital improvements to your partnership's property funded from cash flow.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $1,000.00
1995........................................................       776.47
1996........................................................       990.00
1997........................................................         0.00
1998 (through June 30)......................................         0.00

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the there have been no units transferred in sale

         4966

     transactions (excluding transactions believed to be between related parties, family members or the same beneficial owner), was as follows:

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in respect of its capacity as general partner of your partnership as described in the following table:

YEAR                                                          COMPENSATION
----                                                          ------------
1994........................................................    $23,249
1995........................................................     20,524
1996........................................................     30,000
1997........................................................     33,000
1998 (through June 30)......................................

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $49,536
1996...........................................      50,000
1997...........................................      52,000
1998 (through June 30).........................      26,548

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation and distributions that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

         4967

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Woodmere Associates, L.P. at December 31, 1997, 1996 and 1995 and for each of the years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         4968

                   WOODMERE ASSOCIATES, L.P. INCOME TAX BASIS

                           INDEX FINANCIAL STATEMENT

                                                              PAGE
                                                              ----
Condensed Balance Sheet -- As of June 30, 1998
  (unaudited)...............................................  F-2
Condensed Statements of Operations -- For the six months
  ended June 30, 1998 and 1997 (unaudited)..................  F-3
Condensed Statements of Cash Flows -- For the six months
  ended June 30, 1998 and 1997 (unaudited)..................  F-4
Independent Auditors' Report................................  F-5
Notes to Condensed Financial Statements.....................  F-4
Balance Sheet -- As of December 31, 1997....................  F-6
Statements of Operations -- For the year ended December 31,
  1997......................................................  F-7
Statement of Partners' Deficit -- For the year ended
  December 31, 1997.........................................  F-8
Statement of Cash Flows -- For the year ended December 31,
  1997......................................................  F-9
Notes to Financial Statements -- Income Tax Basis...........  F-10
Independent Auditors' Report................................  F-14
Balance Sheet -- As of December 31, 1996....................  F-15
Statements of Operations -- For the year ended December 31,
  1996......................................................  F-16
Statement of Partners' Deficit -- For the year ended
  December 31, 1996.........................................  F-17
Statement of Cash Flows -- For the year ended December 31,
  1996......................................................  F-18
Notes to Financial Statements...............................  F-19
Independent Auditors' Report................................  F-22
Balance Sheet -- As of December 31, 1995....................  F-23
Statements of Operations -- For the year ended December 31,
  1995......................................................  F-24
Statement of Partners' Deficit -- For the year ended
  December 31, 1995.........................................  F-25
Statement of Cash Flows -- For the year ended December 31,
  1995......................................................  F-26
Notes to Financial Statements...............................  F-27

         4969

                            WOODMERE ASSOCIATES, LP

                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $   173,986
Receivables and Deposits....................................                     39,283
Restricted Escrows..........................................                    163,303
Other Assets................................................                     67,530
Investment Property:
  Land......................................................      255,000
  Building and related personal property....................    4,420,204
                                                              -----------
                                                                4,675,204
  Less: Accumulated depreciation............................   (3,187,024)    1,488,180
                                                              -----------   -----------
          Total Assets......................................                $ 1,932,282
                                                                            ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $    46,674
Property Taxes Payable......................................                     39,787
Tenant Security Deposits....................................                     29,142
Notes Payable...............................................                  2,876,129
Partners' Capital...........................................                 (1,059,450)
                                                                            -----------
          Total Liabilities and Partners' Capital...........                $ 1,932,282
                                                                            ===========

         4970

                            WOODMERE ASSOCIATES, LP

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Revenues:
  Rental Income.............................................  $484,925   $471,399
  Other Income..............................................    37,643     29,925
                                                              --------   --------
          Total Revenues:...................................   522,568    501,324
Expenses:
  Operating Expenses........................................   246,191    236,847
  General and Administrative Expenses.......................    16,738      9,816
  Depreciation Expense......................................    59,000     59,000
  Interest Expense..........................................   115,302    118,703
  Property Tax Expense......................................    39,787     34,460
                                                              --------   --------
          Total Expenses:...................................   477,018    458,826
                                                              --------   --------
          Net Income........................................  $ 45,550   $ 42,498
                                                              ========   ========

         4971

                            WOODMERE ASSOCIATES, LP
                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Operating Activities:
  Net Income (loss).........................................  $ 45,550   $ 42,498
  Adjustments to reconcile net income (loss) to net cash
     provided by operating Activities:
  Depreciation and Amortization.............................    59,000     59,000
  Changes in accounts:......................................        --         --
  Receivables and deposits and other assets.................    36,187     28,051
  Accounts Payable and accrued expenses.....................   (20,397)   (40,850)
                                                              --------   --------
          Net cash provided by (used in) operating
           activities.......................................   120,340     88,699
                                                              --------   --------
Investing Activities
  Property improvements and replacements....................   (57,180)   (40,588)
  Net (increase)/decrease in restricted escrows.............    (3,303)    (1,382)
                                                              --------   --------
  Net cash provided by (used in) investing activities.......   (60,483)   (41,970)
                                                              --------   --------
Financing Activities
  Distributions to partners.................................        --         --
  Payments on mortgage......................................   (46,871)   (43,798)
                                                              --------   --------
  Net cash provided by (used in) financing activities.......   (46,871)   (43,798)
                                                              --------   --------
          Net increase (decrease) in cash and cash
           equivalents......................................    12,986      2,931
  Cash and cash equivalents at beginning of year............   161,000    175,000
                                                              --------   --------
          Cash and cash equivalents at end of period........  $173,986   $177,931
                                                              ========   ========

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Woodmere Associates, LP as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

         4972

                         REPORT OF INDEPENDENT AUDITORS

Members of the Partnership
Woodmere Associates, L.P.

     We have audited the accompanying balance sheet of Woodmere Associates, L.P., as of December 31, 1997, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodmere Associates, L.P. at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/  ERNST & YOUNG LLP

March 9, 1998
Greenville, South Carolina

         4973

                           WOODMERE ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................            $   161
Receivables and deposits....................................                 76
Restricted escrows..........................................                160
Other assets................................................                 67
Investment property (Note B):
  Land......................................................  $   255
  Buildings and related personal property...................    4,363
                                                              -------
                                                                4,618
  Less accumulated depreciation.............................   (3,128)    1,490
                                                              -------   -------
                                                                        $ 1,954
                                                                        =======

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accrued taxes.............................................            $    76
  Tenant security deposits..................................                 30
  Other liabilities.........................................                 30
  Mortgage notes payable (Note B)...........................              2,923
Partners' deficit...........................................             (1,105)
                                                                        -------
                                                                        $ 1,954
                                                                        =======

                            See accompanying notes.

         4974

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................         $  992
  Other income..............................................             65
                                                                     ------
                                                                      1,057
Expenses:
  Operating.................................................  $482
  General and administrative................................    36
  Depreciation..............................................   118
  Interest..................................................   272
  Property taxes............................................    76      984
                                                              ----   ------
Net income..................................................         $   73
                                                                     ======

                            See accompanying notes.

         4975

                           WOODMERE ASSOCIATES, L.P.

                         STATEMENT OF PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                              LIMITED    GENERAL
                                                              PARTNERS   PARTNERS    TOTAL
                                                              --------   --------   -------
Partners' deficit at December 31, 1996......................  $(1,150)     $(28)    $(1,178)
  Net income................................................       72         1          73
                                                              -------      ----     -------
Partners' deficit at December 31, 1997......................  $(1,078)     $(27)    $(1,105)
                                                              =======      ====     =======

                            See accompanying notes.

         4976

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net income................................................  $  73
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................    118
     Amortization of discounts and loan costs...............     36
     Changes in assets and liabilities:
       Receivables and deposits.............................      4
       Other assets.........................................     (7)
       Accounts payable.....................................    (25)
       Accrued taxes........................................      7
       Other liabilities....................................      8
                                                              -----
          Net cash provided by operating activities.........    214
                                                              -----
Cash flows from investing activities
  Property improvements and replacements....................   (105)
  Net deposits to restricted escrows........................     (5)
                                                              -----
          Net cash used in investing activities.............   (110)
                                                              -----
Cash flows from financing activities
  Payments on mortgage notes payable........................    (88)
                                                              -----
          Net increase in cash and cash equivalents.........     16
Cash and cash equivalents at December 31, 1996..............    145
                                                              -----
Cash and cash equivalents at December 31, 1997..............  $ 161
                                                              =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $ 236
                                                              =====

                            See accompanying notes.

         4977

                           WOODMERE ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Woodmere Associates, L.P., is a Delaware limited partnership which began operations in 1985 with the purchase of an apartment complex in Cincinnati, Ohio. The Partnership's Managing General Partner is Jacques-Miller Associates.

  Investment Property

     The investment property is recorded at the Partnership's acquisition cost. Buildings and related personal property are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 25 years.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Partnership Allocations

     Net earnings or loss and taxable income or loss are allocated 99% to the limited partners and 1% to the general partners. Distributions of available cash or proceeds from financing or sale of the property are allocated among the limited partners and the general partners in accordance with the limited partnership agreement.

  Cash and Cash Equivalents

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Tenant Security Deposits

     The Partnership requires security deposits from all apartment lessees for the duration of the lease and includes the deposits in "Receivables and deposits". Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit and the tenant is current on its rental payments.

  Restricted Escrows -- Reserve Account

     At the time of the refinancing of the mortgage notes payable in 1992, the Reserve Escrow was established with the refinancing proceeds. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit

         4978
                           WOODMERE ASSOCIATES, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

net operating income (as defined in the mortgage note) from the refinanced property to the reserve account until the reserve account equals $1,000 per apartment unit or $150,000 in total. At December 31, 1997, the reserve account balance was approximately $160,000.

  Loan Costs

     In connection with the refinancing of certain mortgage notes payable in 1992, loan costs of approximately $123,000 were incurred which are being amortized on a straight-line basis over the life of the loans. Accumulated amortization as of December 31, 1997, is approximately $63,000.

NOTE B -- MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows (dollar amounts in thousands):

                                              MONTHLY                          PRINCIPAL    PRINCIPAL
                                              PAYMENT     STATED                BALANCE     BALANCE AT
                                             INCLUDING   INTEREST   MATURITY    DUE AT     DECEMBER 31,
                 PROPERTY                    INTEREST      RATE       DATE     MATURITY        1997
                 --------                    ---------   --------   --------   ---------   ------------
Woodmere Apartments:
  1st mortgage.............................     $26        7.6%     11/15/02    $2,417        $2,951
  2nd mortgage.............................       1        7.6%     11/15/02       103           103
                                                ---                                           ------
                                                $27                                            3,054
Less unamortized discounts at 8.76%........                                                     (131)
                                                                                              ------
                                                                                              $2,923
                                                                                              ======

     Mortgages are collateralized by the related property and improvements of the Partnership.

     The Partnership exercised interest rate buy-down options when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to approximately $239,000 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     Scheduled principal payments of mortgage notes payable subsequent to December 31, 1997, are as follows (in thousands):

1998........................................................  $   95
1999........................................................     103
2000........................................................     111
2001........................................................     119
2002........................................................   2,626
                                                              ------
                                                              $3,054
                                                              ======

NOTE C -- RELATED PARTY TRANSACTIONS AND BALANCES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1997 (in thousands):

Property management fees....................................  $52
Reimbursements for services of affiliates...................   33

         4979
                           WOODMERE ASSOCIATES, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE D -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (In thousands)

                                                                          BUILDINGS        COST
                                                                         AND RELATED    CAPITALIZED
                                                                          PERSONAL     SUBSEQUENT TO
                   DESCRIPTION                     ENCUMBRANCES   LAND    PROPERTY      ACQUISITION
                   -----------                     ------------   ----   -----------   -------------
Woodmere.........................................     $3,054      $255     $3,886          $477
                                                      ======      ====     ======          ====

                         GROSS AMOUNT AT WHICH CARRIED
                                 (In thousands)

                                            BUILDINGS
                                           AND RELATED                                      DEPRECIABLE
                                            PERSONAL              ACCUMULATED      DATE       LIFE --
          DESCRIPTION              LAND     PROPERTY     TOTAL    DEPRECIATION   ACQUIRED      YEARS
          -----------             ------   -----------   ------   ------------   --------   ------------
Woodmere........................  $  255     $4,363      $4,618      $3,128        9/85         5-25
                                  ======     ======      ======      ======       =====        =====

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

INVESTMENT PROPERTY
Balance at beginning of year................................  $4,513
Property improvements.......................................     105
                                                              ------
Balance at end of year......................................  $4,618
                                                              ======

ACCUMULATED DEPRECIATION
Balance at beginning of year................................  $3,010
Property improvements.......................................     118
                                                              ------
Balance at end of year......................................  $3,128
                                                              ======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $4,618,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $3,031,000.

NOTE E -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         4980

                         REPORT OF INDEPENDENT AUDITORS

Members of the Partnership
Woodmere Associates, L.P.

     We have audited the accompanying balance sheet of Woodmere Associates, L.P., as of December 31, 1996, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodmere Associates, L.P. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/  ERNST & YOUNG LLP

February 25, 1997
Greenville, South Carolina

         4981

                           WOODMERE ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:
  Unrestricted..............................................            $   145
  Restricted -- tenant security deposits....................                 30
Accounts receivable.........................................                  7
Escrow for taxes............................................                 43
Restricted escrows..........................................                155
Loan costs, net.............................................                 73
Investment property (Note B):
  Land......................................................  $   255
  Buildings and related personal property...................    4,258
                                                              -------
                                                                4,513
  Less accumulated depreciation.............................   (3,010)    1,503
                                                              -------   -------
                                                                        $ 1,956
                                                                        =======

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................            $    25
  Accrued taxes.............................................                 69
  Tenant security deposits..................................                 30
  Other liabilities.........................................                 22
  Mortgage notes payable (Note B)...........................              2,988
Partners' deficit...........................................             (1,178)
                                                                        -------
                                                                        $ 1,956
                                                                        =======

                            See accompanying notes.

         4982

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................         $  932
  Other income..............................................             81
                                                                     ------
                                                                      1,013
Expenses:
  Operating.................................................  $381
  General and administrative................................    10
  Maintenance...............................................   173
  Depreciation..............................................   104
  Interest..................................................   277
  Property taxes............................................    69    1,014
                                                              ----   ------
Net loss....................................................         $   (1)
                                                                     ======

                            See accompanying notes.

         4983

                           WOODMERE ASSOCIATES, L.P.

                         STATEMENT OF PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                              LIMITED    GENERAL
                                                              PARTNERS   PARTNERS    TOTAL
                                                              --------   --------   -------
Partners' deficit at December 31, 1995......................  $(1,099)     $(27)    $(1,126)
  Net loss..................................................       (1)       --          (1)
  Distributions.............................................      (50)       (1)        (51)
                                                              -------      ----     -------
Partners' deficit at December 31, 1996......................  $(1,150)     $(28)    $(1,178)
                                                              =======      ====     =======

                            See accompanying notes.

         4984

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net (loss)................................................  $  (1)
  Adjustments to reconcile net (loss) to net cash provided
     by operating activities:
     Depreciation...........................................    104
     Amortization of discounts and loan costs...............     35
     Changes in assets and liabilities:
       Restricted cash -- tenant security deposits..........     (1)
       Accounts receivable..................................     (5)
       Escrow for taxes.....................................     13
       Accounts payable.....................................     20
       Tenant security deposit liabilities..................      2
       Accrued taxes........................................      8
       Other liabilities....................................    (34)
                                                              -----
          Net cash provided by operating activities.........    141
                                                              -----
Cash flows from investing activities
  Property improvements and replacements....................   (103)
  Deposits to restricted escrows............................     (4)
  Receipts from restricted escrows..........................     18
                                                              -----
          Net cash used in investing activities.............    (89)
                                                              -----
Cash flows from financing activities
  Payments on mortgage notes payable........................    (82)
  Partners' distributions...................................    (51)
                                                              -----
          Net cash used in financing activities.............   (133)
                                                              -----
Decrease in cash............................................    (81)
Unrestricted cash at December 31, 1995......................    226
                                                              -----
Unrestricted cash at December 31, 1996......................  $ 145
                                                              =====
Supplemental disclosure of cash flow information
  Cash paid for interest....................................  $ 242
                                                              =====

                            See accompanying notes.

         4985

                           WOODMERE ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Woodmere Associates, L.P., is a Delaware limited partnership which began operations in 1985 with the purchase of an apartment complex in Cincinnati, Ohio. The Partnership's Managing General Partner is Jacques-Miller Associates.

  Investment Property

     The investment property is recorded at the Partnership's acquisition cost. In 1995 the Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material. Buildings and related personal property are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 5 to 25 years.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

  Fair Value

     In 1995, the Partnership implemented Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practical to estimate that value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to short-term maturities. The Partnership estimates the fair value of its fixed rate mortgages by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership (Note B).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Partnership Allocations

     Net earnings or loss and taxable income or loss are allocated 99% to the limited partners and 1% to the general partners. Distributions of available cash or proceeds from financing or sale of the property are allocated among the limited partners and the general partners in accordance with the limited partnership agreement.

         4986
                           WOODMERE ASSOCIATES, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash and Cash Equivalents -- Unrestricted Cash

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all apartment lessees for the duration of the lease and consider the deposits to be restricted cash. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Restricted Escrows -- Reserve Account

     At the time of the refinancing of the mortgage notes payable in 1992, the Reserve Escrow was established with the refinancing proceeds. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) from the refinanced property to the reserve account until the reserve account equals $1,000 per apartment unit or $150,000 in total. At December 31, 1996, the reserve account balance was $153,000.

  Loan Costs

     In connection with the refinancing of certain mortgage notes payable in 1992, loan costs of $123,000 were incurred which are being amortized on a straight-line basis over the life of the loans. Accumulated amortization as of December 31, 1996 is $50,000.

NOTE B -- MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows (dollar amounts in thousands):

                                              MONTHLY                          PRINCIPAL    PRINCIPAL
                                              PAYMENT     STATED                BALANCE     BALANCE AT
                                             INCLUDING   INTEREST   MATURITY    DUE AT     DECEMBER 31,
                 PROPERTY                    INTEREST      RATE       DATE     MATURITY        1996
                 --------                    ---------   --------   --------   ---------   ------------
Woodmere Apartments:
  1st mortgage.............................     $26        7.6%     11/15/02    $2,417        $3,039
  2nd mortgage.............................       1        7.6%     11/15/02       103           103
                                                ---                                           ------
                                                $27                                            3,142
Less unamortized discounts at 8.76%........                                                     (154)
                                                                                              ------
                                                                                              $2,988
                                                                                              ======

     Mortgages are collateralized by the related property and improvements of the Partnership.

     The Partnership exercised interest rate buy-down options when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $239,000 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     The carrying value of the mortgage notes payable approximates its estimated fair value at December 31, 1996.

         4987
                           WOODMERE ASSOCIATES, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled principal payments of mortgage notes payable subsequent to December 31 are as follows (in thousands):

1997........................................................  $   88
1998........................................................      95
1999........................................................     103
2000........................................................     111
2001........................................................     119
Thereafter..................................................   2,626
                                                              ------
                                                              $3,142
                                                              ======

NOTE C -- RELATED PARTY TRANSACTIONS AND BALANCES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1996 (in thousands):

Property management fees....................................  $50
Reimbursements for services of affiliates...................   30

NOTE D -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         4988

                         REPORT OF INDEPENDENT AUDITORS

Members of the Partnership
Woodmere Associates, L.P.

     We have audited the accompanying balance sheet of Woodmere Associates, L.P., as of December 31, 1995, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woodmere Associates, L.P. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/  ERNST & YOUNG LLP

March 6, 1996
Greenville, South Carolina

         4989

                           WOODMERE ASSOCIATES, L.P.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                     ASSETS

Cash and cash equivalents:
  Unrestricted..............................................                $   226,424
  Restricted -- tenant security deposits....................                     28,562
Accounts receivable.........................................                      1,682
Escrow for taxes............................................                     55,521
Restricted escrows (Note 1).................................                    168,795
Loan costs, net (Note 1)....................................                     85,647
Investment property, at cost (Notes 1 and 2):
  Land......................................................  $   255,000
  Buildings and related personal property...................    4,154,584
                                                              -----------
                                                                4,409,584
  Less accumulated depreciation.............................   (2,905,730)    1,503,854
                                                              -----------   -----------
                                                                            $ 2,070,485
                                                                            ===========

LIABILITIES AND PARTNERS' DEFICIT

Liabilities:
  Accounts payable..........................................                $     5,591
  Accrued taxes.............................................                     61,205
  Tenant security deposits..................................                     27,923
  Other liabilities.........................................                     55,754
  Mortgage notes payable (Note 2)...........................                  3,046,674
Partners' deficit...........................................                 (1,126,662)
                                                                            -----------
                                                                            $ 2,070,485
                                                                            ===========

                            See accompanying notes.

         4990

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Rental income.............................................             $  931,883
  Other income..............................................                 63,143
                                                                         ----------
                                                                            995,026
Expenses:
  Operating.................................................  $309,188
  General and administrative................................     9,865
  Maintenance...............................................   158,140
  Depreciation..............................................   207,727
  Property management fees (Note 3).........................    49,536
  Interest..................................................   281,316
  Property taxes............................................    59,949    1,075,721
                                                              --------   ----------
Net loss....................................................             $  (80,695)
                                                                         ==========

                            See accompanying notes.

         4991

                           WOODMERE ASSOCIATES, L.P.

                         STATEMENT OF PARTNERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1995

                                                            LIMITED     GENERAL
                                                           PARTNERS     PARTNERS      TOTAL
                                                          -----------   --------   -----------
Partners' deficit at December 31, 1994..................  $  (979,877)  $(26,284)  $(1,006,161)
  Net loss..............................................      (79,888)      (807)      (80,695)
  Distributions.........................................      (39,406)      (400)      (39,806)
                                                          -----------   --------   -----------
Partners' deficit at December 31, 1995..................  $(1,099,171)  $(27,491)  $(1,126,662)
                                                          ===========   ========   ===========

                            See accompanying notes.

         4992

                           WOODMERE ASSOCIATES, L.P.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities
  Net (loss)................................................  $ (80,695)
  Adjustments to reconcile net (loss) to net cash provided
     by operating activities:
     Depreciation...........................................    207,727
     Amortization of discounts and loan costs...............     33,762
     Changes in assets and liabilities:
       Restricted cash......................................       (151)
       Accounts receivable..................................        785
       Escrow for taxes.....................................      1,109
       Accounts payable.....................................    (10,242)
       Tenant security deposit liabilities..................        (88)
       Accrued taxes........................................     (3,687)
       Other liabilities....................................      3,303
                                                              ---------
          Net cash provided by operating activities.........    151,823
Cash flows from investing activities
  Property improvements and replacements....................    (90,472)
  Deposits to restricted escrows............................     (5,797)
  Receipts from restricted escrows..........................     23,202
                                                              ---------
          Net cash used in investing activities.............    (73,067)
Cash flows from financing activities
  Payments on mortgage notes payable........................    (75,693)
  Partners' distributions...................................    (39,806)
                                                              ---------
          Net cash used in financing activities.............   (115,499)
                                                              ---------
Decrease in cash............................................    (36,743)
Cash at December 31, 1994...................................    263,167
                                                              ---------
Cash at December 31, 1995...................................  $ 226,424
                                                              =========

                            See accompanying notes.

         4993

                           WOODMERE ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Woodmere Associates, L.P., (an apartment complex) is a Delaware limited partnership which began operations in 1985 with the purchase in Cincinnati, Ohio.

  Investment Property

     The investment property is recorded at the Partnership's acquisition cost. In 1995 the Partnership adopted FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over estimated service lives, using the straight-line method.

  Income Taxes

     No provision has been made for Federal and state income taxes since such taxes are the personal responsibility of the partners.

  Fair Value

     In 1995, the Partnership implemented Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practical to estimate that value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to short-term maturities. The Partnership estimates the fair value of its fixed rate mortgages by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership (Note 2).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Partnership Allocations

     Net earnings or loss and taxable income or loss are allocated 99% to the limited partners and 1% to the general partners. Distributions of available cash or proceeds from financing or sale of the property are allocated among the limited partners and the general partners in accordance with the limited partnership agreement.

  Cash and Cash Equivalents

     It is the Partnership's policy to classify all liquid short-term investments with a maturity of three months or less as cash equivalents.

         4994
                           WOODMERE ASSOCIATES, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Restricted Escrows

     1) Capital Improvement Reserves

     At the time of the refinancing of Woodmere Associates, L.P. mortgage note payable in 1992, $65,300 of the proceeds were designated for a "capital improvement escrow" for certain capital improvements. At December 31, 1995, approximately $49,000 of the reserves had been expended. The capital improvements are anticipated to be completed in calendar year 1996 and any excess funds will be returned for property operations.

     2) Reserve Account

     In addition to the Capital Improvement Reserve, the Reserve Escrow was established with the refinancing proceeds for the refinanced property. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. The Partnership is required to deposit net operating income (as defined in the mortgage note) from the refinanced property to the reserve account until the reserve account equals $1,000 per apartment unit or $150,000 in total. At December 31, 1995, the reserve account balance was $152,578.

  Loan Costs

     In connection with the refinancing of certain mortgage notes payable in 1992, loan costs of $123,468 were incurred which are being amortized on a straight-line basis over the life of the loans.

2. MORTGAGE NOTES PAYABLE

     The principal terms of mortgage notes payable are as follows:

                                           MONTHLY                          PRINCIPAL     PRINCIPAL
                                           PAYMENT     STATED                BALANCE      BALANCE AT
                                          INCLUDING   INTEREST   MATURITY     DUE AT     DECEMBER 31,
                PROPERTY                  INTEREST      RATE       DATE      MATURITY        1995
                --------                  ---------   --------   --------   ----------   ------------
Woodmere Apartments:
  1st mortgage..........................   $26,331      7.6%     11/15/02   $2,416,547    $3,120,090
  2nd mortgage..........................       653      7.6%     11/15/02      103,182       103,182
                                           $26,984                                         3,223,272
Less unamortized discounts at 8.76%.....                                                    (176,598)
                                                                                          ----------
                                                                                          $3,046,674
                                                                                          ==========

     Mortgages are collateralized by the related property and improvements of the Partnership.

     Total interest paid during fiscal 1995 was $247,794.

     The Partnership exercised interest rate buy-down options when the debt was refinanced, reducing the stated rate from 8.76% to 7.60%. The fee for the interest rate reduction amounted to $239,388 and is being amortized as a loan discount on the interest method over the life of the loans. The discount fee is reflected as a reduction of the mortgage notes payable and increases the effective rate of the debt to 8.76%.

     The carrying value of the mortgage notes payable approximates its estimated fair value at December 31, 1995.

         4995
                           WOODMERE ASSOCIATES, L.P.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled principal payments of mortgage notes payable subsequent to December 31 are as follows:

1996.....................................................  $   81,650
1997.....................................................      88,077
1998.....................................................      95,009
1999.....................................................     102,486
2000.....................................................     110,552
Thereafter...............................................   2,745,498
                                                           ----------
                                                           $3,223,272
                                                           ==========

3. RELATED PARTY TRANSACTIONS AND BALANCES

     Affiliates of Insignia Financial Group, Inc. ("Insignia") own the controlling ownership interest in the Partnership's Managing General Partner, with certain affiliates of Insignia providing property management and asset management services to the Partnership.

     The following payments were made to Insignia and its affiliates in 1995:

Property management fees....................................  $49,536
Reimbursements for services of affiliates...................   20,524

4. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         4996

                                  APPENDIX A-1
                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;

         4997

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         4998

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         4999

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED             , 1998)

                             AIMCO PROPERTIES, L.P.
        IS OFFERING TO ACQUIRE UNITS OF LIMITED PARTNERSHIP INTEREST OF

                           YORKTOWN TOWERS ASSOCIATES
                        IN EXCHANGE FOR YOUR CHOICE OF:
                   OF OUR TAX-DEFERRAL    % PARTNERSHIP PREFERRED UNITS;
                      OF OUR TAX-DEFERRAL PARTNERSHIP COMMON UNITS; OR
                             $            IN CASH.

     GENERALLY, YOU WILL NOT RECOGNIZE ANY           WE WILL ONLY ACCEPT A MAXIMUM OF   % OF THE
IMMEDIATE TAXABLE GAIN OR LOSS IF YOU           OUTSTANDING UNITS IN RESPONSE TO OUR OFFER.
EXCHANGE YOUR UNITS SOLELY FOR OUR              IF MORE UNITS ARE TENDERED TO US, WE WILL
SECURITIES. HOWEVER, YOU WILL RECOGNIZE         GENERALLY ACCEPT UNITS ON A PRO RATA BASIS
TAXABLE GAIN OR LOSS IF YOU EXCHANGE YOUR       ACCORDING TO THE NUMBER OF UNITS TENDERED BY
UNITS FOR CASH.                                 EACH PERSON. OUR OFFER IS NOT SUBJECT TO ANY
                                                MINIMUM NUMBER OF UNITS BEING TENDERED.
     WE HAVE RETAINED ROBERT A. STANGER &
CO., INC. TO CONDUCT AN ANALYSIS OF OUR              YOU WILL NOT PAY ANY FEES OR COMMISSIONS IF
OFFER AND TO RENDER AN OPINION AS TO THE        YOU TENDER YOUR UNITS.
FAIRNESS TO YOU OF THE OFFER CONSIDERATION
FROM A FINANCIAL POINT OF VIEW.                      OUR OFFER WILL EXPIRE AT 5:00 P.M., DENVER,
                                                COLORADO TIME, ON             , 1998, UNLESS
     OUR OFFER CONSIDERATION WILL BE REDUCED    WE EXTEND THE DEADLINE.
FOR ANY DISTRIBUTIONS SUBSEQUENTLY MADE BY
YOUR PARTNERSHIP PRIOR TO THE EXPIRATION OF
OUR OFFER.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-26 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

     - We determined the offer consideration without any arms-length negotiations. Accordingly, the offer consideration may not reflect the fair market value of your units.

     - Your general partner has substantial conflicts of interest with respect to the offer.

     - If we acquire additional units in your partnership, we will increase our ability to influence voting decisions of your partnership.

     - An investment in our securities involves real estate investment, financing, management, acquisition and development risks.

     - We may change our investment, acquisition and financing policies without a vote of our securityholders.

     - If you acquire our securities, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in our large portfolio of properties.

     - The property owned by your partnership may outperform our portfolio of assets.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                October   , 1998
         5000

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
QUESTIONS AND ANSWERS ABOUT THE OFFER..........    S-1
SUMMARY........................................    S-7
  The AIMCO Operating Partnership..............    S-7
  The Offer....................................    S-7
  Risk Factors.................................    S-7
  Background and Reasons for the Offer.........   S-12
  Terms of the Offer...........................   S-14
  Certain Federal Income Tax Matters...........   S-15
  Valuation of Units...........................   S-16
  Fairness of the Offer........................   S-17
  Stanger Analysis.............................   S-17
  Comparison of Your Partnership and the AIMCO
    Operating Partnership......................   S-17
  Comparison of Your Units and AIMCO OP Units..   S-18
  Conflicts of Interest........................   S-18
  Your Partnership.............................   S-18
  Source and Amount of Funds and Transactional
    Expenses...................................   S-19
  Summary Financial Information of AIMCO
    Properties, L.P............................   S-20
  Summary Pro Forma Financial and Operating
    Information of AIMCO Properties, L.P.......   S-22
  Summary Financial Information of Yorktown
    Towers Associates..........................   S-25
  Comparative Per Unit Data....................   S-25
THE AIMCO OPERATING PARTNERSHIP................   S-26
RISK FACTORS...................................   S-26
  Risks to Unitholders Who Tender Their Units
    in the Offer...............................   S-26
  Risks to Unitholders Exchanging Units for OP
    Units in the Offer.........................   S-27
  Risks to Unitholders Who Do Not Tender Their
    Units in the Offer.........................   S-28
BACKGROUND AND REASONS FOR THE OFFER...........   S-29
  Background of the Offer......................   S-29
  Alternatives Considered......................   S-29
  Expected Benefits of the Offer...............   S-30
THE OFFER......................................   S-32
  Terms of the Offer; Expiration Date..........   S-32
  Acceptance for Payment and Payment for
    Units......................................   S-32
  Procedure for Tendering Units................   S-33
  Withdrawal Rights............................   S-35
  Extension of Tender Period; Termination;
    Amendment..................................   S-36
  Proration....................................   S-37
  Fractional OP Units..........................   S-37
  Future Plans of the AIMCO Operating
    Partnership................................   S-37
  Voting by the AIMCO Operating Partnership....   S-38
  Dissenters' Rights...........................   S-38
  Conditions of the Offer......................   S-38
  Effects of the Offer.........................   S-40
  Certain Legal Matters........................   S-40
  Fees and Expenses............................   S-41
  Accounting Treatment.........................   S-41

                                                  PAGE
                                                  ----
DESCRIPTION OF PREFERRED OP UNITS..............   S-42
  General......................................   S-42
  Ranking......................................   S-42
  Distributions................................   S-42
  Allocation...................................   S-43
  Liquidation Preference.......................   S-43
  Redemption...................................   S-44
  Voting Rights................................   S-44
  Restrictions on Transfer.....................   S-44
DESCRIPTION OF CLASS I PREFERRED STOCK.........   S-45
COMPARISON OF PREFERRED OP UNITS AND CLASS I
  PREFERRED STOCK..............................   S-47
CERTAIN FEDERAL INCOME TAX MATTERS.............   S-50
  Tax Consequences of Exchanging Units Solely
    for OP Units...............................   S-50
  Tax Consequences of Exchanging Units for Cash
    and OP Units...............................   S-50
  Tax Consequences of Exchanging Units Solely
    for Cash...................................   S-51
  Adjusted Tax Basis...........................   S-51
  Character of Gain or Loss Recognized Pursuant
    to the Offer...............................   S-52
  Passive Activity Losses......................   S-52
  Foreign Offerees.............................   S-53
VALUATION OF UNITS.............................   S-53
FAIRNESS OF THE OFFER..........................   S-54
  Position of the General Partner of Your
    Partnership With Respect to the Offer;
    Fairness...................................   S-54
  Fairness to Unitholders who Tender their
    Units......................................   S-55
  Fairness to Unitholders who do not Tender
    their Units................................   S-56
  Comparison of Consideration to Alternative
    Consideration..............................   S-56
  Allocation of Consideration..................   S-57
STANGER ANALYSIS...............................   S-57
  Experience of Stanger........................   S-58
  Summary of Materials Considered..............   S-58
  Summary of Reviews...........................   S-59
  Conclusions..................................   S-59
  Assumptions, Limitations and
    Qualifications.............................   S-59
  Compensation and Material Relationships......   S-60
COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO
  OPERATING PARTNERSHIP........................   S-61
COMPARISON OF YOUR UNITS AND AIMCO OP UNITS....   S-66
CONFLICTS OF INTEREST..........................   S-70
  Conflicts of Interest with Respect to the
    Offer......................................   S-70
  Conflicts of Interest that Currently Exist
    for Your Partnership.......................   S-70
  Competition Among Properties.................   S-70
  Features Discouraging Potential Takeovers....   S-70
  Future Exchange Offers.......................   S-70

         5001

                                                  PAGE
                                                  ----
YOUR PARTNERSHIP...............................   S-71
  General......................................   S-71
  Your Partnership and its Property............   S-71
  Property Management..........................   S-71
  Investment Objectives and Policies; Sale or
    Financing of Investments...................   S-71
  Capital Replacement..........................   S-72
  Borrowing Policies...........................   S-72
  Competition..................................   S-72
  Legal Proceedings............................   S-72
  Selected Financial Information...............   S-72
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations.................................   S-74
  Fiduciary Responsibility of the General
    Partner of Your Partnership................   S-76

                                                  PAGE
                                                  ----
  Distributions and Transfers of Units.........   S-76
  Beneficial Ownership of Interests in Your
    Partnership................................   S-77
  Compensation Paid to the General Partner and
    its Affiliates.............................   S-77
SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL
  EXPENSES.....................................   S-78
LEGAL MATTERS..................................   S-78
EXPERTS........................................   S-78
INDEX TO FINANCIAL STATEMENTS..................    F-1
OPINION OF ROBERT A. STANGER & CO., INC. ......    A-1

         5002

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:   WHAT AM I BEING OFFERED?

A: We are offering to acquire your units of limited partnership interest in Yorktown Towers Associates. For each unit that you tender, you may choose
     to receive                of our Tax-Deferral      % Partnership Preferred
     Units (also referred to as "Preferred OP Units"),                of our
     Tax-Deferral Partnership Common Units (also referred to as "Common OP
     Units"), or $          in cash (subject, in each case to adjustment for any
     distributions paid to you during the offer period). If you like, you can choose to keep any or all of your units.

Q:   WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I SELL MY UNITS?

A:   No.

Q:   WHO IS AIMCO PROPERTIES, L.P.?

A: AIMCO Properties, L.P. is the operating partnership which conducts substantially all of the operations of Apartment Investment and Management Company, a real estate investment trust ("AIMCO"). As of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of June 30, 1998, AIMCO had total assets of $3,055 million, total debt of $1,314 million and stockholders' equity of $1,394 million. On a pro forma basis, giving effect to our recently completed merger with Insignia Financial Group, Inc. and related transactions, as of June 30, 1998, AIMCO had total assets of $3,972 million, total debt of $1,626 million and stockholders' equity of $1,844 million.

Q:   WHAT IS THE RELATIONSHIP BETWEEN AIMCO AND YOUR PARTNERSHIP?

A: On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the managing general partner of your partnership (the "general partner") and the company that manages the property owned by your partnership.

Q:   WHY IS THE OFFER BEING MADE?

A: We are in the business of acquiring direct and indirect interests in apartment properties. The offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership. The offer also provides you and other investors in your partnership with an opportunity to liquidate your current investment and to invest in our securities or receive cash, or to retain your units.

Q:   WHAT ARE TAX-DEFERRAL   % PREFERRED OP UNITS?

A:   Tax-Deferral   % Preferred OP Units are a class of our Partnership
     Preferred Units. Tax-Deferral   % Preferred OP Units are not listed on any
     national securities exchange nor quoted on the National Association of Securities Dealers Automated Quotations System (also referred to as the
     "NASDAQ System"). There is no active trading market for Tax-Deferral   %
     Preferred OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a
     holder of Tax-Deferral      % Preferred OP Units may redeem his or her
     units for shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash, at our option. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange (also referred to as the "NYSE").

Q:   WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL   %
     PREFERRED OP UNITS?

A:   There are four principal advantages of exchanging your units for
     Tax-Deferral   % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral   % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash.

         5003

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral   % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $               per unit on the Tax-Deferral   %
       Preferred OP Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership
       Preferred Units has prior distribution rights and the Tax-Deferral      %
       Preferred OP Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT ARE TAX-DEFERRAL COMMON OP UNITS?

A: The Tax-Deferral Common OP Units are our Partnership Common Units. Tax-Deferral Common OP Units are not listed on any national securities exchange nor quoted on the NASDAQ System. There is no active trading market for Tax-Deferral Common OP Units and none is likely to develop because they are subject to restrictions on transfer. However, after a one-year holding period, a holder of Tax-Deferral Common OP Units may redeem his or her units for shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or, at our option, an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On October 5, 1998, the last reported sale price of AIMCO Class A Common Stock on the New
     York Stock Exchange was $       . The following table shows the high and
     low reported sales prices and dividends declared per share of AIMCO's Class A Common Stock for the periods indicated. The table also shows the distributions per unit declared on the Tax-Deferral Common OP Units for the same periods.

                                                      CLASS A             PARTNERSHIP
                                                   COMMON STOCK              COMMON
                                            ---------------------------      UNITS
            CALENDAR QUARTERS               HIGH     LOW       DIVIDEND   DISTRIBUTION
            -----------------               ----     ---       --------   ------------
1998
  Fourth Quarter (through October 5,
     1998)................................  $        $         $    --      $    --
  Third Quarter...........................   41       30 15/16      --           --
  Second Quarter..........................   38 7/8   36 1/2    0.5625       0.5625
  First Quarter...........................   38 5/8   34 1/4    0.5625       0.5625
1997
  Fourth Quarter..........................   38       32        0.5625       0.5625
  Third Quarter...........................   36 3/16  28 1/8    0.4625       0.4625
  Second Quarter..........................   29 3/4   26        0.4625       0.4625
  First Quarter...........................   30 1/2   25 1/2    0.4625       0.4625
1996
  Fourth Quarter..........................   28 3/8   21 1/8    0.4625       0.4625
  Third Quarter...........................   22       18 3/8    0.4250       0.4250
  Second Quarter..........................   21       18 3/8    0.4250       0.4250
  First Quarter...........................   21 1/8   19 3/8    0.4250       0.4250

Q: WHAT ARE THE ADVANTAGES TO ME OF EXCHANGING UNITS FOR TAX-DEFERRAL COMMON OP UNITS?

A: There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock or an equivalent amount of cash.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

         5004

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Tax-Deferral Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

Q:   WHAT IS THE ADVANTAGE OF TENDERING UNITS FOR CASH?

A:   There are two principal advantages of tendering units for cash:

     - Immediate liquidity. If you tender your units for cash, you will receive
       $     per unit. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     - Ease of tax reporting. After this year, you will not receive a Schedule K-1 tax form containing tax information used for preparing your Federal income tax return. This may simplify the preparation of your tax return.

Q:   HOW DO THE DISTRIBUTIONS ON MY UNITS COMPARE WITH THE DISTRIBUTIONS I WILL
     RECEIVE IF I EXCHANGE MY UNITS FOR TAX-DEFERRAL   % PREFERRED OP UNITS OR
     TAX-DEFERRAL COMMON OP UNITS?

A: Your partnership paid distributions of $3,543.69 per unit for the six months ended June 30, 1998 (equivalent to $7,087.38 on an annual basis). We
     will pay fixed quarterly distributions of $               per unit on the
     Tax-Deferral   % Preferred OP Units before any distributions are paid to
     holders of Tax-Deferral Common OP Units. We pay quarterly distributions on the Tax-Deferral Common OP Units based on our funds from operations for that quarter. For the six months ended June 30, 1998, we paid distributions of $1.125 on each of the Tax-Deferral Common OP Units (equivalent to $2.25
     on an annual basis). This is equivalent to distributions of $          per
     year on the number of Tax-Deferral      % Preferred OP Units, or
     distributions of $          per year on the number of Tax-Deferral Common
     OP Units, that you would receive in an exchange for each of your partnership's units.

Q:   WHAT ARE THE DISADVANTAGES AND RISKS I SHOULD CONSIDER?

A: We determined our offer consideration without any arms-length negotiations. Thus, the offer consideration may not necessarily reflect the value of your units if they were sold to someone else or if the assets of your partnership were liquidated and the net proceeds distributed to you and your partners. If you tender your units for cash, you may have to pay
     taxes. If you tender your units in exchange for Tax-Deferral   % Preferred
     OP Units or Tax-Deferral Common OP Units, the nature of your investment will change from holding an interest in a single apartment property to holding an interest in an operating business that owns and manages a large portfolio of properties, with risks that do not exist for your partnership. You should review the risk factors in this Prospectus Supplement and in the accompanying Prospectus.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE OFFER TO ME?

A: You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for
     Tax-Deferral   % Preferred OP Units or Tax-Deferral Common OP Units. You
     will generally recognize a taxable gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash, and as a partial tax-free contribution of such units to our operating partnership.

         5005

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

Q:   WHAT ARE MY ALTERNATIVES TO TENDERING UNITS?

A: As alternatives to tendering your units, you may retain your units or, subject to the terms of your partnership's agreement of limited partnership, seek a private sale of your units. However, your partnership's agreement of limited partnership contains certain restrictions on the resale of your units, and the market for your units may be limited. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following the offer.

Q:   WHAT HAPPENS IF I DON'T TENDER MY UNITS?

A: If you choose to retain your units, your investment will remain unchanged. However, if we acquire additional interests in your partnership, we will increase our ability to influence voting decisions with respect to your partnership.

Q:   WHAT ARE MY UNITS WORTH?

A: The general partner of your partnership has received an opinion of an independent firm that our offer consideration is fair. However, your units are not listed on any national securities exchange nor quoted on the NASDAQ System, and there is no established trading market for your units. Secondary sales activity for the units has been limited and sporadic. Your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

Q:   HOW WAS THE CASH OFFER CONSIDERATION FOR MY UNITS DETERMINED?

A: We determined the cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. An actual liquidation may also result in your paying taxes.

Q:   HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL   % PREFERRED OP UNITS TO
     BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by the $100 liquidation preference
     of the Tax-Deferral   % Preferred OP Units.

Q: HOW DID YOU DETERMINE THE NUMBER OF TAX-DEFERRAL COMMON OP UNITS TO BE OFFERED IN EXCHANGE FOR MY UNITS?

A:   We divided the cash offer consideration by $     , which represents 100% of
     the closing price of the AIMCO Class A Common Stock on the NYSE on a recent date prior to our commencement of this offer.

         5006

Q:   HAS THERE BEEN ANY INDEPENDENT EVALUATION OF THE FAIRNESS OF THE OFFER?

A: We have retained Robert A. Stanger & Co., Inc. ("Stanger") to conduct an analysis of the offer and to render an opinion as to the fairness to you of the offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in evaluating our offer. We believe that the information we provided to Stanger is accurate.

Q:   DOES MY GENERAL PARTNER RECOMMEND THAT I TENDER MY UNITS?

A: Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer. Accordingly, your general partner makes no recommendation to you as to whether to tender or refrain from tendering any of your units in the offer. However, your general partner believes that you should make your decision based on a number of factors, including your financial position, your risk profile, your desire for liquidity, other financial opportunities available to you and your tax position.

Q:   WHAT DO I NEED TO DO NOW?

A: First, you should read this Prospectus Supplement and the accompanying Prospectus thoroughly and discuss it with your financial and tax advisors. Second, you should decide if you want to tender any of your units and, if
     so, whether you prefer to receive Tax-Deferral   % Preferred OP Units,
     Tax-Deferral Common OP Units, cash or a combination. Third, if you do want to tender any of your units, you should fill out the Letter of Transmittal that accompanies these materials and send it to the Information Agent listed on the back cover of this Prospectus Supplement.

Q:   WHEN WILL THE OFFER BE COMPLETED AND WHEN WILL I RECEIVE TAX-DEFERRAL   %
     PREFERRED OP UNITS, TAX-DEFERRAL COMMON OP UNITS OR CASH?

A:   You have until                  , 1998 to send your Letter of Transmittal
     to the Information Agent. As soon as practicable after the
       , 1998 deadline, we will deliver to you the Tax-Deferral   % Preferred OP
     Units, Tax-Deferral Common OP Units or cash to which you are entitled. However, we reserve the right to extend, terminate or amend the offer and, under certain circumstances, to delay payment for your units.

Q: CAN I CHANGE MY MIND AFTER I HAVE SENT MY LETTER OF TRANSMITTAL TO THE INFORMATION AGENT?

A: Yes. You can withdraw your Letter of Transmittal or submit a new one, changing the number of units you wish to tender or the form of payment you choose to receive. However, you must do this before the expiration of the offer, and you must follow the instructions provided with the Letter of Transmittal and any instructions of the Information Agent.

Q:   WHOM DO I CONTACT FOR ADDITIONAL INFORMATION OR IF I HAVE QUESTIONS?

A:   You should feel free to contact the Information Agent as set forth below:

                     RIVER OAKS PARTNERSHIP SERVICES, INC.

              By Mail:                         By Overnight Courier:                        By Hand:
            P.O. Box 2065                        111 Commerce Road                      111 Commerce Road
   S. Hackensack, N.J. 07606-2065              Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                 By Telephone:

                            TOLL FREE (888) 349-2005

                                       or

                                 (201) 896-1900

                                On the Internet:

                               www.clc-online.com

         5007

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         5008

                                    SUMMARY

     This summary highlights some of the information in this Prospectus Supplement and the accompanying Prospectus.

THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company, or "AIMCO". AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. As of October 1, 1998, our portfolio of owned or managed properties included 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that this made us the largest owner and manager of multifamily apartment properties in the United States. As of October 1, 1998, we:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

THE OFFER

     In exchange for each of your units, we are offering you a choice of:

     -        of our Tax-Deferral      % Preferred OP Units;

     -        of our Tax-Deferral Common OP Units; or

     - $          in cash;

in each case, subject to reduction for any distribution subsequently made by your partnership prior to the expiration of our offer.

     We will only accept a maximum of      % of the outstanding units in
response to our offer. If more units are tendered to us, we will generally accept units on a pro rata basis according to the number of units tendered by each person. Our offer is not subject to any minimum number of units being tendered.

     Our offer will expire at 5:00 p.m., Denver, Colorado time, on , 1998, unless we extend the deadline.

RISK FACTORS

     You should carefully consider the risks set forth under "Risk Factors" beginning on page S-26 of this Prospectus Supplement and on page 5 of the accompanying Prospectus. The following highlights some of the risks associated with our offer:

     NO THIRD PARTY VALUATION OR APPRAISAL. We did not use any third-party appraisal or valuation to determine the value of your partnership's property. We established the terms of our offer, including the exchange ratios and the cash consideration, without any arms-length negotiations. We have retained Robert A. Stanger & Co., Inc. to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration, from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon

         5009

a future liquidation of your partnership. Accordingly, you might receive more value if you retain your units until your partnership is liquidated. However, you may prefer to receive the offer consideration now rather than wait for uncertain future net liquidation proceeds.

     OFFER CONSIDERATION MAY NOT NECESSARILY REPRESENT FAIR MARKET VALUE. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. If you need or desire liquidity, you may wish to consider the offer. However, the offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices could be higher or lower than the offer consideration.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to our offer.

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. You will not receive any future distributions on units that we acquire from you. If you elect to receive our Preferred OP Units or Common OP Units ("OP Units") in exchange for your units, you will be entitled to future distributions from us.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, if you exchange your units solely for our OP Units, it will not be a taxable transaction. If you sell your units for cash, you will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale and your adjusted tax basis in your units. If you exchange your units for both cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership. If you tender your units for cash or for both cash and OP Units, the "amount realized" will be measured by the sum of the cash received plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis for the units sold, you will recognize gain. Consequently, your tax liability resulting from such gain could exceed the amount of cash you receive from us. See "Certain Federal Income Tax Matters."

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences to you of the exchange will depend upon a number of factors related to your individual tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership, and whether the "passive loss" rules apply to your investments. Because the income tax consequences of an exchange of units will not be the same for everyone, you should consult your tax advisor before determining whether to tender your units pursuant to our offer.

     CERTAIN TAX RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS. There are certain tax risks associated with the acquisition of, holding and disposing of OP Units. Although your general partner has no present intention to liquidate or sell your partnership's property or prepay the current mortgage on the property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders" in the accompanying Prospectus.

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you tender your units for our OP Units, you will have changed fundamentally the nature of your investment from an interest in a partnership that owns and manages a single apartment property to an interest in a partnership that invests in and manages a large portfolio of properties.

     UNCERTAINTY OF PUBLIC TRADING MARKET. We cannot predict the price at which our stock will trade in the future. Recently, there have been fluctuations in the trading prices for many real estate investment trust ("REIT") equity securities, including ours.

     COMPANY AUTHORITY. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

         5010

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in your partnership to be transferred within such 12-month period. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

     UNCERTAIN FUTURE DISTRIBUTIONS. Although our operating partnership makes quarterly distributions based on its available cash, there can be no assurance regarding the amounts of available cash that our operating partnership will generate or the portion that we will choose to distribute.

     LIMITATIONS ON CHANGE OF CONTROL. Our charter has restrictions on the ownership of our equity securities in order to comply with certain REIT tax requirements. The limited partners of the AIMCO Operating Partnership are unable to remove the general partner of the AIMCO Operating Partnership or to vote in the election of AIMCO's directors unless they own shares of AIMCO. As a result, our limited partners and stockholders are limited in their ability to effect a change of control of the AIMCO Operating Partnership and AIMCO.

     POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES. We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors, and entities in which they own interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority or our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

     CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY. Conflicts of interest have arisen and could arise in the future as a result of the relationships between the general partner of the AIMCO Operating Partnership and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the general partner of the AIMCO Operating Partnership have fiduciary duties to AIMCO, as its sole stockholder. At the same time, as general partner of the AIMCO Operating Partnership, it has fiduciary duties to the AIMCO Operating Partnership's partners.

     LACK OF TRADING MARKET FOR OP UNITS. There is no public market for our OP Units. In addition, the AIMCO Operating Partnership's agreement of limited partnership restricts the transferability of OP Units. We have no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop.

     LIMITED VOTING RIGHTS OF HOLDERS OF OP UNITS. The AIMCO Operating Partnership is managed and operated by its general partner. Unlike the holders of common stock in a corporation, holders of OP Units have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Holders of OP Units have no right to elect the general partner on an annual or other continuing basis, and the general partner may not be removed by holders of OP Units. As a result, holders of OP Units have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of our operating partnership.

     DILUTION OF INTERESTS OF HOLDERS OF OP UNITS. We may issue an unlimited number of additional OP Units or other securities for such consideration and on such terms as we may establish, without the approval of the holders of OP Units. Such securities could have priority over the OP Units as to cash flow, distributions and liquidation proceeds. The effect of any such issuance may be to dilute the interests of holders of OP Units.

     POSSIBLE INCREASE IN CONTROL BY AIMCO. As a result of the offer, we may increase our ability to influence voting decisions with respect to your partnership. Also, removal of your general partner or the property manager of your partnership's property may become more difficult or impossible without our consent or approval.

     GENERAL RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete future acquisitions. Although we seek acquisitions and development

         5011

activities that are accretive on a per share basis, acquisitions and development activities may fail to perform in accordance with our expectations.

     WE MAY HAVE DIFFICULTY MANAGING OUR RAPID GROWTH. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned and/or managed properties from 132 properties with 29,343 units to 2,303 properties with 396,090 units. These acquisitions have included purchases of properties, interests in entities that own or manage properties and corporate mergers. The recent Insignia merger is our largest acquisition so far. We can provide no assurance that we will be able to successfully integrate any acquired businesses or properties.

     LITIGATION ASSOCIATED WITH PARTNERSHIP ACQUISITIONS. We often acquire interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are sometimes subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement.

     RISKS ASSOCIATED WITH DEBT FINANCING. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us.

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. Recently, Moody's Investors Service ("Moody's") revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs and assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO. At the same time, Moody's confirmed its existing rating on AIMCO's preferred stock and senior debt.

     INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE. As of June 30, 1998, approximately $182 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow.

     RISKS OF INTEREST RATE HEDGING ARRANGEMENTS. From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short-term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS. Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us.

     WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. Many of our properties are owned by subsidiaries. As a result, we depend on distributions and other payments from the subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations.

     REAL ESTATE INVESTMENT RISKS. Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control, including local conditions that might adversely affect apartment occupancy or

         5012

rental rates, increases in operating costs, and changes in governmental regulations and the related costs of compliance.

     POSSIBLE ENVIRONMENTAL LIABILITIES. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties.

     LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED
EXPENSES. Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with them.

     RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. We own interests in or manage many properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue.

     THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES. We manage some properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline.

     DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS. Although we have entered into employment agreements with our Chairman, our President and one of our Executive Vice Presidents, the loss of any of their services could have an adverse effect on our operations.

     ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT. If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. In addition, unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved.

     EFFECT OF REIT DISTRIBUTION REQUIREMENTS. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect our investors.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES. Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void.

     OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors. Under our charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The

         5013

authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

BACKGROUND AND REASONS FOR THE OFFER

  Background of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment and to invest in our OP Units or receive cash, or to retain your units.

     On October 1, 1998, we merged with Insignia Financial Group, Inc. In doing so, we acquired the general partner of your partnership and the company that manages the property owned by your partnership. We currently do not own any limited partnership interest in your partnership.

     We contacted Robert A. Stanger & Co., Inc. in August 1998 to discuss the possibility of Stanger providing an independent fairness opinion for our offer consideration. We chose Stanger based on Stanger's expertise and strong reputation in this area of work. On August 28, 1998, we entered into an agreement with Stanger to provide such a fairness opinion for your partnership and other partnerships.

  Alternatives Considered

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by your general partner:

        Liquidation. One alternative to our offer would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and then dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers. However, a liquidating sale of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. Under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation of your investment would be to sell your units in a private transaction. Any such sale could be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

          Continuation of Your Partnership Without the Offer. A second alternative would be for your partnership to continue its business without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. We believe it is possible that the private resale market for apartment and retail properties could improve over time, making a sale of your partnership's property in a private transaction at some point in the future a more viable option than it is currently. However, there are several risks and disadvantages that result from continuing the operations of your partnership without the offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners or from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, it could be forced to borrow on terms that could result in net losses from operations. In addition, continuation of your

         5014

     partnership without the offer would deny you and your partners the benefits that your general partner expects to result from the offer. For example, a partner of your partnership would have no opportunity for liquidity unless he were to sell his units in a private transaction. Any such sale would likely be at a very substantial discount from the partner's pro rata share of the fair market value of your partnership's property.

  Expected Benefits of the Offer

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. The offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership for cash or for units in the AIMCO Operating Partnership.

     There are four principal advantages of exchanging your units for
Tax-Deferral      % Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to
       redeem your Tax-Deferral      % Preferred OP Units and receive, at our
       option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain
       if you exchange your units solely for Tax-Deferral      % Preferred OP
       Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Tax-Deferral      % Preferred OP
       Units before any distributions are paid to holders of Tax-Deferral Common OP Units. However, one class of outstanding Partnership Preferred Units
       has prior distribution rights and the Tax-Deferral      % Preferred OP
       Units rank equal to six other outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of exchanging your units for Tax-Deferral Common OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Tax-Deferral Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Tax-Deferral Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Tax-Deferral Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Tax-Deferral Common OP Units (equivalent to $2.25 on an annual basis).

     - Growth Potential. Our assets, organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Tax-Deferral Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

         5015

     For a description of certain risks of the offer, see "Risk Factors."

TERMS OF THE OFFER

     General. We are offering to acquire up to        % of the outstanding units
of your partnership for consideration per unit of        Tax-Deferral      %
Preferred OP Units,        Tax-Deferral Common OP Units, or $       in cash. If
you tender units pursuant to the offer, you may chose to receive any combination of such forms of consideration for your units. The offer is made upon the terms and subject to the conditions set forth in this Prospectus Supplement, the accompanying Prospectus and the accompanying Letter of Transmittal, including the instructions thereto, as the same may be supplemented or amended from time to time (the "Letter of Transmittal"). To be eligible to receive Tax-Deferral
     % Preferred OP Units, Tax-Deferral Common OP Units or cash pursuant to the offer, you must validly tender and not withdraw your units on or prior to the Expiration Date. For administrative purposes, the transfer of units tendered
pursuant to the offer will be deemed to take effect as of             , 1998.

     Expiration Date. Our offer will expire at 5:00 P.M., Denver, Colorado time,
on               , 1998, unless extended.

     Conditions of the Offer. Our offer is not conditioned on the tender of any minimum number of units. However, our offer is conditioned on a number of other factors.

     Procedures for Tendering. If you desire to accept our offer, you must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent (as defined below), either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. If you have units registered in the name of a broker, dealer, commercial bank, trust company, custodian or nominee and you wish to tender any units pursuant to the offer, you are urged to contact such person promptly.

     Proration. If the number of units properly tendered and not withdrawn prior
to the Expiration Date exceeds        % of the outstanding units, upon the terms
and subject to the conditions of the offer, we will accept units in the following order of priority: (1) first, all units properly tendered and not withdrawn prior to the expiration date by any person holding one or fewer units who tenders all of his or her units; and (2) second, all other units properly tendered and not withdrawn prior to the Expiration Date on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by any person. In the event that proration of tendered units is required, we will determine the final proration factor as promptly as practicable after the expiration date.

     Withdrawal Rights. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     Purpose of the Offer. The purpose of our offer is to provide us with an opportunity to increase our investment in apartment properties, and provide you and your partners with an opportunity to liquidate your current investment and to invest in our operating partnership or receive cash, or to retain your units.

     Fractional OP Units. We will issue fractional Tax-Deferral Common OP Units
or Tax-Deferral      % Preferred OP Units, if necessary.

     Delivery of OP Units and Cash. We will deliver OP Units and cash as soon as practicable after acceptance of units for purchase.

     Information Agent. River Oaks Partnership Services, Inc. is serving as Information Agent in connection with the offer (the "Information Agent"). Its telephone number is (888) 349-2005 or (201) 896-1900.

     Extension; Termination; Amendment. We expressly reserve the right, in our sole discretion, at any time and from time to time, to:

     - extend the period of time during which the offer is open and thereby delay acceptance of, and payment for, any tendered units;

         5016

     - terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for;

     - upon the failure to satisfy any of the conditions to the offer, delay the acceptance of, or payment for, any units not already accepted for payment or paid for; and

     - amend the offer in any respect (subject to applicable rules regarding tender offers), including the nature and form of consideration.

     Effects of the Offer. As a result of the offer, we, in our capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners, to the extent of units we purchase pursuant to the offer. The offer will not affect the operation of your partnership's property because your general partner and the property manager of your partnership's property will remain unchanged.

     Voting by the AIMCO Operating Partnership. If we acquire a substantial amount of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership.

     Future Plans for Your Partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

     Certain Legal Matters. Except as set forth in this section, we are not, based on information provided by your general partner, aware of any licenses or regulatory permits that would be material to the business of your partnership, and that might be adversely affected by our acquisition of units as contemplated herein. On the same basis, we are not aware of any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to our acquisition of units pursuant to the offer as contemplated herein that have not been made or obtained. We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law.

     Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will pay all costs and expenses of printing and mailing this Prospectus Supplement and the legal fees and expenses in connection therewith. We will also pay the fees of Stanger for providing the fairness opinions for the offer. We estimate that our total costs and expenses in making the offer (excluding the purchase price of the units payable to you and your partners)
will be approximately $               .

     Accounting Treatment. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

CERTAIN FEDERAL INCOME TAX MATTERS

     You will generally not recognize any immediate taxable gain or loss for Federal income tax purposes if you exchange your units solely for Tax-Deferral
     % Preferred OP Units or Tax-Deferral Common OP Units. You will recognize a gain or loss for Federal income tax purposes on units you sell for cash. The exchange of your units for cash and OP Units will be treated, for Federal income tax purposes, as a partial sale of such units for cash and as a partial tax-free contribution of such units to our operating partnership.

     THIS SUMMARY IS A GENERAL DISCUSSION OF CERTAIN OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY

         5017

     BE RELEVANT TO YOU IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES OR IF YOU ARE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON A NUMBER OF FACTORS RELATED TO YOUR TAX SITUATION. YOU SHOULD REVIEW "CERTAIN FEDERAL INCOME TAX MATTERS" IN THIS PROSPECTUS SUPPLEMENT AND "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS," "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNITHOLDERS" AND "OTHER TAX CONSEQUENCES" IN THE ACCOMPANYING PROSPECTUS AND CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE OFFER.

VALUATION OF UNITS

     We determined the offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely-accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer consideration. We determined our offer consideration as follows:

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................             %
Gross valuation of your partnership's property..............  $
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................  $
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures and deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
NET VALUATION OF YOUR PARTNERSHIP...........................
Percentage of liquidation proceeds allocated to holders of
  units.....................................................
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              ===========

     In order to determine the number of Tax-Deferral      % Preferred OP Units
we are offering for each of your units, we divided the cash offer consideration
by the $100 liquidation preference of each Preferred OP Unit to get        per
unit.

     In order to determine the number of Tax-Deferral Common OP Units we are offering for each of your units, we divided the cash offer consideration by
$     to get      per unit. This price represents the closing price of AIMCO's
Class A Common Stock on the NYSE on a recent date before we commenced this offer.

         5018

FAIRNESS OF THE OFFER

     Fairness to Unitholders. We own your general partner. As a result, your general partner has a conflict of interest and makes no recommendation to you as to whether you should tender or refrain from tendering your units. We have retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to you of our offer consideration. Stanger is not affiliated with us or your general partner. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, your general partner considered numerous factors. In evaluating these factors, your general partner did not quantify or otherwise attach particular weight to any of them.

     If you choose not to tender any units, your interest in your partnership will remain unchanged, except that we may own a larger share of the limited partnership interests in your partnership than we did before the offer. If we acquire a substantial number of units pursuant to the offer, we may be in a position to influence voting decisions with respect to your partnership. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Comparison of Offer Consideration to Other Values. In evaluating the offer, your general partner has compared our cash offer consideration to:

     - prices at which the units have been sold in the illiquid secondary market, where information concerning such transactions is known to the general partner; and

     - your general partner's estimate of the net proceeds that would be distributed to you and your partners if your partnership was liquidated.

     The results of these comparative analyses are summarized as follows:

                                COMPARISON TABLE

Cash Offer Consideration....................................   $
Alternatives:
  Prices on Secondary Market................................   Not Available
  Estimated Liquidation Proceeds............................   $

STANGER ANALYSIS

     We engaged Stanger to conduct an analysis of our offer and to render its opinion based on the review, analysis, scope and limitations described therein, as to the fairness to you of our offer consideration from a financial point of view. The full text of the opinion, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix A-1 and should be read in its entirety. We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. We have agreed to indemnify Stanger against certain liabilities arising out of its engagement to render the fairness opinion. Based on its analysis, and subject to the assumptions, limitations and qualifications cited in its opinion, Stanger concluded that our offer consideration is fair to you from a financial point of view.

COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     There are a number of significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. For example, the general

         5019

partner of your partnership may be removed by the limited partners while the limited partners of the AIMCO Operating Partnership cannot remove the general partner. Also, your partnership is limited as to the number of limited partner interests it may issue while the AIMCO Operating Partnership is not subject to such limitations.

COMPARISON OF YOUR UNITS AND AIMCO OP UNITS

     There are a number of significant differences between your units,
Tax-Deferral      % Preferred OP Units and Tax-Deferral Common OP Units relating to, among other things, the nature of the investment, voting rights, distributions and liquidity and transferability/redemption. For example, unlike the AIMCO OP Units, you have no redemption rights with respect to your units.

CONFLICTS OF INTEREST

     Conflicts of Interest with Respect to the Offer. Your general partner is affiliated with us and, therefore, has substantial conflicts of interest with respect to the offer, including (i) the fact that replacement of your general partner could result in a decrease or elimination of the management fees paid to an affiliate for managing your partnership's property and (ii) our desire to purchase units at a low price and your desire to sell units at a high price. Your general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

     Conflicts of Interest that Currently Exist for Your Partnership. We own both the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner of your partnership but may receive reimbursement for expenses generated in that capacity. The property manager received management fees of $92,000 in 1996, $144,000 in 1997 and $94,787 for the first six months of 1998. We have no current intention of changing the fee structure for your property manager.

     Competition Among Properties. Your partnership's property and other properties owned or managed by us may compete with one another for tenants. However, in some cases it may be difficult to determine precisely the confines of the market area for particular properties and some competition may exist. Furthermore, you should bear in mind that we anticipate acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts, staffing and other operational efficiencies. In managing our properties, we will attempt to reduce such conflicts between competing properties by referring prospective tenants to the property considered to be most conveniently located for the tenants' needs.

     Features Discouraging Potential Takeovers. Certain provisions of our governing documents, as well as statutory provisions under certain state laws, could be used by our management to delay, discourage or thwart efforts of third parties to acquire control of us, or a significant equity interest in us.

     Future Exchange Offers. Although we have no current plans to conduct further exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering. If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership.

YOUR PARTNERSHIP

     Your Partnership and its Property. Yorktown Towers Associates is an Illinois limited partnership which was formed on October 16, 1981 for the purpose of owning and operating a single apartment property located in Lombard, Illinois, known as "Yorktown Apartments - #333." In 1981, it completed a private placement of units that raised net proceeds of approximately $5,300,000. Yorktown Apartments - #333 consists of 368 apartment units. Your partnership has no employees.

         5020

     Property Management. Since December 1993, your partnership's property has been managed by an entity which is now our affiliate. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is affiliated with us.

     Investment Objectives and Policies; Sale or Financing of Investments. Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Your partnership will terminate on December 31, 2050, unless earlier dissolved. Your general partner has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period. An investment in your partnership is a finite life investment in which partners receive regular cash distributions out of your partnership's distributable cash flow, if any, and upon liquidation.

     Borrowing Policies. Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $12,650,000, payable to LP Commercial Conduit Mfg. Trust, which bears interest at a rate of 9.84%. The mortgage debt is due in October 2001. Your partnership's agreement of limited partnership also allows your general partner to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

     Transfers. Your units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. Your general partner monitors transfers of the units. However, your general partner does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated.

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     We expect that approximately $               will be required to purchase
all of the units sought in our offer, if such units are tendered for cash. We will obtain all such funds from cash from operations, equity issuances and short term borrowings.

         5021

            SUMMARY FINANCIAL INFORMATION OF AIMCO PROPERTIES, L.P.

     The historical summary financial data for AIMCO Properties, L.P. for the six months ended June 30, 1998 and 1997 is unaudited. The historical summary financial data for AIMCO Properties, L.P. for the years ended December 31, 1997, 1996 and 1995, the period July 29, 1994 (the date of inception) through December 31, 1994, and for the AIMCO Properties, L.P. Predecessors for the period January 10, 1994 through July 28, 1994, and the year ended December 31, 1993, is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in AIMCO Properties, L.P.'s Registration Statement on Form 10 which is incorporated by reference herein. All dollar values are in thousands, except per unit data.

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........  $  161,264   $   79,719   $  193,006   $100,516   $ 74,947    $  24,894
  Property operating expenses......     (59,643)     (31,160)     (76,168)   (38,400)   (30,150)     (10,330)
  Owned property management
    expenses.......................      (4,713)      (2,734)      (6,620)    (2,746)    (2,276)        (711)
  Depreciation.....................     (34,289)     (15,046)     (37,741)   (19,556)   (15,038)      (4,727)
                                     ----------   ----------   ----------   --------   --------    ---------
                                         62,619       30,779       72,477     39,814     27,483        9,126
                                     ----------   ----------   ----------   --------   --------    ---------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................       9,562        5,605       13,937      8,367      8,132        3,217
  Management and other expenses....      (5,470)      (2,643)      (9,910)    (5,352)    (4,953)      (2,047)
  Corporate overhead allocation....        (196)        (294)        (588)      (590)      (581)          --
  Other assets, depreciation and
    amortization...................          (3)        (161)        (453)      (218)      (168)        (150)
  Owner and seller bonuses.........          --           --           --         --         --           --
  Amortization of management
    company goodwill...............          --           --         (948)      (500)      (428)          --
                                     ----------   ----------   ----------   --------   --------    ---------
                                          3,893        2,507        2,038      1,707      2,002        1,020
  Minority interests in service
    company business...............          (1)          (2)         (10)        10        (29)         (14)
                                     ----------   ----------   ----------   --------   --------    ---------
  Company's shares of income from
    service company business.......       3,892        2,505        2,028      1,717      1,973        1,006
                                     ----------   ----------   ----------   --------   --------    ---------
  General and administrative
    expenses.......................      (4,103)        (784)      (5,396)    (1,512)    (1,804)        (977)
  Interest income..................      11,350        1,341        8,676        523        658          123
  Interest expense.................     (34,778)     (20,604)     (51,385)   (24,802)   (13,322)      (1,576)
  Minority interest in other
    partnerships...................        (516)        (565)       1,008       (111)        --           --
  Equity in losses of
    unconsolidated
    partnerships(c)................      (4,681)        (379)      (1,798)        --         --           --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................       5,609          (86)       4,636         --         --           --
  Amortization of goodwill.........      (3,394)        (474)          --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income from operations...........      35,998       11,733       30,246     15,629     14,988        7,702
  Gain on disposition of
    properties.....................       2,526           --        2,720         44         --           --
  Provision for income taxes.......          --           --           --         --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Income (loss) before
    extraordinary item.............      38,524       11,733       32,966     15,673     14,988        7,702
  Extraordinary item -- early
    extinguishment of debt.........          --         (269)        (269)        --         --           --
                                     ----------   ----------   ----------   --------   --------    ---------
  Net income (loss)................  $   38,524   $   11,464   $   32,697   $ 15,673   $ 14,988    $   7,702
                                     ==========   ==========   ==========   ========   ========    =========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................         210          107          147         94         56           48
  Total owned apartment units (end
    of period).....................      58,345       27,056       40,039     23,764     14,453       12,513
  Units under management (end of
    period)........................      68,248       70,213       69,587     19,045     19,594       20,758
  Basic earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.09   $   1.05   $   0.86    $    0.42
  Diluted earnings per Common OP
    Unit...........................  $     0.61   $     0.53   $     1.08   $   1.04   $   0.86    $    0.42
  Distributions paid per Common OP
    Unit...........................  $    1.125   $    0.925   $     1.85   $   1.70   $   1.66    $    0.29
  Cash flows provided by operating
    activities.....................       5,838       25,035       73,032     38,806     25,911       16,825
Cash flows used in investing
  activities.......................    (100,669)    (108,134)    (717,663)   (88,144)   (60,821)    (186,481)

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income..........    $ 5,805       $  8,056
  Property operating expenses......     (2,263)        (3,200)
  Owned property management
    expenses.......................         --             --
  Depreciation.....................     (1,151)        (1,702)
                                       -------       --------
                                         2,391          3,154
                                       -------       --------
SERVICE COMPANY BUSINESS:
  Management fees and other
    income.........................      6,533          8,069
  Management and other expenses....     (5,823)        (6,414)
  Corporate overhead allocation....         --             --
  Other assets, depreciation and
    amortization...................       (146)          (204)
  Owner and seller bonuses.........       (204)          (468)
  Amortization of management
    company goodwill...............         --             --
                                       -------       --------
                                           360            983
  Minority interests in service
    company business...............         --             --
                                       -------       --------
  Company's shares of income from
    service company business.......        360            983
                                       -------       --------
  General and administrative
    expenses.......................         --             --
  Interest income..................         --             --
  Interest expense.................     (4,214)        (3,510)
  Minority interest in other
    partnerships...................         --             --
  Equity in losses of
    unconsolidated
    partnerships(c)................         --             --
  Equity in earnings of
    unconsolidated
    subsidiaries(d)................         --             --
  Amortization of goodwill.........         --             --
                                       -------       --------
  Income from operations...........     (1,463)           627
  Gain on disposition of
    properties.....................         --             --
  Provision for income taxes.......        (36)          (336)
                                       -------       --------
  Income (loss) before
    extraordinary item.............     (1,499)           291
  Extraordinary item -- early
    extinguishment of debt.........         --             --
                                       -------       --------
  Net income (loss)................    $(1,499)      $    291
                                       =======       ========
OTHER INFORMATION:
  Total owned properties (end of
    period)........................          4              4
  Total owned apartment units (end
    of period).....................      1,711          1,711
  Units under management (end of
    period)........................     29,343         28,422
  Basic earnings per Common OP
    Unit...........................        N/A            N/A
  Diluted earnings per Common OP
    Unit...........................        N/A            N/A
  Distributions paid per Common OP
    Unit...........................        N/A            N/A
  Cash flows provided by operating
    activities.....................      2,678          2,203
Cash flows used in investing
  activities.......................       (924)       (16,352)

         5022

                                                              AIMCO PROPERTIES, L.P.
                                     -------------------------------------------------------------------------
                                                                                                    FOR THE
                                                                                                     PERIOD
                                                                                                    JULY 29,
                                       FOR THE SIX MONTHS             FOR THE YEAR ENDED              1994
                                         ENDED JUNE 30,                  DECEMBER 31,               THROUGH
                                     -----------------------   --------------------------------   DECEMBER 31,
                                        1998         1997         1997        1996       1995         1994
                                     ----------   ----------   ----------   --------   --------   ------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............  $  107,063   $   91,450   $  668,549   $ 60,129   $ 30,145    $ 176,800
Funds from operations(e)...........      83,657       28,441       81,155     35,185     25,285        9,391
Weighted average number of Common
  OP Units outstanding.............      51,478       21,590       29,119     14,994     11,461       10,920
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................  $2,585,204   $1,102,073   $1,657,207   $865,222   $477,162    $ 406,067
Real estate, net of accumulated
  depreciation.....................   2,287,309      945,969    1,503,922    745,145    448,425      392,368
Total assets.......................   3,054,741    1,272,890    2,100,510    827,673    480,361      416,361
Total mortgages and notes
  payable..........................   1,314,475      644,457      808,530    522,146    268,692      141,315
Redeemable Partnership Units.......     238,639       94,777      197,086     96,064     38,463       32,047
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................          --           --           --         --         --      107,228
Partners' Capital..................   1,290,719      357,066      960,176    178,462    160,947      137,354

                                      AIMCO PROPERTIES, L.P.'S
                                          PREDECESSORS(a)
                                     --------------------------
                                       FOR THE
                                       PERIOD
                                     JANUARY 10,
                                        1994       FOR THE YEAR
                                       THROUGH        ENDED
                                      JULY 28,     DECEMBER 31,
                                       1994(b)         1993
                                     -----------   ------------
                                     (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
Cash flows provided by (used in)
  financing activities.............    $(1,032)      $ 14,114
Funds from operations(e)...........        N/A            N/A
Weighted average number of Common
  OP Units outstanding.............        N/A            N/A
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation.....................    $47,500       $ 46,819
Real estate, net of accumulated
  depreciation.....................     33,270         33,701
Total assets.......................     39,042         38,914
Total mortgages and notes
  payable..........................     40,873         41,893
Redeemable Partnership Units.......         --             --
Mandatorily redeemable 1994
  Cumulative Senior Preferred
  Units............................         --             --
Partners' Capital..................     (9,345)        (7,556)

---------------

(a) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of AIMCO Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of AIMCO Common Stock. The proceeds from the offering and such other issuances were contributed by AIMCO to AIMCO Properties, L.P. for 9,075,000 OP Units, 966,000 Preferred Units and 513,514 Common OP Units, respectively. On such date, AIMCO Properties, L.P. and its predecessors engaged in a business combination and consummated a series of related transactions which enabled AIMCO Properties, L.P. to continue and expand the property management and related businesses of its predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of AIMCO Class A Common Stock that were issued concurrently with the initial public offering were repurchased in 1995.

(b) Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with AIMCO Properties, L.P.

(c) Represents AIMCO Properties, L.P.'s share of earnings from partnerships that own 83,431 apartment units in which partnerships AIMCO Properties, L.P. purchased an equity interest from the NHP Real Estate Companies.

(d) Represents AIMCO Properties, L.P. equity earnings in unconsolidated subsidiaries.

(e) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO", when considered with the financial data determined in accordance with GAAP, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of its ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

     The following is a reconciliation of net income to funds from operations:

                                                                 FOR THE SIX                                      FOR THE
                                                                   MONTHS             FOR THE YEAR ENDED          PERIOD
                                                               ENDED JUNE 30,            DECEMBER 31,           JANUARY 10,
                                                              -----------------   ---------------------------   -----------
                                                               1998      1997      1997      1996      1995        1994
                                                              -------   -------   -------   -------   -------   -----------
                                                                                     (IN THOUSANDS)
Net income..................................................  $38,524   $11,464   $32,697   $15,673   $14,988     $ 7,702
Gain on disposition of property.............................   (2,526)       --    (2,720)      (44)       --          --
Extraordinary item..........................................       --       269       269        --        --          --
Real estate depreciation, net of minority interests.........   32,423    13,250    33,751    19,056    15,038       4,727
Amortization of goodwill....................................    4,727       474       948       500       428          76
Equity in earnings of unconsolidated subsidiaries:
  Real estate depreciation..................................       --     1,263     3,584        --        --          --
  Amortization of management contracts......................    3,088       150     1,587        --        --          --
  Deferred taxes............................................    4,291       874     4,894        --        --          --
Equity in earnings of other partnerships:
  Real estate depreciation..................................    9,131       697     6,280        --        --          --
  Preferred stock dividends.................................   (6,001)       --      (135)       --    (5,169)     (3,114)
                                                              -------   -------   -------   -------   -------     -------
Funds from operations.......................................  $83,657   $28,441   $81,155   $35,185   $25,285     $ 9,391
                                                              =======   =======   =======   =======   =======     =======

         5023

SUMMARY PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO PROPERTIES, L.P.

     The following table sets forth summary pro forma financial and operating information of AIMCO Properties, L.P. for the six months ended June 30, 1998 and for the year ended December 31, 1997. The pro forma financial and operating information gives effect to AIMCO's merger with Insignia Financial Group, Inc., the transfer of certain assets and liabilities of Insignia to unconsolidated subsidiaries, a number of transactions completed before the Insignia merger, and the exchange offers.

                                                                AIMCO PROPERTIES, L.P.
                                                              ---------------------------
                                                              FOR THE SIX      FOR THE
                                                              MONTHS ENDED    YEAR ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER UNIT DATA)
OPERATING DATA:
RENTAL PROPERTY OPERATIONS:
  Rental and other income...................................   $  206,931     $ 402,202
  Property operating expenses...............................      (78,825)     (169,166)
  Owned property management expenses........................       (4,880)      (10,412)
  Depreciation..............................................      (45,728)      (87,246)
                                                               ----------     ---------
                                                                   77,498       135,378
                                                               ----------     ---------
SERVICE COMPANY BUSINESS:
  Management fees and other income..........................       19,525        41,676
  Management and other expenses.............................       (9,660)      (23,683)
  Corporate overhead allocation.............................         (196)         (588)
  Depreciation and amortization.............................       (6,634)      (20,663)
                                                               ----------     ---------
                                                                   (3,035)       (3,258)
  Minority interests in service company business............           (1)          (10)
                                                               ----------     ---------
  Partnership's shares of income from service company
     business...............................................       (3,034)       (3,268)
                                                               ----------     ---------
  General and administrative expenses.......................       (4,678)      (21,228)
  Interest income...........................................       15,781        21,543
  Interest expense..........................................      (61,812)     (115,824)
  Minority interest.........................................       (6,103)      (10,044)
  Equity in losses of unconsolidated partnerships...........      (11,743)      (47,036)
  Equity in earnings of unconsolidated subsidiaries.........        1,996         2,344
  Amortization of Goodwill..................................       (3,394)           --
                                                               ----------     ---------
          Net income........................................   $   10,579     $ (38,135)
                                                               ==========     =========
PER OP UNIT DATA:
Basic earnings (loss) per Common OP Unit....................   $    (0.11)    $   (1.19)
Diluted earnings (loss) per Common OP Unit..................   $    (0.11)    $   (1.19)
Distributions paid per Common OP Unit.......................   $    1.125     $    1.85
CASH FLOW DATA:
Cash provided by operating activities(a)....................   $   84,894     $ 130,011
Cash used by investing activities(b)........................       (8,942)      (17,884)
Cash used by financing activities(c)........................      (93,515)     (160,354)
OTHER DATA:
Funds from operations(d)....................................   $  121,674     $ 170,742
Weighted average number of Common OP Units outstanding......       66,029        65,487

         5024

                                                              AIMCO PROPERTIES, L.P.
                                                              ----------------------
                                                                   FOR THE SIX
                                                                   MONTHS ENDED
                                                                     JUNE 30,
                                                                       1998
                                                              ----------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                  PER UNIT DATA)
BALANCE SHEET DATA:
Real estate, before accumulated depreciation................        $2,669,776
Real estate, net of accumulated depreciation................         2,371,881
Total assets................................................         4,156,963
Total mortgages and notes payable...........................         1,745,775
Company-obligated mandatorily redeemable convertible
  securities of a subsidiary trust..........................           149,500
Redeemable partnership units................................           302,941
Partners' capital...........................................         1,739,831

---------------

(a) Pro forma cash provided by operating activities represents net income, plus depreciation and amortization less the non-cash portion of AIMCO Properties L.P.'s equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(b) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(c) Pro forma cash used in financing activities represents (i) estimated distributions to be paid based on AIMCO Properties, L.P.'s historical distribution rate of $1.125 per Common OP Unit for the six months ended June 30, 1998 and $1.85 per Common OP Unit for the year ended December 31, 1997, on outstanding Common OP Units, (ii) estimated distributions to be paid based on the rate of $3.5625 per unit for the six months ended June 30, 1998 and $7.125 per unit for the year ended December 31, 1997 on outstanding Class B Partnership Preferred Units, (iii) estimated distributions to be paid based on the rate of $1.125 per unit for the six months ended June 30, 1998 and $2.25 per unit for the year ended December 31, 1997 on outstanding Class C Partnership Preferred Units, (iv) estimated distributions to be paid based on the rate of $1.095 per unit for the six months ended June 30, 1998 and $2.19 per unit for the year ended December 31, 1997 on outstanding Class D Partnership Preferred Units, (v) estimated distributions to be paid based on the rate of $1.1718 per unit for the six months ended June 30, 1998 and $2.34375 per unit for the year ended December 31, 1997 on outstanding Class G Partnership Preferred Units, and
     (vi) estimated distributions to be paid based on the rate of $1.1875 per unit for the six months ended June 30, 1998 and $2.375 per unit for the year ended December 31, 1997 on outstanding Class H Partnership Preferred Units.

(d) AIMCO Properties, L.P.'s management believes that the presentation of funds from operations or "FFO," when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO Properties, L.P. performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO Properties, L.P., nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO Properties, L.P. calculates FFO in a manner consistent with the NAREIT definition, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on perpetual preferred stock. AIMCO Properties, L.P. management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO Properties, L.P.'s ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO Properties, L.P.'s basis of computing FFO is comparable with that of other REITs.

         5025

     The following is a reconciliation of pro forma net income to pro forma funds from operations:

                                                                FOR THE SIX
                                                                MONTHS ENDED     FOR THE YEAR ENDED
        ACCOUNT                                                JUNE 30, 1998     DECEMBER 31, 1997
        -------                                               ----------------   ------------------
                                                                         (IN THOUSANDS)
        Net income (loss)..................................       $ 10,579            $(38,135)
        HUD release fee and legal reserve..................             --              10,202
        Real estate depreciation, net of minority
          interests........................................         43,391              81,936
        Amortization of management contracts...............          5,773              11,546
        Amortization of management company goodwill........          3,877               7,752
        Equity in earnings of unconsolidated subsidiaries:
          Real estate depreciation.........................             --               1,715
          Amortization of management company goodwill......            959               1,918
          Amortization of management contracts.............         15,345              29,951
          Deferred taxes...................................          1,572                (397)
        Equity in earnings of other partnerships:
          Real estate depreciation.........................         60,297             104,471
        Interest on convertible debentures.................         (5,012)            (10,003)
        Preferred unit distributions.......................        (15,107)            (30,214)
                                                                  --------            --------
        Funds from operations..............................       $121,674            $170,742
                                                                  ========            ========

         5026

          SUMMARY FINANCIAL INFORMATION OF YORKTOWN TOWERS ASSOCIATES

     The summary financial information of Yorktown Towers Associates for the six months ended June 30, 1998 and 1997 is unaudited. The summary financial information for Yorktown Towers Associates for the years ended December 31, 1997, 1996, and 1995 is based on audited financial statements. This information should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of your Partnership" included herein. See "Index to Financial Statements."

                           YORKTOWN TOWERS ASSOCIATES

                                    FOR THE SIX MONTHS
                                      ENDED JUNE 30,                           FOR THE YEAR ENDED DECEMBER 31,
                                 -------------------------   -------------------------------------------------------------------
                                    1998          1997          1997          1996          1995          1994          1993
                                 -----------   -----------   -----------   -----------   -----------   -----------   -----------
Operating Data:
        Total Revenues.........  $ 1,959,753   $ 1,858,085   $ 3,769,000   $ 3,895,000   $ 3,733,693   $ 3,594,445   $   (1)
  Net Income/(Loss)............      155,114        28,750      (272,000)      (75,000)     (230,238)     (185,131)
Balance Sheet Data:
  Real Estate, Net of
    Accumulated Depreciation...    8,804,828     9,248,438     9,034,000     9,454,000     9,818,554    10,157,136
        Total Assets...........   10,948,012    11,481,991    11,205,000    11,656,000    11,838,675    12,517,391
  Mortgage Notes Payable,
    including Accrued
    Interest...................   12,397,287    12,490,934    12,393,000    12,483,000    12,564,473    13,356,922
  Partners' Deficit............  $(2,125,411)  $(1,615,024)  $(1,916,000)  $(1,644,000)  $(1,568,812)  $(1,592,696)

                           COMPARATIVE PER UNIT DATA

     Set forth below are historical and cash distributions per Common OP Unit and historical cash distributions per unit of your partnership.

                                                                   AIMCO OPERATING
                                                                     PARTNERSHIP              YOUR PARTNERSHIP
                                                              -------------------------   -------------------------
                                                              SIX MONTHS                  SIX MONTHS
                                                                ENDED       YEAR ENDED      ENDED       YEAR ENDED
                                                               JUNE 30,    DECEMBER 31,    JUNE 30,    DECEMBER 31,
                                                                 1998          1997          1998          1997
                                                              ----------   ------------   ----------   ------------
Cash distributions per unit outstanding.....................    $1.125        $1.85         $1.125        $1.85

---------------

(1) Financial information for 1993 is not available.

         5027

                        THE AIMCO OPERATING PARTNERSHIP

     AIMCO Properties, L.P. is the "AIMCO Operating Partnership." It conducts substantially all of the operations of Apartment Investment and Management Company or "AIMCO." AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled as of January 1, 1998 by the National Multi Housing Council, we believe that, as of October 1, 1998, AIMCO was the largest owner and manager of multifamily apartment properties in the United States, with a total portfolio of 396,090 apartment units in 2,303 properties located in 49 states, the District of Columbia and Puerto Rico. As of October 1, 1998, AIMCO:

     - owned or controlled 58,495 units in 209 apartment properties;

     - held an equity interest in 239,879 units in 1,335 apartment properties;
       and

     - managed 97,716 units in 759 apartment properties for third party owners and affiliates.

     The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                                  RISK FACTORS

RISKS TO UNITHOLDERS WHO TENDER THEIR UNITS IN THE OFFER

     NO THIRD PARTY VALUATION OR APPRAISAL; NO ARMS-LENGTH NEGOTIATION AND NO GENERAL PARTNER RECOMMENDATION. We did not base our valuation of the your partnership's property on any third-party appraisal or valuation. We established the terms of our offer, including the exchange ratios and the cash consideration. Such terms are not the result of arms-length negotiations. It is uncertain whether our offer consideration reflects the value which would be realized upon a sale of your units or a liquidation of your partnership's assets. Because of our affiliation with your general partner, your general partner makes no recommendation to you as to whether you should tender your units. We have retained Stanger to conduct an analysis of our offer and to render an opinion as to the fairness to you of our offer consideration from a financial point of view.

     OFFER CONSIDERATION MAY NOT REPRESENT FUTURE LIQUIDATION VALUE. Your partnership's property may outperform our larger, more diversified portfolio of assets. Although we cannot predict the future value of your partnership's property, our offer consideration could be less than the net proceeds that you would realize upon a future liquidation of your partnership. Accordingly, although there can be no assurance, you might receive more consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a liquidation of your partnership. However, you may prefer to receive our offer consideration now rather than wait for uncertain future net liquidation proceeds. Furthermore, your general partner has no present intention to liquidate your partnership, and your partnership's agreement of limited partnership does not require a sale of your partnership's property by any particular date.

     ATTRACTIVE INVESTMENT FOR THE AIMCO OPERATING PARTNERSHIP. We are making our offer with a view to making a profit. Accordingly, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. Your general partner is a subsidiary of AIMCO and an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to our offer. These conflicts include the fact that a decision of the limited partners of your partnership to remove, for any reason, your general partner or the manager of your partnership's property from its current position would result in a decrease or elimination of the substantial fees paid to your general partner or the property manager for services provided to your partnership. Your general partner makes no recommendation to you as to whether you should tender your units. Such conflicts of interest in connection with our offer and our operation's differ from those conflicts of interest that currently exist for your partnership.

         5028

     LOSS OF FUTURE DISTRIBUTIONS FROM YOUR PARTNERSHIP. If you tender your units in response to our offer, you will transfer all rights title and interest in and to all of the units that we accept, and all distributions in respect of such units on or after the date on which we accept such units solely for purchase. Accordingly, following the purchase of your units, we would be entitled to receive any future distributions from the operations of your partnership to the extent of the units we acquire. Similarly, if you tender your units for OP Units, you will be entitled to future distributions from the operations of the AIMCO Operating Partnership.

     TAX RISKS ASSOCIATED WITH THE OFFER. In general, your exchange of units for OP Units will not be a taxable transaction. Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units you transfer to us. Your exchange of units for cash and OP Units will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. If you exchange your units for cash or for cash and OP Units, the "amount realized" will be measured by the sum of the cash you receive plus the portion of your partnership's liabilities allocated to the units sold for Federal income tax purposes. To the extent that the amount of cash received plus the allocable share of your partnership's liabilities exceeds your tax basis in the units sold, you will recognize gain. Consequently, the tax liability resulting from such gain could exceed the amount of cash received upon such sale. Although we have no present intention to liquidate or sell your partnership's property or prepay the current mortgage on your partnership's property within any specified time period, any such action in the future generally will require you to fully recognize any deferred taxable gain if you exchange your units for OP Units. In addition, if the AIMCO Operating Partnership were to be treated as a "publicly traded partnership" for Federal income tax purposes, passive activity losses generated by other passive activity investments held by you, including passive activity loss carryovers attributable to your units, could not be used to offset your allocable share of income generated by the AIMCO Operating Partnership. See "Certain Federal Income Tax Matters." If you redeem OP Units for shares of AIMCO Class A Common Stock or Preferred Stock, you will recognize gain or loss measured by the difference between the amount realized from our tender offer and your adjusted tax basis in the OP Units exchanged. In addition, if you acquire shares of AIMCO stock, you will no longer be able to use income and loss from your investment to offset "passive" income and losses from other investments, and the distributions from AIMCO will constitute taxable income to the extent of AIMCO's earnings and profits.

     This summary is a general discussion of certain of the anticipated Federal income tax consequences of the offer. This summary does not discuss all aspects of Federal income taxation that may be relevant to you in light of your specific circumstances or if you are subject to special treatment under the Code. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units, whether you dispose of all of your units in your partnership (and therefore are no longer subject to the "passive" loss rules with respect to your partnership). Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

RISKS TO UNITHOLDERS EXCHANGING UNITS FOR OP UNITS IN THE OFFER

     FUNDAMENTAL CHANGE IN NATURE AND TERM OF INVESTMENT. If you exchange your units for OP Units, you will have changed fundamentally the nature of your investment. Your partnership owns and manages a single apartment property. In contrast, the AIMCO Operating Partnership is in the business of acquiring, marketing, managing and operating a large portfolio of apartment properties. While diversification of assets may reduce certain risks of investment attributable to a single property or entity, there can be no assurance as to the value or performance of our securities or our portfolio of properties as compared to the value of your units or your partnership. Proceeds of future asset sales or refinancings by the AIMCO Operating Partnership generally will be reinvested rather than distributed.

     UNCERTAINTY OF PUBLIC TRADING MARKET. Recently, there have been fluctuations in the trading prices for many REIT securities. There may be subsequent changes in public market valuations of real estate assets relative to private market valuations of real estate assets. We cannot predict the price at which the Class I

         5029

Preferred Stock or the Class A Common Stock will trade following the time at which Preferred OP Units or Common OP Units may be redeemed for shares of Class I Preferred Stock or Class A Common Stock. Furthermore, the liquidity of the Class I Preferred Stock and the Class A Common Stock at the time at which OP Units may be redeemed is also uncertain.

     COMPANY AUTHORITY. Under our organizational documents, we have the ability to change our investment, acquisition and financing policies without a vote of the limited partners of the AIMCO Operating Partnership or the stockholders of AIMCO. If you tender your units for OP Units, you will have less effective power in influencing our policies than you currently have in influencing the policies of your partnership.

     RISKS ASSOCIATED WITH AN INVESTMENT IN AIMCO. We face real estate investment, financing, management, acquisition and development risks, many of which are similar to the risks currently faced by your partnership, as well as additional risks. See "Risk Factors" in the accompanying Prospectus.

RISKS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS IN THE OFFER

     LACK OF TRADING MARKET FOR UNITS. There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of your units. If you desire or need liquidity, you may wish to consider our offer. Our offer affords you an opportunity to dispose of your units for cash, an opportunity which might not be available to you in the foreseeable future. However, our offer consideration does not necessarily reflect the price that you would receive in an open market for your units or upon a liquidation of your partnership's assets. Such prices may be higher or lower than our offer consideration.

     DIFFERENT DISTRIBUTIONS. Anticipated annualized distributions with respect
to the Preferred OP Units are $       , current annualized distributions with
respect to the Common OP Units are $2.25, and distributions are with respect to your units for the six months ended June 30, 1998 were $3,543.69 (equivalent to $7087.38 on an annualized basis). This is equivalent to distributions of
$          per year on the number of Tax-Deferral      % Preferred OP Units, or
distributions of $          per year on the number of Tax-Deferral Common OP
Units, that you would receive in an exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and
Common OP Units that we are offering are expected to be        , immediately
following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     FUTURE CONTROL BY AIMCO. Because your general partner is a subsidiary of AIMCO, we control the management of your partnership. In addition, if we acquire more units, we will increase our ability to influence voting decisions with respect to your partnership. Furthermore, in the event that we acquire a substantial number of units pursuant to our offer, removal of your general partner without our consent may become more difficult or impossible. We also own the company that manages your partnership's property. In the event that we acquire a substantial number of units pursuant to our offer, removal of the property manager without our consent may become more difficult or impossible.

     RECOGNITION OF GAIN RESULTING FROM POSSIBLE FUTURE REDUCTION IN YOUR PARTNERSHIP LIABILITIES. Generally, a decrease in your share of your partnership's liabilities is treated, for Federal income tax purposes, as a deemed cash distribution. Although your general partner has no current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause your general partner to reduce the liabilities of your partnership. If the liabilities of your partnership were to be reduced, and you do not tender all of your units pursuant to our offer, you will be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of your partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain.

     RISK OF INABILITY TO TRANSFER UNITS FOR 12-MONTH PERIOD. Your partnership's agreement of limited partnership restricts you from making any transfer that would cause 50% or more of the total interest in your partnership to be transferred within a 12-month period. If we acquire a significant interest in your partnership, through this offer, you may not be able to transfer your units for the 12-month period after our offer.

         5030

     MOODY'S REVISION OF AIMCO'S OUTLOOK OF RATINGS TO NEGATIVE. On October 1, 1998, Moody's Investors Service revised its outlook for the ratings of AIMCO from stable to negative to reflect its concerns surrounding AIMCO's ability to successfully implement its financial strategy while maintaining a prudent capital structure as a result of the more difficult general capital market conditions. Moody's noted that AIMCO's access to the public markets may prove challenging in light of the volatility in both the equity and capital markets for REITs. Moody's assigned a "ba3" rating to the Class I Preferred Stock proposed to be issued by AIMCO, and confirmed its previous ratings related to AIMCO's preferred stock and debt in its shelf registration statement. Moody's indicated that its rating action continues to reflect AIMCO's increasing leveraged profile, including high levels of secured debt and preferred stock, limited financial flexibility and integration risks resulting from the merger with Insignia. Moody's also noted AIMCO's high level of encumbered properties and material investments in loans to highly leveraged partnerships in which AIMCO owns a general partnership interest. At the same time, Moody's confirmed its existing rating on AIMCO's existing preferred stock and senior debt.

                      BACKGROUND AND REASONS FOR THE OFFER

BACKGROUND OF THE OFFER

  General

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to retain or liquidate your investment in your partnership by tendering for OP Units or for cash.

     On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired the general partner of your partnership and the manager of your partnership's property.

     We currently do not own any limited partnership interest in your partnership.

  Engagement of Fairness Opinion Provider

     The AIMCO Operating Partnership contacted Stanger in August 1998 to discuss the possibility of Stanger providing a fairness opinion for our offer. The AIMCO Operating Partnership chose Stanger based on Stanger's expertise and strong reputation in this area of work. The parties entered into a definitive agreement dated August 28, 1998 for Stanger to provide such fairness opinion for your partnership and other partnerships.

ALTERNATIVES CONSIDERED

     One of the reasons AIMCO acquired Insignia was that AIMCO expected to make offers to acquire limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships. Such offers would also allow the AIMCO Operating Partnership an opportunity to increase its ownership interest in certain Insignia Partnerships which would provide a larger asset and capital base and increased diversification.

     The following is a brief discussion of the benefits and disadvantages of alternatives to our offer that could have been pursued by the general partner of your partnership.

  Liquidation

     Benefits of Liquidation. One alternative would be for your partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with your partnership's agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for

         5031

investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you and your partners would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of your partnership's assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties).

     Disadvantages of Liquidation. A liquidating sale of part or all of your partnership's property would be a taxable event for you and your partners and could result in significant amounts of taxable income to you and your partners. In the opinion of the general partner of your partnership, the present time may not be the most desirable time to sell the real estate assets of your partnership in private transactions, and any liquidation sale would be uncertain. Liquidation of the partnership's assets may trigger a substantial prepayment penalty under the mortgage for the property. Your general partner believes it currently is in the best interest of your partnership to continue holding its real estate assets. Finally, under your partnership's agreement of limited partnership, a sale of your partnership's assets and the subsequent liquidation of your partnership could occur only with the consent of the limited partners holding at least a majority of the units of your partnership. In the absence of such consent, your only option for liquidation would be to sell your units in a private transaction. Any such sale likely would be at a very substantial discount from your pro rata share of the fair market value of your partnership's property and might involve significant expense and delay.

  Continuation of the Partnership Without the Offer

     Benefits of Continuation. A second alternative would be for your partnership to continue as a separate legal entity, with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages would result from the continued operation of your partnership. Given improving rental market conditions, the level of distributions might increase over time. It is possible that the private resale market for apartment properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more attractive option than it is currently.

     Disadvantages of Continuation. There are several risks and disadvantages that result from continuing the operations of your partnership without our offer. Your partnership may require funding from its partners. Continuation of its operations may be dependent on additional funding from partners and from other sources. Your partnership faces maturity or balloon payment dates on its mortgage loans and must either obtain refinancing or sell its property. If your partnership were to continue operating as presently structured, your partnership could be forced to borrow on terms that could result in net losses from operations.

     In addition, continuation of your partnership as a separate entity without our offer would deny you and your partners the benefits of our offer. For example, you would have no opportunity for liquidity unless you were to sell your units in a private transaction. Any such sale would likely be at a very substantial discount from your pro rata share of the fair market value of your partnership's property. Continuation without our offer would deny you and your partners the benefits of diversification into a company which has a much larger and more diverse portfolio of apartment properties. Also, there are currently no distributions paid on your units while there are expected to be regular, quarterly distributions on OP Units.

EXPECTED BENEFITS OF THE OFFER

     We are in the business of acquiring direct and indirect interests in apartment properties such as the property owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in the property owned by your partnership while providing you and other investors with an opportunity to retain or liquidate your investment or to invest in the AIMCO Operating Partnership.

     There are four principal advantages of tendering your units for Preferred OP Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Preferred OP Units and receive, at our option, shares of AIMCO's Class I Preferred Stock, shares of AIMCO's Class A Common Stock or cash. AIMCO's Class A Common Stock is, and AIMCO's Class I Preferred Stock is expected to be, listed and traded on the New York Stock Exchange.

         5032

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Preferred OP Units.

     - Preferred Quarterly Distributions. We will pay fixed quarterly
       distributions of $       per unit on the Preferred OP Units before any
       distributions are paid to holders of Common OP Units. However, one class of outstanding Partnership Preferred Units has prior distribution rights
       and the Tax-Deferral      % Preferred OP Units rank equal to six other
       outstanding classes of Partnership Preferred Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     There are five principal advantages of tendering your units for Common OP
Units:

     - Enhanced Liquidity. After a one-year holding period, you may choose to redeem your Common OP Units and receive, at our option, shares of AIMCO's Class A Common Stock (on a one-for-one basis, subject to adjustment in certain circumstances) or an equivalent amount of cash. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange.

     - Tax Deferral. You will generally not recognize any immediate taxable gain if you exchange your units solely for Common OP Units.

     - Quarterly Distributions. We pay quarterly distributions on the Common OP Units. For the quarter ended June 30, 1998, we paid distributions of $0.5625 on each of the Common OP Units (equivalent to $2.25 on an annual basis). Historically, the quarterly distributions paid on the Common OP Units have been equivalent to the dividends paid on AIMCO's Class A Common Stock. We expect this to continue in the future.

     - Growth Potential. Our organizational structure and access to capital enables us to pursue acquisition and development opportunities that are not available to your partnership. You would have the opportunity to participate in the growth of our enterprise and would benefit from any future increase in the AIMCO stock price and from any future increase in distributions on the Common OP Units.

     - Diversification. We have a substantially larger and more diverse portfolio of apartment properties than your partnership.

     The principal advantage if you tender your units for cash is immediate liquidity. However, tendering your units for cash may cause you to recognize taxable gain for Federal income tax purposes.

     For a description of certain risks of our offer, see "Risk Factors."

         5033

                                   THE OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     We are offering to acquire up to      % of the outstanding units of your
partnership for consideration per unit of (i)        Preferred OP Units, (ii)
       Common OP Units, or (iii) $       in cash. If you tender units pursuant
to our offer, you may chose to receive any of such forms of consideration for your units or any combination of such forms of consideration.

     Upon the terms and subject to the conditions of our offer set forth herein, the AIMCO Operating Partnership will accept (and thereby purchase) units that are validly tendered prior to the expiration of the offer and not withdrawn in accordance with the procedures set forth in "-- Withdrawal Rights." Our offer
will expire at 5:00 p.m., Denver, Colorado time, on                  , 1998,
unless the AIMCO Operating Partnership in its sole discretion, extends the offer. See "-- Extension of Tender Period; Termination; Amendment" for a description of the AIMCO Operating Partnership's right to extend the period of time during which the offer is open and to amend or terminate the offer.

     If, prior to the expiration of the offer, the AIMCO Operating Partnership increases the offer consideration, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether their units were tendered before or after the increase in the offer consideration.

     The AIMCO Operating Partnership will, upon the terms and subject to the conditions of the offer, accept for payment and pay for all units validly tendered and not withdrawn prior to the expiration of our offer (subject to proration as described below), with appropriate adjustments to avoid purchases that would violate the AIMCO Operating Partnership's agreement of limited partnership and any relevant procedures or regulations promulgated by the AIMCO Operating Partnership's general partner.

     Our offer is conditioned on the satisfaction of certain conditions. Our offer is not conditioned upon any minimum amount of units being tendered. See "Conditions of the Offer," which sets forth in full the conditions of our offer. The AIMCO Operating Partnership reserves the right (but is not obligated), in its sole discretion, to waive any or all of those conditions. If, on or prior to the expiration of the offer, any or all of the conditions have not been satisfied or waived, the AIMCO Operating Partnership reserves the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units, (ii) waive all the unsatisfied conditions and purchase all units validly tendered, (iii) extend the offer and, subject to the right of unitholders to withdraw units until the expiration of the offer, retain the units that have been tendered during the period or periods for which the offer is extended, and (iv) amend the offer.

     For administrative purposes, the transfer of units tendered pursuant to our
offer will be deemed to take effect as of             , 1998 (subject to
proration as described below).

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the offer, the AIMCO Operating Partnership will purchase by accepting for payment and will pay for all units (subject to proration as described below) which are validly tendered and not withdrawn prior to the expiration of the offer as promptly as practicable following the expiration of the offer. The AIMCO Operating Partnership reserves the right to accept for payment and pay for validly tendered units prior to the expiration of the offer. A beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer consideration. Instead, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal. The offer consideration shall be reduced by any interim
distributions made by your partnership between                  and the
expiration of the offer. See "Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         5034

     For purposes of the offer, the AIMCO Operating Partnership will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units if, as and when the AIMCO Operating Partnership gives verbal or written notice to the Information Agent of its acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering unitholders for the purpose of receiving cash payments from the AIMCO Operating Partnership and transmitting cash payments to tendering unitholders. OP Units will be issued directly by the AIMCO Operating Partnership to those unitholders who elect to receive OP Units pursuant to the offer.

     If any tendered units are not accepted for payment for any reason, the Letter of Transmittal with respect to such units not purchased may be destroyed by the AIMCO Operating Partnership or its agent. If for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or the AIMCO Operating Partnership is unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to the AIMCO Operating Partnership's rights under "-- Conditions of the Offer," the Information Agent may, nevertheless, on behalf of the AIMCO Operating Partnership retain tendered units, and those units may not be withdrawn except to the extent that the tendering offerees are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     The AIMCO Operating Partnership reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve the AIMCO Operating Partnership of its obligations under the offer or prejudice your right to receive payment for units validly tendered and accepted for payment pursuant to the offer. Specifically, we may assign our rights to purchase your units for which you elect to receive cash to Insignia Properties Trust ("IPT") or Insignia Properties, L.P. ("IPLP"). IPT is a Maryland business trust which operates as a REIT in the same line of business as us. As a result of the merger with Insignia Financial Group, Inc. into AIMCO on October 1, 1998, AIMCO acquired approximately 51% of the outstanding common stock of IPT. On October 3, 1998, IPT and AIMCO entered into an agreement, subject to shareholder approval, to merge IPT into AIMCO. IPLP is a Delaware limited partnership that conducts substantially all of the operations of IPT.

PROCEDURE FOR TENDERING UNITS

  Valid Tender

     To validly tender units pursuant to the offer, a properly completed and duly executed Letter of Transmittal and any other documents required by such Letter of Transmittal must be received by the Information Agent, at its address set forth on the back cover of this Prospectus Supplement, on or prior to the expiration of the offer. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

  Signature Requirements

     IF THE LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER OF THE UNITS AND PAYMENT IS TO BE MADE DIRECTLY TO THAT HOLDER, THEN NO SIGNATURE GUARANTEE IS REQUIRED ON THE LETTER OF TRANSMITTAL. Similarly, if the units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the Letter of Transmittal. However, in all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     In order to participate in the offer, you must validly tender and not withdraw your units prior to the expiration of the offer.

         5035

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDER OF UNITS AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  Appointment as Proxy

     By executing the Letter of Transmittal, you will irrevocably appoint the AIMCO Operating Partnership and its designees as your proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the fullest extent of your rights with respect to your units tendered and accepted for payment by the AIMCO Operating Partnership. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, the AIMCO Operating Partnership accepts the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The AIMCO Operating Partnership and the designees of the AIMCO Operating Partnership will, as to those units, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any meeting of unitholders, by written consent or otherwise. The AIMCO Operating Partnership reserves the right to require that, in order for units to be deemed validly tendered, immediately upon the AIMCO Operating Partnership's acceptance for payment for the units, the AIMCO Operating Partnership must be able to exercise full voting rights with respect to the units, including voting at any meeting of unitholders then scheduled or acting by written consent without a meeting. By executing the Letter of Transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with the directions of the AIMCO Operating Partnership. The proxy and power of attorney granted to the AIMCO Operating Partnership upon your execution of the Letter of Transmittal will remain effective and be irrevocable for a period of ten years following the termination of the offer.

  Assignment of Interest in Future Distributions and All Other Rights, Etc.

     If you tender units, you will agree to irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, the AIMCO Operating Partnership, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of the units; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership, whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership or your ownership of the units, including, without limitation, all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your present and future claims, if any, against your partnership or your partners under or arising out of your partnership's agreement of limited partnership for monies loaned or advanced, for services rendered, for the management of your partnership or otherwise.

  Election of Consideration

     You may elect to receive Preferred OP Units, Common OP Units or cash pursuant to our offer, by so indicating in the appropriate space on the Letter of Transmittal. In the event that you tender units but do not indicate on the Letter of Transmittal which type of consideration you want, the AIMCO Operating Partnership will issue Preferred OP Units to you.

         5036

  Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to the offer will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. The AIMCO Operating Partnership reserves the absolute right to reject any or all tenders of any particular unit determined by it not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of the AIMCO Operating Partnership's counsel, be unlawful. The AIMCO Operating Partnership also reserves the absolute right to waive or amend any of the conditions of the offer that it is legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit. The AIMCO Operating Partnership's interpretation of the terms and conditions of the offer (including the Letters of Transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any units or will incur any liability for failure to give any such notification.

  Backup Federal Income Tax Withholding

     To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer consideration, you must provide the AIMCO Operating Partnership with your correct taxpayer identification number. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  FIRPTA Withholding

     To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized pursuant to the offer, you must certify under penalty of perjury that you are not a foreign person. See the instructions to the Letter of Transmittal and "Certain Federal Income Tax Matters."

  Binding Agreement

     If you tender units pursuant to any of the procedures described above, the acceptance for payment of such units will constitute a binding agreement between you and the AIMCO Operating Partnership on the terms set forth in this Prospectus Supplement.

WITHDRAWAL RIGHTS

     Tenders of units pursuant to the offer may be withdrawn at any time prior to the expiration of our offer, as provided in this Prospectus Supplement.

     For withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at its address set forth on the back cover of this Prospectus Supplement. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, units is delayed for any reason or if the AIMCO Operating Partnership is unable to purchase or pay for units for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that participants are entitled to withdrawal rights as set forth herein; subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         5037

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer.

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by the AIMCO Operating Partnership, in its sole discretion, which determination shall be final and binding on all parties. Neither the AIMCO Operating Partnership, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The AIMCO Operating Partnership expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and for, any units, (ii) to terminate the offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "-- Conditions of the Offer," to delay the acceptance for payment of, or for, any units not already accepted for payment or paid for and (iv) to amend the offer in any respect (including, without limitation, increasing or decreasing the number of Preferred OP Units or Common OP Units, or the amount of cash, offered, eliminating any of the alternative types of consideration being offered, or increasing or decreasing the percentage of outstanding units being sought). Notice of any such extension, termination or amendment will promptly be disseminated in a manner reasonably designed to inform unitholders of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Denver, Colorado time, on the next business day after the scheduled expiration date of the offer, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the AIMCO Operating Partnership extends the offer, or if the AIMCO Operating Partnership (whether before or after its acceptance for payment of units) is delayed in its payment for units or is unable to pay for units pursuant to the offer for any reason, then, without prejudice to the AIMCO Operating Partnership's rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent participants are entitled to withdrawal rights as described in "-- Withdrawal Rights;" subject, however, to the AIMCO Operating Partnership's obligation, pursuant to Rule 14e-1(c), under the Exchange Act, to pay the offer consideration in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If the AIMCO Operating Partnership makes a material change in the terms of the offer, or if it waives a material condition to the offer, the AIMCO Operating Partnership will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to participants. Accordingly, if prior to the expiration of the offer, the AIMCO Operating Partnership increases (other than increases of not more than two percent of the outstanding units) or decreases the number of units being sought, or increases or decreases the consideration offered pursuant to the offer, and if the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used herein, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Denver, Colorado time.

         5038

PRORATION

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer does not exceed   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will purchase all such units so tendered and not withdrawn.

     If the number of units properly tendered and not withdrawn prior to the
expiration of the offer exceeds   % of the outstanding units, the AIMCO
Operating Partnership, upon the terms and subject to the conditions of the offer, will accept for purchase units in the following order of priority:

        (1) First, all units properly tendered and not withdrawn prior to the expiration of the offer by any person holding one or fewer units who tenders all of his or her units; and

        (2) Second, all other units properly tendered and not withdrawn prior to the expiration of the offer on a pro rata basis, with adjustments to avoid resulting ownership of less than one unit by a tendering offeree.

     Following the expiration of the offer, the AIMCO Operating Partnership may renew the offer one or more times on the same terms as described in this Prospectus Supplement. If the number of units properly tendered and not withdrawn prior to the expiration of any such renewal (together with units
previously purchased in the offer) is                or less, the AIMCO
Operating Partnership will purchase such units so tendered and not withdrawn. If the number of units in your partnership properly tendered and not withdrawn prior to the expiration of any such renewal (together with any units previously
purchased in this offer) is greater than                , the AIMCO Operating
Partnership will purchase units in the order of priority described in the preceding paragraph.

     In the event that proration of tendered units is required, the AIMCO Operating Partnership will determine the final proration factor as promptly as practicable after the expiration of the offer or any renewal of the offer.

FRACTIONAL OP UNITS

     We will issue fractional Common OP Units or Preferred OP Units, if necessary.

FUTURE PLANS OF THE AIMCO OPERATING PARTNERSHIP

     As described above under "Background and Reasons for the Offer," the AIMCO Operating Partnership owns the general partner of your partnership and thereby controls the management of your partnership. In addition, AIMCO owns the company that manages your partnership's property. The AIMCO Operating Partnership currently intends that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on your partnership's financial condition or results of operations.

     After the completion or termination of the offer, the AIMCO Operating Partnership and its affiliates may acquire additional units or sell units. Any acquisition may be made through private purchases, market purchases or transactions effected on a so-called partnership trading board, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in the AIMCO Operating Partnership or other consideration. The AIMCO Operating Partnership also may consider selling some or all of the units it acquires pursuant to the offer to persons not yet determined, which may include affiliates of the AIMCO Operating Partnership. The AIMCO Operating Partnership may also buy your partnership's property, although it has no present intention to do so. There can be no assurance, however, that the AIMCO Operating Partnership will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         5039

     We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. We do not have any present plans or proposals which relate to or would result in any material changes in your partnership's structure or business. We have no present intention to cause your partnership to sell its property or to prepay the current mortgage within any specified time period.

VOTING BY THE AIMCO OPERATING PARTNERSHIP

     If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, the AIMCO Operating Partnership may be in a position to influence voting decisions with respect to your partnership. Under your partnership's agreement of limited partnership, holders of outstanding units are entitled to take action with respect to a variety of matters, including dissolution and most types of amendments to your partnership's agreement of limited partnership. See "Comparison of Your Units and AIMCO OP Units -- Voting Rights."

DISSENTERS' RIGHTS

     Neither your partnership's agreement of limited partnership, nor applicable law provides any right for you to have your units appraised or redeemed in connection with or as a result of the offer. You have the opportunity to make your own decision on whether to tender your units in the offer.

CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the offer, the AIMCO Operating Partnership shall not be required to accept for payment and pay for any units tendered pursuant to the offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend the offer if at any time from or
after           , 1998 and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

        (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns or operates its property, including any fire, flood, natural disaster, casualty, loss, or act of God that, in the sole judgment of the AIMCO Operating Partnership, is or may be materially adverse to your partnership or the value of your units to the AIMCO Operating Partnership, or the AIMCO Operating Partnership shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in the sole judgment of the AIMCO Operating Partnership, has or may have material significance with respect to the value of your partnership or the value of your units to the AIMCO Operating Partnership; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing share price of AIMCO's Class A Common Stock of more
     than 7.5% per share, from           , 1998, (iii) any extraordinary or
     material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the price of the 30-year Treasury Bond, in each
     case from           , 1998, (iv) any material adverse change in the
     commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of the AIMCO Operating Partnership, might affect the extension of credit by banks or other lending

         5040

     institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in the sole judgment of the AIMCO Operating Partnership, a material acceleration or worsening thereof; or

        (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge the acquisition by the AIMCO Operating Partnership of the units, restrains, prohibits or delays the making or consummation of the offer, prohibits the performance of any of the contracts or other arrangements entered into by the AIMCO Operating Partnership (or any affiliates of the AIMCO Operating Partnership) seeks to obtain any material amount of damages as a result of the transactions contemplated by the offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to the offer illegal or results in a delay in the ability of the AIMCO Operating Partnership to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by AIMCO or any of its affiliates of the entity serving as the general partner of your partnership or to remove such entity as the general partner of your partnership, or seeks to impose any material limitation on the ability of the AIMCO Operating Partnership or any of its affiliates to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on the ability of the AIMCO Operating Partnership or any of its affiliates to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by it on all matters properly presented to unitholders or (v) might result, in the sole judgment of the AIMCO Operating Partnership, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by the AIMCO Operating Partnership as a result of the transactions contemplated by the offer or the value of units to the AIMCO Operating Partnership; or

        (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the offer, the AIMCO Operating Partnership, its general partner or any of its affiliates or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in the sole judgment of the AIMCO Operating Partnership, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (c) above; or

          (e) your partnership shall have (i) changed, or authorized a change of, its units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business,
     (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in the sole judgment of the AIMCO Operating Partnership, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions, or (xi) been notified

         5041

     that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

        (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or the AIMCO Operating Partnership shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than four percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than four percent of the units, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation, purchase or lease of assets, debt refinancing or other business combination with or involving your partnership; or

        (g) with respect to the cash portion of the offer consideration only, the AIMCO Operating Partnership shall not have adequate cash or financing commitments available to pay the cash portion of the offer consideration.

     The foregoing conditions are for the sole benefit of the AIMCO Operating Partnership and may be asserted by the AIMCO Operating Partnership regardless of the circumstances giving rise to such conditions or may be waived by the AIMCO Operating Partnership in whole or in part at any time and from time to time in its sole discretion. The failure by the AIMCO Operating Partnership at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

EFFECTS OF THE OFFER

  Future Control by AIMCO

     Because the general partner of your partnership is a subsidiary of AIMCO, AIMCO has control over the management of your partnership. If the AIMCO Operating Partnership acquires units in the offer, AIMCO will increase its ability to influence voting decisions with respect to your partnership. Furthermore, in the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the general partner of your partnership (which general partner is controlled by AIMCO) without AIMCO's consent may become more difficult or impossible. AIMCO also owns the company that manages your partnership's property. In the event that the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, removal of the property manager may become more difficult or impossible.

  Distributions to the AIMCO Operating Partnership

     As a result of the offer, the AIMCO Operating Partnership, in its capacity as a limited partner of your partnership, will participate in any subsequent distributions to limited partners to the extent of its interest in your partnership, including the units purchased pursuant to this offer.

  Partnership Business

     This offer will not affect the operation of your partnership's property. The AIMCO Operating Partnership will continue to control the general partner of your partnership and the property manager will remain the same.

CERTAIN LEGAL MATTERS

     General. Except as set forth in this section, the AIMCO Operating Partnership is not, based on information provided by the general partner of your partnership, aware of any licenses or regulatory permits
         5042
     that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by the AIMCO Operating Partnership's acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by the AIMCO Operating Partnership pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the AIMCO Operating Partnership to elect to terminate the offer without purchasing units hereunder. The AIMCO Operating Partnership's obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this section.

     Antitrust. The AIMCO Operating Partnership does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by this offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to this offer.

     State Laws. The AIMCO Operating Partnership is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If the AIMCO Operating Partnership becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, the AIMCO Operating Partnership will make a good faith effort to comply with any such law. If, after such good faith effort, the AIMCO Operating Partnership cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of the AIMCO Operating Partnership, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

FEES AND EXPENSES

     The AIMCO Operating Partnership will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. The AIMCO Operating Partnership has retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with the offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of the units. The AIMCO Operating Partnership will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. The AIMCO Operating Partnership will also pay all costs and expenses of printing and mailing this Prospectus Supplement and the Letter of Transmittal and its legal fees and expenses. The AIMCO Operating Partnership will also pay the fees of Stanger for providing the fairness opinion for the offer. The AIMCO Operating Partnership estimates that its total costs and expenses in making the offer (excluding the
purchase price of the units) will be approximately $              .

ACCOUNTING TREATMENT

     Upon consummation of the offer, the AIMCO Operating Partnership will account for its investment in the units acquired in the offer under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

         5043

                       DESCRIPTION OF PREFERRED OP UNITS

GENERAL

     The Preferred OP Units are a class of Partnership Preferred Units of the AIMCO Operating Partnership.

RANKING

     The Preferred OP Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the AIMCO Operating Partnership, effectively rank:(i) prior or senior to the Class E Partnership Preferred Units, the Common OP Units and any other interest in the AIMCO Operating Partnership if the holders of Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such interest (the Common OP Units and such other interests are collectively referred to herein as "Junior Units"); (ii) on a parity with the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class G Partnership Preferred Units, the Class H Partnership Preferred Units, and with any other interest in the AIMCO Operating Partnership if the holders of such interest and the Preferred OP Units shall be entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid distributions or stated preferences, without preference or priority of one over the other ("Parity Units"); and (iii) junior to the Class F Partnership Preferred Units and any other interest in the AIMCO Operating Partnership if the holders of such interest shall be entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Preferred OP Units ("Senior Units"). Junior Units, Parity Units and Senior Units may be issued from time to time by the AIMCO Operating Partnership without any approval or consent by holders of the Preferred OP Units.

     Although proceeds upon liquidation, dissolution or winding up of the AIMCO Operating Partnership will be made in accordance with the positive balance of all partners capital accounts, the AIMCO Operating Partnership creates, to the extent possible, the preference upon such events by specially allocating income, if necessary, to the Preferred OP Units in an amount equal to their liquidation preference.

DISTRIBUTIONS

     Holders of Preferred OP Units are entitled to receive, when and as declared by the board of directors of the general partner of the AIMCO Operating
Partnership, quarterly cash distributions at the rate of $       per Preferred
OP Unit (equivalent to      % per annum of the $100 stated liquidation
preference); provided, however, that at any time and from time to time on or after the fifth anniversary of the issue date of the Preferred OP Units, the AIMCO Operating Partnership may adjust the annual distribution rate on the
Preferred OP Units to the lower of (i)        % plus the annual interest rate
then applicable to U.S. Treasury notes with a maturity of five years, and (ii) the annual dividend rate on the most recently issued AIMCO non-convertible preferred stock which ranks on a parity with its Class H Cumulative Preferred Stock. Such adjustment shall become effective upon the date the AIMCO Operating Partnership issues a notice to such effect to the holders of the Preferred OP Units. Such distributions are cumulative from the date of original issue, whether or not in any distribution period or periods such distributions have been declared, and shall be payable quarterly on February 15, May 15, August 15 and November 15 of each year (or, if not a business day, the next succeeding business day) (each a "Distribution Payment Date"), commencing on the first such date occurring after the date of original issue. If the Preferred OP Units are issued on any day other than a Distribution Payment Date, the first distribution payable on such Preferred OP Units will be prorated for the portion of the quarterly period that such Preferred OP Units are outstanding on the basis of twelve 30-day months and a 360-day year. Distributions are payable in arrears to holders of record as they appear on the records of the AIMCO Operating Partnership at the close of business on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding each Distribution Payment Date. Holders of Preferred OP Units will not be entitled to receive any distributions in excess of cumulative distributions on the Preferred OP Units. No interest, or sum of money in lieu of interest, shall be payable in respect of any
         5044
     distribution payment or payments on the Preferred OP Units that may be in arrears. Holders of any Preferred OP Units that are issued after the date of original issuance are entitled to receive the same distributions as holders of any Preferred OP Units issued on the date of original issuance.

     When distributions are not paid in full upon the Preferred OP Units or any Parity Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Preferred OP Units and any Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Preferred OP Units and accumulated, accrued and unpaid on such Parity Units. Except as set forth in the preceding sentence, unless distributions on the Preferred OP Units equal to the full amount of accumulated, accrued and unpaid distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past distribution periods, no distributions shall be declared or paid or set apart for payment by the AIMCO Operating Partnership with respect to any Parity Units. Unless full cumulative distributions (including all accumulated, accrued and unpaid distributions) on the Preferred OP Units have been declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions or distributions paid in Junior Units or options, warrants or rights to subscribe for or purchase Junior Units) may be declared or paid or set apart for payment by the AIMCO Operating Partnership and no other distribution of cash or other property may be declared or made, directly or indirectly, by the AIMCO Operating Partnership with respect to any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Common OP Units made for purposes of an employee incentive or benefit plan of AIMCO, the AIMCO Operating Partnership or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units), directly or indirectly, by the AIMCO Operating Partnership (except by conversion into or exchange for Junior Units, or options, warrants or rights to subscribe for or purchase Junior Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Units. Notwithstanding the foregoing provisions of this paragraph, the AIMCO Operating Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on any Parity Units or (ii) redeeming, purchasing or otherwise acquiring any Parity Units, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

ALLOCATION

     Holders of Preferred OP Units will be allocated net income of the AIMCO Operating Partnership in an amount equal to the distributions made on such holder's Preferred OP Units during the taxable year. Holders of Preferred OP Units also will generally be allocated any net loss of the AIMCO Operating Partnership that is not allocated to holders of Common OP Units or other interests of the AIMCO Operating Partnership.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership, before any allocation of income or gain by the AIMCO Operating Partnership shall be made to or set apart for the holders of any Junior Units, to the extent possible, the holders of Preferred OP Units shall be entitled to be allocated income and gain to effectively enable them to receive a liquidation preference (the "Liquidation Preference") of $100 per Preferred OP Unit (the "Stated Preference"), plus accumulated, accrued and unpaid distributions (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Preferred OP Units have been paid the Liquidation Preference in full, no allocation of income or gain will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the AIMCO Operating Partnership. If, upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, the assets of the AIMCO Operating Partnership, or proceeds thereof, distributable among the holders of Preferred OP Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any Parity Units, then following certain allocations made by the AIMCO Operating Partnership, such assets, or the proceeds thereof, shall be distributed among the holders of Preferred OP Units and any such

         5045
     Parity Units ratably in the same proportion as the respective amounts that would be payable on such Preferred OP Units and any such Parity Units if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of the AIMCO Operating Partnership will not include a consolidation or merger of the AIMCO Operating Partnership with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the AIMCO Operating Partnership's assets. Upon any liquidation, dissolution or winding up of the AIMCO Operating Partnership, after all allocations shall have been made in full to the holders of Preferred OP Units and any Parity Units to enable them to receive their Liquidation Preference, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred OP Units and any Parity Units shall not be entitled to share therein.

REDEMPTION

     The Preferred OP Units may not be redeemed at the option of the AIMCO Operating Partnership, and will not be required to be redeemed or repurchased by the AIMCO Operating Partnership or AIMCO except if a holder of a Preferred OP Unit effects a redemption, as described below. The AIMCO Operating Partnership or AIMCO may purchase Preferred OP Units from time to time in the open market, by tender or exchange offer, in privately negotiated purchases or otherwise. After a one-year holding period, a holder may redeem Preferred OP Units and receive in exchange therefor, at the AIMCO Operating Partnership's option, (i) subject to the terms of any Senior Units, cash in an amount equal to the Liquidation Preference of the Preferred OP Units tendered for redemption, (ii) a number of shares of Class I Preferred Stock of AIMCO that pay an aggregate amount of dividends equivalent to the distributions on the Preferred OP Units tendered for redemption; provided that such shares are part of a class or series of preferred stock that is then listed on the New York Stock Exchange or another national securities exchange, or (iii) a number of shares of Class A Common Stock of AIMCO that is equal in Value to the Liquidation Preference of the Preferred OP Units tendered for redemption. The "Value" of shares of Class A Common Stock will be determined based on a 10-day average trading price of the shares, as set forth in the AIMCO Operating Partnership's agreement of limited partnership. If shares of Class I Preferred Stock or Class A Common Stock of AIMCO are issued in exchange for any Preferred OP Units tendered for redemption, the Preferred OP Units that are acquired by AIMCO will be converted to a class of AIMCO Operating Partnership units that corresponds to the class of stock so issued.

VOTING RIGHTS

     Except as otherwise required by applicable law or in the AIMCO Operating Partnership's agreement of limited partnership, the holders of the Preferred OP Units will have the same voting rights as holders of the Common OP Units. See "Description of OP Units" in the accompanying Prospectus. So long as any Preferred OP Units are outstanding, in addition to any other vote or consent of partners required by law or by the AIMCO Operating Partnership's agreement of limited partnership, the affirmative vote or consent of holders of at least 50% of the outstanding Preferred OP Units will be necessary for effecting any amendment of any of the provisions of the Partnership Unit Designation of the Preferred OP Units that materially and adversely affects the rights or preferences of the holders of the Preferred OP Units. The creation or issuance of any class or series of AIMCO Operating Partnership units, including, without limitation, any AIMCO Operating Partnership units that may have rights senior or superior to the Preferred OP Units, will not be deemed to materially adversely affect the rights or preferences of the holders of Preferred OP Units. With respect to the exercise of the above described voting rights, each Preferred OP Unit will have one (1) vote per Preferred OP Unit.

RESTRICTIONS ON TRANSFER

     Preferred OP Units will be subject to the same restrictions on transfer applicable to Common OP Units, as set forth in the AIMCO Operating Partnership's agreement of limited partnership.

         5046

                     DESCRIPTION OF CLASS I PREFERRED STOCK

     The Class I Preferred Stock (a) ranks prior to the Class A Common Stock and the Class E Preferred Stock, and any other class or series of capital stock of AIMCO if the holders of the Class I Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class I Junior Stock"), (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock and with any other class or series of capital stock of AIMCO, if the holders of such class of stock or series and the Class I Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class I Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class I Preferred Stock ("Class I Senior Stock").

     Holders of Class I Preferred Stock are entitled to receive cash dividends
at the rate of      % per annum of the $25 liquidation preference (equivalent to
$     per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class I Junior Stock, the holders of Class I Preferred Stock are entitled to receive a liquidation preference of $25 per share (the "Class I Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution are insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class I Parity Stock, then such proceeds will be distributed among the holders of Class I Preferred Stock and any such other Class I Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class I Preferred Stock and any such other Class I Parity Stock if all amounts payable thereon were paid in full.

     On and after                     ,           , AIMCO may redeem shares of
Class I Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class I Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class I Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

     Holders of shares of Class I Preferred Stock have no voting rights, except that if distributions on Class I Preferred Stock or any series or class of Class I Parity Stock are in arrears for six or more quarterly periods, the number of directors constituting the AIMCO board of directors will be increased by two and the holders of Class I Preferred Stock (voting together as a single class with all other shares of Class I Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class I Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class I Preferred Stock will be required to amend the AIMCO charter in any manner that would adversely affect the rights of the holders of Class I Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class I Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

     Ownership of shares of Class I Preferred Stock by any person will be limited such that the sum of the aggregate value of all capital stock of AIMCO (including all shares of Class I Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO (the "Class I Preferred Ownership Limit"). The AIMCO board of directors may waive such ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that such ownership will not then or

         5047

     in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class I Preferred Stock in excess of the Class I Preferred Ownership Limit, or shares of Class I Preferred Stock which would result in AIMCO being "closely held," within the meaning of
Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Class I Preferred Stock. Shares of Class I Preferred Stock transferred in excess of the Class I Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class I Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Class I Preferred Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Class I Preferred Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Class I Preferred Stock on the date that AIMCO determines to purchase the Class I Preferred Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class I Preferred Stock bear a legend referring to the restrictions described above.

         5048

          COMPARISON OF PREFERRED OP UNITS AND CLASS I PREFERRED STOCK

                               PREFERRED OP UNITS
                            CLASS I PREFERRED STOCK

                              Nature of Investment


The Preferred OP Units constitute equity interests           The Class I Preferred Stock constitutes an equity
entitling each holder of Preferred OP Units to receive,      interest entitling each holder of Class I Preferred
when and as declared by the board of directors of the        Stock to receive, when and as declared by the AIMCO
general partner of the AIMCO Operating Partnership,          board of directors, cash distribution at a rate of
quarterly cash distribution at a rate of $      per          $      per annum per share.
Preferred OP Unit, subject to adjustments from time to
time on or after the fifth anniversary of the issue
date of the Preferred OP Units.

                                 Voting Rights


Except as otherwise required by applicable law or in         Holders of Class I Preferred Stock do not have any
the AIMCO Operating Partnership's agreement of limited       voting rights, except as set forth below and except as
partnership, the holders of the Preferred OP Units will      otherwise required by applicable law.
have the same voting rights as holders of the Common OP
Units. See "Description of OP Units" in the                  If and whenever dividends on any shares of Class I
accompanying Prospectus. So long as any Preferred OP         Preferred Stock or any series or class of Class I
Units are outstanding, in addition to any other vote or      Parity Stock are in arrears for six or more quarterly
consent of partners required by law or by the AIMCO          periods (whether or not consecutive), the number of
Operating Partnership's agreement of limited                 directors then constituting the AIMCO board of
partnership, the affirmative vote or consent of holders      directors shall be increased by two (if not already
of at least 50% of the outstanding Preferred OP Units        increased by reason of similar types of provisions with
will be necessary for effecting any amendment of any of      respect to shares of voting preferred stock), and the
the provisions of the Partnership Unit Designation of        holders of shares of Class I Preferred Stock, together
the Preferred OP Units that materially and adversely         with the holders of shares of all other voting
affects the rights or preferences of the holders of the      preferred stock then entitled to exercise similar
Preferred OP Units. The creation or issuance of any          voting rights, voting as a single class regardless of
class or series of AIMCO Operating Partnership units,        series, will be entitled to vote for the election of
including, without limitation, any AIMCO Operating           two additional directors of AIMCO. Whenever dividends
Partnership units that may have rights senior or supe-       in arrears and dividends for the current quarterly
rior to the Preferred OP Units, will not be deemed to        dividend period have been paid or declared and set
materially adversely affect the rights or preferences        aside in respect of the outstanding shares of the Class
of the holders of Preferred OP Units. With respect to        I Preferred Stock and the voting preferred stock, then
the exercise of the above described voting rights, each      the right of the holders of Class I Preferred Stock and
Preferred OP Units will have one (1) vote per Preferred      the voting preferred stock to elect such additional two
OP Unit.                                                     directors will cease and the terms of office of such
                                                             directors will terminate.

                                                             The affirmative vote or consent of at least 66 2/3% of
                                                             the votes entitled to be cast by the holders of Class I
                                                             Preferred Stock and Class I Parity Stock entitled to
                                                             vote on such matters, voting as a single class, will be
                                                             required to (i) authorize, create, increase the
                                                             authorized amount of, or issue any shares of any class
                                                             of Class I Senior Stock or any security convertible
                                                             into shares of any class of Class I Senior Stock, or
                                                             (ii) amend, alter or repeal any provision of, or add
                                                             any provision to, the AIMCO charter or by-laws, if such
                                                             action would materially adversely affect the voting
                                                             powers, rights or preferences of the holders of the
                                                             Class I Preferred Stock; provided, however, that no
                                                             such vote of the Class I Preferred Stockholders shall
                                                             be required if, at or prior to the time such proposed
                                                             change, provisions are made for the redemption of all
                                                             outstanding shares of Class I Preferred Stock. The
                                                             amendment of the AIMCO charter to authorize, create,
                                                             increase or decrease the authorized amount of or to
                                                             issue Class I Junior Stock, Class I Preferred Stock or
                                                             any shares of any class of Class I Parity Stock shall
                                                             not be deemed to materially adversely affect the voting
                                                             powers, rights or preferences of the holders of Class I
                                                             Preferred Stock.

                                                             With respect to the exercise of the above described
                                                             voting rights, each share of Class I Preferred Stock
                                                             will have one vote per share, except that when any
                                                             other class or series of preferred stock has the right
                                                             to vote with the Class I Preferred Stock as a single
                                                             class, then the Class I Preferred Stock and such other
                                                             class or series shall have one quarter of one vote per
                                                             $25 of stated liquidation preference.

         5049
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

                                 Distributions


Holders of Preferred OP Units are entitled to receive,       Holders of Class I Preferred Stock are entitled to
when and as declared by the board of directors of the        receive, when and as declared by the AIMCO board of
general partner of the AIMCO Operating Partnership,          directors, out of funds legally available for payment,
quarterly cash distributions at the rate of $      per       cash dividends at the rate of $      per annum per
Preferred OP Unit; provided, however, that at any time       share. Such dividends are cumulative from the date of
and from time to time on or after the fifth anniversary      original issue. Holders of Class I Preferred Stock are
of the issue date of the Preferred OP Units, the AIMCO       not be entitled to receive any dividends in excess of
Operating Partnership may adjust the annual distribu-        cumulative dividends on the Class I Preferred Stock. No
tion rate on the Preferred OP Units to the lower of (i)      interest, or sum of money in lieu of interest, shall be
    % plus the annual interest rate then applicable to       payable in respect of any dividend payment or payments
U.S. Treasury notes with a maturity of five years, and       on the Class I Preferred Stock that may be in arrears.
(ii) the annual dividend rate on the most recently
issued AIMCO non-convertible preferred stock which           When dividends are not paid in full upon the Class I
ranks on a parity with its Class H Cumulative Preferred      Preferred Stock or any other class or series of Class I
Stock. Such distributions will be cumulative from the        Parity Stock, all dividends declared upon the Class I
date of original issue. Holders of Preferred OP Units        Preferred Stock and any shares of Class I Parity Stock
will not be entitled to receive any distributions in         will be declared ratably in proportion to the
excess of cumulative distributions on the Preferred OP       respective amounts of dividends accumulated, accrued
Units. No interest, or sum of money in lieu of               and unpaid on the Class I Preferred Stock and such
interest, shall be payable in respect of any                 Class I Parity Stock. Unless dividends equal to the
distribution payment or payments on the Preferred OP         full amount of all accumulated, accrued and unpaid
Units that may be in arrears.                                dividends on the Class I Preferred Stock have been
                                                             paid, or declared and set apart for payment, except in
When distributions are not paid in full upon the             limited circumstances, no dividends may be declared or
Preferred OP Units or any Parity Units, all                  paid or set apart for payment by AIMCO and no other
distributions declared upon the Preferred OP Units and       distribution of cash or other property may be declared
any Parity Units will be declared ratably in proportion      or made, directly or indirectly, by AIMCO with respect
to the respective amounts of distributions accumu-           to any shares of Class I Junior Stock, nor shall any
lated, accrued and unpaid on the Preferred OP Units and      shares of Class I Junior Stock be redeemed, purchased
such Parity Units. Unless full cumulative distributions      or otherwise acquired for any consideration, nor shall
on the Preferred OP Units have been declared and paid,       any other cash or other property be paid or distributed
except in limited circumstances, no distributions may        to or for the benefit of holders of shares of Class I
be declared or paid or set apart for payment by the          Junior Stock. See "Description of Class I Preferred
AIMCO Operating Partnership and no other distribution        Stock -- Dividends."
of cash or other property may be declared or made,
directly or indirectly, by the AIMCO Operating
Partnership with respect to any Junior Units, nor shall
any Junior Units be redeemed, purchased or otherwise
acquired for consideration, nor shall any other cash or
other property be paid or distributed to or for the
benefit of holders of Junior Units. See "Description of
Preferred OP Units -- Distributions."

                    Liquidity and Transferability/Redemption


There is no public market for the Preferred OP Units         Ownership of shares of Class I Preferred Stock by any
and the Preferred OP Units are not listed on any             person will be limited such that the sum of the
securities exchange. The Preferred OP Units are subject      aggregate value of all equity stock (including all
to certain restrictions on transferability set forth in      shares of Class I Preferred Stock) owned directly or
the AIMCO Operating Partnership Agreement.                   constructively by such person may not exceed 8.7% (or
                                                             15% in the case of certain parties) of the aggregate
Pursuant to the AIMCO Operating Partnership's agreement      value of all outstanding shares of equity stock.
of limited partnership, until the expiration of one          Further, certain transfers which may have the effect of
year from the date on which a holder of Preferred OP         causing AIMCO to lose its status as a REIT are void ab
Units acquired Preferred OP Units, subject to certain        initio.
exceptions, such holder of Preferred OP Units may not
transfer all or any portion of its Preferred OP Units        If any transfer of Class I Preferred Stock occurs
to any transferee without the consent of the general         which, if effective, would result in any person
partner, which consent may be withheld in its sole and       beneficially or constructively owning Class I Preferred
absolute discretion. After the expiration of one year,       Stock in excess or in violation of the Class I
such holders of Preferred OP Units has the right to          Preferred Ownership Limit, such shares of Class I
transfer all or any portion of its Preferred OP Units        Preferred Stock in excess of the Class I Preferred
to any person, subject to the satisfaction of certain        Ownership Limit will be automatically transferred to a
conditions specified in the AIMCO Operating Partner-         trustee in his capacity as trustee of a trust for the
ship's agreement of limited partnership, including the       exclusive benefit of one or more charitable
general partner's right of first refusal.                    beneficiaries designated by AIMCO, and the prohibited
                                                             transferee will generally have no rights in such
After a one-year holding period, a holder may redeem         shares, except upon sale of the shares by the trustee.
Preferred OP Units and receive in exchange therefor, at      The trustee will have all voting rights and rights to
the AIMCO Operating Partnership's option, (i) subject        dividends with respect to shares of Class I Preferred
to the terms of any Senior Units, cash in an amount          Stock held in the trust, which rights will be exercised
equal to the Liquidation Prefer-                             for the benefit of the charitable beneficiaries.

         5050
         PREFERRED OP UNITS                       CLASS I PREFERRED STOCK

ence of the Preferred OP Units tendered for redemption,      The trustee may sell the Class I Preferred Stock held
(ii) a number of shares of preferred stock of AIMCO          in the trust to AIMCO or a person, designated by the
that have an aggregate dividend yield equivalent to the      trustee, whose ownership of the Class I Preferred Stock
distribution yield of the Preferred OP Units tendered        will not violate the Class I Preferred Ownership Limit.
for redemption and are part of a class or series of          Upon such sale, the interest of the charitable
preferred stock that is then listed on the New York          beneficiaries in the shares sold will terminate and the
Stock Exchange or another national securities exchange,      trustee will distribute to the prohibited transferee,
or (iii) a number of shares of Class A Common Stock of       the lesser of (i) the price paid by the prohibited
AIMCO that is equal in value to the Liquidation              transferee for the shares or if the prohibited
Preference of the Preferred OP Units tendered for            transferee did not give value for the shares in
redemption. The Preferred OP Units may not be redeemed       connection with the event causing the shares to be held
at the option of the AIMCO Operating Partnership. See        in the trust, the market price of such shares on the
"Description of Preferred OP Units -- Redemption."           day of the event causing the shares to be held in the
                                                             trust and (ii) the price per share received by the
                                                             trustee from the sale or other disposition of the
                                                             shares held in the trust. Any proceeds in excess of the
                                                             amount payable to the prohibited transferee will be
                                                             payable to the charitable beneficiaries.

                                                             On and after               ,     AIMCO may, at its
                                                             option, redeem shares of Class I Preferred Stock, in
                                                             whole or from time to time in part, at a cash
                                                             redemption price equal to 100% of the Class I
                                                             Liquidation Preference plus all accumulated, accrued
                                                             and unpaid dividends to the date fixed for redemption.
                                                             If full cumulative dividends on all outstanding shares
                                                             of Class I Preferred Stock have not been paid or
                                                             declared and set apart for payment, no shares of Class
                                                             I Preferred Stock may be redeemed unless all
                                                             outstanding shares of Class I Preferred Stock are
                                                             simultaneously redeemed and neither AIMCO nor any of
                                                             its affiliates may purchase or acquire shares of Class
                                                             I Preferred Stock otherwise than pursuant to a purchase
                                                             or exchange offer made on the same terms to all holders
                                                             of Class I Preferred Stock. The redemption price for
                                                             the Class I Preferred Stock (other than any portion
                                                             thereof consisting of accumulated, accrued and unpaid
                                                             dividends) will be payable solely with the proceeds
                                                             from the sale by AIMCO of capital stock of AIMCO or the
                                                             sale by the AIMCO Operating Partnership of partnership
                                                             interests in the AIMCO Operating Partnership (whether
                                                             or not such sale occurs concurrently with such
                                                             redemption).

         5051

                       CERTAIN FEDERAL INCOME TAX MATTERS

     The following summary is a general discussion of certain Federal income tax consequences of the Offer that may be relevant to (i) persons who tender some or all of their units in exchange for OP Units pursuant to the offer, (ii) persons who tender some or all of their units for cash pursuant to the offer and (iii) persons who do not tender any of their units pursuant to the offer. This discussion is based upon the Internal Revenue Code of 1986 as amended ("the Code"), Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this offer and all of which are subject to change, possibly retroactively. Such summary is based on the assumptions that the AIMCO Operating Partnership and your partnership are classified and subject to taxation for Federal income tax purposes as partnerships rather than as associations taxable as corporations and will be operated in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes). This summary assumes that your units and any OP Units that you receive in the offer constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Prospectus Supplement.

     THE FEDERAL INCOME TAX TREATMENT OF AN OFFEREE PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF SELLING OR EXCHANGING UNITS PURSUANT TO THE OFFER OR OF A DECISION NOT TO SELL OR EXCHANGE IN LIGHT OR YOUR SPECIFIC TAX SITUATION.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR OP UNITS

     Except as described below, you will not recognize gain or loss for Federal income tax purposes upon an exchange of units solely for OP Units. You may recognize gain upon such exchange, where, immediately prior to such exchange, the amount of liabilities of your partnership allocable to the units transferred by you exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the OP Units issued to you, as determined immediately after such exchange. In such event, any such excess would be treated as a deemed distribution to you of cash from the AIMCO Operating Partnership. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain.

     The AIMCO Operating Partnership anticipates that, under most circumstances, you will be allocated an amount of the AIMCO Operating Partnership liabilities, as determined immediately after an exchange of units pursuant to the offer, at least equal to the amount of liabilities of your partnership that were allocable to such units prior to such exchange. Accordingly, the AIMCO Operating Partnership anticipates that most people would not recognize gain or loss as a result of an exchange of units solely for OP Units pursuant to the offer.

     If you are considering exchanging units for OP Units pursuant to the offer, please read the description under the heading "Certain Federal Income Tax Considerations -- the AIMCO Operating Partnership Tax Considerations -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" in the accompanying Prospectus.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR CASH AND OP UNITS

     Generally, if you exchange your units for cash and OP Units, it will be treated, for Federal income tax purposes, as a partial taxable sale of such units for cash and as a partial tax-free contribution of such units to the AIMCO Operating Partnership. The portion of the units that will be treated as sold to the AIMCO Operating Partnership will be equal to a fraction, the numerator of which will be the sum of the cash received by you pursuant to the offer plus the amount of your partnership liabilities deemed transferred to you
         5052

pursuant to the offer, and the denominator of which is the fair market value of the aggregate consideration received by you pursuant to the offer (i.e., the sum of the numerator of such fraction plus the fair market value of the OP Units received by you pursuant to the offer). The transfer by you of the remaining portion of such units will generally be treated as a tax-free contribution. At the time of transfer, the adjusted tax basis of the transferred units is allocated between the portion of the units deemed sold and the remaining portion of the units deemed contributed on the basis of each such portion's respective fair market value.

     For purposes of the partial sale rules, the amount of your partnership's liabilities deemed transferred in the exchange will be equal to the lesser of
(i) the excess of your partnership's liabilities allocable to you in respect of the transferred units immediately prior to the exchange, over the AIMCO Operating Partnership liabilities allocated to you as determined immediately after the exchange or (ii) the product of (A) your partnership's liabilities allocable to you in respect of such transferred units immediately prior to the exchange and (B) a fraction, (x) the numerator of which is the cash received and
(y) the denominator of which is the excess of the fair market value of the aggregate consideration received in the exchange over the amount of your partnership liabilities allocable to you in respect of the transferred units immediately prior to the exchange.

     To the extent that your transfer of units to the AIMCO Operating Partnership is treated as a taxable sale, you will recognize gain or loss in an amount equal to the difference between (i) the cash received plus the amount of your partnership's liabilities deemed transferred in the exchange and (ii) the adjusted tax basis allocable to the portion of such units deemed sold. Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale. To the extent that your transfer of units in exchange for OP Units is treated as a tax-free contribution to the AIMCO Operating Partnership, you will generally not recognize any gain or loss for Federal income tax purposes. You may recognize gain upon such exchange if the amount of your partnership's liabilities allocable to you, as determined immediately prior to the exchange, in respect of the portion of units that are treated as being transferred in a tax-free contribution exceeds the amount of the AIMCO Operating Partnership liabilities allocated to you, as determined immediately after the exchange. In this event, such excess would be treated as a deemed distribution of cash from the AIMCO Operating Partnership to you. Such deemed cash distribution would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the OP Units received, and thereafter as a taxable gain. You will have a holding period in the OP Units received pursuant to the portion of the exchange that is treated as a tax free contribution that includes the holding period of your units transferred in exchange therefor.

TAX CONSEQUENCES OF EXCHANGING UNITS SOLELY FOR CASH

     In general, you will recognize gain or loss on a sale of a unit pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The "amount realized" with respect to a unit will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer (that is, the offer consideration) plus the amount of the liabilities of your partnership allocable to such unit (as determined under Section 752 of the Code). Thus, your tax liability resulting from such sale of units could exceed the amount of cash received upon such sale.

ADJUSTED TAX BASIS

     In general, investors in your partnership had an initial tax basis in their units equal to the cash investment in the partnership increased by their share of partnership liabilities at the time such units were acquired. Your initial tax basis generally has been increased by (i) your share of your partnership's income and gains and (ii) any increases in your share of liabilities of your partnership, and has been decreased (but not below zero) by (i) your share of cash distributions from your partnership, (ii) any decreases in your share of liabilities of your partnership, (iii) your share of losses of your partnership, and (iv) your share of nondeductible expenditures of your partnership that are not chargeable to capital. For purposes of determining your adjusted tax basis in units immediately prior to a disposition of such units, your adjusted tax basis in such units will include your allocable share of your partnership's income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of your partnership's liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized
         5053

pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit. The initial adjusted tax basis of the OP Units received by you in exchange for your units pursuant to the offer will be equal to (i) the sum of your adjusted tax basis in such transferred units plus any gain recognized in the exchange and reduced by (ii) cash received or deemed received in the exchange.

CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER

     Except as described below, the gain or loss that you recognize on a sale or exchange of a unit pursuant to the offer generally will be treated as a capital gain or loss and will be treated as long-term capital gain or loss if your holding period for the unit exceeds one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit attributable to your share of "unrealized receivables" of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your partnership) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender units in the offer, you will be allocated a share of your partnership's taxable income or loss for the year of tender with respect to any units sold or exchanged. Thus, you will recognize ordinary income or loss in an amount equal to your partnership's accreted income or loss allocable to such unit. Although you will not receive a distribution with respect to any accreted income, the offer consideration includes an amount that represents an estimate by the AIMCO Operating Partnership of cash that may be available for distribution under the terms of the AIMCO Operating Partnership's agreement of limited partnership. Such allocation and any cash distributed by your partnership to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

PASSIVE ACTIVITY LOSSES

     The passive activity loss rules of the Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive activity losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your partnership is treated as a passive activity, you may be able to shelter gain from the sale of your units pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on such sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. If you sell all or a portion of your units pursuant to the offer and recognizes a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisor concerning whether, and the extent to which, you have available suspended passive activity losses from your partnership or other investments that may be used to offset gain from the sale of your units pursuant to the offer.

         5054

FOREIGN OFFEREES

     Gain recognized by a foreign person on a transfer of a unit for cash, OP Units, or a combination thereof, pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). In such event, under the FIRPTA provisions of the Code, the AIMCO Operating Partnership will be required to deduct and withhold 10% of the amount realized by a foreign person on the disposition. Amounts would be creditable against the foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the Instructions to the Letter of Transmittal.

     YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU AS A RESULT OF A SALE OR EXCHANGE OF UNITS PURSUANT TO THE OFFER.

                               VALUATION OF UNITS

     We determined our cash offer consideration by estimating the proceeds that you would receive if your partnership were liquidated. For this purpose, we estimated the value of the property owned by your partnership using the direct capitalization method. This method involves applying a capitalization rate to your partnership's annual net operating income. We determined an appropriate capitalization rate using our best judgment, but our valuation is just an estimate. In reaching the capitalization rate, we considered your property's physical condition, location and above-market mortgage interest rates. In addition, we considered the recent decline in the market for equity securities, including those of REITs, and the decline in the availability of commercial mortgage financing. Although the direct capitalization method is a widely accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of the property. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our cash offer consideration. We determined our cash offer consideration as follows:

     - First, we calculated the value of the property owned by your partnership using the direct capitalization method. We applied a capitalization rate
       of      % to the property's annual net operating income of $          for
       the period from January 1, 1997 to December 31, 1997 to derive a gross
       property value of $          . We selected a capitalization rate of
            %, based on our experience in valuing similar properties. The lower the capitalization rate applied to a property's income, the higher its value. We considered local market sales information for comparable properties, estimated actual capitalization rates (net operating income less capital reserves divided by sales price) and then evaluated your partnership's property in light of its relative competitive position, taking into account property location, occupancy rate, overall property condition and other relevant factors. The AIMCO Operating Partnership believes that arms-length purchasers would base their purchase offers on capitalization rates comparable to those used by us, however there is no single correct capitalization rate and others might use different rates. We subtracted from this gross valuation capital expenditures of
       $          to derive a gross property value of $          .

     - Second, we calculated the value of the equity of your partnership by adding to the gross property value the value, of the non-real estate assets of your partnership, and deducting the liabilities of your partnership, including mortgage debt and debt owed by your partnership to its general partner or its affiliates after consideration of any applicable subordination provisions affecting payment of such debt. We deducted from this value any taxes and certain other costs including required capital expenditures and deferred maintenance to derive a net
       equity value for your partnership of $          .

         5055

     - Third, using this net equity value, we determined the proceeds that would be paid to holders of units in the event of a liquidation of your partnership, based on the terms of your partnership's agreement of limited partnership. Our cash offer consideration represents the per unit liquidation proceeds determined in this manner.

Net operating income (January 1, 1997 to December 31,
  1997).....................................................  $
Capitalization rate.........................................
Gross valuation of your partnership's property..............
Less: Capital expenditures..................................
GROSS PROPERTY VALUE........................................
Plus: Cash and cash equivalents.............................
Plus: Other partnership assets, net of security deposits....
Less: Mortgage debt, including accrued interest.............
Less: Notes payable, including accrued interest.............
Less: Accounts payable and accrued expenses.................
Less: Other liabilities.....................................
PARTNERSHIP VALUATION BEFORE TAXES AND CERTAIN COSTS........
Less: Disposition fees......................................
Less: Extraordinary capital expenditures for deferred
  maintenance...............................................
Less: Municipal transfer taxes..............................
Less: Closing costs.........................................
Net valuation of your partnership...........................
Percentage of liquidation proceeds allocated to units.......
Net valuation of units......................................
          Total number of units.............................
Valuation per unit..........................................  $
                                                              -----------
Cash consideration per unit.................................
                                                              -----------

     - In order to determine the number of Preferred OP Units we are offering you, we divided the cash offer consideration by the liquidation preference of $100 per Preferred OP Unit.

     - In order to determine the number of Common OP Units we are offering you,
       we divided the cash offer consideration by $               , which
       represents the closing price of AIMCO's Class A Common Stock on the New
       York Stock Exchange on                     , 1998.

                             FAIRNESS OF THE OFFER

POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER; FAIRNESS

     The general partner of your partnership is owned by the AIMCO Operating Partnership. Therefore, the general partner of your partnership makes no recommendation whether you should tender or refrain from tendering your units. However, the general partner of your partnership believes that our offer, including the offer consideration, is fair to you. The AIMCO Operating Partnership has retained Stanger to conduct an analysis of the offer and to render an opinion as to the fairness to unitholders of the offer consideration from a financial point of view. Stanger is not affiliated with AIMCO or your partnership. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, we provided much of the information used by Stanger in forming its fairness opinion. We believe the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision whether to tender based upon a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

         5056

     The terms of our offer have been established by us and are not the result of arms-length negotiations. In evaluating the fairness of the offer, the general partner of your partnership and the AIMCO Operating Partnership considered the following factors and information:

        1. The opportunity for you to make an individual decision on whether to tender your units in the offer and that the offer allows each investor to continue to hold his or her units.

        2. The estimated value of your partnership's property has been determined based on a method believed to reflect the valuation of such assets by buyers in the market.

        3. An analysis of the possible alternatives including liquidation and continuation without the option of the offer. See "Background and Reasons for the Offer -- Alternatives Considered."

        4. An evaluation of the financial condition and results of operations of your partnership and the AIMCO Operating Partnership and their anticipated level of operating results. The offer is not expected to have an effect on your partnership's financial condition or results of operations.

        5. The method of determining the offer consideration which is intended to provide you with OP Units or cash that financially equivalent to your interest in your partnership, adjusted to reflect the expenses of the offer. See "Valuation of Units."

        6. The opinion of Stanger, a third party expert, that the offer consideration is fair to holders of units from a financial point of view. See "Stanger Analysis"

        7. The fact that the units are illiquid and the offer provides holders of units with liquidity.

        8. The fact that the offer provides holders of units with the opportunity to receive both cash and OP Units together.

        9. The fact that the offer provides holders of units with the opportunity to defer taxes.

        10. An evaluation of the market price of the Class A Common Stock and the limited information on prices at which Common OP Units and units are transferred. See "Your Partnership -- Distributions and Transfers of Units." No assurance can be given that the Class A Common Stock will continue to trade at its current price.

        11. The estimated unit value of $       , based on an estimated value of
     your partnership's property of $       . The general partner of your
     partnership has no present intention to liquidate your partnership or to sell or finance your partnership's property. See "Background and Reasons for the Offer".

        12. Anticipated annualized distributions with respect to the Preferred
     OP Units are $     current annualized distributions with respect to the
     Common OP Units are $2.25, and distributions with respect to your units for the six months ended June 30, 1998 were $3,543.69 per unit (equivalent to $7087.38 on an annualized basis). This is equivalent to distributions of
     $          per year on the number of Tax-Deferral      % Preferred OP
     Units, or distributions of $          per year on the number of Tax-
     Deferral Common OP Units, that you would receive in exchange for each of your partnership's units. Therefore, distributions with respect to the Preferred OP Units and Common OP Units that we are offering are expected to
     be        , immediately following our offer, than the distributions with respect to your units. See "Comparison of Ownership of Your Units and AIMCO OP Units -- Distributions."

     In evaluating these factors, the general partner of your partnership and the AIMCO Operating Partnership did not quantify or otherwise attach particular weight to any of them.

FAIRNESS TO UNITHOLDERS WHO TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. The terms of the offer have been established by the AIMCO Operating Partnership and are not the result of arms-length negotiations. See "Conflicts of Interest." The general

         5057

     partner of your partnership and the AIMCO Operating Partnership believe that the valuation method described in "Valuation of Units" provides a meaningful indication of value for residential apartment properties although there are other ways to value real estate. A liquidation in the future might generate a higher price for holders of units.

     The future value of the OP Units received in the offer will depend on some of the same factors that will affect the value of the units, primarily the condition of the real estate markets. However, if you exchange your units for OP Units, you will be able to liquidate your investment only by tendering your OP Units for redemption after a one-year holding period or by selling your OP Units, which may preclude you from realizing the full value of your investment.

FAIRNESS TO UNITHOLDERS WHO DO NOT TENDER THEIR UNITS

     The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. If you choose not to tender any units, your interest in your partnership will remain unchanged. The identity of the other limited partners of your partnership may change. If the AIMCO Operating Partnership acquires a substantial number of units pursuant to the offer, AIMCO may be in a position to influence voting decisions with respect to your partnership. AIMCO has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

COMPARISON OF CONSIDERATION TO ALTERNATIVE CONSIDERATION

  General

     To assist holders of units in evaluating the offer, the general partner of your partnership has attempted to compare the cash offer consideration against:
(a) the prices at which the units have been sold in the illiquid secondary market; and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership believes that analyzing the alternatives in terms of estimated value, established based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the Offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values. See "Valuation of Units."

     The results of these comparative analyses are summarized in the following chart. You should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the general partner of your partnership. These assumptions relate, among other things to: projections as to the future income, expenses, cash flow and other significant financial matters of your partnership; and the capitalization rates that will be used by prospective buyers when your partnership's assets are liquidated.

     In addition, these estimates are based upon certain information available to the general partner of your partnership at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. The estimated values in the following chart are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar

         5058

     apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

                                COMPARISON TABLE

Cash Offer Consideration....................................    $
Alternatives:
  Prices on Secondary Market................................    Not available
  Estimated Liquidation Proceeds............................    $

  Prices on Secondary Market

     There is no active market for the units. The general partner of your partnership is unaware of any secondary market activity in the units. Therefore, any comparison to prices on the secondary market is not possible at the present time.

  Estimated Liquidation Proceeds

     Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of in an arms-length transaction between a willing buyer and your partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The general partner of your partnership estimated the liquidation value of units using the same direct capitalization method and assumptions as we did in valuing the units for the cash offer consideration. See "Valuation of Units." The only significant difference is that the general partner of your partnership assumed liquidation
would involve additional selling expenses of   % of the sale proceeds. The
general partner of your partnership believes this is a normal and customary cost of property sales. The liquidation analysis also assumed that your partnership's property was sold to an independent third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated to your partners in accordance with your partnership's agreement of limited partnership.

     The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's relatively fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets would be disposed of in an orderly manner and not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

ALLOCATION OF CONSIDERATION

     We have allocated the estimated liquidation proceeds in accordance with the liquidation provisions of your partnership agreement of limited partnership.
Accordingly,      % of the estimated liquidation proceeds are assumed to be
distributed to holders of units. See "Valuation of Units."

                                STANGER ANALYSIS

     We engaged Stanger, an independent investment banking firm, to conduct an analysis and to render an opinion (the "Fairness Opinion") as to whether the offer consideration for the units is fair, from a financial point of view, to the unitholders. We selected Stanger because of its experience in providing similar services to other parties in connection with real estate merger and sale transactions and Stanger's experience and reputation in connection with real estate partnerships and real estate assets. No other investment banking firm was engaged to provide, or has provided, any report, analysis or opinion relating to the fairness of our offer.

         5059

     Stanger has advised us that, subject to the assumptions, limitations and qualifications contained in its Fairness Opinion, the offer consideration for the units is fair, from a financial point of view, to the unitholders. We determined the offer consideration, and Stanger did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid in connection with the offer.

     The full text of the Fairness Opinion, which contains a description of the matters considered and the assumptions, limitations and qualifications made, is set forth as Appendix A-1 hereto and should be read in its entirety. The summary set forth herein does not purport to be a complete description of the review performed by Stanger in rendering the Fairness Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or amenable to summary description.

     We imposed no conditions or limitations on the scope of Stanger's investigation or with respect to the methods and procedures to be followed in arriving at the fairness opinion. See "-- Fairness Opinion -- Assumptions, Limitations and Qualifications." We have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the Fairness Opinion.

EXPERIENCE OF STANGER

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. Stanger was selected because of its experience and reputation in connection with real estate partnerships, real estate assets and mergers and acquisitions.

SUMMARY OF MATERIALS CONSIDERED

     In the course of Stanger's analysis to render its opinion, Stanger: (i) reviewed a draft of the Prospectus Supplement related to the offer in substantially the form which will be distributed; (ii) reviewed your partnership's operating statements ending June 30, 1998, which reports your partnership's management has indicated to be the most current available financial statements; (iii) reviewed descriptive information concerning your partnership's property provided by management, including location, number of units and unit mix, age, and amenities; (iv) reviewed summary historical operating statements for your partnership's property for 1996 and 1997 and through June 30, 1998; (v) reviewed operating budgets for your partnership's property for 1998, as prepared by your partnership; (vi) reviewed information prepared by management relating to any debt encumbering your partnership's property; (vii) reviewed information regarding market rental rates and conditions for apartment properties in the general market area of your partnership's property and other information relating to acquisition criteria for apartment properties; (viii) reviewed internal financial analyses and forecasts prepared by your partnership of the estimated current net liquidation value of your partnership; (ix) reviewed information provided by AIMCO concerning the AIMCO Operating Partnership, the Common OP Units and the Preferred OP Units; and (x) conducted other studies, analysis and inquiries as Stanger deemed appropriate.

     In addition, Stanger discussed with management of your partnership and AIMCO the market conditions for apartment properties, conditions in the market for sales/acquisitions of properties similar to that owned by your partnership, historical, current and projected operations and performance of your partnership's property and your partnership, the physical condition of your partnership's property including any deferred maintenance, and other factors influencing value of your partnership's property and your partnership. Stanger also performed a site inspection of your partnership's property, reviewed local real estate market conditions, and

         5060

     discussed with property management personnel conditions in local apartment rental markets and market conditions for sales and acquisitions of properties similar to your partnership's property.

SUMMARY OF REVIEWS

     The following is a summary of the material reviews conducted by Stanger in connection with and in support of its Fairness Opinion. The summary of the opinion and reviews of Stanger set forth in this Prospectus Supplement is qualified in its entirety by reference to the full text of such opinion.

     Property Evaluation. In preparing its Fairness Opinion, Stanger performed a site inspection of your partnership's property during September 1998. In the course of the site visit, the physical facilities of your partnership's property were observed, current rental and occupancy information was obtained, current local market conditions were reviewed, similar competing properties were identified, and local property management personnel were interviewed concerning your partnership's property and local market conditions. Stanger also reviewed and relied upon information provided by your partnership and AIMCO, including, but not limited to, financial schedules of historical and current rental rates, occupancies, income, expenses, reserve requirements, cash flow and related financial information; property descriptive information including unit mix; and information relating to the condition of the property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

     Stanger also reviewed historical operating statements for your partnership's property for 1996, 1997, and for the six month period ending June 30, 1998, the operating budget for 1998 as prepared by your partnership and discussed with management the current and anticipated operating results of your partnership's property.

     In addition, Stanger interviewed management personnel of your partnership and AIMCO. Such interviews included discussions of conditions in the local market, economic and development trends affecting your partnership's property, historical and budgeted operating revenues and expenses and occupancies and the physical condition of your partnership's property (including any deferred maintenance and other factors affecting the physical condition of the improvements), projected capital expenditures and building improvements, the terms of existing debt, encumbering your partnership's property, and expectations of management regarding operating results of your partnership's property.

     Stanger also reviewed the acquisition criteria used by owners and investors in the type of real estate owned by your partnership, utilizing available published information and information derived from interviews conducted by Stanger with various real estate owners and investors.

     Review of Partnership Liquidation Analysis. Stanger reviewed an analysis prepared by the management of your partnership of the estimated liquidation values of units utilizing estimates prepared by your partnership of expenses associated with such a liquidation. The liquidation analysis assumed that your partnership's property was sold to an independent third-party buyer at the current property value estimated by the management of your partnership and that normal and customary costs of property sale were incurred, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership were sold at their book value, and that the net proceeds of sale were allocated between the general and limited partners in accordance with your partnership agreement of limited partnership.

CONCLUSIONS

     Stanger concluded, based upon its analysis of the foregoing and the assumptions, qualifications and limitations stated below, as of the date of the Fairness Opinion, that the offer consideration to be paid for the units in connection with the offer is fair to the unitholders from a financial point of view.

ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS

     In rendering the Fairness Opinion, Stanger relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and data, and all other reports and information contained in this Prospectus Supplement or that were provided, made available, or otherwise communicated to Stanger by your partnership, AIMCO, or the management of the partnership's property. Stanger has not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of your partnership. Stanger relied upon the representations of your partnership and AIMCO concerning,

         5061

     among other things, any environmental liabilities, deferred maintenance and estimated capital expenditure and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of your partnership, the allocation of your partnership's net values between the general partner, special limited partner and limited partners of your partnership, the terms and conditions of any debt encumbering the partnership's property, and the transaction costs and fees associated with a sale of the property. Stanger also relied upon the assurance of your partnership, AIMCO, and the management of the partnership's property that any financial statements, budgets, pro forma statements, projections, capital expenditure estimates, debt, value estimates and other information contained in this Prospectus Supplement or provided or communicated to Stanger were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of your partnership's agreement of limited partnership, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the partnership's property or other balance sheet assets and liabilities or other information reviewed between the date of such information provided and the date of the Fairness Opinion; that your partnership, AIMCO, and the management of the partnership's property are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading; that the highest and best use of the partnership's property is as improved; and that all calculations were made in accordance with the terms of your partnership's agreement of limited partnership.

     Stanger was not requested to, and therefore did not: (i) select the offer consideration or the method of determining the offer consideration; (ii) make any recommendation to your partnership or its partners with respect to whether to accept or reject the proposed offer or whether to accept the cash, Preferred OP Units or Common OP Units if the offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of your partnership or all or any part of your partnership; or (iv) express any opinion as to (a) the tax consequences of the offer to unitholders, (b) the terms of your partnership's agreement of limited partnership or the terms of any agreements or contracts between your partnership or AIMCO; (c) AIMCO's or the general partner's business decision to effect the offer, or alternatives to the offer, (d) the amount or allocation of expenses relating to the offer between AIMCO and your partnership or tendering unitholders; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the offer; and (f) any adjustments made to determine the offer consideration and the net amounts distributable to the unitholders, including but not limited to, balance sheet adjustments to reflect your partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the offer consideration for distributions made by your partnership subsequent to the date of the offer.

     Stanger's opinion is based on business, economic, real estate and capital market, and other conditions as of the date of its analysis and addresses the offer in the context of information available as of the date of its analysis. Events occurring after such date and before the closing of the proposed offer could affect the partnership's property or the assumptions used in preparing the Fairness Opinion. Stanger has no obligation to update the Fairness Opinion on the basis of subsequent events.

     In connection with preparing the Fairness Opinion, Stanger was not engaged to, and consequently did not, prepare any written report or compendium of its analysis for internal or external use beyond the report set forth in Appendix A-1.

COMPENSATION AND MATERIAL RELATIONSHIPS

     Stanger has been retained by AIMCO to provide fairness opinions with respect to your partnership and other partnerships which are or will be the subject of similar offers. Stanger will be paid a fee by AIMCO of $9,000 with respect to your partnership. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making the site visits and preparing the Fairness Opinion, and is entitled to indemnification against certain liabilities, including certain liabilities under Federal securities laws. No portion of Stanger's fee is contingent upon consummation of the offer or the content of Stanger's opinion. Stanger has performed other services for AIMCO in the past, including: general financial advisory services relating to a potential acquisition by AIMCO. However, such acquisition was never completed and no fee was paid to Stanger.
         5062

       COMPARISON OF YOUR PARTNERSHIP AND THE AIMCO OPERATING PARTNERSHIP

     The information below highlights a number of the significant differences between your partnership and the AIMCO Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, and investor rights. The section immediately following this section compares certain of the respective legal rights associated with the ownership of units with Common OP Units and Preferred OP Units. These comparisons are intended to assist you in understanding how your investment will be changed if, as a result of the offer, your units are exchanged for Common OP Units or Preferred OP Units. FOR A DISCUSSION OF CERTAIN OF THE SIGNIFICANT DIFFERENCES BETWEEN THE AIMCO OPERATING PARTNERSHIP AND AIMCO, SEE "COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO" IN THE ACCOMPANYING PROSPECTUS. For a comparison of certain legal rights associated with an investment in the Common OP Units and the Class A Common Stock, and a similar comparison in respect of the Preferred OP Units and the Class I Preferred Stock, see "Comparison of Common OP Units and Class A Common Stock" in the accompanying Prospectus and "Comparison of Preferred OP Units and Class I Preferred Stock" herein, respectively.

                                YOUR PARTNERSHIP
                          AIMCO OPERATING PARTNERSHIP

                     Form of Organization and Assets Owned


Your partnership is a limited partnership organized under      The AIMCO Operating Partnership is organized as a
Illinois law for the purpose of owning and managing            Delaware limited partnership. The AIMCO Operating
Yorktown Apartments - #333.                                    Partnership owns interests (either directly or through
                                                               subsidiaries) in numerous multifamily apartment
                                                               properties. The AIMCO Operating Partnership conducts
                                                               substantially all of the operations of AIMCO, a
                                                               corporation organized under Maryland and as a REIT.

                             Duration of Existence


Your partnership was presented to limited partners as a        The term of the AIMCO Operating Partnership continues
finite life investment, with limited partners to receive       until December 31, 2093, unless the AIMCO Operating
regular cash distributions out of your partnership's Cash      Partnership is dissolved sooner pursuant to the terms of
Flow (as defined in your partnership's agreement of            the AIMCO Operating Partnership's agreement of limited
limited partnership). The termination date of your             partnership (the "AIMCO Operating Partnership Agreement")
partnership is December 31, 2050.                              or as provided by law. See "Description of OP
                                                               Units -- General" and "Description of OP Units --
                                                               Dissolution and Winding Up" in the accompanying
                                                               Prospectus.

                        Purpose and Permitted Activities


Your partnership has been formed to acquire, own,              The purpose of the AIMCO Operating Partnership is to
operate, manage, rent, lease and repair your                   conduct any business that may be lawfully conducted by a
partnership's property. Subject to restrictions contained      limited partnership organized pursuant to the Delaware
in your partnership's agreement of limited partnership,        Revised Uniform Limited Partnership Act (as amended from
your partnership may perform all acts necessary or             time to time, or any successor to such statute) (the
appropriate in connection therewith and reasonably             "Delaware Limited Partnership Act"), provided that such
related thereto, including borrowing money and creating        business is to be conducted in a manner that permits
liens.                                                         AIMCO to be qualified as a REIT, unless AIMCO ceases to
                                                               qualify as a REIT. The AIMCO Operating Partnership is
                                                               authorized to perform any and all acts for the
                                                               furtherance of the purposes and business of the AIMCO
                                                               Operating Partnership, provided that the AIMCO Operating
                                                               Partnership may not take, or refrain from taking, any
                                                               action which, in the judgment of its general partner
                                                               could (i) adversely affect the ability of AIMCO to
                                                               continue to qualify as a REIT, (ii) subject AIMCO to
                                                               certain income and excise taxes, or (iii) violate any law
                                                               or regulation of any governmental body or agency (unless
                                                               such action, or inaction, is specifically consented to by
                                                               AIMCO). Subject to the foregoing, the AIMCO Operating
                                                               Partnership may invest in or enter into partnerships,
                                                               joint ventures, or similar arrangements. The AIMCO
                                                               Operating partnership currently invests, and intends to
                                                               continue to invest, in a real estate portfolio primarily
                                                               consisting of multifamily rental apartment properties.

         5063
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Additional Equity


The general partner of your partnership is authorized to       The general partner is authorized to issue additional
issue additional limited partnership interests in your         partnership interests in the AIMCO Operating Partnership
partnership and may admit additional limited partners by       for any partnership purpose from time to time to the
selling not more than 106 units for cash and notes to          limited partners and to other persons, and to admit such
selected persons who fulfill the requirements set forth        other persons as additional limited partners, on terms
in your partnership's agreement of limited partnership.        and conditions and for such capital contributions as may
The capital contribution need not be equal for all             be established by the general partner in its sole
limited partners and no action or consent is required in       discretion. The net capital contribution need not be
connection with the admission of any additional limited        equal for all OP Unitholders. No action or consent by the
partners.                                                      OP Unitholders is required in connection with the
                                                               admission of any additional OP Unitholder. See
                                                               "Description of OP Units -- Management by the AIMCO GP"
                                                               in the accompanying Prospectus. Subject to Delaware law,
                                                               any additional partnership interests may be issued in one
                                                               or more classes, or one or more series of any of such
                                                               classes, with such designations, preferences and
                                                               relative, participating, optional or other special
                                                               rights, powers and duties as shall be determined by the
                                                               general partner, in its sole and absolute discretion
                                                               without the approval of any OP Unitholder, and set forth
                                                               in a written document thereafter attached to and made an
                                                               exhibit to the AIMCO Operating Partnership Agreement.

                  Restrictions Upon Related Party Transactions


Your partnership's agreement of limited partnership            The AIMCO Operating Partnership may lend or contribute
specifically provides for fees to the general partner and      funds or other assets to its subsidiaries or other
to its affiliates to be paid in consideration of               persons in which it has an equity investment, and such
performing services which do not constitute the duties or      persons may borrow funds from the AIMCO Operating
obligations of the general partner as general partner of       Partnership, on terms and conditions established in the
your partnership. Such fees are paid only from capital         sole and absolute discretion of the general partner. To
contribution or from such funds as are approved by the         the extent consistent with the business purpose of the
Department of Housing and Urban Development. The general       AIMCO Operating Partnership and the permitted activities
partner may lend funds to your partnership in its              of the general partner, the AIMCO Operating Partnership
discretion and charge interest thereon.                        may transfer assets to joint ventures, limited liability
                                                               companies, partnerships, corporations, business trusts or
                                                               other business entities in which it is or thereby becomes
                                                               a participant upon such terms and subject to such condi-
                                                               tions consistent with the AIMCO Operating Partnership
                                                               Agreement and applicable law as the general partner, in
                                                               its sole and absolute discretion, believes to be
                                                               advisable. Except as expressly permitted by the AIMCO
                                                               Operating Partnership Agreement, neither the general
                                                               partner nor any of its affiliates may sell, transfer or
                                                               convey any property to the AIMCO Operating Partnership,
                                                               directly or indirectly, except pursuant to transactions
                                                               that are determined by the general partner in good faith
                                                               to be fair and reasonable.

                               Borrowing Policies


The general partner of your partnership is authorized to       The AIMCO Operating Partnership Agreement contains no
borrow money for partnership purposes and, if security is      restrictions on borrowings, and the general partner has
required therefor, to pledge, mortgage or subject to any       full power and authority to borrow money on behalf of the
other security device any portion of your partnership          AIMCO Operating Partnership. The AIMCO Operating
assets.                                                        Partnership has credit agreements that restrict, among
                                                               other things, its ability to incur indebtedness. See
                                                               "Risk Factors -- Risks of Significant Indebtedness" in
                                                               the accompanying Prospectus.

                            Review of Investor Lists


Your partnership's agreement of limited partnership            Each OP Unitholder has the right, upon written demand
entitles the limited partners or their duly authorized         with a statement of the purpose of such demand and at
representatives to inspect and copy from the books and         such OP Unitholder's own expense, to obtain a current
documents of your partnership at the principal place of        list of the name and last known business, residence or
business of your partnership during normal business hours      mailing address of the general partner and each other OP
upon reasonable notice.                                        Unitholder.

         5064
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                               Management Control


The general partner of your partnership has sole               All management powers over the business and affairs of
responsibility for the management of your partnership's        the AIMCO Operating Partnership are vested in AIMCO-GP,
business with all rights and powers generally conferred        Inc., which is the general partner. No OP Unitholder has
by law or necessary, advisable or consistent in                any right to participate in or exercise control or
connection therewith. Limited partners may not take part       management power over the business and affairs of the
in the management, conduct or control of the business of       AIMCO Operating Partnership. The OP Unitholders have the
your partnership.                                              right to vote on certain matters described under
                                                               "Comparison of Ownership of Your Units and AIMCO OP
                                                               Units -- Voting Rights" below. The general partner may
                                                               not be removed by the OP Unitholders with or without
                                                               cause.

                                                               In addition to the powers granted a general partner of a
                                                               limited partnership under applicable law or that are
                                                               granted to the general partner under any other provision
                                                               of the AIMCO Operating Partnership Agreement, the general
                                                               partner, subject to the other provisions of the AIMCO
                                                               Operating Partnership Agreement, has full power and
                                                               authority to do all things deemed necessary or desirable
                                                               by it to conduct the business of the AIMCO Operating
                                                               Partnership, to exercise all powers of the AIMCO
                                                               Operating Partnership and to effectuate the purposes of
                                                               the AIMCO Operating Partnership. The AIMCO Operating
                                                               Partnership may incur debt or enter into other similar
                                                               credit, guarantee, financing or refinancing arrangements
                                                               for any purpose upon such terms as the general partner
                                                               determines to be appropriate, and may perform such other
                                                               acts and duties for and on behalf of the AIMCO Operating
                                                               Partnership as are provided in the AIMCO Operating
                                                               Partnership Agreement. The general partner is authorized
                                                               to execute, deliver and perform certain agreements and
                                                               transactions on behalf of the AIMCO Operating Partnership
                                                               without any further act, approval or vote of the OP
                                                               Unitholders.

                    Management Liability and Indemnification


Under your partnership's agreement of limited                  Notwithstanding anything to the contrary set forth in the
partnership, the general partner of your partnership is        AIMCO Operating Partnership Agreement, the general
not liable to your partnership or any limited partner for      partner is not liable to the AIMCO Operating Partnership
any acts performed or omission to do any act which was         for losses sustained, liabilities incurred or benefits
done in good faith and in accordance with sound business       not derived as a result of errors in judgment or mistakes
practices and your partnership's agreement of limited          of fact or law of any act or omission if the general
partnership. In addition, except as specifically set           partner acted in good faith. The AIMCO Operating
forth in your partnership's agreement of limited               Partnership Agreement provides for indemnification of
partnership, the general partner is not liable to the          AIMCO, or any director or officer of AIMCO (in its
limited partners because any taxing authorities                capacity as the previous general partner of the AIMCO
disallowed or adjusted income, deductions or credits in        Operating Partnership), the general partner, any officer
your partnership's income tax returns. Moreover, your          or director of general partner or the AIMCO Operating
partnership will indemnify and hold harmless the general       Partnership and such other persons as the general partner
partner from any claim, loss, expense, liability, action       may designate from and against all losses, claims,
or damage resulting from any act or omission done in good      damages, liabilities, joint or several, expenses
faith and in accordance with sound business practices and      (including legal fees), fines, settlements and other
the terms of your partnership's agreement of limited           amounts incurred in connection with any actions relating
partnership, including without limitation, reasonable          to the operations of the AIMCO Operating Partnership, as
costs and expenses of litigation and appeal (including         set forth in the AIMCO Operating Partnership Agreement.
reasonable fees and expenses of attorneys engaged by the       The Delaware Limited Partnership Act provides that
general partners in defense of such act or omission) but       subject to the standards and restrictions, if any, set
the general partner will not be entitled to be                 forth in its partnership agreement, a limited partnership
indemnified or held harmless due to, or arising from, its      may, and shall have the power to, indemnify and hold
fraud, bad faith, gross negligence or malfeasance.             harmless any partner or other person from and against any
                                                               and all claims and demands whatsoever. It is the position
                                                               of the Securities and Exchange Commission that
                                                               indemnification of directors and officers for liabilities
                                                               arising under the Securities Act is against public policy
                                                               and is unenforceable pursuant to Section 14 of the
                                                               Securities Act of 1933.

                            Anti-Takeover Provisions


Under your partnership's agreement of limited                  Except in limited circumstances, the general partner has
partnership, if the limited partners receive a                 exclusive management power over the business and affairs
declaratory judgment that the following actions will not       of the AIMCO Operating Partnership. The general partner
be deemed to be taking part in the control of the              may not be removed as

         5065
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

business or receive a satisfactory opinion of counsel          general partner of the AIMCO Operating Partnership by the
approved by limited partners owning 75% of the                 OP Unitholders with or without cause. Under the AIMCO
outstanding units, the limited partners may remove a           Operating Partnership Agreement, the general partner may,
general partner and elect a new general partner upon a         in its sole discretion, prevent a transferee of an OP
vote of the limited partners owning more than 75% of the       Unit from becoming a substituted limited partner pursuant
outstanding units. If such judgment or opinion is not          to the AIMCO Operating Partnership Agreement. The general
obtained, the consent of all of the limited partners is        partner may exercise this right of approval to deter,
necessary for such actions. A general partner may sell up      delay or hamper attempts by persons to acquire a
to 50% of its interests owned at the time of formation         controlling interest in the AIMCO Operating Partnership.
with the consent of 51% or more of the limited partners.       Additionally, the AIMCO Operating Partnership Agreement
A limited partner may not transfer its interests without       contains restrictions on the ability of OP Unitholders to
the written consent of the general partners which may be       transfer their OP Units. See "Description of OP
withheld at the sole discretion of the general partners.       Units -- Transfers and Withdrawals" in the accompanying
                                                               Prospectus.

                    Amendment of Your Partnership Agreement


The general partner may, and, at the request of limited        With the exception of certain circumstances set forth in
partners owning more than 75% of the outstanding units,        the AIMCO Operating Partnership Agreement, whereby the
will, submit to the limited partners the text of any           general partner may, without the consent of the OP
proposed amendment to your partnership's agreement of          Unitholders, amend the AIMCO Operating Partnership
limited partnership. If the limited partners obtain a          Agreement, amendments to the AIMCO Operating Partnership
declaratory judgment that such action will not consti-         Agreement require the consent of the holders of a
tute control of your partnership or receive such an            majority of the outstanding Common OP Units, excluding
opinion of counsel, a proposed amendment will be adopted       AIMCO and certain other limited exclusions (a "Majority
if, within ninety days after the submission of the             in Interest"). Amendments to the AIMCO Operating
proposal to the limited partners, the limited partners         Partnership Agreement may be proposed by the general
owning 90% of the units give their consent. However, if        partner or by holders of a Majority in Interest.
no such judgment or opinion is obtained, proposals will        Following such proposal, the general partner will submit
require the consent of all limited partners to be              any proposed amendment to the OP Unitholders. The general
effective. In any event, amendments which reduce the           partner will seek the written consent of the OP
obligations of the general partners, affect the rights or      Unitholders on the proposed amendment or will call a
restrictions regarding assignability of the units, modify      meeting to vote thereon. See "Description of OP
the term of your partnership, amend the provisions             Units -- Amendment of the AIMCO Operating Partnership
regarding power of attorney or reduce the rights or            Agreement" in the accompanying Prospectus.
interests or enlarge the obligations of the limited
partners require the consent of all limited partners. In
addition, certain provisions are not subject to
amendment.

                             Compensation and Fees


In addition to the right to distributions in respect of        The general partner does not receive compensation for its
its partnership interest and reimbursement for all fees        services as general partner of the AIMCO Operating
and expenses as set forth in your partnership's agreement      Partnership. However, the general partner is entitled to
of limited partnership, the general partner receives no        payments, allocations and distributions in its capacity
fee for its services as general partner but may receive        as general partner of the AIMCO Operating Partnership. In
fees for additional services. Moreover, the general            addition, the AIMCO Operating Partnership is responsible
partner or certain affiliates may be entitled to               for all expenses incurred relating to the AIMCO Operating
compensation for additional services rendered.                 Partnership's ownership of its assets and the operation
                                                               of the AIMCO Operating Partnership and reimburses the
                                                               general partner for such expenses paid by the general
                                                               partner. The employees of the AIMCO Operating Partnership
                                                               receive compensation for their services.

         5066
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                             Liability of Investors


Under your partnership's agreement of limited                  Except for fraud, willful misconduct or gross negligence,
partnership, limited partners are not bound by or              no OP Unitholder has personal liability for the AIMCO
personally liable for, the expenses, liabilities or            Operating Partnership's debts and obligations, and
obligations of your partnership and the liabilities of         liability of the OP Unitholders for the AIMCO Operating
each limited partner is limited solely to the amount of        Partnership's debts and obligations is generally limited
its contribution to the capital of your partnership            to the amount of their investment in the AIMCO Operating
required under your partnership's agreement of limited         Partnership. However, the limitations on the liability of
partnership.                                                   limited partners for the obligations of a limited
                                                               partnership have not been clearly established in some
                                                               states. If it were determined that the AIMCO Operating
                                                               Partnership had been conducting business in any state
                                                               without compliance with the applicable limited
                                                               partnership statute, or that the right or the exercise of
                                                               the right by the holders of OP Units as a group to make
                                                               certain amendments to the AIMCO Operating Partnership
                                                               Agreement or to take other action pursuant to the AIMCO
                                                               Operating Partnership Agreement constituted participation
                                                               in the "control" of the AIMCO Operating Partnership's
                                                               business, then a holder of OP Units could be held liable
                                                               under certain circumstances for the AIMCO Operating
                                                               Partnership's obligations to the same extent as the
                                                               general partner.

                                Fiduciary Duties


The general partner is not required to devote all of its       Unless otherwise provided for in the relevant partnership
time or business efforts to the affairs of your                agreement, Delaware law generally requires a general
partnership, but must devote so much of such time and          partner of a Delaware limited partnership to adhere to
attention to your partnership as is reasonably necessary       fiduciary duty standards under which it owes its limited
and advisable to manage the affairs of your partnership        partners the highest duties of good faith, fairness and
to the best advantage of your partnership. The general         loyalty and which generally prohibit such general partner
partner may engage in or possess an interest in other          from taking any action or engaging in any transaction as
business ventures of every nature and description,             to which it has a conflict of interest. The AIMCO
including, but not limited to, the acquisition,                Operating Partnership Agreement expressly authorizes the
ownership, financing, leasing, operation, management,          general partner to enter into, on behalf of the AIMCO
syndication, brokerage, sale, construction and                 Operating Partnership, a right of first opportunity
development of real property, and neither your                 arrangement and other conflict avoidance agreements with
partnership nor the partners shall have any rights in and      various affiliates of the AIMCO Operating Partnership and
to such independent business venture or the income and         the general partner, on such terms as the general
profits derived therefrom.                                     partner, in its sole and absolute discretion, believes
                                                               are advisable. The AIMCO Operating Partnership Agreement
                                                               expressly limits the liability of the general partner by
                                                               providing that the general partner, and its officers and
                                                               directors will not be liable or accountable in damages to
                                                               the AIMCO Operating Partnership, the limited partners or
                                                               assignees for errors in judgment or mistakes of fact or
                                                               law or of any act or omission if the general partner or
                                                               such director or officer acted in good faith. See
                                                               "Description of OP Units -- Fiduciary Responsibilities"
                                                               in the accompanying Prospectus.

                            Federal Income Taxation


There are no material difference between the taxation of       The AIMCO Operating Partnership is not subject to Federal
your partnership and the AIMCO Operating Partnership.          income taxes. Instead, each holder of OP Units includes
                                                               in income its allocable share of the AIMCO Operating
                                                               Partnership's taxable income or loss when it determines
                                                               its individual Federal income tax liability.

                                                               Income and loss from the AIMCO Operating Partnership may
                                                               be subject to the passive activity limitations. If an
                                                               investment in an OP Unit is treated as a passive
                                                               activity, income and loss from the AIMCO Operating
                                                               Partnership generally can be offset against income and
                                                               loss from other investments that constitute "passive
                                                               activities" (unless the AIMCO Operating Partnership is
                                                               considered a "publicity traded partnership", in which
                                                               case income and loss from the AIMCO Operating Partnership
                                                               can only be offset against other income and loss from the
                                                               AIMCO Operating Partnership). Income of the AIMCO
                                                               Operating Partnership, however, attributable to

         5067
          YOUR PARTNERSHIP                      AIMCO OPERATING PARTNERSHIP

                                                               dividends from the Management Subsidiaries (as defined
                                                               below) or interest paid by the Management Subsidiaries
                                                               does not qualify as passive activity income and cannot be
                                                               offset against losses from "passive activities."
                                                               Cash distributions by the AIMCO Operating Partnership are
                                                               not taxable to a holder of OP Units except to the extent
                                                               they exceed such Partner's basis in its interest in the
                                                               AIMCO Operating Partnership (which will include such OP
                                                               Unitholder's allocable share of the AIMCO Operating
                                                               Partnership's nonrecourse debt).
                                                               Each year, OP Unitholders receive a Schedule K-1 tax form
                                                               containing tax information for inclusion in preparing
                                                               their Federal income tax returns.
                                                               OP Unitholders are required, in some cases, to file state
                                                               income tax returns and/or pay state income taxes in the
                                                               states in which the AIMCO Operating Partnership owns
                                                               property or transacts business, even if they are not
                                                               residents of those states. The AIMCO Operating
                                                               Partnership may be required to pay state income taxes in
                                                               certain states.

                  COMPARISON OF YOUR UNITS AND AIMCO OP UNITS



YOUR UNITS                     COMMON OP UNITS               PREFERRED OP UNITS

                              Nature of Investment


The partnership interests in your        The Preferred OP Units constitute        The Common OP Units constitute
partnership constitute equity            equity interests entitling each          equity interests entitling each OP
interests entitling each partner to      holder of Preferred OP Units, when       Unitholder to such partner's pro
its pro rata share of distri-            and as declared by the board of          rata share of cash distributions
butions to be made to the partners       directors of the general partner of      made from Available Cash (as such
of your partnership.                     the AIMCO Operating Partnership,         term is defined in the AIMCO
                                         quarterly cash distribution at a         Operating Partnership Agreement) to
                                         rate of $      per Preferred OP          the partners of the AIMCO Operating
                                         Unit, subject to adjustments from        Partnership. To the extent the
                                         time to time on or after the fifth       AIMCO Operating Partnership sells
                                         anniversary of the issue date of         or refinances its assets, the net
                                         the Preferred OP Units.                  proceeds therefrom generally will
                                                                                  be retained by the AIMCO Oper-
                                                                                  ating Partnership for working
                                                                                  capital and new investments rather
                                                                                  than being distributed to the OP
                                                                                  Unitholders (including AIMCO).

                                 Voting Rights


Under your partnership's agreement       Except as otherwise required by          Under the AIMCO Operating Partner-
of limited partnership, upon the         applicable law or in the AIMCO           ship Agreement, the OP Unitholders
vote of the limited partners owning      Operating Partnership Agreement,         have voting rights only with
a majority of the outstanding            the holders of the Preferred OP          respect to certain limited matters
units, approve or disapprove the         Units will have the same voting          such as certain amendments and
sale of all or substantially all of      rights as holders of the Common OP       termination of the AIMCO Operating
the assets of your partnership. The      Units. See "Description of OP            Partnership Agreement and certain
approval of all the limited              Units" in the accompanying               transactions such as the
partners is necessary for your           Prospectus. So long as any               institution of bankruptcy
partnership to engage in any other       Preferred OP Units are outstand-         proceedings, an assignment for the
business than as set forth in your       ing, in addition to any other vote       benefit of creditors and certain
partnership's agreement of limited       or consent of partners required by       transfers by the general partner of
partnership. If the limited              law or by the AIMCO Operating            its interest in the AIMCO Operating
partners receive a declaratory           Partnership Agreement, the               Partnership or the admission of a
judgment that the following actions      affirmative vote or consent of           successor general partner.
will not be deemed to be taking          holders of at least 50% of the
part in the control of the business      outstanding Preferred OP Units will      Under the AIMCO Operating Partner-
or receive a satisfactory opinion        be necessary for effecting any           ship Agreement, the general partner
of counsel approved by                   amendment of any of the                  has

         5068
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

limited partners owning 75% or more      provisions of the Partnership Unit       the power to effect the
of the outstanding units, the            Designation of the Preferred OP          acquisition, sale, transfer,
limited partners owning 90% or more      Units that materially and adversely      exchange or other disposition of
of all of the units may amend your       affects the rights or preferences        any assets of the AIMCO Operating
partnership's agreement of limited       of the holders of the Preferred OP       Partnership (including, but not
partnership, subject to certain          Units. The creation or issuance of       limited to, the exercise or grant
limitations; the limited partners        any class or series of partnership       of any conversion, option,
owning more than 66 2/3% may             units, including, without                privilege or subscription right or
authorized the dissolution and           limitation, any partnership units        any other right available in
termination of your partnership;         that may have rights senior or           connection with any assets at any
and the limited partners owning 75%      superior to the Preferred OP Units,      time held by the AIMCO Operating
or more of the outstanding units         shall not be deemed to materially        Partnership) or the merger,
may remove a general partner and         adversely affect the rights or           consolidation, reorganization or
elect a new general partner.             preferences of the holders of            other combination of the AIMCO
However, in the absence of such          Preferred OP Units. With respect to      Operating Partnership with or into
determination or opinion, the con-       the exercise of the above de-            another entity, all without the
sent of all of the limited partners      scribed voting rights, each              consent of the OP Unitholders.
is required.                             Preferred OP Units shall have one
A general partner may cause the          (1) vote per Preferred OP Unit.          The general partner may cause the
dissolution of the your partnership                                               dissolution of the AIMCO Operating
by retiring when there are no                                                     Partnership by an "event of
remaining general partners, unless                                                withdrawal," as defined in the
the limited partners owning more                                                  Delaware Limited Partnership Act
the 75% of the then outstanding                                                   (including, without limitation,
units elect a new general partner                                                 bankruptcy), unless, within 90 days
within sixty days of such                                                         after the withdrawal, holders of a
retirement.                                                                       "majority in interest," as defined
                                                                                  in the Delaware Limited Partnership
                                                                                  Act, agree in writing, in their
                                                                                  sole and absolute discretion, to
                                                                                  continue the business of the AIMCO
                                                                                  Operating Partnership and to the
                                                                                  appointment of a successor general
                                                                                  partner. The general partner may
                                                                                  elect to dissolve the AIMCO
                                                                                  Operating Partnership in its sole
                                                                                  and absolute discretion, with or
                                                                                  without the consent of the OP
                                                                                  Unitholders. See "Description of OP
                                                                                  Units -- Dissolution and Winding
                                                                                  Up" in the accompanying Prospectus.

                                 Distributions


Your partnership's agreement of          Holders of Preferred OP Units will       Subject to the rights of holders of
limited partnership specifies how        be entitled to receive, when and as      any outstanding Preferred OP Units,
the cash available for                   declared by the board of directors       the AIMCO Operating Partnership
distribution, whether arising from       of the general partner of the AIMCO      Agreement requires the general
operations or sales or refinancing,      Operating Partnership, quarterly         partner to cause the AIMCO
is to be shared among the partners.      cash distributions at the rate of        Operating Partnership to dis-
Distributions from Cash Flow will        $      per Preferred OP Unit;            tribute quarterly all, or such
be determined by the general             provided, however, that at any time      portion as the general partner may
partners as of the last day of each      and from time to time on or after        in its sole and absolute discretion
semi-annual period of each fiscal        the fifth anniversary of the issue       determine, of Available Cash (as
year and will be distributed at          date of the Preferred OP Units, the      defined in the AIMCO Operating
convenient periodic intervals, not       AIMCO Operating Partnership may          Partnership Agreement) generated by
less than semi-annually, within          adjust the annual distribution rate      the AIMCO Operating Partnership
sixty days after the close of such       on the Preferred OP Units to the         during such quarter to the general
semi-annual period. The                  lower of (i)     % plus the annual       partner, the special limited
distributions payable to the             interest rate then applicable to         partner and the holders of Common
partners are not fixed in amount         U.S. Treasury notes with a maturity      OP Units on the record date
and depend upon the operating            of five years, and (ii) the annual       established by the general partner
results and net sales or                 dividend rate on the most recently       with respect to such quarter, in
refinancing proceeds available from      issued AIMCO non-convertible             accordance with their respective
the disposition of your                  preferred stock which ranks on a         interests in the AIMCO Operating
partnership's assets. Your partner-      parity with its Class H Cumu-            Partnership on such record date.
ship has made distributions in the       lative Preferred Stock. Such             Holders of any other Preferred OP
past and is projected to make            distributions will be cumulative         Units issued in the future may have
distributions in 1998.                   from the date of original issue.         priority over the general partner,
                                         Holders of Preferred OP Units will       the special limited partner and
                                         not be entitled to receive any           holders of Common OP Units with
                                         distributions in excess of               respect to distributions of
                                         cumulative distributions                 Available Cash, distributions

         5069
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

                                         on the Preferred OP Units. No            upon liquidation or other
                                         interest, or sum of money in lieu        distributions. See "Per Share and
                                         of interest, shall be payable in         Per Unit Data" in the accompanying
                                         respect of any distribution pay-         Prospectus.
                                         ment or payments on the Preferred
                                         OP Units that may be in arrears.         The general partner in its sole and
                                                                                  absolute discretion may distribute
                                         When distributions are not paid in       to the OP Unitholders Available
                                         full upon the Preferred OP Units or      Cash on a more frequent basis and
                                         any Parity Units, all distributions      provide for an appropriate record
                                         declared upon the Preferred OP           date.
                                         Units and any Parity Units shall be
                                         declared ratably in proportion to        The AIMCO Operating Partnership
                                         the respective amounts of                Agreement requires the general
                                         distributions accumulated, accrued       partner to take such reasonable
                                         and unpaid on the Preferred OP           efforts, as determined by it in its
                                         Units and such Parity Units. Unless      sole and absolute discretion and
                                         full cumulative distributions on         consistent with AIMCO's
                                         the Preferred OP Units have been         qualification as a REIT, to cause
                                         declared and paid, except in             the AIMCO Operating Partnership to
                                         limited circumstances, no                distribute sufficient amounts to
                                         distributions may be declared or         enable the general partner to
                                         paid or set apart for payment by         transfer funds to AIMCO and enable
                                         the AIMCO Operating Partnership and      AIMCO to pay stockholder dividends
                                         no other distribution of cash or         that will (i) satisfy the
                                         other property may be declared or        requirements for qualifying as a
                                         made, directly or indirectly, by         REIT under the Code and the
                                         the AIMCO Operating Partnership          Treasury Regulations and (ii) avoid
                                         with respect to any Junior Units,        any Federal income or excise tax
                                         nor shall any Junior Units be re-        liability of AIMCO. See
                                         deemed, purchased or otherwise           "Description of OP
                                         acquired for consideration, nor          Units -- Distributions" in the
                                         shall any other cash or other            accompanying Prospectus.
                                         property be paid or distributed to
                                         or for the benefit of holders of
                                         Junior Units. See "Description of
                                         Preferred OP
                                         Units -- Distributions."

                Liquidity and Transferability/Redemption Rights


A limited partner may transfer his       There is no public market for the        There is no public market for the
units to any person if: (i) the          Preferred OP Units and the               OP Units. The AIMCO Operating Part-
transferee is a citizen and              Preferred OP Units are not listed        nership Agreement restricts the
resident of the United States, (ii)      on any securities exchange. The          transferability of the OP Units.
the transferor delivers to the           Preferred OP Units are subject to        Until the expiration of one year
general partner a satisfactory,          restrictions on transfer as set          from the date on which an OP
unqualified opinion of counsel that      forth in the AIMCO Operating             Unitholder acquired OP Units,
the transfer does not violate            Partnership Agreement.                   subject to certain exceptions, such
Federal or state securities laws,                                                 OP Unitholder may not transfer all
(iii) the transferee executes a          Pursuant to the AIMCO Operating          or any portion of its OP Units to
statement that it is acquiring the       Partnership Agreement, until the         any transferee without the consent
units for investment and (iv) the        expiration of one year from the          of the general partner, which
general partner consents to the          date on which a holder of Preferred      consent may be withheld in its sole
transfer, the granting or denial of      OP Units acquired Preferred OP           and absolute discretion. After the
which is in its sole discretion and      Units, subject to certain                expiration of one year, such OP
will be denied if such transfer          exceptions, such holder of               Unitholder has the right to
will result in the termination of        Preferred OP Units may not transfer      transfer all or any portion of its
your partnership for income tax          all or any portion of its Pre-           OP Units to any person, subject to
purposes. Such transferee may be         ferred OP Units to any transferee        the satisfaction of certain
substituted as a limited partner         without the consent of the general       conditions specified in the AIMCO
if, in addition to the above             partner, which consent may be            Operating Partnership Agreement,
requirements: (i) a written              withheld in its sole and absolute        including the general partner's
assignment has been duly executed        discretion. After the expiration of      right of first refusal. See
and acknowledged by the assignor         one year, such holders of Preferred      "Description of OP Units --
and assignee, (ii) the assignor or       OP Units has the right to transfer       Transfers and Withdrawals" in the
the assignee pays a transfer fee,        all or any portion of its Preferred      accompanying Prospectus.
(iii) an amendment to the                OP Units to any person, subject to
certificate of limited partnership       the satisfaction of certain              After the first anniversary of
is filed and (iv) the assignor and       conditions specified in the AIMCO        becoming a holder of Common OP
assignee have complied with such         Operating Partnership Agreement,         Units, an OP Unitholder has the
other conditions as set forth in         including the general partner's          right, subject to the terms and
your partnership's agreement of          right of first refusal.                  conditions of the AIMCO Operating
limited partnership.                                                              Partnership Agreement, to re-

         5070
        YOUR UNITS             PREFERRED OP UNITS          COMMON OP UNITS

There are no redemption rights           After a one-year holding period, a       quire the AIMCO Operating
associated with your units.              holder may redeem Preferred OP           Partnership to redeem all or a
                                         Units and receive in exchange            portion of the Common OP Units held
                                         therefor, at the AIMCO Operating         by such party in exchange for a
                                         Partnership's option, (i) subject        cash amount based on the value of
                                         to the terms of any Senior Units,        shares of Class A Common Stock. See
                                         cash in an amount equal to the           "Description of OP
                                         Liquidation Preference of the            Units -- Redemption Rights" in the
                                         Preferred OP Units tendered for          accompanying Prospectus. Upon
                                         redemption, (ii) a number of shares      receipt of a notice of redemption,
                                         of Class I Cumulative Preferred          the general partner may, in its
                                         Stock of AIMCO that pay an               sole and absolute discretion but
                                         aggregate amount of dividends yield      subject to the restrictions on the
                                         equivalent to the distributions on       ownership of Class A Common Stock
                                         the Preferred OP Units tendered for      imposed under the AIMCO's charter
                                         redemption and are part of a class       and the transfer restrictions and
                                         or series of preferred stock that        other limitations thereof, elect to
                                         is then listed on the New York           cause AIMCO to acquire some or all
                                         Stock Exchange or another national       of the tendered Common OP Units in
                                         securities exchange, or (iii) a          exchange for Class A Common Stock,
                                         number of shares of Class A Common       based on an exchange ratio of one
                                         Stock of AIMCO that is equal in          share of Class A Common Stock for
                                         Value to the Liquidation Preference      each Common OP Unit, subject to
                                         of the Preferred OP Units tendered       adjustment as provided in the AIMCO
                                         for redemption. The Preferred OP         Operating Partnership Agreement.
                                         Units may not be redeemed at the
                                         option of the AIMCO Operating
                                         Partnership. See "Description of
                                         Preferred OP Units -- Redemption."

         5071

                             CONFLICTS OF INTEREST

CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER

     The general partner of your partnership became a subsidiary of AIMCO on October 1, 1998, when AIMCO merged with Insignia. Accordingly, the general partner of your partnership is an affiliate of the AIMCO Operating Partnership and, therefore, has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as a subsidiary of AIMCO. It also has a duty to remove the property manager for your partnership's property, under certain circumstances, even though the property manager is also an affiliate of AIMCO. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to an affiliate of the general partner of your partnership for managing your partnership's property. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units. Such conflicts of interest in connection with the offer and the operation of AIMCO differ from those conflicts of interest that currently exist for your partnership. See "Risk Factors -- Risks to Offerees Who Tender Their Units in the Offer -- Conflicts of Interest with Respect to the Offer."

CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP

     We own the general partner of your partnership and the manager of your partnership's property. The general partner of your partnership receives no fee for its services as general partner but may receive reimbursement for expenses generated in that capacity, and may receive fees for additional services from your partnership. The property manager received management fees of $92,000 in 1996, $144,000 in 1997 and $94,787 for the first six months of 1998. The AIMCO Operating Partnership has no current intention of changing the fee structure for the manager of your partnership's property.

COMPETITION AMONG PROPERTIES

     Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. AIMCO's policy is to limit its management to properties which do not compete with one another. Furthermore, you should bear in mind that AIMCO anticipates acquiring properties in general market areas where your partnership's property is located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, the AIMCO Operating Partnership will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

FEATURES DISCOURAGING POTENTIAL TAKEOVERS

     Certain provisions of AIMCO's governing documents, as well as statutory provisions under certain state laws, could be used by AIMCO's management to delay, discourage or thwart efforts of third parties to acquire control of, or a significant equity interest in, AIMCO and the AIMCO Operating Partnership. See "Comparison of Your Partnership and the AIMCO Operating Partnership."

FUTURE EXCHANGE OFFERS

     If the results of operations were to improve for your partnership under AIMCO's management, AIMCO might be required to pay a higher price for any future exchange offers it may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         5072

                                YOUR PARTNERSHIP

GENERAL

     Yorktown Towers, Associates is an Illinois limited partnership which raised net proceeds of approximately $5,300,000 in 1981 through a private offering. The promoter for the private offering of your partnership was Bache Halsey Stuart Shields Inc. Insignia acquired your partnership in December 1993. AIMCO acquired Insignia in October, 1998. There are currently a total of 56 limited partners of your partnership and a total of 106 units of your partnership outstanding. Your partnership is in the business of owning and managing residential housing. Currently, your partnership owns and manages the single apartment property described below. Your partnership has no employees.

YOUR PARTNERSHIP AND ITS PROPERTY

     Your partnership was formed on October 16, 1981 for the purpose of owning and operating a single apartment property located in Lombard, Illinois, known as "Yorktown Apartments - #333." Your partnership's property consists of 368 apartment units. The total rentable square footage of your partnership's property is 332,088 square feet. Your partnership's property had an average occupancy rate of approximately 0% in 1996 and 0% in 1997. The average annual rent per apartment unit is approximately $9,262.

     Your partnership's property provides residents with a number of amenities and services, such as 24-hour desk service, exercise room and/or sauna, and party or meeting rooms. Nearly all apartment units are wired for cable television, and many apartment units also offer one or more additional features, such as washer/dryer, microwave, fireplace, and patio/balcony.

PROPERTY MANAGEMENT

     Since December 1993, your partnership's property has been managed by an entity which is now an affiliate of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The management fee which your partnership paid the property manager during 1996, 1997 and the first six months of 1998 were $92,000, $144,000 and $94,787, respectively.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

     Under your partnership's agreement of limited partnership, your partnership is not permitted to raise new equity and reinvest cash in new properties. Consequently, your partnership is limited in its ability to expand its investment portfolio. Your partnership will terminate on December 31, 2050 unless earlier dissolved. Your partnership has no present intention to liquidate, sell, finance or refinance your partnership's property within any specified time period.

     Generally, your partnership is authorized to acquire, develop, improve, own and operate your partnership's property as an investment and for income producing purposes. The investment portfolio of your partnership is limited to the assets acquired with the initial equity raised through the sale of units to the limited partners of your partnership or the assets initially contributed to your partnership by the limited partners, as well as the debt financing obtained by your partnership within the established borrowing restrictions.

     An investment in your partnership is a finite life investment, with the partners to receive regular cash distributions out of your partnership's distributable cash flow, if available, and to receive cash distributions upon liquidation of your partnership's real estate investments, if available.

         5073

CAPITAL REPLACEMENT

     Your partnership maintains an ongoing program of capital improvements, replacements and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvement and renovation costs are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership."

BORROWING POLICIES

     Your partnership's agreement of limited partnership allows your partnership to incur debt. As of June 30, 1998, your partnership had a current mortgage note outstanding of $12,650,000, payable to LP Commercial Conduit Mfg. Trust, which bears interest at a rate of 9.84%. The mortgage debt is due in October 2001. Your partnership's agreement of limited partnership also allows the general partner of your partnership to lend funds to your partnership. Currently, the general partner of your partnership has no loan outstanding to your partnership.

COMPETITION

     There are other residential properties within the market area of your partnership's property. The number of competitive properties in such an area could have a material effect on the rental market for the apartments at your partnership's property and the rents that may be charged for such apartments.

LEGAL PROCEEDINGS

     Your partnership is party to a variety of legal proceedings related to its ownership of the partnership's property and management and leasing business, respectively, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

SELECTED FINANCIAL INFORMATION

     Set forth on page F-1 of this Prospectus Supplement is the Index to the Financial Statements of Your Partnership. YOU ARE URGED TO READ THE FINANCIAL STATEMENTS CAREFULLY BEFORE MAKING ANY DECISION WHETHER TO TENDER YOUR UNITS IN THE OFFER.

         5074

     Below is selected financial information for Yorktown Towers Associates taken from the financial statements described above. See "Index to Financial Statements."

                                                                 YORKTOWN TOWERS ASSOCIATES
                               -----------------------------------------------------------------------------------------------
                                       JUNE 30,                                       DECEMBER 31,
                               -------------------------   -------------------------------------------------------------------
                                  1998          1997          1997          1996          1995          1994          1993
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE SHEET DATA
Cash and Cash Equivalents....  $ 1,380,272   $   908,875   $ 1,405,000   $   760,000   $   676,080   $ 1,137,900   Information
Land & Building..............   17,657,349    17,543,607    17,601,000    17,463,000    17,240,470    17,033,786           not
Accumulated Depreciation.....   (8,852,521)   (8,295,169)   (8,567,000)   (8,009,000)   (7,421,916)   (6,876,650)    Available
Other Assets.................      762,912     1,324,678       766,000     1,442,000     1,344,041     1,222,355
                               -----------   -----------   -----------   -----------   -----------   -----------
         Total Assets........  $10,948,012   $11,481,991   $11,205,000   $11,656,000   $11,838,675   $12,517,391
                               ===========   ===========   ===========   ===========   ===========   ===========
Mortgage & Accrued
  Interest...................  $12,397,287   $12,490,934   $12,393,000   $12,483,000   $12,564,473   $13,356,922
Other Liabilities............      676,136       606,081       728,000       817,000       843,014       753,165
                               -----------   -----------   -----------   -----------   -----------   -----------
         Total Liabilities...   13,073,423    13,097,015    13,121,000    13,300,000    13,407,487    14,110,087
                               -----------   -----------   -----------   -----------   -----------   -----------
Partners' Deficit............  $(2,125,411)  $(1,615,024)  $(1,916,000)  $(1,644,000)  $(1,568,812)  $(1,592,696)
                               ===========   ===========   ===========   ===========   ===========   ===========

                                                                     YORKTOWN TOWERS ASSOCIATES
                                     ------------------------------------------------------------------------------------------
                                     FOR THE SIX MONTHS ENDED                         FOR THE YEARS ENDED
                                             JUNE 30,                                     DECEMBER 31,
                                     -------------------------   --------------------------------------------------------------
                                        1998          1997          1997         1996         1995         1994         1993
                                     -----------   -----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Rental Revenue.....................  $1,817,154    $1,721,213    $3,500,000   $3,587,000   $3,438,526   $3,317,000   Information
Other Income.......................     142,599       136,872       269,000      308,000      295,167      277,445          not
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
         Total Revenue.............  $1,959,753    $1,858,085    $3,769,000   $3,895,000   $3,733,693   $3,594,445    Available
                                     ----------    ----------    ----------   ----------   ----------   ----------   ----------
Operating Expenses.................     622,519       679,717     1,642,000    1,591,000    1,568,678    1,456,127
General & Administrative...........      72,516        98,078        92,000       71,000      110,703      107,354
Depreciation.......................     286,000       286,000       572,000      587,000      545,288      523,833
Interest Expense...................     609,150       613,272     1,302,000    1,316,000    1,322,766    1,308,463
Property Taxes.....................     214,454       152,268       433,000      405,000      416,496      383,799
                                     ----------    ----------    ----------   ----------   ----------   ----------
         Total Expenses............  $1,804,639    $1,829,335    $4,041,000   $3,970,000   $3,963,931   $3,779,576
                                     ----------    ----------    ----------   ----------   ----------   ----------
Net Income (Loss)..................  $  155,114    $   28,750    $ (272,000)  $  (75,000)  $ (230,238)  $ (185,131)
                                     ==========    ==========    ==========   ==========   ==========   ==========

         5075

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Overview

     The following discussion and analysis of the results of operations and financial condition of your partnership should be read in conjunction with the audited financial statements of your partnership included herein.

  Results of Operations

     Comparison of the Six Months Ended June 30, 1998 to the Six Months Ended June 30, 1997

     Net Income

     Your partnership recognized net income of $155,114 for the six months ended June 30, 1998, compared to $28,750 for the six months ended June 30, 1997. The increase in net income of $126,364, or 439.53% was primarily the result of increases in rental revenue due to lower vacancy losses offset by a decrease in other income.

     Revenues

     Rental and other property revenues from the partnership's property totaled $1,959,753 for the six months ended June 30, 1998, compared to $1,858,085 for the six months ended June 30, 1997, an increase of $101,668, or 5.47%. This increase was primarily due to an increase in occupancy.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $622,519 for the six months ended June 30, 1998, compared to $679,717 for the six months ended June 30, 1997, a decrease of $57,198 or 8.41%. This was primarily the result of decreases in utilities, taxes, licenses and fees and furniture rentals. Management expenses totaled $94,787 for the six months ended June 30, 1998, compared to $88,520 for the six months ended June 30, 1997, an increase of $6,267, or 7.08%. The increase resulted from increases in rental revenue as management fees are calculated as a percentage of revenue.

     General and Administrative Expenses

     General and administrative expenses totaled $72,516 for the six months ended June 30, 1998 compared to $98,078 for the six months ended June 30, 1997, a decrease of $25,562 or 26.06%. The decrease is primarily due to a decrease in office supply expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $609,150 for the six months ended June 30, 1998, compared to $613,272 for the six months ended June 30, 1997, a decrease of $4,122, or 0.67%.

     Comparison of the Year Ended December 31, 1997 to the Year Ended December 31, 1996

     Net Income

     Your partnership recognized a net loss of $272,000 for the year ended December 31, 1997, compared to a net loss of $75,000 for the year ended December 31, 1996. The decrease in net income of $197,000, or 262.67% was primarily the result of decreased revenues.

     Revenues

     Rental and other property revenues from the partnership's property totaled $3,769,000 for the year ended December 31, 1997, compared to $3,895,000 for the year ended December 31, 1996, a decrease of $126,000, or 3.23%.
         5076

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,642,000 for the year ended December 31, 1997, compared to $1,591,000 for the year ended December 31, 1996, an increase of $51,000 or 3.21%. Management expenses totaled $144,000 for the year ended December 31, 1997, compared to $92,000 for the year ended December 31, 1996, an increase of $52,000, or 56.52%. In 1996, the property was managed by a third party and in April of 1997 Insignia took over management, which caused property management fees to increase.

     General and Administrative Expenses

     General and administrative expenses totaled $92,000 for the year ended December 31, 1997 compared to $71,000 for the year ended December 31, 1996, an increase of $21,000 or 29.58%. The increase is primarily due to an increase in audit fees of $6,000 and an overall increase in various administrative expenses.

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,302,000 for the year ended December 31, 1997, compared to $1,316,000 for the year ended December 31, 1996, a decrease of $14,000, or 1.06%.

     Comparison of the Year Ended December 31, 1996 to the Year Ended December 31, 1995

     Net Income

     Your partnership recognized a net loss of $75,000 for the year ended December 31, 1996, compared to a net loss $230,238 for the year ended December 31, 1995. The decrease of $155,238, or 67.43% was primarily the result of increased revenues of approximately $161,000.

     Revenues

     Rental and other property revenues from the partnership's property totaled $3,895,000 for the year ended December 31, 1996, compared to $3,733,693 for the year ended December 31, 1995, an increase of $161,307, or 4.32%. This is attributed to the property implementing a corporate suites program in 1996, which offers furnished units at higher rates.

     Expenses

     Operating expenses, consisting of, utilities (net of reimbursements received from tenants), contract services, turnover costs, repairs and maintenance, advertising and marketing, and insurance, totaled $1,591,000 for the year ended December 31, 1996, compared to $1,568,678 for the year ended December 31, 1995, an increase of $22,322 or 1.42%. Management expenses totaled $92,000 for the year ended December 31, 1996, compared to $66,229 for the year ended December 31, 1995, an increase of $25,771, or 38.91%. Property management fees are based on total revenue. In 1996, revenues increased which caused property management fees to increase.

     General and Administrative Expenses

     General and administrative expenses totaled $71,000 for the year ended December 31, 1996 compared to $110,703 for the year ended December 31, 1995, a decrease of $39,703 or 35.86%. The decrease is primarily due to decrease in professional service fees and general decrease in various administrative expenses.

         5077

     Interest Expense

     Interest expense, which includes the amortization of deferred financing costs, totaled $1,316,000 for the year ended December 31, 1996, compared to $1,322,766 for the year ended December 31, 1995, a decrease of $6,766, or 0.51%.

     Liquidity and Capital Resources

     As of June 30, 1998, your partnership had $1,380,272 in cash and cash equivalents. Your partnership's principal demands for liquidity include normal operating activities, payments of principal and interest on outstanding debt, capital improvements, and distributions paid to limited partners. Your partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER OF YOUR PARTNERSHIP

     Under applicable law, the general partner of your partnership is accountable to your partnership as a fiduciary. Under your partnership's agreement of limited partnership, the general partner of your partnership is not liable to your partnership or any limited partner for any acts performed or omission to do any act which was done in good faith and in accordance with sound business practices and your partnership's agreement of limited partnership. In addition, except as specifically set forth in your partnership's agreement of limited partnership, the general partner is not liable to the limited partners because any taxing authorities disallowed or adjusted income, deductions or credits in your partnership's income tax returns. As a result, unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in your partnership's agreement of limited partnership. The general partner of your partnership is owned by AIMCO. See "Conflicts of Interest".

     Your partnership will indemnify and hold harmless the general partner from any claim, loss, expense, liability, action or damage resulting from any act or omission done in good faith and in accordance with sound business practices and the terms of your partnership's agreement of limited partnership, including without limitation, reasonable costs and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by the general partner in defense of such act or omission) but the general partner will not be entitled to be indemnified or held harmless due to, or arising from, its fraud, bad faith, gross negligence or malfeasance. As part of its assumption of liabilities in the consolidation, AIMCO will indemnify the general partner of your partnership and their affiliates for periods prior to and following the consolidation to the extent of the indemnity under the terms of your partnership's agreement of limited partnership and applicable law.

     Your partnership's agreement of limited partnership does not limit the amount or type of insurance your partnership may purchase to cover the liability of the general partners of your partnership.

DISTRIBUTIONS AND TRANSFERS OF UNITS

  Distributions

     The following table sets forth the distributions paid per unit in the periods indicated below. Amounts paid in the indicated quarter were determined based upon operations of your partnership during the preceding quarter.

YEAR                                                          DISTRIBUTIONS
----                                                          -------------
1994........................................................    $    0.00
1995........................................................         0.00
1996........................................................         0.00
1997........................................................         0.00
1998 (through June 30)......................................     3,543.69

         5078

  Transfers

     The units are not listed on any national securities exchange or quoted on the NASDAQ System, and there is no established public trading market for the units. Secondary sales activity for the units has been limited and sporadic. The general partner of your partnership monitors transfers of the units (a) because the admission of the transferee as a substitute limited partner in your partnership require the consent of the general partner of your partnership under your partnership's agreement of limited partnership, and (b) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. However, the general partner of your partnership does not monitor or regularly receive or maintain information regarding the prices at which secondary sale transactions in the units have been effectuated. The general partner of your partnership estimates, based solely on the transfer records of your partnership (or your partnership's transfer agent), that the number of units transferred in sale transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                               NUMBER OF UNITS   PERCENTAGE OF TOTAL UNITS    NUMBER OF
YEAR                             TRANSFERRED            OUTSTANDING          TRANSACTIONS
----                           ---------------   -------------------------   ------------
1994.........................          0                      0                   0
1995.........................          0                      0                   0
1996.........................          0                      0                   0
1997.........................          0                      0                   0
1998 (through June 30).......        0.5                   1.01%                  1

BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP

     Neither AIMCO, nor, to the best of its knowledge, any of its affiliates,
(i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES

     The general partner of your partnership received total compensation (which includes all monies paid to the general partner by your partnership including reimbursement for expenses) in its capacity as general partner of your partnership as described in the following table:

YEAR                                                COMPENSATION     DISTRIBUTIONS
----                                               ---------------   -------------
1994.............................................    $Unavailable
1995.............................................         92,702
1996.............................................         62,000
1997.............................................         61,000
1998 (through June 30)...........................    Unavailable

     In addition, an affiliate of AIMCO manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:

YEAR                                              COMPENSATION
----                                              ------------
1995...........................................     $66,229
1996...........................................      92,000
1997...........................................     144,000
1998 (through June 30).........................      94,787

         5079

     If the offer had been made in such prior periods, there would not have been any material difference in the compensation that would have been paid to the general partner of your partnership, or the company paid to the property manager or AIMCO and its affiliates.

             SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

     The AIMCO Operating Partnership expects that approximately $ million will be required to purchase all of the units sought in the offer, if such units are tendered for cash. The AIMCO Operating Partnership will obtain all such funds from cash from operations, equity issuances and short term borrowings.

     Below is an itemized statement of the estimated expenses incurred and to be incurred in the offer by AIMCO:

Information Agent Fees......................................  $
Accountant's Fees...........................................  $
Legal Fees..................................................  $
Printing Fees...............................................  $
Stanger's Fees..............................................  $
Other.......................................................  $

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion to the effect that the Common OP Units and the Preferred OP Units offered by this Prospectus Supplement will be validly issued, fully paid and nonassessable. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion as to the status of AIMCO as a REIT. Skadden, Arps, Slate, Meagher & Flom LLP has previously performed certain legal services on behalf of AIMCO and the AIMCO Operating Partnership and their affiliates.

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is not attached to this Prospectus Supplement. However, upon receipt of a written request by a unitholder or representative so designated in writing, a copy of such opinion will be sent by the Information Agent.

                                    EXPERTS

     The audited financial statements of Yorktown Towers Associates at December 31, 1997, 1996 and 1995 and for each of the years then ended, appearing in this Prospectus Supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         5080

                           YORKTOWN TOWERS ASSOCIATES
                           INDEX FINANCIAL STATEMENT

                                                              PAGE
                                                              ----
Condensed Balance Sheet as of June 30, 1998 (Unaudited).....  F-2
Condensed Statements of Operations for the six months ended
  June 30, 1998 and 1997
  (Unaudited)...............................................  F-3
Condensed Statements of Cash Flows for the six months ended
  June 30, 1998 and 1997 (Unaudited)........................  F-4
Notes to Condensed Financial Statements.....................  F-5
Independent Auditors' Report................................  F-6
Balance Sheet as of December 31, 1997.......................  F-7
Statement of Operations for the year ended December 31,
  1997......................................................  F-8
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1997.........................................  F-9
Statement of Cash Flows for the year ended December 31,
  1997......................................................  F-10
Notes to Financial Statements...............................  F-11
Independent Auditors' Report................................  F-15
Balance Sheet as of December 31, 1996.......................  F-16
Statement of Operations for the year ended December 31,
  1996......................................................  F-17
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1996.........................................  F-18
Statement of Cash Flows for the year ended December 31,
  1996......................................................  F-19
Notes to Financial Statements...............................  F-20
Independent Auditors' Report................................  F-23
Balance Sheet as of December 31, 1995.......................  F-24
Statements of Operations for the years ended December 31,
  1995......................................................  F-25
Statement of Changes in Partners' Deficit for the year ended
  December 31, 1995.........................................  F-26
Statements of Cash Flows for the years ended December 31,
  1995......................................................  F-27
Notes to Financial Statements...............................  F-28

         5081

                           YORKTOWN TOWERS ASSOCIATES

                            CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                                  (UNAUDITED)

                                     ASSETS

Cash and cash equivalents...................................                $  1,380,272
Receivables and Deposits....................................                      77,263
Investments.................................................                           0
Restricted Escrows..........................................                     169,421
Other Assets................................................                     516,228
Investment Property:
  Land......................................................  $ 1,475,040
  Building and related personal property....................   16,182,309
                                                              -----------
                                                               17,657,349
  Less: Accumulated depreciation............................   (8,852,521)     8,804,828
                                                              -----------   ------------
          Total Assets......................................                $ 10,948,012
                                                                            ============

                           LIABILITIES AND PARTNERS' CAPITAL

Accounts payable............................................                $     73,215
Other Accrued Liabilities...................................                     163,316
Property Taxes Payable......................................                     433,372
Tenant Security Deposits....................................                      58,050
Notes Payable...............................................                  12,345,470
Partners' Deficit...........................................                  (2,125,411)
                                                                            ------------
          Total Liabilities and Partners' Capital...........                $ 10,948,012
                                                                            ============

         5082

                           YORKTOWN TOWERS ASSOCIATES

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Revenues:
  Rental Income.............................................  $1,817,154   $1,721,213
  Other Income..............................................     142,599      136,872
                                                              ----------   ----------
          Total Revenues....................................   1,959,753    1,858,085
Expenses:
  Operating Expenses........................................     622,519      679,717
  General and Administrative Expenses.......................      72,516       98,078
  Depreciation Expense......................................     286,000      286,000
  Interest Expense..........................................     609,150      613,272
  Property Tax Expense......................................     214,454      152,268
                                                              ----------   ----------
          Total Expenses....................................   1,804,639    1,829,335
          Net Income........................................  $  155,114   $   28,750
                                                              ==========   ==========

         5083

                           YORKTOWN TOWERS ASSOCIATES

                       CONDENSED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDING JUNE 30, 1998 AND 1997
                                  (UNAUDITED)

                                                               JUNE 30,    JUNE 30,
                                                                 1998        1997
                                                              ----------   ---------
Operating Activities:
  Net Income................................................  $  155,114   $  28,750
  Adjustments to reconcile net income to net cash provided
     by
     operating Activities:
     Depreciation and Amortization..........................     286,000     286,000
     Changes in accounts:
       Receivables and deposits and other assets............     196,737    (216,566)
       Accounts Payable and accrued expenses................    (189,800)   (158,876)
                                                              ----------   ---------
          Net cash provided by (used in) operating
            activities......................................     448,051     110,059
                                                              ----------   ---------
Investing Activities:
  Property improvements and replacements....................     (56,828)    (80,438)
  Net (increase)/decrease in restricted escrows.............      (3,421)    297,137
                                                              ----------   ---------
          Net cash provided by (used in) investing
            activities......................................     (60,249)    216,699
                                                              ----------   ---------
Financing Activities:
  Payments on mortgage......................................     (47,530)    (43,883)
  Partners' Distributions...................................    (365,000)
                                                              ----------   ---------
          Net cash provided by (used in) financing
            activities......................................    (412,530)    (43,883)
                                                              ----------   ---------
          Net increase (decrease) in cash and cash
            equivalents.....................................     (24,728)    282,875
Cash and cash equivalents at beginning of year..............   1,405,000     626,000
                                                              ----------   ---------
Cash and cash equivalents at end of period..................  $1,380,272   $ 908,875
                                                              ==========   =========

         5084

                           YORKTOWN TOWERS ASSOCIATES

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements of Yorktown Towers Associates as of June 30, 1998 and for the six months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and all such adjustments are of a recurring nature.

     The financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1997. It should be understood that accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the interim periods presented are not necessarily indicative of the results for the entire year.

         5085

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Yorktown Towers Associates (a Limited Partnership)

     We have audited the accompanying balance sheet of Yorktown Towers Associates, as of December 31, 1997, and the related statement of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yorktown Towers Associates at December 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

March 13, 1998
Greenville, South Carolina

         5086

                           YORKTOWN TOWERS ASSOCIATES

                                 BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents...................................            $ 1,405
Receivables and deposits....................................                274
Restricted escrows..........................................                166
Other assets................................................                326
Investment property (Note B):
  Land......................................................  $ 1,475
  Buildings and related personal property...................   16,126
                                                              -------
                                                               17,601
  Less accumulated depreciation.............................   (8,567)    9,034
                                                              -------   -------
                                                                        $11,205
                                                                        =======
                       LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................            $     5
  Tenant security deposit liabilities.......................                 73
  Other liabilities.........................................                650
  Mortgage note payable (Note B)............................             12,393
Partners' deficit:
  General partner...........................................                (48)
  Limited partners (103 units issued and outstanding).......             (1,868)
                                                                        -------
                                                                         (1,916)
                                                                        -------
                                                                        $11,205
                                                                        =======

                            See accompanying notes.

         5087

                           YORKTOWN TOWERS ASSOCIATES

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................             $3,500
  Other income..............................................                264
  Gain on disposal of property..............................                  5
                                                                         ------
          Total revenues....................................              3,769
Expenses:
  Operating (Note C)........................................  $1,642
  General and administrative (Note C).......................      92
  Depreciation..............................................     572
  Interest..................................................   1,302
  Property taxes............................................     433      4,041
                                                              ------     ------
          Net loss..........................................             $ (272)
                                                                         ======

                            See accompanying notes.

         5088

                           YORKTOWN TOWERS ASSOCIATES

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                                 (IN THOUSANDS)

                                                              GENERAL   LIMITED
                                                              PARTNER   PARTNERS    TOTAL
                                                              -------   --------   -------
Partners' deficit at December 31, 1996......................   $(45)    $(1,599)   $(1,644)
  Net loss for the year ended December 31, 1997.............     (3)       (269)      (272)
                                                               ----     -------    -------
Partners' deficit at December 31, 1997......................   $(48)    $(1,868)   $(1,916)
                                                               ====     =======    =======

                            See accompanying notes.

         5089

                           YORKTOWN TOWERS ASSOCIATES

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net loss..................................................  $ (272)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................     572
     Amortization of loan costs.............................      77
     Gain on disposal of property...........................      (5)
     Changes in accounts:
       Receivables and deposits.............................     460
       Other assets.........................................     (21)
       Accounts payable.....................................     (59)
       Tenant security deposit liabilities..................     (59)
       Other liabilities....................................      29
                                                              ------
          Net cash provided by operating activities.........     722
Cash flows from investing activities
  Property improvements and replacements....................    (161)
  Proceeds from sale of property............................      14
  Net withdrawals from restricted escrows...................     294
                                                              ------
  Net cash provided by investing activities.................     147
Cash flows from financing activities
  Principal payments on mortgage note payable...............     (90)
                                                              ------
  Increase in cash and cash equivalents.....................     779
  Cash and cash equivalents at December 31, 1996............     626
                                                              ------
  Cash and cash equivalents at December 31, 1997............  $1,405
                                                              ======
Supplemental disclosure of cash flow information
  Cash paid during the year for interest....................  $1,225
                                                              ======

                            See accompanying notes.

         5090

                           YORKTOWN TOWERS ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Yorktown Towers Associates (the "Partnership") is an Illinois limited partnership organized in November 1981 to acquire and operate a residential property located in Lombard, Illinois.

     The General Partner ("General Partner") is MAERIL, Inc., an affiliate of Insignia Financial Group, Inc.

  Allocation of Profits, Gains, Losses and Cash Distributions

     Pursuant to the terms of the Partnership Agreement, losses will be allocated 99% to the Limited Partners and 1% to the General Partner. Profits will be allocated in accordance with distributions of cash flow (as described below). Profits from the sale, exchange or other distribution of the Partnership's property will be allocated to the General Partner in an amount equal to the greater of 1% of such profits or the amount of cash distributable to the General Partner from any such sale or refinancing (as described below). Losses from the sale, exchange or other distribution of the Partnership property will be allocated 1% to the General Partner. The remaining sale, exchange or other distribution profits and losses will be allocated to the Limited Partners.

     Distributions of cash flow of the Partnership will be allocated first to the Limited Partners in an amount ranging from 5% to 14% per annum on a non-cumulative basis of their aggregate capital contributions, and the balance 66 2/3% to the Limited Partners and 33 1/3% to the General Partner. Distributions of proceeds arising from the sale or refinancing of the Partnership property will be allocated 66 2/3% to the Limited Partners and 33 1/3% to the General Partner. However, all such distributions to the General Partner are subordinated to the Limited Partners' receipt of their capital, plus the stipulated return thereon.

  Loan Costs

     Loan costs of $538,000 incurred with the financing of the mortgage note payable are included in "Other assets" and are being amortized on a straight-line basis over the life of the loan. Accumulated amortization at December 31, 1997 is $248,000.

  Income Taxes

     The financial statements include only those assets and liabilities and revenues and expenses which relate to the business of the Partnership. No provision has been made for Federal income taxes since such taxes are the personal responsibility of the partners.

  Depreciation

     Depreciation is computed utilizing the straight-line method over an estimated useful life of 10 to 40 years for buildings and improvements and 5 years for furniture and fixtures.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

         5091
                           YORKTOWN TOWERS ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and such deposits are included in "Receivables and deposits". Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Restricted Escrows

     1) Capital Improvement Reserves

     At the time of the refinancing of the mortgage note payable, $365,000 of the proceeds were designated for "capital improvement escrows" for certain capital improvements. During 1997, the balance in this escrow was withdrawn to fund capital improvements at the property.

     2) Replacement Reserve Account

     In addition to the Capital Improvement Reserves, replacement reserves of $147,000 were established with the refinancing proceeds. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. At December 31, 1997, the balance was $166,000.

  Investment Property

     The investment property is stated at cost. The Partnership records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising Costs

     Advertising costs ($54,000 in 1997) are charged to expense as they are incurred and are included in operating expenses.

NOTE B -- MORTGAGE NOTE PAYABLE (DOLLAR AMOUNTS IN THOUSANDS)

     The Principal terms of the mortgage note payable are as follows:

Mortgage note payable to Lexington Mortgage Company, secured by a deed of trust on the Yorktown Towers Apartments. This note bears interest at a rate of 9.84% per annum. Monthly
  installments of principal and interest of $110 are due
  through October 2001......................................   $12,393
                                                               =======

         5092
                           YORKTOWN TOWERS ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The mortgage note payable is non-recourse to the Partnership and is secured by pledge of the investment property and by pledge of revenues from the property. The note may be repaid prior to maturity, including a prepayment penalty of a minimum of 1% of the outstanding balance.

     Scheduled principal payments of the mortgage note payable subsequent to December 31, 1997, are as follows:

1998......................................................   $    99
1999......................................................       109
2000......................................................       121
2001......................................................    12,064
                                                             -------
                                                             $12,393
                                                             =======

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no employees and is dependent on the General Partner and its affiliates for the management and administration of all Partnership activities. The partnership agreement provides for payments to affiliates of the General Partner for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     The following payments were paid to the affiliates of the General Partner in 1997 (in thousands):

Property management fees....................................   $144
Reimbursement for investor services, asset management and
  partnership accounting....................................     61

NOTE D -- INVESTMENT PROPERTY AND ACCUMULATED DEPRECIATION

                          INITIAL COST TO PARTNERSHIP
                                 (IN THOUSANDS)

                                                                        BUILDINGS
                                                                       AND RELATED    COST CAPITALIZED
                                                                        PERSONAL       SUBSEQUENT TO
               DESCRIPTION                   ENCUMBRANCES     LAND      PROPERTY        ACQUISITION
               -----------                   ------------    ------    -----------    ----------------
Yorktown Towers...........................     $12,393       $1,475      $11,684           $4,442
                                               =======       ======      =======           ======

                         GROSS AMOUNT AT WHICH CARRIED
                                 (IN THOUSANDS)

                                      BUILDINGS
                                     AND RELATED
                                      PERSONAL                 ACCUMULATED       DATE       DEPRECIABLE
      DESCRIPTION           LAND      PROPERTY       TOTAL     DEPRECIATION    ACQUIRED    LIFE -- YEARS
      -----------          ------    -----------    -------    ------------    --------    -------------
Yorktown Towers.........   $1,475      $16,126      $17,601       $8,567        11/81          5-40
                           ======      =======      =======       ======

         5093
                           YORKTOWN TOWERS ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Reconciliation of "Investment Property and Accumulated Depreciation" (in thousands):

INVESTMENT PROPERTY
Balance at beginning of year................................    $17,463
Property disposals..........................................        (19)
Property improvements.......................................        157
                                                                -------
          Balance at end of year............................    $17,601
                                                                =======
ACCUMULATED DEPRECIATION
Balance at beginning of year................................    $ 8,009
Property disposals..........................................        (14)
Additions charged to expense................................        572
                                                                -------
          Balance at end of year............................    $ 8,567
                                                                =======

     The aggregate cost of the investment property for Federal income tax purposes at December 31, 1997 is $17,601,000. The accumulated depreciation taken for Federal income tax purposes at December 31, 1997 is $15,327,000.

NOTE E -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         5094

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Yorktown Towers Associates (a Limited Partnership)

     We have audited the accompanying balance sheet of Yorktown Towers Associates, as of December 31, 1996, and the related statement of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yorktown Towers Associates as of December 31, 1996, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

March 4, 1997
Greenville, South Carolina

         5095

                           YORKTOWN TOWERS ASSOCIATES

                                 BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

Cash and cash equivalents:
  Unrestricted..............................................             $    626
  Restricted -- tenant security deposits....................                  134
Accounts receivable.........................................                   12
Escrow for taxes............................................                  588
Restricted escrows..........................................                  460
Other assets................................................                  382
Investment property (Note B):
  Land......................................................  $ 1,475
  Buildings and related personal property...................   15,988
                                                              -------
                                                               17,463
  Less accumulated depreciation.............................   (8,009)      9,454
                                                              -------    --------
                                                                         $ 11,656
                                                                         ========

                        LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................             $     64
  Tenant security deposits..................................                  132
  Other liabilities.........................................                  621
  Mortgage note payable (Note B)............................               12,483
Partners' deficit:
  General partners..........................................                  (45)
  Limited partners (103 units issued and outstanding).......               (1,599)
                                                                         --------
                                                                           (1,644)
                                                                         --------
                                                                         $ 11,656
                                                                         ========

                            See accompanying notes.

         5096

                           YORKTOWN TOWERS ASSOCIATES

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Revenues:
  Rental income.............................................   $3,587
  Other income..............................................      308
                                                               ------
          Total revenues....................................    3,895
Expenses:
  Operating.................................................    1,229
  General and administrative................................       71
  Maintenance...............................................      362
  Depreciation..............................................      587
  Interest..................................................    1,316
  Property taxes............................................      405
                                                               ------
          Total expenses....................................    3,970
                                                               ------
          Net loss..........................................   $  (75)
                                                               ======

                            See accompanying notes.

         5097

                           YORKTOWN TOWERS ASSOCIATES

                   STATEMENT OF CHANGES IN PARTNERS' DEFICIT
                                 (IN THOUSANDS)

                                                              GENERAL    LIMITED
                                                              PARTNERS   PARTNERS    TOTAL
                                                              --------   --------   -------
Partners' deficit at December 31, 1995......................    $(44)    $(1,525)   $(1,569)
  Net loss for the year ended December 31, 1996.............      (1)        (74)       (75)
                                                                ----     -------    -------
Partners' deficit at December 31, 1996......................    $(45)    $(1,599)   $(1,644)
                                                                ====     =======    =======

                            See accompanying notes.

         5098

                           YORKTOWN TOWERS ASSOCIATES

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

Cash flows from operating activities
  Net loss..................................................   $  (75)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................      587
     Amortization of loan costs.............................       77
     Changes in accounts:
       Accounts receivable..................................       (5)
       Escrow for taxes.....................................     (240)
       Other assets.........................................       (2)
       Accounts payable.....................................      (31)
       Tenant security deposit liabilities..................      (11)
       Other liabilities....................................       15
                                                               ------
          Net cash provided by operating activities.........      315
Cash flows from investing activities
  Property improvements and replacements....................     (222)
  Deposits to restricted escrows............................      (25)
  Withdrawals from restricted escrows.......................       97
                                                               ------
          Net cash used in investing activities.............     (150)
Cash flows from financing activities
  Principal payments on mortgage note payable...............      (81)
                                                               ------
  Increase in cash..........................................       84
  Unrestricted cash at December 31, 1995....................      542
                                                               ------
  Unrestricted cash December 31, 1996.......................   $  626
                                                               ======
Supplemental disclosure of cash flow information
  Cash paid for interest....................................   $1,233
                                                               ======

                            See accompanying notes.

         5099

                           YORKTOWN TOWERS ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Yorktown Towers Associates ("Partnership") is an Illinois limited partnership organized in November 1981 to acquire and operate a residential property located in Lombard, Illinois.

     VMS Realty Investment Ltd. and VMS Realty, Inc., the Partnership's former general partners, withdrew from the Partnership and transferred their partnership interests to MAERIL, Inc., (the "General Partner") an affiliate of Insignia Financial Group, Inc., effective February 23, 1995.

  Allocation of Profits, Gains, Losses and Cash Distributions

     Pursuant to the terms of the Partnership Agreement, losses will be allocated 99% to the Limited Partners and 1% to the General Partners. Profits will be allocated in accordance with distributions of cash flow (as described below). Profits from the sale, exchange or other distribution of the Partnership's property will be allocated to the General Partners in an amount equal to the greater of 1% of such profits or the amount of cash distributable to the General Partners from any such sale or refinancing (as described below). Losses from the sale, exchange or other distribution of the Partnership property will be allocated 1% to the General Partners. The remaining sale, exchange or other distribution profits and losses will be allocated to the Limited Partners.

     Distributions of cash flow of the Partnership will be allocated first to the Limited Partners in an amount ranging from 5% to 14% per annum on a non-cumulative basis of their aggregate capital contributions, and the balance 66 2/3% to the Limited Partners and 33 1/3% to the General Partners. Distributions of proceeds arising from the sale or refinancing of the Partnership property will be allocated 66 2/3% to the Limited Partners and 33 1/3% to the General Partners. However, all such distributions to the General Partners are subordinated to the Limited Partners' receipt of their capital, plus the stipulated return thereon.

  Escrow for Taxes

     All escrow funds are currently held by the Partnership and are designated for the payment of real estate taxes.

  Loan Costs

     Loan costs of $538,000 incurred with the financing of the mortgage note payable are included in "Other assets" and are being amortized on a straight-line basis over the life of the loan. Accumulated amortization at December 31, 1996 is $171,000.

  Income Taxes

     The financial statements include only those assets and liabilities and revenues and expenses which relate to the business of the Partnership. No provision has been made for Federal income taxes since such taxes are the personal responsibility of the partners.

  Depreciation

     Depreciation is computed utilizing the straight-line method over an estimated useful life of 10 to 40 years for buildings and improvements and 5 years for furniture and fixtures.

         5100
                           YORKTOWN TOWERS ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Cash and Cash Equivalents -- Unrestricted Cash

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Restricted Cash -- Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease and considers the deposits to be restricted cash. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

  Restricted Escrows

     1) Capital Improvement Reserves

     At the time of the refinancing of the mortgage note payable, $365,000 of the proceeds were designated for "capital improvement escrows" for certain capital improvements. At December 31, 1996 the balance in the escrow was $301,000, which includes interest earned on these funds. Upon completion of the scheduled property improvements, any excess will be returned to the property for operations.

     2) Replacement Reserve Account

     In addition to the Capital Improvement Reserves, replacement reserves of $147,000 were established with the refinancing proceeds. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. At December 31, 1996, the balance was $159,000.

  Investment Property

     The Partnership accounts for its investment property in accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising Costs

     Advertising costs ($66,000 in 1996) are charged to expense as they are incurred and are included in operating expenses.

         5101
                           YORKTOWN TOWERS ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE B -- MORTGAGE NOTE PAYABLE (DOLLAR AMOUNTS IN THOUSANDS)

     The principal terms of the mortgage note payable are as follows:

Mortgage note payable to Lexington Mortgage Company, secured by a deed of trust on the Yorktown Towers Apartments. This note bears interest at a rate of 9.84% per annum. Monthly
  installments of principal and interest of $110 are due
  through October 2001......................................    $12,483
                                                                =======

     The mortgage note payable is non-recourse to the Partnership and is secured by pledge of the investment property and by pledge of revenues from the property. The note may be repaid prior to maturity, including a prepayment penalty of a minimum of 1% of the outstanding balance. It may not be repaid prior to October 15, 1997.

     Scheduled principal payments of the mortgage note payable for the five years subsequent to December 31, 1996, are as follows:

1997......................................................   $    90
1998......................................................        99
1999......................................................       109
2000......................................................       121
2001......................................................    12,064
                                                             -------
                                                             $12,483
                                                             =======

NOTE C -- TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no employees and is dependent on the General Partner and its affiliates for the management and administration of all Partnership activities. The partnership agreement provides for payments to affiliates of the General Partner for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     The following payments were paid to the affiliates of the General Partners in 1996 (in thousands):

Property management fees....................................   $92
Reimbursement for investor services, asset management and
  partnership accounting....................................    62

NOTE D -- EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and its controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.

         5102

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Yorktown Towers Associates (a Limited Partnership)

     We have audited the accompanying balance sheet of Yorktown Towers Associates, as of December 31, 1995, and the related statements of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yorktown Towers Associates as of December 31, 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

April 24, 1996
Greenville, South Carolina

         5103

                           YORKTOWN TOWERS ASSOCIATES

                                 BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,
                                                              ------------
                                                                  1995
                                                              ------------
Cash and cash equivalents:
  Unrestricted..............................................  $   542,421
  Restricted -- tenant security deposits....................      133,659
Accounts receivable (net of allowance for doubtful accounts
  of $11,673 at December 31, 1995)..........................        7,132
Escrow for taxes............................................      347,623
Restricted escrows..........................................      531,721
Other assets................................................      457,565
Investment property (Note B):
  Land......................................................    1,475,040
  Buildings and related personal property...................   15,765,430
                                                              -----------
                                                               17,240,470
  Less accumulated depreciation.............................   (7,421,916)
                                                              -----------
          Net investment property...........................    9,818,554
                                                              -----------
                                                              $11,838,675
                                                              ===========
                    LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $    94,574
  Tenant security deposits..................................      142,666
  Other liabilities.........................................      605,774
  Notes payable (Note B)....................................   12,564,473
Partners' deficit:
  General partners..........................................      (44,268)
  Limited partners (103 units issued and outstanding).......   (1,524,544)
                                                              -----------
                                                               (1,568,812)
                                                              -----------
                                                              $11,838,675
                                                              ===========

                            See accompanying notes.

         5104

                           YORKTOWN TOWERS ASSOCIATES

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Revenues:
  Rental income.............................................   $3,438,526
  Other income..............................................      295,167
                                                               ----------
          Total revenues....................................    3,733,693
                                                               ----------
Expenses:
  Operating.................................................    1,048,416
  General and administrative................................      110,703
  Property management fees..................................      172,310
  Maintenance...............................................      347,952
  Depreciation..............................................      545,288
  Interest..................................................    1,322,766
  Property taxes............................................      416,496
                                                               ----------
          Total expenses....................................    3,963,931
                                                               ----------
Loss before extraordinary gain on forgiveness of debt.......     (230,238)
Extraordinary gain on forgiveness of debt (Note B)..........      254,122
                                                               ----------
          Net income........................................   $   23,884
                                                               ==========

                            See accompanying notes.

         5105

                           YORKTOWN TOWERS ASSOCIATES

                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

                                                          GENERAL      LIMITED
                                                          PARTNERS    PARTNERS        TOTAL
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1994..................  $(44,268)  $(1,548,428)  $(1,592,696)
  Net income for the year ended December 31, 1995.......        --        23,884        23,884
                                                          --------   -----------   -----------
Partners' deficit at December 31, 1995..................  $(44,268)  $(1,524,544)  $(1,568,812)
                                                          ========   ===========   ===========

                            See accompanying notes.

         5106

                           YORKTOWN TOWERS ASSOCIATES

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Cash flows from operating activities
  Net income................................................   $   23,884
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................      545,288
     Amortization of loan costs.............................       75,436
     Extraordinary gain on forgiveness of debt..............     (254,122)
     Changes in assets and liabilities:
       Restricted cash......................................           --
       Accounts receivable..................................        6,337
       Escrows for taxes....................................     (169,878)
       Other assets.........................................           --
       Accounts payable.....................................       82,608
       Tenant security deposit liabilities..................       12,577
       Other liabilities....................................       (5,335)
                                                               ----------
          Net cash provided by operating activities.........      316,795
                                                               ----------
Cash flows from investing activities
  Property improvements and replacements....................     (206,706)
  Deposits to restricted escrows............................      (20,835)
  Receipts from restricted escrows..........................           --
                                                               ----------
          Net cash used in investing activities.............     (227,541)
                                                               ----------
Cash flows from financing activities
  Payments on mortgage notes payable........................     (538,327)
  Proceeds from long-term borrowing.........................           --
  Loan costs................................................      (12,747)
                                                               ----------
  Net cash (used in) provided by financing activities.......     (551,074)
                                                               ----------
  (Decrease) increase in cash...............................     (461,820)
  Cash at beginning of year.................................    1,004,241
                                                               ----------
  Cash at end of year.......................................   $  542,421
                                                               ==========
Supplemental disclosure of cash flow information
  Cash paid for interest....................................   $1,240,342
                                                               ==========

                            See accompanying notes.

         5107

                           YORKTOWN TOWERS ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

A. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Yorktown Towers Associates ("Partnership") is an Illinois limited partnership organized in November 1981 to acquire and operate residential property located in Lombard, Illinois.

     VMS Realty Investment Ltd. and VMS Realty, Inc., the Partnership's former general partners, withdrew from the Partnership and transferred their partnership interests to MAERIL, Inc., (the "General Partner") an affiliate of Insignia Financial Group, Inc., effective February 23, 1995.

  Allocation of Profits, Gains, Losses and Cash Distributions

     Pursuant to the terms of the Partnership Agreement, losses will be allocated 99% to the Limited Partners and 1% to the General Partners. Profits will be allocated in accordance with distributions of cash flow (as described below). Profits from the sale, exchange or other distribution of the Partnership's property will be allocated to the General Partners in an amount equal to the greater of 1% of such profits or the amount of cash distributable to the General Partners from any such sale or refinancing (as described below). Losses from the sale, exchange or other distribution of the Partnership property will be allocated 1% to the General Partners. The remaining sale, exchange or other distribution profits and losses will be allocated to the Limited Partners.

     Distributions of cash flow of the Partnership will be allocated first to the Limited Partners in an amount ranging from 5% to 14% per annum on a non-cumulative basis of their aggregate capital contributions, and the balance 66 2/3% to the Limited Partners and 33 1/3% to the General Partners. Distributions of proceeds arising from the sale or refinancing of the Partnership property will be allocated 66 2/3% to the Limited Partners and 33 1/3% to the General Partners. However, all such distributions to the General Partners are subordinated to the Limited Partners' receipt of their capital, plus the stipulated return thereon.

  Escrows for Taxes

     All escrow funds are currently held by the Partnership and are designated for the payment of real estate taxes.

  Loan Costs

     Loan costs of $538,337 are included in "Other assets" and are being amortized on a straight-line basis over the life of the loan. Accumulated amortization at December 31, 1995 is $93,589.

  Depreciation

     Depreciation is computed utilizing the straight-line method over an estimated useful life of 10 to 40 years for buildings and improvements and 5 years for furniture and fixtures.

  Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity when purchased of three months or less to be cash equivalents. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

  Leases

     The Partnership generally leases apartment units for twelve-month terms or less.

         5108
                           YORKTOWN TOWERS ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Restricted Escrows

     1) Capital Improvement Reserves

     At the time of the refinancing of the mortgage note payable, $364,500 of the proceeds were designated for "capital improvement escrows" for certain capital improvements. At December 31, 1995, the balance in the escrow was $379,615, which includes interest earned on these funds. Upon completion of the scheduled property improvements, any excess will be returned to the property for operations.

     2) Replacement Reserve Account

     In addition to the Capital Improvement Reserves, replacement reserves of $147,200 were established with the refinancing proceeds. These funds were established to cover necessary repairs and replacements of existing improvements, debt service, out-of-pocket expenses incurred for ordinary and necessary administrative tasks, and payment of real property taxes and insurance premiums. At December 31, 1995, the balance was $152,106.

  Tenant Security Deposits

     The Partnership requires security deposits from all lessees for the duration of the lease. Deposits are refunded when the tenant vacates the apartment if there has been no damage to the unit.

  Investment Properties

     Prior to 1995, the investment property was carried at the lower of cost or estimated fair value, which was determined using the higher of the property's non-recourse debt amount, when applicable, or the net operating income of the investment property capitalized at a rate deemed reasonable for the type of property. In 1995 the Partnership adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. The effect of adoption was not material.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Advertising Costs

     Advertising costs, $62,803 in 1995, are charged to expense as they are incurred and are included in operating expenses.

  Fair Value

     In 1995, the Partnership implemented Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," which requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The carrying amount of the Partnership's cash and cash equivalents approximates fair value due to short-term maturities. The Partnership estimates the fair value of its fixed rate mortgage by discounted cash flow analysis, based on estimated borrowing rates currently available to the Partnership. The carrying value of the mortgage approximates its estimated fair value.

         5109
                           YORKTOWN TOWERS ASSOCIATES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

B. NOTES PAYABLE

     During 1995, the Partnership's subordinated note payable was extinguished upon the Partnership's final payment of $464,228. The Partnership recognized an extraordinary gain on extinguishment of $254,122 due to forgiveness of debt.

     The principal terms of the refinanced mortgage note payable are as follows:

                                  MONTHLY                                  PRINCIPAL     PRINCIPAL
                                  PAYMENT     STATED                        BALANCE      BALANCE AT
                                 INCLUDING   INTEREST                       DUE AT      DECEMBER 31,
           PROPERTY              INTEREST      RATE      MATURITY DATE     MATURITY         1995
           --------              ---------   --------   ---------------   -----------   ------------
Yorktown Towers................  $109,520     9.94%     October 1, 2001   $11,953,962   $12,564,473

     The mortgage note payable is non-recourse to the Partnership and is secured by pledge of the investment property and by pledge of revenues from the property. The note may be repaid prior to maturity, including a prepayment penalty of a minimum of 1% of the outstanding balance. It may not be repaid prior to October 15, 1997.

     Scheduled principal payments of the mortgage note payable for the five years subsequent to December 31, 1995, are as follows:

1996....................................................  $    81,508
1997....................................................       89,900
1998....................................................       99,156
1999....................................................      109,365
2000....................................................      120,626
Thereafter..............................................   12,063,918
                                                          -----------
                                                          $12,564,473
                                                          ===========

C. TRANSACTIONS WITH AFFILIATED PARTIES

     The Partnership has no employees and is dependent on the General Partner and its affiliates for the management and administration of all Partnership activities. The partnership agreement provides for payments to affiliates of the General Partner for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.

     The following payments were paid to the affiliates of the General Partners in 1995 and 1994:

                                                               1995
                                                              -------
Affiliates of MAERIL, Inc.:
  Property management fees..................................  $66,229
  Reimbursement for services of affiliates..................   92,702
Affiliates of VMS Realty Investment Ltd.:
  Asset management fees.....................................   11,607

D. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT

     On March 17, 1998, Insignia Financial Group, Inc., an affiliate of the corporate general partner of the Partnership, entered into an agreement to merge its national residential property management operations and is controlling interest in Insignia Properties Trust, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The merger was completed effective October 1, 1998, and accordingly, as of that date AIMCO acquired the corporate general partner and the company that manages the Partnership.
         5110

                                                                    APPENDIX A-1

                    OPINION OF ROBERT A. STANGER & CO., INC.

                          PRELIMINARY FORM OF OPINION

AIMCO Properties, L.P.
1873 South Bellaire -- Suite 1700
Denver, Colorado 80222

Re:  [                         ]

Gentlemen:

     You have advised us that AIMCO Properties, L.P. (the "Purchaser"), a subsidiary of Apartment Investment and Management Company ("AIMCO"), which directly or indirectly owns the general partner (the "General Partner") of
[                                        ] (the "Partnership") (the Purchaser,
AIMCO, the General Partner and other affiliates and subsidiaries of AIMCO are referred to herein collectively as the "Company"), is contemplating a transaction (the "Offer") in which a minority of the outstanding limited partnership interests in the Partnership (the "Units") will be acquired by the
Purchaser in exchange for an offer price per Unit of $       in cash, or
Common OP Units of the Purchaser, or        Preferred OP Units of the Purchaser,
or a combination of any of such forms of consideration. The limited partners of the Partnership (the "Limited Partners") will have the choice to maintain their current interest in the Partnership or exchange their Units for any or a combination of such forms of consideration. The amount of cash, Common OP Units or Preferred OP Units offered per Unit is referred to herein as the "Offer Price."

     You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide its opinion as to whether the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

     Since its founding in 1978, Stanger and its affiliates have provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

     Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets.

     In the course of our analysis for rendering this opinion, we have, among other things:

          1. Reviewed a draft of the Prospectus Supplement related to the Offer in a form management has represented to be substantially the same as will be distributed to the Limited Partners;

          2. Reviewed the Partnership's financial statements for the years ended December 31, 1995, 1996 and 1997, and for the period ending June 30, 1998, which the Partnership's management has indicated to be the most current available financial statements;

          3. Reviewed descriptive information concerning the property owned by the Partnership (the "Property"), including location, number of units and unit mix, age, amenities and land acreage;

          4. Reviewed summary historical operating statements for the Property, for the years ended December 31, 1996 and 1997, and the six months ending June 30, 1998;
         5111

          5. Reviewed the 1998 operating budget for the Property prepared by the Partnership's management;

          6. [Reviewed multi-year operating projections for the Property and the Partnership prepared by the Partnership's management, including revenues and expenses, net operating income, occupancy, capital improvements, debt service, residual value, and, in the case of the Partnership, general and administrative expenses and cash distributions to the General Partners and the Limited Partners;]

          7. [Reviewed internal analysis prepared by the Partnership of the estimated current net liquidation value of the Partnership per Unit of limited partnership interest;]

          8. Discussed with management market conditions for the Property; conditions in the market for sales/acquisitions of properties similar to that owned by the Partnership; historical, current and expected operations and performance of the Property and the Partnership; the physical condition of the Property including any deferred maintenance; and other factors influencing value of the Property and the Partnership;

          9. Performed a site inspection of the Property;

          10. Reviewed data and discussed with local sources real estate rental market conditions in the market of the Property, and reviewed available information relating to acquisition criteria for income-producing properties similar to the Property;

          11. Reviewed information provided by the Company relating to debt encumbering the Property;

          12. [Reviewed any bids received for the Property or publicly disclosed tender offers for the Units during the past two years;] and

          13. Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial information and management reports and data, and all other reports and information contained in the Prospectus Supplement or that were provided, made available or otherwise communicated to us by the Partnership and the Company. We have not performed an independent appraisal, engineering study or environmental study of the assets and liabilities of the Partnership. We have relied upon the representations of the Partnership and the Company concerning, among other things, any environmental liabilities, deferred maintenance and estimated capital expenditures and replacement reserve requirements, the determination and valuation of non-real estate assets and liabilities of the Partnership, the terms and conditions of any debt encumbering the Property, the allocation of net Partnership values between the General Partner, Special Limited Partner and Limited Partners, and the transaction costs and fees associated with a sale of the Property. We have also relied upon the assurance of the Partnership and the Company that any financial statements, projections, capital expenditure estimates, debt summaries, value estimates and other information contained in the Prospectus Supplement or otherwise provided or communicated to us were reasonably prepared and adjusted on bases consistent with actual historical experience, are consistent with the terms of the Partnership Agreement, and reflect the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Property or other information reviewed between the date such information was provided and date of this letter; that the Partnership and the Company are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading; that the highest and best use of the Property is as improved; and that all calculations were made in accordance with the terms of the Partnership Agreement.

     In addition, you have advised us that upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted and that the Partnership and the Company do not have any present plans, proposals or intentions which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation involving the Partnership; a sale of the Partnership's Property or the sale or transfer of a material amount of the Partnership's other assets; any changes to the Partnership's senior management or personnel or their compensation; any changes in the

         5112

Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business.

     We have not been requested to, and therefore did not: (i) select the Offer Price or the method of determining the Offer Price in connection with the Offer;
(ii) make any recommendation to the Partnership or its partners with respect to whether to accept or reject the Offer or whether to accept the cash, Preferred OP Units or Common OP Units if the Offer is accepted; (iii) solicit any third party indications of interest in acquiring the assets of the Partnership or all or any part of the Partnership; or (iv) express any opinion as to (a) the tax consequences of the proposed Offer to the Limited Partners, (b) the terms of the Partnership Agreement or of any agreements or contracts between the Partnership and the Company, (c) the Company's business decision to effect the Offer or alternatives to the Offer, (d) the amount of expenses relating to the Offer or their allocation between the Company and the Partnership or tendering Limited Partners; (e) the relative value of the cash, Preferred OP Units or Common OP Units to be issued in connection with the Offer; and (f) any adjustments made to determine the Offer price and the net amounts distributable to the Limited Partners, including but not limited to, balance sheet adjustments to reflect the Partnership's estimate of the value of current net working capital balances, reserve accounts, and liabilities, and adjustments to the Offer Price for distributions made by the Partnership subsequent to the date of the initial Offer. We are not expressing any opinion as to the fairness of any terms of the Offer other than the Offer Price for the Units.

     Our opinion is based on business, economic, real estate and capital market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Offer in the context of information available as of the date of our analysis. Events occurring after that date could affect the assumptions used in preparing the opinion.

     The summary of the opinion set forth in the Prospectus Supplement does not purport to be a complete description of the analyses performed, or the matters considered, in rendering our opinion. The analyses and the summary set forth must be considered as a whole, and selecting portions of such summary or analyses, without considering all factors and analyses, would create an incomplete view of the processes underlying this opinion. In rendering this opinion, judgment was applied to a variety of complex analyses and assumptions. The assumptions made, and the judgments applied, in rendering the opinion are not readily susceptible to partial analysis or summary description. The fact that any specific analysis is referred to in the Prospectus Supplement is not meant to indicate that such analysis was given greater weight than any other analysis.

     Based upon and subject to the foregoing, it is our opinion that as of the date of this letter the Offer Price is fair to the Limited Partners of the Partnership from a financial point of view.

                                            Yours truly,

                                            Robert A. Stanger & Co., Inc.

Shrewsbury, New Jersey
September   , 1998

         5113

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

AIMCO

     AIMCO's Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIMCO or its stockholders to obtain other relief, such as an injunction or rescission.

     AIMCO's Charter and Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

THE AIMCO OPERATING PARTNERSHIP

     The AIMCO Operating Partnership Agreement requires the AIMCO Operating Partnership to indemnify its directors and officers (each an "Indemnitee") to the fullest extent authorized by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the AIMCO Operating Partnership. Such indemnification continues after the Indemnitee ceases to be a director or officer. The right to indemnification includes the right to be paid by the AIMCO Operating Partnership the expenses incurred in defending any proceeding in advance of its final disposition upon the delivery of an undertaking by or on behalf of the Indemnitee to repay all amounts

         5114

advanced if a final judicial decision is rendered that such Indemnitee did not meet the standard of conduct permitting indemnification under the AIMCO Operating Partnership Agreement or applicable law.

     The Partnership maintains insurance, at its expense, to protect against any liability or loss, regardless of whether any director or officer is entitled to indemnification under the AIMCO Operating Partnership Agreement or applicable law.

ITEM 21. EXHIBITS.

     (a)


             *4.1           -- Specimen certificate for Class A Common Stock.
             *4.2           -- Specimen certificate for Common OP Unit.
            **5.1           -- Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock and Preferred Stock offered
                               hereby.
            **5.2           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding the validity of the Common OP Units and the
                               Preferred OP Units offered hereby.
            **8.1           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding tax matters.
          ***12.1           -- Calculation of ratio of earnings to fixed charges.
          ***12.2           -- Calculation of ratio of earnings to combined fixed
                               charges and preferred stock dividends.
        *****23.1           -- Consent of Ernst & Young LLP, Denver, Colorado.
        *****23.2           -- Consent of Ernst & Young LLP, Chicago, Illinois.
        *****23.3           -- Consent of Ernst & Young LLP, Greenville, South Carolina.
        *****23.4           -- Consent of Ernst & Young LLP, Indianapolis, Indiana.
        *****23.5           -- Consent of Arthur Andersen LLP.
           **23.6           -- Consent of Piper & Marbury L.L.P. (included in opinion
                               filed as Exhibit 5.1).
           **23.7           -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                               (included in opinion filed as Exhibit 5.2).
             23.8           -- Consents of KPMG Peat Marwick LLP:
         ****23.8.1         -- Baywood Partners, Ltd.
         ****23.8.2         -- Burgundy Court Associates, L.P.
         ****23.8.3         -- Catawba Club Associates, L.P.
         ****23.8.4         -- Georgetown of Columbus Associates, L.P.
         ****23.8.5         -- La Colina Partners, Ltd.
         ****23.8.6         -- Lake Eden Associates, L.P.
         ****23.8.7         -- Landmark Associates, Ltd.
         ****23.8.8         -- Northbrook Apartments, Ltd.
         ****23.8.9         -- Shaker Square, L.P.
         ****23.8.10        -- Thurber Manor Associates, Limited Partnership.
         ****23.8.11        -- Quail Run Associates, L.P.
         ****23.8.12        -- Sycamore Creek Associates, L.P.
         ****23.9           -- Consent of Portock, Bye & Co. (Brampton Associates
                               Partnership).
             23.10          -- Consents of Ernst & Young LLP, Greenville:
         ****23.10.1        -- Rivercreek Apartments Limited Partnership.
         ****23.10.2        -- Calmark Heritage Park II Ltd.
         ****23.10.3        -- Yorktown Towers Associates.
         ****23.10.4        -- Shannon Manor Apartments, a Limited Partnership.
         ****23.10.5        -- Woodmere Associates, L.P.
         ****23.10.6        -- Salem Arms of Augusta Limited Partnership.
         ****23.10.7        -- Coastal Commons Limited Partnership.

         5115


         ****23.10.8      -- Snowden Village Associates, L.P.
         ****23.10.9      -- Sharon Woods, L.P.
         ****23.10.10     -- Rivercrest Apartments, Limited.
         ****23.11        -- Consent of Deloitte & Touche (Cedar-Tree Investors Limited Partnership and Wingfield
                             Investors Limited Partnership).
         ****23.12        -- Consents of Reznick Fedder & Silverman (Burnsville Apartments, LP (Minneapolis
                             Associates II Limited Partnership), Chestnut Hill Associates Limited Partnership, DFW
                             Apartment Investors Limited Partnership, DFW Residential Investors Limited Partnership,
                             Olde Mill Investors Limited Partnership, Park Towne Place Associates Limited
                             Partnership and Texas Residential Investors Limited Partnership, Winthrop Apartment
                             Investors Limited Partnership).
         ****23.13        -- Consent of Barry S. Fishman & Associates (Ravensworth Associates Limited Partnership).
             23.14        -- Consents of Imowitz Koenig LLP:
         ****23.14.1      -- Winthrop Apartment Investors Limited Partnership.
         ****23.14.2      -- Winrock -- Houston Limited Partnership.
        *****24.1         -- Power of Attorney for Apartment Investment and Management Company.
        *****24.2         -- Power of Attorney for AIMCO Properties, L.P.


---------------

     * Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994.

   **  To be filed by amendment.

  ***  Incorporated by reference from AIMCO's Form 8-K filed on July 2, 1998.

 ****  Filed herewith.

*****  Previously filed.

   (b) Financial Statement Schedules
       Not Applicable.

   (c) Report, opinion or appraisal
       To be included in Prospectus Supplement.

         5116

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other

         5117

equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) The undersigned registrants hereby undertake to not issue securities under this registration statement in order to effect any "roll-up transaction" (as such term in defined in paragraph (c) of Item 901 of Regulation S-K). Furthermore, the undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning an offer to purchase partnership interests in exchange for securities issued under this registration statement, prior to commencing such an offer, if pursuant to the provisions of subparagraph (iv), (vii) or (viii) of paragraph (c)(2) of Item 901 of Regulation S-K, such offer fails to constitute a roll-up transaction.

         5118

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Apartment Investment and Management Company has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 5th day of October, 1998.


                                            APARTMENT INVESTMENT AND
                                              MANAGEMENT COMPANY

                                            By:     /s/ TERRY CONSIDINE
                                              ----------------------------------
                                                       Terry Considine,
                                                 Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ TERRY CONSIDINE                   Chairman and Chief             October 5, 1998
-----------------------------------------------------    Executive Officer
                   Terry Considine

               /s/ PETER K. KOMPANIEZ*                 Vice Chairman and President    October 5, 1998
-----------------------------------------------------
                 Peter K. Kompaniez

                 /s/ TROY D. BUTTS*                    Senior Vice President and      October 5, 1998
-----------------------------------------------------    Chief Financial Officer
                    Troy D. Butts

               /s/ RICHARD S. ELLWOOD*                 Director                       October 5, 1998
-----------------------------------------------------
                 Richard S. Ellwood

                /s/ J. LANDIS MARTIN*                  Director                       October 5, 1998
-----------------------------------------------------
                  J. Landis Martin

                /s/ THOMAS L. RHODES*                  Director                       October 5, 1998
-----------------------------------------------------
                  Thomas L. Rhodes

                 /s/ JOHN D. SMITH*                    Director                       October 5, 1998
-----------------------------------------------------
                    John D. Smith

              *By: /s/ TERRY CONSIDINE
  ------------------------------------------------
        Terry Considine, as Attorney-in-Fact
          for each of the persons indicated

         5119

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, AIMCO Properties, L.P. has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 5th day of October, 1998.


                                            AIMCO PROPERTIES, L.P.

                                            By: AIMCO-GP, INC.
                                              its General Partner

                                            By:     /s/ TERRY CONSIDINE
                                              ----------------------------------
                                                       Terry Considine,
                                                 Chairman and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ TERRY CONSIDINE                   Chairman and Chief             October 5, 1998
-----------------------------------------------------    Executive Officer
                   Terry Considine

               /s/ PETER K. KOMPANIEZ*                 Vice Chairman and President    October 5, 1998
-----------------------------------------------------
                 Peter K. Kompaniez

                 /s/ TROY D. BUTTS*                    Senior Vice President and      October 5, 1998
-----------------------------------------------------    Chief Financial Officer
                    Troy D. Butts

              *By: /s/ TERRY CONSIDINE
  ------------------------------------------------
      Terry Considine, as Attorney-in-Fact for
            each of the persons indicated

         5120

                               INDEX TO EXHIBITS


         EXHIBIT
          NUMBER                                    DESCRIPTION
         -------                                    -----------
             *4.1           -- Specimen certificate for Class A Common Stock.
             *4.2           -- Specimen certificate for Common OP Unit.
            **5.1           -- Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock and Preferred Stock offered
                               hereby.
            **5.2           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding the validity of the Common OP Units and the
                               Preferred OP Units offered hereby.
            **8.1           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                               regarding tax matters.
          ***12.1           -- Calculation of ratio of earnings to fixed charges.
          ***12.2           -- Calculation of ratio of earnings to combined fixed
                               charges and preferred stock dividends.
        *****23.1           -- Consent of Ernst & Young LLP, Denver, Colorado.
        *****23.2           -- Consent of Ernst & Young LLP, Chicago, Illinois.
        *****23.3           -- Consent of Ernst & Young LLP, Greenville, South Carolina.
        *****23.4           -- Consent of Ernst & Young LLP, Indianapolis, Indiana.
        *****23.5           -- Consent of Arthur Andersen LLP.
           **23.6           -- Consent of Piper & Marbury L.L.P. (included in opinion
                               filed as Exhibit 5.1).
           **23.7           -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                               (included in opinion filed as Exhibit 5.2).
             23.8           -- Consents of KPMG Peat Marwick LLP:
         ****23.8.1         -- Baywood Partners, Ltd.
         ****23.8.2         -- Burgundy Court Associates, L.P.
         ****23.8.3         -- Catawba Club Associates, L.P.
         ****23.8.4         -- Georgetown of Columbus Associates, L.P.
         ****23.8.5         -- La Colina Partners, Ltd.
         ****23.8.6         -- Lake Eden Associates, L.P.
         ****23.8.7         -- Landmark Associates, Ltd.
         ****23.8.8         -- Northbrook Apartments, Ltd.
         ****23.8.9         -- Shaker Square, L.P.
         ****23.8.10        -- Thurber Manor Associates, Limited Partnership.
         ****23.8.11        -- Quail Run Associates, L.P.
         ****23.8.12        -- Sycamore Creek Associates, L.P.
         ****23.9           -- Consent of Portock, Bye & Co. (Brampton Associates
                               Partnership).
             23.10          -- Consents of Ernst & Young LLP, Greenville:
         ****23.10.1        -- Rivercreek Apartments Limited Partnership.
         ****23.10.2        -- Calmark Heritage Park II Ltd.
         ****23.10.3        -- Yorktown Towers Associates.
         ****23.10.4        -- Shannon Manor Apartments, a Limited Partnership.
         ****23.10.5        -- Woodmere Associates, L.P.
         ****23.10.6        -- Salem Arms of Augusta Limited Partnership.
         ****23.10.7        -- Coastal Commons Limited Partnership.
         ****23.10.8        -- Snowden Village Associates, L.P.

         5121


           EXHIBIT
            NUMBER                                  DESCRIPTION
           -------                                  -----------
         ****23.10.9        -- Sharon Woods, L.P.
         ****23.10.10       -- Rivercrest Apartments, Limited.
         ****23.11          -- Consent of Deloitte & Touche (Cedar-Tree Investors
                               Limited Partnership and Wingfield Investors Limited
                               Partnership).
         ****23.12          -- Consents of Reznick Fedder & Silverman (Burnsville
                               Apartments, LP (Minneapolis Associates II Limited
                               Partnership), Chestnut Hill Associates Limited
                               Partnership, DFW Apartment Investors Limited Partnership,
                               DFW Residential Investors Limited Partnership, Olde Mill
                               Investors Limited Partnership, Park Towne Place
                               Associates Limited Partnership and Texas Residential
                               Investors Limited Partnership, Winthrop Apartment
                               Investors Limited Partnership).
         ****23.13          -- Consent of Barry S. Fishman & Associates (Ravensworth
                               Associates Limited Partnership).
             23.14          -- Consents of Imowitz Koenig LLP:
         ****23.14.1        -- Winthrop Apartment Investors Limited Partnership.
         ****23.14.2        -- Winrock -- Houston Limited Partnership.
        *****24.1           -- Power of Attorney for Apartment Investment and Management
                               Company.
        *****24.2           -- Power of Attorney for AIMCO Properties, L.P.


---------------

     * Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994.

   **  To be filed by amendment.

  ***  Incorporated by reference from AIMCO's Form 8-K filed on July 2, 1998.

 ****  Filed herewith.

*****  Previously filed.